As filed with the Securities and Exchange Commission on March 5, 2021

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-4

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

ENERGY TRANSFER LP

(Exact Name of Registrant as Specified in Its Charter)

Delaware	4922	30-0108820
(State of Incorporation)	(Primary Standard Industrial Classification Code Number)	(IRS Employer Identification No.)

8111 Westchester Drive, Suite 600

Dallas, Texas 75225

(214) 981-0700

(Address, including Zip Code, and Telephone Number, including Area Code, of Registrant’s Principal Executive Offices)

Thomas E. Long

Co-Chief Executive Officer

Energy Transfer LP

8111 Westchester Drive, Suite 600

Dallas, Texas 75225

(214) 981-0700

(Name, Address, including Zip Code, and Telephone Number, including Area Code, of Agent for Service)

With a copy to:

William N. Finnegan IV

Kevin M. Richardson

Latham & Watkins LLP

811 Main Street, Suite 3700

Houston, Texas 77002

Phone: (713) 546-5400

Approximate date of commencement of proposed sale of the securities to the public: As soon as practicable after this registration statement is declared effective and upon consummation of the merger described in the enclosed prospectus.

If the securities being registered on this form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, please check the following box.  ☐

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act of 1933, as amended (the “Securities Act”), check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐	Smaller reporting company	☐

		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐

If applicable, place an X in the box to designate the appropriate rule provision relied upon in conducting this transaction:

Exchange Act Rule 13e-4(i) (Cross-Border Issuer Tender Offer)	☐
Exchange Act Rule 14d-1(d) (Cross-Border Third-Party Tender Offer)	☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to Be Registered	Amount to be Registered	Proposed Maximum Offering Price Per Unit	Proposed Maximum Aggregate Offering Price(1)	Amount of Registration Fee(3)
6.250% Series A Fixed-to-Floating Rate Cumulative Redeemable Perpetual Preferred Units	950,000	N/A	$950,000,000	$103,645
6.625% Series B Fixed-to-Floating Rate Cumulative Redeemable Perpetual Preferred Units	550,000	N/A	$550,000,000	$60,005
7.375% Series C Fixed-to-Floating Rate Cumulative Redeemable Perpetual Preferred Units	18,000,000	N/A	$450,000,000	$49,095
7.625% Series D Fixed-to-Floating Rate Cumulative Redeemable Perpetual Preferred Units	17,800,000	N/A	$445,000,000	$48,550
7.600% Series E Fixed-to-Floating Rate Cumulative Redeemable Perpetual Preferred Units	32,000,000	N/A	$800,000,000	$87,280
6.750% Series F Fixed-Rate Reset Cumulative Redeemable Perpetual Preferred Units	500,000	N/A	$500,000,000	$54,550
7.125% Series G Fixed-Rate Reset Cumulative Redeemable Perpetual Preferred Units	1,100,000	N/A	$1,100,000,000	$120,010

(1)

Represents the maximum number of 6.250% Series A Fixed-to-Floating Rate Cumulative Redeemable Perpetual Preferred Units (“ET Series A Preferred Units”), 6.625% Series B Fixed-to-Floating Rate Cumulative Redeemable Perpetual Preferred Units (“ET Series B Preferred Units”), 7.375% Series C Fixed-to-Floating Rate Cumulative Redeemable Perpetual Preferred Units (“ET Series C Preferred Units”), 7.625% Series D Fixed-to-Floating Rate Cumulative Redeemable Perpetual Preferred Units (“ET Series D Preferred Units”), 7.600% Series E Fixed-to-Floating Rate Cumulative Redeemable Perpetual Preferred Units (“ET Series E Preferred Units”), 6.750% Series F Fixed-Rate Reset Cumulative Redeemable Perpetual Preferred Units (“ET Series F Preferred Units”) and 7.125% Series G Fixed-Rate Reset Cumulative Redeemable Perpetual Preferred Units (“ET Series G Preferred Units”) representing limited partner interests in Energy Transfer LP, the registrant, issuable upon completion of the merger with Energy Transfer Operating, L.P. described herein.

(2)

Pursuant to Rules 457(c), 457(f)(1) and 457(f)(3) promulgated under the Securities Act and solely for the purpose of calculating the registration fee, the proposed aggregate maximum offering price is (a) with respect to ET Series A Preferred Units, the product of (x) $1,000 (the redemption price of ET Series A Preferred Units) and (y) 950,000 ET Series A Preferred Units, (b) with respect to ET Series B Preferred Units, the product of (x) $1,000 (the redemption price of ET Series B Preferred Units) and (y) 550,000 ET Series B Preferred Units, (c) with respect to ET Series C Preferred Units, the product of (x) $25 (the redemption price of ET Series C Preferred Units) and (y) 18,000,000 ET Series C Preferred Units, (d) with respect to ET Series D Preferred Units, the product of (x) $25 (the redemption price of ET Series D Preferred Units) and (y) 17,800,000 ET Series D Preferred Units, (e) with respect to ET Series E Preferred Units, the product of (x) $25 (the redemption price of ET Series E Preferred Units) and (y) 32,000,000 ET Series E Preferred Units, (f) with respect to ET Series F Preferred Units, the product of (x) $1,000 (the redemption price of ET Series F Preferred Units) and (y) 500,000 ET Series F Preferred Units and (g) with respect to ET Series G Preferred Units, the product of (x) $1,000 (the redemption price of ET Series G Preferred Units) and (y) 1,100,000 ET Series G Preferred Units.

(3)	Calculated by multiplying the proposed maximum aggregate offering price by 0.0001091.

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus may be changed. These securities may not be sold until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

PRELIMINARY PROSPECTUS—SUBJECT TO COMPLETION—DATED MARCH 5, 2021.

We Are Not Asking You for a Proxy and

You are Requested Not To Send Us a Proxy

On March 5, 2021, Energy Transfer LP, a Delaware limited partnership (“ET”), entered into an Agreement and Plan of Merger (the “Merger Agreement”) with ETO Merger Sub LLC, a Delaware limited liability company and a wholly owned subsidiary of ET (“Merger Sub”), and Energy Transfer Operating, L.P., a Delaware limited partnership and subsidiary of ET (“ETO”), pursuant to which Merger Sub will merge with and into ETO (the “Merger”), with ETO surviving the merger as a wholly owned subsidiary of ET. As a result of the Merger:

•

each 6.250% Series A Fixed-to-Floating Rate Cumulative Redeemable Perpetual Preferred Unit, liquidation preference $1,000 per unit, representing a limited partner interest in ETO (the “ETO Series A Preferred Units”) issued and outstanding immediately prior to the effective time of the Merger will be converted into the right to receive one newly issued preferred unit representing a limited partner interest in ET designated as a “6.250% Series A Fixed-to-Floating Rate Cumulative Redeemable Perpetual Preferred Unit” and having the same preferences, rights, powers and duties as the ETO Series A Preferred Units (other than any non-substantive differences to reflect the issuance of such securities by ET, as opposed to ETO) (the “ET Series A Preferred Units”);

•

each 6.625% Series B Fixed-to-Floating Rate Cumulative Redeemable Perpetual Preferred Unit, liquidation preference $1,000 per unit, representing a limited partner interest in ETO (the “ETO Series B Preferred Units”) issued and outstanding immediately prior to the effective time of the Merger will be converted into the right to receive one newly issued preferred unit representing a limited partner interest in ET designated as a “6.625% Series B Fixed-to-Floating Rate Cumulative Redeemable Perpetual Preferred Unit” and having the same preferences, rights, powers and duties as the ETO Series B Preferred Units (other than any non-substantive differences to reflect the issuance of such securities by ET, as opposed to ETO) (the “ET Series B Preferred Units”);

•

each 7.375% Series C Fixed-to-Floating Rate Cumulative Redeemable Perpetual Preferred Unit, liquidation preference $25 per unit, representing a limited partner interest in ETO (the “ETO Series C Preferred Units”) issued and outstanding immediately prior to the effective time of the Merger will be converted into the right to receive one newly issued preferred unit representing a limited partner interest in ET designated as a “7.375% Series C Fixed-to-Floating Rate Cumulative Redeemable Perpetual Preferred Unit” and having the same preferences, rights, powers and duties as the ETO Series C Preferred Units (other than any non-substantive differences to reflect the issuance of such securities by ET, as opposed to ETO) (the “ET Series C Preferred Units”);

•

each 7.625% Series D Fixed-to-Floating Rate Cumulative Redeemable Perpetual Preferred Unit, liquidation preference $25 per unit, representing a limited partner interest in ETO (the “ETO Series D Preferred Units”) issued and outstanding immediately prior to the effective time of the Merger will be converted into the right to receive one newly issued preferred unit representing a limited partner interest in ET designated as a “7.625% Series D Fixed-to-Floating Rate Cumulative Redeemable Perpetual Preferred Unit” and having the same preferences, rights, powers and duties as the ETO Series D Preferred Units (other than any non-substantive differences to reflect the issuance of such securities by ET, as opposed to ETO) (the “ET Series D Preferred Units”);

•

each 7.600% Series E Fixed-to-Floating Rate Cumulative Redeemable Perpetual Preferred Unit, liquidation preference $25 per unit, representing a limited partner interest in ETO (the “ETO Series E Preferred Units” and, together with the ETO Series C Preferred Units and the ETO Series D Preferred Units, the “Retail ETO Preferred Units”) issued and outstanding immediately prior to the effective time of the Merger will be converted into the right to receive one newly issued preferred unit representing a limited partner interest in ET designated as a “7.600% Series E Fixed-to-Floating Rate Cumulative

Redeemable Perpetual Preferred Unit” and having the same preferences, rights, powers and duties as the ETO Series E Preferred Units (other than any non-substantive differences to reflect the issuance of such securities by ET, as opposed to ETO) (the “ET Series E Preferred Units” and, together with the ET Series C Preferred Units and the ET Series D Preferred Units, the “Retail ET Preferred Units”);

•

each 6.750% Series F Fixed-Rate Reset Cumulative Redeemable Perpetual Preferred Unit, liquidation preference $1,000 per unit, representing a limited partner interest in ETO (the “ETO Series F Preferred Units”) issued and outstanding immediately prior to the effective time of the Merger will be converted into the right to receive one newly issued preferred unit representing a limited partner interest in ET designated as a “6.750% Series F Fixed-Rate Reset Cumulative Redeemable Perpetual Preferred Unit” and having the same preferences, rights, powers and duties as the ETO Series F Preferred Units (other than any non-substantive differences to reflect the issuance of such securities by ET, as opposed to ETO) (the “ET Series F Preferred Units”); and

•

each 7.125% Series G Fixed-Rate Reset Cumulative Redeemable Perpetual Preferred Unit, liquidation preference $1,000 per unit, representing a limited partner interest in ETO (the “ETO Series G Preferred Units” and, together with the ETO Series A Preferred Units, the ETO Series B Preferred Units and the ETO Series F Preferred Units, the “Institutional ETO Preferred Units” and, together with the Retail ETO Preferred Units, the “ETO Preferred Units”) issued and outstanding immediately prior to the effective time of the Merger will be converted into the right to receive one newly issued preferred unit representing a limited partner interest in ET designated as a “7.125% Series G Fixed-Rate Reset Cumulative Redeemable Perpetual Preferred Unit” and having the same preferences, rights, powers and duties as the ETO Series G Preferred Units (other than any non-substantive differences to reflect the issuance of such securities by ET, as opposed to ETO) (the “ET Series G Preferred Units” and, together with the ET Series A Preferred Units, the ET Series B Preferred Units and the ET Series F Preferred Units, the “Institutional ET Preferred Units” and, together with the Retail ET Preferred Units, the “ET Preferred Units”).

ET, in its capacity as the record and beneficial owner of 100% of the common units representing limited partner interests in ETO (“ETO Common Units”), which constitutes a “Unit Majority” (as defined in the Fifth Amended and Restated Agreement of Limited Partnership of ETO, dated as of October 19, 2018 (as amended to date, the “ETO Partnership Agreement”)), has approved, by written consent, the Merger Agreement and the transactions contemplated thereby, including the Merger. ETP Holdco Corporation, a Delaware corporation and wholly owned subsidiary of ETO (“ETP Holdco”), in its capacity as the record and beneficial owner of 100% of the (i) Class K Units representing limited partner interests in ETO (the “ETO Class K Units”), (ii) Class L Units representing limited partner interests in ETO (the “ETO Class L Units”), (iii) Class M Units representing limited partner interests in ETO (the “ETO Class M Units”) and (iv) Class N Units representing limited partner interests in ETO (the “ETO Class N Units” and, together with the ETO Class K Units, the ETO Class L Units and the ETO Class M Units, the “ETO Hook Units”), has approved, by written consent, the Merger Agreement and the transactions contemplated thereby, including the Merger. No further approval of the limited partners of ETO is required in connection with the Merger.

The ETO Series C Preferred Units, ETO Series D Preferred Units and ETO Series E Preferred Units currently trade on the New York Stock Exchange (the “NYSE”) under the symbols “ETPprC,” “ETPprD” and “ETPprE,” respectively. The Institutional ETO Preferred Units are not currently listed on any securities exchange.

ET plans to issue the ET Preferred Units promptly following the closing of the Merger. ET plans to apply to have the Retail ET Preferred Units listed on the NYSE. Currently, there is no public market for the Retail ET Preferred Units. ET does not intend to apply for the listing of the Institutional ET Preferred Units on any securities exchange or for the quotation of the Institutional ET Preferred Units on any automated dealer quotation system.

This represents a prospectus of ET in connection with the offering of the ET Preferred Units issuable in exchange for the ETO Preferred Units in connection with the Merger. ET and ETO encourage you to read the entire document carefully. In particular, please read the section entitled “Risk Factors” beginning on page 10 of this prospectus for a discussion of risks relevant to the Merger and the ET Preferred Units.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THE ISSUANCE OF ET PREFERRED UNITS OR ANY OTHER TRANSACTIONS DESCRIBED IN THE ACCOMPANYING PROSPECTUS, OR PASSED UPON THE ADEQUACY OR ACCURACY OF THE DISCLOSURE IN THIS DOCUMENT. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

This prospectus is dated                 , 2021.

i

ii

ABOUT THIS DOCUMENT

This document, which forms part of a registration statement on Form S-4 filed with the Securities and Exchange Commission (the “SEC”) by ET (File No. 333-             ), constitutes a prospectus of ET under Section 5 of the Securities Act of 1933, as amended (the “Securities Act”), with respect to the ET Preferred Units to be issued pursuant to the terms of the Merger Agreement. ET and ETO file annual, quarterly and current reports and other information with the SEC under the Securities Exchange Act of 1934, as amended (the “Exchange Act”). Copies of ET’s and ETO’s filings with the SEC are available to you without charge upon written or oral request. You can obtain any of these documents by requesting them in writing or by telephone from ET or ETO at: 8111 Westchester Drive, Suite 600, Dallas, TX 75225, Attention: Investor Relations, Email: InvestorRelations@energytransfer.com.

In order to receive timely delivery of the documents in advance of closing of the Merger, your request should be received no later than                     , 2021. If you request any documents, ET or ETO will mail them to you by first class mail, or another equally prompt means, within one business day after receipt of your request.

You should rely only on the information contained in this prospectus, including each of the annexes. No one has been authorized to provide you with information that is different from that contained in this prospectus, including each of the annexes. This prospectus is dated                     , 2021. The information contained in this prospectus is accurate only as of that date or, in the case of information in a document attached as an annex, as of the date of such document, unless the information specifically indicates that another date applies. Neither the mailing of this prospectus to holders of ETO Preferred Units nor the issuance by ET of ET Preferred Units pursuant to the terms of the Merger Agreement will create any implication to the contrary.

This prospectus does not constitute an offer to sell, or a solicitation of an offer to buy, any securities in any jurisdiction in which or from any person to whom it is unlawful to make any such offer or solicitation in such jurisdiction.

The information concerning ET contained in this prospectus has been provided by ET, and the information concerning ETO contained in this prospectus has been provided by ETO.

QUESTIONS AND ANSWERS

The following section provides brief answers to certain questions that you may have regarding the issuance of ET Preferred Units in exchange for the ETO Preferred Units in connection with the Merger pursuant to the terms of the Merger Agreement. Please note that this section does not address all issues that may be important to you as a holder of ETO Preferred Units (“ETO Preferred Unitholder”). Accordingly, you should carefully read this entire prospectus, including each of the annexes.

Q:	Why am I receiving this prospectus?

A:	ETO Preferred Unitholders are receiving this prospectus in connection with the issuance of the ET Preferred Units in exchange for the ETO Preferred Units pursuant to the terms of the Merger Agreement.

The Merger is part of an internal reorganization that ET is undertaking, whereby each of the ETO Preferred Units will be cancelled and converted into the right to receive one newly issued preferred unit in ET, having the same preferences, rights, powers and duties as the applicable ETO Preferred Unit (other than any non-substantive differences to reflect the issuance of such securities by ET, as opposed to ETO).

Q:	What will happen to ETO as a result of the Merger?

A:	If the Merger is successfully completed, Merger Sub will be merged with and into ETO, with ETO being the surviving entity. ETO will become a wholly owned subsidiary of ET.

Q:	Why are the parties undertaking the Merger?

A:	The parties are undertaking the Merger as part of an internal reorganization to simplify the structure and capitalization of ET and its subsidiaries, including ETO.

Q:	What will holders of ETO Preferred Units be entitled to receive in the Merger?

A:	As a result of the Merger:

•	each ETO Series A Preferred Unit issued and outstanding immediately prior to the effective time of the Merger will be converted into the right to receive one newly issued ET Series A Preferred Unit;

•	each ETO Series B Preferred Unit issued and outstanding immediately prior to the effective time of the Merger will be converted into the right to receive one newly issued ET Series B Preferred Unit;

•	each ETO Series C Preferred Unit issued and outstanding immediately prior to the effective time of the Merger will be converted into the right to receive one newly issued ET Series C Preferred Unit;

•	each ETO Series D Preferred Unit issued and outstanding immediately prior to the effective time of the Merger will be converted into the right to receive one newly issued ET Series D Preferred Unit;

•	each ETO Series E Preferred Unit issued and outstanding immediately prior to the effective time of the Merger will be converted into the right to receive one newly issued ET Series E Preferred Unit;

•

each ETO Series F Preferred Unit issued and outstanding immediately prior to the effective time of the Merger will be converted into the right to receive one newly issued ET Series F Preferred Unit; and

•	each ETO Series G Preferred Unit issued and outstanding immediately prior to the effective time of the Merger will be converted into the right to receive one newly issued ET Series G Preferred Unit.

Each series of ET Preferred Units will have the same preferences, rights, powers and duties as the respective series of ETO Preferred Units exchanged therefor (other than any non-substantive differences to reflect the issuance of such securities by ET, as opposed to ETO).

Q:	What will happen to the other partnership interests in ETO as a result of the Merger?

A:

As a result of the Merger, (i) the ETO Common Units, all of which are owned by ET, will be unchanged and remain outstanding, (ii) the ETO Hook Units, all of which are owned by ETP Holdco, will be converted into the right to receive 675,625,000 newly issued units representing a limited partner interest in ET designated as a “Class B Unit” (the “ET Class B Units”) in the aggregate and (iii) the General Partner Interest (as defined in the ETO Partnership Agreement), which is owned by Energy Transfer Partners GP, L.P., a Delaware limited partnership and the general partner of ETO (“ETO GP”), will be unchanged and remain outstanding.

Q:	Will the preferences, rights, powers and duties of the newly issued ET Preferred Units differ materially from the ETO Preferred Units for which they are exchanged?

A:

No, the ET Preferred Units will have the same preferences, rights, powers and duties as the ETO Preferred Units for which they are exchanged, other than any non-substantive differences to reflect the issuance of such securities by ET, as opposed to ETO.

Q:	Are holders of ETO Preferred Units entitled to vote on the Merger?

A:

No. Holders of ETO Preferred Units do not have the right to vote on or approve the Merger under applicable law, the ETO Partnership Agreement or the Merger Agreement. The only limited partner votes necessary to approve the Merger are (i) the approval by a majority of the outstanding ETO Common Units and (ii) the approval by a majority of the outstanding ETO Hook Units, each of which has already been secured.

Q:	Where will ETO Retail Preferred Units and ET Retail Preferred Units trade after the Merger?

A:

The ETO Retail Preferred Units will no longer be publicly traded following the Merger and will be delisted from the NYSE. The ET Series C Preferred Units, ET Series D Preferred Units and ET Series E Preferred Units are expected to trade on the NYSE under the symbols “            ,” “            “ and “            ,” respectively. ET does not intend to apply for the listing of the Institutional ET Preferred Units on any securities exchange or for the quotation of the Institutional ET Preferred Units on any automated dealer quotation system.

Q:	When will the Merger be completed?

A:

ET and ETO are working to complete the Merger as soon as possible. A number of conditions must be satisfied before ET and ETO can complete the Merger. ET and ETO expect to complete the Merger on or about April 1, 2021. Please read the section entitled “The Merger Agreement—Conditions to the Completion of the Merger” beginning on page 22.

Q:	Are holders of ETO Preferred Units entitled to appraisal or dissenters’ rights?

A:	No. Holders of ETO Preferred Units do not have appraisal or dissenters’ rights under applicable law or under the ETO Partnership Agreement or the Merger Agreement.

Q:	What are the expected U.S. federal income tax consequences to an ETO Preferred Unitholder as a result of the transactions contemplated by the Merger Agreement?

A:

It is anticipated that no gain or loss should be recognized by an ETO Preferred Unitholder solely as a result of the Merger. In addition, it is anticipated that no gain or loss should be recognized by ETO solely as a result of the Merger. For additional information, please see the sections entitled “Material U.S. Federal Income Tax Consequences of the Merger—Tax Consequences of the Merger to ETO and ETO Preferred Unitholders” and “Risk Factors—Risks Relating to the Merger.”

Q:	What are the expected U.S. federal income tax consequences for an ETO Preferred Unitholder of the ownership of ET Preferred Units after the Merger is completed?

A:

Distributions on the ET Preferred Units are expected to be treated as guaranteed payments for the use of capital that will generally be taxable to the holders of ET Preferred Units as ordinary income. In addition to U.S. federal income taxes, such a holder will likely be subject to other taxes, including state and local income taxes, unincorporated business taxes, and estate, inheritance or intangibles taxes that may be imposed by the various jurisdictions in which ET conducts business or owns property following the Merger, or in which the unitholder is a resident. Please read the section entitled “Material U.S. Federal Income Tax Consequences of ET Preferred Unit Ownership.”

Q:	To whom should I direct any questions I may have?

A:

Holders of ETO Preferred Units may call or email ETO Investor Relations at (214) 981-0795 or InvestorRelations@energytransfer.com if they have further questions or if they would like additional copies, without charge, of this prospectus.

SUMMARY

This summary highlights selected information included in this prospectus and does not contain all the information that may be important to you. To fully understand the Merger Agreement and the transactions contemplated thereby and for a more complete description of the terms of the Merger Agreement, you should read carefully this entire prospectus, including the annexes. Each item in this summary includes a page reference directing you to a more complete description of that item.

Information	About the Parties (page 16)

Energy Transfer LP is a publicly traded limited partnership owning and operating a diversified portfolio of energy assets. ET’s core operations include complementary natural gas midstream, intrastate and interstate transportation and storage assets; crude oil, natural gas liquids (“NGL”) and refined product transportation and terminalling assets; NGL storage and fractionation; and various acquisition and marketing assets. ET, through its ownership of ETO, also owns Lake Charles LNG Company, as well as limited partner interests and the general partner interests of publicly traded master limited partnerships Sunoco LP and USA Compression Partners, LP. The address of ET’s principal executive offices is 8111 Westchester Drive, Suite 600, Dallas, Texas 75225, and the telephone number at this address is (214) 981-0700.

Energy Transfer Operating, L.P. is a Delaware limited partnership and a subsidiary of ET. ETO is engaged in the midstream transportation and storage of natural gas, NGLs, refined products and crude oil, and terminalling services and acquisition and marketing activities, as well as NGL storage and fractionation services. ETO is managed by its general partner, ETO GP, and ETO GP is managed by its general partner, Energy Transfer Partners, L.L.C., a Delaware limited liability company (“ETO Managing GP”). ETO Managing GP is a wholly owned subsidiary of ET. The address of ETO’s principal executive offices is 8111 Westchester Drive, Suite 600, Dallas, Texas 75225, and the telephone number at this address is (214) 981-0700.

ETO Merger Sub LLC is a Delaware limited liability company and wholly owned subsidiary of ET. Merger Sub has not carried on any activities to date, other than activities incidental to its formation or undertaken in connection with the transactions contemplated by the Merger Agreement. The address of Merger Sub’s principal executive offices is 8111 Westchester Drive, Suite 600, Dallas, Texas 75225, and the telephone number at this address is (214) 981-0700.

The Merger and the Merger Agreement (pages 17 and 20)

The terms and conditions of the Merger are contained in the Merger Agreement, which is attached to this document as Annex A. You are encouraged to read the Merger Agreement carefully, as it is the legal document that governs the Merger.

The Merger Agreement provides for the merger of ETO with and into Merger Sub, a wholly owned subsidiary of ET, with ETO continuing as the surviving entity in the Merger as a wholly owned subsidiary of ET. Each ETO Preferred Unit issued and outstanding immediately prior to the effective time of the Merger will be converted into the right to receive one ET Preferred Unit with substantially equivalent preferences, rights, powers, duties and obligations as the ETO Preferred Unit for which it is exchanged.

Additionally, (i) the ETO Common Units, all of which are owned by ET, will be unchanged and remain outstanding, (ii) the ETO Hook Units, all of which are owned by ETP Holdco, will be converted into the right to receive 675,625,000 newly issued ET Class B Units in the aggregate and (iii) the General Partner Interest (as defined in the ETO Partnership Agreement), which is owned by ETO GP, will be unchanged and remain outstanding.

Required	Approval of the Merger by ETO Unitholders (page 18)

The approval and adoption of the Merger Agreement and the Merger by ETO requires the affirmative vote or consent of holders of (i) at least a majority of the outstanding ETO Common Units and (ii) at least a majority of the outstanding ETO Hook Units. In connection with the execution of the Merger Agreement, (a) ET, which owns all of the outstanding ETO Common Units, and (b) ETP Holdco, which owns all of the outstanding ETO Hook Units, each delivered a written consent approving and adopting the Merger Agreement and the Merger. The delivery of the written consents by (x) ET with respect to the ETO Common Units it owns and (y) ETP Holdco with respect to the ETO Hook Units it owns is sufficient to adopt the Merger Agreement and thereby approve the Merger. The approval and adoption of the Merger Agreement and the Merger does not require the vote or consent of any other limited partners of ETO pursuant to the terms of the ETO Partnership Agreement.

ET’s	Ownership Interest in and Control of ETO (page 18)

ET owns ETO Managing GP, which is the general partner of ETO GP, which is the general partner of ETO, and ET controls ETO through its ownership of these two entities. ET also owns directly all of the outstanding ETO Common Units and indirectly all of the ETO Hook Units through its ownership of ETP Holdco, a wholly owned subsidiary of ETO. ET has different economic interests in the Merger than holders of ETO Preferred Units generally due to, among other things, the fact that ET is the acquiring entity in the Merger.

Reasons	for the Merger (page 17)

The parties are undertaking the Merger as part of an internal reorganization to simplify the structure and capitalization of ET and its subsidiaries, including ETO.

No ET Unitholder Approval Required (page 18)

The approval and adoption of the Merger Agreement and the Merger by ET does not require the affirmative vote or consent of any holder of ET units (the “ET Unitholders”).

No Appraisal or Dissenters’ Rights (page 18)

Holders of ETO Preferred Units do not have appraisal or dissenters’ rights under applicable law or contractual appraisal or dissenters’ rights under the ETO Partnership Agreement or the Merger Agreement.

Regulatory Matters (page 18)

In connection with the Merger, ET and ETO intend to make all required filings under the Securities Act and the Exchange Act, as well as any required filings or applications with the NYSE. There are no other approvals or filings applicable to the Merger.

Listing	of Retail ET Preferred Units; Delisting and Deregistration of Retail ETO Preferred Units (page 18)

ET expects to seek approval to list the ET Retail Preferred Units to be issued pursuant to the terms of the Merger Agreement on the NYSE. ET Series C Preferred Units, ET Series D Preferred Units and ET Series E Preferred Units are expected to trade on the NYSE under the symbols “            ,” “            “ and “            ,” respectively. ET does not intend to apply for the listing of the Institutional ET Preferred Units on any securities exchange or for the quotation of the Institutional ET Preferred Units on any automated dealer quotation system.

The ETO Series C Preferred Units, ETO Series D Preferred Units and ETO Series E Preferred Units currently trade on the NYSE under the symbols “ETPprC,” “ETPprD” and “ETPprE,” respectively. After the Merger is completed, the Retail ETO Preferred Units will cease to be listed on the NYSE and will be deregistered under the Exchange Act.

Comparison	of Unitholders’ Rights (page 38)

Upon completion of the Merger, ETO Preferred Unitholders will become holders of ET Preferred Units (“ET Preferred Unitholders”) and their rights will be governed by the Third Amended Restated Agreement of Limited Partnership of ET, dated February 8, 2006 (as amended to date, the “ET Partnership Agreement”), as amended by Amendment No. 8 to the ET Partnership Agreement. There are certain differences between the current rights of ETO Preferred Unitholders under the ETO Partnership Agreement and the rights to which they will be entitled to as ET Preferred Unitholders under the ET Partnership Agreement. See the section entitled “Comparison of Preferred Unitholders’ Rights and Description of ET Preferred Units”beginning on page 38 for a comparison of preferred unitholder rights under the ETO Partnership Agreement and the ET Partnership Agreement.

Material U.S. Federal Income Tax Consequences of the Merger (page 24)

Tax matters associated with the Merger are complicated. The U.S. federal income tax consequences of the Merger to an ETO Preferred Unitholder will depend, in part, on such unitholder’s own personal tax situation. The tax discussions contained herein focus on the U.S. federal income tax consequences generally applicable to individuals who are residents or citizens of the United States that hold their ETO Preferred Units as capital assets, and these discussions have only limited application to other unitholders, including those subject to special tax treatment. ETO Preferred Unitholders are urged to consult their tax advisors for a full understanding of the U.S. federal, state, local and foreign tax consequences of the Merger that will be applicable to them

The expected U.S. federal income tax consequences of the Merger are dependent upon ET and ETO being treated as partnerships for U.S. federal income tax purposes at the time of the Merger. Whether each of ET and ETO will be treated as partnerships for U.S. federal income tax purposes at the time of the Merger will depend, in part, on whether at least 90% of the gross income of each of them for the calendar year that immediately proceeds the Merger and the calendar year that includes the closing date of the Merger is from sources treated as “qualifying income” within the meaning of Section 7704(d) of the Code. Assuming that each of ET and ETO is properly treated as a partnership for U.S. federal income tax purposes at the time of the Merger, it is anticipated that no gain or loss should be recognized by an ETO Preferred Unitholder solely as a result of the Merger.

Please read “Material U.S. Federal Income Tax Consequences of the Merger” for a more complete discussion of the U.S. federal income tax consequences of the Merger.

Risk Factors (page 10)

In addition to the other information contained herein, including the matters addressed in the section entitled “Cautionary Statement Regarding Forward-Looking Statements” beginning on page 15, ETO Preferred Unitholders should carefully consider the following risks. ETO Preferred Unitholders should also consider the other information in this prospectus and the other documents provided herewith, particularly the risk factors contained in ET’s Annual Report on Form 10-K for the year ended December 31, 2020, which is attached to this prospectus as Annex C, and in ETO’s Annual Report on Form 10-K for the year ended December 31, 2020, which is attached to this prospectus as Annex D. See the section entitled “Where You Can Find More Information” beginning on page 84.

•	The Merger Agreement may be terminated in accordance with its terms and the Merger may not be completed.

•	The expected U.S. federal income tax consequences of the Merger are dependent upon ET and ETO being properly treated as partnerships for U.S. federal income tax purposes.

•

Each series of ET Preferred Units becomes redeemable by ET, at ET’s option, following a specified redemption date for each such series of ET Preferred Units; however, holders of each series of ET Preferred Units should not expect ET to exercise its redemption rights.

•

ET distributes all of its available cash to its limited partners and is not required to accumulate cash for the purpose of meeting its future obligations to each of the holders of the ET Preferred Units which, along with the agreements governing ET’s indebtedness, may limit the cash available to make distributions on the ET Preferred Units.

•

The ET Preferred Units will be subordinated to ET’s existing and future debt obligations, and holders’ interests could be diluted by the issuance by ET of additional equity interests, including ET Common Units, additional ET Preferred Units, and other classes of equity.

•	The ET Preferred Units will have extremely limited voting rights.

•	Holders’ ability to transfer the ET Preferred Units at a desired time or price may be limited by the absence of an active trading market, which may not develop.

•	ET’s ability to issue parity securities in the future could adversely affect the rights of holders of ET Preferred Units.

•	None of the ET Preferred Units will be convertible into ET Common Units at any time and will not have any protection in the event of a change of control.

•	Certain tax consequences of the ownership of ET Preferred Units, including treatment of distributions as guaranteed payments for the use of capital, are uncertain.

•

Our tax treatment of distributions on the ET Preferred Units as guaranteed payments for the use of capital means that such distributions will not be eligible for the 20% deduction for qualified business income.

Recent	Developments

On February 16, 2021, ET entered into an Agreement and Plan of Merger (the “Enable Merger Agreement”) with Enable Midstream Partners, LP, a Delaware limited partnership (“Enable”), and the other parties thereto, whereby Enable and its general partner will each merge with and into newly formed merger subsidiaries of ET (the “Enable Merger”). In connection with the Enable Merger, each issued and outstanding Enable common unit will be cancelled and converted into the right to receive 0.8595 ET Common Units. In addition, each outstanding Series A preferred unit representing a limited partner interest in Enable will be exchanged for 0.0265 of an ET Series G Preferred Unit, and ET will make a $10 million cash payment for Enable’s general partner. Subject to the satisfaction of certain closing conditions, ET expects to close the Enable Merger mid-year 2021. However, there is no assurance that the Enable Merger will be completed within the timeframe anticipated or at all. The Merger is not contingent on the completion of the Enable Merger, but the Enable Merger is contingent on the completion of the Merger.

Additional	Information

In reliance on the SEC’s amendments to Regulation S-K described in SEC Release Nos. 33-10890; 34-90459; and IC-34100 (November 19, 2020), ET has omitted from this prospectus certain historical financial information regarding ET and ETO.

ET is not required to furnish pro forma financial information with respect to the Enable Merger in this prospectus because Enable would not be considered a “significant subsidiary” under any of the financial conditions specified in Rule 1-02(w) of Regulation S-X, substituting 20% for 10% in each of those conditions in accordance with Rule 11.01(b)(1) of Regulation S-X.

With respect to the Merger, ETO is already reflected as a consolidated subsidiary in ET’s consolidated financial statements. Therefore, the only significant pro forma impacts of the Merger to ET’s consolidated balance sheet and statement of operations for the year ended December 31, 2020 would be as follows:

•

ET’s consolidated balance sheet would reflect the reclassification of the book value of the ETO Preferred Units from noncontrolling interest to partners’ capital, with no net impact on ET’s total equity. As of December 31, 2020, the amount that would have been reclassified was $4.76 billion, representing the book value of the ETO Preferred Units on that date; and

•

ET’s consolidated statement of operations would reflect the reclassification of income attributable to the ETO Preferred Units from net income attributable to noncontrolling interests to net income attributable to partners, with no impact to net income, common unitholders’ interest in net income (loss), or net income (loss) per common unit. For the year ended December 31, 2020, the amount that would have been reclassified was $329 million, representing the portion of ETO’s net income allocated to the ETO Preferred Unitholders during the period.

This prospectus includes as annexes certain documents that ET and ETO have previously filed with the SEC under the Exchange Act as set forth in the table of contents of this prospectus. Any statement contained in such a document shall be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained in this prospectus or in an annex hereto consisting of a document filed with the SEC subsequently to such document modifies or replaces such statement. The information included in the annexes hereto is incorporated into this prospectus except to the extent so modified or superseded.

RISK FACTORS

In addition to the other information contained herein, including the matters addressed in the section entitled “Cautionary Statement Regarding Forward-Looking Statements” beginning on page 15, investors should carefully consider the following risks. Investors should also consider the other information in this prospectus, including the annexes, particularly the risk factors contained in ET’s Annual Report on Form 10-K for the year ended December 31, 2020, which is attached to this prospectus as Annex C, and in ETO’s Annual Report on Form 10-K for the year ended December 31, 2020, which is attached to this prospectus as Annex D. See the section entitled “Where You Can Find More Information” beginning on page 84.

Risks Relating to the Merger

The Merger Agreement may be terminated in accordance with its terms and the Merger may not be completed.

The Merger Agreement is subject to a number of conditions that must be satisfied or waived in order to complete the Merger. Those conditions include, among others: the accuracy of representations and warranties under the Merger Agreement (subject to the materiality standards set forth in the Merger Agreement) and ET’s and ETO’s performance of their respective obligations under the Merger Agreement in all material respects. These conditions to the closing of the Merger may not be fulfilled in a timely manner or at all, and, accordingly, the Merger may be delayed or may not be completed.

In addition, ET and ETO may elect to terminate the Merger Agreement in certain other circumstances. See the section entitled “The Merger Agreement—Termination” beginning on page 22.

ETO Preferred Unitholders will have different rights as ET Preferred Unitholders under the ET Partnership Agreement than they currently have as ETO Preferred Unitholders under the ETO Partnership Agreement.

Upon completion of the Merger, ETO Preferred Unitholders will become ET Preferred Unitholders and their rights will be governed by the ET Partnership Agreement. Although the ET Preferred Units will have the same preferences, rights, powers and duties as the ETO Preferred Units for which they are exchanged, there are certain differences between the current rights of ETO Preferred Unitholders under the ETO Partnership Agreement and the rights to which they will be entitled to as ET Preferred Unitholders under the ET Partnership Agreement. See the section entitled “Comparison of Preferred Unitholders’ Rights and Description of ET Preferred Units” beginning on page 38 for a comparison of unitholder rights under the ETO Partnership Agreement and the ET Partnership Agreement.

The expected U.S. federal income tax consequences of the Merger are dependent upon ET and ETO being properly treated as partnerships for U.S. federal income tax purposes.

If either ET or ETO were to be treated as a corporation for U.S. federal income tax purposes, the consequences of the Merger would be materially different. If ET were to be treated as a corporation for U.S. federal income tax purposes, the Merger would likely be a fully taxable transaction to ETO Preferred Unitholders.

Risks Relating to the ET Preferred Units

Each ET Preferred Unit will represent a perpetual equity interest in ET, and holders should not expect ET to redeem any ET Preferred Units on the date any series of ET Preferred Units become redeemable by ET, at ET’s option, or on any particular date thereafter.

Each of the ET Preferred Units will represent a perpetual equity interest in ET, and they have no maturity or mandatory redemption date and are not redeemable at the option of holders under any circumstances. As a result, none of the ET Preferred Units will give rise to a claim for payment of a principal amount at a particular date.

Instead, the ET Preferred Units may be redeemed by ET at ET’s option pursuant to the terms of the applicable series of ET Preferred Units. Any decision ET makes at any time to redeem ET Preferred Units will depend upon, among other things, ET’s evaluation of its capital position and general market conditions at that time. In addition, the instruments governing ET’s outstanding indebtedness may limit ET’s ability to redeem the ET Preferred Units. As a result, each of the holders of the ET Preferred Units may be required to bear the financial risks of an investment in the ET Preferred Units for an indefinite period of time. Moreover, the ET Preferred Units will rank junior to all of ET’s existing and future indebtedness and other liabilities with respect to assets available to satisfy claims against ET.

ET distributes all of its available cash to its limited partners and is not required to accumulate cash for the purpose of meeting its future obligations to each of the holders of the ET Preferred Units which, along with the agreements governing ET’s indebtedness, may limit the cash available to make distributions on the ET Preferred Units.

Pursuant to the ET Partnership Agreement, ET distributes all of its “available cash” each quarter to its limited partners. The ET Partnership Agreement, as amended by Amendment No. 8 thereto, will define “Available Cash” to generally mean, for each fiscal quarter, all cash and cash equivalents on hand at the end of such quarter and all cash and cash equivalents on hand, less the amount of any cash reserves established by LE GP, LLC, a Delaware limited liability company and the general partner of ET, to:

•	provide for the proper conduct of ET’s business, including reserves for future capital expenditures and anticipated future credit needs;

•	comply with applicable law or any loan agreement, security agreement, mortgage, debt instrument or other agreement or obligation; or

•	provide funds to make distributions on the ET Common Units and the ET Preferred Units.

As a result, ET does not expect to accumulate significant amounts of cash. Depending on the timing and amount of ET’s cash distributions, these distributions could significantly reduce the cash available to ET in subsequent periods to make distributions on the ET Preferred Units.

The ET Preferred Units will be subordinated to ET’s existing and future debt obligations, and holders’ interests could be diluted by the issuance of additional units, including additional ET Preferred Units, and by other transactions.

The ET Preferred Units will be subordinated to all of ET’s and its subsidiaries’ existing and future indebtedness. As of December 31, 2020, ET’s total debt (including the debt of ET’s subsidiaries) was approximately $51.4 billion. ET may incur additional debt under existing or future debt arrangements. The payment of principal and interest on ET’s debt reduces cash available for distribution to ET’s limited partners, including the holders of the ET Preferred Units.

The issuance of any senior securities or additional parity securities would dilute the interests of each of the holders of the ET Preferred Units and could affect ET’s ability to pay distributions on, redeem, or pay the liquidation preference on the ET Preferred Units. Future issuances and sales of senior securities, parity securities or junior securities, or the perception that such issuances and sales could occur, may cause prevailing market prices for the ET Preferred Units, as applicable, to decline and may adversely affect ET’s ability to raise additional capital in the financial markets at times and prices favorable to ET.

The ET Preferred Units will have extremely limited voting rights.

The voting rights of each of the holders of the ET Preferred Units will be extremely limited. Except as set forth in the ET Partnership Agreement or as otherwise required by Delaware law, holders of the ET Preferred

Units generally will have no voting rights. Although each of the holders of the ET Preferred Units will be entitled to limited protective voting rights with respect to certain matters, the ET Preferred Units will generally vote separately as a class along with each other series of ET Preferred Units and all other series of parity securities that ET may issue upon which like voting rights have been conferred and are exercisable. As a result, the voting rights of holders of ET Preferred Units may be significantly diluted, and the holders of other series of parity securities that ET may issue may be able to control or significantly influence the outcome of any vote.

Holders’ ability to transfer the ET Preferred Units at a desired time or price may be limited by the absence of an active trading market, which may not develop.

Each of the ET Preferred Units are a new class of ET’s securities and do not have an established trading market. In addition, since each of the Institutional ET Preferred Units have no stated maturity date, investors seeking liquidity will be limited to selling their Institutional ET Preferred Units in the secondary market absent redemption by ET.

Although the offer and sale of the ET Preferred Units will be registered under the Securities Act by the registration statement of which this prospectus forms a part, ET does not intend to apply for the listing of the Institutional ET Preferred Units on any securities exchange or for the quotation of either of the Institutional ET Preferred Units on any automated dealer quotation system. An active market for the Institutional ET Preferred Units may not develop or, if developed, may not continue. In the absence of active trading markets, holders of Institutional ET Preferred Units may not be able to transfer the Institutional ET Preferred Units within the time or at the prices desired.

ET intends to apply to list the Retail ET Preferred Units on the NYSE, but there can be no assurance that the NYSE will accept the Retail ET Preferred Units for listing. Even if the Retail ET Preferred Units are approved for listing by the NYSE, an active trading market on the NYSE for the Retail ET Preferred Units may not develop or, even if it develops, may not last, in which case the trading price of the Retail ET Preferred Units could be adversely affected and your ability to transfer your Retail ET Preferred Units will be limited. If an active trading market does develop on the NYSE, the Retail ET Preferred Units may trade at prices lower than the original offering price. The trading prices of the Retail ET Preferred Units would depend on many factors, including: prevailing interest rates; the market for similar securities; general economic and financial market conditions; ET’s issuance of debt or other preferred equity securities; and ET’s financial condition, results of operations and prospects.

ET’s ability to issue parity securities in the future could adversely affect the rights of holders of ET Preferred Units.

ET will be allowed to issue parity securities (including additional ET Preferred Units) without any vote of the holders of ET Preferred Units, except where the cumulative distributions on the ET Preferred Units, or any parity securities are in arrears. The issuance of any parity securities would have the effect of reducing the amounts available to each of the holders of the ET Preferred Units upon ET’s liquidation, dissolution or winding up if ET does not have sufficient funds to pay all liquidation preferences of the ET Preferred Units and parity securities in full. It also would reduce amounts available to make distributions on the ET Preferred Units if ET does not have sufficient funds to pay distributions on all outstanding ET Preferred Units and parity securities. In addition, future issuances and sales of parity securities, or the perception that such issuances and sales could occur, may cause prevailing market prices for the ET Preferred Units to decline and may adversely affect ET’s ability to raise additional capital in the financial markets at times and prices favorable to ET.

None of the ET Preferred Units will be convertible into ET Common Units at any time and will not have any protection in the event of a change of control.

None of the ET Preferred Units are convertible into ET Common Units at any time. In addition, the terms of the ET Preferred Units will not contain any provisions that protect the holders of the ET Preferred Units in the event that ET experiences a change of control.

Tax Risks of Holding ET Preferred Units

Certain tax consequences of the ownership of ET Preferred Units, including treatment of distributions as guaranteed payments for the use of capital, are uncertain.

The tax treatment of distributions on ET Preferred Units is uncertain. We will treat each of the holders of the ET Preferred Units as partners for tax purposes and will treat distributions on the ET Preferred Units as guaranteed payments for the use of capital that will generally be taxable to each of the holders of the ET Preferred Units as ordinary income. Although a holder of ET Preferred Units will recognize taxable income from the accrual of such a guaranteed payment (even in the absence of a contemporaneous cash distribution), we anticipate accruing and making the guaranteed payment distributions semi-annually or quarterly, as applicable. Otherwise, except in the case of our liquidation, the holders of ET Preferred Units are generally not anticipated to share in our items of income, gain, loss or deduction, nor will we allocate any share of our nonrecourse liabilities to the holders of ET Preferred Units. See the applicable description of “Liquidation Rights” under “Comparison of Preferred Unitholders’ Rights and Description of ET Preferred Units.” If any series of the ET Preferred Units is treated as indebtedness for tax purposes, rather than as guaranteed payments for the use of capital, distributions on such series of ET Preferred Units likely would be treated as payments of interest by us to holders of such series.

A holder of ET Preferred Units will be required to recognize a gain or loss on a sale of ET Preferred Units equal to the difference between the amount realized by such holder and such holder’s tax basis in the ET Preferred Units sold. The amount realized generally will equal the sum of the cash and the fair market value of other property such holder receives in exchange for such ET Preferred Units. Subject to general rules requiring a blended basis among multiple partnership interests, the tax basis of an ET Preferred Unit will generally be equal to the tax basis in the ETO Preferred Unit exchanged therefor. Gain or loss recognized by a holder of ET Preferred Units on the sale or exchange of an ET Preferred Unit, as applicable, held for more than one year generally will be taxable as long-term capital gain or loss. Because holders of ET Preferred Units will generally not be allocated a share of our items of depreciation, depletion or amortization, it is not anticipated that such holders would be required to recharacterize any portion of their gain as ordinary income as a result of the recapture rules.

Investment in the ET Preferred Units by tax-exempt investors, such as employee benefit plans and individual retirement accounts (“IRAs”), and non-U.S. persons raises issues unique to them. The treatment of guaranteed payments for the use of capital to tax-exempt investors is not certain and such payments may be treated as unrelated business taxable income for federal income tax purposes.

Distributions to non-U.S. holders of ET Preferred Units will be subject to withholding taxes. If the amount of withholding exceeds the amount of U.S. federal income tax actually due, non-U.S. holders of ET Preferred Units may be required to file U.S. federal income tax returns in order to seek a refund of such excess. If you are a tax-exempt entity or a non-U.S. person, you should consult your tax advisor with respect to the consequences of owning the ET Preferred Units.

Our treatment of distributions on the ET Preferred Units as guaranteed payments for the use of capital means that such distributions will not be eligible for the 20% deduction for qualified business income.

For taxable years beginning after December 31, 2017, and ending on or before December 31, 2025, a non-corporate unitholder may be entitled to a deduction equal to 20% of its “qualified business income” attributable to its interest in a partnership, subject to certain limitations. As described above, we will treat distributions on the ET Preferred Units as guaranteed payments for the use of capital, and under the applicable Treasury Regulations, a guaranteed payment for the use of capital will not be taken into account for purposes of computing qualified business income. As a result, distributions received by the holders of the ET Preferred Units will not be eligible for the 20% deduction for qualified business income. Unitholders that receive ET Preferred Units in the Merger should consult their tax advisors regarding the availability of the deduction for qualified business income.

Risks Relating to ET’s Business

You should read and consider risk factors specific to ET’s businesses that will also affect the combined partnership after the completion of the Merger. These risks are described in Part I, Item 1A of ET’s Annual Report on Form 10-K for the year ended December 31, 2020, which is attached to this prospectus as Annex C. See the section entitled “Where You Can Find More Information” beginning on page 84 for more information.

Risks Relating to ETO’s Business

You should read and consider risk factors specific to ETO’s businesses that will also affect the combined partnership after the completion of the Merger. These risks are described in Part I, Item 1A of ETO’s Annual Report on Form 10-K for the year ended December 31, 2020, which is attached to this prospectus as Annex D. See the section entitled “Where You Can Find More Information” beginning on page 84 for more information.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

This prospectus includes “forward-looking statements” about ET and ETO that are subject to risks and uncertainties. All statements other than statements of historical fact included in this document are forward-looking statements. Statements using words such as “anticipate,” “believe,” “intend,” “project,” “plan,” “expect,” “continue,” “estimate,” “goal,” “forecast,” “may,” “will,” or similar expressions help identify forward-looking statements. ET and ETO caution investors that any forward-looking statements are subject to risks and uncertainties that may cause actual results and future trends to differ materially from those matters expressed in or implied by such forward-looking statements. When considering forward-looking statements, investors should keep in mind the risk factors and other cautionary statements described in the section entitled “Risk Factors” beginning on page 10. Investors are cautioned not to place undue reliance on forward-looking statements. Among the risks and uncertainties that could cause actual results to differ from those described in forward-looking statements are the following:

•	the risk that the Merger Agreement may be terminated in accordance with its terms and that the Merger may not be completed;

•	the possibility that ET and ETO will incur significant transaction and other costs in connection with the Merger, which may be in excess of those anticipated by ET or ETO;

•	the risk that ET may fail to realize the benefits expected from the Merger;

•	the risk that the Enable Merger Agreement may be terminated in accordance with its terms and that the Enable Merger may not be completed;

•	the risk that ET may fail to realize the benefits expected from the Enable Merger; and

•	the risks applicable to ETO’s and ET’s operating results and businesses generally.

Such factors are difficult to predict and in many cases may be beyond the control of ET and ETO. ET’s and ETO’s forward-looking statements are based on assumptions that ET and ETO, respectively, believe to be reasonable but that may not prove to be accurate. Consequently, all of the forward-looking statements ET and ETO make in this document are qualified by the information contained herein, including, but not limited to, the information contained under this heading and the information detailed in ET’s Annual Report on Form 10-K for the year ended December 31, 2020, which is attached to this prospectus as Annex C, and in ETO’s Annual Report on Form 10-K for the year ended December 31, 2020, which is attached to this prospectus as Annex D. See the section entitled “Where You Can Find More Information” beginning on page 84.

ET and ETO undertake no obligation to update any such forward-looking statements to reflect events or circumstances that occur, or which they become aware of, except as required by applicable law or regulation. Readers are cautioned not to place undue reliance on these forward-looking statements, which are based only on information available as of the date hereof.

INFORMATION ABOUT THE PARTIES

Energy Transfer LP

ET is a Delaware limited partnership whose common units are traded on the NYSE under the symbol “ET.” ET’s core operations include complementary natural gas midstream, intrastate and interstate transportation and storage assets; crude oil, NGLs and refined product transportation and terminalling assets; NGL storage and fractionation; and various acquisition and marketing assets. ET, through its ownership of ETO, also owns Lake Charles LNG Company, as well as limited partner interests and the general partner interests of publicly traded master limited partnerships Sunoco LP and USA Compression Partners, LP.

The address of ET’s principal executive offices is 8111 Westchester Drive, Suite 600, Dallas, Texas 75225, and the telephone number at this address is (214) 981-0700.

Energy Transfer Operating, L.P.

ETO is a Delaware limited partnership and a subsidiary of ET. ETO is engaged in the midstream transportation and storage of natural gas, NGLs, refined products and crude oil, and terminalling services and acquisition and marketing activities, as well as NGL storage and fractionation services. ETO is managed by its general partner, ETO GP, and ETO GP is managed by its general partner, ETO Managing GP. ETO Managing GP is a wholly owned subsidiary of ET.

The address of ETO’s principal executive offices is 8111 Westchester Drive, Suite 600, Dallas, Texas 75225, and the telephone number at this address is (214) 981-0700.

ETO Merger Sub, LLC

Merger Sub is a Delaware limited liability company and wholly owned subsidiary of ET. Merger Sub has not carried on any activities to date, other than activities incidental to its formation or undertaken in connection with the transactions contemplated by the Merger Agreement.

The address of Merger Sub’s principal executive offices is 8111 Westchester Drive, Suite 600, Dallas, Texas 75225, and the telephone number at this address is (214) 981-0700.

THE MERGER

This discussion of the Merger is qualified in its entirety by reference to the Merger Agreement, which is attached to this prospectus as Annex A. You should read the entire Merger Agreement carefully as it is the legal document that governs the Merger.

Transaction Structure

At the effective time of the Merger, Merger Sub will merge with and into ETO. As a result of the Merger, the separate existence of Merger Sub will cease, and ETO will continue as the surviving entity and a wholly owned subsidiary of ET.

Reasons for the Merger

The parties are undertaking the Merger as part of internal reorganization to simplify the structure and capitalization of ET and its subsidiaries, including ETO.

Consideration to ETO Preferred Unitholders

As a result of the Merger:

•	each ETO Series A Preferred Unit issued and outstanding immediately prior to the effective time of the Merger will be converted into the right to receive one newly issued ET Series A Preferred Unit;

•	each ETO Series B Preferred Unit issued and outstanding immediately prior to the effective time of the Merger will be converted into the right to receive one newly issued ET Series B Preferred Unit;

•	each ETO Series C Preferred Unit issued and outstanding immediately prior to the effective time of the Merger will be converted into the right to receive one newly issued ET Series C Preferred Unit;

•	each ETO Series D Preferred Unit issued and outstanding immediately prior to the effective time of the Merger will be converted into the right to receive one newly issued ET Series D Preferred Unit;

•	each ETO Series E Preferred Unit issued and outstanding immediately prior to the effective time of the Merger will be converted into the right to receive one newly issued ET Series E Preferred Unit;

•

each ETO Series F Preferred Unit issued and outstanding immediately prior to the effective time of the Merger will be converted into the right to receive one newly issued ET Series F Preferred Unit; and

•	each ETO Series G Preferred Unit issued and outstanding immediately prior to the effective time of the Merger will be converted into the right to receive one newly issued ET Series G Preferred Unit.

By virtue of the Merger, each ETO Preferred Unit will be cancelled and cease to exist as of the effective time of the Merger.

Treatment of Other Partnership Interests in ETO

As a result of the Merger, (i) the ETO Common Units, all of which are owned by ET, will be unchanged and remain outstanding, (ii) the ETO Hook Units, all of which are owned by ETP Holdco, will be converted into the right to receive 675,625,000 newly issued ET Class B Units in the aggregate and (iii) the General Partner Interest (as defined in the ETO Partnership Agreement), which is owned by ETO GP, will be unchanged and remain outstanding.

Amendment No. 8 to the ET Partnership Agreement

The Merger Agreement provides that, prior to the closing, ET GP and ET will take all actions as are necessary and appropriate to amend the ET Partnership Agreement to allow for the creation and issuance of the

ET Preferred Units. The form of Amendment No. 8 to the ET Partnership Agreement is attached to this prospectus as Annex B. You should read Amendment No. 8 to the ET Partnership Agreement because it, and not this prospectus, is the legal document that, upon its execution and delivery, will govern the rights of ET Preferred Unitholders following the effective time of the Merger. For additional information regarding the ET Partnership Agreement, see “Comparison of Preferred Unitholders’ Rights and Description of ET Preferred Units” beginning on page 38.

Listing of Retail ET Preferred Units; Delisting and Deregistration of Retail ETO Preferred Units

ET expects to seek approval to list the Retail ET Preferred Units to be issued pursuant to the terms of the Merger Agreement on the NYSE. Assuming that such approval is sought and obtained, ET expects the ET Series C Preferred Units, ET Series D Preferred Units and ET Series E Preferred Units to be quoted on the NYSE under the symbols “            ,” “            “ and “            ,” respectively. ET does not intend to apply for the listing of the Institutional ET Preferred Units on any securities exchange or for the quotation of the Institutional ET Preferred Units on any automated dealer quotation system.

The ETO Series C Preferred Units, ETO Series D Preferred Units and ETO Series E Preferred Units currently trade on the NYSE under the symbols “ETPprC,” “ETPprD” and “ETPprE,” respectively. If the Merger is completed, the Retail ETO Preferred Units will cease to be listed on the NYSE and will be deregistered under the Exchange Act.

Interests of ET in the Merger

ET owns ETO Managing GP and ETO GP, and controls ETO through its ownership of these two entities. ET also owns all of the outstanding ETO Common Units and all of the ETO Hook Units through indirect ownership of ETP Holdco, a wholly owned subsidiary of ETO. ET has different economic interests in the Merger than holders of ETO Preferred Units generally due to, among other things, the fact that ET is the acquiring entity in the Merger.

No Appraisal or Dissenters’ Rights

Holders of ETO Preferred Units do not have appraisal or dissenters’ rights under applicable law or contractual appraisal or dissenters’ rights under the ETO Partnership Agreement or the Merger Agreement.

Required Approval of the Merger by ETO Unitholders

The approval and adoption of the Merger Agreement and the Merger by ETO requires the affirmative vote or consent of holders of (i) at least a majority of the outstanding ETO Common Units and (ii) at least a majority of the outstanding ETO Hook Units. In connection with the execution of the Merger Agreement, (a) ET, which owns all of the outstanding ETO Common Units, and (b) ETP Holdco, which owns all of the outstanding ETO Hook Units, each delivered a written consent approving and adopting the Merger Agreement and the Merger. The delivery of the written consents by (x) ET with respect to the ETO Common Units it owns and (y) ETP Holdco with respect to the ETO Hook Units it owns is sufficient to adopt the Merger Agreement and thereby approve the Merger. The approval and adoption of the Merger Agreement and the Merger does not require the vote or consent of any other limited partners of ETO pursuant to the terms of the ETO Partnership Agreement.

No ET Unitholder Approval Required

The approval and adoption of the Merger Agreement and the Merger by ET does not require the affirmative vote or consent of ET Unitholders.

Regulatory Matters

In connection with the Merger, ET and ETO intend to make all required filings under the Securities Act and the Exchange Act, as well as any required filings or applications with the NYSE. There are no other approvals or filings applicable to the Merger.

Post-Closing Transactions

Following the effective time of the Merger, it is anticipated that ETO GP will be dissolved and as a result of such dissolution, ETO GP will withdraw as the general partner of ETO, the General Partner Interest (as defined in the ETO Partnership Agreement) will be distributed to ETO Managing GP, and ETO Managing GP will be admitted as the successor general partner of ETO, with such admission being effective immediately prior to the withdrawal of ETO GP.

Accounting Treatment of the Merger

ET controls ETO through its ownership of ETO Managing GP and ETO GP and therefore currently consolidates the operations of ETO into ET’s financial statements. Subsequent to the Merger, ET will continue to present consolidated financial statements that reflect the historical consolidated financial statements of ETO. The Merger will be accounted for as an equity transaction and will be reflected in ET’s consolidated financial statements as ET’s acquisition of the noncontrolling interest in ETO. The carrying amounts of ET’s and ETO’s assets and liabilities will not be adjusted, nor will a gain or loss be recognized as a result of the Merger.

The ETO Hook Units are currently held by wholly owned subsidiaries of ETO and are eliminated in ET’s consolidated financial statements. Subsequent to the conversion of the ETO Hook Units, the ET Class B Units will be held by wholly owned subsidiaries and will be eliminated in ET’s consolidated financial statements. Therefore, the conversion of the ETO Hook Units will not have an impact on ET’s consolidated financial statements.

THE MERGER AGREEMENT

This section describes the material terms of the Merger Agreement, which was executed on March 5, 2021. The description of the Merger Agreement in this section and elsewhere in this prospectus is qualified in its entirety by reference to the complete text of the Merger Agreement, a copy of which is attached as Annex A to this prospectus. This summary does not purport to be complete and may not contain all of the information about the Merger Agreement that is important to you. You are encouraged to read the Merger Agreement carefully and in its entirety, because it is the legal document that governs the Merger.

Explanatory Note Regarding the Merger Agreement

The Merger Agreement and this summary are included solely to provide you with information regarding the terms of the Merger Agreement. Factual disclosures about ET, ETO, or any of their respective subsidiaries or affiliates contained in this prospectus, in ET’s Annual Report on Form 10-K for the year ended December 31, 2020, which is attached to this prospectus as Annex C, or in ETO’s Annual Report on Form 10-K for the year ended December 31, 2020, which is attached to this prospectus as Annex D, update or modify the factual disclosures about ET or ETO, as applicable, contained in the Merger Agreement. The representations, warranties and covenants made in the Merger Agreement by ET, ETO and Merger Sub were made solely for the purposes of the Merger Agreement and as of specific dates and were qualified and subject to important limitations agreed to by ET, ETO and Merger Sub in connection with negotiating the terms of the Merger Agreement. In particular, in your review of the representations and warranties contained in the Merger Agreement and described in this summary, it is important to bear in mind that the representations and warranties were negotiated with the principal purposes of establishing the circumstances in which a party to the Merger Agreement may have the right not to complete the Merger if the representations and warranties of the other party prove to be untrue due to a change in circumstance or otherwise, and allocating risk between the parties to the Merger Agreement, rather than establishing matters as facts. Moreover, information concerning the subject matter of the representations and warranties, which do not purport to be accurate as of the date of this prospectus, may have changed since the date of the Merger Agreement. Investors should not rely on the Merger Agreement representations, warranties, covenants or any descriptions thereof as characterizations of the actual state of facts of ET, ETO, Merger Sub or any of their respective subsidiaries or affiliates.

The Merger

The Merger Agreement provides that, upon the terms and subject to the conditions in the Merger Agreement, and in accordance with the Delaware Revised Uniform Limited Partnership Act, as amended (“DRULPA”), and the Delaware Limited Liability Company Act, as amended, at the effective time of the Merger, Merger Sub will merge with and into ETO. As a result of the Merger, the separate existence of Merger Sub will cease, and ETO will continue as the surviving entity in the Merger and a wholly owned subsidiary of ET.

Closing and Effective Time of the Merger

Unless otherwise mutually agreed to in writing by each of the parties, the closing of the Merger will take place on the second business day after the satisfaction or waiver (to the extent permitted by applicable law) of the conditions to completion of the Merger, described in the section entitled “—Conditions to the Completion of the Merger” beginning on page 22, other than those conditions which by their nature are to be satisfied at the closing of the Merger, but subject to the satisfaction or waiver of such conditions.

Assuming timely satisfaction of the necessary closing conditions, the parties currently expect the closing of the Merger to occur on or about April 1, 2021. The Merger shall become effective at the time when the certificate of merger for the Merger has been duly filed with the secretary of state of the State of Delaware or at such later time as may be agreed by the parties in writing and specified in the certificate of merger for the Merger.

Merger Consideration

As a result of the Merger:

•	each ETO Series A Preferred Unit issued and outstanding immediately prior to the effective time of the Merger will be converted into the right to receive one newly issued ET Series A Preferred Unit;

•	each ETO Series B Preferred Unit issued and outstanding immediately prior to the effective time of the Merger will be converted into the right to receive one newly issued ET Series B Preferred Unit;

•	each ETO Series C Preferred Unit issued and outstanding immediately prior to the effective time of the Merger will be converted into the right to receive one newly issued ET Series C Preferred Unit;

•	each ETO Series D Preferred Unit issued and outstanding immediately prior to the effective time of the Merger will be converted into the right to receive one newly issued ET Series D Preferred Unit;

•	each ETO Series E Preferred Unit issued and outstanding immediately prior to the effective time of the Merger will be converted into the right to receive one newly issued ET Series E Preferred Unit;

•

each ETO Series F Preferred Unit issued and outstanding immediately prior to the effective time of the Merger will be converted into the right to receive one newly issued ET Series F Preferred Unit; and

•	each ETO Series G Preferred Unit issued and outstanding immediately prior to the effective time of the Merger will be converted into the right to receive one newly issued ET Series G Preferred Unit.

By virtue of the Merger, each ETO Preferred Unit will be cancelled and cease to exist as of the effective time of the Merger.

In addition, under the terms of the Merger Agreement, (i) each issued and outstanding ETO Common Unit, all of which are owned by ET, will be unchanged and remain outstanding, (ii) the issued and outstanding ETO Hook Units, all of which are owned by ETP Holdco, will be cancelled and converted into the right to receive 675,625,000 ET Class B Units in the aggregate and (iii) the General Partner Interest (as defined in the ETO Partnership Agreement), which is owned by ETO GP, will be unchanged and remain outstanding.

Exchange Procedures

At or prior to the effective time of the Merger, ET will deposit with an exchange agent selected by ET and mutually agreeable to ETO to serve as the exchange agent for the benefit of the holders of the ETO Preferred Units an aggregate number of ET Preferred Units to be issued in uncertificated form or book-entry form. In addition, ET will deposit with the exchange agent, as necessary from time to time after the effective time of the Merger, any distributions, if any, to which the holders of ETO Preferred Units may be entitled.

As soon as reasonably practicable after the effective time of the Merger (and not later than the fifth business day following the effective time), ET shall cause the exchange agent to mail to each holder of ETO Preferred Units, which at the effective time were converted into the right to receive the merger consideration, (i) a letter of transmittal and (ii) instructions for use in effecting the surrender of the ETO Preferred Units in exchange for ET Preferred Units (which will be issued in book-entry form). Such holders will be issued the ET Preferred Units to which they are entitled upon the surrender to the exchange agent of such ETO Preferred Units and a duly completed and validly executed letter of transmittal and any other documents required by the exchange agent.

Termination of the Exchange Fund

Any portion of the exchange fund that remains unclaimed for one year after the effective time of the Merger will be delivered to ET. Thereafter, any holder of ETO Preferred Units will be entitled to look only to ET for delivery of the merger consideration, and payment of any distributions payable or issuable, as contemplated by the Merger Agreement, without any interest thereon. None of the surviving entity in the Merger, ET, the exchange agent or any other person will be liable to any former holder of ETO Preferred Units or ET Preferred Units for any amount properly delivered to a public official pursuant to applicable abandoned property, escheat or similar laws. Immediately before any portion of the exchange fund would otherwise escheat to or become the property of any governmental entity, such amount will, to the extent permitted by applicable law, become the property of ET free and clear of all claims or interest of any person previously entitled thereto.

Lost, Stolen or Destroyed Unit Certificates

If a certificate for ETO Preferred Units has been lost, stolen or destroyed, then before the person holding the certificate is entitled to receive the applicable merger consideration, such person will need to make an affidavit of that fact and if required by ET, post a bond, in a reasonable amount as ET may direct, as indemnity against any claim that may be made against ET or the exchange agent with respect to such certificate.

Organizational Documents

At the effective time of the Merger, the certificate of limited partnership of ETO as in effect immediately prior to the effective time of the Merger will be the certificate of limited partnership of the surviving entity in the Merger, and the partnership agreement of ETO as in effect immediately prior to the effective time of the Merger will be the partnership agreement of the surviving entity in the Merger.

Representations and Warranties

The Merger Agreement contains customary representations and warranties by each of the parties to the Merger Agreement that are subject, in some cases, to specified exceptions and qualifications contained in the Merger Agreement. These representations and warranties relate to, among other things, the organization, good standing and qualification to do business, capitalization and the power and authority relating to the execution, delivery and performance of the parties’ respective obligations under the Merger Agreement.

Stock Exchange Listing and Delisting

ET has agreed to cause the Retail ET Preferred Units to be issued in the Merger to be approved for listing on the NYSE subject to official notice of issuance, prior to the closing date of the Merger.

Conditions to the Completion of the Merger

Under the Merger Agreement, the respective obligations of ET, ETO and Merger Sub to complete the Merger are subject to the satisfaction or waiver at or prior to the closing of the following conditions:

•

No injunction, order or decree by any court or other governmental entity of competent jurisdiction shall have been entered and shall continue to be in effect, no law shall have been adopted or be effective, and no agreement with any governmental entity shall be in effect, in each case that prohibits, prevents or makes unlawful the consummation of the Merger or the other transactions contemplated by the Merger Agreement;

•

The representations and warranties of each party must be true and correct in all material respects both at and as of the date of the Merger Agreement and at and as of the closing date of the Merger as though made at and as of the closing date of the Merger.

•

The registration statement of which this prospectus forms a part must have become effective under the Securities Act and must not be the subject of any stop order issued by the SEC or any pending proceedings initiated or threatened by the SEC seeking such a stop order.

Termination

ET and ETO may terminate the Merger Agreement and abandon the Merger at any time prior to the effective time of the Merger by mutual written consent of ET and ETO.

Expenses

Whether or not the Merger is consummated, all costs and expenses incurred in connection with the Merger Agreement will be paid by the party incurring such expenses.

Amendment and Waiver

At any time prior to the effective time of the Merger, the Merger Agreement may be modified or amended by written agreement of each of the parties or, in the case of a waiver, by the party against whom the waiver is to be effective.

MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER

The following is a discussion of the material U.S. federal income tax consequences of the Merger that may be relevant to ETO Preferred Unitholders. This discussion is based upon current provisions of the Code, existing and proposed Treasury regulations promulgated under the Code (the “Treasury Regulations”) and current administrative rulings and court decisions, all of which are subject to change, possibly with retroactive effect. Changes in these authorities may cause the tax consequences to vary substantially from the consequences described below.

This discussion does not purport to be a complete discussion of all U.S. federal income tax consequences of the Merger. Moreover, the discussion focuses on ETO Preferred Unitholders who are individual citizens or residents of the United States (for U.S. federal income tax purposes) and has only limited application to corporations, estates, trusts, nonresident aliens or other unitholders subject to specialized tax treatment, such as tax-exempt institutions, employee benefit plans, foreign persons, financial institutions, insurance companies, real estate investment trusts (REITs), individual retirement accounts (IRAs), mutual funds, traders in securities that elect mark-to-market, persons who hold ETO Preferred Units (who will hold ET Preferred Units after the Merger) as part of a hedge, straddle or conversion transaction, persons who acquired ETO Preferred Units by gift, or directors and employees of ETO that received (or are deemed to receive) ETO Preferred Units as compensation or through the exercise (or deemed exercise) of options, unit appreciation rights, phantom units or restricted units granted under an ETO equity incentive plan. Also, the discussion assumes that the ETO Preferred Units are held as capital assets at the time of the Merger (generally, property held for investment).

Neither ET nor ETO has sought a ruling from the IRS with respect to any of the tax consequences discussed below, and the IRS would not be precluded from taking positions contrary to those described herein. As a result, no assurance can be given that the IRS will agree with all of the tax characterizations and the tax consequences described below. Some tax aspects of the Merger are not certain, and no assurance can be given that the statements contained herein with respect to tax matters would be sustained by a court if contested by the IRS. Furthermore, the tax treatment of the Merger may be significantly modified by future legislative or administrative changes or court decisions. Any modifications may or may not be retroactively applied.

Accordingly, ETO strongly urges each ETO Preferred Unitholder to consult with, and depend upon, such unitholder’s own tax advisor in analyzing the U.S. federal, state, local and foreign tax consequences particular to the unitholder of the Merger.

Assumptions Related to the U.S. Federal Income Tax Treatment of the Merger

The expected U.S. federal income tax consequences of the Merger are dependent upon ET and ETO being treated as partnerships for U.S. federal income tax purposes at the time of the Merger. If ET or ETO were to be treated as a corporation for U.S. federal income tax purposes at the time of the Merger, the consequences of the merger would be materially different. If ET were to be treated as a corporation for U.S. federal income tax purposes, the Merger would likely be a fully taxable transaction to ETO Preferred Unitholders.

The discussion below assumes that each of ET and ETO will be classified as a partnership for U.S. federal income tax purposes at the time of the Merger.

U.S. Federal Income Tax Treatment of the Merger

Upon the terms and subject to the conditions set forth in the Merger Agreement, Merger Sub will merge with and into ETO. As a result of the Merger, the separate existence of Merger Sub will cease, and ETO will continue as the surviving entity in the Merger and a direct, wholly owned subsidiary of ET. For U.S. federal income tax purposes, the Merger is intended to be a “merger” of ET and ETO within the meaning of Treasury Regulations promulgated under Section 708 of the Code, with ET being treated as the resulting partnership and ETO being treated as the terminated partnership. As a result, each holder of ETO Preferred Units will be treated as a partner of ET for U.S. federal income tax purposes following the Merger.

As a result of ET surviving the Merger for U.S. federal income tax purposes, the following transactions will be deemed to occur for U.S. federal income tax purposes: (1) ETO will be deemed to contribute its assets to ET in exchange for (i) the issuance to ETO of ET Preferred Units and ET Class B Units and (ii) the assumption of ETO’s liabilities and (2) ETO will be deemed to liquidate, distributing (i) ET Preferred Units to the ETO Preferred Unitholders in exchange for such ETO Preferred Units and (ii) ET Class B Units to ETP Holdco in exchange for ETO Hook Units (the “Assets-Over Form”).

The remainder of this discussion, except as otherwise noted, assumes that the Merger and the transactions contemplated thereby will be treated for U.S. federal income tax purposes in the manner described above.

Tax Consequences of the Merger to ETO

Under the Assets-Over Form described above, ETO will be deemed to contribute all of its assets to ET in exchange for ET Preferred Units, ET Class B Units and the assumption of ETO’s liabilities. In general, the deemed contribution of assets from ETO to ET in exchange for ET Preferred Units and ET Class B Units is not expected to result in the recognition of gain or loss by ETO.

Further, under the disguised sale rules, a contribution of cash or other property by a partner to a partnership and a transfer of property (other than an interest in such partnership) by the partnership to such partner, may, in certain circumstances, also be characterized, in whole or in part, as a “disguised sale” of property by the partnership to the partner, rather than as a non-taxable distribution of such property by the partnership. Although not contemplated, contributions of cash or other property to ETO after the date of the Merger Agreement and prior to the effective time of the Merger, if any, may be treated as part of a “disguised sale” of a portion of the ET Preferred Units received in the Merger and may result in gain to ETO. Any such taxable gain recognized by ETO as part of a “disguised sale” would be allocated pursuant to the partnership agreement of ETO.

Tax Consequences of the Merger to ETO Preferred Unitholders

Under the Assets-Over Form, ETO Preferred Unitholders will be deemed to receive distributions in liquidation of ETO consisting of ET Preferred Units. In general, the receipt of ET Preferred Units is not expected to result in the recognition of taxable gain or loss to such unitholders.

An ETO Preferred Unitholder has an initial tax basis in its ETO Preferred Units equal to the amount such ETO Preferred Unitholder paid for such ETO Preferred Units. That basis has generally not been and will not be increased or decreased by any allocation of income, gain, loss or deduction by ETO to such ETO Preferred Unitholder or by any distribution to such ETO Preferred Unitholder. As a result, an ETO Preferred Unitholder should have an initial aggregate tax basis in the ET Preferred Units that such ETO Preferred Unitholder receives in the Merger equal to the amount such ETO Preferred Unitholder paid for such ETO Preferred Units.

As a result of the Assets-Over Form, an ETO Preferred Unitholder will have a holding period in the ET Preferred Units received in the Merger that is not determined by reference to its holding period in its ETO Preferred Units exchanged therefor. Instead, such ETO Preferred Unitholder’s holding period in the ET Preferred Units received in the Merger that are attributable to ETO’s capital assets or assets used in its business as defined in Section 1231 of the Code will include ETO’s holding period in those assets. The holding period for ET Preferred Units received by an ETO Preferred Unitholder attributable to other assets of ETO, such as inventory and receivables, will begin on the day following the Merger.

MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES OF ET PREFERRED UNIT OWNERSHIP

The tax consequences to you of the ownership of ET Preferred Units received in the Merger will depend in part on your own tax circumstances. This section should be read in conjunction with the risk factors included under the caption “Tax Risks to Unitholders” in ET’s Annual Report on Form 10-K for the year ended December 31, 2020, which is attached to this prospectus as Annex C, and under the caption “Tax Risks of Holding ET Preferred Units” in this prospectus. The following discussion is limited as described herein. You are urged to consult with your own tax advisor about the federal, state, local and foreign tax consequences particular to your circumstances.

This section is a summary of the material U.S. federal income tax consequences that may be relevant to individual citizens or residents of the United States owning ET Preferred Units received in the Merger and, unless otherwise noted in the following discussion, is the opinion of Latham & Watkins LLP, counsel to our general partner and us, insofar as it relates to legal conclusions with respect to matters of U.S. federal income tax law. This section is based upon current provisions of the Internal Revenue Code of 1986, as amended (the “Internal Revenue Code”), existing and proposed Treasury regulations promulgated under the Internal Revenue Code (the “Treasury Regulations”) and current administrative rulings and court decisions, all of which are subject to change. Later changes in these authorities may cause the tax consequences to vary substantially from the consequences described below. Unless the context otherwise requires, references in this section to “us” or “we” are references to Energy Transfer LP and our operating subsidiaries.

The following discussion does not comment on all federal income tax matters affecting us or holders of ET Preferred Units received in the Merger and does not describe the application of the alternative minimum tax that may be applicable to certain holders of ET Preferred Units received in the Merger. Moreover, the discussion focuses on holders of ET Preferred Units who are individual citizens or residents of the United States and has only limited application to corporations, estates, entities treated as partnerships for U.S. federal income tax purposes, trusts, nonresident aliens, U.S. expatriates and former citizens or long-term residents of the United States or other unitholders subject to specialized tax treatment, such as banks, insurance companies and other financial institutions, tax-exempt institutions, foreign persons (including, without limitation, controlled foreign corporations, passive foreign investment companies and foreign persons eligible for the benefits of an applicable income tax treaty with the United States), individual retirement accounts (IRAs), real estate investment trusts (REITs) or mutual funds, dealers in securities or currencies, traders in securities, U.S. persons whose “functional currency” is not the U.S. dollar, persons holding their ET Preferred Units as part of a “straddle,” “hedge,” “conversion transaction” or other risk reduction transaction, persons subject to special tax accounting rules as a result of any item of gross income with respect to our units being taken into account in an applicable financial statement and persons deemed to sell their ET Preferred Units under the constructive sale provisions of the Internal Revenue Code. In addition, the discussion only comments, to a limited extent, on state, local and foreign tax consequences. Accordingly, we encourage each holder of ET Preferred Units received in the Merger to consult his own tax advisor in analyzing the state, local and foreign tax consequences particular to him of the ownership or disposition of ET Preferred Units and potential changes in applicable laws.

No ruling has been requested from the Internal Revenue Service (the “IRS”) regarding our characterization as a partnership for tax purposes. Instead, we will rely on opinions of Latham & Watkins LLP. Unlike a ruling, an opinion of counsel represents only that counsel’s best legal judgment and does not bind the IRS or the courts. Accordingly, the opinions and statements made herein may not be sustained by a court if contested by the IRS. Any contest of this sort with the IRS may materially and adversely impact the market for the ET Preferred Units, including the prices at which such units trade. In addition, the costs of any contest with the IRS, principally legal, accounting and related fees, will result in a reduction in cash available for distribution and thus will be borne indirectly by our unitholders (including holders of the ET Preferred Units) and our general partner. Furthermore, the tax treatment of us, or of an investment in us, may be significantly modified by future legislative or administrative changes or court decisions. Any modifications may or may not be retroactively applied.

All statements as to matters of U.S. federal income tax law and legal conclusions with respect thereto, but not as to factual matters, contained in this section, unless otherwise noted, are the opinion of Latham & Watkins LLP and are based on the accuracy of the representations made by us and our general partner.

Notwithstanding the above, and for the reasons described below, Latham & Watkins LLP has not rendered an opinion with respect to the following specific federal income tax issues: (i) the treatment of a holder of ET Preferred Units whose ET Preferred Units are loaned to a short seller to cover a short sale of ET Preferred Units (see “—Tax Consequences of ET Preferred Unit Ownership—Treatment of Short Sales”); (ii) whether holders of ET Preferred Units will be treated as partners that receive guaranteed payments for the use of capital on their ET Preferred Units (see “—Limited Partner Status”); and (iii) whether distributions with respect to the ET Preferred Units will be treated as unrelated business taxable income (see “—Tax-Exempt Organizations and Other Investors”).

Partnership Status

A partnership is not a taxable entity and incurs no federal income tax liability. Instead, each partner of a partnership is required to take into account his share of items of income, gain, loss and deduction of the partnership in computing his federal income tax liability, regardless of whether cash distributions are made to him by the partnership. Distributions by a partnership to a partner are generally not taxable to the partnership or the partner unless the amount of cash distributed to him is in excess of the partner’s adjusted basis in his partnership interest. Section 7704 of the Internal Revenue Code provides that publicly traded partnerships will, as a general rule, be taxed as corporations. However, an exception, referred to as the “Qualifying Income Exception,” exists with respect to publicly traded partnerships of which 90% or more of the gross income for every taxable year consists of “qualifying income.” Qualifying income includes income and gains derived from the transportation and processing of certain minerals and natural resources, including crude oil, natural gas and other products of a type that are produced in a petroleum refinery or natural gas processing plant, the retail and wholesale marketing of propane, the transportation of propane and natural gas liquids, certain related hedging activities, certain activities that are intrinsic to other qualifying activities, and our allocable share of our subsidiaries’ income from these sources. Other types of qualifying income include interest (other than from a financial business), dividends, real property rents, gains from the sale of real property and gains from the sale or other disposition of capital assets held for the production of income that otherwise constitutes qualifying income. We estimate that less than 3% of our current gross income is not qualifying income; however, this estimate could change from time to time. Based upon and subject to this estimate, the factual representations made by us and our general partner and a review of the applicable legal authorities, Latham & Watkins LLP is of the opinion that at least 90% of our current gross income constitutes qualifying income. The portion of our income that is qualifying income may change from time to time.

The IRS has made no determination as to our status or the status of our operating subsidiaries for federal income tax purposes. Instead, we will rely on the opinion of Latham & Watkins LLP on such matters. It is the opinion of Latham & Watkins LLP that, based upon the Internal Revenue Code, its regulations, published revenue rulings and court decisions and the representations described below that:

•	We will be classified as a partnership for federal income tax purposes;

•

Each of our operating subsidiaries will, except as otherwise identified to Latham & Watkins LLP, be disregarded as an entity separate from us or will be treated as a partnership for federal income tax purposes; and

•

Each commodity hedging transaction that we treat as resulting in qualifying income has been and will be appropriately identified as a hedging transaction pursuant to applicable Treasury Regulations, and has been and will be associated with oil, gas or products thereof that are held or to be held by us in activities that Latham & Watkins LLP has opined or will opine result in qualifying income.

In rendering its opinion, Latham & Watkins LLP has relied on factual representations made by us and our general partner. The representations made by us and our general partner upon which Latham & Watkins LLP has relied include:

•

Neither we nor any of our partnership or limited liability company subsidiaries, other than those identified as such to Latham & Watkins LLP, have elected or will elect to be treated as a corporation for U.S. federal income tax purposes; and

•

For each taxable year, more than 90% of our gross income has been and will be income of the type that Latham & Watkins LLP has opined or will opine is “qualifying income” within the meaning of Section 7704(d) of the Internal Revenue Code.

We believe that these representations have been true in the past, are true as of the date hereof and expect that these representations will continue to be true in the future.

If we fail to meet the Qualifying Income Exception, other than a failure that is determined by the IRS to be inadvertent and that is cured within a reasonable time after discovery (in which case the IRS may also require us to make adjustments with respect to our unitholders or pay other amounts), we will be treated as if we had transferred all of our assets, subject to liabilities, to a newly formed corporation, on the first day of the year in which we fail to meet the Qualifying Income Exception, in return for stock in that corporation, and then distributed that stock to the unitholders in liquidation of their interests in us. This deemed contribution and liquidation should be tax-free to unitholders and us so long as we, at that time, do not have liabilities in excess of the tax basis of our assets. Thereafter, we would be treated as a corporation for federal income tax purposes.

If we were treated as an association taxable as a corporation in any taxable year, either as a result of a failure to meet the Qualifying Income Exception or otherwise, our items of income, gain, loss and deduction would be reflected only on our tax return rather than being passed through to our unitholders, and our net income would be taxed to us at corporate rates. In addition, any distribution made to a unitholder would be treated as taxable dividend income, to the extent of our current and accumulated earnings and profits, or, in the absence of earnings and profits, a nontaxable return of capital, to the extent of the unitholder’s tax basis in his ET Preferred Units, or taxable capital gain, after the unitholder’s tax basis in his ET Preferred Units is reduced to zero. Accordingly, taxation as a corporation would result in a material reduction in a unitholder’s cash flow and after-tax return and thus would likely result in a substantial reduction of the value of the ET Preferred Units.

The discussion below is based on Latham & Watkins LLP’s opinion that we will be classified as a partnership for federal income tax purposes.

Limited Partner Status

The tax treatment of the ET Preferred Units is uncertain. As such, Latham & Watkins LLP is unable to opine as to the tax treatment of the ET Preferred Units. Although the IRS may disagree with this treatment, we will treat holders of ET Preferred Units as partners entitled to a guaranteed payment for the use of capital on their ET Preferred Units. If the ET Preferred Units are not partnership interests, they would likely constitute indebtedness for federal income tax purposes and distributions on the ET Preferred Units would constitute ordinary interest income to holders of ET Preferred Units. The remainder of this discussion assumes that the ET Preferred Units are partnership interests for federal income tax purposes.

A beneficial owner of ET Preferred Units whose ET Preferred Units have been transferred to a short seller to complete a short sale would appear to lose his status as a partner with respect to those ET Preferred Units for federal income tax purposes. Please read “—Tax Consequences of ET Preferred Unit Ownership—Treatment of Short Sales.”

Tax Consequences of ET Preferred Unit Ownership

Treatment of Distributions on ET Preferred Units

We will treat distributions on the ET Preferred Units as guaranteed payments for the use of capital that will generally be taxable to the holders of ET Preferred Units as ordinary income and will be deductible by us. Although a holder of ET Preferred Units will recognize taxable income from the accrual of such a guaranteed payment (even in the absence of a contemporaneous cash distribution), we anticipate accruing and making the guaranteed payment distributions semi-annually or quarterly, as applicable. Except in the case of our liquidation, the holders of ET Preferred Units are generally not anticipated to share in our items of income, gain, loss or deduction, nor will we allocate any share of our nonrecourse liabilities to such holders. See the applicable description of “Liquidation Rights” under “Comparison of Preferred Unitholders’ Rights and Description of ET Preferred Units.”

If the distributions on the ET Preferred Units are not respected as guaranteed payments for the use of capital, holders of ET Preferred Units may be treated as receiving an allocable share of our gross income equal to their cash distributions, to the extent we have sufficient gross income to make such allocations of gross income. In the event there is not sufficient gross income to match such distributions, the distributions on the ET Preferred Units would reduce the capital accounts of the ET Preferred Units, requiring a subsequent allocation of income or gain to provide the ET Preferred Units with their liquidation preference, if possible.

Basis of ET Preferred Units

A former holder of ETO Preferred Units will have an initial aggregate tax basis in the ET Preferred Units received in the Merger that is determined in the manner described in “Material U.S. Federal Income Tax Consequences of the Merger—Tax Consequences of the Merger to ETO Preferred Unitholders.” The IRS has ruled that a partner who acquires interests in a partnership in separate transactions must combine those interests and maintain a single adjusted tax basis for all of those interests.

Allocation of Income, Gain, Loss and Deduction

After giving effect to special allocation provisions with respect to our other classes of units, our items of income, gain, loss and deduction generally will be allocated amongst our common unitholders and our general partner in accordance with their percentage interests in us. If the capital accounts of the common unitholders have been reduced to zero, losses will be allocated to the ET Preferred Units until the capital accounts of the ET Preferred Units are reduced to zero. If ET Preferred Units are allocated losses in any taxable period, net income or, to the extent necessary, gross income from a subsequent taxable period, if any, would be allocated to the ET Preferred Units in a manner designed to provide their liquidation preferences.

Limitations on Deductibility of Losses

Holders of ET Preferred Units will only be allocated loss once the capital accounts of the common unitholders have been reduced to zero. Please read “—Tax Consequences of ET Preferred Unit Ownership—Allocation of Income, Gain, Loss and Deduction.” Although it is not anticipated that a holder of ET Preferred Units would be allocated loss, the deductibility of any such loss allocation may be limited for various reasons. In the event that you are allocated loss as a holder of ET Preferred Units, please consult your tax advisor as to the application of any limitation to the deductibility of that loss.

Entity-Level Collections

If we are required or elect under applicable law to pay any federal, state, local or foreign income tax on behalf of any holder of ET Preferred Units, we are authorized to pay those taxes from our funds. That payment, if made, will be treated as an advance on a guaranteed payment to the holder of ET Preferred Units on whose behalf the payment was made. If the payment is made on behalf of a person whose identity cannot be determined, we are authorized to treat the payment as a distribution to all current unitholders. We are authorized to amend our partnership agreement in the manner necessary to maintain uniformity of intrinsic tax characteristics of units and to adjust later distributions, so that after giving effect to these distributions, the priority and characterization of distributions otherwise applicable under our partnership agreement is maintained as nearly as is practicable. Payments by us as described above could give rise to an overpayment of tax on behalf of an individual unitholder in which event the unitholder would be required to file a claim in order to obtain a credit or refund.

Treatment of Short Sales

A unitholder whose ET Preferred Units are loaned to a “short seller” to cover a short sale of ET Preferred Units may be considered as having disposed of such units. If so, he would no longer be treated for tax purposes as a partner with respect to those ET Preferred Units during the period of the loan and may recognize gain or loss from the disposition.

Because there is no direct or indirect controlling authority on the issue relating to partnership interests, Latham & Watkins LLP has not rendered an opinion regarding the tax treatment of a unitholder whose ET Preferred Units are loaned to a short seller to cover a short sale of ET Preferred Units; therefore, holders of ET Preferred Units desiring to assure their status as partners and avoid the risk of gain recognition from a loan to a short seller are urged to consult a tax advisor to discuss whether it is advisable to modify any applicable brokerage account agreements to prohibit their brokers from borrowing and loaning their ET Preferred Units. The IRS has previously announced that it is studying issues relating to the tax treatment of short sales of partnership interests. Please also read “—Disposition of ET Preferred Units—Recognition of Gain or Loss on Sale.”

Tax Rates

Currently, the highest marginal U.S. federal income tax rate applicable to ordinary income of individuals is 37.0% and the highest marginal U.S. federal income tax rate applicable to long-term capital gains (generally, capital gains on certain assets held for more than twelve months) of individuals is 20%. Such rates are subject to change by new legislation at any time.

In addition, a 3.8% Medicare tax (“NIIT”) is imposed on certain net investment income earned by individuals, estates and trusts. For these purposes, net investment income generally includes guaranteed payments, a unitholder’s allocable share of our income, if any, and gain realized by a unitholder from a sale of units. In the case of an individual, the tax will be imposed on the lesser of (i) the unitholder’s net investment income or (ii) the amount by which the unitholder’s modified adjusted gross income exceeds $250,000 (if the unitholder is married and filing jointly or a surviving spouse), $125,000 (if the unitholder is married and filing separately) or $200,000 (in any other case). In the case of an estate or trust, the tax will be imposed on the lesser of (i) undistributed net investment income, or (ii) the excess adjusted gross income over the dollar amount at which the highest income tax bracket applicable to an estate or trust begins for such taxable year. The U.S. Department of the Treasury and the IRS have issued Treasury Regulations that provide guidance regarding the NIIT. Unitholders that receive ET Preferred Units in the Merger are urged to consult with their tax advisors as to the impact of the NIIT on an investment in the ET Preferred Units.

For taxable years beginning after December 31, 2017, and ending on or before December 31, 2025, a non-corporate unitholder may be entitled to a deduction equal to 20% of its “qualified business income” attributable to its interest in a partnership, subject to certain limitations. As described above, we will treat distributions on the ET Preferred Units as guaranteed payments for the use of capital, and under the applicable Treasury Regulations, a guaranteed payment for the use of capital will not be taken into account for purposes of computing qualified business income. As a result, distributions received by the holders of the ET Preferred Units will not be eligible for the 20% deduction for qualified business income. Unitholders that receive ET Preferred Units in the Merger should consult their tax advisors regarding the availability of the deduction for qualified business income.

Tax Treatment of Operations

Accounting Method and Taxable Year

We use the year ending December 31 as our taxable year and the accrual method of accounting for federal income tax purposes. Each holder of ET Preferred Units will be required to include in its tax return its income from our guaranteed payments for each taxable year ending within or with its taxable year. In addition, a holder of ET Preferred Units who has a taxable year ending on a date other than December 31 and who disposes of all of his ET Preferred Units following the close of our taxable year but before the close of his taxable year will be required to include in income for his taxable year his income from more than one year of guaranteed payments.

Disposition of ET Preferred Units

Recognition of Gain or Loss on Sale

Gain or loss will be recognized on a sale of ET Preferred Units equal to the difference between the amount realized and the tax basis of the holder of ET Preferred Units for the ET Preferred Units sold. Such holder’s amount realized will be measured by the sum of the cash and the fair market value of other property received by him.

Generally, gain or loss recognized by a holder of ET Preferred Units, other than a “dealer” in ET Preferred Units, on the sale or exchange of an ET Preferred Unit will be taxable as capital gain or loss. Capital gain recognized by an individual on the sale of ET Preferred Units held for more than twelve months will generally be taxed at the U.S. federal income tax rate applicable to long-term capital gains. Capital losses may offset capital gains and no more than $3,000 of ordinary income, in the case of individuals, and may only be used to offset capital gains in the case of corporations. Both ordinary income and capital gain recognized on a sale of ET Preferred Units may be subject to the NIIT in certain circumstances. See “—Tax Consequences of ET Preferred Unit Ownership—Tax Rates.”

The IRS has ruled that a partner who acquires interests in a partnership in separate transactions must combine those interests and maintain a single adjusted tax basis for all those interests. Upon a sale or other disposition of less than all of those interests, a portion of that tax basis must be allocated to the interests sold using an “equitable apportionment” method, which generally means that the tax basis allocated to the interest sold equals an amount that bears the same relation to the partner’s tax basis in his entire interest in the partnership as the value of the interest sold bears to the value of the partner’s entire interest in the partnership. Treasury Regulations under Section 1223 of the Internal Revenue Code allow a selling unitholder who can identify partnership interests transferred with an ascertainable holding period to elect to use the actual holding period of the partnership interests transferred. Thus, according to the ruling discussed above, a holder of ET Preferred Units will be unable to select high or low basis ET Preferred Units to sell as would be the case with corporate stock, but, according to the Treasury Regulations, he may designate specific ET Preferred Units sold for purposes of determining the holding period of units transferred. A unitholder electing to use the actual holding period of ET Preferred Units transferred must consistently use that identification method for all subsequent sales or exchanges of ET Preferred Units. A holder of ET Preferred Units considering the purchase of additional partnership interests or a sale of partnership interests purchased in separate transactions is urged to consult his tax advisor as to the possible consequences of this ruling and application of the Treasury Regulations.

Specific provisions of the Internal Revenue Code affect the taxation of some financial products and securities, including partnership interests, by treating a taxpayer as having sold an “appreciated” partnership interest, one in which gain would be recognized if it were sold, assigned or terminated at its fair market value, if the taxpayer or related persons enter(s) into:

•	a short sale;

•	an offsetting notional principal contract; or

•	a futures or forward contract;

in each case, with respect to the partnership interest or substantially identical property.

Moreover, if a taxpayer has previously entered into a short sale, an offsetting notional principal contract or a futures or forward contract with respect to the partnership interest, the taxpayer will be treated as having sold that position if the taxpayer or a related person then acquires the partnership interest or substantially identical property. The Secretary of the Treasury is also authorized to issue regulations that treat a taxpayer that enters into transactions or positions that have substantially the same effect as the preceding transactions as having constructively sold the financial position.

Recognition of Gain or Loss on Redemption

The receipt by a holder of amounts in redemption of his ET Preferred Units generally will result in the recognition of taxable gain to the holder for U.S. federal income tax purposes only if and to the extent the amount of redemption proceeds received exceeds his tax basis in all the units held by him immediately before the redemption. Any such redemption of ET Preferred Units would result in the recognition of taxable loss to the holder for federal income tax purposes only if the holder does not hold any other units immediately after the redemption and the holder’s tax basis in the redeemed ET Preferred Units exceeds the amounts received by the holder in redemption thereof. Any taxable gain or loss recognized under the foregoing rules would be treated in the same manner as taxable gain or loss recognized on a sale of ET Preferred Units as described above in “Disposition of ET Preferred Units—Recognition of Gain or Loss on Sale.”

Allocations Between Transferors and Transferees

Holders of ET Preferred Units owning ET Preferred Units as of the applicable record date with respect to an applicable distribution payment date will be entitled to receive the cash distribution with respect to their ET Preferred Units on such distribution payment date. Purchasers of ET Preferred Units after such applicable record date will therefore not become entitled to receive a cash distribution on their ET Preferred Units until the next applicable record date.

Notification Requirements

A unitholder who sells any of his ET Preferred Units is generally required to notify us in writing of that sale within 30 days after the sale (or, if earlier, January 15 of the year following the sale). A purchaser of units who purchases units from another unitholder is also generally required to notify us in writing of that purchase within 30 days after the purchase. Upon receiving such notifications, we are required to notify the IRS of that transaction and to furnish specified information to the transferor and transferee. Failure to notify us of a purchase may, in some cases, lead to the imposition of penalties. However, these reporting requirements do not apply to a sale by an individual who is a citizen of the United States and who effects the sale or exchange through a broker who will satisfy such requirements.

Tax-Exempt Organizations and Other Investors

Ownership of units by employee benefit plans, other tax-exempt organizations, non-resident aliens, foreign corporations and other foreign persons raises issues unique to those investors and, as described below to a limited extent, may have substantially adverse tax consequences to them. If you are a tax-exempt entity or a foreign person, you should consult your tax advisor before investing in the ET Preferred Units.

Employee benefit plans and most other organizations exempt from federal income tax, including IRAs and other retirement plans, are subject to federal income tax on unrelated business taxable income (“UBTI”). We will treat distributions on the ET Preferred Units as guaranteed payments for the use of capital. The treatment of guaranteed payments for the use of capital to tax-exempt investors is not certain. Such payments may be treated as UBTI for federal income tax purposes, and Latham & Watkins LLP is unable to opine with respect to whether such payments constitute UBTI for federal income tax purposes. If you are a tax-exempt entity, you should consult your tax advisor with respect to the consequences of owning the ET Preferred Units received in the Merger.

Non-resident aliens and foreign corporations, trusts or estates that own units may be considered to be engaged in business in the United States because of the ownership of ET Preferred Units. As a consequence, they will be required to file federal tax returns to report their income from guaranteed payments and pay federal income tax on such income in a manner similar to a taxable U.S. holder. Moreover, under rules applicable to publicly traded partnerships, distributions to foreign unitholders are subject to withholding at the highest applicable effective tax rate. Each foreign holder of ET Preferred Units must obtain a taxpayer identification number from the IRS and submit that number to our transfer agent on a Form W-8BEN, W-8BEN-E or applicable substitute form in order to obtain credit for these withholding taxes. A change in applicable law may require us to change these procedures.

In addition, because a foreign corporation that owns ET Preferred Units will be treated as engaged in a U.S. trade or business, that corporation may be subject to the U.S. branch profits tax at a rate of 30%, in addition to regular federal income tax, on its share of our earnings and profits, as adjusted for changes in the foreign corporation’s “U.S. net equity,” that is effectively connected with the conduct of a U.S. trade or business. That tax may be reduced or eliminated by an income tax treaty between the United States and the country in which the foreign corporate unitholder is a “qualified resident.” In addition, this type of holder is subject to special information reporting requirements under Section 6038C of the Internal Revenue Code.

A foreign unitholder who sells or otherwise disposes of an ET Preferred Unit will be subject to U.S. federal income tax on gain realized from the sale or disposition of that unit to the extent the gain is effectively connected with a U.S. trade or business of the foreign unitholder. Gain on the sale or disposition of an ET Preferred Unit will be treated as effectively connected with a U.S. trade or business to the extent that a foreign unitholder would recognize gain effectively connected with a U.S. trade or business upon the hypothetical sale of our assets at fair market value on the date of the sale or exchange of that ET Preferred Unit. Such gain shall be reduced by certain amounts treated as effectively connected with a U.S. trade or business attributable to certain real property interests, as set forth in the following paragraph.

Under the Foreign Investment in Real Property Tax Act, a foreign holder of ET Preferred Units (other than certain “qualified foreign pension funds” (or an entity all of the interests of which are held by such a qualified foreign pension fund), which generally are entities or arrangements that are established and regulated by foreign law to provide retirement or other pension benefits to employees, do not have a single participant or beneficiary that is entitled to more than 5% of the assets or income of the entity or arrangement and are subject to certain preferential tax treatment under the laws of the applicable foreign country), generally will be subject to U.S. federal income tax upon the sale or disposition of an ET Preferred Unit if (i) he owned (directly or constructively applying certain attribution rules) more than 5% of the applicable series of ET Preferred Units at any time during the five-year period ending on the date of such disposition and (ii) 50% or more of the fair market value of all of our assets consisted of U.S. real property interests at any time during the shorter of the period during which such unitholder held the applicable ET Preferred Units or the five-year period ending on the date of disposition. Currently, more than 50% of our assets consist of U.S. real property interests and we do not expect that to change in the foreseeable future. Therefore, foreign holders of ET Preferred Units may be subject to federal income tax on gain from the sale or disposition of their units.

Upon the sale, exchange or other disposition of an ET Preferred Unit by a foreign unitholder, the transferee is generally required to withhold 10% of the amount realized on such sale, exchange or other disposition if any portion of the gain on such sale, exchange or other disposition would be treated as effectively connected with a U.S. trade or business. The U.S. Department of the Treasury and the IRS have recently issued final regulations providing guidance on the application of these rules for transfers of certain publicly traded partnership interests, including transfers of the ET Preferred Units. Under these regulations, the “amount realized” on a transfer of an

ET Preferred Unit will generally be the amount of gross proceeds paid to the broker effecting the applicable transfer on behalf of the transferor, and such broker will generally be responsible for the relevant withholding obligations. Distributions made to a holder of an ET Preferred Unit may also be subject to withholding under these rules to the extent a portion of a distribution is attributable to an amount in excess of our cumulative net income that has not previously been distributed. The U.S. Department of the Treasury and the IRS have provided that these rules will generally not apply to transfers of, or distributions on, ET Preferred Units occurring before January 1, 2022. Foreign unitholders that receive ET Preferred Units in the Merger should consult their tax advisors regarding the impact of these rules on an investment in ET Preferred Units.

Additional withholding requirements may also affect certain foreign unitholders. Please read “—Administrative Matters—Additional Withholding Requirements.”

Administrative Matters

Information Returns and Audit Procedures

We intend to furnish to each unitholder, within 90 days after the close of each calendar year, specific tax information, including a Schedule K-1, which describes his share of our income, gain, loss and deduction for our preceding taxable year. In preparing this information, which will not be reviewed by counsel, we will take various accounting and reporting positions, some of which have been mentioned earlier, to determine each unitholder’s share of income, gain, loss and deduction. We cannot assure you that those positions will yield a result that conforms to the requirements of the Internal Revenue Code, Treasury Regulations or administrative interpretations of the IRS. Neither we nor Latham & Watkins LLP can assure unitholders that receive ET Preferred Units in the Merger that the IRS will not successfully contend in court that those positions are impermissible. Any challenge by the IRS could negatively affect the value of the ET Preferred Units.

The IRS may audit our federal income tax information returns. Adjustments resulting from an IRS audit may require each unitholder to adjust a prior year’s tax liability, and possibly may result in an audit of his return. Any audit of a unitholder’s return could result in adjustments not related to our returns as well as those related to our returns.

Partnerships generally are treated as separate entities for purposes of federal tax audits, judicial review of administrative adjustments by the IRS and tax settlement proceedings. The tax treatment of partnership items of income, gain, loss and deduction are determined in a partnership proceeding rather than in separate proceedings with the partners. For taxable years beginning on or before December 31, 2017, the Internal Revenue Code requires that one partner be designated as the “Tax Matters Partner” for these purposes. Our partnership agreement names our general partner as our Tax Matters Partner.

The Tax Matters Partner has made and will make some elections on our behalf and on behalf of unitholders. In addition, the Tax Matters Partner can extend the statute of limitations for assessment of tax deficiencies against unitholders for items in our returns. The Tax Matters Partner may bind a unitholder with less than a 1% profits interest in us to a settlement with the IRS unless that unitholder elects, by filing a statement with the IRS, not to give that authority to the Tax Matters Partner. The Tax Matters Partner may seek judicial review, by which all the unitholders are bound, of a final partnership administrative adjustment and, if the Tax Matters Partner fails to seek judicial review, judicial review may be sought by any unitholder having at least a 1% interest in profits or by any group of unitholders having in the aggregate at least a 5% interest in profits. However, only one action for judicial review will go forward, and each unitholder with an interest in the outcome may participate.

A unitholder must file a statement with the IRS identifying the treatment of any item on his federal income tax return that is not consistent with the treatment of the item on our return. Intentional or negligent disregard of this consistency requirement may subject a unitholder to substantial penalties.

Pursuant to the Bipartisan Budget Act of 2015, for taxable years beginning after December 31, 2017, if the IRS makes audit adjustments to our income tax returns, it may assess and collect any taxes (including any applicable penalties and interest) resulting from such audit adjustment directly from us. Similarly, for such taxable years, if the IRS makes audit adjustments to income tax returns filed by an entity in which we are a member or partner, it may assess and collect any taxes (including penalties and interest) resulting from such audit adjustment directly from such entity. Generally, we expect to elect to have our general partner and its unitholders take any such audit adjustment into account in accordance with their interests in us during the tax year under audit, but there can be no assurance that such election will be effective in all circumstances. If we are unable to have our general partner and its unitholders take such audit adjustment into account in accordance with their interests in us during the tax year under audit, our current unitholders may bear some or all of the tax liability resulting from such audit adjustment, even if such unitholders did not own our units during the tax year under audit. If, as a result of any such audit adjustment, we are required to make payments of taxes, penalties, and interest, our cash available for distribution to holders of the ET Preferred Units might be substantially reduced.

Additionally, pursuant to the Bipartisan Budget Act of 2015, the Internal Revenue Code will no longer require that we designate a Tax Matters Partner. Instead, for taxable years beginning after December 31, 2017, we will be required to designate a partner, or other person, with a substantial presence in the United States as the partnership representative (“Partnership Representative”). The Partnership Representative will have the sole authority to act on our behalf for purposes of, among other things, U.S. federal income tax audits and judicial review of administrative adjustments by the IRS. If we do not make such a designation, the IRS can select any person as the Partnership Representative. We have designated our general partner as the Partnership Representative. Further, any actions taken by us or by the Partnership Representative on our behalf with respect to, among other things, U.S. federal income tax audits and judicial review of administrative adjustments by the IRS, will be binding on us and all of the unitholders.

Additional Withholding Requirements

Subject to the proposed Treasury Regulations discussed below, withholding taxes may apply to certain types of payments made to “foreign financial institutions” (as specially defined in the Internal Revenue Code) and certain other foreign entities. Specifically, a 30% withholding tax may be imposed on interest, dividends and other fixed or determinable annual or periodical gains, profits and income from sources within the United States (“FDAP Income”), or gross proceeds from the sale or other disposition of any property of a type that can produce interest or dividends from sources within the United States (“Gross Proceeds”), paid to a foreign financial institution or to a “non-financial foreign entity” (as specially defined in the Internal Revenue Code), unless (i) the foreign financial institution undertakes certain diligence and reporting, (ii) the non-financial foreign entity either certifies it does not have any substantial U.S. owners or furnishes identifying information regarding each substantial U.S. owner or (iii) the foreign financial institution or non-financial foreign entity otherwise qualifies for an exemption from these rules. If the payee is a foreign financial institution and is subject to the diligence and reporting requirements in clause (i) above, it must enter into an agreement with the U.S. Department of the Treasury requiring, among other things, that it undertake to identify accounts held by certain U.S. persons or U.S.-owned foreign entities, annually report certain information about such accounts, and withhold 30% on payments to noncompliant foreign financial institutions and certain other account holders. Foreign financial institutions located in jurisdictions that have an intergovernmental agreement with the United States governing these requirements may be subject to different rules.

These rules generally apply to payments of FDAP Income currently and, while these rules generally would have applied to payments of relevant Gross Proceeds made on or after January 1, 2019, recently proposed Treasury Regulations eliminate these withholding taxes on payments of Gross Proceeds entirely. Unitholders generally may rely on these proposed Treasury Regulations until the Final Treasury Regulations are issued. Thus, to the extent we have FDAP Income that is not treated as effectively connected with a U.S. trade or business (please read “—Tax-Exempt Organizations and Other Investors”), unitholders who are foreign financial institutions or certain other foreign entities, or persons that hold their ET Preferred Units through such foreign entities, may be subject to withholding on distributions they receive from us, or their distributive share of our income, pursuant to the rules described above.

Unitholders that receive ET Preferred Units in the Merger should consult their own tax advisors regarding the potential application of these withholding provisions to their investment in the ET Preferred Units.

Nominee Reporting

Persons who hold an interest in us as a nominee for another person are required to furnish to us:

•	the name, address and taxpayer identification number of the beneficial owner and the nominee;

•	whether the beneficial owner is:

•	a person that is not a U.S. person;

•	a foreign government, an international organization or any wholly owned agency or instrumentality of either of the foregoing; or

•	a tax-exempt entity;

•	the amount and description of units held, acquired or transferred for the beneficial owner; and

•

specific information including the dates of acquisitions and transfers, means of acquisitions and transfers, and acquisition cost for purchases, as well as the amount of net proceeds from dispositions.

Brokers and financial institutions are required to furnish additional information, including whether they are U.S. persons and specific information on units they acquire, hold or transfer for their own account. A penalty of $280 per failure, up to a maximum of $3,426,000 per calendar year, is imposed by the Internal Revenue Code for failure to report that information to us. The nominee is required to supply the beneficial owner of the units with the information furnished to us.

Accuracy-Related Penalties

Certain penalties may be imposed on taxpayers as a result of an underpayment of tax that is attributable to one or more specified causes, including: (i) negligence or disregard of rules or regulations, (ii) substantial understatements of income tax, (iii) substantial valuation misstatements and (iv) the disallowance of claimed tax benefits by reason of a transaction lacking economic substance or failing to meet the requirements of any similar rule of law. Except with respect to the disallowance of claimed tax benefits by reason of a transaction lacking economic substance or failing to meet the requirements of any similar rule of law, however, no penalty will be imposed for any portion of any such underpayment if it is shown that there was a reasonable cause for the underpayment of that portion and that the taxpayer acted in good faith regarding the underpayment of that portion. With respect to substantial understatements of income tax, the amount of any understatement subject to penalty generally is reduced by that portion of the understatement which is attributable to a position adopted on the return (A) for which there is, or was, “substantial authority” or (B) as to which there is a reasonable basis and the relevant facts of that position are adequately disclosed on the return. If any item of income, gain, loss or deduction included in the distributive shares of unitholders might result in that kind of an “understatement” of income for which no “substantial authority” exists, we must adequately disclose the relevant facts on our return. In addition, we will make a reasonable effort to furnish sufficient information for unitholders to make adequate disclosure on their returns and to take other actions as may be appropriate to permit unitholders to avoid liability for this penalty.

Recent Legislative Developments

The present federal income tax treatment of publicly traded partnerships, including us, or an investment in the ET Preferred Units may be modified by administrative, legislative or judicial interpretation at any time. For example, from time to time, members of Congress and the President propose and consider substantive changes to the existing federal income tax laws that affect the tax treatment of publicly traded partnerships. Any modification to the federal income tax laws and interpretations thereof may or may not be retroactively applied and could make it more difficult or impossible to meet the exception for us to be treated as a partnership for federal income tax purposes. Please read “—Partnership Status.” We are unable to predict whether any such changes will ultimately be enacted. However, it is possible that a change in law could affect us, and any such changes could negatively impact the value of an investment in the ET Preferred Units.

State, Local, Foreign and Other Tax Considerations

In addition to federal income taxes, you will likely be subject to other taxes, such as state, local and foreign income taxes, unincorporated business taxes, and estate, inheritance or intangible taxes that may be imposed by the various jurisdictions in which we do business or own property or in which you are a resident. Although an analysis of those various taxes is not presented here, each unitholder that receives ET Preferred Units in the Merger should consider their potential impact on his investment in us. We currently own property or do business in many states. Several of these states impose a personal income tax on individuals; certain of these states also impose an income tax on corporations and other entities. We may also own property or do business in other jurisdictions in the future. Although you may not be required to file a return and pay taxes in some jurisdictions because your income from that jurisdiction falls below the filing and payment requirement, you will be required to file income tax returns and to pay income taxes in many of these jurisdictions in which we do business or own property and may be subject to penalties for failure to comply with those requirements. In some jurisdictions, tax losses may not produce a tax benefit in the year incurred and may not be available to offset income in subsequent taxable years. Some of the jurisdictions may require us, or we may elect, to withhold a percentage of income from amounts to be distributed to a unitholder who is not a resident of the jurisdiction. Withholding, the amount of which may be greater or less than a particular unitholder’s income tax liability to the jurisdiction, generally does not relieve a nonresident unitholder from the obligation to file an income tax return. Amounts withheld will be treated as if distributed to unitholders for purposes of determining the amounts distributed by us. Please read “—Tax Consequences of ET Preferred Unit Ownership—Entity-Level Collections.” Based on current law and our estimate of our future operations, our general partner anticipates that any amounts required to be withheld will not be material.

It is the responsibility of each holder of ET Preferred Units to investigate the legal and tax consequences, under the laws of pertinent states, localities and foreign jurisdictions, of his investment in us. Accordingly, each unitholder that receives ET Preferred Units in the Merger is urged to consult his own tax counsel or other advisor with regard to those matters. Further, it is the responsibility of each holder of ET Preferred Units to file all state, local and foreign, as well as U.S. federal tax returns, that may be required of him. Latham & Watkins LLP has not rendered an opinion on the state tax, local tax, alternative minimum tax or foreign tax consequences of an investment in us.

COMPARISON OF PREFERRED UNITHOLDERS’ RIGHTS AND DESCRIPTION OF ET PREFERRED UNITS

The rights of ETO Preferred Unitholders are currently governed by the ETO Partnership Agreement and the DRULPA. The rights of the ET Preferred Unitholders will be governed by the ET Partnership Agreement, as amended by Amendment No. 8 to the ET Partnership Agreement, a form of which is attached to this prospectus as Annex B, and the DRULPA. Unless the context otherwise requires, the description of the rights of ET Preferred Unitholders appearing in this section describe the rights provided for in the ET Partnership Agreement, as amended by Amendment No. 8 to the ET Partnership Agreement.

Although the preferences, rights, powers, duties and obligations of the ET Preferred Units are intended to be substantially equivalent to the preferences, rights, powers, duties and obligations of the ETO Preferred Units prior to the Merger, there are certain differences between the ET Partnership Agreement and the ETO Partnership Agreement that could affect the rights of the holders of ET Preferred Units. Certain of these differences are described below.

The following description summarizes the material rights of ETO Preferred Unitholders and ET Preferred Unitholders following the effective time of the Merger but does not purport to be a complete statement of all of the provisions of the ETO Partnership Agreement and ET Partnership Agreement relating to the ETO Preferred Units or the ET Preferred Units, or a complete description of the specific provisions referred to in this summary. The identification of specific differences is not intended to indicate that other equally significant or more significant differences do not exist. ETO Preferred Unitholders should read carefully the relevant provisions of Amendment No. 8 to the ET Partnership Agreement, a form of which is attached to this prospectus as Annex B. This summary is qualified in its entirety by reference to the DRULPA, the ETO Partnership Agreement and the ET Partnership Agreement, as amended by Amendment No. 8 to the ET Partnership Agreement. Unless context otherwise requires, references in this section to the “ET Partnership Agreement” refer to the ET Partnership Agreement, as amended by Amendment No. 8 thereto. Capitalized terms used in the table below and not otherwise defined in this prospectus are used as defined in the applicable partnership agreement. Copies of the other documents referred to in this summary may be obtained as described in the section entitled “Where You Can Find More Information” beginning on page 84.

Series A Preferred Units

ETO Series A Preferred Unitholders	ET Series A Preferred Unitholders

ISSUANCE AND DISTRIBUTIONS

In November 2017, ETO issued and sold 950,000 ETO Series A Preferred Units at a price to the public of $1,000 per unit.	By adoption of Amendment No. 8 to the ET Partnership Agreement, ET will create the ET Series A Preferred Units, which, following the effective time of the Merger, will (i) rank pari passu with the other ET Preferred Units with respect to distributions and rights upon liquidation and (ii) have substantially the same preferences, rights, powers and duties as the ETO Series A Preferred Units (other than any non-substantive differences to reflect the issuance of such securities by ET, as opposed to ETO).

Distributions on the ETO Series A Preferred Units are cumulative from the date of original issue and are payable semi-annually in arrears on the 15th day of February and August of each year up to and including	Distributions on the ET Series A Preferred Units will be cumulative from , 2021 and will be payable semi-annually in arrears on the 15th day of February and August of each year up to and

ETO Series A Preferred Unitholders	ET Series A Preferred Unitholders
February 15, 2023. After February 15, 2023, distributions on the ETO Series A Preferred Units will be payable quarterly in arrears on the 15th day of February, May, August and November of each year, in each case when, as, and if declared by ETO’s general partner.	including February 15, 2023. After February 15, 2023, distributions on the ET Series A Preferred Units will be payable quarterly in arrears on the 15th day of February, May, August and November of each year, in each case when, as, and if declared by ET’s general partner.

Distributions on the ETO Series A Preferred Units are payable out of amounts legally available therefor from and including the date of original issue to, but excluding February 15, 2023, at a rate of 6.250% per annum of the $1,000 liquidation preference per ETO Series A Preferred Unit (equal to $62.50 per ETO Series A Preferred Unit per annum). On and after February 15, 2023, distributions on the ETO Series A Preferred Units will accumulate for each distribution period at a percentage of the $1,000 liquidation preference equal to an annual floating rate of the three-month LIBOR plus a spread of 4.028% per annum.	Distributions on the ET Series A Preferred Units will be payable out of amounts legally available therefor from and including the date of original issue to, but excluding February 15, 2023, at a rate of 6.250% per annum of the $1,000 liquidation preference per ET Series A Preferred Unit (equal to $62.50 per ET Series A Preferred Unit per annum). On and after February 15, 2023, distributions on the ET Series A Preferred Units will accumulate for each distribution period at a percentage of the $1,000 liquidation preference equal to an annual floating rate of the three-month LIBOR plus a spread of 4.028% per annum.

RANKING

The ETO Series A Preferred Units, with respect to anticipated semi-annual or quarterly distributions and distributions upon the liquidation, winding-up and dissolution of ETO’s affairs, rank:	The ET Series A Preferred Units will, with respect to anticipated semi-annual or quarterly distributions and distributions upon the liquidation, winding-up and dissolution of ET’s affairs, rank:

•  senior to any junior securities (including ETO Common Units and the general partner interest);

•  pari passu with any parity securities (including each other series of ETO Preferred Units); and

•  junior to any senior securities.

•  senior to any junior securities (including ET Common Units and the general partner interest);

•  pari passu with any parity securities (including each other series of ET Preferred Units); and

•  junior to any senior securities.

The ETO Series A Preferred Units are subordinated to all of ETO’s and its subsidiaries’ existing and future indebtedness and other liabilities (including indebtedness outstanding under existing credit facilities, ETO’s senior notes, and any other senior securities ETO may issue in the future with respect to assets available to satisfy claims against it).	The ET Series A Preferred Units will be subordinated to all of ET’s and its subsidiaries’ existing and future indebtedness and other liabilities (including ET’s senior notes, and any other senior securities ET may issue in the future with respect to assets available to satisfy claims against it).

Under the ETO Partnership Agreement, ETO may issue junior securities from time to time in one or more series without the consent of the holders of the ETO Series A Preferred Units. ETO’s general partner has the authority to determine the designations, preferences, rights, powers, and duties of any such series before the	Under the ET Partnership Agreement, ET may issue junior securities from time to time in one or more series without the consent of the holders of the ET Series A Preferred Units. ET’s general partner has the authority to determine the designations, preferences, rights, powers, and duties of any such

ETO Series A Preferred Unitholders	ET Series A Preferred Unitholders
issuance of any units of that series. ETO’s general partner will also determine the number of units constituting each series of securities. ETO’s ability to issue additional parity securities in certain circumstances or senior securities is limited as described below under “Voting Rights.”	series before the issuance of any units of that series. ET’s general partner will also determine the number of units constituting each series of securities. ET’s ability to issue additional parity securities in certain circumstances or senior securities is limited as described below under “Voting Rights.”

RESTRICTIONS ON DISTRIBUTIONS

ETO will not declare or pay or set aside for payment distributions on any junior securities (other than a distribution payable solely in junior securities) unless full cumulative distributions have been or contemporaneously are being paid or provided for on all outstanding ETO Series A Preferred Units and any parity securities through the most recent respective distribution periods.

Accumulated distributions in arrears for any past distribution period may be declared by ETO’s general partner and paid on any date fixed by ETO’s general partner, whether or not a distribution payment date, to holders of the ETO Series A Preferred Units on the record date for such payment, which may not be less than 10 days before such distribution periods.

ET will not declare or pay or set aside for payment distributions on any junior securities (other than a distribution payable solely in junior securities) unless full cumulative distributions have been or contemporaneously are being paid or provided for on all outstanding ET Series A Preferred Units and any parity securities through the most recent respective distribution periods.

Accumulated distributions in arrears for any past distribution period may be declared by ET’s general partner and paid on any date fixed by ET’s general partner, whether or not a distribution payment date, to holders of the ET Series A Preferred Units on the record date for such payment, which may not be less than 10 days before such distribution periods.

To the extent a distribution period applicable to a class of junior securities or parity securities is shorter than the distribution period applicable to the ETO Series A Preferred Units (e.g., quarterly rather than semi-annually), ETO’s general partner may declare and pay regular distributions with respect to such junior securities or parity securities so long as, at the time of declaration of such distribution, ETO’s general partner expects to have sufficient funds to pay the full distribution in respect of the ETO Series A Preferred Units on the next successive distribution payment date.	To the extent a distribution period applicable to a class of junior securities or parity securities is shorter than the distribution period applicable to the ET Series A Preferred Units (e.g., quarterly rather than semi-annually), ET’s general partner may declare and pay regular distributions with respect to such junior securities or parity securities so long as, at the time of declaration of such distribution, ET’s general partner expects to have sufficient funds to pay the full distribution in respect of the ET Series A Preferred Units on the next successive distribution payment date.

OPTIONAL REDEMPTION

At any time on or after February 15, 2023, ETO may redeem the ETO Series A Preferred Units, in whole or in part, out of amounts legally available therefor, at a redemption price of $1,000 per ETO Series A Preferred Unit plus an amount equal to all accumulated and unpaid distributions thereon to, but excluding, the date of redemption, whether or not declared. In addition, upon the occurrence of a Series A Rating Event (as defined below), ETO may redeem the ETO Series A Preferred Units, in whole but not in part, out of amounts	At any time on or after February 15, 2023, ET may redeem the ET Series A Preferred Units, in whole or in part, out of amounts legally available therefor, at a redemption price of $1,000 per ET Series A Preferred Unit plus an amount equal to all accumulated and unpaid distributions thereon to, but excluding, the date of redemption, whether or not declared. In addition, upon the occurrence of a Series A Rating Event (as defined below), ET may redeem the ET Series A Preferred Units, in whole but not in part, out

ETO Series A Preferred Unitholders	ET Series A Preferred Unitholders

legally available therefor, at a price of $1,020 per ETO Series A Preferred Unit plus an amount equal to all accumulated and unpaid distributions thereon to, but excluding, the date of redemption, whether or not declared. Any such redemption would be effected only out of funds legally available for such purpose and would be subject to compliance with the provisions of the instruments governing ETO’s outstanding indebtedness. ETO must provide not less than 15 days’ and not more than 60 days’ written notice of any such redemption. ETO may undertake multiple partial redemptions.

“Series A Rating Event” means a change by any rating agency to the current criteria, which change results in (i) any shortening of the length of time for which the current criteria are scheduled to be in effect with respect to the ETO Series A Preferred Units, or (ii) a lower Equity Credit being given to the ETO Series A Preferred Units than the Equity Credit that would have been assigned to the ETO Series A Preferred Units by such rating agency pursuant to the current criteria. “Equity Credit” for the purposes of the ETO Series A Preferred Units means the dollar amount or percentage in relation to the stated liquidation preference amount of $1,000 per ETO Series A Preferred Unit assigned to the ETO Series A Preferred Units as equity, rather than debt, by a rating agency in evaluating the capital structure of an entity.

of amounts legally available therefor, at a price of $1,020 per ET Series A Preferred Unit plus an amount equal to all accumulated and unpaid distributions thereon to, but excluding, the date of redemption, whether or not declared. Any such redemption would be effected only out of funds legally available for such purpose and would be subject to compliance with the provisions of the instruments governing ET’s outstanding indebtedness. ET must provide not less than 15 days’ and not more than 60 days’ written notice of any such redemption. ET may undertake multiple partial redemptions.

“Series A Rating Event” means a change by any rating agency to the current criteria, which change results in (i) any shortening of the length of time for which the current criteria are scheduled to be in effect with respect to the ET Series A Preferred Units, or (ii) a lower Equity Credit being given to the ET Series A Preferred Units than the Equity Credit that would have been assigned to the ET Series A Preferred Units by such rating agency pursuant to the current criteria. “Equity Credit” for the purposes of the ET Series A Preferred Units means the dollar amount or percentage in relation to the stated liquidation preference amount of $1,000 per ET Series A Preferred Unit assigned to the ET Series A Preferred Units as equity, rather than debt, by a rating agency in evaluating the capital structure of an entity.

CONVERSION RIGHTS

The ETO Series A Preferred Units are not convertible into or exchangeable for any other securities or property at the option of the holder.	The ET Series A Preferred Units will not be convertible into or exchangeable for any other securities or property at the option of the holder.

LIQUIDATION RIGHTS

If necessary, the holders of outstanding ETO Series A Preferred Units will first be specially allocated items of ETO’s gross income and gain in a manner designed to cause, in the event of any liquidation, dissolution or winding up of ETO’s affairs, whether voluntary or involuntary, a liquidation preference of $1,000 per ETO Series A Preferred Unit.

If the amount of ETO’s gross income and gain available to be specially allocated to the ETO Series A Preferred Units is not sufficient to cause the capital account of such ETO Series A Preferred Unit to equal the

If necessary, the holders of outstanding ET Series A Preferred Units will first be specially allocated items of ET’s gross income and gain in a manner designed to cause, in the event of any liquidation, dissolution or winding up of ET’s affairs, whether voluntary or involuntary, a liquidation preference of $1,000 per ET Series A Preferred Unit.

If the amount of ET’s gross income and gain available to be specially allocated to the ET Series A Preferred Units is not sufficient to cause the capital account of such ET Series A Preferred Unit to equal the

ETO Series A Preferred Unitholders	ET Series A Preferred Unitholders
liquidation preference of the ETO Series A Preferred Unit, then the amount that a holder of such ETO Series A Preferred Units would receive upon liquidation may be less than the ETO Series A Preferred Unit liquidation preference. Any accumulated and unpaid distributions on the ETO Series A Preferred Units and the parity securities will be paid prior to any distributions in liquidation made in accordance with capital account balances. The rights of holders of the ETO Series A Preferred Units to receive the liquidation preference will be subject to the rights of the holders of any senior securities and the proportional rights of holders of the parity securities. A consolidation or merger of ETO with or into any other entity, individually or in a series of transactions, will not be deemed to be a liquidation, dissolution or winding up of ETO’s affairs.	liquidation preference of the ET Series A Preferred Unit, then the amount that a holder of such ET Series A Preferred Units would receive upon liquidation may be less than the ET Series A Preferred Unit liquidation preference. Any accumulated and unpaid distributions on the ET Series A Preferred Units and the parity securities will be paid prior to any distributions in liquidation made in accordance with capital account balances. The rights of holders of the ET Series A Preferred Units to receive the liquidation preference will be subject to the rights of the holders of any senior securities and the proportional rights of holders of the parity securities. A consolidation or merger of ET with or into any other entity, individually or in a series of transactions, will not be deemed to be a liquidation, dissolution or winding up of ET’s affairs.

VOTING RIGHTS

Except as described below, holders of the ETO Series A Preferred Units generally have no voting rights.

Unless ETO has received the affirmative vote or consent of the holders of at least two-thirds of the outstanding ETO Series A Preferred Units, voting as a separate class, ETO may not adopt any amendment to the ETO Partnership Agreement that would have a material adverse effect on the terms of the ETO Series A Preferred Units.

In addition, unless ETO has received the affirmative vote or consent of the holders of at least two-thirds of the outstanding ETO Series A Preferred Units, voting as a class together with holders of any other parity securities upon which like voting rights have been conferred and are exercisable, ETO may not (i) create or issue any parity securities (including any additional ETO Series A Preferred Units) if the cumulative distributions payable on then outstanding ETO Series A Preferred Units (or parity securities, if applicable) are in arrears, or (ii) create or issue any senior securities.

On any matter on which the holders of the ETO Series A Preferred Units are entitled to vote as a class, such holders will be entitled to one vote per ETO Series A Preferred Unit

Except as described below, holders of the ET Series A Preferred Units generally will have no voting rights.

Unless ET has received the affirmative vote or consent of the holders of at least two-thirds of the outstanding ET Series A Preferred Units, voting as a separate class, ET may not adopt any amendment to the ET Partnership Agreement that would have a material adverse effect on the terms of the ET Series A Preferred Units.

In addition, unless ET has received the affirmative vote or consent of the holders of at least two-thirds of the outstanding ET Series A Preferred Units, voting as a class together with holders of any other parity securities upon which like voting rights have been conferred and are exercisable, ET may not (i) create or issue any parity securities (including any additional ET Series A Preferred Units) if the cumulative distributions payable on then outstanding ET Series A Preferred Units (or parity securities, if applicable) are in arrears, or (ii) create or issue any senior securities.

On any matter on which the holders of the ET Series A Preferred Units are entitled to vote as a class, such holders will be entitled to one vote per ET Series A Preferred Unit

ETO Series A Preferred Unitholders	ET Series A Preferred Unitholders

TRANSFER OF UNITS

There is no restriction on the transfer of the ETO Series A Preferred Units other than restrictions and conditions applicable to transfers of any limited partner interests under the ETO Partnership Agreement.	There is no restriction on the transfer of the ET Series A Preferred Units other than restrictions and conditions applicable to transfers of any limited partner interests under the ET Partnership Agreement.

PREEMPTIVE RIGHTS

No holder of ETO Series A Preferred Units has any preemptive, preferential or other similar right with respect to the issuance of additional partnership securities under the ETO Partnership Agreement.	No holder of ET Series A Preferred Units will have any preemptive, preferential or other similar right with respect to the issuance of additional partnership securities under the ET Partnership Agreement.

RIGHTS UPON A CHANGE OF CONTROL

The holders of ETO Series A Preferred Units do not have any specific rights or protections upon a change of control at ETO.	The holders of ET Series A Preferred Units will not have any specific rights or protections upon a change of control at ET.

NO SINKING FUND

The ETO Series A Preferred Units do not have the benefit of any sinking fund.	The ET Series A Preferred Units will not have the benefit of any sinking fund.

Series B Preferred Units

ETO Series B Preferred Unitholders	ET Series B Preferred Unitholders

ISSUANCE AND DISTRIBUTIONS

In November 2017, ETO issued and sold 550,000 ETO Series B Preferred Units at a price to the public of $1,000 per unit.	By adoption of Amendment No. 8 to the ET Partnership Agreement, ET will create the ET Series B Preferred Units, which, following the effective time of the Merger, will (i) rank pari passu with the other ET Preferred Units with respect to distributions and rights upon liquidation and (ii) have substantially the same preferences, rights, powers and duties as the ET Series B Preferred Units (other than any non-substantive differences to reflect the issuance of such securities by ET, as opposed to ETO).

Distributions on the ETO Series B Preferred Units are cumulative from the date of original issue and are payable semi-annually in arrears on the 15th day of February and August of each year up to and including February 15, 2028. After February 15, 2028, distributions on the ETO Series B Preferred Units will be payable quarterly in arrears on the 15th day of	Distributions on the ET Series B Preferred Units will be cumulative from , 2021 and will be payable semi-annually in arrears on the 15th day of February and August of each year up to and including February 15, 2028. After February 15, 2028, distributions on the ET Series B Preferred Units will be payable quarterly in arrears on the 15th

ETO Series B Preferred Unitholders	ET Series B Preferred Unitholders
February, May, August and November of each year, in each case when, as, and if declared by ETO’s general partner.	day of February, May, August and November of each year, in each case when, as, and if declared by ET’s general partner.

Distributions on the ETO Series B Preferred Units are payable out of amounts legally available therefor from and including the date of original issue to, but excluding February 15, 2028, at a rate of 6.625% per annum of the $1,000 liquidation preference per ETO Series B Preferred Unit (equal to $66.25 per ETO Series B Preferred Unit per annum). On and after February 15, 2028, distributions on the ETO Series B Preferred Units will accumulate for each distribution period at a percentage of the $1,000 liquidation preference equal to an annual floating rate of the three-month LIBOR plus a spread of 4.155% per annum.	Distributions on the ET Series B Preferred Units will be payable out of amounts legally available therefor from and including the date of original issue to, but excluding February 15, 2028, at a rate of 6.625% per annum of the $1,000 liquidation preference per ET Series B Preferred Unit (equal to $66.25 per ET Series B Preferred Unit per annum). On and after February 15, 2028, distributions on the ET Series B Preferred Units will accumulate for each distribution period at a percentage of the $1,000 liquidation preference equal to an annual floating rate of the three-month LIBOR plus a spread of 4.155% per annum.

RANKING

The ETO Series B Preferred Units, with respect to anticipated semi-annual or quarterly distributions and distributions upon the liquidation, winding-up and dissolution of ETO’s affairs, rank:	The ET Series B Preferred Units will, with respect to anticipated semi-annual or quarterly distributions and distributions upon the liquidation, winding-up and dissolution of ET’s affairs, rank:

•  senior to any junior securities (including ET Common Units and the general partner interest);

•  pari passu with any parity securities (including each other series of ET Preferred Units); and

•  junior to any senior securities.

•  senior to any junior securities (including ET Common Units and the general partner interest);

•  pari passu with any parity securities (including each other series of ET Preferred Units); and

•  junior to any senior securities.

The ETO Series B Preferred Units are subordinated to all of ETO’s and its subsidiaries’ existing and future indebtedness and other liabilities (including indebtedness outstanding under existing credit facilities, ETO’s senior notes, and any other senior securities ETO may issue in the future with respect to assets available to satisfy claims against it).	The ET Series B Preferred Units will be subordinated to all of ET’s and its subsidiaries’ existing and future indebtedness and other liabilities (including ET’s senior notes, and any other senior securities ET may issue in the future with respect to assets available to satisfy claims against it).

Under the ETO Partnership Agreement, ETO may issue junior securities from time to time in one or more series without the consent of the holders of the ETO Series B Preferred Units. ETO’s general partner has the authority to determine the designations, preferences, rights, powers, and duties of any such series before the issuance of any units of that series. ETO’s general partner will also determine the number of units constituting each series of securities. ETO’s ability to issue additional parity securities in certain	Under the ET Partnership Agreement, ET may issue junior securities from time to time in one or more series without the consent of the holders of the ET Series B Preferred Units. ET’s general partner has the authority to determine the designations, preferences, rights, powers, and duties of any such series before the issuance of any units of that series. ET’s general partner will also determine the number of units constituting each series of securities. ET’s ability to issue additional parity securities in certain

ETO Series B Preferred Unitholders	ET Series B Preferred Unitholders
circumstances or senior securities is limited as described below under “Voting Rights.”	circumstances or senior securities is limited as described below under “Voting Rights.”

RESTRICTIONS ON DISTRIBUTIONS

ETO will not declare or pay or set aside for payment distributions on any junior securities (other than a distribution payable solely in junior securities) unless full cumulative distributions have been or contemporaneously are being paid or provided for on all outstanding ETO Series B Preferred Units and any parity securities through the most recent respective distribution periods.

Accumulated distributions in arrears for any past distribution period may be declared by ETO’s general partner and paid on any date fixed by ETO’s general partner, whether or not a distribution payment date, to holders of the ETO Series B Preferred Units on the record date for such payment, which may not be less than 10 days before such distribution periods.

ET will not declare or pay or set aside for payment distributions on any junior securities (other than a distribution payable solely in junior securities) unless full cumulative distributions have been or contemporaneously are being paid or provided for on all outstanding ET Series B Preferred Units and any parity securities through the most recent respective distribution periods.

Accumulated distributions in arrears for any past distribution period may be declared by ET’s general partner and paid on any date fixed by ET’s general partner, whether or not a distribution payment date, to holders of the ET Series B Preferred Units on the record date for such payment, which may not be less than 10 days before such distribution periods.

To the extent a distribution period applicable to a class of junior securities or parity securities is shorter than the distribution period applicable to the ETO Series B Preferred Units (e.g., quarterly rather than semi-annually), ETO’s general partner may declare and pay regular distributions with respect to such junior securities or parity securities so long as, at the time of declaration of such distribution, ETO’s general partner expects to have sufficient funds to pay the full distribution in respect of the ETO Series B Preferred Units on the next successive distribution payment date.	To the extent a distribution period applicable to a class of junior securities or parity securities is shorter than the distribution period applicable to the ET Series B Preferred Units (e.g., quarterly rather than semi-annually), ET’s general partner may declare and pay regular distributions with respect to such junior securities or parity securities so long as, at the time of declaration of such distribution, ET’s general partner expects to have sufficient funds to pay the full distribution in respect of the ET Series B Preferred Units on the next successive distribution payment date.

OPTIONAL REDEMPTION

At any time on or after February 15, 2028, ETO may redeem the ETO Series B Preferred Units, in whole or in part, out of amounts legally available therefor, at a redemption price of $1,000 per ETO Series B Preferred Unit plus an amount equal to all accumulated and unpaid distributions thereon to, but excluding, the date of redemption, whether or not declared. In addition, upon the occurrence of a Series B Rating Event (as defined below), ETO may redeem the ETO Series B Preferred Units, in whole but not in part, out of amounts legally available therefor, at a price of $1,020 per ETO Series B Preferred Unit plus an amount equal to all accumulated and unpaid distributions thereon to, but excluding, the date of redemption, whether or not declared. Any such redemption would be effected only	At any time on or after February 15, 2028, ET may redeem the ET Series B Preferred Units, in whole or in part, out of amounts legally available therefor, at a redemption price of $1,000 per ET Series B Preferred Unit plus an amount equal to all accumulated and unpaid distributions thereon to, but excluding, the date of redemption, whether or not declared. In addition, upon the occurrence of a Series B Rating Event (as defined below), ET may redeem the ET Series B Preferred Units, in whole but not in part, out of amounts legally available therefor, at a price of $1,020 per ET Series B Preferred Unit plus an amount equal to all accumulated and unpaid distributions thereon to, but excluding, the date of redemption, whether or not declared. Any such

ETO Series B Preferred Unitholders	ET Series B Preferred Unitholders

out of funds legally available for such purpose and would be subject to compliance with the provisions of the instruments governing ETO’s outstanding indebtedness. ETO must provide not less than 15 days’ and not more than 60 days’ written notice of any such redemption. ETO may undertake multiple partial redemptions.

“Series B Rating Event” means a change by any rating agency to the current criteria, which change results in (i) any shortening of the length of time for which the current criteria are scheduled to be in effect with respect to the ETO Series B Preferred Units, or (ii) a lower Equity Credit being given to the ETO Series B Preferred Units than the Equity Credit that would have been assigned to the ETO Series B Preferred Units by such rating agency pursuant to the current criteria. “Equity Credit” for the purposes of the ETO Series B Preferred Units means the dollar amount or percentage in relation to the stated liquidation preference amount of $1,000 per ETO Series B Preferred Unit assigned to the ETO Series B Preferred Units as equity, rather than debt, by a rating agency in evaluating the capital structure of an entity.

redemption would be effected only out of funds legally available for such purpose and would be subject to compliance with the provisions of the instruments governing ET’s outstanding indebtedness. ET must provide not less than 15 days’ and not more than 60 days’ written notice of any such redemption. ET may undertake multiple partial redemptions.

“Series B Rating Event” means a change by any rating agency to the current criteria, which change results in (i) any shortening of the length of time for which the current criteria are scheduled to be in effect with respect to the ET Series B Preferred Units, or (ii) a lower Equity Credit being given to the ET Series B Preferred Units than the Equity Credit that would have been assigned to the ET Series B Preferred Units by such rating agency pursuant to the current criteria. “Equity Credit” for the purposes of the ET Series B Preferred Units means the dollar amount or percentage in relation to the stated liquidation preference amount of $1,000 per ET Series B Preferred Unit assigned to the ET Series B Preferred Units as equity, rather than debt, by a rating agency in evaluating the capital structure of an entity.

CONVERSION RIGHTS

The ETO Series B Preferred Units are not convertible into or exchangeable for any other securities or property at the option of the holder.	The ET Series B Preferred Units will not be convertible into or exchangeable for any other securities or property at the option of the holder.

LIQUIDATION RIGHTS

If necessary, the holders of outstanding ETO Series B Preferred Units will first be specially allocated items of ETO’s gross income and gain in a manner designed to cause, in the event of any liquidation, dissolution or winding up of ETO’s affairs, whether voluntary or involuntary, a liquidation preference of $1,000 per ETO Series B Preferred Unit.

If the amount of ETO’s gross income and gain available to be specially allocated to the ETO Series B Preferred Units is not sufficient to cause the capital account of such ETO Series B Preferred Unit to equal the liquidation preference of the ETO Series B Preferred Unit, then the amount that a holder of such ETO Series B Preferred Units would receive upon liquidation may be less than the ETO Series B Preferred Unit liquidation preference. Any accumulated and unpaid distributions

If necessary, the holders of outstanding ET Series B Preferred Units will first be specially allocated items of ET’s gross income and gain in a manner designed to cause, in the event of any liquidation, dissolution or winding up of ET’s affairs, whether voluntary or involuntary, a liquidation preference of $1,000 per ET Series B Preferred Unit.

If the amount of ET’s gross income and gain available to be specially allocated to the ET Series B Preferred Units is not sufficient to cause the capital account of such ET Series B Preferred Unit to equal the liquidation preference of the ET Series B Preferred Unit, then the amount that a holder of such ET Series B Preferred Units would receive upon liquidation may be less than the ET Series B Preferred Unit liquidation preference. Any

ETO Series B Preferred Unitholders	ET Series B Preferred Unitholders
on the ETO Series B Preferred Units and the parity securities will be paid prior to any distributions in liquidation made in accordance with capital account balances. The rights of holders of the ETO Series B Preferred Units to receive the liquidation preference will be subject to the rights of the holders of any senior securities and the proportional rights of holders of the parity securities. A consolidation or merger of ETO with or into any other entity, individually or in a series of transactions, will not be deemed to be a liquidation, dissolution or winding up of ETO’s affairs.	accumulated and unpaid distributions on the ET Series B Preferred Units and the parity securities will be paid prior to any distributions in liquidation made in accordance with capital account balances. The rights of holders of the ET Series B Preferred Units to receive the liquidation preference will be subject to the rights of the holders of any senior securities and the proportional rights of holders of the parity securities. A consolidation or merger of ET with or into any other entity, individually or in a series of transactions, will not be deemed to be a liquidation, dissolution or winding up of ET’s affairs.

VOTING RIGHTS

Except as described below, holders of the ETO Series B Preferred Units generally have no voting rights.

Unless ETO has received the affirmative vote or consent of the holders of at least two-thirds of the outstanding ETO Series B Preferred Units, voting as a separate class, ETO may not adopt any amendment to the ETO Partnership Agreement that would have a material adverse effect on the terms of the ETO Series B Preferred Units.

In addition, unless ETO has received the affirmative vote or consent of the holders of at least two-thirds of the outstanding ETO Series B Preferred Units, voting as a class together with holders of any other parity securities upon which like voting rights have been conferred and are exercisable, ETO may not (i) create or issue any parity securities (including any additional ETO Series B Preferred Units) if the cumulative distributions payable on then outstanding ETO Series B Preferred Units (or parity securities, if applicable) are in arrears, or (ii) create or issue any senior securities.

On any matter on which the holders of the ETO Series B Preferred Units are entitled to vote as a class, such holders will be entitled to one vote per ETO Series B Preferred Unit

Except as described below, holders of the ET Series B Preferred Units generally will have no voting rights.

Unless ET has received the affirmative vote or consent of the holders of at least two-thirds of the outstanding ET Series B Preferred Units, voting as a separate class, ET may not adopt any amendment to the ET Partnership Agreement that would have a material adverse effect on the terms of the ET Series B Preferred Units.

In addition, unless ET has received the affirmative vote or consent of the holders of at least two-thirds of the outstanding ET Series B Preferred Units, voting as a class together with holders of any other parity securities upon which like voting rights have been conferred and are exercisable, ET may not (i) create or issue any parity securities (including any additional ET Series B Preferred Units) if the cumulative distributions payable on then outstanding ET Series B Preferred Units (or parity securities, if applicable) are in arrears, or (ii) create or issue any senior securities.

On any matter on which the holders of the ET Series B Preferred Units are entitled to vote as a class, such holders will be entitled to one vote per ET Series B Preferred Unit

TRANSFER OF UNITS

There is no restriction on the transfer of the ETO Series B Preferred Units other than restrictions and conditions applicable to transfers of any limited partner interests under the ETO Partnership Agreement.	There is no restriction on the transfer of the ET Series B Preferred Units other than restrictions and conditions applicable to transfers of any limited partner interests under the ET Partnership Agreement.

ETO Series B Preferred Unitholders	ET Series B Preferred Unitholders

PREEMPTIVE RIGHTS

No holder of ETO Series B Preferred Units has any preemptive, preferential or other similar right with respect to the issuance of additional partnership securities under the ETO Partnership Agreement.	No holder of ET Series B Preferred Units will have any preemptive, preferential or other similar right with respect to the issuance of additional partnership securities under the ET Partnership Agreement.

RIGHTS UPON A CHANGE OF CONTROL

The holders of ETO Series B Preferred Units do not have any specific rights or protections upon a change of control at ETO.	The holders of ET Series B Preferred Units will not have any specific rights or protections upon a change of control at ET.

NO SINKING FUND

The ETO Series B Preferred Units do not have the benefit of any sinking fund.	The ET Series B Preferred Units will not have the benefit of any sinking fund.

Series C Preferred Units

ETO Series C Preferred Unitholders	ET Series C Preferred Unitholders

ISSUANCE AND DISTRIBUTIONS

In April 2018, ETO issued 18,000,000 ETO Series C Preferred Units at a price to the public of $25.00 per unit.

Distributions on the ETO Series C Preferred Units are cumulative from and including the date of original issue and are payable quarterly in arrears on the 15th day of February, May, August and November of each year, in each case when, as, and if declared by ETO’s general partner. Distributions on the ETO Series C Preferred Units will be payable out of amounts legally available therefor from and including the date of original issue to, but excluding, May 15, 2023, at a rate equal to 7.375% per annum of the $25.00 liquidation preference per ETO Series C Preferred Unit (equal to $1.84375 per ETO Series C Preferred Unit per annum). On and after May 15, 2023, distributions on the ETO Series C Preferred Units will accumulate for each distribution period at a percentage of the $25.00 liquidation preference equal to an annual floating rate of the three-month LIBOR plus a spread of 4.530% per annum.

By adoption of Amendment No. 8 to the ET Partnership Agreement, ET will create the ET Series C Preferred Units, which, following the effective time of the Merger, will (i) rank pari passu with the other ET Preferred Units with respect to distributions and rights upon liquidation and (ii) have substantially the same preferences, rights, powers and duties as the ETO Series C Preferred Units (other than any non-substantive differences to reflect the issuance of such securities by ET, as opposed to ETO).

Distributions on the Series ET C Preferred Units will be cumulative from and including                 , 2021 and will be payable quarterly in arrears on the 15th day of February, May, August and November of each year, in each case when, as, and if declared by ET’s general partner. Distributions on the ET Series C Preferred Units will be payable out of amounts legally available therefor from and including the date of original issue to, but excluding, May 15, 2023, at a rate equal to 7.375% per annum of the $25.00 liquidation preference per ET Series C Preferred Unit (equal to $1.84375 per ET Series C Preferred Unit per annum). On and after May 15, 2023, distributions on the ET Series C Preferred Units will accumulate

ETO Series C Preferred Unitholders	ET Series C Preferred Unitholders
for each distribution period at a percentage of the $25.00 liquidation preference equal to an annual floating rate of the three-month LIBOR plus a spread of 4.530% per annum.

RANKING

The ETO Series C Preferred Units, with respect to anticipated quarterly distributions and distributions upon the liquidation, winding-up and dissolution of ETO’s affairs, rank:

•  senior to any junior securities (including ET Common Units and the general partner interest);

•  pari passu with any parity securities (including each other series of ET Preferred Units); and

•  junior to any senior securities.

The ETO Series C Preferred Units are subordinated to all of ETO’s and its subsidiaries’ existing and future indebtedness and other liabilities (including indebtedness outstanding under existing credit facilities, ETO’s senior notes, and any other senior securities ETO may issue in the future with respect to assets available to satisfy claims against it).

Under the ETO Partnership Agreement, ETO may issue junior securities from time to time in one or more series without the consent of the holders of the ETO Series C Preferred Units. ETO’s general partner has the authority to determine the designations, preferences, rights, powers, and duties of any such series before the issuance of any units of that series. ETO’s general partner will also determine the number of units constituting each series of securities. ETO’s ability to issue additional parity securities in certain circumstances or senior securities is limited as described below under “Voting Rights.”

The ET Series C Preferred Units will, with respect to anticipated quarterly distributions and distributions upon the liquidation, winding-up and dissolution of ET’s affairs, rank:

•  senior to any junior securities (including ET Common Units and the general partner interest);

•  pari passu with any parity securities (including each other series of ET Preferred Units); and

•  junior to any senior securities.

The ET Series C Preferred Units will be subordinated to all of ET’s and its subsidiaries’ existing and future indebtedness and other liabilities (including ET’s senior notes, and any other senior securities ET may issue in the future with respect to assets available to satisfy claims against it).

Under the ET Partnership Agreement, ET may issue junior securities from time to time in one or more series without the consent of the holders of the ET Series C Preferred Units. ET’s general partner will have the authority to determine the designations, preferences, rights, powers, and duties of any such series before the issuance of any units of that series. ET’s general partner will also determine the number of units constituting each series of securities. ET’s ability to issue additional parity securities in certain circumstances or senior securities is limited as described below under “Voting Rights.”

RESTRICTIONS ON DISTRIBUTIONS

ETO will not declare or pay or set aside for payment any distribution on any junior securities (other than a distribution payable solely in junior securities) unless full cumulative distributions have been or contemporaneously are being paid or provided for on all outstanding ETO Series C Preferred Units and any parity securities through the most recent respective distribution periods.	ET will not declare or pay or set aside for payment any distribution on any junior securities (other than a distribution payable solely in junior securities) unless full cumulative distributions have been or contemporaneously are being paid or provided for on all outstanding ET Series C Preferred Units and any parity securities through the most recent respective distribution periods.

ETO Series C Preferred Unitholders	ET Series C Preferred Unitholders

Accumulated distributions in arrears for any past distribution period may be declared by ETO’s general partner and paid on any date fixed by ETO’s general partner, whether or not a distribution payment date, to holders of the ETO Series C Preferred Units on the record date for such payment, which may not be less than 10 days before such distribution periods.

To the extent a distribution period applicable to a class of junior securities or parity securities is shorter than the distribution period applicable to the ETO Series C Preferred Units (e.g., monthly rather than quarterly), ETO’s general partner may declare and pay regular distributions with respect to such junior securities or parity securities so long as, at the time of declaration of such distribution, the general partner expects to have sufficient funds to pay the full distribution in respect of the ETO Series C Preferred Units on the next successive distribution payment date.

Accumulated distributions in arrears for any past distribution period may be declared by ET’s general partner and paid on any date fixed by ET’s general partner, whether or not a distribution payment date, to holders of the ET Series C Preferred Units on the record date for such payment, which may not be less than 10 days before such distribution periods.

To the extent a distribution period applicable to a class of junior securities or parity securities is shorter than the distribution period applicable to the ET Series C Preferred Units (e.g., monthly rather than quarterly), ET’s general partner may declare and pay regular distributions with respect to such junior securities or parity securities so long as, at the time of declaration of such distribution, the general partner expects to have sufficient funds to pay the full distribution in respect of the ET Series C Preferred Units on the next successive distribution payment date.

OPTIONAL REDEMPTION

At any time on or after May 15, 2023, ETO may redeem the ETO Series C Preferred Units, in whole or in part, out of amounts legally available therefor, at a redemption price of $25.00 per ETO Series C Preferred Unit plus an amount equal to all accumulated and unpaid distributions thereon to, but excluding, the date of redemption, whether or not declared. In addition, upon the occurrence of a “Series C Rating Event” (as defined below), ETO may redeem the ETO Series C Preferred Units, in whole but not in part, out of amounts legally available therefor, at a price of $25.50 per ETO Series C Preferred Unit plus an amount equal to all accumulated and unpaid distributions thereon to, but excluding, the date of redemption, whether or not declared. Any such redemption would be effected only out of funds legally available for such purpose and would be subject to compliance with the provisions of the instruments governing ETO’s outstanding indebtedness. ETO must provide not less than 30 days’ and not more than 60 days’ written notice of any such redemption. ETO may undertake multiple partial redemptions.

“Series C Rating Event” means a change by any rating agency to the current criteria, which change results in (i) any shortening of the length of time for which the current criteria are scheduled to be in effect with respect to the ETO Series C Preferred Units, or (ii) a lower

At any time on or after May 15, 2023, ET may redeem the ET Series C Preferred Units, in whole or in part, out of amounts legally available therefor, at a redemption price of $25.00 per ET Series C Preferred Unit plus an amount equal to all accumulated and unpaid distributions thereon to, but excluding, the date of redemption, whether or not declared. In addition, upon the occurrence of a “Series C Rating Event” (as defined below), ET may redeem the ET Series C Preferred Units, in whole but not in part, out of amounts legally available therefor, at a price of $25.50 per ET Series C Preferred Unit plus an amount equal to all accumulated and unpaid distributions thereon to, but excluding, the date of redemption, whether or not declared. Any such redemption would be effected only out of funds legally available for such purpose and would be subject to compliance with the provisions of the instruments governing ET’s outstanding indebtedness. ET must provide not less than 30 days’ and not more than 60 days’ written notice of any such redemption. ET may undertake multiple partial redemptions.

“Series C Rating Event” means a change by any rating agency to the current criteria, which change results in (i) any shortening of the length of time for which the current criteria are scheduled to be in

ETO Series C Preferred Unitholders	ET Series C Preferred Unitholders
Equity Credit being given to the ETO Series C Preferred Units than the Equity Credit that would have been assigned to the ETO Series C Preferred Units by such rating agency pursuant to the current criteria. “Equity Credit” for the purposes of the ETO Series C Preferred Units means the dollar amount or percentage in relation to the stated liquidation preference amount of $25.00 per ETO Series C Preferred Unit assigned to the ETO Series C Preferred Units as equity, rather than debt, by a rating agency in evaluating the capital structure of an entity.	effect with respect to the ET Series C Preferred Units, or (ii) a lower Equity Credit being given to the ET Series C Preferred Units than the Equity Credit that would have been assigned to the ET Series C Preferred Units by such rating agency pursuant to the current criteria. “Equity Credit” for the purposes of the ET Series C Preferred Units means the dollar amount or percentage in relation to the stated liquidation preference amount of $25.00 per ET Series C Preferred Unit assigned to the ET Series C Preferred Units as equity, rather than debt, by a rating agency in evaluating the capital structure of an entity.

CONVERSION RIGHTS

The ETO Series C Preferred Units are not convertible into or exchangeable for any other securities or property at the option of the holder.	The ET Series C Preferred Units will not be convertible into or exchangeable for any other securities or property at the option of the holder.

LIQUIDATION RIGHTS

If necessary, the holders of outstanding ETO Series C Preferred Units will first be specially allocated items of ETO’s gross income and gain in a manner designed to cause, in the event of any liquidation, dissolution or winding up of ETO’s affairs, whether voluntary or involuntary, a liquidation preference of $25.00 per ETO Series C Preferred Unit.

If the amount of ETO’s gross income and gain available to be specially allocated to the ETO Series C Preferred Units is not sufficient to cause the capital account of such ETO Series C Preferred Unit to equal the liquidation preference of the ETO Series C Preferred Unit, then the amount that a holder of such ETO Series C Preferred Units would receive upon liquidation may be less than the ETO Series C Preferred Unit liquidation preference. Any accumulated and unpaid distributions on the ETO Series C Preferred Units and the parity securities will be paid prior to any distributions in liquidation made in accordance with capital account balances. The rights of holders of the ETO Series C Preferred Units to receive the liquidation preference will be subject to the rights of the holders of any senior securities and the proportional rights of holders of the parity securities. A consolidation or merger of ETO with or into any other entity, individually or in a series of transactions, will not be deemed to be a liquidation, dissolution or winding up of ETO’s affairs.

If necessary, the holders of outstanding ET Series C Preferred Units will first be specially allocated items of ET’s gross income and gain in a manner designed to cause, in the event of any liquidation, dissolution or winding up of ET’s affairs, whether voluntary or involuntary, a liquidation preference of $25.00 per ET Series C Preferred Unit.

If the amount of ET’s gross income and gain available to be specially allocated to the ET Series C Preferred Units is not sufficient to cause the capital account of such ET Series C Preferred Unit to equal the liquidation preference of the ET Series C Preferred Unit, then the amount that a holder of such ET Series C Preferred Units would receive upon liquidation may be less than the ET Series C Preferred Unit liquidation preference. Any accumulated and unpaid distributions on the ET Series C Preferred Units and the parity securities will be paid prior to any distributions in liquidation made in accordance with capital account balances. The rights of holders of the ET Series C Preferred Units to receive the liquidation preference will be subject to the rights of the holders of any senior securities and the proportional rights of holders of the parity securities. A consolidation or merger of ET with or into any other entity, individually or in a series of transactions, will not be deemed to be a liquidation, dissolution or winding up of ET’s affairs.

ETO Series C Preferred Unitholders	ET Series C Preferred Unitholders

VOTING RIGHTS

Except as described below, holders of the ETO Series C Preferred Units generally have no voting rights.

Unless ETO has received the affirmative vote or consent of the holders of at least two-thirds of the outstanding ETO Series C Preferred Units, voting as a separate class, ETO may not adopt any amendment to the ETO Partnership Agreement that would have a material adverse effect on the terms of the ETO Series C Preferred Units.

In addition, unless ETO has received the affirmative vote or consent of the holders of at least two-thirds of the outstanding ETO Series C Preferred Units, voting as a class together with holders of any other parity securities upon which like voting rights have been conferred and are exercisable, ETO may not (i) create or issue any parity securities (including any additional ETO Series C Preferred Units) if the cumulative distributions payable on then outstanding ETO Series C Preferred Units (or parity securities, if applicable) are in arrears, or (ii) create or issue any senior securities.

On any matter on which the holders of the ETO Series C Preferred Units are entitled to vote as a class, such holders will be entitled to one vote per ETO Series C Preferred Unit.

Except as described below, holders of the ET Series C Preferred Units generally will have no voting rights.

Unless ET has received the affirmative vote or consent of the holders of at least two-thirds of the outstanding ET Series C Preferred Units, voting as a separate class, ET may not adopt any amendment to the ET Partnership Agreement that would have a material adverse effect on the terms of the ET Series C Preferred Units.

In addition, unless ET has received the affirmative vote or consent of the holders of at least two-thirds of the outstanding ET Series C Preferred Units, voting as a class together with holders of any other parity securities upon which like voting rights have been conferred and are exercisable, ET may not (i) create or issue any parity securities (including any additional ET Series C Preferred Units) if the cumulative distributions payable on then outstanding ET Series C Preferred Units (or parity securities, if applicable) are in arrears, or (ii) create or issue any senior securities.

On any matter on which the holders of the ET Series C Preferred Units are entitled to vote as a class, such holders will be entitled to one vote per ET Series C Preferred Unit.

TRANSFER OF UNITS

There is no restriction on the transfer of the ETO Series C Preferred Units other than restrictions and conditions applicable to transfers of any limited partner interests under the ETO Partnership Agreement.	There is no restriction on the transfer of the ET Series C Preferred Units other than restrictions and conditions applicable to transfers of any limited partner interests under the ET Partnership Agreement.

PREEMPTIVE RIGHTS

No holder of ETO Series C Preferred Units has any preemptive, preferential or other similar right with respect to the issuance of additional partnership securities under the ETO Partnership Agreement.	No holder of ET Series C Preferred Units will have any preemptive, preferential or other similar right with respect to the issuance of additional partnership securities under the ET Partnership Agreement.

ETO Series C Preferred Unitholders	ET Series C Preferred Unitholders

RIGHTS UPON A CHANGE OF CONTROL

The holders of ETO Series C Preferred Units do not have any specific rights upon a change of control under the ETO Partnership Agreement.	The holders of ET Series C Preferred Units will not have any specific rights upon a change of control under the ET Partnership Agreement.

NO SINKING FUND

The ETO Series C Preferred Units do not have the benefit of any sinking fund.	The ET Series C Preferred Units will not have the benefit of any sinking fund.

Series D Preferred Units

ETO Series D Preferred Unitholders	ET Series D Preferred Unitholders

ISSUANCE AND DISTRIBUTIONS

In July 2018, ETO issued 16,000,000 ETO Series D Preferred Units at a price to the public of $25.00 per unit.

Distributions on the ETO Series D Preferred Units are cumulative from and including the date of original issue and are payable quarterly in arrears on the 15th day of February, May, August and November of each year, in each case when, as, and if declared by ETO’s general partner. Distributions on the ETO Series D Preferred Units will be payable out of amounts legally available therefor from and including the date of original issue to, but excluding, August 15, 2023, at a rate equal to 7.625% per annum of the $25.00 liquidation preference per ETO Series D Preferred Unit (equal to $1.9063 per ETO Series D Preferred Unit per annum). On and after August 15, 2023, distributions on the ETO Series D Preferred Units will accumulate for each distribution period at a percentage of the $25.00 liquidation preference equal to an annual floating rate of the three-month LIBOR plus a spread of 4.738% per annum.

By adoption of Amendment No. 8 to the ET Partnership Agreement, ET will create the ET Series D Preferred Units, which, following the effective time of the Merger, will (i) rank pari passu with the other ET Preferred Units with respect to distributions and rights upon liquidation and (ii) have substantially the same preferences, rights, powers and duties as the ETO Series D Preferred Units (other than any non-substantive differences to reflect the issuance of such securities by ET, as opposed to ETO).

Distributions on the Series ET C Preferred Units will be cumulative from and including                 , 2021 and will be payable quarterly in arrears on the 15th day of February, May, August and November of each year, in each case when, as, and if declared by ET’s general partner. Distributions on the ET Series D Preferred Units will be payable out of amounts legally available therefor from and including the date of original issue to, but excluding, August 15, 2023, at a rate equal to 7.625% per annum of the $25.00 liquidation preference per ET Series D Preferred Unit (equal to $1.9063 per ET Series D Preferred Unit per annum). On and after August 15, 2023, distributions on the ET Series D Preferred Units will accumulate for each distribution period at a percentage of the $25.00 liquidation preference equal to an annual floating rate of the three-month LIBOR plus a spread of 4.738% per annum.

ETO Series D Preferred Unitholders	ET Series D Preferred Unitholders

RANKING

The ETO Series D Preferred Units, with respect to anticipated quarterly distributions and distributions upon the liquidation, winding-up and dissolution of ETO’s affairs, rank:

•  senior to any junior securities (including ET Common Units and the general partner interest);

•  pari passu with any parity securities (including each other series of ET Preferred Units); and

•  junior to any senior securities.

The ETO Series D Preferred Units are subordinated to all of ETO’s and its subsidiaries’ existing and future indebtedness and other liabilities (including indebtedness outstanding under existing credit facilities, ETO’s senior notes, and any other senior securities ETO may issue in the future with respect to assets available to satisfy claims against it).

Under the ETO Partnership Agreement, ETO may issue junior securities from time to time in one or more series without the consent of the holders of the ETO Series D Preferred Units. ETO’s general partner has the authority to determine the designations, preferences, rights, powers, and duties of any such series before the issuance of any units of that series. ETO’s general partner will also determine the number of units constituting each series of securities. ETO’s ability to issue additional parity securities in certain circumstances or senior securities is limited as described below under “Voting Rights.”

The ET Series D Preferred Units will, with respect to anticipated quarterly distributions and distributions upon the liquidation, winding-up and dissolution of ET’s affairs, rank:

•  senior to any junior securities (including ET Common Units and the general partner interest);

•  pari passu with any parity securities (including each other series of ET Preferred Units); and

•  junior to any senior securities.

The ET Series D Preferred Units will be subordinated to all of ET’s and its subsidiaries’ existing and future indebtedness and other liabilities (including ET’s senior notes, and any other senior securities ET may issue in the future with respect to assets available to satisfy claims against it).

Under the ET Partnership Agreement, ET may issue junior securities from time to time in one or more series without the consent of the holders of the ET Series D Preferred Units. ET’s general partner will have the authority to determine the designations, preferences, rights, powers, and duties of any such series before the issuance of any units of that series. ET’s general partner will also determine the number of units constituting each series of securities. ET’s ability to issue additional parity securities in certain circumstances or senior securities is limited as described below under “Voting Rights.”

RESTRICTIONS ON DISTRIBUTIONS

ETO will not declare or pay or set aside for payment any distribution on any junior securities (other than a distribution payable solely in junior securities) unless full cumulative distributions have been or contemporaneously are being paid or provided for on all outstanding ETO Series D Preferred Units and any parity securities through the most recent respective distribution periods.

Accumulated distributions in arrears for any past distribution period may be declared by ETO’s general partner and paid on any date fixed by ETO’s general partner, whether or not a distribution payment date, to

ET will not declare or pay or set aside for payment any distribution on any junior securities (other than a distribution payable solely in junior securities) unless full cumulative distributions have been or contemporaneously are being paid or provided for on all outstanding ET Series D Preferred Units and any parity securities through the most recent respective distribution periods.

Accumulated distributions in arrears for any past distribution period may be declared by ET’s general partner and paid on any date fixed by ET’s general partner, whether or not a distribution payment date,

ETO Series D Preferred Unitholders	ET Series D Preferred Unitholders

holders of the ETO Series D Preferred Units on the record date for such payment, which may not be less than 10 days before such distribution periods.

To the extent a distribution period applicable to a class of junior securities or parity securities is shorter than the distribution period applicable to the ETO Series D Preferred Units (e.g., monthly rather than quarterly), ETO’s general partner may declare and pay regular distributions with respect to such junior securities or parity securities so long as, at the time of declaration of such distribution, the general partner expects to have sufficient funds to pay the full distribution in respect of the ETO Series D Preferred Units on the next successive distribution payment date.

to holders of the ET Series D Preferred Units on the record date for such payment, which may not be less than 10 days before such distribution periods.

To the extent a distribution period applicable to a class of junior securities or parity securities is shorter than the distribution period applicable to the ET Series D Preferred Units (e.g., monthly rather than quarterly), ET’s general partner may declare and pay regular distributions with respect to such junior securities or parity securities so long as, at the time of declaration of such distribution, the general partner expects to have sufficient funds to pay the full distribution in respect of the ET Series D Preferred Units on the next successive distribution payment date.

OPTIONAL REDEMPTION

At any time on or after August 15, 2023, ETO may redeem the ETO Series D Preferred Units, in whole or in part, out of amounts legally available therefor, at a redemption price of $25.00 per ETO Series D Preferred Unit plus an amount equal to all accumulated and unpaid distributions thereon to, but excluding, the date of redemption, whether or not declared. In addition, upon the occurrence of a Series D Rating Event (as defined below), ETO may redeem the ETO Series D Preferred Units, in whole but not in part, out of amounts legally available therefor, at a price of $25.50 per ETO Series D Preferred Unit plus an amount equal to all accumulated and unpaid distributions thereon to, but excluding, the date of redemption, whether or not declared. Any such redemption would be effected only out of funds legally available for such purpose and would be subject to compliance with the provisions of the instruments governing ETO’s outstanding indebtedness. ETO must provide not less than 30 days’ and not more than 60 days’ written notice of any such redemption. ETO may undertake multiple partial redemptions.

“Series D Rating Event” means a change by any rating agency to the current criteria, which change results in (i) any shortening of the length of time for which the current criteria are scheduled to be in effect with respect to the ETO Series D Preferred Units, or (ii) a lower Equity Credit being given to the ETO Series D Preferred Units than the Equity Credit that would have been assigned to the ETO Series D Preferred Units by such rating agency pursuant to the current criteria. “Equity

At any time on or after August 15, 2023, ET may redeem the ET Series D Preferred Units, in whole or in part, out of amounts legally available therefor, at a redemption price of $25.00 per ET Series D Preferred Unit plus an amount equal to all accumulated and unpaid distributions thereon to, but excluding, the date of redemption, whether or not declared. In addition, upon the occurrence of a Series D Rating Event (as defined below), ET may redeem the ET Series D Preferred Units, in whole but not in part, out of amounts legally available therefor, at a price of $25.50 per ET Series D Preferred Unit plus an amount equal to all accumulated and unpaid distributions thereon to, but excluding, the date of redemption, whether or not declared. Any such redemption would be effected only out of funds legally available for such purpose and would be subject to compliance with the provisions of the instruments governing ET’s outstanding indebtedness. ET must provide not less than 30 days’ and not more than 60 days’ written notice of any such redemption. ET may undertake multiple partial redemptions.

“Series D Rating Event” means a change by any rating agency to the current criteria, which change results in (i) any shortening of the length of time for which the current criteria are scheduled to be in effect with respect to the ET Series D Preferred Units, or (ii) a lower Equity Credit being given to the ET Series D Preferred Units than the Equity Credit that would have been assigned to the ET Series D Preferred Units by such rating agency pursuant to the

ETO Series D Preferred Unitholders	ET Series D Preferred Unitholders
Credit” for the purposes of the ETO Series D Preferred Units means the dollar amount or percentage in relation to the stated liquidation preference amount of $25.00 per ETO Series D Preferred Unit assigned to the ETO Series D Preferred Units as equity, rather than debt, by a rating agency in evaluating the capital structure of an entity.	Preferred Units by such rating agency pursuant to the current criteria. “Equity Credit” for the purposes of the ET Series D Preferred Units means the dollar amount or percentage in relation to the stated liquidation preference amount of $25.00 per ET Series D Preferred Unit assigned to the ET Series D Preferred Units as equity, rather than debt, by a rating agency in evaluating the capital structure of an entity.

CONVERSION RIGHTS

The ETO Series D Preferred Units are not convertible into or exchangeable for any other securities or property at the option of the holder.	The ET Series D Preferred Units will not be convertible into or exchangeable for any other securities or property at the option of the holder.

LIQUIDATION RIGHTS

If necessary, the holders of outstanding ETO Series D Preferred Units will first be specially allocated items of ETO’s gross income and gain in a manner designed to cause, in the event of any liquidation, dissolution or winding up of ETO’s affairs, whether voluntary or involuntary, a liquidation preference of $25.00 per ETO Series D Preferred Unit.

If the amount of ETO’s gross income and gain available to be specially allocated to the ETO Series D Preferred Units is not sufficient to cause the capital account of such ETO Series D Preferred Unit to equal the liquidation preference of the ETO Series D Preferred Unit, then the amount that a holder of such ETO Series D Preferred Units would receive upon liquidation may be less than the ETO Series D Preferred Unit liquidation preference. Any accumulated and unpaid distributions on the ETO Series D Preferred Units and the parity securities will be paid prior to any distributions in liquidation made in accordance with capital account balances. The rights of holders of the ETO Series D Preferred Units to receive the liquidation preference will be subject to the rights of the holders of any senior securities and the proportional rights of holders of the parity securities. A consolidation or merger of ETO with or into any other entity, individually or in a series of transactions, will not be deemed to be a liquidation, dissolution or winding up of ETO’s affairs.

If necessary, the holders of outstanding ET Series D Preferred Units will first be specially allocated items of ET’s gross income and gain in a manner designed to cause, in the event of any liquidation, dissolution or winding up of ET’s affairs, whether voluntary or involuntary, a liquidation preference of $25.00 per ET Series D Preferred Unit.

If the amount of ET’s gross income and gain available to be specially allocated to the ET Series D Preferred Units is not sufficient to cause the capital account of such ET Series D Preferred Unit to equal the liquidation preference of the ET Series D Preferred Unit, then the amount that a holder of such ET Series D Preferred Units would receive upon liquidation may be less than the ET Series D Preferred Unit liquidation preference. Any accumulated and unpaid distributions on the ET Series D Preferred Units and the parity securities will be paid prior to any distributions in liquidation made in accordance with capital account balances. The rights of holders of the ET Series D Preferred Units to receive the liquidation preference will be subject to the rights of the holders of any senior securities and the proportional rights of holders of the parity securities. A consolidation or merger of ET with or into any other entity, individually or in a series of transactions, will not be deemed to be a liquidation, dissolution or winding up of ET’s affairs.

VOTING RIGHTS

Except as described below, holders of the ETO Series D Preferred Units generally have no voting rights.	Except as described below, holders of the ET Series D Preferred Units generally will have no voting rights.

ETO Series D Preferred Unitholders	ET Series D Preferred Unitholders

Unless ETO has received the affirmative vote or consent of the holders of at least two-thirds of the outstanding ETO Series D Preferred Units, voting as a separate class, ETO may not adopt any amendment to the ETO Partnership Agreement that would have a material adverse effect on the terms of the ETO Series D Preferred Units.

In addition, unless ETO has received the affirmative vote or consent of the holders of at least two-thirds of the outstanding ETO Series D Preferred Units, voting as a class together with holders of any other parity securities upon which like voting rights have been conferred and are exercisable, ETO may not (i) create or issue any parity securities (including any additional ETO Series D Preferred Units) if the cumulative distributions payable on then outstanding ETO Series D Preferred Units (or parity securities, if applicable) are in arrears, or (ii) create or issue any senior securities.

On any matter on which the holders of the ETO Series D Preferred Units are entitled to vote as a class, such holders will be entitled to one vote per ETO Series D Preferred Unit.

Unless ET has received the affirmative vote or consent of the holders of at least two-thirds of the outstanding ET Series D Preferred Units, voting as a separate class, ET may not adopt any amendment to the ET Partnership Agreement that would have a material adverse effect on the terms of the ET Series D Preferred Units.

In addition, unless ET has received the affirmative vote or consent of the holders of at least two-thirds of the outstanding ET Series D Preferred Units, voting as a class together with holders of any other parity securities upon which like voting rights have been conferred and are exercisable, ET may not (i) create or issue any parity securities (including any additional ET Series D Preferred Units) if the cumulative distributions payable on then outstanding ET Series D Preferred Units (or parity securities, if applicable) are in arrears, or (ii) create or issue any senior securities.

On any matter on which the holders of the ET Series D Preferred Units are entitled to vote as a class, such holders will be entitled to one vote per ET Series D Preferred Unit.

TRANSFER OF UNITS

There is no restriction on the transfer of the ETO Series D Preferred Units other than restrictions and conditions applicable to transfers of any limited partner interests under the ETO Partnership Agreement.	There is no restriction on the transfer of the ET Series D Preferred Units other than restrictions and conditions applicable to transfers of any limited partner interests under the ET Partnership Agreement.

PREEMPTIVE RIGHTS

No holder of ETO Series D Preferred Units has any preemptive, preferential or other similar right with respect to the issuance of additional partnership securities under the ETO Partnership Agreement.	No holder of ET Series D Preferred Units will have any preemptive, preferential or other similar right with respect to the issuance of additional partnership securities under the ET Partnership Agreement.

RIGHTS UPON A CHANGE OF CONTROL

The holders of ETO Series D Preferred Units do not have any specific rights upon a change of control under the ETO Partnership Agreement.	The holders of ET Series D Preferred Units will not have any specific rights upon a change of control under the ET Partnership Agreement.

NO SINKING FUND

The ETO Series D Preferred Units do not have the benefit of any sinking fund.	The ET Series D Preferred Units will not have the benefit of any sinking fund.

Series E Preferred Units

ETO Series E Preferred Unitholders	ET Series E Preferred Unitholders

ISSUANCE AND DISTRIBUTIONS

In April 2019, ETO issued 28,000,000 ETO Series E Preferred Units at a price to the public of $25.00 per unit.

Distributions on the ETO Series E Preferred Units are cumulative from and including the date of original issue and are payable quarterly in arrears on the 15th day of February, May, August and November of each year, in each case when, as, and if declared by ETO’s general partner. Distributions on the ETO Series E Preferred Units will be payable out of amounts legally available therefor from and including the date of original issue to, but excluding, May 15, 2024, at a rate equal to 7.600% per annum of the $25.00 liquidation preference per ETO Series E Preferred Unit (equal to $1.900 per ETO Series E Preferred Unit per annum). On and after May 15, 2024, distributions on the ETO Series E Preferred Units will accumulate for each distribution period at a percentage of the $25.00 liquidation preference equal to an annual floating rate of the three-month LIBOR plus a spread of 5.161% per annum.

By adoption of Amendment No. 8 to the ET Partnership Agreement, ET will create the ET Series E Preferred Units, which, following the effective time of the Merger, will (i) rank pari passu with the other ET Preferred Units with respect to distributions and rights upon liquidation and (ii) have substantially the same preferences, rights, powers and duties as the ETO Series E Preferred Units (other than any non-substantive differences to reflect the issuance of such securities by ET, as opposed to ETO).

Distributions on the Series ET C Preferred Units will be cumulative from and including                 , 2021 and will be payable quarterly in arrears on the 15th day of February, May, August and November of each year, in each case when, as, and if declared by ET’s general partner. Distributions on the ET Series E Preferred Units will be payable out of amounts legally available therefor from and including the date of original issue to, but excluding, May 15, 2024, at a rate equal to 7.600% per annum of the $25.00 liquidation preference per ET Series E Preferred Unit (equal to $1.900 per ET Series E Preferred Unit per annum). On and after May 15, 2024, distributions on the ET Series E Preferred Units will accumulate for each distribution period at a percentage of the $25.00 liquidation preference equal to an annual floating rate of the three-month LIBOR plus a spread of 5.161% per annum.

RANKING

The ETO Series E Preferred Units, with respect to anticipated quarterly distributions and distributions upon the liquidation, winding-up and dissolution of ETO’s affairs, rank:

•  senior to any junior securities (including ET Common Units and the general partner interest);

•  pari passu with any parity securities (including each other series of ET Preferred Units); and

•  junior to any senior securities.

The ET Series E Preferred Units will, with respect to anticipated quarterly distributions and distributions upon the liquidation, winding-up and dissolution of ET’s affairs, rank:

•  senior to any junior securities (including ET Common Units and the general partner interest);

•  pari passu with any parity securities (including each other series of ET Preferred Units); and

•  junior to any senior securities.

ETO Series E Preferred Unitholders	ET Series E Preferred Unitholders

The ETO Series E Preferred Units are subordinated to all of ETO’s and its subsidiaries’ existing and future indebtedness and other liabilities (including indebtedness outstanding under existing credit facilities, ETO’s senior notes, and any other senior securities ETO may issue in the future with respect to assets available to satisfy claims against it).

Under the ETO Partnership Agreement, ETO may issue junior securities from time to time in one or more series without the consent of the holders of the ETO Series E Preferred Units. ETO’s general partner has the authority to determine the designations, preferences, rights, powers, and duties of any such series before the issuance of any units of that series. ETO’s general partner will also determine the number of units constituting each series of securities. ETO’s ability to issue additional parity securities in certain circumstances or senior securities is limited as described below under “Voting Rights.”

The ET Series E Preferred Units will be subordinated to all of ET’s and its subsidiaries’ existing and future indebtedness and other liabilities (including ET’s senior notes, and any other senior securities ET may issue in the future with respect to assets available to satisfy claims against it).

Under the ET Partnership Agreement, ET may issue junior securities from time to time in one or more series without the consent of the holders of the ET Series E Preferred Units. ET’s general partner will have the authority to determine the designations, preferences, rights, powers, and duties of any such series before the issuance of any units of that series. ET’s general partner will also determine the number of units constituting each series of securities. ET’s ability to issue additional parity securities in certain circumstances or senior securities is limited as described below under “Voting Rights.”

RESTRICTIONS ON DISTRIBUTIONS

ETO will not declare or pay or set aside for payment any distribution on any junior securities (other than a distribution payable solely in junior securities) unless full cumulative distributions have been or contemporaneously are being paid or provided for on all outstanding ETO Series E Preferred Units and any parity securities through the most recent respective distribution periods.

Accumulated distributions in arrears for any past distribution period may be declared by ETO’s general partner and paid on any date fixed by ETO’s general partner, whether or not a distribution payment date, to holders of the ETO Series E Preferred Units on the record date for such payment, which may not be less than 10 days before such distribution periods.

To the extent a distribution period applicable to a class of junior securities or parity securities is shorter than the distribution period applicable to the ETO Series E Preferred Units (e.g., monthly rather than quarterly), ETO’s general partner may declare and pay regular distributions with respect to such junior securities or parity securities so long as, at the time of declaration of such distribution, the general partner expects to have sufficient funds to pay the full distribution in respect of the ETO Series E Preferred Units on the next successive distribution payment date.

ET will not declare or pay or set aside for payment any distribution on any junior securities (other than a distribution payable solely in junior securities) unless full cumulative distributions have been or contemporaneously are being paid or provided for on all outstanding ET Series E Preferred Units and any parity securities through the most recent respective distribution periods.

Accumulated distributions in arrears for any past distribution period may be declared by ET’s general partner and paid on any date fixed by ET’s general partner, whether or not a distribution payment date, to holders of the ET Series E Preferred Units on the record date for such payment, which may not be less than 10 days before such distribution periods.

To the extent a distribution period applicable to a class of junior securities or parity securities is shorter than the distribution period applicable to the ET Series E Preferred Units (e.g., monthly rather than quarterly), ET’s general partner may declare and pay regular distributions with respect to such junior securities or parity securities so long as, at the time of declaration of such distribution, the general partner expects to have sufficient funds to pay the full distribution in respect of the ET Series E Preferred Units on the next successive distribution payment date.

ETO Series E Preferred Unitholders	ET Series E Preferred Unitholders

OPTIONAL REDEMPTION

At any time on or after May 15, 2024, ETO may redeem the ETO Series E Preferred Units, in whole or in part, out of amounts legally available therefor, at a redemption price of $25.00 per ETO Series E Preferred Unit plus an amount equal to all accumulated and unpaid distributions thereon to, but excluding, the date of redemption, whether or not declared. In addition, upon the occurrence of a Series E Rating Event (as defined below), ETO may redeem the ETO Series E Preferred Units, in whole but not in part, out of amounts legally available therefor, at a price of $25.50 per ETO Series E Preferred Unit plus an amount equal to all accumulated and unpaid distributions thereon to, but excluding, the date of redemption, whether or not declared. Any such redemption would be effected only out of funds legally available for such purpose and would be subject to compliance with the provisions of the instruments governing ETO’s outstanding indebtedness. ETO must provide not less than 30 days’ and not more than 60 days’ written notice of any such redemption. ETO may undertake multiple partial redemptions.

“Series E Rating Event” means a change by any rating agency to the current criteria, which change results in (i) any shortening of the length of time for which the current criteria are scheduled to be in effect with respect to the ETO Series E Preferred Units, or (ii) a lower Equity Credit being given to the ETO Series E Preferred Units than the Equity Credit that would have been assigned to the ETO Series E Preferred Units by such rating agency pursuant to the current criteria. “Equity Credit” for the purposes of the ETO Series E Preferred Units means the dollar amount or percentage in relation to the stated liquidation preference amount of $25.00 per ETO Series E Preferred Unit assigned to the ETO Series E Preferred Units as equity, rather than debt, by a rating agency in evaluating the capital structure of an entity.

At any time on or after May 15, 2024, ET may redeem the ET Series E Preferred Units, in whole or in part, out of amounts legally available therefor, at a redemption price of $25.00 per ET Series E Preferred Unit plus an amount equal to all accumulated and unpaid distributions thereon to, but excluding, the date of redemption, whether or not declared. In addition, upon the occurrence of a Series E Rating Event (as defined below), ET may redeem the ET Series E Preferred Units, in whole but not in part, out of amounts legally available therefor, at a price of $25.50 per ET Series E Preferred Unit plus an amount equal to all accumulated and unpaid distributions thereon to, but excluding, the date of redemption, whether or not declared. Any such redemption would be effected only out of funds legally available for such purpose and would be subject to compliance with the provisions of the instruments governing ET’s outstanding indebtedness. ET must provide not less than 30 days’ and not more than 60 days’ written notice of any such redemption. ET may undertake multiple partial redemptions.

“Series E Rating Event” means a change by any rating agency to the current criteria, which change results in (i) any shortening of the length of time for which the current criteria are scheduled to be in effect with respect to the ET Series E Preferred Units, or (ii) a lower Equity Credit being given to the ET Series E Preferred Units than the Equity Credit that would have been assigned to the ET Series E Preferred Units by such rating agency pursuant to the current criteria. “Equity Credit” for the purposes of the ET Series E Preferred Units means the dollar amount or percentage in relation to the stated liquidation preference amount of $25.00 per ET Series E Preferred Unit assigned to the ET Series E Preferred Units as equity, rather than debt, by a rating agency in evaluating the capital structure of an entity.

CONVERSION RIGHTS

The ETO Series E Preferred Units are not convertible into or exchangeable for any other securities or property at the option of the holder.	The ET Series E Preferred Units will not be convertible into or exchangeable for any other securities or property at the option of the holder.

ETO Series E Preferred Unitholders	ET Series E Preferred Unitholders

LIQUIDATION RIGHTS

If necessary, the holders of outstanding ETO Series E Preferred Units will first be specially allocated items of ETO’s gross income and gain in a manner designed to cause, in the event of any liquidation, dissolution or winding up of ETO’s affairs, whether voluntary or involuntary, a liquidation preference of $25.00 per ETO Series E Preferred Unit.

If the amount of ETO’s gross income and gain available to be specially allocated to the ETO Series E Preferred Units is not sufficient to cause the capital account of such ETO Series E Preferred Unit to equal the liquidation preference of the ETO Series E Preferred Unit, then the amount that a holder of such ETO Series E Preferred Units would receive upon liquidation may be less than the ETO Series E Preferred Unit liquidation preference. Any accumulated and unpaid distributions on the ETO Series E Preferred Units and the parity securities will be paid prior to any distributions in liquidation made in accordance with capital account balances. The rights of holders of the ETO Series E Preferred Units to receive the liquidation preference will be subject to the rights of the holders of any senior securities and the proportional rights of holders of the parity securities. A consolidation or merger of ETO with or into any other entity, individually or in a series of transactions, will not be deemed to be a liquidation, dissolution or winding up of ETO’s affairs.

If necessary, the holders of outstanding ET Series E Preferred Units will first be specially allocated items of ET’s gross income and gain in a manner designed to cause, in the event of any liquidation, dissolution or winding up of ET’s affairs, whether voluntary or involuntary, a liquidation preference of $25.00 per ET Series E Preferred Unit.

If the amount of ET’s gross income and gain available to be specially allocated to the ET Series E Preferred Units is not sufficient to cause the capital account of such ET Series E Preferred Unit to equal the liquidation preference of the ET Series E Preferred Unit, then the amount that a holder of such ET Series E Preferred Units would receive upon liquidation may be less than the ET Series E Preferred Unit liquidation preference. Any accumulated and unpaid distributions on the ET Series E Preferred Units and the parity securities will be paid prior to any distributions in liquidation made in accordance with capital account balances. The rights of holders of the ET Series E Preferred Units to receive the liquidation preference will be subject to the rights of the holders of any senior securities and the proportional rights of holders of the parity securities. A consolidation or merger of ET with or into any other entity, individually or in a series of transactions, will not be deemed to be a liquidation, dissolution or winding up of ET’s affairs.

VOTING RIGHTS

Except as described below, holders of the ETO Series E Preferred Units generally have no voting rights.

Unless ETO has received the affirmative vote or consent of the holders of at least two-thirds of the outstanding ETO Series E Preferred Units, voting as a separate class, ETO may not adopt any amendment to the ETO Partnership Agreement that would have a material adverse effect on the terms of the ETO Series E Preferred Units.

In addition, unless ETO has received the affirmative vote or consent of the holders of at least two-thirds of the outstanding ETO Series E Preferred Units, voting as a class together with holders of any other parity securities upon which like voting rights have been

Except as described below, holders of the ET Series E Preferred Units generally will have no voting rights.

Unless ET has received the affirmative vote or consent of the holders of at least two-thirds of the outstanding ET Series E Preferred Units, voting as a separate class, ET may not adopt any amendment to the ET Partnership Agreement that would have a material adverse effect on the terms of the ET Series E Preferred Units.

In addition, unless ET has received the affirmative vote or consent of the holders of at least two-thirds of the outstanding ET Series E Preferred Units, voting as a class together with holders of any other parity

ETO Series E Preferred Unitholders	ET Series E Preferred Unitholders

conferred and are exercisable, ETO may not (i) create or issue any parity securities (including any additional ETO Series E Preferred Units) if the cumulative distributions payable on then outstanding ETO Series E Preferred Units (or parity securities, if applicable) are in arrears, or (ii) create or issue any senior securities.

On any matter on which the holders of the ETO Series E Preferred Units are entitled to vote as a class, such holders will be entitled to one vote per ETO Series E Preferred Unit.

securities upon which like voting rights have been conferred and are exercisable, ET may not (i) create or issue any parity securities (including any additional ET Series E Preferred Units) if the cumulative distributions payable on then outstanding ET Series E Preferred Units (or parity securities, if applicable) are in arrears, or (ii) create or issue any senior securities.

On any matter on which the holders of the ET Series E Preferred Units are entitled to vote as a class, such holders will be entitled to one vote per ET Series E Preferred Unit.

TRANSFER OF UNITS

There is no restriction on the transfer of the ETO Series E Preferred Units other than restrictions and conditions applicable to transfers of any limited partner interests under the ETO Partnership Agreement.	There is no restriction on the transfer of the ET Series E Preferred Units other than restrictions and conditions applicable to transfers of any limited partner interests under the ET Partnership Agreement.

PREEMPTIVE RIGHTS

No holder of ETO Series E Preferred Units has any preemptive, preferential or other similar right with respect to the issuance of additional partnership securities under the ETO Partnership Agreement.	No holder of ET Series E Preferred Units will have any preemptive, preferential or other similar right with respect to the issuance of additional partnership securities under the ET Partnership Agreement.

RIGHTS UPON A CHANGE OF CONTROL

The holders of ETO Series E Preferred Units do not have any specific rights upon a change of control under the ETO Partnership Agreement.	The holders of ET Series E Preferred Units will not have any specific rights upon a change of control under the ET Partnership Agreement.

NO SINKING FUND

The ETO Series E Preferred Units do not have the benefit of any sinking fund.	The ET Series E Preferred Units will not have the benefit of any sinking fund.

Series F Preferred Units

ETO Series F Preferred Unitholders	ET Series F Preferred Unitholders

ISSUANCE AND DISTRIBUTIONS

In January 2020, ETO issued and sold 500,000 ETO Series F Preferred Units at a price to the public of $1,000 per unit.	By adoption of Amendment No. 8 to the ET Partnership Agreement, ET will create the ET Series F Preferred Units, which, following the effective time of the Merger, will (i) rank pari passu with the other ET Preferred Units with respect to distributions and

ETO Series F Preferred Unitholders	ET Series F Preferred Unitholders

Distributions on the ETO Series F Preferred Units are cumulative from the date of original issue and are payable semi-annually in arrears on the 15th day of May and November of each year.

Distributions on the ETO Series F Preferred Units are payable out of amounts legally available therefor from and including the date of original issue to, but excluding May 15, 2025 (the “Series F First Call Date”), at a rate of 6.750% per annum of the $1,000 liquidation preference per ETO Series F Preferred Unit (equal to $67.50 per ETO Series F Preferred Unit per annum).

On and after the Series F First Call Date, the distribution rate on the ETO Series F Preferred Units for each Series F Reset Period (as defined below) will equal a percentage of the $1,000 liquidation preference equal to the five-year U.S. Treasury Rate as of the most recent Series F Reset Distribution Determination Date plus a spread of 5.134% per annum.

“Series F Reset Date” means the Series F First Call Date and each date falling on the fifth anniversary of the preceding Series F Reset Date.

“Series F Reset Distribution Determination Date” means, in respect of any Series F Reset Period, the day falling two business days prior to the beginning of such Series F Reset Period.

“Series F Reset Period” means the period from and including the Series F First Call Date to, but excluding, the next following Series F Reset Date and thereafter each period from and including each Series F Reset Date to, but excluding, the next following Series F Reset Date.

The distribution rate for each Series F Reset Period will be determined by the calculation agent for the ETO Series F Preferred Units, as of the applicable Series F Reset Distribution Determination Date. Unless ETO has validly called all ETO Series F Preferred Units for redemption on the ETO Series F First Call Date, ETO will appoint a calculation agent (other than ETO or its affiliates) for the ETO Series F Preferred Units prior to the Series F Reset Distribution Determination Date preceding the Series F First Call Date and will keep a record of such appointment at ETO’s principal offices, which will be available to any ETO unitholder upon request.

rights upon liquidation and (ii) have substantially the same preferences, rights, powers and duties as the ETO Series F Preferred Units (other than any non-substantive differences to reflect the issuance of such securities by ET, as opposed to ETO).

Distributions on the ET Series F Preferred Units are cumulative                 from                 , 2021 and are payable semi-annually in arrears on the 15th day of May and November of each year.

Distributions on the ET Series F Preferred Units will be payable out of amounts legally available therefor from and including the date of original issue to, but excluding May 15, 2025 (the “Series F First Call Date”), at a rate of 6.750% per annum of the $1,000 liquidation preference per ET Series F Preferred Unit (equal to $67.50 per ET Series F Preferred Unit per annum).

On and after the Series F First Call Date, the distribution rate on the ET Series F Preferred Units for each Series F Reset Period (as defined below) will equal a percentage of the $1,000 liquidation preference equal to the five-year U.S. Treasury Rate as of the most recent Series F Reset Distribution Determination Date plus a spread of 5.134% per annum.

“Series F Reset Date” means the Series F First Call Date and each date falling on the fifth anniversary of the preceding Series F Reset Date.

“Series F Reset Distribution Determination Date” means, in respect of any Series F Reset Period, the day falling two business days prior to the beginning of such Series F Reset Period.

“Series F Reset Period” means the period from and including the Series F First Call Date to, but excluding, the next following Series F Reset Date and thereafter each period from and including each Series F Reset Date to, but excluding, the next following Series F Reset Date.

The distribution rate for each Series F Reset Period will be determined by the calculation agent for the ET Series F Preferred Units, as of the applicable Series F Reset Distribution Determination Date. Unless ET has validly called all ET Series F Preferred Units for redemption on the ET Series F

ETO Series F Preferred Unitholders	ET Series F Preferred Unitholders
First Call Date, ET will appoint a calculation agent (other than ET or its affiliates) for the ET Series F Preferred Units prior to the Series F Reset Distribution Determination Date preceding the Series F First Call Date and will keep a record of such appointment at ET’s principal offices, which will be available to any ET unitholder upon request.

RANKING

The ETO Series F Preferred Units, with respect to anticipated semi-annual distributions and distributions upon the liquidation, winding-up and dissolution of ETO’s affairs, rank:

•  senior to any junior securities (including ET Common Units and the general partner interest);

•  pari passu with any parity securities (including each other series of ET Preferred Units); and

•  junior to any senior securities.

The ETO Series F Preferred Units are subordinated to all of ETO’s and its subsidiaries’ existing and future indebtedness and other liabilities (including indebtedness outstanding under existing credit facilities, ETO’s senior notes, and any other senior securities ETO may issue in the future with respect to assets available to satisfy claims against it).

Under the ETO Partnership Agreement, ETO may issue junior securities from time to time in one or more series without the consent of the holders of the ETO Series F Preferred Units. ETO’s general partner has the authority to determine the designations, preferences, rights, powers, and duties of any such series before the issuance of any units of that series. ETO’s general partner will also determine the number of units constituting each series of securities. ETO’s ability to issue additional parity securities in certain circumstances or senior securities is limited as described below under “Voting Rights.”

The ET Series F Preferred Units will, with respect to anticipated semi-annual distributions and distributions upon the liquidation, winding-up and dissolution of ET’s affairs, rank:

•  senior to any junior securities (including ET Common Units and the general partner interest);

•  pari passu with any parity securities (including each other series of ET Preferred Units); and

•  junior to any senior securities.

The ET Series F Preferred Units will be subordinated to all of ET’s and its subsidiaries’ existing and future indebtedness and other liabilities (including ET’s senior notes, and any other senior securities ET may issue in the future with respect to assets available to satisfy claims against it).

Under the ET Partnership Agreement, ET may issue junior securities from time to time in one or more series without the consent of the holders of the ET Series F Preferred Units. ET’s general partner has the authority to determine the designations, preferences, rights, powers, and duties of any such series before the issuance of any units of that series. ET’s general partner will also determine the number of units constituting each series of securities. ET’s ability to issue additional parity securities in certain circumstances or senior securities is limited as described below under “Voting Rights.”

RESTRICTIONS ON DISTRIBUTIONS

ETO will not declare or pay or set aside for payment distributions on any junior securities (other than a distribution payable solely in junior securities) unless full cumulative distributions have been or contemporaneously are being paid or provided for on all	ET will not declare or pay or set aside for payment distributions on any junior securities (other than a distribution payable solely in junior securities) unless full cumulative distributions have been or contemporaneously are being paid or provided for on

ETO Series F Preferred Unitholders	ET Series F Preferred Unitholders

outstanding ETO Series F Preferred Units and any parity securities through the most recent respective distribution periods.

Accumulated distributions in arrears for any past distribution period may be declared by ETO’s general partner and paid on any date fixed by ETO’s general partner, whether or not a distribution payment date, to holders of the ETO Series F Preferred Units on the record date for such payment, which may not be less than 10 days before such distribution periods.

To the extent a distribution period applicable to a class of junior securities or parity securities is shorter than the distribution period applicable to the ETO Series F Preferred Units (e.g., quarterly rather than semi-annually), ETO’s general partner may declare and pay regular distributions with respect to such junior securities or parity securities so long as, at the time of declaration of such distribution, ETO’s general partner expects to have sufficient funds to pay the full distribution in respect of the ETO Series F Preferred Units on the next successive distribution payment date.

all outstanding ET Series F Preferred Units and any parity securities through the most recent respective distribution periods.

Accumulated distributions in arrears for any past distribution period may be declared by ET’s general partner and paid on any date fixed by ET’s general partner, whether or not a distribution payment date, to holders of the ET Series F Preferred Units on the record date for such payment, which may not be less than 10 days before such distribution periods.

To the extent a distribution period applicable to a class of junior securities or parity securities is shorter than the distribution period applicable to the ET Series F Preferred Units (e.g., quarterly rather than semi-annually), ET’s general partner may declare and pay regular distributions with respect to such junior securities or parity securities so long as, at the time of declaration of such distribution, ET’s general partner expects to have sufficient funds to pay the full distribution in respect of the ET Series F Preferred Units on the next successive distribution payment date.

OPTIONAL REDEMPTION

At any time on or after February 15, 2023, ETO may redeem the ETO Series F Preferred Units, in whole or in part, out of amounts legally available therefor, at a redemption price of $1,000 per ETO Series F Preferred Unit plus an amount equal to all accumulated and unpaid distributions thereon to, but excluding, the date of redemption, whether or not declared. In addition, upon the occurrence of a Series F Rating Event (as defined below), ETO may redeem the ETO Series F Preferred Units, in whole but not in part, out of amounts legally available therefor, at a price of $1,020 per ETO Series F Preferred Unit plus an amount equal to all accumulated and unpaid distributions thereon to, but excluding, the date of redemption, whether or not declared. Any such redemption would be effected only out of funds legally available for such purpose and would be subject to compliance with the provisions of the instruments governing ETO’s outstanding indebtedness. ETO must provide not less than 30 days’ and not more than 60 days’ written notice of any such redemption. ETO may undertake multiple partial redemptions.	At any time on or after February 15, 2023, ET may redeem the ET Series F Preferred Units, in whole or in part, out of amounts legally available therefor, at a redemption price of $1,000 per ET Series F Preferred Unit plus an amount equal to all accumulated and unpaid distributions thereon to, but excluding, the date of redemption, whether or not declared. In addition, upon the occurrence of a Series F Rating Event (as defined below), ET may redeem the ET Series F Preferred Units, in whole but not in part, out of amounts legally available therefor, at a price of $1,020 per ET Series F Preferred Unit plus an amount equal to all accumulated and unpaid distributions thereon to, but excluding, the date of redemption, whether or not declared. Any such redemption would be effected only out of funds legally available for such purpose and would be subject to compliance with the provisions of the instruments governing ET’s outstanding indebtedness. ET must provide not less than 30 days’ and not more than 60 days’ written notice of any such redemption. ET may undertake multiple partial redemptions.

ETO Series F Preferred Unitholders	ET Series F Preferred Unitholders
“Series F Rating Event” means a change by any rating agency to the current criteria, which change results in (i) any shortening of the length of time for which the current criteria are scheduled to be in effect with respect to the ETO Series F Preferred Units, or (ii) a lower Equity Credit being given to the ETO Series F Preferred Units than the Equity Credit that would have been assigned to the ETO Series F Preferred Units by such rating agency pursuant to the current criteria. “Equity Credit” for the purposes of the ETO Series F Preferred Units means the dollar amount or percentage in relation to the stated liquidation preference amount of $1,000 per ETO Series F Preferred Unit assigned to the ETO Series F Preferred Units as equity, rather than debt, by a rating agency in evaluating the capital structure of an entity.	“Series F Rating Event” means a change by any rating agency to the current criteria, which change results in (i) any shortening of the length of time for which the current criteria are scheduled to be in effect with respect to the ET Series F Preferred Units, or (ii) a lower Equity Credit being given to the ET Series F Preferred Units than the Equity Credit that would have been assigned to the ET Series F Preferred Units by such rating agency pursuant to the current criteria. “Equity Credit” for the purposes of the ET Series F Preferred Units means the dollar amount or percentage in relation to the stated liquidation preference amount of $1,000 per ET Series F Preferred Unit assigned to the ET Series F Preferred Units as equity, rather than debt, by a rating agency in evaluating the capital structure of an entity.

CONVERSION RIGHTS

The ETO Series F Preferred Units are not convertible into or exchangeable for any other securities or property at the option of the holder.	The ET Series F Preferred Units will not be convertible into or exchangeable for any other securities or property at the option of the holder.

LIQUIDATION RIGHTS

If necessary, the holders of outstanding ETO Series F Preferred Units will first be specially allocated items of ETO’s gross income and gain in a manner designed to cause, in the event of any liquidation, dissolution or winding up of ETO’s affairs, whether voluntary or involuntary, a liquidation preference of $1,000 per ETO Series F Preferred Unit.

If the amount of ETO’s gross income and gain available to be specially allocated to the ETO Series F Preferred Units is not sufficient to cause the capital account of such ETO Series F Preferred Unit to equal the liquidation preference of the ETO Series F Preferred Unit, then the amount that a holder of such ETO Series F Preferred Units would receive upon liquidation may be less than the ETO Series F Preferred Unit liquidation preference. Any accumulated and unpaid distributions on the ETO Series F Preferred Units and the parity securities will be paid prior to any distributions in liquidation made in accordance with capital account balances. The rights of holders of the ETO Series F Preferred Units to receive the liquidation preference will be subject to the rights of the holders of any senior securities and the proportional rights of holders of the parity securities. A consolidation or merger of ETO with or into any other entity, individually or in a series of

If necessary, the holders of outstanding ET Series F Preferred Units will first be specially allocated items of ET’s gross income and gain in a manner designed to cause, in the event of any liquidation, dissolution or winding up of ET’s affairs, whether voluntary or involuntary, a liquidation preference of $1,000 per ET Series F Preferred Unit.

If the amount of ET’s gross income and gain available to be specially allocated to the ET Series F Preferred Units is not sufficient to cause the capital account of such ET Series F Preferred Unit to equal the liquidation preference of the ET Series F Preferred Unit, then the amount that a holder of such ET Series F Preferred Units would receive upon liquidation may be less than the ET Series F Preferred Unit liquidation preference. Any accumulated and unpaid distributions on the ET Series F Preferred Units and the parity securities will be paid prior to any distributions in liquidation made in accordance with capital account balances. The rights of holders of the ET Series F Preferred Units to receive the liquidation preference will be subject to the rights of the holders of any senior securities and the proportional rights of holders of the parity securities. A consolidation or merger of ET with or

ETO Series F Preferred Unitholders	ET Series F Preferred Unitholders
transactions, will not be deemed to be a liquidation, dissolution or winding up of ETO’s affairs.	into any other entity, individually or in a series of transactions, will not be deemed to be a liquidation, dissolution or winding up of ET’s affairs.

VOTING RIGHTS

Except as described below, holders of the ETO Series F Preferred Units generally have no voting rights.

Unless ETO has received the affirmative vote or consent of the holders of at least two-thirds of the outstanding ETO Series F Preferred Units, voting as a separate class, ETO may not adopt any amendment to the ETO Partnership Agreement that would have a material adverse effect on the terms of the ETO Series F Preferred Units.

In addition, unless ETO has received the affirmative vote or consent of the holders of at least two-thirds of the outstanding ETO Series F Preferred Units, voting as a class together with holders of any other parity securities upon which like voting rights have been conferred and are exercisable, ETO may not (i) create or issue any parity securities (including any additional ETO Series F Preferred Units) if the cumulative distributions payable on then outstanding ETO Series F Preferred Units (or parity securities, if applicable) are in arrears, or (ii) create or issue any senior securities.

On any matter on which the holders of the ETO Series F Preferred Units are entitled to vote as a class, such holders will be entitled to one vote per ETO Series F Preferred Unit

Except as described below, holders of the ET Series F Preferred Units generally will have no voting rights.

Unless ET has received the affirmative vote or consent of the holders of at least two-thirds of the outstanding ET Series F Preferred Units, voting as a separate class, ET may not adopt any amendment to the ET Partnership Agreement that would have a material adverse effect on the terms of the ET Series F Preferred Units.

In addition, unless ET has received the affirmative vote or consent of the holders of at least two-thirds of the outstanding ET Series F Preferred Units, voting as a class together with holders of any other parity securities upon which like voting rights have been conferred and are exercisable, ET may not (i) create or issue any parity securities (including any additional ET Series F Preferred Units) if the cumulative distributions payable on then outstanding ET Series F Preferred Units (or parity securities, if applicable) are in arrears, or (ii) create or issue any senior securities.

On any matter on which the holders of the ET Series F Preferred Units are entitled to vote as a class, such holders will be entitled to one vote per ET Series F Preferred Unit

TRANSFER OF UNITS

There is no restriction on the transfer of the ETO Series F Preferred Units other than restrictions and conditions applicable to transfers of any limited partner interests under the ETO Partnership Agreement.	There is no restriction on the transfer of the ET Series F Preferred Units other than restrictions and conditions applicable to transfers of any limited partner interests under the ET Partnership Agreement.

PREEMPTIVE RIGHTS

No holder of ETO Series F Preferred Units has any preemptive, preferential or other similar right with respect to the issuance of additional partnership securities under the ETO Partnership Agreement.	No holder of ET Series F Preferred Units will have any preemptive, preferential or other similar right with respect to the issuance of additional partnership securities under the ET Partnership Agreement.

ETO Series F Preferred Unitholders	ET Series F Preferred Unitholders

RIGHTS UPON A CHANGE OF CONTROL

The holders of ETO Series F Preferred Units do not have any specific rights or protections upon a change of control at ETO.	The holders of ET Series F Preferred Units will not have any specific rights or protections upon a change of control at ET.

NO SINKING FUND

The ETO Series F Preferred Units do not have the benefit of any sinking fund.	The ET Series F Preferred Units will not have the benefit of any sinking fund.

Series G Preferred Units

ETO Series G Preferred Unitholders	ET Series G Preferred Unitholders

ISSUANCE AND DISTRIBUTIONS

In January 2020, ETO issued and sold 1,100,000 ETO Series G Preferred Units at a price to the public of $1,000 per unit.

Distributions on the ETO Series G Preferred Units are cumulative from the date of original issue and are payable semi-annually in arrears on the 15th day of May and November of each year.

Distributions on the ETO Series G Preferred Units are payable out of amounts legally available therefor from and including the date of original issue to, but excluding May 15, 2030 (the “Series G First Call Date”), at a rate of 7.125% per annum of the $1,000 liquidation preference per ETO Series G Preferred Unit (equal to $71.25 per ETO Series G Preferred Unit per annum).

On and after the Series G First Call Date, the distribution rate on the ETO Series G Preferred Units for each Series G Reset Period (as defined below) will equal a percentage of the $1,000 liquidation preference equal to the five-year U.S. Treasury Rate as of the most recent Series G Reset Distribution Determination Date plus a spread of 5.306% per annum.

“Series G Reset Date” means the Series G First Call Date and each date falling on the fifth anniversary of the preceding Series G Reset Date.

“Series G Reset Distribution Determination Date” means, in respect of any Series G Reset Period, the day falling two business days prior to the beginning of such Series G Reset Period.

By adoption of Amendment No. 8 to the ET Partnership Agreement, ET will create the ET Series G Preferred Units, which, following the effective time of the Merger, will (i) rank pari passu with the other ET Preferred Units with respect to distributions and rights upon liquidation and (ii) have substantially the same preferences, rights, powers and duties as the ETO Series G Preferred Units (other than any non-substantive differences to reflect the issuance of such securities by ET, as opposed to ETO).

Distributions on the ET Series G Preferred Units are cumulative             from                 , 2021 and are payable semi-annually in arrears on the 15th day of May and November of each year.

Distributions on the ET Series G Preferred Units will be payable out of amounts legally available therefor from and including the date of original issue to, but excluding May 15, 2030 (the “Series G First Call Date”), at a rate of 7.125% per annum of the $1,000 liquidation preference per ET Series G Preferred Unit (equal to $71.25 per ET Series G Preferred Unit per annum).

On and after the Series G First Call Date, the distribution rate on the ET Series G Preferred Units for each Series G Reset Period (as defined below) will equal a percentage of the $1,000 liquidation preference equal to the five-year U.S. Treasury Rate as of the most recent Series G Reset Distribution Determination Date plus a spread of 5.306% per annum.

ETO Series G Preferred Unitholders	ET Series G Preferred Unitholders

“Series G Reset Period” means the period from and including the Series G First Call Date to, but excluding, the next following Series G Reset Date and thereafter each period from and including each Series G Reset Date to, but excluding, the next following Series G Reset Date.

The distribution rate for each Series G Reset Period will be determined by the calculation agent for the ETO Series G Preferred Units, as of the applicable Series G Reset Distribution Determination Date. Unless ETO has validly called all ETO Series G Preferred Units for redemption on the ETO Series G First Call Date, ETO will appoint a calculation agent (other than ETO or its affiliates) for the ETO Series G Preferred Units prior to the Series G Reset Distribution Determination Date preceding the Series G First Call Date and will keep a record of such appointment at ETO’s principal offices, which will be available to any ETO unitholder upon request.

“Series G Reset Date” means the Series G First Call Date and each date falling on the fifth anniversary of the preceding Series G Reset Date.

“Series G Reset Distribution Determination Date” means, in respect of any Series G Reset Period, the day falling two business days prior to the beginning of such Series G Reset Period.

“Series G Reset Period” means the period from and including the Series G First Call Date to, but excluding, the next following Series G Reset Date and thereafter each period from and including each Series G Reset Date to, but excluding, the next following Series G Reset Date.

The distribution rate for each Series G Reset Period will be determined by the calculation agent for the ET Series G Preferred Units, as of the applicable Series G Reset Distribution Determination Date. Unless ET has validly called all ET Series G Preferred Units for redemption on the ET Series G First Call Date, ET will appoint a calculation agent (other than ET or its affiliates) for the ET Series G Preferred Units prior to the Series G Reset Distribution Determination Date preceding the Series G First Call Date and will keep a record of such appointment at ET’s principal offices, which will be available to any ET unitholder upon request.

RANKING

The ETO Series G Preferred Units, with respect to anticipated semi-annual distributions and distributions upon the liquidation, winding-up and dissolution of ETO’s affairs, rank:

•  senior to any junior securities (including ET Common Units and the general partner interest);

•  pari passu with any parity securities (including each other series of ET Preferred Units); and

•  junior to any senior securities.

The ETO Series G Preferred Units are subordinated to all of ETO’s and its subsidiaries’ existing and future indebtedness and other liabilities (including indebtedness outstanding under existing credit facilities, ETO’s senior notes, and any other senior securities ETO may issue in the future with respect to assets available to satisfy claims against it).

The ET Series G Preferred Units will, with respect to anticipated semi-annual distributions and distributions upon the liquidation, winding-up and dissolution of ET’s affairs, rank:

•  senior to any junior securities (including ET Common Units and the general partner interest);

•  pari passu with any parity securities (including each other series of ET Preferred Units); and

•  junior to any senior securities.

The ET Series G Preferred Units will be subordinated to all of ET’s and its subsidiaries’ existing and future indebtedness and other liabilities (including ET’s senior notes, and any other senior securities ET may issue in the future with respect to assets available to satisfy claims against it).

ETO Series G Preferred Unitholders	ET Series G Preferred Unitholders
Under the ETO Partnership Agreement, ETO may issue junior securities from time to time in one or more series without the consent of the holders of the ETO Series G Preferred Units. ETO’s general partner has the authority to determine the designations, preferences, rights, powers, and duties of any such series before the issuance of any units of that series. ETO’s general partner will also determine the number of units constituting each series of securities. ETO’s ability to issue additional parity securities in certain circumstances or senior securities is limited as described below under “Voting Rights.”

Under the ET Partnership Agreement, ET may issue junior securities from time to time in one or more series without the consent of the holders of the ET Series G Preferred Units. ET’s general partner has the authority to determine the designations, preferences, rights, powers, and duties of any such series before the issuance of any units of that series. ET’s general partner will also determine the number of units constituting each series of securities. ET’s ability to issue additional parity securities in certain circumstances or senior securities is limited as described below under “Voting Rights.”

RESTRICTIONS ON DISTRIBUTIONS

ETO will not declare or pay or set aside for payment distributions on any junior securities (other than a distribution payable solely in junior securities) unless full cumulative distributions have been or contemporaneously are being paid or provided for on all outstanding ETO Series G Preferred Units and any parity securities through the most recent respective distribution periods.

Accumulated distributions in arrears for any past distribution period may be declared by ETO’s general partner and paid on any date fixed by ETO’s general partner, whether or not a distribution payment date, to holders of the ETO Series G Preferred Units on the record date for such payment, which may not be less than 10 days before such distribution periods.

To the extent a distribution period applicable to a class of junior securities or parity securities is shorter than the distribution period applicable to the ETO Series G Preferred Units (e.g., quarterly rather than semi-annually), ETO’s general partner may declare and pay regular distributions with respect to such junior securities or parity securities so long as, at the time of declaration of such distribution, ETO’s general partner expects to have sufficient funds to pay the full distribution in respect of the ETO Series G Preferred Units on the next successive distribution payment date.

ET will not declare or pay or set aside for payment distributions on any junior securities (other than a distribution payable solely in junior securities) unless full cumulative distributions have been or contemporaneously are being paid or provided for on all outstanding ET Series G Preferred Units and any parity securities through the most recent respective distribution periods.

Accumulated distributions in arrears for any past distribution period may be declared by ET’s general partner and paid on any date fixed by ET’s general partner, whether or not a distribution payment date, to holders of the ET Series G Preferred Units on the record date for such payment, which may not be less than 10 days before such distribution periods.

To the extent a distribution period applicable to a class of junior securities or parity securities is shorter than the distribution period applicable to the ET Series G Preferred Units (e.g., quarterly rather than semi-annually), ET’s general partner may declare and pay regular distributions with respect to such junior securities or parity securities so long as, at the time of declaration of such distribution, ET’s general partner expects to have sufficient funds to pay the full distribution in respect of the ET Series G Preferred Units on the next successive distribution payment date.

OPTIONAL REDEMPTION

At any time on or after February 15, 2023, ETO may redeem the ETO Series G Preferred Units, in whole or in part, out of amounts legally available therefor, at a redemption price of $1,000 per ETO Series G Preferred	At any time on or after February 15, 2023, ET may redeem the ET Series G Preferred Units, in whole or in part, out of amounts legally available therefor, at a redemption price of $1,000 per ET Series G Preferred

ETO Series G Preferred Unitholders	ET Series G Preferred Unitholders

Unit plus an amount equal to all accumulated and unpaid distributions thereon to, but excluding, the date of redemption, whether or not declared. In addition, upon the occurrence of a Series G Rating Event (as defined below), ETO may redeem the ETO Series G Preferred Units, in whole but not in part, out of amounts legally available therefor, at a price of $1,020 per ETO Series G Preferred Unit plus an amount equal to all accumulated and unpaid distributions thereon to, but excluding, the date of redemption, whether or not declared. Any such redemption would be effected only out of funds legally available for such purpose and would be subject to compliance with the provisions of the instruments governing ETO’s outstanding indebtedness. ETO must provide not less than 30 days’ and not more than 60 days’ written notice of any such redemption. ETO may undertake multiple partial redemptions.

“Series G Rating Event” means a change by any rating agency to the current criteria, which change results in (i) any shortening of the length of time for which the current criteria are scheduled to be in effect with respect to the ETO Series G Preferred Units, or (ii) a lower Equity Credit being given to the ETO Series G Preferred Units than the Equity Credit that would have been assigned to the ETO Series G Preferred Units by such rating agency pursuant to the current criteria. “Equity Credit” for the purposes of the ETO Series G Preferred Units means the dollar amount or percentage in relation to the stated liquidation preference amount of $1,000 per ETO Series G Preferred Unit assigned to the ETO Series G Preferred Units as equity, rather than debt, by a rating agency in evaluating the capital structure of an entity.

Unit plus an amount equal to all accumulated and unpaid distributions thereon to, but excluding, the date of redemption, whether or not declared. In addition, upon the occurrence of a Series G Rating Event (as defined below), ET may redeem the ET Series G Preferred Units, in whole but not in part, out of amounts legally available therefor, at a price of $1,020 per ET Series G Preferred Unit plus an amount equal to all accumulated and unpaid distributions thereon to, but excluding, the date of redemption, whether or not declared. Any such redemption would be effected only out of funds legally available for such purpose and would be subject to compliance with the provisions of the instruments governing ET’s outstanding indebtedness. ET must provide not less than 30 days’ and not more than 60 days’ written notice of any such redemption. ET may undertake multiple partial redemptions.

“Series G Rating Event” means a change by any rating agency to the current criteria, which change results in (i) any shortening of the length of time for which the current criteria are scheduled to be in effect with respect to the ET Series G Preferred Units, or (ii) a lower Equity Credit being given to the ET Series G Preferred Units than the Equity Credit that would have been assigned to the ET Series G Preferred Units by such rating agency pursuant to the current criteria. “Equity Credit” for the purposes of the ET Series G Preferred Units means the dollar amount or percentage in relation to the stated liquidation preference amount of $1,000 per ET Series G Preferred Unit assigned to the ET Series G Preferred Units as equity, rather than debt, by a rating agency in evaluating the capital structure of an entity.

CONVERSION RIGHTS

The ETO Series G Preferred Units are not convertible into or exchangeable for any other securities or property at the option of the holder.	The ET Series G Preferred Units will not be convertible into or exchangeable for any other securities or property at the option of the holder.

LIQUIDATION RIGHTS

If necessary, the holders of outstanding ETO Series G Preferred Units will first be specially allocated items of ETO’s gross income and gain in a manner designed to cause, in the event of any liquidation, dissolution or winding up of ETO’s affairs, whether voluntary or	If necessary, the holders of outstanding ET Series G Preferred Units will first be specially allocated items of ET’s gross income and gain in a manner designed to cause, in the event of any liquidation, dissolution or winding up of ET’s affairs, whether voluntary or

ETO Series G Preferred Unitholders	ET Series G Preferred Unitholders

involuntary, a liquidation preference of $1,000 per ETO Series G Preferred Unit.

If the amount of ETO’s gross income and gain available to be specially allocated to the ETO Series G Preferred Units is not sufficient to cause the capital account of such ETO Series G Preferred Unit to equal the liquidation preference of the ETO Series G Preferred Unit, then the amount that a holder of such ETO Series G Preferred Units would receive upon liquidation may be less than the ETO Series G Preferred Unit liquidation preference. Any accumulated and unpaid distributions on the ETO Series G Preferred Units and the parity securities will be paid prior to any distributions in liquidation made in accordance with capital account balances. The rights of holders of the ETO Series G Preferred Units to receive the liquidation preference will be subject to the rights of the holders of any senior securities and the proportional rights of holders of the parity securities. A consolidation or merger of ETO with or into any other entity, individually or in a series of transactions, will not be deemed to be a liquidation, dissolution or winding up of ETO’s affairs.

involuntary, a liquidation preference of $1,000 per ET Series G Preferred Unit.

If the amount of ET’s gross income and gain available to be specially allocated to the ET Series G Preferred Units is not sufficient to cause the capital account of such ET Series G Preferred Unit to equal the liquidation preference of the ET Series G Preferred Unit, then the amount that a holder of such ET Series G Preferred Units would receive upon liquidation may be less than the ET Series G Preferred Unit liquidation preference. Any accumulated and unpaid distributions on the ET Series G Preferred Units and the parity securities will be paid prior to any distributions in liquidation made in accordance with capital account balances. The rights of holders of the ET Series G Preferred Units to receive the liquidation preference will be subject to the rights of the holders of any senior securities and the proportional rights of holders of the parity securities. A consolidation or merger of ET with or into any other entity, individually or in a series of transactions, will not be deemed to be a liquidation, dissolution or winding up of ET’s affairs.

VOTING RIGHTS

Except as described below, holders of the ETO Series G Preferred Units generally have no voting rights.

Unless ETO has received the affirmative vote or consent of the holders of at least two-thirds of the outstanding ETO Series G Preferred Units, voting as a separate class, ETO may not adopt any amendment to the ETO Partnership Agreement that would have a material adverse effect on the terms of the ETO Series G Preferred Units.

In addition, unless ETO has received the affirmative vote or consent of the holders of at least two-thirds of the outstanding ETO Series G Preferred Units, voting as a class together with holders of any other parity securities upon which like voting rights have been conferred and are exercisable, ETO may not (i) create or issue any parity securities (including any additional ETO Series G Preferred Units) if the cumulative distributions payable on then outstanding ETO Series G Preferred Units (or parity securities, if applicable) are in arrears, or (ii) create or issue any senior securities.

Except as described below, holders of the ET Series G Preferred Units generally will have no voting rights.

Unless ET has received the affirmative vote or consent of the holders of at least two-thirds of the outstanding ET Series G Preferred Units, voting as a separate class, ET may not adopt any amendment to the ET Partnership Agreement that would have a material adverse effect on the terms of the ET Series G Preferred Units.

In addition, unless ET has received the affirmative vote or consent of the holders of at least two-thirds of the outstanding ET Series G Preferred Units, voting as a class together with holders of any other parity securities upon which like voting rights have been conferred and are exercisable, ET may not (i) create or issue any parity securities (including any additional ET Series G Preferred Units) if the cumulative distributions payable on then outstanding ET Series G Preferred Units (or parity securities, if applicable) are in arrears, or (ii) create or issue any senior securities.

ETO Series G Preferred Unitholders	ET Series G Preferred Unitholders
On any matter on which the holders of the ETO Series G Preferred Units are entitled to vote as a class, such holders will be entitled to one vote per ETO Series G Preferred Unit	On any matter on which the holders of the ET Series G Preferred Units are entitled to vote as a class, such holders will be entitled to one vote per ET Series G Preferred Unit

TRANSFER OF UNITS

There is no restriction on the transfer of the ETO Series G Preferred Units other than restrictions and conditions applicable to transfers of any limited partner interests under the ETO Partnership Agreement.	There is no restriction on the transfer of the ET Series G Preferred Units other than restrictions and conditions applicable to transfers of any limited partner interests under the ET Partnership Agreement.

PREEMPTIVE RIGHTS

No holder of ETO Series G Preferred Units has any preemptive, preferential or other similar right with respect to the issuance of additional partnership securities under the ETO Partnership Agreement.	No holder of ET Series G Preferred Units will have any preemptive, preferential or other similar right with respect to the issuance of additional partnership securities under the ET Partnership Agreement.

RIGHTS UPON A CHANGE OF CONTROL

The holders of ETO Series G Preferred Units do not have any specific rights or protections upon a change of control at ETO.	The holders of ET Series G Preferred Units will not have any specific rights or protections upon a change of control at ET.

NO SINKING FUND

The ETO Series G Preferred Units do not have the benefit of any sinking fund.	The ET Series G Preferred Units will not have the benefit of any sinking fund.

NO APPRAISAL OR DISSENTERS’ RIGHTS

Holders of ETO Preferred Units do not have appraisal or dissenters’ rights under applicable law or contractual appraisal or dissenters’ rights under the ETO Partnership Agreement or the Merger Agreement.

BUSINESS

ET

For information on ET’s business, see Part I. Item 1. “Business” in ET’s Annual Report on Form 10-K for the year ended December 31, 2020, attached as Annex C to this prospectus.

ETO

For information on ETO’s business, see Part I. Item 1. “Business” in ETO’s Annual Report on Form 10-K for the year ended December 31, 2020, attached as Annex D to this prospectus.

PROPERTY

ET

For information on ET’s property, see Part I. Item 2. “Properties” in ET’s Annual Report on Form 10-K for the year ended December 31, 2020, attached as Annex C to this prospectus.

ETO

For information on ETO’s property, see Part I. Item 2. “Properties” in ETO’s Annual Report on Form 10-K for the year ended December 31, 2020, attached as Annex D to this prospectus.

LEGAL PROCEEDINGS

ET

For information on ET’s legal proceedings, see Part I. Item 3. “Legal Proceedings” in ET’s Annual Report on Form 10-K for the year ended December 31, 2020, attached as Annex C to this prospectus.

ETO

For information on ETO’s property, see Part I. Item 3. “Legal Proceedings” in ETO’s Annual Report on Form 10-K for the year ended December 31, 2020, attached as Annex D to this prospectus.

MARKET FOR REGISTRANT’S COMMON UNITS, RELATED UNITHOLDER

MATTERS AND ISSUER PURCHASES OF EQUITY SECURITIES

ET

For information on ET’s common units, related unitholder matters and issuer purchases of securities, see Part II. Item 5. “Market for Registrant’s Common Units, Related Unitholder Matters and Issuer Purchases of Equity Securities” in ET’s Annual Report on Form 10-K for the year ended December 31, 2020, attached as Annex C to this prospectus.

ETO

For information on ETO’s common units, related unitholder matters and issuer purchases of securities, see Part II. Item 5. “Market for Registrant’s Common Units, Related Unitholder Matters and Issuer Purchases of Equity Securities” in ETO’s Annual Report on Form 10-K for the year ended December 31, 2020, attached as Annex D to this prospectus.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION

AND RESULTS OF OPERATIONS

ET

For information on ET’s management’s discussion and analysis of financial condition and results of operations, see Part II. Item 7. “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in ET’s Annual Report on Form 10-K for the year ended December 31, 2020, attached as Annex C to this prospectus.

ETO

For information on ETO’s management’s discussion and analysis of financial condition and results of operations, see Part II. Item 7. “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in ETO’s Annual Report on Form 10-K for the year ended December 31, 2020, attached as Annex D to this prospectus.

CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON ACCOUNTING

AND FINANCIAL DISCLOSURE

ET

For information on ET’s changes in and disagreements with accountants on accounting and financial disclosure, see Part II. Item 9. “Changes In and Disagreements with Accountants on Accounting and Financial Disclosure” in ET’s Annual Report on Form 10-K for the year ended December 31, 2020, attached as Annex C to this prospectus.

ETO

For information on ETO’s changes in and disagreements with accountants on accounting and financial disclosure, see Part II. Item 9. “Changes In and Disagreements with Accountants on Accounting and Financial Disclosure” in ETO’s Annual Report on Form 10-K for the year ended December 31, 2020, attached as Annex D to this prospectus.

QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK

ET

For information on quantitative and qualitative disclosures about ET’s market risk, see Part II. Item 7A. “Quantitative and Qualitative Disclosures About Market Risk” in ET’s Annual Report on Form 10-K for the year ended December 31, 2020, attached as Annex C to this prospectus.

ETO

For information on quantitative and qualitative disclosures about ETO’s market risk, see Part II. Item 7A. “Quantitative and Qualitative Disclosures About Market Risk” in ETO’s Annual Report on Form 10-K for the year ended December 31, 2020, attached as Annex D to this prospectus.

LEGAL MATTERS

The validity of the ET Preferred Units to be issued in connection with the Merger and being offered hereby will be passed upon for ET by Latham & Watkins LLP, Houston, Texas. Certain U.S. federal income tax consequences relating to the ET Preferred Units will be passed upon by Latham & Watkins LLP, Houston, Texas.

EXPERTS

ET

The consolidated financial statements of Energy Transfer LP and subsidiaries and management’s assessment of the effectiveness of internal control over financial reporting incorporated by reference in this prospectus and elsewhere in the registration statement have been so incorporated by reference in reliance upon the reports of Grant Thornton LLP, independent registered public accountants, upon the authority of said firm as experts in accounting and auditing.

ETO

The consolidated financial statements of Energy Transfer Operating, L.P. and subsidiaries incorporated by reference in this prospectus and elsewhere in the registration statement have been so incorporated by reference in reliance upon the report of Grant Thornton LLP, independent registered public accountants, upon the authority of said firm as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

ET has filed with the SEC a registration statement under the Securities Act of which this prospectus forms a part, which registers the ET Preferred Units to be issued to ETO Preferred Unitholders in connection with the Merger. The registration statement, including the exhibits and schedules attached to the registration statement, contains additional relevant information about ET and the ET Preferred Units.

ET and ETO are subject to the information and reporting requirements of the Exchange Act. In accordance with the Exchange Act, ET and ETO file annual, quarterly and current reports and other information with the SEC under the Exchange Act. Copies of ET’s and ETO’s filings with the SEC are available to you without charge upon written or oral request. You can obtain any of these documents by requesting them in writing or by telephone from ET or ETO at: 8111 Westchester Drive, Suite 600, Dallas, TX 75225, Attention: Investor Relations, Email: InvestorRelations@energytransfer.com. ET and ETO also make available free of charge on their internet website at www.energytransfer.com, respectively, the reports and other information filed by ET and ETO with the SEC, as soon as reasonably practicable after such material is electronically filed or furnished to the SEC. Neither ET’s nor ETO’s website, nor the information contained on their website, is part of this prospectus or the documents included herein.

In order to receive timely delivery of the documents in advance of closing of the Merger, your request should be received no later than                     , 2021. If you request any documents, ET or ETO will mail them to you by first class mail, or another equally prompt means, within one business day after receipt of your request.

This prospectus includes as annexes certain documents that ET and ETO have previously filed with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act as set forth in the table of contents of this prospectus. Any statement contained in such a document shall be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained in this prospectus or in an annex hereto consisting of a document filed with the SEC subsequently to such document modifies or replaces such statement. The information included in the annexes hereto is incorporated into this prospectus except to the extent so modified or superseded.

The information concerning ET contained in this prospectus or the documents included herein has been provided by ET, and the information concerning ETO contained in this prospectus or the documents included herein has been provided by ETO.

Neither ET nor ETO has authorized anyone to give any information or make any representation about the Merger, ET or ETO that is different from, or in addition to, that contained in this prospectus or the documents included herein. Therefore, if anyone distributes this type of information, you should not rely on it. If you are in a jurisdiction where offers to exchange or sell, or solicitations of offers to exchange or purchase, the securities offered by this prospectus is unlawful, or you are a person to whom it is unlawful to direct these types or activities, then the offer presented in this prospectus does not extend to you. The information contained in this prospectus speaks only as of its date, or in the case of information in a document included herein, as of the date of such document, unless the information specifically indicates that another date applies.

Annex A

AGREEMENT AND PLAN OF MERGER

by and among

ENERGY TRANSFER LP,

ETO MERGER SUB LLC

and

ENERGY TRANSFER OPERATING, L.P.

Dated as of March 5, 2021

ARTICLE I.

THE MERGER

Section 1.1	The Merger	1
Section 1.2	Closing	2
Section 1.3	Effective Time	2
Section 1.4	Effects of the Merger	2
Section 1.5	Organizational Documents of the Surviving Entity	2
Section 1.6	ET Partnership Agreement	2

ARTICLE II.

CONVERSION OF UNITS; EXCHANGE OF CERTIFICATES

Section 2.1	Effect on ETO Partnership Interests.	2
Section 2.2	Exchange of Hook Units	4
Section 2.3	Exchange of ETO Preferred Units	4
Section 2.4	Withholding	6

ARTICLE III.

REPRESENTATIONS AND WARRANTIES OF ETO

Section 3.1	Organization and Existence	6
Section 3.2	Capitalization	7
Section 3.3	Power and Authority	7
Section 3.4	No Violations	7

ARTICLE IV.

REPRESENTATIONS AND WARRANTIES OF ET AND MERGER SUB

Section 4.1	Organization and Existence	8
Section 4.2	Capitalization	8
Section 4.3	Power and Authority	8
Section 4.4	No Violations	9

ARTICLE V.

COVENANTS AND AGREEMENTS

Section 5.1	Further Assurances	9
Section 5.2	Tax Matters	9
Section 5.3	Registration Statement	10
Section 5.4	NYSE Listing	10

ARTICLE VI.

CONDITIONS TO THE MERGER

Section 6.1	Conditions to Each Party’s Obligation to Effect the Merger	10

A-i

A-ii

AGREEMENT AND PLAN OF MERGER

This AGREEMENT AND PLAN OF MERGER (this “Agreement”), dated as of March 5, 2021, is by and among Energy Transfer LP, a Delaware limited partnership (“ET”), ETO Merger Sub LLC, a Delaware limited liability company and a direct wholly owned subsidiary of ET (“Merger Sub”), and Energy Transfer Operating, L.P., a Delaware limited partnership (“ETO”) (each, a “party” and, together, the “parties”).

WITNESSETH:

WHEREAS, the parties intend that Merger Sub be merged with and into ETO (the “Merger”), with ETO surviving the Merger as a wholly owned subsidiary of ET;

WHEREAS, the Board of Directors of Energy Transfer Partners, L.L.C. (“ETO GP LLC”), a Delaware limited liability company and the general partner of Energy Transfer Partners GP, L.P. (“ETO GP”), a Delaware limited partnership and the general partner of ETO, has (a) determined that it is in the best interests of, and fair and reasonable to, ETO and its unitholders, and declared it advisable, for ETO to enter into this Agreement, (b) approved this Agreement, the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby, including the Merger and (c) directed that this Agreement be submitted to the holders of ETO Common Units and the holders of Hook Units for approval by written consent;

WHEREAS, ET, in its capacity as the record and beneficial owner of ETO Common Units constituting a “Unit Majority” (as defined in the ETO Partnership Agreement), has approved, by written consent, this Agreement and the transactions contemplated hereby, including the Merger;

WHEREAS, ETP Holdco Corporation, a Delaware corporation, in its capacity as the record and beneficial owner of all of the Hook Units, has approved, by written consent, this Agreement and the transactions contemplated hereby, including the Merger;

WHEREAS, the Board of Directors of LE GP, LLC, a Delaware limited liability company and the sole general partner of ET (“ET GP”), has (a) determined that it is in the best interests of, and fair and reasonable to, ET and its unitholders, and declared it advisable, for ET to enter into this Agreement, and (b) approved this Agreement, the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby, including the Merger;

WHEREAS, ET, as the sole member of Merger Sub, has (a) determined that it is in the best interests of Merger Sub, and declared it advisable, for Merger Sub to enter into this Agreement, and (b) approved this Agreement, the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby, including the Merger; and

WHEREAS, ET, Merger Sub and ETO desire to make certain representations, warranties, covenants and agreements specified herein in connection with this Agreement.

NOW, THEREFORE, in consideration of the foregoing and the representations, warranties, covenants and agreements contained herein, and intending to be legally bound hereby, ET, Merger Sub and ETO agree as follows:

ARTICLE I.

THE MERGER

Section 1.1 The Merger. At the Effective Time, upon the terms and subject to the conditions set forth in this Agreement and in accordance with the applicable provisions of the Delaware Revised Uniform Limited Partnership Act (the “Delaware LP Act”) and the Delaware Limited Liability Company Act (the “Delaware LLC

Act”), Merger Sub shall be merged with and into ETO, whereupon the separate limited liability company existence of Merger Sub shall cease, and ETO shall continue its limited partnership existence under Delaware law as the surviving entity in the Merger (the “Surviving Entity”) with all limited partner interests in the Surviving Entity owned directly by ET and, prior to the dissolution of ETO GP contemplated by Section 2.1(e), all general partner interests in the Surviving Entity owned directly by ETO GP.

Section 1.2 Closing. The closing of the Merger (the “Closing”) shall take place at the offices of Latham & Watkins LLP, 811 Main Street, Suite 3700, Houston, Texas 77002, at 10:00 a.m., local time, on the second business day after the satisfaction or waiver (to the extent permitted by applicable Law) of the conditions set forth in Article VI (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or waiver of such conditions), or at such other place, date and time as ET and ETO may agree. The date on which the Closing actually occurs is referred to as the “Closing Date.”

Section 1.3 Effective Time. On the Closing Date, ETO shall file with the Secretary of State of the State of Delaware a certificate of merger (the “Certificate of Merger”), executed in accordance with, and containing such information as is required by, the relevant provisions of the Delaware LP Act and the Delaware LLC Act in order to effect the Merger, and make any other filings or recordings as may be required by Delaware law in connection with the Merger. The Merger shall become effective at the date and time of the filing of the Certificate of Merger or at such later date and time as agreed to by ET and ETO and set forth in the Certificate of Merger in accordance with the relevant provisions of the Delaware LP Act and the Delaware LLC Act (such date and time is hereinafter referred to as the “Effective Time”).

Section 1.4 Effects of the Merger. The effects of the Merger shall be as provided in this Agreement and in the applicable provisions of the Delaware LP Act and the Delaware LLC Act. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, all of the property, rights, privileges, powers and franchises of ETO and Merger Sub shall vest in the Surviving Entity, and all debts, liabilities and duties of ETO and Merger Sub shall become the debts, liabilities and duties of the Surviving Entity, all as provided under the Delaware LP Act and the Delaware LLC Act.

Section 1.5 Organizational Documents of the Surviving Entity.

(a) At the Effective Time, the certificate of limited partnership of ETO, as in effect immediately prior to the Effective Time, shall remain unchanged and shall be the certificate of limited partnership of the Surviving Entity from and after the Effective Time until thereafter amended in accordance with the provisions thereof and applicable Law.

(b) At the Effective Time, the ETO Partnership Agreement, as in effect immediately prior to the Effective Time, shall remain unchanged and shall be the partnership agreement of the Surviving Entity from and after the Effective Time until thereafter amended in accordance with the provisions thereof and applicable Law.

Section 1.6 ET Partnership Agreement. Contemporaneously with the Closing, the Third Amended and Restated Agreement of Limited Partnership of ET, dated February 8, 2006, as amended (the “ET Partnership Agreement”), shall be amended pursuant to the authority of the General Partner in Sections 13.1(d) and 13.1(g) of the ET Partnership Agreement in substantially the form set forth in Exhibit A attached hereto (the “ET LPA Amendment”).

ARTICLE II.

CONVERSION OF UNITS; EXCHANGE OF CERTIFICATES

Section 2.1 Effect on ETO Partnership Interests.

(a) Treatment of Common Units. At the Effective Time, each common unit representing a limited partner interest in ETO (the “ETO Common Units”) issued and outstanding immediately prior to the Effective Time shall be unaffected by the Merger and remain outstanding as a limited partner interest in the Surviving Entity, and ET shall continue as a limited partner of ETO and be the sole limited partner of ETO.

(b) Conversion of Hook Units. At the Effective Time, by virtue of the Merger and without any action on the part of the parties or the holder thereof, the (i) Class K Units representing limited partner interests in ETO (the “ETO Class K Units”), (ii) Class L Units representing limited partner interests in ETO (the “ETO Class L Units”), (iii) Class M Units representing limited partner interests in ETO (the “ETO Class M Units”) and (iv) Class N Units representing limited partner interests in ETO (the “ETO Class N Units” and, together with the ETO Class K Units, the ETO Class L Units and the ETO Class M Units, the “Hook Units”), issued and outstanding immediately prior to the Effective Time shall be converted into the right to receive the following duly authorized, validly issued, fully paid and non-assessable (except to the extent such non-assessability may be affected by Sections 17-303, 17-607 and 17-804 of the Delaware LP Act) Class B Units representing limited partner interests in ET (the “ET Class B Units”) (the “Hook Unit Merger Consideration”):

(i)	101,525,429 ETO Class K Units shall be converted into 193,396,409 ET Class B Units;

(ii)	307,304,055 ETO Class L Units shall be converted into 244,726,324 ET Class B Units;

(iii)	281,280,400 ETO Class M Units shall be converted into 149,334,657 ET Class B Units; and

(iv)	166,068,756 ETO Class N Units shall be converted into 88,167,610 ET Class B Units.

(c) Conversion of ETO Preferred Units. At the Effective Time, by virtue of the Merger and without any action on the part of the parties or the holders thereof,

(i) each 6.250% Series A Fixed-to-Floating Rate Cumulative Redeemable Perpetual Preferred Unit representing a limited partner interest in ETO (the “ETO Series A Preferred Units”) issued and outstanding immediately prior to the Effective Time shall be converted into the right to receive one duly authorized, validly issued, fully paid and non-assessable (except to the extent such non-assessability may be affected by Sections 17-303, 17-607 and 17-804 of the Delaware LP Act) ET Series A Preferred Unit;

(ii) each 6.625% Series B Fixed-to-Floating Rate Cumulative Redeemable Perpetual Preferred Unit representing a limited partner interest in ETO (the “ETO Series B Preferred Units”) issued and outstanding immediately prior to the Effective Time shall be converted into the right to receive one duly authorized, validly issued, fully paid and non-assessable (except to the extent such non-assessability may be affected by Sections 17-303, 17-607 and 17-804 of the Delaware LP Act) ET Series B Preferred Unit;

(iii) each 7.375% Series C Fixed-to-Floating Rate Cumulative Redeemable Perpetual Preferred Unit representing a limited partner interest in ETO (the “ETO Series C Preferred Units”) issued and outstanding immediately prior to the Effective Time shall be converted into the right to receive one duly authorized, validly issued, fully paid and non-assessable (except to the extent such non-assessability may be affected by Sections 17-303, 17-607 and 17-804 of the Delaware LP Act) ET Series C Preferred Unit;

(iv) each 7.625% Series D Fixed-to-Floating Rate Cumulative Redeemable Perpetual Preferred Unit representing a limited partner interest in ETO (the “ETO Series D Preferred Units”) issued and outstanding immediately prior to the Effective Time shall be converted into the right to receive one duly authorized, validly issued, fully paid and non-assessable (except to the extent such non-assessability may be affected by Sections 17-303, 17-607 and 17-804 of the Delaware LP Act) ET Series D Preferred Unit;

(v) each 7.600% Series E Fixed-to-Floating Rate Cumulative Redeemable Perpetual Preferred Unit representing a limited partner interest in ETO (the “ETO Series E Preferred Units”) issued and outstanding immediately prior to the Effective Time shall be converted into the right to receive one duly authorized, validly issued, fully paid and non-assessable (except to the extent such non-assessability may be affected by Sections 17-303, 17-607 and 17-804 of the Delaware LP Act) ET Series E Preferred Unit;

(vi) each 6.750% Series F Fixed-Rate Reset Cumulative Redeemable Perpetual Preferred Unit representing a limited partner interest in ETO (the “ETO Series F Preferred Units”) issued and outstanding immediately prior to the Effective Time shall be converted into the right to receive one duly authorized, validly issued, fully paid and non-assessable (except to the extent such non-assessability may be affected by Sections 17-303, 17-607 and 17-804 of the Delaware LP Act) ET Series F Preferred Unit;

(vii) each 7.125% Series G Fixed-Rate Reset Cumulative Redeemable Perpetual Preferred Unit representing a limited partner interest in ETO (the “ETO Series G Preferred Units” and, together with the ETO Series A Preferred Units, ETO Series B Preferred Units, ETO Series C Preferred Units, ETO Series D Preferred Units, ETO Series E Preferred Units and ETO Series F Preferred Units, the “ETO Preferred Units” issued and outstanding immediately prior to the Effective Time shall be converted into the right to receive one duly authorized, validly issued, fully paid and non-assessable (except to the extent such non-assessability may be affected by Sections 17-303, 17-607 and 17-804 of the Delaware LP Act) ET Series G Preferred Unit (the “ET Series G Preferred Units,” and together with the ET Series A Preferred Units, ET Series B Preferred Units, ET Series C Preferred Units, ET Series D Preferred Units, ET Series E Preferred Units and the ET Series F Preferred Units, the “New ET Preferred Units” and collectively, the “Preferred Merger Consideration” and, together with the Hook Unit Merger Consideration, the “Merger Consideration”).

(d) Effect of the Merger on ETO Partnership Interests. All of the Hook Units and ETO Preferred Units converted into the right to receive ET Class B Units and New ET Preferred Units, respectively, shall cease to be outstanding, shall be cancelled and shall cease to exist as of the Effective Time, and each book-entry account formerly representing any Hook Unit or ETO Preferred Unit (each, a “Book-Entry Unit”) shall thereafter represent only the right to receive the applicable Merger Consideration.

(e) ETO General Partner Interest. At the Effective Time, the General Partner Interest (as defined in the ETO Partnership Agreement) of ETO issued and outstanding immediately prior to the Effective Time shall be unaffected by the Merger and remain outstanding as a general partner interest of the Surviving Entity, and ETO GP shall continue as the general partner of ETO (subject to the following sentence). Following the Effective Time, it is anticipated that ETO GP will be dissolved and as a result of such dissolution, ETO GP will withdraw as the general partner of ETO, the ETO general partner interest shall be distributed to ETO GP LLC, and ETO GP LLC shall be admitted as the successor general partner of ETO, with such admission being effective immediately prior to the withdrawal of ETO GP.

(f) Treatment of Merger Sub Interests. At the Effective Time, by virtue of the Merger and without any action on the part of the holder thereof, the limited liability company interests of Merger Sub (the “Merger Sub Units”) issued and outstanding immediately prior to the Effective Time shall be canceled and no consideration shall be paid in exchange therefor.

(g) No Dissenters’ or Appraisal Rights. No dissenters’ or appraisal rights shall be available with respect to the Merger or the other transactions contemplated hereby.

Section 2.2 Exchange of Hook Units. At the Effective Time, ET shall issue to the previous holders of the Hook Units the Hook Unit Merger Consideration to be held in non-certificated book-entry form.

Section 2.3 Exchange of ETO Preferred Units.

(a) Exchange Agent. Prior to the Effective Time, ET shall appoint an exchange agent mutually acceptable to ET and ETO (the “Exchange Agent”) for the purpose of exchanging ETO Preferred Units for the applicable portion of the Preferred Merger Consideration. Prior to the Effective Time, ET shall deposit, or shall cause to be deposited, with the Exchange Agent, in trust for the benefit of holders of ETO Preferred Units, New ET Preferred Units (which shall be in non-certificated book-entry form) issuable pursuant to Article II sufficient to effect the delivery of the applicable portion of the Preferred Merger Consideration to the holders of ETO Preferred Units. Following the Effective Time, ET agrees to make available to the Exchange Agent, from time to time as needed,

New ET Preferred Units and cash sufficient to make any distributions pursuant to Section 2.3(c). All New ET Preferred Units and cash deposited with the Exchange Agent from time to time is hereinafter referred to as the “Exchange Fund.”

(b) Exchange Procedures. As soon as reasonably practicable after the Effective Time and in any event not later than the fifth business day following the Effective Time, ET shall cause the Exchange Agent to mail to each holder of ETO Preferred Units, which at the Effective Time were converted into the right to receive the applicable portion of the Preferred Merger Consideration pursuant to Section 2.1(a), (i) a customary letter of transmittal and (ii) instructions for use in effecting the surrender of the certificates or book-entry notations representing ETO Preferred Units (including customary provisions with respect to delivery of an “agent’s message” with respect to Book-Entry Units representing ETO Preferred Units) (in each case, “Certificates”) in exchange for the applicable portion of the Preferred Merger Consideration and any distributions payable pursuant to Section 2.3(c). Upon surrender of Certificates for cancellation to the Exchange Agent, together with such letter of transmittal, duly completed and validly executed in accordance with the instructions thereto, and such other documents as may reasonably be required by the Exchange Agent, the holder of such ETO Preferred Units shall be entitled to receive in exchange therefor (subject to withholding tax as specified in Section 2.4), as applicable, that number of whole New ET Preferred Units to which such holder is entitled pursuant to Section 2.1(c), and a check in an amount equal to the aggregate amount of cash that such holder has a right to receive pursuant to Section 2.3(c) to which such holder is entitled, and the ETO Preferred Units represented by the Certificates so surrendered shall forthwith be cancelled. If any cash payment is to be made to, or any New ET Preferred Units constituting any part of the applicable portion of the Preferred Merger Consideration is to be registered in the name of, a person other than the person in whose name the applicable surrendered ETO Preferred Units is registered, it shall be a condition to the payment or registration thereof that the surrendered Certificate be in proper form for transfer and that the person requesting such payment or delivery of the Preferred Merger Consideration pay any transfer or other similar Taxes required as a result of such registration in the name of a person other than the registered holder of such Certificate or establish to the satisfaction of the Exchange Agent that such Tax has been paid or is not payable. Until surrendered as contemplated by this Section 2.3(b), each Certificate shall be deemed at any time after the Effective Time to represent only the right to receive the applicable portion of the Preferred Merger Consideration (and any amounts to be paid pursuant to Section 2.3(c)) upon such surrender. No interest shall be paid or shall accrue on any amount payable pursuant to Section 2.3(c).

(c) Distributions with Respect to New ET Preferred Units. No distributions with respect to New ET Preferred Units shall be paid to the holder of any unsurrendered Certificates with respect to ETO Preferred Units represented thereby until such Certificate has been surrendered in accordance with this Article II. Subject to applicable Laws, following surrender of any such Certificate, there shall be paid to the record holder thereof, without interest, (i) promptly after such surrender, the amount of distributions with a record date after the Effective Time and a payment date on or prior to the date of such surrender and not theretofore paid with respect to such New ET Preferred Units and (ii) at the appropriate payment date, the amount of distributions with a record date after the Effective Time and a payment date subsequent to the date of such surrender payable with respect to such New ET Preferred Units.

(d) No Further Ownership Rights in ETO Preferred Units; Closing of Transfer Books. All Preferred Merger Consideration issued upon the surrender for exchange of Certificates representing ETO Preferred Units in accordance with the terms of this Article II and any cash paid pursuant to Section 2.3(c) shall be deemed to have been issued (or paid) in full satisfaction of all rights pertaining to ETO Preferred Units previously represented by such Certificates. After the Effective Time, the transfer books of ETO shall be closed, and there shall be no further registration of transfers on the transfer books of the Surviving Entity of ETO Preferred Units that were outstanding immediately prior to the Effective Time. If, after the Effective Time, Certificates are presented to the Surviving Entity or the Exchange Agent for any reason, they shall be cancelled and exchanged as provided in this Article II.

(e) Termination of Exchange Fund. Any portion of the Exchange Fund (including the proceeds of any investments thereof) that remains undistributed to the former holders of ETO Preferred Units for one year after the Effective Time shall be delivered to ET upon demand, and any holders of ETO Preferred Units who have not theretofore complied with this Article II shall thereafter look only to ET for payment of their claim of the applicable portion of the Preferred Merger Consideration and any distributions pursuant to Section 2.3(c). Any amounts remaining unclaimed by holders of ETO Preferred Units immediately prior to such time as such amounts would otherwise escheat to or become the property of any federal, state of the United States, local, foreign, domestic, tribal or multinational government, regulatory or administrative agency, bureau, commission, commissioner, legislature, court, arbitrator, body, entity or other authority or governmental instrumentality (each, a “Governmental Entity”) will, to the extent permitted by applicable Law, become the property of ET.

(f) Lost, Stolen or Destroyed Certificates. If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such Certificate to be lost, stolen or destroyed and, if required by ET, the posting by such person of a bond, in such reasonable amount as ET may direct, as indemnity against any claim that may be made against it with respect to such Certificate, the Exchange Agent will issue and pay in exchange for such lost, stolen or destroyed Certificate the applicable portion of the Preferred Merger Consideration and distributions to be paid in respect of ETO Preferred Units represented by such Certificate as contemplated by this Article II.

(g) No Liability. Notwithstanding anything in this Agreement to the contrary, none of ETO, ET, Merger Sub, the Exchange Agent or any other person shall be liable to any former holder of ETO Preferred Units for any amount properly delivered to a public official pursuant to any applicable abandoned property, escheat or similar Law.

Section 2.4 Withholding. Each of ET, Merger Sub and the Exchange Agent shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement such amounts as ET, Merger Sub and the Exchange Agent are required to deduct and withhold under the Internal Revenue Code of 1986, as amended (the “Code”), or any Tax Law, with respect to the making of such payment (and to the extent deduction and withholding is required, such deduction and withholding may be taken in ET Class B Units or New ET Preferred Units, as applicable). To the extent that amounts are so withheld and paid over to the applicable Governmental Entity, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the person in respect of whom such deduction and withholding was made. If withholding is taken in ET Class B Units or New ET Preferred Units, ET, Merger Sub or the Exchange Agent (as applicable) shall be treated as having sold such ET Class B Units or New ET Preferred Units, as applicable, for an amount of cash equal to the fair market value of such ET Class B Units or New ET Preferred Units at the time of such deemed sale.

ARTICLE III.

REPRESENTATIONS AND WARRANTIES OF ETO

ETO hereby represents and warrants to ET and Merger Sub as follows:

Section 3.1 Organization and Existence. Each of ETO and its Subsidiaries is a legal entity duly organized or formed, validly existing and in good standing under the Laws of its jurisdiction of organization or formation and has all requisite limited partnership, limited liability company or other applicable power and authority to own, lease and operate its properties and assets and to carry on its business as presently conducted, except to the extent that the failure to have such power or authority would not be reasonably likely to have a material adverse effect on ETO’s ability to enter into or perform its obligations under this Agreement or consummate the transactions contemplated hereby. Each of ETO and its Subsidiaries is qualified to do business in each jurisdiction where the nature of its business or the ownership of its properties requires it to be so qualified, except to the extent that the failure to be so qualified would not be reasonably likely to have a material adverse effect on ETO’s ability to enter into or perform its obligations under this Agreement or consummate the transactions contemplated hereby.

Section 3.2 Capitalization. As of March 4, 2021, the issued and outstanding limited partner interests and general partner interests of ETO consisted of: (a) 2,458,702,066 ETO Common Units; (b) 101,525,429 ETO Class K Units; (c) 307,304,055 ETO Class L Units; (d) 281,280,400 ETO Class M Units; (e) 166,068,939 ETO Class N Units; (f) 950,000 ETO Series A Preferred Units; (g) 550,000 ETO Series B Preferred Units; (h) 18,000,000 ETO Series C Preferred Units; (i) 17,800,000 ETO Series D Preferred Units; (j) 32,000,000 ETO Series E Preferred Units; (k) 500,000 ETO Series F Preferred Units; (l) 1,100,000 ETO Series G Preferred Units issued and outstanding; and (m) the non-economic general partner interest (the “ETO GP Interest”). All outstanding limited partner interests and the ETO GP Interest are duly authorized, validly issued, fully paid (to the extent required by the ETO Partnership Agreement) and nonassessable (except as such nonassessability may be affected by matters described in Sections 17-303, 17-607 and 17-804 of the Delaware LP Act) and free of preemptive rights (except as set forth in the ETO Partnership Agreement).

Section 3.3 Power and Authority.

(a) ETO has the limited partnership power and authority to enter into this Agreement and to perform all of its obligations and consummate the transactions contemplated hereby and thereby. ETO has taken all necessary and appropriate limited partnership actions to authorize, execute and deliver this Agreement and each agreement and instrument to be executed and delivered by ETO pursuant hereto, and to consummate the transactions contemplated hereby and thereby. This Agreement has been duly and validly executed and delivered by ETO and is a valid and binding obligation of ETO enforceable in accordance with its terms, except as such enforcement may be limited by applicable bankruptcy, insolvency, moratorium or similar laws affecting the rights of creditors generally and by general principles of equity (collectively, the “Enforceability Exceptions”).

(b) Other than in connection with or in compliance with (i) the Delaware LP Act, (ii) the Delaware LLC Act, (iii) the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and the rules promulgate thereunder, (iv) the Securities Act of 1933, as amended (the “Securities Act”), and the rules promulgated thereunder, (v) applicable state securities, takeover, and “blue sky” laws, (vi) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware, (vii) the rules and regulations of the New York Stock Exchange (the “NYSE”), (viii) the rules and regulations of the Securities and Exchange Commission (the “SEC”) in connection with the filing with the SEC of a registration statement on Form S-4 to register the issuance of the Preferred Merger Consideration, and subject to the accuracy of the representations and warranties of ET and Merger Sub in Section 4.3(b), no authorization, consent, order, license, permit or approval of, or registration, declaration, notice or filing with, any Governmental Entity is necessary, under applicable Law, for the consummation by ETO or ETO GP LLC of the transactions contemplated by this Agreement, except such authorizations, consent, orders, licenses permits, approvals or filings that are not required to be obtained or made prior to consummation of such transactions or that, if not obtained or made, would not materially impede or delay the consummation of the Merger and the other transactions contemplated by this Agreement.

Section 3.4 No Violations. The execution and delivery of this Agreement or any other agreement or instrument executed and delivered pursuant hereto by ETO, does not, or when executed will not, and the consummation of the transactions contemplated hereby or thereby and the performance by ETO of the obligations that it is obligated to perform hereunder or thereunder do not:

(a) conflict with or result in a breach of any of the provisions of the ETO Partnership Agreement;

(b) create any lien on ETO under any indenture, mortgage, lien, agreement, contract, commitment or instrument to which ETO is a party or its properties and assets are bound;

(c) conflict with any municipal, state or federal ordinance, law (including common law), rule, regulation, judgment, order, writ, injunction, or decree (collectively, “Laws”) applicable to ETO; or

(d) conflict with, result in a breach of, constitute a default under (whether with notice or the lapse of time or both) or accelerate or permit the acceleration of the performance required by, or require any consent, authorization or approval under, any indenture, mortgage, lien or agreement, contract, commitment or instrument to which ETO is a party or by which it is bound;

except, in the case of clauses (b), (c) and (d), as would not be reasonably likely to have, individually or in the aggregate, a materially adverse effect on ETO or result in any material loss, cost or liability of ETO.

ARTICLE IV.

REPRESENTATIONS AND WARRANTIES OF ET AND MERGER SUB

Each of ET and Merger Sub, jointly and severally, represents and warrants to ETO as follows:

Section 4.1 Organization and Existence.

(a) Each of ET and Merger Sub is a legal entity duly organized, validly existing and in good standing under the laws of the State of Delaware and has all requisite limited partnership and limited liability company power and authority to own, lease and operate its properties and assets and to carry on its business as presently conducted, except to the extent that the failure to have such power or authority would not be reasonably likely to have a material adverse effect on ET or Merger Sub’s ability to perform its obligations under this Agreement or consummate the transactions contemplated hereby. Each of ET and Merger Sub is qualified to do business in each jurisdiction where the nature of its business or the ownership of its properties requires it to be qualified, except to the extent that the failure to be so qualified would not be reasonably likely to have a material and adverse effect on ET or Merger Sub’s ability to enter into or perform its obligations under this Agreement or consummate the transaction contemplated hereby.

Section 4.2 Capitalization.

(a) As of March 4, 2021, the issued and outstanding limited partner interests and general partner interests of ET consisted of (i) 2,703,455,611 common units representing limited partner interests in ET, (ii) 669,124,023 Class A Units representing limited partner interests in ET and (iii) the general partner interest (the “ET GP Interest”). All outstanding limited partner interests and the ET GP Interest are duly authorized, validly issued, fully paid (to the extent required by the ET Partnership Agreement) and nonassessable (except as such nonassessability may be affected by matters described in Sections 17-303, 17-607 and 17-804 of the Delaware LP Act) and free of preemptive rights (except as set forth in the ET Partnership Agreement).

(b) As of the date of this Agreement, all of the issued and outstanding limited liability company interests of Merger Sub are validly issued and outstanding. All of the issued and outstanding limited liability company interests of Merger Sub are, and at the Effective Time will be, owned by ET or a direct or indirect wholly owned Subsidiary of ET. Merger Sub does not have any outstanding option, warrant, right or any other agreement pursuant to which any person other than ET may acquire any equity security of Merger Sub. Merger Sub has not conducted any business prior to the date hereof and neither has, and prior to the Effective Time will not have, any assets, liabilities or obligations of any nature other than those incident to their respective formation and pursuant to this Agreement, the Merger and the other transactions contemplated by this Agreement.

Section 4.3 Power and Authority.

(a) Each of ET and Merger Sub has the requisite limited partnership or limited liability company, as applicable, power and authority to enter into this Agreement and to perform all of their respective obligations and consummate the transactions contemplated hereby and thereby. Each of ET and Merger Sub has taken all necessary and appropriate limited partnership or limited liability company, as applicable, actions to authorize, execute and deliver this Agreement and each agreement and instrument to be executed and delivered by ET pursuant hereto, and to consummate the transactions contemplated hereby and thereby. This Agreement has been duly and validly executed and delivered by ET and is a valid and binding obligation of ET enforceable in accordance with its terms, except as such enforcement may be limited by the Enforceability Exceptions.

(b) Other than in connection with or in compliance with (i) the Delaware LP Act, (ii) the Delaware LLC Act, (iii) the Exchange Act, and the rules promulgated thereunder, (iv) the Securities Act, and the rules promulgated thereunder, (v) applicable state securities, takeover and “blue sky” laws, (vi) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware, (vii) the rules and regulations of the NYSE, (viii) rules and regulations of the SEC in connection with the filing with the SEC of a registration statement on Form S-4 to register the issuance of the Preferred Merger Consideration, and, subject to the accuracy of the representations and warranties of the ETO in Section 3.3(b), no authorization, consent, order, license, permit or approval of, or registration, declaration, notice or filing with, any Governmental Entity is necessary, under applicable Law, for the consummation by ET or Merger Sub of the transactions contemplated by this Agreement, except for such authorizations, consent, orders, licenses, permits, approvals or filings that are not required to be obtained or made prior to consummation of such transactions or that, if not obtained or made, would not materially impede or delay the consummation of the Merger and the other transactions contemplated by this Agreement.

Section 4.4 No Violations. The execution and delivery of this Agreement, or any other agreement or instrument executed and delivered pursuant hereto by ET and Merger Sub, does not, or when executed will not, and the consummation of the transactions contemplated hereby or thereby and the performance by ET and Merger Sub of the respective obligations that they are obligated to perform hereunder or thereunder do not:

(a) conflict with or result in a breach of any of the provisions of the ET Partnership Agreement or the limited liability company agreement of Merger Sub;

(b) create any lien on ET or Merger Sub under any indenture, mortgage, lien, agreement, contract, commitment or instrument to which ET or Merger Sub is a party or their respective properties and assets are bound;

(c) conflict with any Laws applicable to ET or Merger Sub; or

(d) conflict with, result in a breach of, constitute a default under (whether with notice or the lapse of time or both) or accelerate or permit the acceleration of the performance required by, or require any consent, authorization or approval under, any indenture, mortgage, lien or agreement, contract, commitment or instrument to which ET or Merger Sub is a party or by which it is bound;

except, in the case of clauses (b), (c) and (d), as would not be reasonably likely to have, individually or in the aggregate, a materially adverse effect on ET or Merger Sub or result in any material loss, cost or liability of ET or Merger Sub.

ARTICLE V.

COVENANTS AND AGREEMENTS

Section 5.1 Further Assurances. In case at any time after the Closing any further action is necessary to carry out the transactions contemplated hereby or the purposes of this Agreement, each of the parties will take such further action as the other party may reasonably request.

Section 5.2 Tax Matters. ET and ETO each acknowledges and agrees that, for U.S. federal income and applicable state and local tax purposes, the Merger is intended to be treated as a partnership merger transaction under Treasury Regulations Sections 1.708-1(c)(1) and 1.708-1(c)(3)(i), whereby ETO will be the terminating partnership and ET will be the resulting partnership (the “Intended Tax Treatment”). Unless required to do so as a result of a “determination” as defined in Section 1313 of the Code, each of ET and ETO agrees not to make any tax filings or otherwise take any position inconsistent with the Intended Tax Treatment and to cooperate with the other party to make any filings, statements, or reports required to effect, disclose or report the Intended Tax Treatment.

Section 5.3 Registration Statement. Each of ET, Merger Sub and ETO shall jointly prepare, and ET shall file with the SEC, a registration statement on Form S-4 to be filed with the SEC in connection with the issuance of the New ET Preferred Units in the Merger (including any amendments or supplements, the “Form S-4”).

Section 5.4 NYSE Listing. ET shall cause the ET Series C Preferred Units, ET Series D Preferred Units and ET Series E Preferred Units to be issued in the Merger to be approved for listing on the NYSE, subject to official notice of issuance, prior to the Closing Date.

ARTICLE VI.

CONDITIONS TO THE MERGER

Section 6.1 Conditions to Each Party’s Obligation to Effect the Merger. The respective obligations of each party to effect the Merger shall be subject to the fulfillment (or waiver by all parties, to the extent permissible under applicable Law) at or prior to the Effective Time of the following conditions:

(a) no injunction, order or decree by any court or other Governmental Entity of competent jurisdiction shall have been entered and shall continue to be in effect, no Law shall have been adopted or be effective, and no agreement with any Governmental Entity shall be in effect, in each case that prohibits, prevents or makes unlawful the consummation of the Merger or the other transactions contemplated by this Agreement;

(b) the representations and warranties of each party shall be true and correct in all material respects both at and as of the date of this Agreement and at and as of the Closing Date as though made at and as of the Closing Date; and

(c) the Form S-4 shall have been declared effective by the SEC under the Securities Act and no stop order suspending the effectiveness of the Form S-4 shall have been issued by the SEC and no proceedings for that purpose shall have been initiated or threatened by the SEC.

ARTICLE VII.

TERMINATION

Section 7.1 Termination or Abandonment. Notwithstanding anything in this Agreement to the contrary, this Agreement may be terminated and abandoned at any time prior to the Effective Time by the mutual written consent of ETO and ET.

ARTICLE VIII.

MISCELLANEOUS

Section 8.1 No Survival. None of the representations, warranties, covenants and agreements in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Merger, except for covenants and agreements which contemplate performance after the Effective Time or otherwise expressly by their terms survive the Effective Time.

Section 8.2 Expenses. All costs and expenses incurred in connection with the Merger, this Agreement and the transactions contemplated hereby shall be paid by the party incurring or required to incur such expenses.

Section 8.3 Counterparts; Effectiveness. This Agreement may be executed in two or more counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument, and shall become effective when one or more counterparts have been signed by each of the parties and delivered (by telecopy, electronic delivery or otherwise) to the other parties. Signatures to this Agreement transmitted by facsimile transmission, by electronic mail in “portable document format” (“.pdf”) form, or by any other electronic means intended to preserve the original graphic and pictorial appearance of a document, will have the same effect as physical delivery of the paper document bearing the original signature.

Section 8.4 Governing Law. This Agreement, and all claims or causes of action (whether at Law, in contract or in tort or otherwise) that may be based upon, arise out of or relate to this Agreement or the negotiation, execution or performance hereof, shall be governed by and construed in accordance with the laws of the State of Delaware, without giving effect to any choice or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Delaware.

Section 8.5 Jurisdiction; Specific Enforcement. The parties agree that irreparable damage, for which monetary damages would not be an adequate remedy, would occur in the event that any of the provisions of this Agreement were not performed, or were threatened to not be performed, in accordance with their specific terms or were otherwise breached. It is accordingly agreed that, in addition to any other remedy that may be available to it at law or in equity, each of the parties shall be entitled to an injunction or injunctions or equitable relief to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement exclusively in the Delaware Court of Chancery and any state appellate court therefrom within the State of Delaware (or, if the Delaware Court of Chancery declines to accept jurisdiction over a particular matter, any state or federal court within the State of Delaware), and all such rights and remedies at law or in equity shall be cumulative. The parties further agree that no party to this Agreement shall be required to obtain, furnish or post any bond or similar instrument in connection with or as a condition to obtaining any remedy referred to in this Section 8.5 and each party waives any objection to the imposition of such relief or any right it may have to require the obtaining, furnishing or posting of any such bond or similar instrument. In addition, each of the parties hereto irrevocably agrees that any legal action or proceeding relating to or arising out of this Agreement and the rights and obligations hereunder, or for recognition and enforcement of any judgment relating to or arising out of this Agreement and the rights and obligations hereunder brought by the other party hereto or its successors or assigns, shall be brought and determined exclusively in the Delaware Court of Chancery and any state appellate court therefrom within the State of Delaware (or, if the Delaware Court of Chancery declines to accept jurisdiction over a particular matter, any state or federal court within the State of Delaware). Each of the parties hereto hereby irrevocably submits with regard to any such action or proceeding for itself and in respect of its property, generally and unconditionally, to the personal jurisdiction of the aforesaid courts and agrees that it will not bring any action relating to or arising out of this Agreement or any of the transactions contemplated by this Agreement in any court other than the aforesaid courts. Each of the parties hereto hereby irrevocably waives, and agrees not to assert, by way of motion, as a defense, counterclaim or otherwise, in any action or proceeding with respect to this Agreement, (a) any claim that it is not personally subject to the jurisdiction of the above named courts, (b) any claim that it or its property is exempt or immune from jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise) and (c) to the fullest extent permitted by the applicable Law, any claim that (i) the suit, action or proceeding in such court is brought in an inconvenient forum, (ii) the venue of such suit, action or proceeding is improper or (iii) this Agreement, or the subject matter hereof, may not be enforced in or by such courts.

Section 8.6 WAIVER OF JURY TRIAL. EACH OF THE PARTIES HERETO ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY THAT MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO

INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

Section 8.7 Assignment; Binding Effect. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and assigns.

Section 8.8 Severability. Any term or provision of this Agreement that is held to be invalid or unenforceable in a court of competent jurisdiction shall be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement. Upon such a determination, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties hereto as closely as possible in an acceptable manner in order that the transactions contemplated hereby are consummated as originally contemplated to the fullest extent possible. If any provision of this Agreement is so broad as to be unenforceable, such provision shall be interpreted to be only so broad as is enforceable.

Section 8.9 Entire Agreement. This Agreement together with the exhibits and schedules hereto constitutes the entire agreement, and supersedes all other prior agreements and understandings, both written and oral, between the parties, or any of them, with respect to the subject matter hereof, and this Agreement is not intended to grant standing to any person other than the parties hereto.

Section 8.10 Amendments; Waivers. At any time prior to the Effective Time, any provision of this Agreement may be amended or waived if, and only if, such amendment or waiver is in writing and signed, in the case of an amendment, by ETO, ET and Merger Sub or, in the case of a waiver, by the party against whom the waiver is to be effective.

Section 8.11 Headings. Headings of the Articles and Sections of this Agreement are for convenience of the parties only and shall be given no substantive or interpretive effect whatsoever. The table of contents to this Agreement is for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

Section 8.12 No Third-Party Beneficiaries. Each of ET, Merger Sub and ETO agrees that (a) their respective representations, warranties, covenants and agreements set forth herein are solely for the benefit of ETO or ET and Merger Sub, as applicable, in accordance with and subject to the terms of this Agreement, and (b) except for the right of ETO’s unitholders to receive the Merger Consideration on the terms and conditions of this Agreement, this Agreement is not intended to, and does not, confer upon any person other than the parties hereto any rights or remedies hereunder, including the right to rely upon the representations and warranties set forth herein.

Section 8.13 Interpretation. When a reference is made in this Agreement to an Article or Section, such reference shall be to an Article or Section of this Agreement unless otherwise indicated. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” The words “hereof,” “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement, unless the context otherwise requires. All terms defined in this Agreement shall have the defined meanings when used in any certificate or other document made or delivered pursuant thereto unless otherwise defined therein. The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms and to the masculine as well as to the feminine and neuter genders of such term. References in this Agreement to specific laws or to specific provisions of laws shall include all rules and regulations promulgated thereunder, and any statute defined or referred to herein or in any agreement or instrument referred to herein shall mean such statute as from time to time amended, modified or supplemented, including by succession of comparable successor statutes. Each of the parties has participated in the drafting and negotiation of this Agreement. If an ambiguity or question of intent or interpretation arises, this Agreement must be construed as if it is drafted by all the parties, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of authorship of any of the provisions of this Agreement.

Section 8.14 Definitions.

(a) As used in this Agreement:

(i) “business day” means any day other than a Saturday, a Sunday or a legal holiday for commercial banks in New York, New York.

(ii) “ET Series A Preferred Unit” means a new series of preferred units representing limited partner interests in ET, to be established at Closing pursuant to the ET LPA Amendment, designated as “6.250% Series A Fixed-to-Floating Rate Cumulative Redeemable Perpetual Preferred Units” and having the preferences, rights, powers and duties set forth in the ET LPA Amendment.

(iii) “ET Series B Preferred Unit” means a new series of preferred units representing limited partner interests in ET, to be established at Closing pursuant to the ET LPA Amendment, designated as “6.625% Series B Fixed-to-Floating Rate Cumulative Redeemable Perpetual Preferred Units” and having the preferences, rights, powers and duties set forth in the ET LPA Amendment.

(iv) “ET Series C Preferred Unit” means a new series of preferred units representing limited partner interests in ET, to be established at Closing pursuant to the ET LPA Amendment, designated as “7.375% Series C Fixed-to-Floating Rate Cumulative Redeemable Perpetual Preferred Units” and having the preferences, rights, powers and duties set forth in the ET LPA Amendment.

(v) “ET Series D Preferred Unit” means a new series of preferred units representing limited partner interests in ET, to be established at Closing pursuant to the ET LPA Amendment, designated as “7.625% Series D Fixed-to-Floating Rate Cumulative Redeemable Perpetual Preferred Units” and having the preferences, rights, powers and duties set forth in the ET LPA Amendment.

(vi) “ET Series E Preferred Unit” means a new series of preferred units representing limited partner interests in ET, to be established at Closing pursuant to the ET LPA Amendment, designated as “7.600% Series A Fixed-to-Floating Rate Cumulative Redeemable Perpetual Preferred Units” and having the preferences, rights, powers and duties set forth in the ET LPA Amendment.

(vii) “ET Series F Preferred Unit” means a new series of preferred units representing limited partner interests in ET, to be established at Closing pursuant to the ET LPA Amendment, designated as “6.750% Series F Fixed-Rate Reset Cumulative Redeemable Perpetual Preferred Units” and having the preferences, rights, powers and duties set forth in the ET LPA Amendment.

(viii) “ET Series G Preferred Unit” means a new series of preferred units representing limited partner interests in ET, to be established at Closing pursuant to the ET LPA Amendment, designated as “7.125% Series G Fixed-Rate Reset Cumulative Redeemable Perpetual Preferred Units” and having the preferences, rights, powers and duties set forth in the ET LPA Amendment.

(ix) “ETO Partnership Agreement” means that certain Fifth Amended Restated Agreement of Limited Partnership of ETO, dated October 19, 2018, as amended.

(x) “person” means an individual, a corporation, a partnership, a limited liability company, an association, a trust or any other entity, group (as such term is used in Section 13 of the Exchange Act) or organization, including a Governmental Entity, and any permitted successors and assigns of such person.

(xi) “Subsidiary” means, with respect to any person, any corporation, limited liability company, partnership, association, or business entity, whether incorporated or unincorporated, of which (A) if a corporation, a majority of the total voting power of shares of stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers, or trustees thereof is at the time owned or controlled, directly or indirectly, by that person or one or more Subsidiaries of that person or a combination thereof, (B) if a partnership (whether general or limited), a general partner interest is at the time owned or controlled, directly or indirectly, by that person or one or more Subsidiaries of that person or a combination thereof or (C) if a limited liability company, partnership, association, or other business entity (other than a corporation), a majority of partnership or other similar ownership interest thereof is at the time owned or controlled, directly or indirectly, by that person or one or more Subsidiaries of that person or a combination thereof. For purposes hereof, a person or persons shall be deemed to have a majority ownership interest in a limited liability company, partnership, association, or other business entity (other than a corporation) if such person or persons shall be allocated a majority of limited liability company, partnership, association, or other business entity gains or losses. Notwithstanding the foregoing, none of USA Compression Partners, LP, Sunoco LP or any of their respective Subsidiaries shall be deemed Subsidiaries of ET or ETO.

(xii) “Tax” or “Taxes” means any and all U.S. federal, state or local or non-U.S. or provincial taxes, charges, imposts, levies or other assessments, including all net income, gross receipts, capital, sales, use, ad valorem, value added, transfer, franchise, profits, inventory, capital stock, license, withholding, payroll, employment, social security, unemployment, excise, severance, stamp, occupation, property and estimated taxes, customs duties, fees, assessments and similar charges, including any and all interest, penalties, fines, additions to tax or additional amounts imposed by any Governmental Entity in connection or with respect thereto.

(xiii) “Tax Return” means any return, report or similar filing (including any attached schedules, supplements and additional or supporting material) filed or required to be filed with respect to Taxes, including any information return, claim for refund, amended return or declaration of estimated Taxes (and including any amendments with respect thereto).

(xiv) “Treasury Regulations” means the regulations (including temporary regulations) promulgated by the United States Department of the Treasury pursuant to and in respect of provisions of the Code. All references in this Agreement to sections of the Treasury Regulations shall include any corresponding provisions or provisions of succeeding, similar or substitute, temporary or final Treasury Regulations.

(b) Each of the following terms is defined in the section of this Agreement set forth opposite such term:

Agreement	Preamble
Book-Entry Unit	Section 2.1(d)
business day	Section 8.14(a)(i)
Certificate of Merger	Section 1.3
Certificates	Section 2.3(b)
Closing	Section 1.2
Closing Date	Section 1.2
Code	Section 2.4
Delaware LLC Act	Section 1.1
Delaware LP Act	Section 1.1
Effective Time	Section 1.3
Enforceability Exceptions	Section 3.3
ET	Preamble
ET Class B Units	Section 2.1(b)
ET GP	Recitals
ET LPA Amendment	Section 1.6
ET Partnership Agreement	Section 1.6
ET Series A Preferred Units	Section 8.14(a)(i)

ET Series B Preferred Units	Section 8.14(a)(i)
ET Series C Preferred Units	Section 8.14(a)(i)
ET Series D Preferred Units	Section 8.14(a)(i)
ET Series E Preferred Units	Section 8.14(a)(i)
ET Series F Preferred Units	Section 8.14(a)(i)
ET Series G Preferred Units	Section 8.14(a)(i)
ETO	Preamble
ETO Class K Units	Section 2.1(b)
ETO Class L Units	Section 2.1(b)
ETO Class M Units	Section 2.1(b)
ETO Class N Units	Section 2.1(b)
ETO Common Units	Section 2.1(a)
ETO GP	Preamble
ETO GP Interest	Section 3.2
ETO GP LLC	Preamble
ETO Partnership Agreement	Section 8.14(a)(ix)
ETO Preferred Units	Section 2.1(c)(vii)
ETO Series A Preferred Units	Section 2.1(c)(i)
ETO Series B Preferred Units	Section 2.1(c)(ii)
ETO Series C Preferred Units	Section 2.1(c)(iii)
ETO Series D Preferred Units	Section 2.1(c)(iv)
ETO Series E Preferred Units	Section 2.1(c)(v)
ETO Series F Preferred Units	Section 2.1(c)(vi)
ETO Series G Preferred Units	Section 2.1(c)(vii)
Exchange Act	Section 3.3(b)
Exchange Agent	Section 2.3(a)
Exchange Fund	Section 2.3(a)
Form S-4	Section 2.1(b)
Governmental Entity	Section 2.3(e)
Hook Unit Merger Consideration	Section 2.1(b)
Hook Units	Section 2.1(b)
Laws	Section 3.4(c)
Merger	Recitals
Merger Consideration	Section 2.1(c)(vii)
Merger Sub	Preamble
Merger Sub Units	Section 2.1(f)
New ET Preferred Units	Section 2.1(c)(vii)
NYSE	Section 3.3(b)
person	Section 8.14(a)(ii)
Preferred Merger Consideration	Section 2.1(c)(vii)
SEC	Section 3.3(b)
Securities Act	Section 3.3(b)
Subsidiary	Section 8.14(a)(xi)
Tax	Section 8.14(a)(xii)
Tax Return	Section 8.14(a)(xiii)
Treasury Regulation	Section 8.14(a)(xiv)

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered as of the date first above written.

ENERGY TRANSFER LP

By:	LE GP, LLC, its general partner

By:	/s/ Thomas E. Long
Name: Thomas E. Long Title: Co-Chief Executive Officer

ETO MERGER SUB LLC

By:	/s/ Thomas E. Long
Name: Thomas E. Long Title: Co-Chief Executive Officer

ENERGY TRANSFER OPERATING, L.P.

By:	Energy Transfer Partners GP, L.P., its general partner

By:	Energy Transfer Partners, L.L.C., its general partner

By:	/s/ Thomas E. Long
Name: Thomas E. Long Title: Co-Chief Executive Officer

Signature Page to Agreement and Plan of Merger

Exhibit A

Amendment No. 8 to ET Partnership Agreement

[See attached as Annex B.]

Annex B

AMENDMENT NO. 8 TO

THIRD AMENDED AND RESTATED

AGREEMENT OF LIMITED PARTNERSHIP

OF

ENERGY TRANSFER LP

This Amendment No. 8 (this “Amendment No. 8”) to the Third Amended and Restated Agreement of Limited Partnership of Energy Transfer LP (the “Partnership”) dated as of February 8, 2006 (as amended to date, the “Partnership Agreement”) is hereby adopted effective as of [ ● ] (the “Effective Date”) by LE GP, LLC, a Delaware limited liability company (the “General Partner”), as the general partner of the Partnership. Capitalized terms used but not defined herein have the meaning given such terms in the Partnership Agreement.

WHEREAS, Section 5.8 of the Partnership Agreement provides that the General Partner, without the approval of any Limited Partner except as otherwise provided in the Partnership Agreement, may, for any Partnership purpose, at any time and from time to time, issue additional Partnership Securities to such Persons for such consideration and on such terms and conditions as the General Partner shall determine;

WHEREAS, the General Partner, without the approval of any Partner, may amend any provision of the Partnership Agreement (i) pursuant to Section 13.1(d)(i) of the Partnership Agreement to reflect a change that, the General Partner determines, does not adversely affect the Limited Partners (including any particular class of Partnership Interests as compared to other classes of Partnership Interests) in any material respect and (ii) pursuant to Section 13.1(g) of the Partnership Agreement to reflect an amendment that the General Partner determines to be necessary or appropriate in connection with the authorization of issuance of any class or series of Partnership Securities pursuant to Section 5.8 of the Partnership Agreement;

WHEREAS, in connection with the transactions contemplated by that certain Agreement and Plan of Merger, dated as of March 5, 2021, by and among the Partnership, the MLP and ETO Merger Sub LLC, a Delaware limited liability company, a Delaware limited liability company and wholly owned subsidiary of the Partnership, pursuant to which Merger Sub will merge with and into the MLP, with the MLP surviving as a wholly owned subsidiary of the Partnership, the Partnership will issue limited partner interests designated as (i) “6.250% Series A Fixed-to-Floating Rate Cumulative Redeemable Perpetual Preferred Units”; (ii) “6.625% Series B Fixed-to-Floating Rate Cumulative Redeemable Perpetual Preferred Units”; (iii) “7.375% Series C Fixed-to-Floating Rate Cumulative Redeemable Perpetual Preferred Units”; (iv) “7.625% Series D Fixed-to-Floating Rate Cumulative Redeemable Perpetual Preferred Units”; (v) “7.600% Series E Fixed-to-Floating Rate Cumulative Redeemable Perpetual Preferred Units”; (vi) “6.750% Series F Fixed-Rate Reset Cumulative Redeemable Perpetual Preferred Units”; (vii) “7.125% Series G Fixed-Rate Reset Cumulative Redeemable Perpetual Preferred Units”; and (viii) “Class B Units,” each having the rights, preferences and privileges set forth in this Amendment No. 8;

WHEREAS, the General Partner has determined, pursuant to Section 13.1(g) of the Partnership Agreement, that the amendments to the Partnership Agreement set forth herein are necessary or appropriate in connection with the authorization of the issuance of the (i) “6.250% Series A Fixed-to-Floating Rate Cumulative Redeemable Perpetual Preferred Units”; (ii) “6.625% Series B Fixed-to-Floating Rate Cumulative Redeemable Perpetual Preferred Units”; (iii) “7.375% Series C Fixed-to-Floating Rate Cumulative Redeemable Perpetual Preferred Units”; (iv) “7.625% Series D Fixed-to-Floating Rate Cumulative Redeemable Perpetual Preferred Units”; (v) “7.600% Series E Fixed-to-Floating Rate Cumulative Redeemable Perpetual Preferred Units”; (vi) “6.750% Series F Fixed-Rate Reset Cumulative Redeemable Perpetual Preferred Units”; (vii) “7.125% Series G Fixed-Rate Reset Cumulative Redeemable Perpetual Preferred Units,” and (vii) Class B Units; and

WHEREAS, the General Partner has determined, pursuant to Section 13.1(d)(i) of the Partnership Agreement, that, if and to the extent any amendments set forth herein are not necessary or appropriate in connection with the authorization of the issuance of the New Units, such amendments to the Partnership Agreement set forth herein do not adversely affect the Limited Partners (including any particular class of Partnership Interests as compared to other classes of Partnership Interests) in any material respect.

NOW THEREFORE, the General Partner does hereby amend the Partnership Agreement as follows:

Section 1 Amendments.

(a) Section 1.1 of the Partnership Agreement is amended to add or to amend and restate the following definitions in their entirety in the appropriate alphabetical order:

“Arrears” means, (a) with respect to the Series A Distributions, the full cumulative Series A Distributions through the most recent Series A Distribution Payment Date that have not been paid on all Outstanding Series A Preferred Units, (b) with respect to the Series B Distributions, the full cumulative Series B Distributions through the most recent Series B Distribution Payment Date that have not been paid on all Outstanding Series B Preferred Units, (c) with respect to the Series C Distributions, the full cumulative Series C Distributions through the most recent Series C Distribution Payment Date that have not been paid on all Outstanding Series C Preferred Units, (d) with respect to the Series D Distributions, the full cumulative Series D Distributions through the most recent Series D Distribution Payment Date that have not been paid on all Outstanding Series D Preferred Units, (e) with respect to the Series E Distributions, the full cumulative Series E Distributions through the most recent Series E Distribution Payment Date that have not been paid on all Outstanding Series E Preferred Units, (f) with respect to the Series F Distributions, the full cumulative Series F Distributions through the most recent Series F Distribution Payment Date that have not been paid on all Outstanding Series F Preferred Units and (g) with respect to the Series G Distributions, the full cumulative Series G Distributions through the most recent Series G Distribution Payment Date that have not been paid on all Outstanding Series G Preferred Units.

“Available Cash” means, with respect to any Quarter ending prior to the Liquidation Date:

(a) the sum of (i) all cash and cash equivalents of the Partnership Group (or the Partnership’s proportionate share of cash and cash equivalents in the case of Subsidiaries that are not wholly owned) on hand at the end of such Quarter, and (ii) all additional cash and cash equivalents of the Partnership Group (or the Partnership’s proportionate share of cash and cash equivalents in the case of Subsidiaries that are not wholly owned) on hand immediately prior to the date of the distribution of Available Cash with respect to such Quarter, less

(b) the amount of any cash reserves (or the Partnership’s proportionate share of cash reserves in the case of Subsidiaries that are not wholly owned) established by the General Partner to (i) provide for the proper conduct of the business of the Partnership (including reserves for future capital expenditures, for anticipated future credit needs of the Partnership Group and for refunds of collected rates reasonably likely to be refunded as a result of a settlement or hearing relating to FERC rate proceedings) subsequent to such Quarter, (ii) comply with applicable law or any loan agreement, security agreement, mortgage, debt instrument or other agreement or obligation to which any Group Member is a party or by which it is bound or its assets are subject, (iii) provide funds for distributions under Section 6.3 in respect of any one or more of the next four Quarters; (iv) provide funds for Series A Distributions, (v) provide funds for Series B Distributions, (vi) provide funds for Series C Distributions, (vii) provide funds for Series D Distributions, (viii) provide funds for Series E Distributions, (ix) provide funds for Series F Distributions, (x) provide funds for Series G Distributions or (xi) provide funds for distributions to the Class B Units; provided, however, that disbursements made by a Group Member or cash reserves established, increased or reduced after the end of such Quarter but on or before the date of determination of Available Cash with respect to such Quarter shall be deemed to have been made, established, increased or reduced, for purposes of determining Available Cash, within such Quarter if the General Partner so determines.

Notwithstanding the foregoing, “Available Cash” with respect to the Quarter in which the Liquidation Date occurs and any subsequent Quarter shall equal zero.

“Calculation Agent” means the financial institution that will be appointed by the General Partner prior to the Series A Floating Rate Period, Series B Floating Rate Period, Series C Floating Rate Period, Series D Floating Rate Period, Series E Floating Rate Period, Series F Reset Distribution Determination Date preceding the Series F First Call Date or Series G Reset Distribution Determination Date preceding the Series G First Call Date to act in its capacity as calculation agent for the Series A Preferred Units, the Series B Preferred Units, the Series C Preferred Units, the Series D Preferred Units, the Series E Preferred Units, the Series F Preferred Units and the Series G Preferred Units, as applicable, and its successors and assigns or any other calculation agent appointed by the General Partner. For the avoidance of doubt, the Partnership and its affiliates shall not be appointed by the General Partner to act as calculation agent for the Series A Preferred Units, the Series B Preferred Units, the Series C Preferred Units, the Series D Preferred Units, the Series E Preferred Units, the Series F Preferred Units or the Series G Preferred Units.

“Class B Units” has the meaning given such term in Section 5.24(a).

“Class B Unit Distribution Rate” means an amount per Class B Unit equal to 7.5% per annum (1.875% per Quarter), of the Class B Unit Issue Price.

“Class B Unit Issuance Date” means [                ], 2021.

“Class B Unit Issue Price” means $18.84.

“Class B Unit Quarterly Distribution” has the meaning set forth in Section 5.24(b)(iii)(B).

“Common Unit” means a Partnership Security representing a fractional part of the Partnership Interests of all Limited Partners, and having the rights and obligations specified with respect to Common Units in this Agreement. The term “Common Unit” does not include a Class A Unit, Class B Unit, a Series A Preferred Unit, a Series B Preferred Unit, a Series C Preferred Unit, a Series D Preferred Unit, a Series E Preferred Unit, a Series F Preferred Unit or a Series G Preferred Unit.

“Equity Credit” means the dollar amount or percentage in relation to the stated liquidation preference amount of (a) $1,000.00 per Series A Preferred Unit, (b) $1,000.00 per Series B Preferred Unit, (c) $25.00 per Series C Preferred Unit, (d) $25.00 per Series D Preferred Unit, (e) $25.00 per Series E Preferred Unit, (f) $1,000.00 per Series F Preferred Unit or (g) $1,000.00 per Series G Preferred Unit, assigned to the Series A Preferred Units, Series B Preferred Units, Series C Preferred Units, Series D Preferred Units, Series E Preferred Units, Series F Preferred Units or Series G Preferred Units, as applicable, as equity, rather than debt, by a Rating Agency in evaluating the capital structure of the Partnership.

“ETP Holdco” means ETP Holdco Corporation, a Delaware corporation.

“ETP Holdco Items” means any item of Partnership income, gain, loss, deduction or credit attributable to the Partnership’s ownership of ETP Holdco or the Partnership’s ownership of any indebtedness of ETP Holdco or any of its subsidiaries.

“ETP Holdco Distributions” means any portion of the Partnership cash distributions attributable to (i) any distribution or dividend received by the Partnership from ETP Holdco or the proceeds of sale of the capital stock of ETP Holdco or (ii) any interest payments received by the Partnership with respect to indebtedness of ETP Holdco or its subsidiaries.

“H.15(519)” means the statistical release designated as such, or any successor publication, published by the Board of Governors of the U.S. Federal Reserve System.

“Limited Partner Interest” means the ownership interest of a Limited Partner or Assignee in the Partnership, which may be evidenced by Common Units, Class A Units, Series A Preferred Units, Series B

Preferred Units, Series C Preferred Units, Series D Preferred Units, Series E Preferred Units, Series F Preferred Units, Series G Preferred Units and Class B Units or other Partnership Securities or a combination thereof or interest therein, and includes any and all benefits to which such Limited Partner or Assignee is entitled as provided in this Agreement, together with all obligations of such Limited Partner or Assignee to comply with the terms and provisions of this Agreement.

“most recent H.15(519)” means the H.15(519) published closest in time but prior to the close of business on the second Business Day prior to the Series F Reset Date or the Series G Reset Date, as applicable.

“New Units” means the Series A Preferred Units, the Series B Preferred Units, the Series C Preferred Units, the Series D Preferred Units, the Series E Preferred Units, the Series F Preferred Units, the Series G Preferred Units, and the Class B Units.

“Outstanding” means, with respect to Partnership Securities, all Partnership Securities that are issued by the Partnership and reflected as outstanding on the Partnership’s books and records as of the date of determination; provided, however, that if at any time any Person or Group (other than the General Partner or its Affiliates) beneficially owns 20% or more of any Outstanding Partnership Securities of any class then Outstanding, all Partnership Securities owned by such Person or Group shall not be voted on any matter and shall not be considered to be Outstanding when sending notices of a meeting of Limited Partners to vote on any matter (unless otherwise required by law), calculating required votes, determining the presence of a quorum or for other similar purposes under this Agreement, except that Common Units so owned shall be considered to be Outstanding for purposes of Section 11.1(b)(iv) (such Common Units shall not, however, be treated as a separate class of Partnership Securities for purposes of this Agreement); provided, further, that the limitation in the foregoing proviso shall not apply (i) to any Person or Group who acquired 20% or more of any Outstanding Partnership Securities of any class then Outstanding directly from the General Partner or its Affiliates, (ii) to any Person or Group who acquired 20% or more of any Outstanding Partnership Securities of any class then Outstanding directly or indirectly from a Person or Group described in clause (i) if the General Partner shall have notified such Person or Group in writing that such limitation shall not apply to such Person or Group, (iii) to any Person or Group who acquired 20% or more of any Partnership Securities issued by the Partnership with the prior approval of the Board of Directors of the General Partner, (iv) to any Series A Holder in connection with any vote, consent or approval of the Series A Holders pursuant to Section 5.17(b)(iii), (v) to any Series B Holder in connection with any vote, consent or approval of the Series B Holders pursuant to Section 5.18(b)(iii), (vi) to any Series C Holder in connection with any vote, consent or approval of the Series C Holders pursuant to Section 5.19(b)(iii), (vii) to any Series D Holder in connection with any vote, consent or approval of the Series D Holders pursuant to Section 5.20(b)(iii), (viii) to any Series E Holder in connection with any vote, consent or approval of the Series E Holders pursuant to Section 5.21(b)(iii), (ix) to any Series F Holder in connection with any vote, consent or approval of the Series F Holders pursuant to Section 5.22(b)(iii) or (x) to any Series G Holder in connection with any vote, consent or approval of the Series G Holders pursuant to Section 5.23(b)(iii).

“Partnership Security” means any class or series of equity interest in the Partnership (but excluding any options, rights, warrants and appreciation rights relating to an equity interest in the Partnership) and General Partner Units and any General Partner Interest represented thereby, including without limitation, Common Units, Class A Units, Series A Preferred Units, Series B Preferred Units, Series C Preferred Units, Series D Preferred Units, Series E Preferred Units, Series F Preferred Units, Series G Preferred Units and Class B Units.

“Paying Agent” means the Transfer Agent, acting in its capacity as paying agent for the Series A Preferred Units, the Series B Preferred Units, the Series C Preferred Units, the Series D Preferred Units, the Series E Preferred Units, the Series F Preferred Units and the Series G Preferred Units, and its respective successors and assigns or any other paying agent appointed by the General Partner; provided, however, that if no Paying Agent is specifically designated for the Series A Preferred Units, the Series B Preferred Units, the Series C Preferred Units, the Series D Preferred Units, the Series E Preferred Units, the Series F Preferred Units or the Series G Preferred Units, the General Partner shall act in such capacity.

“Percentage Interest” means as of any date of determination (a) as to the General Partner, the amount of its aggregate Capital Contributions to the Partnership divided by the aggregate Capital Contributions made to the Partnership by all Partners (other than Capital Contributions made to the Partnership by a Partner with respect to a Class A Unit, a Class B Unit, a Series A Preferred Unit, a Series B Preferred Unit, a Series C Preferred Unit, a Series D Preferred Unit, a Series E Preferred Unit, a Series F Preferred Unit or a Series G Preferred Unit), (b) as to any Unitholder or Assignee holding Common Units, the product obtained by multiplying (i) 100% less the percentage applicable to paragraphs (a) and (c) hereof by (ii) the quotient obtained by dividing (A) the number of Common Units held by such Unitholder or Assignee by (B) the total number of all Outstanding Common Units, and (c) as to the holders of other Partnership Securities issued by the Partnership in accordance with Section 5.8, the percentage established as a part of such issuance. The Percentage Interest with respect to a Class A Unit, Class B Unit, Series A Preferred Unit, Series B Preferred Unit, Series C Preferred Unit, Series D Preferred Unit, Series E Preferred Unit, Series F Preferred Unit and Series G Preferred Unit shall at all times be zero.

“Pro Rata” means (a) when modifying Units or any class thereof, apportioned equally among all such designated Units in accordance with their relative Percentage Interests, (b) when modifying Partners and Assignees, apportioned among all Partners and Assignees in accordance with their relative Percentage Interests, (c) solely when modifying Series A Holders, apportioned equally among all Series A Holders in accordance with the relative number or percentage of Series A Preferred Units held by each such Series A Holder, (d) solely when modifying Series B Holders, apportioned equally among all Series B Holders in accordance with the relative number or percentage of Series B Preferred Units held by each such Series B Holder, (e) solely when modifying Series C Holders, apportioned equally among all Series C Holders in accordance with the relative number or percentage of Series C Preferred Units held by each such Series C Holder, (f) solely when modifying Series D Holders, apportioned equally among all Series D Holders in accordance with the relative number or percentage of Series D Preferred Units held by each such Series D Holder, (g) solely when modifying Series E Holders, apportioned equally among all Series E Holders in accordance with the relative number or percentage of Series E Preferred Units held by each such Series E Holder, (h) solely when modifying Series F Holders, apportioned equally among all Series F Holders in accordance with the relative number or percentage of Series F Preferred Units held by each such Series F Holder, (i) solely when modifying Series G Holders, apportioned equally among all Series G Holders in accordance with the relative number or percentage of Series G Preferred Units held by each such Series G Holder and (j) solely when modifying holders of Class B Units, apportioned equally among all holders of Class B Units in accordance with the relative number or percentage of Class B Units held by each such holder.

“Rating Agency” means any nationally recognized statistical rating organization (within the meaning of Section 3(a)(62) of the Securities Exchange Act) that publishes a rating for the Partnership.

“Recapitalized Unit” means the Class K Units, the Class L Units, the Class M Units and the Class N Units established pursuant to the Fifth Amended and Restated Agreement of Limited Partnership of the MLP, as amended.

“Series A Base Liquidation Preference” means a liquidation preference for each Series A Preferred Unit initially equal to $1,000 per unit.

“Series A Current Criteria” means the Equity Credit criteria of a Rating Agency for securities such as the Series A Preferred Units, as such criteria were in effect as of the Series A Original Issue Date.

“Series A Distribution Payment Date” means (a) during the Series A Fixed Rate Period, the 15th day of each February and August of each year and (b) during the Series A Floating Rate Period, the 15th day of each February, May, August and November of each year; provided however, that if any Series A Distribution Payment Date would otherwise occur on a day that is not a Business Day, such Series A Distribution Payment Date shall instead be on the immediately succeeding Business Day.

“Series A Distribution Period” means a period of time from and including the preceding Series A Distribution Payment Date, to, but excluding, the next Series A Distribution Payment Date for such Series A Distribution Period.

“Series A Distribution Rate” means an annual rate equal to (a) during the Series A Fixed Rate Period, 6.250% of the Series A Liquidation Preference and (b) during the Series A Floating Rate Period, a percentage of the Series A Liquidation Preference equal to the sum of (i) the Three-Month LIBOR, as calculated on each applicable Series A LIBOR Determination Date, and (ii) 4.028%.

“Series A Distribution Record Date” has the meaning given such term in Section 5.17(b)(ii)(B).

“Series A Distributions” means distributions with respect to Series A Preferred Units pursuant to Section 5.17(b)(ii).

“Series A Fixed Rate Period” means the period from and including the date hereof to, but excluding, February 15, 2023.

“Series A Floating Rate Period” means the period from and including February 15, 2023 and thereafter until such time as all of the Outstanding Series A Preferred Units are redeemed in accordance with Section 5.17(b)(iv).

“Series A Holder” means a Record Holder of Series A Preferred Units.

“Series A Junior Securities” means any class or series of Partnership Securities that, with respect to distributions on such Partnership Securities and distributions upon liquidation of the Partnership, ranks junior to the Series A Preferred Units, including but not limited to Common Units, Class A Units, Class B Units and the General Partner Interest, but excluding any Series A Parity Securities and Series A Senior Securities.

“Series A LIBOR Determination Date” means the London Business Day immediately preceding the first day in each relevant Series A Distribution Period.

“Series A Liquidation Preference” means a liquidation preference for each Series A Preferred Unit initially equal to $1,000 per unit (subject to adjustment for any splits, combinations or similar adjustments to the Series A Preferred Units), which liquidation preference shall be subject to increase by the per Series A Preferred Unit amount of any accumulated and unpaid Series A Distributions (whether or not such distributions shall have been declared).

“Series A Original Issue Date” means November 16, 2017.

“Series A Parity Securities” means the Series B Preferred Units, Series C Preferred Units, Series D Preferred Units, Series E Preferred Units, Series F Preferred Units, Series G Preferred Units and any other class or series of Partnership Interests established after the date hereof by the General Partner, the terms of which class or series expressly provide that it ranks on parity with the Series A Preferred Units as to distributions and amounts payable upon a dissolution or liquidation pursuant to Article XII.

“Series A Preferred Units” has the meaning given such term in Section 5.17(a).

“Series A Rating Event” means a change by any Rating Agency to the Series A Current Criteria, which change results in (a) any shortening of the length of time for which the Series A Current Criteria are scheduled to be in effect with respect to the Series A Preferred Units or (b) a lower Equity Credit being given to the Series A Preferred Units than the Equity Credit that would have been assigned to the Series A Preferred Units by such Rating Agency pursuant to its Series A Current Criteria.

“Series A Redemption Date” has the meaning given such term in Section 5.17(b)(iv)(A).

“Series A Redemption Notice” has the meaning given such term in Section 5.17(b)(iv)(B).

“Series A Redemption Price” has the meaning given such term in Section 5.17(b)(iv)(A).

“Series A Senior Securities” means any class or series of Partnership Interests established after the date hereof by the General Partner, the terms of which class or series expressly provide that it ranks senior to the Series A Preferred Units as to distributions and amounts payable upon a dissolution or liquidation pursuant to Article XII.

“Series B Base Liquidation Preference” means a liquidation preference for each Series B Preferred Unit initially equal to $1,000 per unit.

“Series B Current Criteria” means the Equity Credit criteria of a Rating Agency for securities such as the Series B Preferred Units, as such criteria were in effect as of the Series B Original Issue Date.

“Series B Distribution Payment Date” means (a) during the Series B Fixed Rate Period, the 15th day of each February and August of each year and (b) during the Series B Floating Rate Period, the 15th day of each February, May, August and November of each year; provided however, that if any Series B Distribution Payment Date would otherwise occur on a day that is not a Business Day, such Series B Distribution Payment Date shall instead be on the immediately succeeding Business Day.

“Series B Distribution Period” means a period of time from and including the preceding Series B Distribution Payment Date, to, but excluding, the next Series B Distribution Payment Date for such Series B Distribution Period.

“Series B Distribution Rate” means an annual rate equal to (a) during the Series B Fixed Rate Period, 6.625% of the Series B Liquidation Preference and (b) during the Series B Floating Rate Period, a percentage of the Series B Liquidation Preference equal to the sum of (i) the Three-Month LIBOR, as calculated on each applicable Series B LIBOR Determination Date, and (ii) 4.155%.

“Series B Distribution Record Date” has the meaning given such term in Section 5.18(b)(ii)(B).

“Series B Distributions” means distributions with respect to Series B Preferred Units pursuant to Section 5.18(b)(ii).

“Series B Fixed Rate Period” means the period from and including the date hereof to, but excluding, February 15, 2028.

“Series B Floating Rate Period” means the period from and including February 15, 2028 and thereafter until such time as all of the Outstanding Series B Preferred Units are redeemed in accordance with Section 5.18(b)(iv).

“Series B Holder” means a Record Holder of Series B Preferred Units.

“Series B Junior Securities” means any class or series of Partnership Securities that, with respect to distributions on such Partnership Securities and distributions upon liquidation of the Partnership, ranks junior to the Series B Preferred Units, including but not limited to Common Units, Class A Units, Class B Units and the General Partner Interest, but excluding any Series B Parity Securities and Series B Senior Securities.

“Series B LIBOR Determination Date” means the London Business Day immediately preceding the first day in each relevant Series B Distribution Period.

“Series B Liquidation Preference” means a liquidation preference for each Series B Preferred Unit initially equal to $1,000 per unit (subject to adjustment for any splits, combinations or similar adjustments to the

Series B Preferred Units), which liquidation preference shall be subject to increase by the per Series B Preferred Unit amount of any accumulated and unpaid Series B Distributions (whether or not such distributions shall have been declared).

“Series B Original Issue Date” means November 16, 2017.

“Series B Parity Securities” means the Series A Preferred Units, Series C Preferred Units, Series D Preferred Units, Series E Preferred Units, Series F Preferred Units, Series G Preferred Units and any other class or series of Partnership Interests established after the date hereof by the General Partner, the terms of which class or series expressly provide that it ranks on parity with the Series B Preferred Units as to distributions and amounts payable upon a dissolution or liquidation pursuant to Article XII.

“Series B Preferred Units” has the meaning given such term in Section 5.18(a).

“Series B Rating Event” means a change by any Rating Agency to the Series B Current Criteria, which change results in (a) any shortening of the length of time for which the Series B Current Criteria are scheduled to be in effect with respect to the Series B Preferred Units or (b) a lower Equity Credit being given to the Series B Preferred Units than the Equity Credit that would have been assigned to the Series B Preferred Units by such Rating Agency pursuant to its Series B Current Criteria.

“Series B Redemption Date” has the meaning given such term in Section 5.18(b)(iv)(A).

“Series B Redemption Notice” has the meaning given such term in Section 5.18(b)(iv)(B).

“Series B Redemption Price” has the meaning given such term in Section 5.18(b)(iv)(A).

“Series B Senior Securities” means any class or series of Partnership Interests established after the date hereof by the General Partner, the terms of which class or series expressly provide that it ranks senior to the Series B Preferred Units as to distributions and amounts payable upon a dissolution or liquidation pursuant to Article XII.

“Series C Base Liquidation Preference” means a liquidation preference for each Series C Preferred Unit initially equal to $25.00 per unit.

“Series C Current Criteria” means the Equity Credit criteria of a Rating Agency for securities such as the Series C Preferred Units, as such criteria were in effect as of the Series C Original Issue Date.

“Series C Distribution Payment Date” means the 15th day of each February, May, August and November of each year; provided however, that if any Series C Distribution Payment Date would otherwise occur on a day that is not a Business Day, such Series C Distribution Payment Date shall instead be on the immediately succeeding Business Day.

“Series C Distribution Period” means a period of time from and including the preceding Series C Distribution Payment Date, to, but excluding, the next Series C Distribution Payment Date for such Series C Distribution Period.

“Series C Distribution Rate” means an annual rate equal to (a) during the Series C Fixed Rate Period, 7.375% of the Series C Liquidation Preference and (b) during the Series C Floating Rate Period, a percentage of the Series C Liquidation Preference equal to the sum of (i) the Three-Month LIBOR, as calculated on each applicable Series C LIBOR Determination Date, and (ii) 4.530%.

“Series C Distribution Record Date” has the meaning given such term in Section 5.19(b)(ii)(B).

“Series C Distributions” means distributions with respect to Series C Preferred Units pursuant to Section 5.19(b)(ii).

“Series C Fixed Rate Period” means the period from and including the date hereof to, but excluding, May 15, 2023.

“Series C Floating Rate Period” means the period from and including May 15, 2023 and thereafter until such time as all of the Outstanding Series C Preferred Units are redeemed in accordance with Section 5.19(b)(iv).

“Series C Holder” means a Record Holder of Series C Preferred Units.

“Series C Junior Securities” means any class or series of Partnership Securities that, with respect to distributions on such Partnership Securities and distributions upon liquidation of the Partnership, ranks junior to the Series C Preferred Units, including but not limited to Common Units, Class A Units, Class B Units and the General Partner Interest, but excluding any Series C Parity Securities and Series C Senior Securities.

“Series C LIBOR Determination Date” means the London Business Day immediately preceding the first day in each relevant Series C Distribution Period.

“Series C Liquidation Preference” means a liquidation preference for each Series C Preferred Unit initially equal to $25.00 per unit (subject to adjustment for any splits, combinations or similar adjustments to the Series C Preferred Units), which liquidation preference shall be subject to increase by the per Series C Preferred Unit amount of any accumulated and unpaid Series C Distributions (whether or not such distributions shall have been declared).

“Series C Original Issue Date” means April 25, 2018.

“Series C Parity Securities” means the Series A Preferred Units, Series B Preferred Units, Series D Preferred Units, Series E Preferred Units, Series F Preferred Units, Series G Preferred Units and other any class or series of Partnership Interests established after the date hereof by the General Partner, the terms of which class or series expressly provide that it ranks on parity with the Series C Preferred Units as to distributions and amounts payable upon a dissolution or liquidation pursuant to Article XII.

“Series C Preferred Units” has the meaning given such term in Section 5.19(a).

“Series C Rating Event” means a change by any Rating Agency to the Series C Current Criteria, which change results in (a) any shortening of the length of time for which the Series C Current Criteria are scheduled to be in effect with respect to the Series C Preferred Units or (b) a lower Equity Credit being given to the Series C Preferred Units than the Equity Credit that would have been assigned to the Series C Preferred Units by such Rating Agency pursuant to its Series C Current Criteria.

“Series C Redemption Date” has the meaning given such term in Section 5.19(b)(iv)(A).

“Series C Redemption Notice” has the meaning given such term in Section 5.19(b)(iv)(B).

“Series C Redemption Price” has the meaning given such term in Section 5.19(b)(iv)(A).

“Series C Senior Securities” means any class or series of Partnership Interests established after the date hereof by the General Partner, the terms of which class or series expressly provide that it ranks senior to the Series C Preferred Units as to distributions and amounts payable upon a dissolution or liquidation pursuant to Article XII.

“Series D Base Liquidation Preference” means a liquidation preference for each Series D Preferred Unit initially equal to $25.00 per unit.

“Series D Current Criteria” means the Equity Credit criteria of a Rating Agency for securities such as the Series D Preferred Units, as such criteria were in effect as of the Series D Original Issue Date.

“Series D Distribution Payment Date” means the 15th day of each February, May, August and November of each year; provided however, that if any Series D Distribution Payment Date would otherwise occur on a day that is not a Business Day, such Series D Distribution Payment Date shall instead be on the immediately succeeding Business Day.

“Series D Distribution Period” means a period of time from and including the preceding Series D Distribution Payment Date, to, but excluding, the next Series D Distribution Payment Date for such Series D Distribution Period.

“Series D Distribution Rate” means an annual rate equal to (a) during the Series D Fixed Rate Period, 7.625% of the Series D Liquidation Preference and (b) during the Series D Floating Rate Period, a percentage of the Series D Liquidation Preference equal to the sum of (i) the Three-Month LIBOR, as calculated on each applicable Series D LIBOR Determination Date, and (ii) 4.738%.

“Series D Distribution Record Date” has the meaning given such term in Section 5.20(b)(ii)(B).

“Series D Distributions” means distributions with respect to Series D Preferred Units pursuant to Section 5.20(b)(ii).

“Series D Fixed Rate Period” means the period from and including the date hereof to, but excluding, August 15, 2023.

“Series D Floating Rate Period” means the period from and including August 15, 2023 and thereafter until such time as all of the Outstanding Series D Preferred Units are redeemed in accordance with Section 5.20(b)(iv).

“Series D Holder” means a Record Holder of Series D Preferred Units.

“Series D Junior Securities” means any class or series of Partnership Securities that, with respect to distributions on such Partnership Securities and distributions upon liquidation of the Partnership, ranks junior to the Series D Preferred Units, including but not limited to Common Units, Class A Units, Class B Units and the General Partner Interest, but excluding any Series D Parity Securities and Series D Senior Securities.

“Series D LIBOR Determination Date” means the Business Day immediately preceding the first day in each relevant Series D Distribution Period.

“Series D Liquidation Preference” means a liquidation preference for each Series D Preferred Unit initially equal to $25.00 per unit (subject to adjustment for any splits, combinations or similar adjustments to the Series D Preferred Units), which liquidation preference shall be subject to increase by the per Series D Preferred Unit amount of any accumulated and unpaid Series D Distributions (whether or not such distributions shall have been declared).

“Series D Original Issue Date” means July 23, 2018.

“Series D Parity Securities” means the Series A Preferred Units, Series B Preferred Units, Series C Preferred Units, Series E Preferred Units, Series F Preferred Units, Series G Preferred Units and any other class or series of Partnership Interests established after the date hereof by the General Partner, the terms of which class or series expressly provide that it ranks on parity with the Series D Preferred Units as to distributions and amounts payable upon a dissolution or liquidation pursuant to Article XII.

“Series D Preferred Units” has the meaning given such term in Section 5.20(a).

“Series D Rating Event” means a change by any Rating Agency to the Series D Current Criteria, which change results in (a) any shortening of the length of time for which the Series D Current Criteria are scheduled to be in effect with respect to the Series D Preferred Units or (b) a lower Equity Credit being given to the Series D Preferred Units than the Equity Credit that would have been assigned to the Series D Preferred Units by such Rating Agency pursuant to its Series D Current Criteria.

“Series D Redemption Date” has the meaning given such term in Section 5.20(b)(iv)(A).

“Series D Redemption Notice” has the meaning given such term in Section 5.20(b)(iv)(B).

“Series D Redemption Price” has the meaning given such term in Section 5.20(b)(iv)(A).

“Series D Senior Securities” means any class or series of Partnership Interests established after the date hereof by the General Partner, the terms of which class or series expressly provide that it ranks senior to the Series D Preferred Units as to distributions and amounts payable upon a dissolution or liquidation pursuant to Article XII.

“Series E Base Liquidation Preference” means a liquidation preference for each Series E Preferred Unit initially equal to $25.00 per unit.

“Series E Current Criteria” means the Equity Credit criteria of a Rating Agency for securities such as the Series E Preferred Units, as such criteria were in effect as of the Series E Original Issue Date.

“Series E Distribution Payment Date” means the 15th day of each February, May, August and November of each year; provided however, that if any Series E Distribution Payment Date would otherwise occur on a day that is not a Business Day, such Series E Distribution Payment Date shall instead be on the immediately succeeding Business Day.

“Series E Distribution Period” means a period of time from and including the preceding Series E Distribution Payment Date, to, but excluding, the next Series E Distribution Payment Date for such Series E Distribution Period.

“Series E Distribution Rate” means an annual rate equal to (a) during the Series E Fixed Rate Period, 7.600% of the Series E Liquidation Preference and (b) during the Series E Floating Rate Period, a percentage of the Series E Liquidation Preference equal to the sum of (i) the Three-Month LIBOR, as calculated on each applicable Series E LIBOR Determination Date, and (ii) 5.161%.

“Series E Distribution Record Date” has the meaning given such term in Section 5.21(b)(ii)(B).

“Series E Distributions” means distributions with respect to Series E Preferred Units pursuant to Section 5.21(b)(ii).

“Series E Fixed Rate Period” means the period from and including the date hereof to, but excluding, May 15, 2024.

“Series E Floating Rate Period” means the period from and including May 15, 2024 and thereafter until such time as all of the Outstanding Series E Preferred Units are redeemed in accordance with Section 5.21(b)(iv).

“Series E Holder” means a Record Holder of Series E Preferred Units.

“Series E Junior Securities” means any class or series of Partnership Securities that, with respect to distributions on such Partnership Securities and distributions upon liquidation of the Partnership, ranks junior to the Series E Preferred Units, including but not limited to Common Units, Class A Units, Class B Units and the General Partner Interest, but excluding any Series E Parity Securities and Series E Senior Securities.

“Series E LIBOR Determination Date” means the Business Day immediately preceding the first day in each relevant Series E Distribution Period.

“Series E Liquidation Preference” means a liquidation preference for each Series E Preferred Unit initially equal to $25.00 per unit (subject to adjustment for any splits, combinations or similar adjustments to the Series E Preferred Units), which liquidation preference shall be subject to increase by the per Series E Preferred Unit amount of any accumulated and unpaid Series E Distributions (whether or not such distributions shall have been declared).

“Series E Original Issue Date” means April 25, 2019.

“Series E Parity Securities” means the Series A Preferred Units, Series B Preferred Units, Series C Preferred Units, Series D Preferred Units, Series F Preferred Units, Series G Preferred Units and any other class or series of Partnership Interests established after the date hereof by the General Partner, the terms of which class or series expressly provide that it ranks on parity with the Series E Preferred Units as to distributions and amounts payable upon a dissolution or liquidation pursuant to Article XII.

“Series E Preferred Units” has the meaning given such term in Section 5.21(a).

“Series E Rating Event” means a change by any Rating Agency to the Series E Current Criteria, which change results in (a) any shortening of the length of time for which the Series E Current Criteria are scheduled to be in effect with respect to the Series E Preferred Units or (b) a lower Equity Credit being given to the Series E Preferred Units than the Equity Credit that would have been assigned to the Series E Preferred Units by such Rating Agency pursuant to its Series E Current Criteria.

“Series E Redemption Date” has the meaning given such term in Section 5.21(b)(iv)(A).

“Series E Redemption Notice” has the meaning given such term in Section 5.21(b)(iv)(B).

“Series E Redemption Price” has the meaning given such term in Section 5.21(b)(iv)(A).

“Series E Senior Securities” means any class or series of Partnership Interests established after the date hereof by the General Partner, the terms of which class or series expressly provide that it ranks senior to the Series E Preferred Units as to distributions and amounts payable upon a dissolution or liquidation pursuant to Article XII.

“Series F Base Liquidation Preference” means a liquidation preference for each Series F Preferred Unit initially equal to $1,000.00 per Series F Preferred Unit.

“Series F Current Criteria” means the Equity Credit criteria of a Rating Agency for securities such as the Series F Preferred Units, as such criteria were in effect as of the Series F Original Issue Date.

“Series F Distribution Payment Date” means the 15th day of each May and November of each year; provided however, that if any Series F Distribution Payment Date would otherwise occur on a day that is not a Business Day, such Series F Distribution Payment Date shall instead be on the immediately succeeding Business Day.

“Series F Distribution Period” means a period of time from and including the preceding Series F Distribution Payment Date, to, but excluding, the next Series F Distribution Payment Date for such Series F Distribution Period.

“Series F Distribution Rate” means an initial distribution rate for the Series F Preferred Units from and including the date of original issue to, but excluding, the Series F First Call Date equal to 6.750% per annum of the $1,000.00 liquidation preference per Series F Preferred Unit (equal to $67.50 per Series F Preferred Unit per annum). On and after the Series F First Call Date, the distribution rate on the Series F Preferred Units for each Series F Reset Period will equal for each Series F Preferred Unit a percentage of the $1,000.00 liquidation preference for such Series F Preferred Unit equal to the Series F Five-year U.S. Treasury Rate as of the most recent Series F Reset Distribution Determination Date plus a spread of 5.134% per annum.

“Series F Distribution Record Date” has the meaning given such term in Section 5.22(b)(ii)(B).

“Series F Distributions” means distributions with respect to Series F Preferred Units pursuant to Section 5.22(b)(ii).

“Series F First Call Date” means May 15, 2025.

“Series F Five-year U.S. Treasury Rate” means, as of any Series F Reset Distribution Determination Date, as applicable, (i) an interest rate (expressed as a decimal) determined to be the per annum rate equal to the arithmetic mean, for the immediately preceding week, of the daily yields to maturity for U.S. Treasury securities with a maturity of five years from the next Series F Reset Date and trading in the public securities markets or (ii) if the H.15(519) is not published during the week preceding the Series F Reset Distribution Determination Date, or does not contain such yields, then the rate will be determined by interpolation between the arithmetic mean, for the immediately preceding week, of the daily yields to maturity for each of the two series of U.S. Treasury securities trading in the public securities markets, (A) one maturing as close as possible to, but earlier than, the Series F Reset Date following the next succeeding Series F Reset Distribution Determination Date, and (B) the other maturity as close as possible to, but later than, the Series F Reset Date following the next succeeding Series F Reset Distribution Determination Date, in each case as published in the most recent H.15(519) under the caption “Treasury Constant Maturities” as the yield on actively traded U.S. Treasury securities adjusted to constant maturity. If the Series F Five-year U.S. Treasury Rate cannot be determined pursuant to the methods described in clauses (i) or (ii) above, then the Series F Five-year U.S. Treasury Rate will be the same interest rate determined for the immediately preceding Series F Reset Distribution Determination Date, or if this sentence is applicable with respect to the first Series F Reset Distribution Determination Date, 6.750%.

“Series F Holder” means a Record Holder of Series F Preferred Units.

“Series F Junior Securities” means any class or series of Partnership Securities that, with respect to distributions on such Partnership Securities and distributions upon liquidation of the Partnership, ranks junior to the Series F Preferred Units, including but not limited to Common Units, Class A Units, Class B Units and the General Partner Interest, but excluding any Series F Parity Securities and Series F Senior Securities.

“Series F Liquidation Preference” means a liquidation preference for each Series F Preferred Unit initially equal to $1,000.00 per Series F Preferred Unit (subject to adjustment for any splits, combinations or similar adjustments to the Series F Preferred Units), which liquidation preference shall be subject to increase by the per Series F Preferred Unit amount of any accumulated and unpaid Series F Distributions (whether or not such distributions shall have been declared).

“Series F Original Issue Date” means January 22, 2020.

“Series F Parity Securities” means the Series A Preferred Units, Series B Preferred Units, Series C Preferred Units, Series D Preferred Units, Series E Preferred Units, Series G Preferred Units and any other class or series of Partnership Interests established after the date hereof by the General Partner, the terms of which class or series expressly provide that it ranks on parity with the Series F Preferred Units as to distributions and amounts payable upon a dissolution or liquidation pursuant to Article XII.

“Series F Preferred Units” has the meaning given such term in Section 5.22(a).

“Series F Rating Event” means a change by any Rating Agency to the Series F Current Criteria, which change results in (a) any shortening of the length of time for which the Series F Current Criteria are scheduled to be in effect with respect to the Series F Preferred Units or (b) a lower Equity Credit being given to the Series F Preferred Units than the Equity Credit that would have been assigned to the Series F Preferred Units by such Rating Agency pursuant to its Series F Current Criteria.

“Series F Redemption Date” has the meaning given such term in Section 5.22(b)(iv)(A).

“Series F Redemption Notice” has the meaning given such term in Section 5.22(b)(iv)(B).

“Series F Redemption Price” has the meaning given such term in Section 5.22(b)(iv)(A).

“Series F Reset Date” means the Series F First Call Date and each date falling on the fifth anniversary of the preceding Series F Reset Date.

“Series F Reset Distribution Determination Date” means, in respect of any Series F Reset Period, the day falling two Business Days prior to the beginning of such Series F Reset Period.

“Series F Reset Period” means the period from and including the Series F First Call Date to, but excluding, the next following Series F Reset Date and thereafter each period from and including each Series F Reset Date to, but excluding, the next following Series F Reset Date, until such time as all of the Outstanding Series F Preferred Units are redeemed in accordance with Section 5.22(b)(iv).

“Series F Senior Securities” means any class or series of Partnership Interests established after the date hereof by the General Partner, the terms of which class or series expressly provide that it ranks senior to the Series F Preferred Units as to distributions and amounts payable upon a dissolution or liquidation pursuant to Article XII.

“Series G Base Liquidation Preference” means a liquidation preference for each Series G Preferred Unit initially equal to $1,000.00 per Series G Preferred Unit.

“Series G Current Criteria” means the Equity Credit criteria of a Rating Agency for securities such as the Series G Preferred Units, as such criteria were in effect as of the Series G Original Issue Date.

“Series G Distribution Payment Date” means the 15th day of each May and November of each year; provided however, that if any Series G Distribution Payment Date would otherwise occur on a day that is not a Business Day, such Series G Distribution Payment Date shall instead be on the immediately succeeding Business Day.

“Series G Distribution Period” means a period of time from and including the preceding Series G Distribution Payment Date, to, but excluding, the next Series G Distribution Payment Date for such Series G Distribution Period.

“Series G Distribution Rate” means an initial distribution rate for the Series G Preferred Units from and including the date of original issue to, but excluding, the Series G First Call Date equal to 7.125% per annum of the $1,000.00 liquidation preference per Series G Preferred Unit (equal to $71.25 per Series G Preferred Unit per annum). On and after the Series G First Call Date, the distribution rate on the Series G Preferred Units for each Series G Reset Period will equal for each Series G Preferred Unit a percentage of the $1,000.00 liquidation preference for such Series G Preferred Unit equal to the Series G Five-year U.S. Treasury Rate as of the most recent Series G Reset Distribution Determination Date plus a spread of 5.306% per annum.

“Series G Distribution Record Date” has the meaning given such term in Section 5.23(b)(ii)(B).

“Series G Distributions” means distributions with respect to Series G Preferred Units pursuant to Section 5.23(b)(ii).

“Series G First Call Date” means May 15, 2030.

“Series G Five-year U.S. Treasury Rate” means, as of any Series G Reset Distribution Determination Date, as applicable, (i) an interest rate (expressed as a decimal) determined to be the per annum rate equal to the arithmetic mean, for the immediately preceding week, of the daily yields to maturity for U.S. Treasury securities with a maturity of five years from the next Series G Reset Date and trading in the public securities markets or (ii) if the H.15(519) is not published during the week preceding the Series G Reset Distribution Determination Date, or does not contain such yields, then the rate will be determined by interpolation between the arithmetic mean, for the immediately preceding week, of the daily yields to maturity for each of the two series of U.S. Treasury securities trading in the public securities markets, (A) one maturing as close as possible to, but earlier than, the Series G Reset Date following the next succeeding Series G Reset Distribution Determination Date, and (B) the other maturity as close as possible to, but later than, the Series G Reset Date following the next succeeding Series G Reset Distribution Determination Date, in each case as published in the most recent H.15(519) under the caption “Treasury Constant Maturities” as the yield on actively traded U.S. Treasury securities adjusted to constant maturity. If the Series G Five-year U.S. Treasury Rate cannot be determined pursuant to the methods described in clauses (i) or (ii) above, then the Series G Five-year U.S. Treasury Rate will be the same interest rate determined for the immediately preceding Series G Reset Distribution Determination Date, or if this sentence is applicable with respect to the first Series G Reset Distribution Determination Date, 7.125%.

“Series G Holder” means a Record Holder of Series G Preferred Units.

“Series G Junior Securities” means any class or series of Partnership Securities that, with respect to distributions on such Partnership Securities and distributions upon liquidation of the Partnership, ranks junior to the Series G Preferred Units, including but not limited to Common Units, Class A Units, Class B Unit and the General Partner Interest, but excluding any Series G Parity Securities and Series G Senior Securities.

“Series G Liquidation Preference” means a liquidation preference for each Series G Preferred Unit initially equal to $1,000.00 per Series G Preferred Unit (subject to adjustment for any splits, combinations or similar adjustments to the Series G Preferred Units), which liquidation preference shall be subject to increase by the per Series G Preferred Unit amount of any accumulated and unpaid Series G Distributions (whether or not such distributions shall have been declared).

“Series G Original Issue Date” means January 22, 2020.

“Series G Parity Securities” means the Series A Preferred Units, Series B Preferred Units, Series C Preferred Units, Series D Preferred Units, Series E Preferred Units, Series F Preferred Units and any other class or series of Partnership Interests established after the date hereof by the General Partner, the terms of which class or series expressly provide that it ranks on parity with the Series G Preferred Units as to distributions and amounts payable upon a dissolution or liquidation pursuant to Article XII.

“Series G Preferred Units” has the meaning given such term in Section 5.23(a).

“Series G Rating Event” means a change by any Rating Agency to the Series G Current Criteria, which change results in (a) any shortening of the length of time for which the Series G Current Criteria are scheduled to be in effect with respect to the Series G Preferred Units or (b) a lower Equity Credit being given to the Series G Preferred Units than the Equity Credit that would have been assigned to the Series G Preferred Units by such Rating Agency pursuant to its Series G Current Criteria.

“Series G Redemption Date” has the meaning given such term in Section 5.23(b)(iv)(A).

“Series G Redemption Notice” has the meaning given such term in Section 5.23(b)(iv)(B).

“Series G Redemption Price” has the meaning given such term in Section 5.23(b)(iv)(A).

“Series G Reset Date” means the Series G First Call Date and each date falling on the fifth anniversary of the preceding Series G Reset Date.

“Series G Reset Distribution Determination Date” means, in respect of any Series G Reset Period, the day falling two Business Days prior to the beginning of such Series G Reset Period.

“Series G Reset Period” means the period from and including the Series G First Call Date to, but excluding, the next following Series G Reset Date and thereafter each period from and including each Series G Reset Date to, but excluding, the next following Series G Reset Date, until such time as all of the Outstanding Series G Preferred Units are redeemed in accordance with Section 5.23(b)(iv).

“Series G Senior Securities” means any class or series of Partnership Interests established after the date hereof by the General Partner, the terms of which class or series expressly provide that it ranks senior to the Series G Preferred Units as to distributions and amounts payable upon a dissolution or liquidation pursuant to Article XII.

“Transfer Agent” means such bank, trust company or other Person (including the General Partner or one of its Affiliates) as shall be appointed from time to time by the Partnership to act as registrar and transfer agent for the Common Units; provided that if no Transfer Agent is specifically designated for any other Partnership Securities, the General Partner shall act in such capacity. The Transfer Agent for the Series A Preferred Units, the Series B Preferred Units, the Series C Preferred Units, the Series D Preferred Units, the Series E Preferred Units, the Series F Preferred Units and the Series G Preferred Units shall be American Stock Transfer & Trust Company, LLC, and its successors and assigns, or any other transfer agent and registrar appointed by the General Partner for the Series A Preferred Units, the Series B Preferred Units, the Series C Preferred Units, the Series D Preferred Units, the Series E Preferred Units, the Series F Preferred Units or the Series G Preferred Units, as applicable.

“Unit” means a Partnership Security that is designated as a “Unit” and shall include Common Units, Series A Preferred Units, Series B Preferred Units, Series C Preferred Units, Series D Preferred Units, Series E Preferred Units, Series F Preferred Units, Series G Preferred Units and Class B Units, but shall not include the General Partner Units (or the General Partner Interest represented thereby) or Class A Units.

“Unit Majority” means at least a majority of the Outstanding Units (excluding the Series A Preferred Units, Series B Preferred Units, Series C Preferred Units, Series D Preferred Units, Series E Preferred Units, Series F Preferred Units, Series G Preferred Units and Class B Units in respect of matters in which the holders of the Series A Preferred Units, Series B Preferred Units, Series C Preferred Units, Series D Preferred Units, Series E Preferred Units, Series F Preferred Units, Series G Preferred Units and Class B Units are not entitled to a vote), voting together as a single class.

(b) Section 5.6(a) of the Partnership Agreement is hereby amended and restated in its entirety as follows:

“Section 5.6 Capital Accounts.

(a) The Partnership shall maintain for each Partner (or a beneficial owner of Partnership Interests held by a nominee in any case in which the nominee has furnished the identity of such owner to the Partnership in accordance with Section 6031(c) of the Code or any other method acceptable to the General Partner) owning a Partnership Interest a separate Capital Account with respect to such Partnership Interest in accordance with the rules of Treasury Regulation Section 1.704-1(b)(2)(iv). Such Capital Account shall be increased by (i) the amount of all Capital Contributions made to the Partnership with respect to such Partnership Interest and (ii) all items of Partnership income and gain (including, without limitation, income and gain exempt from tax) computed in accordance with Section 5.6(b) and allocated with respect to such Partnership Interest pursuant to Section 6.1, and decreased by (x) the amount of cash or Net Agreed Value of all actual and deemed distributions of cash or property made with respect to such Partnership Interest (provided that the Capital Account of a Series A Holder, a Series B Holder, a Series C Holder, a Series D Holder, a Series E Holder, a Series F Holder or a Series G Holder shall not be reduced by any Series A Distributions, Series B Distributions, Series C Distributions, Series D Distributions, Series E Distributions, Series F Distributions or Series G Distributions it receives) and (y) all items of Partnership deduction and loss computed in accordance with Section 5.6(b) and allocated with respect to such Partnership Interest pursuant to Section 6.1. The Capital Account balance with respect to each Common Unit as of the Effective Date was the Closing Price of the Common Units on the Effective Date. The initial Capital Account Balance in respect of each Series A Preferred Unit on the date hereof is the Series A Liquidation Preference on such date. The initial Capital Account Balance in respect of each Series B Preferred Unit on the date hereof is the Series B Liquidation Preference on such date. The initial Capital Account Balance in respect of each Series C Preferred Unit on the date hereof is the Series C Liquidation Preference on such date. The initial Capital Account Balance in respect of each Series D Preferred Unit on the date hereof is the Series D Liquidation Preference on such date. The initial Capital Account Balance in respect of each Series E Preferred Unit on the date hereof is the Series E Liquidation Preference on such date. The initial Capital Account Balance in respect of each Series F Preferred Unit on the date hereof is the Series F Liquidation Preference on such date. The initial Capital Account Balance in respect of each Series G Preferred Unit on the date hereof is the Series G Liquidation Preference on such date. The initial Capital Account Balance in respect of each Class B Unit on the date hereof is the Class B Unit Price on such date.

(c) Article V of the Partnership Agreement is hereby amended by deleting Section 5.13 in its entirety and replacing with “[Reserved]” and adding a new Section 5.17, Section 5.18, Section 5.19, Section 5.20, Section 5.21, Section 5.22, Section 5.23 and Section 5.24 at the end thereof as follows:

“Section 5.17 Establishment of Series A Preferred Units.

(a) General. The Partnership hereby designates and creates a class of Partnership Securities to be designated as “6.250% Series A Fixed-to-Floating Rate Cumulative Redeemable Perpetual Preferred Units” (the “Series A Preferred Units”), having the preferences, rights, powers, and duties set forth herein, including this Section 5.17. Each Series A Preferred Unit shall be identical in all respects to every other Series A Preferred Unit, except as to the respective dates from which the Series A Liquidation Preference shall increase or from which Series A Distributions may begin accruing, to the extent such dates may differ. The Series A Preferred Units represent perpetual equity interests in the Partnership and shall not give rise to a claim by the Partnership or a Series A Holder for conversion or, except as set forth in Section 5.17(b)(iv), redemption thereof at a particular date.

(b) Rights of Series A Preferred Units. The Series A Preferred Units shall have the following rights, preferences and privileges and shall be subject to the following duties and obligations:

(i) Series A Preferred Units.

(A) The authorized number of Series A Preferred Units shall be unlimited. Series A Preferred Units that are purchased or otherwise acquired by the Partnership shall be cancelled.

(B) The Series A Preferred Units shall be represented by one or more global Certificates registered in the name of the Depositary or its nominee, and no Series A Holder shall be entitled to receive a definitive Certificate evidencing its Series A Preferred Units, unless (1) requested by a Series A Holder and consented to by the General Partner in its sole discretion, (2) otherwise required by law or (3) the Depositary gives notice of its intention to resign or is no longer eligible to act as such with respect to the Series A Preferred Units and the General Partner shall have not selected a substitute Depositary within 60 calendar days thereafter. So long as the Depositary shall have been appointed and is serving with respect to the Series A Preferred Units, payments and communications made by the Partnership to Series A Holders shall be made by making payments to, and communicating with, the Depositary.

(ii) Distributions.

(A) Distributions on each Outstanding Series A Preferred Unit shall be cumulative and shall accumulate at the applicable Series A Distribution Rate from and including [ ● ], 2021 (or, for any subsequently issued and newly Outstanding Series A Preferred Units, from and including the Series A Distribution Payment Date immediately preceding the issue date of such Series A Preferred Units) until such time as the Partnership pays the Series A Distribution or redeems such Series A Preferred Unit in accordance with Section 5.17(b)(iv), whether or not such Series A Distributions shall have been declared. Series A Holders shall be entitled to receive Series A Distributions from time to time out of any assets of the Partnership legally available for the payment of distributions at the Series A Distribution Rate per Series A Preferred Unit when, as, and, if declared by the General Partner. Series A Distributions, to the extent declared by the General Partner to be paid by the Partnership in accordance with this Section 5.17(b)(ii), shall be paid, in Arrears, on each Series A Distribution Payment Date. Series A Distributions shall accumulate in each Series A Distribution Period from and including the preceding Series A Distribution Payment Date (other than the initial Series A Distribution Period, which shall commence on and include [ ● ], 2021), to, but excluding, the next Series A Distribution Payment Date for such Series A Distribution Period; provided that distributions shall accrue on accumulated but unpaid Series A Distributions at the Series A Distribution Rate. If any Series A Distribution Payment Date otherwise would occur on a date that is not a Business Day, declared Series A Distributions shall be paid on the immediately succeeding Business Day without the accumulation of additional distributions. During the Series A Fixed Rate Period, Series A Distributions shall be payable based on a 360-day year consisting of twelve 30 day months. During the Series A Floating Rate Period, Series A Distributions shall be computed by multiplying the Series A Distribution Rate by a fraction, the numerator of which will be the actual number of days elapsed during that Series A Distribution Period (determined by including the first day of such Series A Distribution Period and excluding the last day, which is the Series A Distribution Payment Date), and the denominator of which will be 360, and by multiplying the result by the aggregate Series A Liquidation Preference of all Outstanding Series A Preferred Units. All Series A Distributions that are (1) accumulated and unpaid or (2) payable by the Partnership pursuant to this Section 5.17(b)(ii) shall be payable without regard to income of the Partnership and shall be treated for federal income tax purposes as guaranteed payments for the use of capital under Section 707(c) of the Code. The guaranteed payment with respect to any Series A Distribution Period shall be for the account of the holders of Series A Preferred Units as of the applicable Series A Distribution Record Date.

(B) Not later than 5:00 p.m., New York City time, on each Series A Distribution Payment Date, the Partnership shall pay those Series A Distributions, if any, that shall have been declared by the General Partner to Series A Holders on the Record Date for the applicable Series A Distribution. The Record Date (the “Series A Distribution Record Date”) for the payment of any Series A Distributions shall be as of the close of business on the first Business Day of the month of the applicable Series A Distribution Payment Date, except that in the case of payments of

Series A Distributions in Arrears, the Series A Distribution Record Date with respect to a Series A Distribution Payment Date shall be such date as may be designated by the General Partner in accordance with this Section 5.17. So long as any Series A Preferred Units are Outstanding, no distribution shall be declared or paid or set aside for payment on any Series A Junior Securities (other than a distribution payable solely in Series A Junior Securities) unless full cumulative Series A Distributions have been or contemporaneously are being paid or set apart for payment on all Outstanding Series A Preferred Units (and distributions on any other Series A Parity Securities) through the most recent respective Series A Distribution Payment Date (and distribution payment date with respect to such Series A Parity Securities, if any); provided, however, notwithstanding anything to the contrary in this Section 5.17(b)(ii)(B), if a distribution period with respect to a class of Series A Junior Securities or Series A Parity Securities is shorter than the Series A Distribution Period, the General Partner may declare and pay regular distributions with respect to such Series A Junior Securities or Series A Parity Securities, so long as, at the time of declaration of such distribution, (1) there are no Series A Distributions in Arrears, and (2) the General Partner expects to have sufficient funds to pay the full distribution in respect of the Series A Preferred Units on the next successive Series A Distribution Payment Date. Accumulated Series A Distributions in Arrears for any past Series A Distribution Period may be declared by the General Partner and paid on any date fixed by the General Partner, whether or not a Series A Distribution Payment Date, to Series A Holders on the Record Date for such payment, which may not be less than 10 days before such payment date. Subject to the next succeeding sentence, if all accumulated Series A Distributions in Arrears on all Outstanding Series A Preferred Units and all accumulated distributions in arrears on any Series A Parity Securities shall not have been declared and paid, or if sufficient funds for the payment thereof shall not have been set apart, payment of accumulated distributions in Arrears on the Series A Preferred Units and accumulated distributions in arrears on any such Series A Parity Securities shall be made in order of their respective distribution payment dates, commencing with the earliest distribution payment date. If less than all distributions payable with respect to all Series A Preferred Units and any other Series A Parity Securities are paid, any partial payment shall be made Pro Rata with respect to the Series A Preferred Units and any such other Series A Parity Securities entitled to a distribution payment at such time in proportion to the aggregate distribution amounts remaining due in respect of such Series A Preferred Units and such other Series A Parity Securities at such time. Subject to Section 12.4 and Section 5.17(b)(v), Series A Holders shall not be entitled to any distribution, whether payable in cash, property or Partnership Securities, in excess of full cumulative Series A Distributions. Except insofar as distributions accrue on the amount of any accumulated and unpaid Series A Distributions as described in Section 5.17(b)(ii)(A), no interest or sum of money in lieu of interest shall be payable in respect of any distribution payment which may be in Arrears on the Series A Preferred Units. So long as the Series A Preferred Units are held of record by the Depositary or its nominee, declared Series A Distributions shall be paid to the Depositary in same-day funds on each Series A Distribution Payment Date or other distribution payment date in the case of payments for Series A Distributions in Arrears.

(C) The Series A Distribution Rate for each Series A Distribution Period in the Series A Floating Rate Period will be determined by the Calculation Agent using Three-Month LIBOR as in effect on the Distribution Determination Date for such Series A Distribution Period. The Calculation Agent then will add the spread of 4.028% per annum to Three-Month LIBOR as determined on the applicable Distribution Determination Date.

Notwithstanding the foregoing:

(A) If the Calculation Agent determines on the relevant Distribution Determination Date that the LIBOR base rate has been discontinued, then the Calculation Agent will use a substitute or successor base rate that it has determined in its sole discretion is most comparable to the LIBOR base rate, provided that if the Calculation Agent determines there is an industry-accepted substitute or successor base rate, then the Calculation Agent shall use such substitute or successor base rate; and

(B) If the Calculation Agent has determined a substitute or successor base rate in accordance with the foregoing, the Calculation Agent in its sole discretion may determine what business day convention to use, the definition of business day, the Distribution Determination Date to be used and any other relevant methodology for calculating such substitute or successor base rate.

(C) Unless otherwise determined by the General Partner, Series A Distributions shall be deemed to have been paid out of deductions from Available Cash with respect to the Quarter ended immediately preceding the Quarter in which the Series A Distribution is made.

(iii) Voting Rights.

(A) Notwithstanding anything to the contrary in this Agreement, the Series A Preferred Units shall not have any voting rights or rights to consent or approve any action or matter, except as set forth in Section 13.3(c), this Section 5.17(b)(iii) or as otherwise required by the Delaware Act.

(B) Notwithstanding anything to the contrary in this Agreement, without the affirmative vote or consent of the holders of at least 66 2/3% of the Outstanding Series A Preferred Units, voting as a separate class, the General Partner shall not adopt any amendment to this Agreement that the General Partner determines would have a material adverse effect on the powers, preferences, duties, or special rights of the Series A Preferred Units; provided, however, that (i) subject to Section 5.17(b)(iii)(C), the issuance of additional Partnership Securities (and any amendment to this Agreement in connection therewith) shall not be deemed to constitute such a material adverse effect for purposes of this Section 5.17(b)(iii)(B) and (ii) for purposes of this Section 5.17(b)(iii)(B), no amendment of this Agreement in connection with a merger or other transaction in which the Series A Preferred Units remain Outstanding with the terms thereof materially unchanged in any respect adverse to the Series A Holders (as determined by the General Partner) shall be deemed to materially and adversely affect the powers, preferences, duties, or special rights of the Series A Preferred Units.

(C) Notwithstanding anything to the contrary in this Agreement, without the affirmative vote or consent of the holders of at least 66 2/3% of the Outstanding Series A Preferred Units, voting as a class together with holders of any other Series A Parity Securities upon which like voting rights have been conferred and are exercisable, the Partnership shall not (x) create or issue any Series A Parity Securities (including any additional Series A Preferred Units) if the cumulative distributions payable on Outstanding Series A Preferred Units (or any Series A Parity Securities, if the holders of such Series A Parity Securities vote as a class together with the Series A Holders pursuant to this Section 5.17(b)(iii)(C)) are in Arrears or (y) create or issue any Series A Senior Securities.

(D) For any matter described in this Section 5.17(b)(iii) in which the Series A Holders are entitled to vote as a class (whether separately or together with the holders of any Series A Parity Securities), such Series A Holders shall be entitled to one vote per Series A Preferred Unit. Any Series A Preferred Units held by the Partnership or any of its Subsidiaries or their controlled Affiliates shall not be entitled to vote.

(E) Notwithstanding Section 5.17(b)(iii)(B) and 5.17(b)(iii)(C), no vote of the Series A Holders shall be required if, at or prior to the time when such action is to take effect, provision is made for the redemption of all Series A Preferred Units at the time Outstanding.

(iv) Optional Redemption; Series A Rating Event.

(A) The Partnership shall have the right (1) at any time, and from time to time, on or after February 15, 2023 or (2) at any time within 120 days after the conclusion of any review or appeal process instituted by the Partnership following the occurrence of a Series A Rating Event, in each case, to redeem the Series A Preferred Units, which redemption may be in whole or in part (except with respect to a redemption pursuant to clause (2) of this Section 5.17(b)(iv)(A) which shall be in whole but not in part), using any source of funds legally available for such purpose. Any such redemption shall occur on a date set by the General Partner (the “Series A Redemption Date”). The Partnership shall effect any such redemption by paying cash for each Series A Preferred Unit to be redeemed equal to 100% (in the case of a redemption described in clause (1) of this Section 5.17(b)(iv)(A)), or 102% (in the case of a redemption described in clause (2) of this Section 5.17(b)(iv)(A)), of the Series A Liquidation Preference for such Series A Preferred Unit on such Series A Redemption Date plus an amount equal to all unpaid Series A Distributions thereon from the date of issuance to, but excluding, the Series A Redemption Date (whether or not such distributions shall have been declared) (the “Series A Redemption Price”). So long as the Series A Preferred Units to be redeemed are held of record by the Depositary or the nominee of the Depositary, the Series A Redemption Price shall be paid by the Paying Agent to the Depositary on the Series A Redemption Date.

(B) The Partnership shall give notice of any redemption by mail, postage prepaid, not less than 15 days and not more than 60 days before the scheduled Series A Redemption Date to the Series A Holders (as of 5:00 p.m. New York City time on the Business Day next preceding the day on which notice is given) of any Series A Preferred Units to be redeemed as such Series A Holders’ names appear on the books of the Transfer Agent and at the address of such Series A Holders shown therein. Such notice (the “Series A Redemption Notice”) shall state, as applicable: (1) the Series A Redemption Date, (2) the number of Series A Preferred Units to be redeemed and, if less than all Outstanding Series A Preferred Units are to be redeemed, the number (and in the case of Series A Preferred Units in certificated form, the identification) of Series A Preferred Units to be redeemed from such Series A Holder, (3) the Series A Redemption Price, (4) the place where any Series A Preferred Units in certificated form are to be redeemed and shall be presented and surrendered for payment of the Series A Redemption Price therefor (which shall occur automatically if the Certificate representing such Series A Preferred Units is issued in the name of the Depositary or its nominee), and (5) that distributions on the Series A Preferred Units to be redeemed shall cease to accumulate from and after such Series A Redemption Date.

(C) If the Partnership elects to redeem less than all of the Outstanding Series A Preferred Units, the number of Series A Preferred Units to be redeemed shall be determined by the General Partner, and such Series A Preferred Units shall be redeemed by such method of selection as the Depositary shall determine, either Pro Rata or by lot, with adjustments to avoid redemption of fractional Series A Preferred Units. The aggregate Series A Redemption Price for any such partial redemption of the Outstanding Series A Preferred Units shall be allocated correspondingly among the redeemed Series A Preferred Units. The Series A Preferred Units not redeemed shall remain Outstanding and entitled to all the rights, preferences and duties provided in this Section 5.17.

(D) If the Partnership gives or causes to be given a Series A Redemption Notice, the Partnership shall deposit with the Paying Agent funds sufficient to redeem the Series A Preferred Units as to which such Series A Redemption Notice shall have been given, no later than 10:00 a.m. New York City time on the Series A Redemption Date, and shall give the Paying Agent irrevocable instructions and authority to pay the Series A Redemption Price to each Series A Holder whose Series A Preferred Units are to be redeemed upon surrender or deemed surrender (which shall occur automatically if the Certificate representing such Series A Preferred Units is issued in the name of the Depositary or its nominee) of the Certificates therefor as set forth in the Series A Redemption Notice. If a Series A Redemption Notice shall have been given, from and after the Series A Redemption Date, unless the Partnership defaults in providing funds sufficient for such redemption at the time and place specified for payment pursuant to the Series A Redemption Notice, all Series A Distributions on such Series A Preferred Units to be redeemed shall cease to accumulate and all rights of holders of such Series A Preferred Units as Limited

Partners with respect to such Series A Preferred Units to be redeemed shall cease, except the right to receive the Series A Redemption Price, and such Series A Preferred Units shall not thereafter be transferred on the books of the Transfer Agent or be deemed to be Outstanding for any purpose whatsoever. The Series A Holders shall have no claim to the interest income, if any, earned on funds deposited with the Paying Agent. Any funds deposited with the Paying Agent hereunder by the Partnership for any reason, including redemption of Series A Preferred Units, that remain unclaimed or unpaid after one year after the applicable Series A Redemption Date or other payment date, as applicable, shall be, to the extent permitted by law, repaid to the Partnership upon its written request, after which repayment the Series A Holders entitled to such redemption or other payment shall have recourse only to the Partnership.

Notwithstanding any Series A Redemption Notice, there shall be no redemption of any Series A Preferred Units called for redemption until funds sufficient to pay the full Series A Redemption Price of such Series A Preferred Units shall have been deposited by the Partnership with the Paying Agent.

(E) Any Series A Preferred Units that are redeemed or otherwise acquired by the Partnership shall be cancelled. If only a portion of the Series A Preferred Units represented by a Certificate shall have been called for redemption, upon surrender of the Certificate to the Paying Agent (which shall occur automatically if the Certificate representing such Series A Preferred Units is registered in the name of the Depositary or its nominee), the Partnership shall issue and the Paying Agent shall deliver to the Series A Holders a new Certificate (or adjust the applicable book-entry account) representing the number of Series A Preferred Units represented by the surrendered Certificate that have not been called for redemption.

(F) Notwithstanding anything to the contrary in this Section 5.17, in the event that full cumulative distributions on the Series A Preferred Units and any Series A Parity Securities shall not have been paid or declared and set aside for payment, the Partnership shall not be permitted to repurchase, redeem or otherwise acquire, in whole or in part, any Series A Preferred Units or Series A Parity Securities except pursuant to a purchase or exchange offer made on the same relative terms to all Series A Holders and holders of any Series A Parity Securities. Subject to Section 4.9, so long as any Series A Preferred Units are Outstanding, the Partnership shall not be permitted to redeem, repurchase or otherwise acquire any Common Units or any other Series A Junior Securities unless full cumulative distributions on the Series A Preferred Units and any Series A Parity Securities for all prior and the then-ending Series A Distribution Periods, with respect to the Series A Preferred Units, and all prior and then ending distribution periods, with respect to any such Series A Parity Securities, shall have been paid or declared and set aside for payment.

(v) Liquidation Rights. In the event of the dissolution and winding up of the Partnership under Section 12.4 or a sale, exchange, or other disposition of all or substantially all of the assets of the Partnership, either voluntary or involuntary, the Record Holders of the Series A Preferred Units shall be entitled to receive, out of the assets of the Partnership available for distribution to the Partners or any Assignees, prior and in preference to any distribution of any assets of the Partnership to the Record Holders of any other class or series of Partnership Interests (other than Series A Senior Securities or Series A Parity Securities), (A) first, any accumulated and unpaid distributions on the Series A Preferred Units (regardless of whether previously declared) and (B) then, any positive value in each such holder’s Capital Account in respect of such Series A Preferred Units. If in the year of such dissolution and winding up, or sale, exchange, or other disposition of all or substantially all of the assets of the Partnership, any such Record Holder’s Capital Account in respect of such Series A Preferred Units is less than the aggregate Series A Base Liquidation Preference of such Series A Preferred Units, then, notwithstanding anything to the contrary contained in this Agreement, and prior to any other allocation pursuant to this Agreement for such year and any distribution pursuant to the preceding sentence (other than any allocations or distributions made with respect to any other Series A Parity Securities upon which like allocation and distribution rights have been conferred), items of gross income and gain shall be allocated to all Unitholders then holding Series A Preferred Units, Pro Rata, until the Capital Account in respect of each Outstanding Series A Preferred Unit is equal to the Series A Base Liquidation Preference (and no other allocation pursuant to this Agreement shall reverse the effect of such allocation); provided, however, that in the event that like allocation rights have been conferred upon other Series A Parity Securities (including pursuant to Sections 5.18(b)(v), 5.19(b)(v), 5.20(b)(v), 5.21(b)(v), 5.22(b)(v) and 5.23(b)(v)), then items of gross income and gain shall be allocated to all Unitholders then holding Series A Preferred Units and such Series A Parity Securities, Pro Rata, until the Capital Account in respect of each Outstanding Series A Preferred Unit and such Series A Parity Security is equal to the applicable liquidation preference (and no other allocation pursuant to this Agreement shall reverse the effect of such allocation). If in the year of such dissolution and winding up any such Record Holder’s Capital Account in respect of such Series A Preferred Units is less than the aggregate Series A Base Liquidation Preference of such Series A Preferred Units after the application of the preceding sentence, then to the extent permitted by applicable law, but otherwise notwithstanding anything to the contrary contained in this Agreement, items of gross income and gain for any preceding taxable year(s) with respect to which IRS Form 1065 Schedules K-1 have not been filed by the Partnership shall be reallocated to all Unitholders then holding Series A Preferred Units, Pro Rata, until the Capital Account in respect of each such Outstanding Series A Preferred Unit after making allocations pursuant to this and the immediately preceding sentence is equal to the Series A Base Liquidation Preference (and no other allocation pursuant to this Agreement shall reverse the effect of such allocation); provided, however, that in the event like allocation rights have been conferred upon other Series A Parity Securities (including pursuant to Sections 5.18(b)(v), 5.19(b)(v), 5.20(b)(v), 5.21(b)(v), 5.22(b)(v) and 5.23(b)(v)), then any such items of gross income and gain shall be reallocated to all Unitholders then holding Series A Preferred Units and such Series A Parity Securities, Pro Rata, until the Capital Account in respect of each Outstanding Series A Preferred Unit and such Series A Parity Security after making allocations pursuant to this and the immediately preceding sentence is equal to the applicable liquidation preference (and no other allocation pursuant to this Agreement shall reverse the effect of such allocation). After such allocations have been made to the Outstanding Series A Preferred Units, and any Series A Parity Securities, as applicable, any remaining Net Termination Gain or Net Termination Loss shall be allocated to the Partners pursuant to Section 6.1(c) or Section 6.1(d), as the case may be. At the time of the dissolution of the Partnership, subject to Section 17-804 of the Delaware Act, the Record Holders of the Series A Preferred Units shall become entitled to receive any distributions in respect of the Series A Preferred Units that are accrued and unpaid as of the date of such distribution, and shall have the status of, and shall be entitled to all remedies available to, a creditor of the Partnership, and such entitlement of the Record Holders of the Series A Preferred Units to such accrued and unpaid distributions shall have priority over any entitlement of any other Partners or Assignees (other than holders of any Series A Senior Securities or Series A Parity Securities) with respect to any distributions by the Partnership to such other Partners or Assignees; provided, however, that the General Partner, as such, will have no liability for any obligations with respect to such distributions to any Record Holder(s) of Series A Preferred Units.

(vi) Rank. The Series A Preferred Units shall each be deemed to rank as to distributions on such Partnership Securities and distributions upon liquidation of the Partnership:

(A) senior to any Series A Junior Securities;

(B) on a parity with any Series A Parity Securities;

(C) junior to any Series A Senior Securities; and

(D) junior to all existing and future indebtedness of the Partnership and other liabilities with respect to assets available to satisfy claims against the Partnership.

(vii) No Sinking Fund. The Series A Preferred Units shall not have the benefit of any sinking fund.

(viii) Record Holders. To the fullest extent permitted by applicable law, the General Partner, the Partnership, the Transfer Agent, and the Paying Agent may deem and treat any Series A Holder as the true, lawful, and absolute owner of the applicable Series A Preferred Units for all purposes, and none of the General Partner, the Partnership, the Transfer Agent or the Paying Agent shall be affected by any notice to the contrary, except as otherwise provided by law or any applicable rule, regulation, guideline or requirement of any National Securities Exchange on which the Series A Preferred Units may be listed or admitted to trading, if any.

(ix) Other Rights; Fiduciary Duties. The Series A Preferred Units and the Series A Holders shall not have any designations, preferences, rights, powers or duties, other than as set forth in this Agreement or as provided by applicable law. Notwithstanding anything to the contrary in this Agreement or any duty existing at law, in equity or otherwise, to the fullest extent permitted by applicable law, neither the General Partner nor any other Indemnitee shall owe any duties, including fiduciary duties, or have any liabilities to Series A Holders, other than the implied contractual covenant of good faith and fair dealing.

“Section 5.18 Establishment of Series B Preferred Units.

(a) General. The Partnership hereby designates and creates a class of Partnership Securities to be designated as “6.625% Series B Fixed-to-Floating Rate Cumulative Redeemable Perpetual Preferred Units” (the “Series B Preferred Units”), having the preferences, rights, powers, and duties set forth herein, including this Section 5.18. Each Series B Preferred Unit shall be identical in all respects to every other Series B Preferred Unit, except as to the respective dates from which the Series B Liquidation Preference shall increase or from which Series B Distributions may begin accruing, to the extent such dates may differ. The Series B Preferred Units represent perpetual equity interests in the Partnership and shall not give rise to a claim by the Partnership or a Series B Holder for conversion or, except as set forth in Section 5.18(b)(iv), redemption thereof at a particular date.

(b) Rights of Series B Preferred Units. The Series B Preferred Units shall have the following rights, preferences and privileges and shall be subject to the following duties and obligations:

(i) Series B Preferred Units.

(A) The authorized number of Series B Preferred Units shall be unlimited. Series B Preferred Units that are purchased or otherwise acquired by the Partnership shall be cancelled.

(B) The Series B Preferred Units shall be represented by one or more global Certificates registered in the name of the Depositary or its nominee, and no Series B Holder shall be entitled to receive a definitive Certificate evidencing its Series B Preferred Units, unless (1) requested by a Series B Holder and consented to by the General Partner in its sole discretion, (2) otherwise required by law or (3) the Depositary gives notice of its intention to resign or is no longer eligible to act as such with respect to the Series B Preferred Units and the General Partner shall have not selected a substitute Depositary within 60 calendar days thereafter. So long as the Depositary shall have been appointed and is serving with respect to the Series B Preferred Units, payments and communications made by the Partnership to Series B Holders shall be made by making payments to, and communicating with, the Depositary.

(ii) Distributions.

(A) Distributions on each Outstanding Series B Preferred Unit shall be cumulative and shall accumulate at the applicable Series B Distribution Rate from and including [ ● ], 2021 (or, for any subsequently issued and newly Outstanding Series B Preferred Units, from and including the Series B Distribution Payment Date immediately preceding the issue date of such Series B Preferred Units) until such time as the Partnership pays the Series B Distribution or redeems such Series B Preferred Unit in accordance with Section 5.18(b)(iv), whether or not such Series B Distributions shall have been declared. Series B Holders shall be entitled to receive Series B

Distributions from time to time out of any assets of the Partnership legally available for the payment of distributions at the Series B Distribution Rate per Series B Preferred Unit when, as, and, if declared by the General Partner. Series B Distributions, to the extent declared by the General Partner to be paid by the Partnership in accordance with this Section 5.18(b)(ii), shall be paid, in Arrears, on each Series B Distribution Payment Date. Series B Distributions shall accumulate in each Series B Distribution Period from and including the preceding Series B Distribution Payment Date (other than the initial Series B Distribution Period, which shall commence on and include [ ● ], 2021), to, but excluding, the next Series B Distribution Payment Date for such Series B Distribution Period; provided that distributions shall accrue on accumulated but unpaid Series B Distributions at the Series B Distribution Rate. If any Series B Distribution Payment Date otherwise would occur on a date that is not a Business Day, declared Series B Distributions shall be paid on the immediately succeeding Business Day without the accumulation of additional distributions. During the Series B Fixed Rate Period, Series B Distributions shall be payable based on a 360-day year consisting of twelve 30 day months. During the Series B Floating Rate Period, Series B Distributions shall be computed by multiplying the Series B Distribution Rate by a fraction, the numerator of which will be the actual number of days elapsed during that Series B Distribution Period (determined by including the first day of such Series B Distribution Period and excluding the last day, which is the Series B Distribution Payment Date), and the denominator of which will be 360, and by multiplying the result by the aggregate Series B Liquidation Preference of all Outstanding Series B Preferred Units. All Series B Distributions that are (1) accumulated and unpaid or (2) payable by the Partnership pursuant to this Section 5.18(b)(ii) shall be payable without regard to income of the Partnership and shall be treated for federal income tax purposes as guaranteed payments for the use of capital under Section 707(c) of the Code. The guaranteed payment with respect to any Series B Distribution Period shall be for the account of the holders of Series B Preferred Units as of the applicable Series B Distribution Record Date.

(B) Not later than 5:00 p.m., New York City time, on each Series B Distribution Payment Date, the Partnership shall pay those Series B Distributions, if any, that shall have been declared by the General Partner to Series B Holders on the Record Date for the applicable Series B Distribution. The Record Date (the “Series B Distribution Record Date”) for the payment of any Series B Distributions shall be as of the close of business on the first Business Day of the month of the applicable Series B Distribution Payment Date, except that in the case of payments of Series B Distributions in Arrears, the Series B Distribution Record Date with respect to a Series B Distribution Payment Date shall be such date as may be designated by the General Partner in accordance with this Section 5.18. So long as any Series B Preferred Units are Outstanding, no distribution shall be declared or paid or set aside for payment on any Series B Junior Securities (other than a distribution payable solely in Series B Junior Securities) unless full cumulative Series B Distributions have been or contemporaneously are being paid or set apart for payment on all Outstanding Series B Preferred Units (and distributions on any other Series B Parity Securities) through the most recent respective Series B Distribution Payment Date (and distribution payment date with respect to such Series B Parity Securities, if any); provided, however, notwithstanding anything to the contrary in this Section 5.18(b)(ii)(B), if a distribution period with respect to a class of Series B Junior Securities or Series B Parity Securities is shorter than the Series B Distribution Period, the General Partner may declare and pay regular distributions with respect to such Series B Junior Securities or Series B Parity Securities, so long as, at the time of declaration of such distribution, (i) there are no Series B Distributions in Arrears, and (ii) the General Partner expects to have sufficient funds to pay the full distribution in respect of the Series B Preferred Units on the next successive Series B Distribution Payment Date. Accumulated Series B Distributions in Arrears for any past Series B Distribution Period may be declared by the General Partner and paid on any date fixed by the General Partner, whether or not a Series B Distribution Payment Date, to Series B Holders on the Record Date for such payment, which may not be less than 10 days before such payment date. Subject to the next succeeding sentence, if all accumulated Series B Distributions in Arrears on all Outstanding Series B Preferred Units and all accumulated distributions in arrears on any Series B Parity Securities shall not have been declared and paid, or if sufficient funds for the payment thereof shall not have been set apart, payment of accumulated distributions in Arrears on the Series B Preferred Units and accumulated distributions in arrears on any such Series B Parity Securities shall be made in order of their respective distribution payment dates, commencing with the earliest distribution payment date. If less than all distributions payable with respect to all Series B Preferred Units and any other Series B Parity Securities are paid, any partial payment shall be made Pro Rata with respect to the Series B Preferred Units and any such other Series B Parity Securities entitled to a distribution payment at such time in proportion to the aggregate distribution amounts remaining due in respect of such Series B Preferred Units and such other Series B Parity Securities at such time. Subject to Section 12.4 and Section 5.18(b)(v), Series B Holders shall not be entitled to any distribution, whether payable in cash, property or Partnership Securities, in excess of full cumulative Series B Distributions. Except insofar as distributions accrue on the amount of any accumulated and unpaid Series B Distributions as described in Section 5.18(b)(ii)(A), no interest or sum of money in lieu of interest shall be payable in respect of any distribution payment which may be in Arrears on the Series B Preferred Units. So long as the Series B Preferred Units are held of record by the Depositary or its nominee, declared Series B Distributions shall be paid to the Depositary in same-day funds on each Series B Distribution Payment Date or other distribution payment date in the case of payments for Series B Distributions in Arrears.

(C) The Series B Distribution Rate for each Series B Distribution Period in the Series B Floating Rate Period will be determined by the Calculation Agent using Three-Month LIBOR as in effect on the Distribution Determination Date for such Series B Distribution Period. The Calculation Agent then will add the spread of 4.155% per annum to Three-Month LIBOR as determined on the applicable Distribution Determination Date.

Notwithstanding the foregoing:

(A) If the Calculation Agent determines on the relevant Distribution Determination Date that the LIBOR base rate has been discontinued, then the Calculation Agent will use a substitute or successor base rate that it has determined in its sole discretion is most comparable to the LIBOR base rate, provided that if the Calculation Agent determines there is an industry-accepted substitute or successor base rate, then the Calculation Agent shall use such substitute or successor base rate; and

(B) If the Calculation Agent has determined a substitute or successor base rate in accordance with the foregoing, the Calculation Agent in its sole discretion may determine what business day convention to use, the definition of business day, the Distribution Determination Date to be used and any other relevant methodology for calculating such substitute or successor base rate.

(C) Unless otherwise determined by the General Partner, Series B Distributions shall be deemed to have been paid out of deductions from Available Cash with respect to the Quarter ended immediately preceding the Quarter in which the Series B Distribution is made.

(iii) Voting Rights.

(A) Notwithstanding anything to the contrary in this Agreement, the Series B Preferred Units shall not have any voting rights or rights to consent or approve any action or matter, except as set forth in Section 13.3(c), this Section 5.18(b)(iii) or as otherwise required by the Delaware Act.

(B) Notwithstanding anything to the contrary in this Agreement, without the affirmative vote or consent of the holders of at least 66 2/3% of the Outstanding Series B Preferred Units, voting as a separate class, the General Partner shall not adopt any amendment to this Agreement that the General Partner determines would have a material adverse effect on the powers, preferences, duties, or special rights of the Series B Preferred Units; provided, however, that (1) subject to Section 5.18(b)(iii)(C), the issuance of additional Partnership Securities (and any amendment to this Agreement in connection therewith) shall not be deemed to constitute such a material adverse effect for purposes of this Section 5.18(b)(iii)(B) and

(2) for purposes of this Section 5.18(b)(iii)(B), no amendment of this Agreement in connection with a merger or other transaction in which the Series B Preferred Units remain Outstanding with the terms thereof materially unchanged in any respect adverse to the Series B Holders (as determined by the General Partner) shall be deemed to materially and adversely affect the powers, preferences, duties, or special rights of the Series B Preferred Units.

(C) Notwithstanding anything to the contrary in this Agreement, without the affirmative vote or consent of the holders of at least 66 2/3% of the Outstanding Series B Preferred Units, voting as a class together with holders of any other Series B Parity Securities upon which like voting rights have been conferred and are exercisable, the Partnership shall not (x) create or issue any Series B Parity Securities (including any additional Series B Preferred Units) if the cumulative distributions payable on Outstanding Series B Preferred Units (or any Series B Parity Securities, if the holders of such Series B Parity Securities vote as a class together with the Series B Holders pursuant to this Section 5.18(b)(iii)(C)) are in Arrears or (y) create or issue any Series B Senior Securities.

(D) For any matter described in this Section 5.18(b)(iii) in which the Series B Holders are entitled to vote as a class (whether separately or together with the holders of any Series B Parity Securities), such Series B Holders shall be entitled to one vote per Series B Preferred Unit. Any Series B Preferred Units held by the Partnership or any of its Subsidiaries or their controlled Affiliates shall not be entitled to vote.

(E) Notwithstanding Section 5.18(b)(iii)(B) and Section 5.18(b)(iii)(C), no vote of the Series B Holders shall be required if, at or prior to the time when such action is to take effect, provision is made for the redemption of all Series B Preferred Units at the time Outstanding.

(iv) Optional Redemption; Series B Rating Event.

(A) The Partnership shall have the right (1) at any time, and from time to time, on or after February 15, 2028 or (2) at any time within 120 days after the conclusion of any review or appeal process instituted by the Partnership following the occurrence of a Series B Rating Event, in each case, to redeem the Series B Preferred Units, which redemption may be in whole or in part (except with respect to a redemption pursuant to clause (2) of this Section 5.18(b)(iv)(A) which shall be in whole but not in part), using any source of funds legally available for such purpose. Any such redemption shall occur on a date set by the General Partner (the “Series B Redemption Date”). The Partnership shall effect any such redemption by paying cash for each Series B Preferred Unit to be redeemed equal to 100% (in the case of a redemption described in clause (1) of this Section 5.18(b)(iv)(A)), or 102% (in the case of a redemption described in clause (2) of this Section 5.18(b)(iv)(A)), of the Series B Liquidation Preference for such Series B Preferred Unit on such Series B Redemption Date plus an amount equal to all unpaid Series B Distributions thereon from the date of issuance to, but excluding, the Series B Redemption Date (whether or not such distributions shall have been declared) (the “Series B Redemption Price”). So long as the Series B Preferred Units to be redeemed are held of record by the Depositary or the nominee of the Depositary, the Series B Redemption Price shall be paid by the Paying Agent to the Depositary on the Series B Redemption Date.

(B) The Partnership shall give notice of any redemption by mail, postage prepaid, not less than 15 days and not more than 60 days before the scheduled Series B Redemption Date to the Series B Holders (as of 5:00 p.m. New York City time on the Business Day next preceding the day on which notice is given) of any Series B Preferred Units to be redeemed as such Series B Holders’ names appear on the books of the Transfer Agent and at the address of such Series B

Holders shown therein. Such notice (the “Series B Redemption Notice”) shall state, as applicable: (1) the Series B Redemption Date, (2) the number of Series B Preferred Units to be redeemed and, if less than all Outstanding Series B Preferred Units are to be redeemed, the number (and in the case of Series B Preferred Units in certificated form, the identification) of Series B Preferred Units to be redeemed from such Series B Holder, (3) the Series B Redemption Price, (4) the place where any Series B Preferred Units in certificated form are to be redeemed and shall be presented and surrendered for payment of the Series B Redemption Price therefor (which shall occur automatically if the Certificate representing such Series B Preferred Units is issued in the name of the Depositary or its nominee), and (5) that distributions on the Series B Preferred Units to be redeemed shall cease to accumulate from and after such Series B Redemption Date.

(C) If the Partnership elects to redeem less than all of the Outstanding Series B Preferred Units, the number of Series B Preferred Units to be redeemed shall be determined by the General Partner, and such Series B Preferred Units shall be redeemed by such method of selection as the Depositary shall determine, either Pro Rata or by lot, with adjustments to avoid redemption of fractional Series B Preferred Units. The aggregate Series B Redemption Price for any such partial redemption of the Outstanding Series B Preferred Units shall be allocated correspondingly among the redeemed Series B Preferred Units. The Series B Preferred Units not redeemed shall remain Outstanding and entitled to all the rights, preferences and duties provided in this Section 5.18.

(D) If the Partnership gives or causes to be given a Series B Redemption Notice, the Partnership shall deposit with the Paying Agent funds sufficient to redeem the Series B Preferred Units as to which such Series B Redemption Notice shall have been given, no later than 10:00 a.m. New York City time on the Series B Redemption Date, and shall give the Paying Agent irrevocable instructions and authority to pay the Series B Redemption Price to each Series B Holder whose Series B Preferred Units are to be redeemed upon surrender or deemed surrender (which shall occur automatically if the Certificate representing such Series B Preferred Units is issued in the name of the Depositary or its nominee) of the Certificates therefor as set forth in the Series B Redemption Notice. If a Series B Redemption Notice shall have been given, from and after the Series B Redemption Date, unless the Partnership defaults in providing funds sufficient for such redemption at the time and place specified for payment pursuant to the Series B Redemption Notice, all Series B Distributions on such Series B Preferred Units to be redeemed shall cease to accumulate and all rights of holders of such Series B Preferred Units as Limited Partners with respect to such Series B Preferred Units to be redeemed shall cease, except the right to receive the Series B Redemption Price, and such Series B Preferred Units shall not thereafter be transferred on the books of the Transfer Agent or be deemed to be Outstanding for any purpose whatsoever. The Series B Holders shall have no claim to the interest income, if any, earned on funds deposited with the Paying Agent.

Any funds deposited with the Paying Agent hereunder by the Partnership for any reason, including redemption of Series B Preferred Units, that remain unclaimed or unpaid after one year after the applicable Series B Redemption Date or other payment date, as applicable, shall be, to the extent permitted by law, repaid to the Partnership upon its written request, after which repayment the Series B Holders entitled to such redemption or other payment shall have recourse only to the Partnership. Notwithstanding any Series B Redemption Notice, there shall be no redemption of any Series B Preferred Units called for redemption until funds sufficient to pay the full Series B Redemption Price of such Series B Preferred Units shall have been deposited by the Partnership with the Paying Agent.

(E) Any Series B Preferred Units that are redeemed or otherwise acquired by the Partnership shall be cancelled. If only a portion of the Series B Preferred Units represented by a Certificate shall have been called for redemption, upon surrender of the Certificate to the Paying Agent (which shall occur automatically if the Certificate representing such Series B Preferred Units is registered in the name of the Depositary or its nominee), the Partnership shall issue and the Paying

Agent shall deliver to the Series B Holders a new Certificate (or adjust the applicable book-entry account) representing the number of Series B Preferred Units represented by the surrendered Certificate that have not been called for redemption.

(F) Notwithstanding anything to the contrary in this Section 5.18, in the event that full cumulative distributions on the Series B Preferred Units and any Series B Parity Securities shall not have been paid or declared and set aside for payment, the Partnership shall not be permitted to repurchase, redeem or otherwise acquire, in whole or in part, any Series B Preferred Units or Series B Parity Securities except pursuant to a purchase or exchange offer made on the same relative terms to all Series B Holders and holders of any Series B Parity Securities. Subject to Section 4.9, so long as any Series B Preferred Units are Outstanding, the Partnership shall not be permitted to redeem, repurchase or otherwise acquire any Common Units or any other Series B Junior Securities unless full cumulative distributions on the Series B Preferred Units and any Series B Parity Securities for all prior and the then-ending Series B Distribution Periods, with respect to the Series B Preferred Units, and all prior and then ending distribution periods, with respect to any such Series B Parity Securities, shall have been paid or declared and set aside for payment.

(v) Liquidation Rights. In the event of the dissolution and winding up of the Partnership under Section 12.4 or a sale, exchange, or other disposition of all or substantially all of the assets of the Partnership, either voluntary or involuntary, the Record Holders of the Series B Preferred Units shall be entitled to receive, out of the assets of the Partnership available for distribution to the Partners or any Assignees, prior and in preference to any distribution of any assets of the Partnership to the Record Holders of any other class or series of Partnership Interests (other than Series B Senior Securities or Series B Parity Securities), (A) first, any accumulated and unpaid distributions on the Series B Preferred Units (regardless of whether previously declared) and (B) then, any positive value in each such holder’s Capital Account in respect of such Series B Preferred Units. If in the year of such dissolution and winding up, or sale, exchange, or other disposition of all or substantially all of the assets of the Partnership, any such Record Holder’s Capital Account in respect of such Series B Preferred Units is less than the aggregate Series B Base Liquidation Preference of such Series B Preferred Units, then, notwithstanding anything to the contrary contained in this Agreement, and prior to any other allocation pursuant to this Agreement for such year and any distribution pursuant to the preceding sentence (other than any allocations or distributions made with respect to any other Series B Parity Securities upon which like allocation and distribution rights have been conferred), items of gross income and gain shall be allocated to all Unitholders then holding Series B Preferred Units, Pro Rata, until the Capital Account in respect of each Outstanding Series B Preferred Unit is equal to the Series B Base Liquidation Preference (and no other allocation pursuant to this Agreement shall reverse the effect of such allocation); provided, however, that in the event that like allocation rights have been conferred upon other Series B Parity Securities (including pursuant to Sections 5.17(b)(v), 5.19(b)(v), 5.20(b)(v), 5.21(b)(v), 5.22(b)(v) and 5.23(b)(v)), then items of gross income and gain shall be allocated to all Unitholders then holding Series B Preferred Units and such Series B Parity Securities, Pro Rata, until the Capital Account in respect of each Outstanding Series B Preferred Unit and such Series B Parity Security is equal to the applicable liquidation preference (and no other allocation pursuant to this Agreement shall reverse the effect of such allocation). If in the year of such dissolution and winding up any such Record Holder’s Capital Account in respect of such Series B Preferred Units is less than the aggregate Series B Base Liquidation Preference of such Series B Preferred Units after the application of the preceding sentence, then to the extent permitted by applicable law, but otherwise notwithstanding anything to the contrary contained in this Agreement, items of gross income and gain for any preceding taxable year(s) with respect to which IRS Form 1065 Schedules K-1 have not been filed by the Partnership shall be reallocated to all Unitholders then holding Series B Preferred Units, Pro Rata, until the Capital Account in respect of each such Outstanding Series B Preferred Unit after making allocations pursuant to this and the immediately preceding sentence is equal to the Series B Base Liquidation Preference (and no other allocation pursuant to this Agreement shall reverse the effect of such allocation); provided, however, that in the event like allocation rights have been conferred upon other Series B Parity Securities (including pursuant to Sections 5.17(b)(v), 5.19(b)(v), 5.20(b)(v), 5.21(b)(v), 5.22(b)(v) and 5.23(b)(v)), then any such items of gross income and gain shall be reallocated to all Unitholders then holding Series B Preferred Units and such Series B Parity Securities, Pro Rata, until the Capital Account in respect of each Outstanding Series B Preferred Unit and such Series B Parity Security after making allocations pursuant to this and the immediately preceding sentence is equal to the applicable liquidation preference (and no other allocation pursuant to this Agreement shall reverse the effect of such allocation). After such allocations have been made to the Outstanding Series B Preferred Units, and any Series B Parity Securities, as applicable, any remaining Net Termination Gain or Net Termination Loss shall be allocated to the Partners pursuant to Section 6.1(c) or Section 6.1(d), as the case may be. At the time of the dissolution of the Partnership, subject to Section 17-804 of the Delaware Act, the Record Holders of the Series B Preferred Units shall become entitled to receive any distributions in respect of the Series B Preferred Units that are accrued and unpaid as of the date of such distribution, and shall have the status of, and shall be entitled to all remedies available to, a creditor of the Partnership, and such entitlement of the Record Holders of the Series B Preferred Units to such accrued and unpaid distributions shall have priority over any entitlement of any other Partners or Assignees (other than holders of any Series B Senior Securities or Series B Parity Securities) with respect to any distributions by the Partnership to such other Partners or Assignees; provided, however, that the General Partner, as such, will have no liability for any obligations with respect to such distributions to any Record Holder(s) of Series B Preferred Units.

(vi) Rank. The Series B Preferred Units shall each be deemed to rank as to distributions on such Partnership Securities and distributions upon liquidation of the Partnership:

(A) senior to any Series B Junior Securities;

(B) on a parity with any Series B Parity Securities;

(C) junior to any Series B Senior Securities; and

(D) junior to all existing and future indebtedness of the Partnership and other liabilities with respect to assets available to satisfy claims against the Partnership.

(vii) No Sinking Fund. The Series B Preferred Units shall not have the benefit of any sinking fund.

(viii) Record Holders. To the fullest extent permitted by applicable law, the General Partner, the Partnership, the Transfer Agent, and the Paying Agent may deem and treat any Series B Holder as the true, lawful, and absolute owner of the applicable Series B Preferred Units for all purposes, and none of the General Partner, the Partnership, the Transfer Agent or the Paying Agent shall be affected by any notice to the contrary, except as otherwise provided by law or any applicable rule, regulation, guideline or requirement of any National Securities Exchange on which the Series B Preferred Units may be listed or admitted to trading, if any.

(ix) Other Rights; Fiduciary Duties. The Series B Preferred Units and the Series B Holders shall not have any designations, preferences, rights, powers or duties, other than as set forth in this Agreement or as provided by applicable law. Notwithstanding anything to the contrary in this Agreement or any duty existing at law, in equity or otherwise, to the fullest extent permitted by applicable law, neither the General Partner nor any other Indemnitee shall owe any duties, including fiduciary duties, or have any liabilities to Series B Holders, other than the implied contractual covenant of good faith and fair dealing.

“Section 5.19 Establishment of Series C Preferred Units.

(a) General. The Partnership hereby designates and creates a class of Partnership Securities to be designated as “7.375% Series C Fixed-to-Floating Rate Cumulative Redeemable Perpetual Preferred Units” (the “Series C Preferred Units”), having the preferences, rights, powers, and duties set forth herein, including this Section 5.19. Each Series C Preferred Unit shall be identical in all respects to every other

Series C Preferred Unit, except as to the respective dates from which the Series C Liquidation Preference shall increase or from which Series C Distributions may begin accruing, to the extent such dates may differ. The Series C Preferred Units represent perpetual equity interests in the Partnership and shall not give rise to a claim by the Partnership or a Series C Holder for conversion or, except as set forth in Section 5.19(b)(iv), redemption thereof at a particular date.

(b) Rights of Series C Preferred Units. The Series C Preferred Units shall have the following rights, preferences and privileges and shall be subject to the following duties and obligations:

(i) Series C Preferred Units.

(A) The authorized number of Series C Preferred Units shall be unlimited. Series C Preferred Units that are purchased or otherwise acquired by the Partnership shall be cancelled.

(B) The Series C Preferred Units shall be represented by one or more global Certificates registered in the name of the Depositary or its nominee, and no Series C Holder shall be entitled to receive a definitive Certificate evidencing its Series C Preferred Units, unless (1) requested by a Series C Holder and consented to by the General Partner in its sole discretion, (2) otherwise required by law or (3) the Depositary gives notice of its intention to resign or is no longer eligible to act as such with respect to the Series C Preferred Units and the General Partner shall have not selected a substitute Depositary within 60 calendar days thereafter. So long as the Depositary shall have been appointed and is serving with respect to the Series C Preferred Units, payments and communications made by the Partnership to Series C Holders shall be made by making payments to, and communicating with, the Depositary.

(ii) Distributions.

(A) Distributions on each Outstanding Series C Preferred Unit shall be cumulative and shall accumulate at the applicable Series C Distribution Rate from and including [ ● ], 2021 (or, for any subsequently issued and newly Outstanding Series C Preferred Units, from and including the Series C Distribution Payment Date immediately preceding the issue date of such Series C Preferred Units) until such time as the Partnership pays the Series C Distribution or redeems such Series C Preferred Unit in accordance with Section 5.19(b)(iv), whether or not such Series C Distributions shall have been declared. Series C Holders shall be entitled to receive Series C Distributions from time to time out of any assets of the Partnership legally available for the payment of distributions at the Series C Distribution Rate per Series C Preferred Unit when, as, and, if declared by the General Partner. Series C Distributions, to the extent declared by the General Partner to be paid by the Partnership in accordance with this Section 5.19(b)(ii), shall be paid, in Arrears, on each Series C Distribution Payment Date. Series C Distributions shall accumulate in each Series C Distribution Period from and including the preceding Series C Distribution Payment Date (other than the initial Series C Distribution Period, which shall commence on and include [ ● ], 2021), to, but excluding, the next Series C Distribution Payment Date for such Series C Distribution Period; provided that distributions shall accrue on accumulated but unpaid Series C Distributions at the Series C Distribution Rate. If any Series C Distribution Payment Date otherwise would occur on a date that is not a Business Day, declared Series C Distributions shall be paid on the immediately succeeding Business Day without the accumulation of additional distributions. During the Series C Fixed Rate Period, Series C Distributions shall be payable based on a 360-day year consisting of twelve 30 day months. During the Series C Floating Rate Period, Series C Distributions shall be computed by multiplying the Series C Distribution Rate by a fraction, the numerator of which will be the actual number of days elapsed during that Series C Distribution Period (determined by including the first day of such Series C Distribution Period and excluding the last day, which is the Series C Distribution Payment Date), and the denominator of which will be 360, and by multiplying the result by the aggregate Series C Liquidation Preference of all Outstanding Series C Preferred Units. All Series C Distributions that are (1) accumulated and unpaid or (2) payable by the Partnership pursuant to this Section 5.19(b)(ii) shall be payable without regard to income of the Partnership and shall be treated for federal income tax purposes as guaranteed payments for the use of capital under Section 707(c) of the Code. The guaranteed payment with respect to any Series C Distribution Period shall be for the account of the holders of Series C Preferred Units as of the applicable Series C Distribution Record Date.

(B) Not later than 5:00 p.m., New York City time, on each Series C Distribution Payment Date, the Partnership shall pay those Series C Distributions, if any, that shall have been declared by the General Partner to Series C Holders on the Record Date for the applicable Series C Distribution. The Record Date (the “Series C Distribution Record Date”) for the payment of any Series C Distributions shall be as of the close of business on the first Business Day of the month of the applicable Series C Distribution Payment Date, except that in the case of payments of Series C Distributions in Arrears, the Series C Distribution Record Date with respect to a Series C Distribution Payment Date shall be such date as may be designated by the General Partner in accordance with this Section 5.19. So long as any Series C Preferred Units are Outstanding, no distribution shall be declared or paid or set aside for payment on any Series C Junior Securities (other than a distribution payable solely in Series C Junior Securities) unless full cumulative Series C Distributions have been or contemporaneously are being paid or set apart for payment on all Outstanding Series C Preferred Units (and distributions on any other Series C Parity Securities) through the most recent respective Series C Distribution Payment Date (and distribution payment date with respect to such Series C Parity Securities, if any); provided, however, notwithstanding anything to the contrary in this Section 5.19(b)(ii)(B), if a distribution period with respect to a class of Series C Junior Securities or Series C Parity Securities is shorter than the Series C Distribution Period, the General Partner may declare and pay regular distributions with respect to such Series C Junior Securities or Series C Parity Securities, so long as, at the time of declaration of such distribution, (1) there are no Series C Distributions in Arrears, and (2) the General Partner expects to have sufficient funds to pay the full distribution in respect of the Series C Preferred Units on the next successive Series C Distribution Payment Date. Accumulated Series C Distributions in Arrears for any past Series C Distribution Period may be declared by the General Partner and paid on any date fixed by the General Partner, whether or not a Series C Distribution Payment Date, to Series C Holders on the Record Date for such payment, which may not be less than 10 days before such payment date. Subject to the next succeeding sentence, if all accumulated Series C Distributions in Arrears on all Outstanding Series C Preferred Units and all accumulated distributions in arrears on any Series C Parity Securities shall not have been declared and paid, or if sufficient funds for the payment thereof shall not have been set apart, payment of accumulated distributions in Arrears on the Series C Preferred Units and accumulated distributions in arrears on any such Series C Parity Securities shall be made in order of their respective distribution payment dates, commencing with the earliest distribution payment date. If less than all distributions payable with respect to all Series C Preferred Units and any other Series C Parity Securities are paid, any partial payment shall be made Pro Rata with respect to the Series C Preferred Units and any such other Series C Parity Securities entitled to a distribution payment at such time in proportion to the aggregate distribution amounts remaining due in respect of such Series C Preferred Units and such other Series C Parity Securities at such time. Subject to Section 12.4 and Section 5.19(b)(v), Series C Holders shall not be entitled to any distribution, whether payable in cash, property or Partnership Securities, in excess of full cumulative Series C Distributions. Except insofar as distributions accrue on the amount of any accumulated and unpaid Series C Distributions as described in Section 5.19(b)(ii)(A), no interest or sum of money in lieu of interest shall be payable in respect of any distribution payment which may be in Arrears on the Series C Preferred Units. So long as the Series C Preferred Units are held of record by the Depositary or its nominee, declared Series C Distributions shall be paid to the Depositary in same-day funds on each Series C Distribution Payment Date or other distribution payment date in the case of payments for Series C Distributions in Arrears.

(C) The Series C Distribution Rate for each Series C Distribution Period in the Series C Floating Rate Period will be determined by the Calculation Agent using Three-Month LIBOR as in effect on the Distribution Determination Date for such Series C Distribution Period. The Calculation Agent then will add the spread of 4.530% per annum to Three-Month LIBOR as determined on the applicable Distribution Determination Date.

Notwithstanding the foregoing:

(A) If the Calculation Agent determines on the relevant Distribution Determination Date that the LIBOR base rate has been discontinued, then the Calculation Agent will use a substitute or successor base rate that it has determined in its sole discretion is most comparable to the LIBOR base rate, provided that if the Calculation Agent determines there is an industry-accepted substitute or successor base rate, then the Calculation Agent shall use such substitute or successor base rate.

(B) If the Calculation Agent has determined a substitute or successor base rate in accordance with the foregoing, the Calculation Agent in its sole discretion may determine what business day convention to use, the definition of business day, the Distribution Determination Date to be used and any other relevant methodology for calculating such substitute or successor base rate.

(C) Unless otherwise determined by the General Partner, Series C Distributions shall be deemed to have been paid out of deductions from Available Cash with respect to the Quarter ended immediately preceding the Quarter in which the Series C Distribution is made.

(iii) Voting Rights.

(A) Notwithstanding anything to the contrary in this Agreement, the Series C Preferred Units shall not have any voting rights or rights to consent or approve any action or matter, except as set forth in Section 13.3(c), this Section 5.19(b)(iii) or as otherwise required by the Delaware Act.

(B) Notwithstanding anything to the contrary in this Agreement, without the affirmative vote or consent of the holders of at least 66 2/3% of the Outstanding Series C Preferred Units, voting as a separate class, the General Partner shall not adopt any amendment to this Agreement that the General Partner determines would have a material adverse effect on the powers, preferences, duties, or special rights of the Series C Preferred Units; provided, however, that (1) subject to Section 5.19(b)(iii)(C), the issuance of additional Partnership Securities (and any amendment to this Agreement in connection therewith) shall not be deemed to constitute such a material adverse effect for purposes of this Section 5.19(b)(iii)(B) and (2) for purposes of this Section 5.19(b)(iii)(B), no amendment of this Agreement in connection with a merger or other transaction in which the Series C Preferred Units remain Outstanding with the terms thereof materially unchanged in any respect adverse to the Series C Holders (as determined by the General Partner) shall be deemed to materially and adversely affect the powers, preferences, duties, or special rights of the Series C Preferred Units.

(C) Notwithstanding anything to the contrary in this Agreement, without the affirmative vote or consent of the holders of at least 66 2/3% of the Outstanding Series C Preferred Units, voting as a class together with holders of any other Series C Parity Securities upon which like voting rights have been conferred and are exercisable, the Partnership shall not (x) create or issue any Series C Parity Securities (including any additional Series C Preferred Units) if the cumulative distributions payable on Outstanding Series C Preferred Units (or any Series C Parity Securities, if the holders of such Series C Parity Securities vote as a class together with the Series C Holders pursuant to this Section 5.19(b)(iii)(C)) are in Arrears or (y) create or issue any Series C Senior Securities.

(D) For any matter described in this Section 5.19(b)(iii) in which the Series C Holders are entitled to vote as a class (whether separately or together with the holders of any Series C Parity

Securities), such Series C Holders shall be entitled to one vote per Series C Preferred Unit. Any Series C Preferred Units held by the Partnership or any of its Subsidiaries or their controlled Affiliates shall not be entitled to vote.

(E) Notwithstanding Sections 5.19(b)(iii)(B) and 5.19(b)(iii)(C), no vote of the Series C Holders shall be required if, at or prior to the time when such action is to take effect, provision is made for the redemption of all Series C Preferred Units at the time Outstanding.

(iv) Optional Redemption; Series C Rating Event.

(A) The Partnership shall have the right (1) at any time, and from time to time, on or after May 15, 2023 or (2) at any time within 120 days after the conclusion of any review or appeal process instituted by the Partnership following the occurrence of a Series C Rating Event, in each case, to redeem the Series C Preferred Units, which redemption may be in whole or in part (except with respect to a redemption pursuant to clause (2) of this Section 5.19(b)(iv)(A) which shall be in whole but not in part), using any source of funds legally available for such purpose. Any such redemption shall occur on a date set by the General Partner (the “Series C Redemption Date”). The Partnership shall effect any such redemption by paying cash for each Series C Preferred Unit to be redeemed equal to 100% (in the case of a redemption described in clause (1) of this Section 5.19(b)(iv)(A)), or 102% (in the case of a redemption described in clause (2) of this Section 5.19(b)(iv)(A)), of the Series C Liquidation Preference for such Series C Preferred Unit on such Series C Redemption Date plus an amount equal to all unpaid Series C Distributions thereon from the date of issuance to, but excluding, the Series C Redemption Date (whether or not such distributions shall have been declared) (the “Series C Redemption Price”). So long as the Series C Preferred Units to be redeemed are held of record by the Depositary or the nominee of the Depositary, the Series C Redemption Price shall be paid by the Paying Agent to the Depositary on the Series C Redemption Date.

(B) The Partnership shall give notice of any redemption by mail, postage prepaid, not less than 30 days and not more than 60 days before the scheduled Series C Redemption Date to the Series C Holders (as of 5:00 p.m. New York City time on the Business Day next preceding the day on which notice is given) of any Series C Preferred Units to be redeemed as such Series C Holders’ names appear on the books of the Transfer Agent and at the address of such Series C Holders shown therein. Such notice (the “Series C Redemption Notice”) shall state, as applicable: (1) the Series C Redemption Date, (2) the number of Series C Preferred Units to be redeemed and, if less than all Outstanding Series C Preferred Units are to be redeemed, the number (and in the case of Series C Preferred Units in certificated form, the identification) of Series C Preferred Units to be redeemed from such Series C Holder, (3) the Series C Redemption Price, (4) the place where any Series C Preferred Units in certificated form are to be redeemed and shall be presented and surrendered for payment of the Series C Redemption Price therefor (which shall occur automatically if the Certificate representing such Series C Preferred Units is issued in the name of the Depositary or its nominee), and (5) that distributions on the Series C Preferred Units to be redeemed shall cease to accumulate from and after such Series C Redemption Date.

(C) If the Partnership elects to redeem less than all of the Outstanding Series C Preferred Units, the number of Series C Preferred Units to be redeemed shall be determined by the General Partner, and such Series C Preferred Units shall be redeemed by such method of selection as the Depositary shall determine, either Pro Rata or by lot, with adjustments to avoid redemption of fractional Series C Preferred Units. The aggregate Series C Redemption Price for any such partial redemption of the Outstanding Series C Preferred Units shall be allocated correspondingly among the redeemed Series C Preferred Units. The Series C Preferred Units not redeemed shall remain Outstanding and entitled to all the rights, preferences and duties provided in this Section 5.19.

(D) If the Partnership gives or causes to be given a Series C Redemption Notice, the Partnership shall deposit with the Paying Agent funds sufficient to redeem the Series C Preferred

Units as to which such Series C Redemption Notice shall have been given, no later than 10:00 a.m. New York City time on the Series C Redemption Date, and shall give the Paying Agent irrevocable instructions and authority to pay the Series C Redemption Price to each Series C Holder whose Series C Preferred Units are to be redeemed upon surrender or deemed surrender (which shall occur automatically if the Certificate representing such Series C Preferred Units is issued in the name of the Depositary or its nominee) of the Certificates therefor as set forth in the Series C Redemption Notice. If a Series C Redemption Notice shall have been given, from and after the Series C Redemption Date, unless the Partnership defaults in providing funds sufficient for such redemption at the time and place specified for payment pursuant to the Series C Redemption Notice, all Series C Distributions on such Series C Preferred Units to be redeemed shall cease to accumulate and all rights of holders of such Series C Preferred Units as Limited Partners with respect to such Series C Preferred Units to be redeemed shall cease, except the right to receive the Series C Redemption Price, and such Series C Preferred Units shall not thereafter be transferred on the books of the Transfer Agent or be deemed to be Outstanding for any purpose whatsoever. The Series C Holders shall have no claim to the interest income, if any, earned on funds deposited with the Paying Agent. Any funds deposited with the Paying Agent hereunder by the Partnership for any reason, including redemption of Series C Preferred Units, that remain unclaimed or unpaid after one year after the applicable Series C Redemption Date or other payment date, as applicable, shall be, to the extent permitted by law, repaid to the Partnership upon its written request, after which repayment the Series C Holders entitled to such redemption or other payment shall have recourse only to the Partnership. Notwithstanding any Series C Redemption Notice, there shall be no redemption of any Series C Preferred Units called for redemption until funds sufficient to pay the full Series C Redemption Price of such Series C Preferred Units shall have been deposited by the Partnership with the Paying Agent.

(E) Any Series C Preferred Units that are redeemed or otherwise acquired by the Partnership shall be cancelled. If only a portion of the Series C Preferred Units represented by a Certificate shall have been called for redemption, upon surrender of the Certificate to the Paying Agent (which shall occur automatically if the Certificate representing such Series C Preferred Units is registered in the name of the Depositary or its nominee), the Partnership shall issue and the Paying Agent shall deliver to the Series C Holders a new Certificate (or adjust the applicable book-entry account) representing the number of Series C Preferred Units represented by the surrendered Certificate that have not been called for redemption.

(F) Notwithstanding anything to the contrary in this Section 5.19, in the event that full cumulative distributions on the Series C Preferred Units and any Series C Parity Securities shall not have been paid or declared and set aside for payment, the Partnership shall not be permitted to repurchase, redeem or otherwise acquire, in whole or in part, any Series C Preferred Units or Series C Parity Securities except pursuant to a purchase or exchange offer made on the same relative terms to all Series C Holders and holders of any Series C Parity Securities. Subject to Section 4.9, so long as any Series C Preferred Units are Outstanding, the Partnership shall not be permitted to redeem, repurchase or otherwise acquire any Common Units or any other Series C Junior Securities unless full cumulative distributions on the Series C Preferred Units and any Series C Parity Securities for all prior and the then-ending Series C Distribution Periods, with respect to the Series C Preferred Units, and all prior and then ending distribution periods, with respect to any such Series C Parity Securities, shall have been paid or declared and set aside for payment.

(v) Liquidation Rights. In the event of the dissolution and winding up of the Partnership under Section 12.4 or a sale, exchange, or other disposition of all or substantially all of the assets of the Partnership, either voluntary or involuntary, the Record Holders of the Series C Preferred Units shall be entitled to receive, out of the assets of the Partnership available for distribution to the Partners or any Assignees, prior and in preference to any distribution of any assets of the Partnership to the Record

Holders of any other class or series of Partnership Interests (other than Series C Senior Securities or Series C Parity Securities), (1) first, any accumulated and unpaid distributions on the Series C Preferred Units (regardless of whether previously declared) and (2) then, any positive value in each such holder’s Capital Account in respect of such Series C Preferred Units. If in the year of such dissolution and winding up, or sale, exchange, or other disposition of all or substantially all of the assets of the Partnership, any such Record Holder’s Capital Account in respect of such Series C Preferred Units is less than the aggregate Series C Base Liquidation Preference of such Series C Preferred Units, then, notwithstanding anything to the contrary contained in this Agreement, and prior to any other allocation pursuant to this Agreement for such year and any distribution pursuant to the preceding sentence (other than any allocations or distributions made with respect to any other Series C Parity Securities upon which like allocation and distribution rights have been conferred), items of gross income and gain shall be allocated to all Unitholders then holding Series C Preferred Units, Pro Rata, until the Capital Account in respect of each Outstanding Series C Preferred Unit is equal to the Series C Base Liquidation Preference (and no other allocation pursuant to this Agreement shall reverse the effect of such allocation); provided, however, that in the event that like allocation rights have been conferred upon other Series C Parity Securities (including pursuant to Sections 5.17(b)(v), 5.18(b)(v), 5.20(b)(v), 5.21(b)(v), 5.22(b)(v) and 5.23(b)(v)), then items of gross income and gain shall be allocated to all Unitholders then holding Series C Preferred Units and such Series C Parity Securities, Pro Rata, until the Capital Account in respect of each Outstanding Series C Preferred Unit and such Series C Parity Security is equal to the applicable liquidation preference (and no other allocation pursuant to this Agreement shall reverse the effect of such allocation). If in the year of such dissolution and winding up any such Record Holder’s Capital Account in respect of such Series C Preferred Units is less than the aggregate Series C Base Liquidation Preference of such Series C Preferred Units after the application of the preceding sentence, then to the extent permitted by applicable law, but otherwise notwithstanding anything to the contrary contained in this Agreement, items of gross income and gain for any preceding taxable year(s) with respect to which IRS Form 1065 Schedules K-1 have not been filed by the Partnership shall be reallocated to all Unitholders then holding Series C Preferred Units, Pro Rata, until the Capital Account in respect of each such Outstanding Series C Preferred Unit after making allocations pursuant to this and the immediately preceding sentence is equal to the Series C Base Liquidation Preference (and no other allocation pursuant to this Agreement shall reverse the effect of such allocation); provided, however, that in the event like allocation rights have been conferred upon other Series C Parity Securities (including pursuant to Sections 5.17(b)(v), 5.18(b)(v), 5.20(b)(v), 5.21(b)(v), 5.22(b)(v) and 5.23(b)(v)), then any such items of gross income and gain shall be reallocated to all Unitholders then holding Series C Preferred Units and such Series C Parity Securities, Pro Rata, until the Capital Account in respect of each Outstanding Series C Preferred Unit and such Series C Parity Security after making allocations pursuant to this and the immediately preceding sentence is equal to the applicable liquidation preference (and no other allocation pursuant to this Agreement shall reverse the effect of such allocation). After such allocations have been made to the Outstanding Series C Preferred Units and any Series C Parity Securities, as applicable, any remaining Net Termination Gain or Net Termination Loss shall be allocated to the Partners pursuant to Section 6.1(c) or Section 6.1(d), as the case may be. At the time of the dissolution of the Partnership, subject to Section 17-804 of the Delaware Act, the Record Holders of the Series C Preferred Units shall become entitled to receive any distributions in respect of the Series C Preferred Units that are accrued and unpaid as of the date of such distribution, and shall have the status of, and shall be entitled to all remedies available to, a creditor of the Partnership, and such entitlement of the Record Holders of the Series C Preferred Units to such accrued and unpaid distributions shall have priority over any entitlement of any other Partners or Assignees (other than holders of any Series C Senior Securities or Series C Parity Securities) with respect to any distributions by the Partnership to such other Partners or Assignees; provided, however, that the General Partner, as such, will have no liability for any obligations with respect to such distributions to any Record Holder(s) of Series C Preferred Units.

(vi) Rank. The Series C Preferred Units shall each be deemed to rank as to distributions on such Partnership Securities and distributions upon liquidation of the Partnership:

(A) senior to any Series C Junior Securities;

(B) on a parity with any Series C Parity Securities;

(C) junior to any Series C Senior Securities; and

(D) junior to all existing and future indebtedness of the Partnership and other liabilities with respect to assets available to satisfy claims against the Partnership.

(vii) No Sinking Fund. The Series C Preferred Units shall not have the benefit of any sinking fund.

(viii) Record Holders. To the fullest extent permitted by applicable law, the General Partner, the Partnership, the Transfer Agent, and the Paying Agent may deem and treat any Series C Holder as the true, lawful, and absolute owner of the applicable Series C Preferred Units for all purposes, and none of the General Partner, the Partnership, the Transfer Agent or the Paying Agent shall be affected by any notice to the contrary, except as otherwise provided by law or any applicable rule, regulation, guideline or requirement of any National Securities Exchange on which the Series C Preferred Units may be listed or admitted to trading, if any.

(ix) Other Rights; Fiduciary Duties. The Series C Preferred Units and the Series C Holders shall not have any designations, preferences, rights, powers or duties, other than as set forth in this Agreement or as provided by applicable law. Notwithstanding anything to the contrary in this Agreement or any duty existing at law, in equity or otherwise, to the fullest extent permitted by applicable law, neither the General Partner nor any other Indemnitee shall owe any duties, including fiduciary duties, or have any liabilities to Series C Holders, other than the implied contractual covenant of good faith and fair dealing.

“Section 5.20 Establishment of Series D Preferred Units.

(a) General. The Partnership hereby designates and creates a class of Partnership Securities to be designated as “7.625% Series D Fixed-to-Floating Rate Cumulative Redeemable Perpetual Preferred Units” (the “Series D Preferred Units”), having the preferences, rights, powers, and duties set forth herein, including this Section 5.20. Each Series D Preferred Unit shall be identical in all respects to every other Series D Preferred Unit, except as to the respective dates from which the Series D Liquidation Preference shall increase or from which Series D Distributions may begin accruing, to the extent such dates may differ. The Series D Preferred Units represent perpetual equity interests in the Partnership and shall not give rise to a claim by the Partnership or a Series D Holder for conversion or, except as set forth in Section 5.20(b)(iv), redemption thereof at a particular date.

(b) Rights of Series D Preferred Units. The Series D Preferred Units shall have the following rights, preferences and privileges and shall be subject to the following duties and obligations:

(i) Series D Preferred Units.

(A) The authorized number of Series D Preferred Units shall be unlimited. Series D Preferred Units that are purchased or otherwise acquired by the Partnership shall be cancelled.

(B) The Series D Preferred Units shall be represented by one or more global Certificates registered in the name of the Depositary or its nominee, and no Series D Holder shall be entitled to receive a definitive Certificate evidencing its Series D Preferred Units, unless (1) requested by a Series D Holder and consented to by the General Partner in its sole discretion, (2) otherwise required by law or (3) the Depositary gives notice of its intention to resign or is no longer eligible to act as such with respect to the Series D Preferred Units and the General Partner shall have not selected a substitute Depositary within 60 calendar days thereafter. So long as the Depositary shall have been appointed and is serving with respect to the Series D Preferred Units, payments and communications made by the Partnership to Series D Holders shall be made by making payments to, and communicating with, the Depositary.

(ii) Distributions.

(A) Distributions on each Outstanding Series D Preferred Unit shall be cumulative and shall accumulate at the applicable Series D Distribution Rate from and including [ ● ], 2021 (or, for any subsequently issued and newly Outstanding Series D Preferred Units, from and including the Series D Distribution Payment Date immediately preceding the issue date of such Series D Preferred Units) until such time as the Partnership pays the Series D Distribution or redeems such Series D Preferred Unit in accordance with Section 5.20(b)(iv), whether or not such Series D Distributions shall have been declared. Series D Holders shall be entitled to receive Series D Distributions from time to time out of any assets of the Partnership legally available for the payment of distributions at the Series D Distribution Rate per Series D Preferred Unit when, as, and, if declared by the General Partner. Series D Distributions, to the extent declared by the General Partner to be paid by the Partnership in accordance with this Section 5.20(b)(ii), shall be paid, in Arrears, on each Series D Distribution Payment Date. Series D Distributions shall accumulate in each Series D Distribution Period from and including the preceding Series D Distribution Payment Date (other than the initial Series D Distribution Period, which shall commence on and include [ ● ], 2021), to, but excluding, the next Series D Distribution Payment Date for such Series D Distribution Period; provided that distributions shall accrue on accumulated but unpaid Series D Distributions at the Series D Distribution Rate. If any Series D Distribution Payment Date otherwise would occur on a date that is not a Business Day, declared Series D Distributions shall be paid on the immediately succeeding Business Day without the accumulation of additional distributions. During the Series D Fixed Rate Period, Series D Distributions shall be payable based on a 360-day year consisting of twelve 30 day months. During the Series D Floating Rate Period, Series D Distributions shall be computed by multiplying the Series D Distribution Rate by a fraction, the numerator of which will be the actual number of days elapsed during that Series D Distribution Period (determined by including the first day of such Series D Distribution Period and excluding the last day, which is the Series D Distribution Payment Date), and the denominator of which will be 360, and by multiplying the result by the aggregate Series D Liquidation Preference of all Outstanding Series D Preferred Units. All Series D Distributions that are (1) accumulated and unpaid or (2) payable by the Partnership pursuant to this Section 5.20(b)(ii) shall be payable without regard to income of the Partnership and shall be treated for federal income tax purposes as guaranteed payments for the use of capital under Section 707(c) of the Code. The guaranteed payment with respect to any Series D Distribution Period shall be for the account of the holders of Series D Preferred Units as of the applicable Series D Distribution Record Date.

(B) Not later than 5:00 p.m., New York City time, on each Series D Distribution Payment Date, the Partnership shall pay those Series D Distributions, if any, that shall have been declared by the General Partner to Series D Holders on the Record Date for the applicable Series D Distribution. The Record Date (the “Series D Distribution Record Date”) for the payment of any Series D Distributions shall be as of the close of business on the first Business Day of the month of the applicable Series D Distribution Payment Date, except that in the case of payments of Series D Distributions in Arrears, the Series D Distribution Record Date with respect to a Series D Distribution Payment Date shall be such date as may be designated by the General Partner in accordance with this Section 5.20. So long as any Series D Preferred Units are Outstanding, no distribution shall be declared or paid or set aside for payment on any Series D Junior Securities (other than a distribution payable solely in Series D Junior Securities) unless full cumulative Series D Distributions have been or contemporaneously are being paid or set apart for payment on all Outstanding Series D Preferred Units (and distributions on any other Series D Parity Securities) through the most recent respective Series D Distribution Payment Date (and distribution payment date with respect to such Series D Parity Securities, if any); provided, however, notwithstanding anything to the contrary in this Section 5.20(b)(ii)(B), if a distribution period with respect to a class of Series D Junior Securities or Series D Parity Securities is shorter than the Series D Distribution Period, the General Partner may declare and pay regular distributions with respect to such Series D Junior Securities or Series D Parity Securities, so long as, at the time of declaration of such distribution, (1) there are no Series D Distributions in Arrears, and (2) the General Partner expects to have sufficient funds to pay the full distribution in respect of the Series D Preferred Units on the next successive Series D Distribution Payment Date. Accumulated Series D Distributions in Arrears for any past Series D Distribution Period may be declared by the General Partner and paid on any date fixed by the General Partner, whether or not a Series D Distribution Payment Date, to Series D Holders on the Record Date for such payment, which may not be less than 10 days before such payment date. Subject to the next succeeding sentence, if all accumulated Series D Distributions in Arrears on all Outstanding Series D Preferred Units and all accumulated distributions in arrears on any Series D Parity Securities shall not have been declared and paid, or if sufficient funds for the payment thereof shall not have been set apart, payment of accumulated distributions in Arrears on the Series D Preferred Units and accumulated distributions in arrears on any such Series D Parity Securities shall be made in order of their respective distribution payment dates, commencing with the earliest distribution payment date. If less than all distributions payable with respect to all Series D Preferred Units and any other Series D Parity Securities are paid, any partial payment shall be made Pro Rata with respect to the Series D Preferred Units and any such other Series D Parity Securities entitled to a distribution payment at such time in proportion to the aggregate distribution amounts remaining due in respect of such Series D Preferred Units and such other Series D Parity Securities at such time. Subject to Section 12.4 and Section 5.20(b)(v), Series D Holders shall not be entitled to any distribution, whether payable in cash, property or Partnership Securities, in excess of full cumulative Series D Distributions. Except insofar as distributions accrue on the amount of any accumulated and unpaid Series D Distributions as described in Section 5.20(b)(ii)(A), no interest or sum of money in lieu of interest shall be payable in respect of any distribution payment which may be in Arrears on the Series D Preferred Units. So long as the Series D Preferred Units are held of record by the Depositary or its nominee, declared Series D Distributions shall be paid to the Depositary in same-day funds on each Series D Distribution Payment Date or other distribution payment date in the case of payments for Series D Distributions in Arrears.

(C) The Series D Distribution Rate for each Series D Distribution Period in the Series D Floating Rate Period will be determined by the Calculation Agent using Three-Month LIBOR as in effect on the Distribution Determination Date for such Series D Distribution Period. The Calculation Agent then will add the spread of 4.738% per annum to Three-Month LIBOR as determined on the applicable Distribution Determination Date.

Notwithstanding the foregoing:

(A) If the Calculation Agent determines on the relevant Distribution Determination Date that the LIBOR base rate has been discontinued, then the Calculation Agent will use a substitute or successor base rate that it has determined in its sole discretion is most comparable to the LIBOR base rate, provided that if the Calculation Agent determines there is an industry-accepted substitute or successor base rate, then the Calculation Agent shall use such substitute or successor base rate.

(B) If the Calculation Agent has determined a substitute or successor base rate in accordance with the foregoing, the Calculation Agent in its sole discretion may determine what business day convention to use, the definition of business day, the Distribution Determination Date to be used and any other relevant methodology for calculating such substitute or successor base rate.

(C) Unless otherwise determined by the General Partner, Series D Distributions shall be deemed to have been paid out of deductions from Available Cash with respect to the Quarter ended immediately preceding the Quarter in which the Series D Distribution is made.

(iii) Voting Rights.

(A) Notwithstanding anything to the contrary in this Agreement, the Series D Preferred Units shall not have any voting rights or rights to consent or approve any action or matter, except as set forth in Section 13.3(c), this Section 5.20(b)(iii) or as otherwise required by the Delaware Act.

(B) Notwithstanding anything to the contrary in this Agreement, without the affirmative vote or consent of the holders of at least 66 2/3% of the Outstanding Series D Preferred Units, voting as a separate class, the General Partner shall not adopt any amendment to this Agreement that the General Partner determines would have a material adverse effect on the powers, preferences, duties, or special rights of the Series D Preferred Units; provided, however, that (1) subject to Section 5.20(b)(iii)(C), the issuance of additional Partnership Securities (and any amendment to this Agreement in connection therewith) shall not be deemed to constitute such a material adverse effect for purposes of this Section 5.20(b)(iii)(B) and (2) for purposes of this Section 5.20(b)(iii)(B), no amendment of this Agreement in connection with a merger or other transaction in which the Series D Preferred Units remain Outstanding with the terms thereof materially unchanged in any respect adverse to the Series D Holders (as determined by the General Partner) shall be deemed to materially and adversely affect the powers, preferences, duties, or special rights of the Series D Preferred Units.

(C) Notwithstanding anything to the contrary in this Agreement, without the affirmative vote or consent of the holders of at least 66 2/3% of the Outstanding Series D Preferred Units, voting as a class together with holders of any other Series D Parity Securities upon which like voting rights have been conferred and are exercisable, the Partnership shall not (x) create or issue any Series D Parity Securities (including any additional Series D Preferred Units) if the cumulative distributions payable on Outstanding Series D Preferred Units (or any Series D Parity Securities, if the holders of such Series D Parity Securities vote as a class together with the Series D Holders pursuant to this Section 5.20(b)(iii)(C)) are in Arrears or (y) create or issue any Series D Senior Securities.

(D) For any matter described in this Section 5.20(b)(iii) in which the Series D Holders are entitled to vote as a class (whether separately or together with the holders of any Series D Parity Securities), such Series D Holders shall be entitled to one vote per Series D Preferred Unit. Any Series D Preferred Units held by the Partnership or any of its Subsidiaries or their controlled Affiliates shall not be entitled to vote.

(E) Notwithstanding Sections 5.20(b)(iii)(B) and 5.20(b)(iii)(C), no vote of the Series D Holders shall be required if, at or prior to the time when such action is to take effect, provision is made for the redemption of all Series D Preferred Units at the time Outstanding.

(iv) Optional Redemption; Series D Rating Event.

(A) The Partnership shall have the right (1) at any time, and from time to time, on or after August 15, 2023 or (2) at any time within 120 days after the conclusion of any review or appeal process instituted by the Partnership following the occurrence of a Series D Rating Event, in each case, to redeem the Series D Preferred Units, which redemption may be in whole or in part (except with respect to a redemption pursuant to clause (2) of this Section 5.20(b)(iv)(A) which shall be in whole but not in part), using any source of funds legally available for such purpose. Any such redemption shall occur on a date set by the General Partner (the “Series D Redemption Date”). The Partnership shall effect any such redemption by paying cash for each Series D Preferred Unit to be redeemed equal to 100% (in the case of a redemption described in clause (1) of this Section 5.20(b)(iv)(A)), or 102% (in the case of a redemption described in clause (2) of this Section 5.20(b)(iv)(A)), of the Series D Liquidation Preference for such Series D Preferred Unit on such Series D Redemption Date plus an amount equal to all unpaid Series D Distributions thereon from the date of issuance to, but excluding, the Series D Redemption Date (whether or not such distributions shall have been declared) (the “Series D Redemption Price”). So long as the Series D Preferred Units to be redeemed are held of record by the Depositary or the nominee of the Depositary, the Series D Redemption Price shall be paid by the Paying Agent to the Depositary on the Series D Redemption Date.

(B) The Partnership shall give notice of any redemption by mail, postage prepaid, not less than 30 days and not more than 60 days before the scheduled Series D Redemption Date to the Series D Holders (as of 5:00 p.m. New York City time on the Business Day next preceding the day on which notice is given) of any Series D Preferred Units to be redeemed as such Series D Holders’ names appear on the books of the Transfer Agent and at the address of such Series D Holders shown therein. Such notice (the “Series D Redemption Notice”) shall state, as applicable: (1) the Series D Redemption Date, (2) the number of Series D Preferred Units to be redeemed and, if less than all Outstanding Series D Preferred Units are to be redeemed, the number (and in the case of Series D Preferred Units in certificated form, the identification) of Series D Preferred Units to be redeemed from such Series D Holder, (3) the Series D Redemption Price, (4) the place where any Series D Preferred Units in certificated form are to be redeemed and shall be presented and surrendered for payment of the Series D Redemption Price therefor (which shall occur automatically if the Certificate representing such Series D Preferred Units is issued in the name of the Depositary or its nominee), and (5) that distributions on the Series D Preferred Units to be redeemed shall cease to accumulate from and after such Series D Redemption Date.

(C) If the Partnership elects to redeem less than all of the Outstanding Series D Preferred Units, the number of Series D Preferred Units to be redeemed shall be determined by the General Partner, and such Series D Preferred Units shall be redeemed by such method of selection as the Depositary shall determine, either Pro Rata or by lot, with adjustments to avoid redemption of fractional Series D Preferred Units. The aggregate Series D Redemption Price for any such partial redemption of the Outstanding Series D Preferred Units shall be allocated correspondingly among the redeemed Series D Preferred Units. The Series D Preferred Units not redeemed shall remain Outstanding and entitled to all the rights, preferences and duties provided in this Section 5.20.

(D) If the Partnership gives or causes to be given a Series D Redemption Notice, the Partnership shall deposit with the Paying Agent funds sufficient to redeem the Series D Preferred Units as to which such Series D Redemption Notice shall have been given, no later than 10:00 a.m. New York City time on the Series D Redemption Date, and shall give the Paying Agent irrevocable instructions and authority to pay the Series D Redemption Price to each Series D Holder whose Series D Preferred Units are to be redeemed upon surrender or deemed surrender (which shall occur automatically if the Certificate representing such Series D Preferred Units is issued in the name of the Depositary or its nominee) of the Certificates therefor as set forth in the Series D Redemption Notice. If a Series D Redemption Notice shall have been given, from and after the Series D Redemption Date, unless the Partnership defaults in providing funds sufficient for such redemption at the time and place specified for payment pursuant to the Series D Redemption Notice, all Series D Distributions on such Series D Preferred Units to be redeemed shall cease to accumulate and all rights of holders of such Series D Preferred Units as Limited Partners with respect to such Series D Preferred Units to be redeemed shall cease, except the right to receive the Series D Redemption Price, and such Series D Preferred Units shall not thereafter be transferred on the books of the Transfer Agent or be deemed to be Outstanding for any purpose whatsoever. The Series D Holders shall have no claim to the interest income, if any, earned on funds deposited with the Paying Agent. Any funds deposited with the Paying Agent hereunder by the Partnership for any reason, including redemption of Series D Preferred Units, that remain unclaimed or unpaid after one year after the applicable Series D Redemption Date or other payment date, as applicable, shall be, to the extent permitted by law, repaid to the Partnership upon its written request, after which repayment the Series D Holders entitled to such redemption or other payment shall have recourse only to the Partnership. Notwithstanding any Series D Redemption Notice, there shall be no redemption of any Series D Preferred Units called for redemption until funds sufficient to pay the full Series D Redemption Price of such Series D Preferred Units shall have been deposited by the Partnership with the Paying Agent.

(E) Any Series D Preferred Units that are redeemed or otherwise acquired by the Partnership shall be cancelled. If only a portion of the Series D Preferred Units represented by a Certificate shall have been called for redemption, upon surrender of the Certificate to the Paying Agent (which shall occur automatically if the Certificate representing such Series D Preferred Units is registered in the name of the Depositary or its nominee), the Partnership shall issue and the Paying Agent shall deliver to the Series D Holders a new Certificate (or adjust the applicable book-entry account) representing the number of Series D Preferred Units represented by the surrendered Certificate that have not been called for redemption.

(F) Notwithstanding anything to the contrary in this Section 5.20, in the event that full cumulative distributions on the Series D Preferred Units and any Series D Parity Securities shall not have been paid or declared and set aside for payment, the Partnership shall not be permitted to repurchase, redeem or otherwise acquire, in whole or in part, any Series D Preferred Units or Series D Parity Securities except pursuant to a purchase or exchange offer made on the same relative terms to all Series D Holders and holders of any Series D Parity Securities. Subject to Section 4.9, so long as any Series D Preferred Units are Outstanding, the Partnership shall not be permitted to redeem, repurchase or otherwise acquire any Common Units or any other Series D Junior Securities unless full cumulative distributions on the Series D Preferred Units and any Series D Parity Securities for all prior and the then-ending Series D Distribution Periods, with respect to the Series D Preferred Units, and all prior and then ending distribution periods, with respect to any such Series D Parity Securities, shall have been paid or declared and set aside for payment.

(v) Liquidation Rights. In the event of the dissolution and winding up of the Partnership under Section 12.4 or a sale, exchange, or other disposition of all or substantially all of the assets of the Partnership, either voluntary or involuntary, the Record Holders of the Series D Preferred Units shall be entitled to receive, out of the assets of the Partnership available for distribution to the Partners or any Assignees, prior and in preference to any distribution of any assets of the Partnership to the Record Holders of any other class or series of Partnership Interests (other than Series D Senior Securities or Series D Parity Securities), (A) first, any accumulated and unpaid distributions on the Series D Preferred Units (regardless of whether previously declared) and (B) then, any positive value in each such holder’s Capital Account in respect of such Series D Preferred Units. If in the year of such dissolution and winding up, or sale, exchange, or other disposition of all or substantially all of the assets of the Partnership, any such Record Holder’s Capital Account in respect of such Series D Preferred Units is less than the aggregate Series D Base Liquidation Preference of such Series D Preferred Units, then, notwithstanding anything to the contrary contained in this Agreement, and prior to any other allocation pursuant to this Agreement for such year and any distribution pursuant to the preceding sentence (other than any allocations or distributions made with respect to any other Series D Parity Securities upon which like allocation and distribution rights have been conferred), items of gross income and gain shall be allocated to all Unitholders then holding Series D Preferred Units, Pro Rata, until the Capital Account in respect of each Outstanding Series D Preferred Unit is equal to the Series D Base Liquidation Preference (and no other allocation pursuant to this Agreement shall reverse the effect of such allocation); provided, however, that in the event that like allocation rights have been conferred upon other Series D Parity Securities (including pursuant to Sections 5.17(b)(v), 5.18(b)(v), 5.19(b)(v), 5.21(b)(v), 5.22(b)(v) and 5.23(b)(v)), then items of gross income and gain shall be allocated to all Unitholders then holding Series D Preferred Units and such Series D Parity Securities, Pro Rata, until the Capital Account in respect of each Outstanding Series D Preferred Unit and such Series D Parity Security is equal to the applicable liquidation preference (and no other allocation pursuant to this Agreement shall reverse the effect of such allocation). If in the year of such dissolution and winding up any such Record Holder’s Capital Account in respect of such Series D Preferred Units is less than the aggregate Series D Base Liquidation Preference of such Series D Preferred Units after the application of the preceding sentence, then to the extent permitted by applicable law, but otherwise notwithstanding anything to the contrary contained in this Agreement, items of gross income and gain for any preceding taxable year(s) with respect to which IRS Form 1065 Schedules K-1 have not been filed by the Partnership shall be reallocated to all Unitholders then holding Series D Preferred Units, Pro Rata, until the Capital Account in respect of each such Outstanding Series D Preferred Unit after making allocations pursuant to this and the immediately preceding sentence is equal to the Series D Base Liquidation Preference (and no other allocation pursuant to this Agreement shall reverse the effect of such allocation); provided, however, that in the event like allocation rights have been conferred upon other Series D Parity Securities (including pursuant to Sections 5.17(b)(v), 5.18(b)(v), 5.19(b)(v), 5.21(b)(v), 5.22(b)(v) and 5.23(b)(v)), then any such items of gross income and gain shall be reallocated to all Unitholders then holding Series D Preferred Units and such Series D Parity Securities, Pro Rata, until the Capital Account in respect of each Outstanding Series D Preferred Unit and such Series D Parity Security after making allocations pursuant to this and the immediately preceding sentence is equal to the applicable liquidation preference (and no other allocation pursuant to this Agreement shall reverse the effect of such allocation). After such allocations have been made to the Outstanding Series D Preferred Units and any Series D Parity Securities, as applicable, any remaining Net Termination Gain or Net Termination Loss shall be allocated to the Partners pursuant to Section 6.1(c) or Section 6.1(d), as the case may be. At the time of the dissolution of the Partnership, subject to Section 17-804 of the Delaware Act, the Record Holders of the Series D Preferred Units shall become entitled to receive any distributions in respect of the Series D Preferred Units that are accrued and unpaid as of the date of such distribution, and shall have the status of, and shall be entitled to all remedies available to, a creditor of the Partnership, and such entitlement of the Record Holders of the Series D Preferred Units to such accrued and unpaid distributions shall have priority over any entitlement of any other Partners or Assignees (other than holders of any Series D Senior Securities or Series D Parity Securities) with respect to any distributions by the Partnership to such other Partners or Assignees; provided, however, that the General Partner, as such, will have no liability for any obligations with respect to such distributions to any Record Holder(s) of Series D Preferred Units.

(vi) Rank. The Series D Preferred Units shall each be deemed to rank as to distributions on such Partnership Securities and distributions upon liquidation of the Partnership:

(A) senior to any Series D Junior Securities;

(B) on a parity with any Series D Parity Securities;

(C) junior to any Series D Senior Securities; and

(D) junior to all existing and future indebtedness of the Partnership and other liabilities with respect to assets available to satisfy claims against the Partnership.

(vii) No Sinking Fund. The Series D Preferred Units shall not have the benefit of any sinking fund.

(viii) Record Holders. To the fullest extent permitted by applicable law, the General Partner, the Partnership, the Transfer Agent, and the Paying Agent may deem and treat any Series D Holder as the true, lawful, and absolute owner of the applicable Series D Preferred Units for all purposes, and none of the General Partner, the Partnership, the Transfer Agent or the Paying Agent shall be affected by any notice to the contrary, except as otherwise provided by law or any applicable rule, regulation, guideline or requirement of any National Securities Exchange on which the Series D Preferred Units may be listed or admitted to trading, if any.

(ix) Other Rights; Fiduciary Duties. The Series D Preferred Units and the Series D Holders shall not have any designations, preferences, rights, powers or duties, other than as set forth in this

Agreement or as provided by applicable law. Notwithstanding anything to the contrary in this Agreement or any duty existing at law, in equity or otherwise, to the fullest extent permitted by applicable law, neither the General Partner nor any other Indemnitee shall owe any duties, including fiduciary duties, or have any liabilities to Series D Holders, other than the implied contractual covenant of good faith and fair dealing.

“Section 5.21 Establishment of Series E Preferred Units.

(a) General. The Partnership hereby designates and creates a class of Partnership Securities to be designated as “7.600% Series E Fixed-to-Floating Rate Cumulative Redeemable Perpetual Preferred Units” (the “Series E Preferred Units”), having the preferences, rights, powers, and duties set forth herein, including this Section 5.21. Each Series E Preferred Unit shall be identical in all respects to every other Series E Preferred Unit, except as to the respective dates from which the Series E Liquidation Preference shall increase or from which Series E Distributions may begin accruing, to the extent such dates may differ. The Series E Preferred Units represent perpetual equity interests in the Partnership and shall not give rise to a claim by the Partnership or a Series E Holder for conversion or, except as set forth in Section 5.21(b)(iv), redemption thereof at a particular date.

(b) Rights of Series E Preferred Units. The Series E Preferred Units shall have the following rights, preferences and privileges and shall be subject to the following duties and obligations:

(i) Series E Preferred Units.

(A) The authorized number of Series E Preferred Units shall be unlimited. Series E Preferred Units that are purchased or otherwise acquired by the Partnership shall be cancelled.

(B) The Series E Preferred Units shall be represented by one or more global Certificates registered in the name of the Depositary or its nominee, and no Series E Holder shall be entitled to receive a definitive Certificate evidencing its Series E Preferred Units, unless (1) requested by a Series E Holder and consented to by the General Partner in its sole discretion, (2) otherwise required by law or (3) the Depositary gives notice of its intention to resign or is no longer eligible to act as such with respect to the Series E Preferred Units and the General Partner shall have not selected a substitute Depositary within 60 calendar days thereafter. So long as the Depositary shall have been appointed and is serving with respect to the Series E Preferred Units, payments and communications made by the Partnership to Series E Holders shall be made by making payments to, and communicating with, the Depositary.

(ii) Distributions.

(A) Distributions on each Outstanding Series E Preferred Unit shall be cumulative and shall accumulate at the applicable Series E Distribution Rate from and including [ ● ], 2021 (or, for any subsequently issued and newly Outstanding Series E Preferred Units, from and including the Series E Distribution Payment Date immediately preceding the issue date of such Series E Preferred Units) until such time as the Partnership pays the Series E Distribution or redeems such Series E Preferred Unit in accordance with Section 5.21(b)(iv), whether or not such Series E Distributions shall have been declared. Series E Holders shall be entitled to receive Series E Distributions from time to time out of any assets of the Partnership legally available for the payment of distributions at the Series E Distribution Rate per Series E Preferred Unit when, as, and, if declared by the General Partner. Series E Distributions, to the extent declared by the General Partner to be paid by the Partnership in accordance with this Section 5.21(b)(ii), shall be paid, in Arrears, on each Series E Distribution Payment Date. Series E Distributions shall accumulate in each Series E Distribution Period from and including the preceding Series E Distribution Payment Date (other than the initial Series E Distribution Period, which shall commence on and include [ ● ], 2021), to, but excluding, the next Series E Distribution Payment Date for such Series E Distribution Period; provided that distributions shall accrue on accumulated but unpaid Series E Distributions at the Series E Distribution Rate. If any Series E Distribution Payment Date otherwise would occur on a date that is not a Business Day, declared Series E Distributions shall be paid on the immediately succeeding Business Day without the accumulation of additional distributions.

During the Series E Fixed Rate Period, Series E Distributions shall be payable based on a 360- day year consisting of twelve 30 day months. During the Series E Floating Rate Period, Series E Distributions shall be computed by multiplying the Series E Distribution Rate by a fraction, the numerator of which will be the actual number of days elapsed during that Series E Distribution Period (determined by including the first day of such Series E Distribution Period and excluding the last day, which is the Series E Distribution Payment Date), and the denominator of which will be 360, and by multiplying the result by the aggregate Series E Liquidation Preference of all Outstanding Series E Preferred Units. All Series E Distributions that are (1) accumulated and unpaid or (2) payable by the Partnership pursuant to this Section 5.21(b)(ii) shall be payable without regard to income of the Partnership and shall be treated for federal income tax purposes as guaranteed payments for the use of capital under Section 707(c) of the Code. The guaranteed payment with respect to any Series E Distribution Period shall be for the account of the holders of Series E Preferred Units as of the applicable Series E Distribution Record Date.

(B) Not later than 5:00 p.m., New York City time, on each Series E Distribution Payment Date, the Partnership shall pay those Series E Distributions, if any, that shall have been declared by the General Partner to Series E Holders on the Record Date for the applicable Series E Distribution. The Record Date (the “Series E Distribution Record Date”) for the payment of any Series E Distributions shall be as of the close of business on the first Business Day of the month of the applicable Series E Distribution Payment Date, except that in the case of payments of Series E Distributions in Arrears, the Series E Distribution Record Date with respect to a Series E Distribution Payment Date shall be such date as may be designated by the General Partner in accordance with this Section 5.21. So long as any Series E Preferred Units are Outstanding, no distribution shall be declared or paid or set aside for payment on any Series E Junior Securities (other than a distribution payable solely in Series E Junior Securities) unless full cumulative Series E Distributions have been or contemporaneously are being paid or set apart for payment on all Outstanding Series E Preferred Units (and distributions on any other Series E Parity Securities) through the most recent respective Series E Distribution Payment Date (and distribution payment date with respect to such Series E Parity Securities, if any); provided, however, notwithstanding anything to the contrary in this Section 5.21(b)(ii)(B), if a distribution period with respect to a class of Series E Junior Securities or Series E Parity Securities is shorter than the Series E Distribution Period, the General Partner may declare and pay regular distributions with respect to such Series E Junior Securities or Series E Parity Securities, so long as, at the time of declaration of such distribution, (i) there are no Series E Distributions in Arrears, and (ii) the General Partner expects to have sufficient funds to pay the full distribution in respect of the Series E Preferred Units on the next successive Series E Distribution Payment Date. Accumulated Series E Distributions in Arrears for any past Series E Distribution Period may be declared by the General Partner and paid on any date fixed by the General Partner, whether or not a Series E Distribution Payment Date, to Series E Holders on the Record Date for such payment, which may not be less than 10 days before such payment date.

Subject to the next succeeding sentence, if all accumulated Series E Distributions in Arrears on all Outstanding Series E Preferred Units and all accumulated distributions in arrears on any Series E Parity Securities shall not have been declared and paid, or if sufficient funds for the payment thereof shall not have been set apart, payment of accumulated distributions in Arrears on the Series E Preferred Units and accumulated distributions in arrears on any such Series E Parity Securities shall be made in order of their respective distribution payment dates, commencing with the earliest distribution payment date. If less than all distributions payable with respect to all

Series E Preferred Units and any other Series E Parity Securities are paid, any partial payment shall be made Pro Rata with respect to the Series E Preferred Units and any such other Series E Parity Securities entitled to a distribution payment at such time in proportion to the aggregate distribution amounts remaining due in respect of such Series E Preferred Units and such other Series E Parity Securities at such time. Subject to Section 12.4 and Section 5.21(b)(v), Series E Holders shall not be entitled to any distribution, whether payable in cash, property or Partnership Securities, in excess of full cumulative Series E Distributions. Except insofar as distributions accrue on the amount of any accumulated and unpaid Series E Distributions as described in Section 5.21(b)(ii)(A), no interest or sum of money in lieu of interest shall be payable in respect of any distribution payment which may be in Arrears on the Series E Preferred Units. So long as the Series E Preferred Units are held of record by the Depositary or its nominee, declared Series E Distributions shall be paid to the Depositary in same-day funds on each Series E Distribution Payment Date or other distribution payment date in the case of payments for Series E Distributions in Arrears.

(C) The Series E Distribution Rate for each Series E Distribution Period in the Series E Floating Rate Period will be determined by the Calculation Agent using Three-Month LIBOR as in effect on the Distribution Determination Date for such Series E Distribution Period. The Calculation Agent then will add the spread of 5.161% per annum to Three-Month LIBOR as determined on the applicable Distribution Determination Date.

Notwithstanding the foregoing:

(a) If the Calculation Agent determines on the relevant Distribution Determination Date that the LIBOR base rate has been discontinued, then the Calculation Agent will use a substitute or successor base rate that it has determined in its sole discretion is most comparable to the LIBOR base rate, provided that if the Calculation Agent determines there is an industry-accepted substitute or successor base rate, then the Calculation Agent shall use such substitute or successor base rate.

(b) If the Calculation Agent has determined a substitute or successor base rate in accordance with the foregoing, the Calculation Agent in its sole discretion may determine what business day convention to use, the definition of business day, the Distribution Determination Date to be used and any other relevant methodology for calculating such substitute or successor base rate.

(c) Unless otherwise determined by the General Partner, Series E Distributions shall be deemed to have been paid out of deductions from Available Cash with respect to the Quarter ended immediately preceding the Quarter in which the Series E Distribution is made.

(iii) Voting Rights.

(A) Notwithstanding anything to the contrary in this Agreement, the Series E Preferred Units shall not have any voting rights or rights to consent or approve any action or matter, except as set forth in Section 13.3(c), this Section 5.21(b)(iii) or as otherwise required by the Delaware Act.

(B) Notwithstanding anything to the contrary in this Agreement, without the affirmative vote or consent of the holders of at least 66 2/3% of the Outstanding Series E Preferred Units, voting as a separate class, the General Partner shall not adopt any amendment to this Agreement that the General Partner determines would have a material adverse effect on the powers, preferences, duties, or special rights of the Series E Preferred Units; provided, however, that (i) subject to Section 5.21(b)(iii)(C), the issuance of additional Partnership Securities (and any amendment to this Agreement in connection therewith) shall not be deemed to constitute such a material adverse effect for purposes of this Section 5.21(b)(iii)(B) and (ii) for purposes of this Section 5.21(b)(iii)(B), no amendment of this Agreement in connection with a merger or other transaction in which the Series E Preferred Units remain Outstanding with the terms thereof materially unchanged in any respect adverse to the Series E Holders (as determined by the General

Partner) shall be deemed to materially and adversely affect the powers, preferences, duties, or special rights of the Series E Preferred Units.

(C) Notwithstanding anything to the contrary in this Agreement, without the affirmative vote or consent of the holders of at least 66 2/3% of the Outstanding Series E Preferred Units, voting as a class together with holders of any other Series E Parity Securities upon which like voting rights have been conferred and are exercisable, the Partnership shall not (x) create or issue any Series E Parity Securities (including any additional Series E Preferred Units) if the cumulative distributions payable on Outstanding Series E Preferred Units (or any Series E Parity Securities, if the holders of such Series E Parity Securities vote as a class together with the Series E Holders pursuant to this Section 5.21(b)(iii)(C)) are in Arrears or (y) create or issue any Series E Senior Securities.

(D) For any matter described in this Section 5.21(b)(iii) in which the Series E Holders are entitled to vote as a class (whether separately or together with the holders of any Series E Parity Securities), such Series E Holders shall be entitled to one vote per Series E Preferred Unit. Any Series E Preferred Units held by the Partnership or any of its Subsidiaries or their controlled Affiliates shall not be entitled to vote.

(E) Notwithstanding Sections 5.21(b)(iii)(B) and 5.21(b)(iii)(C), no vote of the Series E Holders shall be required if, at or prior to the time when such action is to take effect, provision is made for the redemption of all Series E Preferred Units at the time Outstanding.

(iv) Optional Redemption; Series E Rating Event.

(A) The Partnership shall have the right (i) at any time, and from time to time, on or after May 15, 2024 or (ii) at any time within 120 days after the conclusion of any review or appeal process instituted by the Partnership following the occurrence of a Series E Rating Event, in each case, to redeem the Series E Preferred Units, which redemption may be in whole or in part (except with respect to a redemption pursuant to clause (ii) of this Section 5.21(b)(iv)(A) which shall be in whole but not in part), using any source of funds legally available for such purpose. Any such redemption shall occur on a date set by the General Partner (the “Series E Redemption Date”). The Partnership shall effect any such redemption by paying cash for each Series E Preferred Unit to be redeemed equal to 100% (in the case of a redemption described in clause (i) of this Section 5.21(b)(iv)(A)), or 102% (in the case of a redemption described in clause (ii) of this Section 5.21(b)(iv)(A)), of the Series E Liquidation Preference for such Series E Preferred Unit on such Series E Redemption Date plus an amount equal to all unpaid Series E Distributions thereon from the date of issuance to, but excluding, the Series E Redemption Date (whether or not such distributions shall have been declared) (the “Series E Redemption Price”). So long as the Series E Preferred Units to be redeemed are held of record by the Depositary or the nominee of the Depositary, the Series E Redemption Price shall be paid by the Paying Agent to the Depositary on the Series E Redemption Date.

(B) The Partnership shall give notice of any redemption by mail, postage prepaid, not less than 30 days and not more than 60 days before the scheduled Series E Redemption Date to the Series E Holders (as of 5:00 p.m. New York City time on the Business Day next preceding the day on which notice is given) of any Series E Preferred Units to be redeemed as such Series E Holders’ names appear on the books of the Transfer Agent and at the address of such Series E Holders shown therein. Such notice (the “Series E Redemption Notice”) shall state, as applicable: (1) the Series E Redemption Date, (2) the number of Series E Preferred Units to be redeemed and, if less than all Outstanding Series E Preferred Units are to be redeemed, the number (and in the case of Series E Preferred Units in certificated form, the identification) of Series E Preferred Units to be redeemed from such Series E Holder, (3) the Series E Redemption Price, (4) the place where any Series E Preferred Units in certificated form are to be redeemed and shall be presented and surrendered for payment of the Series E Redemption Price therefor (which shall occur automatically if the Certificate representing such Series E Preferred Units is issued in the name of the Depositary or its nominee), and (5) that distributions on the Series E Preferred Units to be redeemed shall cease to accumulate from and after such Series E Redemption Date.

(C) If the Partnership elects to redeem less than all of the Outstanding Series E Preferred Units, the number of Series E Preferred Units to be redeemed shall be determined by the General Partner, and such Series E Preferred Units shall be redeemed by such method of selection as the Depositary shall determine, either Pro Rata or by lot, with adjustments to avoid redemption of fractional Series E Preferred Units. The aggregate Series E Redemption Price for any such partial redemption of the Outstanding Series E Preferred Units shall be allocated correspondingly among the redeemed Series E Preferred Units. The Series E Preferred Units not redeemed shall remain Outstanding and entitled to all the rights, preferences and duties provided in this Section 5.21.

(D) If the Partnership gives or causes to be given a Series E Redemption Notice, the Partnership shall deposit with the Paying Agent funds sufficient to redeem the Series E Preferred Units as to which such Series E Redemption Notice shall have been given, no later than 10:00 a.m. New York City time on the Series E Redemption Date, and shall give the Paying Agent irrevocable instructions and authority to pay the Series E Redemption Price to each Series E Holder whose Series E Preferred Units are to be redeemed upon surrender or deemed surrender (which shall occur automatically if the Certificate representing such Series E Preferred Units is issued in the name of the Depositary or its nominee) of the Certificates therefor as set forth in the Series E Redemption Notice. If a Series E Redemption Notice shall have been given, from and after the Series E Redemption Date, unless the Partnership defaults in providing funds sufficient for such redemption at the time and place specified for payment pursuant to the Series E Redemption Notice, all Series E Distributions on such Series E Preferred Units to be redeemed shall cease to accumulate and all rights of holders of such Series E Preferred Units as Limited Partners with respect to such Series E Preferred Units to be redeemed shall cease, except the right to receive the Series E Redemption Price, and such Series E Preferred Units shall not thereafter be transferred on the books of the Transfer Agent or be deemed to be Outstanding for any purpose whatsoever. The Series E Holders shall have no claim to the interest income, if any, earned on funds deposited with the Paying Agent. Any funds deposited with the Paying Agent hereunder by the Partnership for any reason, including redemption of Series E Preferred Units, that remain unclaimed or unpaid after one year after the applicable Series E Redemption Date or other payment date, as applicable, shall be, to the extent permitted by law, repaid to the Partnership upon its written request, after which repayment the Series E Holders entitled to such redemption or other payment shall have recourse only to the Partnership. Notwithstanding any Series E Redemption Notice, there shall be no redemption of any Series E Preferred Units called for redemption until funds sufficient to pay the full Series E Redemption Price of such Series E Preferred Units shall have been deposited by the Partnership with the Paying Agent.

(E) Any Series E Preferred Units that are redeemed or otherwise acquired by the Partnership shall be cancelled. If only a portion of the Series E Preferred Units represented by a Certificate shall have been called for redemption, upon surrender of the Certificate to the Paying Agent (which shall occur automatically if the Certificate representing such Series E Preferred Units is registered in the name of the Depositary or its nominee), the Partnership shall issue and the Paying Agent shall deliver to the Series E Holders a new Certificate (or adjust the applicable book-entry account) representing the number of Series E Preferred Units represented by the surrendered Certificate that have not been called for redemption.

(F) Notwithstanding anything to the contrary in this Section 5.21, in the event that full cumulative distributions on the Series E Preferred Units and any Series E Parity Securities shall not have been paid or declared and set aside for payment, the Partnership shall not be permitted to repurchase, redeem or otherwise acquire, in whole or in part, any Series E Preferred Units or Series E Parity Securities except pursuant to a purchase or exchange offer made on the same relative terms to all Series E Holders and holders of any Series E Parity Securities. Subject to

Section 4.9, so long as any Series E Preferred Units are Outstanding, the Partnership shall not be permitted to redeem, repurchase or otherwise acquire any Common Units or any other Series E Junior Securities unless full cumulative distributions on the Series E Preferred Units and any Series E Parity Securities for all prior and the then-ending Series E Distribution Periods, with respect to the Series E Preferred Units, and all prior and then ending distribution periods, with respect to any such Series E Parity Securities, shall have been paid or declared and set aside for payment.

(v) Liquidation Rights.

In the event of the dissolution and winding up of the Partnership under Section 12.4 or a sale, exchange, or other disposition of all or substantially all of the assets of the Partnership, either voluntary or involuntary, the Record Holders of the Series E Preferred Units shall be entitled to receive, out of the assets of the Partnership available for distribution to the Partners or any Assignees, prior and in preference to any distribution of any assets of the Partnership to the Record Holders of any other class or series of Partnership Interests (other than Series E Senior Securities or Series E Parity Securities), (i) first, any accumulated and unpaid distributions on the Series E Preferred Units (regardless of whether previously declared) and (ii) then, any positive value in each such holder’s Capital Account in respect of such Series E Preferred Units. If in the year of such dissolution and winding up, or sale, exchange, or other disposition of all or substantially all of the assets of the Partnership, any such Record Holder’s Capital Account in respect of such Series E Preferred Units is less than the aggregate Series E Base Liquidation Preference of such Series E Preferred Units, then, notwithstanding anything to the contrary contained in this Agreement, and prior to any other allocation pursuant to this Agreement for such year and any distribution pursuant to the preceding sentence (other than any allocations or distributions made with respect to any other Series E Parity Securities upon which like allocation and distribution rights have been conferred), items of gross income and gain shall be allocated to all Unitholders then holding Series E Preferred Units, Pro Rata, until the Capital Account in respect of each Outstanding Series E Preferred Unit is equal to the Series E Base Liquidation Preference (and no other allocation pursuant to this Agreement shall reverse the effect of such allocation); provided, however, that in the event that like allocation rights have been conferred upon other Series E Parity Securities (including pursuant to Sections 5.17(b)(v), 5.18(b)(v), 5.19(b)(v), 5.20(b)(v), 5.22(b)(v) and 5.23(b)(v)), then items of gross income and gain shall be allocated to all Unitholders then holding Series E Preferred Units and such Series E Parity Securities, Pro Rata, until the Capital Account in respect of each Outstanding Series E Preferred Unit and such Series E Parity Security is equal to the applicable liquidation preference (and no other allocation pursuant to this Agreement shall reverse the effect of such allocation). If in the year of such dissolution and winding up any such Record Holder’s Capital Account in respect of such Series E Preferred Units is less than the aggregate Series E Base Liquidation Preference of such Series E Preferred Units after the application of the preceding sentence, then to the extent permitted by applicable law, but otherwise notwithstanding anything to the contrary contained in this Agreement, items of gross income and gain for any preceding taxable year(s) with respect to which IRS Form 1065 Schedules K-1 have not been filed by the Partnership shall be reallocated to all Unitholders then holding Series E Preferred Units, Pro Rata, until the Capital Account in respect of each such Outstanding Series E Preferred Unit after making allocations pursuant to this and the immediately preceding sentence is equal to the Series E Base Liquidation Preference (and no other allocation pursuant to this Agreement shall reverse the effect of such allocation); provided, however, that in the event like allocation rights have been conferred upon other Series E Parity Securities (including pursuant to Sections 5.17(b)(v), 5.18(b)(v), 5.19(b)(v), 5.20 (b)(v), 5.22(b)(v) and 5.23(b)(v)), then any such items of gross income and gain shall be reallocated to all Unitholders then holding Series E Preferred Units and such Series E Parity Securities, Pro Rata, until the Capital Account in respect of each Outstanding Series E Preferred Unit and such Series E Parity Security after making allocations pursuant to this and the immediately preceding sentence is equal to the applicable liquidation preference (and no other allocation pursuant to this Agreement shall reverse the effect of such allocation). After such allocations have been made to the Outstanding Series E Preferred Units and any Series E Parity Securities, as applicable, any remaining Net Termination Gain or Net Termination Loss shall be allocated to the Partners pursuant to Section 6.1(c) or Section 6.1(d), as the case may be. At the time of the dissolution of the Partnership, subject to Section 17-804 of the Delaware Act, the Record Holders of the Series E Preferred Units shall become entitled to receive any distributions in respect of the Series E Preferred Units that are accrued and unpaid as of the date of such distribution, and shall have the status of, and shall be entitled to all remedies available to, a creditor of the Partnership, and such entitlement of the Record Holders of the Series E Preferred Units to such accrued and unpaid distributions shall have priority over any entitlement of any other Partners or Assignees (other than holders of any Series E Senior Securities or Series E Parity Securities) with respect to any distributions by the Partnership to such other Partners or Assignees; provided, however, that the General Partner, as such, will have no liability for any obligations with respect to such distributions to any Record Holder(s) of Series E Preferred Units.

(vi) Rank.

The Series E Preferred Units shall each be deemed to rank as to distributions on such Partnership Securities and distributions upon liquidation of the Partnership:

(A) senior to any Series E Junior Securities;

(B) on a parity with any Series E Parity Securities;

(C) junior to any Series E Senior Securities; and

(D) junior to all existing and future indebtedness of the Partnership and other liabilities with respect to assets available to satisfy claims against the Partnership.

(vii) No Sinking Fund.

The Series E Preferred Units shall not have the benefit of any sinking fund.

(viii) Record Holders.

To the fullest extent permitted by applicable law, the General Partner, the Partnership, the Transfer Agent, and the Paying Agent may deem and treat any Series E Holder as the true, lawful, and absolute owner of the applicable Series E Preferred Units for all purposes, and none of the General Partner, the Partnership, the Transfer Agent or the Paying Agent shall be affected by any notice to the contrary, except as otherwise provided by law or any applicable rule, regulation, guideline or requirement of any National Securities Exchange on which the Series E Preferred Units may be listed or admitted to trading, if any.

(ix) Other Rights; Fiduciary Duties.

The Series E Preferred Units and the Series E Holders shall not have any designations, preferences, rights, powers or duties, other than as set forth in this Agreement or as provided by applicable law. Notwithstanding anything to the contrary in this Agreement or any duty existing at law, in equity or otherwise, to the fullest extent permitted by applicable law, neither the General Partner nor any other Indemnitee shall owe any duties, including fiduciary duties, or have any liabilities to Series E Holders, other than the implied contractual covenant of good faith and fair dealing.”

“Section 5.22 Establishment of Series F Preferred Units.

(a) General. The Partnership hereby designates and creates a class of Partnership Securities to be designated as “6.750% Series F Fixed-Rate Reset Cumulative Redeemable Perpetual Preferred Units” (the

“Series F Preferred Units”), having the preferences, rights, powers, and duties set forth herein, including this Section 5.22. Each Series F Preferred Unit shall be identical in all respects to every other Series F Preferred Unit, except as to the respective dates from which the Series F Liquidation Preference shall increase or from which Series F Distributions may begin accruing, to the extent such dates may differ. The Series F Preferred Units represent perpetual equity interests in the Partnership and shall not give rise to a claim by the Partnership or a Series F Holder for conversion or, except as set forth in Section 5.22(b)(iv), redemption thereof at a particular date.

(b) Rights of Series F Preferred Units. The Series F Preferred Units shall have the following rights, preferences and privileges and shall be subject to the following duties and obligations:

(i) Series F Preferred Units.

(A) The authorized number of Series F Preferred Units shall be unlimited. Series F Preferred Units that are purchased or otherwise acquired by the Partnership shall be cancelled.

(B) The Series F Preferred Units shall be represented by one or more global Certificates registered in the name of the Depositary or its nominee, and no Series F Holder shall be entitled to receive a definitive Certificate evidencing its Series F Preferred Units, unless (1) requested by a Series F Holder and consented to by the General Partner in its sole discretion, (2) otherwise required by law or (3) the Depositary gives notice of its intention to resign or is no longer eligible to act as such with respect to the Series F Preferred Units and the General Partner shall have not selected a substitute Depositary within 60 calendar days thereafter. So long as the Depositary shall have been appointed and is serving with respect to the Series F Preferred Units, payments and communications made by the Partnership to Series F Holders shall be made by making payments to, and communicating with, the Depositary.

(ii) Distributions.

(A) Distributions on each Outstanding Series F Preferred Unit shall be cumulative and shall accumulate at the applicable Series F Distribution Rate from and including [ ● ], 2021 (or, for any subsequently issued and newly Outstanding Series F Preferred Units, from and including the Series F Distribution Payment Date immediately preceding the issue date of such Series F Preferred Units) until such time as the Partnership pays the Series F Distribution or redeems such Series F Preferred Unit in accordance with Section 5.22(b)(iv), whether or not such Series F Distributions shall have been declared. Series F Holders shall be entitled to receive Series F Distributions from time to time out of any assets of the Partnership legally available for the payment of distributions at the Series F Distribution Rate per Series F Preferred Unit when, as, and, if declared by the General Partner. Series F Distributions, to the extent declared by the General Partner to be paid by the Partnership in accordance with this Section 5.22(b)(ii), shall be paid, in Arrears, on each Series F Distribution Payment Date. Series F Distributions shall accumulate in each Series F Distribution Period from and including the preceding Series F Distribution Payment Date (other than the initial Series F Distribution Period, which shall commence on and include [ ● ], 2021), to, but excluding, the next Series F Distribution Payment Date for such Series F Distribution Period; provided that distributions shall accrue on accumulated but unpaid Series F Distributions at the Series F Distribution Rate. If any Series F Distribution Payment Date otherwise would occur on a date that is not a Business Day, declared Series F Distributions shall be paid on the immediately succeeding Business Day without the accumulation of additional distributions. All Series F Distributions that are (1) accumulated and unpaid or (2) payable by the Partnership pursuant to this Section 5.22(b)(ii) shall be payable without regard to income of the Partnership and shall be treated for federal income tax purposes as guaranteed payments for the use of capital under Section 707(c) of the Code. The guaranteed payment with respect to any Series F Distribution Period shall be for the account of the holders of Series F Preferred Units as of the applicable Series F Distribution Record Date.

(B) Not later than 5:00 p.m., New York City time, on each Series F Distribution Payment Date, the Partnership shall pay those Series F Distributions, if any, that shall have been declared by the General Partner to Series F Holders on the Record Date for the applicable Series F Distribution. The Record Date (the “Series F Distribution Record Date”) for the payment of any Series F Distributions shall be as of the close of business on the first Business Day of the month of the applicable Series F Distribution Payment Date, except that in the case of payments of Series F Distributions in Arrears, the Series F Distribution Record Date with respect to a Series F Distribution Payment Date shall be such date as may be designated by the General Partner in accordance with this Section 5.22. So long as any Series F Preferred Units are Outstanding, no distribution shall be declared or paid or set aside for payment on any Series F Junior Securities (other than a distribution payable solely in Series F Junior Securities) unless full cumulative Series F Distributions have been or contemporaneously are being paid or set apart for payment on all Outstanding Series F Preferred Units (and distributions on any other Series F Parity Securities) through the most recent respective Series F Distribution Payment Date (and distribution payment date with respect to such Series F Parity Securities, if any); provided, however, notwithstanding anything to the contrary in this Section 5.22(b)(ii)(B), if a distribution period with respect to a class of Series F Junior Securities or Series F Parity Securities is shorter than the Series F Distribution Period, the General Partner may declare and pay regular distributions with respect to such Series F Junior Securities or Series F Parity Securities, so long as, at the time of declaration of such distribution, (i) there are no Series F Distributions in Arrears, and (ii) the General Partner expects to have sufficient funds to pay the full distribution in respect of the Series F Preferred Units on the next successive Series F Distribution Payment Date. Accumulated Series F Distributions in Arrears for any past Series F Distribution Period may be declared by the General Partner and paid on any date fixed by the General Partner, whether or not a Series F Distribution Payment Date, to Series F Holders on the Record Date for such payment, which may not be less than 10 calendar days before such payment date. Subject to the next succeeding sentence, if all accumulated Series F Distributions in Arrears on all Outstanding Series F Preferred Units and all accumulated distributions in arrears on any Series F Parity Securities shall not have been declared and paid, or if sufficient funds for the payment thereof shall not have been set apart, payment of accumulated distributions in Arrears on the Series F Preferred Units and accumulated distributions in arrears on any such Series F Parity Securities shall be made in order of their respective distribution payment dates, commencing with the earliest distribution payment date. If less than all distributions payable with respect to all Series F Preferred Units and any other Series F Parity Securities are paid, any partial payment shall be made Pro Rata with respect to the Series F Preferred Units and any such other Series F Parity Securities entitled to a distribution payment at such time in proportion to the aggregate distribution amounts remaining due in respect of such Series F Preferred Units and such other Series F Parity Securities at such time. Subject to Section 12.4 and Section 5.22 (b)(v), Series F Holders shall not be entitled to any distribution, whether payable in cash, property or Partnership Securities, in excess of full cumulative Series F Distributions. Except insofar as distributions accrue on the amount of any accumulated and unpaid Series F Distributions as described in Section 5.22(b)(ii)(A), no interest or sum of money in lieu of interest shall be payable in respect of any distribution payment which may be in Arrears on the Series F Preferred Units. So long as the Series F Preferred Units are held of record by the Depositary or its nominee, declared Series F Distributions shall be paid to the Depositary in same-day funds on each Series F Distribution Payment Date or other distribution payment date in the case of payments for Series F Distributions in Arrears.

(C) The Series F Distribution Rate for each Series F Reset Period will be determined by the Calculation Agent for the Series F Preferred Units using the Series F Five-year U.S. Treasury Rate, as of the applicable Series F Reset Distribution Determination Date for such Series F Reset Period. The Calculation Agent for the Series F Preferred Units then will add the spread of 5.134% per annum to the Series F Five-year U.S. Treasury Rate as determined by the Calculation Agent as of the applicable Series F Reset Distribution Determination Date for such Series F Reset Period. Promptly following such determination by the Calculation Agent for the Series F Preferred Units, the Calculation Agent shall notify the Partnership of the Series F Distribution Rate for such Series F Reset Period. Such Calculation Agent’s determination of any Series F Distribution Rate for each Series F Reset Period and its calculation of the amount of Series F Distributions for any Series F Reset Period will be (i) available on file at the principal offices of the Partnership beginning on or after the Series F First Call Date, (ii) made available to any Series F Holder upon request and (iii) final and binding on each Series F Holder in the absence of manifest error.

(D) The Partnership will provide notice of the relevant Series F Five-year U.S. Treasury Rate as soon as practicable to the Transfer Agent and the Series F Holders.

(E) Notwithstanding the foregoing, unless otherwise determined by the General Partner, Series F Distributions shall be deemed to have been paid out of deductions from Available Cash with respect to the Quarter ended immediately preceding the Quarter in which the Series F Distribution is made.

(iii) Voting Rights.

(A) Notwithstanding anything to the contrary in this Agreement, the Series F Preferred Units shall not have any voting rights or rights to consent or approve any action or matter, except as set forth in Section 13.3(c), this Section 5.22(b)(iii) or as otherwise required by the Delaware Act.

(B) Notwithstanding anything to the contrary in this Agreement, without the affirmative vote or consent of the holders of at least 66 2/3% of the Outstanding Series F Preferred Units, voting as a separate class, the General Partner shall not adopt any amendment to this Agreement that the General Partner determines would have a material adverse effect on the powers, preferences, duties, or special rights of the Series F Preferred Units; provided, however, that (i) subject to Section 5.22(b)(iii)(C), the issuance of additional Partnership Securities (and any amendment to this Agreement in connection therewith) shall not be deemed to constitute such a material adverse effect for purposes of this Section 5.22(b)(iii)(B) and (ii) for purposes of this Section 5.22(b)(iii)(B), no amendment of this Agreement in connection with a merger or other transaction in which the Series F Preferred Units remain Outstanding with the terms thereof materially unchanged in any respect adverse to the Series F Holders (as determined by the General Partner) shall be deemed to materially and adversely affect the powers, preferences, duties, or special rights of the Series F Preferred Units.

(C) Notwithstanding anything to the contrary in this Agreement, without the affirmative vote or consent of the holders of at least 66 2/3% of the Outstanding Series F Preferred Units, voting as a class together with holders of any other Series F Parity Securities upon which like voting rights have been conferred and are exercisable, the Partnership shall not (x) create or issue any Series F Parity Securities (including any additional Series F Preferred Units) if the cumulative distributions payable on Outstanding Series F Preferred Units (or any Series F Parity Securities, if the holders of such Series F Parity Securities vote as a class together with the Series F Holders pursuant to this Section 5.22(b)(iii)(C)) are in Arrears or (y) create or issue any Series F Senior Securities.

(D) For any matter described in this Section 5.22(b)(iii) in which the Series F Holders are entitled to vote as a class (whether separately or together with the holders of any Series F Parity Securities), such Series F Holders shall be entitled to one vote per Series F Preferred Unit. Any Series F Preferred Units held by the Partnership or any of its Subsidiaries or their controlled Affiliates shall not be entitled to vote.

(E) Notwithstanding Section 5.22(b)(iii)(B) and Section 5.22(b)(iii)(C), no vote of the Series F Holders shall be required if, at or prior to the time when such action is to take effect, provision is made for the redemption of all Series F Preferred Units at the time Outstanding.

(iv) Optional Redemption; Series F Rating Event.

(A) The Partnership shall have the right (i) on the Series F First Call Date or on any subsequent Series F Reset Date or (ii) at any time within 120 calendar days after the conclusion of any review or appeal process instituted by the Partnership following the occurrence of a Series F Rating Event, in each case, to redeem the Series F Preferred Units, which redemption may be in whole or in part (except with respect to a redemption pursuant to clause (ii) of this Section 5.22(b)(iv)(A) which shall be in whole but not in part), using any source of funds legally available for such purpose. Any such redemption shall occur on a date set by the General Partner (the “Series F Redemption Date”). The Partnership shall effect any such redemption by paying cash for each Series F Preferred Unit to be redeemed equal to 100% (in the case of a redemption described in clause (i) of this Section 5.22(b)(iv)(A)), or 102% (in the case of a redemption described in clause (ii) of this Section 5.22(b)(iv)(A)), of the Series F Liquidation Preference for such Series F Preferred Unit on such Series F Redemption Date plus an amount equal to all unpaid Series F Distributions thereon from the date of issuance to, but excluding, the Series F Redemption Date (whether or not such distributions shall have been declared) (the “Series F Redemption Price”). So long as the Series F Preferred Units to be redeemed are held of record by the Depositary or the nominee of the Depositary, the Series F Redemption Price shall be paid by the Paying Agent to the Depositary on the Series F Redemption Date.

(B) The Partnership shall give notice of any redemption by mail, postage prepaid, not less than 30 calendar days and not more than 60 calendar days before the scheduled Series F Redemption Date to the Series F Holders (as of 5:00 p.m. New York City time on the Business Day next preceding the day on which notice is given) of any Series F Preferred Units to be redeemed as such Series F Holders’ names appear on the books of the Transfer Agent and at the address of such Series F Holders shown therein. Such notice (the “Series F Redemption Notice”) shall state, as applicable: (1) the Series F Redemption Date, (2) the number of Series F Preferred Units to be redeemed and, if less than all Outstanding Series F Preferred Units are to be redeemed, the number (and in the case of Series F Preferred Units in certificated form, the identification) of Series F Preferred Units to be redeemed from such Series F Holder, (3) the Series F Redemption Price, (4) the place where any Series F Preferred Units in certificated form are to be redeemed and shall be presented and surrendered for payment of the Series F Redemption Price therefor (which shall occur automatically if the Certificate representing such Series F Preferred Units is issued in the name of the Depositary or its nominee), and (5) that distributions on the Series F Preferred Units to be redeemed shall cease to accumulate from and after such Series F Redemption Date.

(C) If the Partnership elects to redeem less than all of the Outstanding Series F Preferred Units, the number of Series F Preferred Units to be redeemed shall be determined by the General Partner, and such Series F Preferred Units shall be redeemed by such method of selection as the Depositary shall determine, either Pro Rata or by lot, with adjustments to avoid redemption of fractional Series F Preferred Units. The aggregate Series F Redemption Price for any such partial redemption of the Outstanding Series F Preferred Units shall be allocated correspondingly among the redeemed Series F Preferred Units. The Series F Preferred Units not redeemed shall remain Outstanding and entitled to all the rights, preferences and duties provided in this Section 5.22.

(D) If the Partnership gives or causes to be given a Series F Redemption Notice, the Partnership shall deposit with the Paying Agent funds sufficient to redeem the Series F Preferred Units as to which such Series F Redemption Notice shall have been given, no later than 10:00 a.m. New York City time on the Series F Redemption Date, and shall give the Paying Agent irrevocable instructions and authority to pay the Series F Redemption Price to each Series F Holder whose Series F Preferred Units are to be redeemed upon surrender or deemed surrender (which shall occur automatically if the Certificate representing such Series F Preferred Units is issued in the name of the Depositary or its nominee) of the Certificates therefor as set forth in the Series F Redemption Notice. If a Series F Redemption Notice shall have been given, from and after the Series F Redemption Date, unless the Partnership defaults in providing funds sufficient for such redemption at the time and place specified for payment pursuant to the Series F Redemption Notice, all Series F Distributions on such Series F Preferred Units to be redeemed shall cease to accumulate and all rights of holders of such Series F Preferred Units as Limited Partners with respect to such Series F Preferred Units to be redeemed shall cease, except the right to receive the Series F Redemption Price, and such Series F Preferred Units shall not thereafter be transferred on the books of the Transfer Agent or be deemed to be Outstanding for any purpose whatsoever. The Series F Holders shall have no claim to the interest income, if any, earned on funds deposited with the Paying Agent. Any funds deposited with the Paying Agent hereunder by the Partnership for any reason, including redemption of Series F Preferred Units, that remain unclaimed or unpaid after one year after the applicable Series F Redemption Date or other payment date, as applicable, shall be, to the extent permitted by law, repaid to the Partnership upon its written request, after which repayment the Series F Holders entitled to such redemption or other payment shall have recourse only to the Partnership. Notwithstanding any Series F Redemption Notice, there shall be no redemption of any Series F Preferred Units called for redemption until funds sufficient to pay the full Series F Redemption Price of such Series F Preferred Units shall have been deposited by the Partnership with the Paying Agent.

(E) Any Series F Preferred Units that are redeemed or otherwise acquired by the Partnership shall be cancelled. If only a portion of the Series F Preferred Units represented by a Certificate shall have been called for redemption, upon surrender of the Certificate to the Paying Agent (which shall occur automatically if the Certificate representing such Series F Preferred Units is registered in the name of the Depositary or its nominee), the Partnership shall issue and the Paying Agent shall deliver to the Series F Holders a new Certificate (or adjust the applicable book-entry account) representing the number of Series F Preferred Units represented by the surrendered Certificate that have not been called for redemption.

(F) Notwithstanding anything to the contrary in this Section 5.22, in the event that full cumulative distributions on the Series F Preferred Units and any Series F Parity Securities shall not have been paid or declared and set aside for payment, the Partnership shall not be permitted to repurchase, redeem or otherwise acquire, in whole or in part, any Series F Preferred Units or Series F Parity Securities except pursuant to a purchase or exchange offer made on the same relative terms to all Series F Holders and holders of any Series F Parity Securities. Subject to Section 4.9, so long as any Series F Preferred Units are Outstanding, the Partnership shall not be permitted to redeem, repurchase or otherwise acquire any Common Units or any other Series F Junior Securities unless full cumulative distributions on the Series F Preferred Units and any Series F Parity Securities for all prior and the then-ending Series F Distribution Periods, with respect to the Series F Preferred Units, and all prior and then ending distribution periods, with respect to any such Series F Parity Securities, shall have been paid or declared and set aside for payment.

(v) Liquidation Rights.

In the event of the dissolution and winding up of the Partnership under Section 12.4 or a sale, exchange, or other disposition of all or substantially all of the assets of the Partnership, either voluntary or involuntary, the Record Holders of the Series F Preferred Units shall be entitled to receive, out of the assets of the Partnership available for distribution to the Partners or any Assignees, prior and in preference to any distribution of any assets of the Partnership to the Record Holders of any other class or series of Partnership Interests (other than Series F Senior Securities or Series F Parity Securities), (i) first, any accumulated and unpaid distributions on the Series F Preferred Units (regardless of whether previously declared) and (ii) then, any positive value in each such holder’s Capital Account in respect of such Series F Preferred Units. If in the year of such dissolution and winding up, or sale, exchange, or other disposition of all or substantially all of the assets of the Partnership, any such Record Holder’s Capital Account in respect of such Series F Preferred Units is less than the aggregate Series F Base Liquidation Preference of such Series F Preferred Units, then, notwithstanding anything to the contrary contained in this Agreement, and prior to any other allocation pursuant to this Agreement for such year and any distribution pursuant to the preceding sentence (other than any allocations or distributions made with respect to any other Series F Parity Securities upon which like allocation and distribution rights have been conferred), items of gross income and gain shall be allocated to all Unitholders then holding Series F Preferred Units, Pro Rata, until the Capital Account in respect of each Outstanding Series F Preferred Unit is equal to the Series F Base Liquidation Preference (and no other allocation pursuant to this Agreement shall reverse the effect of such allocation); provided, however, that in the event that like allocation rights have been conferred upon other Series F Parity Securities (including pursuant to Sections 5.17(b)(v), 5.18(b)(v), 5.19(b)(v), 5.20(b)(v), 5.21(b)(v) and 5.23(b)(v)), then items of gross income and gain shall be allocated to all Unitholders then holding Series F Preferred Units and such Series F Parity Securities, Pro Rata, until the Capital Account in respect of each Outstanding Series F Preferred Unit and such Series F Parity Security is equal to the applicable liquidation preference (and no other allocation pursuant to this Agreement shall reverse the effect of such allocation). If in the year of such dissolution and winding up any such Record Holder’s Capital Account in respect of such Series F Preferred Units is less than the aggregate Series F Base Liquidation Preference of such Series F Preferred Units after the application of the preceding sentence, then to the extent permitted by applicable law, but otherwise notwithstanding anything to the contrary contained in this Agreement, items of gross income and gain for any preceding taxable year(s) with respect to which IRS Form 1065 Schedules K-1 have not been filed by the Partnership shall be reallocated to all Unitholders then holding Series F Preferred Units, Pro Rata, until the Capital Account in respect of each such Outstanding Series F Preferred Unit after making allocations pursuant to this and the immediately preceding sentence is equal to the Series F Base Liquidation Preference (and no other allocation pursuant to this Agreement shall reverse the effect of such allocation); provided, however, that in the event like allocation rights have been conferred upon other Series F Parity Securities (including pursuant to Sections 5.17(b)(v), 5.18(b)(v), 5.19(b)(v), 5.20(b)(v), 5.21(b)(v) and 5.23(b)(v)), then any such items of gross income and gain shall be reallocated to all Unitholders then holding Series F Preferred Units and such Series F Parity Securities, Pro Rata, until the Capital Account in respect of each Outstanding Series F Preferred Unit and such Series F Parity Security after making allocations pursuant to this and the immediately preceding sentence is equal to the applicable liquidation preference (and no other allocation pursuant to this Agreement shall reverse the effect of such allocation). After such allocations have been made to the Outstanding Series F Preferred Units and any Series F Parity Securities, as applicable, any remaining Net Termination Gain or Net Termination Loss shall be allocated to the Partners pursuant to Section 6.1(c) or Section 6.1(d), as the case may be. At the time of the dissolution of the Partnership, subject to Section 17-804 of the Delaware Act, the Record Holders of the Series F Preferred Units shall become entitled to receive any distributions in respect of the Series F Preferred Units that are accrued and unpaid as of the date of such distribution, and shall have the status of, and shall be entitled to all remedies available to, a creditor of the Partnership, and such entitlement of the Record Holders of the Series F Preferred Units to such accrued and unpaid distributions shall have priority over any entitlement of any other Partners or Assignees (other than holders of any Series F Senior Securities or Series F Parity Securities) with respect to any distributions by the Partnership to such other Partners or Assignees; provided, however, that the General Partner, as such, will have no liability for any obligations with respect to such distributions to any Record Holder(s) of Series F Preferred Units.

(vi) Rank.

The Series F Preferred Units shall each be deemed to rank as to distributions on such Partnership Securities and distributions upon liquidation of the Partnership:

(A) senior to any Series F Junior Securities;

(B) on a parity with any Series F Parity Securities;

(C) junior to any Series F Senior Securities; and

(D) junior to all existing and future indebtedness of the Partnership and other liabilities with respect to assets available to satisfy claims against the Partnership.

(vii) No Sinking Fund.

The Series F Preferred Units shall not have the benefit of any sinking fund.

(viii) Record Holders.

To the fullest extent permitted by applicable law, the General Partner, the Partnership, the Transfer Agent, and the Paying Agent may deem and treat any Series F Holder as the true, lawful, and absolute owner of the applicable Series F Preferred Units for all purposes, and none of the General Partner, the Partnership, the Transfer Agent or the Paying Agent shall be affected by any notice to the contrary, except as otherwise provided by law or any applicable rule, regulation, guideline or requirement of any National Securities Exchange on which the Series F Preferred Units may be listed or admitted to trading, if any.

(ix) Notices. All notices or other communications in respect of Series F Holders shall be sufficiently given (i) if given in writing and either delivered in person or by first class mail, postage prepaid, or (ii) if given in such other manner as may be permitted in this Section 5.22, the Agreement or by applicable law.

(x) Other Rights; Fiduciary Duties.

The Series F Preferred Units and the Series F Holders shall not have any designations, preferences, rights, powers or duties, other than as set forth in this Agreement or as provided by applicable law. Notwithstanding anything to the contrary in this Agreement or any duty existing at law, in equity or otherwise, to the fullest extent permitted by applicable law, neither the General Partner nor any other Indemnitee shall owe any duties, including fiduciary duties, or have any liabilities to Series F Holders, other than the implied contractual covenant of good faith and fair dealing.

Section 5.23 Establishment of Series G Preferred Units.

(a) General. The Partnership hereby designates and creates a class of Partnership Securities to be designated as “7.125% Series G Fixed-Rate Reset Cumulative Redeemable Perpetual Preferred Units” (the “Series G Preferred Units”), having the preferences, rights, powers, and duties set forth herein, including this Section 5.23. Each Series G Preferred Unit shall be identical in all respects to every other Series G Preferred Unit, except as to the respective dates from which the Series G Liquidation Preference shall increase or from which Series G Distributions may begin accruing, to the extent such dates may differ. The Series G Preferred Units represent perpetual equity interests in the Partnership and shall not give rise to a claim by the Partnership or a Series G Holder for conversion or, except as set forth in Section 5.23(b)(iv), redemption thereof at a particular date.

(b) Rights of Series G Preferred Units. The Series G Preferred Units shall have the following rights, preferences and privileges and shall be subject to the following duties and obligations:

(i) Series G Preferred Units.

(A) The authorized number of Series G Preferred Units shall be unlimited. Series G Preferred Units that are purchased or otherwise acquired by the Partnership shall be cancelled.

(B) The Series G Preferred Units shall be represented by one or more global Certificates registered in the name of the Depositary or its nominee, and no Series G Holder shall be entitled to receive a definitive Certificate evidencing its Series G Preferred Units, unless (1) requested by a Series G Holder and consented to by the General Partner in its sole discretion, (2) otherwise required by law or (3) the Depositary gives notice of its intention to resign or is no longer eligible to act as such with respect to the Series G Preferred Units and the General Partner shall have not selected a substitute Depositary within 60 calendar days thereafter. So long as the Depositary shall have been appointed and is serving with respect to the Series G Preferred Units, payments and communications made by the Partnership to Series G Holders shall be made by making payments to, and communicating with, the Depositary.

(ii) Distributions.

(A) Distributions on each Outstanding Series G Preferred Unit shall be cumulative and shall accumulate at the applicable Series G Distribution Rate from and including [ ● ], 2021 (or, for any subsequently issued and newly Outstanding Series G Preferred Units, from and including the Series G Distribution Payment Date immediately preceding the issue date of such Series G Preferred Units) until such time as the Partnership pays the Series G Distribution or redeems such Series G Preferred Unit in accordance with Section 5.23(b)(iv), whether or not such Series G Distributions shall have been declared. Series G Holders shall be entitled to receive Series G Distributions from time to time out of any assets of the Partnership legally available for the payment of distributions at the Series G Distribution Rate per Series G Preferred Unit when, as, and, if declared by the General Partner. Series G Distributions, to the extent declared by the General Partner to be paid by the Partnership in accordance with this Section 5.23(b)(ii), shall be paid, in Arrears, on each Series G Distribution Payment Date. Series G Distributions shall accumulate in each Series G Distribution Period from and including the preceding Series G Distribution Payment Date (other than the initial Series G Distribution Period, which shall commence on and include [ ● ], 2021), to, but excluding, the next Series G Distribution Payment Date for such Series G Distribution Period; provided that distributions shall accrue on accumulated but unpaid Series G Distributions at the Series G Distribution Rate. If any Series G Distribution Payment Date otherwise would occur on a date that is not a Business Day, declared Series G Distributions shall be paid on the immediately succeeding Business Day without the accumulation of additional distributions. All Series G Distributions that are (1) accumulated and unpaid or (2) payable by the Partnership pursuant to this Section 5.23(b)(ii) shall be payable without regard to income of the Partnership and shall be treated for federal income tax purposes as guaranteed payments for the use of capital under Section 707(c) of the Code. The guaranteed payment with respect to any Series G Distribution Period shall be for the account of the holders of Series G Preferred Units as of the applicable Series G Distribution Record Date.

(B) Not later than 5:00 p.m., New York City time, on each Series G Distribution Payment Date, the Partnership shall pay those Series G Distributions, if any, that shall have been declared by the General Partner to Series G Holders on the Record Date for the applicable Series G Distribution. The Record Date (the “Series G Distribution Record Date”) for the payment of any Series G Distributions shall be as of the close of business on the first Business Day of the month of the applicable Series G Distribution Payment Date, except that in the case of payments of Series G Distributions in Arrears, the Series G Distribution Record Date with respect to a Series G Distribution Payment Date shall be such date as may be designated by the General Partner in accordance with this Section 5.23. So long as any Series G Preferred Units are Outstanding, no distribution shall be declared or paid or set aside for payment on any Series G Junior Securities (other than a distribution payable solely in Series G Junior Securities) unless full cumulative Series G Distributions have been or contemporaneously are being paid or set apart for payment on all Outstanding Series G Preferred Units (and distributions on any other Series G Parity Securities) through the most recent respective Series G Distribution Payment Date (and distribution payment date with respect to such Series G Parity Securities, if any); provided, however, notwithstanding anything to the contrary in this Section 5.23(b)(ii)(B), if a distribution period with respect to a class of Series G Junior Securities or Series G Parity Securities is shorter than the Series G Distribution Period, the General Partner may declare and pay regular distributions with respect to such Series G Junior Securities or Series G Parity Securities, so long as, at the time of declaration of such distribution, (i) there are no Series G Distributions in Arrears, and (ii) the General Partner expects to have sufficient funds to pay the full distribution in respect of the Series G Preferred Units on the next successive Series G Distribution Payment Date. Accumulated Series G Distributions in Arrears for any past Series G Distribution Period may be declared by the General Partner and paid on any date fixed by the General Partner, whether or not a Series G Distribution Payment Date, to Series G Holders on the Record Date for such payment, which may not be less than 10 calendar days before such payment date. Subject to the next succeeding sentence, if all accumulated Series G Distributions in Arrears on all Outstanding Series G Preferred Units and all accumulated distributions in arrears on any Series G Parity Securities shall not have been declared and paid, or if sufficient funds for the payment thereof shall not have been set apart, payment of accumulated distributions in Arrears on the Series G Preferred Units and accumulated distributions in arrears on any such Series G Parity Securities shall be made in order of their respective distribution payment dates, commencing with the earliest distribution payment date. If less than all distributions payable with respect to all Series G Preferred Units and any other Series G Parity Securities are paid, any partial payment shall be made Pro Rata with respect to the Series G Preferred Units and any such other Series G Parity Securities entitled to a distribution payment at such time in proportion to the aggregate distribution amounts remaining due in respect of such Series G Preferred Units and such other Series G Parity Securities at such time. Subject to Section 12.4 and Section 5.23(b)(v), Series G Holders shall not be entitled to any distribution, whether payable in cash, property or Partnership Securities, in excess of full cumulative Series G Distributions. Except insofar as distributions accrue on the amount of any accumulated and unpaid Series G Distributions as described in Section 5.23(b)(ii)(A), no interest or sum of money in lieu of interest shall be payable in respect of any distribution payment which may be in Arrears on the Series G Preferred Units. So long as the Series G Preferred Units are held of record by the Depositary or its nominee, declared Series G Distributions shall be paid to the Depositary in same-day funds on each Series G Distribution Payment Date or other distribution payment date in the case of payments for Series G Distributions in Arrears.

(C) The Series G Distribution Rate for each Series G Reset Period will be determined by the Calculation Agent for the Series G Preferred Units using the Series G Five-year U.S. Treasury Rate, as of the applicable Series G Reset Distribution Determination Date for such Series G Reset Period. The Calculation Agent for the Series G Preferred Units then will add the spread of 5.306% per annum to the Series G Five-year U.S. Treasury Rate as determined by the Calculation Agent as of the applicable Series G Reset Distribution Determination Date for such Series G Reset Period. Promptly following such determination by the Calculation Agent for the Series G Preferred Units, the Calculation Agent shall notify the Partnership of the Series G Distribution Rate for such Series G Reset Period. Such Calculation Agent’s determination of any Series G Distribution Rate for each Series G Reset Period and its calculation of the amount of Series G Distributions for any Series G Reset Period will be (i) available on file at the principal offices of the Partnership beginning on or after the Series G First Call Date, (ii) made available to any Series

G Holder upon request and (iii) final and binding on each Series G Holder in the absence of manifest error.

(D) The Partnership will provide notice of the relevant Series G Five-year U.S. Treasury Rate as soon as practicable to the Transfer Agent and the Series G Holders.

(E) Notwithstanding the foregoing, unless otherwise determined by the General Partner, Series G Distributions shall be deemed to have been paid out of deductions from Available Cash with respect to the Quarter ended immediately preceding the Quarter in which the Series G Distribution is made.

(iii) Voting Rights.

(A) Notwithstanding anything to the contrary in this Agreement, the Series G Preferred Units shall not have any voting rights or rights to consent or approve any action or matter, except as set forth in Section 13.3(c), this Section 5.23(b)(iii) or as otherwise required by the Delaware Act.

(B) Notwithstanding anything to the contrary in this Agreement, without the affirmative vote or consent of the holders of at least 66 2/3% of the Outstanding Series G Preferred Units, voting as a separate class, the General Partner shall not adopt any amendment to this Agreement that the General Partner determines would have a material adverse effect on the powers, preferences, duties, or special rights of the Series G Preferred Units; provided, however, that (i) subject to Section 5.23(b)(iii)(C), the issuance of additional Partnership Securities (and any amendment to this Agreement in connection therewith) shall not be deemed to constitute such a material adverse effect for purposes of this Section 5.23(b)(iii)(B) and (ii) for purposes of this Section 5.23(b)(iii)(B), no amendment of this Agreement in connection with a merger or other transaction in which the Series G Preferred Units remain Outstanding with the terms thereof materially unchanged in any respect adverse to the Series G Holders (as determined by the General Partner) shall be deemed to materially and adversely affect the powers, preferences, duties, or special rights of the Series G Preferred Units.

(C) Notwithstanding anything to the contrary in this Agreement, without the affirmative vote or consent of the holders of at least 66 2/3% of the Outstanding Series G Preferred Units, voting as a class together with holders of any other Series G Parity Securities upon which like voting rights have been conferred and are exercisable, the Partnership shall not (x) create or issue any Series G Parity Securities (including any additional Series G Preferred Units) if the cumulative distributions payable on Outstanding Series G Preferred Units (or any Series G Parity Securities, if the holders of such Series G Parity Securities vote as a class together with the Series G Holders pursuant to this Section 5.23(b)(iii)(C)) are in Arrears or (y) create or issue any Series G Senior Securities.

(D) For any matter described in this Section 5.23(b)(iii) in which the Series G Holders are entitled to vote as a class (whether separately or together with the holders of any Series G Parity Securities), such Series G Holders shall be entitled to one vote per Series G Preferred Unit. Any Series G Preferred Units held by the Partnership or any of its Subsidiaries or their controlled Affiliates shall not be entitled to vote.

(E) Notwithstanding Section 5.23(b)(iii)(B) and Section 5.23(b)(iii)(C), no vote of the Series G Holders shall be required if, at or prior to the time when such action is to take effect, provision is made for the redemption of all Series G Preferred Units at the time Outstanding.

(iv) Optional Redemption; Series G Rating Event.

(A) The Partnership shall have the right (i) on the Series G First Call Date or on any subsequent Series G Reset Date or (ii) at any time within 120 calendar days after the conclusion of any review or appeal process instituted by the Partnership following the occurrence of a Series G Rating Event, in each case, to redeem the Series G Preferred Units, which redemption may be in whole or in part (except with respect to a redemption pursuant to clause (ii) of this

Section 5.23(b)(iv)(A) which shall be in whole but not in part), using any source of funds legally available for such purpose. Any such redemption shall occur on a date set by the General Partner (the “Series G Redemption Date”). The Partnership shall effect any such redemption by paying cash for each Series G Preferred Unit to be redeemed equal to 100% (in the case of a redemption described in clause (i) of this Section 5.23(b)(iv)(A)), or 102% (in the case of a redemption described in clause (ii) of this Section 5.23(b)(iv)(A)), of the Series G Liquidation Preference for such Series G Preferred Unit on such Series G Redemption Date plus an amount equal to all unpaid Series G Distributions thereon from the date of issuance to, but excluding, the Series G Redemption Date (whether or not such distributions shall have been declared) (the “Series G Redemption Price”). So long as the Series G Preferred Units to be redeemed are held of record by the Depositary or the nominee of the Depositary, the Series G Redemption Price shall be paid by the Paying Agent to the Depositary on the Series G Redemption Date.

(B) The Partnership shall give notice of any redemption by mail, postage prepaid, not less than 30 calendar days and not more than 60 calendar days before the scheduled Series G Redemption Date to the Series G Holders (as of 5:00 p.m. New York City time on the Business Day next preceding the day on which notice is given) of any Series G Preferred Units to be redeemed as such Series G Holders’ names appear on the books of the Transfer Agent and at the address of such Series G Holders shown therein. Such notice (the “Series G Redemption Notice”) shall state, as applicable: (1) the Series G Redemption Date, (2) the number of Series G Preferred Units to be redeemed and, if less than all Outstanding Series G Preferred Units are to be redeemed, the number (and in the case of Series G Preferred Units in certificated form, the identification) of Series G Preferred Units to be redeemed from such Series G Holder, (3) the Series G Redemption Price, (4) the place where any Series G Preferred Units in certificated form are to be redeemed and shall be presented and surrendered for payment of the Series G Redemption Price therefor (which shall occur automatically if the Certificate representing such Series G Preferred Units is issued in the name of the Depositary or its nominee), and (5) that distributions on the Series G Preferred Units to be redeemed shall cease to accumulate from and after such Series G Redemption Date.

(C) If the Partnership elects to redeem less than all of the Outstanding Series G Preferred Units, the number of Series G Preferred Units to be redeemed shall be determined by the General Partner, and such Series G Preferred Units shall be redeemed by such method of selection as the Depositary shall determine, either Pro Rata or by lot, with adjustments to avoid redemption of fractional Series G Preferred Units. The aggregate Series G Redemption Price for any such partial redemption of the Outstanding Series G Preferred Units shall be allocated correspondingly among the redeemed Series G Preferred Units. The Series G Preferred Units not redeemed shall remain Outstanding and entitled to all the rights, preferences and duties provided in this Section 5.23.

(D) If the Partnership gives or causes to be given a Series G Redemption Notice, the Partnership shall deposit with the Paying Agent funds sufficient to redeem the Series G Preferred Units as to which such Series G Redemption Notice shall have been given, no later than 10:00 a.m. New York City time on the Series G Redemption Date, and shall give the Paying Agent irrevocable instructions and authority to pay the Series G Redemption Price to each Series G Holder whose Series G Preferred Units are to be redeemed upon surrender or deemed surrender (which shall occur automatically if the Certificate representing such Series G Preferred Units is issued in the name of the Depositary or its nominee) of the Certificates therefor as set forth in the Series G Redemption Notice. If a Series G Redemption Notice shall have been given, from and after the Series G Redemption Date, unless the Partnership defaults in providing funds sufficient for such redemption at the time and place specified for payment pursuant to the Series G Redemption Notice, all Series G Distributions on such Series G Preferred Units to be redeemed shall cease to accumulate and all rights of holders of such Series G Preferred Units as Limited Partners with respect to such Series G Preferred Units to be redeemed shall cease, except the right to receive the Series G Redemption Price, and such Series G Preferred Units shall not thereafter be transferred on the books of the Transfer Agent or be deemed to be Outstanding for any purpose whatsoever. The Series G Holders shall have no claim to the interest income, if any, earned on funds deposited with the Paying Agent. Any funds deposited with the Paying Agent hereunder by the Partnership for any reason, including redemption of Series G Preferred Units, that remain unclaimed or unpaid after one year after the applicable Series G Redemption Date or other payment date, as applicable, shall be, to the extent permitted by law, repaid to the Partnership upon its written request, after which repayment the Series G Holders entitled to such redemption or other payment shall have recourse only to the Partnership. Notwithstanding any Series G Redemption Notice, there shall be no redemption of any Series G Preferred Units called for redemption until funds sufficient to pay the full Series G Redemption Price of such Series G Preferred Units shall have been deposited by the Partnership with the Paying Agent.

(E) Any Series G Preferred Units that are redeemed or otherwise acquired by the Partnership shall be cancelled. If only a portion of the Series G Preferred Units represented by a Certificate shall have been called for redemption, upon surrender of the Certificate to the Paying Agent (which shall occur automatically if the Certificate representing such Series G Preferred Units is registered in the name of the Depositary or its nominee), the Partnership shall issue and the Paying Agent shall deliver to the Series G Holders a new Certificate (or adjust the applicable book-entry account) representing the number of Series G Preferred Units represented by the surrendered Certificate that have not been called for redemption.

(F) Notwithstanding anything to the contrary in this Section 5.23, in the event that full cumulative distributions on the Series G Preferred Units and any Series G Parity Securities shall not have been paid or declared and set aside for payment, the Partnership shall not be permitted to repurchase, redeem or otherwise acquire, in whole or in part, any Series G Preferred Units or Series G Parity Securities except pursuant to a purchase or exchange offer made on the same relative terms to all Series G Holders and holders of any Series G Parity Securities. Subject to Section 4.9, so long as any Series G Preferred Units are Outstanding, the Partnership shall not be permitted to redeem, repurchase or otherwise acquire any Common Units or any other Series G Junior Securities unless full cumulative distributions on the Series G Preferred Units and any Series G Parity Securities for all prior and the then-ending Series G Distribution Periods, with respect to the Series G Preferred Units, and all prior and then ending distribution periods, with respect to any such Series G Parity Securities, shall have been paid or declared and set aside for payment.

(v) Liquidation Rights.

In the event of the dissolution and winding up of the Partnership under Section 12.4 or a sale, exchange, or other disposition of all or substantially all of the assets of the Partnership, either voluntary or involuntary, the Record Holders of the Series G Preferred Units shall be entitled to receive, out of the assets of the Partnership available for distribution to the Partners or any Assignees, prior and in preference to any distribution of any assets of the Partnership to the Record Holders of any other class or series of Partnership Interests (other than Series G Senior Securities or Series G Parity Securities), (i) first, any accumulated and unpaid distributions on the Series G Preferred Units (regardless of whether previously declared) and (ii) then, any positive value in each such holder’s Capital Account in respect of such Series G Preferred Units. If in the year of such dissolution and winding up, or sale, exchange, or other disposition of all or substantially all of the assets of the Partnership, any such Record Holder’s Capital Account in respect of such Series G Preferred Units is less than the aggregate Series G Base Liquidation Preference of such Series G Preferred Units, then, notwithstanding anything to the contrary contained in this Agreement, and prior to any other allocation pursuant to this Agreement for such year and any distribution pursuant to the preceding sentence (other than any allocations or distributions made with respect to any other Series G Parity Securities upon which like allocation and distribution rights have been conferred), items of gross income and gain shall be allocated to all Unitholders then holding Series G Preferred Units, Pro Rata, until the Capital Account in respect of each Outstanding Series G Preferred Unit is equal to the Series G Base Liquidation Preference (and no other allocation pursuant to this Agreement shall reverse the effect of such allocation); provided, however, that in the event that like allocation rights have been conferred upon other Series G Parity Securities (including pursuant to Sections 5.17(b)(v), 5.18(b)(v), 5.19(b)(v), 5.20(b)(v), 5.21(b)(v) and 5.22(b)(v)), then items of gross income and gain shall be allocated to all Unitholders then holding Series G Preferred Units and such Series G Parity Securities, Pro Rata, until the Capital Account in respect of each Outstanding Series G Preferred Unit and such Series G Parity Security is equal to the applicable liquidation preference (and no other allocation pursuant to this Agreement shall reverse the effect of such allocation). If in the year of such dissolution and winding up any such Record Holder’s Capital Account in respect of such Series G Preferred Units is less than the aggregate Series G Base Liquidation Preference of such Series G Preferred Units after the application of the preceding sentence, then to the extent permitted by applicable law, but otherwise notwithstanding anything to the contrary contained in this Agreement, items of gross income and gain for any preceding taxable year(s) with respect to which IRS Form 1065 Schedules K-1 have not been filed by the Partnership shall be reallocated to all Unitholders then holding Series G Preferred Units, Pro Rata, until the Capital Account in respect of each such Outstanding Series G Preferred Unit after making allocations pursuant to this and the immediately preceding sentence is equal to the Series G Base Liquidation Preference (and no other allocation pursuant to this Agreement shall reverse the effect of such allocation); provided, however, that in the event like allocation rights have been conferred upon other Series G Parity Securities (including pursuant to Sections 5.17(b)(v), 5.18(b)(v), 5.19(b)(v), 5.20(b)(v), 5.21(b)(v) and 5.22(b)(v)), then any such items of gross income and gain shall be reallocated to all Unitholders then holding Series G Preferred Units and such Series G Parity Securities, Pro Rata, until the Capital Account in respect of each Outstanding Series G Preferred Unit and such Series G Parity Security after making allocations pursuant to this and the immediately preceding sentence is equal to the applicable liquidation preference (and no other allocation pursuant to this Agreement shall reverse the effect of such allocation). After such allocations have been made to the Outstanding Series G Preferred Units and any Series G Parity Securities, as applicable, any remaining Net Termination Gain or Net Termination Loss shall be allocated to the Partners pursuant to Section 6.1(c) or Section 6.1(d), as the case may be. At the time of the dissolution of the Partnership, subject to Section 17-804 of the Delaware Act, the Record Holders of the Series G Preferred Units shall become entitled to receive any distributions in respect of the Series G Preferred Units that are accrued and unpaid as of the date of such distribution, and shall have the status of, and shall be entitled to all remedies available to, a creditor of the Partnership, and such entitlement of the Record Holders of the Series G Preferred Units to such accrued and unpaid distributions shall have priority over any entitlement of any other Partners or Assignees (other than holders of any Series G Senior Securities or Series G Parity Securities) with respect to any distributions by the Partnership to such other Partners or Assignees; provided, however, that the General Partner, as such, will have no liability for any obligations with respect to such distributions to any Record Holder(s) of Series G Preferred Units.

(vi) Rank.

The Series G Preferred Units shall each be deemed to rank as to distributions on such Partnership Securities and distributions upon liquidation of the Partnership:

(A) senior to any Series G Junior Securities;

(B) on a parity with any Series G Parity Securities;

(C) junior to any Series G Senior Securities; and

(D) junior to all existing and future indebtedness of the Partnership and other liabilities with respect to assets available to satisfy claims against the Partnership.

(vii) No Sinking Fund.

The Series G Preferred Units shall not have the benefit of any sinking fund.

(viii) Record Holders.

To the fullest extent permitted by applicable law, the General Partner, the Partnership, the Transfer Agent, and the Paying Agent may deem and treat any Series G Holder as the true, lawful, and absolute owner of the applicable Series G Preferred Units for all purposes, and none of the General Partner, the Partnership, the Transfer Agent or the Paying Agent shall be affected by any notice to the contrary, except as otherwise provided by law or any applicable rule, regulation, guideline or requirement of any National Securities Exchange on which the Series G Preferred Units may be listed or admitted to trading, if any.

(ix) Notices. All notices or other communications in respect of Series G Holders shall be sufficiently given (i) if given in writing and either delivered in person or by first class mail, postage prepaid, or (ii) if given in such other manner as may be permitted in this Section 5.23, the Agreement or by applicable law.

(x) Other Rights; Fiduciary Duties.

The Series G Preferred Units and the Series G Holders shall not have any designations, preferences, rights, powers or duties, other than as set forth in this Agreement or as provided by applicable law. Notwithstanding anything to the contrary in this Agreement or any duty existing at law, in equity or otherwise, to the fullest extent permitted by applicable law, neither the General Partner nor any other Indemnitee shall owe any duties, including fiduciary duties, or have any liabilities to Series G Holders, other than the implied contractual covenant of good faith and fair dealing.”

Section 5.24 Establishment of Class B Units.

(a) General. The Partnership hereby designates and creates a class of Partnership Securities to be designated as “Class B Units” (the “Class B Units”), having the preferences, rights, powers and duties set forth herein, including this Section 5.24. In accordance with Section 5.8, the General Partner shall have the power and authority to issue additional Class B Units in the future.

(b) Rights of Class B Units. The Class B Units shall have the following rights, preferences and privileges and shall be subject to the following duties and obligations:

(i) Initial Capital Account. The initial Capital Account with respect to each Class B Unit will be equal to the Class B Unit Issue Price. For the avoidance of doubt, the sum of the initial Capital Accounts with respect to each Class B Unit as of the Effective Date is equal to the sum of the Capital Accounts of each Recapitalized Unit issued to ETP Holdco as of the Effective Date.

(ii) Allocations.

(A) The holders of Class B Units shall not be entitled to receive (1) any allocations of ETP Holdco Items, and (2) except as otherwise provided in this Section 5.24(b)(ii), allocations of (a) Net Income pursuant to Section 6.1(a), (b) Net Loss pursuant to Section 6.1(b), or (c) Net Termination Gains and Losses pursuant to Section 6.1(c).

(B) With respect to each taxable period, the holders of the Class B Units shall be allocated, Pro Rata in proportion to the number of Class B Units of the holders, items of Partnership gross income, gain, loss or deduction (other than from ETP Holdco Items and items of Partnership depreciation, amortization and cost recovery deductions) until the aggregate amount of such items allocated to the holders of the Class B Units pursuant to this Section 5.24(b)(ii)(B) for the current taxable period and all previous taxable periods is equal to the cumulative amount of all distributions made to the holders of the Class B Units pursuant to Section 5.24(b)(iii).

(C) Items of Partnership depreciation, amortization and cost recovery deductions (other than from ETP Holdco Items) with respect to each taxable period shall be allocated to the holders of Class B Units to the extent such items would be allocated to the holders of Class B Units as if each Class B Unit was treated as a Common Unit.

(D) With respect to each taxable period, after the application of Section 6.1(c)(i)(B) but before the application of Section 6.1(c)(i)(C), Net Termination Gain (other than from ETP Holdco Items) shall be allocated to the holders of the Class B Units, until the Capital Account of each Class B Unit is equal to the Class B Unit Issue Price.

(E) For each taxable period, after the application of Section 6.1(c)(i)(B) but before the application of Section 6.1(c)(i)(C), and after making the allocations provided for in Section 5.24(b)(ii)(D), the holder of the Class B Units shall be allocated, 1% of the remaining aggregate Net Termination Gain (other than from ETP Holdco Items), if any, that is to be allocated pursuant to Section 6.1(c)(i)(C); provided, however, that an allocation shall only be made to the holder of Class B Units pursuant to this Section 5.24(b)(ii)(E) if the Capital Account of each Common Unit is equal to or greater than the Class B Unit Issue Price immediately prior to making such allocation.

(F) For each taxable period, after the application of Section 6.1(c)(ii)(B), but before the application of Section 6.1(c)(ii)(C), the holders of the Class B Units shall be allocated Net Termination Loss (other than from ETP Holdco Items) until the Capital Account in respect of each Class B Unit has been reduced to zero.

(G) For the purposes of effectuating the intent of the foregoing allocation provisions, the General Partner shall have the sole discretion to make special allocations of items of Partnership gross income, gain, loss or deductions among the General Partner and the Unitholders as it deems reasonable.

(iii) Distributions.

(A) For each taxable period, no portion of any Partnership cash distribution attributable to ETP Holdco Distributions shall be distributed to the holders of the Class B Units.

(B) Commencing with the Class B Unit Issuance Date, the holder of the Class B Units as of an applicable Record Date shall be entitled to receive distributions (each, a “Class B Unit Quarterly Distribution”) in cash in an amount equal to the Class B Unit Distribution Rate on all Outstanding Class B Units. Distributions shall be paid Quarterly, in arrears, within 50 days after the end of each Quarter. Each Record Date established for paying a Class B Unit Quarterly Distribution in respect of any Quarter shall be the same Record Date established for any distribution to be made by the Partnership in respect of other Partnership Interests pursuant to Section 6.3. If the Partnership is unable to pay the Class B Unit Quarterly Distribution with respect to any Quarter, (1) the amount of such accrued and unpaid distributions will accumulate until paid in full in cash and (2) the balance of such accrued and unpaid distributions shall increase at a rate of 1.5% per annum, compounded quarterly, from the date such distribution was due until the date it is paid. For the avoidance of doubt, except as set forth in this Section 5.24(b)(iii)(B) or Article XII, the Class B Units will not be entitled to receive any distributions.

(iv) Voting Rights. Except as set forth in this Section 5.24(b)(iv) and Section 13.3(c) and except to the extent the Delaware Act gives the Class B Units a vote as a class on any matter, the Class B Units shall not have any voting rights. With respect to any matter on which the Class B Units are entitled to vote, each Class B Unit will be entitled to one vote on such matter. The General Partner shall not, without the affirmative vote or written consent of holders of a majority of the Class B Units then Outstanding, amend, alter, modify or change this Section 5.24 (or vote or consent or resolve to take such action).

(v) Redemption and Conversion Rights. The Class B Units will be perpetual and shall not have any rights of redemption or conversion.

(vi) Certificates; Book-Entry. Unless the General Partner shall determine otherwise, the Class B Units shall not be evidenced by Certificates. Any Certificates relating to the Class B Units that may be issued will be in such form as the General Partner may approve. The Class B Units, subject to the satisfaction of any applicable legal, regulatory and contractual requirements, may be assigned or transferred in a manner identical to the assignment and transfer of other Units.

(vii) Registrar and Transfer Agent. Unless and until the General Partner determines to assign the responsibility to another Person, the General Partner will act as the registrar and transfer agent for the Class B Units.”

(d) Section 6.1(a) of the Partnership Agreement is hereby amended and restated in its entirety as follows:

“(a) Net Income. After giving effect to the special allocations set forth in Section 6.1(d) and as otherwise provided in Article V, Net Income for each taxable year and all items of income, gain, loss and deduction taken into account in computing Net Income for such taxable year shall be allocated as follows:

(i) First, 100% to the General Partner until the aggregate Net Income allocated to the General Partner pursuant to this Section 6.1(a)(i) for the current taxable year and all previous taxable years is equal to the aggregate Net Losses allocated to the General Partner pursuant to Section 6.1(b)(iv) for all previous taxable years;

(ii) Second, to all Series A Holders, Series B Holders, Series C Holders, Series D Holders, Series E Holders, Series F Holders and Series G Holders, in proportion to, and to the extent of the Net Loss allocated to such Series A Holders, Series B Holders, Series C Holders, Series D Holders, Series E Holders, Series F Holders and Series G Holders pursuant to Section 6.1(b)(iii) for all previous taxable years, until the aggregate amount of Net Income allocated to such Series A Holders, Series B Holders, Series C Holders, Series D Holders, Series E Holders, Series F Holders and Series G Holders pursuant to this Section 6.1(a)(ii) for the current and all previous taxable years is equal to the aggregate amount of Net Loss allocated to such Series A Holders, Series B Holders, Series C Holders, Series D Holders, Series E Holders, Series F Holders and Series G Holders pursuant to Section 6.1(b)(iii) for all previous taxable years; provided that in no event shall Net Income be allocated to any such Series A Holders, Series B Holders, Series C Holders, Series D Holders, Series E Holders, Series F Holders and Series G Holders to cause its Capital Account in respect of a Series A Preferred Unit, a Series B Preferred Unit, a Series C Preferred Unit, a Series D Preferred Unit, a Series E Preferred Unit, a Series F Preferred Unit or a Series G Preferred Unit to exceed the Series A Base Liquidation Preference, the Series B Base Liquidation Preference, the Series C Base Liquidation Preference, the Series D Base Liquidation Preference, the Series E Base Liquidation Preference, the Series F Base Liquidation Preference or the Series G Base Liquidation Preference in respect of such Series A Preferred Units, Series B Preferred Units, Series C Preferred Units, Series D Preferred Units, Series E Preferred Units, Series F Preferred Units or Series G Preferred Units;

(iii) Third, 100% to the Unitholders (other than Series A Holders, Series B Holders, Series C Holders, Series D Holders, Series E Holders, Series F Holders and Series G Holders), in accordance with their respective Percentage Interests, until the aggregate Net Income allocated to such Unitholders pursuant to this Section 6.1(a)(iii) for the current taxable year and all previous taxable years is equal to the aggregate Net Losses allocated to such Unitholders pursuant to Section 6.1(b)(ii) for all previous taxable years; and

(iv) Fourth, the balance, if any, 100% to the Unitholders in accordance with their respective Percentage Interests.”

(e) Section 6.1(b) of the Partnership Agreement is hereby amended and restated as follows:

“(b) Net Losses. After giving effect to the special allocations set forth in Section 6.1(d) and as otherwise provided in Article V, Net Losses for each taxable year and all items of income, gain, loss and deduction taken into account in computing Net Losses for such taxable year shall be allocated as follows:

(i) First, 100% to the Unitholders, in accordance with their respective Percentage Interests, until the aggregate Net Losses allocated pursuant to this Section 6.1(b)(i) for the current taxable year and all previous taxable years is equal to the aggregate Net Income allocated to such Unitholders pursuant to Section 6.1(a)(iv) for all previous taxable years, provided that the Net Losses shall not be allocated pursuant to this Section 6.1(b)(i) to the extent that such allocation would cause any Unitholder to have a deficit balance in its Adjusted Capital Account at the end of such taxable year (or increase any existing deficit balance in its Adjusted Capital Account);

(ii) Second, 100% to the Unitholders (other than Series A Holders, Series B Holders, Series C Holders, Series D Holders, Series E Holders, Series F Holders and Series G Holders) in accordance with their respective Percentage Interests; provided, that Net Losses shall not be allocated pursuant to this Section 6.1(b)(ii) to the extent that such allocation would cause any Unitholder to have a deficit balance in its Adjusted Capital Account at the end of such taxable year (or increase any existing deficit balance in its Adjusted Capital Account);

(iii) Third, to all Series A Holders, Series B Holders, Series C Holders, Series D Holders, Series E Holders, Series F Holders and Series G Holders, in proportion to their respective positive Adjusted Capital Account balances, until the Adjusted Capital Account in respect of each Series A Preferred Unit, Series B Preferred Unit, Series C Preferred Unit, Series D Preferred Unit, Series E Preferred Unit, Series F Preferred Unit and Series G Preferred Unit then Outstanding has been reduced to zero; and

(iv) Fourth, the balance, if any, 100% to the General Partner.”

(f) Section 6.1(c) of the Partnership Agreement is hereby amended and restated as follows:

“(c) Net Termination Gains and Losses. After giving effect to the special allocations set forth in Section 6.1(d) and as otherwise provided in Article V, all items of income, gain, loss and deduction taken into account in computing Net Termination Gain or Net Termination Loss for such taxable year shall be allocated in the same manner as such Net Termination Gain or Net Termination Loss is allocated hereunder. All allocations under this Section 6.1(c) shall be made after Capital Account balances have been adjusted by all other allocations provided under this Section 6.1 and after all distributions pursuant to Section 6.3; provided, however, that solely for purposes of this Section 6.1(c), Capital Accounts shall not be adjusted for distributions made pursuant to Section 12.4.

(i) If a Net Termination Gain is recognized (or deemed recognized pursuant to Section 5.4(d)) such Net Termination Gain shall be allocated among the Partners in the following manner (and the Capital Accounts of the Partners shall be increased by the amount so allocated in each of the following subclauses, in the order listed, before an allocation is made pursuant to the next succeeding subclause):

(A) First, to each Unitholder having a deficit balance in its Capital Account, in the proportion that such deficit balance bears to the total deficit balances in the Capital Accounts of all Partners, until each such Partner has been allocated Net Termination Gain equal to any such deficit balance in its Capital Account;

(B) Second, to all Series A Holders, Series B Holders, Series C Holders, Series D Holders, Series E Holders, Series F Holders and Series G Holders, Pro Rata, until the Capital Account in respect of each Outstanding Series A Preferred Unit, Series B Preferred Unit, Series C Preferred Unit, Series D Preferred Unit, Series E Preferred Unit, Series F Preferred Unit and Series G Preferred Unit equals the Series A Base Liquidation Preference, the Series B Base Liquidation Preference, the Series C Base Liquidation Preference, the Series D Base Liquidation Preference,

the Series E Base Liquidation Preference, the Series F Base Liquidation Preference or the Series G Base Liquidation Preference; and

(C) Third, to all Unitholders in accordance with their Percentage Interests.

(ii) If a Net Termination Loss is recognized (or deemed recognized pursuant to Section 5.4(d)), such Net Termination Loss shall be allocated among the Partners in the following manner:

(A) First, to all Unitholders in accordance with their Percentage Interests until the Adjusted Capital Account in respect of each Unit then Outstanding has been reduced to zero;

(B) Second, to all Series A Holders, Series B Holders, Series C Holders, Series D Holders, Series E Holders, Series F Holders and Series G Holders, in proportion to their Adjusted Capital Account balances, until the Adjusted Capital Account in respect of each Series A Preferred Unit, Series B Preferred Unit, Series C Preferred Unit, Series D Preferred Unit, Series E Preferred Unit, Series F Preferred Unit or Series G Preferred Unit then Outstanding has been reduced to zero; and

(C) Third, the balance, if any, 100% to the General Partner.”

(g) Section 6.1(d) of the Partnership Agreement is hereby amended by adding a new subsection (xviii) at the end thereof as follows:

“(xviii) ETP Holdco Allocations.

(A) The Class B Units shall not be entitled to receive any allocation of any ETP Holdco Items, and such ETP Holdco Items (which shall not be included in the computation of Net Income, Net Loss, Net Termination Gain or Net Termination Loss for any taxable year while any Class B Units remain Outstanding) shall instead be specifically allocated to the Unitholders (other than the holders of Class B Units), Pro Rata.

(B) For the purposes of effectuating the intent of Section 6.1(d)(xi), the General Partner may make special allocations of items of Partnership gross income, gain, loss or deductions among the Unitholders as it deems reasonable.”

(h) Section 6.3(a) of the Partnership Agreement is hereby amended and restated in its entirety as follows:

“(a) Within 50 calendar days following the end of each Quarter, an amount equal to 100% of Available Cash with respect to such Quarter shall, subject to Section 17-607 of the Delaware Act, be distributed in accordance with this Article VI by the Partnership to the Partners as of the Record Date selected by the General Partner. All Available Cash shall be distributed to all Partners in accordance with their Percentage Interests, except as otherwise required by Section 5.17(b)(ii), Section 5.18(b)(ii), Section 5.19(b)(ii), Section 5.20(b)(ii), Section 5.21(b)(ii), Section 5.22(b)(ii), Section 5.23(b)(ii), and Section 5.24(b)(iii), or Section 5.8(b) in respect of additional Partnership Securities issued pursuant thereto. All distributions required to be made under this Agreement shall be made subject to Section 17-607 of the Delaware Act.”

(i) Article VI of the Partnership Agreement is hereby amended by adding a new Section 6.10 at the end thereof as follows:

“6.10 Special Provisions Relating to Preferred Unitholders.

Notwithstanding anything to the contrary set forth in this Agreement, the holders of the Series A Preferred Units, Series B Preferred Units, Series C Preferred Units, Series D Preferred Units, Series E Preferred Units, Series F Preferred Units and Series G Preferred Units (a) shall (i) possess the rights and obligations provided in this Agreement with respect to a Limited Partner pursuant to Article III and Article VII and (ii) have a Capital Account as a Partner pursuant to Section 5.6 and all other provisions related thereto and (b) shall not (i) be entitled to vote on any matters requiring the approval or vote of the holders of Outstanding Units, except as provided in Sections 5.17(b)(iii), 5.18(b)(iii), 5.19(b)(iii), 5.20(b)(iii), 5.21(b)(iii), 5.22(b)(iii), and 5.23(b)(iii) or as required by applicable law, or (ii) be entitled to any distributions other than as provided in Sections 5.17(b)(ii), 5.18(b)(ii), 5.19(b)(ii), 5.20(b)(ii), 5.21(b)(ii), 5.22(b)(ii), and 5.23(b)(ii).

(j) Section 12.4(c) of the Partnership Agreement is hereby amended and restated in its entirety as follows:

“(c) All property and all cash in excess of that required to discharge liabilities as provided in Section 12.4(b) and that required to satisfy the Series A Liquidation Preference provided for under Section 5.17(b)(v), the Series B Liquidation Preference provided for under Section 5.18(b)(v), the Series C Liquidation Preference provided for under Section 5.19(b)(v), the Series D Liquidation Preference provided for under Section 5.20(b)(v), the Series E Liquidation Preference provided for under Section 5.21(b)(v), the Series F Liquidation Preference provided for under Section 5.22(b)(v) and the Series G Liquidation Preference provided for under Section 5.23(b)(v) shall be distributed to the Partners in accordance with, and to the extent of, the positive balances in their respective Capital Accounts, as determined after taking into account all Capital Account adjustments (other than those made by reason of distributions pursuant to this Section 12.4(c)) for the taxable year of the Partnership during which the liquidation of the Partnership occurs (with such date of occurrence being determined pursuant to Treasury Regulation Section 1.704-1(b)(2)(ii)(g)), and such distribution shall be made by the end of such taxable year (or, if later, within 90 calendar days after said date of such occurrence).”

(k) Section 13.1(e) of the Partnership Agreement is hereby amended and restated in its entirety as follows:

“(e) a change in the fiscal year or taxable year of the Partnership and any other changes that the General Partner determines to be necessary or appropriate as a result of a change in the fiscal year or taxable year of the Partnership including, if the General Partner shall so determine, a change in the definition of “Quarter” and the dates on which distributions (other than Series A Distributions, Series B Distributions, Series C Distributions, Series D Distributions, Series E Distributions, Series F Distributions and Series G Distributions) are to be made by the Partnership;”

Section 2 Ratification of Partnership Agreement. Except as hereby amended, the Partnership Agreement shall remain in full force and effect.

Section 3 Governing Law. This Amendment No. 8 shall be governed by, and interpreted in accordance with the laws of the State of Delaware, all rights and remedies being governed by such laws without regard to principles of conflicts of laws.

(a) Severability of Provision. Each provision of this Amendment No. 8 shall be considered severable, and if for any reason any provision or provisions herein are determined to be invalid, unenforceable or illegal under any existing or future law, such invalidity, unenforceability or illegality shall not impair the operation of or affect those portions of this Amendment No. 8 that are valid, enforceable and legal.

[Signature page follows.]

IN WITNESS WHEREOF, this Amendment No. 8 has been executed effective as of the Effective Date.

GENERAL PARTNER:

LE GP, LLC

By:
Name:
Title:

[Signature Page to Amendment No. 8 to Third Amended and Restated Agreement

of Limited Partnership of Energy Transfer LP]

Annex C

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 10-K

☒	ANNUAL REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

For the fiscal year ended December 31, 2020

or

☐	TRANSITION REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

Commission file number 1-32740

ENERGY TRANSFER LP

(Exact name of registrant as specified in its charter)

Delaware	30-0108820
(state or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

8111 Westchester Drive, Suite 600, Dallas, Texas 75225

(Address of principal executive offices) (zip code)

(214) 981-0700

(Registrant’s telephone number, including area code)

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Units	ET	New York Stock Exchange

Securities registered pursuant to section 12(g) of the Act: None

Indicate by check mark if the registrant is a well-known seasoned issuer, as defined in Rule 405 of the Securities Act.    Yes  ☒    No  ☐

Indicate by check mark if the registrant is not required to file reports pursuant to Section 13 or Section 15(d) of the Act.    Yes  ☐    No  ☒

Indicate by check mark whether the registrant (1) has filed all reports required to be filed by Section 13 or 15(d) of the Securities Exchange Act of 1934 during the preceding 12 months (or for such shorter period that the registrant was required to file such reports) and (2) has been subject to such filing requirements for the past 90 days.    Yes  ☒    No  ☐

Indicate by check mark whether the registrant has submitted electronically every Interactive Data File required to be submitted pursuant to Rule 405 of Regulation S-T during the preceding 12 months (or for such shorter period that the registrant was required to submit such files).    Yes  ☒    No  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐	Smaller reporting company	☐

		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Indicate by check mark whether the registrant has filed a report on and attestation to its management’s assessment of the effectiveness of its internal control over financial reporting under Section 404(b) of the Sarbanes-Oxley Act (15 U.S.C. 7262(b)) by the registered public accounting firm that prepared or issued its audit report.  ☒

Indicate by check mark whether the registrant is a shell company (as defined in Rule 12b-2 of the Exchange Act).    Yes  ☐    No  ☒

The aggregate market value as of June 30, 2020, of the registrant’s Common Units held by non-affiliates of the registrant, based on the reported closing price of such Common Units on the New York Stock Exchange on such date, was $16.46 billion. Common Units held by each executive officer and director and by each person who owns 5% or more of the outstanding Common Units have been excluded in that such persons may be deemed to be affiliates. This determination of affiliate status is not necessarily a conclusive determination for other purposes.

At February 12, 2021, the registrant had 2,702,436,307 Common Units outstanding.

DOCUMENTS INCORPORATED BY REFERENCE

None

Definitions

The following is a list of certain acronyms and terms used throughout this document:

/d	per day

AOCI	accumulated other comprehensive income (loss)

AROs	asset retirement obligations

Bbls	barrels

BBtu	billion British thermal units

Bcf	billion cubic feet

Btu	British thermal unit, an energy measurement used by gas companies to convert the volume of gas used to its heat equivalent, and thus calculate the actual energy content

Capacity	capacity of a pipeline, processing plant or storage facility refers to the maximum capacity under normal operating conditions and, with respect to pipeline transportation capacity, is subject to multiple factors (including natural gas injections and withdrawals at various delivery points along the pipeline and the utilization of compression) which may reduce the throughput capacity from specified capacity levels

CDM	CDM Resource Management LLC and CDM Environmental & Technical Services LLC, collectively

Citrus	Citrus, LLC, a 50/50 joint venture which owns FGT

Dakota Access	Dakota Access, LLC, a less than wholly-owned subsidiary of ETO

DOE	United States Department of Energy

DOJ	United States Department of Justice

DOT	United States Department of Transportation

Enable	Enable Midstream Partners, LP, a Delaware limited partnership

Energy Transfer Canada	Energy Transfer Canada ULC (formerly SemCAMS Midstream ULC), a less than wholly-owned subsidiary of ETO

EPA	United States Environmental Protection Agency

ETC Sunoco	ETC Sunoco Holdings LLC (formerly Sunoco Inc.), a wholly-owned subsidiary of ETO

ETC Tiger	ETC Tiger Pipeline, LLC, a wholly-owned subsidiary of ETO, which owns the Tiger Pipeline

ETO	Energy Transfer Operating, L.P.

ETO Preferred Units	ETO Series A Preferred Units, ETO Series B Preferred Units, ETO Series D Preferred Units, ETO Series E Preferred Units, ETO Series F Preferred Units and ETO Series G Preferred Units, collectively

ETO Series A Preferred Units	6.250% Series A Fixed-to-Floating Rate Cumulative Redeemable Perpetual Preferred Units

ETO Series B Preferred Units	6.625% Series B Fixed-to-Floating Rate Cumulative Redeemable Perpetual Preferred Units

ETO Series C Preferred Units	7.375% Series C Fixed-to-Floating Rate Cumulative Redeemable Perpetual Preferred Units

ETO Series D Preferred Units	7.625% Series D Fixed-to-Floating Rate Cumulative Redeemable Perpetual Preferred Units

ETO Series E Preferred Units	7.600% Series E Fixed-to-Floating Rate Cumulative Redeemable Perpetual Preferred Units

ETO Series F Preferred Units	6.750% Series F Fixed-Rate Reset Cumulative Redeemable Perpetual Preferred Units

ETO Series G Preferred Units	7.125% Series G Fixed-Rate Reset Cumulative Redeemable Perpetual Preferred Units

ETP GP	Energy Transfer Partners GP, L.P., the general partner of ETO

ETP Holdco	ETP Holdco Corporation, a wholly-owned subsidiary of ETO

ETP LLC	Energy Transfer Partners, L.L.C., the general partner of ETP GP

Exchange Act	Securities Exchange Act of 1934

ExxonMobil	Exxon Mobil Corporation

FEP	Fayetteville Express Pipeline LLC

FERC	Federal Energy Regulatory Commission

FGT	Florida Gas Transmission Pipeline and/or Florida Gas Transmission Company, LLC, a wholly-owned subsidiary of Citrus

GAAP	accounting principles generally accepted in the United States of America

General Partner	LE GP, LLC, the general partner of ET

HFOTCO	Houston Fuel Oil Terminal Company, a wholly-owned subsidiary of ETO, which owns the Houston Terminal

IDRs	incentive distribution rights

KMI	Kinder Morgan Inc.

Lake Charles LNG	Lake Charles LNG Company, LLC, a wholly-owned subsidiary of ETO

LCL	Lake Charles LNG Export Company, LLC, a wholly-owned subsidiary of ETO

LIBOR	London Interbank Offered Rate

LNG	liquefied natural gas

Lone Star	Lone Star NGL LLC, a wholly-owned subsidiary of ETO

MBbls	thousand barrels

MEP	Midcontinent Express Pipeline LLC

Mid-Valley	Mid-Valley Pipeline Company, a wholly-owned subsidiary of ETO

MMBbls	million barrels

MMcf	million cubic feet

MTBE	methyl tertiary butyl ether

NGL	natural gas liquid, such as propane, butane and natural gasoline

NYMEX	New York Mercantile Exchange

NYSE	New York Stock Exchange

ORS	Ohio River System LLC, a less than wholly-owned subsidiary of ETO

OSHA	Federal Occupational Safety and Health Act

OTC	over-the-counter

Panhandle	Panhandle Eastern Pipe Line Company, LP, a wholly-owned subsidiary of ETO

PCBs	polychlorinated biphenyls

PEP	Permian Express Partners LLC, a less than wholly-owned subsidiary of ETO

PES	Philadelphia Energy Solutions Refining and Marketing LLC

Phillips 66	Phillips 66 Partners LP

PHMSA	Pipeline Hazardous Materials Safety Administration

Regency	Regency Energy Partners LP, a wholly-owned subsidiary of ETO

RIGS	Regency Intrastate Gas System, a wholly-owned subsidiary of ETO

Rover	Rover Pipeline LLC, a less than wholly-owned subsidiary of ETO

Sea Robin	Sea Robin Pipeline Company, LLC, a wholly-owned subsidiary of Panhandle

SEC	Securities and Exchange Commission

SemGroup	SemGroup, LLC (formerly SemGroup Corporation)

Shell	Royal Dutch Shell plc

Southwest Gas	Pan Gas Storage, LLC (d.b.a. Southwest Gas Storage Company)

SPLP	Sunoco Pipeline L.P., a wholly-owned subsidiary of ETO

Sunoco Logistics Operations	Sunoco Logistics Partners Operations L.P, a wholly-owned subsidiary of ETO

Sunoco (R&M)	Sunoco (R&M), LLC

Transwestern	Transwestern Pipeline Company, LLC, a wholly-owned subsidiary of ETO

TRRC	Texas Railroad Commission

Trunkline	Trunkline Gas Company, LLC, a wholly-owned subsidiary of Panhandle

Unitholders	holders of Energy Transfer LP common units

USAC	USA Compression Partners, LP, a subsidiary of ETO

WMB	The Williams Companies, Inc.

White Cliffs	White Cliffs Pipeline, L.L.C.

Adjusted EBITDA is a term used throughout this document, which we define as total Partnership earnings before interest, taxes, depreciation, depletion, amortization and other non-cash items, such as non-cash compensation expense, gains and losses on disposals of assets, the allowance for equity funds used during construction, unrealized gains and losses on commodity risk management activities, inventory valuation adjustments, non-cash impairment charges, losses on extinguishments of debt and other non-operating income or expense items. Adjusted EBITDA reflect amounts for unconsolidated affiliates based on the same recognition and measurement methods used to record equity in earnings of unconsolidated affiliates. Adjusted EBITDA related to unconsolidated affiliates excludes the same items with respect to the unconsolidated affiliate as those excluded from the calculation of Segment Adjusted EBITDA and consolidated Adjusted EBITDA, such as interest, taxes, depreciation, depletion, amortization and other non-cash items. Although these amounts are excluded from Adjusted EBITDA related to unconsolidated affiliates, such exclusion should not be understood to imply that we have control over the operations and resulting revenues and expenses of such affiliates. We do not control our unconsolidated affiliates; therefore, we do not control the earnings or cash flows of such affiliates. The use of Segment Adjusted EBITDA or Adjusted EBITDA related to unconsolidated affiliates as an analytical tool should be limited accordingly.

Forward-Looking Statements

Certain matters discussed in this report, excluding historical information, as well as some statements by Energy Transfer LP (the “Partnership” or “ET”) in periodic press releases and some oral statements of the Partnership’s officials during presentations about the Partnership, include forward-looking statements. These forward-looking statements are identified as any statement that does not relate strictly to historical or current facts. Statements using words such as “anticipate,” “project,” “expect,” “plan,” “goal,” “forecast,” “estimate,” “intend,” “continue,” “could,” “believe,” “may,” “will” or similar expressions help identify forward-looking statements. Although the Partnership and its General Partner believe such forward-looking statements are based on reasonable assumptions and current expectations and projections about future events, no assurance can be given that such assumptions, expectations or projections will prove to be correct. Forward-looking statements are subject to a variety of risks, uncertainties and assumptions. If one or more of these risks or uncertainties materialize, or if underlying assumptions prove incorrect, the Partnership’s actual results may vary materially from those anticipated, estimated, projected, forecasted, expressed or expected in forward-looking statements since many of the factors that determine these results are subject to uncertainties and risks that are difficult to predict and beyond management’s control. For additional discussion of risks, uncertainties and assumptions, see the risk factor summary below and “Item 1A. Risk Factors” included in this annual report.

Risk Factor Summary

Summary of Risks Related to the Partnership’s Business

Results of Operations and Financial Condition. Our results of operations and financial condition could be impacted by many risks that are beyond our control, including the following:

•	fluctuations in the demand for and price of natural gas, NGLs, crude oil and refined products;

•	the outbreak of COVID-19 and recent geopolitical developments in the crude oil market;

•	failure to successfully combine the businesses of Energy Transfer and Enable;

•	an impairment of goodwill and intangible assets;

•	an interruption of supply of crude oil to our facilities;

•	the loss of any key producers or customers;

•	failure to retain or replace existing customers or volumes due to declining demand or increased competition;

•	unfavorable changes in natural gas price spreads between two or more physical locations;

•	production declines over time, which we may not be able to replace with production from newly drilled wells;

•	our customers’ ability to use our pipelines and third-party pipelines over which we have no control;

•	the inability to access or continue to access lands owned by third parties;

•	the overall forward market for crude oil and other products we store;

•	a natural disaster, catastrophe, terrorist attack or other similar event;

•	union disputes and strikes or work stoppages by unionized employees;

•	cybersecurity breaches and other disruptions or failures of our information systems;

•	failure to establish or maintain adequate corporate governance;

•	product liability claims and litigation;

•	actions taken by certain of our joint ventures that we do not control;

•	increasing levels of congestion in the Houston Ship Channel;

•	the costs of providing pension and other postretirement health care benefits and related funding requirements;

•	mergers among customers and competitors;

•	fraudulent activity or misuse of proprietary data involving our outsourcing partners; and

•	failure of the liquefaction project to secure long-term contractual arrangements or necessary approvals.

Indebtedness. Our business, results of operations, cash flows and financial condition, as well as our ability to make distributions, could be impacted by the following:

•	our debt level and debt agreements, or increases in interest rates;

•	changes in LIBOR reporting practices or the method in which LIBOR is determined;

•	the credit and risk profile of our general partner and its owners;

•	a downgrade of our credit ratings; and

•	losses resulting from the use of derivative financial instruments.

Capital Projects and Future Growth. Our business, results of operations, cash flows, financial condition, and future growth could be impacted by the following:

•	failure to make acquisitions on economically acceptable terms, or to successfully integrate acquired assets;

•	failure to secure debt and equity financing for capital projects on acceptable terms;

•	failure to construct new pipelines or to do so efficiently;

•	failure to execute our growth strategy due to increased competition within any of our core businesses; and

•	failure to attract and retain qualified employees.

Regulatory Matters. Our business, results of operations, cash flows, financial condition, and future growth could be impacted by the following:

•	increased regulation of hydraulic fracturing or produced water disposal;

•	legal or regulatory actions related to the Dakota Access Pipeline;

•	competition for water resources or limitations on water usage for hydraulic fracturing;

•	laws, regulations and policies governing the rates, terms and conditions of our services;

•	failure to recover the full amount of increases in the costs of our pipeline operations;

•	imposition of regulation on assets not previously subject to regulation;

•	costs and liabilities resulting from performance of pipeline integrity programs and related repairs;

•	new or more stringent pipeline safety controls or enforcement of legal requirements;

•	costs and liabilities associated with environmental and worker health and safety laws and regulations;

•	climate change legislation or regulations restricting emissions of greenhouse gases;

•	regulatory provisions of the Dodd-Frank Act and the rules adopted thereunder;

•

deepwater drilling laws and regulations, delays in the processing and approval of drilling permits and exploration, development, oil spill-response and decommissioning plans, and related developments; and

•	laws and regulations governing the specifications of products that we store and transport.

Risks Relating to Our Partnership Structure

Cash Distributions to Unitholders. Our cash distributions could be impacted by the following:

•	cash distributions are not guaranteed and may fluctuate with our performance and other external factors;

•	limitations on available cash that are imposed by our distribution policy;

•	our general partner’s absolute discretion in determining the level of cash reserves; and

•	unitholders’ potential liability to repay distributions.

Our General Partner. Our stakeholders could be impacted by risks related to our general partner, including:

•	transfer of control of our general partner to a third party without unitholder consent; and

•	substantial cost reimbursements due to our general partner.

Our Subsidiaries. Risks that are unique to our subsidiaries and/or our relationship to our subsidiaries could reduce our subsidiaries’ cash available for distributions to us, including:

•	the potential issuance of additional common units by Sunoco LP or USAC;

•	a significant decrease in demand for or the price of motor fuel in the areas Sunoco LP serves;

•	seasonal industry trends, which may cause Sunoco LP’s operating costs to fluctuate;

•	disruptions in Sunoco LP’s operations due to dangers inherent in motor fuel transportation;

•	adverse publicity for Sunoco LP resulting from negative events or developments;

•	increased costs to retain necessary land use, which could disrupt Sunoco LP’s operations; and

•	federal, state and local laws and regulations that govern the industries in which our subsidiaries operate.

Risks Related to Conflicts of Interest. Our stakeholders could be impacted by conflicts of interest, including:

•	our general partner may favor its own interests to the detriment of our Unitholders;

•	fiduciary duties owed to Sunoco LP, USAC and their respective unitholders by their general partners; and

•	potential conflicts of interest faced by directors and officers in managing our business.

Tax Risks. Our stakeholders could be impacted by tax risks, including:

•	our tax treatment depends on our status as a partnership for federal income tax purposes, and not being subject to a material amount of entity-level taxation;

•

our cash available for distribution to Unitholders may be substantially reduced if we become subject to entity-level taxation as a result of the Internal Revenue Service (“IRS”) treating us as a corporation or legislative, judicial or administrative changes, and may also be reduced by any audit adjustments if imposed directly on the partnership;

•	even if Unitholders do not receive any cash distributions from us, Unitholders will be required to pay taxes on their share of our taxable income;

•	a Unitholder’s share of our taxable income may be increased as a result of the IRS successfully contesting any of the federal income tax positions we take; and

•	tax-exempt entities and non-U.S. Unitholders face unique tax issues from owning our common units that may result in adverse tax consequences to them.

PART I

ITEM 1. BUSINESS

Overview

We are a Delaware limited partnership with common units publicly traded on the NYSE under the ticker symbol “ET.”

Unless the context requires otherwise, references to “we,” “us,” “our,” the “Partnership,” “ET” and “Energy Transfer” mean Energy Transfer LP and its consolidated subsidiaries, which include ETO, ETP GP, ETP LLC, Panhandle, Sunoco LP, USAC and Lake Charles LNG. References to the “Parent Company” mean Energy Transfer LP on a stand-alone basis.

The primary activities in which we are engaged, which are in the United States and Canada, and the operating subsidiaries through which we conduct those activities are as follows:

•	natural gas operations, including the following:

•	natural gas midstream and intrastate transportation and storage;

•	interstate natural gas transportation and storage; and

•	crude oil, NGL and refined products transportation, terminalling services and acquisition and marketing activities, as well as NGL storage and fractionation services.

In addition, we own investments in other businesses, including Sunoco LP and USAC, both of which are publicly traded master limited partnerships.

Substantially all of the Partnership’s cash flows are derived from distributions related to its investment in ETO, whose cash flows are derived from its subsidiaries, including ETO’s investments in Sunoco LP and USAC. The Parent Company’s primary cash requirements are for distributions to its partners, general and administrative expenses and debt service requirements. The Parent Company-only assets and liabilities are not available to satisfy the debts and other obligations of its subsidiaries. The Parent Company distributes its available cash remaining after satisfaction of the aforementioned cash requirements to its Unitholders on a quarterly basis.

We expect our subsidiaries to utilize their resources, along with cash from their operations, to fund their announced growth capital expenditures and working capital needs; however, the Parent Company may issue debt or equity securities from time to time as we deem prudent to provide liquidity for new capital projects of our subsidiaries or for other partnership purposes.

The following chart summarizes our organizational structure as of February 12, 2021. For simplicity, certain immaterial entities and ownership interests have not been depicted.

LE GP, LLC
0.1% General Partner Interest
ET Class A Units
Energy Transfer LP
(NYSE: ET)
2,702,436,307 Common Units held by public
Non-Economic General Partner Interest;
100% Common Units
Energy Transfer Operating, L.P.
950,000 Series A Preferred Units held by public
550,000 Series B Preferred Units held by public
18,000,000 Series C Preferred Units held by public
17,800,000 Series D Preferred Units held by public
32,000,000 Series E Preferred Units held by public
500,000 Series F Preferred Units held by public
1,100,000 Series G Preferred Units held by public
100%
Sunoco Logistics Partners Operations L.P.
Other Operating Subsidiaries
Non-Economic General Partner Interest;
100% Incentive Distribution Rights;
28,463,967 SUN Common Units
Non-Economic General Partner Interest;
46,056,228 USAC common units
Sunoco LP
(NYSE: SUN)
54,879,735 common units held by public
USA Compression Partners, LP
(NYSE: USAC)
50,940,076 common units held by public

Unless the context requires otherwise, the Partnership and its subsidiaries are collectively referred to in this report as “we,” “us,” “ET,” “Energy Transfer” or “the Partnership.”

Significant Achievements in 2020 and Beyond

•	During the third quarter of 2020, the Partnership completed its Lone Star Express expansion under budget and ahead of schedule.

•	During this first quarter of 2020, we completed the integration of the recently acquired SemGroup business and we began to realize financial savings from those actions.

•

During the fourth quarter of 2020, the Partnership completed construction of the Orbit Gulf Coast export terminal at Nederland and in January of 2021 loaded the first Very Large Ethane Carrier (“VLEC”) with 911,000 barrels of ethane destined for the northeastern Jiangsu Province, China.

•	In February 2021, the Partnership announced its entry into a definitive merger agreement to acquire Enable.

Segment Overview

See Note 17 to our consolidated financial statements in “Item 8. Financial Statements and Supplementary Data” for additional financial information about our segments.

Intrastate Transportation and Storage Segment

Natural gas transportation pipelines receive natural gas from other mainline transportation pipelines, storage facilities and gathering systems and deliver the natural gas to industrial end-users, storage facilities, utilities, power generators and other third-party pipelines. Through our intrastate transportation and storage segment, we own and operate (through wholly-owned subsidiaries or through joint venture interests) approximately 9,400 miles of natural gas transportation pipelines with approximately 22 Bcf/d of transportation capacity and three natural gas storage facilities located in the state of Texas.

Energy Transfer operates one of the largest intrastate pipeline systems in the United States providing energy logistics to major trading hubs and industrial consumption areas throughout the United States. Our intrastate transportation and storage segment focuses on the transportation of natural gas to major markets from various prolific natural gas producing areas (Permian, Barnett, Haynesville and Eagle Ford Shale) through our Oasis pipeline, our ETC Katy pipeline, our natural gas pipeline and storage systems that are referred to as the ET Fuel System, and our HPL System, as further described below.

Our intrastate transportation and storage segment’s results are determined primarily by the amount of capacity our customers reserve as well as the actual volume of natural gas that flows through the transportation pipelines. Under transportation contracts, our customers are charged (i) a demand fee, which is a fixed fee for the reservation of an agreed amount of capacity on the transportation pipeline for a specified period of time and which obligates the customer to pay a fee even if the customer does not transport natural gas on the respective pipeline, (ii) a transportation fee, which is based on the actual throughput of natural gas by the customer, (iii) fuel retention based on a percentage of gas transported on the pipeline, or (iv) a combination of the three, generally payable monthly.

We also generate revenues and margin from the sale of natural gas to electric utilities, independent power plants, local distribution companies, industrial end-users and marketing companies on our HPL System. Generally, we purchase natural gas from either the market (including purchases from our marketing operations) or from producers at the wellhead. To the extent the natural gas comes from producers, it is primarily purchased at a discount to a specified market price and typically resold to customers based on an index price. In addition, our intrastate transportation and storage segment generates revenues from fees charged for storing customers’ working natural gas in our storage facilities and from managing natural gas for our own account.

Interstate Transportation and Storage Segment

Natural gas transportation pipelines receive natural gas from supply sources including other transportation pipelines, storage facilities and gathering systems and deliver the natural gas to industrial end-users and other pipelines. Through our interstate transportation and storage segment, we directly own and operate approximately 12,340 miles of interstate natural gas pipelines with approximately 10.7 Bcf/d of transportation capacity and another approximately 6,780 miles and 10.7 Bcf/d of transportation capacity through joint venture interests.

ETO’s vast interstate natural gas network spans the United States from Florida to California and Texas to Michigan, offering a comprehensive array of pipeline and storage services. Our pipelines have the capability to transport natural gas from nearly all Lower 48 onshore and offshore supply basins to customers in the Southeast, Gulf Coast, Southwest, Midwest, Northeast and Canada. Through numerous interconnections with other pipelines, our interstate systems can access virtually any supply or market in the country. As discussed further herein, our interstate segment operations are regulated by the FERC, which has broad regulatory authority over the business and operations of interstate natural gas pipelines.

Lake Charles LNG, our wholly-owned subsidiary, owns an LNG import terminal and regasification facility located on Louisiana’s Gulf Coast near Lake Charles, Louisiana. The import terminal has approximately 9.0 Bcf of above ground storage capacity and the regasification facility has a send out capacity of 1.8 Bcf/d. Lake Charles LNG derives all of its revenue from a series of long-term contracts with a wholly-owned subsidiary of Shell.

LCL, a wholly-owned subsidiary of ETO, is currently developing a natural gas liquefaction facility for the export of LNG. The project would utilize existing dock and storage facilities owned by Lake Charles LNG located on the Lake Charles site. LCL entered into a prior development agreement with Shell in March 2019; however, Shell withdrew from the project in March 2020 due to adverse market factors affecting Shell’s business following the onset of the COVID-19 pandemic. We intend to continue to develop the project, possibly in conjunction with one or more equity partners, and we plan to evaluate a variety of alternatives to advance the project, including the possibility of reducing the size of the project from three trains (16.45 million tonnes per annum of LNG capacity) to two trains (11.0 million tonnes per annum). The project as currently designed is fully permitted by federal, state and local authorities, has all necessary export licenses and benefits from the infrastructure related to the existing regasification facility at the same site, including four LNG storage tanks, two deep water docks and other assets. In light of the existing brownfield infrastructure and the advanced state of the development of the project, we plan to continue to pursue the project on a disciplined, cost effective basis, and ultimately we will determine whether to make a final investment decision to proceed with the project based on market conditions, capital expenditure considerations and our success in securing equity participation by third parties as well as long-term LNG offtake commitments on satisfactory terms.

The results from our interstate transportation and storage segment are primarily derived from the fees we earn from natural gas transportation and storage services.

Midstream Segment

The midstream industry consists of natural gas gathering, compression, treating, processing, storage, and transportation, and is generally characterized by regional competition based on the proximity of gathering systems and processing plants to natural gas producing wells and the proximity of storage facilities to production areas and end-use markets. Gathering systems generally consist of a network of small diameter pipelines and, if necessary, compression systems, that collect natural gas from points near producing wells and transports it to larger pipelines for further transportation.

Treating plants remove carbon dioxide and hydrogen sulfide from natural gas that is higher in carbon dioxide, hydrogen sulfide or certain other contaminants, to ensure that it meets pipeline quality specifications. Natural gas processing involves the separation of natural gas into pipeline quality natural gas, or residue gas, and a mixed

NGL stream. Some natural gas produced by a well does not meet the pipeline quality specifications established by downstream pipelines or is not suitable for commercial use and must be processed to remove the mixed NGL stream. In addition, some natural gas can be processed to take advantage of favorable margins for NGLs extracted from the gas stream.

Through our midstream segment, we own and operate natural gas gathering and NGL pipelines, natural gas processing plants, natural gas treating facilities and natural gas conditioning facilities with an aggregate processing capacity of approximately 8.7 Bcf/d. Our midstream segment focuses on the gathering, compression, treating, blending, and processing, and our operations are currently concentrated in major producing basins and shales in South Texas, West Texas, New Mexico, North Texas, East Texas, West Virginia, Pennsylvania, Ohio, Oklahoma, Kansas and Louisiana. Many of our midstream assets are integrated with our intrastate transportation and storage assets.

Our midstream segment also includes a 60% interest in Edwards Lime Gathering, LLC, which operates natural gas gathering, oil pipeline and oil stabilization facilities in South Texas and a 75% membership interest in ORS, which operates a natural gas gathering system in the Utica shale in Ohio.

Our midstream segment results are derived primarily from margins we earn for natural gas volumes that are gathered, transported, purchased and sold through our pipeline systems and the natural gas and NGL volumes processed at our processing and treating facilities.

NGL and Refined Products Transportation and Services Segment

Our NGL operations transport, store and execute acquisition and marketing activities utilizing a complementary network of pipelines, storage and blending facilities, and strategic off-take locations that provide access to multiple NGL markets.

Our NGL and refined products transportation and services segment includes:

•	approximately 4,823 miles of NGL pipelines;

•

Nederland Terminal and connecting pipelines which provide transportation of ethane, propane, butane and natural gasoline from our Mont Belvieu Facility to our Nederland Terminal where these products can be exported;

•

Marcus Hook Terminal which includes fractionation, storage and exporting assets. This facility is connected to our Mariner East pipeline system, which provides for the transportation of ethane and LPG products from western Pennsylvania, West Virginia and eastern Ohio to our Marcus Hook Terminal where these component products can be exported, processed or locally distributed;

•	NGL and propane fractionation facilities with an aggregate capacity of 975 MBbls/d;

•	NGL storage facility in Mont Belvieu with a working storage capacity of approximately 50 MMBbls; and

•

other NGL storage assets, located at our Cedar Bayou and Hattiesburg storage facilities, and our Nederland, Marcus Hook and Inkster NGL terminals with an aggregate storage capacity of approximately 17 MMBbls.

In the first quarter of 2020, we completed and placed into operation a seventh fractionator at our Mont Belvieu facility. In addition, we placed into service the Lone Star Express pipeline in the third quarter of 2020. The NGL pipelines primarily transport NGLs from the Permian and Delaware basins and the Barnett and Eagle Ford Shales to Mont Belvieu.

NGL terminalling services are facilitated by approximately 10 MMBbls of NGL storage capacity. These operations also support our liquids blending activities, including the use of our patented butane blending technology. Refined products operations provide transportation and terminalling services through the use of approximately 2,918 miles of refined products pipelines and 37 active refined products marketing terminals. Our marketing terminals are located primarily in the northeast, midwest and southwest United States, with approximately 8 MMBbls of refined products storage capacity. Our refined products operations utilize our integrated pipeline and terminalling assets, as well as acquisition and marketing activities, to service refined products markets in several regions throughout the United States. The mix of products delivered through our refined products pipelines varies seasonally, with gasoline demand peaking during the summer months, and demand for heating oil and other distillate fuels peaking in the winter. The products transported in these pipelines include multiple grades of gasoline and middle distillates, such as heating oil, diesel and jet fuel. Rates for shipments on these product pipelines are regulated by the FERC and other state regulatory agencies, as applicable.

Revenues in this segment are principally generated from fees charged to customers under dedicated contracts or take-or-pay contracts. Under a dedicated contract, the customer agrees to deliver the total output from particular processing plants that are connected to the NGL pipeline. Take-or-pay contracts have minimum throughput commitments requiring the customer to pay regardless of whether a fixed volume is transported. Fees are market-based, negotiated with customers and competitive with regional regulated pipelines and fractionators. Storage revenues are derived from base storage and throughput fees. This segment also derives revenues from the marketing of NGLs and processing and fractionating refinery off-gas.

Crude Oil Transportation and Services Segment

Our crude oil operations provide transportation (via pipeline and trucking), terminalling and acquisition and marketing services to crude oil markets throughout the southwest, midwest, northwestern and northeastern United States. Through our crude oil transportation and services segment, we own and operate (through wholly-owned subsidiaries or joint venture interests) approximately 10,850 miles of crude oil trunk and gathering pipelines in the southwest and midwest United States. This segment includes equity ownership interests in four crude oil pipelines, the Bakken Pipeline system, Bayou Bridge Pipeline, White Cliffs Pipeline and Maurepas Pipeline. Our crude oil terminalling services operate with an aggregate storage capacity of approximately 71 MMBbls, including approximately 29 MMBbls at our Gulf Coast terminal in Nederland, Texas, approximately 18.2 MMBbls at our Gulf coast terminal on the Houston Ship Channel and approximately 7.7 MMBbls at our Cushing facility in Cushing, Oklahoma. Our crude oil acquisition and marketing activities utilize our pipeline and terminal assets, our proprietary fleet crude oil tractor trailers and truck unloading facilities, as well as third-party assets, to service crude oil markets principally in the midcontinent United States.

Revenues throughout our crude oil pipeline systems are generated from tariffs paid by shippers utilizing our transportation services. These tariffs are filed with the FERC and other state regulatory agencies, as applicable.

Our crude oil acquisition and marketing activities include the gathering, purchasing, marketing and selling of crude oil. Specifically, the crude oil acquisition and marketing activities include:

•	purchasing crude oil at both the wellhead from producers, and in bulk from aggregators at major pipeline interconnections and trading locations;

•	storing inventory during contango market conditions (when the price of crude oil for future delivery is higher than current prices);

•	buying and selling crude oil of different grades at different locations in order to maximize value;

•	transporting crude oil using the pipelines, terminals and trucks or, when necessary or cost effective, pipelines, terminals or trucks owned and operated by third parties; and

•	marketing crude oil to major integrated oil companies, independent refiners and resellers through various types of sale and exchange transactions.

Investment in Sunoco LP

Sunoco LP is engaged in the distribution of motor fuels to independent dealers, distributors, and other commercial customers and the distribution of motor fuels to end-user customers at retail sites operated by commission agents. Additionally, it receives rental income through the leasing or subleasing of real estate used in the retail distribution of motor fuel. Sunoco LP also operates 78 retail stores located in Hawaii and New Jersey.

Sunoco LP is a distributor of motor fuels and other petroleum products which Sunoco LP supplies to third-party dealers and distributors, to independent operators of commission agent locations and other commercial consumers of motor fuel. Also included in the wholesale operations are transmix processing plants and refined products terminals. Transmix is the mixture of various refined products (primarily gasoline and diesel) created in the supply chain (primarily in pipelines and terminals) when various products interface with each other. Transmix processing plants separate this mixture and return it to salable products of gasoline and diesel.

Sunoco LP is the exclusive wholesale supplier of the Sunoco-branded motor fuel, supplying an extensive distribution network of approximately 5,556 Sunoco-branded company and third-party operated locations throughout the East Coast, Midwest, South Central and Southeast regions of the United States. Sunoco LP believes it is one of the largest independent motor fuel distributors of Chevron, ExxonMobil and Valero branded motor fuel in the United States. In addition to distributing motor fuels, Sunoco LP also distributes other petroleum products such as propane and lubricating oil, and Sunoco LP receives rental income from real estate that it leases or subleases.

Sunoco LP operations primarily consist of fuel distribution and marketing.

Investment in USAC

USAC provides natural gas compression services throughout the United States, including the Utica, Marcellus, Permian Basin, Delaware Basin, Eagle Ford, Mississippi Lime, Granite Wash, Woodford, Barnett, Haynesville, Niobrara and Fayetteville shales. USAC provides compression services to its customers primarily in connection with infrastructure applications, including both allowing for the processing and transportation of natural gas through the domestic pipeline system and enhancing crude oil production through artificial lift processes. As such, USAC’s compression services play a critical role in the production, processing and transportation of both natural gas and crude oil. As of December 31, 2020, USAC had 3,726,181 horsepower in its fleet.

USAC operates a modern fleet of compression units, with an average age of approximately seven years. USAC’s standard new-build compression units are generally configured for multiple compression stages allowing USAC to operate its units across a broad range of operating conditions. As part of USAC’s services, it engineers, designs, operates, services and repairs its compression units and maintains related support inventory and equipment.

USAC provides compression services to its customers under fixed-fee contracts with initial contract terms typically between six months and five years, depending on the application and location of the compression unit. USAC typically continues to provide compression services at a specific location beyond the initial contract term, either through contract renewal or on a month-to-month or longer basis. USAC primarily enters into fixed-fee contracts whereby its customers are required to pay a monthly fee even during periods of limited or disrupted throughput, which enhances the stability and predictability of its cash flows. USAC is not directly exposed to commodity price risk because it does not take title to the natural gas or crude oil involved in its services and because the natural gas used as fuel by its compression units is supplied by its customers without cost to USAC.

USAC’s assets and operations are all located and conducted in the United States.

All Other Segment

Our “All Other” segment includes the following:

•

Our marketing operations in which we market the natural gas that flows through our gathering and intrastate transportation assets, referred to as on-system gas. We also attract other customers by marketing volumes of natural gas that do not move through our assets, referred to as off-system gas. For both on-system and off-system gas, we purchase natural gas from natural gas producers and other suppliers and sell that natural gas to utilities, industrial consumers, other marketers and pipeline companies, thereby generating gross margins based upon the difference between the purchase and resale prices of natural gas, less the costs of transportation. For the off-system gas, we purchase gas or act as an agent for small independent producers that may not have marketing operations.

•	Our natural gas compression equipment business which has operations in Arkansas, California, Colorado, Louisiana, New Mexico, Oklahoma, Pennsylvania and Texas.

•	Our wholly-owned subsidiary, Dual Drive Technologies, Ltd. (“DDT”), which provides compression services to customers engaged in the transportation of natural gas, including our other segments.

•

Our subsidiaries are involved in the management of coal and natural resources properties and the related collection of royalties. We also earn revenues from other land management activities, such as selling standing timber, leasing coal-related infrastructure facilities, and collecting oil and gas royalties. These operations also include end-user coal handling facilities.

•	PEI Power LLC and PEI Power II LLC, which own and operate a facility in Pennsylvania that generates a total of 75 megawatts of electrical power.

•	Our 51% ownership interest in Energy Transfer Canada, which owns and operates natural gas processing and gathering facilities in Alberta, Canada.

Asset Overview

The descriptions below include summaries of significant assets within the Partnership’s reportable segments. Amounts, such as capacities, volumes and miles included in the descriptions below are approximate and are based on information currently available; such amounts are subject to change based on future events or additional information.

Intrastate Transportation and Storage

The following details our pipelines and storage facilities in the intrastate transportation and storage segment:

Description of Assets	Ownership Interest	Miles of Natural Gas Pipeline	Pipeline Throughput Capacity (Bcf/d)	Working Storage Capacity (Bcf/d)
ET Fuel System	100%	3,150	5.2	11.2
Oasis Pipeline(1)	100%	750	2.0	—
HPL System	100%	3,920	5.3	52.5
ETC Katy Pipeline	100%	460	2.9	—
Regency Intrastate Gas	100%	450	2.1	—
Comanche Trail Pipeline	16%	195	1.1	—
Trans-Pecos Pipeline	16%	143	1.4	—
Old Ocean Pipeline, LLC	50%	240	0.2	—
Red Bluff Express Pipeline	70%	108	1.4	—

(1)	Includes bi-directional capabilities

The following information describes our principal intrastate transportation and storage assets:

•

The ET Fuel System serves some of the most prolific production areas in the United States and is comprised of intrastate natural gas pipeline and related natural gas storage facilities. The ET Fuel System has many interconnections with pipelines providing direct access to power plants, other intrastate and interstate pipelines, and has bi-directional capabilities. It is strategically located near high-growth production areas and provides access to the three major natural gas trading centers in Texas, the Waha Hub near Pecos, Texas, the Maypearl Hub in Central Texas and the Carthage Hub in East Texas.

The ET Fuel System also includes our Bethel natural gas storage facility, with a working capacity of 6.0 Bcf, an average withdrawal capacity of 300 MMcf/d and an injection capacity of 75 MMcf/d, and our Bryson natural gas storage facility, with a working capacity of 5.2 Bcf, an average withdrawal capacity of 120 MMcf/d and an average injection capacity of 96 MMcf/d. Storage capacity on the ET Fuel System is contracted to third parties under fee-based arrangements that extend through 2023.

In addition, the ET Fuel System is integrated with our Godley processing plant which gives us the ability to bypass the plant when processing margins are unfavorable by blending the untreated natural gas from the North Texas System with natural gas on the ET Fuel System while continuing to meet pipeline quality specifications.

•

The Oasis Pipeline is primarily a 36-inch natural gas pipeline. It has bi-directional capabilities with approximately 1.3 Bcf/d of throughput capacity moving west-to-east and greater than 750 MMcf/d of throughput capacity moving east-to-west. The Oasis pipeline connects to the Waha and Katy market hubs and has many interconnections with other pipelines, power plants, processing facilities, municipalities and producers.

The Oasis pipeline is integrated with our gathering system known as the Southeast Texas System and is an important component to maximizing our Southeast Texas System’s profitability. The Oasis pipeline enhances the Southeast Texas System by (i) providing access for natural gas gathered on the Southeast Texas System to other third-party supply and market points and interconnecting pipelines and (ii) allowing us to bypass our processing plants and treating facilities on the Southeast Texas System when processing margins are unfavorable by blending untreated natural gas from the Southeast Texas System with gas on the Oasis pipeline while continuing to meet pipeline quality specifications.

•

The HPL System is an extensive network of intrastate natural gas pipelines, an underground Bammel storage reservoir and related transportation assets. The system has access to multiple sources of historically significant natural gas supply reserves from South Texas, the Gulf Coast of Texas, East Texas and the western Gulf of Mexico, and is directly connected to major gas distribution, electric and industrial load centers in Houston, Corpus Christi, Texas City, Beaumont and other cities located along the Gulf Coast of Texas. The HPL System is well situated to gather and transport gas in many of the major gas producing areas in Texas including a strong presence in the key Houston Ship Channel and Katy Hub markets, allowing us to play an important role in the Texas natural gas markets. The HPL System also offers its shippers off-system opportunities due to its numerous interconnections with other pipeline systems, its direct access to multiple market hubs at Katy, the Houston Ship Channel, Carthage and Agua Dulce, as well as our Bammel storage facility.

The Bammel storage facility has a total working gas capacity of approximately 52.5 Bcf, a peak withdrawal rate of 1.3 Bcf/d and a peak injection rate of 0.6 Bcf/d. The Bammel storage facility is located near the Houston Ship Channel market area and the Katy Hub, and is ideally suited to provide a physical backup for on-system and off-system customers. As of December 31, 2020, we had approximately 19.0 Bcf committed under fee-based arrangements with third parties and approximately 28.7 Bcf stored in the facility for our own account.

•

The ETC Katy Pipeline connects three treating facilities, one of which we own, with our gathering system known as Southeast Texas System. The ETC Katy pipeline serves producers in East and North Central Texas and provided access to the Katy Hub. The ETC Katy pipeline expansions include the 36-inch East

Texas extension to connect our Reed compressor station in Freestone County to our Grimes County compressor station, the 36-inch Katy expansion connecting Grimes to the Katy Hub, and the 42-inch Southeast Bossier pipeline connecting our Cleburne to Carthage pipeline to the HPL System.

•	RIGS is a 450-mile intrastate pipeline that delivers natural gas from northwest Louisiana to downstream pipelines and markets.

•

Comanche Trail Pipeline is a 195-mile intrastate pipeline that delivers natural gas from the Waha Hub near Pecos, Texas to the United States/Mexico border near San Elizario, Texas. The Partnership owns a 16% membership interest in and operates Comanche Trail.

•

Trans-Pecos Pipeline is a 143-mile intrastate pipeline that delivers natural gas from the Waha Hub near Pecos, Texas to the United States/Mexico border near Presidio, Texas. The Partnership owns a 16% membership interest in and operates Trans-Pecos.

•

Old Ocean is a 240-mile intrastate pipeline system that delivers natural gas from Ellis County, Texas to Brazoria County, Texas. The Partnership owns a 50% membership interest in and operates Old Ocean.

•

The Red Bluff Express Pipeline is an approximately 108-mile intrastate pipeline that runs through the heart of the Delaware basin and connects our Orla Plant, as well as third-party plants to the Waha Oasis Header. The Partnership owns a 70% membership interest in and operates Red Bluff Express.

Interstate Transportation and Storage

The following details our pipelines in the interstate transportation and storage segment:

Description of Assets	Ownership Interest	Miles of Natural Gas Pipeline	Pipeline Throughput Capacity (Bcf/d)	Working Gas Capacity (Bcf/d)
Florida Gas Transmission	50%	5,362	3.5	—
Transwestern Pipeline	100%	2,614	2.1	—
Panhandle Eastern Pipe Line(1)	100%	6,298	2.8	73.4
Trunkline Gas Company	100%	2,190	0.9	13.0
Tiger Pipeline	100%	197	2.4	—
Fayetteville Express Pipeline	50%	185	2.0	—
Sea Robin Pipeline	100%	740	2.0	—
Stingray Pipeline	100%	287	0.4	—
Rover Pipeline	32.6%	719	3.4	—
Midcontinent Express Pipeline	50%	512	1.8	—
Gulf States Transmission	100%	10	0.1	—

(1)	Natural gas storage assets are owned by Southwest Gas.

The following information describes our principal interstate transportation and storage assets:

•

Florida Gas Transmission Pipeline (“FGT”) has mainline capacity of 3.5 Bcf/d and approximately 5,362 miles of pipelines extending from south Texas through the Gulf Coast region of the United States to south Florida. The FGT system receives natural gas from various onshore and offshore natural gas producing basins. FGT is the principal transporter of natural gas to the Florida energy market, delivering approximately 60% of the natural gas consumed in the state. In addition, FGT’s system operates and maintains multiple interconnects with major interstate and intrastate natural gas pipelines, which provide FGT’s customers access to diverse natural gas producing regions. FGT’s customers include electric utilities, independent power producers, industrial end-users and local distribution companies. FGT is owned by Citrus, a 50/50 joint venture with KMI.

•	Transwestern Pipeline transports natural gas supply from the Permian Basin in West Texas and eastern New Mexico, the San Juan Basin in northwestern New Mexico and southern Colorado, and the Anadarko

Basin in the Texas and Oklahoma panhandles. The system has bi-directional capabilities and can access Texas and Midcontinent natural gas market hubs, as well as major western markets in Arizona, Nevada and California. Transwestern’s customers include local distribution companies, producers, marketers, electric power generators and industrial end-users.

•

Panhandle Eastern Pipe Line’s transmission system consists of four large diameter pipelines with bi-directional capabilities, extending approximately 1,300 miles from producing areas in the Anadarko Basin of Texas, Oklahoma and Kansas through Missouri, Illinois, Indiana, Ohio and into Michigan. Panhandle contracts for over 73 Bcf of natural gas storage.

•

Trunkline Gas Company’s transmission system consists of one large diameter pipeline with bi-directional capabilities, extending approximately 1,400 miles from the Gulf Coast areas of Texas and Louisiana through Arkansas, Mississippi, Tennessee, Kentucky, Illinois, Indiana and Michigan. Trunkline has one natural gas storage field located in Louisiana.

•	Tiger Pipeline is a bi-directional system that extends through the heart of the Haynesville Shale and ends near Delhi, Louisiana, interconnecting with multiple interstate pipelines.

•

Fayetteville Express Pipeline originates near Conway County, Arkansas and continues eastward to Panola County, Mississippi with multiple pipeline interconnections along the route. Fayetteville Express Pipeline is owned by a 50/50 joint venture with KMI.

•	Sea Robin Pipeline’s system consists of two offshore Louisiana natural gas supply pipelines extending 120 miles into the Gulf of Mexico.

•

Stingray Pipeline is an interstate natural gas pipeline system with related assets located in the western Gulf of Mexico and Johnson Bayou, Louisiana. Stingray has recently filed with the FERC to abandon a portion of its system to be used in non-gas service and the remaining portion to be operated as a non-FERC-regulated gathering system. The proceeding is pending a decision from FERC.

•

Rover Pipeline is a large diameter pipeline with total capacity to transport 3.4 Bcf/d natural gas from processing plants in West Virginia, Eastern Ohio and Western Pennsylvania for delivery to other pipeline interconnects in Ohio and Michigan, where the gas is delivered for distribution to markets across the United States, as well as to Ontario, Canada.

•

Midcontinent Express Pipeline originates near Bennington, Oklahoma and traverses northern Louisiana and central Mississippi to an interconnect with the Transcontinental Gas Pipeline system in Butler, Alabama. The Midcontinent Express Pipeline is owned by a 50/50 joint venture with KMI, the operator of the system.

•	Gulf States Transmission is a 10-mile interstate pipeline that extends from Harrison County, Texas to Caddo Parish, Louisiana.

Regasification Facility

Lake Charles LNG, our wholly-owned subsidiary, owns an LNG import terminal and regasification facility located on Louisiana’s Gulf Coast near Lake Charles, Louisiana. The import terminal has approximately 9.0 Bcf of above ground LNG storage capacity and the regasification facility has a send out capacity of 1.8 Bcf/d.

Liquefaction Project

LCL, a wholly-owned subsidiary of ETO, is in the process of developing an LNG liquefaction project at the site of our Lake Charles LNG import terminal and regasification facility. The project would utilize existing dock and storage facilities owned by Lake Charles LNG located on the Lake Charles site. LCL entered into a prior development agreement with Shell in March 2019; however, Shell withdrew from the project in March 2020 due to adverse market factors affecting Shell’s business following the onset of the COVID-19 pandemic. We intend to continue to develop the project, possibly in conjunction with one or more equity partners, and we plan to evaluate a variety of alternatives to advance the project, including the possibility of reducing the size of the project from three trains (16.45 million tonnes per annum of LNG capacity) to two trains (11.0 million tonnes per annum). The project as currently designed is fully permitted by federal, state and local authorities, has all necessary export licenses and benefits from the infrastructure related to the existing regasification facility at the same site, including four LNG storage tanks, two deep water docks and other assets. In light of the existing brownfield infrastructure and the advanced state of the development of the project, we plan to continue to pursue the project on a disciplined, cost effective basis, and ultimately we will determine whether to make a final investment decision to proceed with the project based on market conditions, capital expenditure considerations and our success in securing equity participation by third parties as well as long-term LNG offtake commitments on satisfactory terms. LCL is actively involved in a variety of activities related to the development of the project and has also been marketing LNG offtake to numerous potential customers in Asia and Europe.

The export of LNG produced by the liquefaction project from the United States would be undertaken under long-term export authorizations issued by the DOE to LCL. In March 2013, LCL obtained a DOE authorization to export LNG to countries with which the United States has or will have Free Trade Agreements (“FTA”) for trade in natural gas (the “FTA Authorization”). In July 2016, LCL also obtained a conditional DOE authorization to export LNG to countries that do not have an FTA for trade in natural gas (the “Non-FTA Authorization”). In October 2020, the DOE extended the FTA Authorization and Non-FTA Authorization to 30- and 25-year terms, respectively, following first deliveries on or before December 2025, consistent with the FERC authorization for the project. The FTA Authorization and Non-FTA Authorization have 25- and 20-year terms, respectively, commencing with the completion of construction of the liquefaction facility. In addition, LCL received its wetlands permits from the USACE to perform wetlands mitigation work and to perform modification and dredging work for the temporary and permanent dock facilities at the Lake Charles LNG facilities.

Midstream

The following details our assets in the midstream segment:

Description of Assets	Net Gas Processing Capacity (MMcf/d)
South Texas Region:
Southeast Texas System	410
Eagle Ford System	1,920
Ark-La-Tex Region	1,442
North Central Texas Region	700
Permian Region	2,740
Midcontinent Region	1,238
Eastern Region	200

The following information describes our principal midstream assets:

South Texas Region:

•

The Southeast Texas System is an integrated system that gathers, compresses, treats, processes, dehydrates and transports natural gas from the Austin Chalk trend and Eagle Ford shale formation. The Southeast Texas System is a large natural gas gathering system covering thirteen counties between Austin and Houston. This system is connected to the Katy Hub through the ETC Katy Pipeline and is also connected to the Oasis Pipeline. The Southeast Texas System includes two natural gas processing plants (La Grange and Alamo) with aggregate capacity of 410 MMcf/d. The La Grange and Alamo processing plants are natural gas processing plants that process the rich gas that flows through our gathering system to produce residue gas and NGLs. Residue gas is delivered into our intrastate pipelines and NGLs are delivered into our NGL pipelines to Lone Star.

Our treating facilities remove carbon dioxide and hydrogen sulfide from natural gas gathered into our system before the natural gas is introduced to transportation pipelines to ensure that the gas meets pipeline quality specifications.

•

The Eagle Ford Gathering System consists of 30-inch and 42-inch natural gas gathering pipelines with over 1.4 Bcf/d of capacity originating in Dimmitt County, Texas, and extending to both our King Ranch gas plant in Kleberg County, Texas and Jackson plant in Jackson County, Texas. The Eagle Ford Gathering System includes four processing plants (Chisholm, Kenedy, Jackson and King Ranch) with aggregate capacity of 1.92 Bcf/d. Our Chisholm, Kenedy, Jackson and King Ranch processing plants are connected to our intrastate transportation pipeline systems for deliveries of residue gas and are also connected with our NGL pipelines for delivery of NGLs to Lone Star.

Ark-La-Tex Region:

•

Our Northern Louisiana assets are comprised of several gathering systems in the Haynesville Shale with access to multiple markets through interconnects with several pipelines, including our Tiger Pipeline. Our Northern Louisiana assets include the Bistineau, Creedence, and Tristate Systems, which collectively include three natural gas treating facilities, with aggregate capacity of 1.4 Bcf/d.

•

The Ark-La-Tex assets gather, compress, treat and dehydrate natural gas in several parishes in north and west Louisiana and several counties in East Texas. These assets also include cryogenic natural gas processing facilities, a refrigeration plant, a conditioning plant, amine treating plants, a residue gas pipeline that provides market access for natural gas from our processing plants, including connections with pipelines that provide access to the Perryville Hub and other markets in the Gulf Coast region, and an NGL pipeline that provides connections to the Mont Belvieu market for NGLs produced from our processing plants. Collectively, the ten natural gas processing facilities (Dubach, Dubberly, Lisbon, Salem, Elm Grove, Minden, Ada, Brookeland, Lincoln Parish and Mt. Olive) have an aggregate capacity of 1.3 Bcf/d.

•

Through the gathering and processing systems described above and their interconnections with RIGS in north Louisiana, as well as other pipelines, we offer producers wellhead-to-market services, including natural gas gathering, compression, processing, treating and transportation.

North Central Texas Region:

•

The North Central Texas System is an integrated system located in four counties in North Central Texas that gathers, compresses, treats, processes and transports natural gas from the Barnett and Woodford Shales. Our North Central Texas assets include our Godley and Crescent plants, which process rich gas produced from the Barnett Shale and STACK play, with aggregate capacity of 700 MMcf/d. The Godley plant is integrated with the ET Fuel System.

Permian Region:

•

The Permian Basin Gathering System offers wellhead-to-market services to producers in eleven counties in West Texas, as well as two counties in New Mexico which surround the Waha Hub, one of Texas’s developing NGL-rich natural gas market areas. As a result of the proximity of our system to the Waha Hub, the Waha Gathering System has a variety of market outlets for the natural gas that we gather and process, including several major interstate and intrastate pipelines serving California, the midcontinent region of the United States and Texas natural gas markets. The NGL market outlets includes Lone Star’s liquids pipelines. The Permian Basin Gathering System includes eleven processing facilities (Waha, Coyanosa, Red Bluff, Halley, Jal, Keyston, Tippet, Orla, Panther, Rebel and Arrowhead) with an aggregate processing capacity of 2.4 Bcf/d and one natural gas conditioning facility with aggregate capacity of 200 MMcf/d.

•

We own a 50% membership interest in Mi Vida JV LLC, a joint venture which owns a 200 MMcf/d cryogenic processing plant in West Texas. We operate the plant and related facilities on behalf of the joint venture.

•

We own a 50% membership interest in Ranch Westex JV, LLC, which processes natural gas delivered from the NGL-rich Bone Spring and Avalon Shale formations in West Texas. The joint venture owns a 25 MMcf/d refrigeration plant and a 125 MMcf/d cryogenic processing plant.

Midcontinent Region:

•

The Midcontinent Systems are located in two large natural gas producing regions in the United States, the Hugoton Basin in southwest Kansas, and the Anadarko Basin in western Oklahoma and the Texas Panhandle and the STACK in central Oklahoma. These mature basins have continued to provide generally long-lived, predictable production volume. Our Midcontinent assets are extensive systems that gather, compress and dehydrate low-pressure gas. The Midcontinent Systems include sixteen natural gas processing facilities (Mocane, Beaver, Antelope Hills, Woodall, Wheeler, Sunray, Hemphill, Phoenix, Hamlin, Spearman, Red Deer, Lefors, Cargray, Gray, Rose Valley, and Hopeton) with an aggregate capacity of approximately 1.2 Bcf/d.

•

We operate our Midcontinent Systems at low pressures to maximize the total throughput volumes from the connected wells. Wellhead pressures are therefore adequate to allow for flow of natural gas into the gathering lines without the cost of wellhead compression.

•	We also own the Hugoton Gathering System that has 1,900 miles of pipeline extending over nine counties in Kansas and Oklahoma. This system is operated by a third party.

Eastern Region:

•

The Eastern Region assets are located in eleven counties in Pennsylvania, four counties in Ohio, three counties in West Virginia, and gather natural gas from the Marcellus and Utica basins. Our Eastern Region assets include approximately 600 miles of natural gas gathering pipeline, natural gas trunklines, fresh-water pipelines, and nine gathering and processing systems, as well as the 200 MMcf/d Revolution processing plant, which feeds into our Mariner East and Rover pipeline systems.

•

We also own a 51% membership interest in Aqua—ETC Water Solutions LLC, a joint venture that transports and supplies fresh water to natural gas producers drilling in the Marcellus Shale in Pennsylvania.

•

We own a 75% membership interest in ORS. On behalf of ORS, we operate its Ohio Utica River System, which consists of 47 miles of 36-inch, 13 miles of 30-inch and 3 miles of 24-inch gathering trunklines, that delivers up to 3.6 Bcf/d to Rockies Express Pipeline, Texas Eastern Transmission, Leach Xpress, Rover and DEO TPL-18.

NGL and Refined Products Transportation and Services

The following details the assets in our NGL and refined products transportation and services segment:

Description of Assets	Miles of Liquids Pipeline(1)	NGL Fractionation/ Processing Capacity (MBbls/d)	Working Storage Capacity (MBbls)
Liquids Pipelines:
Lone Star Express	892	—	—
West Texas Gateway Pipeline	510	—	—
Lone Star	1,400	—	—
Mariner East	667	—	—
Mariner South	67	—	—
Mariner West	398	—	—
White Cliffs Pipeline(2)	540	—	—
Other NGL Pipelines	279	—	—

Description of Assets	Miles of Liquids Pipeline(1)	NGL Fractionation/ Processing Capacity (MBbls/d)	Working Storage Capacity (MBbls)
Liquids Fractionation and Services Facilities:
Mont Belvieu Facilities	182	940	50,000
Sea Robin Processing Plant(3)	—	26	—
Refinery Services(3)	100	35	—
Hattiesburg Storage Facilities	—	—	5,200
Cedar Bayou	—	—	1,600
NGL Terminals:
Nederland	—	—	1,900
Orbit Gulf Coast	70	—	1,200
Marcus Hook Terminal	—	132	6,000
Inkster	—	—	860
Refined Products Pipelines:
Eastern region pipelines	1,016	—	—
Midcontinent region pipelines	332	—	—
Southwest region pipelines	376	—	—
Inland Pipeline	690	—	—
JC Nolan Pipeline	504	—	—
Refined Products Terminals:
Eagle Point	—	—	6,700
Marcus Hook Terminal	—	—	930
Marcus Hook Tank Farm	—	—	1,900
Marketing Terminals	—	—	7,700
JC Nolan Terminal	—	—	134

(1)	Miles of pipeline as reported to PHMSA.
(2)	The White Cliffs Pipeline consists of two parallel, 12-inch common carrier pipelines: one crude oil pipeline and one NGL pipeline.
(3)	Additionally, the Sea Robin Processing Plant and Refinery Services have inlet volume capacities of 850 MMcf/d and 54 MMcf/d, respectively.

The following information describes our principal NGL and refined products transportation and services assets:

•

The Lone Star Express System is an interstate NGL pipeline consisting of 24-inch and 30-inch long-haul transportation pipeline, with throughput capacity of approximately 500 MBbls/d, that delivers mixed NGLs from processing plants in the Permian Basin, the Barnett Shale, and from East Texas to the Mont Belvieu NGL storage facility. In the third quarter of 2020, we completed an expansion of the pipeline, which added approximately 400 MBbls/d of NGL pipeline capacity from Lone Star’s pipeline system near Wink, Texas to the Lone Star Express 30-inch pipeline south of Fort Worth, Texas. It is expected to be in service by the fourth quarter of 2020.

•	The West Texas Gateway Pipeline transports NGLs produced in the Permian and Delaware Basins and the Eagle Ford Shale to Mont Belvieu, Texas and has a throughput capacity of approximately 240 MBbls/d.

•

The Mariner East pipeline transports NGLs from the Marcellus and Utica Shales areas in Western Pennsylvania, West Virginia and Eastern Ohio to destinations in Pennsylvania, including our Marcus Hook Terminal on the Delaware River, where they are processed, stored and distributed to local, domestic and waterborne markets. The first phase of the project, referred to as Mariner East 1, consisted of interstate and intrastate propane and ethane service and commenced operations in the fourth quarter of 2014 and the first quarter of 2016, respectively. The second phase of the project, referred to as Mariner East 2, began service in December 2018. The Mariner East pipeline has a throughput capacity of approximately 345 MBbls/d.

•

The Mariner South liquids pipeline system consists of three pipelines and delivers export-grade propane, butane and natural gasoline from Lone Star’s Mont Belvieu, Texas storage and fractionation complex to our marine terminal in Nederland, Texas and has a total throughput capacity of approximately 600 MBbls/d.

•

The Mariner West pipeline provides transportation of ethane from the Marcellus shale processing and fractionating areas in Houston, Pennsylvania to Marysville, Michigan and the Canadian border and has a throughput capacity of approximately 50 MBbls/d.

•

The White Cliffs NGL pipeline, in which we have 51% ownership interest and was acquired by ET in the SemGroup acquisition and contributed to ETO in January 2020, transports NGLs produced in the DJ Basin to Cushing, where it interconnects with the Southern Hills Pipeline to move NGLs to Mont Belvieu, Texas and has a throughput capacity of approximately 90 MBbls/d.

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Other NGL pipelines include the 127-mile Justice pipeline with capacity of 375 MBbls/d, the 45-mile Freedom pipeline with a capacity of 56 MBbls/d, the 20-mile Spirit pipeline with a capacity of 20 MBbls/d and a 50% interest in the 87-mile Liberty pipeline with a capacity of 140 MBbls/d.

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Our Mont Belvieu storage facility is an integrated liquids storage facility with approximately 50 MMBbls of salt dome capacity providing 100% fee-based cash flows. The Mont Belvieu storage facility has access to multiple NGL and refined products pipelines, the Houston Ship Channel trading hub, and numerous chemical plants, refineries and fractionators.

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Our Mont Belvieu fractionators handle NGLs delivered from several sources, including the Lone Star Express pipeline and the Justice pipeline. Fractionator VI was placed in service in February 2019 and Fractionator VII was placed in service in the first quarter of 2020.

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Sea Robin is a rich gas processing plant located on the Sea Robin Pipeline in southern Louisiana. The plant is connected to nine interstate and four intrastate residue pipelines, as well as various deep-water production fields.

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Refinery Services consists of a refinery off-gas processing unit and an O-grade NGL fractionation / Refinery-Grade Propylene (“RGP”) splitting complex located along the Mississippi River refinery corridor in southern Louisiana. The off-gas processing unit cryogenically processes refinery off-gas, and the fractionation / RGP splitting complex fractionates the streams into higher value components. The O-grade fractionator and RGP splitting complex, located in Geismar, Louisiana, is connected by approximately 100 miles of pipeline to the Chalmette processing plant, which has a processing capacity of 54 MMcf/d.

•	The Hattiesburg storage facility is an integrated liquids storage facility with approximately 5 MMBbls of salt dome capacity, providing 100% fee-based cash flows.

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The Cedar Bayou storage facility is an integrated liquids storage facility with approximately 1.6 MMBbls of tank storage, generating revenues from fixed fee storage contracts, throughput fees, and revenue from blending butane into refined gasoline.

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The Nederland Terminal, in addition to crude oil activities, also provides approximately 1.9 MMBbls of storage and distribution services for NGLs in connection with the Mariner South and Mariner South 2 pipelines, which provide transportation of propane and butane products from the Mont Belvieu region to the Nederland Terminal, where such products can be exported via ship.

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The Orbit Gulf Coast joint venture consists of a 70-mile, 20-inch ethane pipeline with a throughput capacity of approximately 180 MBbls/d, delivering from Lone Star’s Mont Belvieu, Texas storage and fractionation complex to our marine terminal in Nederland, Texas, as well as a 180 MBbls/d ethane refrigeration facility and 1.2 MMBbls of storage capacity.

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The Marcus Hook Terminal includes fractionation, terminalling and storage assets, with a capacity of approximately 2 MMBbls of NGL storage capacity in underground caverns, 4 MMBbls of above-ground refrigerated storage, and related commercial agreements. The terminal has a total active refined products storage capacity of approximately 1 MMBbls. The facility can receive NGLs and refined products via marine vessel, pipeline, truck and rail, and can deliver via marine vessel, pipeline and truck. In addition to providing NGL storage and terminalling services to both affiliates and third-party customers, the Marcus Hook Terminal currently serves as an off-take outlet for our Mariner East 1 and Mariner East 2 pipeline systems.

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The Inkster terminal, located near Detroit, Michigan, consists of multiple salt caverns with a total storage capacity of approximately 860 MBbls of NGLs. We use the Inkster terminal’s storage in connection with the Toledo North pipeline system and for the storage of NGLs from local producers and a refinery in Western Ohio. The terminal can receive and ship by pipeline in both directions and has a truck loading and unloading rack.

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The Eastern region refined products pipelines consist of 6-inch to 16-inch diameters refined product pipelines in Eastern, Central and North Central Pennsylvania, 8-inch refined products pipeline in western New York and various diameters refined products pipeline in New Jersey (including 80 miles of the 16-inch diameter Harbor Pipeline).

•	The midcontinent region refined products pipelines primarily consist of 3-inch to 12-inch refined products pipelines in Ohio and 6-inch and 8-inch refined products pipeline in Michigan.

•	The Southwest region refined products pipelines are located in Eastern Texas and consist primarily of 8-inch diameter refined products pipeline.

•	The Inland refined products pipeline consists of 12, 10, 8 and 6-inch diameter pipelines in the western, northwestern, and northeastern regions of Ohio.

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The JC Nolan Pipeline is a joint venture between a wholly-owned subsidiary of the Partnership and a wholly-owned subsidiary of Sunoco LP, which transports diesel fuel from a tank farm in Hebert, Texas to Midland, Texas, and was placed into service in July 2019 and has a throughput capacity of approximately 36 MBbls/d.

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We have 37 refined products terminals with an aggregate storage capacity of approximately 8 MMBbls that facilitate the movement of refined products to or from storage or transportation systems, such as a pipeline, to other transportation systems, such as trucks or other pipelines. Each facility typically consists of multiple storage tanks and is equipped with automated truck loading equipment that is operational 24 hours a day.

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In addition to crude oil service, the Eagle Point terminal can accommodate three marine vessels (ships or barges) to receive and deliver refined products to outbound ships and barges. The tank farm has a total active refined products storage capacity of approximately 7 MMBbls and provides customers with access to the facility via ship, barge and pipeline. The terminal can deliver via ship, barge, truck or pipeline, providing customers with access to various markets. The terminal generates revenue primarily by charging fees based on throughput, blending services and storage.

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The Marcus Hook Terminal also has a tank farm with total refined products storage capacity of approximately 2 MMBbls of refined products storage. The terminal receives and delivers refined products via pipeline and primarily provides terminalling services to support movements on our refined products pipelines.

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The JC Nolan Terminal, located in Midland, Texas, is a joint venture between a wholly-owned subsidiary of the Partnership and a wholly-owned subsidiary of Sunoco LP, which provides diesel fuel storage that was placed into service in August 2019.

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This segment also includes the following joint ventures: 15% membership interest in the Explorer Pipeline Company, a 1,850-mile pipeline which originates from refining centers in Beaumont, Port Arthur, and Houston, Texas and extends to Chicago, Illinois; 31% membership interest in the Wolverine Pipe Line Company, a 1,055-mile pipeline that originates from Chicago, Illinois and extends to Detroit, Grand Haven, and Bay City, Michigan; 17% membership interest in the West Shore Pipe Line Company, a 650-mile pipeline which originates in Chicago, Illinois and extends to Madison and Green Bay, Wisconsin; a 14%

membership interest in the Yellowstone Pipe Line Company, a 710-mile pipeline which originates from Billings, Montana and extends to Moses Lake, Washington.

Crude Oil Transportation and Services

The following details our pipelines and terminals in its crude oil transportation and services operations:

Description of Assets	Ownership Interest	Miles of Crude Pipeline(1)	Working Storage Capacity (MBbls)
Dakota Access Pipeline	36.40%	1,172	—
Energy Transfer Crude Oil Pipeline	36.40%	744	—
Bayou Bridge Pipeline	60%	212	—
Permian Express Pipelines	87.7%	1,760	—
Wattenberg Oil Trunkline	100%	75	360
White Cliffs Pipeline(2)	51%	527	100
Maurepas Pipeline	51%	106	—
Other Crude Oil Pipelines	100%	6,256	—
Nederland Terminal	100%	—	29,000
Fort Mifflin Terminal	100%	—	3,300
Eagle Point Terminal	100%	—	1,800
Midland Terminal	100%	—	1,000
Marcus Hook Terminal	100%	—	1,000
Houston Terminal	100%	—	18,200
Cushing Facility	100%	—	7,700
Patoka, Illinois Terminal	87.7%	—	1,900

(1)	Miles of pipeline as reported to PHMSA.
(2)	The White Cliffs Pipeline consists of two parallel, 12-inch common carrier crude oil pipelines: one crude oil pipeline and one NGL pipeline.

Our crude oil operations consist of an integrated set of pipeline, terminalling, trucking and acquisition and marketing assets that service the movement of crude oil from producers to end-user markets. The following details our assets in the crude oil transportation and services segment:

Crude Oil Pipelines

Our crude oil pipelines consist of approximately 10,850 miles of crude oil trunk and gathering pipelines in the southwest, northwest and midwest United States, including our wholly-owned interests in West Texas Gulf, Permian Express Terminal LLC, Mid-Valley and Wattenberg Oil Trunkline. Additionally, we have equity ownership interests in two crude oil pipelines. Our crude oil pipelines provide access to several trading hubs, including the largest trading hub for crude oil in the United States located in Cushing, Oklahoma, and other trading hubs located in Midland, Colorado City and Longview, Texas. Our crude oil pipelines also deliver to and connect with other pipelines that deliver crude oil to a number of refineries.

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Bakken Pipeline. The Dakota Access and Energy Transfer Crude Oil pipelines are collectively referred to as the “Bakken Pipeline.” The Bakken Pipeline is a 1,916-mile pipeline with capacity of 570 MBbls/d, that transports domestically produced crude oil from the Bakken/Three Forks production areas in North Dakota to a storage and terminal hub outside of Patoka, Illinois, or to gulf coast connections including our crude terminal in Nederland, Texas.

The pipeline transports light, sweet crude oil from North Dakota to major refining markets in the Midwest and Gulf Coast regions.

The Dakota Access Pipeline went into service on June 1, 2017 and consists of approximately 1,172 miles of 12, 20, 24 and 30-inch diameter pipeline traversing North Dakota, South Dakota, Iowa and Illinois. Crude oil transported on the Dakota Access Pipeline originates at six terminal locations in the North Dakota counties of Mountrail, Williams and McKenzie. The pipeline delivers the crude oil to a hub outside of Patoka, Illinois where it can be delivered to the Energy Transfer Crude Oil Pipeline for delivery to the Gulf Coast or can be transported via other pipelines to refining markets throughout the Midwest.

The Energy Transfer Crude Oil Pipeline went into service on June 1, 2017 and consists of approximately 675 miles of mostly 30-inch converted natural gas pipeline and 69 miles of new 30-inch pipeline from Patoka, Illinois to Nederland, Texas, where the crude oil can be refined or further transported to additional refining markets.

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Bayou Bridge Pipeline. The Bayou Bridge Pipeline is a joint venture between ETO and Phillips 66, in which ETO has a 60% ownership interest and serves as the operator of the pipeline. Phase I of the pipeline, which consists of a 30-inch pipeline from Nederland, Texas to Lake Charles, Louisiana, went into service in April 2016. Phase II of the pipeline, which consists of 24-inch pipe from Lake Charles, Louisiana to St. James, Louisiana, which went into service in March 2019.

With the completion of Phase II, Bayou Bridge Pipeline has a capacity of approximately 480 MBbls/d of light and heavy crude oil from different sources to the St. James crude oil hub, which is home to important refineries located in the Gulf Coast region.

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Permian Express Pipelines. The Permian Express pipelines are part of the PEP joint venture and include the Permian Express 1, Permian Express 2, Permian Express 3, Permian Express 4, Permian Longview, Louisiana Access, Longview to Louisiana and Nederland Access pipelines. These pipelines are comprised of crude oil trunk pipelines and crude oil gathering pipelines in Texas and Oklahoma and provide takeaway capacity from the Permian Basin, with origins in multiple locations in Western Texas.

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White Cliffs Pipeline. White Cliffs Pipeline, which was acquired by ET in the SemGroup acquisition and contributed to ETO in January 2020, owns a 12-inch common carrier, crude oil pipeline, with a throughput capacity of 100 MBbls/d, that transports crude oil from Platteville, Colorado to Cushing, Oklahoma.

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Maurepas Pipeline. The Maurepas Pipeline, which was acquired by ET in the SemGroup acquisition and contributed to ETO in January 2020, consists of three pipelines, with an aggregate throughput capacity of 460 MBbls/d, which service refineries in the Gulf Coast region.

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Other Crude Oil pipelines include the Mid-Valley pipeline system which originates in Longview, Texas and passes through Louisiana, Arkansas, Mississippi, Tennessee, Kentucky and Ohio and terminates in Samaria, Michigan. This pipeline provides crude oil to a number of refineries, primarily in the Midwest United States.

In addition, we own a crude oil pipeline that runs from Marysville, Michigan to Toledo, Ohio, and a truck injection point for local production at Marysville. This pipeline receives crude oil from the Enbridge pipeline system for delivery to refineries located in Toledo, Ohio and to MPLX’s Samaria, Michigan tank farm, which supplies Marathon Petroleum Corporation’s refinery in Detroit, Michigan.

We also own and operate crude oil pipeline and gathering systems in Oklahoma and Kansas. We have the ability to deliver substantially all of the crude oil gathered on our Oklahoma and Kansas systems to Cushing. We are one of the largest purchasers of crude oil from producers in the area, and our crude oil acquisition and marketing activities business is the primary shipper on our Oklahoma crude oil system.

Crude Oil Terminals

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Nederland. The Nederland Terminal, located on the Sabine-Neches waterway between Beaumont and Port Arthur, Texas, is a large marine terminal providing storage and distribution services for refiners and other large transporters of crude oil and NGLs. The terminal receives, stores, and distributes crude oil, NGLs, feedstocks, petrochemicals and bunker oils (used for fueling ships and other marine vessels). The terminal currently has a total storage capacity of approximately 29 MMBbls in approximately 160 above ground storage tanks with individual capacities of up to 660 MBbls.

The Nederland Terminal can receive crude oil at four of its five ship docks and four barge berths. The four ship docks are capable of receiving over 2 MMBbls/d of crude oil. In addition to our crude oil pipelines, the terminal can also receive crude oil through a number of other pipelines, including the DOE. The DOE pipelines connect the terminal to the United States Strategic Petroleum Reserve’s West Hackberry caverns at Hackberry, Louisiana and Big Hill caverns near Winnie, Texas, which have an aggregate storage capacity of approximately 395 MMBbls.

The Nederland Terminal can deliver crude oil and other petroleum products via pipeline, barge and ship. The terminal has three ship docks and three barge berths that are capable of delivering crude oils for international transport. In total, the terminal is capable of delivering over 2 MMBbls/d of crude oil to our crude oil pipelines or a number of third-party pipelines including the DOE. The Nederland Terminal generates crude oil revenues primarily by providing term or spot storage services and throughput capabilities to a number of customers.

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Fort Mifflin. The Fort Mifflin terminal complex is located on the Delaware River in Philadelphia, Pennsylvania and includes the Fort Mifflin terminal, the Hog Island wharf, the Darby Creek tank farm and connecting pipelines. The Fort Mifflin terminal contains two ship docks with freshwater drafts and a total storage capacity of approximately 570 MBbls. Crude oil and some refined products enter the Fort Mifflin terminal primarily from marine vessels on the Delaware River.

The Hog Island wharf is located next to the Fort Mifflin terminal on the Delaware River and receives crude oil via two ship docks. The Darby Creek tank farm is a primary crude oil storage terminal that receives crude oil from the Fort Mifflin terminal and Hog Island wharf via our pipelines and has a total storage capacity of approximately 2.7 MMBbls

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Eagle Point. The Eagle Point terminal is located in Westville, New Jersey and consists of docks, truck loading facilities and a tank farm. The docks are located on the Delaware River and can accommodate three marine vessels (ships or barges) to receive and deliver crude oil, intermediate products and refined products to outbound ships and barges. The tank farm has a total active storage capacity of approximately 1.8 MMBbls and can receive crude oil via barge and rail and deliver via ship and barge, providing customers with access to various markets. The terminal generates revenue primarily by charging fees based on throughput, blending services and storage.

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Midland. The Midland terminal is located in Midland, Texas and was acquired in November 2016 from Vitol. The facility includes approximately 1 MMBbls of crude oil storage, a combined 20 lanes of truck loading and unloading, and provides access to the Permian Express 2 transportation system.

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Marcus Hook Terminal. The Marcus Hook Terminal can receive crude oil via marine vessel and can deliver via marine vessel and pipeline. The terminal has a total active crude oil storage capacity of approximately 1 MMBbls.

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Patoka, Illinois Terminal. The Patoka, Illinois terminal is a tank farm owned by the PEP joint venture and is located in Marion County, Illinois. The facility includes 234 acres of owned land and provides for approximately 1.9 MMBbls of crude oil storage.

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Houston Terminal. The Houston Terminal, which was acquired by ET in the SemGroup acquisition and contributed to ETO in February 2020, consists of storage tanks located on the Houston Ship Channel with an aggregate storage capacity of 18.2 MMBbls used to store, blend and transport refinery products and refinery feedstocks via pipeline, barge, rail, truck and ship. This facility has five deep-water ship docks on the Houston Ship Channel capable of loading and unloading Suezmax cargo vessels and seven barge docks which can accommodate 23 barges simultaneously, three crude oil pipelines connecting to four refineries and numerous rail and truck loading spots.

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Cushing Facilities. The Cushing Facility, which was acquired by ET in the SemGroup acquisition and contributed to ETO in January 2020, has approximately 7.7 MMBbls of crude oil storage, of which 5.7 MMBbls are leased to customers and 2.0 MMBbls are available for crude oil operations, blending and marketing activities. The storage terminal has inbound connections with the White Cliffs Pipeline from Platteville, Colorado, the Great Salt Plains Pipeline from Cherokee, Oklahoma, the Cimarron Pipeline from Boyer, Kansas, and two-way connections with all of the other major storage terminals in Cushing. The Cushing terminal also includes truck unloading facilities.

Crude Oil Acquisition and Marketing

Our crude oil acquisition and marketing operations are conducted using our assets, which include approximately 363 crude oil transport trucks, 350 trailers and approximately 166 crude oil truck unloading facilities, as well as third-party truck, rail, pipeline and marine assets.

Investment in Sunoco LP

Sunoco LP is a distributor of motor fuels and other petroleum products which Sunoco LP supplies to third-party dealers and distributors, to independent operators of commission agent locations and other commercial consumers of motor fuel. Also included in the wholesale operations are transmix processing plants and refined products terminals. Transmix is the mixture of various refined products (primarily gasoline and diesel) created in the supply chain (primarily in pipelines and terminals) when various products interface with each other. Transmix processing plants separate this mixture and return it to salable products of gasoline and diesel.

Sunoco LP is the exclusive wholesale supplier of the Sunoco-branded motor fuel, supplying an extensive distribution network of approximately 5,556 Sunoco-branded company and third-party operated locations throughout the East Coast, Midwest, South Central and Southeast regions of the United States. Sunoco LP believes it is one of the largest independent motor fuel distributors of Chevron, ExxonMobil and Valero branded motor fuel in the United States. In addition to distributing motor fuels, Sunoco LP also distributes other petroleum products such as propane and lubricating oil, and Sunoco LP receives rental income from real estate that it leases or subleases.

Sunoco LP operations primarily consist of fuel distribution and marketing.

Sunoco LP’s Fuel Distribution and Marketing Operations

Sunoco LP’s fuel distribution and marketing operations are conducted by the following consolidated subsidiaries:

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Sunoco, LLC (“Sunoco LLC”), a Delaware limited liability company, primarily distributes motor fuel in 30 states throughout the East Coast, Midwest, South Central and Southeast regions of the United States. Sunoco LLC also processes transmix and distributes refined product through its terminals in Alabama, Texas, Arkansas and New York;

•	Sunoco Retail LLC (“Sunoco Retail”), a Pennsylvania limited liability company, owns and operates retail stores that sell motor fuel and merchandise primarily in New Jersey;

•	Aloha Petroleum LLC, a Delaware limited liability company, distributes motor fuel and operates terminal facilities on the Hawaiian Islands; and

•	Aloha Petroleum, Ltd. (“Aloha”), a Hawaii corporation, owns and operates retail stores on the Hawaiian Islands.

Sunoco LP purchases motor fuel primarily from independent refiners and major oil companies and distributes it across more than 30 states throughout the East Coast, Midwest, South Central and Southeast regions of the United States, as well as Hawaii to approximately:

•	78 company owned and operated retail stores;

•	539 independently operated consignment locations where Sunoco LP sells motor fuel to customers under commission agent arrangements with such operators;

•	6,803 convenience stores and retail fuel outlets operated by independent operators, which are referred to as “dealers” or “distributors,” pursuant to long-term distribution agreements; and

•	2,476 other commercial customers, including unbranded convenience stores, other fuel distributors, school districts and municipalities and other industrial customers.

Sunoco LP’s Other Operations

Sunoco LP’s other operations include retail operations in Hawaii and New Jersey, credit card services and franchise royalties.

Investment in USAC

The following details the assets of USAC:

USAC’s modern, standardized compression unit fleet is powered primarily by the Caterpillar, Inc.’s 3400, 3500 and 3600 engine classes, which range from 401 to 5,000 horsepower per unit. These larger horsepower units, which USAC defines as 400 horsepower per unit or greater, represented 86.3% of its total fleet horsepower as of December 31, 2020. The remainder of its fleet consists of smaller horsepower units ranging from 40 horsepower to 399 horsepower that are primarily used in gas lift applications.

The following table provides a summary of USAC’s compression units by horsepower as of December 31, 2020:

Unit Horsepower	Fleet Horsepower	Number of Units	Percent of Fleet Horsepower	Percent of Units
Small horsepower
<400	510,123	3,001	13.7%	55.0%
Large horsepower
>400 and <1,000	437,543	751	11.7%	13.8%
>1,000	2,778,515	1,702	74.6%	31.2%

Total large horsepower	3,216,058	2,453	86.3%	45.0%

Total horsepower	3,726,181	5,454	100.0%	100.0%

All Other

The following details the significant assets in the “All Other” segment.

Contract Services Operations

We own and operate a fleet of equipment used to provide treating services, such as carbon dioxide and hydrogen sulfide removal, natural gas cooling, dehydration and Btu management. Our contract treating services are primarily located in Texas, Louisiana and Arkansas.

Compression

We own DDT, which provides compression services to customers engaged in the transportation of natural gas, including our other segments.

Natural Resources Operations

Our Natural Resources operations primarily involve the management and leasing of coal properties and the subsequent collection of royalties. We also earn revenues from other land management activities, such as selling standing timber, leasing fee-based coal-related infrastructure facilities to certain lessees and end-user industrial plants, collecting oil and gas royalties and from coal transportation, or wheelage fees. As of December 31, 2020, we owned or controlled approximately 757 million tons of proven and probable coal reserves in central and northern Appalachia, properties in eastern Kentucky, southwestern Virginia and southern West Virginia, and in the Illinois Basin, properties in southern Illinois, Indiana, and western Kentucky and as the operator of end-user coal handling facilities.

Canadian Operations

Our Canadian operations, which were acquired in the SemGroup acquisition, include a 51% ownership interest in Energy Transfer Canada which owns and operates natural gas processing and gathering facilities in Alberta, Canada. The Canadian operations assets include four sour natural gas processing plants and two sweet natural gas processing plants that have a combined operating capacity of 1,290 MMcf/d and a network of approximately 848 miles of natural gas gathering and transportation pipelines. The principal process performed at the processing plants is to remove contaminants and render the gas salable to downstream pipelines and markets.

Business Strategy

We believe we have engaged, and will continue to engage, in a well-balanced plan for growth through strategic acquisitions, internally generated expansion, measures aimed at increasing the profitability of our existing assets and executing cost control measures where appropriate to manage our operations.

We intend to continue to operate as a diversified, growth-oriented limited partnership. We believe that by pursuing independent operating and growth strategies we will be best positioned to achieve our objectives. We balance our desire for growth with our goal of preserving a strong balance sheet, ample liquidity and investment grade credit metrics.

Following is a summary of the business strategies of our core businesses:

Growth through acquisitions. We intend to continue to make strategic acquisitions that offer the opportunity for operational efficiencies and the potential for increased utilization and expansion of our existing assets while supporting our investment grade credit ratings.

Engage in construction and expansion opportunities. We intend to leverage our existing infrastructure and customer relationships by constructing and expanding systems to meet new or increased demand for midstream and transportation services.

Increase cash flow from fee-based businesses. We intend to increase the percentage of our business conducted with third parties under fee-based arrangements in order to provide for stable, consistent cash flows over long contract periods while reducing exposure to changes in commodity prices.

Enhance profitability of existing assets. We intend to increase the profitability of our existing asset base by adding new volumes under long-term producer commitments, undertaking additional initiatives to enhance utilization and reducing costs by improving operations.

Competition

Natural Gas

The business of providing natural gas gathering, compression, treating, transportation, storage and marketing services is highly competitive. Since pipelines are generally the only practical mode of transportation for natural gas over land, the most significant competitors of our transportation and storage segment are other pipelines. Pipelines typically compete with each other based on location, capacity, price and reliability.

We face competition with respect to retaining and obtaining significant natural gas supplies under terms favorable to us for the gathering, treating and marketing portions of our business. Our competitors include major integrated oil and gas companies, interstate and intrastate pipelines and other companies that gather, compress, treat, process, transport and market natural gas. Many of our competitors, such as major oil and gas and pipeline companies, have capital resources and control supplies of natural gas substantially greater than ours.

In marketing natural gas, we have numerous competitors, including marketing affiliates of interstate pipelines, major integrated oil and gas companies, and local and national natural gas gatherers, brokers and marketers of widely varying sizes, financial resources and experience. Local utilities and distributors of natural gas are, in some cases, engaged directly, and through affiliates, in marketing activities that compete with our marketing operations.

NGL

In markets served by our NGL pipelines, we face competition with other pipeline companies, including those affiliated with major oil, petrochemical and natural gas companies, and barge, rail and truck fleet operations. In general, our NGL pipelines compete with these entities in terms of transportation fees, reliability and quality of customer service. We face competition with other storage facilities based on fees charged and the ability to receive and distribute the customer’s products. We compete with a number of NGL fractionators in Texas and Louisiana. Competition for such services is primarily based on the fractionation fee charged.

Crude Oil and Refined Products

In markets served by our crude oil and refined products pipelines, we face competition from other pipelines as well as rail and truck transportation. Generally, pipelines are the safest, lowest cost method for long-haul, overland movement of products and crude oil. Therefore, the most significant competitors for large volume shipments in the areas served by our pipelines are other pipelines. In addition, pipeline operations face competition from rail and trucks that deliver products in a number of areas that our pipeline operations serve. While their costs may not be competitive for longer hauls or large volume shipments, rail and trucks compete effectively for incremental and marginal volume in many areas served by our pipelines.

With respect to competition from other pipelines, the primary competitive factors consist of transportation charges, access to crude oil supply and market demand. Competitive factors in crude oil purchasing and marketing include price and contract flexibility, quantity and quality of services, and accessibility to end markets.

Our refined product terminals compete with other independent terminals with respect to price, versatility and services provided. The competition primarily comes from integrated petroleum companies, refining and marketing companies, independent terminal companies and distribution companies with marketing and trading operations.

Wholesale Fuel Distribution and Retail Marketing

In our wholesale fuel distribution business, we compete primarily with other independent motor fuel distributors. The markets for distribution of wholesale motor fuel and the large and growing convenience store industry are highly competitive and fragmented, which results in narrow margins. We have numerous competitors, some of which may have significantly greater resources and name recognition than we do. Significant competitive factors include the availability of major brands, customer service, price, range of services offered and quality of service, among others. We rely on our ability to provide value-added and reliable service and to control our operating costs in order to maintain our margins and competitive position.

In our retail business, we face strong competition in the market for the sale of retail gasoline and merchandise. Our competitors include service stations of large integrated oil companies, independent gasoline service stations, convenience stores, fast food stores, supermarkets, drugstores, dollar stores, club stores and other similar retail outlets, some of which are well-recognized national or regional retail systems. The number of competitors varies depending on the geographical area. It also varies with gasoline and convenience store offerings. The principal competitive factors affecting our retail marketing operations include gasoline and diesel acquisition costs, site location, product price, selection and quality, site appearance and cleanliness, hours of operation, store safety, customer loyalty and brand recognition. We compete by pricing gasoline competitively, combining our retail gasoline business with convenience stores that provide a wide variety of products, and using advertising and promotional campaigns.

Credit Risk and Customers

Credit risk refers to the risk that a counterparty may default on its contractual obligations resulting in a loss to the Partnership. Credit policies have been approved and implemented to govern the Partnership’s portfolio of counterparties with the objective of mitigating credit losses. These policies establish guidelines, controls and limits to manage credit risk within approved tolerances by mandating an appropriate evaluation of the financial condition of existing and potential counterparties, monitoring agency credit ratings, and by implementing credit practices that limit exposure according to the risk profiles of the counterparties. Furthermore, the Partnership may, at times, require collateral under certain circumstances to mitigate credit risk as necessary. The Partnership also uses industry standard commercial agreements which allow for the netting of exposures associated with transactions executed under a single commercial agreement. Additionally, we utilize master netting agreements to offset credit exposure across multiple commercial agreements with a single counterparty or affiliated group of counterparties.

The Partnership’s counterparties consist of a diverse portfolio of customers across the energy industry, including petrochemical companies, commercial and industrial end-users, oil and gas producers, municipalities, gas and electric utilities, midstream companies and independent power generators. Our overall exposure may be affected positively or negatively by macroeconomic or regulatory changes that impact our counterparties to one extent or another. Currently, management does not anticipate a material adverse effect in our financial position or results of operations as a consequence of counterparty non-performance.

Our natural gas transportation and midstream revenues are derived significantly from companies that engage in exploration and production activities. The discovery and development of new shale formations across the United States has created an abundance of natural gas and crude oil resulting in a negative impact on prices in recent years for natural gas and crude oil. As a result, some of our exploration and production customers have been adversely impacted; however, we are monitoring these customers and mitigating credit risk as necessary.

During the year ended December 31, 2020, none of our customers individually accounted for more than 10% of our consolidated revenues.

Regulation

Regulation of Interstate Natural Gas Pipelines. The FERC has broad regulatory authority over the business and operations of interstate natural gas pipelines. Under the Natural Gas Act of 1938 (“NGA”), the FERC generally regulates the transportation of natural gas in interstate commerce. For FERC regulatory purposes, “transportation” includes natural gas pipeline transmission (forwardhauls and backhauls), storage and other services. The Florida Gas Transmission, Transwestern, Panhandle, Trunkline, Tiger, Fayetteville Express, Rover, Sea Robin, Gulf States and Midcontinent Express pipelines transport natural gas in interstate commerce and thus each qualifies as a “natural-gas company” under the NGA subject to the FERC’s regulatory jurisdiction. We also hold certain natural gas storage facilities that are subject to the FERC’s regulatory oversight under the NGA.

The FERC’s NGA authority includes the power to:

•	approve the siting, construction and operation of new facilities;

•	review and approve transportation rates;

•	determine the types of services our regulated assets are permitted to perform;

•	regulate the terms and conditions associated with these services;

•	permit the extension or abandonment of services and facilities;

•	require the maintenance of accounts and records; and

•	authorize the acquisition and disposition of facilities.

Under the NGA, interstate natural gas companies must charge rates that are just and reasonable. In addition, the NGA prohibits natural gas companies from unduly preferring or unreasonably discriminating against any person with respect to pipeline rates or terms and conditions of service.

The maximum rates to be charged by NGA-jurisdictional natural gas companies and their terms and conditions for service are required to be on file with the FERC. Most natural gas companies are authorized to offer discounts from their FERC-approved maximum just and reasonable rates when competition warrants such discounts. Natural gas companies are also generally permitted to offer negotiated rates different from rates established in their tariff if, among other requirements, such companies’ tariffs offer a cost-based recourse rate to a prospective shipper as an alternative to the negotiated rate. Natural gas companies must make offers of rate discounts and negotiated rates on a basis that is not unduly discriminatory. Existing tariff rates may be challenged by complaint or on the FERC’s own motion, and if found unjust and unreasonable, may be altered on a prospective basis from no earlier than the date of the complaint or initiation of a proceeding by the FERC. The FERC must also approve all rate changes. We cannot guarantee that the FERC will allow us to charge rates that fully recover our costs or continue to pursue its approach of pro-competitive policies.

For two of our NGA-jurisdictional natural gas companies, ETC Tiger and FEP, the large majority of capacity in those pipelines is subscribed for lengthy terms under FERC-approved negotiated rates. However, as indicated above, cost-based recourse rates are also offered under their respective tariffs.

Pursuant to the FERC’s rules promulgated under the Energy Policy Act of 2005, it is unlawful for any entity, directly or indirectly, in connection with the purchase or sale of electric energy or natural gas or the purchase or sale of transmission or transportation services subject to FERC jurisdiction: (i) to defraud using any device, scheme or artifice; (ii) to make any untrue statement of material fact or omit a material fact; or (iii) to engage in any act, practice or course of business that operates or would operate as a fraud or deceit. The Commodity Futures Trading Commission (“CFTC”) also holds authority to monitor certain segments of the physical and futures energy commodities market pursuant to the Commodity Exchange Act (“CEA”). With regard to our physical purchases and sales of natural gas, NGLs or other energy commodities; our transportation of these energy commodities; and any related hedging activities that we undertake, we are required to observe these anti-market manipulation laws and related regulations enforced by the FERC and/or the CFTC. These agencies hold substantial enforcement authority, including the ability to assess or seek civil penalties of up to $1.3 million per day per violation, to order disgorgement of profits and to recommend criminal penalties. Should we violate the anti-market manipulation laws and regulations, we could also be subject to related third-party damage claims by, among others, sellers, royalty owners and taxing authorities.

Failure to comply with the NGA, the Energy Policy Act of 2005, the CEA and the other federal laws and regulations governing our operations and business activities can result in the imposition of administrative, civil and criminal remedies.

Regulation of Intrastate Natural Gas and NGL Pipelines. Intrastate transportation of natural gas and NGLs is largely regulated by the state in which such transportation takes place. To the extent that our intrastate natural gas transportation systems transport natural gas in interstate commerce, the rates and terms and conditions of such services are subject to FERC jurisdiction under Section 311 of the Natural Gas Policy Act of 1978 (“NGPA”). The NGPA regulates, among other things, the provision of transportation services by an intrastate natural gas pipeline on behalf of a local distribution company or an interstate natural gas pipeline. The rates and terms and conditions of some transportation and storage services provided on the Oasis pipeline, HPL System, East Texas pipeline, ET Fuel System, Trans-Pecos pipeline and Comanche Trail pipeline are subject to FERC regulation pursuant to Section 311 of the NGPA. Under Section 311, rates charged for intrastate transportation must be fair and equitable, and amounts collected in excess of fair and equitable rates are subject to refund with interest. The terms and conditions of service set forth in the intrastate facility’s statement of operating conditions are also subject to FERC review and approval. Should the FERC determine not to authorize rates equal to or greater than our currently approved Section 311 rates, our business may be adversely affected. Failure to observe the service limitations applicable to transportation and storage services under Section 311, failure to comply with the rates approved by the FERC for Section 311 service, and failure to comply with the terms and conditions of service established in the pipeline’s FERC-approved statement of operating conditions could result in an alteration of jurisdictional status, and/or the imposition of administrative, civil and criminal remedies.

Our intrastate natural gas operations are also subject to regulation by various agencies in Texas, principally the TRRC. Our intrastate pipeline and storage operations in Texas are also subject to the Texas Utilities Code, as implemented by the TRRC. Generally, the TRRC is vested with authority to ensure that rates, operations and services of gas utilities, including intrastate pipelines, are just and reasonable and not discriminatory. The rates we charge for transportation services are deemed just and reasonable under Texas law unless challenged in a customer or TRRC complaint. We cannot predict whether such a complaint will be filed against us or whether the TRRC will change its regulation of these rates. Failure to comply with the Texas Utilities Code can result in the imposition of administrative, civil and criminal remedies.

Our NGL pipelines and operations are subject to state statutes and regulations which could impose additional environmental, safety and operational requirements relating to the design, siting, installation, testing, construction, operation, replacement and management of NGL transportation systems. In some jurisdictions, state public utility commission oversight may include the possibility of fines, penalties and delays in construction related to these regulations. In addition, the rates, terms and conditions of service for shipments of NGLs on our pipelines are subject to regulation by the FERC under the Interstate Commerce Act (“ICA”) and the Energy Policy Act of 1992 (the “EPAct of 1992”) if the NGLs are transported in interstate or foreign commerce whether by our pipelines or other means of transportation. Since we do not control the entire transportation path of all NGLs shipped on our pipelines, FERC regulation could be triggered by our customers’ transportation decisions.

Regulation of Sales of Natural Gas and NGLs. The price at which we buy and sell natural gas currently is not subject to federal regulation and, for the most part, is not subject to state regulation. The price at which we sell NGLs is not subject to federal or state regulation.

To the extent that we enter into transportation contracts with natural gas pipelines that are subject to FERC regulation, we are subject to FERC requirements related to the use of such capacity. Any failure on our part to comply with the FERC’s regulations and policies, or with an interstate pipeline’s tariff, could result in the imposition of civil and criminal penalties.

Our sales of natural gas are affected by the availability, terms and cost of pipeline transportation. As noted above, the price and terms of access to pipeline transportation are subject to extensive federal and state regulation. The FERC frequently proposes and implements new rules and regulations affecting those segments of the natural gas industry. These initiatives also may affect the intrastate transportation of natural gas under certain circumstances. The stated purpose of many of these regulatory changes is to promote competition among the various sectors of the natural gas industry and these initiatives generally reflect more light-handed regulation. We cannot predict the ultimate impact of these regulatory changes to our natural gas marketing operations, and we note that some of the FERC’s regulatory changes may adversely affect the availability and reliability of interruptible transportation service on interstate pipelines. We do not believe that we will be affected by any such FERC action in a manner that is materially different from other natural gas marketers with whom we compete.

Regulation of Gathering Pipelines. Section 1(b) of the NGA exempts natural gas gathering facilities from the jurisdiction of the FERC under the NGA. We own a number of natural gas pipelines in Texas, Louisiana and West Virginia that we believe meet the traditional tests the FERC uses to establish a pipeline’s status as a gathering pipeline not subject to FERC jurisdiction. However, the distinction between FERC-regulated transmission services and federally unregulated gathering services has been the subject of substantial litigation and varying interpretations, so the classification and regulation of our gathering facilities could be subject to change based on future determinations by the FERC, the courts and Congress. State regulation of gathering facilities generally includes various safety, environmental and, in some circumstances, nondiscriminatory take requirements and complaint-based rate regulation.

In Texas, our gathering facilities are subject to regulation by the TRRC under the Texas Utilities Code in the same manner as described above for our intrastate pipeline facilities. Louisiana’s Pipeline Operations Section of the Department of Natural Resources’ Office of Conservation is generally responsible for regulating intrastate pipelines and gathering facilities in Louisiana and has authority to review and authorize natural gas transportation transactions and the construction, acquisition, abandonment and interconnection of physical facilities.

Historically, apart from pipeline safety, Louisiana has not acted to exercise this jurisdiction respecting gathering facilities. In Louisiana, our Chalkley System is regulated as an intrastate transporter, and the Louisiana Office of Conservation has determined that our Whiskey Bay System is a gathering system.

We are subject to state ratable take and common purchaser statutes in all of the states in which we operate. The ratable take statutes generally require gatherers to take, without undue discrimination, natural gas production that may be tendered to the gatherer for handling. Similarly, common purchaser statutes generally require gatherers to purchase without undue discrimination as to source of supply or producer. These statutes are designed to prohibit discrimination in favor of one producer over another producer or one source of supply over another source of supply. These statutes have the effect of restricting the right of an owner of gathering facilities to decide with whom it contracts to purchase or transport natural gas.

Natural gas gathering may receive greater regulatory scrutiny at both the state and federal levels. For example, the TRRC has approved changes to its regulations governing transportation and gathering services performed by intrastate pipelines and gatherers, which prohibit such entities from unduly discriminating in favor of their affiliates. Many of the producing states have adopted some form of complaint-based regulation that generally allows natural gas producers and shippers to file complaints with state regulators in an effort to resolve grievances relating to natural gas gathering access and rate discrimination allegations. Our gathering operations could be adversely affected should they be subject in the future to the application of additional or different state or federal regulation of rates and services. Our gathering operations also may be or become subject to safety and operational regulations relating to the design, installation, testing, construction, operation, replacement and management of gathering facilities. Additional rules and legislation pertaining to these matters are considered or adopted from time to time. We cannot predict what effect, if any, such changes might have on our operations, but the industry could be required to incur additional capital expenditures and increased costs depending on future legislative and regulatory changes.

Regulation of Interstate Crude Oil, NGL and Products Pipelines. Interstate common carrier pipeline operations are subject to rate regulation by the FERC under the ICA, the EPAct of 1992, and related rules and orders. The ICA requires that tariff rates for petroleum pipelines be “just and reasonable” and not unduly discriminatory and that such rates and terms and conditions of service be filed with the FERC. This statute also permits interested persons to challenge proposed new or changed rates. The FERC is authorized to suspend the effectiveness of such rates for up to seven months, though rates are typically not suspended for the maximum allowable period. If the FERC finds that the new or changed rate is unlawful, it may require the carrier to pay refunds for the period that the rate was in effect. The FERC also may investigate, upon complaint or on its own motion, rates that are already in effect and may order a carrier to change its rates prospectively. Upon an appropriate showing, a shipper may obtain reparations for damages sustained for a period of up to two years prior to the filing of a complaint.

The FERC generally has not investigated interstate rates on its own initiative when those rates, like those we charge, have not been the subject of a protest or a complaint by a shipper. However, the FERC could investigate our rates at the urging of a third party if the third party is either a current shipper or has a substantial economic interest in the tariff rate level. Although no assurance can be given that the tariff rates charged by us ultimately will be upheld if challenged, management believes that the tariff rates now in effect for our pipelines are within the maximum rates allowed under current FERC policies and precedents.

For many locations served by our product and crude pipelines, we are able to establish negotiated rates. Otherwise, we are permitted to charge cost-based rates, or in many cases, grandfathered rates based on historical charges or settlements with our customers. To the extent we rely on cost-of-service ratemaking to establish or support our rates, the issue of the proper allowance for federal and state income taxes could arise. In July 2016, the United States Court of Appeals for the District of Columbia Circuit issued an opinion in United Airlines, Inc., et al. v. FERC, finding that the FERC had acted arbitrarily and capriciously when it failed to demonstrate that permitting an interstate petroleum products pipeline organized as a master limited partnership, or MLP, to include an income tax allowance in the cost of service underlying its rates, in addition to the discounted cash flow return on equity, would not result in the pipeline partnership owners double recovering their income taxes. The court vacated the FERC’s order and remanded to the FERC to consider mechanisms for demonstrating that there is no double recovery as a result of the income tax allowance. In December 2016, the FERC issued a Notice of Inquiry Regarding the Commission’s Policy for Recovery of Income Tax Costs. The FERC requested comments regarding how to address any double recovery resulting from the Commission’s current income tax allowance and rate of return policies. The comment period with respect to the notice of inquiry ended in April 2017.

In March 2018, the FERC issued a Revised Policy Statement on Treatment of Income Taxes in which the FERC found that an impermissible double recovery results from granting an MLP pipeline both an income tax allowance and a return on equity pursuant to the FERC’s discounted cash flow methodology. The FERC revised its previous policy, stating that it would no longer permit an MLP pipeline to recover an income tax allowance in its cost of service. The FERC stated it will address the application of the United Airlines decision to non-MLP partnership forms as those issues arise in subsequent proceedings. The FERC will also apply the revised Policy Statement and the Tax Cuts and Jobs Act of 2017 to initial crude oil pipeline cost-of-service rates and cost-of-service rate changes on a going-forward basis under the FERC’s existing ratemaking policies, including cost-of-service rate proceedings resulting from shipper-initiated complaints. In July 2018, the FERC dismissed requests for rehearing and clarification of the March 2018 Revised Policy Statement, but provided further guidance, clarifying that a pass-through entity will not be precluded in a future proceeding from arguing and providing evidentiary support that it is entitled to an income tax allowance and demonstrating that its recovery of an income tax allowance does not result in a double recovery of investors’ income tax costs. On July 31, 2020, the United States Court of Appeals for the District of Columbia Circuit issued an opinion upholding FERC’s decision denying a separate master limited partnership recovery of an income tax allowance and its decision not to require the master limited partnership to refund accumulated deferred income tax balances. In light of the rehearing order’s clarification regarding individual entities’ ability to argue in support of recovery of an income tax allowance and the court’s subsequent opinion upholding denial of an income tax allowance to a master limited partnership, the impacts the FERC’s policy on the treatment of income taxes may have on the rates an interstate pipeline held in a tax-pass-through entity can charge for the FERC regulated transportation services are unknown at this time. Please see “Item 1A. Risk Factors—Regulatory Matters.”

Effective January 2018, the 2017 Tax Cuts and Jobs Act changed several provisions of the federal tax code, including a reduction in the maximum corporate tax rate. With the lower tax rate, and as discussed immediately above, the maximum tariff rates allowed by the FERC under its rate base methodology may be impacted by a lower income tax allowance component. Many of our interstate pipelines, such as Tiger, Midcontinent Express and Fayetteville Express, have negotiated market rates that were agreed to by customers in connection with long-term contracts entered into to support the construction of the pipelines. Other systems, such as FGT, Transwestern and Panhandle, have a mix of tariff rate, discount rate, and negotiated rate agreements. In addition, several of these pipelines are covered by approved settlements, pursuant to which rate filings will be made in the future. As such, the timing and impact to these systems of any tax-related policy change is unknown at this time.

The EPAct of 1992 required the FERC to establish a simplified and generally applicable methodology to adjust tariff rates for inflation for interstate petroleum pipelines. As a result, the FERC adopted an indexing rate methodology which, as currently in effect, allows common carriers to change their rates within prescribed ceiling levels that are tied to changes in the Producer Price Index for Finished Goods, or PPI-FG. The FERC’s indexing methodology is subject to review every five years.

In December 2020, FERC issued an order setting the indexed rate at PPI-FG plus 0.78% during the five-year period commencing July 1, 2021 and ending June 30, 2026. That order is subject to rehearing and appeal, and several rehearing requests have been filed and are pending before FERC. The indexing methodology is applicable to existing rates, including grandfathered rates, with the exclusion of market-based rates. A pipeline is not required to raise its rates up to the index ceiling, but it is permitted to do so and rate increases made under the index are presumed to be just and reasonable unless a protesting party can demonstrate that the portion of the rate increase resulting from application of the index is substantially in excess of the pipeline’s increase in costs. Under the indexing rate methodology, in any year in which the index is negative, pipelines must file to lower their rates if those rates would otherwise be above the rate ceiling.

Finally, in November 2017, the FERC responded to a petition for declaratory order and issued an order that may have significant impacts on the way a marketer of crude oil or petroleum products that is affiliated with an interstate pipeline can price its services if those services include transportation on an affiliate’s interstate pipeline. In particular, the FERC’s November 2017 order prohibits buy/sell arrangements by a marketing affiliate if: (i) the transportation differential applicable to its affiliate’s interstate pipeline transportation service is at a discount to the affiliated pipeline’s filed rate for that service; and (ii) the pipeline affiliate subsidizes the loss. Several parties have requested that the FERC clarify its November 2017 order or, in the alternative, grant rehearing of the November 2017 order. The FERC extended the time frame to respond to such requests in January 2018 but has not yet taken final action. We are unable to predict how the FERC will respond to such requests. Depending on how the FERC responds, it could have an impact on the rates we are permitted to charge.

Regulation of Intrastate Crude Oil, NGL and Products Pipelines. Some of our crude oil, NGL and products pipelines are subject to regulation by the TRRC, the Pennsylvania Public Utility Commission and the Oklahoma Corporation Commission. The operations of our joint venture interests are also subject to regulation in the states in which they operate. The applicable state statutes require that pipeline rates be nondiscriminatory and provide no more than a fair return on the aggregate value of the pipeline property used to render services. State commissions generally have not initiated an investigation of rates or practices of petroleum pipelines in the absence of shipper complaints. Complaints to state agencies have been infrequent and are usually resolved informally. Although management cannot be certain that our intrastate rates ultimately would be upheld if challenged, we believe that, given this history, the tariffs now in effect are not likely to be challenged or, if challenged, are not likely to be ordered to be reduced.

In addition, as noted above, the rates, terms and conditions for shipments of crude oil, NGLs or products on our pipelines could be subject to regulation by the FERC under the ICA and the EPAct of 1992 if the crude oil, NGLs or products are transported in interstate or foreign commerce whether by our pipelines or other means of transportation. Since we do not control the entire transportation path of all crude oil, NGLs or products shipped on our pipelines, FERC regulation could be triggered by our customers’ transportation decisions.

Regulation of Pipeline Safety. Our pipeline operations are subject to regulation by the DOT, through PHMSA, pursuant to the Natural Gas Pipeline Safety Act of 1968, as amended (“NGPSA”), with respect to natural gas and the Hazardous Liquids Pipeline Safety Act of 1979, as amended (“HLPSA”), with respect to crude oil, NGLs and condensates. The NGPSA and HLPSA, as amended, govern the design, installation, testing, construction, operation, replacement and management of natural gas as well as crude oil, NGL and condensate pipeline facilities. Pursuant to these acts, PHMSA has promulgated regulations governing pipeline wall thickness, design pressures, maximum operating pressures, pipeline patrols and leak surveys, minimum depth requirements, and emergency procedures, as well as other matters intended to ensure adequate protection for the public and to prevent accidents and failures. Additionally, PHMSA has established a series of rules requiring pipeline operators to develop and implement integrity management programs for certain gas and hazardous liquid pipelines that, in the event of a pipeline leak or rupture, could affect high consequence areas (“HCAs”), which are areas where a release could have the most significant adverse consequences, including high population areas, certain drinking water sources and unusually sensitive ecological areas. Failure to comply with the pipeline safety laws and regulations may result in the assessment of sanctions, including administrative, civil or criminal penalties, the imposition of investigatory, remedial or corrective action obligations, the occurrence of delays in permitting or the performance of projects, or the issuance of injunctions limiting or prohibiting some or all of our operations in the affected area.

The HLPSA and NGPSA have been amended by the Pipeline Safety, Regulatory Certainty, and Job Creation Act of 2011 (“2011 Pipeline Safety Act”) and the Protecting Our Infrastructure of Pipelines and Enhancing Safety Act of 2016 (“2016 Pipeline Safety Act”). The 2011 Pipeline Safety Act increased the penalties for safety violations, established additional safety requirements for newly constructed pipelines and required studies of safety issues that could result in the adoption of new regulatory requirements by PHMSA for existing pipelines. The 2011 Pipeline Safety Act doubled the maximum administrative fines for safety violations from $100,000 to $200,000 for a single violation and from $1 million to $2 million for a related series of violations, but provided that these maximum penalty caps do not apply to certain civil enforcement actions. In January 2021, PHMSA issued a final rule increasing those maximum civil penalties to $222,504 per day, with a maximum of $2,225,034 for a series of violations. Upon reauthorization of PHMSA, Congress often directs the agency to complete certain rulemakings. For example, in the Consolidated Appropriations Bill for Fiscal Year 2021, Congress reauthorized PHMSA through fiscal year 2023 and directed the agency to move forward with several regulatory actions, including the “Pipeline Safety: Class Location Change Requirements” and the “Pipeline Safety: Safety of Gas Transmission and Gathering Pipelines” proposed rulemakings; Congress has also instructed PHMSA to issue final regulations to require operations of non-rural gas gathering lines and new and existing transmission and distribution pipelines to conduct certain leak detection and repair programs to require facility inspection and maintenance plans to align with those regulations. The timing and scope of such future rulemakings is uncertain.

In addition, states have adopted regulations, similar to existing PHMSA regulations, for intrastate gathering and transmission lines. The states in which we conduct operations typically have developed regulatory programs that parallel the federal regulatory scheme and are applicable to intrastate pipelines. Under such state regulatory programs, states have the authority to conduct pipeline inspections, to investigate accidents and to oversee compliance and enforcement, safety programs and record maintenance and reporting. Congress, PHMSA and individual states may pass or implement additional safety requirements that could result in increased compliance costs for us and other companies in our industry. For example, federal construction, maintenance and inspection standards under the NGPSA that apply to pipelines in relatively populated areas may not apply to gathering lines running through rural regions. However, in October 2019, PHMSA published three final rules that create or expand reporting, inspection, maintenance, and other pipeline safety obligations, including, among other things, extending pipeline integrity assessments to pipelines in certain locations, including newly-defined “Moderate Consequence Areas” (“MCAs”).

In another example of how future legal requirements could result in increased compliance costs, notwithstanding the applicability of the federal OSHA’s Process Safety Management (“PSM”) regulations and the EPA’s Risk Management Planning (“RMP”) requirements at regulated facilities, PHMSA and one or more state regulators, including the TRRC, have in recent years, expanded the scope of their regulatory inspections to include certain in-plant equipment and pipelines found within NGL fractionation facilities and associated storage facilities, in order to assess compliance of such equipment and pipelines with hazardous liquid pipeline safety requirements. To the extent that these actions are pursued by PHMSA, midstream operators of NGL fractionation facilities and associated storage facilities subject to such inspection may be required to make operational changes or modifications at their facilities to meet standards beyond current PSM and RMP requirements, which changes or modifications may result in additional capital costs, possible operational delays and increased costs of operation that, in some instances, may be significant.

Environmental Matters

General. Our operation of processing plants, pipelines and associated facilities, including compression, in connection with the gathering, processing, storage and transmission of natural gas and the storage and transportation of NGLs, crude oil and refined products is subject to stringent U.S. federal, tribal, state and local laws and regulations, including those governing, among other things, air emissions, wastewater discharges, the use, management and disposal of hazardous and nonhazardous materials and wastes, and the cleanup of contamination. Similar or more stringent laws also exist in Canada. Noncompliance with such laws and regulations, or incidents resulting in environmental releases, could cause us to incur substantial costs, penalties, fines and criminal sanctions, third-party claims for personal injury or property damage, capital expenditures to retrofit or upgrade our facilities and programs, or curtailment or cancellation of permits on operations. As with the industry generally, compliance with existing and anticipated environmental laws and regulations increases our overall cost of doing business, including our cost of planning, permitting, constructing and operating our plants, pipelines and other facilities. As a result of these laws and regulations, our construction and operation costs include capital, operating and maintenance cost items necessary to maintain or upgrade our equipment and facilities.

We have implemented procedures designed to ensure that governmental environmental approvals for both existing operations and those under construction are updated as circumstances require. Historically, our environmental compliance costs have not had a material adverse effect on our business, results of operations or financial condition; however, there can be no assurance that such costs will not be material in the future. For example, we cannot be certain that identification of presently unidentified conditions, more rigorous enforcement by regulatory agencies, enactment of more stringent environmental laws and regulations or unanticipated events will not arise in the future and give rise to environmental liabilities that could have a material adverse effect on our business, financial condition or results of operations.

Uncertainty about the future course of regulation exists because of the recent change in U.S. presidential administrations. In January 2021, the current administration issued an executive order directing all federal agencies to review and take action to address any federal regulations promulgated during the prior administration that may be inconsistent with the current administration’s policies. As a result, it is unclear the degree to which certain recent regulatory developments may be modified or rescinded. The executive order also established an Interagency Working Group on the Social Cost of Greenhouse Gases (“Working Group”), which is called on to, among other things, develop methodologies for calculating the “social cost of carbon,” “social cost of nitrous oxide” and “social cost of methane.” Recommendations from the Working Group are due beginning June 1, 2021, and final recommendations no later than January 2022. Further regulation of air emissions, as well as uncertainty regarding the future course of regulation, could eventually reduce the demand for oil and natural gas and, in turn, have a material adverse effect on our business, financial condition or results of operations.

Hazardous Substances and Waste Materials. To a large extent, the environmental laws and regulations affecting our operations relate to the release of hazardous substances and waste materials into soils, groundwater and surface water and include measures to prevent, minimize or remediate contamination of the environment. These laws and regulations generally regulate the generation, storage, treatment, transportation and disposal of hazardous substances and waste materials and may require investigatory and remedial actions at sites where such material has been released or disposed. For example, the Comprehensive Environmental Response, Compensation and Liability Act, as amended, (“CERCLA”), also known as the “Superfund” law, and comparable state laws, impose liability without regard to fault or the legality of the original conduct on certain classes of persons that contributed to a release of a “hazardous substance” into the environment. These persons include the owner and operator of the site where a release occurred and companies that disposed or arranged for the disposal of the hazardous substance that has been released into the environment. Under CERCLA, these persons may be subject to strict, joint and several liability, without regard to fault, for, among other things, the costs of investigating and remediating the hazardous substances that have been released into the environment, for damages to natural resources and for the costs of certain health studies. CERCLA and comparable state law also authorize the federal EPA, its state counterparts, and, in some instances, third parties to take actions in response to threats to the public health or the environment and to seek to recover from the responsible classes of persons the costs they incur. It is not uncommon for neighboring landowners and other third parties to file claims for personal injury and property damage allegedly caused by hazardous substances or other pollutants released into the environment. Although “petroleum” as well as natural gas and NGLs are excluded from CERCLA’s definition of a “hazardous substance,” in the course of our ordinary operations we generate wastes that may fall within that definition or that may be subject to other waste disposal laws and regulations. We may be responsible under CERCLA or state laws for all or part of the costs required to clean up sites at which such substances or wastes have been disposed.

We also generate both hazardous and nonhazardous wastes that are subject to requirements of the federal Resource Conservation and Recovery Act, as amended, (“RCRA”) and comparable state statutes. We are not currently required to comply with a substantial portion of the RCRA hazardous waste requirements at many of our facilities because the minimal quantities of hazardous wastes generated there make us subject to less stringent non-hazardous management standards. From time to time, the EPA has considered or third parties have petitioned the agency on the adoption of stricter handling, storage and disposal standards for nonhazardous wastes, including certain wastes associated with the exploration, development and production of crude oil and natural gas. For example, in 2016, the EPA entered into an agreement with several environmental groups to analyze certain Subtitle D criteria regulations pertaining to oil and gas wastes and, if necessary, revise them. In response to the decree, in April 2019, the EPA signed a determination that revision of the regulations is not necessary at this time. It is possible that some wastes generated by us that are currently classified as nonhazardous may in the future be designated as “hazardous wastes,” resulting in the wastes being subject to more rigorous and costly disposal requirements, or that the full complement of RCRA standards could be applied to facilities that generate lesser amounts of hazardous waste. Changes such as these examples in applicable regulations may result in a material increase in our capital expenditures or plant operating and maintenance expense and, in the case of our oil and natural gas exploration and production customers, could result in increased operating costs for those customers and a corresponding decrease in demand for our processing, transportation and storage services.

We currently own or lease sites that have been used over the years by prior owners and lessees and by us for various activities related to gathering, processing, storage and transmission of natural gas, NGLs, crude oil and refined products. Waste disposal practices within the oil and gas industry have improved over the years with the passage and implementation of various environmental laws and regulations. Nevertheless, some hydrocarbons and wastes have been disposed of or otherwise released on or under various sites during the operating history of those facilities that are now owned or leased by us. Notwithstanding the possibility that these releases may have occurred during the ownership or operation of these assets by others, these sites may be subject to CERCLA, RCRA and comparable state laws. Under these laws, we could be required to remove or remediate previously disposed wastes (including wastes disposed of or released by prior owners or operators) or contamination (including soil and groundwater contamination) or to prevent the migration of contamination.

As of December 31, 2020 and 2019, accruals of $306 million and $320 million, respectively, were recorded in our consolidated balance sheets as accrued and other current liabilities and other non-current liabilities to cover estimated material environmental liabilities.

The Partnership is subject to extensive and frequently changing federal, tribal, state and local laws and regulations, including those relating to the discharge of materials into the environment or that otherwise relate to the protection of the environment, waste management and the characteristics and composition of fuels. These laws and regulations require environmental assessment and remediation efforts at many of ETC Sunoco’s facilities and at formerly owned or third-party sites. Accruals for these environmental remediation activities amounted to $247 million and $252 million at December 31, 2020 and 2019, respectively, which is included in the total accruals above. These legacy sites that are subject to environmental assessments include formerly owned terminals and other logistics assets, retail sites that are no longer operated by ETC Sunoco, closed and/or sold refineries and other formerly owned sites. We have established a wholly-owned captive insurance company for these legacy sites that are no longer operating. The premiums paid to the captive insurance company include estimates for environmental claims that have been incurred but not reported, based on an actuarially determined fully developed claims expense estimate. In such cases, we accrue losses attributable to unasserted claims based on the discounted estimates that are used to develop the premiums paid to the captive insurance company. As of December 31, 2020, the captive insurance company held $189 million of cash and investments.

The Partnership’s accrual for environmental remediation activities reflects anticipated work at identified sites where an assessment has indicated that cleanup costs are probable and reasonably estimable. The accrual for known claims is undiscounted and is based on currently available information, estimated timing of remedial actions and related inflation assumptions, existing technology and presently enacted laws and regulations. It is often extremely difficult to develop reasonable estimates of future site remediation costs due to changing regulations, changing technologies and their associated costs, and changes in the economic environment. Engineering studies, historical experience and other factors are used to identify and evaluate remediation alternatives and their related costs in determining the estimated accruals for environmental remediation activities.

Under various environmental laws, including the RCRA, the Partnership has initiated corrective remedial action at certain of its facilities, formerly owned facilities and at certain third-party sites. At the Partnership’s major manufacturing facilities, we have typically assumed continued industrial use and a containment/remediation strategy focused on eliminating unacceptable risks to human health or the environment. The remediation accruals for these sites reflect that strategy. Accruals include amounts designed to prevent or mitigate off-site migration and to contain the impact on the facility property, as well as to address known, discrete areas requiring remediation within the plants. Remedial activities include, for example, closure of RCRA waste management units, recovery of hydrocarbons, handling of impacted soil, mitigation of surface water impacts and prevention or mitigation of off-site migration. A change in this approach as a result of changing the intended use of a property or a sale to a third party could result in a comparatively higher cost remediation strategy in the future.

In general, a remediation site or issue is typically evaluated on an individual basis based upon information available for the site or issue and no pooling or statistical analysis is used to evaluate an aggregate risk for a group of similar items (for example, service station sites) in determining the amount of probable loss accrual to be recorded. The estimates of environmental remediation costs also frequently involve evaluation of a range of estimates. In many cases, it is difficult to determine that one point in the range of loss estimates is more likely than any other. In these situations, existing accounting guidance allows us the minimum amount of the range to accrue. Accordingly, the low end of the range often represents the amount of loss which has been recorded. The Partnership’s consolidated balance sheet reflected $306 million in environmental accruals as of December 31, 2020.

In summary, total future costs for environmental remediation activities will depend upon, among other things, the identification of any additional sites, the determination of the extent of the contamination at each site, the timing and nature of required remedial actions, the nature of operations at each site, the technology available and needed to meet the various existing legal requirements, the nature and terms of cost-sharing arrangements with other potentially responsible parties, the availability of insurance coverage, the nature and extent of future environmental laws and regulations, inflation rates, terms of consent agreements or remediation permits with regulatory agencies and the determination of the Partnership’s liability at the sites, if any, in light of the number, participation level and financial viability of the other parties. The recognition of additional losses, if and when they were to occur, would likely extend over many years, but management can provide no assurance that it would be over many years. If changes in environmental laws or regulations occur or the assumptions used to estimate losses at multiple sites are adjusted, such changes could materially and adversely impact multiple facilities, formerly owned facilities and third-party sites at the same time. As a result, from time to time, significant charges against income for environmental remediation may occur. And while management does not believe that any such charges would have a material adverse impact on the Partnership’s consolidated financial position, it can provide no assurance.

Transwestern conducts soil and groundwater remediation at a number of its facilities. Some of the cleanup activities include remediation of several compressor sites on the Transwestern system for contamination by PCBs, and the costs of this work are not eligible for recovery in rates. The total accrued future estimated cost of remediation activities expected to continue through 2025 is $4 million, which is included in the total environmental accruals mentioned above. Transwestern received FERC approval for rate recovery of projected soil and groundwater remediation costs not related to PCBs effective April 1, 2007. Transwestern, as part of ongoing arrangements with customers, continues to incur costs associated with containing and removing potential PCB contamination. Future costs cannot be reasonably estimated because remediation activities are undertaken as potential claims are made by customers and former customers. Such future costs are not expected to have a material impact on our financial position, results of operations or cash flows, but management can provide no assurance.

Air Emissions. Our operations are subject to the federal Clean Air Act, as amended, and comparable state laws and regulations. These laws and regulations regulate emissions of air pollutants from various industrial sources, including our processing plants, and also impose various monitoring and reporting requirements. Such laws and regulations may require that we obtain pre-approval for the construction or modification of certain projects or facilities, such as our processing plants and compression facilities, expected to produce air emissions or to result in the increase of existing air emissions, that we obtain and strictly comply with air permits containing various emissions and operational limitations, or that we utilize specific emission control technologies to limit emissions. We will incur capital expenditures in the future for air pollution control equipment in connection with obtaining and maintaining operating permits and approvals for air emissions. In addition, our processing plants, pipelines and compression facilities are subject to increasingly stringent regulations, including regulations that require the installation of control technology or the implementation of work practices to control hazardous air pollutants. Moreover, the Clean Air Act requires an operating permit for major sources of emissions and this requirement applies to some of our facilities. Historically, our costs for compliance with existing Clean Air Act and comparable state law requirements have not had a material adverse effect on our results of operations; however, there can be no assurance that such costs will not be material in the future. The EPA and state agencies are often considering, proposing or finalizing new regulations that could impact our existing operations and the costs and timing of new infrastructure development. For example, in October 2015, the EPA published a final rule under the Clean Air Act, lowering the National Ambient Air Quality Standard (“NAAQS”) for ground-level ozone to 70 parts per billion for the 8-hour primary and secondary ozone standards. The EPA completed attainment/non-attainment designations in 2018, and states with moderate or high non-attainment areas must submit state implementation plans to the EPA by October 2021. By law, the EPA must review each NAAQS every five years. In December 2020, the EPA announced that it was retaining without revision the 2015 NAAQS for ozone. However, as mentioned above, in January 2021, the Biden administration issued an executive order directing federal agencies to review and take action to address any federal regulations or similar agency actions during the prior administration that may be inconsistent with the current administration’s stated priorities. The EPA was specifically ordered to, among other things, propose a Federal Implementation Plan for ozone standards for California, Connecticut, New York, Pennsylvania and Texas by January 2022. Reclassification of areas or imposition of more stringent standards may make it more difficult to construct new or modified sources of air pollution in newly designated non-attainment areas. Also, states are expected to implement more stringent requirements as a result of this new final rule, which could apply to our customers’ operations. Compliance with this or other new regulations could, among other things, require installation of new emission controls on some of our equipment, result in longer permitting timelines, and significantly increase our capital expenditures and operating costs, which could adversely impact our business.

Clean Water Act. The Federal Water Pollution Control Act of 1972, as amended, (“Clean Water Act”) and comparable state laws impose restrictions and strict controls regarding the discharge of pollutants, including hydrocarbon-bearing wastes, into state waters and waters of the United States. Pursuant to the Clean Water Act and similar state laws, a National Pollutant Discharge Elimination System, or state permit, or both, must be obtained to discharge pollutants into federal and state waters. In addition, the Clean Water Act and comparable state laws require that individual permits or coverage under general permits be obtained by subject facilities for discharges of storm water runoff. The Clean Water Act also prohibits the discharge of dredge and fill material in regulated waters, including wetlands, unless authorized by permit. In June 2015, the EPA and the USACE published a final rule attempting to clarify the federal jurisdictional reach over “waters of the United States” (“WOTUS”), but legal challenges to this rule followed. In January 2020, a new “waters of the United States” rule was finalized to replace the June 2015 rule, defining the following four categories of waters as WOTUS: traditional navigable waters and territorial seas; perennial and intermittent tributaries to those waters; lakes, ponds and impoundments of jurisdictional waters; and wetlands adjacent to jurisdictional waters. However, legal challenges to this rulemaking are ongoing, and it is possible that the Biden Administration could propose a broader interpretation of WOTUS. As a result of these developments, the scope of jurisdiction under the Clean Water Act is uncertain at this time, but to the extent any rule expands the scope of the Clean Water Act’s jurisdiction, our operations as well as our exploration and production customers’ drilling programs could incur increased costs and delays with respect to obtaining permits for dredge and fill activities in wetland areas.

Additionally, for over 35 years, the USACE has authorized construction, maintenance, and repair of pipelines under a streamlined Nationwide Permit (“NWP”) program. From time to time, environmental groups have challenged the NWP program, and, in April 2020, the U.S. District Court for the District of Montana determined that NWP 12 failed to comply with consultation requirements under the federal Endangered Species Act. The district court vacated NWP 12 and enjoined the issuance of new authorizations for oil and gas pipeline projects under the permit. While the district court’s order has subsequently been limited pending appeal, and NWP 12 authorizations remain available for certain oil and gas pipeline projects, we cannot predict the ultimate outcome of this case and its impacts on the NWP program. Additionally, in response to the vacatur, the Corps has announced a reissuance of NWP 13 for oil and natural gas pipeline activities, including certain revisions to the conditions for the use of NWP 12; however, the rulemaking may be subject to litigation or to further revision under the Biden Administration. While the full extent and impact of the vacatur is unclear at this time, we could face significant delays and financial costs if we must obtain individual permit coverage from USACE for our projects.

Spills. Our operations can result in the discharge of regulated substances, including NGLs, crude oil or other products. The Clean Water Act, as amended by the federal Oil Pollution Act of 1990, as amended, (“OPA”), and comparable state laws impose restrictions and strict controls regarding the discharge of regulated substances into state waters or waters of the United States. The Clean Water Act and comparable state laws can impose substantial administrative, civil and criminal penalties for non-compliance including spills and other non-authorized discharges. The OPA subjects owners of covered facilities to strict joint and potentially unlimited liability for removal costs and other consequences of a release of oil, where the release is into navigable waters, along shorelines or in the exclusive economic zone of the United States. Spill prevention control and countermeasure requirements of the Clean Water Act and some state laws require that containment dikes and similar structures be installed to help prevent the impact on navigable waters in the event of a release of oil. PHMSA, the EPA, or various state regulatory agencies, has approved our oil spill emergency response plans that are to be used in the event of a spill incident.

In addition, some states maintain groundwater protection programs that require permits for discharges or operations that may impact groundwater conditions. Our management believes that compliance with existing permits and compliance with foreseeable new permit requirements will not have a material adverse effect on our results of operations, financial position or expected cash flows.

Endangered Species. The Endangered Species Act, as amended, restricts activities that may affect endangered or threatened species or their habitat. Similar protections are offered to migratory birds under the Migratory Bird

Treaty Act. We may operate in areas that are currently designated as a habitat for endangered or threatened species or where the discovery of previously unidentified endangered species, or the designation of additional species as endangered or threatened may occur in which event such one or more developments could cause us to incur additional costs, to develop habitat conservation plans, to become subject to expansion or operating restrictions, or bans in the affected areas. Moreover, such designation of previously unprotected species as threatened or endangered in areas where our oil and natural gas exploration and production customers operate could cause our customers to incur increased costs arising from species protection measures and could result in delays or limitations in our customers’ performance of operations, which could reduce demand for our services.

Climate Change. Climate change continues to attract considerable public, governmental and scientific attention. As a result, numerous proposals have been made and are likely to continue to be made at the international, national, regional and state levels of government to monitor and limit emissions of greenhouse gases (“GHGs”). These efforts have included consideration of cap-and-trade programs, carbon taxes and GHG reporting and tracking programs, and regulations that directly limit GHG emissions from certain sources. In the United States, no comprehensive climate change legislation has been implemented at the federal level to date. However, Canada has implemented a federal carbon pricing regime, and, in the United States, President Biden has announced that he intends to pursue substantial reductions in greenhouse gas emissions, particularly from the oil and gas sector. For example, on January 27, 2021, President Biden signed an executive order that commits to substantial action on climate change, calling for, among other things, the increased use of zero-emissions vehicles by the federal government, the elimination of subsidies provided to the fossil fuel industry, an increase in the production of offshore wind energy, and an increased emphasis on climate-related risks across government agencies and economic sectors. Additionally, the EPA has adopted rules under authority of the Clean Air Act that, among other things, establish Potential for Significant Deterioration (“PSD”) construction and Title V operating permit reviews for GHG emissions from certain large stationary sources that are also potential major sources of certain principal, or criteria, pollutant emissions, which reviews could require securing PSD permits at covered facilities emitting GHGs and meeting “best available control technology” standards for those GHG emissions. In addition, the EPA has adopted rules requiring the monitoring and annual reporting of GHG emissions from certain petroleum and natural gas system sources in the United States, including, among others, onshore processing, transmission, storage and distribution facilities. In October 2015, the EPA amended and expanded the GHG reporting requirements to all segments of the oil and natural gas industry, including gathering and boosting facilities and blowdowns of natural gas transmission pipelines.

Federal agencies also have begun directly regulating GHG emissions, such as methane, from oil and natural gas operations. In June 2016, the EPA published New Source Performance Standards (“NSPS”), known as Subpart OOOOa, that require certain new, modified or reconstructed facilities in the oil and natural gas sector to reduce these methane gas and volatile organic compound (“VOC”) emissions. These Subpart OOOOa standards expand previously issued NSPS published by the EPA in 2012 and known as Subpart OOOO, by using certain equipment-specific emissions control practices, requiring additional controls for pneumatic controllers and pumps as well as compressors, and imposing leak detection and repair requirements for natural gas compressor and booster stations. In September 2020, the EPA removed natural gas transmission and storage operations from this sector and rescinded the methane-specific requirements of the rule for production and processing facilities. However, President Biden has signed an executive order calling for the suspension, revision, or rescission of the September 2020 rule and the reinstatement or issuance of methane emissions standards for new, modified, and existing oil and has facilities, including the transmission and storage segments. Methane emission standards imposed on the oil and gas sector could result in increased costs to our operations as well as result in delays or curtailment in such operations, which costs, delays or curtailment could adversely affect our business. Several states have also adopted, or are considering adopting, regulations related to GHG emissions, some of which are more stringent than those implemented by the federal government. Additionally, in December 2015, the United States joined the international community at the 21st Conference of the Parties of the United Nations Framework Convention on Climate Change in Paris, France in signing the “Paris Agreement,” a treaty that requires member countries to submit individually-determined, non-binding emission reduction goals every five years beginning in 2020. Although the United States has withdrawn from this agreement, President Biden has signed executive orders recommitting the United States to the Paris Agreement and calling for the federal government to formulate the United States’ emissions reduction goal. However, the impacts of these orders are unclear at this time.

The January 2021 climate change executive order also directed the Secretary of the Interior to pause new oil and natural gas leasing on public lands or in offshore waters pending completion of a comprehensive review of the federal permitting and leasing practices, consider whether to adjust royalties associated with coal, oil, and gas resources extracted from public lands and offshore waters, or take other appropriate action, to account for corresponding climate costs. The executive order also directed the federal government to identify “fossil fuel subsidies” to take steps to ensure that, to the extent consistent with applicable law, federal funding is not directly subsidizing fossil fuels. As noted above, a separate executive order issued in January 2021 established a Working Group that is called on to, among other things, develop methodologies for calculating the “social cost of carbon,” “social cost of nitrous oxide” and “social cost of methane.” Recommendations from the Working Group are due beginning June 1, 2021, and final recommendations no later than January 2022.

The adoption and implementation of any international, federal or state legislation or regulations that require reporting of GHGs or otherwise restrict emissions of GHGs could result in increased compliance costs or additional operating restrictions, and could have a material adverse effect on our business, financial condition, demand for our services, results of operations, and cash flows. Litigation risks are also increasing, as several oil and gas companies have been sued for allegedly causing climate-related damages due to their production and sale of fossil fuel products or for allegedly being aware of the impacts of climate change for some time but failing to adequately disclose such risks to their investors or customers. There is also a risk that financial institutions could be required to adopt policies that have the effect of reducing the funding provided to the fossil fuel sector. For example, recently, the Federal Reserve announced that it has joined the Network for Greening the Financial System, a consortium of financial regulators focused on addressing climate-related risks in the financial sector. Ultimately, this could make it more difficult to secure funding for exploration and production or midstream activities. Finally, most scientists have concluded that increasing concentrations of GHG in the atmosphere may produce climate changes that have significant physical effects, such as increased frequency and severity of storms, droughts, and floods and other climate events that could have an adverse effect on our assets.

If such effects were to occur, our operations could be adversely affected in various ways, including damages to our facilities from powerful winds or rising waters, or increased costs for insurance. Another possible consequence of climate change is increased volatility in seasonal temperatures. The market for our NGLs and natural gas is generally improved by periods of colder weather and impaired by periods of warmer weather, so any changes in climate could affect the market for the fuels that we transport, and thus demand for our services. Despite the use of the term “global warming” as a shorthand for climate change, some studies indicate that climate change could cause some areas to experience temperatures substantially colder than their historical averages. As a result, it is difficult to predict how the market for our products could be affected by increased temperature volatility, although if there is an overall trend of warmer temperatures, it would be expected to have an adverse effect on our business.

Employee Health and Safety. We are subject to the requirements of the federal OSHA and comparable state laws that regulate the protection of the health and safety of workers. In addition, the Occupational Safety and Health Administration’s hazard communication standard requires that information be maintained about hazardous materials used or produced in operations and that this information be provided to employees, state and local government authorities and citizens. Historically, our costs for OSHA required activities, including general industry standards, recordkeeping requirements, and monitoring of occupational exposure to regulated substances, have not had a material adverse effect on our results of operations but there is no assurance that such costs will not be material in the future.

Natural Resource Reviews. The National Environmental Policy Act (“NEPA”) provides for an environmental impact assessment process in connection with certain projects that involve federal lands or require approvals by federal agencies. The NEPA process implicates a number of other environmental laws and regulations, including the Endangered Species Act, Migratory Bird Treaty Act, Rivers and Harbors Act, Clean Water Act, Bald and Golden

Eagle Protection Act, Fish and Wildlife Coordination Act, Marine Mammal Protection Act and National Historic Preservation Act, often requiring coordination with numerous governmental authorities. The NEPA review process can be lengthy and subjective, resulting in delays in obtaining federal approvals for projects. Our projects that are subject to the NEPA can include pipeline construction and pipeline integrity projects that involve federal lands or require approvals by federal agencies. More stringent environmental impact analyses under or third-party challenges with respect to the sufficiency of any environmental impact statement or assessment prepared pursuant to NEPA could adversely impact such projects in the form of delays or increased compliance and mitigations costs.

Indigenous Protections. Part of our operations cross land that has historically been apportioned to various Native American/First Nations tribes (“Indigenous Peoples”), who may exercise significant jurisdiction and sovereignty over their lands. Indigenous Peoples may also have certain treaty rights and rights to consultation on projects that may affect such lands. Our operations may be impacted to the extent these tribal governments are found to have and choose to act upon such jurisdiction over lands where we operate. For example, in 2020, the Supreme Court ruled in McGirt v. Oklahoma that the Muscogee (Creek) Nation reservation in Eastern Oklahoma has not been disestablished. Although the court’s ruling indicates that it is limited to criminal law, as applied within the Muscogee (Creek) Nation reservation, the ruling may have significant potential implications for civil law, both in the Muscogee (Creek) Nation reservation and other reservations that may similarly be found to not have been disestablished. State courts in Oklahoma have applied the analysis in McGirt in ruling that the Cherokee, Chickasaw, Seminole, and Choctaw reservations likewise had not been disestablished.

On October 1, 2020, the EPA granted approval to the State of Oklahoma under Section 10211(a) of the Safe, Accountable, Flexible, Efficient Transportation Equity Act of 2005 (the “SAFETE Act”) to administer all of the State’s existing EPA-approved regulatory programs to Indian Country within the state except: Indian allotments to which Indians titles have not been extinguished; lands that are held in trust by the United States on behalf of any Indian or Tribe; lands that are owned in fee by any Tribe where title was acquired through a treaty with the United States to which such tribe is a party and that have never been allotted to any citizen or member of such Tribe. The approval extends the State’s authority for existing EPA-approved regulatory programs to all lands within the State to which the State applied such programs prior to the U.S. Supreme Court’s ruling in McGirt. However, several Tribes have expressed dissatisfaction with the consultation process performed in relation to this approval, and it is possible that EPA’s approval under the SAFETE Act could be challenged. Additionally, the SAFETE Act provides that any Tribe in Oklahoma may seek “Treatment as a State” by the EPA, and it is possible that one or more of the Tribes in Oklahoma may seek such an approval from EPA. At this time, we cannot predict how these jurisdictional issues may ultimately be resolved.

Human Capital Management

As of December 31, 2020, ET and its consolidated subsidiaries employed an aggregate of 11,421 employees, 1,217 of which are represented by labor unions. We believe that our relations with our employees are good.

Our employees are our greatest asset, and we seek to attract and retain top talent by fostering a culture that is guided by our core values in a manner that respects all people and cultures, promotes safety, and focuses on the protection of public health and the environment.

Ethics and Values. We are committed to operating our business in a manner that honors and respects all people and the communities in which we do business. We recognize that people are our most valued resource, and we are committed to hiring and investing in employees who strive for excellence and live by our core values: working safely, corporate stewardship, ethics and integrity, entrepreneurial mindset, our people, excellence and results, and social responsibility. We value our employees for what they bring to our organization by embracing those from all backgrounds, cultures, and experiences. We also believe that the keys to our successes have been the cultivation of an atmosphere of inclusion and respect within our family of partnerships and sustaining organizations that promote diversity and provide support across all communities. These are the principles upon which we build and strengthen relationships among our people, our stakeholders, and those within the communities we support.

Respecting All People and All Cultures. We believe strict adherence to our Code of Business Conduct and Ethics is not only right, but is in the best interest of the Partnership, its Unitholders, its customers, and the industry in general. In all instances, the policies of the Partnership require that the business of the Partnership be conducted in a lawful and ethical manner. Every employee acting on behalf of the Partnership must adhere to these policies. Please refer to “Item 10. Directors, Executive Officers and Corporate Governance” for additional information on our Code of Business Conduct and Ethics.

Commitment to Protecting Public Health, Safety and the Environment. Protecting public health and the environment is the primary initiative for our environmental management teams, both in the construction and operation of our assets. These teams consist of environmental engineers, scientists and geologists focused on ensuring that our environmental management systems responsibly and efficiently reduce emissions, protect and preserve the land, water and air around us, and remain in compliance with all applicable regulations. Our environmental, health and safety department’s more than 100 environmental and safety professionals provide environmental and safety training to our field representatives. This group also assists others throughout the organization in identifying continuous training for personnel, including the training that is required by applicable laws, regulations, standards, and permit conditions. Our safety standards and expectations are communicated to all employees and contractors with the expectation that each individual has the obligation to make safety the highest priority. Our safety culture aims to promote an open environment for discovering, resolving, and sharing safety challenges. We strive to eliminate unwanted safety events through a comprehensive process that promotes leadership, employee involvement, communication, personal responsibility to comply with standard operating procedures and regulatory requirements, effective risk reduction processes, maintaining clean facilities, contractor safety, and personal wellness. Energy Transfer’s goal is operational excellence, which means an injury- and incident-free workplace. To achieve this, we strive to hire and maintain the most qualified and dedicated workforce in the industry and make safety and safety accountability part of our daily operations. The OSHA Total Reportable Incident Rate (“TRIR”) is a key performance indicator by which we evaluate the success of our safety programs. TRIR provides companies with a look at their safety record performance for the year by calculating the number of recordable incidents per 200,000 hours worked. Out of more than 17 million hours worked, our TRIR was 0.87 for 2020, compared to 0.94 in 2019. We believe the Partnership’s low TRIR speaks to the investment in and focus on safety and environmental compliance as well as the reliability of our assets.

Regarding COVID-19, as an essential business providing critical energy infrastructure, the safety of our employees and the continued operation of our assets are our top priorities, and we will continue to operate in accordance with federal, state and local health guidelines and safety protocols. We have implemented several new policies and provided employees with training to help maintain the health and safety of our workforce.

For additional information on our Human Capital initiatives, please see our Community Engagement Report available on our website at http://www.energytransfer.com/corporate-responsibility/. Information contained on our website is not part of this report.

SEC Reporting

We file or furnish annual reports on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K and any related amendments and supplements thereto with the SEC. From time to time, we may also file registration and related statements pertaining to equity or debt offerings. The SEC maintains an internet website at http://www.sec.gov that contains reports, proxy and information statements and other information regarding issuers that file electronically with the SEC.

We provide electronic access, free of charge, to our periodic and current reports, and amendments to these reports, on our internet website located at http://www.energytransfer.com. These reports are available on our website as soon as reasonably practicable after we electronically file such materials with the SEC. Information contained on our website is not part of this report.

ITEM 1A. RISK FACTORS

In addition to risks and uncertainties in the ordinary course of business that are common to all businesses, important factors that are specific to our structure as a limited partnership, our industry and our company could materially impact our future performance and results of operations. We have provided below a list of these risk factors that should be reviewed when considering an investment in our securities. ETO, Panhandle, Sunoco LP and USAC file Annual Reports on Form 10-K that include risk factors that can be reviewed for further information. The risk factors set forth below, and those included in ETO’s, Panhandle’s, Sunoco LP’s and USAC’s Annual Reports, are not all the risks we face, and other factors currently considered immaterial or unknown to us may impact our future operations.

Risk Relating to the Partnership’s Business

Results of Operations and Financial Condition

Our cash flow depends primarily on the cash distributions we receive from our partnership interests in ETO, Sunoco LP and USAC, including the incentive distribution rights in Sunoco LP and, therefore, our cash flow is dependent upon the ability of ETO, Sunoco LP and USAC to make distributions in respect of those partnership interests.

We do not have any significant assets other than our partnership interests in ETO. As a result, our cash flow depends on the performance of ETO and its subsidiaries, including Sunoco LP and USAC, and their ability to make cash distributions, which is dependent on the results of operations, cash flows and financial condition of ETO and its subsidiaries, including Sunoco LP and USAC.

The amount of cash that ETO distributes to us each quarter depends upon the amount of cash ETO generates from its operations, which will fluctuate from quarter to quarter and will depend upon, among other things:

•	the amount of natural gas, NGLs, crude oil and refined products transported through ETO’s pipelines;

•	the level of throughput in processing and treating operations;

•	the fees charged and the margins realized by ETO, Sunoco LP and USAC for their services;

•	the price of natural gas, NGLs, crude oil and refined products;

•	the relationship between natural gas, NGL and crude oil prices;

•	the weather in their respective operating areas;

•	the level of competition from other midstream, transportation and storage and retail marketing companies and other energy providers;

•	the level of their respective operating costs and maintenance and integrity capital expenditures;

•	the tax profile on any blocker entities treated as corporations for federal income tax purposes that are owned by any of our subsidiaries;

•	prevailing economic conditions; and

•	the level and results of their respective derivative activities.

In addition, the actual amount of cash that ETO, and its subsidiaries, including Sunoco LP and USAC, will have available for distribution will also depend on other factors, such as:

•	the level of capital expenditures they make;

•	the level of costs related to litigation and regulatory compliance matters;

•	the cost of acquisitions, if any;

•	the levels of any margin calls that result from changes in commodity prices;

•	debt service requirements;

•	fluctuations in working capital needs;

•	their ability to borrow under their respective revolving credit facilities;

•	their ability to access capital markets;

•	restrictions on distributions contained in their respective debt agreements; and

•	the amount, if any, of cash reserves established by the board of directors and their respective general partners in their discretion for the proper conduct of their respective businesses.

ET does not have any control over many of these factors, including the level of cash reserves established by the board of directors. Accordingly, we cannot guarantee that ETO, Sunoco LP and USAC will have sufficient available cash to pay a specific level of cash distributions to their respective partners.

Furthermore, Unitholders should be aware that the amount of cash that our subsidiaries have available for distribution depends primarily upon cash flow and is not solely a function of profitability, which is affected by non-cash items. As a result, our subsidiaries may declare and/or pay cash distributions during periods when they record net losses. Please read “Risks Related to the Businesses of our Subsidiaries” included in this Item 1A for a discussion of further risks affecting ETO’s ability to generate distributable cash flow.

Income from our midstream, transportation, terminalling and storage operations is exposed to risks due to fluctuations in the demand for and price of natural gas, NGLs, crude oil and refined products that are beyond our control.

The prices for natural gas, NGLs, crude oil and refined products reflect market demand that fluctuates with changes in global and United States economic conditions and other factors, including:

•	the level of domestic natural gas, NGL, refined products and oil production;

•	the level of natural gas, NGL, refined products and oil imports and exports, including liquefied natural gas;

•	actions taken by natural gas and oil producing nations;

•	instability or other events affecting natural gas and oil producing nations;

•	the impact of weather, public health crises such as pandemics (including COVID-19), and other events of nature on the demand for natural gas, NGLs, refined products and oil;

•	the availability of storage, terminal and transportation systems, and refining, processing and treating facilities;

•	the price, availability and marketing of competitive fuels;

•	the demand for electricity;

•

activities by non-governmental organizations to limit certain sources of funding for the energy sector or restrict the exploration, development and production of oil and natural gas and related products;

•	the cost of capital needed to maintain or increase production levels and to construct and expand facilities;

•	the impact of energy conservation and fuel efficiency efforts; and

•	the extent of governmental regulations, taxation, fees and duties.

In the past, the prices of natural gas, NGLs, refined products and oil have been extremely volatile, and we expect this volatility to continue.

Any loss of business from existing customers or our inability to attract new customers due to a decline in demand for natural gas, NGLs, refined products or oil could have a material adverse effect on our revenues and results of operations. In addition, significant price fluctuations for natural gas, NGL, refined products and oil commodities could materially affect our profitability.

The outbreak of COVID-19 and recent geopolitical developments in the crude oil market could adversely impact our business, financial condition and results of operations.

On January 30, 2020, the World Health Organization (“WHO”) announced a global health emergency because of a new strain of coronavirus known as COVID-19 due to the risks it imposes on the international community as the virus spreads globally. In March 2020, the WHO classified the COVID-19 outbreak as a pandemic, based on the rapid increase in exposure globally. The global spread of COVID-19 caused a significant decline in economic activity and a reduced demand for goods and services, particularly in the energy industry, due to reduced operations and/or closures of businesses, “shelter in place” and other similar requirements imposed by government authorities, or other actions voluntarily undertaken by individuals and businesses concerned about exposure to COVID-19. The extent to which the COVID-19 pandemic continues to impact our business, operations and financial results depends on numerous evolving factors that we cannot accurately predict, including: the duration and scope of the pandemic; governmental, business and individuals’ actions taken in response to the pandemic and the associated impact on economic activity; the effect on the level of demand for natural gas, NGLs, refined products and/or crude oil; our ability to procure materials and services from third parties that are necessary for the operation of our business; our ability to provide our services, including as a result of travel restrictions on our employees and employees of third parties that we utilize in connection with our services; the potential for key executives or employees to fall ill with COVID-19; and the ability of our customers to pay for our services if their businesses suffer as a result of the pandemic.

In addition, policy disputes between the Organization of Petroleum Exporting Countries and Russia in the first quarter of 2020 resulted in Saudi Arabia significantly discounting the price of its crude oil, as well as Saudi Arabia and Russia significantly increasing the amount of crude oil they produce. These actions led to significant volatility in crude oil prices. More specifically, the spot price for West Texas Intermediate (WTI) crude oil, for physical delivery at Cushing, Oklahoma, decreased from $63.27 per barrel on January 6, 2020 to $(36.98) per barrel on April 20, 2020 and increased to more than $60 per barrel in February 2021.

Reduced demand for natural gas, NGLs, refined products and/or crude oil caused by the COVID-19 pandemic and a decline in WTI crude oil prices caused by the actions of foreign oil-producing nations or other market factors may result in the shut-in of production from U.S. oil and gas wells, which in turn may result in decreased utilization of our midstream services related to crude oil, NGLs, refined products and natural gas. In addition, reduced demand for crude oil has resulted in an increase in worldwide crude oil storage inventories, which limits our options for end-markets for the products we transport.

The factors discussed above could have a material adverse effect on our business, results of operations and financial condition. In addition, significant price fluctuations for natural gas, NGLs, refined products and oil commodities could materially affect the value of our inventory, as well as the linefill and tank bottoms that we account for as non-current assets. We may be forced to delay some of our capital projects and our customers, who may be in financial distress, may slow down decision-making, delay planned projects or seek to renegotiate or terminate agreements with us. To the extent our counterparties are successful, we may not be able to obtain new contract terms that are favorable to us or to replace contracts that are terminated.

Further, the effects of the pandemic and geopolitical developments have market impacts, such that additional capital may be more difficult for us to obtain or available only on terms less favorable to us. Our inability to fund capital expenditures could have a material impact on our results of operations.

At this time, we cannot estimate the magnitude and duration of potential social, economic and labor instability as a direct result of COVID-19, or of potential industry disruption as a direct result of geopolitical developments in the oil market. Should any of these potential impacts continue for an extended period of time, it will have a negative impact on the demand for our services and an adverse effect on our financial position and results of operations. To the extent these factors adversely affect our business and financial results, they may also have the effect of heightening many of the other risks described in this “Risk Factors” section, as well as the risks discussed or referenced in any applicable prospectus supplement, including in the documents we incorporate by reference herein or therein, such as those relating to our indebtedness, our need to generate sufficient cash flows to service our indebtedness and our ability to comply with the covenants contained in the agreements that govern our indebtedness.

The failure to successfully combine the businesses of Energy Transfer and Enable in the expected time frame may adversely affect Energy Transfer’s future results.

The success of the merger will depend, in part, on the ability of Energy Transfer to realize the anticipated benefits from combining the businesses of Energy Transfer and Enable. To realize these anticipated benefits, Energy Transfer’s and Enable’s businesses must be successfully combined. If the combined entity is not able to achieve these objectives, the anticipated benefits of the merger may not be realized fully or at all or may take longer to realize than expected. In addition, the actual integration may result in additional and unforeseen expenses, which could reduce the anticipated benefits of the merger.

Energy Transfer and Enable, including their respective subsidiaries, have operated and, until the completion of the merger, will continue to operate independently. It is possible that the integration process could result in the loss of key employees, as well as the disruption of each partnership’s ongoing businesses or inconsistencies in their standards, controls, procedures and policies.

Any or all of those occurrences could adversely affect the combined entity’s ability to maintain relationships with customers and employees after the merger or to achieve the anticipated benefits of the merger. Integration efforts between the two partnerships will also divert management attention and resources. These integration matters could have an adverse effect on each of Energy Transfer and Enable.

An impairment of goodwill and intangible assets could reduce our earnings.

As of December 31, 2020, our consolidated balance sheet reflected $2.39 billion of goodwill and $5.75 billion of intangible assets. Goodwill is recorded when the purchase price of a business exceeds the fair value of the tangible and separately measurable intangible net assets. Accounting principles generally accepted in the United States require us to test goodwill for impairment on an annual basis or when events or circumstances occur, indicating that goodwill might be impaired. Long-lived assets such as intangible assets with finite useful lives are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount may not be recoverable. If we determine that any of our goodwill or intangible assets were impaired, we would be required to take an immediate charge to earnings with a correlative effect on partners’ capital and balance sheet leverage as measured by debt to total capitalization.

During the year ended December 31, 2020, the Partnership recognized goodwill impairments of $483 million related to our midstream operations, $1.28 billion related to our crude operations, $198 million related to our all other operations, $10 million related to our intrastate operations and $226 million related to our interstate operations, primarily due to decreases in projected future cash flow as a result of the overall market demand decline. In addition, USAC recognized a goodwill impairment of $619 million during the year ended December 31, 2020, which is included in the Partnership’s consolidated results of operations.

We depend on certain key producers for our supply of natural gas and the loss of any of these key producers could adversely affect our financial results.

Certain producers who are connected to our systems represent a material source of our supply of natural gas. We are not the only option available to these producers for disposition of the natural gas they produce. To the extent that these and other producers may reduce the volumes of natural gas that they supply us, we would be adversely affected unless we were able to acquire comparable supplies of natural gas from other producers.

Our intrastate transportation and storage and interstate transportation and storage operations depend on key customers to transport natural gas through our pipelines and the pipelines of our joint ventures.

During 2020, Trafigura US Inc. accounted for approximately 29% of our intrastate transportation and storage revenues. During 2020, Shell, Ascent Resources LLC and Antero Resources Corporation collectively accounted for 32% of our interstate transportation and storage revenues.

Our joint ventures, FEP and Citrus, also depend on key customers for the transport of natural gas through their pipelines. FEP has a small number of major shippers with one shipper accounting for approximately 64% of its revenues in 2020 while Citrus has long-term agreements with its top two customers which accounted for 54% of its 2020 revenue. For the Trans-Pecos and Comanche Trail pipelines, CFE International LLC is the primary shipper.

The failure of the major shippers on our and our joint ventures’ intrastate and interstate transportation and storage pipelines to fulfill their contractual obligations could have a material adverse effect on our cash flow and results of operations if we or our joint ventures were unable to replace these customers under arrangements that provide similar economic benefits as these existing contracts.

We may be unable to retain or replace existing midstream, transportation, terminalling and storage customers or volumes due to declining demand or increased competition in crude oil, refined products, natural gas and NGL markets, which would reduce our revenues and limit our future profitability.

The retention or replacement of existing customers and the volume of services that we provide at rates sufficient to maintain or increase current revenues and cash flows depends on a number of factors beyond our control, including the price of and demand for crude oil, refined products, natural gas and NGLs in the markets we serve and competition from other service providers.

A significant portion of our sales of natural gas are to industrial customers and utilities. As a consequence of the volatility of natural gas prices and increased competition in the industry and other factors, industrial customers, utilities and other gas customers are increasingly reluctant to enter into long-term purchase contracts. Many customers purchase natural gas from more than one supplier and have the ability to change suppliers at any time. Some of these customers also have the ability to switch between gas and alternate fuels in response to relative price fluctuations in the market. Because there are many companies of greatly varying size and financial capacity that compete with us in the marketing of natural gas, we often compete in natural gas sales markets primarily on the basis of price.

We also receive a substantial portion of our revenues by providing natural gas gathering, processing, treating, transportation and storage services. While a substantial portion of our services are sold under long-term contracts for reserved service, we also provide service on an unreserved or short-term basis. Demand for our services may be substantially reduced due to changing market prices. Declining prices may result in lower rates of natural gas production resulting in less use of services, while rising prices may diminish consumer demand and also limit the use of services. In addition, our competitors may attract our customers’ business. If demand declines or competition increases, we may not be able to sustain existing levels of unreserved service or renew or extend long-term contracts as they expire or we may reduce our rates to meet competitive pressures.

Revenue from our NGL transportation systems and refined products storage is also exposed to risks due to fluctuations in demand for transportation and storage service as a result of unfavorable commodity prices, competition from nearby pipelines, and other factors. We receive substantially all of our transportation revenues through dedicated contracts under which the customer agrees to deliver the total output from particular processing plants that are connected only to our transportation system. Reduction in demand for natural gas or NGLs due to unfavorable prices or other factors, however, may result lower rates of production under dedicated contracts and lower demand for our services. In addition, our refined products storage revenues are primarily derived from fixed capacity arrangements between us and our customers, a portion of our revenue is derived from fungible storage and throughput arrangements, under which our revenue is more dependent upon demand for storage from our customers.

The volume of crude oil and refined products transported through our crude oil and refined products pipelines and terminal facilities depends on the availability of attractively priced crude oil and refined products in the areas serviced by our assets. A period of sustained price reductions for crude oil or refined products could lead to a decline in drilling activity, production and refining of crude oil or import levels in these areas. A period of sustained increases in the price of crude oil or refined products supplied from or delivered to any of these areas could materially reduce demand for crude oil or refined products in these areas. In either case, the volumes of crude oil or refined products transported in our crude oil and refined products pipelines and terminal facilities could decline.

The loss of existing customers by our midstream, transportation, terminalling and storage facilities or a reduction in the volume of the services our customers purchase from us, or our inability to attract new customers and service volumes would negatively affect our revenues, be detrimental to our growth, and adversely affect our results of operations.

We and our subsidiaries, including Sunoco LP and USA Compression Partners, LP (“USAC”), are exposed to the credit risk of our customers and derivative counterparties, and an increase in the nonpayment and nonperformance by our customers or derivative counterparties could reduce our ability to make distributions to our unitholders.

We, Sunoco LP and USAC are subject to risks of loss resulting from nonpayment or nonperformance by our, Sunoco LP’s and USAC’s customers. Commodity price volatility and/or the tightening of credit in the financial markets may make it more difficult for customers to obtain financing and, depending on the degree to which this occurs, there may be a material increase in the nonpayment and nonperformance by our customers. In addition, our risk management activities are subject to the risks that a counterparty may not perform its obligation under the applicable derivative instrument, the terms of the derivative instruments are imperfect, and our risk management policies and procedures are not properly followed. Any material nonpayment or nonperformance by our customers or our derivative counterparties could reduce our ability to make distributions to our unitholders. Any substantial increase in the nonpayment and nonperformance by our customers could have a material effect on our, Sunoco LP’s and USAC’s results of operations and operating cash flows.

Due to recent market disruptions involving the COVID-19 pandemic, some of our counterparties may be forced to file for bankruptcy protection, in which case our existing contracts with those counterparties may be rejected by the bankruptcy court. Following the request of one of our FERC-regulated natural pipelines, the FERC commenced an investigation into whether the public interest requires abrogation or modification of a firm transportation agreement and an interruptible transportation agreement with one of our shippers. By order dated November 9, 2020, FERC held that the record did not support a finding that the public interest presently requires abrogation or modification of the subject firm transportation agreement. However, actual determination regarding the contract will depend upon further action by the counterparty and any further bankruptcy-related proceedings. If a counterparty is successful in rejecting an existing contract in bankruptcy, we expect that we would attempt to negotiate replacement contracts with those counterparties and, depending on the availability of alternatives to our services, these contracts may have terms that are less favorable to us than the contracts rejected in bankruptcy court.

The profitability of certain activities in our natural gas gathering, processing, transportation and storage operations are largely dependent upon natural gas commodity prices, price spreads between two or more physical locations and market demand for natural gas and NGLs.

For a portion of the natural gas gathered on our systems, we purchase natural gas from producers at the wellhead and then gather and deliver the natural gas to pipelines where we typically resell the natural gas under various arrangements, including sales at index prices. Generally, the gross margins we realize under these arrangements decrease in periods of low natural gas prices.

We also enter into percent-of-proceeds arrangements, keep-whole arrangements, and processing fee agreements pursuant to which we agree to gather and process natural gas received from the producers.

Under percent-of-proceeds arrangements, we generally sell the residue gas and NGLs at market prices and remit to the producers an agreed upon percentage of the proceeds based on an index price. In other cases, instead of remitting cash payments to the producer, we deliver an agreed upon percentage of the residue gas and NGL volumes to the producer and sell the volumes we keep to third parties at market prices. Under these arrangements, our revenues and gross margins decline when natural gas prices and NGL prices decrease. Accordingly, a decrease in the price of natural gas or NGLs could have an adverse effect on our revenues and results of operations.

Under keep-whole arrangements, we generally sell the NGLs produced from our gathering and processing operations at market prices. Because the extraction of the NGLs from the natural gas during processing reduces the Btu content of the natural gas, we must either purchase natural gas at market prices for return to producers or make a cash payment to producers equal to the value of this natural gas. Under these arrangements, our gross margins generally decrease when the price of natural gas increases relative to the price of NGLs.

When we process the gas for a fee under processing fee agreements, we may guarantee recoveries to the producer. If recoveries are less than those guaranteed to the producer, we may suffer a loss by having to supply liquids or its cash equivalent to keep the producer whole.

We also receive fees and retain gas in kind from our natural gas transportation and storage customers. Our fuel retention fees and the value of gas that we retain in kind are directly affected by changes in natural gas prices. Decreases in natural gas prices tend to decrease our fuel retention fees and the value of retained gas.

In addition, we receive revenue from our off-gas processing and fractionating system in south Louisiana primarily through customer agreements that are a combination of keep-whole and percent-of-proceeds arrangements, as well as from transportation and fractionation fees. Consequently, a large portion of our off-gas processing and fractionation revenue is exposed to risks due to fluctuations in commodity prices. In addition, a decline in NGL prices could cause a decrease in demand for our off-gas processing and fractionation services and could have an adverse effect on our results of operations.

For our midstream segment, we generally analyze gross margin based on fee-based margin (which includes revenues from processing fee arrangements) and non-fee-based margin (which includes gross margin earned on percent-of-proceeds and keep-whole arrangements). The amount of segment margin earned by our midstream segment from fee-based and non-fee-based arrangements (individually and as a percentage of total revenues) will be impacted by the volumes associated with both types of arrangements, as well as commodity prices; therefore, the dollar amounts and the relative magnitude of gross margin from fee-based and non-fee-based arrangements in future periods may be significantly different from results reported in previous periods.

Our midstream facilities and transportation pipelines provide services related to natural gas wells that experience production declines over time, which we may not be able to replace with natural gas production from newly drilled wells in the same natural gas basins or in other new natural gas producing areas.

In order to maintain or increase throughput levels on our gathering systems and transportation pipeline systems and asset utilization rates at our treating and processing plants, we must continually contract for new natural gas supplies and natural gas transportation services.

A substantial portion of our assets, including our gathering systems and our processing and treating plants, are connected to natural gas reserves and wells that experience declining production over time. Our gas transportation pipelines are also dependent upon natural gas production in areas served by our gathering systems or in areas served by other gathering systems or transportation pipelines that connect with our transportation pipelines. We may not be able to obtain additional contracts for natural gas supplies for our natural gas gathering systems, and we may be unable to maintain or increase the levels of natural gas throughput on our transportation pipelines. The primary factors affecting our ability to connect new supplies of natural gas to our gathering systems include our success in contracting for existing natural gas supplies that are not committed to other systems and the level of drilling activity and production of natural gas near our gathering systems or in areas that provide access to our transportation pipelines or markets to which our systems connect. We have no control over the level of drilling activity in our areas of operation, the amount of reserves underlying the wells and the rate at which production from a well will decline. In addition, we have no control over producers or their production and contracting decisions.

While a substantial portion of our services are provided under long-term contracts for reserved service, we also provide service on an unreserved basis. The reserves available through the supply basins connected to our gathering, processing, treating, transportation and storage facilities may decline and may not be replaced by other sources of supply. A decrease in development or production activity could cause a decrease in the volume of unreserved services we provide and a decrease in the number and volume of our contracts for reserved transportation service over the long run, which in each case would adversely affect our revenues and results of operations.

If we are unable to replace any significant volume declines with additional volumes from other sources, our results of operations and cash flows could be materially and adversely affected.

Our revenues depend on our customers’ ability to use our pipelines and third-party pipelines over which we have no control.

Our natural gas transportation, storage and NGL businesses depend, in part, on our customers’ ability to obtain access to pipelines to deliver gas to us and receive gas from us. Many of these pipelines are owned by parties not affiliated with us. Any interruption of service on our pipelines or third-party pipelines due to testing, line repair, reduced operating pressures, or other causes or adverse change in terms and conditions of service could have a material adverse effect on our ability, and the ability of our customers, to transport natural gas to and from our pipelines and facilities and a corresponding material adverse effect on our transportation and storage revenues. In addition, the rates charged by interconnected pipelines for transportation to and from our facilities affect the utilization and value of our storage services. Significant changes in the rates charged by those pipelines or the rates charged by other pipelines with which the interconnected pipelines compete could also have a material adverse effect on our storage revenues.

Shippers using our oil pipelines and terminals are also dependent upon our pipelines and connections to third-party pipelines to receive and deliver crude oil and products. Any interruptions or reduction in the capabilities of these pipelines due to testing, line repair, reduced operating pressures, or other causes could result in reduced volumes transported in our pipelines or through our terminals. Similarly, if additional shippers begin transporting volume over interconnecting oil pipelines, the allocations of pipeline capacity to our existing shippers on these interconnecting pipelines could be reduced, which also could reduce volumes transported in its pipelines or through our terminals. Allocation reductions of this nature are not infrequent and are beyond our control. Any such interruptions or allocation reductions that, individually or in the aggregate, are material or continue for a sustained period of time could have a material adverse effect on our results of operations, financial position, or cash flows.

The inability to continue to access lands owned by third parties could adversely affect our ability to operate and our financial results.

Our ability to operate our pipeline systems on certain lands owned by third parties will depend on our success in maintaining existing rights-of-way and obtaining new rights-of-way on those lands. We are parties to rights-of-way agreements, permits and licenses authorizing land use with numerous parties, including, private land owners, governmental entities, Native American tribes, rail carriers, public utilities and others. For more information, see our regulatory disclosure titled “Indigenous Protections.” Our ability to secure extensions of existing agreements, permits and licenses is essential to our continuing business operations, and securing additional rights-of-way will be critical to our ability to pursue expansion projects. We cannot provide any assurance that we will be able to maintain access to existing rights-of-way upon the expiration of the current grants, that all of the rights-of-way will be obtained in a timely fashion or that we will acquire new rights-of-way as needed.

Further, whether we have the power of eminent domain for our pipelines varies from state to state, depending upon the type of pipeline and the laws of the particular state and the ownership of the land to which we seek access. When we exercise eminent down rights or negotiate private agreements cases, we must compensate landowners for the use of their property and, in eminent domain actions, such compensation may be determined by a court. The inability to exercise the power of eminent domain could negatively affect our business if we were to lose the right to use or occupy the property on which our pipelines are located. For example, following a decision issued in May 2017 by the federal Tenth Circuit Court of Appeals, tribal ownership of even a very small fractional interest in an allotted land, that is, tribal land owned or at one time owned by an individual Indian landowner, bars condemnation of any interest in the allotment. Consequently, the inability to condemn such allotted lands under circumstances where existing pipeline rights-of-way may soon lapse or terminate serves as an additional impediment for pipeline operators. Any loss of rights with respect to our real property, through our inability to renew right-of-way contracts or otherwise, could have a material adverse effect on our business, results of operations, financial condition and ability to make cash distributions to unitholders.

Our storage operations are influenced by the overall forward market for crude oil and other products we store, and certain market conditions may adversely affect our financial and operating results.

Our storage operations are influenced by the overall forward market for crude oil and other products we store. A contango market (meaning that the price of crude oil or other products for future delivery is higher than the current price) is associated with greater demand for storage capacity, because a party can simultaneously purchase crude oil or other products at current prices for storage and sell at higher prices for future delivery. A backwardated market (meaning that the price of crude oil or other products for future delivery is lower than the current price) is associated with lower demand for storage capacity because a party can capture a premium for prompt delivery of crude oil or other products rather than storing it for future sale. A prolonged backwardated market, or other adverse market conditions, could have an adverse impact on its ability to negotiate favorable prices under new or renewing storage contracts, which could have an adverse impact on our storage revenues. As a result, the overall forward market for crude oil or other products may have an adverse effect on our financial condition or results of operations.

Competition for water resources or limitations on water usage for hydraulic fracturing could disrupt crude oil and natural gas production from shale formations.

Hydraulic fracturing is the process of creating or expanding cracks by pumping water, sand and chemicals under high pressure into an underground formation in order to increase the productivity of crude oil and natural gas wells. Water used in the process is generally fresh water, recycled produced water or salt water. There is competition for fresh water from municipalities, farmers, ranchers and industrial users. In addition, the available supply of fresh water can also be reduced directly by drought. Prolonged drought conditions increase the intensity of competition for fresh water. Limitations on oil and gas producers’ access to fresh water may restrict their ability to use hydraulic fracturing and could reduce new production. Such disruptions could potentially have a material adverse impact on our financial condition or results of operations.

A natural disaster, catastrophe or other event could result in severe personal injury, property damage and environmental damage, which could curtail our operations and otherwise materially adversely affect our cash flow.

Some of our operations involve risks of personal injury, property damage and environmental damage, which could curtail our operations and otherwise materially adversely affect our cash flow. For example, natural gas pipeline and other facilities operate at high pressures. Virtually all of our operations are exposed to potential natural disasters, including hurricanes, tornadoes, storms, floods and/or earthquakes.

If one or more facilities that are owned by us, or that deliver natural gas or other products to us, are damaged by severe weather or any other disaster, accident, catastrophe or event, our operations could be significantly interrupted. Similar interruptions could result from damage to production or other facilities that supply our facilities or other stoppages arising from factors beyond our control. These interruptions might involve significant damage to people, property or the environment, and repairs might take from a week or less for a minor incident to six months or more for a major interruption. Any event that interrupts the revenues generated by our operations, or which causes us to make significant expenditures not covered by insurance, could reduce our cash available for paying distributions to Unitholders.

As a result of market conditions, premiums and deductibles for certain insurance policies can increase substantially, and in some instances, certain insurance may become unavailable or available only for reduced amounts of coverage. As a result, we may not be able to renew existing insurance policies or procure other desirable insurance on commercially reasonable terms, if at all. If we were to incur a significant liability for which we were not fully insured, it could have a material adverse effect on our financial position and results of operations. In addition, the proceeds of any such insurance may not be paid in a timely manner and may be insufficient if such an event were to occur.

Terrorist attacks aimed at our facilities could adversely affect our business, results of operations, cash flows and financial condition.

The United States government has issued warnings that energy assets, including our nation’s pipeline infrastructure, may be the future target of terrorist organizations. Some of our facilities are subject to standards and procedures required by the Chemical Facility Anti-Terrorism Standards. We believe we are in compliance with all material requirements; however, such compliance may not prevent a terrorist attack from causing material damage to our facilities or pipelines. Any such terrorist attack on our facilities or pipelines, those of our customers, or in some cases, those of other pipelines could have a material adverse effect on our business, financial condition and results of operations.

Our business could be affected adversely by union disputes and strikes or work stoppages by unionized employees.

As of December 31, 2020, approximately 11% of our workforce is covered by a number of collective bargaining agreements with various terms and dates of expiration. There can be no assurances that we will not experience a work stoppage in the future as a result of labor disagreements. Any work stoppage could, depending on the affected operations and the length of the work stoppage, have a material adverse effect on our business, financial position, results of operations or cash flows.

Cybersecurity breaches and other disruptions could compromise our information and operations, and expose us to liability, which would cause our business and reputation to suffer.

In the ordinary course of our business, we collect and store sensitive data, including intellectual property, our proprietary business information and that of our customers, suppliers and business partners, and personally identifiable information of our employees, in our data centers and on our networks. The secure processing, maintenance and transmission of this information is critical to our operations and business strategy. Despite our security measures, our information technology and infrastructure may be vulnerable to attacks by hackers or breached due to employee error, malfeasance or other disruptions. Any such breach could compromise our networks and the information stored there could be accessed, publicly disclosed, lost or stolen. Any such access, disclosure or other loss of information could result in legal claims or proceedings, liability under laws that protect the privacy of personal information, regulatory penalties for divulging shipper information, disruption of our operations, damage to our reputation, and loss of confidence in our products and services, which could adversely affect our business.

Our information technology infrastructure is critical to the efficient operation of our business and essential to our ability to perform day-today operations. Breaches in our information technology infrastructure or physical facilities, or other disruptions, could result in damage to our assets, safety incidents, damage to the environment, potential liability or the loss of contracts, and have a material adverse effect on our operations, financial position and results of operations.

Our operations could be disrupted if our information systems fail, causing increased expenses and loss of sales.

Our business is highly dependent on financial, accounting and other data processing systems and other communications and information systems, including our enterprise resource planning tools. We process a large number of transactions on a daily basis and rely upon the proper functioning of computer systems. If a key system was to fail or experience unscheduled downtime for any reason, even if only for a short period, our operations and financial results could be affected adversely. Our systems could be damaged or interrupted by a security breach, fire, flood, power loss, telecommunications failure or similar event. We have a formal disaster recovery plan in place, but this plan may not entirely prevent delays or other complications that could arise from an information systems failure. Our business interruption insurance may not compensate us adequately for losses that may occur.

Product liability claims and litigation could adversely affect our business and results of operations.

Product liability is a significant commercial risk. Substantial damage awards have been made in certain jurisdictions against manufacturers and resellers based upon claims for injuries caused by the use of or exposure to various products. There can be no assurance that product liability claims against us would not have a material adverse effect on our business or results of operations.

Along with other refiners, manufacturers and sellers of gasoline, ETC Sunoco Holdings LLC (“ETC Sunoco”) is a defendant in numerous lawsuits that allege methyl tertiary butyl ether (“MTBE”) contamination in groundwater. Plaintiffs, who include water purveyors and municipalities responsible for supplying drinking water and private well owners, are seeking compensatory damages (and in some cases injunctive relief, punitive damages and attorneys’ fees) for claims relating to the alleged manufacture and distribution of a defective product (MTBE-containing gasoline) that contaminates groundwater, and general allegations of product liability, nuisance, trespass, negligence, violation of environmental laws and deceptive business practices. There has been insufficient information developed about the plaintiffs’ legal theories or the facts that would be relevant to an analysis of the ultimate liability to ETC Sunoco. An adverse determination of liability related to these allegations or other product liability claims against ETC Sunoco could have a material adverse effect on our business or results of operations.

We do not control, and therefore may not be able to cause or prevent certain actions by, certain of our joint ventures.

Certain of our operations are conducted through joint ventures, some of which have their own governing boards. With respect to our joint ventures, we share ownership and management responsibilities with partners that may not share our goals and objectives. Consequently, it may be difficult or impossible for us to cause the joint venture entity to take actions that we believe would be in their or the joint venture’s best interests. Likewise, we may be unable to prevent actions of the joint venture. Differences in views among joint venture partners may result in delayed decisions or failures to agree on major matters, such as large expenditures or contractual commitments, the construction or acquisition of assets or borrowing money, among others. Delay or failure to agree may prevent action with respect to such matters, even though such action may serve our best interest or that of the joint venture. Accordingly, delayed decisions and disagreements could adversely affect the business and operations of the joint ventures and, in turn, our business and operations.

The use of derivative financial instruments could result in material financial losses by us.

From time to time, we and/or our subsidiaries have sought to reduce our exposure to fluctuations in commodity prices and interest rates by using derivative financial instruments and other risk management mechanisms and by our trading, marketing and/or system optimization activities. To the extent that we hedge our commodity price and interest rate exposures, we forgo the benefits we would otherwise experience if commodity prices or interest rates were to change in our favor.

The accounting standards regarding hedge accounting are very complex, and even when we engage in hedging transactions that are effective economically (whether to mitigate our exposure to fluctuations in commodity prices, or to balance our exposure to fixed and variable interest rates), these transactions may not be considered effective for accounting purposes. Accordingly, our consolidated financial statements may reflect some volatility due to these hedges, even when there is no underlying economic impact at that point. It is also not always possible for us to engage in a hedging transaction that completely mitigates our exposure to commodity prices. Our consolidated financial statements may reflect a gain or loss arising from an exposure to commodity prices for which we are unable to enter into a completely effective hedge.

In addition, our derivatives activities can result in losses. Such losses could occur under various circumstances, including if a counterparty does not perform its obligations under the derivative arrangement, the hedge is imperfect, commodity prices move unfavorably related to our physical or financial positions or hedging policies and procedures are not followed.

Increasing levels of congestion in the Houston Ship Channel could result in a diversion of business to less busy ports.

Our Gulf Coast facilities are strategically situated on prime real estate located in the Houston Ship Channel, which is in close proximity to both supply sources and demand sources. In recent years, the success of the Port of Houston has led to an increase in vessel traffic driven in part by the growing overseas demand for U.S. crude, gasoline, liquefied natural gas and petrochemicals and in part by the Port of Houston’s recent decision to accept large container vessels, which can restrict the flow of other cargo. Increasing congestion in the Port of Houston could cause our customers or potential customers to divert their business to smaller ports in the Gulf of Mexico, which could result in lower utilization of our facilities.

The costs of providing pension and other postretirement health care benefits and related funding requirements are subject to changes in pension fund values, changing demographics and fluctuating actuarial assumptions and may have a material adverse effect on our financial results.

Certain of our subsidiaries provide pension plan and other postretirement healthcare benefits to certain of their employees. The costs of providing pension and other postretirement health care benefits and related funding requirements are subject to changes in pension and other postretirement fund values, changing demographics and fluctuating actuarial assumptions that may have a material adverse effect on the Partnership’s future consolidated financial results. While certain of the costs incurred in providing such pension and other postretirement healthcare benefits are recovered through the rates charged by the Partnership’s regulated businesses, the Partnership’s subsidiaries may not recover all of the costs and those rates are generally not immediately responsive to current market conditions or funding requirements. Additionally, if the current cost recovery mechanisms are changed or eliminated, the impact of these benefits on operating results could significantly increase.

Mergers among customers and competitors could result in lower volumes being shipped on our pipelines or products stored in or distributed through our terminals, or reduced crude oil marketing margins or volumes.

Mergers between existing customers could provide strong economic incentives for the combined entities to utilize their existing systems instead of our systems in those markets where the systems compete. As a result, we could lose some or all of the volumes and associated revenues from these customers and could experience difficulty in replacing those lost volumes and revenues, which could materially and adversely affect our results of operations, financial position, or cash flows.

Fraudulent activity or misuse of proprietary data involving our outsourcing partners could expose us to additional liability.

We utilize both affiliated entities and third parties in the processing of our information and data. Breaches of security measures or the accidental loss, inadvertent disclosure or unapproved dissemination of proprietary information, or sensitive or confidential data about us or our customers, including the potential loss or disclosure of such information or data as a result of fraud or other forms of deception, could expose us to a risk of loss, or misuse of this information, result in litigation and potential liability, lead to reputational damage, increase our compliance costs, or otherwise harm our business.

We compete with other businesses in our market with respect to attracting and retaining qualified employees.

Our continued success depends on our ability to attract and retain qualified personnel in all areas of our business. We compete with other businesses in our market with respect to attracting and retaining qualified employees. A tight labor market, increased overtime and a higher full-time employee ratio may cause labor costs to increase. A shortage of qualified employees may require us to enhance wage and benefits packages in order to compete effectively in the hiring and retention of such employees or to hire more expensive temporary employees. No assurance can be given that our labor costs will not increase, or that such increases can be recovered through increased prices charged to customers. We are especially vulnerable to labor shortages in oil and gas drilling areas when energy prices drive higher exploration and production activity.

Changes in currency exchange rates could adversely affect our results of operations for our Canadian operations.

A portion of our revenue is generated from operations in Canada, which use the Canadian dollar as the functional currency. Therefore, changes in the exchange rate between the U.S. dollar and the Canadian dollar could adversely affect our results of operations.

We are subject to the risks of doing business outside of the U.S.

The success of our business depends, in part, on continued performance in our non-U.S. operations. We currently have operations in Canada. In addition to the other risks described in this report on Form 10-K, there are numerous risks and uncertainties that specifically affect our non-U.S. operations. These risks and uncertainties include political and economic instability, changes in local governmental laws, regulations and policies, including those related to tariffs, investments, taxation, exchange controls, employment regulations and repatriation of earnings, and enforcement of contract and intellectual property rights. International transactions may also involve increased financial and legal risks due to differing legal systems and customs, including risks of non-compliance with U.S. and local laws affecting our activities abroad, including compliance with the U.S. Foreign Corrupt Practices Act. While these factors and the impact of these factors are difficult to predict, any one or more of them could adversely affect our financial and operational results.

Our trucking fleet operations are subject to the Federal Motor Carrier Safety Regulations which are enacted, reviewed and amended by the FMCSA. Our fleet currently has a “satisfactory” safety rating; however, if our safety rating were downgraded to “unsatisfactory,” our business and results of operations could be adversely affected.

All federally regulated carriers’ safety ratings are measured through a program implemented by the FMCSA known as the Compliance Safety Accountability (“CSA”) program. The CSA program measures a carrier’s safety performance based on violations observed during roadside inspections as opposed to compliance audits performed by the FMCSA. The quantity and severity of any violations are compared to a peer group of companies of comparable size and annual mileage. If a company rises above a threshold established by the FMCSA, it is subject to action from the FMCSA. There is a progressive intervention strategy that begins with a company providing the FMCSA with an acceptable plan of corrective action that the company will implement. If the issues are not corrected, the intervention escalates to on-site compliance audits and ultimately an “unsatisfactory” rating and the revocation of its operating authority by the FMCSA could have an adverse effect on our business, results of operations and financial condition.

Indebtedness

Our debt level and debt agreements may limit our ability to make distributions to Unitholders and may limit our future financial and operating flexibility.

As of December 31, 2020, we had approximately $51.44 billion of consolidated debt, excluding the debt of our unconsolidated joint ventures. Our level of indebtedness affects our operations in several ways, including, among other things:

•

a significant portion of our and our subsidiaries’ cash flow from operations will be dedicated to the payment of principal and interest on outstanding debt and will not be available for other purposes, including payment of distributions;

•

covenants contained in our and our subsidiaries’ existing debt agreements require us and them, as applicable, to meet financial tests that may adversely affect our flexibility in planning for and reacting to changes in our business;

•

our and our subsidiaries’ ability to obtain additional financing for working capital, capital expenditures, acquisitions and general partnership, corporate or limited liability company purposes, as applicable, may be limited;

•	we may be at a competitive disadvantage relative to similar companies that have less debt;

•	we may be more vulnerable to adverse economic and industry conditions as a result of our significant debt level; and

•

failure by us or our subsidiaries to comply with the various restrictive covenants of our respective debt agreements could negatively impact our ability to incur additional debt, including our ability to utilize the available capacity under our revolving credit facility, and our ability to pay our distributions.

The consolidated debt level and debt agreements of ETO and its subsidiaries, including Sunoco LP and USAC, may limit the distributions we receive from ETO, as well as our future financial and operating flexibility.

ETO’s and its subsidiaries’ levels of indebtedness affect their operations in several ways, including, among other things:

•

a significant portion of ETO’s and its subsidiaries’ cash flows from operations will be dedicated to the payment of principal and interest on outstanding debt and will not be available for other purposes, including payment of distributions to us;

•

covenants contained in ETO’s and its subsidiaries’ existing debt agreements require ETO and its subsidiaries, as applicable, to meet financial tests that may adversely affect their flexibility in planning for and reacting to changes in their respective businesses;

•

ETO’s and its subsidiaries’ ability to obtain additional financing for working capital, capital expenditures, acquisitions and general partnership, corporate or limited liability company purposes, as applicable, may be limited;

•	ETO and its subsidiaries may be at a competitive disadvantage relative to similar companies that have less debt;

•	ETO and its subsidiaries may be more vulnerable to adverse economic and industry conditions as a result of their significant debt levels;

•

failure by ETO or its subsidiaries to comply with the various restrictive covenants of the respective debt agreements could negatively impact ETO’s and/or its subsidiaries’ ability to incur additional debt, including their ability to utilize the available capacity under their revolving credit facilities, and to pay distributions to us and their unitholders.

We do not have the same flexibility as other types of organizations to accumulate cash, which may limit cash available to service our debt or to repay debt at maturity.

Unlike a corporation, our partnership agreement requires us to distribute, on a quarterly basis, 100% of our Available Cash (as defined in our partnership agreement) to our Unitholders of record and our general partner. Available Cash is generally all of our cash on hand as of the end of a quarter, adjusted for cash distributions and net changes to reserves. Our general partner will determine the amount and timing of such distributions and has broad discretion to establish and make additions to our reserves or the reserves of our operating subsidiaries in amounts it determines in its reasonable discretion to be necessary or appropriate:

•	to provide for the proper conduct of our business and the businesses of our operating subsidiaries (including reserves for future capital expenditures and for our anticipated future credit needs);

•	to provide funds for distributions to our Unitholders and our general partner for any one or more of the next four calendar quarters; or

•	to comply with applicable law or any of our loan or other agreements.

Increases in interest rates could materially adversely affect our business, results of operations, cash flows and financial condition.

In addition to our exposure to commodity prices, we have significant exposure to changes in interest rates. Approximately $6.72 billion of our consolidated debt as of December 31, 2020 bears interest at variable interest rates and the remainder bears interest at fixed rates. To the extent that we have debt with floating interest rates, our results of operations, cash flows and financial condition could be materially adversely affected by increases in interest rates. We manage a portion of our interest rate exposures by utilizing interest rate swaps.

An increase in interest rates could impact demand for our storage capacity.

There is a financing cost for a storage capacity user to own crude oil while it is stored. That financing cost is impacted by the cost of capital or interest rate incurred by the storage user, in addition to the commodity cost of the crude oil in inventory. Absent other factors, a higher financing cost adversely impacts the economics of storing crude oil for future sale. As a result, a significant increase in interest rates could adversely affect the demand for our storage capacity independent of other market factors.

An increase in interest rates may also cause a corresponding decline in demand for equity investments, in general, and in particular for yield-based equity investments such as our Common Units. Any such reduction in demand for our Common Units resulting from other more attractive investment opportunities may cause the trading price of our Common Units to decline.

An increase in the LIBOR or a phase-out or replacement of LIBOR with a benchmark rate that is higher or more volatile than the LIBOR rate could increase our cost of borrowing and could adversely affect our financial position.

As of December 31, 2020, we had outstanding approximately $6.40 billion of debt that bears interest at variable interest rates that use the LIBOR as a benchmark rate. Due to the perceived structural risks inherent in unsecured benchmark rates such as LIBOR, in July 2014, the Financial Stability Board (FSB) recommended developing alternative, near risk-free reference rates. In response to the recommendation put forth by the FSB, the Board of Governors of the Federal Reserve System and the Federal Reserve Bank of New York convened the Alternative Reference Rates Committee (“ARRC”) to identify alternatives to LIBOR. In June 2017, the ARRC selected the secured overnight financing rate (SOFR) as the preferred alternative reference rate to LIBOR. In July 2017, the U.K.’s Financial Conduct Authority (FCA), which oversees the LIBOR submission process for all currencies and regulates the authorized administrator of LIBOR, ICE Benchmark Administration (IBA), announced that it intends to stop persuading or compelling London banks to make these rate submissions after 2021. The cessation date for compulsory submission and publication of rates for certain tenors of LIBOR has since been extended by the IBA and FCA until June 2023. Additionally, the ARRC has published a series of principles for LIBOR fallback contract language which include a methodology for determining fallback rates, which are primarily comprised of SOFR as the replacement benchmark and a replacement benchmark spread.

It is unclear, if certain LIBOR tenors continue to be reported beyond 2021, whether they will be considered representative or whether SOFR as the identified successor benchmark rate will attain market acceptance as a replacement for LIBOR. It is not possible to predict the further effect of the rules, recommendations or administrative practices of the FCA, IBA or ARRC, any changes in the methods by which LIBOR is determined or any other reforms to LIBOR that may be enacted in the United Kingdom, the European Union or elsewhere. Any such developments may cause LIBOR to perform differently than in the past or cease to exist. In addition, any other legal or regulatory changes made by the FCA, the European Commission or any other successor governance or oversight body, or future changes adopted by such body, in the method by which LIBOR is determined or the change from LIBOR to an alternative benchmark rate may result in, among other things, a sudden or prolonged increase or decrease in LIBOR, a delay in the publication of LIBOR, and changes in the rules or methodologies in LIBOR, which may discourage market participants from continuing to administer or to participate in LIBOR’s determination, and, in certain situations, could result in LIBOR no longer being determined and published.

The adoption of SOFR, or any other alternative benchmark rate, may result in interest obligations which are more than or do not otherwise correlate over time with the payments that would have been made on such debt if U.S. dollar LIBOR was available in its current form. Further, the same costs and risks that may lead to the discontinuation or unavailability of U.S. dollar LIBOR may make one or more of the alternative methods impossible or impracticable to determine. Use of SOFR as an alternative benchmark rate and replacement for LIBOR could affect our debt securities, derivative instruments, receivables, debt payments and receipts. At this time, it is not possible to predict the effect of the establishment of any alternative benchmark rate(s). Any new benchmark rate will likely not replicate LIBOR exactly, and any changes to benchmark rates may have an uncertain impact on our cost of funds and our access to the capital markets. Any of these proposals or consequences could have a material adverse effect on our financing costs.

A downgrade of our credit ratings could impact our and our subsidiaries’ liquidity, access to capital and costs of doing business, and maintaining credit ratings is under the control of independent third parties.

A downgrade of our credit ratings may increase our and our subsidiaries’ cost of borrowing and could require us to post collateral with third parties, negatively impacting our available liquidity. Our and our subsidiaries’ ability to access capital markets could also be limited by a downgrade of our credit ratings and other disruptions. Such disruptions could include:

•	economic downturns;

•	deteriorating capital market conditions;

•	declining market prices for crude oil, natural gas, NGLs and other commodities;

•	terrorist attacks or threatened attacks on our facilities or those of other energy companies; and

•	the overall health of the energy industry, including the bankruptcy or insolvency of other companies.

Credit rating agencies perform independent analysis when assigning credit ratings. The analysis includes a number of criteria including, but not limited to, business composition, market and operational risks, as well as various financial tests. Credit rating agencies continue to review the criteria for industry sectors and various debt ratings and may make changes to those criteria from time to time. Credit ratings are not recommendations to buy, sell or hold investments in the rated entity. Ratings are subject to revision or withdrawal at any time by the rating agencies, and we cannot assure you that we will maintain our current credit ratings.

Capital Projects and Future Growth

If we and our subsidiaries do not make acquisitions on economically acceptable terms, our future growth could be limited.

Our results of operations and our ability to grow and to make distributions to Unitholders will depend in part on our ability to make acquisitions that are accretive to our distributable cash flow per unit.

We may be unable to make accretive acquisitions for any of the following reasons, among others:

•	because we are unable to identify attractive acquisition candidates or negotiate acceptable purchase contracts with them;

•	because we are unable to raise financing for such acquisitions on economically acceptable terms; or

•	because we are outbid by competitors, some of which are substantially larger than us and have greater financial resources and lower costs of capital then we do.

Furthermore, even if we consummate acquisitions that we believe will be accretive, those acquisitions may in fact adversely affect our results of operations or result in a decrease in distributable cash flow per unit. Any acquisition involves potential risks, including the risk that we may:

•	fail to realize anticipated benefits, such as new customer relationships, cost-savings or cash flow enhancements;

•	decrease our liquidity by using a significant portion of our available cash or borrowing capacity to finance acquisitions;

•	significantly increase our interest expense or financial leverage if we incur additional debt to finance acquisitions;

•	encounter difficulties operating in new geographic areas or new lines of business;

•	incur or assume unanticipated liabilities, losses or costs associated with the business or assets acquired for which we are not indemnified or for which the indemnity is inadequate;

•	be unable to hire, train or retrain qualified personnel to manage and operate our growing business and assets;

•	less effectively manage our historical assets, due to the diversion of management’s attention from other business concerns; or

•	incur other significant charges, such as impairment of goodwill or other intangible assets, asset devaluation or restructuring charges.

If we consummate future acquisitions, our capitalization and results of operations may change significantly. As we determine the application of our funds and other resources, Unitholders will not have an opportunity to evaluate the economic, financial and other relevant information that we will consider.

Capital projects will require significant amounts of debt and equity financing, which may not be available to us on acceptable terms, or at all.

We plan to fund our growth capital expenditures, including any new pipeline construction projects and improvements or repairs to existing facilities that we may undertake, with proceeds from sales of our debt and equity securities and borrowings under our revolving credit facility; however, we cannot be certain that we will be able to issue our debt and equity securities on terms satisfactory to us, or at all. If we are unable to finance our expansion projects as expected, we could be required to seek alternative financing, the terms of which may not be attractive to us, or to revise or cancel our expansion plans.

A significant increase in our indebtedness that is proportionately greater than our issuance of equity could negatively impact our and our subsidiaries’ credit ratings or our ability to remain in compliance with the financial covenants under our revolving credit agreement, which could have a material adverse effect on our financial condition, results of operations and cash flows.

If we do not continue to construct new pipelines, our future growth could be limited.

Our results of operations and ability to grow and to increase distributable cash flow per unit will depend, in part, on our ability to construct pipelines that are accretive to our distributable cash flow. We may be unable to construct pipelines that are accretive to distributable cash flow for any of the following reasons, among others:

•	we are unable to identify pipeline construction opportunities with favorable projected financial returns;

•	we are unable to obtain necessary governmental approvals and contracts with qualified contractors and vendors on acceptable terms;

•	we are unable to raise financing for our identified pipeline construction opportunities; or

•	we are unable to secure sufficient transportation commitments from potential customers due to competition from other pipeline construction projects or for other reasons.

Furthermore, even if we construct a pipeline that we believe will be accretive, the pipeline may in fact adversely affect our results of operations or results from those projected prior to commencement of construction and other factors.

Expanding our business by constructing new pipelines and related facilities subjects us to risks.

One of the ways that we have grown our business is through the construction of additions to our existing gathering, compression, treating, processing and transportation systems. The construction of new pipelines and related facilities (or the improvement and repair of existing facilities) involves numerous regulatory, environmental, political and legal uncertainties beyond our control and requires the expenditure of significant amounts of capital that we will be required to finance through borrowings, the issuance of additional equity or from operating cash flow. If we undertake these projects, they may not be completed on schedule, at all, or at the budgeted cost. A variety of factors outside our control, such as weather, natural disasters and difficulties in obtaining permits and rights-of-way or other regulatory approvals, as well as the performance by third-party contractors, may result in increased costs or delays in construction. For example, in recent years, pipeline projects by many companies have been subject to several challenges by environmental groups, such as challenges to agency reviews under the NEPA and to the USACE NWP program. For more information on the NWP program, see our regulatory disclosure titled “Clean Water Act”. Separately, cost overruns or delays in completing a project could have a material adverse effect on our results of operations and cash flows. Moreover, our revenues may not increase immediately following the completion of a particular project. For instance, if we build a new pipeline, the construction will occur over an extended period of time, but we may not materially increase our revenues until long after the project’s completion. In addition, the success of a pipeline construction project will likely depend upon the level of oil and natural gas exploration and development drilling activity and the demand for pipeline transportation in the areas proposed to be serviced by the project as well as our ability to obtain commitments from producers in the area to utilize the newly constructed pipelines. In this regard, we may construct facilities to capture anticipated future growth in oil or natural gas production in a region in which such growth does not materialize. As a result, new facilities may be unable to attract enough throughput or contracted capacity reservation commitments to achieve our expected investment return, which could adversely affect our results of operations and financial condition.

The liquefaction project is dependent upon securing long-term contractual arrangements for the off-take of LNG on terms sufficient to support the financial viability of the project.

LCL, our wholly-owned subsidiary, is in the process of developing a liquefaction project at the site of our existing regasification facility in Lake Charles, Louisiana. The project would utilize existing dock and storage facilities owned by us located on the Lake Charles site. The parties’ determination as to the feasibility of the project will be particularly dependent upon the prospects for securing long-term contractual arrangements for the off-take of LNG which in turn will be dependent upon supply and demand factors affecting the price of LNG in foreign markets. The financial viability of the project will also be dependent upon a number of other factors, including the expected cost to construct the liquefaction facility, the terms and conditions of the financing for the construction of the liquefaction facility, the cost of the natural gas supply, the costs to transport natural gas to the liquefaction facility, the costs to operate the liquefaction facility and the costs to transport LNG from the liquefaction facility to customers in foreign markets (particularly Europe and Asia). Some of these costs fluctuate based on a variety of factors, including supply and demand factors affecting the price of natural gas in the United States, supply and demand factors affecting the costs for construction services for large infrastructure projects in the United States, and general economic conditions, there can be no assurance that the parties will determine to proceed to develop this project.

The construction of the liquefaction project remains subject to further approvals and some approvals may be subject to further conditions, review and/or revocation.

While LCL has received authorization from the DOE to export LNG to non-Free Trade Agreements (“non-FTA”) countries, the non-FTA authorization is subject to review, and the DOE may impose additional approval and permit requirements in the future or revoke the non-FTA authorization should the DOE conclude that such export authorization is inconsistent with the public interest. The FERC order (issued December 17, 2015) authorizing LCL to site, construct and operate the liquefaction project contains a condition requiring all phases of the liquefaction project to be completed and in-service within five years of the date of the order. The order also requires the modifications to our Trunkline pipeline facilities that connect to our Lake Charles facility and additionally requires execution of a transportation contract for natural gas supply to the liquefaction facility prior to the initiation of construction of the liquefaction facility. On December 5, 2019, the FERC granted an extension of time until and including December 16, 2025, to complete construction of the liquefaction project and pipeline facilities modifications and place the facilities into service.

Integration of assets acquired in past acquisitions or future acquisitions with our existing business will be a complex and time-consuming process. A failure to successfully integrate the acquired assets with our existing business in a timely manner may have a material adverse effect on our business, financial condition, results of operations or cash available for distribution to unitholders.

The difficulties of integrating past and future acquisitions with our business include, among other things:

•	operating a larger combined organization in new geographic areas and new lines of business;

•	hiring, training or retaining qualified personnel to manage and operate our growing business and assets;

•	integrating management teams and employees into existing operations and establishing effective communication and information exchange with such management teams and employees;

•	diversion of management’s attention from our existing business;

•	assimilation of acquired assets and operations, including additional regulatory programs;

•	loss of customers or key employees;

•	maintaining an effective system of internal controls in compliance with the Sarbanes-Oxley Act of 2002 as well as other regulatory compliance and corporate governance matters; and

•	integrating new technology systems for financial reporting.

If any of these risks or other unanticipated liabilities or costs were to materialize, then desired benefits from past acquisitions and future acquisitions resulting in a negative impact to our future results of operations. In addition, acquired assets may perform at levels below the forecasts used to evaluate their acquisition, due to factors beyond our control. If the acquired assets perform at levels below the forecasts, then our future results of operations could be negatively impacted.

Also, our reviews of proposed business or asset acquisitions are inherently imperfect because it is generally not feasible to perform an in-depth review of each such proposal given time constraints imposed by sellers. Even if performed, a detailed review of assets and businesses may not reveal existing or potential problems and may not provide sufficient familiarity with such business or assets to fully assess their deficiencies and potential. Inspections may not be performed on every asset, and environmental problems, may not be observable even when an inspection is undertaken.

We are affected by competition from other midstream, transportation, terminalling and storage companies.

We experience competition in all of our business segments. With respect to our midstream operations, we compete for both natural gas supplies and customers for our services. Our competitors include major integrated oil companies, interstate and intrastate pipelines and companies that gather, compress, treat, process, transport, store and market natural gas.

Our natural gas and NGL transportation pipelines and storage facilities compete with other interstate and intrastate pipeline companies and storage providers in the transportation and storage of natural gas and NGLs. The principal elements of competition among pipelines are rates, terms of service, access to sources of supply and the flexibility and reliability of service. Natural gas and NGLs also compete with other forms of energy, including electricity, coal, fuel oils and renewable or alternative energy. Competition among fuels and energy supplies is primarily based on price; however, non-price factors, including governmental regulation, environmental impacts, efficiency, ease of use and handling, and the availability of subsidies and tax benefits also affects competitive outcomes.

In markets served by our NGL pipelines, we compete with other pipeline companies and barge, rail and truck fleet operations. We also face competition with other storage and fractionation facilities based on fees charged and the ability to receive, distribute and/or fractionate the customer’s products.

Our crude oil and refined petroleum products pipelines face significant competition from other pipelines for large volume shipments. These operations also face competition from trucks for incremental and marginal volumes in the areas we serve. Further, our crude and refined product terminals compete with terminals owned by integrated petroleum companies, refining and marketing companies, independent terminal companies and distribution companies with marketing and trading operations.

We, Sunoco LP and USAC may not be able to fully execute our growth strategy if we encounter increased competition for qualified assets.

Our strategy contemplates growth through the development and acquisition of a wide range of midstream, transportation, storage and other energy infrastructure assets while maintaining a strong balance sheet. This strategy includes constructing and acquiring additional assets and businesses to enhance our ability to compete effectively and diversify our asset portfolio, thereby providing more stable cash flow. We regularly consider and enter into discussions regarding the acquisition of additional assets and businesses, stand-alone development projects or other transactions that we believe will present opportunities to realize synergies and increase our cash flow.

Consistent with our strategy, we may, from time to time, engage in discussions with potential sellers regarding the possible acquisition of additional assets or businesses. Such acquisition efforts may involve our participation in processes that involve a number of potential buyers, commonly referred to as “auction” processes, as well as situations in which we believe we are the only party or one of a very limited number of potential buyers in negotiations with the potential seller. We cannot give assurance that our acquisition efforts will be successful or that any acquisition will be completed on terms considered favorable to us.

In addition, we are experiencing increased competition for the assets we purchase or contemplate purchasing. Increased competition for a limited pool of assets could result in us losing to other bidders more often or acquiring assets at higher prices, both of which would limit our ability to fully execute our growth strategy. Inability to execute our growth strategy may materially adversely impact our results of operations.

Regulatory Matters

Litigation commenced by WMB against ET and its affiliates, if decided adverse to ET, could require ET to make a substantial payment to WMB.

WMB filed a complaint against ET and its affiliates (“ET Defendants) in the Delaware Court of Chancery, alleging that the ET Defendants breached the merger agreement between WMB, ET, and several of ET’s affiliates. Following a ruling by the Court on June 24, 2016, which allowed for the subsequent termination of the merger agreement by ET on June 29, 2016, WMB filed a notice of appeal to the Supreme Court of Delaware. WMB filed an amended complaint on September 16, 2016 and sought a $410 million termination fee and additional damages of up to $10 billion based on the purported lost value of the merger consideration. These damages claims are based on the alleged breaches of the Merger Agreement, as well as new allegations that the ET Defendants breached an additional representation and warranty in the Merger Agreement. The ET Defendants filed amended counterclaims and affirmative defenses on September 23, 2016 and sought a $1.48 billion termination fee under the Merger Agreement and additional damages caused by WMB’s misconduct. These damages claims are based on the alleged breaches of the Merger Agreement, as well as new allegations that WMB breached the Merger Agreement by failing to disclose material information that was required to be disclosed in the Form S-4. On September 29, 2016, WMB filed a motion to dismiss the ET Defendants’ amended counterclaims and to strike certain of the ET Defendants’ affirmative defenses. On December 1, 2017, the Court issued a Memorandum Opinion granting Williams’ motion to dismiss in part and denying it in part. On

March 23, 2017, the Delaware Supreme Court affirmed the Court’s June 24, 2016 ruling, and as a result, Williams conceded that its $10 billion damages claim is foreclosed, although its $410 million termination fee claim remains pending.

In July 2020, the Court denied ET Defendant’s Motion for Summary Judgment and Williams’ Motion for Partial Summary Judgment. ET Defendants cannot predict the outcome of the Williams Litigation or any lawsuits that might be filed subsequent to the date of this filing; nor can ET Defendants predict the amount of time and expense that will be required to resolve these lawsuits. ET Defendants believe that Williams’ claims are without merit and intend to defend vigorously against them.

Increased regulation of hydraulic fracturing or produced water disposal could result in reductions or delays in crude oil and natural gas production in our areas of operation, which could adversely impact our business and results of operations.

The hydraulic fracturing process has come under considerable scrutiny from sections of the public as well as environmental and other groups asserting that chemicals used in the hydraulic fracturing process could adversely affect drinking water supplies and may have other detrimental impacts on public health, safety, welfare and the environment. In addition, the water disposal process has come under scrutiny from sections of the public as well as environmental and other groups asserting that the operation of certain water disposal wells has caused increased seismic activity. Additionally, several candidates for political office in both state and federal government have announced intentions to impose greater restrictions on hydraulic fracturing or produced water disposal. For example, the Biden Administration has issued orders temporarily suspending the issuance of new authorizations, and suspending the issuance of new leases pending completion of a review of current practices, for oil and gas development on federal lands and waters (but not tribal lands that the federal government merely holds in trust). Separately, the Colorado Oil and Gas Conservation Commission adopted new rules to cover a variety of matters related to public health, safety, welfare, wildlife, and environmental resources; most significantly, these rule changes establish more stringent setbacks (2,000-foot, instead of the prior 500-foot) on new oil and gas development and eliminate routine flaring and venting of natural gas at new existing wells across the state, each subject to only limited exceptions. While the final impacts of these developments cannot be predicted, the adoption of new laws or regulations imposing additional permitting, disclosures, restrictions or costs related to hydraulic fracturing or produced water disposal or prohibiting hydraulic fracturing in proximity to areas considered to be environmentally sensitive could make drilling certain wells impossible or less economically attractive. As a result, the volume of crude oil and natural gas we gather, transport and store for our customers could be substantially reduced which could have an adverse effect on our financial condition or results of operations.

Legal or regulatory actions related to the Dakota Access pipeline could cause an interruption to current or future operations, which could have an adverse effect on our business and results of operations.

On July 27, 2016, the Standing Rock Sioux Tribe and other Native American tribes (the “Tribes”) filed a lawsuit in the United States District Court for the District of Columbia (“District Court”) challenging permits issued by the USACE permitting Dakota Access, LLC (“Dakota Access”) to cross the Missouri River at Lake Oahe in North Dakota. The case was subsequently amended to challenge an easement issued by the USACE allowing the pipeline to cross land owned by the USACE adjacent to the Missouri River. As a result of this litigation, the District Court vacated the easement, ordered USACE to prepare an Environmental Impact Statement (“EIS”), and order the pipeline shutdown and drained of oil. Dakota Access and USACE appealed this decision and moved for a stay of the District Court’s orders. On August 5, 2020, the Court of Appeals granted a stay of the portion of the District Court order that required Dakota Access to shut the pipeline down and empty it of oil, but the Court of Appeals denied a stay of the easement vacatur. The August 5 order also stated that the Court of Appeals expected the USACE to clarify its position with respect to whether USACE intends to allow the continued operation of the pipeline notwithstanding the vacatur of the easement and that the District Court may consider additional relief, if necessary. Following this order, the Tribes filed a motion with the District Court seeking an injunction to prevent the continued operation of the pipeline. This motion has been briefed by the Tribes, USACE, and Dakota Access, but the District Court has not yet ruled on this motion. On January 26, 2021, the Court of Appeals affirmed the District Court’s order requiring an EIS and its order vacating the easement. In the same January 26 order, the Court of Appeals also overturned the District Court’s August 5, 2020 order that the pipeline be shut down and emptied of oil because of the lack of findings sufficient to satisfy the legal requirements for injunctive relief, including a finding of irreparable harm to the Tribes in the absence of an injunction. The District Court scheduled a status conference for February 10, 2021 to discuss the impact of the Court of Appeals’ ruling on the pending motion for injunctive relief, as well as USACE’s expectations as to how it will proceed in light of the Court of Appeals’ recent vacatur ruling. USACE filed a motion for a continuance of the status conference until April 9, 2021, and this motion was approved by the District Court on February 9, 2021. For further information, see Note 11 to our consolidated financial statements included in “Item 8. Financial Statements and Supplementary Data” in this report.

Our interstate natural gas pipelines are subject to laws, regulations and policies governing the rates they are allowed to charge for their services, which may prevent us from fully recovering our costs.

Laws, regulations and policies governing interstate natural gas pipeline rates could affect the ability of our interstate pipelines to establish rates, to charge rates that would cover future increases in its costs, or to continue to collect rates that cover current costs.

We are required to file tariff rates (also known as recourse rates) with the FERC that shippers may pay for interstate natural gas transportation services. We may also agree to discount these rates on a not unduly discriminatory basis or negotiate rates with shippers who elect not to pay the recourse rates. The FERC must approve or accept all rate filings for us to be allowed to charge such rates.

The FERC may review existing tariff rates on its own initiative or upon receipt of a complaint filed by a third party. The FERC may, on a prospective basis, order refunds of amounts collected if it finds the rates to have been shown not to be just and reasonable or to have been unduly discriminatory. The FERC has recently exercised this authority with respect to several other pipeline companies. If the FERC were to initiate a proceeding against us and find that our rates were not just and reasonable or were unduly discriminatory, the maximum rates we are permitted to charge may be reduced and the reduction could have an adverse effect on our revenues and results of operations.

The costs of our interstate pipeline operations may increase, and we may not be able to recover all of those costs due to FERC regulation of our rates. If we propose to change our tariff rates, our proposed rates may be challenged by the FERC or third parties, and the FERC may deny, modify or limit our proposed changes if we are unable to persuade the FERC that changes would result in just and reasonable rates that are not unduly discriminatory. We also may be limited by the terms of rate case settlement agreements or negotiated rate agreements with individual customers from seeking future rate increases, or we may be constrained by competitive factors from charging our tariff rates.

To the extent our costs increase in an amount greater than our revenues increase, or there is a lag between our cost increases and our ability to file for and obtain rate increases, our operating results would be negatively affected. Even if a rate increase is permitted by the FERC to become effective, the rate increase may not be adequate. We cannot guarantee that our interstate pipelines will be able to recover all of our costs through existing or future rates.

The ability of interstate pipelines held in tax-pass-through entities, like us, to include an allowance for income taxes as a cost-of-service element in their regulated rates has been subject to extensive litigation before the FERC and the courts for a number of years. Effective January 2018, the 2017 Tax Cuts and Jobs Act (the “Tax Act”) changed several provisions of the federal tax code, including a reduction in the maximum corporate tax rate. On March 15, 2018, in a set of related proposals, the FERC addressed treatment of federal income tax allowances in regulated entity rates. The FERC issued a Revised Policy Statement on Treatment of Income Taxes (“Revised Policy Statement”) stating that it will no longer permit master limited partnerships to recover an income tax allowance in their cost-of-service rates. The FERC issued the Revised Policy Statement in response to a remand from the United States Court of Appeals for the District of Columbia Circuit in United Airlines v. FERC, in which the court determined that the FERC had not justified its conclusion that a pipeline organized as a master limited partnership would not “double recover” its taxes under the current policy by both including an income-tax allowance in its cost of service and earning a return on equity (“ROE”) calculated using the discounted cash flow methodology. On July 18, 2018, the FERC issued an order denying requests for rehearing and clarification of its Revised Policy Statement because it is a non-binding policy and parties will have the opportunity to address the policy as applied in future cases. In the rehearing order, the FERC clarified that a pipeline organized as a master limited partnership will not be precluded in a future proceeding from arguing and providing evidentiary support that it is entitled to an income tax allowance and demonstrating that its recovery of an income tax allowance does not result in a double-recovery of investors’ income tax costs. On July 31, 2020, the United States Court of Appeals for the District of Columbia Circuit issued an opinion upholding FERC’s decision denying a separate master limited partnership recovery of an income tax allowance and its decision not to require the master limited partnership to refund accumulated deferred income tax balances. In light of the rehearing order’s clarification regarding individual entities’ ability to argue in support of recovery of an income tax allowance and the court’s subsequent opinion upholding denial of an income tax allowance to a master limited partnership, the impacts that FERC’s policy on the treatment of income taxes may have on the rates an interstate pipeline held in a tax-pass-through entity can charge for the FERC regulated transportation services are unknown at this time.

Even without application of FERC’s recent rate making-related policy statements and rulemakings, under the NGA, FERC or our shippers may challenge the cost-of-service rates we charge. The FERC’s establishment of a just and reasonable rate is based on many components, including ROE and tax-related components, including the allowance for income taxes and the amount for accumulated deferred income taxes, but also other pipeline costs that will continue to affect the FERC’s determination of just and reasonable cost-of-service rates. Moreover, we receive revenues from our pipelines based on a variety of rate structures, including cost-of-service rates, negotiated rates, discounted rates and market-based rates. Many of our interstate pipelines, such as ETC Tiger, Midcontinent Express and Fayetteville Express, have negotiated market rates that were agreed to by customers in connection with long-term contracts entered into to support the construction of the pipelines. Other systems, such as FGT, Transwestern and Panhandle, have a mix of tariff rate, discount rate, and negotiated rate agreements. The revenues we receive from natural gas transportation services we provide pursuant to cost-of-service based rates may decrease in the future as a result of changes to FERC policies, combined with the reduced corporate federal income tax rate established in the Tax Act. The extent of any revenue reduction related to our cost-of-service rates, if any, will depend on a detailed review of all of a pipeline’s cost-of-service components and the outcomes of any challenges to our rates by the FERC or our shippers.

By order issued January 16, 2019, the FERC initiated a review of Panhandle’s existing rates pursuant to Section 5 of the NGA to determine whether the rates currently charged by Panhandle are just and reasonable and set the matter for hearing. Panhandle filed a cost and revenue study on April 1, 2019 and an NGA Section 4 rate case on August 30, 2019. The Section 4 and section 5 proceedings were consolidated by order of the Chief Judge on October 1, 2019. A hearing in the combined proceedings commenced on August 25, 2020 and adjourned on September 15, 2020. By order dated January 19, 2021, the Chief Judge has extended the deadline for the initial decision to March 2021.

Our interstate natural gas pipelines are subject to laws, regulations and policies governing terms and conditions of service, which could adversely affect our business and results of operations.

In addition to rate oversight, the FERC’s regulatory authority extends to many other aspects of the business and operations of our interstate natural gas pipelines, including:

•	terms and conditions of service;

•	the types of services interstate pipelines may or must offer their customers;

•	construction of new facilities;

•	acquisition, extension or abandonment of services or facilities;

•	reporting and information posting requirements;

•	accounts and records; and

•	relationships with affiliated companies involved in all aspects of the natural gas and energy businesses.

Compliance with these requirements can be costly and burdensome. In addition, we cannot guarantee that the FERC will authorize tariff changes and other activities we might propose and to undertake in a timely manner and free from potentially burdensome conditions. Future changes to laws, regulations, policies and interpretations thereof may impair our access to capital markets or may impair the ability of our interstate pipelines to compete for business, may impair their ability to recover costs or may increase the cost and burden of operation.

In December 2017, the then-serving FERC Chairman announced that the FERC will review its policies on certification of natural gas pipelines, including an examination of its long-standing Policy Statement on Certification of New Interstate Natural Gas Pipeline Facilities, issued in 1999, that is used to determine whether to grant certificates for new pipeline projects. To that end, FERC issued a Notice of Inquiry on April 9, 2018, requesting comments on its certification policies, but no action has been taken in that docket. We are unable to predict what, if any, changes may be proposed that will affect our natural gas pipeline business or when such proposals, if any, might become effective. We do not expect that any change in this policy would affect us in a materially different manner than any other similarly sized natural gas pipeline company operating in the United States.

Rate regulation or market conditions may not allow us to recover the full amount of increases in the costs of our crude oil, NGL and refined products pipeline operations.

Transportation provided on our common carrier interstate crude oil, NGL and refined products pipelines is subject to rate regulation by the FERC, which requires that tariff rates for transportation on these oil pipelines be just and reasonable and not unduly discriminatory. If we propose new or changed rates, the FERC or interested persons may challenge those rates and the FERC is authorized to suspend the effectiveness of such rates for up to seven months and to investigate such rates. If, upon completion of an investigation, the FERC finds that the proposed rate is unjust or unreasonable, it is authorized to require the carrier to refund revenues in excess of the prior tariff during the term of the investigation. The FERC also may investigate, upon complaint or on its own motion, rates that are already in effect and may order a carrier to change its rates prospectively. Upon an appropriate showing, a shipper may obtain reparations for damages sustained for a period of up to two years prior to the filing of a complaint.

The primary ratemaking methodology used by the FERC to authorize increases in the tariff rates of petroleum pipelines is price indexing. The FERC’s ratemaking methodologies may limit our ability to set rates based on our costs or may delay the use of rates that reflect increased costs. On March 25, 2020, the FERC issued a Notice of Inquiry seeking comment on a proposal to change the preliminary screen for complaints against oil pipeline index rate increases to a “Percentage Comparison Test” consistent with the preliminary screen used by the FERC for protests against oil pipeline index rate increases. The FERC also requested comment on whether the appropriate threshold for the screen is a 10% or more differential between a proposed index rate increase and the annual percentage change in cost of service reported by the pipeline. Initial comments were due June 16, 2020, and reply comments were due July 16, 2020. The FERC has not yet taken any further action on the Notice of Inquiry. At this time, we cannot determine the effect of a change in the FERC’s preliminary screen for complaints against index rates changes, however, a revised screen would result in a threshold aligned with the existing threshold for protests against index rate increases. Any complaint or protest raised by a shipper could materially and adversely affect our financial condition, results of operations or cash flows.

On June 18, 2020, FERC issued a Notice of Inquiry requesting comments on a proposed oil pipeline index for the five-year period commencing July 1, 2021 and ending June 30, 2026, and requested comments on whether and how the index should reflect the Revised Policy Statement and FERC’s treatment of accumulated deferred income taxes as well as FERC’s revised ROE methodology. Comments on the indexing rate methodology Notice of Inquiry were due August 17, 2020, with reply comments due September 11, 2020.

On December 17, 2020, FERC issued an order establishing a new index of PPI-FG plus 0.78%. Rehearing of this order has been requested and remains pending before FERC.

Under the Energy Policy Act of 1992 (the “Energy Policy Act”), certain interstate pipeline rates were deemed just and reasonable or “grandfathered.” Revenues are derived from such grandfathered rates on most of our FERC-regulated pipelines. A person challenging a grandfathered rate must, as a threshold matter, establish a substantial change since the date of enactment of the Energy Policy Act, in either the economic circumstances or the nature of the service that formed the basis for the rate. If the FERC were to find a substantial change in circumstances, then the existing rates could be subject to detailed review and there is a risk that some rates could be found to be in excess of levels justified by the pipeline’s costs. In such event, the FERC could order us to reduce pipeline rates prospectively and to pay refunds to shippers.

If the FERC’s petroleum pipeline ratemaking methodologies procedures changes, the new methodology or procedures could adversely affect our business and results of operations.

State regulatory measures could adversely affect the business and operations of our midstream and intrastate pipeline and storage assets.

Our midstream and intrastate transportation and storage operations are generally exempt from FERC regulation under the NGA, but FERC regulation still significantly affects our business and the market for our products. The rates, terms and conditions of service for the interstate services we provide in our intrastate gas pipelines and gas storage are subject to FERC regulation under Section 311 of the NGPA. Our HPL System, East Texas pipeline, Oasis pipeline and ET Fuel System provide such services. Under Section 311, rates charged for transportation and storage must be fair and equitable. Amounts collected in excess of fair and equitable rates are subject to refund with interest, and the terms and conditions of service, set forth in the pipeline’s statement of operating conditions, are subject to FERC review and approval. Should the FERC determine not to authorize rates equal to or greater than our costs of service, our cash flow would be negatively affected.

Our midstream and intrastate gas and oil transportation pipelines and our intrastate gas storage operations are subject to state regulation. All of the states in which we operate midstream assets, intrastate pipelines or intrastate storage facilities have adopted some form of complaint-based regulation, which allow producers and shippers to file complaints with state regulators in an effort to resolve grievances relating to the fairness of rates and terms of access. The states in which we operate have ratable take statutes, which generally require gatherers to take, without undue discrimination, production that may be tendered to the gatherer for handling. Similarly, common purchaser statutes generally require gatherers to purchase without undue discrimination as to source of supply or producer. These statutes have the effect of restricting our right as an owner of gathering facilities to decide with whom we contract to purchase or transport natural gas. Should a complaint be filed in any of these states or should regulation become more active, our business may be adversely affected.

Our intrastate transportation operations located in Texas are also subject to regulation as gas utilities by the Texas Railroad Commission (“TRRC”). Texas gas utilities must publish the rates they charge for transportation and storage services in tariffs filed with the TRRC, although such rates are deemed just and reasonable under Texas law unless challenged in a complaint.

We are subject to other forms of state regulation, including requirements to obtain operating permits, reporting requirements, and safety rules (see description of federal and state pipeline safety regulation below). Violations of state laws, regulations, orders and permit conditions can result in the modification, cancellation or suspension of a permit, civil penalties and other relief.

Certain of our assets may become subject to regulation.

The distinction between federally unregulated gathering facilities and FERC-regulated transmission pipelines under the NGA has been the subject of extensive litigation and may be determined by the FERC on a case-by-case basis, although the FERC has made no determinations as to the status of our facilities. Consequently, the classification and regulation of our gathering facilities could change based on future determinations by the FERC, the courts or Congress. If our gas gathering operations become subject to FERC jurisdiction, the result may adversely affect the rates we are able to charge and the services we currently provide, and may include the potential for a termination of our gathering agreements with our customers.

Intrastate transportation of NGLs is largely regulated by the state in which such transportation takes place. Lone Star’s NGL Pipeline transports NGLs within the state of Texas and is subject to regulation by the TRRC. This NGLs transportation system offers services pursuant to an intrastate transportation tariff on file with the TRRC. In 2013, Lone Star’s NGL pipeline also commenced the interstate transportation of NGLs, which is subject to the FERC’s jurisdiction under the Interstate Commerce Act (“ICA”) and the Energy Policy Act. Both intrastate and interstate NGL transportation services must be provided in a manner that is just, reasonable, and non-discriminatory. The tariff rates established for interstate services were based on a negotiated agreement; however, if the FERC’s ratemaking methodologies were imposed, they may, among other things, delay the use of rates that reflect increased costs and subject us to potentially burdensome and expensive operational, reporting and other requirements. In addition, the rates, terms and conditions for shipments of crude oil, petroleum products and NGLs on our pipelines are subject to regulation by the FERC if the NGLs are transported in interstate or foreign commerce, whether by our pipelines or other means of transportation. Since we do not control the entire transportation path of all crude oil, petroleum products and NGLs on our pipelines, FERC regulation could be triggered by our customers’ transportation decisions.

In addition, if any of our pipelines were found to have provided services or otherwise operated in violation of the NGA, Natural Gas Policy Act of 1978 (“NGPA”), or ICA, this could result in the imposition of administrative and criminal remedies and civil penalties, as well as a requirement to disgorge charges collected for such services in excess of the rate established by the FERC. Any of the foregoing could adversely affect revenues and cash flow related to these assets.

We may incur significant costs and liabilities resulting from performance of pipeline integrity programs and related repairs.

Pursuant to authority under the NGPSA and Hazardous Liquids Pipeline Safety Act of 1979, as amended (“HLPSA”), PHMSA has established a series of rules requiring pipeline operators to develop and implement integrity management programs for natural gas transmission and hazardous liquid pipelines that, in the event of a pipeline leak or rupture, could affect high consequence areas (“HCAs”) which are areas where a release could have the most significant adverse consequences, including high population areas, certain drinking water sources, and unusually sensitive ecological areas. These regulations require operators of covered pipelines to:

•	perform ongoing assessments of pipeline integrity;

•	identify and characterize applicable threats to pipeline segments that could impact a high consequence area;

•	improve data collection, integration and analysis;

•	repair and remediate the pipeline as necessary; and

•	implement preventive and mitigating actions.

In addition, states have adopted regulations similar to existing PHMSA regulations for intrastate gathering and transmission lines. At this time, we cannot predict the ultimate cost of compliance with applicable pipeline integrity management regulations, as the cost will vary significantly depending on the number and extent of any repairs found to be necessary as a result of the pipeline integrity testing. We will continue our pipeline integrity testing programs to assess and maintain the integrity of our pipelines. The results of these tests could cause us to incur significant and unanticipated capital and operating expenditures for repairs or upgrades deemed necessary to ensure the continued safe and reliable operation of our pipelines. Any changes to pipeline safety laws by Congress and regulations by PHMSA that result in more stringent or costly safety standards could have a significant adverse effect on us and similarly situated midstream operators. For example, in October 2019, PHMSA published the first of three expected regulations relating to new or more stringent requirements for certain natural gas lines and gathering lines, that had originally been proposed in 2016 as part of PHMSA’s “Gas Megarule.” The rulemaking imposed numerous requirements, including, among other things, expanding certain of PHMSA’s current regulatory safety programs for natural gas pipelines in newly defined MCAs that contain as few as five dwellings within a potential impact area. PHMSA is still expected to issue the second and third parts of the Gas Megarule, but we cannot predict the timing of any such action. The safety and hazardous liquid pipelines rule would extend leak detection requirements to all non-gathering hazardous liquid pipelines and require operators to inspect affected pipelines following extreme weather events or natural disasters to address any resulting damage. Finally, the enhanced emergency procedures rule focuses on increased emergency safety measures. In particular, this rule increases the authority of PHMSA to issue an emergency order that addresses unsafe conditions or hazards that pose an imminent threat to pipeline safety. The changes adopted or proposed by these rulemakings or made in future legal requirements could have a material adverse effect on our results of operations and costs of transportation services.

Federal and state legislative and regulatory initiatives relating to pipeline safety that require the use of new or more stringent safety controls or result in more stringent enforcement of applicable legal requirements could subject us to increased capital costs, operational delays and costs of operation.

The NGPSA and HLPSA were amended by the Pipeline Safety, Regulatory Certainty, and Job Creation Act of 2011 (“2011 Pipeline Safety Act”). Among other things, the 2011 Pipeline Safety Act increased the penalties for safety violations and directed the Secretary of Transportation to promulgate rules or standards relating to expanded integrity management requirements, automatic or remote-controlled valve use, excess flow valve use, leak detection system installation, testing to confirm that the material strength of certain pipelines are above 30% of specified minimum yield strength, and operator verification of records confirming the MAOP of certain interstate natural gas transmission pipelines. In January 2021, PHMSA issued a final rule increasing the maximum administrative fines for safety violations were increased to account for inflation, with maximum civil penalties set at $222,504 per day, with a maximum of $2,225,034 for a series of violations. Upon reauthorization of PHMSA, Congress often directs the agency to complete certain rulemakings. For example, in the Consolidated Appropriations Bill for Fiscal Year 2021, Congress reauthorized PHMSA through fiscal year 2023 and directed the agency to move forward with several regulatory actions, including the “Pipeline Safety: Class Location Change Requirements” and the “Pipeline Safety: Safety of Gas Transmission and Gathering Pipelines” proposed rulemakings; Congress has also instructed PHMSA to issue final regulations to require operations of non-rural gas gathering lines and new existing transmission and distribution pipelines to conduct certain leak detection and repair programs to require facility inspection and maintenance plans to align with those regulations. The timing and scope of such future rulemakings is uncertain. The safety enhancement requirements and other provisions of Congressional mandates to PHMSA, as well as any implementation of PHMSA rules thereunder or any issuance or reinterpretation of guidance by PHMSA or any state agencies with respect thereto, could require us to install new or modified safety controls, pursue additional capital projects, or conduct maintenance programs on an accelerated basis, any or all of which tasks could result in our incurring increased operating costs that could be significant and have a material adverse effect on our results of operations or financial condition.

Our business involves the generation, handling and disposal of hazardous substances, hydrocarbons and wastes which activities are subject to environmental and worker health and safety laws and regulations that may cause us to incur significant costs and liabilities.

Our business is subject to stringent federal, tribal, state, and local laws and regulations governing the discharge of materials into the environment, worker health and safety and protection of the environment. These laws and regulations may require the acquisition of permits for the construction and operation of our pipelines, plants and facilities, result in capital expenditures to manage, limit or prevent emissions, discharges or releases of various materials from our pipelines, plants and facilities, impose specific health and safety standards addressing worker protection, and impose substantial liabilities for pollution resulting from our construction and operations activities. Several governmental authorities, such as the United States Environmental Protection Agency (“EPA”) and analogous state agencies have the power to enforce compliance with these laws and regulations and the permits issued under them and frequently mandate difficult and costly remediation measures and other actions. Failure to comply with these laws, regulations and permits may result in the assessment of significant administrative, civil and criminal penalties, the imposition of investigatory remedial and corrective action obligations, the occurrence of delays in permitting and completion of projects, and the issuance of injunctive relief. For example, following an inadvertent return that occurred in connection with the construction of our Mariner East 2 pipeline (“Mariner 2”), the Pennsylvania Department of Environmental Protection in September 2020 ordered the rerouting of a section of Mariner 2. We have challenged this order and cannot predict the final outcome; however, any rerouting of Mariner 2 or other of our pipeline projects may result in delays in the completion of these projects.

Certain environmental laws impose strict, joint and several liability for costs required to clean up and restore sites where hazardous substances, hydrocarbons or wastes have been disposed or released, even under circumstances where the substances, hydrocarbons or wastes have been released by a predecessor operator. Moreover, it is not uncommon for neighboring landowners and other third parties to file claims for personal injury and property and natural resource damage allegedly caused by noise, odor or the release of hazardous substances, hydrocarbons or wastes into the environment.

We may incur substantial environmental costs and liabilities because of the underlying risk arising out of our operations. Although we have established financial reserves for our estimated environmental remediation liabilities, additional contamination or conditions may be discovered, resulting in increased remediation costs, liabilities or natural resource damages that could substantially increase our costs for site remediation projects. Accordingly, we cannot assure you that our current reserves are adequate to cover all future liabilities, even for currently known contamination.

Uncertainty about the future course of regulation exists because of the recent change in U.S. presidential administrations. In January 2021, the current administration issued an executive order directing all federal agencies to review and take action to address any federal regulations promulgated during the prior administration that may be inconsistent with the current administration’s policies. As a result, it is unclear the degree to which certain recent regulatory developments may be modified or rescinded. The executive order also established a Working Group that is called on to, among other things, develop methodologies for calculating the “social cost of carbon,” “social cost of nitrous oxide” and “social cost of methane.” Recommendations from the Working Group are due beginning June 1, 2021, and final recommendations no later than January 2022. Further regulation of air emissions, as well as uncertainty regarding the future course of regulation, could eventually reduce the demand for oil and natural gas and, in turn, have a material adverse effect on our business, financial condition or results of operations.

Changes in environmental laws and regulations occur frequently, and any such changes that result in more stringent and costly waste handling, emission standards, or storage, transport, disposal or remediation requirements could have a material adverse effect on our operations or financial position. For example, in October 2015, the EPA published a final rule under the Clean Air Act, lowering the National Ambient Air Quality Standard (“NAAQS”) for ground-level ozone to 70 parts per billion for the 8-hour primary and secondary ozone standards, and the EPA finalized its attainment/non-attainment designations in 2018, though these are subject to change. Reclassification of areas or imposition of more stringent standards may make it more difficult to construct new or modified sources of air pollution in newly designated non-attainment areas. Also, states are expected to implement more stringent requirements as a result of this new final rule, which could apply to our customers’ operations. Compliance with this final rule or any other new regulations could, among other things, require installation of new emission controls on some of our equipment, result in longer permitting timelines or new restrictions or prohibitions with respect to permits or projects, and significantly increase our capital expenditures and operating costs, which could adversely impact our business. Historically, we have been able to satisfy the more stringent nitrogen oxide emission reduction requirements that affect our compressor units in ozone non-attainment areas at reasonable cost, but there is no assurance that we will not incur material costs in the future to meet the new, more stringent ozone standard.

Regulations under the Clean Water Act, Oil Pollution Act of 1990, as amended (“OPA”), and state laws impose regulatory burdens on terminal operations. Spill prevention control and countermeasure requirements of federal and state laws require containment to mitigate or prevent contamination of waters in the event of a refined product overflow, rupture, or leak from above-ground pipelines and storage tanks. The Clean Water Act also requires us to maintain spill prevention control and countermeasure plans at our terminal facilities with above-ground storage tanks and pipelines. In addition, OPA requires that most fuel transport and storage companies maintain and update various oil spill prevention and oil spill contingency plans. Facilities that are adjacent to water require the engagement of Federally Certified Oil Spill Response Organizations to be available to respond to a spill on water from above-ground storage tanks or pipelines.

Transportation and storage of refined products over and adjacent to water involves risk and potentially subjects us to strict, joint, and potentially unlimited liability for removal costs and other consequences of an oil spill where the spill is into navigable waters, along shorelines or in the exclusive economic zone of the United States.

In the event of an oil spill into navigable waters, substantial liabilities could be imposed upon us. The Clean Water Act imposes restrictions and strict controls regarding the discharge of pollutants into navigable waters, with the potential of substantial liability for the violation of permits or permitting requirements.

Terminal operations and associated facilities are subject to the Clean Air Act as well as comparable state and local statutes. Under these laws, permits may be required before construction can commence on a new source of potentially significant air emissions, and operating permits may be required for sources that are already constructed. If regulations become more stringent, additional emission control technologies.

Climate change legislation or regulations restricting emissions of greenhouse gases (“GHGs”) could result in increased operating costs and reduced demand for the services we provide.

Climate change continues to attract considerable public, governmental and scientific attention. As a result, numerous proposals have been made and are likely to continue to be made at the international, national, regional and state levels of government to monitor and limit emissions of GHGs. These efforts have included consideration of cap-and-trade programs, carbon taxes and GHG reporting and tracking programs, and regulations that directly limit GHG emissions from certain sources. In the United States, no comprehensive climate change legislation has been implemented at the federal level to date. However, Canada has implemented a federal carbon pricing regime, and, in the United States, President Biden has announced that he intends to pursue substantial reductions in greenhouse gas emissions, particularly from the oil and gas sector. For example, on January 27, 2021, President Biden signed an executive order that commits to substantial action on climate change, calling for, among other things, the increased use of zero-emissions vehicles by the federal government, the elimination of subsidies provided to the fossil fuel industry, an increase in the production of offshore wind energy, and an increased emphasis on climate-related risks across government agencies and economic sectors. Additionally, the EPA has adopted rules under authority of the Clean Air Act that, among other things, establish Potential for Significant Deterioration (“PSD”) construction and Title V operating permit reviews for GHG emissions from certain large stationary sources that are also potential major sources of certain principal, or criteria, pollutant emissions, which reviews could require securing PSD permits at covered facilities emitting GHGs and meeting “best available control technology” standards for those GHG emissions. In addition, the EPA has adopted rules requiring the monitoring and annual reporting of GHG emissions from certain petroleum and natural gas system sources in the United States, including, among others, onshore processing, transmission, storage and distribution facilities. In October 2015, the EPA amended and expanded the GHG reporting requirements to all segments of the oil and natural gas industry, including gathering and boosting facilities and blowdowns of natural gas transmission pipelines.

Federal agencies also have begun directly regulating GHG emissions, such as methane, from oil and natural gas operations. In June 2016, the EPA published New Source Performance Standards (“NSPS”), known as Subpart OOOOa, that require certain new, modified or reconstructed facilities in the oil and natural gas sector to reduce these methane gas and volatile organic compound (“VOC”) emissions. These Subpart OOOOa standards expand previously issued NSPS published by the EPA in 2012 and known as Subpart OOOO, by using certain equipment-specific emissions control practices, requiring additional controls for pneumatic controllers and pumps as well as compressors, and imposing leak detection and repair requirements for natural gas compressor and booster stations. In September 2020, the EPA finalized amendments to Subpart OOOOa that rescind the methane limits for new, reconstructed and modified oil and natural gas production sources while leaving in place the general emission limits for VOCs. In addition, the rulemaking removes from the oil and natural gas category the natural gas transmission and storage segment. However, President Biden has signed an executive order calling for the suspension, revision, or rescission of the September 2020 rule and the reinstatement or issuance of methane emissions standards for new, modified, and existing oil and gas facilities, including the transmission and storage. Methane emission standards imposed on the oil and gas sector could result in increased costs to our operations or those of our customers as well as result in delays or curtailment in such operations, which costs, delays or curtailment could adversely affect our business. Several states have also adopted, or are considering, adopting, regulations related to GHG emissions, some of which are more stringent than those implemented by the federal government.

Additionally, in December 2015, the United States joined the international community at the 21st Conference of the Parties of the United Nations Framework Convention on Climate Change in Paris, France in signing the “Paris Agreement,” a treaty that requires member countries to submit individually-determined, non-binding GHG emission reduction goals every five years beginning in 2020. Although the United States had withdrawn from this agreement, President Biden has signed executive orders recommitting the United States to the Paris Agreement and calling for the federal government to formulate the United States’ emissions reduction goal. However, the impacts of these orders are unclear at this time.

The adoption, strengthening and implementation of any international, federal or state legislation or regulations that require reporting of GHGs or otherwise restrict emissions of GHGs could result in increased compliance costs or additional operating restrictions, and could have a material adverse effect on our business, financial condition, demand for our services, results of operations, and cash flows. Litigation risks are also increasing, as several oil and gas companies have been sued for allegedly causing climate-related damages due to their production and sale of fossil fuel products or for allegedly being aware of the impacts of climate change for some time but failing to adequately disclose such risks to their investors or customers. There is also a risk that financial institutions could be required to adopt policies that have the effect of reducing the funding provided to the fossil fuel sector. For example, recently, the Federal Reserve announced that it has joined the Network for Greening the Financial System, a consortium of financial regulators focused on addressing climate-related risks in the financial sector. Ultimately, this could make it more difficult to secure funding for exploration and production or midstream activities. Finally, most scientists have concluded that increasing concentrations of GHG in the atmosphere may produce climate changes that have significant physical effects, such as increased frequency and severity of storms, droughts, and floods and other climate events that could have an adverse effect on our assets.

The swaps regulatory provisions of the Dodd-Frank Act and the rules adopted thereunder could have an adverse effect on our ability to use derivative instruments to mitigate the risks of changes in commodity prices and interest rates and other risks associated with our business.

Provisions of the Dodd-Frank Wall Street Reform and Consumer Protection Act (the “Dodd-Frank Act”) and rules adopted by the Commodity Futures Trading Commission (the “CFTC”), the SEC and other prudential regulators establish federal regulation of the physical and financial derivatives, including over-the-counter derivatives market and entities, such as us, participating in that market. While most of these regulations are already in effect, the implementation process is still ongoing and the CFTC continues to review and refine its initial rulemakings through additional interpretations and supplemental rulemakings. As a result, any new regulations or modifications to existing regulations could significantly increase the cost of derivative contracts, materially alter the terms of derivative contracts, reduce the availability and/or liquidity of derivatives to protect against risks we encounter, reduce our ability to monetize or restructure our existing derivative contracts, and increase our exposure to less creditworthy counterparties. Any of these consequences could have a material adverse effect on our financial condition, results of operations and cash available for distribution to our Unitholders.

The CFTC has re-proposed speculative position limits for certain futures and option contracts in the major energy markets and for swaps that are their economic equivalents, although certain bona fide hedging transactions would be exempt from these position limits provided that various conditions are satisfied. The CFTC has also finalized a related aggregation rule that requires market participants to aggregate their positions with certain other persons under common ownership and control, unless an exemption applies, for purposes of determining whether the position limits have been exceeded. If adopted, the revised position limits rule and its finalized companion rule on aggregation may create additional implementation or operational exposure. In addition to the CFTC federal speculative position limit regime, designated contract markets (“DCMs”) also maintain speculative position limit and accountability regimes with respect to contracts listed on their platform as well as aggregation requirements similar to the CFTC’s final aggregation rule. Any speculative position limit regime, whether imposed at the federal-level or at the DCM-level may impose added operating costs to monitor compliance with such position limit levels, addressing accountability level concerns and maintaining appropriate exemptions, if applicable.

The Dodd-Frank Act requires that certain classes of swaps be cleared on a derivatives clearing organization and traded on a DCM or other regulated exchange, unless exempt from such clearing and trading requirements, which could result in the application of certain margin requirements imposed by derivatives clearing organizations and their members. The CFTC and prudential regulators have also adopted mandatory margin requirements for uncleared swaps entered into between swap dealers and certain other counterparties. We currently qualify for and rely upon an end-user exception from such clearing and margin requirements for the swaps we enter into to hedge our commercial risks. However, the application of the mandatory clearing and trade execution requirements and the uncleared swaps margin requirements to other market participants, such as swap dealers, may adversely affect the cost and availability of the swaps that we use for hedging.

In addition to the Dodd-Frank Act, the European Union and other foreign regulators have adopted and are implementing local reforms generally comparable with the reforms under the Dodd-Frank Act. Implementation and enforcement of these regulatory provisions may reduce our ability to hedge our market risks with non-U.S. counterparties and may make transactions involving cross-border swaps more expensive and burdensome. Additionally, the lack of regulatory equivalency across jurisdictions may increase compliance costs and make it more difficult to satisfy our regulatory obligations.

Additional deepwater drilling laws and regulations, delays in the processing and approval of drilling permits and exploration, development, oil spill-response and decommissioning plans, and other related developments may have a material adverse effect on our business, financial condition, or results of operations.

The Federal Bureau of Ocean Energy Management (“BOEM”) and the federal Bureau of Safety and Environmental Enforcement (“BSEE”), each agencies of the United States Department of the Interior, have imposed more stringent permitting procedures and regulatory safety and performance requirements for new wells to be drilled in federal waters. Compliance with these more stringent regulatory requirements and with existing environmental and oil spill regulations, together with any uncertainties or inconsistencies in decisions and rulings by governmental agencies, delays in the processing and approval of drilling permits or exploration, development, oil spill-response and decommissioning plans, and possible additional regulatory initiatives could result in difficult and more costly actions and adversely affect or delay new drilling and ongoing development efforts. For instance, in January 2021, the Biden administration issued an executive order focused on climate change that, among other things, directed the Secretary of the Interior to pause new oil and natural gas leasing on public lands or in offshore waters pending completion of a comprehensive review of the federal permitting and leasing practices, consider whether to adjust royalties associated with coal, oil, and gas resources extracted from public lands and offshore waters, or take other appropriate action, to account for corresponding climate costs.

In addition, new regulatory initiatives may be adopted or enforced by the BOEM or the BSEE in the future that could result in additional costs, delays, restrictions, or obligations with respect to oil and natural gas exploration and production operations conducted offshore by certain of our customers. Separately, in October 2020, BOEM and BSEE published a proposed rule regarding financial assurance requirements for offshore leases, particularly regarding requirements for bonds above base amounts prescribed by regulation. At this time, we cannot determine with any certainty the amount of any additional financial assurance that may be ordered by BOEM and required of us in the future, or that such additional financial assurance amounts can be obtained. The final publication or implementation of this rule, as well as any new rules, regulations, or legal initiatives, could delay or disrupt our customers’ operations, increase the risk of expired leases due to the time required to develop new technology, result in increased supplemental bonding and costs, limit activities in certain areas, or cause our customers’ to incur penalties, or shut-in production or lease cancellation. Also, if material spill events were to occur in the future, the United States or other countries could elect to issue directives to temporarily cease drilling activities offshore and, in any event, may from time to time issue further safety and environmental laws and regulations regarding offshore oil and gas exploration and development. The overall costs imposed on our customers to implement and complete any such spill response activities or any decommissioning obligations could exceed estimated accruals, insurance limits, or supplemental bonding amounts, which could result in the incurrence of additional costs to complete. Separately, in January 2021, the Biden Administration has issued orders temporarily suspending the issuance of new authorizations and suspending the issuance of new leases pending completion of a review of current practices, for oil and gas development on federal lands and waters. The Biden Administration also published an order calling for an increase in the production of offshore wind energy, which may impact the use of federal waters. We cannot predict with any certainty the full impact of any new laws or regulations on our customers’ drilling operations or on the cost or availability of insurance to cover some or all of the risks associated with such operations. The occurrence of any one or more of these developments could result in decreased demand for our services, which could have a material adverse effect on our business as well as our financial position, results of operation and liquidity.

Our business is subject to federal, state and local laws and regulations that govern the product quality specifications of the petroleum products that we store and transport.

The petroleum products that we store and transport are sold by our customers for consumption into the public market. Various federal, state and local agencies have the authority to prescribe specific product quality specifications to commodities sold into the public market. Changes in product quality specifications could reduce our throughput volume, require us to incur additional handling costs or require the expenditure of significant capital. In addition, different product specifications for different markets impact the fungibility of products transported and stored in our pipeline systems and terminal facilities and could require the construction of additional storage to segregate products with different specifications. We may be unable to recover these costs through increased revenues.

In addition, our patented butane blending services are reliant upon gasoline vapor pressure specifications. Significant changes in such specifications could reduce butane blending opportunities, which would affect our ability to market our butane blending service licenses and which would ultimately affect our ability to recover the costs incurred to acquire and integrate our butane blending assets.

Risks Relating to Our Partnership Structure

Issuance of Limited Partner units or other classes of equity

We may issue an unlimited number of limited partner interests or other classes of equity without the consent of our Unitholders, which will dilute Unitholders’ ownership interest in us and may increase the risk that we will not have sufficient available cash to maintain or increase our per unit distribution level.

Our partnership agreement allows us to issue an unlimited number of additional limited partner interests, including securities senior to the Common Units, without the approval of our Unitholders. The issuance of additional Common Units or other equity securities by us will have the following effects:

•	our Unitholders’ current proportionate ownership interest in us will decrease;

•	the amount of cash available for distribution on each Common Unit or partnership security may decrease;

•	the ratio of taxable income to distributions may increase;

•	the relative voting strength of each previously outstanding Common Unit may be diminished; and

•	the market price of our Common Units may decline.

Cash Distributions to Unitholders and Governance

Cash distributions are not guaranteed and may fluctuate with our performance and other external factors.

Our principal source of earnings and cash flow is cash distributions from ETO. In addition, ETO’s earnings and cash flows are generated by its subsidiaries, including ETO’s investments in Sunoco LP and USAC. Therefore, the amount of distributions we are currently able to make to our Unitholders may fluctuate based on the level of distributions ETO and its subsidiaries, including Sunoco LP and USAC, make to their partners. ETO may not be able to continue to make quarterly distributions at its current level or increase its quarterly distributions in the future. In addition, while we would expect to increase or decrease distributions to our Unitholders if ETO increases or decreases distributions to us, the timing and amount of such increased or decreased distributions, if any, will not necessarily be comparable to the timing and amount of the increase or decrease in distributions made by ETO to us.

Our ability to distribute cash received from ETO to our Unitholders is limited by a number of factors, including:

•	interest expense and principal payments on our indebtedness;

•	restrictions on distributions contained in any current or future debt agreements;

•	our general and administrative expenses;

•	expenses of our subsidiaries other than ETO and its subsidiaries, including tax liabilities of our corporate subsidiaries, if any; and

•	reserves our general partner believes prudent for us to maintain for the proper conduct of our business or to provide for future distributions.

We cannot guarantee that in the future we will be able to pay distributions or that any distributions we do make will be at or above our current quarterly distribution. The actual amount of cash that is available for distribution to our Unitholders will depend on numerous factors, many of which are beyond our control or the control of our general partner.

Our general partner’s absolute discretion in determining the level of cash reserves may adversely affect our ability to make cash distributions to our preferred unitholders.

Our partnership agreement requires our general partner to deduct from operating surplus cash reserves that in its reasonable discretion are necessary to fund our future operating expenditures. In addition, our partnership agreement permits our general partner to reduce available cash by establishing cash reserves for the proper conduct of our business, to comply with applicable law or agreements to which we are a party or to provide funds for future distributions to partners. These cash reserves will affect the amount of cash available for distribution to unitholders.

Unitholders may have liability to repay distributions.

Under certain circumstances, Unitholders may have to repay us amounts wrongfully distributed to them. Under Delaware law, we may not make a distribution to Unitholders if the distribution causes our liabilities to exceed the fair value of our assets. Liabilities to partners on account of their partnership interests and non-recourse liabilities are not counted for purposes of determining whether a distribution is permitted. Delaware law provides that a limited partner who receives such a distribution and knew at the time of the distribution that the distribution violated Delaware law, will be liable to the limited partnership for the distribution amount for three years from the distribution date.

The NYSE does not require a publicly traded partnership like us to comply with certain corporate governance requirements.

We have preferred units that are listed on the NYSE. Because we are a publicly traded partnership, the NYSE does not require us to have a majority of independent directors on our general partner’s board of directors or to establish a compensation committee or a nominating and corporate governance committee. Accordingly, our Unitholders do not have the same protections afforded to stockholders of corporations that are subject to all of the corporate governance requirements of the applicable stock exchange.

Our General Partner

The control of our general partner may be transferred to a third party without Unitholder consent.

The general partner may transfer its general partner interest to a third party without the consent of the Unitholders. Furthermore, the general partner of our general partner may transfer its general partner interest in our general partner to a third party without the consent of the Unitholders. Any new owner of the general partner or the general partner of the general partner would be in a position to replace the officers of the general partner with its own choices and to control the decisions taken by such officers.

Cost reimbursements due to our general partner may be substantial and may reduce our ability to pay the distributions to Unitholders.

Prior to making any distributions to our Unitholders, we will reimburse our general partner for all expenses it has incurred on our behalf. In addition, our general partner and its affiliates may provide us with services for which we will be charged reasonable fees as determined by the general partner. The reimbursement of these expenses and the payment of these fees could adversely affect our ability to make distributions to the Unitholders. Our general partner has sole discretion to determine the amount of these expenses and fees.

Our general partner has a limited call right that may require Unitholders to sell their units at an undesirable time or price.

If at any time our general partner and its affiliates own more than 90% of our outstanding units, our general partner will have the right, but not the obligation, which it may assign to any of its affiliates or to us, to acquire all, but not less than all, of the units held by unaffiliated persons at a price not less than their then-current market price. As a result, Unitholders may be required to sell their units at an undesirable time or price and may not receive any return on their investment. Unitholders may also incur a tax liability upon a sale of their units. As of December 31, 2020, the directors and executive officers of our general partner owned approximately 14% of our Common Units.

Our Subsidiaries

We are dependent on third parties, including key personnel of ETO under a shared services agreement, to provide the financial, accounting, administrative and legal services necessary to operate our business.

We rely on the services of key personnel of ETO, including the ongoing involvement and continued leadership of Kelcy L. Warren, one of the founders of ETO’s midstream business. Mr. Warren has been integral to the ETO’s success because of his ability to identify and develop strategic business opportunities. Losing the leadership of Mr. Warren could make it difficult for ETO to identify internal growth projects and accretive acquisitions, which could have a material adverse effect on ETO’s ability to increase the cash distributions paid on its partnership interests.

ETO’s executive officers that provide services to us pursuant to a shared services agreement allocate their time between us and ETO. To the extent that these officers face conflicts regarding the allocation of their time, we may not receive the level of attention from them that the management of our business requires. If ETO is unable to provide us with a sufficient number of personnel with the appropriate level of technical accounting and financial expertise, our internal accounting controls could be adversely impacted.

We have a holding company structure in which our subsidiaries conduct our operations and own our operating assets.

We are a holding company, and our subsidiaries conduct all of our operations and own all of our operating assets. We do not have significant assets other than the partnership interests and the equity in our subsidiaries. As a result, our ability to pay distributions to our Unitholders and to service our debt depends on the performance of our subsidiaries and their ability to distribute funds to us. The ability of our subsidiaries to make distributions to us may be restricted by, among other things, credit facilities and applicable state partnership laws and other laws and regulations. If we are unable to obtain funds from our subsidiaries, we may not be able to pay distributions to our Unitholders or to pay interest or principal on our debt when due.

The interruption of distributions to us from our operating subsidiaries and equity investees may affect our ability to satisfy our obligations and to make distributions to our partners.

We are a holding company with no business operations other than that of our operating subsidiaries. Our only significant assets are the equity interests we own in our operating subsidiaries and equity investees. As a result, we depend upon the earnings and cash flow of our operating subsidiaries and equity investees and any interruption of distributions to us may affect our ability to meet our obligations, including any obligations under our debt agreements, and to make distributions to our partners.

Our subsidiaries are not prohibited from competing with us.

Neither our partnership agreement nor the partnership agreements of our subsidiaries, including ETO, Sunoco LP and USAC, prohibit our subsidiaries from owning assets or engaging in businesses that compete directly or indirectly with us. In addition, our subsidiaries may acquire, construct or dispose of any assets in the future without any obligation to offer us the opportunity to purchase or construct any of those assets.

ETO may issue additional preferred equity, and Sunoco LP and USAC may issue additional common units, which may increase the risk that each Partnership will not have sufficient available cash to maintain or increase its per unit distribution level.

The partnership agreements of ETO, Sunoco LP and USAC allow each partnership to issue an unlimited number of additional limited partner interests. The issuance of additional preferred units, common units or other equity securities by each respective partnership will have the following effects:

•	Unitholders’ current proportionate ownership interest in each partnership will decrease;

•	the amount of cash available for distribution on each common unit or partnership security may decrease;

•	the ratio of taxable income to distributions may increase;

•	the relative voting strength of each previously outstanding common unit may be diminished; and

•	the market price of each partnership’s common units may decline.

The payment of distributions on any additional units issued by ETO, Sunoco LP and USAC may increase the risk that either partnership may not have sufficient cash available to maintain or increase its per unit distribution level, which in turn may impact the available cash that we have to meet our obligations

A significant decrease in demand for motor fuel, including increased consumer preference for alternative motor fuels or improvements in fuel efficiency, in the areas Sunoco LP serves would reduce their ability to make distributions to its unitholders.

For the year ended December 31, 2020, sales of refined motor fuels accounted for approximately 96% of Sunoco LP’s total revenues and 72% of gross profit. A significant decrease in demand for motor fuel in the areas Sunoco LP serves could significantly reduce revenues and Sunoco LP’s ability to make distributions to its unitholders, including ETO. Sunoco LP revenues are dependent on various trends, such as trends in commercial truck traffic, travel and tourism in their areas of operation, and these trends can change. Regulatory action, including government imposed fuel efficiency standards, may also affect demand for motor fuel. Because certain of Sunoco LP’s operating costs and expenses are fixed and do not vary with the volumes of motor fuel distributed, their costs and expenses might not decrease ratably or at all should they experience such a reduction. As a result, Sunoco LP may experience declines in their profit margin if fuel distribution volumes decrease.

Any technological advancements, regulatory changes or changes in consumer preferences causing a significant shift toward alternative motor fuels could reduce demand for the conventional petroleum based motor fuels Sunoco LP currently sells. Additionally, a shift toward electric, hydrogen, natural gas or other alternative-power vehicles could fundamentally change customers’ shopping habits or lead to new forms of fueling destinations or new competitive pressures.

New technologies have been developed and governmental mandates have been implemented to improve fuel efficiency, which may result in decreased demand for petroleum-based fuel. Any of these outcomes could result in fewer visits to Sunoco LP’s convenience stores or independently operated commission agents and dealer locations, a reduction in demand from their wholesale customers, decreases in both fuel and merchandise sales revenue, or reduced profit margins, any of which could have a material adverse effect on Sunoco LP’s business, financial condition, results of operations and cash available for distribution to its unitholders.

Sunoco LP’s financial condition and results of operations are influenced by changes in the prices of motor fuel, which may adversely impact margins, customers’ financial condition and the availability of trade credit.

Sunoco LP’s operating results are influenced by prices for motor fuel. General economic and political conditions, acts of war or terrorism and instability in oil producing regions, particularly in the Middle East and South America, could significantly impact crude oil supplies and petroleum costs. Significant increases or high volatility in petroleum costs could impact consumer demand for motor fuel and convenience merchandise. Such volatility makes it difficult to predict the impact that future petroleum costs fluctuations may have on Sunoco LP’s operating results and financial condition. Sunoco LP is subject to dealer tank wagon pricing structures at certain locations further contributing to margin volatility. A significant change in any of these factors could materially impact both wholesale and retail fuel margins, the volume of motor fuel distributed or sold at retail, and overall customer traffic, each of which in turn could have a material adverse effect on Sunoco LP’s business, financial condition, results of operations and cash available for distribution to its unitholders.

Significant increases in wholesale motor fuel prices could impact Sunoco LP as some of their customers may have insufficient credit to purchase motor fuel from us at their historical volumes. Higher prices for motor fuel may also reduce access to trade credit support or cause it to become more expensive.

The industries in which Sunoco LP operates are subject to seasonal trends, which may cause its operating costs to fluctuate, affecting its cash flow.

Sunoco LP relies in part on customer travel and spending patterns and may experience more demand for gasoline in the late spring and summer months than during the fall and winter. Travel, recreation and construction are typically higher in these months in the geographic areas in which Sunoco LP or its commission agents and dealers operate, increasing the demand for motor fuel that they sell and distribute. Therefore, Sunoco LP’s revenues and cash flows are typically higher in the second and third quarters of our fiscal year. As a result, Sunoco LP’s results from operations may vary widely from period to period, affecting Sunoco LP’s cash flow.

The dangers inherent in the storage and transportation of motor fuel could cause disruptions in Sunoco LP’s operations and could expose them to potentially significant losses, costs or liabilities.

Sunoco LP stores motor fuel in underground and aboveground storage tanks. Sunoco LP transports the majority of its motor fuel in its own trucks, instead of by third-party carriers. Sunoco LP’s operations are subject to significant hazards and risks inherent in transporting and storing motor fuel. These hazards and risks include, but are not limited to, traffic accidents, fires, explosions, spills, discharges, and other releases, any of which could result in distribution difficulties and disruptions, environmental pollution, governmentally-imposed fines or clean-up obligations, personal injury or wrongful death claims, and other damage to its properties and the properties of others. Any such event not covered by Sunoco LP’s insurance could have a material adverse effect on its business, financial condition, results of operations and cash available for distribution to its unitholders.

Sunoco LP’s fuel storage terminals are subject to operational and business risks which may adversely affect their financial condition, results of operations, cash flows and ability to make distributions to its unitholders.

Sunoco LP’s fuel storage terminals are subject to operational and business risks, the most significant of which include the following:

•	the inability to renew a ground lease for certain of their fuel storage terminals on similar terms or at all;

•	the dependence on third parties to supply their fuel storage terminals;

•	outages at their fuel storage terminals or interrupted operations due to weather-related or other natural causes;

•	the threat that the nation’s terminal infrastructure may be a future target of terrorist organizations;

•	the volatility in the prices of the products stored at their fuel storage terminals and the resulting fluctuations in demand for storage services;

•	the effects of a sustained recession or other adverse economic conditions;

•

the possibility of federal and/or state regulations that may discourage their customers from storing gasoline, diesel fuel, ethanol and jet fuel at their fuel storage terminals or reduce the demand by consumers for petroleum products;

•	competition from other fuel storage terminals that are able to supply their customers with comparable storage capacity at lower prices; and

•	climate change legislation or regulations that restrict emissions of GHGs could result in increased operating and capital costs and reduced demand for our storage services.

The occurrence of any of the above situations, amongst others, may affect operations at their fuel storage terminals and may adversely affect Sunoco LP’s business, financial condition, results of operations, cash flows and ability to make distributions to its unitholders.

Negative events or developments associated with Sunoco LP’s branded suppliers could have an adverse impact on its revenues.

Sunoco LP believes that the success of its operations is dependent, in part, on the continuing favorable reputation, market value, and name recognition associated with the motor fuel brands sold at Sunoco LP’s convenience stores and at stores operated by its independent, branded dealers and commission agents. Erosion of the value of those brands could have an adverse impact on the volumes of motor fuel Sunoco LP distributes, which in turn could have a material adverse effect on its business, financial condition, results of operations and ability to make distributions to its unitholders.

Sunoco LP currently depends on a limited number of principal suppliers in each of its operating areas for a substantial portion of its merchandise inventory and its products and ingredients for its food service facilities. A disruption in supply or a change in either relationship could have a material adverse effect on its business.

Sunoco LP currently depends on a limited number of principal suppliers in each of its operating areas for a substantial portion of its merchandise inventory and its products and ingredients for its food service facilities. If any of Sunoco LP’s principal suppliers elect not to renew their contracts, Sunoco LP may be unable to replace the volume of merchandise inventory and products and ingredients currently purchased from them on similar terms or at all in those operating areas. Further, a disruption in supply or a significant change in Sunoco LP’s relationship with any of these suppliers could have a material adverse effect on Sunoco LP’s business, financial condition and results of operations and cash available for distribution to its unitholders.

The wholesale motor fuel distribution industry and convenience store industry are characterized by intense competition and fragmentation and impacted by new entrants. Failure to effectively compete could result in lower margins.

The market for distribution of wholesale motor fuel is highly competitive and fragmented, which results in narrow margins. Sunoco LP has numerous competitors, some of which may have significantly greater resources and name recognition than it does. Sunoco LP relies on its ability to provide value-added, reliable services and to control its operating costs in order to maintain our margins and competitive position. If Sunoco LP fails to maintain the quality of its services, certain of its customers could choose alternative distribution sources and margins could decrease. While major integrated oil companies have generally continued to divest retail sites and the corresponding wholesale distribution to such sites, such major oil companies could shift from this strategy and decide to distribute their own products in direct competition with Sunoco LP, or large customers could attempt to buy directly from the major oil companies. The occurrence of any of these events could have a material adverse effect on Sunoco LP’s business, financial condition, results of operations and cash available for distribution to its unitholders.

The geographic areas in which Sunoco LP operates and supplies independently operated commission agent and dealer locations are highly competitive and marked by ease of entry and constant change in the number and type of retailers offering products and services of the type we and our independently operated commission agents and dealers sell in stores. Sunoco LP competes with other convenience store chains, independently owned convenience stores, motor fuel stations, supermarkets, drugstores, discount stores, dollar stores, club stores, mass merchants and local restaurants. Over the past two decades, several non-traditional retailers, such as supermarkets, hypermarkets, club stores and mass merchants, have impacted the convenience store industry, particularly in the geographic areas in which Sunoco LP operates, by entering the motor fuel retail business. These non-traditional motor fuel retailers have captured a significant share of the motor fuels market, and Sunoco LP expects their market share will continue to grow.

In some of Sunoco LP’s markets, its competitors have been in existence longer and have greater financial, marketing, and other resources than they or their independently operated commission agents and dealers do. As a result, Sunoco LP’s competitors may be able to better respond to changes in the economy and new opportunities within the industry. To remain competitive, Sunoco LP must constantly analyze consumer preferences and competitors’ offerings and prices to ensure that they offer a selection of convenience products and services at competitive prices to meet consumer demand. Sunoco LP must also maintain and upgrade our customer service levels, facilities and locations to remain competitive and attract customer traffic to our stores. Sunoco LP may not be able to compete successfully against current and future competitors, and competitive pressures faced by Sunoco LP could have a material adverse effect on its business, results of operations and cash available for distribution to its unitholders.

Sunoco LP may be subject to adverse publicity resulting from concerns over food quality, product safety, health or other negative events or developments that could cause consumers to avoid its retail locations or independently operated commission agent or dealer locations.

Sunoco LP may be the subject of complaints or litigation arising from food-related illness or product safety which could have a negative impact on its business. Negative publicity, regardless of whether the allegations are valid, concerning food quality, food safety or other health concerns, food service facilities, employee relations or other matters related to its operations may materially adversely affect demand for its food and other products and could result in a decrease in customer traffic to its retail stores or independently operated commission agent or dealer locations.

It is critical to Sunoco LP’s reputation that they maintain a consistent level of high quality at their food service facilities and other franchise or fast food offerings. Health concerns, poor food quality or operating issues stemming from one store or a limited number of stores could materially and adversely affect the operating results of some or all of their stores and harm the company-owned brands, continuing favorable reputation, market value and name recognition.

Sunoco LP does not own all of the land on which its retail service stations are located, and Sunoco LP leases certain facilities and equipment, and Sunoco LP is subject to the possibility of increased costs to retain necessary land use which could disrupt its operations.

Sunoco LP does not own all of the land on which its retail service stations are located. Sunoco LP has rental agreements for approximately 38% of the company, commission agent or dealer operated retail service stations where Sunoco LP currently controls the real estate. Sunoco LP also has rental agreements for certain logistics facilities. As such, Sunoco LP is subject to the possibility of increased costs under rental agreements with landowners, primarily through rental increases and renewals of expired agreements. Sunoco LP is also subject to the risk that such agreements may not be renewed. Additionally, certain facilities and equipment (or parts thereof) used by Sunoco LP are leased from third parties for specific periods. Sunoco LP’s inability to renew leases or otherwise maintain the right to utilize such facilities and equipment on acceptable terms, or the increased costs to maintain such rights, could have a material adverse effect on its financial condition, results of operations and cash flows.

Sunoco LP is subject to federal laws related to the Renewable Fuel Standard.

New laws, new interpretations of existing laws, increased governmental enforcement of existing laws or other developments could require us to make additional capital expenditures or incur additional liabilities. For example, certain independent refiners have initiated discussions with the EPA to change the way the Renewable Fuel Standard (“RFS”) is administered in an attempt to shift the burden of compliance from refiners and importers to blenders and distributors. Under the RFS, which requires an annually increasing amount of biofuels to be blended into the fuels used by U.S. drivers, refiners/importers are obligated to obtain renewable identification numbers (“RINS”) either by blending biofuel into gasoline or through purchase in the open market. If the obligation was shifted from the importer/refiner to the blender/distributor, the Partnership would potentially have to utilize the RINS it obtains through its blending activities to satisfy a new obligation and would be unable to sell RINS to other obligated parties, which may cause an impact on the fuel margins associated with Sunoco LP’s sale of gasoline. In addition, the RFS regulations are highly complex and evolving, and the RINS market is subject to significant price volatility as a result. The price of RINS to meet compliance obligations under the RFS could be substantial and adversely impact our financial condition.

The occurrence of any of the events described above could have a material adverse effect on Sunoco LP’s business, financial condition, results of operations and cash available for distribution to its unitholders.

Sunoco LP is subject to federal, state and local laws and regulations that govern the product quality specifications of refined petroleum products it purchases, stores, transports, and sells to its distribution customers.

Various federal, state, and local government agencies have the authority to prescribe specific product quality specifications for certain commodities, including commodities that Sunoco LP distributes. Changes in product quality specifications, such as reduced sulfur content in refined petroleum products, or other more stringent requirements for fuels, could reduce Sunoco LP’s ability to procure product, require it to incur additional handling costs and/or require the expenditure of capital. If Sunoco LP is unable to procure product or recover these costs through increased selling price, it may not be able to meet its financial obligations. Failure to comply with these regulations could result in substantial penalties for Sunoco LP.

USAC’s customers may choose to vertically integrate their operations by purchasing and operating their own compression fleet, increasing the number of compression units they currently own or using alternative technologies for enhancing crude oil production.

USAC’s customers that are significant producers, processors, gatherers and transporters of natural gas and crude oil may choose to vertically integrate their operations by purchasing and operating their own compression fleets in lieu of using USAC’s compression services. The historical availability of attractive financing terms from financial institutions and equipment manufacturers facilitates this possibility by making the purchase of individual compression units increasingly affordable to USAC’s customers. In addition, there are many technologies available for the artificial enhancement of crude oil production, and USAC’s customers may elect to use these alternative technologies instead of the gas lift compression services USAC provides. Such vertical integration, increases in vertical integration or use of alternative technologies could result in decreased demand for USAC’s compression services, which may have a material adverse effect on its business, results of operations, financial condition and reduce its cash available for distribution.

A significant portion of USAC’s services are provided to customers on a month-to-month basis, and USAC cannot be sure that such customers will continue to utilize its services.

USAC’s contracts typically have an initial term of between six months and five years, depending on the application and location of the compression unit. After the expiration of the initial term, the contract continues on a month-to-month or longer basis until terminated by USAC or USAC’s customers upon notice as provided for in the applicable contract. For the year ended December 31, 2020, approximately 30% of USAC’s compression services on a revenue basis were provided on a month-to-month basis to customers who continue to utilize its services following expiration of the primary term of their contracts. These customers can generally terminate their month-to-month compression services contracts on 30-days’ written notice. If a significant number of these customers were to terminate their month-to-month services, or attempt to renegotiate their month-to-month contracts at substantially lower rates, it could have a material adverse effect on USAC’s business, results of operations, financial condition and cash available for distribution.

USAC’s preferred units have rights, preferences and privileges that are not held by, and are preferential to the rights of, holders of its common units.

USAC’s preferred units rank senior to all of its other classes or series of equity securities with respect to distribution rights and rights upon liquidation. These preferences could adversely affect the market price for its common units or could make it more difficult for USAC to sell its common units in the future.

In addition, distributions on USAC’s preferred units accrue and are cumulative, at the rate of 9.75% per annum on the original issue price, which amounts to a quarterly distribution of $24.375 per preferred unit. If USAC does not pay the required distributions on its preferred units, USAC will be unable to pay distributions on its common units. Additionally, because distributions on USAC’s preferred units are cumulative, USAC will have to pay all unpaid accumulated distributions on the preferred units before USAC can pay any distributions on its common units. Also, because distributions on USAC’s common units are not cumulative, if USAC does not pay distributions on its common units with respect to any quarter, USAC’s common unitholders will not be entitled to receive distributions covering any prior periods if USAC later recommences paying distributions on its common units.

USAC’s preferred units are convertible into common units by the holders of USAC’s preferred units or by USAC in certain circumstances. USAC’s obligation to pay distributions on USAC’s preferred units, or on the common units issued following the conversion of USAC’s preferred units, could impact USAC’s liquidity and reduce the amount of cash flow available for working capital, capital expenditures, growth opportunities, acquisitions and other general Partnership purposes. USAC’s obligations to the holders of USAC’s preferred units could also limit its ability to obtain additional financing or increase its borrowing costs, which could have an adverse effect on its financial condition.

Risks Related to Conflicts of Interest

The fiduciary duties of our general partner’s officers and directors may conflict with those of ETO’s, Sunoco LP’s or USAC’s respective general partners.

Conflicts of interest may arise because of the relationships among ETO, Sunoco LP, USAC, their general partners and us. Our General Partner’s directors and officers have fiduciary duties to manage our business in a manner beneficial to us and our Unitholders. Some of our general partner’s directors or officers are also directors and/or officers of ETO’s general partner, Sunoco LP’s general partner or USAC’s general partner, and have fiduciary duties to manage the respective businesses of ETO, Sunoco LP and USAC in a manner beneficial to ETO, Sunoco LP, USAC and their respective unitholders. The resolution of these conflicts may not always be in our best interest or that of our Unitholders.

Potential conflicts of interest may arise among our general partner, its affiliates and us. Our general partner and its affiliates have limited fiduciary duties to us, which may permit them to favor their own interests to the detriment of us.

Conflicts of interest may arise among our general partner and its affiliates, on the one hand, and us, on the other hand. As a result of these conflicts, our general partner may favor its own interests and the interests of its affiliates over our interests. These conflicts include, among others, the following:

•

our general partner is allowed to take into account the interests of parties other than us, including ETO, and its subsidiaries, including Sunoco LP and USAC, and their respective affiliates and any general partners and limited partnerships acquired in the future, in resolving conflicts of interest, which has the effect of limiting its fiduciary duties to us.

•

our general partner has limited its liability and reduced its fiduciary duties under the terms of our partnership agreement, while also restricting the remedies available for actions that, without these limitations, might constitute breaches of fiduciary duty. As a result of purchasing our units, Unitholders consent to various actions and conflicts of interest that might otherwise constitute a breach of fiduciary or other duties under applicable state law.

•

our general partner determines the amount and timing of our investment transactions, borrowings, issuances of additional partnership securities and reserves, each of which can affect the amount of cash that is available for distribution.

•	our general partner determines which costs it and its affiliates have incurred are reimbursable by us.

•

our partnership agreement does not restrict our general partner from causing us to pay it or its affiliates for any services rendered, or from entering into additional contractual arrangements with any of these entities on our behalf, so long as the terms of any such payments or additional contractual arrangements are fair and reasonable to us.

•	our general partner controls the enforcement of obligations owed to us by it and its affiliates.

•	our general partner decides whether to retain separate counsel, accountants or others to perform services for us.

Our partnership agreement limits our general partner’s fiduciary duties to us and restricts the remedies available for actions taken by our general partner that might otherwise constitute breaches of fiduciary duty.

Our partnership agreement contains provisions that reduce the standards to which our general partner would otherwise be held by state fiduciary duty law. For example, our partnership agreement:

•

permits our general partner to make a number of decisions in its individual capacity, as opposed to in its capacity as our general partner. This entitles our general partner to consider only the interests and factors that it desires, and it has no duty or obligation to give any consideration to any interest of, or factors affecting, us, our affiliates or any limited partner;

•	provides that our general partner is entitled to make other decisions in “good faith” if it reasonably believes that the decisions are in our best interests;

•

generally provides that affiliated transactions and resolutions of conflicts of interest not approved by a conflicts committee of the board of directors of our general partner and not involving a vote of Unitholders must be on terms no less favorable to us than those generally being provided to or available from unrelated third parties or be “fair and reasonable” to us and that, in determining whether a transaction or resolution is “fair and reasonable,” our general partner may consider the totality of the relationships among the parties involved, including other transactions that may be particularly favorable or advantageous to us;

•	provides that unless our general partner has acted in bad faith, the action taken by our general partner shall not constitute a breach of its fiduciary duty;

•

provides that our general partner may resolve any conflicts of interest involving us and our general partner and its affiliates, and any resolution of a conflict of interest by our general partner that is “fair and reasonable” to us will be deemed approved by all partners, including the Unitholders, and will not constitute a breach of the partnership agreement;

•

provides that our general partner may, but is not required, in connection with its resolution of a conflict of interest, to seek “special approval” of such resolution by appointing a conflicts committee of the general partner’s board of directors composed of two or more independent directors to consider such conflicts of interest and to recommend action to the board of directors, and any resolution of the conflict of interest by the conflicts committee shall be conclusively deemed “fair and reasonable” to us; and

•

provides that our general partner and its officers and directors will not be liable for monetary damages to us, our limited partners or assignees for any acts or omissions unless there has been a final and non-appealable judgment entered by a court of competent jurisdiction determining that the general partner or those other persons acted in bad faith or engaged in fraud, willful misconduct or gross negligence.

Our general partner’s absolute discretion in determining the level of cash reserves may adversely affect our ability to make cash distributions to our Unitholders.

Our partnership agreement requires our general partner to deduct from operating surplus cash reserves that in its reasonable discretion are necessary to fund our future operating expenditures. In addition, our partnership agreement permits our general partner to reduce available cash by establishing cash reserves for the proper conduct of our business, to comply with applicable law or agreements to which we are a party or to provide funds for future distributions to partners. These cash reserves will affect the amount of cash available for distribution to Unitholders.

Although we control Sunoco LP and USAC through our ownership of Sunoco LP’s and USAC’s general partners, Sunoco LP’s and USAC’s general partners owe duties to Sunoco LP and Sunoco LP’s unitholders and USAC and USAC’s unitholders, respectively, which may conflict with our interests.

Conflicts of interest exist and may arise in the future as a result of the relationships between us and our affiliates, on the one hand, and Sunoco LP and USAC and their respective limited partners, on the other hand. The directors and officers of Sunoco LP’s and USAC’s general partners have duties to manage Sunoco LP and USAC, respectively, in a manner beneficial to us. At the same time, the general partners have fiduciary duties to manage Sunoco LP and USAC in a manner beneficial to Sunoco LP and USAC and their respective limited partners. The boards of directors of Sunoco LP’s and USAC’s general partner will resolve any such conflict and have broad latitude to consider the interests of all parties to the conflict. The resolution of these conflicts may not always be in our best interest.

For example, conflicts of interest with Sunoco LP and USAC may arise in the following situations:

•	the allocation of shared overhead expenses to Sunoco LP, USAC and us;

•	the interpretation and enforcement of contractual obligations between us and our affiliates, on the one hand, and Sunoco LP and USAC, on the other hand;

•	the determination of the amount of cash to be distributed to Sunoco LP’s and USAC’s partners and the amount of cash to be reserved for the future conduct of Sunoco LP’s and USAC’s businesses;

•	the determination whether to make borrowings under Sunoco LP’s and USAC’s revolving credit facilities to pay distributions to their respective partners;

•

the determination of whether a business opportunity (such as a commercial development opportunity or an acquisition) that we may become aware of independently of Sunoco LP and USAC is made available for Sunoco LP and USAC to pursue; and

•	any decision we make in the future to engage in business activities independent of Sunoco LP and USAC.

Some of our executive officers and directors face potential conflicts of interest in managing our business.

Certain of our executive officers and directors are also officers and/or directors of ETO. These relationships may create conflicts of interest regarding corporate opportunities and other matters. The resolution of any such conflicts may not always be in our or our Unitholders’ best interests. In addition, these overlapping executive officers and directors allocate their time among us and ETO. These officers and directors face potential conflicts regarding the allocation of their time, which may adversely affect our business, results of operations and financial condition.

Affiliates of our general partner may compete with us.

Except as provided in our partnership agreement, affiliates and related parties of our general partner are not prohibited from engaging in other businesses or activities, including those that might be in direct competition with us.

Tax Risks to Unitholders

Our tax treatment depends on our continuing status as a partnership for federal income tax purposes, as well as our not being subject to a material amount of entity-level taxation. If the IRS were to treat us, ETO or its subsidiaries, including Sunoco LP and USAC as a corporation for federal income tax purposes or if we, ETO, Sunoco LP or USAC become subject to a material amount of entity-level taxation for state tax purposes, then our cash available for distribution would be substantially reduced.

The anticipated after-tax economic benefit of an investment in our Common Units depends largely on our being treated as a partnership for federal income tax purposes. We have not requested, and do not plan to request, a ruling from the IRS on this matter. The value of our investments in ETO and its subsidiaries, including Sunoco LP and USAC, depend largely on ETO, Sunoco LP and USAC being treated as partnerships for federal income tax purposes. Despite the fact that we, ETO, Sunoco LP and USAC are each a limited partnership under Delaware law, we would each be treated as a corporation for federal income tax purposes unless we satisfy a “qualifying income” requirement. Based upon our current operations and current Treasury Regulations, we believe we, ETO, Sunoco LP and USAC satisfy the qualifying income requirement. Failing to meet the qualifying income requirement or a change in current law could cause us, ETO, Sunoco LP or USAC to be treated as a corporation for federal income tax purposes or otherwise subject us to taxation as an entity.

If we, ETO, Sunoco LP or USAC were treated as a corporation for federal income tax purposes, we would pay federal income tax at the corporate tax rate and we would likely pay additional state income taxes at varying rates. Distributions to Unitholders would generally be taxed again as corporate distributions, and none of our income, gains, losses or deductions would flow through to Unitholders. Because a tax would be imposed upon us as a corporation, our cash available for distribution to Unitholders would be substantially reduced. Therefore, treatment of us as a corporation would result in a material reduction in the anticipated cash flow and after-tax return to the Unitholders, likely causing a substantial reduction in the value of our Common Units.

At the state level, several states have been evaluating ways to subject partnerships to entity-level taxation through the imposition of state income, franchise, or other forms of taxation. We currently own property or conduct business in many states that impose a margin or franchise tax. In the future, we may expand our operations. Imposition of a similar tax on us in the jurisdictions in which we operate or in other jurisdictions to which we may expand could substantially reduce our cash available for distribution to our Unitholders. Our partnership agreement provides that if a law is enacted or existing law is modified or interpreted in a manner that subjects us to taxation as a corporation or otherwise subjects us to entity-level taxation for U.S. federal, state, local or foreign income tax purposes, the target distribution amounts may be adjusted to reflect the impact of that law or interpretation on us.

The tax treatment of publicly traded partnerships or an investment in our units could be subject to potential legislative, judicial or administrative changes or differing interpretations, possibly applied on a retroactive basis.

The present United States federal income tax treatment of publicly traded partnerships, including us, or an investment in our Common Units may be modified by administrative, legislative or judicial changes or differing interpretations at any time. Members of Congress have frequently proposed and considered substantive changes to the existing United States federal income tax laws that affect publicly traded partnerships, including proposals that would eliminate our ability to qualify for partnership tax treatment.

Any modification to the United States federal income tax laws and interpretations thereof may or may not be retroactively applied and could make it more difficult or impossible for us to meet the exception for certain publicly traded partnerships to be treated as partnerships for United States federal income tax purposes. We are unable to predict whether any changes or other proposals will ultimately be enacted. Any future legislative changes could negatively impact the value of an investment in our Common Units. You are urged to consult with your own tax advisor with respect to the status of regulatory or administrative developments and proposals and their potential effect on your investment in our Common Units.

If the IRS contests the federal income tax positions we take, the market for our Common Units may be adversely affected and the costs of any such contest will reduce cash available for distributions to our Unitholders.

We have not requested a ruling from the IRS with respect to our treatment as a partnership for federal income tax purposes. The IRS may adopt positions that differ from the positions we take. It may be necessary to resort to administrative or court proceedings to sustain some or all of the positions we take. A court may not agree with some or all of the positions we take. Any contest with the IRS may materially and adversely impact the market for our Common Units and the prices at which they trade. In addition, the costs of any contest between us and the IRS will result in a reduction in our cash available for distribution to our Unitholders and thus will be borne indirectly by our Unitholders.

If the IRS makes audit adjustments to our income tax returns for tax years beginning after December 31, 2017, it (and some states) may assess and collect any taxes (including any applicable penalties and interest) resulting from such audit adjustments directly from us, in which case our cash available for distribution to our Unitholders might be substantially reduced.

Pursuant to the Bipartisan Budget Act of 2015, for tax years beginning after December 31, 2017, if the IRS makes audit adjustments to our income tax returns, it (and some states) may assess and collect any taxes (including any applicable penalties and interest) resulting from such audit adjustment directly from us. To the extent possible under the new rules, our general partner may elect to either pay the taxes (including any applicable penalties and interest) directly to the IRS or, if we are eligible, issue an information statement to each Unitholder and former Unitholder with respect to an audited and adjusted return. Although our general partner may elect to have our Unitholders and former Unitholders take such audit adjustment into account and pay any resulting taxes (including applicable penalties or interest) in accordance with their interests in us during the tax year under audit, there can be no assurance that such election will be practical, permissible or effective in all circumstances. As a result, our current Unitholders may bear some or all of the tax liability resulting from such audit adjustment, even if such Unitholders did not own units in us during the tax year under audit. If, as a result of any such audit adjustment, we are required to make payments of taxes, penalties and interest, our cash available for distribution to our Unitholders might be substantially reduced.

Unitholders are required to pay taxes on their share of our income even if they do not receive any cash distributions from us.

Our Unitholders are required to pay any federal income taxes and, in some cases, state and local income taxes on their share of our taxable income whether or not they receive cash distributions from us. Our Unitholders may not receive cash distributions from us equal to their share of our taxable income or even equal to the actual tax liability that results from that income.

Tax gain or loss on disposition of our Common Units could be more or less than expected.

If a Unitholder sells their Common Units, the Unitholder will recognize a gain or loss equal to the difference between the amount realized and that Unitholder’s tax basis in those units. Because distributions in excess of a Unitholder’s allocable share of our net taxable income decrease such Unitholder’s tax basis in their Common Units, the amount, if any, of such prior excess distributions with respect to the units a Unitholder sells will, in effect, become taxable income to a Unitholder if such units are sold at a price greater than their tax basis in those units, even if the price such Unitholder receives is less than their original costs. In addition, because the amount realized includes a Unitholder’s share of our nonrecourse liabilities, if a Unitholder sells their Common Units, a Unitholder may incur a tax liability in excess of the amount of cash received from the sale.

A substantial portion of the amount realized from a Unitholder’s sale of their Common Units, whether or not representing gain, may be taxed as ordinary income to such Unitholder due to potential recapture items, including depreciation recapture.Thus, a Unitholder may recognize both ordinary income and capital loss from the sale of Common Units if the amount realized on a sale of such units is less than such Unitholder’s adjusted basis in the units. Net capital loss may only offset capital gains and, in the case of individuals, up to $3,000 of ordinary income per year. In the taxable period in which a Unitholder sells their Common Units, such Unitholder may recognize ordinary income from our allocations of income and gain to such Unitholder prior to the sale and from recapture items that generally cannot be offset by any capital loss recognized upon the sale of Common Units.

Tax-exempt entities face unique tax issues from owning our units that may result in adverse tax consequences to them.

Investment in our units by tax-exempt entities, such as employee benefit plans and individual retirement accounts (known as IRAs) raises issues unique to them. For example, virtually all of our income allocated to organizations that are exempt from United States federal income tax, including IRAs and other retirement plans, will be unrelated business taxable income and will be taxable to them. Tax-exempt entities should consult a tax advisor before investing in our units.

Non-United States Unitholders will be subject to United States taxes and withholding with respect to their income and gain from owning our units.

Non-United States Unitholders are generally taxed and subject to income tax filing requirements by the United States on income effectively connected with a United States trade or business (“effectively connected income”). Income allocated to our Unitholders and any gain from the sale of our units will generally be considered to be “effectively connected” with a United States trade or business. As a result, distributions to a non-United States Unitholder will be subject to withholding at the highest applicable effective tax rate and a non-United States Unitholder who sells or otherwise disposes of a unit will also be subject to United States federal income tax on the gain realized from the sale or disposition of that unit.

Moreover, the transferee of an interest in a partnership that is engaged in a United States trade or business is generally required to withhold 10% of the “amount realized” by the transferor unless the transferor certifies that it is not a foreign person. While the determination of a partner’s “amount realized” generally includes any decrease of a partner’s share of the partnership’s liabilities, recently issued Treasury regulations provide that the “amount realized” on a transfer of an interest in a publicly traded partnership, such as our Common Units, will generally be the amount of gross proceeds paid to the broker effecting the applicable transfer on behalf of the transferor, and thus will be determined without regard to any decrease in that partner’s share of a publicly traded partnership’s liabilities. The Treasury regulations further provide that withholding on a transfer of an interest in a publicly traded partnership will not be imposed on a transfer that occurs prior to January 1, 2022, and after that date, if effected through a broker, the obligation to withhold is imposed on the transferor’s broker.

We have subsidiaries that will be treated as corporations for federal income tax purposes and subject to corporate-level income taxes.

Even though we (as a partnership for United States federal income tax purposes) are not subject to United States federal income tax, some of our operations are conducted through subsidiaries that are organized as corporations for United States federal income tax purposes. The taxable income, if any, of subsidiaries that are treated as corporations for United States federal income tax purposes, is subject to corporate-level United States federal income taxes, which may reduce the cash available for distribution to us and, in turn, to our Unitholders. If the IRS or other state or local jurisdictions were to successfully assert that these corporations have more tax liability than we anticipate or legislation was enacted that increased the corporate tax rate, the cash available for distribution could be further reduced. The income tax return filings positions taken by these corporate subsidiaries require significant judgment, use of estimates, and the interpretation and application of complex tax laws. Significant judgment is also required in assessing the timing and amounts of deductible and taxable items. Despite our belief that the income tax return positions taken by these subsidiaries are fully supportable, certain positions may be successfully challenged by the IRS, state or local jurisdictions.

We treat each purchaser of Common Units as having the same tax benefits without regard to the actual Common Units purchased. The IRS may challenge this treatment, which could result in a Unitholder owing more tax and may adversely affect the value of the Common Units.

Because we cannot match transferors and transferees of Common Units and because of other reasons, we have adopted certain methods for allocating depreciation, depletion and amortization that may not conform to all aspects of existing Treasury Regulations. A successful IRS challenge to the use of these methods could adversely affect the amount of tax benefits available to our Unitholders. It also could affect the timing of these tax benefits or the amount of gain from the sale of Common Units and could have a negative impact on the value of our Common Units or result in audit adjustments to tax returns of our Unitholders. Moreover, because we have subsidiaries that are organized as C corporations for federal income tax purposes owns units in us, a successful IRS challenge could result in this subsidiary having a greater tax liability than we anticipate and, therefore, reduce the cash available for distribution to our partnership and, in turn, to our Unitholders.

We generally prorate our items of income, gain, loss and deduction between transferors and transferees of our units each month based upon the ownership of our units on the first business day of each month, instead of on the basis of the date a particular unit is transferred. The IRS may challenge aspects of our proration method, and if successful, we would be required to change the allocation of items of income, gain, loss and deduction among our Unitholders.

We generally prorate our items of income, gain, loss and deduction between transferors and transferees of our units each month based upon the ownership of our units on the first business day of each month (the “Allocation Date”), instead of on the basis of the date a particular unit is transferred. Similarly, we generally allocate (i) certain deductions for depreciation of capital additions, (ii) gain or loss realized on a sale or other disposition of our assets and (iii) in the discretion of the general partner, any other extraordinary item of income, gain, loss or deduction based upon ownership on the Allocation Date. Treasury Regulations allow a similar monthly simplifying convention, but such regulations do not specifically authorize all aspects of the proration method we have adopted. If the IRS were to challenge our proration method, we may be required to change the allocation of items of income, gain, loss and deduction among our Unitholders.

A Unitholder whose units are the subject of a securities loan (e.g. a loan to a short seller to cover a short sale of units) may be considered as having disposed of those units. If so, such Unitholder would no longer be treated for tax purposes as a partner with respect to those units during the period of the loan and may recognize gain or loss from the disposition.

Because there are no specific rules governing the federal income tax consequences of loaning a partnership interest, a Unitholder whose units are the subject of a securities loan may be considered as having disposed of the loaned units. In that case, the Unitholder may no longer be treated for tax purposes as a partner with respect to those units during the period of the loan to the short seller, and the Unitholder and may recognize gain or loss from such disposition. Moreover, during the period of the loan, any of our income, gain, loss or deduction with respect to those units may not be reportable by the Unitholder and any cash distributions received by the Unitholder as to those units could be fully taxable as ordinary income. Unitholders desiring to assure their status as partners and avoid the risk of gain recognition from a securities loan are urged to consult a tax advisor to determine whether it is advisable to modify any applicable brokerage account agreements to prohibit their brokers from borrowing their units.

We have adopted certain valuation methodologies in determining Unitholder’s allocations of income, gain, loss and deduction. The IRS may challenge these methods or the resulting allocations, and such a challenge could adversely affect the value of our Common Units.

When we issue additional units or engage in certain other transactions, we determine the fair market value of our assets and allocate any unrealized gain or loss attributable to such assets to the capital accounts of our Unitholders and our general partner. Although we may from time to time consult with professional appraisers regarding valuation matters, including the valuation of our assets, we make many of the fair market value estimates of our assets ourselves using a methodology based on the market value of our Common Units as a means to measure the fair market value of our assets. Our methodology may be viewed as understating the value of our assets. In that case, there may be a shift of income, gain, loss and deduction between certain Unitholders and our general partner, which may be unfavorable to such Unitholders. Moreover, under our current valuation methods, subsequent purchasers of our Common Units may have a greater portion of their Internal Revenue Code Section 743(b) adjustment allocated to our tangible assets and a lesser portion allocated to our intangible assets. The IRS may challenge our valuation methods, or our allocation of Section 743(b) adjustment attributable to our tangible and intangible assets, and allocations of income, gain, loss and deduction between our general partner and certain of our Unitholders.

A successful IRS challenge to these methods or allocations could adversely affect the amount of taxable income or loss being allocated to our Unitholders. It also could affect the amount of gain on the sale of Common Units by our Unitholders and could have a negative impact on the value of our Common Units or result in audit adjustments to the tax returns of our Unitholders without the benefit of additional deductions.

Unitholders will likely be subject to state and local taxes and income tax return filing requirements in jurisdictions where they do not live as a result of investing in our units.

In addition to United States federal income taxes, the Unitholders may be subject to other taxes, including state and local taxes, unincorporated business taxes and estate, inheritance or intangible taxes that are imposed by the various jurisdictions in which we or our subsidiaries conduct business or own property now or in the future, even if they do not live in any of those jurisdictions. Unitholders will likely be required to file state and local income tax returns and pay state and local income taxes in some or all of these various jurisdictions. Further, Unitholders may be subject to penalties for failure to comply with those requirements. It is the responsibility of each Unitholder to file all federal, state and local tax returns.

Unitholders may be subject to limitation on their ability to deduct interest expense incurred by us.

In general, our Unitholders are entitled to a deduction for the interest we have paid or accrued on indebtedness properly allocable to our trade or business during our taxable year. However, subject to the exceptions in the Coronavirus Aid, Relief, and Economic Security Act (the “CARES Act”), under the Tax Cuts and Jobs Act, for taxable years beginning after December 31, 2017, our deduction for “business interest” is generally limited to the sum of our business interest income and 30% of our “adjusted taxable income.” For the 2020 taxable year, the CARES Act generally increases the 30% adjusted taxable income limitation to 50%. For the purposes of this limitation, adjusted taxable income is computed without regard to any business interest expense or business interest income, and in the case of taxable years beginning before January 1, 2022, any deduction allowable for depreciation, amortization, or depletion. The interest limitation does not apply to regulated pipeline businesses and, therefore, we believe that our interest expense is fully deductible. If the IRS contests this position or if further guidance is issued contrary to the positions taken, the unitholder’s ability to deduct this interest expense could be limited.

ITEM 1B. UNRESOLVED STAFF COMMENTS

None.

ITEM 2. PROPERTIES

A description of our properties is included in “Item 1. Business.” In addition, we own office buildings for our executive offices in Dallas, Texas and office buildings in Newton Square, Pennsylvania; Houston, Texas and San Antonio, Texas. While we may require additional office space as our business expands, we believe that our existing facilities are adequate to meet our needs for the immediate future, and that additional facilities will be available on commercially reasonable terms as needed.

We believe that we have satisfactory title to or valid rights to use all of our material properties. Although some of our properties are subject to liabilities and leases, liens for taxes not yet due and payable, encumbrances securing payment obligations under non-competition agreements and immaterial encumbrances, easements and restrictions, we do not believe that any such burdens will materially interfere with our continued use of such properties in our business, taken as a whole. In addition, we believe that we have, or are in the process of obtaining, all required material approvals, authorizations, orders, licenses, permits, franchises and consents of, and have obtained or made all required material registrations, qualifications and filings with, the various state and local government and regulatory authorities which relate to ownership of our properties or the operations of our business.

Substantially all of our pipelines, which are described in “Item 1. Business,” are constructed on rights-of-way granted by the apparent record owners of the property. Lands over which pipeline rights-of-way have been obtained may be subject to prior liens that have not been subordinated to the right-of-way grants. We have obtained, where necessary, easement agreements from public authorities and railroad companies to cross over or under, or to lay facilities in or along, watercourses, county roads, municipal streets, railroad properties and state highways, as applicable. In some cases, properties on which our pipelines were built were purchased in fee. We also own and operate multiple natural gas and NGL storage facilities and own or lease other processing, treating and conditioning facilities in connection with our midstream operations.

ITEM 3. LEGAL PROCEEDINGS

ETC Sunoco Holdings LLC and Sunoco (R&M), LLC (collectively, “Sunoco Defendants”) are defendants in lawsuits alleging MTBE contamination of groundwater. The plaintiffs, state-level governmental entities, assert product liability, nuisance, trespass, negligence, violation of environmental laws, and/or deceptive business practices claims. The plaintiffs seek to recover compensatory damages, and in some cases also seek natural resource damages, injunctive relief, punitive damages, and attorneys’ fees.

As of December 31, 2020, Sunoco Defendants are defendants in five cases, including one case each initiated by the States of Maryland and Rhode Island, one by the Commonwealth of Pennsylvania and two by the Commonwealth of Puerto Rico. The more recent Puerto Rico action is a companion case alleging damages for additional sites beyond those at issue in the initial Puerto Rico action. The actions brought by the State of Maryland and Commonwealth of Pennsylvania have also named as defendants ETO, ETP Holdco Corporation, and Sunoco Partners Marketing & Terminals L.P. (“SPMT”).

It is reasonably possible that a loss may be realized in the remaining cases; however, we are unable to estimate the possible loss or range of loss in excess of amounts accrued. An adverse determination with respect to one or more of the MTBE cases could have a significant impact on results of operations during the period in which any such adverse determination occurs, but such an adverse determination likely would not have a material adverse effect on the Partnership’s consolidated financial position.

In April 2016, PHMSA issued a Notice of Probable Violation, Proposed Compliance Order, and Proposed Civil Penalty related to certain welding practices and procedures followed during construction of ETO’s Permian Express 2 pipeline system in Texas. PHMSA subsequently issued a Final Order, and the related civil penalty has been paid. Additional penalties could be assessed related to ongoing compliance actions; however, the Partnership does not currently anticipate additional penalties.

In late 2016, FERC Enforcement Staff began a non-public investigation of Rover’s removal of the Stoneman House, a potential historic structure, in connection with Rover’s application for permission to construct a new interstate natural gas pipeline and related facilities. In mid-2017, FERC Enforcement Staff began a non-public investigation regarding allegations that diesel fuel may have been included in the drilling mud at the Tuscarawas River horizontal directional drilling (“HDD”) operations. Rover and the Partnership are cooperating with the investigations. Enforcement Staff has provided Rover its non-public preliminary findings regarding those investigations. The company disagrees with those findings and intends to vigorously defend against any potential penalty. Given the stage of the proceedings, and the non-public nature of the investigation, the Partnership is unable at this time to provide an assessment of the potential outcome or range of potential liability, if any.

On November 3, 2017, the State of Ohio and the Ohio Environmental Protection Agency (“Ohio EPA”) filed suit against Rover and other defendants (collectively, the “Defendants”) seeking to recover approximately $2.6 million in civil penalties allegedly owed and certain injunctive relief related to permit compliance. The Defendants filed several motions to dismiss, which were granted on all counts. The Ohio EPA appealed, and on December 9, 2019, the Fifth District court of appeals entered a unanimous judgment affirming the trial court. The Ohio EPA sought review from the Ohio Supreme Court. On April 22, 2020, the Ohio Supreme Court granted the review. Briefing has concluded and oral arguments were held on January 26, 2021, but no opinion has yet been issued.

Energy Transfer received an Administrative Compliance Order from the New Mexico Environmental Department on August 28, 2020 to settle the outstanding NOVs at its Jal 3 gas plant. The NOVs covered emission events that occurred January 1, 2017 through August 31, 2018. The Compliance Order includes an assessed civil penalty of $4,023,779.80. The proceedings in this case are stayed until May 17, 2021 to allow the parties to discuss possible settlement of this matter. Negotiations with the NMED are ongoing.

In January 2019, we received notice from the DOJ on behalf of the EPA that a civil penalty enforcement action was being pursued under the Clean Water Act for an estimated 450 barrel crude oil release from the Mid-Valley Pipeline operated by SPLP and owned by Mid-Valley Pipeline Corporation. The release purportedly occurred in October 2014 on a nature preserve located in Hamilton County, Ohio, near Cincinnati, Ohio. After discovery and notification of the release, SPLP conducted substantial emergency response, remedial work and primary restoration in three phases and the primary restoration has been acknowledged to be complete. Operation and maintenance (O&M) activities will continue for several years. In December of 2019, SPLP reached an agreement in principal with the EPA regarding payment of a civil penalty which will be subject to public comment. The DOJ, on behalf of United States Department of Interior Fish and Wildlife, and the Ohio Attorney General, on behalf of the Ohio EPA, along with technical representatives from those agencies have been discussing natural resource damage assessment claims related to state endangered species and compensatory restoration. The timing and outcome of these matters cannot be reasonably determined at this time; however, we do not expect there to be a material impact to our results of operations, cash flows or financial position.

On September 10, 2018, a pipeline release and fire (the “Incident”) occurred on the Revolution pipeline, a natural gas gathering line located in Center Township, Beaver County, Pennsylvania. There were no injuries. On February 8, 2019, the Pennsylvania Department of Environmental Protection (“PADEP”) issued a Permit Hold on any requests for approvals/permits or permit amendments for any project in Pennsylvania pursuant to the state’s water laws. The Partnership filed an appeal of the Permit Hold with the Pennsylvania Environmental Hearing Board. On January 3, 2020, the Partnership entered into a Consent Order and Agreement with the Department in which, among other things, the Permit Hold was lifted, the Partnership agreed to pay a

$28.6 million civil penalty and fund a $2 million community environmental project, and all related appeals were withdrawn. On November 11, 2020, the PADEP issued an Order, which requires additional approvals and work prior to placing the Revolution Pipeline back in service. The Partnership filed an appeal of this Order with the Environmental Hearing Board on December 8, 2020.

The Pennsylvania Office of Attorney General has commenced an investigation regarding the Incident, and the United States Attorney for the Western District of Pennsylvania has issued a federal grand jury subpoena for documents relevant to the Incident. The scope of these investigations is not further known at this time.

On June 4, 2019, the Oklahoma Corporation Commission’s (“OCC”) Transportation Division filed a complaint against SPLP seeking a penalty of up to $1 million related to a May 2018 rupture near Edmond, Oklahoma. The rupture occurred on the Noble to Douglas 8” pipeline in an area of external corrosion and caused the release of approximately fifteen barrels of crude oil. SPLP responded immediately to the release and remediated the surrounding environment and pipeline in cooperation with the OCC. The OCC filed the complaint alleging that SPLP failed to provide adequate cathodic protection to the pipeline causing the failure. SPLP is negotiating a settlement agreement with the OCC for a lesser penalty.

Additionally, we have received notices of violations and potential fines under various federal, state and local provisions relating to the discharge of materials into the environment or protection of the environment. While we believe that even if any one or more of the environmental proceedings listed above were decided against us, it would not be material to our financial position, results of operations or cash flows, we are required to report environmental governmental proceedings if we reasonably believe that such proceedings will result in monetary sanctions in excess of $300,000.

For a description of other legal proceedings, see Note 11 to our consolidated financial statements included in “Item 8. Financial Statements and Supplementary Data.”

ITEM 4. MINE SAFETY DISCLOSURES

Not applicable.

PART II

ITEM 5. MARKET FOR REGISTRANT’S COMMON UNITS, RELATED UNITHOLDER MATTERS AND ISSUER PURCHASES OF EQUITY SECURITIES

Parent Company

Description of Units

As of February 18, 2021, there were approximately 13,375 holders of record of our common units, which number does not separately account for individual participants in securities positions listings. Common units represent limited partner interests in us that entitle the holders to the rights and privileges specified in the Parent Company’s Third Amended and Restated Agreement of Limited Partnership, as amended to date (the “Partnership Agreement”).

As of December 31, 2020, limited partners own an aggregate 99.9% limited partner interest in us. Our General Partner owns an aggregate 0.1% general partner interest in us. Our common units are registered under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and are listed for trading on the NYSE under the ticker symbol “ET.” Each holder of a common unit is entitled to one vote per unit on all matters presented to the limited partners for a vote. In addition, if at any time any person or group (other than our General Partner and its affiliates) owns beneficially 20% or more of all common units, any Common Units owned by that person or group may not be voted on any matter and are not considered to be outstanding when sending notices of a meeting of unitholders (unless otherwise required by law), calculating required votes, determining the presence of a quorum or for other similar purposes under our Partnership Agreement. The common units are entitled to distributions of Available Cash as described below under “Cash Distribution Policy.”

ET Class A Units

In October 2018, in connection with merger of ETO with a wholly-owned subsidiary of the Partnership in a unit-for-unit exchange (the “Energy Transfer Merger”), the Partnership issued 647,745,099 Class A units (“ET Class A Units”) representing limited partner interests in the Partnership to the General Partner. The number of ET Class A Units issued allows the General Partner and its affiliates to retain a voting interest in the Partnership that is identical to their voting interest in the Partnership prior to the completion of the Energy Transfer Merger. The ET Class A Units are entitled to vote together with the Partnership’s common units, as a single class, except as required by law. Additionally, ET’s partnership agreement provides that, under certain circumstances, upon the issuance by the Partnership of additional common units or any securities that have voting rights that are pari passu with the Partnership common units, the Partnership will issue to any holder of ET Class A Units additional ET Class A Units such that the holder maintains a voting interest in the Partnership that is identical to its voting interest in the Partnership prior to such issuance of common units. In connection with the SemGroup Transaction, we issued an additional 14,246,973 ET Class A Units in December 2019. The ET Class A Units are not entitled to distributions and otherwise have no economic attributes.

Cash Distribution Policy

General. The Parent Company will distribute all of its “Available Cash” to its unitholders and its General Partner within 50 days following the end of each fiscal quarter.

Definition of Available Cash. Available Cash is defined in the Partnership Agreement and generally means, with respect to any calendar quarter, all cash on hand at the end of such quarter less the amount of cash reserves that are necessary or appropriate in the reasonable discretion of the General Partner to:

•	provide for the proper conduct of its business;

•	comply with applicable law and/or debt instrument or other agreement; and

•	provide funds for distributions to unitholders and its General Partner in respect of any one or more of the next four quarters.

Recent Sales of Unregistered Securities

None.

Issuer Purchases of Equity Securities

None.

Securities Authorized for Issuance Under Equity Compensation Plans

For information on the securities authorized for issuance under ET’s equity compensation plans, see “Item 12. Security Ownership of Certain Beneficial Owners and Management and Related Unitholder Matters.”

ITEM 6. SELECTED FINANCIAL DATA

The selected historical financial data should be read in conjunction with “Item 7. Management’s Discussion and Analysis of Financial Condition and Results of Operations” and the historical consolidated financial statements and accompanying notes thereto included elsewhere in this report. The amounts in the table below, except per unit data, are in millions.

As discussed in Note 2 to the consolidated financial statements in “Item 8. Financial Statements and Supplementary Data” the Partnership’s consolidated financial statements for all periods presented have been retrospectively adjusted to reflect the change in the accounting policy related to certain barrels of crude oil.

	Years Ended December 31,
	2020	2019	2018	2017	2016
Statement of Operations Data:
Total revenues	$38,954	$54,213	$54,087	$40,523	$31,792
Operating income	2,980	7,203	5,403	2,670	1,809
Income from continuing operations	140	4,825	3,685	2,492	420
Loss from discontinued operations	—	—	(265)	(177)	(462)
Net income (loss)	140	4,825	3,420	2,315	(42)
Basic income (loss) from continuing operations per limited partner unit	(0.24)	1.34	1.21	0.81	0.91
Diluted income (loss) from continuing operations per limited partner unit	(0.24)	1.33	1.20	0.79	0.89
Basic loss from discontinued operations per limited partner unit	—	—	(0.01)	(0.01)	(0.01)
Diluted loss from discontinued operations per limited partner unit	—	—	(0.01)	(0.01)	(0.01)
Cash distribution per common unit	0.92	1.22	1.22	1.17	1.14
Balance Sheet Data (at period end):
Assets held for sale	—	—	—	3,313	3,588
Total assets	95,144	98,973	88,413	86,358	79,088
Liabilities associated with assets held for sale	—	—	—	75	48
Long-term debt, less current maturities	51,417	51,028	43,373	43,671	42,608
Total equity	31,388	33,938	31,017	30,092	22,594

ITEM 7. MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION

AND RESULTS OF OPERATIONS

(Tabular dollar and unit amounts, except per unit data, are in millions)

Energy Transfer LP is a Delaware limited partnership whose common units are publicly traded on the NYSE under the ticker symbol “ET.”

The following discussion of our historical consolidated financial condition and results of operations should be read in conjunction with our historical consolidated financial statements and accompanying notes thereto included in “Item 8. Financial Statements and Supplementary Data” of this report. This discussion includes forward-looking statements that are subject to risk and uncertainties. Actual results may differ substantially from the statements we make in this section due to a number of factors that are discussed in “Item 1A. Risk Factors” of this report.

Unless the context requires otherwise, references to “we,” “us,” “our,” the “Partnership” and “ET” mean Energy Transfer LP and its consolidated subsidiaries, which include ETO, ETP GP, ETP LLC, Panhandle, Sunoco LP and Lake Charles LNG. References to the “Parent Company” mean Energy Transfer LP on a stand-alone basis.

OVERVIEW

Energy Transfer LP directly and indirectly owns equity interests in ETO, Sunoco LP and USAC, all of which are limited partnerships engaged in diversified energy-related services. Sunoco LP and USAC have publicly traded common units.

We control ETO through our ownership of its general partner.

The Parent Company’s principal sources of cash flow are derived from its direct and indirect investments in the limited partner and general partner interests in ETO. ETO’s earnings and cash flows are generated by its subsidiaries, including ETO’s investments in Sunoco LP and USAC. The amount of cash that ETO, Sunoco LP and USAC distribute to their respective partners, including the Parent Company, each quarter is based on earnings from their respective business activities and the amount of available cash, as discussed below.

In order to fully understand the financial condition and results of operations of the Parent Company on a stand-alone basis, we have included discussions of Parent Company matters apart from those of our consolidated group.

General

Our primary objective is to increase the level of our distributable cash flow to our Unitholders over time by pursuing a business strategy that is currently focused on growing our subsidiaries’ natural gas and liquids businesses through, among other things, pursuing certain construction and expansion opportunities relating to our subsidiaries’ existing infrastructure and acquiring certain strategic operations and businesses or assets. The actual amounts of cash that we will have available for distribution will primarily depend on the amount of cash our subsidiaries generate from their operations.

Our reportable segments are as follows:

•	intrastate transportation and storage;

•	interstate transportation and storage;

•	midstream;

•	NGL and refined products transportation and services;

•	crude oil transportation and services;

•	investment in Sunoco LP;

•	investment in USAC; and

•	all other.

Recent Developments

COVID-19

In 2020, the COVID-19 pandemic prompted several states and municipalities in which we operate to take extraordinary and wide-ranging actions to contain and combat the outbreak and spread of the virus, including mandates for many individuals to substantially restrict daily activities and for many businesses to curtail or cease normal operations. To the extent COVID-19 continues or worsens, governments may impose additional similar restrictions. As a provider of critical energy infrastructure, our business has been designated as a “critical infrastructure sector” and our employees as “essential critical infrastructure workers” pursuant to the Department of Homeland Security Guidance on Essential Critical Infrastructure Workforce(s). To date, our field operations have continued uninterrupted, and remote work and other COVID-19 related conditions have not significantly impacted our ability to maintain operations or caused us to incur significant additional expenses; however, we are unable to predict the magnitude or duration of current and potential future COVID-19 mitigation measures. As an essential business providing critical energy infrastructure, the safety of our employees and the continued operation of our assets are our top priorities and we will continue to operate in accordance with federal and state health guidelines and safety protocols. We have implemented several new policies and provided employee training to help maintain the health and safety of our workforce.

Pending Enable Acquisition

On February 17, 2021, the Partnership announced its entry into a definitive merger agreement to acquire Enable. Under the terms of the merger agreement, Enable’s common unitholders will receive 0.8595 of an ET common unit in exchange for each Enable common unit. In addition, each outstanding Enable Series A preferred unit will be exchanged for 0.0265 of an ET Series G preferred unit, and ET will make a $10 million cash payment for Enable’s general partner. The transaction is subject to the approval of Enable’s unitholders and other customary regulatory approvals.

ET Contribution of SemGroup Assets to ETO

On December 5, 2019, ET completed the acquisition of SemGroup. During the first and second quarters of 2020, ET contributed former SemGroup assets to ETO through sale and contribution transactions.

ETO Series F and Series G Preferred Units Issuance

On January 22, 2020, ETO issued 500,000 of its 6.750% Series F Preferred Units at a price of $1,000 per unit and 1,100,000 of its 7.125% Series G Preferred Units at a price of $1,000 per unit. The net proceeds were used to repay amounts outstanding under ETO’s revolving credit facility and for general partnership purposes.

ETO January 2020 Senior Notes Offering and Redemption

Utilizing proceeds from the January 2020 Senior Notes Offering, ETO redeemed its $400 million aggregate principal amount of 5.75% Senior Notes due September 1, 2020, its $1.05 billion aggregate principal amount of 4.15% Senior Notes due October 1, 2020, its $1.14 billion aggregate principal amount of 7.50% Senior Notes due October 15, 2020, its $250 million aggregate principal amount of 5.50% Senior Notes due February 15, 2020, ET’s $52 million aggregate principal amount of 7.50% Senior Notes due October 15, 2020 and Transwestern’s

$175 million aggregate principal amount of 5.36% Senior Notes due December 9, 2020. See “Liquidity and Capital Resources—Recent Financing Transactions” below for more information on the January 2020 Senior Notes Offering.

Lake Charles LNG

On March 30, 2020, Shell announced that it would not proceed with a proposed equity interest in the Lake Charles LNG liquefaction project due to adverse market factors affecting Shell’s business following the onset of the COVID-19 pandemic. We intend to continue to develop the project, possibly in conjunction with one or more equity partners, and we plan to evaluate a variety of alternatives to advance the project, including the possibility of reducing the size of the project from three trains (16.45 million tonnes per annum of LNG capacity) to two trains (11.0 million tonnes per annum). The project as currently designed is fully permitted by federal, state and local authorities, has all necessary export licenses and benefits from the infrastructure related to the existing regasification facility at the same site, including four LNG storage tanks, two deep water docks and other assets. In light of the existing brownfield infrastructure and the advanced state of the development of the project, we plan to continue to pursue the project on a disciplined, cost effective basis, and ultimately we will determine whether to make a final investment decision to proceed with the project based on market conditions, capital expenditure considerations and our success in securing equity participation by third parties as well as long-term LNG offtake commitments on satisfactory terms.

Sunoco LP November 2020 Senior Notes Offering and Repurchase

On November 9, 2020, Sunoco LP completed a private offering of $800 million in aggregate principal amount of 4.500% senior notes due 2029. Sunoco LP used the proceeds to fund the tender offer on its 4.875% $1 billion senior notes due 2023. Approximately 56% of the 2023 senior notes were tendered. On January 15, 2021, Sunoco LP repurchased the remaining outstanding portion of its 2023 senior notes.

Regulatory Update

Interstate Natural Gas Transportation Regulation

Rate Regulation

Effective January 2018, the 2017 Tax Cuts and Jobs Act (the “Tax Act”) changed several provisions of the federal tax code, including a reduction in the maximum corporate tax rate. On March 15, 2018, in a set of related proposals, the FERC addressed treatment of federal income tax allowances in regulated entity rates. The FERC issued a Revised Policy Statement on Treatment of Income Taxes (“Revised Policy Statement”) stating that it will no longer permit master limited partnerships to recover an income tax allowance in their cost-of-service rates. The FERC issued the Revised Policy Statement in response to a remand from the United States Court of Appeals for the District of Columbia Circuit in United Airlines v. FERC, in which the court determined that the FERC had not justified its conclusion that a pipeline organized as a master limited partnership would not “double recover” its taxes under the current policy by both including an income-tax allowance in its cost of service and earning a return on equity calculated using the discounted cash flow methodology. On July 18, 2018, the FERC issued an order denying requests for rehearing and clarification of its Revised Policy Statement. In the rehearing order, the FERC clarified that a pipeline organized as a master limited partnership will not be precluded in a future proceeding from arguing and providing evidentiary support that it is entitled to an income tax allowance and demonstrating that its recovery of an income tax allowance does not result in a double-recovery of investors’ income tax costs. On July 31, 2020, the United States Court of Appeals for the District of Columbia Circuit issued an opinion upholding the FERC’s decision denying a separate master limited partnership recovery of an income tax allowance and its decision not to require the master limited partnership to refund accumulated deferred income tax balances. In light of the rehearing order’s clarification regarding individual entities’ ability to argue in support of recovery of an income tax allowance and the court’s subsequent opinion upholding denial of an income tax allowance to a master limited partnership, the impacts that FERC’s policy on the treatment of income taxes may have on the rates ETO can charge for FERC-regulated transportation services are unknown at this time.

Even without application of the FERC’s recent rate making-related policy statements and rulemakings, the FERC or our shippers may challenge the cost-of-service rates we charge. The FERC’s establishment of a just and reasonable rate is based on many components, including ROE and tax-related components, although changes in these components may tend to decrease our cost-of-service rate, other components in the cost-of-service rate calculation may increase and result in a newly calculated cost-of-service rate that is less than, the same as, or greater than the prior cost-of-service rate. Moreover, we receive revenues from our pipelines based on a variety of rate structures, including cost-of-service rates, negotiated rates, discounted rates and market-based rates. Many of our interstate pipelines, such as ETC Tiger Pipeline, LLC, Midcontinent Express and Fayetteville Express, have negotiated market rates that were agreed to by customers in connection with long-term contracts entered into to support the construction of the pipelines. Other systems, such as FGT, Transwestern and Panhandle, have a mix of tariff rate, discount rate, and negotiated rate agreements. The revenues we receive from natural gas transportation services we provide pursuant to cost-of-service based rates may decrease in the future as a result of the Revised Policy Statement, changes to ROE methodology, or other FERC policies, combined with the reduced corporate federal income tax rate established in the Tax Act. The extent of any revenue reduction related to our cost-of-service rates, if any, will depend on a detailed review of all of ETO’s cost-of-service components and the outcomes of any challenges to our rates by the FERC or our shippers.

On July 18, 2018, the FERC issued a final rule establishing procedures to evaluate rates charged by the FERC-jurisdictional gas pipelines in light of the Tax Act and the FERC’s Revised Policy Statement. By order issued January 16, 2019, the FERC initiated a review of Panhandle’s existing rates pursuant to Section 5 of the NGA to determine whether the rates currently charged by Panhandle are just and reasonable and set the matter for hearing. Panhandle filed a cost and revenue study on April 1, 2019 and an NGA Section 4 rate case on August 30, 2019. The Section 4 and Section 5 proceedings were consolidated by order of the Chief Judge on October 1, 2019. A hearing in the combined proceedings commenced on August 25, 2020 and adjourned on September 15, 2020. By order dated January 19, 2021, the Chief Judge has extended the deadline for the initial decision to March 26, 2021.

Pipeline Certification

The FERC issued a Notice of Inquiry on April 19, 2018 (“Pipeline Certification NOI”), thereby initiating a review of its policies on certification of natural gas pipelines, including an examination of its long-standing Policy Statement on Certification of New Interstate Natural Gas Pipeline Facilities, issued in 1999, that is used to determine whether to grant certificates for new pipeline projects. We are unable to predict what, if any, changes may be proposed as a result of the Pipeline Certification NOI that will affect our natural gas pipeline business or when such proposals, if any, might become effective. Comments in response to the Pipeline Certification NOI were due on or before July 25, 2018. We do not expect that any change in this policy would affect us in a materially different manner than any other natural gas pipeline company operating in the United States.

Interstate Common Carrier Regulation

The FERC utilizes an indexing rate methodology which, as currently in effect, allows common carriers to change their rates within prescribed ceiling levels that are tied to changes in the Producer Price Index for Finished Goods, or PPI-FG. Many existing pipelines utilize the FERC liquids index to change transportation rates annually. The indexing methodology is applicable to existing rates, with the exclusion of market-based rates. The FERC’s indexing methodology is subject to review every five years. In a December 2020 order, FERC determined that during the five-year period commencing July 1, 2021 and ending June 30, 2026, common carriers charging indexed rates will be permitted to adjust their indexed ceilings annually by PPI-FG plus 0.78 percent. Requests for rehearing of the December 2020 order were filed on January 19, 2021, and remain pending before FERC. Accordingly, the FERC’s final determination of the index rate coupled with the anticipated and subsequent appeals of the December 2020 order could adversely impact the final determination of the FERC approved index.

FERC has also implemented changes related to its treatment of federal income taxes. The change in treatment impacts two rate components. Those components are the allowance for income taxes and the amount for accumulated deferred income taxes. These changes will primarily impact any cost-of-service related filing and our revenues associated with any cost-based service could be adversely affected by future FERC or judicial rulings. However, we believe that these impacts, if any, will be minimal.

Trends and Outlook

Recent market disruptions involving the COVID-19 pandemic have negatively impacted our earnings and cash flows from operations and may continue to do so. Reduced demand for natural gas, NGLs, refined products and/or crude oil caused by the COVID-19 pandemic and low WTI crude oil prices may result in the continued shut-in of production from U.S. oil and gas wells, which in turn may result in decreased volumes transported on our pipeline systems and decreased overall utilization of our midstream services.

With respect to commodity prices, natural gas prices have strengthened in recent months as a reduction in crude oil production has led to decreased supplies of associated natural gas from these wells. Meanwhile, crude oil prices saw a sharp decline as a result of actions by foreign oil-producing nations and a decrease in global demand as result of the COVID-19 pandemic but have subsequently risen and stabilized. We cannot predict the future impacts, or the duration of such impacts, from the COVID-19 pandemic.

The outlook for commodity prices is mixed and could have a varying impact on our business. Reduced demand and increased supply of crude oil has resulted in an increase in worldwide crude oil storage inventories, which is expected to keep crude oil prices depressed for the near term. With respect to natural gas markets, a relatively more moderate decrease in demand, coupled with the previously mentioned decreases in gas production associated with wells drilled to produce crude oil, have more than counterbalanced the reduction in demand. The overall outlook for our midstream services will depend, in part, on the timing and extent of recovery in the commodity markets.

While we anticipate that current and projected commodity prices and the related impact to activity levels in both the upstream and midstream sectors will impact our business, we cannot predict the ultimate magnitude of that impact and expect it to be varied across our operations, depending on the region, customer, type of service, contract term and other factors.

While the vast majority of our counterparties are investment grade rated companies, recent market disruptions increased the likelihood that some of our counterparties may be forced to file for bankruptcy protection. However, we believe that the recent increases in commodity prices, along with recent expense-cutting initiatives by many companies, have generally strengthened the credit profile for the majority of our producer counterparties.

Ultimately, the extent to which our business will be impacted by recent market developments depends on the factors described above as well as future developments beyond our control, which are highly uncertain and cannot be predicted. In response to these market events and uncertainties, we reduced 2020 growth capital spending, and we expect to continue to a lower level of growth capital spending going forward. See “Liquidity and Capital Resources” below for additional information on our forecasted capital expenditures. In 2020, we also reduced operating expenses, and we expect that our operating expenses going forward will continue to be lower relative to pre-2020 levels. While current market volatility makes the near-term unpredictable, we believe that overall the long-term demand for our services will continue given the essential nature of the midstream natural gas, NGLs, refined products and crude oil businesses, although we cannot predict any possible changes in such demand with reasonable certainty.

We currently have ample liquidity to fund our business and we do not anticipate any liquidity concerns in the immediate future (see “Liquidity and Capital Resources” below). In addition, while the trading price of ET common units declined significantly during the first nine months of 2020, thereby making equity capital market transactions less attractive in the near term, we continue to have access to the debt capital markets on generally favorable terms. In the event we seek additional equity or debt capital, our blended cost of capital for equity and debt is expected to be modestly higher in the near term; however, we will continue to evaluate growth projects and acquisitions as such opportunities may be identified in the future in light of this higher cost of capital.

In addition to the trends and outlook discussed above with respect to the Partnership’s existing business and finances, we also anticipate that the Partnership will continue to increase its focus on the development of alternative energy projects aimed at continuing to reduce its environmental footprint throughout its operations. In February 2021, the Partnership announced the creation of a new group focused on these efforts. The Partnership also recently announced its first-ever dedicated solar power contract, which will reduce the Partnership’s environmental footprint by integrating alternative energy sources when economically beneficial.

Results of Operations

We report Segment Adjusted EBITDA and consolidated Adjusted EBITDA as measures of segment performance. We define Segment Adjusted EBITDA and consolidated Adjusted EBITDA as total Partnership earnings before interest, taxes, depreciation, depletion, amortization and other non-cash items, such as non-cash compensation expense, gains and losses on disposals of assets, the allowance for equity funds used during construction, unrealized gains and losses on commodity risk management activities, inventory valuation adjustments, non-cash impairment charges, losses on extinguishments of debt and other non-operating income or expense items. Segment Adjusted EBITDA and consolidated Adjusted EBITDA reflect amounts for unconsolidated affiliates based on the same recognition and measurement methods used to record equity in earnings of unconsolidated affiliates. Adjusted EBITDA related to unconsolidated affiliates excludes the same items with respect to the unconsolidated affiliate as those excluded from the calculation of Segment Adjusted EBITDA and consolidated Adjusted EBITDA, such as interest, taxes, depreciation, depletion, amortization and other non-cash items. Although these amounts are excluded from Adjusted EBITDA related to unconsolidated affiliates, such exclusion should not be understood to imply that we have control over the operations and resulting revenues and expenses of such affiliates. We do not control our unconsolidated affiliates; therefore, we do not control the earnings or cash flows of such affiliates. The use of Segment Adjusted EBITDA or Adjusted EBITDA related to unconsolidated affiliates as an analytical tool should be limited accordingly.

Segment Adjusted EBITDA, as reported for each segment in the table below, is analyzed for each segment in the section titled “Segment Operating Results.” Adjusted EBITDA is a non-GAAP measure used by industry analysts, investors, lenders and rating agencies to assess the financial performance and the operating results of the Partnership’s fundamental business activities and should not be considered in isolation or as a substitution for net income, income from operations, cash flows from operating activities or other GAAP measures.

As discussed in Note 2 to the consolidated financial statements in “Item 8. Financial Statements and Supplementary Data” the Partnership’s consolidated financial statements for all periods presented have been retrospectively adjusted to reflect the change in the accounting policy related to certain barrels of crude oil.

Year Ended December 31, 2020 Compared to the Year Ended December 31, 2019

Consolidated Results

	Years Ended December 31,
	2020	2019	Change
Segment Adjusted EBITDA:
Intrastate transportation and storage	$863	$999	$(136)
Interstate transportation and storage	1,680	1,792	(112)
Midstream	1,670	1,602	68
NGL and refined products transportation and services	2,802	2,666	136
Crude oil transportation and services	2,258	2,898	(640)
Investment in Sunoco LP	739	665	74
Investment in USAC	414	420	(6)
All other	105	98	7

Total Segment Adjusted EBITDA	10,531	11,140	(609)
Depreciation, depletion and amortization	(3,678)	(3,147)	(531)
Interest expense, net of interest capitalized	(2,327)	(2,331)	4
Impairment losses	(2,880)	(74)	(2,806)
Losses on interest rate derivatives	(203)	(241)	38
Non-cash compensation expense	(121)	(113)	(8)
Unrealized losses on commodity risk management activities	(71)	(5)	(66)
Inventory valuation adjustments	(82)	79	(161)
Losses on extinguishments of debt	(75)	(18)	(57)
Adjusted EBITDA related to unconsolidated affiliates	(628)	(626)	(2)
Equity in earnings of unconsolidated affiliates	119	302	(183)
Impairment of investments in unconsolidated affiliates	(129)	—	(129)
Other, net	(79)	54	(133)

Income before income tax expense	377	5,020	(4,643)
Income tax expense	(237)	(195)	(42)

Net income	$140	$4,825	$(4,685)

Adjusted EBITDA (consolidated). For the year ended December 31, 2020 compared to the prior year, Adjusted EBITDA decreased 5.5%, primarily due to the impacts of lower volumes and market prices among several of our core operating segments resulting primarily from COVID-19 related demand reductions. These decreases were partially offset by an increase of $136 million from our NGL and refined products transportation and services segment primarily due to higher throughput volumes, an increase of $68 million from our midstream segment primarily due to the restructuring and assignment of certain gathering and processing contracts, and an increase of $74 million from our investment in Sunoco LP segment primarily due to increased gross profit per gallon sold and a decrease in operating costs. The decrease in Adjusted EBITDA was also offset by a net increase of approximately $569 million from recent acquisitions and assets placed in service.

Depreciation, Depletion and Amortization. Depreciation, depletion and amortization expense increased primarily due to additional depreciation from assets recently placed in service and recent acquisitions.

Interest Expense, Net of Interest Capitalized. Interest expense, net of interest capitalized, decreased primarily due to the following:

•

interest expenses recognized by the Partnership (excluding Sunoco LP and USAC) decreased by $8 million due to lower borrowing costs on both recently refinanced and floating rate debt, and higher capitalized interest offsetting a higher consolidated debt balance;

•

an increase of $2 million recognized by USAC was primarily due to a full year of interest expense incurred in the current period on its senior notes 2027 issued in March 2019, partially offset by reduced borrowings and lower weighted average interest rates under its credit agreement; and

•	an increase of $2 million recognized by Sunoco LP due to a slight increase in average long-term debt.

Impairment Losses. During the year ended December 31, 2020, the Partnership recognized goodwill impairments totaling $2.2 billion and fixed asset impairments totaling $58 million, primarily due to decreases in projected future cash flows as a result of overall market demand decline. In addition, USAC recognized a goodwill impairment of $619 million as well as an equipment impairment of $8 million based on changes in market conditions.

During the year ended December 31, 2019, the Partnership recognized goodwill impairments totaling $21 million primarily due to changes in assumptions related to projected future revenues and cash flows. Also during the year ended December 31, 2019, Sunoco LP recognized a $47 million write-down on assets held for sale related to its ethanol plant in Fulton, New York, and USAC recognized a $6 million fixed asset impairment related to certain idle compressor assets.

Losses on Interest Rate Derivatives. Our interest rate derivatives are not designated as hedges for accounting purposes; therefore, changes in fair value are recorded in earnings each period. Losses on interest rate derivatives decreased by $38 million during the year ended December 31, 2020, compared to the prior year primarily due to a $400 million reduction in notional amount of outstanding forward-starting interest rate derivatives, which was partially offset by lower average interest rates and expenses related to the early termination and settlement of forward-starting interest rate derivatives.

Unrealized Gains (Losses) on Commodity Risk Management Activities. The unrealized gains and losses on our commodity risk management activities include changes in fair value of commodity derivatives and the hedged inventory included in designated fair value hedging relationships. Information on the unrealized gains and losses within each segment are included in “Segment Operating Results” below, and additional information on the commodity-related derivatives, including notional volumes, maturities and fair values, is available in “Item 7A. Quantitative and Qualitative Disclosures About Market Risk” and in Note 14 to our consolidated financial statements included in “Item 8. Financial Statements and Supplementary Data.”

Inventory Valuation Adjustments. Inventory valuation reserve adjustments were recorded for the inventory associated with Sunoco LP primarily driven by changes in fuel prices between periods.

Losses on Extinguishments of Debt. Year ended December 31, 2020 amounts were related to ETO Senior Note redemption in January 2020. In addition, Sunoco LP recognized a $13 million loss on extinguishment of debt related to the repurchase of its outstanding 2023 senior notes in 2020.

Impairment of Investments in Unconsolidated Affiliate. During the year ended December 31, 2020, the Partnership recorded an impairment to its investment in White Cliffs of $129 million due to a decrease in projected future revenues and cash flows as a result of the overall market demand decline that occurred subsequent to the SemGroup acquisition and related purchase price allocation in December 2019.

Adjusted EBITDA Related to Unconsolidated Affiliates and Equity in Earnings of Unconsolidated Affiliates. See additional information in “Supplemental Information on Unconsolidated Affiliates” and “Segment Operation Results” below.

Other, net. Other, net primarily includes amortization of regulatory assets and other income and expense amounts.

Income Tax Expense. For the year ended December 31, 2020 compared to the same period in the prior year, income tax expense increased due to higher earnings from the Partnership’s consolidated corporate subsidiaries in 2020 and the impact of a current state tax benefit (net of federal benefit) of $17 million in the prior year, which was primarily due to a change in estimate related to state income taxes in 2019.

Supplemental Information on Unconsolidated Affiliates

The following table presents financial information related to unconsolidated affiliates:

	Years Ended December 31,
	2020	2019	Change
Equity in earnings (losses) of unconsolidated affiliates:
Citrus	$162	$148	$14
FEP(1)	(139)	59	(198)
MEP	(6)	15	(21)
White Cliffs	20	4	16
Other	82	76	6

Total equity in earnings of unconsolidated affiliates	$119	$302	$(183)

Adjusted EBITDA related to unconsolidated affiliates(2):
Citrus	$347	$342	$5
FEP	76	75	1
MEP	28	60	(32)
White Cliffs	44	—	44
Other	133	149	(16)

Total Adjusted EBITDA related to unconsolidated affiliates	$628	$626	$2

Distributions received from unconsolidated affiliates:
Citrus	$191	$178	$13
FEP	75	73	2
MEP	26	36	(10)
White Cliffs	29	—	29
Other	85	101	(16)

Total distributions received from unconsolidated affiliates	$406	$388	$18

(1)

For the year ended December 31, 2020, equity in earnings (losses) of unconsolidated affiliates includes the impact of non-cash impairments recorded by FEP, which reduced the Partnership’s equity in earnings by $208 million.

(2)

These amounts represent our proportionate share of the Adjusted EBITDA of our unconsolidated affiliates and are based on our equity in earnings or losses of our unconsolidated affiliates adjusted for our proportionate share of the unconsolidated affiliates’ interest, depreciation, depletion, amortization, non-cash items and taxes.

Segment Operating Results

We evaluate segment performance based on Segment Adjusted EBITDA, which we believe is an important performance measure of the core profitability of our operations. This measure represents the basis of our internal financial reporting and is one of the performance measures used by senior management in deciding how to allocate capital resources among business segments.

The tables below identify the components of Segment Adjusted EBITDA, which is calculated as follows:

•

Segment margin, operating expenses, and selling, general and administrative expenses. These amounts represent the amounts included in our consolidated financial statements that are attributable to each segment.

•

Unrealized gains or losses on commodity risk management activities and inventory valuation adjustments. These are the unrealized amounts that are included in cost of products sold to calculate segment margin. These amounts are not included in Segment Adjusted EBITDA; therefore, the unrealized losses are added back and the unrealized gains are subtracted to calculate the segment measure.

•

Non-cash compensation expense. These amounts represent the total non-cash compensation recorded in operating expenses and selling, general and administrative expenses. This expense is not included in Segment Adjusted EBITDA and therefore is added back to calculate the segment measure.

•

Adjusted EBITDA related to unconsolidated affiliates. Adjusted EBITDA related to unconsolidated affiliates excludes the same items with respect to the unconsolidated affiliate as those excluded from the calculation of Segment Adjusted EBITDA, such as interest, taxes, depreciation, depletion, amortization and other non-cash items. Although these amounts are excluded from Adjusted EBITDA related to unconsolidated affiliates, such exclusion should not be understood to imply that we have control over the operations and resulting revenues and expenses of such affiliates. We do not control our unconsolidated affiliates; therefore, we do not control the earnings or cash flows of such affiliates.

In the following analysis of segment operating results, a measure of segment margin is reported for segments with sales revenues. Segment margin is a non-GAAP financial measure and is presented herein to assist in the analysis of segment operating results and particularly to facilitate an understanding of the impacts that changes in sales revenues have on the segment performance measure of Segment Adjusted EBITDA. Segment margin is similar to the GAAP measure of gross margin, except that segment margin excludes charges for depreciation, depletion and amortization. Among the GAAP measures reported by the Partnership, the most directly comparable measure to segment margin is Segment Adjusted EBITDA; a reconciliation of segment margin to Segment Adjusted EBITDA is included in the following tables for each segment where segment margin is presented.

In addition, for certain segments, the sections below include information on the components of segment margin by sales type, which components are included in order to provide additional disaggregated information to facilitate the analysis of segment margin and Segment Adjusted EBITDA. For example, these components include transportation margin, storage margin, and other margin. These components of segment margin are calculated consistent with the calculation of segment margin; therefore, these components also exclude charges for depreciation, depletion and amortization.

For additional information regarding our business segments, see “Item 1. Business” and Notes 1 and 16 to our consolidated financial statements in “Item 8. Financial Statements and Supplementary Data.”

Segment Operating Results

Intrastate Transportation and Storage

	Years Ended December 31,
	2020	2019	Change
Natural gas transported (BBtu/d)	12,649	12,442	207
Revenues	$2,544	$3,099	$(555)
Cost of products sold	1,478	1,909	(431)

Segment margin	1,066	1,190	(124)
Unrealized (gains) losses on commodity risk management activities	(25)	2	(27)
Operating expenses, excluding non-cash compensation expense	(177)	(190)	13
Selling, general and administrative expenses, excluding non-cash compensation expense	(28)	(29)	1
Adjusted EBITDA related to unconsolidated affiliates	25	25	—
Other	2	1	1

Segment Adjusted EBITDA	$863	$999	$(136)

Volumes. For the year ended December 31, 2020 compared to the prior year, transported volumes increased primarily due to increased utilization of our Texas pipelines, partially offset by a decrease in volumes as a result of the bankruptcy filing of a transportation customer.

Segment Margin. The components of our intrastate transportation and storage segment margin were as follows:

	Years Ended December 31,
	2020	2019	Change
Transportation fees	$617	$614	$3
Natural gas sales and other (excluding unrealized gains and losses)	317	505	(188)
Retained fuel revenues (excluding unrealized gains and losses)	48	50	(2)
Storage margin, including fees (excluding unrealized gains and losses)	59	23	36
Unrealized gains (losses) on commodity risk management activities	25	(2)	27

Total segment margin	$1,066	$1,190	$(124)

Segment Adjusted EBITDA. For the year ended December 31, 2020 compared to the prior year, Segment Adjusted EBITDA related to our intrastate transportation and storage segment decreased due to the net impacts of the following:

•	a decrease of $188 million in realized natural gas sales and other due to lower realized gains from pipeline optimization activity; and

•	a decrease of $2 million in retained fuel revenues primarily due to lower natural gas prices; offset by

•	an increase of $36 million in realized storage margin primarily due to higher realized gains on financial derivatives used to hedge physical storage gas;

•

a decrease of $13 million in operating expenses primarily due to a $5 million decrease in outside services, a $4 million decrease in employee costs, a $3 million decrease in maintenance project costs and a $2 million decrease in ad valorem taxes; and

•

an increase of $3 million in transportation fees primarily due to volume ramp-ups on Red Bluff Express pipeline and new contracts partially offset by the expansion of certain contracts on Regency Intrastate Gas Systems,

Interstate Transportation and Storage

	Years Ended December 31,
	2020	2019	Change
Natural gas transported (BBtu/d)	10,325	11,346	(1,021)
Natural gas sold (BBtu/d)	16	17	(1)
Revenues	$1,861	$1,963	$(102)
Operating expenses, excluding non-cash compensation, amortization and accretion expenses	(567)	(569)	2
Selling, general and administrative expenses, excluding non-cash compensation, amortization and accretion expenses	(59)	(72)	13
Adjusted EBITDA related to unconsolidated affiliates	451	477	(26)
Other	(6)	(7)	1

Segment Adjusted EBITDA	$1,680	$1,792	$(112)

Volumes. For the year ended December 31, 2020 compared to the prior year, transported volumes decreased primarily due to lower crude production resulting in lower associated gas production and contract expirations on our Tiger Pipeline, as well as multiple weather events and maintenance of third-party facilities impacting our assets along the Gulf Coast.

Segment Adjusted EBITDA. For the year ended December 31, 2020 compared to the prior year, Segment Adjusted EBITDA related to our interstate transportation and storage segment decreased due to the net impacts of the following:

•

a decrease of $102 million in revenues primarily due to a decrease of $63 million from a contractual rate adjustment on commitments at our Lake Charles LNG facility effective January 2020, a decrease of $30 million due to additional revenue recognized in 2019 associated with a shipper bankruptcy, a decrease of $28 million due to lower utilization and lower rates on our Panhandle and Trunkline systems, a decrease of $12 million in transportation fees as a result of multiple weather events and maintenance on third-party facilities connected to our systems, and a decrease of $8 million resulting from contract expirations on ETC Tiger. These decreases were partially offset by higher reservation revenue on Transwestern and Rover resulting from higher contracted capacity and higher parking revenue resulting from timing of transactions; and

•

a decrease of $26 million in Adjusted EBITDA related to unconsolidated affiliates primarily due to lower earnings from our Midcontinent Express Pipeline primarily as a result of lower rates received following the expiration of certain contracts, partially offset by an increase from Citrus primarily due to higher revenues resulting from new contracts, rate increases on existing contracts, the recognition of a contract exit fee and lower operating expenses; partially offset by

•

a decrease of $2 million in operating expense primarily due to $22 million in refunds of ad valorem taxes on Transwestern and lower current year assessments, a $13 million decrease in employee costs and a $9 million decrease in maintenance project costs resulting from cost-cutting initiatives, partially offset by $38 million in bad debt expense associated with a shipper bankruptcy and a $5 million increase related to the valuation of inventory on Panhandle; and

•

a decrease of $13 million in selling, general and administrative expenses primarily resulting from a $17 million favorable settlement related to excise taxes on Rover and a $5 million decrease in employee costs due to cost-cutting initiatives, partially offset by a $4 million increase in legal and consulting fees related to an ongoing rate case and shipper bankruptcies and a $3 million increase in allocated overhead costs.

Midstream

	Years Ended December 31,
	2020	2019	Change
Gathered volumes (BBtu/d)	12,961	13,468	(507)
NGLs produced (MBbls/d)	611	571	40
Equity NGLs (MBbls/d)	35	31	4
Revenues	$5,026	$6,031	$(1,005)
Cost of products sold	2,598	3,577	(979)

Segment margin	2,428	2,454	(26)
Operating expenses, excluding non-cash compensation expense	(705)	(791)	86
Selling, general and administrative expenses, excluding non-cash compensation expense	(87)	(90)	3
Adjusted EBITDA related to unconsolidated affiliates	31	27	4
Other	3	2	1

Segment Adjusted EBITDA	$1,670	$1,602	$68

Volumes. For the year ended December 31, 2020 compared to the prior year, gathered volumes decreased primarily in the South Texas and Northeast regions, partially offset by the impact of the SemGroup acquisition in the Mid-Continent/Panhandle region and volume growth in the Ark-La-Tex and Permian regions. NGL production increased due to the impact of the SemGroup acquisition in the Mid-Continent/Panhandle region and ethane uplift in the Permian, South Texas and North Texas regions.

Segment Margin. The table below presents the components of our midstream segment margin.

	Years Ended December 31,
	2020	2019	Change
Gathering and processing fee-based revenues	$2,187	$2,132	$55
Non-fee-based contracts and processing	241	322	(81)

Total segment margin	$2,428	$2,454	$(26)

Segment Adjusted EBITDA. For the year ended December 31, 2020 compared to the prior year, Segment Adjusted EBITDA related to our midstream segment increased due to the net impacts of the following:

•

an increase of $55 million in fee-based margin due to the impact of the SemGroup acquisition in the Mid-Continent/Panhandle region and recognized $103 million related to the restructuring and assignment of certain gathering and processing contracts in the Ark-La-Tex region, which included the recognition of $75 million of deferred revenue received in prior periods. This increase was partially offset by the impact of volume declines in the South Texas region;

•

a decrease of $86 million in operating expenses due to cost-saving initiatives, including a decrease of $39 million in outside services, $25 million in materials, $14 million in employee costs and $8 million in office expenses; and

•	a decrease of $3 million in selling, general and administrative expenses due to a decrease in allocated overhead costs resulting from overall corporate cost reductions; partially offset by

•	a decrease of $70 million in non-fee-based margin due to unfavorable NGL prices of $75 million and favorable natural gas prices of $5 million; and

•	a decrease of $11 million in non-fee-based margin due to decreased throughput volume, primarily in the South Texas region.

NGL and Refined Products Transportation and Services

	Years Ended December 31,
	2020	2019	Change
NGL transportation volumes (MBbls/d)	1,436	1,289	147
Refined products transportation volumes (MBbls/d)	461	583	(122)
NGL and refined products terminal volumes (MBbls/d)	825	844	(19)
NGL fractionation volumes (MBbls/d)	835	706	129
Revenues	$10,513	$11,641	$(1,128)
Cost of products sold	7,139	8,393	(1,254)

Segment margin	3,374	3,248	126
Unrealized losses on commodity risk management activities	78	81	(3)
Operating expenses, excluding non-cash compensation expense	(650)	(656)	6
Selling, general and administrative expenses, excluding non-cash compensation expense	(82)	(93)	11
Adjusted EBITDA related to unconsolidated affiliates	82	86	(4)

Segment Adjusted EBITDA	$2,802	$2,666	$136

Volumes. For the year ended December 31, 2020 compared to the prior year, NGL transportation volumes increased due to higher throughput volumes on our Mariner East pipeline system. In addition, throughput barrels on our Texas NGL pipeline system increased due to higher receipt of liquids production from both wholly-owned and third-party gas plants primarily in the Permian and North Texas regions, as well as higher export volumes feeding into our Nederland Terminal resulting from the initiation of service on our propane export pipeline in the fourth quarter of 2020.

Refined products transportation volumes decreased for the year ended December 31, 2020 compared to prior year due to the closure of a third-party refinery during the third quarter of 2019, which negatively impacted supply to our refined products transportation system, and less domestic demand for jet fuel and other refined products. These decreases in volumes were partially offset by the initiation of service of our JC Nolan diesel fuel pipeline in the third quarter of 2019.

NGL and refined products terminal volumes decreased for the year ended December 31, 2020 compared to the prior year primarily due to the closure of a third-party refinery during the third quarter of 2019 and less domestic demand for jet fuel and other refined products. These decreases were partially offset by higher volumes from our Mariner East system, an increase in loaded vessels at our Nederland Terminal, and the initiation of service on our JC Nolan diesel fuel pipeline and natural gasoline export project, both of which commences service in the third quarter of 2019.

Average fractionated volumes at our Mont Belvieu, Texas fractionation facility increased for the year ended December 31, 2020 compared to the prior year primarily due to the commissioning of our sixth and seventh fractionators in February 2019 and February 2020, respectively.

Segment Margin. The components of our NGL and refined products transportation and services segment margin were as follows:

	Years Ended December 31,
	2020	2019	Change
Fractionators and refinery services margin	$726	$664	$62
Transportation margin	1,895	1,716	179
Storage margin	250	223	27
Terminal Services margin	541	630	(89)
Marketing margin	40	96	(56)
Unrealized gains on commodity risk management activities	(78)	(81)	3

Total segment margin	$3,374	$3,248	$126

Segment Adjusted EBITDA. For the year ended December 31, 2020 compared to the prior year, Segment Adjusted EBITDA related to our NGL and refined products transportation and services segment increased due to the net impacts of the following:

•

an increase of $179 million in transportation margin primarily due to a $128 million increase from higher throughput volumes on our Mariner East pipeline system, a $53 million increase from higher throughput volumes received from the Permian region, a $17 million increase due to the initiation of service on our JC Nolan diesel fuel pipeline in the third quarter of 2019, a $14 million increase from higher throughput volumes from the Barnett region, a $12 million increase from higher volumes from the South Texas region and a $3 million increase due to higher throughput on our Mariner West pipeline. These increases were partially offset by a $17 million decrease from lower throughput volumes received from the Eagle Ford region, a $16 million decrease due to less demand for jet fuel and other refined products, and a $13 million decrease resulting from the closure of a third-party refinery during the third quarter of 2019;

•

an increase of $62 million in fractionators and refinery services margin primarily due to a $57 million increase resulting from the commissioning of our sixth and seventh fractionators in February 2019 and February 2020, respectively, and higher NGL volumes from the Permian and Barnett regions feeding our Mont Belvieu fractionation facility, and a $9 million increase in rail and truck volumes feeding our refinery services facility. These increases were partially offset by a $7 million decrease due primarily to an expiration of a third-party blending contract during the second quarter of 2020;

•

an increase of $27 million in storage margin primarily due to a $16 million increase from throughput fees generated from exported volumes and an $11 million increase from component product storage fees; and

•

a decrease of $11 million in selling, general and administrative expenses primarily due to lower allocated overhead costs and lower employee costs resulting from cost-cutting initiatives; partially offset by

•

a decrease of $89 million in terminal services margin primarily due to a $90 million decrease resulting from an expiration of a third-party contract at our Nederland Terminal in the second quarter of 2020, a $29 million decrease due to lower third-party and intercompany volumes feeding our Marcus Hook Terminal, a $16 million decrease due to lower expense reimbursements in 2020, and a $14 million decrease due to less domestic demand for jet fuel and other refined products. These decreases were partially offset by a $60 million increase due to higher throughput on our Mariner East system; and

•

a decrease of $56 million in marketing margin primarily due to an $87 million decrease due to lower margin from our butane blending business, a $37 million decrease in gasoline blending and optimization due primarily to unfavorable market conditions primarily attributable to the COVID-19 pandemic. These decreases were partially offset by a $47 million increase due to higher optimization gains from the sale of NGL component products at our Mont Belvieu facility and a $21 million increase in NGL export and rack volumes.

Crude Oil Transportation and Services

	Years Ended December 31,
	2020	2019	Change
Crude transportation volumes (MBbls/d)	3,763	4,217	(454)
Crude terminals volumes (MBbls/d)	2,553	2,513	40
Revenue	$11,679	$18,447	$(6,768)
Cost of products sold	8,838	14,832	(5,994)

Segment margin	2,841	3,615	(774)
Unrealized (gains) losses on commodity risk management activities	12	(69)	81
Operating expenses, excluding non-cash compensation expense	(526)	(570)	44
Selling, general and administrative expenses, excluding non-cash compensation expense	(118)	(85)	(33)
Adjusted EBITDA related to unconsolidated affiliates	37	8	29
Other	12	(1)	13

Segment Adjusted EBITDA	$2,258	$2,898	$(640)

Volumes. For the year ended December 31, 2020 compared to the prior year, crude transportation volumes were lower on our Texas pipeline system and our Bakken pipeline, driven by lower production in these regions due to lower crude oil prices as well as lower refinery utilization caused by COVID-19 demand destruction, partially offset by contributions from assets acquired in 2019. Crude terminal volumes were higher due to contributions from assets acquired in 2019, partially offset by lower Permian and Bakken pipeline volumes, reduced refinery utilization, and reduced export demand at our Nederland Terminal.

Segment Adjusted EBITDA. For the year ended December 31, 2020 compared to the prior year, Segment Adjusted EBITDA related to our crude oil transportation and services segment decreased due to the net impacts of the following:

•

a decrease of $693 million in segment margin (excluding unrealized gains and losses on commodity risk management activities) primarily due to a $430 million decrease from our Texas crude pipeline system due to lower utilization and lower average tariff rates realized, a $286 million decrease (excluding a net change of $84 million in unrealized gains and losses on commodity risk management activities) from our crude oil acquisition and marketing business primarily due to a significant contraction in spreads in 2020 as compared to 2019 primarily impacting our Permian to Gulf Coast and Bakken to Gulf Coast trading operations, a $224 million decrease due to lower volumes on our Bakken Pipeline due to lower basin production, and a $35 million decrease in throughput at our crude terminals primarily driven by lower Permian and Bakken volumes, reduced refinery utilization from COVID-19 demand destruction, reduced export demand, and hurricanes impacting operations in the third quarter of 2020; partially offset by a $285 million increase related to assets acquired in 2019; and

•

an increase of $33 million in selling, general and administrative expenses primarily due to legal expenses, higher insurance expenses, and an increase related to assets acquired in 2019; partially offset by

•

a decrease of $44 million in operating expenses primarily due to lower volume-driven pipeline expenses and corporate cost-cutting initiatives, partially offset by increased costs related to assets acquired in 2019; and

•	an increase of $29 million in Adjusted EBITDA related to unconsolidated affiliates due to assets acquired in 2019.

Investment in Sunoco LP

	Years Ended December 31,
	2020	2019	Change
Revenues	$10,710	$16,596	$(5,886)
Cost of products sold	9,654	15,380	(5,726)

Segment margin	1,056	1,216	(160)
Unrealized (gains) losses on commodity risk management activities	6	(5)	11
Operating expenses, excluding non-cash compensation expense	(336)	(365)	29
Selling, general and administrative, excluding non-cash compensation expense	(98)	(123)	25
Adjusted EBITDA related to unconsolidated affiliates	10	4	6
Inventory valuation adjustments	82	(79)	161
Other, net	19	17	2

Segment Adjusted EBITDA	$739	$665	$74

The Investment in Sunoco LP segment reflects the consolidated results of Sunoco LP.

Segment Adjusted EBITDA. For the year ended December 31, 2020 compared to the prior year, Segment Adjusted EBITDA related to the Investment in Sunoco LP segment increased due to the net impacts of the following:

•

an increase in the gross profit on motor fuel sales of $32 million, primarily due to a 18% increase in gross profit per gallon sold and the receipt of a $13 million make-up payment under Sunoco LP’s fuel supply agreement with 7-Eleven, Inc., partially offset by a 13% decrease in gallons sold; and

•

a decrease in operating expenses and selling, general and administrative expenses, excluding non-cash compensation expense of $54 million, primarily attributable to lower employee costs, maintenance, advertising, credit card fees and utilities, which was partially offset by a $12 million charge for current expected credit losses on Sunoco LP’s accounts receivable in connection with the financial impact from COVID-19; and

•	an increase of $6 million in Adjusted EBITDA related to unconsolidated affiliates due to Sunoco LP’s investment in the JC Nolan joint venture; partially offset by

•	a decrease of $18 million in non-motor fuel sales and lease gross profit primarily due to reduced credit card transactions related to the COVID-19 pandemic and rent concessions in 2020.

Investment in USAC

	Years Ended December 31,
	2020	2019	Change
Revenues	$667	$698	$(31)
Cost of products sold	82	91	(9)

Segment margin	585	607	(22)
Operating expenses, excluding non-cash compensation expense	(124)	(134)	10
Selling, general and administrative, excluding non-cash compensation expense	(51)	(53)	2
Other, net	4	—	4

Segment Adjusted EBITDA	$414	$420	$(6)

The investment in USAC segment reflects the consolidated results of USAC.

Segment Adjusted EBITDA. For the year ended December 31, 2020 compared to last year, Segment Adjusted EBITDA related to our investment in USAC segment increased due to the net impacts of the following:

•	a decrease of $10 million in operating expenses primarily driven by a decrease in average revenue generating horsepower and reduced headcount; partially offset by

•

a decrease of $22 million in segment margin primarily driven by a decrease in revenues primarily due to a decrease in average revenue generating horsepower as a result of a decline in demand for compression services primarily driven by a decrease in U.S. crude oil and natural gas activities and a reduction of ancillary maintenance work, offset by a decrease in costs of products sold of $9 million.

All Other

	Years Ended December 31,
	2020	2019	Change
Revenue	$1,838	$1,689	$149
Cost of products sold	1,527	1,504	23

Segment margin	311	185	126
Unrealized (gains) losses on commodity risk management activities	1	(4)	5
Operating expenses, excluding non-cash compensation expense	(133)	(77)	(56)
Selling, general and administrative expenses, excluding non-cash compensation expense	(101)	(66)	(35)
Adjusted EBITDA related to unconsolidated affiliates	2	2	—
Other and eliminations	25	58	(33)

Segment Adjusted EBITDA	$105	$98	$7

Amounts reflected in our all other segment primarily include:

•	our natural gas marketing operations;

•	our wholly-owned natural gas compression operations;

•	our investment in coal handling facilities.

•	our Canadian operations, which were acquired in the SemGroup acquisition in December 2019 and include natural gas gathering and processing assets.

Segment Adjusted EBITDA. For the year ended December 31, 2020 compared to the prior year, Segment Adjusted EBITDA increased due to the net impacts of the following:

•	an increase of $97 million from the acquisition of Energy Transfer Canada; and

•	an increase of $26 million primarily due to insurance proceeds received on settled claims related to our MTBE litigation; partially offset by

•	a decrease of $22 million due to lower coal royalties and producer demand from our natural resources business;

•	a decrease of $35 million due to lower revenue from our compressor equipment business;

•	a decrease of $12 million from adverse market conditions due to COVID-19 related demand destruction;

•	a decrease of $28 million due to higher merger and acquisition expenses;

•	a decrease of $10 million due to intercompany eliminations; and

•	a decrease of $6 million due to the elimination of Sunoco LP’s interest in the JC Nolan Joint Venture.

Year Ended December 31, 2019 Compared to the Year Ended December 31, 2018

Consolidated Results

	Years Ended December 31,
	2019	2018	Change
Segment Adjusted EBITDA:
Intrastate transportation and storage	$999	$927	$72
Interstate transportation and storage	1,792	1,680	112
Midstream	1,602	1,627	(25)
NGL and refined products transportation and services	2,666	1,979	687
Crude oil transportation and services	2,898	2,385	513
Investment in Sunoco LP	665	638	27
Investment in USAC	420	289	131
All other	98	40	58

Total	11,140	9,565	1,575
Depreciation, depletion and amortization	(3,147)	(2,859)	(288)
Interest expense, net of interest capitalized	(2,331)	(2,055)	(276)
Impairment losses	(74)	(431)	357
Gains (losses) on interest rate derivatives	(241)	47	(288)
Non-cash compensation expense	(113)	(105)	(8)
Unrealized losses on commodity risk management activities	(5)	(11)	6
Inventory valuation adjustments	79	(85)	164
Losses on extinguishments of debt	(18)	(112)	94
Adjusted EBITDA related to unconsolidated affiliates	(626)	(655)	29
Equity in earnings of unconsolidated affiliates	302	344	(42)
Adjusted EBITDA related to discontinued operations	—	25	(25)
Other, net	54	21	33

	Years Ended December 31,
	2019	2018	Change
Income from continuing operations before income tax expense	5,020	3,689	1,331
Income tax expense from continuing operations	(195)	(4)	(191)

Income from continuing operations	4,825	3,685	1,140
Loss from discontinued operations, net of income taxes	—	(265)	265

Net income	$4,825	$3,420	$1,405

Adjusted EBITDA (consolidated). For the year ended December 31, 2019 compared to the prior year, Adjusted EBITDA increased approximately $1.58 billion, or 16%. The increase was primarily due to the impact of multiple revenue-generating assets being placed in service and recent acquisitions, as well as increased demand for services on existing assets. The impact of new assets and acquisitions was approximately $784 million, of which the largest increases were from increased volumes to our Mariner East pipeline and terminal assets due to the addition of pipeline capacity in the fourth quarter of 2018 (a $274 million impact to the NGL and refined products transportation and services segment), the commissioning of our fifth and sixth fractionators (a $131 million impact to the NGL and refined products transportation and services segment), the ramp up of volumes on our Bayou Bridge system due to placing phase II in service in the second quarter of 2019 (a $60 million impact to our crude oil transportation and services segment), the Rover pipeline (a $78 million impact to the interstate transportation and storage segment), the addition of gas processing capacity to our Arrowhead gas plant (a $31 million impact to our midstream segment), placing our Permian Express 4 pipeline in service in October 2019 (a $26 million impact to our crude oil transportation and services segment) and the acquisition of USAC (a net impact of $131 million among the investment in USAC and all other segments). The remainder of the increase in Adjusted EBITDA was primarily due to stronger demand on existing assets, particularly due to increased throughput on our Bakken Pipeline system as well as increased production in the Permian, which impacted multiple segments. Additional discussion of these and other factors affecting Adjusted EBITDA is included in the analysis of Segment Adjusted EBITDA in the “Segment Operating Results” section below.

Depreciation, Depletion and Amortization. Depreciation, depletion and amortization increased primarily due to additional depreciation and amortization from assets recently placed in service.

Interest Expense, Net of Interest Capitalized. Interest expense, net of interest capitalized, increased primarily due to the following:

•	an increase of $198 million recognized by the Partnership (excluding Sunoco LP and USAC, which are discussed below) primarily due to increases in ETO’s long-term debt.

•

an increase of $49 million recognized by USAC primarily attributable to higher overall debt balances and higher interest rates on borrowings under the credit agreement. These increases were partially offset by the decrease in borrowings under the credit agreement; and

•	an increase of $29 million recognized by Sunoco LP due to an increase in total long-term debt.

Impairment Losses. During the year ended December 31, 2019, the Partnership recognized goodwill impairments of $12 million related to the Southwest Gas operations within the interstate transportation and storage segment and $9 million related to our North Central operations within the midstream segment, both of which were primarily due to changes in assumptions related to projected future revenues and cash flows. Also during the year ended December 31, 2019, Sunoco LP recognized a $47 million write-down on assets held for sale related to its ethanol plant in Fulton, New York, and USAC recognized a $6 million fixed asset impairment related to certain idle compressor assets.

During the year ended December 31, 2018, the Partnership recognized goodwill impairments of $378 million and asset impairments of $4 million related to our midstream operations and asset impairments of $9 million related to idle leased assets in our crude operations. Sunoco LP recognized a $30 million indefinite-lived intangible asset impairment related to contractual rights. USAC recognized a $9 million fixed asset impairment related to certain idle compressor assets. Additional discussion on these impairments is included in “Critical Accounting Estimates” below.

Gains (Losses) on Interest Rate Derivatives. Our interest rate derivatives are not designated as hedges for accounting purposes; therefore, changes in fair value are recorded in earnings each period. Losses on interest rate derivatives during the year ended December 31, 2019 resulted from a decrease in forward interest rates and gains in 2018 resulted from an increase in forward interest rates.

Unrealized Gains (Losses) on Commodity Risk Management Activities. The unrealized losses on our commodity risk management activities include changes in fair value of commodity derivatives and the hedged inventory included in designated fair value hedging relationships. Information on the unrealized gains and losses within each segment are included in “Segment Operating Results” below, and additional information on the commodity-related derivatives, including notional volumes, maturities and fair values, is available in “Item 7A. Quantitative and Qualitative Disclosures About Market Risk” and in Note 13 to our consolidated financial statements included in “Item 8. Financial Statements and Supplementary Data.”

Inventory Valuation Adjustments. Inventory valuation reserve adjustments were recorded for the inventory associated with Sunoco LP primarily driven by changes in fuel prices between periods.

Losses on Extinguishments of Debt. Amounts were related to Sunoco LP’s senior note and term loan redemption in January 2018.

Adjusted EBITDA Related to Unconsolidated Affiliates and Equity in Earnings of Unconsolidated Affiliates. See additional information in “Supplemental Information on Unconsolidated Affiliates” and “Segment Operation Results” below.

Adjusted EBITDA Related to Discontinued Operations. Amounts were related to the operations of Sunoco LP’s retail business that were disposed of in January 2018.

Other, net. Other, net primarily includes amortization of regulatory assets and other income and expense amounts.

Income Tax Expense. For the year ended December 31, 2019 compared to the prior year, income tax expense increased due to an increase in income at our corporate subsidiaries and the recognition of a favorable state tax rate change in the prior period.

Supplemental Information on Unconsolidated Affiliates

The following table presents financial information related to unconsolidated affiliates:

	Years Ended December 31,
	2019	2018	Change
Equity in earnings of unconsolidated affiliates:
Citrus	$148	$141	$7
FEP	59	55	4
MEP	15	31	(16)
White Cliffs	4	—	4
Other	76	117	(41)

Total equity in earnings of unconsolidated affiliates	$302	$344	$(42)

	Years Ended December 31,
	2019	2018	Change
Adjusted EBITDA related to unconsolidated affiliates(1):
Citrus	$342	$337	$5
FEP	75	74	1
MEP	60	81	(21)
Other	149	163	(14)

Total Adjusted EBITDA related to unconsolidated affiliates	$626	$655	$(29)

Distributions received from unconsolidated affiliates:
Citrus	$178	$171	$7
FEP	73	68	5
MEP	36	48	(12)
Other	101	110	(9)

Total distributions received from unconsolidated affiliates	$388	$397	$(9)

(1)

These amounts represent our proportionate share of the Adjusted EBITDA of our unconsolidated affiliates and are based on our equity in earnings or losses of our unconsolidated affiliates adjusted for our proportionate share of the unconsolidated affiliates’ interest, depreciation, depletion, amortization, non-cash items and taxes.

Segment Operating Results

Intrastate Transportation and Storage

	Years Ended December 31,
	2019	2018	Change
Natural gas transported (BBtu/d)	12,442	10,873	1,569
Revenues	$3,099	$3,737	$(638)
Cost of products sold	1,909	2,665	(756)

Segment margin	1,190	1,072	118
Unrealized losses on commodity risk management activities	2	38	(36)
Operating expenses, excluding non-cash compensation expense	(190)	(189)	(1)
Selling, general and administrative, excluding non-cash compensation expense	(29)	(27)	(2)
Adjusted EBITDA related to unconsolidated affiliates	25	32	(7)
Other	1	1	—

Segment Adjusted EBITDA	$999	$927	$72

Volumes. For the year ended December 31, 2019 compared to the prior year, transported volumes increased primarily due to the impact of reflecting RIGS as a consolidated subsidiary beginning April 2018 and the impact of the Red Bluff Express pipeline coming online in May 2018, as well as the impact of favorable market pricing spreads.

Segment Margin. The components of our intrastate transportation and storage segment margin were as follows:

	Years Ended December 31,
	2019	2018	Change
Transportation fees	$614	$525	$89
Natural gas sales and other (excluding unrealized gains and losses)	505	510	(5)
Retained fuel revenues (excluding unrealized gains and losses)	50	59	(9)
Storage margin, including fees (excluding unrealized gains and losses)	23	16	7
Unrealized losses on commodity risk management activities	(2)	(38)	36

Total segment margin	$1,190	$1,072	$118

Segment Adjusted EBITDA. For the year ended December 31, 2019 compared to the prior year, Segment Adjusted EBITDA related to our intrastate transportation and storage segment increased due to the net impacts of the following:

•

an increase of $64 million in transportation fees, excluding the impact of consolidating RIGS beginning April 2018 as discussed below, primarily due to the Red Bluff Express pipeline coming online in May 2018, as well as new contracts;

•

a net increase of $11 million primarily due to the consolidation of RIGS beginning April 2018, resulting in increases in transportation fees, retained fuel revenues and operating expenses of $24 million, $2 million and $6 million, respectively, partially offset by a decrease in Adjusted EBITDA related to unconsolidated affiliates of $9 million; and

•

an increase of $7 million in realized storage margin primarily due to a realized adjustment to the Bammel storage inventory of $25 million in 2018 and higher storage fees, partially offset by a $20 million decrease due to lower physical withdrawals; partially offset by

•	a decrease of $9 million in retained fuel revenues primarily due to lower gas prices; and

•	a decrease of $5 million in realized natural gas sales and other due to lower realized gains from pipeline optimization activity.

Interstate Transportation and Storage

	Years Ended December 31,
	2019	2018	Change
Natural gas transported (BBtu/d)	11,346	9,542	1,804
Natural gas sold (BBtu/d)	17	17	—
Revenues	$1,963	$1,682	$281
Operating expenses, excluding non-cash compensation, amortization and accretion expenses	(569)	(431)	(138)
Selling, general and administrative, excluding non-cash compensation, amortization and accretion expenses	(72)	(63)	(9)
Adjusted EBITDA related to unconsolidated affiliates	477	492	(15)
Other	(7)	—	(7)

Segment Adjusted EBITDA	$1,792	$1,680	$112

Volumes. For the year ended December 31, 2019 compared to the prior year, transported volumes increased as a result of the addition of new contracted volumes for delivery out of the Haynesville Shale, higher volumes on our Rover pipeline as a result of the full year availability of new supply connections, and higher throughput on Trunkline and Panhandle due to increased utilization of higher contracted capacity.

Segment Adjusted EBITDA. For the year ended December 31, 2019 compared to the prior year, Segment Adjusted EBITDA related to our interstate transportation and storage segment increased due to the net impacts of the following:

•	an increase in margin of $231 million from the Rover pipeline due to higher reservation and usage resulting from additional connections and utilization of additional compression;

•

an increase of $40 million in reservation and usage fees due to improved market conditions allowing us to successfully bring new volumes to the system at improved rates, primarily on our Transwestern, Tiger and Panhandle systems; and

•

an increase of $6 million from the Sea Robin pipeline due to higher rates resulting from the rate case filed in June 2019, as well as fewer third-party supply interruptions on the Sea Robin system; partially offset by

•

an increase of $138 million in operating expense primarily due to an increase in ad valorem taxes of $126 million on the Rover pipeline system resulting from placing the final portions of this asset into service in November 2018, an increase of $24 million in transportation expense on Rover due to an increase in transportation volumes, an increase of $5 million in allocated overhead costs and additional operating expense of $4 million for assets acquired in June 2019, partially offset by lower gas imbalance and system gas activity of $15 million and lower storage capacity leased on the Panhandle system of $8 million;

•

an increase of $9 million in selling, general and administrative expenses primarily due to an increase in insurance expense of $8 million, an increase in employee cost of $4 million, and an increase in allocated overhead costs of $3 million, partially offset by lower Ohio excise tax on our Rover system; and

•

a decrease of $15 million in adjusted EBITDA related to unconsolidated affiliates primarily resulting from a $20 million decrease due to lower earnings from MEP as a result of lower capacity being re-contracted at lower rates on expiring contracts, partially offset by a $5 million increase from our Citrus joint venture as we brought new volumes to the system in 2019.

Midstream

	Years Ended December 31,
	2019	2018	Change
Gathered volumes (BBtu/d):	13,468	12,126	1,342
NGLs produced (MBbls/d):	571	540	31
Equity NGLs (MBbls/d):	31	29	2
Revenues	$6,031	$7,522	$(1,491)
Cost of products sold	3,577	5,145	(1,568)

Segment margin	2,454	2,377	77
Operating expenses, excluding non-cash compensation expense	(791)	(705)	(86)
Selling, general and administrative, excluding non-cash compensation expense	(90)	(81)	(9)
Adjusted EBITDA related to unconsolidated affiliates	27	33	(6)
Other	2	3	(1)

Segment Adjusted EBITDA	$1,602	$1,627	$(25)

Volumes. For the year ended December 31, 2019 compared to the prior year, gathered volumes increased primarily due to increases in the Northeast, Permian, Ark-La-Tex, South Texas and North Texas regions. NGL production increased due to increases in the Permian and North Texas regions partially offset by ethane rejection in the South Texas region.

Segment Margin. The table below presents the components of our midstream segment margin. For the year ended December 31, 2018, the amounts previously reported for fee-based and non-fee-based margin have been adjusted to reflect reclassification of certain contractual minimum fees from fee-based margin to non-fee-based margin in order to conform to the current period classification.

	Years Ended December 31,
	2019	2018	Change
Gathering and processing fee-based revenues	$2,132	$1,855	$277
Non-fee-based contracts and processing (excluding unrealized gains and losses)	322	522	(200)

Total segment margin	$2,454	$2,377	$77

Segment Adjusted EBITDA. For the year ended December 31, 2019 compared to the prior year, Segment Adjusted EBITDA related to our midstream segment decreased due to the net impacts of the following:

•

a decrease of $200 million in non-fee-based margin due to lower NGL prices of $183 million and lower gas prices of $50 million, offset by an increase of $33 million in non-fee-based margin due to increased throughput volume in North Texas and Permian regions;

•

an increase of $86 million in operating expenses due to increases of $33 million in outside services, $29 million in maintenance project costs, $17 million in employee costs and $6 million in office expenses and materials; and

•

an increase of $9 million in selling, general and administrative expenses primarily due to a decrease of $5 million in capitalized overhead and an increase of $4 million in insurance expense; partially offset by

•	an increase of $277 million in fee-based margin due to volume growth in the Northeast, Permian, Ark-La-Tex, North Texas and South Texas regions.

NGL and Refined Products Transportation and Services

	Years Ended December 31,
	2019	2018	Change
NGL transportation volumes (MBbls/d)	1,289	1,027	262
Refined products transportation volumes (MBbls/d)	583	621	(38)
NGL and refined products terminal volumes (MBbls/d)	844	812	32
NGL fractionation volumes (MBbls/d)	706	527	179
Revenues	$11,641	$11,123	$518
Cost of products sold	8,393	8,462	(69)

Segment margin	3,248	2,661	587
Unrealized gains (losses) on commodity risk management activities	81	(86)	167
Operating expenses, excluding non-cash compensation expense	(656)	(604)	(52)
Selling, general and administrative expenses, excluding non-cash compensation expense	(93)	(74)	(19)
Adjusted EBITDA related to unconsolidated affiliates	86	82	4

Segment Adjusted EBITDA	$2,666	$1,979	$687

Volumes. For the year ended December 31, 2019 compared to the prior year, throughput barrels on our Texas NGL pipeline system increased due to higher receipt of liquids production from both wholly-owned and third-party gas plants primarily in the Permian and North Texas regions. In addition, NGL transportation volumes on our Northeast assets increased due to the initiation of service on the Mariner East 2 pipeline system.

Refined products transportation volumes decreased for the year ended December 31, 2019 compared to prior year due to the closure of a third-party refinery during the third quarter of 2019, negatively impacting supply to our refined products transportation system. These decreases in volumes are partially offset by the initiation of service on the JC Nolan Pipeline in the third quarter of 2019.

NGL and refined products terminal volumes increased for the year ended December 31, 2019 compared to the prior year primarily due to the initiation of service on our Mariner East 2 pipeline system which commenced operations in the fourth quarter of 2018.

Average volumes fractionated at our Mont Belvieu, Texas fractionation facility increased for the year ended December 31, 2019 compared to the prior year primarily due to the commissioning of our fifth and sixth fractionators in July 2018 and February 2019, respectively.

Segment Margin. The components of our NGL and refined products transportation and services segment margin were as follows:

	Years Ended December 31,		Change
	2019	2018
Fractionators and refinery services margin	$664	$511	$153
Transportation margin	1,716	1,233	483
Storage margin	223	211	12
Terminal Services margin	630	494	136
Marketing margin	96	126	(30)
Unrealized gains (losses) on commodity risk management activities	(81)	86	(167)

Total segment margin	$3,248	$2,661	$587

Segment Adjusted EBITDA. For the year ended December 31, 2019 compared to the prior year, Segment Adjusted EBITDA related to our NGL and refined products transportation and services segment increased due to the net impacts of the following:

•

an increase of $483 million in transportation margin primarily due to a $265 million increase resulting from the initiation of service on our Mariner East 2 pipeline in the fourth quarter of 2018, a $212 million increase resulting from higher throughput volumes received from the Permian region on our Texas NGL pipelines, a $29 million increase due to higher throughput volumes from the Barnett region, a $9 million increase from the Eagle Ford region, and a $9 million increase due to the initiation of service on the JC Nolan Pipeline. These increases were partially offset by a $21 million decrease resulting from Mariner East 1 pipeline downtime, a $13 million decrease due to the closure of a third-party refinery during the third quarter of 2019, negatively impacting refined product supply to our system, and a $5 million decrease due to the timing of deficiency fees on Mariner West;

•

an increase of $153 million in fractionation and refinery services margin primarily due to a $167 million increase resulting from the commissioning of our fifth and sixth fractionators in July 2018 and February 2019, respectively, and higher NGL volumes from the Permian region feeding our Mont Belvieu fractionation facility. This increase was partially offset by a reclassification between our fractionation and storage margins;

•

an increase of $136 million in terminal services margin primarily due to a $171 million increase from the initiation of service of our Mariner East 2 pipeline which commenced operations in the fourth quarter of 2018 and a $7 million increase due to increased tank lease revenue from third-party customers. These increases were partially offset by a $16 million decrease in volumes and expense reimbursements from third parties on Mariner East 1, a $16 million decrease due to lower volumes from third-party pipeline, truck and rail deliveries into our Marcus Hook Terminal, a $5 million decrease due to fewer vessels exported out of our Nederland Terminal, and a $4 million decrease due to the closure of a third-party refinery during the third quarter of 2019; and

•	an increase of $12 million in storage margin primarily due to a reclassification between our storage and fractionation margins; partially offset by

•

a decrease of $30 million in marketing margin primarily due to capacity lease fees incurred by our marketing affiliate on our Mariner East 2 pipeline, offset by increased gains from our butane blending business due to more favorable market conditions and increased volumes, as well as increased optimization gains from the sale of NGL component products at our Mont Belvieu facility;

•

an increase of $52 million in operating expenses primarily due to a $26 million increase in employee and ad valorem tax expenses on our terminals, fractionation, and transportation operations, a $14 million increase in utility costs to operate our pipelines and our fifth and sixth fractionators which commenced July 2018 and February 2019, respectively, and an $8 million increase in maintenance project costs due to the timing of multiple projects on our transportation assets; and

•

an increase of $19 million in general and administrative expenses primarily due to a $10 million increase in allocated overhead costs, a $5 million increase in insurance expenses, a $4 million increase in legal fees, and a $2 million increase in employee costs.

Crude Oil Transportation and Services

	Years Ended December 31,
	2019	2018	Change
Crude Transportation Volumes (MBbls/d)	4,217	3,713	504
Crude Terminals Volumes (MBbls/d)	2,513	2,555	(42)
Revenue	$18,447	$17,332	$1,115
Cost of products sold	14,832	14,384	448

Segment margin	3,615	2,948	667
Unrealized (gains) losses on commodity risk management activities	(69)	55	(124)
Operating expenses, excluding non-cash compensation expense	(570)	(547)	(23)
Selling, general and administrative expenses, excluding non-cash compensation expense	(85)	(86)	1
Adjusted EBITDA related to unconsolidated affiliates	8	15	(7)
Other	(1)	—	(1)

Segment Adjusted EBITDA	$2,898	$2,385	$513

Segment Adjusted EBITDA. For the year ended December 31, 2019 compared to the prior year, Segment Adjusted EBITDA related to our crude oil transportation and services segment increased due to the net impacts of the following:

•

an increase of $543 million in segment margin (excluding unrealized gains and losses on commodity risk management activities) primarily due to a $282 million increase resulting from higher throughput on our Texas crude pipeline system primarily due to increased production from the Permian region and contributions from capacity expansion projects placed into service, a $219 million increase in throughput on our Bakken pipeline, a favorable change due to inventory valuation adjustment of $75 million, partially offset by a $90 million reduction due to lower pipeline basis spreads net of hedges. We also realized a $66 million increase from higher volumes on our Bayou Bridge Pipeline, a $31 million increase due to the inclusion of assets acquired in 2019, and a $26 million increase primarily from higher throughput, ship loading and tank rental fees at our Nederland Terminal; partially offset by a $54 million decrease from our Oklahoma assets resulting from lower volumes to the system as well as from the timing of a deficiency payment made in the prior year, a $12 million decrease due to the closure of a third-party refinery which was the primary customer utilizing one of our northeast crude terminals. The remainder of the offsetting decrease was primarily attributable to a change in the presentation of certain intrasegment transactions, which were eliminated in the current period presentation but were shown on a gross basis in revenues and operating expenses in the prior period; partially offset by

•

an increase of $23 million in operating expenses primarily due to a $30 million increase in throughput-related costs on existing assets, partially offset by a $14 million decrease in management fees as well as the impact of certain intrasegment transactions discussed above; and

•	a decrease of $7 million in Adjusted EBITDA related to unconsolidated affiliates due to lower margin from jet fuel sales by our joint ventures.

Investment in Sunoco LP

	Years Ended December 31,
	2019	2018	Change
Revenues	$16,596	$16,994	$(398)
Cost of products sold	15,380	15,872	(492)

Segment margin	1,216	1,122	94
Unrealized (gains) losses on commodity risk management activities	(5)	6	(11)
Operating expenses, excluding non-cash compensation expense	(365)	(435)	70
Selling, general and administrative, excluding non-cash compensation expense	(123)	(129)	6
Adjusted EBITDA related to unconsolidated affiliates	4	—	4
Inventory valuation adjustments	(79)	85	(164)
Adjusted EBITDA from discontinued operations	—	(25)	25
Other, net	17	14	3

Segment Adjusted EBITDA	$665	$638	$27

The Investment in Sunoco LP segment reflects the consolidated results of Sunoco LP.

Segment Adjusted EBITDA. For the year ended December 31, 2019 compared to the prior year, Segment Adjusted EBITDA related to the Investment in Sunoco LP segment increased due to the net impacts of the following:

•

a decrease in operating costs of $76 million, primarily as a result of the conversion of 207 retail sites to commission agent sites during April 2018. These expenses include other operating expense, general and administrative expense and lease expense; and

•	an increase of $25 million related to Adjusted EBITDA from discontinued operations related to the divestment of 1,030 company-operated fuel sites to 7-Eleven in January 2018; and

•	an increase of $4 million in Adjusted EBITDA related to unconsolidated affiliates due to Sunoco LP’s investment in the JC Nolan joint venture; partially offset by

•

a decrease in the gross profit on motor fuel sales of $76 million (excluding the change in inventory fair value adjustments and unrealized gains and losses on commodity risk management activities) primarily due to lower fuel margins, a one-time benefit of approximately $25 million related to a cash settlement with a fuel supplier recorded in 2018 and an $8 million one-time charge related to a reserve for an open contractual dispute recorded in 2019, partially offset by an increase in gallons sold.

Investment in USAC

	Years Ended December 31,
	2019	2018	Change
Revenues	$698	$508	$190
Cost of products sold	91	67	24

Segment margin	607	441	166
Operating expenses, excluding non-cash compensation expense	(134)	(110)	(24)
Selling, general and administrative, excluding non-cash compensation expense	(53)	(50)	(3)
Other, net	—	8	(8)

Segment Adjusted EBITDA	$420	$289	$131

The investment in USAC segment reflects the consolidated results of USAC from April 2, 2018, the date ET obtained control of USAC, through December 31, 2019. Changes between periods are due to the consolidation of USAC beginning April 2, 2018.

All Other

	Years Ended December 31,
	2019	2018	Change
Revenue	$1,689	$2,228	$(539)
Cost of products sold	1,504	2,006	(502)

Segment margin	185	222	(37)
Unrealized gains on commodity risk management activities	(4)	(2)	(2)
Operating expenses, excluding non-cash compensation expense	(77)	(56)	(21)
Selling, general and administrative expenses, excluding non-cash compensation expense	(66)	(124)	58
Adjusted EBITDA related to unconsolidated affiliates	2	1	1
Other and eliminations	58	(1)	59

Segment Adjusted EBITDA	$98	$40	$58

Amounts reflected in our all other segment during the periods presented above primarily include:

•	our natural gas marketing operations;

•	our wholly-owned natural gas compression operations;

•

a noncontrolling interest in PES. Prior to PES’s reorganization in August 2018, ETO’s 33% interest in PES was reflected as an unconsolidated affiliate; for the period subsequent to the August 2018 reorganization through 2019, ETO held an approximately 7.4% interest in PES and no longer reflected PES as an affiliate;

•	our investment in coal handling facilities; and

•	our Canadian operations, which were acquired in the SemGroup acquisition in December 2019 and include natural gas gathering and processing assets.

Segment Adjusted EBITDA. For the year ended December 31, 2019 compared to the prior year, Segment Adjusted EBITDA increased due to the net impacts of the following:

•	an increase of $8 million in gains from park and loan and storage activity;

•	an increase of $11 million in optimized gains on residue gas sales;

•	an increase of $7 million from settled derivatives;

•	an increase of $15 million from a legal settlement;

•	an increase of $12 million from payments related to the PES bankruptcy;

•	an increase of $6 million from the recognition of deferred revenue related to a bankruptcy;

•	an increase of $3 million from power trading activities;

•

an increase of $3 million from the Energy Transfer Canada joint venture for the period subsequent to our acquisition of SemGroup on December 5, 2019, net of an increase due to SemGroup related corporate expenses; and

•	a decrease of $21 million in merger and acquisition expenses; partially offset by

•	a decrease of $36 million due to the contribution of CDM to USAC in April 2018, subsequent to which CDM is reflected in the Investment in USAC segment;

•	a decrease of $8 million due to lower gas prices and increased power costs; and

•	a decrease of $11 million due to lower revenue from our compressor equipment business.

LIQUIDITY AND CAPITAL RESOURCES

Overview

Parent Company Only

Subsequent to the Energy Transfer Merger in October 2018, substantially all of the Partnership’s cash flows are derived from distributions related to its investment in ETO, whose cash flows are derived from its subsidiaries, including ETO’s investments in Sunoco LP and USAC.

The Parent Company’s primary cash requirements are for general and administrative expenses, debt service requirements and distributions to its partners. The Parent Company currently expects to fund its short-term needs for such items with cash flows from its direct and indirect investments in ETO. The Parent Company distributes its available cash remaining after satisfaction of the aforementioned cash requirements to its Unitholders on a quarterly basis.

The Parent Company expects ETO and its respective subsidiaries and investments in Sunoco LP and USAC to utilize their resources, along with cash from their operations, to fund their announced growth capital expenditures and working capital needs; however, the Parent Company may issue debt or equity securities from time to time as it deems prudent to provide liquidity for new capital projects of its subsidiaries or for other partnership purposes.

ETO

ETO’s ability to satisfy its obligations and pay distributions to the Parent Company will depend on its future performance, which will be subject to prevailing economic, financial, business and weather conditions, and other factors, many of which are beyond the control of ETO’s management.

ETO currently expects capital expenditures in 2021 to be within the following ranges (excluding capital expenditures related to our investments in Sunoco LP and USAC):

	Growth		Maintenance
	Low	High	Low	High
Intrastate transportation and storage	$5	$10	$35	$40
Interstate transportation and storage(1)	25	50	120	125
Midstream	265	290	110	115
NGL and refined products transportation and services(1)	700	800	90	100
Crude oil transportation and services(1)	280	305	100	110
All other (including eliminations)	75	100	55	60

Total capital expenditures	$1,350	$1,555	$510	$550

(1)

Includes capital expenditures related to ETO’s proportionate ownership of the Bakken, Rover, and Bayou Bridge pipeline projects and our proportionate ownership of the Orbit Gulf Coast NGL export project.

The assets used in our natural gas and liquids operations, including pipelines, gathering systems and related facilities, are generally long-lived assets and do not require significant maintenance capital expenditures. Accordingly, we do not have any significant financial commitments for maintenance capital expenditures in our businesses. From time to time we experience increases in pipe costs due to a number of reasons, including but not limited to, delays from steel mills, limited selection of mills capable of producing large diameter pipe timely, higher steel prices and other factors beyond our control. However, we include these factors in our anticipated growth capital expenditures for each year.

ETO generally funds maintenance capital expenditures and distributions with cash flows from operating activities. ETO generally expects to funds growth capital expenditures with proceeds of borrowings under our credit facilities, along with cash from operations.

Sunoco LP expects to invest approximately $120 million in growth capital expenditures and approximately $45 million on maintenance capital expenditures in 2021.

USAC currently plans to spend approximately $22 million in maintenance capital expenditures and currently has budgeted between $30 million and $40 million in expansion capital expenditures in 2021.

Cash Flows

Our cash flows may change in the future due to a number of factors, some of which we cannot control. These include regulatory changes, the price of our products and services, the demand for such products and services, margin requirements resulting from significant changes in commodity prices, operational risks, the successful integration of our acquisitions, and other factors.

Operating Activities

Changes in cash flows from operating activities between periods primarily result from changes in earnings (as discussed in “Results of Operations” above), excluding the impacts of non-cash items and changes in operating assets and liabilities. Non-cash items include recurring non-cash expenses, such as depreciation, depletion and amortization expense and non-cash compensation expense. The increase in depreciation, depletion and amortization expense during the periods presented primarily resulted from construction and acquisitions of assets, while changes in non-cash compensation expense resulted from changes in the number of units granted and changes in the grant date fair value estimated for such grants. Cash flows from operating activities also differ from earnings as a result of non-cash charges that may not be recurring such as impairment charges and allowance for equity funds used during construction. The allowance for equity funds used during construction increases in periods when ETO has a significant amount of interstate pipeline construction in progress. Changes in operating assets and liabilities between periods result from factors such as the changes in the value of derivative assets and liabilities, timing of accounts receivable collection, payments on accounts payable, the timing of purchases and sales of inventories, and the timing of advances and deposits received from customers.

Following is a summary of operating activities by period:

Year Ended December 31, 2020

Cash provided by operating activities in 2020 was $7.36 billion and income from continuing operations was $140 million. The difference between net income and cash provided by operating activities in 2020 primarily consisted of non-cash items totaling $7.00 billion offset by net changes in operating assets and liabilities of $47 million. The non-cash activity in 2020 consisted primarily of depreciation, depletion and amortization of $3.68 billion, impairment losses of $2.88 billion, non-cash compensation expense of $121 million, equity in earnings of unconsolidated affiliates of $119 million, inventory valuation adjustments of $82 million, losses on extinguishment of debt of $75 million, and deferred income taxes of $210 million. The Partnership also received distributions of $220 million from unconsolidated affiliates.

Year Ended December 31, 2019

Cash provided by operating activities in 2019 was $8.06 billion and income from continuing operations was $4.83 billion. The difference between net income and cash provided by operating activities in 2019 primarily consisted of non-cash items totaling $3.37 billion offset by net changes in operating assets and liabilities of $391 million. The non-cash activity in 2019 consisted primarily of depreciation, depletion and amortization of $3.15 billion, impairment losses of $74 million, non-cash compensation expense of $113 million, equity in earnings of unconsolidated affiliates of $302 million, inventory valuation adjustments of $79 million, losses on extinguishment of debt of $18 million, and deferred income taxes of $217 million. The Partnership also received distributions of $290 million from unconsolidated affiliates.

Year Ended December 31, 2018

Cash provided by operating activities in 2018 was $7.51 billion and income from continuing operations was $3.69 billion. The difference between net income and cash provided by operating activities in 2018 primarily consisted of non-cash items totaling $3.30 billion and net changes in operating assets and liabilities of $234 million. The non-cash activity in 2018 consisted primarily of depreciation, depletion and amortization of $2.86 billion, impairment losses of $431 million, non-cash compensation expense of $105 million, equity in earnings of unconsolidated affiliates of $344 million, inventory valuation adjustments of $85 million, losses on extinguishment of debt of $112 million, and deferred income taxes of $7 million. The Partnership also received distributions of $328 million from unconsolidated affiliates.

Investing Activities

Cash flows from investing activities primarily consist of cash amounts paid for acquisitions, capital expenditures, cash distributions from our joint ventures, and cash proceeds from sales or contributions of assets or businesses. Changes in capital expenditures between periods primarily result from increases or decreases in our growth capital expenditures to fund our construction and expansion projects.

Following is a summary of investing activities by period:

Year Ended December 31, 2020

Cash used in investing activities in 2020 was $4.90 billion. Total capital expenditures (excluding the allowance for equity funds used during construction and net of contributions in aid of construction costs) were $5.06 billion.

Additional detail related to our capital expenditures is provided in the table below. We received $19 million of cash proceeds from the sale of assets. The Partnership also received distributions of $187 million from unconsolidated affiliates.

Year Ended December 31, 2019

Cash used in investing activities in 2019 was $6.93 billion. Total capital expenditures (excluding the allowance for equity funds used during construction and net of contributions in aid of construction costs) were $5.88 billion. Additional detail related to our capital expenditures is provided in the table below. During 2020, we received $93 million of cash proceeds from the sale of a noncontrolling interest in a subsidiary, paid $787 million in net cash for the SemGroup acquisition, and paid $7 million in cash for all other acquisitions. We received $54 million of cash proceeds from the sale of assets. The Partnership also received distributions of $98 million from unconsolidated affiliates.

Year Ended December 31, 2018

Cash used in investing activities in 2018 was $7.08 billion. Total capital expenditures (excluding the allowance for equity funds used during construction and net of contributions in aid of construction costs) were $7.30 billion. Additional detail related to our capital expenditures is provided in the table below. We recorded a net increase in cash of $461 million related to the USAC acquisition and paid $429 million in cash from all other acquisitions. We received $87 million of cash proceeds from the sale of assets. The Partnership also received distributions of $69 million from unconsolidated affiliates.

The following is a summary of the Partnership’s capital expenditures (including only our proportionate share of the Bakken, Rover, and Bayou Bridge pipeline projects, our proportionate share of the Orbit Gulf Coast NGL export project, and net of contributions in aid of construction costs) by period:

	Capital Expenditures Recorded During Period

	Growth	Maintenance	Total
Year Ended December 31, 2020:
Intrastate transportation and storage	$13	$36	$49
Interstate transportation and storage	52	98	150
Midstream	376	111	487
NGL and refined products transportation and services	2,305	98	2,403
Crude oil transportation and services	209	82	291
Investment in Sunoco LP	89	35	124
Investment in USAC	96	23	119
All other (including eliminations)	99	37	136

Total capital expenditures	$3,239	$520	$3,759

Year Ended December 31, 2019:
Intrastate transportation and storage	$87	$37	$124
Interstate transportation and storage	239	136	375
Midstream	670	157	827
NGL and refined products transportation and services	2,854	122	2,976
Crude oil transportation and services	317	86	403
Investment in Sunoco LP(1)	108	40	148
Investment in USAC	170	30	200
All other (including eliminations)	165	50	215

Total capital expenditures	$4,610	$658	$5,268

	Capital Expenditures Recorded During Period
	Growth	Maintenance	Total
Year Ended December 31, 2018:
Intrastate transportation and storage	$311	$33	$344
Interstate transportation and storage	695	117	812
Midstream	1,026	135	1,161
NGL and refined products transportation and services	2,303	78	2,381
Crude oil transportation and services	414	60	474
Investment in Sunoco LP(1)	72	31	103
Investment in USAC	182	23	205
All other (including eliminations)	117	33	150

Total capital expenditures	$5,120	$510	$5,630

(1)	Amounts related to Sunoco LP’s capital expenditures include capital expenditures related to discontinued operations.

Financing Activities

Changes in cash flows from financing activities between periods primarily result from changes in the levels of borrowings and equity issuances, which are primarily used to fund our acquisitions and growth capital expenditures. Distributions to partners increased between the periods as a result of increases in the number of common units outstanding or increases in the distribution rate.

Following is a summary of financing activities by period:

Year Ended December 31, 2020

Cash used in financing activities was $2.39 billion in 2020. In 2020, our subsidiaries received $1.58 billion in proceeds from the issuance of preferred units. In 2020, we had a consolidated increase in our debt level of $307 million, primarily due to the issuance of subsidiary senior notes. During 2020, we paid distributions of $2.80 billion to our partners, we paid distributions of $1.65 billion to noncontrolling interests, and we paid distributions of $49 million to our redeemable noncontrolling interests. In addition, we received capital contributions of $222 million in cash from noncontrolling interests. During 2020, we incurred debt issuance costs of $59 million.

Year Ended December 31, 2019

Cash used in financing activities was $1.25 billion in 2019. Our subsidiaries received $780 million in proceeds from the issuance of preferred units. In 2019, we had a consolidated increase in our debt level of $2.48 billion, primarily due to the issuance of subsidiary notes. During 2019, we paid distributions of $3.05 billion to our partners, we paid distributions of $1.60 billion to noncontrolling interests, and we paid distributions of $53 million to our redeemable noncontrolling interests. In addition, we received capital contributions of $348 million in cash from noncontrolling interests. During 2019, we incurred debt issuance costs of $117 million.

Year Ended December 31, 2018

Cash used in financing activities was $3.08 billion in 2018. Our subsidiaries received $1.40 billion in proceeds from the issuance of common units, including $58 million from the issuance of ETO Common Units and $1.34 billion from the issuance of other subsidiary common units. In 2018, we had a consolidated increase in our debt level of $53 million, primarily due to the issuance of Parent Company and subsidiary senior notes. During 2018, we paid distributions of $1.68 billion to our partners, we paid distributions of $3.12 billion to noncontrolling interests, and we paid distributions of $24 million to our redeemable noncontrolling interests. In addition, we received capital contributions of $649 million in cash from noncontrolling interests. During 2018, we incurred debt issuance costs of $171 million.

Discontinued Operations

Following is a summary of activities related to discontinued operations by period:

Year Ended December 31, 2018

Cash provided by discontinued operations was $2.73 billion for the year ended December 31, 2018, which reflected the net impact of cash used in operating activities of $484 million, cash provided by investing activities of $3.21 billion and changes in cash included in current assets held for sale of $11 million.

Description of Indebtedness

Our outstanding consolidated indebtedness was as follows:

	December 31,
	2020	2019
Parent Company Indebtedness:
ET Senior Notes due October 2020	$—	$52
ET Senior Notes due March 2023	5	5
ET Senior Notes due January 2024	23	23
ET Senior Notes due June 2027	44	44
Subsidiary Indebtedness:
ETO Senior Notes	37,783	36,118
Transwestern Senior Notes	400	575
Panhandle Senior Notes	235	235
Bakken Senior Notes	2,500	2,500
Sunoco LP Senior Notes, Term Loan and lease-related obligations	3,139	2,935
USAC Senior Notes	1,475	1,475
HFOTCO Tax-Exempt Notes	225	225
Revolving Credit Facilities:
ETO $2.00 billion Term Loan facility due October 2022	2,000	2,000
ETO $5.00 billion Revolving Credit Facility due December 2023	3,103	4,214
Sunoco LP $1.50 billion Revolving Credit Facility due July 2023	—	162
USAC $1.60 billion Revolving Credit Facility due April 2023	474	403
Energy Transfer Canada Revolver due February 2024	57	92
Energy Transfer Canada Revolver Term Loan A due February 2024	261	269
Other long-term debt	3	2
Unamortized premiums, net of discounts and fair value adjustments	(10)	4
Deferred debt issuance costs	(279)	(279)

Total debt	51,438	51,054
Less: current maturities of long-term debt	21	26

Long-term debt, less current maturities	$51,417	$51,028

The terms of our consolidated indebtedness and that of our subsidiaries are described in more detail below and in Note 6 to our consolidated financial statements, included in “Item 8. Financial Statements and Supplementary Data.”

Recent Financing Transactions

ETO January 2020 Senior Notes Offering and Redemption

On January 22, 2020, ETO completed a registered offering (the “January 2020 Senior Notes Offering”) of $1.00 billion aggregate principal amount of ETO’s 2.900% Senior Notes due 2025, $1.50 billion aggregate principal amount of ETO’s 3.750% Senior Notes due 2030, and $2.00 billion aggregate principal amount of ETO’s 5.000% Senior Notes due 2050, (collectively, the “Notes”). The Notes are fully and unconditionally guaranteed by the Partnership’s wholly-owned subsidiary, Sunoco Logistics Partners Operations L.P., on a senior unsecured basis.

Utilizing proceeds from the January 2020 Senior Notes Offering, ETO redeemed its $400 million aggregate principal amount of 5.75% Senior Notes due September 1, 2020, its $1.05 billion aggregate principal amount of 4.15% Senior Notes due October 1, 2020, its $1.14 billion aggregate principal amount of 7.50% Senior Notes due October 15, 2020, its $250 million aggregate principal amount of 5.50% Senior Notes due February 15, 2020, ET’s $52 million aggregate principal amount of 7.50% Senior Notes due October 15, 2020 and Transwestern’s $175 million aggregate principal amount of 5.36% Senior Notes due December 9, 2020.

Sunoco LP November 2020 Senior Notes Offering and Repurchase

On November 9, 2020, Sunoco LP completed a private offering of $800 million in aggregate principal amount of 4.500% senior notes due 2029. Sunoco LP used the proceeds to fund the tender offer on its 4.875% $1 billion senior notes due 2023. Approximately 56% of the 2023 senior notes were tendered. On January 15, 2021, Sunoco LP repurchased the remaining outstanding portion of its 2023 senior notes.

Credit Facilities, Term Loan and Commercial Paper

Parent Company

The Parent Company does not currently have any credit facilities.

ETO Credit Facilities

Borrowings under the ETO Credit Facilities (defined as the ETO Term Loan, ETO Five-Year Credit Facility and ETO 364-Day Credit Facility, each of which is described below) are unsecured and initially guaranteed by Sunoco Logistics Operations. Borrowings under the ETO Credit Facilities will bear interest at a eurodollar rate or a base rate, at our option, plus an applicable margin. In addition, we will be required to pay a quarterly commitment fee to each lender equal to the product of the applicable rate and such lender’s applicable percentage of the unused portion of the aggregate commitments under the ETO Credit Facilities.

We typically repay amounts outstanding under the ETO Credit Facilities with proceeds from unit offerings or long-term notes offerings. The timing of borrowings depends on the Partnership’s activities and the cash available to fund those activities. The repayments of amounts outstanding under the ETO Credit Facilities depend on multiple factors, including market conditions and expectations of future working capital needs, and ultimately are a financing decision made by management. Therefore, the balance outstanding under the ETO Credit Facilities may vary significantly between periods. We do not believe that such fluctuations indicate a significant change in our liquidity position, because we expect to continue to be able to repay amounts outstanding under the ETO Credit Facilities with proceeds from unit offerings or long-term note offerings.

ETO Term Loan

On October 17, 2019, ETO entered into a term loan credit agreement (the “ETO Term Loan”) providing for a $2.00 billion three-year term loan credit facility. Borrowings under the term loan agreement mature on October 17, 2022 and are available for working capital purposes and for general partnership purposes. The term loan agreement is unsecured and is guaranteed by our subsidiary, Sunoco Logistics Operations.

As of December 31, 2020, the ETO Term Loan had $2.00 billion outstanding and was fully drawn. The weighted average interest rate on the total amount outstanding as of December 31, 2020 was 1.15%.

ETO Five-Year Credit Facility

ETO’s revolving credit facility (the “ETO Five-Year Credit Facility”) allows for unsecured borrowings up to $5.00 billion and matures on December 1, 2023. The ETO Five-Year Credit Facility contains an accordion feature, under which the total aggregate commitment may be increased up to $6.00 billion under certain conditions.

As of December 31, 2020, the ETO Five-Year Credit Facility had $3.10 billion outstanding, of which $1.66 billion was commercial paper. The amount available for future borrowings was $1.79 billion after accounting for outstanding letters of credit in the amount of $109 million. The weighted average interest rate on the total amount outstanding as of December 31, 2020 was 1.12%.

ETO 364-Day Facility

ETO’s 364-day revolving credit facility (the “ETO 364-Day Facility”) allows for unsecured borrowings up to $1.00 billion and matures on November 26, 2021. As of December 31, 2020, the ETO 364-Day Facility had no outstanding borrowings.

Sunoco LP Credit Facility

As of December 31, 2020, the Sunoco LP Credit Facility had no outstanding borrowings and $8 million in standby letters of credit. The amount available for future borrowings was at December 31, 2020 was $1.5 billion.

USAC Credit Facility

As of December 31, 2020, USAC had $474 million of outstanding borrowings and no outstanding letters of credit under the credit agreement. As of December 31, 2020, USAC had $1.13 billion of availability under its credit facility. The weighted average interest rate on the total amount outstanding as of December 31, 2020 was 3.27%.

Energy Transfer Canada Credit Facilities

Energy Transfer Canada is party to a credit agreement providing for a C$350 million (US$275 million at the December 31, 2020 exchange rate) senior secured term loan facility, a C$525 million (US$412 million at the December 31, 2020 exchange rate) senior secured revolving credit facility, and a C$300 million (US$236 million at the December 31, 2020 exchange rate) senior secured construction loan facility (the “KAPS Facility”). The term loan facility and the revolving credit facility mature on February 25, 2024. The KAPS Facility matures on June 13, 2024. Energy Transfer Canada may incur additional term loans and revolving commitments in an aggregate amount not to exceed C$250 million (US$196 million at the December 31, 2020 exchange rate), subject to receiving commitments for such additional term loans or revolving commitments from either new lenders or increased commitments from existing lenders.

Covenants Related to Our Credit Agreements

Covenants Related to the Parent Company

The Term Loan Facility and ET Revolving Credit Facility previously contained customary representations, warranties, covenants, and events of default, including a change of control event of default and limitations on incurrence of liens, new lines of business, merger, transactions with affiliates and restrictive agreements. Both facilities have been paid off and terminated.

Covenants Related to ETO

The agreements relating to the ETO senior notes contain restrictive covenants customary for an issuer with an investment-grade rating from the rating agencies, which covenants include limitations on liens and a restriction on sale-leaseback transactions.

The ETO Credit Facilities (defined as the ETO Term Loan, ETO Five-Year Credit Facility and ETO 364-Day Credit Facility) contain covenants that limit (subject to certain exceptions) the Partnership’s and certain of the Partnership’s subsidiaries’ ability to, among other things:

•	incur indebtedness;

•	grant liens;

•	enter into mergers;

•	dispose of assets;

•	make certain investments;

•

make Distributions (as defined in the ETO Credit Facilities) during certain Defaults (as defined in the ETO Credit Facilities) and during any Event of Default (as defined in the ETO Credit Facilities);

•	engage in business substantially different in nature than the business currently conducted by the Partnership and its subsidiaries;

•	engage in transactions with affiliates; and

•	enter into restrictive agreements.

The ETO Credit Facilities applicable margin and rate used in connection with the interest rates and commitment fees, respectively, are based on the credit ratings assigned to our senior, unsecured, non-credit enhanced long-term debt. The applicable margin for eurodollar rate loans under the ETO Five-Year Credit Facility ranges from 1.125% to 2.000% and the applicable margin for base rate loans ranges from 0.125% to 1.000%. The applicable rate for commitment fees under the ETO Five-Year Credit Facility ranges from 0.125% to 0.300%. The applicable margin for eurodollar rate loans under the ETO 364-Day Facility ranges from 1.500% to 2.000% and the applicable margin for base rate loans ranges from 0.500% to 1.000%. The applicable rate for commitment fees under the ETO 364-Day Facility ranges from 0.125% to 0.225%.

The ETO Credit Facilities contain various covenants including limitations on the creation of indebtedness and liens and related to the operation and conduct of our business. The ETO Credit Facilities also limit us, on a rolling four quarter basis, to a maximum Consolidated Funded Indebtedness to Consolidated EBITDA ratio, as defined in the underlying credit agreements, of 5.0 to 1, which can generally be increased to 5.5 to 1 during a Specified Acquisition Period. Our Leverage Ratio was 4.31 to 1 at December 31, 2020, as calculated in accordance with the credit agreements.

The agreements relating to the Transwestern senior notes contain certain restrictions that, among other things, limit the incurrence of additional debt, the sale of assets and the payment of dividends and specify a maximum debt to capitalization ratio.

Failure to comply with the various restrictive and affirmative covenants of our revolving credit facilities could require us to pay debt balances prior to scheduled maturity and could negatively impact the Partnership’s or our subsidiaries’ ability to incur additional debt and/or our ability to pay distributions to Unitholders.

Covenants Related to Panhandle

Panhandle is not party to any lending agreement that would accelerate the maturity date of any obligation due to a failure to maintain any specific credit rating, nor would a reduction in any credit rating, by itself, cause an event of default under any of Panhandle’s lending agreements.

Panhandle’s restrictive covenants include restrictions on liens securing debt and guarantees and restrictions on mergers and on the sales of assets. A breach of any of these covenants could result in acceleration of Panhandle’s debt.

Covenants Related to Sunoco LP

The Sunoco LP Credit Facility contains various customary representations, warranties, covenants and events of default, including a change of control event of default, as defined therein. Sunoco LP’s Credit Facility requires Sunoco LP to maintain a Net Leverage Ratio of not more than 5.5 to 1. The maximum Net Leverage Ratio is subject to upwards adjustment of not more than 6.0 to 1 for a period not to exceed three fiscal quarters in the event Sunoco LP engages in certain specified acquisitions of not less than $50 million (as permitted under Sunoco LP’s Credit Facility agreement). The Sunoco LP Credit Facility also requires Sunoco LP to maintain an Interest Coverage Ratio (as defined in the Sunoco LP’s Credit Facility agreement) of not less than 2.25 to 1.

Covenants Related to USAC

The USAC Credit Facility contains covenants that limit (subject to certain exceptions) USAC’s ability to, among other things:

•	grant liens;

•	make certain loans or investments;

•	incur additional indebtedness or guarantee other indebtedness;

•	merge or consolidate;

•	sell our assets; or

•	make certain acquisitions.

The credit facility is also subject to the following financial covenants, including covenants requiring us to maintain:

•	a minimum EBITDA to interest coverage ratio of 2.5 to 1.0, determined as of the last day of each fiscal quarter; and

•

a maximum funded debt to EBITDA ratio, determined as of the last day of each fiscal quarter, for the annualized trailing three months of (i) 5.75 to 1 through the end of the fiscal quarter ending December 31, 2020 and (ii) 5.5 to 1 for the fiscal quarters ending March 31, 2021 and June 30, 2021, (iii) 5.25 to 1 for the fiscal quarters ending September 30, 2021 and December 31, 2021 and (iv) 5.0 to 1 thereafter, subject to a provision for increases to such thresholds, in the case of any fiscal quarter ending September 30, 2021 or thereafter, by 0.50 in connection with certain future acquisitions for the six consecutive month period following the period in which any such acquisition occurs, provided that, in any event, such ratio shall not exceed 5.5 to 1.

Covenants Related to the HFOTCO Tax Exempt Notes

The indentures covering HFOTCO’s tax exempt notes due 2050 (“IKE Bonds”) include customary representations and warranties and affirmative and negative covenants. Such covenants include limitations on the creation of new liens, indebtedness, making of certain restricted payments and payments on indebtedness, making certain dispositions, making material changes in business activities, making fundamental changes including liquidations, mergers or consolidations, making certain investments, entering into certain transactions with affiliates, making amendments to certain credit or organizational agreements, modifying the fiscal year, creating or dealing with hazardous materials in certain ways, entering into certain hedging arrangements, entering into certain restrictive agreements, funding or engaging in sanctioned activities, taking actions or causing the trustee to take actions that materially adversely affect the rights, interests, remedies or security of the bondholders, taking actions to remove the trustee, making certain amendments to the bond documents, and taking actions or omitting to take actions that adversely impact the tax exempt status of the IKE Bonds.

Compliance with our Covenants

We and our subsidiaries were in compliance with all requirements, tests, limitations, and covenants related to our debt agreements as of December 31, 2020.

Contractual Obligations

The following table summarizes our long-term debt and other contractual obligations as of December 31, 2020:

	Payments Due by Period
Contractual Obligations	Total	Less Than 1 Year	1-3 Years	3-5 Years	More Than 5 Years
Long-term debt	$51,727	$1,420	$13,023	$7,029	$30,255
Interest on long-term debt(1)	28,980	2,421	4,330	3,448	18,781
Payments on derivatives	451	212	239	—	—
Purchase commitments(2)	3,731	2,599	703	356	73
Transportation, natural gas storage and fractionation contracts	286	62	120	104	—
Operating lease obligations	1,554	99	164	151	1,140
Service concession arrangement(3)	364	15	31	32	286
Other(4)	196	26	50	41	79

Total(5)	$87,289	$6,854	$18,660	$11,161	$50,614

(1)

Interest payments on long-term debt are based on the principal amount of debt obligations as of December 31, 2020. With respect to variable rate debt, the interest payments were estimated using the interest rate as of December 31, 2020. To the extent interest rates change, our contractual obligations for interest payments will change. See “Item 7A. Quantitative and Qualitative Disclosures About Market Risk” for further discussion.

(2)

We define a purchase commitment as an agreement to purchase goods or services that is enforceable and legally binding (unconditional) on us that specifies all significant terms, including: fixed or minimum quantities to be purchased; fixed, minimum or variable price provisions; and the approximate timing of the transactions. We have long and short-term product purchase obligations for refined product and energy commodities with third-party suppliers. These purchase obligations are entered into at either variable or fixed prices. The purchase prices that we are obligated to pay under variable price contracts approximate market prices at the time we take delivery of the volumes. Our estimated future variable price contract payment obligations are based on the December 31, 2020 market price of the applicable commodity applied to future volume commitments. Actual future payment obligations may vary depending on market prices at the time of delivery. The purchase prices that we are obligated to pay under fixed price contracts are established at the inception of the contract. Our estimated future fixed price contract payment obligations are based on the contracted fixed price under each commodity contract. Obligations shown in the table represent estimated payment obligations under these contracts for the periods indicated.
(3)	Includes minimum guaranteed payments under service concession arrangements with New Jersey Turnpike Authority and New York Thruway Authority.
(4)

Expected contributions to fund our pension and postretirement benefit plans were included in “Other” above. Environmental liabilities, AROs, unrecognized tax benefits, contingency accruals and deferred revenue, which were included in “Other non-current liabilities” in our consolidated balance sheets, were excluded from the table above as the amounts do not represent contractual obligations or, in some cases, the amount and/or timing of the cash payments is uncertain.

(5)	Excludes non-current deferred tax liabilities of $3.43 billion due to uncertainty of the timing of future cash flows for such liabilities.

Cash Distributions

Cash Distributions Paid by the Parent Company

Under the Parent Company Partnership Agreement, the Parent Company will distribute all of its Available Cash, as defined, within 50 days following the end of each fiscal quarter. Available cash generally means, with respect to any quarter, all cash on hand at the end of such quarter less the amount of cash reserves that are necessary or appropriate in the reasonable discretion of the General Partner that is necessary or appropriate to provide for future cash requirements.

Distributions declared and paid are as follows:

Quarter Ended	Record Date	Payment Date	Rate
December 31, 2017	February 8, 2018	February 20, 2018	$0.3050
March 31, 2018	May 7, 2018	May 21, 2018	0.3050
June 30, 2018	August 6, 2018	August 20, 2018	0.3050
September 30, 2018	November 8, 2018	November 19, 2018	0.3050
December 31, 2018	February 8, 2019	February 19, 2019	0.3050
March 31, 2019	May 7, 2019	May 20, 2019	0.3050
June 30, 2019	August 6, 2019	August 19, 2019	0.3050
September 30, 2019	November 5, 2019	November 19, 2019	0.3050
December 31, 2019	February 7, 2020	February 19, 2020	0.3050
March 31, 2020	May 7, 2020	May 19, 2020	0.3050
June 30, 2020	August 7, 2020	August 19, 2020	0.3050
September 30, 2020	November 6, 2020	November 19, 2020	0.1525
December 31, 2020	February 8, 2021	February 19, 2021	0.1525

Certain common unitholders elected to participate in a plan pursuant to which those unitholders elected to forego their cash distributions on all or a portion of their common units for a period of up to nine quarters commencing with the distribution for the quarter ended March 31, 2016 and, in lieu of receiving cash distributions on these common units for each such quarter, each said unitholder received ET Series A Convertible Preferred Units (on a one-for-one basis for each common unit as to which the participating unitholder elected be subject to this plan) that entitled them to receive a cash distribution of up to $0.11 per unit. In May 2018, the ET Series A Convertible Preferred Units converted into ET Common Units. See Note 8 to the Partnership’s consolidated financial statements included in “Item 8. Financial Statements and Supplementary Data.”

Our distributions declared and paid with respect to ET Series A Convertible Preferred Unit were as follows:

Quarter Ended	Record Date	Payment Date	Rate
December 31, 2016	February 7, 2017	February 21, 2017	$0.1100
March 31, 2017	May 10, 2017	May 19, 2017	0.1100
June 30, 2017	August 7, 2017	August 21, 2017	0.1100
September 30, 2017	November 7, 2017	November 20, 2017	0.1100
December 31, 2017	February 8, 2018	February 20, 2018	0.1100
March 31, 2018	May 7, 2018	May 21, 2018	0.1100

The total amounts of distributions declared and paid during the periods presented (all from Available Cash from the Parent Company’s operating surplus and are shown in the period to which they relate) are as follows:

	Years Ended December 31,
	2020	2019	2018
Limited Partners	$2,468	$3,221	$2,215
General Partner interest	3	4	3

Total Parent Company distributions	$2,471	$3,225	$2,218

Cash Distributions Paid by Subsidiaries

Certain of our subsidiaries are required by their respective partnership agreements to distribute all cash on hand at the end of each quarter, less appropriate reserves determined by the board of directors of their respective general partners.

ETO Preferred Unit Distributions

Distributions on the ETO’s Series A, Series B, Series C, Series D, Series E, Series F and Series G preferred units declared and/or paid by ETO were as follows:

Period Ended	Record Date	Payment Date	Series A(1)	Series B(1)	Series C		Series D		Series E		Series F(1)		Series G(1)
June 30, 2018	August 1, 2018	August 15, 2018	$31.2500	$33.1250	$0.5634	*	$—		$—		$—		$—
September 30, 2018	November 1, 2018	November 15, 2018	—	—	0.4609		0.5931	*	—		—		—
December 31, 2018	February 1, 2019	February 15, 2019	31.2500	33.1250	0.4609		0.4766		—		—		—
March 31, 2019	May 1, 2019	May 15, 2019	—	—	0.4609		0.4766		—		—		—
June 30, 2019	August 1, 2019	August 15, 2019	31.2500	33.1250	0.4609		0.4766		0.5806	*	—		—
September 30, 2019	November 1, 2019	November 15, 2019	—	—	0.4609		0.4766		0.4750		—		—
December 31, 2019	February 3, 2020	February 18, 2020	31.2500	33.1250	0.4609		0.4766		0.4750		—		—
March 31, 2020	May 1, 2020	May 15, 2020	—	—	0.4609		0.4766		0.4750		21.19	*	22.36	*
June 30, 2020	August 3, 2020	August 17, 2020	31.2500	33.1250	0.4609		0.4766		0.4750		—		—
September 30, 2020	November 2, 2020	November 15, 2020	—	—	0.4609		0.4766		0.4750		33.75		35.625
December 31, 2020	February 1, 2021	February 16, 2021	31.2500	33.1250	0.4609		0.4766		0.4750		—		—

*	Represent prorated initial distributions.
(1)	ETO Series A Preferred Unit, ETO Series B Preferred Unit, ETO Series F Preferred Unit and ETO Series G Preferred Unit distributions are paid on a semi-annual basis.

Sunoco LP Cash Distributions

The following table illustrates the percentage allocations of available cash from operating surplus between Sunoco LP’s common unitholders and the holder of its IDRs based on the specified target distribution levels, after the payment of distributions to Class C unitholders. The amounts set forth under “marginal percentage interest in distributions” are the percentage interests of the IDR holder and the common unitholders in any available cash from operating surplus which Sunoco LP distributes up to and including the corresponding amount in the column “total quarterly distribution per unit target amount.” The percentage interests shown for common unitholders and IDR holder for the minimum quarterly distribution are also applicable to quarterly distribution amounts that are less than the minimum quarterly distribution.

		Marginal Percentage Interest in Distributions
	Total Quarterly Distribution Target Amount	Common Unitholders	Holder of IDRs
Minimum Quarterly Distribution	$0.4375	100%	—%
First Target Distribution	$0.4375 to $0.503125	100%	—%
Second Target Distribution	$0.503125 to $0.546875	85%	15%
Third Target Distribution	$0.546875 to $0.656250	75%	25%
Thereafter	Above $0.656250	50%	50%

Distributions on Sunoco LP’s units declared and/or paid by Sunoco LP were as follows:

Quarter Ended	Record Date	Payment Date	Rate
December 31, 2017	February 6, 2018	February 14, 2018	$0.8255
March 31, 2018	May 7, 2018	May 15, 2018	0.8255
June 30, 2018	August 7, 2018	August 15, 2018	0.8255
September 30, 2018	November 6, 2018	November 14, 2018	0.8255
December 31, 2018	February 6, 2019	February 14, 2019	0.8255
March 31, 2019	May 7, 2019	May 15, 2019	0.8255
June 30, 2019	August 6, 2019	August 14, 2019	0.8255
September 30, 2019	November 5, 2019	November 19, 2019	0.8255
December 31, 2019	February 7, 2020	February 19, 2020	0.8255
March 31, 2020	May 7, 2020	May 19, 2020	0.8255
June 30, 2020	August 7, 2020	August 19, 2020	0.8255
September 30, 2020	November 6, 2020	November 19, 2020	0.8255
December 31, 2020	February 8, 2021	February 19, 2021	0.8255

The total amount of distributions to the Partnership from Sunoco LP for the periods presented below is as follows:

	Years Ended December 31,
	2020	2019	2018
Distributions from Sunoco LP
Limited Partner interests	$94	$94	$94
General Partner interest and IDRs	70	70	70
Series A Preferred	—	—	2

Total distributions from Sunoco LP	$164	$164	$166

USAC Cash Distributions

Subsequent to the Energy Transfer Merger and USAC Transactions described in Note 1 and Note 3, respectively, ETO owned approximately 39.7 million USAC common units and 6.4 million USAC Class B units. Subsequent to the conversion of the USAC Class B Units to USAC common units on July 30, 2019, ETO owns approximately 46.1 million USAC common units. As of December 31, 2020, USAC had approximately 97.0 million common units outstanding. USAC currently has a non-economic general partner interest and no outstanding IDRs.

Distributions on USAC’s units declared and/or paid by USAC subsequent to the USAC transaction on April 2, 2018 were as follows:

Quarter Ended	Record Date	Payment Date	Rate
March 31, 2018	May 1, 2018	May 11, 2018	$0.5250
June 30, 2018	July 30, 2018	August 10, 2018	0.5250
September 30, 2018	October 29, 2018	November 9, 2018	0.5250
December 31, 2018	January 28, 2019	February 8, 2019	0.5250
March 31, 2019	April 29, 2019	May 10, 2019	0.5250
June 30, 2019	July 29, 2019	August 9, 2019	0.5250
September 30, 2019	October 28, 2019	November 8, 2019	0.5250
December 31, 2019	January 27, 2020	February 7, 2020	0.5250
March 31, 2020	April 27, 2020	May 8, 2020	0.5250
June 30, 2020	July 31, 2020	August 10, 2020	0.5250
September 30, 2020	October 26, 2020	November 6, 2020	0.5250
December 31, 2020	January 25, 2021	February 5, 2021	0.5250

The total amount of distributions to the Partnership from USAC for the periods presented below is as follows:

	Years Ended December 31,
	2020	2019	2018
Distributions from USAC
Limited Partner interests	$97	$90	$73

Total distributions from USAC	$97	$90	$73

Critical Accounting Estimates

The selection and application of accounting policies is an important process that has developed as our business activities have evolved and as the accounting rules have developed. Accounting rules generally do not involve a selection among alternatives, but involve an implementation and interpretation of existing rules, and the use of judgment applied to the specific set of circumstances existing in our business. We make every effort to properly comply with all applicable rules, and we believe the proper implementation and consistent application of the accounting rules are critical. Our critical accounting policies are discussed below. For further details on our accounting policies see Note 2 to our consolidated financial statements.

Use of Estimates. The preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and the accrual for and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. The natural gas industry conducts its business by processing actual transactions at the end of the month following the month of delivery. Consequently, the most current month’s financial results for the midstream, NGL and intrastate transportation and storage segments are estimated using volume estimates and market prices. Any differences between estimated results and actual results are recognized in the following month’s financial statements. Management believes that the operating results estimated for the year ended December 31, 2020 represent the actual results in all material respects.

Some of the other significant estimates made by management include, but are not limited to, the timing of certain forecasted transactions that are hedged, the fair value of derivative instruments, useful lives for depreciation, depletion and amortization, purchase accounting allocations and subsequent realizability of intangible assets, fair value measurements used in the goodwill impairment test, market value of inventory, assets and liabilities resulting from the regulated ratemaking process, contingency reserves and environmental reserves. Actual results could differ from those estimates.

Impairment of Long-Lived Assets, Goodwill, Intangible Assets and Investments in Unconsolidated Affiliates. Long-lived assets are required to be tested for recoverability whenever events or changes in circumstances indicate that the carrying amount of the asset may not be recoverable. Goodwill and intangibles with indefinite lives must be tested for impairment annually or more frequently if events or changes in circumstances indicate that the related asset might be impaired. An impairment of an investment in an unconsolidated affiliate is recognized when circumstances indicate that a decline in the investment value is other than temporary. An impairment loss should be recognized only if the carrying amount of the asset/goodwill is not recoverable and exceeds its fair value.

In order to test for recoverability when performing a quantitative impairment test, we must make estimates of projected cash flows related to the asset, which include, but are not limited to, assumptions about the use or disposition of the asset, estimated remaining life of the asset, and future expenditures necessary to maintain the asset’s existing service potential. In order to determine fair value, we make certain estimates and assumptions, including, among other things, changes in general economic conditions in regions in which our markets are located, the availability and prices of natural gas, our ability to negotiate favorable sales agreements, the risks that natural gas exploration and production activities will not occur or be successful, our dependence on certain significant customers and producers of natural gas, and competition from other companies, including major energy producers. While we believe we have made reasonable assumptions to calculate the fair value, if future results are not consistent with our estimates, we could be exposed to future impairment losses that could be material to our results of operations.

The Partnership determines the fair value of its reporting units using a discounted cash flow method, the guideline company method, or a weighted combination of these methods. Determining the fair value of a reporting unit requires judgment and the use of significant estimates and assumptions. Such estimates and assumptions include revenue growth rates, operating margins, weighted average costs of capital and future market conditions, among others. The Partnership believes the estimates and assumptions used in our impairment assessments are reasonable and based on available market information, but variations in any of the assumptions could result in materially different calculations of fair value and determinations of whether or not an impairment is indicated. Under the discounted cash flow method, the Partnership determines fair value based on estimated future cash flows of each reporting unit including estimates for capital expenditures, discounted to present value using the risk-adjusted industry rate, which reflect the overall level of inherent risk of the reporting unit. Cash flow projections are derived from one year budgeted amounts and five year operating forecasts plus an estimate of later period cash flows, all of which are evaluated by management. Subsequent period cash flows are developed for each reporting unit using growth rates that management believes are reasonably likely to occur. Under the guideline company method, the Partnership determines the estimated fair value of each of our reporting units by applying valuation multiples of comparable publicly-traded companies to each reporting unit’s projected EBITDA and then averaging that estimate with similar historical calculations using a three year average. In addition, the Partnership estimates a reasonable control premium, when appropriate, representing the incremental value that accrues to the majority owner from the opportunity to dictate the strategic and operational actions of the business.

One key assumption for the measurement of an impairment is management’s estimate of future cash flows and EBITDA. These estimates are based on the annual budget for the upcoming year and forecasted amounts for multiple subsequent years. The annual budget process is typically completed near the annual goodwill impairment testing date, and management uses the most recent information for the annual impairment tests. The forecast is also subjected to a comprehensive update annually in conjunction with the annual budget process and is revised periodically to reflect new information and/or revised expectations. The estimates of future cash flows and EBITDA are subjective in nature and are subject to impacts from the business risks described in “Item 1A. Risk Factors.” Therefore, the actual results could differ significantly from the amounts used for goodwill impairment testing, and significant changes in fair value estimates could occur in a given period. Such changes in fair value estimates could result in additional impairments in future periods; therefore, the actual results could differ significantly from the amounts used for goodwill impairment testing, and significant changes in fair value estimates could occur in a given period, resulting in additional impairments.

In addition, we may change our method of impairment testing, including changing the weight assigned to different valuation models. Such changes could be driven by various factors, including the level of precision or availability of data for our assumptions. Any changes in the method of testing could also result in an impairment or impact the magnitude of an impairment.

During the years ended December 31, 2020, 2019 and 2018, the Partnership recorded impairments totaling $3.01 billion, $74 million and $431 million, respectively, including $129 million in impairments in unconsolidated affiliates in 2020, and $66 million, $53 million and $52 million of long-lived asset impairments in 2020, 2019 and 2018, respectively. Additional information on the impairments recorded during these periods is available in “Item 8. Financial Statements and Supplementary Data.”

The goodwill impairments recorded by the Partnership during the years ended December 31, 2020, 2019 and 2018 represented all of the goodwill within the respective reporting units.

Management does not believe that any of the Partnership’s goodwill balances, long-lived assets or investments in unconsolidated affiliates is currently at significant risk of a material impairment; however, of the $2.39 billion of goodwill on the Partnership’s consolidated balance sheet as of December 31, 2020, approximately $368 million is recorded in reporting units for which the estimated fair value exceeded the carrying value by less than 20% in the most recent quantitative test.

Estimated Useful Lives of Long-Lived Assets. Depreciation and amortization of long-lived assets is provided using the straight-line method based on their estimated useful lives. Changes in the estimated useful lives of the assets could have a material effect on our results of operation. The Partnership’s results of operations have not been significantly impacted by changes in the estimated useful lives of our long-lived assets during the periods presented, and we do not anticipate any such significant changes in the future. However, changes in facts and circumstances could cause us to change the estimated useful lives of the assets, which could significantly impact the Partnership’s results of operations. Additional information on our accounting policies and the estimated useful lives associated with our long-lived assets is available in “Item 8. Financial Statements and Supplementary Data.”

Legal and Regulatory Matters. We are subject to litigation and regulatory proceedings as a result of our business operations and transactions. We utilize both internal and external counsel in evaluating our potential exposure to adverse outcomes from claims, orders, judgments or settlements. To the extent that actual outcomes differ from our estimates, or additional facts and circumstances cause us to revise our estimates, our earnings will be affected. We expense legal costs as incurred, and all recorded legal liabilities are revised, as required, as better information becomes available to us. The factors we consider when recording an accrual for contingencies include, among others: (i) the opinions and views of our legal counsel; (ii) our previous experience; and (iii) the decision of our management as to how we intend to respond to the complaints. As of December 31, 2020 and 2019, accruals of $77 million and $120 million, respectively, were reflected in our consolidated balance sheets related to these contingent obligations.

For more information on our litigation and contingencies, see Note 11 to our consolidated financial statements included in “Item 8. Financial Statements and Supplementary Data” in this report.

Environmental Remediation Activities. The Partnership’s accrual for environmental remediation activities reflects anticipated work at identified sites where an assessment has indicated that cleanup costs are probable and reasonably estimable. The accrual for known claims is undiscounted and is based on currently available information, estimated timing of remedial actions and related inflation assumptions, existing technology and presently enacted laws and regulations. It is often extremely difficult to develop reasonable estimates of future site remediation costs due to changing regulations, changing technologies and their associated costs, and changes in the economic environment. Engineering studies, historical experience and other factors are used to identify and evaluate remediation alternatives and their related costs in determining the estimated accruals for environmental remediation activities.

Losses attributable to unasserted claims are generally reflected in the accruals on an undiscounted basis, to the extent they are probable of occurrence and reasonably estimable. We have established a wholly-owned captive insurance company to bear certain risks associated with environmental obligations related to certain sites that are no longer operating. The premiums paid to the captive insurance company include estimates for environmental claims that have been incurred but not reported, based on an actuarially determined fully developed claims expense estimate. In such cases, we accrue losses attributable to unasserted claims based on the discounted estimates that are used to develop the premiums paid to the captive insurance company.

In general, each remediation site/issue is evaluated individually based upon information available for the site/issue and no pooling or statistical analysis is used to evaluate an aggregate risk for a group of similar items (e.g., service station sites) in determining the amount of probable loss accrual to be recorded. The Partnership’s estimates of environmental remediation costs also frequently involve evaluation of a range of estimates. In many cases, it is difficult to determine that one point in the range of loss estimates is more likely than any other. In these situations, existing accounting guidance requires that the minimum of the range be accrued. Accordingly, the low end of the range often represents the amount of loss which has been recorded. The Partnership’s consolidated balance sheet reflected $306 million and $320 million in environmental accruals as of December 31, 2020 and 2019, respectively.

Total future costs for environmental remediation activities will depend upon, among other things, the identification of any additional sites, the determination of the extent of the contamination at each site, the timing and nature of required remedial actions, the nature of operations at each site, the technology available and needed to meet the various existing legal requirements, the nature and terms of cost-sharing arrangements with other potentially responsible parties, the availability of insurance coverage, the nature and extent of future environmental laws and regulations, inflation rates, terms of consent agreements or remediation permits with regulatory agencies and the determination of the Partnership’s liability at the sites, if any, in light of the number, participation level and financial viability of the other parties. The recognition of additional losses, if and when they were to occur, would likely extend over many years. Management believes that the Partnership’s exposure to adverse developments with respect to any individual site is not expected to be material. However, if changes in environmental laws or regulations occur or the assumptions used to estimate losses at multiple sites are adjusted, such changes could impact multiple facilities, formerly owned facilities and third-party sites at the same time. As a result, from time to time, significant charges against income for environmental remediation may occur; however, management does not believe that any such charges would have a material adverse impact on the Partnership’s consolidated financial position.

Deferred Income Taxes. ET recognizes benefits in earnings and related deferred tax assets for net operating loss carryforwards (“NOLs”) and tax credit carryforwards. If necessary, a charge to earnings and a related valuation allowance are recorded to reduce deferred tax assets to an amount that is more likely than not to be realized by the Partnership in the future. Deferred income tax assets attributable to state and federal NOLs and federal excess business interest expense carryforwards totaling $1.047 billion have been included in ET’s consolidated balance sheet as of December 31, 2020. The state NOL carryforward benefits of $220 million ($174 million net of federal benefit) begin to expire in 2021 with a substantial portion expiring between 2033 and 2039. ET’s corporate subsidiaries have federal NOLs of $3.73 billion ($784 million in benefits) of which $1.3 billion will expire between 2031 and 2037. A total of $787 million of the federal net operating loss carryforward is limited under IRC §382. Although we expect to fully utilize the IRC §382 limited federal net operating loss, the amount utilized in a particular year may be limited. Any federal NOL generated in 2018 and future years can be carried forward indefinitely. We have determined that a valuation allowance totaling $113 million ($89 million net of federal income tax effects) is required for state NOLs as of December 31, 2020 primarily due to significant restrictions on their use in the Commonwealth of Pennsylvania. A separate valuation allowance of $45 million is attributable to foreign tax credits. In making the assessment of the future realization of the deferred tax assets, we rely on future reversals of existing taxable temporary differences, tax planning strategies and forecasted taxable income based on historical and projected future operating results. The potential need for valuation allowances is regularly reviewed by management. If it is more likely than not that the recorded asset will not be realized, additional valuation allowances which increase income tax expense may be recognized in the period such determination is made. Likewise, if it is more likely than not that additional deferred tax assets will be realized, an adjustment to the deferred tax asset will increase income in the period such determination is made.

Forward-Looking Statements

This annual report contains various forward-looking statements and information that are based on our beliefs and those of our General Partner, as well as assumptions made by and information currently available to us. These forward-looking statements are identified as any statement that does not relate strictly to historical or current facts. When used in this annual report, words such as “anticipate,” “project,” “expect,” “plan,” “goal,” “forecast,” “estimate,” “intend,” “could,” “believe,” “may,” “will” and similar expressions and statements regarding our plans and objectives for future operations, are intended to identify forward-looking statements. Although we and our General Partner believe that the expectations on which such forward-looking statements are based are reasonable, neither we nor our General Partner can give assurances that such expectations will prove to be correct. Forward-looking statements are subject to a variety of risks, uncertainties and assumptions. If one or more of these risks or uncertainties materialize, or if underlying assumptions prove incorrect, our actual results may vary materially from those anticipated, estimated, projected or expected. Among the key risk factors that may have a direct bearing on our results of operations and financial condition are:

•	the ability of our subsidiaries to make cash distributions to us, which is dependent on their results of operations, cash flows and financial condition;

•	the actual amount of cash distributions by our subsidiaries to us;

•	the volumes transported on our subsidiaries’ pipelines and gathering systems;

•	the level of throughput in our subsidiaries’ processing and treating facilities;

•	the fees our subsidiaries charge and the margins they realize for their gathering, treating, processing, storage and transportation services;

•	the prices and market demand for, and the relationship between, natural gas and NGLs;

•	energy prices generally;

•	impacts of world health events, including the COVID-19 pandemic;

•	the prices of natural gas and NGLs compared to the price of alternative and competing fuels;

•	the general level of petroleum product demand and the availability and price of NGL supplies;

•	the level of domestic oil, natural gas and NGL production;

•	the availability of imported oil, natural gas and NGLs;

•	actions taken by foreign oil and gas producing nations;

•	the political and economic stability of petroleum producing nations;

•	the effect of weather conditions on demand for oil, natural gas and NGLs;

•	availability of local, intrastate and interstate transportation systems;

•	the continued ability to find and contract for new sources of natural gas supply;

•	availability and marketing of competitive fuels;

•	the impact of energy conservation efforts;

•	energy efficiencies and technological trends;

•	governmental regulation and taxation;

•	changes to, and the application of, regulation of tariff rates and operational requirements related to our subsidiaries’ interstate and intrastate pipelines;

•	hazards or operating risks incidental to the gathering, treating, processing and transporting of natural gas and NGLs;

•	competition from other midstream companies and interstate pipeline companies;

•	loss of key personnel;

•	loss of key natural gas producers or the providers of fractionation services;

•	reductions in the capacity or allocations of third-party pipelines that connect with our subsidiaries pipelines and facilities;

•	the effectiveness of risk-management policies and procedures and the ability of our subsidiaries liquids marketing counterparties to satisfy their financial commitments;

•	the nonpayment or nonperformance by our subsidiaries’ customers;

•

regulatory, environmental, political and legal uncertainties that may affect the timing and cost of our subsidiaries’ internal growth projects, such as our subsidiaries’ construction of additional pipeline systems;

•

risks associated with the construction of new pipelines and treating and processing facilities or additions to our subsidiaries’ existing pipelines and facilities, including difficulties in obtaining permits and rights-of-way or other regulatory approvals and the performance by third-party contractors;

•	the availability and cost of capital and our subsidiaries’ ability to access certain capital sources;

•	a deterioration of the credit and capital markets;

•

risks associated with the assets and operations of entities in which our subsidiaries own a noncontrolling interests, including risks related to management actions at such entities that our subsidiaries may not be able to control or exert influence;

•	the ability to successfully identify and consummate strategic acquisitions at purchase prices that are accretive to our financial results and to successfully integrate acquired businesses;

•

changes in laws and regulations to which we are subject, including tax, environmental, transportation and employment regulations or new interpretations by regulatory agencies concerning such laws and regulations; and

•	the costs and effects of legal and administrative proceedings.

You should not put undue reliance on any forward-looking statements. When considering forward-looking statements, please review the risks described under “Item 1A. Risk Factors” in this annual report. Any forward-looking statement made by us in this Annual Report on Form 10-K is based only on information currently available to us and speaks only as of the date on which it is made. We undertake no obligation to publicly update any forward-looking statement, whether written or oral, that may be made from time to time, whether as a result of new information, future developments or otherwise.

Inflation

Interest rates on existing and future credit facilities and future debt offerings could be significantly higher than current levels, causing our financing costs to increase accordingly. Although increased financing costs could limit our ability to raise funds in the capital markets, we expect to remain competitive with respect to acquisitions and capital projects since our competitors would face similar circumstances.

Inflation in the United States has been relatively low in recent years and has not had a material effect on our results of operations. It may in the future, however, increase the cost to acquire or replace property, plant and equipment and may increase the costs of labor and supplies. Our operating revenues and costs are influenced to a greater extent by commodity price changes. To the extent permitted by competition, regulation and our existing agreements, we have and will continue to pass along a portion of increased costs to our customers in the form of higher fees.

ITEM 7A. QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK

(Tabular dollar amounts are in millions)

Market risk includes the risk of loss arising from adverse changes in market rates and prices. We face market risk from commodity variations, risk and interest rate variations, and to a lesser extent, credit risks. From time to time, we may utilize derivative financial instruments as described below to manage our exposure to such risks.

Commodity Price Risk

We are exposed to market risks related to the volatility of commodity prices. To manage the impact of volatility from these prices, we utilize various exchange-traded and OTC commodity financial instrument contracts. These contracts consist primarily of futures, swaps and options and are recorded at fair value in our consolidated balance sheets.

We use futures and basis swaps, designated as fair value hedges, to hedge our natural gas inventory stored in our Bammel storage facility. At hedge inception, we lock in a margin by purchasing gas in the spot market or off peak season and entering into a financial contract. Changes in the spreads between the forward natural gas prices and the physical inventory spot price result in unrealized gains or losses until the underlying physical gas is withdrawn and the related designated derivatives are settled. Once the gas is withdrawn and the designated derivatives are settled, the previously unrealized gains or losses associated with these positions are realized.

We use futures, swaps and options to hedge the sales price of natural gas we retain for fees in our intrastate transportation and storage segment and operational gas sales on our interstate transportation and storage segment. These contracts are not designated as hedges for accounting purposes.

We use NGL and crude derivative swap contracts to hedge forecasted sales of NGL and condensate equity volumes we retain for fees in our midstream segment whereby our subsidiaries generally gather and process natural gas on behalf of producers, sell the resulting residue gas and NGL volumes at market prices and remit to producers an agreed upon percentage of the proceeds based on an index price for the residue gas and NGL. These contracts are not designated as hedges for accounting purposes.

We utilize swaps, futures and other derivative instruments to mitigate the risk associated with market movements in the price of refined products and NGLs to manage our storage facilities and the purchase and sale of purity NGL. These contracts are not designated as hedges for accounting purposes.

We use futures and swaps to achieve ratable pricing of crude oil purchases, to convert certain expected refined product sales to fixed or floating prices, to lock in margins for certain refined products and to lock in the price of a portion of natural gas purchases or sales. These contracts are not designated as hedges for accounting purposes.

We use financial commodity derivatives to take advantage of market opportunities in our trading activities which complement our transportation and storage segment’s operations and are netted in cost of products sold in our consolidated statements of operations. We also have trading and marketing activities related to power and natural gas in our all other segment which are also netted in cost of products sold. As a result of our trading activities and the use of derivative financial instruments in our transportation and storage segment, the degree of earnings volatility that can occur may be significant, favorably or unfavorably, from period to period. We attempt to manage this volatility through the use of daily position and profit and loss reports provided to our risk oversight committee, which includes members of senior management, and the limits and authorizations set forth in our commodity risk management policy.

The tables below summarize commodity-related financial derivative instruments, fair values and the effect of an assumed hypothetical 10% change in the underlying price of the commodity as of December 31, 2020 and 2019 for ETO and Sunoco LP, including derivatives related to their respective subsidiaries. Dollar amounts are presented in millions.

	December 31, 2020			December 31, 2019
	Notional Volume	Fair Value Asset (Liability)	Effect of Hypothetical 10% Change	Notional Volume	Fair Value Asset (Liability)	Effect of Hypothetical 10% Change
Mark-to-Market Derivatives
(Trading)
Natural Gas (BBtu):
Fixed Swaps/Futures	1,603	$—	$—	1,483	$—	$—
Basis Swaps IFERC/NYMEX(1)	(44,225)	2	5	(35,208)	2	5
Power (Megawatt):
Forwards	1,392,400	4	—	3,213,450	6	8
Futures	18,706	(1)	—	(353,527)	1	2
Options—Puts	519,071	—	—	51,615	1	—
Options—Calls	2,343,293	1	—	(2,704,330)	1	—
(Non-Trading)
Natural Gas (BBtu):
Basis Swaps IFERC/NYMEX	(29,173)	—	1	(18,923)	(35)	15
Swing Swaps IFERC	11,208	(2)	—	(9,265)	—	4
Fixed Swaps/Futures	(53,575)	6	31	(3,085)	(1)	1
Forward Physical Contracts	(11,861)	4	5	(13,364)	3	3
NGL (MBbls)—Forwards/Swaps	(5,840)	(100)	39	(1,300)	(18)	18
Crude (MBbls)—Forwards/Swaps	—	—	—	4,465	13	2
Refined Products (MBbls)—Futures	(2,765)	(8)	3	(2,473)	(2)	16
Corn (thousand bushels)	—	—	—	(1,210)	—	—

Fair Value Hedging Derivatives
(Non-Trading)
Natural Gas (BBtu):
Basis Swaps IFERC/NYMEX	(30,113)	(1)	—	(31,780)	1	7
Fixed Swaps/Futures	(30,113)	(6)	8	(31,780)	23	7

(1)	Includes aggregate amounts for open positions related to Houston Ship Channel, Waha Hub, NGPL TexOk, West Louisiana Zone and Henry Hub locations.

The fair values of the commodity-related financial positions have been determined using independent third-party prices, readily available market information and appropriate valuation techniques. Non-trading positions offset physical exposures to the cash market; none of these offsetting physical exposures are included in the above tables. Price-risk sensitivities were calculated by assuming a theoretical 10% change (increase or decrease) in price regardless of term or historical relationships between the contractual price of the instruments and the underlying commodity price. Results are presented in absolute terms and represent a potential gain or loss in net income or in other comprehensive income. In the event of an actual 10% change in prompt month natural gas prices, the fair value of our total derivative portfolio may not change by 10% due to factors such as when the financial instrument settles and the location to which the financial instrument is tied (i.e., basis swaps) and the relationship between prompt month and forward months.

Interest Rate Risk

As of December 31, 2020, our subsidiaries had $6.72 billion of floating rate debt outstanding. A hypothetical change of 100 basis points would result in a maximum potential change to interest expense of $67 million annually; however, our actual change in interest expense may be less in a given period due to interest rate floors included in our variable rate debt instruments. We manage a portion of our interest rate exposure by utilizing interest rate swaps, including forward-starting interest rate swaps to lock-in the rate on a portion of anticipated debt issuances.

The following table summarizes our interest rate swaps outstanding, none of which were designated as hedges for accounting purposes (dollar amounts presented in millions):

		Notional Amount Outstanding
Term	Type(1)	December 31, 2020	December 31, 2019
July 2020(2)(3)	Forward-starting to pay a fixed rate of 3.52% and receive a floating rate	$—	$400
July 2021(2)	Forward-starting to pay a fixed rate of 3.55% and receive a floating rate	400	400
July 2022(2)	Forward-starting to pay a fixed rate of 3.80% and receive a floating rate	400	400

(1)	Floating rates are based on 3-month LIBOR.
(2)	Represents the effective date. These forward-starting swaps have terms of 30 years with a mandatory termination date the same as the effective date.
(3)	The July 2020 interest rate swaps were terminated in January 2020.

A hypothetical change of 100 basis points in interest rates for these interest rate swaps would result in a net change in the fair value of interest rate derivatives and earnings (recognized in gains (losses) on interest rate derivatives) of $275 million as of December 31, 2020. For the forward-starting interest rate swaps, a hypothetical change of 100 basis points in interest rates would not affect cash flows until the swaps are settled.

Credit Risk

Credit risk refers to the risk that a counterparty may default on its contractual obligations resulting in a loss to the Partnership. Credit policies have been approved and implemented to govern the Partnership’s portfolio of counterparties with the objective of mitigating credit losses. These policies establish guidelines, controls and limits to manage credit risk within approved tolerances by mandating an appropriate evaluation of the financial condition of existing and potential counterparties, monitoring agency credit ratings, and by implementing credit practices that limit exposure according to the risk profiles of the counterparties. Furthermore, the Partnership may, at times, require collateral under certain circumstances to mitigate credit risk as necessary. The Partnership also uses industry standard commercial agreements which allow for the netting of exposures associated with transactions executed under a single commercial agreement. Additionally, we utilize master netting agreements to offset credit exposure across multiple commercial agreements with a single counterparty or affiliated group of counterparties.

The Partnership’s counterparties consist of a diverse portfolio of customers across the energy industry, including petrochemical companies, commercial and industrial end-users, oil and gas producers, municipalities, gas and electric utilities, midstream companies and independent power generators. Our overall exposure may be affected positively or negatively by macroeconomic or regulatory changes that impact our counterparties to one extent or another. Currently, management does not anticipate a material adverse effect in our financial position or results of operations as a consequence of counterparty non-performance.

For financial instruments, failure of a counterparty to perform on a contract could result in our inability to realize amounts that have been recorded on our consolidated balance sheets and recognized in net income or other comprehensive income.

ITEM 8. FINANCIAL STATEMENTS AND SUPPLEMENTARY DATA

The financial statements starting on page F-1 of this report are incorporated by reference.

ITEM 9. CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON ACCOUNTING

AND FINANCIAL DISCLOSURE

None.

ITEM 9A. CONTROLS AND PROCEDURES

Evaluation of Disclosure Controls and Procedures

An evaluation was performed under the supervision and with the participation of our management, including Marshall S. McCrea, III and Thomas E. Long, Co-Chief Executive Officers of our General Partner (Co-Principal Executive Officers), and Bradford D. Whitehurst (Principal Financial Officer), of the effectiveness of the design and operation of our disclosure controls and procedures (as such terms are defined in Rules 13a–15(e) and 15d–15(e) of the Exchange Act) as of the end of the period covered by this report. Based upon that evaluation, management, including Messrs. McCrea, Long and Whitehurst, concluded that our disclosure controls and procedures were adequate and effective as of December 31, 2020.

Management’s Report on Internal Control over Financial Reporting

The management of Energy Transfer LP and subsidiaries is responsible for establishing and maintaining adequate internal control over financial reporting, as such term is defined in Exchange Act Rule 13a-15(f). Under the supervision and with the participation of our management, including the Co-Chief Executive Officers and Chief Financial Officer of our General Partner, we conducted an evaluation of the effectiveness of our internal control over financial reporting based on the framework in Internal Control—Integrated Framework (2013) issued by the Committee of Sponsoring Organizations of the Treadway Commission (“COSO Framework”).

Based on our evaluation under the COSO framework, our management concluded that our internal control over financial reporting was effective as of December 31, 2020.

Grant Thornton LLP, an independent registered public accounting firm, has audited the effectiveness of our internal control over financial reporting as of December 31, 2020, as stated in their report, which is included herein.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Board of Directors of LE GP, LLC and

Unitholders of Energy Transfer LP

Opinion on internal control over financial reporting

We have audited the internal control over financial reporting of Energy Transfer LP (a Delaware limited partnership) and subsidiaries (the “Partnership”) as of December 31, 2020, based on criteria established in the 2013 Internal Control—Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (“COSO”). In our opinion, the Partnership maintained, in all material respects, effective internal control over financial reporting as of December 31, 2020, based on criteria established in the 2013 Internal Control—Integrated Framework issued by COSO.

We also have audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States) (“PCAOB”), the consolidated financial statements of the Partnership as of and for the year ended December 31, 2020, and our report dated February 19, 2021 expressed unqualified opinion on those financial statements.

Basis for opinion

The Partnership’s management is responsible for maintaining effective internal control over financial reporting and for its assessment of the effectiveness of internal control over financial reporting, included in the accompanying Management’s Report on Internal Control over Financial Reporting. Our responsibility is to express an opinion on the Partnership’s internal control over financial reporting based on our audit. We are a public accounting firm registered with the PCAOB and are required to be independent with respect to the Partnership in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audit in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether effective internal control over financial reporting was maintained in all material respects. Our audit included obtaining an understanding of internal control over financial reporting, assessing the risk that a material weakness exists, testing and evaluating the design and operating effectiveness of internal control based on the assessed risk, and performing such other procedures as we considered necessary in the circumstances. We believe that our audit provides a reasonable basis for our opinion.

Definition and limitations of internal control over financial reporting

A company’s internal control over financial reporting is a process designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles. A company’s internal control over financial reporting includes those policies and procedures that (1) pertain to the maintenance of records that, in reasonable detail, accurately and fairly reflect the transactions and dispositions of the assets of the company; (2) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with generally accepted accounting principles, and that receipts and expenditures of the company are being made only in accordance with authorizations of management and directors of the company; and (3) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use, or disposition of the company’s assets that could have a material effect on the financial statements.

Because of its inherent limitations, internal control over financial reporting may not prevent or detect misstatements. Also, projections of any evaluation of effectiveness to future periods are subject to the risk that controls may become inadequate because of changes in conditions, or that the degree of compliance with the policies or procedures may deteriorate.

/s/ GRANT THORNTON LLP

Dallas, Texas

February 19, 2021

Changes in Internal Controls over Financial Reporting

There has been no change in our internal controls over financial reporting (as defined in Rules 13a–15(f) or Rule 15d–15(f)) that occurred in the three months ended December 31, 2020 that has materially affected, or is reasonably likely to materially affect, our internal controls over financial reporting.

ITEM 9B. OTHER INFORMATION

None.

PART III

ITEM 10. DIRECTORS, EXECUTIVE OFFICERS AND CORPORATE GOVERNANCE

Board of Directors

Our general partner, LE GP, LLC, manages and directs all of our activities. The officers and directors of ET are officers and directors of LE GP, LLC. The members of our general partner elect our general partner’s Board of Directors. The board of directors of our general partner has the authority to appoint our executive officers, subject to provisions in the limited liability company agreement of our general partner. Pursuant to other authority, the board of directors of our general partner may appoint additional management personnel to assist in the management of our operations and, in the event of the death, resignation or removal of our chief executive officer, to appoint a replacement.

As of January 1, 2021, our Board of Directors is comprised of 11 persons, five of whom qualify as “independent” under the NYSE’s corporate governance standards. We have determined that Messrs. Anderson, Brannon, Grimm, Perry and Washburne are all “independent” under the NYSE’s corporate governance standards.

As a limited partnership, we are not required by the rules of the NYSE to seek Unitholder approval for the election of any of our directors. We believe that the members of our general partner have appointed as directors individuals with experience, skills and qualifications relevant to the business of the Parent Company, such as experience in energy or related industries or with financial markets, expertise in natural gas operations or finance, and a history of service in senior leadership positions. We do not have a formal process for identifying director nominees, nor do we have a formal policy regarding consideration of diversity in identifying director nominees, but we believe that the members of our general partner have endeavored to assemble a group of individuals with the qualities and attributes required to provide effective oversight of the Parent Company.

Board Leadership Structure. We have no policy requiring either that the positions of the Chairman of the Board and the Chief Executive Officer, or CEO, be separate or that they be occupied by the same individual. The Board of Directors believes that this issue is properly addressed as part of the succession planning process and that a determination on this subject should be made when it elects a new chief executive officer or at such other times as when consideration of the matter is warranted by circumstances. Previously, the Board of Directors believed that the CEO was best situated to serve as Chairman because he was the director most familiar with the Partnership’s business and industry, and most capable of effectively identifying strategic priorities and leading the discussion and execution of strategy. Beginning in 2021, the Board of Directors has established separate roles for the Executive Chairman and Co-Chief Executive Officers. Independent directors and management have different perspectives and roles in strategy development. Our independent directors bring experience, oversight and expertise from outside the Partnership and from a variety of industries, while the Executive Chairman and Co-Chief Executive Officers bring extensive experience and expertise specifically related to the Partnership’s business.

Risk Oversight. Our Board of Directors generally administers its risk oversight function through the board as a whole. Our Co-CEOs, who report to the Board of Directors, have day-to-day risk management responsibilities. Our Co-CEOs attend the meetings of our Board of Directors, where the Board of Directors routinely receives reports on our financial results, the status of our operations, and other aspects of implementation of our business strategy, with ample opportunity for specific inquiries of management. In addition, at each regular meeting of the Board, management provides a report of the Parent Company’s financial and operational performance, which often prompts questions or feedback from the Board of Directors. The Audit Committee provides additional risk oversight through its quarterly meetings, where it receives a report from the Parent Company’s internal auditor, who reports directly to the Audit Committee, and reviews the Parent Company’s contingencies with management and our independent auditors.

Corporate Governance

The Board of Directors has adopted both a Code of Business Conduct and Ethics applicable to our directors, officers and employees, and Corporate Governance Guidelines for directors and the Board. Current copies of our Code of Business Conduct and Ethics, Corporate Governance Guidelines and charters of the Audit and Compensation Committees of our Board of Directors are available on our website at www.energytransfer.com and will be provided in print form to any Unitholder requesting such information.

Please note that the preceding Internet address is for information purposes only and is not intended to be a hyperlink. Accordingly, no information found and/or provided at such Internet addresses or at our website in general is intended or deemed to be incorporated by reference herein.

Annual Certification

In 2020, our Chief Executive Officer provided to the NYSE the annual CEO certification regarding our compliance with the NYSE’s corporate governance listing standards.

Conflicts Committee

Our Partnership Agreement provides that the Board of Directors may, from time to time, appoint members of the Board to serve on the Conflicts Committee with the authority to review specific matters for which the Board of Directors believes there may be a conflict of interest in order to determine if the resolution of such conflict proposed by the general partner is fair and reasonable to the Parent Company and our Unitholders. As a policy matter, the Conflicts Committee generally reviews any proposed related-party transaction that may be material to the Parent Company to determine if the transaction presents a conflict of interest and whether the transaction is fair and reasonable to the Parent Company. Pursuant to the terms of our partnership agreement, any matters approved by the Conflicts Committee will be conclusively deemed to be fair and reasonable to the Parent Company, approved by all partners of the Parent Company and not a breach by the general partner or its Board of Directors of any duties they may owe the Parent Company or the Unitholders. These duties are limited by our Partnership Agreement (see “Risks Related to Conflicts of Interest” in “Item 1A. Risk Factors” in this annual report).

Audit Committee

The Board of Directors has established an Audit Committee in accordance with Section 3(a)(58)(A) of the Exchange Act. The Board of Directors appoints persons who are independent under the NYSE’s standards for audit committee members to serve on its Audit Committee. In addition, the Board determines that at least one member of the Audit Committee has such accounting or related financial management expertise sufficient to qualify such person as the audit committee financial expert in accordance with Item 407(d)(5) of Regulation S-K. The Board determined that based on relevant experience, Audit Committee member Michael K. Grimm qualified as an audit committee financial expert during 2020. A description of the qualifications of Mr. Grimm may be found elsewhere in this Item 10 under “Directors and Executive Officers of the General Partner.”

The Audit Committee meets on a regularly scheduled basis with our independent accountants at least four times each year and is available to meet at their request. The Audit Committee has the authority and responsibility to review our external financial reporting, review our procedures for internal auditing and the adequacy of our internal accounting controls, consider the qualifications and independence of our independent accountants, engage and direct our independent accountants, including the letter of engagement and statement of fees relating to the scope of the annual audit work and special audit work which may be recommended or required by the independent accountants, and to engage the services of any other advisors and accountants as the Audit Committee deems advisable. The Audit Committee reviews and discusses the audited financial statements with management, discusses with our independent auditors matters required to be discussed by auditing standards, and approves the filing of our Form 10-K, which includes our audited financial statements. The Audit Committee periodically recommends to the Board of Directors any changes or modifications to its charter that may be required. The Audit Committee has received written disclosures and the letter from Grant Thornton required by applicable requirements of the Audit Committee concerning independence and has discussed with Grant Thornton that firm’s independence. The Audit Committee recommended to the Board that the audited financial statements of ET be included in ET’s Annual Report on Form 10-K for the year ended December 31, 2020.

The Board of Directors adopts the charter for the Audit Committee. Steven R. Anderson, Richard D. Brannon and Michael K. Grimm serve as elected members of the Audit Committee.

Compensation and Nominating/Corporate Governance Committees

Although we are not required under NYSE rules to appoint a Compensation Committee or a Nominating/Corporate Governance Committee because we are a limited partnership, the Board of Directors of LE GP, LLC has previously established a Compensation Committee to establish standards and make recommendations concerning the compensation of our officers and directors. In addition, the Compensation Committee determines and establishes the standards for any awards to our employees and officers under the equity compensation plans, including the performance standards or other restrictions pertaining to the vesting of any such awards. Messrs. Anderson, Grimm and Washburne serve as members of the Compensation Committee.

Matters relating to the nomination of directors or corporate governance matters were addressed to and determined by the full Board of Directors for the period ET did not have a compensation committee.

The responsibilities of the ET Compensation Committee include, among other duties, the following:

•	annually review and approve goals and objectives relevant to compensation of our CEO and CFO, if applicable;

•

annually evaluate the CEO and CFO’s performance in light of these goals and objectives, and make recommendations to the Board of Directors with respect to the CEO and CFO’s compensation levels, if applicable, based on this evaluation;

•	make determinations with respect to the grant of equity-based awards to executive officers under ET’s equity incentive plans;

•	periodically evaluate the terms and administration of ET’s long-term incentive plans to assure that they are structured and administered in a manner consistent with ET’s goals and objectives;

•	periodically evaluate incentive compensation and equity-related plans and consider amendments if appropriate;

•	periodically evaluate the compensation of the directors;

•	retain and terminate any compensation consultant to be used to assist in the evaluation of director, CEO and CFO or executive officer compensation; and

•	perform other duties as deemed appropriate by the Board of Directors.

Code of Business Conduct and Ethics

The Board of Directors has adopted a Code of Business Conduct and Ethics applicable to our officers, directors and employees. Specific provisions are applicable to the co-principal executive officers, principal financial officer, principal accounting officer and controller, or those persons performing similar functions, of our general partner. Amendments to, or waivers from, the Code of Business Conduct and Ethics will be available on our website and reported as may be required under SEC rules. Any technical, administrative or other non-substantive amendments to the Code of Business Conduct and Ethics may not be posted.

Meetings of Non-management Directors and Communications with Directors

Our non-management directors meet in regularly scheduled sessions. Our non-management directors alternate as the presiding director of such meetings.

We have established a procedure by which Unitholders or interested parties may communicate directly with the Board of Directors, any committee of the Board, any of the independent directors, or any one director serving on the Board of Directors by sending written correspondence addressed to the desired person, committee or group to the attention of Sonia Aubé at Energy Transfer LP 8111 Westchester Drive, Suite 600, Dallas, Texas, 75225. Communications are distributed to the Board of Directors, or to any individual director or directors as appropriate, depending on the facts and circumstances outlined in the communication.

Directors and Executive Officers of Our General Partner

The following table sets forth certain information with respect to the executive officers and members of the Board of Directors of our general partner as of February 19, 2021. Executive officers and directors are elected for indefinite terms.

Name	Age	Position with Our General Partner
Kelcy L. Warren	65	Executive Chairman of the Board of Directors
Thomas E. Long	64	Co-Chief Executive Officer and Director (Co-Principal Executive Officer)
Marshall S. (Mackie) McCrea, III	61	Co-Chief Executive Officer and Director (Co-Principal Executive Officer)
Bradford D. Whitehurst	46	Chief Financial Officer (Principal Financial Officer)
Matthew S. Ramsey	65	Chief Operating Officer and Director
Thomas P. Mason	64	Executive Vice President, General Counsel and President—LNG
A. Troy Sturrock	50	Senior Vice President and Controller (Principal Accounting Officer)
Steven R. Anderson	71	Director
Richard D. Brannon	62	Director
Ray C. Davis	79	Director
Michael K. Grimm	66	Director
John W. McReynolds	70	Director
James R. (Rick) Perry	70	Director
Ray W. Washburne	60	Director

Messrs. Warren, McCrea and Ramsey also serve as directors of the board of ETO’s general partner. Mr. Ramsey serves as chairman of the board of the general partner of Sunoco LP, and Mr. Long serves as a director of the board of the general partners of Sunoco LP and of USAC. Mr. Mason and Mr. Whitehurst serve as directors of the general partner of USAC.

Set forth below is biographical information regarding the foregoing officers and directors of our general partner:

Kelcy L. Warren. Mr. Warren serves as Executive Chairman of our general partner. Mr. Warren served as Chief Executive Officer from August 2007 through December 2020. He was appointed Co-Chairman of the Board of Directors of our general partner, effective upon the closing of our IPO, and in August 2007, he became the sole Chairman of the Board of our general partner and the Chief Executive Officer and Chairman of the Board of the general partner of ETO. Prior to that, Mr. Warren had served as Co-Chief Executive Officer and Co-Chairman of the Board of the general partner of ETO since the combination of the midstream and intrastate transportation storage operations of La Grange Acquisition, L.P. and the retail propane operations of Heritage in January 2004. Mr. Warren also served as the Chief Executive Officer of PennTex Midstream Partners, LP’s general partner from November 2016 to July 2017. Prior to the combination of the operations of ETO and Heritage Propane, Mr. Warren served as President of the general partner of ET Company I, Ltd. the entity that operated ETO’s midstream assets before it acquired Aquila, Inc.’s midstream assets, having served in that capacity since 1996. From 1996 to 2000, he also served as a Director of Crosstex Energy, Inc. From 1993 to 1996, he served as

President, Chief Operating Officer and a Director of Cornerstone Natural Gas, Inc. Mr. Warren has more than 30 years of business experience in the energy industry. Mr. Warren was selected to serve as a director and as Executive Chairman because he previously served as Chief Executive Officer and has more than 30 years in the natural gas industry. Mr. Warren also has relationships with chief executives and other senior management at natural gas transportation companies throughout the United States and brings a unique and valuable perspective to the Board of Directors.

Thomas E. Long. Mr. Long has served as the Co-Chief Executive Officer of our general partner since January 2021. Mr. Long served as Chief Financial Officer ET’s general partner from February 2016 until January 2021, and has been a director of our general partner since April 2019. Mr. Long also served as the Chief Financial Officer and as a director of PennTex Midstream Partners, LP’s general partner from November 2016 to July 2017. Mr. Long also serves as Chief Financial Officer of ETO and was previously Executive Vice President and Chief Financial Officer of Regency GP LLC from November 2010 to April 2015. From May 2008 to November 2010, Mr. Long served as Vice President and Chief Financial Officer of Matrix Service Company. Prior to joining Matrix, he served as Vice President and Chief Financial Officer of DCP Midstream Partners, LP, a publicly traded natural gas and natural gas liquids midstream business company located in Denver, Colorado. In that position, he was responsible for all financial aspects of the company since its formation in December 2005. From 1998 to 2005, Mr. Long served in several executive positions with subsidiaries of Duke Energy Corp., one of the nation’s largest electric power companies. Mr. Long has served as a director of Sunoco LP since May 2016, and as Executive Chairman of the Board of USAC since April 2018. Mr. Long was selected to serve on our Board of Directors because of his understanding of energy-related corporate finance gained through his extensive experience in the energy industry.

Marshall S. (Mackie) McCrea, III. Mr. McCrea has served as the Co-Chief Executive Officer of our general partner since January 2021. Prior to that he was the President and Chief Commercial Officer of our general partner, having served in that role since October 2018 following the merger of Energy Transfer Equity, L.P. and Energy Transfer Partners, L.P. Prior to that time, he had been the Group Chief Operating Officer and Chief Commercial Officer of the Energy Transfer family since November 2015. Mr. McCrea has served on the Board of Directors of our general partner since December 2009. Mr. McCrea was appointed as a director of the general partner of ETO in December 2009. Prior to that, he served as President and Chief Operating Officer of ETO’s general partner from June 2008 to November 2015 and President – Midstream from March 2007 to June 2008. Previously he served as the Senior Vice President – Commercial Development since January 2004. In March 2005, Mr. McCrea was named President of La Grange Acquisition LP, ETO’s primary operating subsidiary, after serving as Senior Vice President-Business Development and Producer Services since 1997. Mr. McCrea also served as the Chairman of the Board of Directors of the general partner of Sunoco Logistics Partners L.P. from October 2012 to April 2017. Mr. McCrea was selected to serve as a director because he brings extensive project development and operational experience to the Board. He has held various positions in the natural gas business over the past 25 years and is able to assist the Board of Directors in creating and executing the Partnership’s strategic plan.

Bradford D. Whitehurst. Mr. Whitehurst was appointed Chief Financial Officer of Energy Transfer in January 2021. From August 2014 through December 2020 he served as Executive Vice President – Head of Tax. Prior to joining Energy Transfer, Mr. Whitehurst was a partner in the Washington, DC office of Bingham McCutchen LLP and an attorney in the Washington, DC offices of both McKee Nelson LLP and Hogan & Hartson. Mr. Whitehurst has specialized in partnership taxation and has advised ET and its subsidiaries in his role as outside counsel since 2006. He has served as a member of the board of directors of USAC since April 2018.

Matthew S. Ramsey. Mr. Ramsey was appointed as a director of ET’s general partner in July 2012 and as a director of ETO’s general partner in November 2015. Mr. Ramsey has been the Chief Operating Officer or our general partner since October 2018 following the merger of Energy Transfer Equity, L.P. and Energy Transfer Partners, L.P., and currently serves as President and Chief Operating Officer of ETO’s general partner since November 2015. Mr. Ramsey also served as President and Chief Operating Officer and Chairman of the board of directors of

PennTex Midstream Partners, LP’s general partner from November 2016 to July 2017. Mr. Ramsey is also a director of Sunoco LP, having served as chairman of Sunoco LP’s board since April 2015, and of USAC, having served on that board since April 2018. Mr. Ramsey previously served as President of RPM Exploration, Ltd., a private oil and gas exploration partnership, and previously served as a director of RSP Permian, Inc. where he served on the audit and compensation committees. Mr. Ramsey formerly served as President of DDD Energy, Inc. until its sale in 2002. From 1996 to 2000, Mr. Ramsey served as President and Chief Executive Officer of OEC Compression Corporation, Inc., a publicly traded oil field service company, providing gas compression services to a variety of energy clients. Previously, Mr. Ramsey served as Vice President of Nuevo Energy Company, an independent energy company. Additionally, he was employed by Torch Energy Advisors, Inc., a company providing management and operations services to energy companies including Nuevo Energy, last serving as Executive Vice President. Mr. Ramsey joined Torch Energy as Vice President of Land and was named Senior Vice President of Land in 1992. Mr. Ramsey holds a B.B.A. in Marketing from the University of Texas at Austin and a J.D. from South Texas College of Law. Mr. Ramsey is a graduate of Harvard Business School Advanced Management Program. Mr. Ramsey is licensed to practice law in the State of Texas. He is qualified to practice in the Western District of Texas and the United States Court of Appeals for the Fifth Circuit. Mr. Ramsey formerly served as a director of Southern Union Company. Mr. Ramsey was selected to serve based on vast experience in the oil and gas space and ET believes that he provides valuable industry insight as a member of our Board of Directors.

Thomas P. Mason. Mr. Mason became Executive Vice President and General Counsel of the general partner of ET in December 2015, and has served as the Executive Vice President, General Counsel and President—LNG since October 2018 following the merger of Energy Transfer Equity, L.P. and Energy Transfer Partners, L.P. In February 2021, Mr. Mason assumed leadership responsibility over the Partnership’s new Alternative Energy Group, which focuses on the development of alternative energy projects aimed at continuing to reduce ET’s environmental footprint throughout its operations. Mr. Mason also served as a director of PennTex Midstream Partners, LP’s general partner from November 2016 to July 2017. Mr. Mason previously served as Senior Vice President, General Counsel and Secretary of ETO’s general partner from April 2012 to December 2015, as Vice President, General Counsel and Secretary from June 2008 and as General Counsel and Secretary from February 2007. Prior to joining ETO, he was a partner in the Houston office of Vinson & Elkins. Mr. Mason has specialized in securities offerings and mergers and acquisitions for more than 25 years. Mr. Mason also served on the Board of Directors of the general partner of Sunoco Logistics from October 2012 to April 2017 and has served on the Board of Directors of USAC since April 2018.

John W. McReynolds. Mr. McReynolds became Special Advisor to ET in October 2018 and served in that role until February 2021. Prior to that time, Mr. McReynolds served as our President from March 2005 until October 2018. He has served as a Director since August 2005. He served as our Chief Financial Officer from August 2005 to June 2013, and previously served as a Director of ETO’s general partner from August 2001 through May 2010. Mr. McReynolds has been in the energy industry for his entire career. Prior to joining Energy Transfer, Mr. McReynolds was in private law practice for over 20 years, specializing exclusively in energy-related finance, securities, corporations and partnerships, mergers and acquisitions, syndications, and a wide variety of energy-related litigation. His practice dealt with all forms of fossil fuels, and the transportation and handling thereof, together with the financing and structuring of all forms of business entities related thereto. Mr. McReynolds was selected to serve in the indicated roles with the Energy Transfer partnerships because of this extensive background and experience, as well as his many contacts and relationships in the industry.

A. Troy Sturrock. Mr. Sturrock is the Senior Vice President and Controller of our general partner having assumed that role in October 2018 following the merger of Energy Transfer Equity, L.P. and Energy Transfer Partners, L.P. He has served as the Senior Vice President and Controller of the general partner of ETO since August 2016 and previously served as Vice President and Controller of our General Partner beginning in June 2015. Mr. Sturrock also served as a Senior Vice President of PennTex Midstream Partners, LP’s general partner, from November 2016 until July 2017, and as its Controller and Principal Accounting Officer from January 2017 until July 2017. Mr. Sturrock previously served as Vice President and Controller of Regency GP LLC from February 2008, and in November 2010 was appointed as the principal accounting officer. From June 2006 to

February 2008, Mr. Sturrock served as the Assistant Controller and Director of financial reporting and tax for Regency GP LLC. Mr. Sturrock is a Certified Public Accountant.

Steven R. Anderson. Mr. Anderson was elected to the Board of Directors of our general partner in June 2018 and serves on the audit committee and compensation committee. Mr. Anderson began his career in the energy business in the early 1970’s with Conoco in the Permian Basin area. He then spent some 25 years with ANR Pipeline and its successor, The Coastal Corporation, as a natural gas supply and midstream executive. He later was Vice President of Commercial Operations with Aquila Midstream and, upon the sale of that business to Energy Transfer in 2002, he became a part of the management team there. For the six years prior to his retirement from Energy Transfer in October 2009, he served as Vice President of Mergers and Acquisitions. Since that time, he has been involved in private investments and has served on the boards of directors of the St. John Health System and Saint Simeon’s Episcopal Home in Tulsa, Oklahoma, as well as various other community and civic organizations. Mr. Anderson also served as a member of the board of directors of Sunoco Logistics Partners L.P. from October 2012 until April 2017. Mr. Anderson was selected to serve on our Board of Directors based on his experience in the midstream energy industry generally, and his knowledge of Energy Transfer’s business specifically. Mr. Anderson also brings recent experience on audit and compensation committees of another publicly traded partnership.

Richard D. Brannon. Mr. Brannon was appointed to the Board of Directors of our general partner in March 2016 and has served as the Chairman of the audit committee since April 2016. Mr. Brannon is the CEO of CH4 Energy II, CH4 Energy Six, and CH4 Energy-Finley Utah, LLC, all independent companies focused on horizontal oil and gas development. Mr. Brannon previously served on the board of directors of WildHorse Resource Development from its IPO in December 2016 until June 2018. Mr. Brannon also formerly served on the Board of Directors and as a member of the audit committee and compensation committee of Sunoco LP, Regency, OEC Compression and Cornerstone Natural Gas Corp. He has over 35 years of experience in the energy business, having started his career in 1981 with Texas Oil & Gas. The members of our general partner selected Mr. Brannon to serve as director based on his knowledge of the energy industry and his experience as a director and audit and compensation committee member for other public companies.

Ray C. Davis. Mr. Davis was appointed to the Board of Directors of the general partner of Energy Transfer LP in July 2018 and served on the Board of Directors of Energy Transfer Partners, L.L.C. from February 2018 until July 2018. From February 2013 until February 2018, Mr. Davis was an independent investor. He has also been a principal owner, and served as co-chairman of the board of directors, of the Texas Rangers major league baseball club since August 2010. Mr. Davis previously served on the Board of Directors of Energy Transfer LP (formerly Energy Transfer Equity, L.P.), effective upon the closing of its IPO in February 2006 until his resignation in February 2013. Mr. Davis also served as ETO’s Co-Chief Executive Officer from the combination of the midstream and transportation operations and the retail propane operations in January 2004 until his retirement from these positions in August 2007, and as the Co-Chairman of the Board of Directors of our general partner from January 2004 until June 2011. Mr. Davis also held various executive positions with Energy Transfer prior to 2004. From 1996 to 2000, he served as a Director of Crosstex Energy, Inc. From 1993 to 1996, he served as Chairman of the Board of Directors and Chief Executive Officer of Cornerstone Natural Gas, Inc. Mr. Davis was selected to serve as director based on his over 40 years of business experience in the energy industry and his expertise in the Partnership’s asset portfolio.

Michael K. Grimm. Mr. Grimm was appointed to the Board of Directors of our general partner in October 2018, and has served on the audit committee and compensation committee since that time. Prior to that time, Mr. Grimm served as a director of ETO’s general partner beginning in December 2005, and served on the audit and compensation committee during that time. Mr. Grimm is one of the original founders of Rising Star Energy, L.L.C., a privately held upstream exploration and production company active in onshore continental United States, and served as its President and Chief Executive Officer from 1995 until 2006 when it was sold. Mr. Grimm is currently President of Rising Star Petroleum, LLC. Mr. Grimm was formerly Chairman of the Board of RSP Permian, Inc. (NYSE: RSPP) from January 2014 until June 2018. From November 2018 until it was sold in 2019, Mr. Grimm served on the Board of Directors of Anadarko Petroleum Corporation. Prior to the formation of Rising Star, Mr. Grimm was Vice President of Worldwide Exploration and Land for Placid Oil Company from 1990 to 1994. Prior to joining Placid Oil Company, Mr. Grimm was employed by Amoco Production Company for thirteen years where he held numerous positions throughout the exploration department in Houston, New Orleans and Chicago. Mr. Grimm has been an active member of the American Association of Professional Landmen, Dallas Wildcat Committee, Dallas Producers Club, and the All-American Wildcatters. He has a B.B.A. from the University of Texas at Austin. Mr. Grimm was selected to serve as a director because of his extensive experience in the energy industry and his service as a senior executive at several energy-related companies, in addition to his contacts in the industry gained through his involvement in energy-related organizations.

James R. (Rick) Perry. Mr. Perry was appointed to the Board of Directors of our general partner in January 2020. He formerly served as U.S. Secretary of Energy from March 2017 until December 2019. Prior to that, he served as the Governor of the State of Texas from 2000 until January 2015. Mr. Perry served as Lieutenant Governor of Texas from 1998 to 2000, and as Agriculture Commissioner from 1991 to 1998. Prior to 1991, he also served in the Texas House of Representatives. Mr. Perry previously served on the Board of Directors of Energy Transfer Operating, L.P. (formerly Energy Transfer Partners, L.P.) from February 2015 until December 2016. Mr. Perry was selected to serve as a director because of his vast experience as an executive in the highest office of state government. In addition, Mr. Perry has been involved in finance and budget planning processes throughout his career in government as a member of the Texas House Appropriations Committee, the Legislative Budget Board and as Governor.

Ray W. Washburne. Mr. Washburne was appointed to the Board of Directors of our general partner in April 2019. He is currently President and Chief Executive Officer of Charter Holdings, Inc., a Dallas-based investment company involved in real estate, restaurants and diversified financial investments. In addition, he currently serves on the President’s Intelligence Advisory Board (PIAB). From August 2017 to February 2019, Mr. Washburne served as the President and Chief Executive Officer of the Overseas Private Investment Corporation (OPIC), the United States government’s development finance institution. From 2000 to 2017, Mr. Washburne served on the board of directors of Veritex Holdings, Inc. (Nasdaq: VBTX), a Texas -based bank holding company that conducts banking activities through its subsidiary, Veritex Community Bank. He has also served as an adjunct professor at the Cox School of Business at Southern Methodist University. Mr. Washburne is also a member of the Republican Governors Association Executive Roundtable, the American Enterprise Institute, the Council on Foreign Relations, and is on the Advisory Board of the United States Southern Command. Mr. Washburne was selected to serve on the Board of Directors because of his expertise in international finance, his relationships in government, and his experience on the board of a publicly traded company.

Compensation of the General Partner

Our general partner does not receive any management fee or other compensation in connection with its management of the Partnership.

Delinquent Section 16(a) Reports

Section 16(a) of the Securities Exchange Act of 1934 requires the directors and executive officers of our general partner, as well as persons who own more than ten percent of the common units representing limited partnership interests in us, to file reports of ownership and changes of ownership on Forms 3, 4 and 5 with the SEC. The SEC regulations also require that copies of these Section 16(a) reports be furnished to us by such reporting persons. Based upon a review of copies of these reports, we believe all applicable Section 16(a) reports were timely filed in 2020.

ITEM 11. EXECUTIVE COMPENSATION

Overview

As a limited partnership, we are managed by our General Partner. Our General Partner is majority owned by Mr. Kelcy Warren.

We own 100% of ETP GP and its general partner, ETP LLC. We refer to ETP GP and ETP LLC together as the “ETP GP Entities.” ETP GP is the general partner of ETO.

Compensation Discussion and Analysis

Named Executive Officers

ET does not have officers or directors. Instead, we are managed by the board of directors of our General Partner, and the executive officers of our General Partner perform all of ET’s management functions. As a result, the executive officers of our General Partner are ET’s executive officers, and their compensation is administered by our General Partner. This Compensation Discussion and Analysis is, therefore, focused on the total compensation of the executive officers of our General Partner as set forth below. The persons we refer to in this discussion as our “named executive officers” are the following:

•	Kelcy L. Warren, Executive Chairman and Chief Executive Officer during 2020 (Executive Chairman effective January 1, 2021);

•	Thomas E. Long, Chief Financial Officer during 2020 (Co-Chief Executive Officer effective January 1, 2021);

•	Marshall S. (Mackie) McCrea, III, President and Chief Commercial Officer during 2020 (Co-Chief Executive Officer effective January 1, 2021);

•	Matthew S. Ramsey, Chief Operating Officer; and

•	Thomas P. Mason, Executive Vice President, General Counsel and President—LNG.

Effective January 1, 2021, Mr. Warren assumed the role of Executive Chairman, and Messrs. Long and McCrea were appointed Co-Chief Executive Officers.

Bradford D. Whitehurst was appointed Chief Financial Officer of our General Partner effective January 8, 2021. Mr. Whitehurst is excluded from the compensation discussion and analysis and compensation tables herein, as he was not a named executive officer during 2020.

Our Philosophy for Compensation of Executives

In general, our General Partner’s philosophy for executive compensation is based on the premise that a significant portion of each executive’s compensation should be incentive-based or “at-risk” compensation and that executives’ total compensation levels should be highly competitive in the marketplace for executive talent and abilities. Our General Partner seeks a total compensation program for its executive officers, including the named executive officers, that provides for a slightly below the median market annual base compensation (i.e. approximately the 30th to 40th percentile of market) but incentive-based compensation composed of a combination of compensation vehicles to reward both short and long-term performance that are both targeted to pay-out at approximately the top-quartile of market. Our General Partner believes the incentive-based balance is achieved by (i) the payment of annual discretionary cash bonuses that consider the achievement of the Partnership’s financial performance objectives for a fiscal year set at the beginning of such fiscal year and the individual contributions of its executive officers, including the named executive officers to the success of the Partnership and the achievement of the annual financial performance objectives and (ii) the annual grant of time-based restricted unit, phantom unit awards or cash restricted unit awards under the Partnership’s equity incentive plan(s) or the equity incentive programs of Sunoco LP, as applicable based on the allocation of executive officers awards, including awards to the named executive officers, which awards are intended to provide a longer term incentive and retention value to its key employees to focus their efforts on increasing the market price of its publicly traded units and to increase the cash distribution the Partnership and/or the other affiliated partnerships pay to their respective unitholders.

The Partnership has historically granted restricted unit and/or phantom unit awards (“RSUs”) that vest, based generally upon continued employment, at a rate of 60% after the third year of service and the remaining 40% after the fifth year of service. In 2020, ET also granted cash restricted units (“CRSUs”) that vest, based generally upon continued employment, at a rate of 1/3 annually over a three-year period. For 2020, the awards to employees were generally split equally between RSUs and CRSUs. The Partnership believes that these equity-based incentive arrangements are important in attracting and retaining executive officers and key employees as well as motivating these individuals to achieve stated business objectives. The equity-based compensation reflects the importance our General Partner places on aligning the interests of its named executive officers with those of Unitholders.

As discussed below, our compensation committee and/or the compensation committee of the general partner of Sunoco LP, as applicable, all in consultation with our General Partner, are responsible for the compensation policies and compensation level of our executive officers, including the named executive officers of our General Partner. In this discussion, we refer to our compensation committee as the “ET Compensation Committee.”

For a more detailed description of the compensation to the Partnership’s named executive officers, please see “– Compensation Tables” below.

Distributions to Our General Partner

Our General Partner is majority-owned by Mr. Warren. We pay quarterly distributions to our General Partner in accordance with our partnership agreement with respect to its ownership of its general partner interest as specified in our partnership agreement. The cash distributions we make to our General Partner bear no relationship to the level or components of compensation of our General Partner’s executive officers. Distributions to our General Partner are described in detail in Note 8 to our consolidated financial statements. Our named executive officers also own directly and indirectly certain of our limited partner interests and, accordingly, receive quarterly distributions. Such per unit distributions equal the per unit distributions made to all our limited partners and bear no relationship to the level of compensation of the named executive officers or the services they perform as employees.

For a more detailed description of the compensation of our named executive officers, please see “Compensation Tables” below.

Compensation Philosophy

Our compensation programs are structured to achieve the following:

•

reward executives with an industry-competitive total compensation package of base salaries and significant incentive opportunities yielding a total compensation package approaching the top-quartile of the market;

•

attract, retain and reward talented executive officers and key management employees by providing total compensation competitive with that of other executive officers and key management employees employed by publicly traded limited partnerships of similar size and in similar lines of business;

•	motivate executive officers and key employees to achieve strong financial and operational performance;

•	emphasize performance-based, or “at-risk,” compensation; and

•	reward individual performance.

Components of Executive Compensation

For the year ended December 31, 2020, the compensation paid to our named executive officers consisted of the following components:

•	annual base salary;

•	non-equity incentive plan compensation consisting solely of discretionary cash bonuses;

•	time-vested restricted/phantom unit awards and cash restricted units under the equity incentive plan(s);

•	payment of distribution equivalent rights (“DERs”) on unvested time-based restricted unit awards under our equity incentive plan;

•	vesting of previously issued time-based restricted unit and/or phantom unit awards issued pursuant to our equity incentive plans or the equity incentive plans(s) of affiliates; and

•	401(k) plan employer contributions.

Methodology

The ET Compensation Committee considers relevant data available to it to assess our competitive position with respect to base salary, annual short-term incentives and long-term incentive compensation for our executive officers, including the named executive officers. The ET Compensation Committee also considers individual performance, levels of responsibility, skills and experience.

Periodically, the ET Compensation Committee engages a third-party independent compensation consultant to provide a full market competitive compensation analysis for compensation levels at peer companies in order to assist in the determination of compensation levels for our executive officers, including the named executive officers. Most recently, Longnecker & Associates (“Longnecker”) evaluated the market competitiveness of total compensation levels of a number of officers of the Partnership to provide market information with respect to compensation of those executives during the year ended December 31, 2019. In particular, the review by Longnecker was designed to (i) evaluate the market competitiveness of total compensation levels for certain members of senior management, including our named executive officers; (ii) assist in the determination of appropriate compensation levels for our senior management, including the named executive officers; and (iii) confirm that our compensation programs were yielding compensation packages consistent with our overall compensation philosophy.

In conducting its review, Longnecker specifically considered the larger size of the combined ET entities from an energy industry perspective. During 2019, Longnecker assisted in the development of the final “peer group” of leading companies in the energy industry that most closely reflect the profile of ET in terms of revenues, assets and market value as well as competition for talent at the senior management level and similarly situated general industry companies with similar revenues, assets and market value. In setting such peer group, the size of ET on a combined basis was considered. As part of the evaluation conducted by Longnecker, a determination was made to focus the analysis specifically on the energy industry peers. This decision was based on a determination that an energy industry peer group provided a more than sufficient amount of comparative data to consider and evaluate total compensation. This focus allowed Longnecker to report on specific industry related data comparing the levels of annual base salary, annual short-term cash bonus and long-term equity incentive awards at industry peer group companies with those of the named executive officers to ensure that compensation of the named executive officers is both consistent with the compensation philosophy and competitive with the compensation for executive officers of these other companies. The identified companies were:

Energy Peer Group:
• Conoco Phillips	• Marathon Petroleum Corporation
• Enterprise Products Partners, L.P.	• Kinder Morgan, Inc.
• Plains All American Pipeline, L.P.	• The Williams Companies, Inc.
• Valero Energy Corporation	• Phillips 66

The compensation analysis provided by Longnecker in 2019 covered all major components of total compensation, including annual base salary, annual short-term cash bonus and long-term incentive awards for the senior executives of these companies. In preparing the review materials, Longnecker utilized generally accepted compensation principles as determined by WorldatWork and gathered data from public disclosures of peer companies, including 10-K and proxy data and published survey data from multiple sources that are relevant to ET’s peer group, industry, financial size and operational breadth. The Longnecker review process also included significant engagement with management to fully understand job scope, responsibilities and roles of each of the executive officers, which discussions allow Longnecker the ability to completely evaluate specific aspects of an executive officer’s position to allow for more accurate comparisons.

Following Longnecker’s 2019 review, the ET Compensation Committee reviewed the information provided, including Longnecker’s specific conclusions and recommended considerations for all compensation going forward. The ET Compensation Committee considered and reviewed the results of the study performed by Longnecker to determine if the results indicated that the compensation programs were yielding a competitive total compensation model prioritizing incentive-based compensation and rewarding achievement of short and long-term performance objectives and considered Longnecker’s conclusions and recommendations. While Longnecker found that the Partnership is achieving its stated objectives with respect to the “at-risk” approach, they also found that certain adjustments could be considered moving forward to allow the Partnership to continue to achieve its targeted percentiles on base compensation and incentive compensation (short and long-term). Longnecker’s suggested adjustments as part of the 2019 were not implemented in 2020 as management and the ET Compensation Committee determined to postpone any changes in light of the impacts of the COVID-19 pandemic on ET and on the global energy market.

In addition to the information received as part of Longnecker’s 2019 review, the ET Compensation Committee also utilizes information obtained from other sources in its determination of compensation levels for our named executive officers, such as annual third party surveys, although third party survey data is not used by the ET Compensation Committee to benchmark the amount of total compensation or any specific element of compensation for the named executive officers.

In addition to the 2019 compensation analysis for executive officers, Longnecker also provided advice and feedback on certain other matters, including the appropriateness, targets and composition of the annual equity award pools and the annual bonus awards under the Energy Transfer Annual Bonus Plan (the “Bonus Plan”) and benchmarking on certain non-named executive officer hires and promotions.

In 2020, Longnecker also provided advice and recommendations on the total compensation packages for Messrs. McCrea and Long in connection with their joint appointment as Co-Chief Executive Officers, including with respect to certain one-time equity and cash awards, as applicable.

Base Salary. Base salary is designed to provide for a competitive fixed level of pay that attracts and retains executive officers and compensates them for their level of responsibility and sustained individual performance (including experience, scope of responsibility and results achieved). The salaries of the named executive officers are reviewed on an annual basis. As discussed above, the base salaries of our named executive officers are targeted to yield an annual base salary slightly below the median level of market (i.e. approximately the 30th to 40th percentile of market) and are determined by the ET Compensation Committee after taking into account the recommendations of Mr. Warren.

During the merit review process, the ET Compensation Committee considers the recommendations of Mr. Warren, any relevant compensation study data (with the data aged as appropriate) and the merit increase pool set for all employees of the Partnership and/or its employing affiliates. During 2020, given the challenging conditions within the industry, including the impacts of the COVID-19 pandemic, the ET Compensation Committee did not approve any increases to base salaries of the named executive officers. Thus, 2020 base salaries for the named executive officers were consistent with the prior year amounts: $1,114,555 for

Mr. McCrea; $600,000 for Mr. Long; $696,598 for Mr. Ramsey; and $631,396 for Mr. Mason. Mr. Warren has voluntarily determined that his salary will be $1.00 per year (plus an amount sufficient to cover his allocated payroll deductions for health and welfare benefits).

In connection with their promotions to Co-Chief Executive Officer effective January 1, 2021, the ET Compensation Committee approved increases in the annual base salaries of Messrs. McCrea and Long to $1,300,000.

Annual Bonus. In addition to base salary, the ET Compensation Committee makes determinations whether to make discretionary annual cash bonus awards to executives, including our named executive officers, following the end of the year under the Bonus Plan.

The Bonus Plan is a discretionary annual cash bonus plan available to all employees, including the named executive officers. The purpose of the Bonus Plan is to reward employees for contributions towards the Partnership’s business goals and to aid in motivating employees. The Bonus Plan is administered by the ET Compensation Committee and the ET Compensation Committee has the authority to establish and interpret the rules and regulations relating to the Bonus Plan, to select participants, to determine and approve the size of any actual award amount, to make all determinations, including factual determinations, under the Bonus Plan, and to take all other actions necessary or appropriate for the proper administration of the Bonus Plan.

For each calendar year (the “Performance Period”), the ET Compensation Committee will evaluate and determine an overall funded cash bonus pool based on achievement of (i) an internal Adjusted EBITDA target (“Adjusted EBITDA Target”), (ii) an internal distributable cash flow target (“DCF Target”) and (iii) performance of each department compared to the applicable departmental budget (“Departmental Budget Target”). The Adjusted EBITDA Target and the DCF Target are defined for purposes of the Bonus Plan using the same definitions as used in the Partnership’s audited financial statements included in its annual and quarterly filings on Forms 10-K and 10-Q for the terms Adjusted EBITDA and Distributable Cash Flow. The performance criteria are weighted 60% on the achievement of the Adjusted EBITDA Target, 20% on the achievement of the DCF Target and 20% on the achievement of the Departmental Budget Target (collectively, “Budget Targets”). The total amount of cash to be allocated to the funded bonus pool will range from 0% to 120% for each of the budgeted DCF Target and Adjusted EBITDA Target and will range from 0% to 100% of the Departmental Budget Target. The maximum funding of the bonus pool is 116% of the total pool target and to achieve such funding each of the Adjusted EBITDA and the DCF Target must achieve 120% funding and the Department Budget target must achieve its 100% target. While the funded bonus pool will reflect an aggregation of performance under each target, in the event performance under the Adjusted EBITDA Target is below 80% of its target, no bonus pool will be funded. If the bonus pool is funded, a participant may earn a cash award for the Performance Period based upon the level of attainment of the Budget Targets and his or her individual performance. Awards are paid in cash as soon as practicable after the end of the Performance Period but in no event later than two and one-half months after the end of the Performance Period.

While the achievement of the Budget Targets sets a bonus pool under the Bonus Plan, actual bonus awards are discretionary. These discretionary bonuses, if awarded, are intended to reward our named executive officers for the achievement of the Budget Targets during the Performance Period in light of the contribution of each individual to our profitability and success during such year. The ET Compensation Committee also considers the recommendation of Mr. Warren in determining the specific annual cash bonus amounts for each of the named executive officers. The ET Compensation Committee does not establish its own financial performance objectives in advance for purposes of determining whether to approve any annual bonuses, and it does not utilize any formulaic approach to determine annual bonuses.

For 2020, the ET Compensation Committee approved short-term annual cash bonus pool targets for Mr. McCrea of 160% of his annual base earnings and for Messrs. Long, Ramsey and Mason of 130% of their annual base earnings. The named executive officer bonus pool targets remained the same for the 2020 Performance Period as they were for the 2019 period. In connection with their promotions to Co-Chief Executive Officer effective

January 1, 2021, the ET Compensation Committee established bonus pool targets for Messrs. McCrea and Long of 160% of their annual base earnings.

In respect of a 2020 bonus pool funding, executive management recommended to the Compensation Committee that the bonus be paid at a 0% payout. This recommendation was made in consideration of a number of factors including (i) the challenging conditions within the industry, specifically the impacts of the COVID-19 pandemic on ET and the global energy market; (ii) the impact of market conditions on current capital projects and certain planned future capital growth projects; and (ii) the reduction of quarterly cash distributions payable to ET common unit holders by 50% in 2020. After considering quantitative and qualitative factors, including performance level achieved, the Compensation Committee exercised its negative discretion, to award a 0% payout of the non-equity incentive bonus.

Equity Awards. ET maintains and operates (i) the Second Amended and Restated Energy Transfer LP 2008 Incentive Plan (the “2008 Incentive Plan”); (ii) the Energy Transfer LP 2011 Long-Term Incentive Plan (the “2011 Incentive Plan”); the (iii) Energy Transfer LP 2015 Long-Term Incentive Plan (the “2015 Plan”); (iv) the Amended and Restated Energy Transfer LP Long-Term Incentive Plan (the “ET Plan,” together with the 2008 Incentive Plan, the 2011 Incentive Plan and the 2015 Plan, the “ET Incentive Plans”). The ET Incentive Plans authorize the ET Compensation Committee, in its discretion, to grant awards, as applicable, under each respective plan of RSUs upon such terms and conditions as it may determine appropriate and in accordance with general guidelines as defined by the ET Incentive Plans. ET has generally used time-vested restricted units and/or phantom units as the vehicle for its annual equity awards to eligible employees, including the named executive officers.

In addition, in 2020, ET adopted the Energy Transfer LP Long-Term Cash Restricted Unit Plan (the “CRU Plan”). The CRU Plan authorizes the ET Compensation Committee, in its discretion, to grant awards, as applicable, of CRSUs, upon such terms and conditions as it may determine appropriate and in accordance with general guidelines as defined by the CRU Plan. Like awards from the ET Incentive Plans, awards from the CRU Plan will be used to incentivize and reward eligible employees over a long-term basis, and the CRU Plan is included for purposes of these discussions as an “ET Incentive Plan.”

For 2020, the annual long-term incentive targets set by the ET Compensation Committee for the named executive officers were 900% of annual base salary for Mr. McCrea and 500% of annual base salary for Messrs. Long, Ramsey and Mason. The targets of the named executive officers were the same as the prior year’s targets.

The annual long-term incentive targets are used as the basis to determine the target number of units to be awarded to the eligible participant, including the named executive officers. A multiple of base salary is used to set the pool target, that number is then divided by a weighted average price determined by considering ET’s modified total unitholder return “(TUR”) performance as measured against the average return of ET’s identified peer group over defined time periods. The modified TUR is designed to create a recognition of a performance adjustment to the equity awards based on the prior periods measured to add an element of performance impact in setting grant date value even though the RSUs and CRSUs themselves are a time-vested vehicle. For purposes of establishing an initial price, ET utilizes a 60 trading-day trailing weighted average price of ET common units prior to November 13, 2020. This average trading price is then subject to adjustment when ET’s TUR is more than 5% greater or less than that of its identified peer group. If the TUR analysis yields a result that is within 5% percent of its identified peer group, the ET Compensation Committee will simply use the 60 trading day trailing weighted average price divided by the applicable salary multiple to establish a target pool for each eligible participant, including the named executive officers. If ET’s TUR is outside of the 5% deviation, the 60 trading day trailing weighted average will be adjusted up or down to a maximum of 15% from the trailing weighted average price based on ET’s performance as compared to the identified group. For 2019, the peer group included the following:

• Enterprise Products Partners, L.P.	• Kinder Morgan, Inc.
• The Williams Companies, Inc.	• Plains All American Pipeline, L.P.
• Phillips 66 Partners LP	• MPLX LP

For 2020, the Partnership’s TUR underperformed the identified peer group by between 14% and 16% based on the average of the identified three comparison periods: (i) year-to-date 2020, (ii) trailing twelve months, and (iii) full-year 2019. Consequently, the 2020 long-term incentive base price was increased to reduce the total available restricted pool by approximately 15%.

In December 2020, the ET Compensation Committee in consultation with Mr. Warren approved grants of RSUs to Messrs. McCrea, Long, Ramsey and Mason of 746,350 units, 178,550 units, 207,300 units and 234,900 units, respectively. The ET Compensation Committee also approved grants of CRSUs to Messrs. Long, Ramsey and Mason of 178,500, 207,300 and 234,900 units, respectively. As with base salary and annual bonus, Mr. Warren does not accept or receive annual long-term incentive awards.

As more fully described below under “Affiliate and Subsidiary Equity Awards,” for 2020, in discussions between the General Partner, the ET Compensation Committee and the compensation committee of the general partner of Sunoco LP, it was determined that for 2020, Messrs. Long and Ramsey’s awards would be comprised of RSUs and CRSUs under the ET Incentive Plans and RSUs under the Sunoco LP 2018 Long-Term Incentive Plan (the “2018 Sunoco LP Plan”) in consideration of their roles and responsibilities for Sunoco LP and their status, as members of the Boards of Directors of the general partner of Sunoco LP. Messrs. Long and Ramsey’s total 2020 long-term awards were allocated approximately 80% to the ET Incentive Plans and approximately 20% to the 2018 Sunoco LP Plan. The awards of Messrs. McCrea and Mason for 2020 were allocated entirely to the ET Incentive Plans. While Mr. Long likely will not receive future long-term incentive awards under the 2018 Sunoco LP Plan in his role as Co-CEO, it is anticipated that Mr. Ramsey will continue to recognize an aggregation of RSUs and CRSUs under the ET Incentive Plans and the 2018 Sunoco LP Plan, as applicable. For purposes of establishing a pool value for awards to eligible participants, including Messrs. Ramsey and Long, Sunoco LP utilized the same practices in terms of peer group TUR analysis to set a grant date valuation.

The RSUs granted in 2020 provide for incremental vesting over a five-year period, with 60% vesting at the end of the third year and the remaining 40% vesting at the end of the fifth year. Vesting of the awards are generally subject to continued employment through each specified vesting date. The RSU awards entitle the recipients to receive, with respect to each ET unit subject to such award that has not either vested or been forfeited, a DER cash payment promptly following each such distribution by ET to its common unitholders.

The CRSUs granted in 2020 provide for incremental vesting over a three-year period, with 1/3 vesting at the end of each year. Each CRSU entitles the award recipient to receive cash equal to the market value of one ET common unit upon vesting. The CRSU do not include rights to DER cash payments.

In approving the grant of such RSUs and CRSUs, including to the named executive officers, the ET Compensation Committee considered several factors, including the long-term objective of retaining such individuals as key drivers of ET’s future success, the existing level of equity ownership of such individuals and the previous awards to such individuals of equity awards subject to vesting. Vesting of the 2020 awards would accelerate in the event of the death or disability of the recipient, including the named executive officers, or in the event of a change in control of ET as that term is defined under the ET Incentive Plans.

For 2020, Mr. McCrea did not receive an award of CRSUs; instead, he received a special one-time time vested cash award of $5,000,000 payable as follows:

•	$1,800,000.00 on December 31, 2020;

•	$1,600,000.00 on July 1, 2020; and

•	$1,600,00.00 on December 5, 2022.

This amount is intended to approximate 50% of Mr. McCrea’s targeted annual equity award and replace the award of CRSUs made to other named executive officers.

As discussed below under “Potential Payments Upon a Termination or Change of Control,” all outstanding equity awards would automatically accelerate upon a change in control event, which means vesting automatically accelerates upon a change of control irrespective of whether the officer is terminated. In addition, the award agreements for the restricted units and cash restricted units awarded in 2020, as well as other awards outstanding held by Partnership employees, including the named executive officers, also include certain acceleration provisions upon retirement with the ability to accelerate 40% of outstanding unvested awards under the ET Incentive Plans at age 65 and 50% at age 68. These acceleration provisions require that the participant have not less than five (5) years of employment service to the Partnership or an affiliate and require a six (6) month delay in the vesting after retirement pursuant to the requirements of Section 409(A) of the Code.

We believe that permitting the accelerated vesting of equity awards upon a change in control creates an important retention tool for us by enabling employees to realize value from these awards in the event that we undergo a change in control transaction. In addition, we believe permitting acceleration of vesting upon a change in control creates a sense of stability in the course of transactions that could create uncertainty regarding their future employment and encourage these officers to remain focused on their job responsibilities.

Affiliate and Subsidiary Equity Awards. In addition to their roles as officers for ET during 2020, Messrs. Long and Ramsey have certain responsibilities for Sunoco LP, including as members of the Board of Directors of the general partner of Sunoco LP.

The Sunoco LP Compensation Committee in December 2020 approved grants of RSUs to Messrs. Long and Ramsey of 27,800 and 32,300 restricted units, respectively, under the 2018 Sunoco LP Plan. The terms and conditions of the restricted unit to Messrs. Long and Ramsey under the 2018 Sunoco LP Plan, as applicable, were the same and provided for vesting over a five-year period, with 60% vesting at the end of the third year and the remaining 40% vesting at the end of the fifth year, subject generally to continued employment through each specified vesting date. All of the awards would be accelerated in the event of their death, disability, upon a change in control or retirement at ages 65 or 68. The retirement acceleration provisions for these awards under the 2018 Sunoco Plan are the same as the retirement acceleration provisions under ET Incentive Plans with the ability to accelerate at retirement 40% of outstanding unvested awards at age 65 and 50% at age 68.

Special One-Time Awards to Co-Chief Executive Officers. In recognition of their assumption of their new roles as Co-Chief Executive Officers, the ET Compensation Committee approved certain one-time awards to Messrs. McCrea and Long which occurred in 2021 and therefore are not reflected within the executive compensation tables that follow this discussion.

Mr. McCrea received a special one-time award of 241,815 RSUs under the ET Incentive Plans and a special cash payment of $1,625,000 in connection with his appointment as Co-Chief Executive Officer.

Mr. Long received a special one-time award of 483,630 RSUs under the ET Incentive Plans in connection with his appointment as Co-Chief Executive Officer.

The RSU awards to Messrs. McCrea and Long were made at the same grant date valuation and vesting schedules used for the annual equity awards described above under “—Equity Awards” section above. These awards were approved by the ET Compensation Committee on December 30, 2020 to be effective immediately upon Messrs. McCrea and Long assuming their new roles on January 1, 2021 and will be reflected in the 2021 Summary Compensation Tables.

Unit Ownership Guidelines. The Board of Directors of our General Partner has adopted the Executive Unit Ownership Guidelines (the “Guidelines”), which set forth minimum ownership guidelines applicable to certain executives of ET with respect to ET and Sunoco LP common units representing limited partnership interests, as applicable. The applicable Guidelines are denominated as a multiple of base salary, and the amount of common units required to be owned increases with the level of responsibility. Under these Guidelines, the President and

Chief Commercial Officer and the Chief Operating Officer are expected to own common units having a minimum value of five times his base salary, while each of the remaining named executive officers (other than the CEO) are expected to own common units having a minimum value of four times their respective base salary. In addition to the named executive officers, these Guidelines also apply to other covered executives, which executives are expected to own either directly or indirectly in accordance with the terms of the Guidelines, common units having minimum values ranging from two to four times their respective base salary.

The ET Compensation Committee believes that the ownership of ET and/or Sunoco LP common units, as reflected in these Guidelines, is an important means of tying the financial risks and rewards for its executives to ET’s total unitholder return, aligning the interests of such executives with those of Unitholders, and promoting ET’s interest in good corporate governance.

Covered executives are generally required to achieve their ownership level within five years of becoming subject to the Guidelines; however, certain covered executives, based on their tenure as an executive, were required to achieve compliance within two years of the December 2013 effective date of the Guidelines. Thus, compliance with the Guidelines was required for Messrs. McCrea and Mason beginning in December 2015, Mr. Long in December 2018 and Mr. Ramsey in December 2020. As of December 31, 2020, all of the named executive officers were compliant with the Guidelines.

Covered executives may satisfy the Guidelines through direct ownership of ET and/or Sunoco LP common units or indirect ownership by certain immediate family members. Direct or indirect ownership of ET and/or Sunoco LP common units shall count on a one-to-one ratio for purposes of satisfying minimum ownership requirements; however, unvested unit awards may not be used to satisfy the minimum ownership requirements.

Executive officers, including the named executive officers, who have not yet met their respective guideline must retain and hold all common units (less common units sold to cover the executive’s applicable taxes and withholding obligation) received in connection with long-term incentive awards. Once the required ownership level is achieved, ownership of the required common units must be maintained for as long as the covered executive is subject to the Guidelines. However, those individuals who have met or exceeded their applicable ownership level guideline may dispose of the common units in a manner consistent with applicable laws, rules and regulations, including regulations of the SEC and our internal policies, but only to the extent that such individual’s remaining ownership of common units would continue to exceed the applicable ownership level.

Qualified Retirement Plan Benefits. The Energy Transfer LP 401(k) Plan (the “ET 401(k) Plan”) is a defined contribution 401(k) plan, which covers substantially all of our employees, including the named executive officers. Employees may elect to defer up to 100% of their eligible compensation after applicable taxes, as limited under the Internal Revenue Code. We make a matching contribution that is not less than the aggregate amount of matching contributions that would be credited to a participant’s account based on a rate of match equal to 100% of each participant’s elective deferrals up to 5% of covered compensation. During 2020, in response to challenging conditions within the industry, including impacts of the COVID-19 pandemic, ET suspended its 401(k) matching contribution from July 1, 2020 through December 31, 2020. The amounts deferred by the participant are fully vested at all times, and the amounts contributed by the Partnership become vested based on years of service. We provide this benefit as a means to incentivize employees and provide them with an opportunity to save for their retirement.

The Partnership provides a 3% profit sharing contribution to employee 401(k) accounts for all employees with a base compensation below a specified threshold. The contribution is in addition to the 401(k) matching contribution and employees become vested based on years of service. As with the 401(k) matching contributions, ET suspended the profit sharing contribution from July 1, 2020 through December 31, 2020.

Health and Welfare Benefits. All full-time employees, including our named executive officers may participate in ETP GP’s health and welfare benefit programs including medical, dental, vision, flexible spending, life insurance and disability insurance.

Termination Benefits. Our named executive officers do not have any employment agreements that call for payments of termination or severance benefits or that provide for any payments in the event of a change in control of our General Partner; however, the award agreement to the named executive officers under the ET Incentive Plans, the 2018 Sunoco LP Plan and the Sunoco LP 2012 Long-Term Incentive Plan (the “2012 Sunoco LP Plan”) provide for immediate vesting of all unvested restricted unit awards in the event of a (i) change of control, as defined in the plan; (ii) death or (iii) disability, as defined in the applicable plan. Please refer to “Compensation Tables—Potential Payments Upon a Termination or Change of Control” for additional information.

In addition, ETP GP has also adopted the ETP GP Severance Plan and Summary Plan Description effective as of June 12, 2013, (the “Severance Plan”), which provides for payment of certain severance benefits in the event of Qualifying Termination (as that term is defined in the Severance Plan). In general, the Severance Plan provides payment of two weeks of annual base salary for each year or partial year of employment service up to a maximum of fifty-two weeks or one year of annual base salary (with a minimum of four weeks of annual base salary) and up to three months of continued group health insurance coverage. The Severance Plan also provides that we may determine to pay benefits in addition to those provided under the Severance Plan based on special circumstances, which additional benefits shall be unique and non-precedent setting. The Severance Plan is available to all salaried employees on a nondiscriminatory basis; therefore, amounts that would be payable to our named executive officers upon a Qualified Termination have been excluded from “Compensation Tables – Potential Payments Upon a Termination or Change of Control” below.

Energy Transfer LP Non-Qualified Deferred Compensation Plan (the “ET NQDC Plan”) is a deferred compensation plan, which permits eligible highly compensated employees to defer a portion of their salary, bonus, and/or quarterly non-vested phantom unit distribution equivalent income until retirement, termination of employment or other designated distribution event. Each year under the ET NQDC Plan, eligible employees are permitted to make an irrevocable election to defer up to 50% of their annual base salary, 50% of their quarterly non-vested phantom unit distribution income, and/or 50% of their discretionary performance bonus compensation during the following year. Pursuant to the ET NQDC Plan, ET may make annual discretionary matching contributions to participants’ accounts; however, ET has not made any discretionary contributions to participants’ accounts and currently has no plans to make any discretionary contributions to participants’ accounts. All amounts credited under the ET NQDC Plan (other than discretionary credits) are immediately 100% vested. Participant accounts are credited with deemed earnings or losses based on hypothetical investment fund choices made by the participants among available funds.

Participants may elect to have their account balances distributed in one lump sum payment or in annual installments over a period of three or five years upon retirement, and in a lump sum upon other termination events. Participants may also elect to take lump-sum in-service withdrawals five years or longer in the future, and such scheduled in-service withdrawals may be further deferred prior to the withdrawal date. Upon a change in control (as defined in the ET NQDC Plan) of ET, all ET NQDC Plan accounts are immediately vested in full. However, distributions are not accelerated and, instead, are made in accordance with the ET NQDC Plan’s normal distribution provisions unless a participant has elected to receive a change of control distribution pursuant to his deferral agreement. None of our named executive officers currently participate in this plan.

Risk Assessment Related to our Compensation Structure. We believe that the compensation plans and programs for our named executive officers, as well as our other employees, are appropriately structured and are not reasonably likely to result in material risk to us. We believe these compensation plans and programs are structured in a manner that does not promote excessive risk-taking that could harm our value or reward poor judgment. We also believe we have allocated compensation among base salary and short and long-term compensation in such a way as to not encourage excessive risk-taking. In particular, we generally do not adjust base annual salaries for executive officers and other employees significantly from year to year, and therefore the annual base salary of our employees is not generally impacted by our overall financial performance or the financial performance of a portion of our operations. Our subsidiaries generally determine whether, and to what extent, their respective named executive officers receive a cash bonus based on achievement of specified financial performance objectives as well as the individual contributions of our named executive officers to the Partnership’s success. We and our subsidiaries use restricted units and phantom units rather than unit options for equity awards because restricted units and phantom units retain value even in a depressed market so that employees are less likely to take unreasonable risks to get, or keep, options “in-the-money.” Finally, the time-based vesting over five years for our long-term incentive awards ensures that the interests of employees align with those of Unitholders and our subsidiaries’ unitholders for our long-term performance.

Tax and Accounting Implications of Equity-Based Compensation Arrangements

Deductibility of Executive Compensation

We are a limited partnership and not a corporation for United States federal income tax purposes. Therefore, we believe that the compensation paid to the named executive officers is not subject to the deduction limitations under Section 162(m) of the Internal Revenue Code and therefore is generally fully deductible for United States federal income tax purposes.

Accounting for Non-Cash Compensation

For non-cash compensation arrangements, we record compensation expense over the vesting period of the awards, as discussed further in Note 9 to our consolidated financial statements.

Compensation Committee Interlocks and Insider Participation

Mr. Steven R. Anderson, Mr. Michael K. Grimm and Mr. Ray W. Washburne are the only members of the ET Compensation Committee. During 2020, no member of the ET Compensation Committee was an officer or employee of us or any of our subsidiaries or served as an officer of any company with respect to which any of our executive officers served on such company’s board of directors. Mr. Grimm is not a former employee of ours or any of our subsidiaries. Mr. Anderson was previously an employee of the Partnership until his retirement in October 2009, as discussed in his biographical information included in “Item 10. Directors, Executive Officers and Corporate Governance.”

Report of Compensation Committee

The board of directors of our General Partner has reviewed and discussed the section entitled “Compensation Discussion and Analysis” with the management of ET. Based on this review and discussion, we have recommended that the Compensation Discussion and Analysis be included in this annual report on Form 10-K.

The Compensation Committee of the Board of Directors of LE GP, LLC, general partner of Energy Transfer LP Steven R. Anderson Michael K. Grimm Ray W. Washburne

The foregoing report shall not be deemed to be incorporated by reference by any general statement or reference to this annual report on Form 10-K into any filing under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, except to the extent that we specifically incorporate this information by reference, and shall not otherwise be deemed filed under those Acts.

Compensation Tables

Summary Compensation Table

Name and Principal Position	Year	Salary ($)	Bonus ($)	Equity Awards (1) ($)	Non-Equity Incentive Plan Compensation (2) ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)	All Other Compensation (3) ($)	Total ($)
Kelcy L. Warren (4)	2020	$6,392	$—	$—	$—	$—	$—	$6,392
Executive Chairman and former Chief Executive Officer	2019	6,156	—	—	—	—	—	6,156
	2018	6,138	—	—	—	—	—	6,138
Thomas E. Long	2020	623,077	—	2,781,255	—	—	21,603	3,425,935
Co-Chief Executive Officer and former Chief Financial Officer	2019	570,869	—	3,352,795	900,000	—	21,544	4,845,208
	2018	537,338	1,000,000	4,251,335	800,000	—	21,294	6,609,967
Marshall S. (Mackie) McCrea, III (5)	2020	1,157,423	1,800,000	4,597,516	—	—	18,045	7,572,984
Co-Chief Executive Officer and former President and Chief Commercial Officer	2019	1,094,260	—	8,734,720	1,750,817	—	21,544	11,601,341
	2018	1,059,976	—	7,834,782	1,866,000	—	19,362	10,780,120
Matthew S. Ramsey	2020	723,390	—	3,229,770	—	—	22,097	3,975,257
Chief Operating Officer	2019	683,913	—	3,123,186	889,100	—	19,544	4,715,743
	2018	662,486	—	2,818,415	900,000	—	19,294	4,400,195
Thomas P. Mason	2020	655,680	—	2,609,350	—	—	20,007	3,285,037
Executive Vice President, General Counsel and President—LNG	2019	619,899	—	2,749,440	805,900	—	19,544	4,194,783
	2018	600,477	—	2,466,882	858,700	—	19,294	3,945,353

(1)

Equity award amounts reflect the aggregate grant date fair value of unit awards granted for the periods presented, computed in accordance with FASB ASC Topic 718, disregarding any estimates for forfeitures. For Messrs. Long and Ramsey amounts include equity awards of our subsidiary, Sunoco LP, as reflected in the “Grants of Plan-Based Awards Table.” See Note 9 to our consolidated financial statements included in “Item 8. Financial Statements and Supplementary Data” for additional assumptions underlying the value of the equity awards. Although the CRSU awards may only be settled in cash, they are based upon the value of ET common units and are accounted for as equity awards within these compensation tables.

(2)

ET maintains the Bonus Plan which provides for discretionary bonuses. Awards of discretionary bonuses are tied to achievement of targeted performance objectives and described in the Compensation Discussion and Analysis.

(3)

The amounts reflected for 2020 in this column include (i) matching contributions to the ET 401(k) Plan made on behalf of the named executive officers of $13,846 for Mr. Long, $10,288 for Mr. McCrea and $14,250 each for Messrs. Ramsey and Mason, and (ii) health savings account contributions made on behalf of the named executive officers of $2,000 each for Messrs. Long and McCrea, and (iii) the dollar value of life insurance premiums paid for the benefit of the named executive officers. The amounts reflected for all periods exclude distribution payments in connection with distribution equivalent rights on unvested unit awards, because the dollar value of such distributions are factored into the grant date fair value reported in the “Equity Awards” column of the Summary Compensation Table at the time that the unit awards and distribution equivalent rights were originally granted. For 2020, distribution payments in connection with distribution equivalent rights totaled $913,658 for Mr. Long, $2,284,899 for Mr. McCrea, $916,013 for Mr. Ramsey, and $774,910 for Mr. Mason.

(4)

Mr. Warren has voluntarily determined that his salary will be reduced to $1.00 per year (plus an amount sufficient to cover his allocated payroll deductions for health and welfare benefits). He also does not accept a cash bonus or any equity or incentive awards under any applicable incentive plans.

(5)

The amounts reflected in the bonus column for Mr. McCrea represents the first payment of Mr. McCrea’s time-vested cash award, which award represents 50% of Mr. McCrea’s total equity award target. This amount was paid on December 31, 2020.

Grants of Plan-Based Awards in 2020

Name	Grant Date	All Other Unit Awards: Number of Units (#)	Grant Date Fair Value of Unit Awards (1)
ET Unit Awards:
Kelcy L. Warren	N/A	—	$—
Thomas E. Long	12/30/2020	178,550	1,099,868
Marshal S. (Mackie) McCrea, III	12/30/2020	746,350	4,597,516
Matthew S. Ramsey	12/30/2020	207,300	1,276,968
Thomas P. Mason	12/30/2020	234,900	1,446,984
ET Cash Restricted Unit Awards:
Thomas E. Long	12/30/2020	178,550	883,527
Matthew S. Ramsey	12/30/2020	207,300	1,025,792
Thomas P. Mason	12/30/2020	234,900	1,162,366
Sunoco LP Unit Awards:
Thomas E. Long	12/30/2020	27,800	797,860
Matthew S. Ramsey	12/30/2020	32,300	927,010

(1)

We have computed the grant date fair value of unit awards in accordance with FASB ASC Topic 718, as further described above and in Note 9 to our consolidated financial statements. For ET cash restricted unit awards, the grant date fair value is discounted for the expected distribution yield during the vesting period, as those awards do not include distribution equivalent rights.

Narrative Disclosure to Summary Compensation Table and Grants of the Plan-Based Awards Table

A description of material factors necessary to understand the information disclosed in the tables above with respect to salaries, bonuses, equity awards, and 401(k) plan contributions can be found in the Compensation Discussion and Analysis that precedes these tables.

Outstanding Equity Awards at 2020 Fiscal Year-End

Name	Grant Date (1)	Unit Awards (1)
		Number of Units That Have Not Vested (2) (#)	Market or Payout Value of Units That Have Not Vested (3) ($)
ET Unit Awards:
Kelcy L. Warren	N/A	—	$—
Thomas E. Long	12/30/2020	178,550	1,103,439
	12/16/2019	215,000	1,328,700
	12/18/2018	136,475	843,416
	10/19/2018	115,200	711,936
	12/20/2017	48,430	299,297
	12/29/2016	30,236	186,858
Marshal S. (Mackie) McCrea, III	12/30/2020	746,350	4,612,443
	12/16/2019	682,400	4,217,232
	12/18/2018	605,740	3,743,473
	12/20/2017	214,952	1,328,403
	12/29/2016	172,231	1,064,388
Matthew S. Ramsey	12/30/2020	207,300	1,281,114
	12/16/2019	189,600	1,171,728
	12/18/2018	168,260	1,039,847
	12/20/2017	89,564	553,506
	12/29/2016	73,440	453,859
Thomas P. Mason	12/30/2020	234,900	1,451,682
	12/16/2019	214,800	1,327,464
	12/18/2018	190,640	1,178,155
	12/20/2017	54,120	334,462
	12/29/2016	40,645	251,186
ET Cash Restricted Unit Awards:
Thomas E. Long	12/30/2020	178,550	887,058
Matthew S. Ramsey	12/30/2020	207,300	1,029,892
Thomas P. Mason	12/30/2020	234,900	1,167,012
Sunoco LP Unit Awards:
Thomas E. Long	12/30/2020	27,800	800,084
	12/16/2019	19,500	561,210
	12/19/2018	19,325	556,174
	12/21/2017	6,839	196,826
	12/29/2016	8,884	255,682
Matthew S. Ramsey	12/30/2020	32,300	929,594
	12/16/2019	22,600	650,428
	12/19/2018	23,825	685,684
Thomas P. Mason	12/21/2017	7,643	219,966
	12/29/2016	9,320	268,230

(1)

Certain of these outstanding awards represent former Energy Transfer Partners, L.P. awards that converted into ET awards upon the merger of Energy Transfer Equity, L.P. (now named Energy Transfer LP) and Energy Transfer Partners, L.P. (now named Energy Transfer Operating, L.P.) in October 2018. Furthermore, some of those converted awards had previously been converted in connection with the merger of Energy Transfer Partners, L.P. and Sunoco Logistics Partners L.P. in April 2017.

(2)	ET and Sunoco LP unit awards outstanding vest as follows:

•	at a rate of 60% in December 2023 and 40% in December 2025 for awards granted in December 2020;

•	at a rate of 60% in December 2022 and 40% in December 2024 for awards granted in December 2019;

•	at a rate of 60% in December 2021 and 40% in December 2023 for awards granted in October and December 2018;

•	100% in December 2022 for the remaining outstanding portion of awards granted in December 2017; and

•	100% in December 2021 for the remaining outstanding portion of awards granted in December 2016.

Such awards may be settled at the election of the ET Compensation Committee in (i) common units of ET (subject to the approval of the ET Incentive Plans prior to the first vesting date by a majority of Unitholders pursuant to the rules of the New York Stock Exchange); (ii) cash equal to the Fair Market Value (as such term is defined in the ET Incentive Plans) of the ET common units that would otherwise be delivered pursuant to the terms of each named executive officers grant agreement; or (iii) other securities or property in an amount equal to the Fair Market Value of ET common units that would otherwise be delivered pursuant to the terms of the grant agreement, or a combination thereof as determined by the ET Compensation Committee in its discretion.

ET cash restricted unit awards granted in December 2020 vest 1/3 per year in December 2021, 2022 and 2023.

(3)

Market value was computed as the number of unvested awards as of December 31, 2020 multiplied by the closing price of respective common units of ET and Sunoco LP. For ET cash restricted unit awards, the grant date fair value is discounted for the expected distribution yield during the vesting period, as those awards do not include distribution equivalent rights.

Units Vested in 2020

	Unit Awards
Name	Number of Units Acquired on Vesting (#)	Value Realized on Vesting ($) (1)
ET Unit Awards:
Kelcy L. Warren	N/A	$—
Thomas E. Long	92,610	641,787
Marshall S. (Mackie) McCrea, III	465,098	3,223,129
Matthew S. Ramsey	193,626	1,341,828
Thomas P. Mason	114,858	795,966
Sunoco LP Unit Awards:
Thomas E. Long	15,908	459,900
Matthew S. Ramsey	814	25,584
Thomas P. Mason	18,873	545,618

(1)

Amounts presented represent the value realized upon vesting of these awards, which is calculated as the number of units vested multiplied by the applicable closing market price of applicable common units upon the vesting date.

We have not issued option awards.

Potential Payments Upon a Termination or Change of Control

Equity Awards. As discussed in our Compensation Discussion and Analysis above, any unvested equity awards (including cash restricted unit awards) granted pursuant the ET Incentive Plans will automatically become vested upon a change of control, which is generally defined as the occurrence of one or more of the following events: (i) any person or group becomes the beneficial owner of 50% or more of the voting power or voting securities of

ET or its general partner; (ii) LE GP, LLC or an affiliate of LE GP, LLC ceases to be the general partner of ET; or (iii) the sale or other disposition, including by liquidation or dissolution, of all or substantially all of the assets of ET in one or more transactions to anyone other than an affiliate of ET.

In addition, as explained in Equity Awards section of our Compensation Discussion and Analysis above, the restricted unit awards, phantom unit awards and cash restricted unit awards under the ET Incentive Plans, the Sunoco LP Plan and the 2012 Sunoco LP Plan generally require the continued employment of the recipient during the vesting period, provided however, the unvested awards will be accelerated in the event of the death or disability of the award recipient prior to the applicable vesting period being satisfied. All awards outstanding to the named executive officers under the ET Incentive Plans, the 2018 Sunoco LP Plan or the 2012 Sunoco LP Plan would be accelerated in the event of a change in control of the Partnership.

The October 2018 equity award to Mr. Long included a provision in the applicable award agreement for acceleration of unvested restricted unit/restricted phantom unit awards upon a termination of employment by the general partner of the applicable partnership issuing the award without “cause.” For purposes of the awards the term “cause” shall mean: (i) a conviction (treating a nolo contendere plea as a conviction) of a felony (whether or not any right to appeal has been or may be exercised), (ii) willful refusal without proper cause to perform duties (other than any such refusal resulting from incapacity due to physical or mental impairment), (iii) misappropriation, embezzlement or reckless or willful destruction of property of the partnership or any of its affiliates, (iv) knowing breach of any statutory or common law duty of loyalty to the partnership or any of its or their affiliates, (v) improper conduct materially prejudicial to the business of the partnership or any of its or their affiliates, (vi) material breach of the provisions of any agreement regarding confidential information entered into with the partnership or any of its or their affiliates or (vii) the continuing failure or refusal to satisfactorily perform essential duties to the partnership or any of its or their affiliates.

In addition, the ET Compensation Committee and the compensation committee of the general partner of Sunoco LP, have approved a retirement provision, which provides that employees, including the named executive officers with at least ten years of service with the general partner, who leave the respective general partner voluntarily due to retirement (i) after age 65 but prior to age 68 are eligible for accelerated vesting of 40% of his or her award; or (ii) after 68 are eligible for accelerated vesting of 50% his or her award. The acceleration of the awards is subject to the applicable provisions of IRC Section 409(A).

Mr. Mason previously received a one-time special incentive retention bonus, for which he would be obligated to repay $3,150,000 if his employment terminates (other than as a result of (x) a termination without cause by ET or by Mr. Mason for Good Reason; (y) his death; or (z) his permanent disability) prior to February 24, 2021.

Deferred Compensation Plan. As discussed in our Compensation Discussion and Analysis above, all amounts under the ET NQDC Plan (other than discretionary credits) are immediately 100% vested. Upon a change of control (as defined in the ET NQDC Plan), distributions from the respective plan would be made in accordance with the normal distribution provisions of the respective plan. A change of control is generally defined in the ET NQDC Plan as any change of control event within the meaning of Treasury Regulation Section 1.409A-3(i)(5).

CEO Pay Ratio

In accordance with Section 953(b) of the Dodd-Frank Wall Street Reform and Consumer Protection Act, and Item 402(u) of Regulation S-K, set forth below is information about the relationship of the annual total compensation of Mr. Warren, the Chairman and Chief Executive Officer and the annual total compensation of our employees.

For the 2020 calendar year, the annual total compensation of Mr. Warren, as reported in the Summary Compensation Table of this Item 11 was $6,392.

The median total compensation of the employees supporting the Partnership (other than Mr. Warren) was $110,358 for 2020.

Based on this information, for 2020 the ratio of the annual total compensation of Mr. Warren to the median of the annual total compensation of the 8,149 employees supporting ETO as of December 31, 2020 was approximately 1 to 17 as Mr. Warren has voluntarily elected not to accept any salary, bonus or equity incentive compensation (other than a salary of $1.00 per year plus an amount sufficient to cover his allocated employee premium contributions for health and welfare benefits).

To identify the median of the annual total compensation of the employees supporting the Partnership, the following steps were taken:

1.

It was determined that, as of December 31, 2020, the applicable employee populations consisted of 8,149 with all of the identified individuals being employed in the United States. This population consisted of all of our full-time and part-time employees. We did not engage any independent contractors in 2020 that are required to be included in our employee population for the CEO pay ratio evaluation.

2.	To identify the “median employee” from our employee population, we compared the total earnings of our employees as reflected in our payroll records as reported on Form W-2 for 2020.

3.

We identified our median employee using W-2 reporting and applied this compensation measure consistently to all of our employees required to be included in the calculation. We did not make any cost of living adjustments in identifying the “median employee.”

4.

Once we identified our median employee, we combined all elements of the employee’s compensation for 2020 resulting in an annual compensation of $110,358. The difference between such employee’s total earnings and the employee’s total compensation represents the estimated value of the employee’s health care benefits (estimated for the employee and such employee’s eligible dependents at $11,119) and the employee’s 401(k) matching contribution and profit sharing contribution (estimated at $3,130 per employee, includes $1,972 per employee on average matching contribution and $1,158 per employee on average profit sharing contribution (employees earning over $175,000 in base are ineligible for profit sharing)).

5.	With respect to Mr. Warren, we used the amount reported in the “Total” column of our 2020 Summary Compensation Table under this Item 11.

Director Compensation

In 2020, the compensation arrangements for outside directors included a $100,000 annual retainer for services on the board. If a director served on the ET Audit Committee, such director would receive an annual cash retainer ($15,000 or $25,000 in the case of the chairman). If a director served on the ET Compensation Committee, such director would receive an annual cash retainer ($7,500 or $15,000 in the case of the chairman). The fees for membership on the Conflicts Committee are determined on a per instance basis for each committee assignment.

The outside directors of our General Partner are also entitled to an annual restricted unit award under the ET Incentive Plans equal to an aggregate of $100,000 divided by the closing price of ET common units on the date of grant. These ET common units will vest 60% after the third year and the remaining 40% after the fifth year after the grant date. The compensation expense recorded is based on the grant-date market value of the ET common units and is recognized over the vesting period. Distributions are paid during the vesting period.

The compensation paid to the non-employee directors of our General Partner in 2020 is reflected in the following table:

Name	Fees Paid in Cash(1) ($)	Unit Awards(2) ($)	All Other Compensation ($)	Total ($)
Steven R. Anderson	$122,500	$99,997	$—	$222,497
Richard D. Brannon	125,000	99,997	—	224,997
Ray C. Davis	100,000	99,997	—	199,997
Michael K. Grimm	130,000	99,997	—	229,997
James R. Perry (3)	75,000	99,997	—	174,997
Ray W. Washburne	107,500	99,997	—	207,497

(1)	Fees paid in cash are based on amounts paid during the period.
(2)

Equity award amounts reflect the aggregate grant date fair value of unit awards granted for the periods presented, computed in accordance with FASB ASC Topic 718, disregarding any estimates for forfeitures. See Note 9 to our consolidated financial statements included in “Item 8. Financial Statements and Supplementary Data” for additional assumptions underlying the value of the equity awards.

(3)	Mr. Perry was appointed as a director of our General Partner on January 1, 2020.

As of December 31, 2020, Mr. Anderson had 17,543 unvested ET restricted units outstanding, Mr. Brannon had 23,767 unvested ET restricted units outstanding, Mr. Davis had 17,543 unvested ET restricted units outstanding, Mr. Grimm had 26,259 unvested ET restricted units outstanding, Mr. Perry had 9,996 unvested ET restricted units outstanding and Mr. Washburne had 9,996 unvested ET restricted units outstanding.

ITEM 12. SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT AND RELATED UNITHOLDER MATTERS

Equity Compensation Plan Information

The following table sets forth in tabular format, a summary of our equity plan information as of December 31, 2020:

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights (a)	Weighted-average exercise price of outstanding options, warrants and rights (b)	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a)) (c)
Equity compensation plans approved by security holders	—	$—	—
Equity compensation plans not approved by security holders:	29,451,869	—	34,298,844

Total	29,451,869	$—	34,298,844

Energy Transfer LP Units

The following table sets forth certain information as of February 12, 2021, regarding the beneficial ownership of our voting securities by (i) certain beneficial owners of more than 5% of our Common Units, (ii) each director and named executive officer of our General Partner and (iii) all current directors and executive officers of our General Partner as a group. The General Partner knows of no other person not disclosed herein who beneficially owns more than 5% of our Common Units.

Name and Address of Beneficial Owner (1)	Beneficially Owned (2)	Percent of Class
Kelcy L. Warren (3)	259,940,845	9.6%
Ray C. Davis (4)	89,974,506	3.3%
Thomas E. Long	395,231	*
Marshall S. (Mackie) McCrea, III	2,430,302	*
Matthew S. Ramsey	428,745	*
Thomas P. Mason	598,760	*
Bradford D. Whitehurst (5)	280,681	*
Richard D. Brannon (6)	396,504	*
Steven R. Anderson (7)	1,544,618	*
Michael K. Grimm (8)	131,573	*
John W. McReynolds (9)	30,225,200	1.1%
James R. Perry	120,020	*
Ray W. Washburne (10)	100,040	*
All Directors and Executive Officers as a group (14 persons)	386,634,279	14.3%

*	Less than 1%
(1)	The address for Mr. Davis is 5950 Sherry Lane, Dallas, Texas 75225. The address for all other listed beneficial owners is 8111 Westchester Drive, Suite 600, Dallas, Texas 75225.
(2)

Beneficial ownership for the purposes of this table is defined by Rule 13d-3 under the Exchange Act of 1934. Under that rule, a person is generally considered to be the beneficial owner of a security if he has or shares the power to vote or direct the voting thereof or to dispose or direct the disposition thereof or has the right to acquire either of those powers within sixty days. The nature of beneficial ownership for all listed persons is direct with sole investment and disposition power unless otherwise noted. The beneficial ownership of each listed person is based on 2,702,436,307 common units outstanding in the aggregate as of February 12, 2021.
(3)

Includes 104,276,511 common units held by Kelcy Warren Partners, L.P. and 10,244,429 common units held by Kelcy Warren Partners II, L.P., the general partners of which are owned by Mr. Warren. Also includes 97,577,803 common units held by Kelcy Warren Partners III, LLC formerly known as Seven Bridges Holdings, LLC, of which Mr. Warren is a member. Also includes 328,383 common units attributable to the interest of Mr. Warren in ET Company Ltd and Three Dawaco, Inc., over which Mr. Warren exercises shared voting and dispositive power with Ray Davis. Also includes 601,076 common units held by LE GP, LLC. Mr. Warren may be deemed to own common units held by LE GP, LLC due to his ownership of 81.2% of its member interests. The voting and disposition of these common units is directly controlled by the board of directors of LE GP, LLC. Mr. Warren disclaims beneficial ownership of common units owned by LE GP, LLC other than to the extent of his interest in such entity. Also includes 104,166 common units held by Mr. Warren’s spouse.

(4)

Includes 51,701 Common Units held by Avatar Holdings LLC, 1,941,721 common units held by Avatar BW, Ltd., 28,203,003 common units held by Avatar ETC Stock Holdings LLC, 3,557,757 common units held by Avatar Investments LP, 121,117 common units held by Avatar Stock Holdings, LP and 1,112,069 common units held by RCD Stock Holdings, LLC, all of which entities are owned or controlled by Mr. Davis. Also includes 15,987,283 common units held by a remainder trust for Mr. Davis’ spouse and 9,536,054 Common Units held by two trusts for the benefit of Mr. Davis’ grandchildren, for which Mr. Davis serves as trustee. Mr. Davis shares voting and dispositive power with his wife with respect to common units held directly. Also includes 328,383 common units attributable to ET Company Ltd. Mr. Davis is a former executive officer and director of ETO and is currently a director of the general partner of ET, LE GP, LLC.

(5)	Includes 186,898 common units held by Mr. Whitehurst in a margin account.
(6)

Includes 337,820 common units held by B4 Capital Investments, LP, a limited partnership of which a limited liability company owned by Mr. Brannon and his wife is the sole general partner and of which Mr. Brannon and his wife are the sole limited partners.

(7)	Includes 1,544,558 common units held by Steven R. Anderson Revocable Trust, for which Mr. Anderson serves as trustee. As of December 31, 2020, 603,100 common units were pledged as collateral.
(8)	Includes 6,660 common units held by two trusts for the benefit of Mr. Grimm’s children, for which Mr. Grimm serves as trustee.
(9)

Includes 17,445,608 common units held by McReynolds Energy Partners L.P. and 12,142,593 common units held by McReynolds Equity Partners L.P., the general partners of which are owned by Mr. McReynolds. Mr. McReynolds disclaims beneficial ownership of common units owned by such limited partnerships other than to the extent of his interest in such entities.

(10)	Includes 2,090 common units held by Mr. Washburne’s wife.

ITEM 13. CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS, AND DIRECTOR INDEPENDENCE

As of December 31, 2020, our interests in ETO consisted of 100% of the general partner interests and 2,458,702,066 ETO common units.

The Parent Company’s principal sources of cash flow are derived from its direct and indirect investments in the limited partner and general partner interests in ETO, Sunoco LP and USAC, all of which are limited partnerships engaged in diversified energy-related services, and cash flows from the operations of Lake Charles LNG.

Mr. McCrea and Mr. Ramsey, current directors of LE GP, LLC, our general partner, are also directors and executive officers of ETO’s general partner. Mr. Long, also currently a director of LE GP, LLC, is also an executive officer of ETO’s general partner. In addition, Mr. Warren, our Executive Chairman, is also the Executive Chairman of ETO’s general partner.

For a discussion of director independence, see “Item 10. Directors, Executive Officers and Corporate Governance.”

As a policy matter, our Conflicts Committee generally reviews any proposed related party transaction that may be material to the Partnership to determine whether the transaction is fair and reasonable to the Partnership. The Partnership’s board of directors makes the determinations as to whether there exists a related party transaction in the normal course of reviewing transactions for approval as the Partnership’s board of directors is advised by its management of the parties involved in each material transaction as to which the board of directors’ approval is sought by the Partnership’s management. In addition, the Partnership’s board of directors makes inquiries to independently ascertain whether related parties may have an interest in the proposed transaction. While there are no written policies or procedures for the board of directors to follow in making these determinations, the Partnership’s board makes those determinations in light of its contractually-limited fiduciary duties to the Unitholders. The partnership agreement of ET provides that any matter approved by the Conflicts Committee will be conclusively deemed to be fair and reasonable to ET, approved by all the partners of ET and not a breach by the General Partner or its Board of Directors of any duties they may owe ET or the Unitholders (see “Risks Related to Conflicts of Interest” in “Item 1A. Risk Factors” in this annual report).

The Parent Company has agreements with subsidiaries to provide or receive various general and administrative services. The Parent Company pays ETO to provide services on its behalf and the behalf of other subsidiaries of the Parent Company. The Parent Company receives management fees from certain of its subsidiaries, which include the reimbursement of various general and administrative services for expenses incurred by ETO on behalf of those subsidiaries. All such amounts have been eliminated in our consolidated financial statements.

ITEM 14. PRINCIPAL ACCOUNTANT FEES AND SERVICES

The following sets forth fees billed by Grant Thornton LLP for the audit of our annual financial statements and other services rendered (dollars in millions):

	Years Ended December 31,
	2020	2019
Audit fees (1)	$10.7	$11.6
Audit-related fees	—	0.1

Total	$10.7	$11.7

(1)

Includes fees for audits of annual financial statements of our companies, reviews of the related quarterly financial statements, and services that are normally provided by the independent accountants in connection with statutory and regulatory filings or engagements, including reviews of documents filed with the SEC and services related to the audit of our internal control over financial reporting.

Pursuant to the charter of the Audit Committee, the Audit Committee is responsible for the oversight of our accounting, reporting and financial practices. The Audit Committee has the responsibility to select, appoint, engage, oversee, retain, evaluate and terminate our external auditors; pre-approve all audit and non-audit services to be provided, consistent with all applicable laws, to us by our external auditors; and establish the fees and other compensation to be paid to our external auditors. The Audit Committee also oversees and directs our internal auditing program and reviews our internal controls.

The Audit Committee has adopted a policy for the pre-approval of audit and permitted non-audit services provided by our principal independent accountants. The policy requires that all services provided by Grant

Thornton LLP including audit services, audit-related services, tax services and other services, must be pre-approved by the Audit Committee. All fees paid or expected to be paid to Grant Thornton LLP for fiscal years 2020 and 2019 were pre-approved by the Audit Committee in accordance with this policy.

The Audit Committee reviews the external auditors’ proposed scope and approach as well as the performance of the external auditors. It also has direct responsibility for and sole authority to resolve any disagreements between our management and our external auditors regarding financial reporting, regularly reviews with the external auditors any problems or difficulties the auditors encountered in the course of their audit work, and, at least annually, uses its reasonable efforts to obtain and review a report from the external auditors addressing the following (among other items):

•	the auditors’ internal quality-control procedures;

•	any material issues raised by the most recent internal quality-control review, or peer review, of the external auditors;

•	the independence of the external auditors;

•	the aggregate fees billed by our external auditors for each of the previous two years; and

•	the rotation of the lead partner.

PART IV

ITEM 15. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

The following documents are filed as a part of this Report:

Page
(1) Financial Statements—see Index to Financial Statements	C-198

(2) Financial Statement Schedules—None

(3) Exhibits—see Index to Exhibits	C-192

ITEM 16. FORM 10-K SUMMARY

None.

INDEX TO EXHIBITS

The exhibits listed on the following Exhibit Index are filed as part of this report. Exhibits required by Item 601 of Regulation S-K, but which are not listed below, are not applicable.

Exhibit Number	Description
Energy Transfer Equity, L.P.

2.1	Agreement and Plan of Merger, dated as of September 28, 2015, among Energy Transfer Corp LP, ETE Corp GP, LLC, Energy Transfer Equity, L.P., LE GP, LLC, ETE GP, LLC and The Williams Companies, Inc. (incorporated by reference to Exhibit 2.1 to Form 8-K/A (File No. 1-32740) filed October 2, 2015)

2.2	Agreement and Plan of Merger, dated as of November 20, 2016, by and among Energy Transfer Partners, L.P., Energy Transfer Partners GP, L.P., Sunoco Logistics Partners L.P., Sunoco Partners LLC and, solely for purposes of certain provisions therein, Energy Transfer Equity, L.P. (incorporated by reference to Exhibit 2.1 to Form 8-K (File No. 1-11727) filed November 21, 2016)

2.3	Amendment No. 1 to Agreement and Plan of Merger, dated as of December 16, 2016, by and among Sunoco Logistics Partners L.P., Sunoco Partners LLC, SXL Acquisition Sub LLC, SXL Acquisition Sub LP, Energy Transfer Partners, L.P., Energy Transfer Partners GP, L.P., ETP Acquisition Sub, LLC and, solely for purposes of certain provisions therein, Energy Transfer Equity, L.P. (incorporated by reference to Exhibit 2.2 to Form 8-K (File No. 1-11727) filed December 21, 2016)

2.4	Contribution Agreement, dated as of January 15, 2018, by and among USA Compression Partners, LP, Energy Transfer Partners, L.P., Energy Transfer Partners GP, L.P., ETC Compression, LLC and, solely for certain purposes therein, Energy Transfer Equity, L.P. (incorporated by reference to Exhibit 2.1 to Form 8-K (File No. 1-32740) filed January 16, 2018)

2.5	Purchase Agreement, dated as of January 15, 2018, by and among USA Compression Holdings, LLC, Energy Transfer Equity, L.P., Energy Transfer Partners, L.L.C. and, solely for certain purposes therein, R/C IV USACP Holdings, L.P. and Energy Transfer Partners, L.P. (incorporated by reference to Exhibit 2.2 to Form 8-K (File No. 1-32740) filed January 16, 2018)

2.6	Agreement and Plan of Merger, dated as of August 1, 2018, by and among LE GP, LLC, Energy Transfer Equity, L.P., Streamline Merger Sub, LLC, Energy Transfer Partners, L.L.C. and Energy Transfer Partners, L.P. (incorporated by reference to Exhibit 2.1 to Form 8-K (File No. 1-32740) filed August 3, 2018)

2.7	Agreement and Plan of Merger, dated as of September 15, 2019, by and among Energy Transfer LP, Nautilus Merger Sub LLC and SemGroup Corporation (incorporated by reference to Exhibit 2.1 to Form 8-K (File No. 1-32740) filed September 16, 2019)

2.8	Agreement and Plan of Merger, dated as of February 16, 2021, by and among Energy Transfer LP, Elk Merger Sub LLC, Elk GP Merger Sub LLC, Enable Midstream Partners, LP, Enable GP, LLC, solely for the purpose of Section 21.(a)(i), LE GP, LLC, and, solely for the purpose of Section 1.1(b)(i), CenterPoint Energy, Inc. (incorporated by reference to Exhibit 2.1 to Form 8-K (File No. 1-32740) filed February 17, 2021)

3.1	Certificate of Limited Partnership of Energy Transfer Equity, L.P. (incorporated by reference to Exhibit 3.2 to Form S-1 (File No. 333-128097) filed September 2, 2005)

3.1.1	Certificate of Amendment to Certificate of Limited Partnership of Energy Transfer LP (incorporated by reference to Exhibit 3.1 to Form 8-K (File No. 1-32740) filed October 19, 2018)

Exhibit Number	Description

3.2	Third Amended Restated Agreement of Limited Partnership of Energy Transfer Equity, L.P., dated February 8, 2006 (incorporated by reference to Exhibit 3.1 to Form 8-K (File No. 1-32740) filed February 14, 2006)

3.3	Amendment No. 1 to Third Amended and Restated Agreement of Limited Partnership of Energy Transfer Equity, L.P. dated November 1, 2006 (incorporated by reference to Exhibit 3.3.1 to Form 10-K (File No. 1-32740) filed November 29, 2006)

3.4	Amendment No. 2 to Third Amended and Restated Agreement of Limited Partnership of Energy Transfer Equity, L.P., dated November 9, 2007 (incorporated by reference to Exhibit 3.3.2 to Form 8-K (File No. 1-32740) filed November 13, 2007)

3.5	Amendment No. 3 to Third Amended and Restated Agreement of Limited Partnership of Energy Transfer Equity, L.P., dated May 26, 2010 (incorporated by reference to Exhibit 3.1 to Form 8-K (File No. 1-32740) filed June 2, 2010)

3.6	Amendment No. 4 to Third Amended and Restated Agreement of Limited Partnership of Energy Transfer Equity, L.P., dated December 23, 2013 (incorporated by reference to Exhibit 3.1 to Form 8-K (File No. 1-32740) filed December 27, 2013)

3.7	Amendment No. 5 to the Third Amended and Restated Agreement of Limited Partnership of Energy Transfer Equity, L.P., dated as of March 8, 2016 (incorporated by reference to Exhibit 3.1 to Form 8-K (File No. 1-32740) filed March 9, 2016)

3.8	Amendment No. 6 to the Third Amended and Restated Agreement of Limited Partnership of Energy Transfer Equity, L.P., dated as of October 19, 2018 (incorporated by reference to Exhibit 3.2 of Form 8-K, File No.1-32740, filed October 19, 2018 (incorporated by reference to Exhibit 3.2 to Form 8-K (File No. 1-32740) filed October 19, 2018)

3.9	Amendment No. 7 to the Third Amended and Restated Agreement of Limited Partnership of Energy Transfer LP dated as of August 6, 2019 (incorporated by reference to Exhibit 3.10 to Form 10-Q (File No. 1-32740) filed August 8, 2019)

4.1	Indenture, dated September 20, 2010 between Energy Transfer Equity, L.P. and U.S. Bank National Association, as trustee (incorporated by reference to Exhibit 4.1 to Form 8-K (File No. 1-32740) filed September 20, 2010)

4.2	Fourth Supplemental Indenture, dated December 2, 2013 between Energy Transfer Equity, L.P. and U.S. Bank National Association, as trustee (including form of the Notes) (incorporated by reference to Exhibit 4.2 to Form 8-K (File No. 1-32740) filed December 2, 2013)

4.3	Fifth Supplemental Indenture, dated May 28, 2014 between Energy Transfer Equity, L.P. and U.S. Bank National Association, as trustee (incorporated by reference to Exhibit 4.2 to Form 8-K (File No. 1-32740) filed May 28, 2014)

4.4	Sixth Supplemental Indenture, dated May 28, 2014 between Energy Transfer Equity, L.P. and U.S. Bank National Association, as trustee (incorporated by reference to Exhibit 4.3 to Form 8-K (File No. 1-32740) filed May 28, 2014)

4.5	Seventh Supplemental Indenture, dated May 22, 2015 between Energy Transfer Equity, L.P. and U.S. Bank National Association, as trustee (including form of the Notes) (incorporated by reference to Exhibit 4.2 to Form 8-K (File No. 1-32740) filed May 22, 2015)

4.6	Eighth Supplemental Indenture dated October 18, 2017 between Energy Transfer Equity, L.P. and U.S. Bank National Association, as trustee (incorporated by reference to Exhibit 4.2 to Form 8-K (File No. 1-32740) filed October 18th, 2017)

Exhibit Number	Description

4.7	Description of Registrant’s securities registered pursuant to Section 12 of the Securities Exchange Act of 1934 - Description of common units (incorporated by reference to Exhibit 4.10 to Form 10-K (File No. 1-32740) filed February 21, 2020)

4.8	Ninth Supplemental Indenture, dated as of March 25, 2019, between Energy Transfer LP and U.S. Bank National Association as trustee (incorporated by reference to Exhibit 4.2 to Form 8-K (File No. 1-32740) filed March 27, 2019)

10.1+	Amended and Restated Energy Transfer LP Long-Term Incentive Plan (formerly Amended and Restated Energy Transfer Equity, L.P. Long-Term Incentive Plan) (incorporated by reference to Exhibit 10.1 to Form 10-K (File No. 1-32740) filed February 23, 2018)

10.2*+	First Amendment to the Amended and Restated Energy Transfer LP Long-Term Incentive Plan

10.3+	Second Amendment to the Amended and Restated Energy Transfer LP Long-Term Incentive Plan (incorporated by reference to Exhibit 10.1 to Form 8-K (File No. 1-32740) filed January 6, 2021)

10.4+	Energy Transfer LP Long-Term Cash Restricted Unit Plan (incorporated by reference to Exhibit 10.2 to Form 8-K (File No. 1-32740) filed January 6, 2021)

10.5+	Form of Cash Unit Award Agreement under the Energy Transfer LP Long-Term Cash Restricted Unit Plan (incorporated by reference to Exhibit 10.3 to Form 8-K (File No. 1-32740) filed January 6, 2021)

10.6+	Second Amended and Restated Energy Transfer LP 2008 Long-Term Incentive Plan (formerly Second Amended and Restated Energy Transfer Partners, L.P. 2008 Long-Term Incentive Plan) (incorporated by reference to Exhibit 4.1 to Form S-8 (File No. 333-229456) filed January 31, 2019)

10.7+	Energy Transfer LP 2011 Long-Term Incentive Plan (formerly Regency Energy Partners LP 2011 Long-Term Incentive Plan) (incorporated by reference to Exhibit 4.2 to Form S-8 (File No 333-229456) filed January 31, 2019)

10.8+	Energy Transfer LP 2015 Long-Term Incentive Plan, as amended and restated (formerly Sunoco Partners LLC Long-Term Incentive Plan, as amended and restated) (incorporated by reference to Exhibit 4.3 to Form S-8 (File No. 333-229456) filed January 31, 2019)

10.9+	Form of Director and Officer Indemnification Agreement (incorporated by reference to Exhibit 10.26 to Form S-1 (File No. 333-128097) filed December 20, 2005)

10.10	Registration Rights Agreement, dated November 27, 2006, by and among Energy Transfer Equity, L.P. and certain investors named therein (incorporated by reference to Exhibit 99.1 to Form 8-K (File No. 1-32740) filed November 30, 2006)

10.11+	LE GP, LLC Amended and Restated Outside Director Compensation Policy (incorporated by reference to Exhibit 10.9 to Form 10-K (File No. 1-32740) filed February 22, 2019)

10.12	Registration Rights Agreement, dated March 2, 2007, by and among Energy Transfer Equity, L.P. and certain investors named therein (incorporated by reference to Exhibit 99.1 to Form 8-K (File No. 1-32740) filed March 5, 2007)

10.13	Unitholder Rights and Restrictions Agreement, dated as of May 7, 2007, by and among Energy Transfer Equity, L.P., Ray C. Davis, Natural Gas Partners VI, L.P. and Enterprise GP Holdings, L.P. (incorporated by reference to Exhibit 10.45 to Form 8-K (File No. 1-32740) filed May 7, 2007)

10.14	Shared Services Agreement dated as of August 26, 2005, by and between Energy Transfer Equity, L.P. and Energy Transfer Partners, L.P. (incorporated by reference to Exhibit 10.30 to Form S-1/A (File No. 333-128097) filed December 20, 2005)

Exhibit Number	Description

10.15	Second Amendment, dated April 30, 2013, to the Shared Services Agreement dated as of August 26, 2005, as amended May 26, 2010, by and between Energy Transfer Equity, L.P. and Energy Transfer Partners, L.P.(incorporated by reference to Exhibit 10.2 to Form 8-K (File No. 1-32740) filed May 1, 2013)

10.16	Third Amendment, dated February 19, 2014, to the Shared Services Agreement dated as of August 26, 2005, as amended May 26, 2010 and April 30, 2013 by and between Energy Transfer Equity, L.P. and Energy Transfer Partners, L.P. (incorporated by reference to Exhibit 10.1 to Form 8-K (File No. 1-32740) filed February 19, 2014)

10.17+	Retention Agreement, by and among Energy Transfer Equity, L.P. and Thomas P. Mason, dated February 24, 2016 (incorporated by reference to Exhibit 10.21 to Form 10-K (File No. 1-32740) filed February 29, 2016)

10.18	Equity Restructuring Agreement, dated as of January 15, 2018, by and among Energy Transfer Equity, L.P., USA Compression Partners, LP and USA Compression GP, LLC. (incorporated by reference to Exhibit 10.1 to Form 8-K (File No. 1-32740) filed January 16, 2018)

10.19	Registration Rights Agreement, dated as of April 2, 2018, by and among Energy Transfer Partners, L.P., Energy Transfer Equity, L.P., USA Compression Partners, LP and USA Compression Holdings, LLC. (incorporated by reference to Exhibit 10.1 to Form 8-K (File No. 1-32740) filed April 3, 2018)

10.20+	Energy Transfer LP Annual Bonus Plan (incorporated by reference to Exhibit 10.23 to Form 10-K (File No. 1-32740) filed February 22, 2019)

10.21	Support Agreement, dated September 15, 2019, between Energy Transfer LP, Nautilus Merger Sub LLC, WP SemGroup Holdco LLC and SemGroup Corporation (incorporated by reference to Exhibit 10.1 to Form 8-K (File No. 1-32740) filed September 15, 2019)

10.22	Term Loan Credit Agreement dated as of October 17, 2019 among Energy Transfer Operating, L.P., Toronto Dominion (Texas) LLC, as Administrative Agent, the other lenders party thereto and the other parties named therein (incorporated by reference to Exhibit 10.1 to Form 8-K (File No. 1-32740) filed October 18, 2019)

10.23	Guaranty dated as of October 17, 2019 between Sunoco Logistics Partners Operations L.P. and Toronto Dominion (Texas) LLC, as Administrative Agent (incorporated by reference to Exhibit 10.2 to Form 8-K (File No. 1-32740) filed October 18, 2019)

10.24	Support Agreement, dated as of February 16, 2021, by and among Energy Transfer LP, Elk Merger Sub LLC, Elk GP Merger Sub LLC, Enable Midstream Partners, LP, Enable GP, LLC and CenterPoint Energy, Inc. (incorporated by reference to Exhibit 10.1 to Form 8-K (File No. 1-32740) filed February 17, 2021)

10.25	Support Agreement, dated as of February 16, 2021, by and among Energy Transfer LP, Elk Merger Sub LLC, Elk GP Merger Sub LLC, Enable Midstream Partners, LP, Enable GP, LLC and OGE Energy Corp. (incorporated by reference to Exhibit 10.2 to Form 8-K (File No. 1-32740) filed February 17, 2021)

21.1*	List of Subsidiaries

23.1*	Consent of Grant Thornton LLP related to Energy Transfer LP

31.1*	Certification of Co-Chief Executive Officer pursuant to Section 302 of the Sarbanes-Oxley Act of 2002

31.2*	Certification of Co-Chief Executive Officer pursuant to Section 302 of the Sarbanes-Oxley Act of 2002

Exhibit Number	Description

31.3*	Certification of Chief Financial Officer pursuant to Section 302 of the Sarbanes-Oxley Act of 2002

32.1**	Certification of Co-Chief Executive Officer pursuant to 18 U.S.C. Section 1350, as adopted pursuant to Section 906 of the Sarbanes-Oxley Act of 2002

32.2**	Certification of Co-Chief Executive Officer pursuant to 18 U.S.C. Section 1350, as adopted pursuant to Section 906 of the Sarbanes-Oxley Act of 2002

32.3**	Certification Chief Financial Officer pursuant to 18 U.S.C. Section 1350, as adopted pursuant to Section 906 of the Sarbanes-Oxley Act of 2002

101*	Interactive data files pursuant to Rule 405 of Regulation S-T: (i) our Consolidated Balance Sheets as of December 31, 2020 and 2019; (ii) our Consolidated Statements of Operations for the years ended December 31, 2020, 2019 and 2018; (iii) our Consolidated Statements of Comprehensive Income for years ended December 31, 2020, 2019 and 2018; (iv) our Consolidated Statement of Equity for the years ended December 31, 2020, 2019 and 2018; and (v) our Consolidated Statements of Cash Flows for the years ended December 31, 2020, 2019 and 2018

104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

*	Filed herewith.
**	Furnished herewith.
+	Denotes a management contract or compensatory plan or arrangement.

SIGNATURES

Pursuant to the requirements of Section 13 or 15(d) of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

ENERGY TRANSFER LP

	By:	LE GP, LLC, its general partner

Date: February 19, 2021	By:	/s/ A. Troy Sturrock
A. Troy Sturrock
Senior Vice President, Controller and Principal Accounting Officer (duly authorized to sign on behalf of the registrant)

Pursuant to the requirements of the Securities Exchange Act of 1934, this report has been signed below by the following persons on behalf of the registrant and in the capacities and on the dates indicated:

Signature	Title	Date

/s/ Kelcy L. Warren Kelcy L. Warren	Executive Chairman	February 19, 2021

/s/ Marshall S. McCrea, III Marshall S. McCrea, III	Co-Chief Executive Officer and Director (Co-Principal Executive Officer)	February 19, 2021

/s/ Thomas E. Long Thomas E. Long	Co-Chief Executive Officer and Director (Co-Principal Executive Officer)	February 19, 2021

/s/ Bradford D. Whitehurst Bradford D. Whitehurst	Chief Financial Officer (Principal Financial Officer)	February 19, 2021

/s/ Matthew S. Ramsey Matthew S. Ramsey	Chief Operating Officer and Director	February 19, 2021

/s/ A. Troy Sturrock A. Troy Sturrock	Senior Vice President and Controller (Principal Accounting Officer)	February 19, 2021

/s/ Steven R. Anderson Steven R. Anderson	Director	February 19, 2021

/s/ Richard D. Brannon Richard D. Brannon	Director	February 19, 2021

/s/ Ray C. Davis Ray C. Davis	Director	February 19, 2021

/s/ Michael K. Grimm Michael K. Grimm	Director	February 19, 2021

/s/ John W. McReynolds John W. McReynolds	Director	February 19, 2021

/s/ James R. Perry James R. Perry	Director	February 19, 2021

/s/ Ray W. Washburne Ray W. Washburne	Director	February 19, 2021

INDEX TO FINANCIAL STATEMENTS

Energy Transfer LP and Subsidiaries

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Board of Directors of LE GP, LLC and

Unitholders of Energy Transfer LP

Opinion on the financial statements

We have audited the accompanying consolidated balance sheets of Energy Transfer LP (a Delaware limited partnership) and subsidiaries (the “Partnership”) as of December 31, 2020 and 2019, the related consolidated statements of operations, comprehensive income (loss), equity, and cash flows for each of the three years in the period ended December 31, 2020, and the related notes (collectively referred to as the “financial statements”). In our opinion, the financial statements present fairly, in all material respects, the financial position of the Partnership as of December 31, 2020 and 2019, and the results of its operations and its cash flows for each of the three years in the period ended December 31, 2020, in conformity with accounting principles generally accepted in the United States of America.

We also have audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States) (“PCAOB”), the Partnership’s internal control over financial reporting as of December 31, 2020, based on criteria established in the 2013 Internal Control—Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (“COSO”), and our report dated February 19, 2021 expressed an unqualified opinion thereon.

Change in accounting principle

As discussed in Note 2 to the consolidated financial statements, the Partnership has changed its method of accounting for certain inventories.

Basis for opinion

These financial statements are the responsibility of the Partnership’s management. Our responsibility is to express an opinion on the Partnership’s financial statements based on our audits. We are a public accounting firm registered with the PCAOB and are required to be independent with respect to the Partnership in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.

Critical audit matters

The critical audit matters communicated below are matters arising from the current period audit of the financial statements that were communicated or required to be communicated to the audit committee and that (1) relate to accounts or disclosures that are material to the financial statements and (2) involved our especially challenging, subjective, or complex judgments. The communication of critical audit matters does not alter in any way our opinion on the financial statements, taken as a whole, and we are not, by communicating the critical audit matters below, providing separate opinions on the critical audit matters or on the accounts or disclosures to which they relate.

Goodwill Impairment Assessment

As described in Note 2 to the consolidated financial statements, the Partnership recognized $2.8 billion of goodwill impairment during 2020 and the remaining consolidated goodwill balance was $2.4 billion at December 31, 2020. Annually, or whenever events or changes in circumstances indicate potential asset impairment has occurred, the Partnership evaluates the recoverability of the carrying value of goodwill. The COVID-19 pandemic and the corresponding decrease in demand for crude oil, natural gas liquids and natural gas negatively impacted the Partnership’s current and projected operating results, cash flow and market capitalization. Therefore, the Partnership determined that a triggering event had occurred and completed an interim goodwill impairment assessment of its reporting units during the first and third quarters of 2020 along with the Partnership’s annual impairment assessment during the fourth quarter of 2020. The results of the quantitative impairment tests indicated that certain reporting units had a carrying value that exceeded their fair values. As a result, the Partnership recorded $2.8 billion of impairment charges to goodwill for these reporting units during the year ended December 31, 2020. In addition, as of December 31, 2020, there was $368 million of goodwill that was recorded within a reporting unit for which the estimated fair value exceeded the carrying value by less than 20% in the most recent quantitative test. We identified the Partnership’s determination of the fair value of the reporting units where carrying value exceeded their fair values and the 1 reporting unit where the estimated fair value exceeded the carrying value by less than 20% as a critical audit matter.

The determination of the fair value of the reporting units was a critical audit matter due to the significant judgment required by management when determining the fair value of a reporting unit. In particular, the fair value estimates were sensitive to significant assumptions such as management’s cash flow projections, discount rates, and the inherent uncertainty around the timing of increases or decreases in future projected results utilized to estimate the fair value of reporting units.

Our audit procedures related to the estimation of the fair value of the reporting units included the following procedures, among others. We tested the effectiveness of controls relating to management’s review of the assumptions used to develop the future cash flows, the discount rates used, and valuation methodologies applied. In addition to testing the effectiveness of controls, we also performed the following:

a.	Evaluated the reasonableness of management’s forecasted financial results by:

i.	Assessing the reasonableness of management’s forecast of future projected results and the underlying timing of recovery in comparison to relevant industry data and other supporting evidence obtained,

ii.

Testing forecasted revenues and gross margins by comparing forecasted amounts to actual historical results to identify material changes, corroborating the basis for increases or decreases in forecasted revenues and gross margins, as applicable, and

iii.	Testing significant operating expenses and cash expenditures by comparing to historical trends and evaluating significant deviations from recent actual amounts.

b.	Utilized an internal valuation specialist to evaluate:

i.	The methodologies used and whether they were acceptable for the underlying assets or operations and whether such methodologies were being applied correctly, and

ii.

The appropriateness of the discount rates by recalculating the weighted average costs of capital or developing independent ranges of acceptable discount rates and comparing those ranges to the amounts selected and applied by management.

Environmental Remediation

As discussed in Note 10 to the consolidated financial statements, the Partnership’s operations are subject to extensive federal, tribal, state and local environmental and safety laws and regulations that require expenditures for remediation at current and former facilities. At December 31, 2020, the Partnership’s consolidated environmental obligations totaled $306 million. We identified the identification, assessment and estimation of the environmental exposure associated with certain sites of ETC Sunoco Holdings LLC as a critical audit matter.

The determination that the identification, assessment and estimation of the environmental exposure was a critical audit matter was due to high estimation uncertainty primarily driven by the complexity of the actuarial methods utilized, the discount rate applied and the potential for changes in the timing and extent of remediation. This required an increased extent of effort when performing audit procedures, related to identification, assessment and estimation of the environmental exposure, including the need to involve an actuarial specialist.

Our audit procedures related to the identification, assessment and estimation of the Partnership’s environmental exposure included the following procedures, among others. We tested the effectiveness of controls relating to the identification and review of the historical claims, payments and reserve data provided to the third-party actuarial specialist and the reconciliation of that data used in the actuary report, and the review of the discount rate and actuarial methods applied. In addition to testing the effectiveness of controls, we performed the following procedures:

a.	Utilized an auditor-engaged actuarial specialist to evaluate:

i.	The methodologies used and whether they were acceptable for the underlying operations, and

ii.	The qualifications of the actuarial specialist engaged by the Partnership based on their credentials and experience.

b.	Evaluated the discount rate used by comparing it to the historical rate of return related to the investment portfolio used to fund the underlying liabilities, and

c.	Evaluated the life-to-date payments, reserves, and payment patterns by agreeing the historical claims and payment amounts to underlying claims or general ledger.

/s/ GRANT THORNTON LLP

We have served as the Partnership’s auditor since 2004.

Dallas, Texas

February 19, 2021

ENERGY TRANSFER LP AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

(Dollars in millions)

	December 31,
	2020	2019
ASSETS
Current assets:
Cash and cash equivalents	$367	$291
Accounts receivable, net	3,875	5,038
Accounts receivable from related companies	79	159
Inventories	1,739	1,532
Income taxes receivable	35	146
Derivative assets	9	23
Other current assets	213	275

Total current assets	6,317	7,464
Property, plant and equipment	94,115	89,790
Accumulated depreciation and depletion	(19,008)	(15,597)

	75,107	74,193
Investments in unconsolidated affiliates	3,060	3,460
Lease right-of-use assets, net	866	964
Other non-current assets, net	1,657	1,571
Intangible assets, net	5,746	6,154
Goodwill	2,391	5,167

Total assets	$95,144	$98,973

The accompanying notes are an integral part of these consolidated financial statements.

ENERGY TRANSFER LP AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

(Dollars in millions)

	December 31,
	2020	2019
LIABILITIES AND EQUITY
Current liabilities:
Accounts payable	$2,809	$4,118
Accounts payable to related companies	27	31
Derivative liabilities	238	147
Operating lease current liabilities	53	60
Accrued and other current liabilities	2,775	3,342
Current maturities of long-term debt	21	26

Total current liabilities	5,923	7,724
Long-term debt, less current maturities	51,417	51,028
Non-current derivative liabilities	237	273
Non-current operating lease liabilities	837	901
Deferred income taxes	3,428	3,208
Other non-current liabilities	1,152	1,162
Commitments and contingencies
Redeemable noncontrolling interests	762	739
Equity:
Limited Partners:
Common Unitholders (2,702,372,154 and 2,689,580,631 units authorized, issued and outstanding as of December 31, 2020 and 2019, respectively)	18,531	21,935
General Partner	(8)	(4)
Accumulated other comprehensive income (loss)	6	(11)

Total partners’ capital	18,529	21,920
Noncontrolling interests	12,859	12,018

Total equity	31,388	33,938

Total liabilities and equity	$95,144	$98,973

The accompanying notes are an integral part of these consolidated financial statements.

ENERGY TRANSFER LP AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

(Dollars in millions, except per unit data)

	Years Ended December 31,
	2020	2019	2018
REVENUES:
Refined product sales	$10,514	$16,752	$17,458
Crude sales	9,442	15,917	14,425
NGL sales	6,797	8,290	9,986
Gathering, transportation and other fees	8,982	9,086	6,797
Natural gas sales	2,633	3,295	4,452
Other	586	873	969

Total revenues	38,954	54,213	54,087

COSTS AND EXPENSES:
Cost of products sold	25,487	39,801	41,603
Operating expenses	3,218	3,294	3,089
Depreciation, depletion and amortization	3,678	3,147	2,859
Selling, general and administrative	711	694	702
Impairment losses	2,880	74	431

Total costs and expenses	35,974	47,010	48,684

OPERATING INCOME	2,980	7,203	5,403
OTHER INCOME (EXPENSE):
Interest expense, net of interest capitalized	(2,327)	(2,331)	(2,055)
Equity in earnings of unconsolidated affiliates	119	302	344
Impairment of investments in unconsolidated affiliates	(129)	—	—
Losses on extinguishments of debt	(75)	(18)	(112)
Gains (losses) on interest rate derivatives	(203)	(241)	47
Other, net	12	105	62

INCOME FROM CONTINUING OPERATIONS BEFORE INCOME TAX EXPENSE	377	5,020	3,689
Income tax expense from continuing operations	237	195	4

INCOME FROM CONTINUING OPERATIONS	140	4,825	3,685
Loss from discontinued operations, net of income taxes	—	—	(265)

NET INCOME	140	4,825	3,420
Less: Net income attributable to noncontrolling interests	739	1,256	1,632
Less: Net income attributable to redeemable noncontrolling interests	49	51	39

NET INCOME (LOSS) ATTRIBUTABLE TO PARTNERS	(648)	3,518	1,749
ET Series A Convertible Preferred Unitholders’ interest in net income	—	—	33
General Partner’s interest in net income (loss)	(1)	4	3

Limited Partners’ interest in net income (loss)	$(647)	$3,514	$1,713

INCOME (LOSS) FROM CONTINUING OPERATIONS PER LIMITED PARTNER UNIT:

Basic	$(0.24)	$1.34	$1.21

Diluted	$(0.24)	$1.33	$1.20

NET INCOME (LOSS) PER LIMITED PARTNER UNIT:
Basic	$(0.24)	$1.34	$1.20

Diluted	$(0.24)	$1.33	$1.19

The accompanying notes are an integral part of these consolidated financial statements.

ENERGY TRANSFER LP AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME (LOSS)

(Dollars in millions)

	Years Ended December 31,
	2020	2019	2018
Net income	$140	$4,825	$3,420
Other comprehensive income (loss), net of tax:
Change in value of available-for-sale securities	5	11	(4)
Actuarial gain (loss) relating to pension and other postretirement benefits	18	24	(43)
Foreign currency translation adjustment	5	6	—
Change in other comprehensive income from unconsolidated affiliates	(13)	(10)	4

	15	31	(43)

Comprehensive income	155	4,856	3,377
Less: Comprehensive income attributable to noncontrolling interests	739	1,256	1,632
Less: Comprehensive income attributable to redeemable noncontrolling interests	49	51	39

Comprehensive income (loss) attributable to partners	$(633)	$3,549	$1,706

The accompanying notes are an integral part of these consolidated financial statements.

ENERGY TRANSFER LP AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF EQUITY

(Dollars in millions)

	Series A Convertible Preferred Units	Common Unitholders	General Partner	Accumulated Other Comprehensive Income (Loss)	Non- controlling Interest	Total
Balance, December 31, 2017	$450	$(1,531)	$(3)	$—	$31,176	$30,092
Distributions to partners	—	(1,681)	(3)	—	—	(1,684)
Distributions to noncontrolling interests	—	—	—	—	(3,117)	(3,117)
Distributions reinvested	115	(115)	—	—		—
Subsidiary units repurchased	(7)	(119)	—	—	102	(24)
Subsidiary units issued	—	1	—	—	923	924
Energy Transfer Merger	—	21,869	—	—	(21,869)	—
Capital contributions from noncontrolling interests	—	—	—	—	649	649
Cumulative effect adjustment due to change in accounting principle	—	—	—	—	(54)	(54)
Acquisition of USAC noncontrolling interest	—	—	—	—	832	832
ET Series A Convertible Preferred Units conversion	(589)	589	—	—	—	—
Other comprehensive loss, net of tax	—	—	—	(43)	—	(43)
Other, net	(2)	47	(2)	1	17	61
Net income, excluding amounts attributable to redeemable noncontrolling interests	33	1,713	3	—	1,632	3,381

Balance, December 31, 2018	—	20,773	(5)	(42)	10,291	31,017
Distributions to partners	—	(3,051)	(3)	—	—	(3,054)
Distributions to noncontrolling interests	—	—	—	—	(1,597)	(1,597)
Common units repurchased	—	(25)	—	—	—	(25)
Subsidiary units issued	—	—	—	—	780	780
Capital contributions from noncontrolling interests	—	—	—	—	348	348
Sale of noncontrolling interest in subsidiary	—	—	—	—	93	93
SemGroup Acquisition	—	652	—	—	819	1,471
Other comprehensive income, net of tax	—	—	—	31	—	31
Other, net	—	72	—	—	28	100
Net income, excluding amounts attributable to redeemable noncontrolling interests	—	3,514	4	—	1,256	4,774

Balance, December 31, 2019	—	21,935	(4)	(11)	12,018	33,938
Distributions to partners	—	(2,799)	(3)	—	—	(2,802)
Distributions to noncontrolling interests	—	—	—	—	(1,651)	(1,651)
Subsidiary units issued	—	—	—	—	1,580	1,580
Capital contributions from noncontrolling interests	—	—	—	—	222	222
Other comprehensive income (loss), net of tax	—	—	—	16	(1)	15
Other, net	—	42	—	1	(48)	(5)
Net income (loss), excluding amounts attributable to redeemable noncontrolling interests	—	(647)	(1)	—	739	91

Balance, December 31, 2020	$—	$18,531	$(8)	$6	$12,859	$31,388

The accompanying notes are an integral part of these consolidated financial statements.

ENERGY TRANSFER LP AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

(Dollars in millions)

	Years Ended December 31,
	2020	2019	2018
OPERATING ACTIVITIES:
Net income	$140	$4,825	$3,420
Reconciliation of net income to net cash provided by operating activities:
Loss from discontinued operations	—	—	265
Depreciation, depletion and amortization	3,678	3,147	2,859
Deferred income taxes	210	217	(7)
Inventory valuation adjustments	82	(79)	85
Non-cash compensation expense	121	113	105
Impairment losses	2,880	74	431
Impairment of investments in unconsolidated affiliates	129	—	—
Losses on extinguishment of debt	75	18	112
Distributions on unvested awards	(41)	(38)	(38)
Equity in earnings of unconsolidated affiliates	(119)	(302)	(344)
Distributions from unconsolidated affiliates	220	290	328
Other non-cash	(61)	182	56
Net change in operating assets and liabilities, net of effects of acquisitions	47	(391)	234

Net cash provided by operating activities	7,361	8,056	7,506

INVESTING ACTIVITIES:
Cash proceeds from sale of noncontrolling interest in subsidiary	—	93	—
Cash received in USAC acquisition, net of cash paid	—	—	461
Cash paid for SemGroup Acquisition, net of cash received	—	(787)	—
Cash paid for all other acquisitions	—	(7)	(429)
Capital expenditures, excluding allowance for equity funds used during construction	(5,130)	(5,960)	(7,407)
Contributions in aid of construction costs	67	80	109
Contributions to unconsolidated affiliates	(38)	(523)	(26)
Distributions from unconsolidated affiliates in excess of cumulative earnings	187	98	69
Proceeds from the sale of assets	19	54	87
Other	(3)	18	61

Net cash used in investing activities	(4,898)	(6,934)	(7,075)

FINANCING ACTIVITIES:
Proceeds from borrowings	24,440	22,583	29,001
Repayments of debt	(24,133)	(20,101)	(28,948)
Subsidiary units issued for cash	1,580	780	1,402
Capital contributions from noncontrolling interests	222	348	649
Distributions to partners	(2,802)	(3,054)	(1,684)
Distributions to noncontrolling interests	(1,651)	(1,597)	(3,117)
Distributions to redeemable noncontrolling interests	(49)	(53)	(24)
Common units repurchased under buyback program	—	(25)	—
Subsidiary units repurchased	—	—	(24)
Debt issuance costs	(59)	(117)	(171)
Other	65	(14)	(166)

Net cash used in financing activities	(2,387)	(1,250)	(3,082)

DISCONTINUED OPERATIONS:
Operating activities	—	—	(484)
Investing activities	—	—	3,207
Changes in cash included in current assets held for sale	—	—	11

Net increase in cash and cash equivalents of discontinued operations	—	—	2,734

Increase (decrease) in cash and cash equivalents	76	(128)	83
Cash and cash equivalents, beginning of period	291	419	336

Cash and cash equivalents, end of period	$367	$291	$419

The accompanying notes are an integral part of these consolidated financial statements.

ENERGY TRANSFER LP AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(Tabular dollar and unit amounts, except per unit data, are in millions)

1.	OPERATIONS AND BASIS OF PRESENTATION:

The consolidated financial statements presented herein contain the results of Energy Transfer LP and its subsidiaries (the “Partnership,” “we,” “us,” “our” or “ET”). References to the “Parent Company” mean Energy Transfer LP on a stand-alone basis.

In October 2018, we completed the merger of ETO with a wholly-owned subsidiary of ET in a unit-for-unit exchange (the “Energy Transfer Merger”). In connection with the transaction, the former common unitholders (other than ET and its subsidiaries) received 1.28 common units of ET for each common unit of ETO they owned. Following the closing of the Energy Transfer Merger, Energy Transfer Partners, L.P. was renamed Energy Transfer Operating, L.P. In addition, Energy Transfer Equity, L.P. was renamed Energy Transfer LP, and its common units began trading on the NYSE under the “ET” ticker symbol on Friday, October 19, 2018.

Immediately prior to the closing of the Energy Transfer Merger, the following also occurred:

•	the IDRs in Energy Transfer Partners, L.P. were converted into 1,168,205,710 common units;

•	the general partner interest in ETO was converted to a non-economic general partner interest and ETO issued 18,448,341 ETO common units to ETP GP;

•

ET contributed its 2,263,158 Sunoco LP common units to ETO in exchange for 2,874,275 ETO common units and 100 percent of the limited liability company interests in Sunoco GP LLC, the sole general partner of Sunoco LP, and all of the IDRs in Sunoco LP, to ETO in exchange for 42,812,389 ETO common units;

•

ET contributed its 12,466,912 common units representing limited partner interests in USAC and 100 percent of the limited liability company interests in USA Compression GP, LLC, the general partner of USAC, to ETO in exchange for 16,134,903 ETO common units; and

•

ET contributed its 100 percent limited liability company interest in Lake Charles LNG and a 60 percent limited liability company interest in each of Energy Transfer LNG Export, LLC, ET Crude Oil Terminals, LLC and ETC Illinois LLC (collectively, “Lake Charles LNG and Other”) to ETO in exchange for 37,557,815 ETO common units.

Subsequent to the Energy Transfer Merger, substantially all of the Partnership’s cash flows are derived from distributions related to its investment in ETO, whose cash flows are derived from its subsidiaries, including ETO’s investments in Sunoco LP and USAC. The Parent Company’s primary cash requirements are for general and administrative expenses, debt service requirements and distributions to its partners. Parent Company-only assets are not available to satisfy the debts and other obligations of ET’s subsidiaries.

Our financial statements reflect the following reportable segments:

•	intrastate transportation and storage;

•	interstate transportation and storage;

•	midstream;

•	NGL and refined products transportation and services;

•	crude oil transportation and services;

•	investment in Sunoco LP;

•	investment in USAC; and

•	corporate and other, including the following:

•	activities of the Parent Company; and

•	certain operations and investments that are not separately reflected as reportable segments.

The Partnership owns and operates intrastate natural gas pipeline systems and storage facilities that are engaged in the business of purchasing, gathering, transporting, processing, and marketing natural gas and NGLs in the states of Texas, Louisiana, New Mexico and West Virginia.

The Partnership owns and operates interstate pipelines, either directly or through equity method investments, that transport natural gas to various markets in the United States.

The Partnership is engaged in the gathering and processing, compression, treating and transportation of natural gas, focusing on providing midstream services in some of the most prolific natural gas producing regions in the United States, including the Eagle Ford, Haynesville, Barnett, Fayetteville, Marcellus, Utica, Bone Spring and Avalon shales.

The Partnership owns and operates a logistics business, consisting of a geographically diverse portfolio of complementary pipeline, terminalling, and acquisition and marketing assets, which are used to facilitate the purchase and sale of crude oil, NGLs and refined products.

The Partnership owns a controlling interest in Sunoco LP which is engaged in the wholesale distribution of motor fuels to convenience stores, independent dealers, commercial customers, and distributors, as well as the retail sale of motor fuels and merchandise through Sunoco LP operated convenience stores and retail fuel sites. As of December 31, 2020, our interest in Sunoco LP consisted of 100% of the general partner and IDRs, as well as 28.5 million common units.

The Partnership owns a controlling interest in USAC which provides compression services to producers, processors, gatherers and transporters of natural gas and crude oil. As of December 31, 2020, our interest in USAC consisted of 100% of the general partner and 46.1 million common units.

Basis of Presentation. The consolidated financial statements of Energy Transfer LP presented herein for the years ended December 31, 2020, 2019 and 2018, have been prepared in accordance with GAAP and pursuant to the rules and regulations of the SEC. We consolidate all majority-owned subsidiaries and limited partnerships, which we control as the general partner or owner of the general partner. All significant intercompany transactions and accounts are eliminated in consolidation.

The consolidated financial statements of ET presented herein include the results of operations of:

•	the Parent Company;

•	our controlled subsidiary, Energy Transfer Operating, L.P.; and

•	Energy Transfer Partners GP, L.P. (“ETP GP”), the general partner of ETO, and Energy Transfer Partners, L.L.C. (“ETP LLC”), the general partner of ETP GP.

For prior periods herein, certain balances have been reclassified to assets and liabilities held for sale and certain revenues and expenses to discontinued operations. These reclassifications had no impact on net income or total equity.

2.	ESTIMATES, SIGNIFICANT ACCOUNTING POLICIES AND BALANCE SHEET DETAIL:

Change in Accounting Policy

Effective January 1, 2020, the Partnership elected to change its accounting policy related to certain barrels of crude oil that were previously accounted for as inventory. Under the revised accounting policy, certain amounts of crude oil that are not available for sale have been reclassified from inventory to non-current assets. These crude oil barrels, which are owned by the Partnership’s crude oil acquisition and marketing business, include pipeline linefill and tank bottoms and are not considered to be available for sale because the volumes must be maintained in order to continue normal operation of the related pipelines or tanks and because there is no expectation of liquidation or sale of these volumes in the near term.

Under the previous accounting policy, all crude oil barrels were recorded as inventory under the weighted average cost method. Under the revised accounting policy, barrels related to pipeline linefill and tank bottoms are accounted for as long-lived assets and reflected as non-current assets on the consolidated balance sheet. These crude oil barrels will be tested for impairment consistent with the Partnership’s existing accounting policy for impairments of long-lived assets. The Partnership’s management believes that the change in accounting policy is preferable as it more closely aligns the accounting policies across the consolidated entity, given that similar assets in the Partnership’s natural gas, NGLs and refined products businesses are accounted for as non-current assets. In addition, management believes that reflecting these crude oil barrels as non-current assets better represents the economic results of the Partnership’s crude oil acquisition and marketing business by reducing volatility resulting from market price adjustments to crude oil barrels that are not expected to be sold or liquidated in the near term.

As a result of this change in accounting policy, the Partnership’s consolidated balance sheet for the prior period has been retrospectively adjusted as follows:

	December 31, 2019
	As Originally Reported	Effect of Change	As Adjusted
Inventories	$1,935	$(403)	$1,532
Total current assets	7,867	(403)	7,464
Other non-current assets, net	1,075	496	1,571
Total assets	98,880	93	98,973
Total partners’ capital	21,827	93	21,920

In addition, the Partnership’s consolidated statements of operations, comprehensive income and cash flows for prior periods have been retrospectively adjusted as follows:

	Year Ended December 31,
	2019	2018
As originally reported:
Consolidated Statements of Operations and Comprehensive Income
Cost of products sold	$39,727	$41,658
Operating income	7,277	5,348
Income from continuing operations before income tax expense	5,094	3,634
Net income	4,899	3,365
Net income per limited partner unit	1.37	1.16
Comprehensive income	4,930	3,322
Comprehensive income attributable to partners	3,623	1,651
Consolidated Statements of Cash Flows
Net income	4,899	3,365
Net change in operating assets and liabilities	(465)	289
Effect of change:
Consolidated Statements of Operations and Comprehensive Income
Cost of products sold	74	(55)
Operating income	(74)	55
Income from continuing operations before income tax expense	(74)	55
Net income	(74)	55
Net income per limited partner unit	(0.03)	0.04
Comprehensive income	(74)	55
Comprehensive income attributable to partners	(74)	55
Consolidated Statements of Cash Flows
Net income	(74)	55
Net change in operating assets and liabilities	74	(55)
As adjusted:
Consolidated Statements of Operations and Comprehensive Income
Cost of products sold	39,801	41,603
Operating income	7,203	5,403
Income from continuing operations before income tax expense	5,020	3,689
Net income	4,825	3,420
Net income per limited partner unit	1.34	1.20
Comprehensive income	4,856	3,377
Comprehensive income attributable to partners	3,549	1,706
Consolidated Statements of Cash Flows
Net income	4,825	3,420
Net change in operating assets and liabilities	(391)	234

Use of Estimates

The preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and the accrual for and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period.

The natural gas industry conducts its business by processing actual transactions at the end of the month following the month of delivery. Consequently, the most current month’s financial results for the midstream, NGL and intrastate transportation and storage operations are estimated using volume estimates and market prices. Any differences between estimated results and actual results are recognized in the following month’s financial statements. Management believes that the estimated operating results represent the actual results in all material respects.

Some of the other significant estimates made by management include, but are not limited to, the timing of certain forecasted transactions that are hedged, the fair value of derivative instruments, useful lives for depreciation and amortization, purchase accounting allocations and subsequent realizability of intangible assets, fair value measurements used in the goodwill impairment test, market value of inventory, assets and liabilities resulting from the regulated ratemaking process, contingency reserves and environmental reserves. Actual results could differ from those estimates.

Regulatory Accounting—Regulatory Assets and Liabilities

Our interstate transportation and storage segment is subject to regulation by certain state and federal authorities, and certain subsidiaries in that segment have accounting policies that conform to the accounting requirements and ratemaking practices of the regulatory authorities. The application of these accounting policies allows certain of our regulated entities to defer expenses and revenues on the balance sheet as regulatory assets and liabilities when it is probable that those expenses and revenues will be allowed in the ratemaking process in a period different from the period in which they would have been reflected in the consolidated statement of operations by an unregulated company. These deferred assets and liabilities will be reported in results of operations in the period in which the same amounts are included in rates and recovered from or refunded to customers. Management’s assessment of the probability of recovery or pass through of regulatory assets and liabilities will require judgment and interpretation of laws and regulatory commission orders. If, for any reason, we cease to meet the criteria for application of regulatory accounting treatment for these entities, the regulatory assets and liabilities related to those portions ceasing to meet such criteria would be eliminated from the consolidated balance sheet for the period in which the discontinuance of regulatory accounting treatment occurs.

Although Panhandle’s natural gas transmission systems and storage operations are subject to the jurisdiction of the FERC in accordance with the Natural Gas Act of 1938 and Natural Gas Policy Act of 1978, it does not currently apply regulatory accounting policies in accounting for its operations. Panhandle does not apply regulatory accounting policies primarily due to the level of discounting from tariff rates and its inability to recover specific costs.

Cash, Cash Equivalents and Supplemental Cash Flow Information

Cash and cash equivalents include all cash on hand, demand deposits, and investments with original maturities of three months or less. We consider cash equivalents to include short-term, highly liquid investments that are readily convertible to known amounts of cash and that are subject to an insignificant risk of changes in value.

We place our cash deposits and temporary cash investments with high credit quality financial institutions. At times, our cash and cash equivalents may be uninsured or in deposit accounts that exceed the Federal Deposit Insurance Corporation insurance limit.

The net change in operating assets and liabilities (net of effects of acquisitions) included in cash flows from operating activities is comprised as follows:

	Years Ended December 31,
	2020	2019	2018
Accounts receivable	$1,163	$(473)	$541
Accounts receivable from related companies	(290)	(69)	162
Inventories	(271)	(19)	237
Other current assets	172	117	7
Other non-current assets, net	(7)	(102)	(102)
Accounts payable	(1,327)	146	(766)
Accounts payable to related companies	367	(32)	(202)
Accrued and other current liabilities	163	(44)	382
Other non-current liabilities	8	(133)	28
Derivative assets and liabilities, net	69	218	(53)

Net change in operating assets and liabilities, net of effects of acquisitions	$47	$(391)	$234

Non-cash investing and financing activities and supplemental cash flow information are as follows:

	Years Ended December 31,
	2020	2019	2018
NON-CASH INVESTING ACTIVITIES:
Accrued capital expenditures	$604	$1,334	$1,030
Lease assets obtained in exchange for new lease liabilities	42	68	—
Net losses from subsidiary common unit transactions	—	—	(126)
SUPPLEMENTAL CASH FLOW INFORMATION:
Cash paid for interest, net of interest capitalized	$2,092	$1,932	$1,870
Cash paid for income taxes (net of refunds)	(64)	31	508

Accounts Receivable

Our operations deal with a variety of counterparties across the energy sector, some of which are investment grade, and most of which are not. Internal credit ratings and credit limits are assigned to all counterparties and limits are monitored against credit exposure. Letters of credit or prepayments may be required from those counterparties that are not investment grade depending on the internal credit rating and level of commercial activity with the counterparty.

We have a diverse portfolio of customers; however, because of the midstream and transportation services we provide, many of our customers are engaged in the exploration and production segment. We manage trade credit risk to mitigate credit losses and exposure to uncollectible trade receivables. Prospective and existing customers are reviewed regularly for creditworthiness to manage credit risk within approved tolerances. Customers that do not meet minimum credit standards are required to provide additional credit support in the form of a letter of credit, prepayment, or other forms of security. We establish an allowance for credit losses on trade receivables based on the expected ultimate recovery of these receivables and consider many factors including historical customer collection experience, general and specific economic trends, and known specific issues related to individual customers, sectors, and transactions that might impact collectability. Changes in the allowance are recorded as a component of operating expenses; reductions in the allowance are recorded when receivables are subsequently collected or written-off. Past due receivable balances are written-off when our efforts have been unsuccessful in collecting the amount due.

Inventories

Inventories consist principally of natural gas held in storage, NGLs and refined products, crude oil and spare parts, all of which are valued at the lower of cost or net realizable value utilizing the weighted-average cost method.

Sunoco LP’s fuel inventories are stated at the lower of cost or market using the last-in-first-out (“LIFO”) method. As of December 31, 2020 and 2019, the carrying value of Sunoco LP’s fuel inventory included lower of cost or market reserves of $311 million and $229 million, respectively, and the inventory carrying value equaled or exceeded its replacement cost. For the years ended December 31, 2020, 2019 and 2018, the Partnership’s consolidated statements of operations did not include any material amounts of income from the liquidation of Sunoco LP’s LIFO fuel inventory.

Inventories consisted of the following:

	December 31,
	2020	2019
Natural gas, NGLs and refined products (1)	$1,013	$833
Crude oil	287	251
Spare parts and other	439	448

Total inventories	$1,739	$1,532

(1)	Due to changes in fuel prices, Sunoco LP recorded a write-down on the value of its fuel inventory of $82 million for the year ended December 31, 2020.

We utilize commodity derivatives to manage price volatility associated with our natural gas inventory. Changes in fair value of designated hedged inventory are recorded in inventory on our consolidated balance sheets and cost of products sold in our consolidated statements of operations.

Other Current Assets

Other current assets consisted of the following:

	December 31,
	2020	2019
Deposits paid to vendors	$75	$95
Prepaid expenses and other	138	180

Total other current assets	$213	$275

Property, Plant and Equipment

Property, plant and equipment are stated at cost less accumulated depreciation. Depreciation is computed using the straight-line method over the estimated useful or FERC-mandated lives of the assets, if applicable. Expenditures for maintenance and repairs that do not add capacity or extend the useful life are expensed as incurred. Expenditures to refurbish assets that either extend the useful lives of the asset or prevent environmental contamination are capitalized and depreciated over the remaining useful life of the asset. Additionally, we capitalize certain costs directly related to the construction of assets including internal labor costs, interest and engineering costs. Upon disposition or retirement of pipeline components or natural gas plant components, any gain or loss is recorded to accumulated depreciation. When entire pipeline systems, gas plants or other property and equipment are retired or sold, any gain or loss is included in our consolidated statements of operations.

Property, plant and equipment is reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of such assets may not be recoverable. If such a review should indicate that the carrying amount of long-lived assets is not recoverable, we reduce the carrying amount of such assets to fair value.

In 2020, the Partnership recognized a $58 million fixed asset impairment primarily due to decreases in projected future cash flow as a result of the overall market demand decline. USAC recorded an $8 million impairment of compression equipment as a result of its evaluations of the future deployment of its idle fleet.

In 2019, USAC recognized a $6 million fixed asset impairment related to certain idle compressor assets. Sunoco LP recognized a $47 million write-down on assets held for sale related to its ethanol plant in Fulton, New York.

In 2018, USAC recognized a $9 million fixed asset impairment related to certain idle compressor assets.

Capitalized interest is included for pipeline construction projects, except for certain interstate projects for which an allowance for funds used during construction (“AFUDC”) is accrued. Interest is capitalized based on the current borrowing rate of our revolving credit facilities when the related costs are incurred. AFUDC is calculated under guidelines prescribed by the FERC and capitalized as part of the cost of utility plant for interstate projects. It represents the cost of servicing the capital invested in construction work-in-process. AFUDC is segregated into two component parts—borrowed funds and equity funds.

Components and useful lives of property, plant and equipment were as follows:

	December 31,
	2020	2019
Land and improvements	$1,233	$1,232
Buildings and improvements (1 to 45 years)	4,236	2,664
Pipelines and equipment (5 to 83 years)	69,120	64,678
Product storage and related facilities (2 to 83 years)	6,393	5,898
Right of way (20 to 83 years)	5,099	4,859
Other (1 to 48 years)	2,263	1,964
Construction work-in-process	5,771	8,495

	94,115	89,790
Less—Accumulated depreciation and depletion	(19,008)	(15,597)

Property, plant and equipment, net	$75,107	$74,193

We recognized the following amounts for the periods presented:

	Years Ended December 31,
	2020	2019	2018
Depreciation, depletion and amortization expense	$3,275	$2,839	$2,538
Capitalized interest	189	166	294

Investments in Unconsolidated Affiliates

We own interests in a number of related businesses that are accounted for by the equity method. In general, we use the equity method of accounting for an investment for which we exercise significant influence over, but do not control, the investee’s operating and financial policies. An impairment of an investment in an unconsolidated affiliate is recognized when circumstances indicate that a decline in the investment value is other than temporary. During the year ended December 31, 2020, the Partnership recorded an impairment of its investment in White Cliffs of $129 million during the year ended December 31, 2020 due to a decrease in projected future revenues and cash flows as a result of the overall market demand decline that occurred subsequent to the SemGroup acquisition and related purchase price allocation in December 2019.

Other Non-Current Assets, net

Other non-current assets, net are stated at cost less accumulated amortization. Other non-current assets, net consisted of the following:

	December 31,
	2020	2019
Crude pipeline linefill and tank bottoms	$517	$496
Regulatory assets	41	$42
Pension assets	103	84
Deferred charges	188	178
Restricted funds	179	178
Other	629	593

Total other non-current assets, net	$1,657	$1,571

Restricted funds include an immaterial amount of restricted cash primarily held in our wholly-owned captive insurance companies.

Intangible Assets

Intangible assets are stated at cost, net of amortization computed on the straight-line method. The Partnership removes the gross carrying amount and the related accumulated amortization for any fully amortized intangibles in the year they are fully amortized.

Components and useful lives of intangible assets were as follows:

	December 31, 2020		December 31, 2019
	Gross Carrying Amount	Accumulated Amortization	Gross Carrying Amount	Accumulated Amortization
Amortizable intangible assets:
Customer relationships, contracts and agreements (3 to 46 years)	$7,513	$(2,117)	$7,535	$(1,743)
Patents (10 years)	48	(40)	48	(35)
Trade names (20 years)	66	(35)	66	(31)
Other (5 to 20 years)	19	(15)	19	(12)

Total amortizable intangible assets	7,646	(2,207)	7,668	(1,821)
Non-amortizable intangible assets:
Trademarks	295	—	295	—
Other	12	—	12	—

Total non-amortizable intangible assets	307	—	307	—

Total intangible assets	$7,953	$(2,207)	$7,975	$(1,821)

Aggregate amortization expense of intangible assets was as follows:

	Years Ended December 31,
	2020	2019	2018
Reported in depreciation, depletion and amortization expense	$403	$308	$321

Estimated aggregate amortization of intangible assets for the next five years is as follows:

Years Ending December 31:
2021	$393
2022	379
2023	363
2024	349
2025	335

We review amortizable intangible assets for impairment whenever events or changes in circumstances indicate that the carrying amount of such assets may not be recoverable. If such a review should indicate that the carrying amount of amortizable intangible assets is not recoverable, we reduce the carrying amount of such assets to fair value. We review non-amortizable intangible assets for impairment annually, or more frequently if circumstances dictate.

Sunoco LP performed impairment tests on its indefinite-lived intangible assets during the fourth quarter of 2018 and recognized a $30 million impairment charge on its contractual rights primarily due to decreases in projected future revenues and cash flows from the date the intangible assets were originally recorded.

Goodwill

Goodwill is tested for impairment annually or more frequently if circumstances indicate that goodwill might be impaired. The annual impairment test is performed during the fourth quarter.

Changes in the carrying amount of goodwill were as follows:

	Intrastate Transportation and Storage	Interstate Transportation and Storage	Midstream	NGL and Refined Products Transportation and Services	Crude Oil Transportation and Services	Investment in Sunoco LP	Investment in USAC	All Other	Total
Balance, December 31, 2018	$10	$196	$492	$693	$1,167	$1,559	$619	$149	$4,885
Acquired	—	42	—	—	230	—	—	35	307
Impaired	—	(12)	(9)	—	—	—	—	—	(21)
Other	—	—	—	—	—	(4)	—	—	(4)

Balance, December 31, 2019	10	226	483	693	1,397	1,555	619	184	5,167
Acquired	—	—	—	—	—	9	—	—	9
Impaired	(10)	(226)	(483)	—	(1,279)	—	(619)	(198)	(2,815)
Other	—	—	—	—	(66)	—	—	96	30

Balance, December 31, 2020	$—	$—	$—	$693	$52	$1,564	$—	$82	$2,391

During the first quarter of 2020, due to the impacts of the COVID-19 pandemic, the decline in commodity prices and the decreases in the Partnership’s market capitalization, we determined that interim impairment testing should be performed on certain reporting units. The Partnership performed the interim impairment tests consistent with our approach for annual impairment testing, including using similar models, inputs and assumptions. As a result of the interim impairment test, the Partnership recognized goodwill impairments of $483 million related to our Ark-La-Tex and South Texas operations within the midstream segment, $183 million related to our Lake Charles LNG regasification operations within the interstate transportation and storage segment due to contractually scheduled reductions in payments for the remainder of the contract term, and $40 million related to our all other operations primarily due to decreases in projected future revenues and cash flows as a result of the overall market demand decline. In addition, USAC recognized a goodwill impairment of $619 million during the three months ended March 31, 2020, which is included in the Partnership’s consolidated results of operations.

During the third quarter of 2020, the Partnership performed interim impairment testing on certain reporting units within its midstream, interstate, crude, NGL and all other operations. As a result, the Partnership recognized goodwill impairments of $1.28 billion related to our crude operations, $132 million related to our Energy Transfer Canada operations within the all other segment and $43 million related to our interstate operations primarily due to decreases in projected future cash flow as a result of the overall market demand decline.

During the fourth quarter of 2020, the Partnership performed annual impairment testing on certain reporting units within its midstream, interstate, crude, NGL and all other operations. As a result, the Partnership recognized goodwill impairments of $10 million related to our intrastate operations, $11 million related to our PEI operations and $15 million related to our Natural Resources operations within the all other segment primarily due to decreases in projected future cash flow as a result of the overall market demand decline. No other impairments of the Partnership’s goodwill were identified.

Goodwill is recorded at the acquisition date based on a preliminary purchase price allocation and generally may be adjusted when the purchase price allocation is finalized. During the fourth quarter of 2019, $265 million goodwill was recorded in conjunction with the acquisition of SemGroup.

During the third quarter of 2019, the Partnership recognized a goodwill impairment of $12 million related to the Southwest Gas operations within the interstate segment primarily due to decreases in projected future revenues and cash flows. During the fourth quarter of 2019, the Partnership recognized a goodwill impairment of $9 million related to our North Central operations within the midstream segment primarily due to changes in assumptions related to projected future revenues and cash flows.

During the fourth quarter of 2018, the Partnership recognized goodwill impairments of $378 million related to our Northeast operations within the midstream segment primarily due to changes in assumptions related to projected future revenues and cash flows from the dates the goodwill was originally recorded. These changes in assumptions reflect delays in the construction of third-party takeaway capacity in the Northeast.

The Partnership determines the fair value of our reporting units using the discounted cash flow method, the guideline company method, or a weighted combination of the discounted cash flow method and the guideline company method. Determining the fair value of a reporting unit requires judgment and the use of significant estimates and assumptions. Such estimates and assumptions include revenue growth rates, operating margins, weighted average costs of capital and future market conditions, among others. The Partnership believes the estimates and assumptions used in our impairment assessments are reasonable and based on available market information, but variations in any of the assumptions could result in materially different calculations of fair value and determinations of whether or not an impairment is indicated. Under the discounted cash flow method, the Partnership determines fair value based on estimated future cash flows of each reporting unit including estimates for capital expenditures, discounted to present value using the risk-adjusted industry rate, which reflect the overall level of inherent risk of the reporting unit. Cash flow projections are derived from one year budgeted amounts and five year operating forecasts plus an estimate of later period cash flows, all of which are evaluated by management. Subsequent period cash flows are developed for each reporting unit using growth rates that management believes are reasonably likely to occur. Under the guideline company method, the Partnership determines the estimated fair value of each of our reporting units by applying valuation multiples of comparable publicly-traded companies to each reporting unit’s projected EBITDA and then averaging that estimate with similar historical calculations using a three year average. In addition, the Partnership estimates a reasonable control premium representing the incremental value that accrues to the majority owner from the opportunity to dictate the strategic and operational actions of the business.

Management does not believe that any of the goodwill balances in its reporting units is currently at significant risk of impairment; however, of the $2.39 billion of goodwill on the Partnership’s consolidated balance sheet as of December 31, 2020, approximately $368 million is recorded in reporting units for which the estimated fair value exceeded the carrying value by less than 20% in the most recent quantitative test.

Asset Retirement Obligations

We have determined that we are obligated by contractual or regulatory requirements to remove facilities or perform other remediation upon retirement of certain assets. The fair value of any ARO is determined based on estimates and assumptions related to retirement costs, which the Partnership bases on historical retirement costs, future inflation rates and credit-adjusted risk-free interest rates. These fair value assessments are considered to be Level 3 measurements, as they are based on both observable and unobservable inputs. Changes in the liability are recorded for the passage of time (accretion) or for revisions to cash flows originally estimated to settle the ARO.

An ARO is required to be recorded when a legal obligation to retire an asset exists and such obligation can be reasonably estimated. We will record an ARO in the periods in which management can reasonably estimate the settlement dates.

As of December 31, 2020 and 2019, other non-current liabilities in the Partnership’s consolidated balance sheets included AROs of $270 million and $247 million, respectively. For the years ended December 31, 2020, 2019 and 2018 aggregate accretion expense related to AROs was $16 million, $5 million and $13 million, respectively.

Except for the AROs discussed above, management was not able to reasonably measure the fair value of AROs as of December 31, 2020 and 2019, in most cases because the settlement dates were indeterminable. Although a number of onshore assets in our systems are subject to agreements or regulations that give rise to an ARO upon discontinued use of these assets, AROs were not recorded because these assets have an indeterminate removal or abandonment date given the expected continued use of the assets with proper maintenance or replacement. Our subsidiaries also have legal obligations for several other assets at previously owned refineries, pipelines and terminals, for which it is not possible to estimate when the obligations will be settled. Consequently, the retirement obligations for these assets cannot be measured at this time. At the end of the useful life of these underlying assets, our subsidiaries are legally or contractually required to abandon in place or remove the asset. We believe we may have additional AROs related to pipeline assets and storage tanks, for which it is not possible to estimate whether or when the AROs will be settled. Consequently, these AROs cannot be measured at this time. Sunoco LP also has AROs related to the estimated future cost to remove underground storage tanks.

Individual component assets have been and will continue to be replaced, but the pipeline and the natural gas gathering and processing systems will continue in operation as long as supply and demand for natural gas exists. Based on the widespread use of natural gas in industrial and power generation activities, management expects supply and demand to exist for the foreseeable future. We have in place a rigorous repair and maintenance program that keeps the pipelines and the natural gas gathering and processing systems in good working order. Therefore, although some of the individual assets may be replaced, the pipelines and the natural gas gathering and processing systems themselves will remain intact indefinitely.

As of December 31, 2020 and 2019, other non-current assets on the Partnership’s consolidated balance sheets included $34 million and $31 million, respectively, of funds that were legally restricted for the purpose of settling AROs.

Accrued and Other Current Liabilities

Accrued and other current liabilities consisted of the following:

	December 31,
	2020	2019
Interest payable	$600	$579
Customer advances and deposits	161	123
Accrued capital expenditures	604	1,334
Accrued wages and benefits	109	217
Taxes payable other than income taxes	446	263
Exchanges payable	127	67
Other	728	759

Total accrued and other current liabilities	$2,775	$3,342

Deposits or advances are received from our customers as prepayments for natural gas deliveries in the following month. Prepayments and security deposits may be required when customers exceed their credit limits or do not qualify for open credit.

Redeemable Noncontrolling Interests

Our redeemable noncontrolling interests relate to certain preferred unitholders of one of our consolidated subsidiaries that have the option to convert their preferred units to such subsidiary’s common units at the election of the holders and the noncontrolling interest holders in one of our consolidated subsidiaries that have the option to sell their interests to us. In accordance with applicable accounting guidance, the noncontrolling interest is excluded from total equity and reflected as redeemable noncontrolling interests on our consolidated balance sheets. See Note 7 for further information.

Environmental Remediation

We accrue environmental remediation costs for work at identified sites where an assessment has indicated that cleanup costs are probable and reasonably estimable. Such accruals are undiscounted and are based on currently available information, estimated timing of remedial actions and related inflation assumptions, existing technology and presently enacted laws and regulations. If a range of probable environmental cleanup costs exists for an identified site, the minimum of the range is accrued unless some other point in the range is more likely in which case the most likely amount in the range is accrued.

Fair Value of Financial Instruments

The carrying amounts of cash and cash equivalents, accounts receivable and accounts payable approximate their fair value.

Based on the estimated borrowing rates currently available to us and our subsidiaries for loans with similar terms and average maturities, the aggregate fair value and carrying amount of our debt obligations as of December 31, 2020 was $56.21 billion and $51.44 billion, respectively. As of December 31, 2019, the aggregate fair value and carrying amount of our debt obligations was $54.79 billion and $51.05 billion, respectively. The fair value of our consolidated debt obligations is a Level 2 valuation based on the observable inputs used for similar liabilities.

We have commodity derivatives, interest rate derivatives and embedded derivatives in our preferred units that are accounted for as assets and liabilities at fair value in our consolidated balance sheets. We determine the fair value of our assets and liabilities subject to fair value measurement by using the highest possible “level” of inputs. Level 1 inputs are observable quotes in an active market for identical assets and liabilities.

We consider the valuation of marketable securities and commodity derivatives transacted through a clearing broker with a published price from the appropriate exchange as a Level 1 valuation. Level 2 inputs are inputs observable for similar assets and liabilities. We consider OTC commodity derivatives entered into directly with third parties as a Level 2 valuation since the values of these derivatives are quoted on an exchange for similar transactions. Additionally, we consider our options transacted through our clearing broker as having Level 2 inputs due to the level of activity of these contracts on the exchange in which they trade. We consider the valuation of our interest rate derivatives as Level 2 as the primary input, the LIBOR curve, is based on quotes from an active exchange of Eurodollar futures for the same period as the future interest swap settlements. Level 3 inputs are unobservable. During the year ended December 31, 2020, no transfers were made between any levels within the fair value hierarchy.

The following tables summarize the fair value of our financial assets and liabilities measured and recorded at fair value on a recurring basis as of December 31, 2020 and 2019 based on inputs used to derive their fair values:

	Fair Value Total	Fair Value Measurements at December 31, 2020
		Level 1	Level 2
Assets:
Commodity derivatives:
Natural Gas:
Basis Swaps IFERC/NYMEX	$12	$12	$—
Swing Swaps IFERC	1	—	1
Fixed Swaps/Futures	13	13	—
Forward Physical Contracts	5	—	5
Power:
Forwards	4	—	4
Futures	2	2	—
Options—Calls	1	1	—
NGLs—Forwards/Swaps	127	127	—
Refined Products—Futures	3	3	—
Crude—Forwards/Swaps	—	—	—

Total commodity derivatives	168	158	10
Other non-current assets	34	22	12

Total assets	$202	$180	$22

Liabilities:
Interest rate derivatives	$(448)	$—	$(448)
Commodity derivatives:
Natural Gas:
Basis Swaps IFERC/NYMEX	(11)	(11)	—
Swing Swaps IFERC	(3)	—	(3)
Fixed Swaps/Futures	(13)	(13)	—
Forward Physical Contracts	(1)	—	(1)
Power:
Futures	(3)	(3)	—
NGLs—Forwards/Swaps	(227)	(227)	—
Refined Products—Futures	(11)	(11)	—

Total commodity derivatives	(269)	(265)	(4)

Total liabilities	$(717)	$(265)	$(452)

	Fair Value Total	Fair Value Measurements at December 31, 2019
		Level 1	Level 2
Assets:
Commodity derivatives:
Natural Gas:
Basis Swaps IFERC/NYMEX	$17	$17	$—
Swing Swaps IFERC	1	—	1
Fixed Swaps/Futures	65	65	—
Forward Physical Contracts	3	—	3
Power:
Power—Forwards	11	—	11
Futures	4	4	—
Options—Puts	1	1	—
Options—Calls	1	1	—
NGLs—Forwards/Swaps	260	260	—
Refined Products—Futures	8	8	—
Crude—Forwards/Swaps	13	13	—

Total commodity derivatives	384	369	15
Other non-current assets	31	20	11

Total assets	$415	$389	$26

Liabilities:
Interest rate derivatives	$(399)	$—	$(399)
Commodity derivatives:
Natural Gas:
Basis Swaps IFERC/NYMEX	(49)	(49)	—
Swing Swaps IFERC	(1)	—	(1)
Fixed Swaps/Futures	(43)	(43)	—
Power:
Forwards	(5)	—	(5)
Futures	(3)	(3)	—
NGLs—Forwards/Swaps	(278)	(278)	—
Refined Products—Futures	(10)	(10)	—

Total commodity derivatives	(389)	(383)	(6)

Total liabilities	$(788)	$(383)	$(405)

Contributions in Aid of Construction Costs

On certain of our capital projects, third parties are obligated to reimburse us for all or a portion of project expenditures. The majority of such arrangements are associated with pipeline construction and production well tie-ins. Contributions in aid of construction costs (“CIAC”) are netted against our project costs as they are received, and any CIAC which exceeds our total project costs, is recognized as other income in the period in which it is realized.

Shipping and Handling Costs

Shipping and handling costs are included in cost of products sold, except for shipping and handling costs related to fuel consumed for compression and treating which are included in operating expenses.

Costs and Expenses

Cost of products sold include actual cost of fuel sold, adjusted for the effects of our hedging and other commodity derivative activities, and the cost of appliances, parts and fittings. Operating expenses include all costs incurred to provide products to customers, including compensation for operations personnel, insurance costs, vehicle maintenance, advertising costs, purchasing costs and plant operations. Selling, general and administrative expenses include all partnership related expenses and compensation for executive, partnership, and administrative personnel.

We record the collection of taxes to be remitted to government authorities on a net basis, except for consumer excise taxes collected by Sunoco LP on sales of refined products and merchandise which are included in both revenues and costs and expenses in the consolidated statements of operations, with no effect on net income. For the years ended December 31, 2020, 2019 and 2018, excise taxes collected by Sunoco LP were $301 million, $386 million and $370 million, respectively.

Issuances of Subsidiary Units

We record changes in our ownership interest of our subsidiaries as equity transactions, with no gain or loss recognized in consolidated net income or comprehensive income. For example, upon our subsidiary’s issuance of common units in a public offering, we record any difference between the amount of consideration received or paid and the amount by which the noncontrolling interests are adjusted as a change in partners’ capital.

Income Taxes

ET is a publicly traded limited partnership and is not taxable for federal and most state income tax purposes. As a result, our earnings or losses, to the extent not included in a taxable subsidiary, for federal and most state purposes are included in the tax returns of the individual partners. Net earnings for financial statement purposes may differ significantly from taxable income reportable to Unitholders as a result of differences between the tax basis and financial reporting basis of assets and liabilities, in addition to the allocation requirements related to taxable income under our Third Amended and Restated Agreement of Limited Partnership (the “Partnership Agreement”).

As a publicly traded limited partnership, we are subject to a statutory requirement that our “qualifying income” (as defined by the Internal Revenue Code, related Treasury Regulations, and Internal Revenue Service (“IRS”) pronouncements) exceed 90% of our total gross income, determined on a calendar year basis. If our qualifying income does not meet this statutory requirement, ET would be taxed as a corporation for federal and state income tax purposes. For the years ended December 31, 2020, 2019 and 2018, our qualifying income met the statutory requirement.

The Partnership conducts certain activities through corporate subsidiaries which are subject to federal, state and local income taxes. These corporate subsidiaries include ETP Holdco, Inland Corporation, Sunoco Property Company LLC and Aloha. The Partnership and its corporate subsidiaries account for income taxes under the asset and liability method.

Under this method, deferred tax assets and liabilities are recognized for the estimated future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax basis. Deferred tax assets and liabilities are measured using enacted tax rates in effect for the year in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rate is recognized in earnings in the period that includes the enactment date. Valuation allowances are established when necessary to reduce deferred tax assets to the amounts more likely than not to be realized.

The determination of the provision for income taxes requires significant judgment, use of estimates, and the interpretation and application of complex tax laws. Significant judgment is required in assessing the timing and amounts of deductible and taxable items and the probability of sustaining uncertain tax positions. The benefits of uncertain tax positions are recorded in our financial statements only after determining a more-likely-than-not probability that the uncertain tax positions will withstand challenge, if any, from taxing authorities. When facts and circumstances change, we reassess these probabilities and record any changes through the provision for income taxes.

Accounting for Derivative Instruments and Hedging Activities

For qualifying hedges, we formally document, designate and assess the effectiveness of transactions that receive hedge accounting treatment and the gains and losses offset related results on the hedged item in the statement of operations. The market prices used to value our financial derivatives and related transactions have been determined using independent third-party prices, readily available market information, broker quotes and appropriate valuation techniques.

At inception of a hedge, we formally document the relationship between the hedging instrument and the hedged item, the risk management objectives, and the methods used for assessing and testing effectiveness and how any ineffectiveness will be measured and recorded. We also assess, both at the inception of the hedge and on a quarterly basis, whether the derivatives that are used in our hedging transactions are highly effective in offsetting changes in cash flows. If we determine that a derivative is no longer highly effective as a hedge, we discontinue hedge accounting prospectively by including changes in the fair value of the derivative in net income for the period.

If we designate a commodity hedging relationship as a fair value hedge, we record the changes in fair value of the hedged asset or liability in cost of products sold in our consolidated statements of operations. This amount is offset by the changes in fair value of the related hedging instrument. Any ineffective portion or amount excluded from the assessment of hedge ineffectiveness is also included in the cost of products sold in the consolidated statements of operations.

Cash flows from derivatives accounted for as cash flow hedges are reported as cash flows from operating activities, in the same category as the cash flows from the items being hedged.

If we designate a derivative financial instrument as a cash flow hedge and it qualifies for hedge accounting, the change in the fair value is deferred in AOCI until the underlying hedged transaction occurs. Any ineffective portion of a cash flow hedge’s change in fair value is recognized each period in earnings. Gains and losses deferred in AOCI related to cash flow hedges remain in AOCI until the underlying physical transaction occurs, unless it is probable that the forecasted transaction will not occur by the end of the originally specified time period or within an additional two-month period of time thereafter. For financial derivative instruments that do not qualify for hedge accounting, the change in fair value is recorded in cost of products sold in the consolidated statements of operations.

We manage a portion of our interest rate exposures by utilizing interest rate swaps and similar instruments. Certain of our interest rate derivatives are accounted for as either cash flow hedges or fair value hedges. For interest rate derivatives accounted for as either cash flow or fair value hedges, we report realized gains and losses and ineffectiveness portions of those hedges in interest expense. For interest rate derivatives not designated as hedges for accounting purposes, we report realized and unrealized gains and losses on those derivatives in “Gains (losses) on interest rate derivatives” in the consolidated statements of operations.

Non-Cash Compensation

For awards of restricted units, we recognize compensation expense over the vesting period based on the grant-date fair value, which is determined based on the market price of the underlying common units on the grant date. For awards of cash restricted units, we remeasure the fair value of the award at the end of each reporting period based on the market price of the underlying common units as of the reporting date, and the fair value is recorded in other non-current liabilities on our consolidated balance sheets.

Pensions and Other Postretirement Benefit Plans

The Partnership recognizes the overfunded or underfunded status of defined benefit pension and other postretirement plans, measured as the difference between the fair value of the plan assets and the benefit obligation (the projected benefit obligation for pension plans and the accumulated postretirement benefit obligation for other postretirement plans). Each overfunded plan is recognized as an asset and each underfunded plan is recognized as a liability. Changes in the funded status of the plan are recorded in the year in which the change occurs within AOCI in equity or, for entities applying regulatory accounting, as a regulatory asset or regulatory liability.

Allocation of Income

For purposes of maintaining partner capital accounts, the Partnership Agreement specifies that items of income and loss shall generally be allocated among the partners in accordance with their percentage interests.

3.	ACQUISITIONS, DIVESTITURES AND RELATED TRANSACTIONS:

Pending Enable Acquisition

On February 17, 2021, the Partnership announced its entry into a definitive merger agreement to acquire Enable. Under the terms of the merger agreement, Enable’s common unitholders will receive 0.8595 of an ET common unit in exchange for each Enable common unit. In addition, each outstanding Enable Series A preferred unit will be exchanged for 0.0265 of an ET Series G preferred unit, and ET will make a $10 million cash payment for Enable’s general partner. The transaction is subject to the approval of Enable’s unitholders and other customary regulatory approvals.

SemGroup Acquisition and ET Contribution of SemGroup Assets to ETO

On December 5, 2019, ET completed the acquisition of SemGroup pursuant to the terms of the Agreement and Plan of Merger, dated as of September 15, 2019 (the “Merger Agreement”). Under the terms of the Merger Agreement, a wholly owned subsidiary of ET merged with and into SemGroup (the “SemGroup Transaction”), with SemGroup surviving the merger. At the effective time of the SemGroup Transaction on December 5, 2019, each share of class A common stock, par value $0.01 per share, of SemGroup issued and outstanding immediately prior to the effective time was converted into the right to receive (i) $6.80 in cash, without interest, and (ii) 0.7275 ET Common Units representing limited partner interests in ET. Each share of Series A Cumulative Perpetual Convertible Preferred Stock, par value $0.01 per share, of SemGroup that was issued and outstanding as of immediately prior to the effective time was redeemed by SemGroup for cash at a price per share equal to 101% of the liquidation preference.

During the first and second quarters of 2020, ET contributed former SemGroup assets to ETO through sale and contribution transactions. The following table represents the fair value, as of December 5, 2019, of the SemGroup assets and liabilities transferred from ET to ETO:

At December 5, 2019
Total current assets	$794
Property, plant and equipment	3,891
Other non-current assets	617
Goodwill	295
Intangible assets	460

Total assets	$6,057

Total current liabilities	$629
Long-term debt, less current maturities (1)	2,576
Other non-current liabilities	197
Energy Transfer Canada Preferred shares	241

Total liabilities	3,643
Noncontrolling interest	822
Partners’ capital	1,592

Total liabilities and partners’ capital	$6,057

(1)

Long-term debt at December 5, 2019 includes SemGroup senior notes with an aggregate principal amount of $1.375 billion and SemGroup subsidiary debt of $593 million, all of which was redeemed in December 2019, subsequent to the close of the SemGroup Transaction.

During 2020, the Partnership has recorded impairments on certain of the contributed SemGroup assets. Those impairments include a $244 million impairment of goodwill and a $129 million impairment of other non-current assets.

ET Contribution of Assets to ETO

Immediately prior to the closing of the Energy Transfer Merger discussed in Note 1, ET contributed the following to ETO:

•	2,263,158 common units representing limited partner interests in Sunoco LP to ETO in exchange for 2,874,275 ETO common units;

•	100 percent of the limited liability company interests in Sunoco GP LLC, the sole general partner of Sunoco LP, and all of the IDRs in Sunoco LP, to ETO in exchange for 42,812,389 ETO common units;

•

12,466,912 common units representing limited partner interests in USAC and 100 percent of the limited liability company interests in USA Compression GP, LLC, the general partner of USAC, to ETO in exchange for 16,134,903 ETO common units; and

•

a 100 percent limited liability company interest in Lake Charles LNG and a 60 percent limited liability company interest in each of Energy Transfer LNG Export, LLC, ET Crude Oil Terminals, LLC and ETC Illinois LLC to ETO in exchange for 37,557,815 ETO common units.

USAC Acquisition

On April 2, 2018, ET acquired a controlling interest in USAC, a publicly traded partnership that provides compression services in the United States. Specifically, the Partnership acquired (i) all of the outstanding limited liability company interests in USA Compression GP, LLC (“USAC GP”), the general partner of

USAC, and (ii) 12,466,912 USAC common units representing limited partner interests in USAC for cash consideration equal to $250 million (the “USAC Transaction”). Concurrently, USAC cancelled its IDRs and converted its economic general partner interest into a non-economic general partner interest in exchange for the issuance of 8,000,000 USAC common units to USAC GP.

Concurrent with these transactions, ETO contributed to USAC all of the issued and outstanding membership interests of CDM for aggregate consideration of approximately $1.7 billion, consisting of (i) 19,191,351 USAC common units, (ii) 6,397,965 units of a newly authorized and established class of units representing limited partner interests in USAC (“USAC Class B Units”) and (iii) $1.23 billion in cash, including customary closing adjustments (the “CDM Contribution”). The USAC Class B Units are a new class of partnership interests of USAC that have substantially all of the rights and obligations of a USAC common unit, except the USAC Class B Units will not participate in distributions for the first four quarters following the closing date of April 2, 2018. Each USAC Class B Unit will automatically convert into one USAC common unit on the first business day following the record date attributable to the quarter ending June 30, 2019.

Prior to the USAC acquisition, the CDM entities were indirect wholly-owned subsidiaries of ETO. Beginning April 2018, ETE’s consolidated financial statements reflected USAC as a consolidated subsidiary.

Summary of Assets Acquired and Liabilities Assumed

The USAC Transaction was recorded using the acquisition method of accounting, which requires, among other things, that assets acquired and liabilities assumed be recognized on the balance sheet at their fair values as of the acquisition date.

The total purchase price was allocated as follows:

At April 2, 2018
Total current assets (2)	$786
Property, plant and equipment	1,332
Other non-current assets	15
Goodwill (1)	366
Intangible assets	222

Total assets	$2,721

Total current liabilities	$110
Long-term debt, less current maturities	1,527
Other non-current liabilities	2

Total liabilities	1,639
Noncontrolling interest	832
Partners’ capital	250

Total liabilities and partners’ capital	$2,721

(1)

None of the goodwill is expected to be deductible for tax purposes. Goodwill recognized from the business combination primarily relates to the value attributed to additional growth opportunities, synergies and operating leverage within USAC’s operations.

(2)	Includes cash and cash equivalents of $711 million held by USAC as of the acquisition date.

The fair values of the assets acquired and liabilities assumed were determined using various valuation techniques, including the income and market approaches.

Sunoco LP Retail Store Divestment

On January 23, 2018, Sunoco LP completed the disposition of assets pursuant to the purchase agreement with 7-Eleven, Inc. (the “7-Eleven Transaction”). As a result of the 7-Eleven Transaction, previously eliminated wholesale motor fuel sales to Sunoco LP’s retail locations are reported as wholesale motor fuel sales to third parties.

In connection with the 7-Eleven Transaction, Sunoco LP entered into a 15-year take-or-pay fuel supply arrangement with 7-Eleven and SEI Fuel. For the period from January 1, 2018 through January 22, 2018, Sunoco LP recorded sales to the sites that were subsequently sold to 7-Eleven of $199 million, which sales were eliminated in consolidation.

The Partnership has concluded that it meets the accounting requirements for reporting the financial position, results of operations and cash flows of the 7-Eleven Transaction and the operations of the related assets as discontinued operations.

There were no results of operations associated with discontinued operations for the year ended December 31, 2019. The results of operations associated with discontinued operations for the years ended December 31, 2018 and 2017 are presented in the following table:

Year Ended December 31, 2018
REVENUES	$349
COSTS AND EXPENSES
Cost of products sold	305
Operating expenses	61
Selling, general and administrative	7

Total costs and expenses	373

OPERATING LOSS	(24)
OTHER EXPENSE
Interest expense, net	2
Loss on extinguishment of debt	20
Other, net	61

LOSS FROM DISCONTINUED OPERATIONS BEFORE INCOME TAX EXPENSE	(107)
Income tax expense	158

LOSS FROM DISCONTINUED OPERATIONS, NET OF INCOME TAXES	(265)

LOSS FROM DISCONTINUED OPERATIONS, NET OF INCOME TAXES ATTRIBUTABLE TO ET	$(10)

4.	INVESTMENTS IN UNCONSOLIDATED AFFILIATES:

Citrus

ETO owns CrossCountry Energy, LLC, a wholly-owned subsidiary of ETO, which in turn owns a 50% interest in Citrus. The other 50% interest in Citrus is owned by a subsidiary of KMI. Citrus owns 100% of FGT, an approximately 5,362-mile natural gas pipeline system that originates in Texas and delivers natural gas to the Florida peninsula. Our investment in Citrus is reflected in our interstate transportation and storage segment.

FEP

ETO has a 50% interest in FEP which owns the Fayetteville Express Pipeline, an approximately 185-mile natural gas pipeline that originates in Conway County, Arkansas, continues eastward through White County, Arkansas and terminates at an interconnect with Trunkline in Panola County, Mississippi. ETO’s investment in FEP is reflected in the interstate transportation and storage segment.

MEP

ETO owns a 50% interest in MEP, which owns the Midcontinent Express Pipeline, an approximately 500-miles natural gas pipeline that extends from Southeast Oklahoma, across Northeast Texas, Northern Louisiana and Central Mississippi to an interconnect with the Transcontinental natural gas pipeline system in Butler, Alabama. ETO’s investment in MEP is reflected in the interstate transportation and storage segment.

White Cliffs

We own a 51% interest in White Cliffs, which was acquired by ET in the SemGroup acquisition and contributed to ETO in January 2020. White Cliffs consists of two parallel, 12-inch common carrier pipelines: one crude oil pipeline and one NGL pipeline. These pipelines transport crude and NGLs from Platteville, Colorado to Cushing, Oklahoma. The Partnership recorded an impairment of its investment in White Cliffs of $129 million during the year ended December 31, 2020 due to a decrease in projected future revenues and cash flows as a result of the overall market demand decline that occurred subsequent to the SemGroup acquisition and related purchase price allocation in December 2019.

The carrying values of the Partnership’s investments in unconsolidated affiliates as of December 31, 2020 and 2019 were as follows:

	December 31,
	2020	2019
Citrus	$1,867	$1,876
FEP	4	218
MEP	406	429
White Cliffs	274	436
Other	509	501

Total	$3,060	$3,460

The following table presents equity in earnings (losses) of unconsolidated affiliates:

	Years Ended December 31,
	2020	2019	2018
Citrus	$162	$148	$141
FEP (1)	(139)	59	55
MEP	(6)	15	31
White Cliffs	20	4	—
Other	82	76	117

Total equity in earnings of unconsolidated affiliates	$119	$302	$344

(1)

For the year ended December 31, 2020, equity in earnings (losses) of unconsolidated affiliates includes the impact of non-cash impairments recorded by FEP, which reduced the Partnership’s equity in earnings by $208 million.

Summarized Financial Information

The following tables present aggregated selected balance sheet and income statement data for our unconsolidated affiliates, Citrus, FEP, MEP, and White Cliffs (on a 100% basis) for all periods presented, except as noted below:

	December 31,
	2020	2019
Current assets	$227	$247
Property, plant and equipment, net	7,339	7,680
Other assets	58	40

Total assets	$7,624	$7,967

Current liabilities	$600	$738
Non-current liabilities	3,298	3,242
Equity	3,726	3,987

Total liabilities and equity	$7,624	$7,967

	Years Ended December 31,
	2020	2019	2018
Revenue	$1,243	$1,192	$1,249
Operating income	6	683	723
Net income (loss)	(199)	443	460

In addition to the equity method investments described above we have other equity method investments which are not significant to our consolidated financial statements.

5.	NET INCOME PER LIMITED PARTNER UNIT:

Basic net income per limited partner unit is computed by dividing net income, after considering the General Partner’s interest, by the weighted average number of limited partner interests outstanding. Diluted net income per limited partner unit is computed by dividing net income (as adjusted as discussed herein), after considering the General Partner’s interest, by the weighted average number of limited partner interests outstanding and the assumed conversion of the ET Series A Convertible Preferred Units, as discussed in Note 8. For the diluted earnings per share computation, income allocable to the limited partners is reduced, where applicable, for the decrease in earnings from ET’s limited partner unit ownership in ETO or Sunoco LP that would have resulted assuming the incremental units related to our or Sunoco LP’s equity incentive plans, as applicable, had been issued during the respective periods. Such units have been determined based on the treasury stock method.

A reconciliation of net income and weighted average units used in computing basic and diluted net income per unit is as follows:

	Years Ended December 31,
	2020	2019	2018
Income from continuing operations	$140	$4,825	$3,685
Less: Net income attributable to redeemable noncontrolling interests	49	51	39
Less: Income from continuing operations attributable to noncontrolling interests	739	1,256	1,888

Income (loss) from continuing operations, net of noncontrolling interests	(648)	3,518	1,758
Less: General Partner’s interest in income (loss) from continuing operations	(1)	4	3
Less: ET Series A Convertible Preferred Unitholders’ interest in net income from continuing operations	—	—	33

Income (loss) from continuing operations available to Limited Partners	$(647)	$3,514	$1,722

Basic Income (Loss) from Continuing Operations per Limited Partner Unit:
Weighted average limited partner units	2,695.6	2,628.0	1,423.8

Basic income (loss) from continuing operations per Limited Partner unit	$(0.24)	$1.34	$1.21

Basic loss from discontinued operations per Limited Partner unit	$—	$—	$(0.01)

Diluted Income (Loss) from Continuing Operations per Limited Partner Unit:
Income (loss) from continuing operations available to Limited Partners	$(647)	$3,514	$1,722
Dilutive effect of equity-based compensation of subsidiaries and distributions to convertible units	—	(1)	33

Diluted income (loss) from continuing operations available to Limited Partners	(647)	3,513	1,755

Weighted average limited partner units	2,695.6	2,628.0	1,423.8
Dilutive effect of unconverted unit awards and ET Series A Convertible Preferred Units	—	—	30.3
Dilutive effect of unvested unit awards	—	9.6	7.3

Weighted average limited partner units, assuming dilutive effect of unvested unit awards	2,695.6	2,637.6	1,461.4

Diluted income (loss) from continuing operations per Limited Partner unit	$(0.24)	$1.33	$1.20

Diluted loss from discontinued operations per Limited Partner unit	$—	$—	$(0.01)

6.	DEBT OBLIGATIONS:

Our debt obligations consist of the following:

	December 31,
	2020	2019
Parent Company Indebtedness:
7.50% Senior Notes due October 15, 2020 (1)	$—	$52
4.25% Senior Notes due March 15, 2023	5	5
5.875% Senior Notes due January 15, 2024	23	23
5.50% Senior Notes due June 1, 2027	44	44

	72	124

Subsidiary Indebtedness:
ETO Debt
5.50% Senior Notes due February 15, 2020 (1)	—	250
5.75% Senior Notes due September 1, 2020 (1)	—	400
4.15% Senior Notes due October 1, 2020 (1)	—	1,050
7.50% Senior Notes due October 15, 2020 (1)	—	1,135
4.40% Senior Notes due April 1, 2021 (2)	600	600
4.65% Senior Notes due June 1, 2021 (2)	800	800
5.20% Senior Notes due February 1, 2022	1,000	1,000
4.65% Senior Notes due February 15, 2022	300	300
5.875% Senior Notes due March 1, 2022	900	900
5.00% Senior Notes due October 1, 2022	700	700
3.45% Senior Notes due January 15, 2023	350	350
3.60% Senior Notes due February 1, 2023	800	800
4.25% Senior Notes due March 15, 2023	995	995
4.20% Senior Notes due September 15, 2023	500	500
4.50% Senior Notes due November 1, 2023	600	600
5.875% Senior Notes due January 15, 2024	1,127	1,127
4.90% Senior Notes due February 1, 2024	350	350
7.60% Senior Notes due February 1, 2024	277	277
4.25% Senior Notes due April 1, 2024	500	500
4.50% Senior Notes due April 15, 2024	750	750
9.00% Debentures due November 1, 2024	65	65
4.05% Senior Notes due March 15, 2025	1,000	1,000
2.90% Senior Notes due May 15, 2025	1,000	—
5.95% Senior Notes due December 1, 2025	400	400
4.75% Senior Notes due January 15, 2026	1,000	1,000
3.90% Senior Notes due July 15, 2026	550	550
4.20% Senior Notes due April 15, 2027	600	600
5.50% Senior Notes due June 1, 2027	956	956
4.00% Senior Notes due October 1, 2027	750	750
4.95% Senior Notes due June 15, 2028	1,000	1,000
5.25% Senior Notes due April 15, 2029	1,500	1,500
8.25% Senior Notes due November 15, 2029	267	267
3.75% Senior Note due May 15, 2030	1,500	—
4.90% Senior Notes due March 15, 2035	500	500
6.625% Senior Notes due October 15, 2036	400	400
5.80% Senior Notes due June 15, 2038	500	500
7.50% Senior Notes due July 1, 2038	550	550
6.85% Senior Notes due February 15, 2040	250	250

6.05% Senior Notes due June 1, 2041	700	700
6.50% Senior Notes due February 1, 2042	1,000	1,000
6.10% Senior Notes due February 15, 2042	300	300
4.95% Senior Notes due January 15, 2043	350	350
5.15% Senior Notes due February 1, 2043	450	450
5.95% Senior Notes due October 1, 2043	450	450
5.30% Senior Notes due April 1, 2044	700	700
5.15% Senior Notes due March 15, 2045	1,000	1,000
5.35% Senior Notes due May 15, 2045	800	800
6.125% Senior Notes due December 15, 2045	1,000	1,000
5.30% Senior Notes due April 15, 2047	900	900
5.40% Senior Notes due October 1, 2047	1,500	1,500
6.00% Senior Notes due June 15, 2048	1,000	1,000
6.25% Senior Notes due April 15, 2049	1,750	1,750
5.00% Senior Notes due May 15, 2050	2,000	—
Floating Rate Junior Subordinated Notes due November 1, 2066	546	546
ETO $2.00 billion Term Loan facility due October 2022	2,000	2,000
ETO $5.00 billion Revolving Credit Facility due December 2023	3,103	4,214
Unamortized premiums, discounts and fair value adjustments, net	(17)	(5)
Deferred debt issuance costs	(215)	(207)

	42,654	42,120

Transwestern Debt
5.36% Senior Notes due December 9, 2020 (1)	—	175
5.89% Senior Notes due May 24, 2022	150	150
5.66% Senior Notes due December 9, 2024	175	175
6.16% Senior Notes due May 24, 2037	75	75
Deferred debt issuance costs	—	(1)

	400	574

Panhandle Debt
7.60% Senior Notes due February 1, 2024	82	82
7.00% Senior Notes due July 15, 2029	66	66
8.25% Senior Notes due November 15, 2029	33	33
Floating Rate Junior Subordinated Notes due November 1, 2066	54	54
Unamortized premiums, discounts and fair value adjustments, net	10	11

	245	246

Bakken Project Debt
3.625% Senior Notes due April 1, 2022	650	650
3.90% Senior Notes due April 1, 2024	1,000	1,000
4.625% Senior Notes due April 1, 2029	850	850
Unamortized premiums, discounts and fair value adjustments, net	(3)	(3)
Deferred debt issuance costs	(13)	(16)

	2,484	2,481

Sunoco LP Debt
4.875% Senior Notes Due January 15, 2023	436	1,000
5.50% Senior Notes Due February 15, 2026	800	800
6.00% Senior Notes Due April 15, 2027	600	600
5.875% Senior Notes Due March 15, 2028	400	400
4.50% Senior Notes due May 15, 2029	800	—
Sunoco LP $1.50 billion Revolving Credit Facility due July 2023	—	162
Lease-related obligations	103	135
Deferred debt issuance costs	(27)	(26)

	3,112	3,071

USAC Debt
6.875% Senior Notes due April 1, 2026	725	725
6.875% Senior Notes due September 1, 2027	750	750
USAC $1.60 billion Revolving Credit Facility due April 2023	474	403
Deferred debt issuance costs	(22)	(26)

	1,927	1,852

SemGroup Debt
HFOTCO Tax Exempt Notes due 2050	225	225
Energy Transfer Canada Revolver due February 25, 2024	57	92
Energy Transfer Canada Term Loan A due February 25, 2024	261	269
Unamortized premiums, discounts and fair value adjustments, net	—	1
Deferred debt issuance costs	(2)	(3)

	541	584

Other	3	2

Total debt	51,438	51,054
Less: Current maturities of long-term debt	21	26

Long-term debt, less current maturities	$51,417	$51,028

(1)	As of December 31, 2019, these notes were classified as long-term as management had the intent and ability to refinance the borrowings on a long-term basis. The notes were redeemed in January 2020.
(2)	As of December 31, 2020, these notes were classified as long-term as management had the intent and ability to refinance the borrowings on a long-term basis.

The following table reflects future maturities of long-term debt for each of the next five years and thereafter. These amounts exclude $289 million in unamortized premiums, fair value adjustments and deferred debt issuance costs, net:

2021	$1,420
2022	5,731
2023	7,292
2024	4,621
2025	2,408
Thereafter	30,255

Total	$51,727

Long-term debt reflected on our consolidated balance sheets includes fair value adjustments related to interest rate swaps, which represent fair value adjustments that had been recorded in connection with fair value hedge accounting prior to the termination of the interest rate swap.

Notes and Debentures

ET Senior Notes

The ET Senior Notes are the Parent Company’s senior obligations, ranking equally in right of payment with our other existing and future unsubordinated debt and senior to any of its future subordinated debt. The Parent Company’s obligations under the ET Senior Notes previously were secured on a first-priority basis with its obligations under the Revolver Credit Agreement and the ET Term Loan Facility, by a lien on substantially all of the Parent Company’s and certain of its subsidiaries’ tangible and intangible assets, subject to certain exceptions and permitted liens. Subsequent to the termination of the Revolver Credit Agreement and the ET Term Loan Facility, the collateral securing the ET Senior Notes was released. The ET Senior Notes are not guaranteed by any of the Parent Company’s subsidiaries.

The covenants related to the ET Senior Notes include a limitation on liens, a limitation on transactions with affiliates, a restriction on sale-leaseback transactions and limitations on mergers and sales of all or substantially all of the Parent Company’s assets.

ETO Senior Notes

The ETO senior notes were registered under the Securities Act of 1933 (as amended). The Partnership may redeem some or all of the ETO senior notes at any time, or from time to time, pursuant to the terms of the indenture and related indenture supplements related to the ETO senior notes. The balance is payable upon maturity. Interest on the ETO senior notes is paid semi-annually.

The ETO senior notes are unsecured obligations of the Partnership and as a result, the ETO senior notes effectively rank junior to any future indebtedness of ours or our subsidiaries that is both secured and unsubordinated to the extent of the value of the assets securing such indebtedness, and the ETO senior notes effectively rank junior to all indebtedness and other liabilities of our existing and future subsidiaries.

ETO January 2020 Senior Notes Offering and Redemption

On January 22, 2020, ETO completed a registered offering (the “January 2020 Senior Notes Offering”) of $1 billion aggregate principal amount of ETO’s 2.900% Senior Notes due 2025, $1.5 billion aggregate principal amount of ETO’s 3.750% Senior Notes due 2030, and $2 billion aggregate principal amount of ETO’s 5.000% Senior Notes due 2050, (collectively, the “Notes”). The Notes are fully and unconditionally guaranteed by the Partnership’s wholly-owned subsidiary, Sunoco Logistics Partners Operations L.P., on a senior unsecured basis.

Utilizing proceeds from the January 2020 Senior Notes Offering, ETO redeemed its $400 million aggregate principal amount of 5.75% Senior Notes due September 1, 2020, its $1.05 billion aggregate principal amount of 4.15% Senior Notes due October 1, 2020, its $1.14 billion aggregate principal amount of 7.50% Senior Notes due October 15, 2020, its $250 million aggregate principal amount of 5.50% Senior Notes due February 15, 2020, ET’s $52 million aggregate principal amount of 7.50% Senior Notes due October 15, 2020 and Transwestern’s $175 million aggregate principal amount of 5.36% Senior Notes due December 9, 2020.

Transwestern Senior Notes

The Transwestern senior notes are redeemable at any time in whole or pro rata, subject to a premium or upon a change of control event or an event of default, as defined. The balance is payable upon maturity. Interest is paid semi-annually.

Sunoco LP November 2020 Senior Notes Offering and Repurchase

On November 9, 2020, Sunoco LP completed a private offering of $800 million in aggregate principal amount of 4.500% senior notes due 2029. Sunoco LP used the proceeds to fund the tender offer on its 4.875% $1 billion senior notes due 2023. Approximately 56% of the 2023 senior notes were tendered. On January 15, 2021, Sunoco LP repurchased the remaining outstanding portion of its 2023 senior notes.

Term Loans, Credit Facilities and Commercial Paper

ETO Term Loan

On October 17, 2019, ETO entered into a term loan credit agreement (the “ETO Term Loan”) providing for a $2.00 billion three-year term loan credit facility. Borrowings under the term loan agreement mature on October 17, 2022 and are available for working capital purposes and for general partnership purposes. The term loan agreement is unsecured and is guaranteed by our subsidiary, Sunoco Logistics Operations.

As of December 31, 2020, the ETO Term Loan had $2.00 billion outstanding and was fully drawn. The weighted average interest rate on the total amount outstanding as of December 31, 2020 was 1.15%.

ETO Five-Year Credit Facility

ETO’s revolving credit facility (the “ETO Five-Year Credit Facility”) allows for unsecured borrowings up to $5.00 billion and matures on December 1, 2023. The ETO Five-Year Credit Facility contains an accordion feature, under which the total aggregate commitment may be increased up to $6.00 billion under certain conditions.

As of December 31, 2020, the ETO Five-Year Credit Facility had $3.10 billion outstanding, of which $1.66 billion was commercial paper. The amount available for future borrowings was $1.79 billion after accounting for outstanding letters of credit in the amount of $109 million. The weighted average interest rate on the total amount outstanding as of December 31, 2020 was 1.12%.

ETO 364-Day Facility

ETO’s 364-day revolving credit facility (the “ETO 364-Day Facility”) allows for unsecured borrowings up to $1.00 billion and matures on November 26, 2021. As of December 31, 2020, the ETO 364-Day Facility had no outstanding borrowings.

Sunoco LP Credit Facility

Sunoco LP maintains a $1.50 billion revolving credit facility (the “Sunoco LP Credit Facility”). As of December 31, 2020, the Sunoco LP Credit Facility had no outstanding borrowings and $8 million in standby letters of credit. The amount available for future borrowings was $1.5 billion at December 31, 2020.

USAC Credit Facility

USAC maintains a $1.60 billion revolving credit facility (the “USAC Credit Facility”), which matures on April 2, 2023 and permits up to $400 million of future increases in borrowing capacity. As of December 31, 2020, USAC had $474 million of outstanding borrowings and no outstanding letters of credit under the credit agreement. As of December 31, 2020, USAC had $1.1 billion of availability under its credit facility. The weighted average interest rate on the total amount outstanding as of December 31, 2020 was 3.27%.

Energy Transfer Canada Credit Facilities

Energy Transfer Canada is party to a credit agreement providing for a C$350 million (US$275 million at the December 31, 2020 exchange rate) senior secured term loan facility, a C$525 million (US$412 million at the December 31, 2020 exchange rate) senior secured revolving credit facility, and a C$300 million (US$236 million at the December 31, 2020 exchange rate) senior secured construction loan facility (the “KAPS Facility”). The term loan facility and the revolving credit facility mature on February 25, 2024. The KAPS Facility matures on June 13, 2024. Energy Transfer Canada may incur additional term loans and revolving commitments in an aggregate amount not to exceed C$250 million (US$196 million at the December 31, 2020 exchange rate), subject to receiving commitments for such additional term loans or revolving commitments from either new lenders or increased commitments from existing lenders.

Covenants Related to Our Credit Agreements

Covenants Related to the Parent Company

The Term Loan Facility and ET Revolving Credit Facility previously contained customary representations, warranties, covenants, and events of default, including a change of control event of default and limitations on incurrence of liens, new lines of business, merger, transactions with affiliates and restrictive agreements. Both facilities have been paid off and terminated.

Covenants Related to ETO

The agreements relating to the ETO senior notes contain restrictive covenants customary for an issuer with an investment-grade rating from the rating agencies, which covenants include limitations on liens and a restriction on sale-leaseback transactions.

The ETO Credit Facilities (defined as the ETO Term Loan, ETO Five-Year Credit Facility and ETO 364-Day Credit Facility) contain covenants that limit (subject to certain exceptions) the Partnership’s and certain of the Partnership’s subsidiaries’ ability to, among other things:

•	incur indebtedness;

•	grant liens;

•	enter into mergers;

•	dispose of assets;

•	make certain investments;

•

make Distributions (as defined in the ETO Credit Facilities) during certain Defaults (as defined in the ETO Credit Facilities) and during any Event of Default (as defined in the ETO Credit Facilities);

•	engage in business substantially different in nature than the business currently conducted by the Partnership and its subsidiaries;

•	engage in transactions with affiliates; and

•	enter into restrictive agreements.

The ETO Credit Facilities applicable margin and rate used in connection with the interest rates and commitment fees, respectively, are based on the credit ratings assigned to our senior, unsecured, non-credit enhanced long-term debt. The applicable margin for eurodollar rate loans under the ETO Five-Year Credit Facility ranges from 1.125% to 2.000% and the applicable margin for base rate loans ranges from 0.125% to 1.000%. The applicable rate for commitment fees under the ETO Five-Year Credit Facility ranges from 0.125% to 0.300%. The applicable margin for eurodollar rate loans under the ETO 364-Day Facility ranges from 1.500% to 2.000% and the applicable margin for base rate loans ranges from 0.500% to 1.000%. The applicable rate for commitment fees under the ETO 364-Day Facility ranges from 0.125% to 0.225%.

The ETO Credit Facilities contain various covenants including limitations on the creation of indebtedness and liens and related to the operation and conduct of our business. The ETO Credit Facilities also limit us, on a rolling four quarter basis, to a maximum Consolidated Funded Indebtedness to Consolidated EBITDA ratio, as defined in the underlying credit agreements, of 5.0 to 1, which can generally be increased to 5.5 to 1 during a Specified Acquisition Period. Our Leverage Ratio was 4.31 to 1 at December 31, 2020, as calculated in accordance with the credit agreements.

The agreements relating to the Transwestern senior notes contain certain restrictions that, among other things, limit the incurrence of additional debt, the sale of assets and the payment of dividends and specify a maximum debt to capitalization ratio.

Failure to comply with the various restrictive and affirmative covenants of our revolving credit facilities could require us to pay debt balances prior to scheduled maturity and could negatively impact the Partnership’s or our subsidiaries’ ability to incur additional debt and/or our ability to pay distributions to Unitholders.

Covenants Related to Panhandle

Panhandle is not party to any lending agreement that would accelerate the maturity date of any obligation due to a failure to maintain any specific credit rating, nor would a reduction in any credit rating, by itself, cause an event of default under any of Panhandle’s lending agreements.

Panhandle’s restrictive covenants include restrictions on liens securing debt and guarantees and restrictions on mergers and on the sales of assets. A breach of any of these covenants could result in acceleration of Panhandle’s debt.

Covenants Related to Sunoco LP

The Sunoco LP Credit Facility contains various customary representations, warranties, covenants and events of default, including a change of control event of default, as defined therein. Sunoco LP’s Credit Facility requires Sunoco LP to maintain a Net Leverage Ratio of not more than 5.5 to 1. The maximum Net Leverage Ratio is subject to upwards adjustment of not more than 6.0 to 1 for a period not to exceed three fiscal quarters in the event Sunoco LP engages in certain specified acquisitions of not less than $50 million (as permitted under Sunoco LP’s Credit Facility agreement). The Sunoco LP Credit Facility also requires Sunoco LP to maintain an Interest Coverage Ratio (as defined in the Sunoco LP’s Credit Facility agreement) of not less than 2.25 to 1.

Covenants Related to USAC

The USAC Credit Facility contains covenants that limit (subject to certain exceptions) USAC’s ability to, among other things:

•	grant liens;

•	make certain loans or investments;

•	incur additional indebtedness or guarantee other indebtedness;

•	merge or consolidate;

•	sell our assets; or

•	make certain acquisitions.

The credit facility is also subject to the following financial covenants, including covenants requiring us to maintain:

•	a minimum EBITDA to interest coverage ratio of 2.5 to 1.0, determined as of the last day of each fiscal quarter; and

•

a maximum funded debt to EBITDA ratio, determined as of the last day of each fiscal quarter, for the annualized trailing three months of (i) 5.75 to 1 through the end of the fiscal quarter ending December 31, 2020 and (ii) 5.5 to 1 for the fiscal quarters ending March 31, 2021 and June 30, 2021, (iii) 5.25 to 1 for the fiscal quarters ending September 30, 2021 and December 31, 2021 and (iv) 5.0 to 1 thereafter, subject to a provision for increases to such thresholds, in the case of any fiscal quarter ending September 30, 2021 or thereafter, by 0.50 in connection with certain future acquisitions for the six consecutive month period following the period in which any such acquisition occurs, provided that, in any event, such ratio shall not exceed 5.5 to 1.

Covenants Related to the HFOTCO Tax Exempt Notes

The indentures covering HFOTCO’s tax exempt notes due 2050 (“IKE Bonds”) include customary representations and warranties and affirmative and negative covenants. Such covenants include limitations on the creation of new liens, indebtedness, making of certain restricted payments and payments on indebtedness, making certain dispositions, making material changes in business activities, making fundamental changes including liquidations, mergers or consolidations, making certain investments, entering into certain transactions with affiliates, making amendments to certain credit or organizational agreements, modifying the fiscal year, creating or dealing with hazardous materials in certain ways, entering into certain hedging arrangements, entering into certain restrictive agreements, funding or engaging in sanctioned activities, taking actions or causing the trustee to take actions that materially adversely affect the rights, interests, remedies or security of the bondholders, taking actions to remove the trustee, making certain amendments to the bond documents, and taking actions or omitting to take actions that adversely impact the tax exempt status of the IKE Bonds.

Compliance with our Covenants

Failure to comply with the various restrictive and affirmative covenants of our revolving credit facilities and note agreements could require us or our subsidiaries to pay debt balances prior to scheduled maturity and could negatively impact the subsidiaries ability to incur additional debt and/or our ability to pay distributions.

We and our subsidiaries were in compliance with all requirements, tests, limitations, and covenants related to our debt agreements as of December 31, 2020.

7.	REDEEMABLE NONCONTROLLING INTERESTS:

Certain redeemable noncontrolling interests in the Partnership’s subsidiaries are reflected as mezzanine equity on the consolidated balance sheet. Redeemable noncontrolling interests as of December 31, 2020 included a balance of $477 million related to the USAC Preferred Units described below and a balance of $15 million related to noncontrolling interest holders in one of the Partnership’s consolidated subsidiaries that have the option to sell their interests to the Partnership. In addition, redeemable noncontrolling interests includes a balance of $270 million in Energy Transfer Canada preferred shares acquired as part of the 2019 merger with SemGroup.

USAC Series A Preferred Units

In 2018, USAC issued 500,000 USAC Preferred Units in a private placement at a price of $1,000 per USAC Preferred Unit, for total gross proceeds of $500 million in a private placement.

The USAC Preferred Units are entitled to receive cumulative quarterly distributions equal to $24.375 per USAC Preferred Unit, subject to increase in certain limited circumstances. The USAC Preferred Units will have a perpetual term, unless converted or redeemed. Certain portions of the USAC Preferred Units will be convertible into USAC common units at the election of the holders beginning in 2021. To the extent the holders of the USAC Preferred Units have not elected to convert their preferred units by the fifth anniversary of the issue date, USAC will have the option to redeem all or any portion of the USAC Preferred Units for cash. In addition, at any time on or after the tenth anniversary of the issue date, the holders of the USAC Preferred Units will have the right to require USAC to redeem all or any portion of the USAC Preferred Units, and the Partnership may elect to pay up to 50% of such redemption amount in USAC common units.

Energy Transfer Canada Redeemable Preferred Stock

Energy Transfer Canada has 300,000 shares of cumulative preferred stock issued and outstanding. The preferred stock is redeemable at Energy Transfer Canada’s option subsequent to January 3, 2021 at a redemption price of C$1,100 (US$864 at the December 31, 2020 exchange rate) per share. The preferred stock is redeemable by the holder contingent upon a change of control or liquidation of Energy Transfer Canada. The preferred stock is convertible to Energy Transfer Canada common shares in the event of an initial public offering by Energy Transfer Canada.

The preferred stock was recorded at fair value in connection with the SemGroup purchase accounting. Dividends on the preferred stock are payable in-kind through the quarter ending June 30, 2020. The dividends paid-in-kind increased the liquidation preference such that as of December 31, 2020, the preferred stock was convertible into 344,419 shares.

8.	EQUITY:

Limited Partner Units

Limited partner interests in the Partnership are represented by Common Units that entitle the holders thereof to the rights and privileges specified in the Partnership Agreement. The Partnership’s Common Units are registered under the Securities Exchange Act of 1934 (as amended) and are listed for trading on the NYSE. Each holder of a Common Unit is entitled to one vote per unit on all matters presented to the Limited Partners for a vote. In addition, if at any time any person or group (other than the Partnership’s General Partner and its affiliates) owns beneficially 20% or more of all Common Units, any Common Units owned by that person or group may not be voted on any matter and are not considered to be outstanding when sending notices of a meeting of Unitholders (unless otherwise required by law), calculating required votes, determining the presence of a quorum or for other similar purposes under the Partnership Agreement. The Common Units are entitled to distributions of Available Cash as described below under “Parent Company Quarterly Distributions of Available Cash.”

As of December 31, 2020, there were issued and outstanding 2.70 billion Common Units representing an aggregate 99.9% limited partner interest in the Partnership.

Our Partnership Agreement contains specific provisions for the allocation of net earnings and losses to the partners for purposes of maintaining the partner capital accounts. For any fiscal year that the Partnership has net profits, such net profits are first allocated to the General Partner until the aggregate amount of net profits for the current and all prior fiscal years equals the aggregate amount of net losses allocated to the General Partner for the current and all prior fiscal years. Second, such net profits shall be allocated to the Limited

Partners pro rata in accordance with their respective sharing ratios. For any fiscal year in which the Partnership has net losses, such net losses shall be first allocated to the Limited Partners in proportion to their respective adjusted capital account balances, as defined by the Partnership Agreement, (before taking into account such net losses) until their adjusted capital account balances have been reduced to zero. Second, all remaining net losses shall be allocated to the General Partner. The General Partner may distribute to the Limited Partners funds of the Partnership that the General Partner reasonably determines are not needed for the payment of existing or foreseeable Partnership obligations and expenditures.

Common Units

The change in ET Common Units during the years ended December 31, 2020, 2019 and 2018 was as follows:

	Years Ended December 31,
	2020	2019	2018
Number of Common Units, beginning of period	2,689.6	2,619.4	1,079.1
Conversion of ET Series A Convertible Preferred Units to common units	—	—	79.1
Common Units issued in mergers and acquisitions	—	57.6	1,458.9
Common Units repurchased	—	(1.9)	—
Issuance of Common Units	12.8	14.5	2.3

Number of Common Units, end of period	2,702.4	2,689.6	2,619.4

In October 2018, ET issued 1.46 billion ET Common Units in connection with the Energy Transfer Merger.

In December 2019, ET issued 57.6 million ET Common Units in connection with the SemGroup acquisition.

ET Series A Convertible Preferred Units

In May 2018, the Partnership converted its 329.3 million Series A Convertible Preferred Units into approximately 79.1 million ET common units in accordance with the terms of ET’s partnership agreement.

ET Class A Units

In connection with the Energy Transfer Merger, the Partnership issued 647,745,099 Class A units (“ET Class A Units”) representing limited partner interests in the Partnership to LE GP, LLC (“LE GP”), the general partner of ET. The number of ET Class A Units issued allows LE GP and its affiliates to retain a voting interest in the Partnership that is identical to their voting interest in the Partnership prior to the completion of the Merger. The ET Class A Units are entitled to vote together with the Partnership’s common units, as a single class, except as required by law. Additionally, ET’s partnership agreement provides that, under certain circumstances, upon the issuance by the Partnership of additional common units or any securities that have voting rights that are pari passu with the Partnership common units, the Partnership will issue to any holder of ET Class A Units additional ET Class A Units such that the holder maintains a voting interest in the Partnership that is identical to its voting interest in the Partnership prior to such issuance. The ET Class A Units are not entitled to distributions and otherwise have no economic attributes.

ET Repurchase Program

In February 2015, the Partnership announced a common unit repurchase program, whereby the Partnership may repurchase up to an additional $2 billion of ET Common Units in the open market at the Partnership’s discretion, subject to market conditions and other factors, and in accordance with applicable regulatory requirements. The Partnership repurchased no ET Common Units under this program in 2020 and 1.9 million ET Common Units in 2019. As of December 31, 2020, $911 million remained available to repurchase under the current program.

ET Distribution Reinvestment Program

During the year ended December 31, 2020, distributions of $78 million were reinvested under the distribution reinvestment program. As of December 31, 2020, a total of 21 million common units remain available to be issued under the existing registration statement in connection with the distribution reinvestment program.

Sale of Common Units by Subsidiaries

The Parent Company accounts for the difference between the carrying amount of its investment in subsidiaries and the underlying book value arising from issuance of units by subsidiaries (excluding unit issuances to the Parent Company) as a capital transaction. If a subsidiary issues units at a price less than the Parent Company’s carrying value per unit, the Parent Company assesses whether the investment has been impaired, in which case a provision would be reflected in our statement of operations. The Parent Company did not recognize any impairment related to the issuances of subsidiary common units during the periods presented.

ETO Class K Units

As of December 31, 2020, a total of 101.5 million Class K Units were held by wholly-owned subsidiaries of ETO. Each Class K Unit is entitled to a quarterly cash distribution of $0.67275 per Class K Unit prior to ETO making distributions of available cash to any class of units, excluding any cash available distributions or dividends or capital stock sales proceeds received by ETO from ETP Holdco. If the Partnership is unable to pay the Class K Unit quarterly distribution with respect to any quarter, the accrued and unpaid distributions will accumulate until paid and any accumulated balance will accrue 1.5% per annum until paid.

ETO Class L Units

On December 31, 2018, ETO issued a new class of limited partner interests titled Class L Units to two wholly-owned subsidiaries of the Partnership when the Partnership’s previously outstanding Class E units and Class G units held by such subsidiaries were converted into Class L Units. As a result of the conversion, the Class E units and Class G units were cancelled.

The Class L Units generally do not have any voting rights. The Class L Units are entitled to aggregate cash distributions equal to 7.65% per annum of the total amount of cash generated by us and our subsidiaries, other than ETP Holdco, and available for distribution. Distributions shall be paid quarterly, in arrears, within 45 days after the end of each quarter. As the Class L Units are owned by a wholly-owned subsidiary, the cash distributions on those units are eliminated in our consolidated financial statements.

ETO Class M Units

On July 1, 2019, ETO issued a new class of limited partner interests titled Class M Units to ETP Holdco, a wholly-owned subsidiary of the Partnership, in exchange for the contribution of ETP Holdco’s equity ownership interest in Panhandle to the Partnership.

The Class M Units generally do not have any voting rights. The Class M Units are entitled to aggregate cash distributions equal to 8.00% per annum of the total amount of cash generated by us and our subsidiaries, other than ETP Holdco, and available for distribution. Distributions shall be paid quarterly, in arrears, within 45 days after the end of each quarter. As the Class M Units are owned by a wholly-owned subsidiary, the cash distributions on those units are eliminated in our consolidated financial statements.

ETO Class N Units

In April and May, 2020, ETO issued a new class of limited partner interests titles Class N Units in connection with a series of internal transactions to simplify its capital structure. All of the Class N Units are held by ETP Holdco.

The Class N Units generally do not have any voting rights. each Class N Unit is entitled to a quarterly cash distribution of $0.2375 per Class N Unit prior to ETO making distributions of available cash to any class of units, excluding any cash available distributions or dividends or capital stock sales proceeds received by ETO from ETP Holdco. Distributions shall be paid quarterly, in arrears, within 45 days after the end of each quarter. If the Partnership is unable to pay the Class N Unit quarterly distribution with respect to any quarter, the accrued and unpaid distributions will accumulate until paid and any accumulated balance will accrue 1.5% per annum until paid. As the Class N Units are owned by a wholly-owned subsidiary, the cash distributions on those units are eliminated in our consolidated financial statements.

ETO Preferred Units

As of December 31, 2020 and 2019, ETO’s outstanding preferred units included 950,000 Series A Preferred Units, 550,000 Series B Preferred Units, 18,000,000 Series C Preferred Units, 17,800,000 Series D Preferred Units and 32,000,000 Series E Preferred Units. As of December 31, 2020, ETO’s outstanding preferred units also included 500,000 Series F Preferred Units and 1,100,000 Series G Preferred Units.

ETO Series A Preferred Units

Distributions on the ETO Series A Preferred Units will accrue and be cumulative from and including the date of original issue to, but excluding, February 15, 2023, at a rate of 6.250% per annum of the stated liquidation preference of $1,000. On and after February 15, 2023, distributions on the ETO Series A Preferred Units will accumulate at a percentage of the $1,000 liquidation preference equal to an annual floating rate of the three-month LIBOR, determined quarterly, plus a spread of 4.028% per annum. The ETO Series A Preferred Units are redeemable at ETO’s option on or after February 15, 2023 at a redemption price of $1,000 per ETO Series A Preferred Unit, plus an amount equal to all accumulated and unpaid distributions thereon to, but excluding, the date of redemption.

ETO Series B Preferred Units

Distributions on the ETO Series B Preferred Units will accrue and be cumulative from and including the date of original issue to, but excluding, February 15, 2028, at a rate of 6.625% per annum of the stated liquidation preference of $1,000. On and after February 15, 2028, distributions on the ETO Series B Preferred Units will accumulate at a percentage of the $1,000 liquidation preference equal to an annual floating rate of the three-month LIBOR, determined quarterly, plus a spread of 4.155% per annum. The ETO Series B Preferred Units are redeemable at ETO’s option on or after February 15, 2028 at a redemption price of $1,000 per ETO Series B Preferred Unit, plus an amount equal to all accumulated and unpaid distributions thereon to, but excluding, the date of redemption.

ETO Series C Preferred Units

Distributions on the ETO Series C Preferred Units will accrue and be cumulative from and including the date of original issue to, but excluding, May 15, 2023, at a rate of 7.375% per annum of the stated liquidation preference of $25. On and after May 15, 2023, distributions on the ETO Series C Preferred Units will accumulate at a percentage of the $25 liquidation preference equal to an annual floating rate of the three-month LIBOR, determined quarterly, plus a spread of 4.530% per annum. The ETO Series C Preferred Units are redeemable at ETO’s option on or after May 15, 2023 at a redemption price of $25 per ETO Series C Preferred Unit, plus an amount equal to all accumulated and unpaid distributions thereon to, but excluding, the date of redemption.

ETO Series D Preferred Units

Distributions on the ETO Series D Preferred Units will accrue and be cumulative from and including the date of original issue to, but excluding, August 15, 2023, at a rate of 7.625% per annum of the stated liquidation preference of $25. On and after August 15, 2023, distributions on the ETO Series D Preferred Units will accumulate at a percentage of the $25 liquidation preference equal to an annual floating rate of the three-month LIBOR, determined quarterly, plus a spread of 4.738% per annum. The ETO Series D Preferred Units are redeemable at ETO’s option on or after August 15, 2023 at a redemption price of $25 per ETO Series D Preferred Unit, plus an amount equal to all accumulated and unpaid distributions thereon to, but excluding, the date of redemption.

ETO Series E Preferred Units

Distributions on the ETO Series E Preferred Units will accrue and be cumulative from and including the date of original issue to, but excluding, May 15, 2024, at a rate of 7.600% per annum of the stated liquidation preference of $25. On and after May 15, 2024, distributions on the ETO Series E Preferred Units will accumulate at a percentage of the $25 liquidation preference equal to an annual floating rate of the three-month LIBOR, determined quarterly, plus a spread of 5.161% per annum. The ETO Series E Preferred Units are redeemable at ETO’s option on or after May 15, 2024 at a redemption price of $25 per ETO Series E Preferred Unit, plus an amount equal to all accumulated and unpaid distributions thereon to, but excluding, the date of redemption.

ETO Series F Preferred Units

On January 22, 2020, ETO issued 500,000 of its 6.750% Series F Fixed-Rate Reset Cumulative Redeemable Perpetual Preferred Units representing limited partner interest in ETO, at a price to the public of $1,000 per unit. Distributions on the Series F Preferred Units are cumulative from and including the original issue date and will be payable semi-annually in arrears on the 15th day of May and November of each year, commencing on May 15, 2020 to, but excluding, May 15, 2025, at a rate equal to 6.750% per annum of the $1,000 liquidation preference. On and after May 15, 2025, the distribution rate on the ETO Series F Preferred Units will equal a percentage of the $1,000 liquidation preference equal to the five-year U.S. treasury rate plus a spread of 5.134% per annum. The ETO Series F Preferred Units are redeemable at ETO’s option on or after May 15, 2025 at a redemption price of $1,000 per ETO Series F Preferred Unit, plus an amount equal to all accumulated and unpaid distributions thereon to, but excluding, the date of redemption.

ETO Series G Preferred Units

On January 22, 2020, ETO issued 1,100,000 of its 7.125% Series G Fixed-Rate Reset Cumulative Redeemable Perpetual Preferred Units representing limited partner interest in ETO, at a price to the public of $1,000 per unit. Distributions on the ETO Series G Preferred Units are cumulative from and including the original issue date and will be payable semi-annually in arrears on the 15th day of May and November of each year, commencing on May 15, 2020 to, but excluding, May 15, 2030, at a rate equal to 7.125% per annum of the $1,000 liquidation preference. On and after May 15, 2030, the distribution rate on the ETO Series G Preferred Units will equal a percentage of the $1,000 liquidation preference equal to the five-year U.S. treasury rate plus a spread of 5.306% per annum. The ETO Series G Preferred Units are redeemable at ETO’s option on or after May 15, 2030 at a redemption price of $1,000 per ETO Series G Preferred Unit, plus an amount equal to all accumulated and unpaid distributions thereon to, but excluding, the date of redemption.

Subsidiary Equity Transactions

Sunoco LP’s Equity Distribution Program

Sunoco LP is party to an equity distribution agreement for an at-the-market (“ATM”) offering pursuant to which Sunoco LP may sell its common units from time to time. For the years ended December 31, 2020, 2019 and 2018, Sunoco LP issued no units under its ATM program. As of December 31, 2020, $295 million of Sunoco LP common units remained available to be issued under the currently effective equity distribution agreement.

USAC’s Distribution Reinvestment Program

During the year ended December 31, 2020 and 2019, distributions of $1.9 million and $1 million, respectively, were reinvested under the USAC distribution reinvestment program resulting in the issuance of approximately 188,695 and 60,584 USAC common units, respectively.

USAC’s Warrant Private Placement

On April 2, 2018, USAC issued two tranches of warrants to purchase USAC common units (the “USAC Warrants”), which included USAC Warrants to purchase 5,000,000 common units with a strike price of $17.03 per unit and USAC Warrants to purchase 10,000,000 common units with a strike price of $19.59 per unit. The USAC Warrants may be exercised by the holders thereof at any time beginning on the one year anniversary of the closing date and before the tenth anniversary of the closing date. Upon exercise of the USAC Warrants, USAC may, at its option, elect to settle the USAC Warrants in common units on a net basis.

USAC’s Class B Units

The USAC Class B Units, all of which are owned by ETO, are a new class of partnership interests of USAC that have substantially all of the rights and obligations of a USAC common unit, except the USAC Class B Units will not participate in distributions for the first four quarters following the closing date of the USAC Transaction on April 2, 2018. Each USAC Class B Unit automatically converted into one USAC common unit on the first business day following the record date attributable to the quarter ending June 30, 2019.

On July 30, 2019, the 6,397,965 USAC Class B units held by the Partnership converted into 6,397,965 common units representing limited partner interests in USAC. These common units participate in distributions declared by USAC.

Parent Company Quarterly Distributions of Available Cash

Our distribution policy is consistent with the terms of our Partnership Agreement, which requires that we distribute all of our available cash quarterly. The Parent Company’s only cash-generating assets currently consist of distributions from its interest in ETO.

Our distributions declared and paid with respect to our common units were as follows:

Quarter Ended	Record Date	Payment Date	Rate
December 31, 2017 (1)	February 8, 2018	February 20, 2018	$0.3050
March 31, 2018 (1)	May 7, 2018	May 21, 2018	0.3050
June 30, 2018	August 6, 2018	August 20, 2018	0.3050
September 30, 2018	November 8, 2018	November 19, 2018	0.3050
December 31, 2018	February 8, 2019	February 19, 2019	0.3050
March 31, 2019	May 7, 2019	May 20, 2019	0.3050
June 30, 2019	August 6, 2019	August 19, 2019	0.3050
September 30, 2019	November 5, 2019	November 19, 2019	0.3050
December 31, 2019	February 7, 2020	February 19, 2020	0.3050
March 31, 2020	May 7, 2020	May 19, 2020	0.3050
June 30, 2020	August 7, 2020	August 19, 2020	0.3050
September 30, 2020	November 6, 2020	November 19, 2020	0.1525
December 31, 2020	February 8, 2021	February 19, 2021	0.1525

(1)

Certain common unitholders elected to participate in a plan pursuant to which those unitholders elected to forego their cash distributions on all or a portion of their common units for a period of up to nine quarters commencing with the distribution for the quarter ended March 31, 2016 and, in lieu of receiving cash distributions on these common units for each such quarter, each said unitholder received ET Series A Convertible Preferred Units (on a one-for-one basis for each common unit as to which the participating unitholder elected be subject to this plan) that entitled them to receive a cash distribution of up to $0.11 per unit. See additional information below.

Our distributions declared and paid with respect to ET Series A Convertible Preferred Unit were as follows:

Quarter Ended	Record Date	Payment Date	Rate
December 31, 2016	February 7, 2017	February 21, 2017	$0.1100
March 31, 2017	May 10, 2017	May 19, 2017	0.1100
June 30, 2017	August 7, 2017	August 21, 2017	0.1100
September 30, 2017	November 7, 2017	November 20, 2017	0.1100
December 31, 2017	February 8, 2018	February 20, 2018	0.1100
March 31, 2018	May 7, 2018	May 21, 2018	0.1100

ETO Preferred Unit Distributions

Distributions on the ETO’s Series A, Series B, Series C, Series D, Series E, Series F and Series G preferred units declared and/or paid by ETO were as follows:

Period Ended	Record Date	Payment Date	Series A (1)	Series B (1)	Series C		Series D		Series E		Series F (1)		Series G (1)
June 30, 2018	August 1, 2018	August 15, 2018	$31.2500	$33.1250	$0.5634	*	$—		$—		$—		$—
September 30, 2018	November 1, 2018	November 15, 2018	—	—	0.4609		0.5931	*	—		—		—
December 31, 2018	February 1, 2019	February 15, 2019	31.2500	33.1250	0.4609		0.4766		—		—		—
March 31, 2019	May 1, 2019	May 15, 2019	—	—	0.4609		0.4766		—		—		—
June 30, 2019	August 1, 2019	August 15, 2019	31.2500	33.1250	0.4609		0.4766		0.5806	*	—		—
September 30, 2019	November 1, 2019	November 15, 2019	—	—	0.4609		0.4766		0.4750		—		—
December 31, 2019	February 3, 2020	February 18, 2020	31.2500	33.1250	0.4609		0.4766		0.4750		—		—
March 31, 2020	May 1, 2020	May 15, 2020	—	—	0.4609		0.4766		0.4750		21.19	*	22.36	*
June 30, 2020	August 3, 2020	August 17, 2020	31.2500	33.1250	0.4609		0.4766		0.4750		—		—
September 30, 2020	November 2, 2020	November 15, 2020	—	—	0.4609		0.4766		0.4750		33.75		35.625
December 31, 2020	February 1, 2021	February 16, 2021	31.2500	33.1250	0.4609		0.4766		0.4750		—		—

*	Represent prorated initial distributions.
(1)	ETO Series A Preferred Unit, ETO Series B Preferred Unit, ETO Series F Preferred Unit and ETO Series G Preferred Unit distributions are paid on a semi-annual basis.

Sunoco LP Cash Distributions

The following table illustrates the percentage allocations of available cash from operating surplus between Sunoco LP’s common unitholders and the holder of its IDRs based on the specified target distribution levels, after the payment of distributions to Class C unitholders. The amounts set forth under “marginal percentage interest in distributions” are the percentage interests of the IDR holder and the common unitholders in any available cash from operating surplus which Sunoco LP distributes up to and including the corresponding amount in the column “total quarterly distribution per unit target amount.” The percentage interests shown for common unitholders and IDR holder for the minimum quarterly distribution are also applicable to quarterly distribution amounts that are less than the minimum quarterly distribution.

		Marginal Percentage Interest in Distributions
	Total Quarterly Distribution Target Amount	Common Unitholders	Holder of IDRs
Minimum Quarterly Distribution	$0.4375	100%	—%
First Target Distribution	$0.4375 to $0.503125	100%	—%
Second Target Distribution	$0.503125 to $0.546875	85%	15%
Third Target Distribution	$0.546875 to $0.656250	75%	25%
Thereafter	Above $0.656250	50%	50%

Distributions on Sunoco LP’s units declared and/or paid by Sunoco LP were as follows:

Quarter Ended	Record Date	Payment Date	Rate
December 31, 2017	February 6, 2018	February 14, 2018	$0.8255
March 31, 2018	May 7, 2018	May 15, 2018	0.8255
June 30, 2018	August 7, 2018	August 15, 2018	0.8255
September 30, 2018	November 6, 2018	November 14, 2018	0.8255
December 31, 2018	February 6, 2019	February 14, 2019	0.8255
March 31, 2019	May 7, 2019	May 15, 2019	0.8255
June 30, 2019	August 6, 2019	August 14, 2019	0.8255
September 30, 2019	November 5, 2019	November 19, 2019	0.8255
December 31, 2019	February 7, 2020	February 19, 2020	0.8255
March 31, 2020	May 7, 2020	May 19, 2020	0.8255
June 30, 2020	August 7, 2020	August 19, 2020	0.8255
September 30, 2020	November 6, 2020	November 19, 2020	0.8255
December 31, 2020	February 8, 2021	February 19, 2021	0.8255

USAC Cash Distributions

Subsequent to the Energy Transfer Merger and USAC Transactions described in Note 1 and Note 3, respectively, ETO owned approximately 39.7 million USAC common units and 6.4 million USAC Class B units. Subsequent to the conversion of the USAC Class B Units to USAC common units on July 30, 2019, ETO owns approximately 46.1 million USAC common units. As of December 31, 2020, USAC had approximately 97.0 million common units outstanding. USAC currently has a non-economic general partner interest and no outstanding IDRs.

Distributions on USAC’s units declared and/or paid by USAC subsequent to the USAC transaction on April 2, 2018 were as follows:

Quarter Ended	Record Date	Payment Date	Rate
March 31, 2018	May 1, 2018	May 11, 2018	$0.5250
June 30, 2018	July 30, 2018	August 10, 2018	0.5250
September 30, 2018	October 29, 2018	November 9, 2018	0.5250
December 31, 2018	January 28, 2019	February 8, 2019	0.5250
March 31, 2019	April 29, 2019	May 10, 2019	0.5250
June 30, 2019	July 29, 2019	August 9, 2019	0.5250
September 30, 2019	October 28, 2019	November 8, 2019	0.5250
December 31, 2019	January 27, 2020	February 7, 2020	0.5250
March 31, 2020	April 27, 2020	May 8, 2020	0.5250
June 30, 2020	July 31, 2020	August 10, 2020	0.5250
September 30, 2020	October 26, 2020	November 6, 2020	0.5250
December 31, 2020	January 25, 2021	February 5, 2021	0.5250

Accumulated Other Comprehensive Income

The following table presents the components of AOCI, net of tax:

	December 31,
	2020	2019
Available-for-sale securities	$18	$13
Foreign currency translation adjustment	7	2
Actuarial loss related to pensions and other postretirement benefits	(7)	(25)
Investments in unconsolidated affiliates, net	(14)	(1)

Total AOCI, net of tax	4	(11)
Amounts attributable to noncontrolling interests	2	—

Total AOCI included in partners’ capital, net of tax	$6	$(11)

The table below sets forth the tax amounts included in the respective components of other comprehensive income:

	December 31,
	2020	2019
Available-for-sale securities	$(1)	$(1)
Foreign currency translation adjustment	8	2
Actuarial loss relating to pension and other postretirement benefits	3	8

Total	$10	$9

9.	NON-CASH COMPENSATION PLANS:

We, Sunoco LP and USAC, have issued equity incentive plans for employees, officers and directors, which provide for various types of awards, including options to purchase Common Units, restricted units, phantom units, distribution equivalent rights (“DERs”), common unit appreciation rights, cash restricted units and other non-cash compensation awards. As of December 31, 2020, an aggregate total of 34.3 million ET Common Units remain available to be awarded under our equity incentive plans.

ET Long-Term Incentive Plan

We have granted restricted unit awards to employees that vest over a specified time period, typically a five-year service vesting requirement, with vesting based on continued employment as of each applicable vesting date. Upon vesting, ET Common Units are issued. These unit awards entitle the recipients of the unit awards to receive, with respect to each Common Unit subject to such award that has not either vested or been forfeited, a cash payment equal to each cash distribution per Common Unit made by us on our Common Units promptly following each such distribution by us to our Unitholders. We refer to these rights as “distribution equivalent rights.” Under our equity incentive plans, our non-employee directors each receive grants with a five-year service vesting requirement.

The following table shows the activity of the awards granted to employees and non-employee directors:

	Number of Units	Weighted Average Grant-Date Fair Value Per Unit
Unvested awards as of December 31, 2019	28.0	$13.89
Awards granted	9.4	6.29
Awards vested	(6.9)	14.78
Awards forfeited	(1.1)	13.85

Unvested awards as of December 31, 2020	29.4	11.26

During the years ended December 31, 2020, 2019, and 2018, the weighted average grant-date fair value per unit award granted was $6.29, $12.51 and $13.00, respectively. The total fair value of awards vested was $51 million, $47 million, and $49 million, respectively, based on the market price of the respective Common Units as of the vesting date. As of December 31, 2020, a total of 29.4 million unit awards remain unvested, for which ET expects to recognize a total of $193 million in compensation expense over a weighted average period of 2.8 years.

Cash Restricted Units. The Partnership has also granted cash restricted units, which vest through three year of service. A cash restricted unit entitles the award recipient to receive cash equal to the market value of one one ET Common Unit upon vesting. In December 2020, the Partnership granted a total of 7.7 million cash restricted units.

Subsidiary Long-Term Incentive Plans

Each of Sunoco LP and USAC has granted restricted or phantom unit awards (collectively, the “Subsidiary Unit Awards”) to employees and directors that entitle the grantees to receive common units of the respective subsidiary. In some cases, at the discretion of the respective subsidiary’s compensation committee, the grantee may instead receive an amount of cash equivalent to the value of common units upon vesting. Substantially all of the Subsidiary Unit Awards are time-vested grants, which generally vest over a three or five-year period, that entitles the grantees of the unit awards to receive an amount of cash equal to the per unit cash distributions made by the respective subsidiaries during the period the restricted unit is outstanding.

The following table summarizes the activity of the Subsidiary Unit Awards:

	Sunoco LP		USAC
	Number of Units	Weighted Average Grant-Date Fair Value Per Unit	Number of Units	Weighted Average Grant-Date Fair Value Per Unit
Unvested awards as of December 31, 2019	2.1	$29.21	1.8	$15.09
Awards granted	0.7	28.63	0.7	12.55
Awards vested	(0.5)	30.47	(0.2)	17.27
Awards forfeited	(0.2)	29.11	(0.2)	15.36

Unvested awards as of December 31, 2020	2.1	28.63	2.1	14.88

The following table summarizes the weighted average grant-date fair value per unit award granted:

	Years Ended December 31,
	2020	2019	2018
Sunoco LP	$28.63	$30.70	$27.67
USAC	12.55	15.88	15.47

The total fair value of Subsidiary Unit Awards vested for the years ended December 31, 2020, 2019 and 2018 was $16 million, $17 million, and $22 million, respectively, based on the market price of Sunoco LP and USAC common units as of the vesting date for the years ended December 31, 2020. 2019 and 2018. As of December 31, 2020, estimated compensation cost related to Subsidiary Unit Awards not yet recognized was $39 million, and the weighted average period over which this cost is expected to be recognized in expense is 3.6 years.

10.	INCOME TAXES:

As a partnership, we are not subject to United States federal income tax and most state income taxes. However, the Partnership conducts certain activities through corporate subsidiaries which are subject to federal and state income taxes. The components of the federal and state income tax expense (benefit) of our taxable subsidiaries were summarized as follows:

	Years Ended December 31,
	2020	2019	2018
Current expense (benefit):
Federal	$(6)	$(20)	$(8)
State	32	(2)	19
Foreign	1	—	—

Total	27	(22)	11
Deferred expense (benefit):
Federal	176	174	181
State	41	43	(188)
Foreign	(7)	—	—

Total	210	217	(7)

Total income tax expense from continuing operations	$237	$195	$4

Historically, our effective tax rate has differed from the statutory rate primarily due to partnership earnings that are not subject to United States federal and most state income taxes at the partnership level. A reconciliation of income tax expense at the United States statutory rate to the Partnership’s income tax benefit for the years ended December 31, 2020, 2019 and 2018 is as follows:

	Years Ended December 31,
	2020	2019	2018
Income tax expense at United States statutory rate	$79	$1,054	$775
Increase (reduction) in income taxes resulting from:
Partnership earnings not subject to tax	88	(866)	(647)
Noncontrolling interests	16	—	—
State tax, net of federal tax benefit	58	12	(125)
Dividend received deduction	—	(3)	(5)
Foreign taxes	(7)	—	—
Other	3	(2)	6

Income tax expense from continuing operations	$237	$195	$4

Deferred taxes result from the temporary differences between financial reporting carrying amounts and the tax basis of existing assets and liabilities. The table below summarizes the principal components of the deferred tax assets (liabilities) as follows:

	December 31,
	2020	2019
Deferred income tax assets:
Net operating losses, alternative minimum tax credit and other carryforwards	$1,047	$936
Pension and other postretirement benefits	—	7
Other	34	85

Total deferred income tax assets	1,081	1,028
Valuation allowance	(134)	(95)

Net deferred income tax assets	947	933
Deferred income tax liabilities:
Property, plant and equipment	(298)	(501)
Investments in affiliates	(3,994)	(3,547)
Trademarks	(77)	(72)
Other	(6)	(21)

Total deferred income tax liabilities	(4,375)	(4,141)

Net deferred income taxes	$(3,428)	$(3,208)

As of December 31, 2020, ETP Holdco had a federal net operating loss carryforward of $3.73 billion, of which $1.3 billion will expire in 2031 through 2037 while the remaining can be carried forward indefinitely. A total of $787 million of the federal net operating loss carryforward is limited under IRC §382. Although we expect to fully utilize the IRC §382 limited federal net operating loss, the amount utilized in a particular year may be limited. As of December 31, 2020, Sunoco Property Company LLC, a corporate subsidiary of Sunoco LP, had a state net operating loss carrryforward of $121 million, which we expect to fully utilize. Sunoco Property Company LLC has no federal net operating loss carryforward.

Our corporate subsidiaries have state net operating loss carryforward benefits of $174 million, net of federal tax, some of which expire between 2021 and 2039, while others are carried forward indefinitely. Our corporate subsidiaries have Canadian net operating losses of $7 million that will begin to expire in 2033. Our corporate subsidiaries have cumulative excess business interest expense of $129 million available for carryforward indefinitely. A valuation allowance of $89 million is attributable to state net operating loss carryforward benefits primarily attributable to significant restrictions on their use in the Commonwealth of Pennsylvania. A separate valuation allowance of $45 million is attributable to foreign tax credits.

The following table sets forth the changes in unrecognized tax benefits:

	Years Ended December 31,
	2020	2019	2018
Balance at beginning of year	$94	$624	$609
Additions attributable to tax positions taken in the current year	—	—	8
Additions attributable to tax positions taken in prior years	—	11	7
Reduction attributable to tax positions taken in prior years	—	(541)	—
Lapse of statute	(4)	—	—

Balance at end of year	$90	$94	$624

As of December 31, 2020, we had $90 million ($48 million after federal income tax benefits) related to tax positions which, if recognized, would impact our effective tax rate.

Our policy is to accrue interest expense and penalties on income tax underpayments (overpayments) as a component of income tax expense. During 2020, we recognized interest and penalties of less than $7 million. At December 31, 2020, we have interest and penalties accrued of $10 million, net of tax.

We appealed the adverse Court of Federal Claims decision against ETC Sunoco regarding the IRS’ denial of ethanol blending credits claims under Section 6426 to the Federal Circuit. The Federal Circuit affirmed the CFC’s denial on November 1, 2018. ETC Sunoco filed a petition for certiorari with the Supreme Court on May 24, 2019 to review the Federal Circuit’s affirmation of the CFC’s ruling, and the Court denied Sunoco’s petition on October 7, 2019. The petition for certiorari applied to ETC Sunoco’s 2004 through 2009 tax years, and 2010 through 2011 remained on extension with the IRS through September 28, 2020. We filed a petition for the 2010 and 2011 years in the Federal District Court for the Northern District of Texas on September 25, 2020. Due to the uncertainty surrounding the litigation, a reserve of $530 million was previously established for the full amount of the pending refund claims, and the receivable and reserve for this issue were netted in the consolidated balance sheet. Subsequent to the Supreme Court’s denial of the petition in October 2019, the receivable and reserve have been reversed, with no impact to the Partnership’s financial position and results of operations.

In November 2015, the Pennsylvania Commonwealth Court determined in Nextel Communications v. Commonwealth (“Nextel”) that the Pennsylvania limitation on NOL carryforward deductions violated the uniformity clause of the Pennsylvania Constitution and struck the NOL limitation in its entirety. In October 2017, the Pennsylvania Supreme Court affirmed the decision with respect to the uniformity clause violation; however, the Court reversed with respect to the remedy and instead severed the flat-dollar limitation, leaving the percentage-based limitation intact. Nextel subsequently filed a petition for writ of certiorari with the United States Supreme Court, and this was denied on June 11, 2018. Now certain Pennsylvania taxpayers are proceeding with litigation in Pennsylvania state courts on issues not addressed by the Pennsylvania Supreme Court in Nextel, specifically, whether the Due Process and Equal Protection Clauses of the United States Constitution and the Remedies Clause of the Pennsylvania Constitution require a court to grant the taxpayer relief. ETC Sunoco has recognized approximately $67 million ($53 million after federal income tax benefits) in tax benefit based on previously filed tax returns and certain previously filed protective claims as relates to its cases currently held pending the Nextel matter. However, based upon the Pennsylvania Supreme Court’s October 2017 decision, and because of uncertainty in the breadth of the application of the decision, we have reserved $34 million ($27 million after federal income tax benefits) against the receivable.

In general, ET and its subsidiaries are no longer subject to examination by the IRS, and most state jurisdictions, for the 2014 and prior tax years.

ET and its subsidiaries also have various state and local income tax returns in the process of examination or administrative appeal in various jurisdictions. We believe the appropriate accruals or unrecognized tax benefits have been recorded for any potential assessment with respect to these examinations.

11.	REGULATORY MATTERS, COMMITMENTS, CONTINGENCIES AND ENVIRONMENTAL LIABILITIES:

FERC Proceedings

By order issued January 16, 2019, the FERC initiated a review of Panhandle’s existing rates pursuant to Section 5 of the Natural Gas Act (“NGA”) to determine whether the rates currently charged by Panhandle are just and reasonable and set the matter for hearing. On August 30, 2019, Panhandle filed a general rate proceeding under Section 4 of the NGA. The Natural Gas Act Section 5 and Section 4 proceedings were consolidated by the order of the Chief Judge dated October 1, 2019. A hearing in the combined proceedings commenced on August 25, 2020 and adjourned on September 15, 2020. By an order dated January 19, 2021, the Chief Judge has extended the deadline for the initial decision to March 2021.

Commitments

In the normal course of business, ETO purchases, processes and sells natural gas pursuant to long-term contracts and enters into long-term transportation and storage agreements. Such contracts contain terms that are customary in the industry. ETO believes that the terms of these agreements are commercially reasonable and will not have a material adverse effect on its financial position or results of operations.

Our joint venture agreements require that we fund our proportionate share of capital contributions to its unconsolidated affiliates. Such contributions will depend upon our unconsolidated affiliates’ capital requirements, such as for funding capital projects or repayment of long-term obligations.

We have certain non-cancelable rights-of-way (“ROW”) commitments, which require fixed payments and either expire upon our chosen abandonment or at various dates in the future. The table below reflects ROW expense included in operating expenses in the accompanying statements of operations:

	Years Ended December 31,
	2020	2019	2018
ROW expense	$47	$45	$46

PES Refinery Fire and Bankruptcy

We previously owned an approximately 7.4% indirect non-operating interest in PES, which owned a former refinery in Philadelphia. In addition, the Partnership previously provided logistics services to PES under commercial contracts and Sunoco LP previously purchased refined products from PES. In June 2019, an explosion and fire occurred at the refinery complex.

On July 21, 2019, PES Holdings, LLC and seven of its subsidiaries (collectively, the “Debtors”) filed voluntary petitions in the United States Bankruptcy Court for the District of Delaware seeking relief under the provisions of Chapter 11 of the United States Bankruptcy Code, as a result of the explosion and fire at the Philadelphia refinery complex. The Debtors have also defaulted on a $75 million note payable to a subsidiary of the Partnership. In June 2020, the Partnership received $12 million from PES on the note payable and recorded a reserve for the remaining $63 million note balance.

In addition, the Partnership’s subsidiaries retained certain environmental remediation liabilities when the refinery was sold to PES. As of December 31, 2020, the Partnership has funded these environmental remediation liabilities through its wholly-owned captive insurance company, based upon actuarially determined estimates for such costs, and these liabilities are included in the total environmental liabilities discussed below under “Environmental Remediation.” It may be necessary for the Partnership to record additional environmental remediation liabilities in the future depending upon the use of such property by the buyer; however, management is not currently able to estimate such additional liabilities.

PES has rejected certain of the Partnership’s commercial contracts pursuant to Section 365 of the Bankruptcy Code; however, the impact of the bankruptcy on the Partnership’s commercial contracts and related revenue loss (temporary or permanent) is unknown at this time. In addition, Sunoco LP has been successful at acquiring alternative supplies to replace fuel volume lost from PES and does not anticipate any material impact to its business going forward.

Litigation and Contingencies

We may, from time to time, be involved in litigation and claims arising out of our operations in the normal course of business. Natural gas and crude oil are flammable and combustible. Serious personal injury and significant property damage can arise in connection with their transportation, storage or use. In the ordinary course of business, we are sometimes threatened with or named as a defendant in various lawsuits seeking actual and punitive damages for product liability, personal injury and property damage. We maintain liability insurance with insurers in amounts and with coverage and deductibles management believes are reasonable and prudent, and which are generally accepted in the industry. However, there can be no assurance that the levels of insurance protection currently in effect will continue to be available at reasonable prices or that such levels will remain adequate to protect us from material expenses related to product liability, personal injury or property damage in the future.

We or our subsidiaries are a party to various legal proceedings and/or regulatory proceedings incidental to our businesses. For each of these matters, we evaluate the merits of the case, our exposure to the matter, possible legal or settlement strategies, the likelihood of an unfavorable outcome and the availability of insurance coverage. If we determine that an unfavorable outcome of a particular matter is probable and can be estimated, we accrue the contingent obligation, as well as any expected insurance recoverable amounts related to the contingency. As new information becomes available, our estimates may change. The impact of these changes may have a significant effect on our results of operations in a single period.

As of December 31, 2020 and 2019, accruals of approximately $77 million and $120 million, respectively, were reflected on our consolidated balance sheets related to contingent obligations that met both the probable and reasonably estimable criteria. In addition, we may recognize additional contingent losses in the future related to (i) contingent matters for which a loss is currently considered reasonably possible but not probable and/or (ii) losses in excess of amounts that have already been accrued for such contingent matters. In some of these cases, we are not able to estimate possible losses or a range of possible losses in excess of amounts accrued. For such matters where additional contingent losses can be reasonably estimated, the range of additional losses is estimated to be up to approximately $80 million.

The outcome of these matters cannot be predicted with certainty and there can be no assurance that the outcome of a particular matter will not result in the payment of amounts that have not been accrued for the matter. Furthermore, we may revise accrual amounts or our estimates of reasonably possible losses prior to resolution of a particular contingency based on changes in facts and circumstances or changes in the expected outcome.

Dakota Access Pipeline

On July 27, 2016, the Standing Rock Sioux Tribe (“SRST”) filed a lawsuit in the United States District Court for the District of Columbia (“District Court”) that challenged permits issued by the United States Army Corps of Engineers (“USACE”) that allowed Dakota Access, LLC (“Dakota Access”) to cross the Missouri River at Lake Oahe in North Dakota. The case was subsequently amended to challenge an easement issued by the USACE that allowed the pipeline to cross land owned by the USACE adjacent to the Missouri River. Dakota Access and the Cheyenne River Sioux Tribe (“CRST”) intervened. Separate lawsuits filed by the Oglala Sioux Tribe (“OST”) and the Yankton Sioux Tribe (“YST”) were consolidated with this action and several individual tribal members intervened (collectively, with SRST and CRST, the “Tribes”). On March 25, 2020, the District Court remanded the case back to the USACE for preparation of an Environment Impact Statement (“EIS”). On July 6, 2020, the District Court vacated the easement and ordered Dakota Access to be shut down and emptied of oil by August 5, 2020. Dakota Access and the USACE appealed to the United States Court of Appeals for the District of Columbia (“Court of Appeals”), which granted an administrative stay of the District Court’s July 6 order and ordered further briefing on whether to fully stay the July 6 order. On August 5, 2020, the Court of Appeals 1) granted a stay of the portion of the District Court order that required Dakota Access to shut the pipeline down and empty it of oil, 2) denied a motion to stay the March 25 order pending a decision on the merits by the Court of Appeals as to whether the USACE would be required to prepare an EIS, and 3) denied a motion to stay the District Court’s order to vacate the easement during this appeal process. The August 5 order also stated that the Court of Appeals expected the USACE to clarify its position with respect to whether the USACE intended to allow the continued operation of the pipeline notwithstanding the vacatur of the easement and that the District Court may consider additional relief, if necessary.

On August 10, 2020, the District Court ordered the USACE to submit a status report by August 31, 2020, clarifying its position with regard to its decision-making process with respect to the continued operation of the pipeline. On August 31, 2020, the USACE submitted a status report that indicated that it considered the presence of the pipeline at the Lake Oahe crossing without an easement to constitute an encroachment on federal land, and that it was still considering whether to exercise its enforcement discretion regarding this encroachment. Following the filing of this status report, the District Court ordered briefing on whether to enjoin the operation of the pipeline. That motion was fully briefed as of January 8, 2021. The District Court has yet to rule on this matter.

On January 26, 2021, the Court of Appeals affirmed the District Court’s March 25, 2020 order requiring an EIS and its July 6, 2020 order vacating the easement. In this same January 26 order, the Court of Appeals also overturned the District Court’s July 6, 2020 order that the pipeline shut down and be emptied of oil.

The District Court scheduled a status conference for February 10, 2021 to discuss the effects of the Court of Appeals’ January 26, 2021 order on the pending motion for injunctive relief, as well as USACE’s expectations as to how it will proceed regarding its enforcement discretion regarding the easement. At the request of the USACE, on February 9, 2021 the District Court granted a two-month continuance for the status conference until April 9, 2021.

The pipeline continues to operate pending rulings from the District Court. ET cannot determine when or how these lawsuits will be resolved or the impact they may have on the Dakota Access pipelines; however, ET expects after the law and complete record are fully considered, the issues in this litigation will be resolved in a manner that will allow the pipeline to continue to operate.

In addition, lawsuits and/or regulatory proceedings or actions of this or a similar nature could result in interruptions to construction or operations of current or future projects, delays in completing those projects and/or increased project costs, all of which could have an adverse effect on our business and results of operations.

Mont Belvieu Incident

On June 26, 2016, a hydrocarbon storage well located on another operator’s facility adjacent to Lone Star NGL LLC’s (“Lone Star”) facilities in Mont Belvieu, Texas experienced an over-pressurization resulting in a subsurface release. The subsurface release caused a fire at Lone Star’s South Terminal and damage to Lone Star’s storage well operations at its South and North Terminals. Normal operations have resumed at the facilities with the exception of one of Lone Star’s storage wells; however, Lone Star is still quantifying the extent of its incurred and ongoing damages and has obtained, and will continue to seek, reimbursement for these losses.

MTBE Litigation

ETC Sunoco Holdings LLC and Sunoco (R&M), LLC (collectively, “Sunoco Defendants”) are defendants in lawsuits alleging MTBE contamination of groundwater. The plaintiffs, state-level governmental entities, assert product liability, nuisance, trespass, negligence, violation of environmental laws, and/or deceptive business practices claims. The plaintiffs seek to recover compensatory damages, and in some cases also seek natural resource damages, injunctive relief, punitive damages, and attorneys’ fees.

As of December 31, 2020, Sunoco Defendants are defendants in five cases, including one case each initiated by the States of Maryland and Rhode Island, one by the Commonwealth of Pennsylvania and two by the Commonwealth of Puerto Rico. The more recent Puerto Rico action is a companion case alleging damages for additional sites beyond those at issue in the initial Puerto Rico action. The actions brought by the State of Maryland and Commonwealth of Pennsylvania have also named as defendants ETO, ETP Holdco Corporation, and Sunoco Partners Marketing & Terminals L.P. (“SPMT”).

It is reasonably possible that a loss may be realized in the remaining cases; however, we are unable to estimate the possible loss or range of loss in excess of amounts accrued. An adverse determination with respect to one or more of the MTBE cases could have a significant impact on results of operations during the period in which any such adverse determination occurs, but such an adverse determination likely would not have a material adverse effect on the Partnership’s consolidated financial position.

Regency Merger Litigation

On June 10, 2015, Adrian Dieckman (“Dieckman”), a purported Regency unitholder, filed a class action complaint related to the Regency-ETO merger (the “Regency Merger”) in the Court of Chancery of the State of Delaware (the “Regency Merger Litigation”), on behalf of Regency’s common unitholders against Regency GP LP, Regency GP LLC, ET, ETO, ETP GP, and the members of Regency’s board of directors.

The Regency Merger Litigation alleges that the Regency Merger breached the Regency partnership agreement. On March 29, 2016, the Delaware Court of Chancery granted the defendants’ motion to dismiss the lawsuit in its entirety. Plaintiff appealed, and the Delaware Supreme Court reversed the judgment of the Court of Chancery. Plaintiff then filed an Amended Verified Class Action Complaint, which defendants moved to dismiss. The Court of Chancery granted in part and denied in part the motions to dismiss, dismissing the claims against all defendants other than Regency GP LP and Regency GP LLC (the “Regency Defendants”). The Court of Chancery later granted plaintiff’s unopposed motion for class certification. Trial was held on December 10-16, 2019, and a post-trial hearing was held on May 6, 2020. On February 15, 2021, the Court of Chancery ruled in favor of the Regency Defendants on both remaining counts at issue in this litigation.

The Regency Defendants cannot predict whether the plaintiff will appeal this decision.

Litigation Filed By or Against Williams

In April and May 2016, the Williams Companies, Inc. (“Williams”) filed two lawsuits (the “Williams Litigation”) against ET, LE GP, and, in one of the lawsuits, Energy Transfer Corp LP, ETE Corp GP, LLC, and Energy Transfer Equity GP, LLC (collectively, “ET Defendants”), alleging that ET Defendants breached their obligations under the ET-Williams merger agreement (the “Merger Agreement”). In general, Williams alleges that ET Defendants breached the Merger Agreement by (a) failing to use commercially reasonable efforts to obtain from Latham & Watkins LLP (“Latham”) the delivery of a tax opinion concerning Section 721 of the Internal Revenue Code (“721 Opinion”), (b) issuing the Partnership’s Series A Convertible Preferred Units (the “Issuance”), and (c) making allegedly untrue representations and warranties in the Merger Agreement.

After a two-day trial on June 20 and 21, 2016, the Court ruled in favor of ET Defendants and issued a declaratory judgment that ET could terminate the merger after June 28, 2016 because of Latham’s inability to provide the required 721 Opinion. The Court did not reach a decision regarding Williams’ claims related to the Issuance nor the alleged untrue representations and warranties. On March 23, 2017, the Delaware Supreme Court affirmed the Court’s ruling on the June 2016 trial.

In September 2016, the parties filed amended pleadings. Williams filed an amended complaint seeking a $410 million termination fee based on the alleged breaches of the Merger Agreement listed above. ET Defendants filed amended counterclaims and affirmative defenses, asserting that Williams materially breached the Merger Agreement by, among other things, (a) failing to use its reasonable best efforts to consummate the merger, (b) failing to provide material information to ET for inclusion in the Form S-4 related to the merger, (c) failing to facilitate the financing of the merger, and (d) breaching the Merger Agreement’s forum-selection clause.

In July 2020, the Court denied ET Defendant’s Motion for Summary Judgment and Williams’ Motion for Partial Summary Judgment. ET Defendants cannot predict the outcome of the Williams Litigation or any lawsuits that might be filed subsequent to the date of this filing; nor can ET Defendants predict the amount of time and expense that will be required to resolve these lawsuits. ET Defendants believe that Williams’ claims are without merit and intend to defend vigorously against them.

Rover

On November 3, 2017, the State of Ohio and the Ohio Environmental Protection Agency (“Ohio EPA”) filed suit against Rover and other defendants seeking to recover civil penalties allegedly owed and certain injunctive relief related to permit compliance. The defendants filed several motions to dismiss, which were granted on all counts. The Ohio EPA appealed, and on December 9, 2019, the Fifth District Court of Appeals entered a unanimous judgment affirming the trial court. The Ohio EPA sought review from the Ohio Supreme Court, which the defendants opposed in briefs filed in February 2020. On April 22, 2020, the Ohio Supreme Court granted the Ohio EPA’s request for review. Briefing has concluded and oral argument was held on January 26, 2021.

Revolution

On September 10, 2018, a pipeline release and fire (the “Incident”) occurred on the Revolution Pipeline, a natural gas gathering line located in Center Township, Beaver County, Pennsylvania. There were no injuries. On February 8, 2019, the Pennsylvania Department of Environmental Protection (“PADEP”) issued a Permit Hold on any requests for approvals/permits or permit amendments for any project in Pennsylvania pursuant to the state’s water laws. The Partnership filed an appeal of the Permit Hold with the Pennsylvania Environmental Hearing Board. On January 3, 2020, the Partnership entered into a Consent Order and Agreement with the PADEP in which, among other things, the Permit Hold was lifted, the Partnership agreed to pay a $28.6 million civil penalty and fund a $2 million community environmental project, and all related appeals were withdrawn. On November 11, 2020, the PADEP issued an order that required additional approvals and work prior to placing the Revolution Pipeline back in service. The Partnership filed an appeal of this order on December 8, 2020.

The Pennsylvania Office of Attorney General has commenced an investigation regarding the Incident, and the United States Attorney for the Western District of Pennsylvania has issued a federal grand jury subpoena for documents relevant to the Incident. The scope of these investigations is not further known at this time.

Chester County, Pennsylvania Investigation

In December 2018, the former Chester County District Attorney (the “Chester County DA”) sent a letter to the Partnership stating that his office was investigating the Partnership and related entities for “potential crimes” related to the Mariner East pipelines.

Subsequently, the matter was submitted to an Investigating Grand Jury in Chester County, Pennsylvania, which has issued subpoenas seeking documents and testimony. On September 24, 2019, the Chester County DA sent a Notice of Intent to the Partnership of its intent to pursue an abatement action if certain conditions were not remediated. The Partnership responded to the Notice of Intent within the proscribed time period.

In December 2019, the Chester County DA announced charges against a current employee related to the provision of security services. On June 25, 2020, a preliminary hearing was held on the charges against the employee, and the judge dismissed all charges.

Delaware County, Pennsylvania Investigation

On March 11, 2019, the Delaware County District Attorney’s Office (the “Delaware County DA”) announced that the Delaware County DA and the Pennsylvania Attorney General’s Office, at the request of the Delaware County DA, are conducting an investigation of alleged criminal misconduct involving the construction and related activities of the Mariner East pipelines in Delaware County. On March 16, 2020, the Pennsylvania Attorney General Office served a Statewide Investigating Grand Jury subpoena for documents relating to inadvertent returns and water supplies related to the Mariner East pipelines. While the Partnership will cooperate with the subpoena, it intends to vigorously defend itself.

Shareholder Litigation Regarding Pennsylvania Pipeline Construction

Four purported unitholders of ET filed derivative actions against various past and current members of ET’s Board of Directors, LE GP, and ET, as a nominal defendant that assert claims for breach of fiduciary duties, unjust enrichment, waste of corporate assets, breach of ET’s limited partnership agreement, tortious interference, abuse of control, and gross mismanagement related primarily to matters involving the construction of pipelines in Pennsylvania. They also seek damages and changes to ET’s corporate governance structure. See Bettiol v. LE GP, Case No. 3:19-cv-02890-X (N.D. Tex.); Davidson v. Kelcy L. Warren, Cause No. DC-20-02322 (44th Judicial District of Dallas County, Texas); Harris v. Kelcy L. Warren, Case No. 2:20-cv-00364-GAM (E.D. Pa.); and King v. LE GP, Case No. 3:20-cv-00719-X (N.D. Tex.). Another purported unitholder of ET, Allegheny County Employees’ Retirement System (“ACERS”), individually and on behalf of all others similarly situated, filed a suit under the federal securities laws purportedly on behalf of a class, against ET and three of ET’s directors, Kelcy L. Warren, John W. McReynolds, and Thomas E. Long. See Allegheny County Emps.’ Ret. Sys. v. Energy Transfer LP, Case No. 2:20-00200-GAM (E.D. Pa.). On June 15, 2020, ACERS filed an amended complaint and added as additional defendants ET directors Marshall McCrea and Matthew Ramsey, as well as Michael J. Hennigan and Joseph McGinn. The amended complaint asserts claims for violations of Sections 10(b) and 20(a) of the Exchange Act and Rule 10b-5 promulgated thereunder related primarily to matters involving the construction of pipelines in Pennsylvania. On August 14, 2020, the defendants filed a motion to dismiss ACERS’ amended complaint. The Court has not yet ruled on the motion to dismiss. The defendants cannot predict the outcome of these lawsuits or any lawsuits that might be filed subsequent to the date of this filing; nor can the defendants predict the amount of time and expense that will be required to resolve these lawsuits. However, the defendants believe that the claims are without merit and intend to vigorously contest them.

Cline Class Action Lawsuit

On July 7, 2017, Perry Cline filed a class action complaint in the Eastern District of Oklahoma against Sunoco, Inc. (R&M) and Sunoco Partners Marketing & Terminals L.P. (collectively, “SPMT”) that alleged SPMT failed to make timely payments of oil and gas proceeds from Oklahoma wells and to pay statutory interest for those untimely payments. On October 3, 2019, the Court certified a class to include all persons who received untimely payments from Oklahoma wells on or after July 7, 2012 and who have not already been paid statutory interest on the untimely payments (the “Class”). Excluded from the Class are those entitled to payments of proceeds that qualify as “minimum pay,” prior period adjustments, and pass through payments, as well as governmental agencies and publicly traded oil and gas companies.

After a bench trial, on August 17, 2020, Judge John Gibney (sitting from the Eastern District of Virginia) issued an opinion that awarded the Class actual damages of $74.8 million for late payment interest for identified and unidentified royalty owners and interest-on-interest. This amount was later amended to $80.7 million to account for interest accrued from trial (the “Order”). Judge Gibney also awarded punitive damages in the amount of $75 million. The Class is also seeking attorneys’ fees.

On August 27, 2020, SPMT filed its Notice of Appeal with the 10th Circuit and appealed the entirety of the Order. SPMT cannot predict the outcome of the case, nor can SPMT predict the amount of time and expense that will be required to resolve the appeal, but intends to vigorously appeal the entirety of the Order.

Environmental Matters

Our operations are subject to extensive federal, tribal, state and local environmental and safety laws and regulations that require expenditures to ensure compliance, including related to air emissions and wastewater discharges, at operating facilities and for remediation at current and former facilities as well as waste disposal sites. Historically, our environmental compliance costs have not had a material adverse effect on our results of operations but there can be no assurance that such costs will not be material in the future or that such future compliance with existing, amended or new legal requirements will not have a material adverse effect on our business and operating results. Costs of planning, designing, constructing and operating pipelines, plants and other facilities must incorporate compliance with environmental laws and regulations and safety standards. Failure to comply with these laws and regulations may result in the assessment of administrative, civil and criminal penalties, the imposition of investigatory, remedial and corrective action obligations, natural resource damages, the issuance of injunctions in affected areas and the filing of federally authorized citizen suits. Contingent losses related to all significant known environmental matters have been accrued and/or separately disclosed. However, we may revise accrual amounts prior to resolution of a particular contingency based on changes in facts and circumstances or changes in the expected outcome.

Environmental exposures and liabilities are difficult to assess and estimate due to unknown factors such as the magnitude of possible contamination, the timing and extent of remediation, the determination of our liability in proportion to other parties, improvements in cleanup technologies and the extent to which environmental laws and regulations may change in the future. Although environmental costs may have a significant impact on the results of operations for any single period, we believe that such costs will not have a material adverse effect on our financial position.

Based on information available at this time and reviews undertaken to identify potential exposure, we believe the amount reserved for environmental matters is adequate to cover the potential exposure for cleanup costs.

In February 2017, we received letters from the DOJ on behalf of EPA and Louisiana Department of Environmental Quality (“LDEQ”) notifying SPLP and Mid-Valley Pipeline Company (“Mid-Valley”) that enforcement actions were being pursued for three separate crude oil releases: (a) an estimated 550 barrels released from the Colmesneil-to-Chester pipeline in Tyler County, Texas (“Colmesneil”) which allegedly occurred in February 2013; (b) an estimated 4,509 barrels released from the Longview-to-Mayersville pipeline in Caddo Parish, Louisiana (a/k/a Milepost 51.5) which allegedly occurred in October 2014; and (c) an estimated 40 barrels released from the Wakita 4-inch gathering line in Oklahoma which allegedly occurred in January 2015. In January 2019, a Consent Decree approved by all parties as well as an accompanying Complaint was filed in the United States District Court for the Western District of Louisiana seeking public comment and final court approval to resolve all penalties with the DOJ and LDEQ for the three releases. Subsequently, the court approved the Consent Decree and the penalty payment of $5.4 million was satisfied. The Consent Decree requires certain injunctive relief to be completed on the Longview-to-Mayersville pipeline within three years, but the injunctive relief is not expected to have any material impact on operations. In addition to resolution of the civil penalty and injunctive relief, we continue to discuss natural resource damages with the Louisiana trustees related to the Caddo Parish, Louisiana release.

In October 2018, the Pipeline and Hazardous Materials Safety Administration (“PHMSA”) issued a notice of proposed safety order (the “Notice”) to SPMT, a wholly-owned subsidiary of ETO. The Notice alleged that conditions exist on certain pipeline facilities owned and operated by SPMT in Nederland, Texas that pose a pipeline integrity risk to public safety, property or the environment. The Notice also made preliminary findings of fact and proposed corrective measures. SPMT responded to the Notice by submitting a timely written response on November 2, 2018, attended an informal consultation held on January 30, 2019 and entered into a consent agreement with PHMSA resolving the issues in the Notice as of March 2019. The Remedial Work Plan was approved by PHMSA on August 28, 2020.

On June 4, 2019, the Oklahoma Corporation Commission’s (“OCC”) Transportation Division filed a complaint against SPLP seeking a penalty of up to $1 million related to a May 2018 rupture near Edmond, Oklahoma. The release occurred on the Noble to Douglas 8” pipeline in an area of external corrosion and caused the release of approximately fifteen barrels of crude oil. SPLP responded immediately to the release and remediated the surrounding environment and pipeline in cooperation with the OCC. The OCC filed the complaint alleging that SPLP failed to provide adequate cathodic protection to the pipeline causing the failure. SPLP is negotiating a settlement agreement with the OCC for a lesser penalty. The OCC has accepted our counter offer in conjunction with a proposed consent order. The Consent Order was presented to the OCC at a hearing on August 18, 2020, and is awaiting final signature by the OCC Commissioners.

Environmental Remediation

Our subsidiaries are responsible for environmental remediation at certain sites, including the following:

•

certain of our interstate pipelines conduct soil and groundwater remediation related to contamination from past uses of PCBs. PCB assessments are ongoing and, in some cases, our subsidiaries could be contractually responsible for contamination caused by other parties.

•	certain gathering and processing systems are responsible for soil and groundwater remediation related to releases of hydrocarbons.

•

legacy sites related to Sunoco that are subject to environmental assessments, including formerly owned terminals and other logistics assets, retail sites that Sunoco no longer operates, closed and/or sold refineries and other formerly owned sites.

•

Sunoco is potentially subject to joint and several liability for the costs of remediation at sites at which it has been identified as a potentially responsible party (“PRP”). As of December 31, 2020, Sunoco had been named as a PRP at approximately 35 identified or potentially identifiable “Superfund” sites under federal and/or comparable state law. Sunoco is usually one of a number of companies identified as a PRP at a site. Sunoco has reviewed the nature and extent of its involvement at each site and other relevant circumstances and, based upon Sunoco’s purported nexus to the sites, believes that its potential liability associated with such sites will not be significant.

To the extent estimable, expected remediation costs are included in the amounts recorded for environmental matters in our consolidated balance sheets. In some circumstances, future costs cannot be reasonably estimated because remediation activities are undertaken as claims are made by customers and former customers. To the extent that an environmental remediation obligation is recorded by a subsidiary that applies regulatory accounting policies, amounts that are expected to be recoverable through tariffs or rates are recorded as regulatory assets on our consolidated balance sheets.

The table below reflects the amounts of accrued liabilities recorded in our consolidated balance sheets related to environmental matters that are considered to be probable and reasonably estimable. Currently, we are not able to estimate possible losses or a range of possible losses in excess of amounts accrued. Except for matters discussed above, we do not have any material environmental matters assessed as reasonably possible that would require disclosure in our consolidated financial statements.

	December 31,
	2020	2019
Current	$44	$46
Non-current	262	274

Total environmental liabilities	$306	$320

We have established a wholly-owned captive insurance company to bear certain risks associated with environmental obligations related to certain sites that are no longer operating. The premiums paid to the captive insurance company include estimates for environmental claims that have been incurred but not reported, based on an actuarially determined fully developed claims expense estimate. In such cases, we accrue losses attributable to unasserted claims based on the discounted estimates that are used to develop the premiums paid to the captive insurance company.

During the years ended December 31, 2020 and 2019, the Partnership recorded $29 million and $39 million, respectively, of expenditures related to environmental cleanup programs.

Our pipeline operations are subject to regulation by the United States Department of Transportation under PHMSA, pursuant to which PHMSA has established requirements relating to the design, installation, testing, construction, operation, replacement and management of pipeline facilities. Moreover, PHMSA, through the Office of Pipeline Safety, has promulgated a rule requiring pipeline operators to develop integrity management programs to comprehensively evaluate their pipelines, and take measures to protect pipeline segments located in what the rule refers to as “high consequence areas.” Activities under these integrity management programs involve the performance of internal pipeline inspections, pressure testing or other effective means to assess the integrity of these regulated pipeline segments, and the regulations require prompt action to address integrity issues raised by the assessment and analysis. Integrity testing and assessment of all of these assets will continue, and the potential exists that results of such testing and assessment could cause us to incur future capital and operating expenditures for repairs or upgrades deemed necessary to ensure the continued safe and reliable operation of our pipelines; however, no estimate can be made at this time of the likely range of such expenditures.

Our operations are also subject to the requirements of OSHA, and comparable state laws that regulate the protection of the health and safety of employees. In addition, the Occupational Safety and Health Administration’s hazardous communication standard requires that information be maintained about hazardous materials used or produced in our operations and that this information be provided to employees, state and local government authorities and citizens. We believe that our past costs for OSHA required activities, including general industry standards, record keeping requirements, and monitoring of occupational exposure to regulated substances have not had a material adverse effect on our results of operations but there is no assurance that such costs will not be material in the future.

12.	REVENUE:

Disaggregation of revenue

The major types of revenue within our reportable segments, are as follows:

•	intrastate transportation and storage;

•	interstate transportation and storage;

•	midstream;

•	NGL and refined products transportation and services;

•	crude oil transportation and services;

•	investment in Sunoco LP;

•	fuel distribution and marketing;

•	all other;

•	investment in USAC;

•	contract operations;

•	retail parts and services; and

•	all other.

Note 17 depicts the disaggregation of revenue by segment, with revenue amounts reflected in accordance with ASC Topic 606.

Intrastate transportation and storage revenue

Our intrastate transportation and storage segment’s revenues are determined primarily by the volume of capacity our customers reserve as well as the actual volume of natural gas that flows through the transportation pipelines or that is injected or withdrawn into or out of our storage facilities. Firm transportation and storage contracts require customers to pay certain minimum fixed fees regardless of the volume of commodity they transport or store. These contracts typically include a variable incremental charge based on the actual volume of transportation commodity throughput or stored commodity injected/withdrawn. Under interruptible transportation and storage contracts, customers are not required to pay any fixed minimum amounts, but are instead billed based on actual volume of commodity they transport across our pipelines or inject/withdraw into or out of our storage facilities. Payment for services under these contracts are typically due the month after the services have been performed.

The performance obligation with respect to firm contracts is a promise to provide a single type of service (transportation or storage) daily over the life of the contract, which is fundamentally a “stand-ready” service. While there can be multiple activities required to be performed, these activities are not separable because such activities in combination are required to successfully transfer the overall service for which the customer has contracted. The fixed consideration of the transaction price is allocated ratably over the life of the contract and revenue for the fixed consideration is recognized over time, because the customer simultaneously receives and consumes the benefit of this “stand-ready” service. Incremental fees associated with actual volume for each respective period are recognized as revenue in the period the incremental volume of service is performed.

The performance obligation with respect to interruptible contracts is also a promise to provide a single type of service, but such promise is made on a case-by-case basis at the time the customer requests the service and we accept the customer’s request. Revenue is recognized for interruptible contracts at the time the services are performed.

Our intrastate transportation and storage segment also generates revenues and margin from the sale of natural gas to electric utilities, independent power plants, local distribution companies, industrial end-users and other marketing companies on the HPL System. Generally, we purchase natural gas from the market, including purchases from our marketing operations, and from producers at the wellhead.

Interstate transportation and storage revenue

Our interstate transportation and storage segment’s revenues are determined primarily by the amount of capacity our customers reserve as well as the actual volume of natural gas that flows through the transportation pipelines or that is injected into or withdrawn out of our storage facilities. Our interstate transportation and storage segment’s contracts can be firm or interruptible. Firm transportation and storage contracts require customers to pay certain minimum fixed fees regardless of the volume of commodity transported or stored. In exchange for such fees, we must stand ready to perform a contractually agreed-upon minimum volume of services whenever the customer requests such services. These contracts typically include a variable incremental charge based on the actual volume of transportation commodity throughput or stored commodity injected or withdrawn. Under interruptible transportation and storage contracts, customers are not required to pay any fixed minimum amounts, but are instead billed based on actual volume of commodity they transport across our pipelines or inject into or withdraw out of our storage facilities. Consequently, we are not required to stand ready to provide any contractually agreed-upon volume of service, but instead provides the services based on existing capacity at the time the customer requests the services. Payment for services under these contracts are typically due the month after the services have been performed.

The performance obligation with respect to firm contracts is a promise to provide a single type of service (transportation or storage) daily over the life of the contract, which is fundamentally a “stand-ready” service. While there can be multiple activities required to be performed, these activities are not separable because such activities in combination are required to successfully transfer the overall service for which the customer has contracted. The fixed consideration of the transaction price is allocated ratably over the life of the contract and revenue for the fixed consideration is recognized over time, because the customer simultaneously receives and consumes the benefit of this “stand-ready” service. Incremental fees associated with actual volume for each respective period are recognized as revenue in the period the incremental volume of service is performed.

The performance obligation with respect to interruptible contracts is also a promise to provide a single type of services, but such promise is made on a case-by-case basis at the time the customer requests the service and we accept the customer’s request. Revenue is recognized for interruptible contracts at the time the services are performed.

Lake Charles LNG’s revenues are primarily derived from terminalling services for shippers by receiving LNG at the facility for storage and delivering such LNG to shippers, either in liquid state or gaseous state after regasification. Lake Charles LNG derives all of its revenue from a series of long-term contracts with a wholly-owned subsidiary of Shell. Terminalling revenue is generated from fees paid by Shell for storage and other associated services at the terminal. Payment for services under these contracts are typically due the month after the services have been performed.

The terminalling agreements are considered to be firm agreements, because they include fixed fee components that are charged regardless of the volumes transported by Shell or services provided at the terminal.

The performance obligation with respect to firm contracts is a promise to provide a single type of service (terminalling) daily over the life of the contract, which is fundamentally a “stand-ready” service. While there can be multiple activities required to be performed, these activities are not separable because such activities in combination are required to successfully transfer the overall service for which the customer has contracted. The fixed consideration of the transaction price is allocated ratably over the life of the contract and revenue for the fixed consideration is recognized over time, because the customer simultaneously receives and consumes the benefit of this “stand-ready” service. Incremental fees associated with actual volume for each respective period are recognized as revenue in the period the incremental volume of service is performed.

Midstream revenue

Our midstream segment’s revenues are derived primarily from margins we earn for natural gas volumes that are gathered, processed, and/or transported. The various types of revenue contracts our midstream segment enters into include:

Fixed fee gathering and processing: Contracts under which we provide gathering and processing services in exchange for a fixed cash fee per unit of volume. Revenue for cash fees is recognized when the service is performed.

Keepwhole: Contracts under which we gather raw natural gas from a third-party producer, process the gas to convert it to pipeline quality natural gas, and redeliver to the producer a thermal-equivalent volume of pipeline quality natural gas. In exchange for these services, we retain the NGLs extracted from the raw natural gas received from the producer as well as cash fees paid by the producer. The value of NGLs retained as well as cash fees is recognized as revenue when the services are performed.

Percent of Proceeds (“POP”): Contracts under which we provide gathering and processing services in exchange for a specified percentage of the producer’s commodity (“POP percentage”) and also in some cases additional cash fees. The two types of POP revenue contracts are described below:

•

In-Kind POP: We retain our POP percentage (non-cash consideration) and also any additional cash fees in exchange for providing the services. We recognize revenue for the non-cash consideration and cash fees at the time the services are performed.

•

Mixed POP: We purchase NGLs from the producer and retain a portion of the residue gas as non-cash consideration for services provided. We may also receive cash fees for such services. Under Topic 606, these agreements were determined to be hybrid agreements which were partially supply agreements

(for the NGLs we purchased) and customer agreements (for the services provided related to the product that was returned to the customer). Given that these are hybrid agreements, we split the cash and non-cash consideration between revenue and a reduction of costs based on the value of the service provided vs. the value of the supply received.

Payment for services under these contracts are typically due the month after the services have been performed.

The performance obligations with respect to our midstream segment’s contracts are to provide gathering, transportation and processing services, each of which would be completed on or about the same time, and each of which would be recognized on the same line item on the income statement, therefore identification of separate performance obligations would not impact the timing or geography of revenue recognition.

Certain contracts of our midstream segment include throughput commitments under which customers commit to purchasing a certain minimum volume of service over a specified time period. If such volume of service is not purchased by the customer, deficiency fees are billed to the customer. In some cases, the customer is allowed to apply any deficiency fees paid to future purchases of services. In such cases, we defer revenue recognition until the customer uses the deficiency fees for services provided or becomes unable to use the fees as payment for future services due to expiration of the contractual period the fees can be applied or physical inability of the customer to utilize the fees due to capacity constraints.

Our midstream segment also generates revenues from the sale of residue gas and NGLs at the tailgate of our processing facilities primarily to affiliates and some third-party customers.

NGL and refined products transportation and services revenue

Our NGL and refined products segment’s revenues are primarily derived from transportation, fractionation, blending, and storage of NGL and refined products as well as acquisition and marketing activities. Revenues are generated utilizing a complementary network of pipelines, storage and blending facilities, and strategic off-take locations that provide access to multiple NGL markets. Transportation, fractionation, and storage revenue is generated from fees charged to customers under a combination of firm and interruptible contracts. Firm contracts are in the form of take-or-pay arrangements where certain fees will be charged to customers regardless of the volume of service they request for any given period. Under interruptible contracts, customers are not required to pay any fixed minimum amounts, but are instead billed based on actual volume of service provided for any given period. Payment for services under these contracts are typically due the month after the services have been performed.

The performance obligation with respect to firm contracts is a promise to provide a single type of service (transportation, fractionation, blending, or storage) daily over the life of the contract, which is fundamentally a “stand-ready” service. While there can be multiple activities required to be performed, these activities are not separable because such activities in combination are required to successfully transfer the overall service for which the customer has contracted. The fixed consideration of the transaction price is allocated ratably over the life of the contract and revenue for the fixed consideration is recognized over time, because the customer simultaneously receives and consumes the benefit of this “stand-ready” service. Incremental fees associated with actual volume for each respective period are recognized as revenue in the period the incremental volume of service is performed.

The performance obligation with respect to interruptible contracts is also a promise to provide a single type of services, but such promise is made on a case-by-case basis at the time the customer requests the service and we accept the customer’s request. Revenue is recognized for interruptible contracts at the time the services are performed.

Acquisition and marketing contracts are in most cases short-term agreements involving purchase and/or sale of NGLs and other related hydrocarbons at market rates. These contracts were not affected by ASC 606.

Crude oil transportation and services revenue

Our crude oil transportation and services segment revenues are primarily derived from providing transportation, terminalling and acquisition and marketing services to crude oil markets throughout the southwest, midwest and northeastern United States. Crude oil transportation revenue is generated from tariffs paid by shippers utilizing our transportation services and is generally recognized as the related transportation services are provided. Crude oil terminalling revenue is generated from fees paid by customers for storage and other associated services at the terminal. Crude oil acquisition and marketing revenue is generated from sale of crude oil acquired from a variety of suppliers to third parties. Payment for services under these contracts are typically due the month after the services have been performed.

Certain transportation and terminalling agreements are considered to be firm agreements, because they include fixed fee components that are charged regardless of the volume of crude oil transported by the customer or services provided at the terminal. For these agreements, any fixed fees billed in excess of services provided are not recognized as revenue until the earlier of (i) the time at which the customer applies the fees against cost of service provided in a later period, or (ii) the customer becomes unable to apply the fees against cost of future service due to capacity constraints or contractual terms.

The performance obligation with respect to firm contracts is a promise to provide a single type of service (transportation or terminalling) daily over the life of the contract, which is fundamentally a “stand-ready” service. While there can be multiple activities required to be performed, these activities are not separable because such activities in combination are required to successfully transfer the overall service for which the customer has contracted. The fixed consideration of the transaction price is allocated ratably over the life of the contract and revenue for the fixed consideration is recognized over time, because the customer simultaneously receives and consumes the benefit of this “stand-ready” service. Incremental fees associated with actual volume for each respective period are recognized as revenue in the period the incremental volume of service is performed.

The performance obligation with respect to interruptible contracts is also a promise to provide a single type of service, but such promise is made on a case-by-case basis at the time the customer requests the service and/or product and we accept the customer’s request. Revenue is recognized for interruptible contracts at the time the services are performed.

Acquisition and marketing contracts are in most cases short-term agreements involving purchase and/or sale of crude oil at market rates. These contracts were not affected by ASC 606.

Sunoco LP’s fuel distribution and marketing revenue

Sunoco LP’s fuel distribution and marketing operations earn revenue from the following channels: sales to dealers, sales to distributors, unbranded wholesale revenue, commission agent revenue, rental income and other income. Motor fuel revenue consists primarily of the sale of motor fuel under supply agreements with third party customers and affiliates. Fuel supply contracts with Sunoco LP’s customers generally provide that Sunoco LP distribute motor fuel at a formula price based on published rates, volume-based profit margin, and other terms specific to the agreement. The customer is invoiced the agreed-upon price with most payment terms ranging less than 30 days. If the consideration promised in a contract includes a variable amount, Sunoco LP estimates the variable consideration amount and factors in such an estimate to determine the transaction price under the expected value method.

Revenue is recognized under the motor fuel contracts at the point in time the customer takes control of the fuel. At the time control is transferred to the customer the sale is considered final, because the agreements do not grant customers the right to return motor fuel. Under the new standard, to determine when control transfers to the customer, the shipping terms of the contract are assessed as shipping terms are considered a primary indicator of the transfer of control. For FOB shipping point terms, revenue is recognized at the time of shipment. The performance obligation with respect to the sale of goods is satisfied at the time of shipment since the customer gains control at this time under the terms. Shipping and/or handling costs that occur before the customer obtains control of the goods are deemed to be fulfillment activities and are accounted for as fulfillment costs. Once the goods are shipped, Sunoco LP is precluded from redirecting the shipment to another customer and revenue is recognized.

Commission agent revenue consists of sales from commission agent agreements between Sunoco LP and select operators. Sunoco LP supplies motor fuel to sites operated by commission agents and sells the fuel directly to the end customer. In commission agent arrangements, control of the product is transferred at the point in time when the goods are sold to the end customer. To reflect the transfer of control, Sunoco LP recognizes commission agent revenue at the point in time fuel is sold to the end customer.

Sunoco LP receives rental income from leased or subleased properties. Revenue from leasing arrangements for which Sunoco LP is the lessor are recognized ratably over the term of the underlying lease.

Sunoco LP’s all other revenue

Sunoco LP’s all other operations earn revenue from the following channels: motor fuel sales, rental income and other income. Motor fuel sales consist of fuel sales to consumers at company-operated retail stores. Other income includes merchandise revenue that comprises the in-store merchandise and food service sales at company-operated retail stores, and other revenue that represents a variety of other services within Sunoco LP’s all other operations including credit card processing, car washes, lottery, automated teller machines, money orders, prepaid phone cards and wireless services. Revenue from all other operations is recognized when (or as) the performance obligations are satisfied (i.e. when the customer obtains control of the good or the service is provided).

USAC’s contract operations revenue

USAC’s revenue from contracted compression, station, gas treating and maintenance services is recognized ratably under its fixed-fee contracts over the term of the contract as services are provided to its customers. Initial contract terms typically range from six months to five years, however USAC usually continues to provide compression services at a specific location beyond the initial contract term, either through contract renewal or on a month-to-month or longer basis. USAC primarily enters into fixed-fee contracts whereby its customers are required to pay the monthly fee even during periods of limited or disrupted throughput. Services are generally billed monthly, one month in advance of the commencement of the service month, except for certain customers who are billed at the beginning of the service month, and payment is generally due 30 days after receipt of the invoice. Amounts invoiced in advance are recorded as deferred revenue until earned, at which time they are recognized as revenue. The amount of consideration USAC receives and revenue it recognizes is based upon the fixed fee rate stated in each service contract.

Variable consideration exists in select contracts when billing rates vary based on actual equipment availability or volume of total installed horsepower.

USAC’s contracts with customers may include multiple performance obligations. For such arrangements, USAC allocates revenues to each performance obligation based on its relative standalone service fee. USAC generally determines standalone service fees based on the service fees charged to customers or using expected cost plus margin.

The majority of USAC’s service performance obligations are satisfied over time as services are rendered at selected customer locations on a monthly basis and based upon specific performance criteria identified in the applicable contract. The monthly service for each location is substantially the same service month to month and is promised consecutively over the service contract term. USAC measures progress and performance of the service consistently using a straight-line, time-based method as each month passes, because its performance obligations are satisfied evenly over the contract term as the customer simultaneously receives and consumes the benefits provided by its service. If variable consideration exists, it is allocated to the distinct monthly service within the series to which such variable consideration relates.

USAC has elected to apply the invoicing practical expedient to recognize revenue for such variable consideration, as the invoice corresponds directly to the value transferred to the customer based on its performance completed to date.

There are typically no material obligations for returns or refunds. USAC’s standard contracts do not usually include material non-cash consideration.

USAC’s retail parts and services revenue

USAC’s retail parts and service revenue is earned primarily on freight and crane charges that are directly reimbursable by USAC’s customers and maintenance work on units at its customers’ locations that are outside the scope of its core maintenance activities. Revenue from retail parts and services is recognized at the point in time the part is transferred or service is provided and control is transferred to the customer. At such time, the customer has the ability to direct the use of the benefits of such part or service after USAC has performed its services. USAC bills upon completion of the service or transfer of the parts, and payment is generally due 30 days after receipt of the invoice. The amount of consideration USAC receives and revenue it recognizes is based upon the invoice amount. There are typically no material obligations for returns, refunds, or warranties. USAC’s standard contracts do not usually include material variable or non-cash consideration.

All other revenue

Our all other segment primarily includes our compression equipment business which provides full-service compression design and manufacturing services for the oil and gas industry. It also includes the management of coal and natural resources properties and the related collection of royalties. We also earn revenues from other land management activities, such as selling standing timber, leasing coal-related infrastructure facilities, and collecting oil and gas royalties. These operations also include end-user coal handling facilities. There were no material changes to the manner in which revenues within this segment are recorded under the new standard.

Contract Balances with Customers

The Partnership satisfies its obligations by transferring goods or services in exchange for consideration from customers. The timing of performance may differ from the timing the associated consideration is paid to or received from the customer, thus resulting in the recognition of a contract asset or a contract liability.

The Partnership recognizes a contract asset when making upfront consideration payments to certain customers or when providing services to customers prior to the time at which the Partnership is contractually allowed to bill for such services.

The Partnership recognizes a contract liability if the customer’s payment of consideration precedes the Partnership’s fulfillment of the performance obligations. Certain contracts contain provisions requiring customers to pay a fixed minimum fee, but allows customers to apply such fees against services to be provided at a future point in time. These amounts are reflected as deferred revenue until the customer applies the deficiency fees to services provided or becomes unable to use the fees as payment for future services due to expiration of the contractual period the fees can be applied or physical inability of the customer to utilize the fees due to capacity constraints. Additionally, Sunoco LP maintains some franchise agreements requiring dealers to make one-time upfront payments for long-term license agreements. Sunoco LP recognizes a contract liability when the upfront payment is received and recognizes revenue over the term of the license.

The following table summarizes the consolidated activity of our contract liabilities:

Contract Liabilities
Balance, December 31, 2019	$394
Additions	651
Revenue recognized	(680)

Balance, December 31, 2019	365
Additions	771
Revenue recognized	(846)

Balance, December 31, 2020	$290

The balances of Sunoco LP’s contract assets and contract liabilities as of December 31, 2020 and 2019 were as follows:

	December 31, 2020	December 31, 2019
Contract Balances
Contract asset	$121	$117
Accounts receivable from contracts with customers	256	366

Costs to Obtain or Fulfill a Contract

Sunoco LP recognizes an asset from the costs incurred to obtain a contract (e.g. sales commissions) only if it expects to recover those costs. On the other hand, the costs to fulfill a contract are capitalized if the costs are specifically identifiable to a contract, would result in enhancing resources that will be used in satisfying performance obligations in future and are expected to be recovered. These capitalized costs are recorded as a part of other current assets and other non-current assets and are amortized on a systematic basis consistent with the pattern of transfer of the goods or services to which such costs relate. The amount of amortization expense that Sunoco LP recognized for the years ended December 31, 2020, 2019 and 2018 was $18 million, $17 million and $14 million, respectively. Sunoco LP has also made a policy election of expensing the costs to obtain a contract, as and when they are incurred, in cases where the expected amortization period is one year or less.

Performance Obligations

At contract inception, the Partnership assesses the goods and services promised in its contracts with customers and identifies a performance obligation for each promise to transfer a good or service (or bundle of goods or services) that is distinct. To identify the performance obligations, the Partnership considers all the goods or services promised in the contract, whether explicitly stated or implied based on customary business practices. For a contract that has more than one performance obligation, the Partnership allocates the total contract consideration it expects to be entitled to, to each distinct performance obligation based on a standalone-selling price basis. Revenue is recognized when (or as) the performance obligations are satisfied, that is, when the customer obtains control of the good or service. Certain of our contracts contain variable components, which, when combined with the fixed component are considered a single performance obligation. For these types of contracts, only the fixed component of the contracts are included in the table below.

Sunoco LP distributes fuel under long-term contracts to branded distributors, branded and unbranded third-party dealers, and branded and unbranded retail fuel outlets. Sunoco LP branded supply contracts with distributors generally have both time and volume commitments that establish contract duration. These contracts have an initial term of approximately nine years, with an estimated, volume-weighted term remaining of approximately four years.

As part of the asset purchase agreement with 7-Eleven, Sunoco LP and 7-Eleven and SEI Fuel (collectively, the “Distributor”) have entered into a 15-year take-or-pay fuel supply agreement in which the Distributor is required to purchase a volume of fuel that provides Sunoco LP a minimum amount of gross profit annually. Sunoco LP expects to recognize this revenue in accordance with the contract as Sunoco LP transfers control of the product to the customer. However, in case of annual shortfall Sunoco LP will recognize the amount payable by the Distributor at the sooner of the time at which the Distributor makes up the shortfall or becomes contractually or operationally unable to do so. The transaction price of the contract is variable in nature, fluctuating based on market conditions. The Partnership has elected to take the practical expedient not to estimate the amount of variable consideration allocated to wholly unsatisfied performance obligations.

In some contractual arrangements, Sunoco LP grants dealers a franchise license to operate Sunoco LP’s retail stores over the life of a franchise agreement. In return for the grant of the retail store license, the dealer makes a one-time nonrefundable franchise fee payment to Sunoco LP plus sales based royalties payable to Sunoco LP at a contractual rate during the period of the franchise agreement. Under the requirements of ASC Topic 606, the franchise license is deemed to be a symbolic license for which recognition of revenue over time is the most appropriate measure of progress toward complete satisfaction of the performance obligation. Revenue from this symbolic license is recognized evenly over the life of the franchise agreement.

As of December 31, 2020, the aggregate amount of transaction price allocated to unsatisfied (or partially satisfied) performance obligations was $40.35 billion, and the Partnership expects to recognize this amount as revenue within the time bands illustrated below:

	Years Ending December 31,
	2021	2022	2023	Thereafter	Total
Revenue expected to be recognized on contracts with customers existing as of December 31, 2020	$5,120	$5,475	$5,051	$24,701	$40,347

Practical Expedients Utilized by the Partnership

The Partnership elected the following practical expedients in accordance with Topic 606:

•

Right to invoice: The Partnership elected to utilize an output method to recognize revenue that is based on the amount to which the Partnership has a right to invoice a customer for services performed to date, if that amount corresponds directly with the value provided to the customer for the related performance or its obligation completed to date. As such, the Partnership recognized revenue in the amount to which it had the right to invoice customers.

•

Significant financing component: The Partnership elected not to adjust the promised amount of consideration for the effects of significant financing component if the Partnership expects, at contract inception, that the period between the transfer of a promised good or service to a customer and when the customer pays for that good or service will be one year or less.

•

Unearned variable consideration: The Partnership elected to only disclose the unearned fixed consideration associated with unsatisfied performance obligations related to our various customer contracts which contain both fixed and variable components.

•

Incremental costs of obtaining a contract: The Partnership generally expenses sales commissions when incurred because the amortization period would have been less than one year. We record these costs within general and administrative expenses. The Partnership elected to expense the incremental costs of obtaining a contract when the amortization period for such contracts would have been one year or less.

•

Shipping and handling costs: The Partnership elected to account for shipping and handling activities that occur after the customer has obtained control of a good as fulfillment activities (i.e., an expense) rather than as a promised service.

•

Measurement of transaction price: The Partnership has elected to exclude from the measurement of transaction price all taxes assessed by a governmental authority that are both imposed on and concurrent with a specific revenue-producing transaction and collected by the Partnership from a customer (i.e., sales tax, value added tax, etc.).

•

Variable consideration of wholly unsatisfied performance obligations: The Partnership has elected to exclude the estimate of variable consideration to the allocation of wholly unsatisfied performance obligations.

13.	LEASE ACCOUNTING:

Lessee Accounting

The Partnership leases terminal facilities, tank cars, office space, land and equipment under non-cancelable operating leases whose initial terms are typically five to 15 years, with some real estate leases having terms of 40 years or more, along with options that permit renewals for additional periods. At the inception of each, we determine if the arrangement is a lease or contains an embedded lease and review the facts and circumstances of the arrangement to classify lease assets as operating or finance leases under Topic 842. The Partnership has elected not to record any leases with terms of 12 months or less on the balance sheet.

At present, the majority of the Partnership’s active leases are classified as operating in accordance with Topic 842. Balances related to operating leases are included in operating lease ROU assets, accrued and other current liabilities, operating lease current liabilities and non-current operating lease liabilities in our consolidated balance sheets. Finance leases represent a small portion of the active lease agreements and are included in finance lease ROU assets, current maturities of long-term debt and long-term debt, less current maturities in our consolidated balance sheets. The ROU assets represent the Partnership’s right to use an underlying asset for the lease term and lease liabilities represent the obligation of the Partnership to make minimum lease payments arising from the lease for the duration of the lease term.

Most leases include one or more options to renew, with renewal terms that can extend the lease term from one to 20 years or greater. The exercise of lease renewal options is typically at the sole discretion of the Partnership and lease extensions are evaluated on a lease-by-lease basis. Leases containing early termination clauses typically require the agreement of both parties to the lease. At the inception of a lease, all renewal options reasonably certain to be exercised are considered when determining the lease term. Presently, the Partnership does not have leases that include options to purchase or automatic transfer of ownership of the leased property to the Partnership. The depreciable life of lease assets and leasehold improvements are limited by the expected lease term.

To determine the present value of future minimum lease payments, we use the implicit rate when readily determinable. Presently, because many of our leases do not provide an implicit rate, the Partnership applies its incremental borrowing rate based on the information available at the lease commencement date to determine the present value of minimum lease payments. The operating and finance lease ROU assets include any lease payments made and exclude lease incentives.

Minimum rent payments are expensed on a straight-line basis over the term of the lease. In addition, some leases require additional contingent or variable lease payments, which are based on the factors specific to the individual agreement. Variable lease payments the Partnership is typically responsible for include payment of real estate taxes, maintenance expenses and insurance.

For short-term leases (leases that have term of twelve months or less upon commencement), lease payments are recognized on a straight-line basis and no ROU assets are recorded.

The components of operating and finance lease amounts recognized in the accompanying consolidated balance sheet as of December 31, 2020 and 2019 were as follows:

	December 31,
	2020	2019
Operating leases:
Lease right-of-use assets, net	$863	$935
Operating lease current liabilities	53	60
Accrued and other current liabilities	1	1
Non-current operating lease liabilities	837	901
Finance leases:
Property, plant and equipment, net	$1	1
Lease right-of-use assets, net	3	29
Accrued and other current liabilities	1	1
Current maturities of long-term debt	1	6
Long-term debt, less current maturities	6	26
Other non-current liabilities	1	2

The components of lease expense for the years ended December 31, 2020 and 2019 were as follows:

		Year Ended December 31,
	Income Statement Location	2020	2019
Operating lease costs:
Operating lease cost	Cost of goods sold	$14	$28
Operating lease cost	Operating expenses	75	73
Operating lease cost	Selling, general and administrative	17	16

Total operating lease costs		106	117
Finance lease costs:
Amortization of lease assets	Depreciation, depletion and amortization	3	6
Interest on lease liabilities	Interest expense, net of capitalized interest	1	1

Total finance lease costs		4	7

Short-term lease cost	Operating expenses	31	42
Variable lease cost	Operating expenses	16	17

Lease costs, gross		157	183

Less: Sublease income	Other revenue	48	47

Lease costs, net		$109	$136

The weighted average remaining lease terms and weighted average discount rates as of December 31, 2020 and 2019 were as follows:

	December 31,
	2020	2019
Weighted-average remaining lease term (years):
Operating leases	22	24
Finance leases	9	5
Weighted-average discount rate (%):
Operating leases	5%	5%
Finance leases	8%	5%

Cash flows and non-cash activity related to leases for the years ended December 31, 2020 and 2019 were as follows:

	Year Ended December 31,
	2020	2019
Operating cash flows from operating leases	$(117)	$(159)
Lease assets obtained in exchange for new finance lease liabilities	—	28
Lease assets obtained in exchange for new operating lease liabilities	42	40

Maturities of lease liabilities as of December 31, 2020 are as follows:

	Operating leases	Finance leases	Total
2021	$99	$2	$101
2022	85	2	87
2023	79	2	81
2024	76	1	77
2025	75	1	76
Thereafter	1,140	4	1,144

Total lease payments	1,554	12	1,566
Less: present value discount	664	3	667

Present value of lease liabilities	$890	$9	$899

Lessor Accounting

The Partnership leases or subleases a portion of its real estate portfolio to third-party companies as a stable source of long-term revenue. Our lessor and sublease portfolio consists mainly of operating leases with convenience store operators. At this time, most lessor agreements contain five-year terms with renewal options to extend and early termination options based on established terms specific to the individual agreement.

Rental income included in other revenue in our consolidated statement of operations for the years ended December 31, 2020 and 2019 was $144 million and $149 million, respectively.

Future minimum operating lease payments receivable as of December 31, 2020 are as follows:

Lease Payments
2021	$103
2022	64
2023	8
2024	3
2025	2
Thereafter	5

Total undiscounted cash flows	$185

14.	DERIVATIVE ASSETS AND LIABILITIES:

Commodity Price Risk

We are exposed to market risks related to the volatility of commodity prices. To manage the impact of volatility from these prices, we utilize various exchange-traded and OTC commodity financial instrument contracts. These contracts consist primarily of futures, swaps and options and are recorded at fair value in our consolidated balance sheets.

We use futures and basis swaps, designated as fair value hedges, to hedge our natural gas inventory stored in our Bammel storage facility. At hedge inception, we lock in a margin by purchasing gas in the spot market or off peak season and entering into a financial contract. Changes in the spreads between the forward natural gas prices and the physical inventory spot price result in unrealized gains or losses until the underlying physical gas is withdrawn and the related designated derivatives are settled. Once the gas is withdrawn and the designated derivatives are settled, the previously unrealized gains or losses associated with these positions are realized.

We use futures, swaps and options to hedge the sales price of natural gas we retain for fees in our intrastate transportation and storage segment and operational gas sales on our interstate transportation and storage segment. These contracts are not designated as hedges for accounting purposes.

We use NGL and crude derivative swap contracts to hedge forecasted sales of NGL and condensate equity volumes we retain for fees in our midstream segment whereby our subsidiaries generally gather and process natural gas on behalf of producers, sell the resulting residue gas and NGL volumes at market prices and remit to producers an agreed upon percentage of the proceeds based on an index price for the residue gas and NGL. These contracts are not designated as hedges for accounting purposes.

We utilize swaps, futures and other derivative instruments to mitigate the risk associated with market movements in the price of refined products and NGLs to manage our storage facilities and the purchase and sale of purity NGL. These contracts are not designated as hedges for accounting purposes.

We use futures and swaps to achieve ratable pricing of crude oil purchases, to convert certain expected refined product sales to fixed or floating prices, to lock in margins for certain refined products and to lock in the price of a portion of natural gas purchases or sales. These contracts are not designated as hedges for accounting purposes.

We use financial commodity derivatives to take advantage of market opportunities in our trading activities which complement our transportation and storage segment’s operations and are netted in cost of products sold in our consolidated statements of operations. We also have trading and marketing activities related to power and natural gas in our all other segment which are also netted in cost of products sold. As a result of our trading activities and the use of derivative financial instruments in our transportation and storage segment, the degree of earnings volatility that can occur may be significant, favorably or unfavorably, from period to period. We attempt to manage this volatility through the use of daily position and profit and loss reports provided to our risk oversight committee, which includes members of senior management, and the limits and authorizations set forth in our commodity risk management policy.

The following table details our outstanding commodity-related derivatives:

	December 31, 2020		December 31, 2019
	Notional Volume	Maturity	Notional Volume	Maturity
Mark-to-Market Derivatives
(Trading)
Natural Gas (BBtu):
Fixed Swaps/Futures	1,603	2021-2022	1,483	2020
Basis Swaps IFERC/NYMEX (1)	(44,225)	2021-2022	(35,208)	2020-2024
Power (Megawatt):
Forwards	1,392,400	2021-2029	3,213,450	2020-2029
Futures	18,706	2021-2022	(353,527)	2020
Options—Puts	519,071	2021	51,615	2020
Options—Calls	2,343,293	2021	(2,704,330)	2020-2021
(Non-Trading)
Natural Gas (BBtu):
Basis Swaps IFERC/NYMEX	(29,173)	2021-2022	(18,923)	2020-2022
Swing Swaps IFERC	11,208	2021	(9,265)	2020
Fixed Swaps/Futures	(53,575)	2021-2022	(3,085)	2020-2021
Forward Physical Contracts	(11,861)	2021	(13,364)	2020-2021
NGL (MBbls)—Forwards/Swaps	(5,840)	2021-2022	(1,300)	2020-2021
Crude (MBbls)—Forwards/Swaps	—	—	4,465	2020
Refined Products (MBbls)—Futures	(2,765)	2021	(2,473)	2020-2021
Corn (thousand bushels)	—	—	(1,210)	2020
Fair Value Hedging Derivatives
(Non-Trading)
Natural Gas (BBtu):
Basis Swaps IFERC/NYMEX	(30,113)	2021	(31,780)	2020
Fixed Swaps/Futures	(30,113)	2021	(31,780)	2020
Hedged Item—Inventory	30,113	2021	31,780	2020

(1)	Includes aggregate amounts for open positions related to Houston Ship Channel, Waha Hub, NGPL TexOk, West Louisiana Zone and Henry Hub locations.

Interest Rate Risk

We are exposed to market risk for changes in interest rates. To maintain a cost effective capital structure, we borrow funds using a mix of fixed rate debt and variable rate debt. We also manage our interest rate exposure by utilizing interest rate swaps to achieve a desired mix of fixed and variable rate debt. We also utilize forward starting interest rate swaps to lock in the rate on a portion of our anticipated debt issuances.

The following table summarizes our interest rate swaps outstanding, none of which were designated as hedges for accounting purposes:

		Notional Amount Outstanding
Term	Type (1)	December 31, 2020	December 31, 2019
July 2020 (2)(3)	Forward-starting to pay a fixed rate of 3.52% and receive a floating rate	$—	$400
July 2021 (2)	Forward-starting to pay a fixed rate of 3.55% and receive a floating rate	400	400
July 2022 (2)	Forward-starting to pay a fixed rate of 3.80% and receive a floating rate	400	400

(1)	Floating rates are based on 3-month LIBOR.
(2)	Represents the effective date. These forward-starting swaps have terms of 30 years with a mandatory termination date the same as the effective date.
(3)	The July 2020 interest rate swaps were terminated in January 2020.

Credit Risk

Credit risk refers to the risk that a counterparty may default on its contractual obligations resulting in a loss to the Partnership. Credit policies have been approved and implemented to govern the Partnership’s portfolio of counterparties with the objective of mitigating credit losses. These policies establish guidelines, controls and limits to manage credit risk within approved tolerances by mandating an appropriate evaluation of the financial condition of existing and potential counterparties, monitoring agency credit ratings, and by implementing credit practices that limit exposure according to the risk profiles of the counterparties. Furthermore, the Partnership may, at times, require collateral under certain circumstances to mitigate credit risk as necessary. The Partnership also uses industry standard commercial agreements which allow for the netting of exposures associated with transactions executed under a single commercial agreement. Additionally, we utilize master netting agreements to offset credit exposure across multiple commercial agreements with a single counterparty or affiliated group of counterparties.

The Partnership’s counterparties consist of a diverse portfolio of customers across the energy industry, including petrochemical companies, commercial and industrial end-users, oil and gas producers, municipalities, gas and electric utilities, midstream companies and independent power generators. Our overall exposure may be affected positively or negatively by macroeconomic or regulatory changes that impact our counterparties to one extent or another. Currently, management does not anticipate a material adverse effect in our financial position or results of operations as a consequence of counterparty non-performance.

The Partnership has maintenance margin deposits with certain counterparties in the OTC market, primarily with independent system operators and with clearing brokers. Payments on margin deposits are required when the value of a derivative exceeds our pre-established credit limit with the counterparty. Margin deposits are returned to us on or about the settlement date for non-exchange traded derivatives, and we exchange margin calls on a daily basis for exchange traded transactions. Since the margin calls are made daily with the exchange brokers, the fair value of the financial derivative instruments are deemed current and netted in deposits paid to vendors within other current assets in the consolidated balance sheets.

For financial instruments, failure of a counterparty to perform on a contract could result in our inability to realize amounts that have been recorded on our consolidated balance sheets and recognized in net income or other comprehensive income.

Derivative Summary

The following table provides a summary of our derivative assets and liabilities:

	Fair Value of Derivative Instruments
	Asset Derivatives		Liability Derivatives
	December 31, 2020	December 31, 2019	December 31, 2020	December 31, 2019
Derivatives designated as hedging instruments:
Commodity derivatives (margin deposits)	$25	$24	$(32)	$—

	25	24	(32)	—
Derivatives not designated as hedging instruments:
Commodity derivatives (margin deposits)	90	319	(166)	(350)
Commodity derivatives	53	41	(71)	(39)
Interest rate derivatives	—	—	(448)	(399)

	143	360	(685)	(788)

Total derivatives	$168	$384	$(717)	$(788)

The following table presents the fair value of our recognized derivative assets and liabilities on a gross basis and amounts offset on the consolidated balance sheets that are subject to enforceable master netting arrangements or similar arrangements:

		Asset Derivatives		Liability Derivatives
	Balance Sheet Location	December 31, 2020	December 31, 2019	December 31, 2020	December 31, 2019
Derivatives without offsetting agreements	Derivative liabilities	$—	$—	$(448)	$(399)
Derivatives in offsetting agreements:
OTC contracts	Derivative assets (liabilities)	53	41	(71)	(39)
Broker cleared derivative contracts	Other current assets (liabilities)	115	343	(198)	(350)

		168	384	(717)	(788)
Offsetting agreements:
Counterparty netting	Derivative assets (liabilities)	(44)	(18)	44	18
Counterparty netting	Other current assets (liabilities)	(64)	(318)	64	318

Total net derivatives		$60	$48	$(609)	$(452)

We disclose the non-exchange traded financial derivative instruments as derivative assets and liabilities on our consolidated balance sheets at fair value with amounts classified as either current or long-term depending on the anticipated settlement

The following tables summarize the amounts recognized with respect to our derivative financial instruments:

	Location of Gain (Loss) Recognized in Income on Derivatives	Amount of Gain (Loss) Recognized in Income Representing Hedge Ineffectiveness and Amount Excluded from the Assessment of Effectiveness
		Years Ended December 31,
		2020	2019	2018
Derivatives in fair value hedging relationships (including hedged item):
Commodity derivatives	Cost of products sold	$—	$—	$(3)

	Location of Gain (Loss) Recognized in Income on Derivatives	Amount of Gain (Loss) Recognized in Income on Derivatives
		Years Ended December 31,
		2020	2019	2018
Derivatives not designated as hedging instruments:
Commodity derivatives—Trading	Revenues	$—	$(3)	$—
Commodity derivatives—Trading	Cost of products sold	8	21	32
Commodity derivatives—Non-trading	Cost of products sold	(34)	(100)	(102)
Interest rate derivatives	Gains (losses) on interest rate derivatives	(203)	(241)	47

Total		$(229)	$(323)	$(23)

15.	RETIREMENT BENEFITS:

Savings and Profit Sharing Plans

We and our subsidiaries sponsor defined contribution savings and profit sharing plans, which collectively cover virtually all eligible employees, including those of ETO, Lake Charles LNG, Sunoco LP and USAC. Employer matching contributions are calculated using a formula based on employee contributions. We and our subsidiaries made matching contributions of $35 million, $66 million and $62 million to these 401(k) savings plans for the years ended December 31, 2020, 2019 and 2018, respectively.

As a result of the economic conditions in 2020, effective June 8, 2020, the Partnership ceased employer matching and profit sharing contributions through December 31, 2020. The Partnership resumed all such contributions in 2021.

Pension and Other Postretirement Benefit Plans

Panhandle

Postretirement benefits expense for the years ended December 31, 2020, 2019, and 2018 reflect the impact of changes Panhandle or its affiliates adopted as of September 30, 2013, to modify its retiree medical benefits program, effective January 1, 2014. The modification placed all eligible retirees on a common medical benefit platform, subject to limits on Panhandle’s annual contribution toward eligible retirees’ medical premiums. Prior to January 1, 2013, affiliates of Panhandle offered postretirement health care and life insurance benefit plans (other postretirement plans) that covered substantially all employees. Effective January 1, 2013, participation in the plan was frozen and medical benefits were no longer offered to non-union employees. Effective January 1, 2014, retiree medical benefits were no longer offered to union employees.

Effective January 1, 2018, the plan was amended to extend coverage to a closed group of former employees based on certain criteria.

ETC Sunoco

ETC Sunoco has a plan which provides health care benefits for substantially all of its current retirees. The cost to provide the postretirement benefit plan is shared by ETC Sunoco. and its retirees. Access to postretirement medical benefits was phased out or eliminated for all employees retiring after July 1, 2010. ETC Sunoco has established a trust for its postretirement benefit liabilities. The funding of the trust eliminated substantially all of ETC Sunoco’s future exposure to variances between actual results and assumptions used to estimate retiree medical plan obligations.

SemGroup

SemGroup sponsors two defined benefit pension plans and a supplemental defined benefit pension plan (collectively, the “Semgroup Plans”) for certain employees. The Semgroup Plans are closed to new participants and do not accrue any additional benefits.

Obligations and Funded Status

Pension and other postretirement benefit liabilities are accrued on an actuarial basis during the years an employee provides services. The following table contains information at the dates indicated about the obligations and funded status of pension and other postretirement plans on a combined basis:

	December 31, 2020			December 31, 2019
	Pension Benefits			Pension Benefits
	Funded Plans	Unfunded Plans	Other Postretirement Benefits	Funded Plans	Unfunded Plans	Other Postretirement Benefits
Change in benefit obligation:
Benefit obligation at beginning of period	$52	$34	$208	$1	$37	$198
Service cost	—	—	1	—	—	1
Interest cost	2	1	5	2	1	7
Benefits paid, net	(2)	(5)	(16)	(1)	(7)	(16)
Actuarial (gain) loss and other	5	1	10	4	—	18
Settlements	(2)	—	—	(4)	—	—
SemGroup Acquisition	—	—	—	50	3	—

Benefit obligation at end of period	55	31	208	52	34	208
Change in plan assets:
Fair value of plan assets at beginning of period	43	—	270	1	—	241
Return on plan assets and other	5	—	28	6	—	35
Employer contributions	1	—	9	1	—	10
Benefits paid, net	(2)	—	(16)	(1)	—	(16)
Settlements	(2)	—	—	(4)	—	—
SemGroup Acquisition	—	—	—	40	—	—

Fair value of plan assets at end of period	45	—	291	43	—	270

Amount underfunded (overfunded) at end of period	$10	$31	$(83)	$9	$34	$(62)

Amounts recognized in the consolidated balance sheets consist of:
Non-current assets		$—	$108	$—	$—	$88
Current liabilities	—	(4)	(2)	—	(5)	(2)
Non-current liabilities	(10)	(27)	(23)	(9)	(29)	(24)

	$(10)	$(31)	$83	$(9)	$(34)	$62

Amounts recognized in accumulated other comprehensive income (loss) (pre-tax basis) consist of:
Net actuarial gain (loss)	$—	$2	$(18)	$—	$1	$(5)
Prior service cost	—	—	21	—	—	40

	$—	$2	$3	$—	$1	$35

The following table summarizes information at the dates indicated for plans with an accumulated benefit obligation in excess of plan assets:

	December 31, 2020			December 31, 2019
	Pension Benefits			Pension Benefits
	Funded Plans	Unfunded Plans	Other Postretirement Benefits	Funded Plans	Unfunded Plans	Other Postretirement Benefits
Projected benefit obligation	$55	$31	N/A	$51	$34	N/A
Accumulated benefit obligation	55	31	208	52	34	208
Fair value of plan assets	45	—	291	43	—	270

Components of Net Periodic Benefit Cost

	December 31, 2020		December 31, 2019
	Pension Benefits	Other Postretirement Benefits	Pension Benefits	Other Postretirement Benefits
Net periodic benefit cost:
Service cost	$—	$1	$—	$1
Interest cost	3	5	3	7
Expected return on plan assets	(2)	(11)	(2)	(10)
Prior service cost amortization	—	19	—	26

Net periodic benefit cost	$1	$14	$1	$24

Assumptions

The weighted-average assumptions used in determining benefit obligations at the dates indicated are shown in the table below:

	December 31, 2020		December 31, 2019
	Pension Benefits	Other Postretirement Benefits	Pension Benefits	Other Postretirement Benefits
Discount rate	2.40%	2.04%	4.00%	2.71%

The weighted-average assumptions used in determining net periodic benefit cost for the periods presented are shown in the table below:

	December 31, 2020		December 31, 2019
	Pension Benefits	Other Postretirement Benefits	Pension Benefits	Other Postretirement Benefits
Discount rate	3.05%	2.94%	3.33%	3.76%
Expected return on assets:
Tax exempt accounts	4.57%	7.00%	3.37%	7.00%
Taxable accounts	—	4.75%	—	4.75%

The long-term expected rate of return on plan assets was estimated based on a variety of factors including the historical investment return achieved over a long-term period, the targeted allocation of plan assets and expectations concerning future returns in the marketplace for both equity and fixed income securities. Current market factors such as inflation and interest rates are evaluated before long-term market assumptions are determined. Peer data and historical returns are reviewed to ensure reasonableness and appropriateness.

The assumed health care cost trend weighted-average rates used to measure the expected cost of benefits covered by the plans are shown in the table below:

	December 31,
	2020	2019
Health care cost trend rate	7.30%	7.25%
Rate to which the cost trend is assumed to decline (the ultimate trend rate)	4.82%	4.83%
Year that the rate reaches the ultimate trend rate	2027	2026

Changes in the health care cost trend rate assumptions are not expected to have a significant impact on postretirement benefits.

Plan Assets

For the Panhandle plans, the overall investment strategy is to maintain an appropriate balance of actively managed investments with the objective of optimizing longer-term returns while maintaining a high standard of portfolio quality and achieving proper diversification. To achieve diversity within its other postretirement plan asset portfolio, Panhandle has targeted the following asset allocations: equity of 25% to 35%, fixed income of 65% to 75%.

The investment strategy of ETC Sunoco funded defined benefit plans is to achieve consistent positive returns, after adjusting for inflation, and to maximize long-term total return within prudent levels of risk through a combination of income and capital appreciation. The objective of this strategy is to reduce the volatility of investment returns and maintain a sufficient funded status of the plans. In anticipation of the pension plan termination, ETC Sunoco targeted the asset allocations to a more stable position by investing in growth assets and liability hedging assets.

The fair value of the pension plan assets by asset category at the dates indicated is as follows:

		Fair Value Measurements at December 31, 2020
	Fair Value Total	Level 1	Level 2	Level 3
Asset Category:
Cash and cash equivalents	$1	$1	$—	$—
Mutual funds (1)	20	20	—	—
Fixed income securities	24	—	24	—

Total	$45	$21	$24	$—

(1)	Comprised of approximately 100% equities as of December 31, 2020.

		Fair Value Measurements at December 31, 2019
	Fair Value Total	Level 1	Level 2	Level 3
Asset Category:
Cash and cash equivalents	$1	$1	$—	$—
Mutual funds (1)	19	19	—	—
Fixed income securities	23	—	23	—

Total	$43	$20	$23	$—

(1)	Comprised of approximately 100% equities as of December 31, 2019.

The fair value of other postretirement plan assets by asset category at the dates indicated is as follows:

		Fair Value Measurements at December 31, 2020
	Fair Value Total	Level 1	Level 2	Level 3
Asset category:
Cash and cash equivalents	$18	$18	$—	$—
Mutual funds (1)	202	202	—	—
Fixed income securities	71	—	71	—

Total	$291	$220	$71	$—

(1)	Primarily comprised of approximately 59% equities, 40% fixed income securities and 1% cash as of December 31, 2020.

		Fair Value Measurements at December 31, 2019
	Fair Value Total	Level 1	Level 2	Level 3
Asset category:
Cash and cash equivalents	$14	$14	$—	$—
Mutual funds (1)	177	177	—	—
Fixed income securities	79	—	79	—

Total	$270	$191	$79	$—

(1)	Primarily comprised of approximately 59% equities, 40% fixed income securities and 1% cash as of December 31, 2019.

The Level 1 plan assets are valued based on active market quotes. The Level 2 plan assets are valued based on the net asset value per share (or its equivalent) of the investments, which was not determinable through publicly published sources but was calculated consistent with authoritative accounting guidelines.

Contributions

We expect to contribute $6 million to pension plans and $8 million to other postretirement plans in 2021. The cost of the plans are funded in accordance with federal regulations, not to exceed the amounts deductible for income tax purposes.

Benefit Payments

The Partnership’s estimate of expected benefit payments, which reflect expected future service, as appropriate, in each of the next five years and in the aggregate for the five years thereafter are shown in the table below:

Years	Pension Benefits - Funded Plans	Pension Benefits - Unfunded Plans	Other Postretirement Benefits (Gross, Before Medicare Part D)
2021	$3	$5	$18
2022	4	4	18
2023	4	4	16
2024	4	3	15
2025	2	3	14
2026 – 2030	12	9	58

The Medicare Prescription Drug Act provides for a prescription drug benefit under Medicare (“Medicare Part D”) as well as a federal subsidy to sponsors of retiree health care benefit plans that provide a prescription drug benefit that is at least actuarially equivalent to Medicare Part D.

Panhandle does not expect to receive any Medicare Part D subsidies in any future periods.

16.	RELATED PARTY TRANSACTIONS:

ET previously paid ETO to provide services on its behalf and on behalf of other subsidiaries of ET, which included the reimbursement of various operating and general and administrative expenses incurred by ETO on behalf of ET and its subsidiaries. These agreements expired in 2016.

The Partnership also has related party transactions with several of its equity method investees. In addition to commercial transactions, these transactions include the provision of certain management services and leases of certain assets.

The following table summarizes the revenues from related companies on our consolidated statements of operations:

	Years Ended December 31,
	2020	2019	2018
Affiliated revenues	$466	$492	$431

The following table summarizes the related company accounts receivable and accounts payable balances on our consolidated balance sheets:

	December 31,
	2020	2019
Accounts receivable from related companies:
FGT	$12	$50
Phillips 66	30	36
Traverse Rover LLC	—	42
Other	37	31

Total accounts receivable from related companies	$79	$159

As of December 31, 2020 and 2019, accounts payable with related companies in the Partnership’s consolidated balance sheets totaled $27 million and $31 million, respectively.

17.	REPORTABLE SEGMENTS:

Our reportable segments currently reflect the following segments, which conduct their business primarily in the United States:

•	intrastate transportation and storage;

•	interstate transportation and storage;

•	midstream;

•	NGL and refined products transportation and services;

•	crude oil transportation and services;

•	investment in Sunoco LP;

•	investment in USAC; and

•	all other.

Consolidated revenues and expenses reflect the elimination of all material intercompany transactions.

The investment in USAC segment reflects the results of USAC beginning April 2018, the date that the Partnership obtained control of USAC.

Revenues from our intrastate transportation and storage segment are primarily reflected in natural gas sales and gathering, transportation and other fees. Revenues from our interstate transportation and storage segment are primarily reflected in gathering, transportation and other fees. Revenues from our midstream segment are primarily reflected in natural gas sales, NGL sales and gathering, transportation and other fees. Revenues from our NGL and refined products transportation and services segment are primarily reflected in NGL sales and gathering, transportation and other fees. Revenues from our crude oil transportation and services segment are reflected in crude sales and gathering, transportation and other fees. Revenues from our investment in Sunoco LP segment are primarily reflected in refined product sales. Revenues from our investment in USAC segment are primarily reflected in gathering, transportation and other fees. Revenues from our all other segment are primarily reflected in natural gas sales.

We report Segment Adjusted EBITDA as a measure of segment performance. We define Segment Adjusted EBITDA as total Partnership earnings before interest, taxes, depreciation, depletion, amortization and other non-cash items, such as non-cash compensation expense, gains and losses on disposals of assets, the allowance for equity funds used during construction, unrealized gains and losses on commodity risk management activities, inventory valuation adjustments, non-cash impairment charges, losses on extinguishments of debt and other non-operating income or expense items. Segment Adjusted EBITDA reflect amounts for unconsolidated affiliates based on the same recognition and measurement methods used to record equity in earnings of unconsolidated affiliates. Adjusted EBITDA related to unconsolidated affiliates excludes the same items with respect to the unconsolidated affiliate as those excluded from the calculation of Segment Adjusted EBITDA and consolidated Adjusted EBITDA, such as interest, taxes, depreciation, depletion, amortization and other non-cash items. Although these amounts are excluded from Adjusted EBITDA related to unconsolidated affiliates, such exclusion should not be understood to imply that we have control over the operations and resulting revenues and expenses of such affiliates. We do not control our unconsolidated affiliates; therefore, we do not control the earnings or cash flows of such affiliates. The use of Segment Adjusted EBITDA or Adjusted EBITDA related to unconsolidated affiliates as an analytical tool should be limited accordingly.

The following tables present financial information by segment:

	Years Ended December 31,
	2020	2019	2018
Revenues:
Intrastate transportation and storage:
Revenues from external customers	$2,312	$2,749	$3,428
Intersegment revenues	232	350	309

	2,544	3,099	3,737
Interstate transportation and storage:
Revenues from external customers	1,841	1,941	1,664
Intersegment revenues	20	22	18

	1,861	1,963	1,682
Midstream:
Revenues from external customers	1,944	2,280	2,090
Intersegment revenues	3,082	3,751	5,432

	5,026	6,031	7,522
NGL and refined products transportation and services:
Revenues from external customers	8,501	9,920	10,119
Intersegment revenues	2,012	1,721	1,004

	10,513	11,641	11,123
Crude oil transportation and services:
Revenues from external customers	11,674	18,447	17,236
Intersegment revenues	5	—	96

	11,679	18,447	17,332
Investment in Sunoco LP:
Revenues from external customers	10,653	16,590	16,982
Intersegment revenues	57	6	12

	10,710	16,596	16,994
Investment in USAC:
Revenues from external customers	655	678	495
Intersegment revenues	12	20	13

	667	698	508
All other:
Revenues from external customers	1,374	1,608	2,073
Intersegment revenues	464	81	155

	1,838	1,689	2,228
Eliminations	(5,884)	(5,951)	(7,039)

Total revenues	$38,954	$54,213	$54,087

	Years Ended December 31,
	2020	2019	2018
Cost of products sold:
Intrastate transportation and storage	$1,478	$1,909	$2,665
Midstream	2,598	3,577	5,145
NGL and refined products transportation and services	7,139	8,393	8,462
Crude oil transportation and services	8,838	14,832	14,384
Investment in Sunoco LP	9,654	15,380	15,872
Investment in USAC	82	91	67
All other	1,527	1,504	2,006
Eliminations	(5,829)	(5,885)	(6,998)

Total cost of products sold	$25,487	$39,801	$41,603

	Years Ended December 31,
	2020	2019	2018
Depreciation, depletion and amortization:
Intrastate transportation and storage	$185	$184	$169
Interstate transportation and storage	411	387	334
Midstream	1,140	1,066	1,006
NGL and refined products transportation and services	667	613	466
Crude oil transportation and services	640	437	445
Investment in Sunoco LP	189	181	167
Investment in USAC	239	231	169
All other	207	48	103

Total depreciation, depletion and amortization	$3,678	$3,147	$2,859

	Years Ended December 31,
	2020	2019	2018
Equity in earnings (losses) of unconsolidated affiliates:
Intrastate transportation and storage	$18	$18	$19
Interstate transportation and storage	17	222	227
Midstream	24	20	26
NGL and refined products transportation and services	60	53	64
Crude oil transportation and services	(2)	(1)	6
All other	2	(10)	2

Total equity in earnings of unconsolidated affiliates	$119	$302	$344

	Years Ended December 31,
	2020	2019	2018
Segment Adjusted EBITDA:
Intrastate transportation and storage	$863	$999	$927
Interstate transportation and storage	1,680	1,792	1,680
Midstream	1,670	1,602	1,627
NGL and refined products transportation and services	2,802	2,666	1,979
Crude oil transportation and services	2,258	2,898	2,385
Investment in Sunoco LP	739	665	638
Investment in USAC	414	420	289
All Other	105	98	40

Total Segment Adjusted EBITDA	10,531	11,140	9,565
Depreciation, depletion and amortization	(3,678)	(3,147)	(2,859)
Interest expense, net of interest capitalized	(2,327)	(2,331)	(2,055)
Impairment losses	(2,880)	(74)	(431)
Gains (losses) on interest rate derivatives	(203)	(241)	47
Non-cash compensation expense	(121)	(113)	(105)
Unrealized losses on commodity risk management activities	(71)	(5)	(11)
Inventory valuation adjustments	(82)	79	(85)
Losses on extinguishments of debt	(75)	(18)	(112)
Adjusted EBITDA related to unconsolidated affiliates	(628)	(626)	(655)
Equity in earnings of unconsolidated affiliates	119	302	344
Impairment of investments in unconsolidated affiliates	(129)	—	—
Adjusted EBITDA related to discontinued operations	—	—	25
Other, net	(79)	54	21

Income from continuing operations before income tax (expense) benefit	377	5,020	3,689
Income tax (expense) benefit from continuing operations	(237)	(195)	(4)

Income from continuing operations	140	4,825	3,685
Loss from discontinued operations, net of income taxes	—	—	(265)

Net income	$140	$4,825	$3,420

	December 31,
	2020	2019	2018
Segment assets:
Intrastate transportation and storage	$7,549	$6,648	$6,365
Interstate transportation and storage	17,730	18,111	15,081
Midstream	18,816	20,332	19,745
NGL and refined products transportation and services	21,578	19,145	18,267
Crude oil transportation and services	18,335	22,933	18,189
Investment in Sunoco LP	5,267	5,438	4,879
Investment in USAC	2,949	3,730	3,775
All other and eliminations	2,920	2,636	2,112

Total segment assets	$95,144	$98,973	$88,413

	Years Ended December 31,
	2020	2019	2018
Additions to property, plant and equipment (1):
Intrastate transportation and storage	$49	$124	$344
Interstate transportation and storage	150	375	812
Midstream	487	827	1,161
NGL and refined products transportation and services	2,403	2,976	2,381
Crude oil transportation and services	291	403	474
Investment in Sunoco LP	124	148	103
Investment in USAC	119	200	205
All other	136	215	150

Total additions to property, plant and equipment (1)	$3,759	$5,268	$5,630

(1)	Excluding acquisitions, net of contributions in aid of construction costs (capital expenditures related to the Partnership’s proportionate ownership on an accrual basis).

	December 31,
	2020	2019	2018
Investments in affiliates:
Intrastate transportation and storage	$89	$88	$83
Interstate transportation and storage	2,278	2,524	2,070
Midstream	110	112	124
NGL and refined products transportation and services	509	461	243
Crude oil transportation and services	22	242	28
All other	52	33	94

Total investments in affiliates	$3,060	$3,460	$2,642

18.	QUARTERLY FINANCIAL DATA (UNAUDITED):

Summarized unaudited quarterly financial data is presented below. Earnings per unit are computed on a stand-alone basis for each quarter and total year.

	Quarters Ended
	March 31	June 30	September 30 (1)	December 31	Total Year
2020:
Revenues	$11,627	$7,338	$9,955	$10,034	$38,954
Operating income	61	1,336	244	1,339	2,980
Net income (loss)	(964)	672	(401)	833	140
Limited Partners’ interest in net income (loss)	(854)	353	(655)	509	(647)
Net income (loss) per limited partner unit:
Basic	$(0.32)	$0.13	$(0.24)	$0.19	$(0.24)
Diluted	$(0.32)	$0.13	$(0.24)	$0.19	$(0.24)

(1)

For the three months ended September 30, 2020, the net loss attributable to partners presented above reflects a change from the amount previously reported in the Partnership’s interim financial statements, due to an adjustment to the allocation of income between the general and limited partners and the noncontrolling interest in a less than wholly-owned subsidiary of the Partnership. Basic and diluted net loss per limited partner unit have also been adjusted accordingly.

	Quarters Ended
	March 31	June 30	September 30	December 31	Total Year
2019:
Revenues	$13,121	$13,877	$13,495	$13,720	$54,213
Operating income	1,927	1,819	1,830	1,627	7,203
Income from continuing operations	1,180	1,208	1,161	1,276	4,825
Net income	1,180	1,208	1,161	1,276	4,825
Limited Partners’ interest in net income	869	877	831	937	3,514
Net income per limited partner unit:
Basic	$0.31	$0.33	$0.33	$0.37	$1.34
Diluted	$0.31	$0.33	$0.33	$0.37	$1.33

Annex D

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 10-K

☒	ANNUAL REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

For the fiscal year ended December 31, 2020

or

☐	TRANSITION REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

Commission file number 1-31219

ENERGY TRANSFER OPERATING, L.P.

(Exact name of registrant as specified in its charter)

Delaware	73-1493906
(state or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

8111 Westchester Drive, Suite 600, Dallas, Texas 75225

(Address of principal executive offices) (zip code)

Registrant’s telephone number, including area code: (214) 981-0700

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
7.375% Series C Fixed-to-Floating Rate Cumulative Redeemable Perpetual Preferred Units	ETPprC	New York Stock Exchange

7.625% Series D Fixed-to-Floating Rate Cumulative Redeemable Perpetual Preferred Units	ETPprD	New York Stock Exchange

7.600% Series E Fixed-to-Floating Rate Cumulative Redeemable Perpetual Preferred Units	ETPprE	New York Stock Exchange

Securities registered pursuant to section 12(g) of the Act: None

Indicate by check mark if the registrant is a well-known seasoned issuer, as defined in Rule 405 of the Securities Act.    Yes  ☒    No  ☐

Indicate by check mark if the registrant is not required to file reports pursuant to Section 13 or Section 15(d) of the Act.    Yes  ☐    No  ☒

Indicate by check mark whether the registrant (1) has filed all reports required to be filed by Section 13 or 15(d) of the Securities Exchange Act of 1934 during the preceding 12 months (or for such shorter period that the registrant was required to file such reports) and (2) has been subject to such filing requirements for the past 90 days.    Yes  ☒    No  ☐

Indicate by check mark whether the registrant has submitted electronically every Interactive Data File required to be submitted pursuant to Rule 405 of Regulation S-T during the preceding 12 months (or for such shorter period that the registrant was required to submit such files).    Yes  ☒    No  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☒	Smaller reporting company	☐

		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Indicate by check mark whether the registrant has filed a report on an attestation to its management’s assessment of the effectiveness of its internal control over financial reporting under Section 404(b) of the Sarbanes-Oxley Act (15 U.S.C. 7262(b)) by the registered public accounting firm that prepared or issued its audit report.  ☐

Indicate by check mark whether the registrant is a shell company (as defined in Rule 12b-2 of the Exchange Act).    Yes  ☐    No  ☒

DOCUMENTS INCORPORATED BY REFERENCE

None

Definitions

The following is a list of certain acronyms and terms used throughout this document:

/d	per day

AOCI	accumulated other comprehensive income (loss)

AROs	asset retirement obligations

Bbls	barrels

BBtu	billion British thermal units

Bcf	billion cubic feet

Btu	British thermal unit, an energy measurement used by gas companies to convert the volume of gas used to its heat equivalent, and thus calculate the actual energy used

Capacity	capacity of a pipeline, processing plant or storage facility refers to the maximum capacity under normal operating conditions and, with respect to pipeline transportation capacity, is subject to multiple factors (including natural gas injections and withdrawals at various delivery points along the pipeline and the utilization of compression) which may reduce the throughput capacity from specified capacity levels

CDM	CDM Resource Management LLC and CDM Environmental & Technical Services LLC, collectively

Citrus	Citrus, LLC, a 50/50 joint venture which owns FGT

Dakota Access	Dakota Access, LLC, a less than wholly-owned subsidiary of ETO

DOE	United States Department of Energy

DOJ	United States Department of Justice

DOT	United States Department of Transportation

Energy Transfer Canada	Energy Transfer Canada ULC (formerly SemCAMS Midstream ULC), a less than wholly-owned subsidiary of ETO

EPA	United States Environmental Protection Agency

ET	Energy Transfer LP, the parent company of ETO

ETC Sunoco	ETC Sunoco Holdings LLC (formerly Sunoco Inc.), a wholly-owned subsidiary of ETO

ETC Tiger	ETC Tiger Pipeline, LLC, a wholly-owned subsidiary of ETO, which owns the Tiger Pipeline

ETP GP	Energy Transfer Partners GP, L.P., the general partner of ETO

ETP Holdco	ETP Holdco Corporation, a wholly-owned subsidiary of ETO

ETP LLC	Energy Transfer Partners, L.L.C., the general partner of ETP GP

Exchange Act	Securities Exchange Act of 1934

ExxonMobil	Exxon Mobil Corporation

FEP	Fayetteville Express Pipeline LLC

FERC	Federal Energy Regulatory Commission

FGT	Florida Gas Transmission Pipeline and/or Florida Gas Transmission Company, LLC, a wholly-owned subsidiary of Citrus

GAAP	accounting principles generally accepted in the United States of America

HFOTCO	Houston Fuel Oil Terminal Company, a wholly-owned subsidiary of ETO, which owns the Houston Terminal

IDRs	incentive distribution rights

KMI	Kinder Morgan Inc.

Lake Charles LNG	Lake Charles LNG Company, LLC, a wholly-owned subsidiary of ETO

LCL	Lake Charles LNG Export Company, LLC, a wholly-owned subsidiary of ETO

LIBOR	London Interbank Offered Rate

LNG	liquefied natural gas

Lone Star	Lone Star NGL LLC, a wholly-owned subsidiary of ETO

MBbls	thousand barrels

MEP	Midcontinent Express Pipeline LLC

Mid-Valley	Mid-Valley Pipeline Company, a wholly-owned subsidiary of ETO

MMBbls	million barrels

MMcf	million cubic feet

MTBE	methyl tertiary butyl ether

NGL	natural gas liquid, such as propane, butane and natural gasoline

NYMEX	New York Mercantile Exchange

NYSE	New York Stock Exchange

ORS	Ohio River System LLC, a less than wholly-owned subsidiary of ETO

OSHA	federal Occupational Safety and Health Act

OTC	over-the-counter

Panhandle	Panhandle Eastern Pipe Line Company, LP, a wholly-owned subsidiary of ETO

PCBs	polychlorinated biphenyls

PEP	Permian Express Partners LLC, a less than wholly-owned subsidiary of ETO

PES	Philadelphia Energy Solutions Refining and Marketing LLC

Phillips 66	Phillips 66 Partners LP

PHMSA	Pipeline Hazardous Materials Safety Administration

Preferred Unitholders	Unitholders of the Series A Preferred Units, Series B Preferred Units, Series C Preferred Units, Series D Preferred Units, Series E Preferred Units, Series F Preferred Units and Series G Preferred Units, collectively

Regency	Regency Energy Partners LP, a wholly-owned subsidiary of ETO

RIGS	Regency Intrastate Gas System, a wholly-owned subsidiary of ETO

Rover	Rover Pipeline LLC, a less than wholly-owned subsidiary of ETO

Sea Robin	Sea Robin Pipeline Company, LLC, a wholly-owned subsidiary of Panhandle

SEC	Securities and Exchange Commission

SemGroup	SemGroup, LLC (formerly SemGroup Corporation)

Series A Preferred Units	6.250% Series A Fixed-to-Floating Rate Cumulative Redeemable Perpetual Preferred Units

Series B Preferred Units	6.625% Series B Fixed-to-Floating Rate Cumulative Redeemable Perpetual Preferred Units

Series C Preferred Units	7.375% Series C Fixed-to-Floating Rate Cumulative Redeemable Perpetual Preferred Units

Series D Preferred Units	7.625% Series D Fixed-to-Floating Rate Cumulative Redeemable Perpetual Preferred Units

Series E Preferred Units	7.600% Series E Fixed-to-Floating Rate Cumulative Redeemable Perpetual Preferred Units

Series F Preferred Units	6.750% Series F Fixed-Rate Reset Cumulative Redeemable Perpetual Preferred Units

Series G Preferred Units	7.125% Series G Fixed-Rate Reset Cumulative Redeemable Perpetual Preferred Units

Shell	Royal Dutch Shell plc

Southwest Gas	Pan Gas Storage, LLC (d.b.a. Southwest Gas Storage Company)

SPLP	Sunoco Pipeline L.P., a wholly-owned subsidiary of ETO

Sunoco Logistics Operations	Sunoco Logistics Partners Operations L.P, a wholly-owned subsidiary of ETO

Sunoco (R&M)	Sunoco (R&M), LLC

Transwestern	Transwestern Pipeline Company, LLC, a wholly-owned subsidiary of ETO

TRRC	Texas Railroad Commission

Trunkline	Trunkline Gas Company, LLC, a wholly-owned subsidiary of Panhandle

Unitholders	Preferred Unitholders and our common unitholder (Energy Transfer LP), collectively

USAC	USA Compression Partners, LP, a subsidiary of ETO

USACE	United States Army Corps of Engineers

White Cliffs	White Cliffs Pipeline, L.L.C.

Adjusted EBITDA is a term used throughout this document, which we define as total Partnership earnings before interest, taxes, depreciation, depletion, amortization and other non-cash items, such as non-cash compensation expense, gains and losses on disposals of assets, the allowance for equity funds used during construction, unrealized gains and losses on commodity risk management activities, inventory valuation adjustments, non-cash impairment charges, losses on extinguishments of debt and other non-operating income or expense items. Adjusted EBITDA reflect amounts for unconsolidated affiliates based on the same recognition and measurement methods used to record equity in earnings of unconsolidated affiliates. Adjusted EBITDA related to unconsolidated affiliates excludes the same items with respect to the unconsolidated affiliate as those excluded from the calculation of Segment Adjusted EBITDA and consolidated Adjusted EBITDA, such as interest, taxes, depreciation, depletion, amortization and other non-cash items. Although these amounts are excluded from Adjusted EBITDA related to unconsolidated affiliates, such exclusion should not be understood to imply that we have control over the operations and resulting revenues and expenses of such affiliates. We do not control our unconsolidated affiliates; therefore, we do not control the earnings or cash flows of such affiliates. The use of Segment Adjusted EBITDA or Adjusted EBITDA related to unconsolidated affiliates as an analytical tool should be limited accordingly.

Forward-Looking Statements

Certain matters discussed in this report, excluding historical information, as well as some statements by Energy Transfer Operating, L.P. (the “Partnership,” or “ETO”) in periodic press releases and some oral statements of the Partnership’s officials during presentations about the Partnership, include forward-looking statements. These forward-looking statements are identified as any statement that does not relate strictly to historical or current facts. Statements using words such as “anticipate,” “believe,” “intend,” “project,” “plan,” “expect,” “continue,” “estimate,” “goal,” “forecast,” “may,” “will” or similar expressions help identify forward-looking statements. Although the Partnership and its General Partner believe such forward-looking statements are based on reasonable assumptions and current expectations and projections about future events, no assurance can be given that such assumptions, expectations, or projections will prove to be correct. Forward-looking statements are subject to a variety of risks, uncertainties and assumptions. If one or more of these risks or uncertainties materialize, or if underlying assumptions prove incorrect, the Partnership’s actual results may vary materially from those anticipated, projected or expected, forecasted, estimated or expressed in forward-looking statements since many of the factors that determine these results are subject to uncertainties and risks that are difficult to predict and beyond management’s control. For additional discussion of risks, uncertainties and assumptions, see the risk factor summary below and “Item 1A. Risk Factors” included in this annual report and summarized below.

Risk Factor Summary

Summary of Risks Related to the Partnership’s Business

Results of Operations and Financial Condition. Our results of operations and financial condition could be impacted by many risks that are beyond our control, including the following:

•	fluctuations in the demand for and price of natural gas, NGLs, crude oil and refined products;

•	the outbreak of COVID-19 and recent geopolitical developments in the crude oil market;

•	an impairment of goodwill and intangible assets;

•	an interruption of supply of crude oil to our facilities;

•	the loss of any key producers or customers;

•	failure to retain or replace existing customers or volumes due to declining demand or increased competition;

•	unfavorable changes in natural gas price spreads between two or more physical locations;

•	production declines over time, which we may not be able to replace with production from newly drilled wells;

•	our customers’ ability to use our pipelines and third-party pipelines over which we have no control;

•	the inability to access or continue to access lands owned by third parties;

•	the overall forward market for crude oil and other products we store;

•	a natural disaster, catastrophe, terrorist attack or other similar event;

•	union disputes and strikes or work stoppages by unionized employees;

•	cybersecurity breaches and other disruptions or failures of our information systems;

•	failure to establish or maintain adequate corporate governance;

•	product liability claims and litigation;

•	actions taken by certain of our joint ventures that we do not control;

•	increasing levels of congestion in the Houston Ship Channel;

•	the costs of providing pension and other postretirement health care benefits and related funding requirements;

•	mergers among customers and competitors;

•	fraudulent activity or misuse of proprietary data involving our outsourcing partners; and

•	failure of the liquefaction project to secure long-term contractual arrangements or necessary approvals.

Indebtedness. Our business, results of operations, cash flows and financial condition, as well as our ability to make distributions, could be impacted by the following:

•	our debt level and debt agreements, or increases in interest rates;

•	changes in LIBOR reporting practices or the method in which LIBOR is determined;

•	the credit and risk profile of our general partner and its owners;

•	a downgrade of our credit ratings; and

•	losses resulting from the use of derivative financial instruments.

Capital Projects and Future Growth. Our business, results of operations, cash flows, financial condition, and future growth could be impacted by the following:

•	failure to make acquisitions on economically acceptable terms, or to successfully integrate acquired assets;

•	failure to secure debt and equity financing for capital projects on acceptable terms;

•	failure to construct new pipelines or to do so efficiently;

•	failure to execute our growth strategy due to increased competition within any of our core businesses; and

•	failure to attract and retain qualified employees.

Regulatory Matters. Our business, results of operations, cash flows, financial condition, and future growth could be impacted by the following:

•	increased regulation of hydraulic fracturing or produced water disposal;

•	legal or regulatory actions related to the Dakota Access Pipeline;

•	competition for water resources or limitations on water usage for hydraulic fracturing;

•	laws, regulations and policies governing the rates, terms and conditions of our services;

•	failure to recover the full amount of increases in the costs of our pipeline operations;

•	imposition of regulation on assets not previously subject to regulation;

•	costs and liabilities resulting from performance of pipeline integrity programs and related repairs;

•	new or more stringent pipeline safety controls or enforcement of legal requirements;

•	costs and liabilities associated with environmental and worker health and safety laws and regulations;

•	climate change legislation or regulations restricting emissions of greenhouse gases;

•	regulatory provisions of the Dodd-Frank Act and the rules adopted thereunder;

•

deepwater drilling laws and regulations, delays in the processing and approval of drilling permits and exploration, development, oil spill-response and decommissioning plans, and related developments; and

•	laws and regulations governing the specifications of products that we store and transport.

Risks Relating to Our Partnership Structure

Cash Distributions to Unitholders. Our cash distributions could be impacted by the following:

•	cash distributions are not guaranteed and may fluctuate with our performance and other external factors;

•	limitations on available cash that are imposed by our distribution policy;

•	our general partner’s absolute discretion in determining the level of cash reserves; and

•	unitholders’ potential liability to repay distributions.

Our General Partner. Our stakeholders could be impacted by risks related to our general partner, including:

•	transfer of control of our general partner to a third party without unitholder consent; and

•	substantial cost reimbursements due to our general partner.

Our Subsidiaries. Risks that are unique to our subsidiaries and/or our relationship to our subsidiaries could reduce our subsidiaries’ cash available for distributions to us, including:

•	the potential issuance of additional common units by Sunoco LP or USAC;

•	a significant decrease in demand for or the price of motor fuel in the areas Sunoco LP serves;

•	seasonal industry trends, which may cause Sunoco LP’s operating costs to fluctuate;

•	disruptions in Sunoco LP’s operations due to dangers inherent in motor fuel transportation;

•	adverse publicity for Sunoco LP resulting from negative events or developments;

•	increased costs to retain necessary land use, which could disrupt Sunoco LP’s operations; and

•	federal, state and local laws and regulations that govern the industries in which our subsidiaries operate.

Risks Related to Conflicts of Interest. Our stakeholders could be impacted by conflicts of interest, including:

•	our general partner may favor its own interests to the detriment of our Unitholders;

•	fiduciary duties owed to Sunoco LP, USAC and their respective unitholders by their general partners; and

•	potential conflicts of interest faced by directors and officers in managing our business.

Tax Risks. Our stakeholders could be impacted by tax risks, including:

•	our tax treatment depends on our status as a partnership for federal income tax purposes, and not being subject to a material amount of entity-level taxation;

•

our cash available for distribution to Unitholders may be substantially reduced if we become subject to entity-level taxation as a result of the Internal Revenue Service (“IRS”) treating us as a corporation or legislative, judicial or administrative changes, and may also be reduced by any audit adjustments if imposed directly on the partnership;

•	even if Unitholders do not receive any cash distributions from us, Unitholders will be required to pay taxes on their share of our taxable income;

•	a Unitholder’s share of our taxable income may be increased as a result of the IRS successfully contesting any of the federal income tax positions we take; and

•	tax-exempt entities and non-U.S. Unitholders face unique tax issues from owning our common units that may result in adverse tax consequences to them.

PART I

ITEM 1. BUSINESS

Overview

We (Energy Transfer Operating, L.P., a Delaware limited partnership, “ETO” or the “Partnership”) are a consolidated subsidiary of Energy Transfer LP (“ET”). In October 2018, ET completed the merger of ETO with a wholly-owned subsidiary of ET in a unit-for-unit exchange (the “Energy Transfer Merger”), as discussed further below, at which time the Partnership changed its name from Energy Transfer Partners, L.P. to Energy Transfer Operating, L.P.

We are managed by our general partner, Energy Transfer Partners GP, L.P. (our “General Partner” or “ETP GP”), and ETP GP is managed by its general partner, Energy Transfer Partners, L.L.C. (“ETP LLC”), which is wholly owned by ET. The primary activities in which we are engaged, all of which are in the United States and Canada, are as follows:

•	natural gas operations, including the following:

•	natural gas midstream and intrastate transportation and storage;

•	interstate natural gas transportation and storage; and

•	crude oil, NGL and refined products transportation, terminalling services and acquisition and marketing activities, as well as NGL storage and fractionation services.

In addition, we own investments in other businesses, including Sunoco LP and USAC, both of which are publicly traded master limited partnerships.

The following chart summarizes our organizational structure as of February 12, 2021. For simplicity, certain immaterial entities and ownership interests have not been depicted.

Unless the context requires otherwise, the Partnership and its subsidiaries are collectively referred to in this report as “we,” “us,” “ETO,” “Energy Transfer” or “the Partnership.”

Significant Achievements in 2020 and Beyond

•	During the third quarter of 2020, the Partnership completed its Lone Star Express expansion under budget and ahead of schedule.

•	During this first quarter of 2020, we completed the integration of the recently acquired SemGroup business and we began to realize financial savings from those actions.

•

During the fourth quarter of 2020, the Partnership completed construction of the Orbit Gulf Coast export terminal at Nederland and in January of 2021 loaded the first Very Large Ethane Carrier (“VLEC”) with 911,000 barrels of ethane destined for the northeastern Jiangsu Province, China.

Segment Overview

See Note 16 to our consolidated financial statements in “Item 8. Financial Statements and Supplementary Data” for additional financial information about our segments.

Intrastate Transportation and Storage Segment

Natural gas transportation pipelines receive natural gas from other mainline transportation pipelines, storage facilities and gathering systems and deliver the natural gas to industrial end-users, storage facilities, utilities, power generators and other third-party pipelines. Through our intrastate transportation and storage segment, we own and operate (through wholly-owned subsidiaries or through joint venture interests) approximately 9,400 miles of natural gas transportation pipelines with approximately 22 Bcf/d of transportation capacity and three natural gas storage facilities located in the state of Texas.

Energy Transfer operates one of the largest intrastate pipeline systems in the United States providing energy logistics to major trading hubs and industrial consumption areas throughout the United States. Our intrastate transportation and storage segment focuses on the transportation of natural gas to major markets from various prolific natural gas producing areas (Permian, Barnett, Haynesville and Eagle Ford Shale) through our Oasis pipeline, our ETC Katy pipeline, our natural gas pipeline and storage systems that are referred to as the ET Fuel System, and our HPL System, as further described below.

Our intrastate transportation and storage segment’s results are determined primarily by the amount of capacity our customers reserve as well as the actual volume of natural gas that flows through the transportation pipelines. Under transportation contracts, our customers are charged (i) a demand fee, which is a fixed fee for the reservation of an agreed amount of capacity on the transportation pipeline for a specified period of time and which obligates the customer to pay a fee even if the customer does not transport natural gas on the respective pipeline, (ii) a transportation fee, which is based on the actual throughput of natural gas by the customer, (iii) fuel retention based on a percentage of gas transported on the pipeline, or (iv) a combination of the three, generally payable monthly.

We also generate revenues and margin from the sale of natural gas to electric utilities, independent power plants, local distribution companies, industrial end-users and marketing companies on our HPL System. Generally, we purchase natural gas from either the market (including purchases from our marketing operations) or from producers at the wellhead. To the extent the natural gas comes from producers, it is primarily purchased at a discount to a specified market price and typically resold to customers based on an index price. In addition, our intrastate transportation and storage segment generates revenues from fees charged for storing customers’ working natural gas in our storage facilities and from managing natural gas for our own account.

Interstate Transportation and Storage Segment

Natural gas transportation pipelines receive natural gas from supply sources including other transportation pipelines, storage facilities and gathering systems and deliver the natural gas to industrial end-users and other pipelines. Through our interstate transportation and storage segment, we directly own and operate approximately 12,340 miles of interstate natural gas pipelines with approximately 10.7 Bcf/d of transportation capacity and another approximately 6,780 miles and 10.7 Bcf/d of transportation capacity through joint venture interests.

ETO’s vast interstate natural gas network spans the United States from Florida to California and Texas to Michigan, offering a comprehensive array of pipeline and storage services. Our pipelines have the capability to transport natural gas from nearly all Lower 48 onshore and offshore supply basins to customers in the Southeast, Gulf Coast, Southwest, Midwest, Northeast and Canada. Through numerous interconnections with other pipelines, our interstate systems can access virtually any supply or market in the country. As discussed further herein, our interstate segment operations are regulated by the FERC, which has broad regulatory authority over the business and operations of interstate natural gas pipelines.

Lake Charles LNG, our wholly-owned subsidiary, owns an LNG import terminal and regasification facility located on Louisiana’s Gulf Coast near Lake Charles, Louisiana. The import terminal has approximately 9.0 Bcf of above ground storage capacity and the regasification facility has a send out capacity of 1.8 Bcf/d. Lake Charles LNG derives all of its revenue from a series of long-term contracts with a wholly-owned subsidiary of Shell.

LCL, a wholly-owned subsidiary of ETO, is currently developing a natural gas liquefaction facility for the export of LNG. The project would utilize existing dock and storage facilities owned by Lake Charles LNG located on the Lake Charles site. LCL entered into a prior development agreement with Shell in March 2019; however, Shell withdrew from the project in March 2020 due to adverse market factors affecting Shell’s business following the onset of the COVID-19 pandemic. We intend to continue to develop the project, possibly in conjunction with one or more equity partners, and we plan to evaluate a variety of alternatives to advance the project, including the possibility of reducing the size of the project from three trains (16.45 million tonnes per annum of LNG capacity) to two trains (11.0 million tonnes per annum). The project as currently designed is fully permitted by federal, state and local authorities, has all necessary export licenses and benefits from the infrastructure related to the existing regasification facility at the same site, including four LNG storage tanks, two deep water docks and other assets. In light of the existing brownfield infrastructure and the advanced state of the development of the project, we plan to continue to pursue the project on a disciplined, cost effective basis, and ultimately we will determine whether to make a final investment decision to proceed with the project based on market conditions, capital expenditure considerations and our success in securing equity participation by third parties as well as long-term LNG offtake commitments on satisfactory terms.

The results from our interstate transportation and storage segment are primarily derived from the fees we earn from natural gas transportation and storage services.

Midstream Segment

The midstream industry consists of natural gas gathering, compression, treating, processing, storage, and transportation, and is generally characterized by regional competition based on the proximity of gathering systems and processing plants to natural gas producing wells and the proximity of storage facilities to production areas and end-use markets. Gathering systems generally consist of a network of small diameter pipelines and, if necessary, compression systems, that collect natural gas from points near producing wells and transports it to larger pipelines for further transportation.

Treating plants remove carbon dioxide and hydrogen sulfide from natural gas that is higher in carbon dioxide, hydrogen sulfide or certain other contaminants, to ensure that it meets pipeline quality specifications. Natural gas processing involves the separation of natural gas into pipeline quality natural gas, or residue gas, and a mixed NGL stream. Some natural gas produced by a well does not meet the pipeline quality specifications established by downstream pipelines or is not suitable for commercial use and must be processed to remove the mixed NGL stream. In addition, some natural gas can be processed to take advantage of favorable margins for NGLs extracted from the gas stream.

Through our midstream segment, we own and operate natural gas gathering and NGL pipelines, natural gas processing plants, natural gas treating facilities and natural gas conditioning facilities with an aggregate processing capacity of approximately 8.7 Bcf/d. Our midstream segment focuses on the gathering, compression, treating, blending, and processing, and our operations are currently concentrated in major producing basins and shales in South Texas, West Texas, New Mexico, North Texas, East Texas, West Virginia, Pennsylvania, Ohio, Oklahoma, Kansas and Louisiana. Many of our midstream assets are integrated with our intrastate transportation and storage assets.

Our midstream segment also includes a 60% interest in Edwards Lime Gathering, LLC, which operates natural gas gathering, oil pipeline and oil stabilization facilities in South Texas and a 75% membership interest in ORS, which operates a natural gas gathering system in the Utica shale in Ohio.

Our midstream segment results are derived primarily from margins we earn for natural gas volumes that are gathered, transported, purchased and sold through our pipeline systems and the natural gas and NGL volumes processed at our processing and treating facilities.

NGL and Refined Products Transportation and Services Segment

Our NGL operations transport, store and execute acquisition and marketing activities utilizing a complementary network of pipelines, storage and blending facilities, and strategic off-take locations that provide access to multiple NGL markets.

Our NGL and refined products transportation and services segment includes:

•	approximately 4,823 miles of NGL pipelines;

•

Nederland Terminal and connecting pipelines which provide transportation of ethane, propane, butane and natural gasoline from our Mont Belvieu Facility to our Nederland Terminal where these products can be exported;

•

Marcus Hook Terminal which includes fractionation, storage and exporting assets. This facility is connected to our Mariner East pipeline system, which provides for the transportation of ethane and LPG products from western Pennsylvania, West Virginia and eastern Ohio to our Marcus Hook Terminal where these component products can be exported, processed or locally distributed;

•	NGL and propane fractionation facilities with an aggregate capacity of 975 MBbls/d;

•	NGL storage facility in Mont Belvieu with a working storage capacity of approximately 50 MMBbls; and

•

other NGL storage assets, located at our Cedar Bayou and Hattiesburg storage facilities, and our Nederland, Marcus Hook and Inkster NGL terminals with an aggregate storage capacity of approximately 17 MMBbls.

In the first quarter of 2020, we completed and placed into operation a seventh fractionator at our Mont Belvieu facility. In addition, we placed into service the Lone Star Express pipeline in the third quarter of 2020. The NGL pipelines primarily transport NGLs from the Permian and Delaware basins and the Barnett and Eagle Ford Shales to Mont Belvieu.

NGL terminalling services are facilitated by approximately 10 MMBbls of NGL storage capacity. These operations also support our liquids blending activities, including the use of our patented butane blending technology. Refined products operations provide transportation and terminalling services through the use of approximately 2,918 miles of refined products pipelines and 37 active refined products marketing terminals. Our marketing terminals are located primarily in the northeast, midwest and southwest United States, with approximately 8 MMBbls of refined products storage capacity. Our refined products operations utilize our integrated pipeline and terminalling assets, as well as acquisition and marketing activities, to service refined products markets in several regions throughout the United States. The mix of products delivered through our refined products pipelines varies seasonally, with gasoline demand peaking during the summer months, and demand for heating oil and other distillate fuels peaking in the winter. The products transported in these pipelines include multiple grades of gasoline and middle distillates, such as heating oil, diesel and jet fuel. Rates for shipments on these product pipelines are regulated by the FERC and other state regulatory agencies, as applicable.

Revenues in this segment are principally generated from fees charged to customers under dedicated contracts or take-or-pay contracts. Under a dedicated contract, the customer agrees to deliver the total output from particular processing plants that are connected to the NGL pipeline. Take-or-pay contracts have minimum throughput commitments requiring the customer to pay regardless of whether a fixed volume is transported. Fees are market-based, negotiated with customers and competitive with regional regulated pipelines and fractionators. Storage revenues are derived from base storage and throughput fees. This segment also derives revenues from the marketing of NGLs and processing and fractionating refinery off-gas.

Crude Oil Transportation and Services Segment

Our crude oil operations provide transportation (via pipeline and trucking), terminalling and acquisition and marketing services to crude oil markets throughout the southwest, midwest, northwestern and northeastern United States. Through our crude oil transportation and services segment, we own and operate (through wholly-owned subsidiaries or joint venture interests) approximately 10,850 miles of crude oil trunk and gathering pipelines in the southwest and midwest United States. This segment includes equity ownership interests in four crude oil pipelines, the Bakken Pipeline system, Bayou Bridge Pipeline, White Cliffs Pipeline and Maurepas Pipeline. Our crude oil terminalling services operate with an aggregate storage capacity of approximately 71 MMBbls, including approximately 29 MMBbls at our Gulf Coast terminal in Nederland, Texas, approximately 18.2 MMBbls at our Gulf coast terminal on the Houston Ship Channel and approximately 7.7 MMBbls at our Cushing facility in Cushing, Oklahoma. Our crude oil acquisition and marketing activities utilize our pipeline and terminal assets, our proprietary fleet crude oil tractor trailers and truck unloading facilities, as well as third-party assets, to service crude oil markets principally in the midcontinent United States.

Revenues throughout our crude oil pipeline systems are generated from tariffs paid by shippers utilizing our transportation services. These tariffs are filed with the FERC and other state regulatory agencies, as applicable.

Our crude oil acquisition and marketing activities include the gathering, purchasing, marketing and selling of crude oil. Specifically, the crude oil acquisition and marketing activities include:

•	purchasing crude oil at both the wellhead from producers, and in bulk from aggregators at major pipeline interconnections and trading locations;

•	storing inventory during contango market conditions (when the price of crude oil for future delivery is higher than current prices);

•	buying and selling crude oil of different grades at different locations in order to maximize value;

•	transporting crude oil using the pipelines, terminals and trucks or, when necessary or cost effective, pipelines, terminals or trucks owned and operated by third parties; and

•	marketing crude oil to major integrated oil companies, independent refiners and resellers through various types of sale and exchange transactions.

Investment in Sunoco LP

Sunoco LP is engaged in the distribution of motor fuels to independent dealers, distributors, and other commercial customers and the distribution of motor fuels to end-user customers at retail sites operated by commission agents. Additionally, it receives rental income through the leasing or subleasing of real estate used in the retail distribution of motor fuel. Sunoco LP also operates 78 retail stores located in Hawaii and New Jersey.

Sunoco LP is a distributor of motor fuels and other petroleum products which Sunoco LP supplies to third-party dealers and distributors, to independent operators of commission agent locations and other commercial consumers of motor fuel. Also included in the wholesale operations are transmix processing plants and refined products terminals. Transmix is the mixture of various refined products (primarily gasoline and diesel) created in the supply chain (primarily in pipelines and terminals) when various products interface with each other. Transmix processing plants separate this mixture and return it to salable products of gasoline and diesel.

Sunoco LP is the exclusive wholesale supplier of the Sunoco-branded motor fuel, supplying an extensive distribution network of approximately 5,556 Sunoco-branded company and third-party operated locations throughout the East Coast, Midwest, South Central and Southeast regions of the United States. Sunoco LP believes it is one of the largest independent motor fuel distributors of Chevron, ExxonMobil and Valero branded motor fuel in the United States. In addition to distributing motor fuels, Sunoco LP also distributes other petroleum products such as propane and lubricating oil, and Sunoco LP receives rental income from real estate that it leases or subleases.

Sunoco LP operations primarily consist of fuel distribution and marketing.

Investment in USAC

USAC provides natural gas compression services throughout the United States, including the Utica, Marcellus, Permian Basin, Delaware Basin, Eagle Ford, Mississippi Lime, Granite Wash, Woodford, Barnett, Haynesville, Niobrara and Fayetteville shales. USAC provides compression services to its customers primarily in connection with infrastructure applications, including both allowing for the processing and transportation of natural gas through the domestic pipeline system and enhancing crude oil production through artificial lift processes. As such, USAC’s compression services play a critical role in the production, processing and transportation of both natural gas and crude oil. As of December 31, 2020, USAC had 3,726,181 horsepower in its fleet.

USAC operates a modern fleet of compression units, with an average age of approximately seven years. USAC’s standard new-build compression units are generally configured for multiple compression stages allowing USAC to operate its units across a broad range of operating conditions. As part of USAC’s services, it engineers, designs, operates, services and repairs its compression units and maintains related support inventory and equipment.

USAC provides compression services to its customers under fixed-fee contracts with initial contract terms typically between six months and five years, depending on the application and location of the compression unit. USAC typically continues to provide compression services at a specific location beyond the initial contract term, either through contract renewal or on a month-to-month or longer basis. USAC primarily enters into fixed-fee contracts whereby its customers are required to pay a monthly fee even during periods of limited or disrupted throughput, which enhances the stability and predictability of its cash flows. USAC is not directly exposed to commodity price risk because it does not take title to the natural gas or crude oil involved in its services and because the natural gas used as fuel by its compression units is supplied by its customers without cost to USAC.

USAC’s assets and operations are all located and conducted in the United States.

All Other Segment

Our “All Other” segment includes the following:

•

Our marketing operations in which we market the natural gas that flows through our gathering and intrastate transportation assets, referred to as on-system gas. We also attract other customers by marketing volumes of natural gas that do not move through our assets, referred to as off-system gas. For both on-system and off-system gas, we purchase natural gas from natural gas producers and other suppliers and sell that natural gas to utilities, industrial consumers, other marketers and pipeline companies, thereby generating gross margins based upon the difference between the purchase and resale prices of natural gas, less the costs of transportation. For the off-system gas, we purchase gas or act as an agent for small independent producers that may not have marketing operations.

•	Our natural gas compression equipment business which has operations in Arkansas, California, Colorado, Louisiana, New Mexico, Oklahoma, Pennsylvania and Texas.

•	Our wholly-owned subsidiary, Dual Drive Technologies, Ltd. (“DDT”), which provides compression services to customers engaged in the transportation of natural gas, including our other segments.

•

Our subsidiaries are involved in the management of coal and natural resources properties and the related collection of royalties. We also earn revenues from other land management activities, such as selling standing timber, leasing coal-related infrastructure facilities, and collecting oil and gas royalties. These operations also include end-user coal handling facilities.

•	PEI Power LLC and PEI Power II LLC, which own and operate a facility in Pennsylvania that generates a total of 75 megawatts of electrical power.

•	Our 51% ownership interest in Energy Transfer Canada, which owns and operates natural gas processing and gathering facilities in Alberta, Canada.

Asset Overview

The descriptions below include summaries of significant assets within the Partnership’s reportable segments. Amounts, such as capacities, volumes and miles included in the descriptions below are approximate and are based on information currently available; such amounts are subject to change based on future events or additional information.

Intrastate Transportation and Storage

The following details our pipelines and storage facilities in the intrastate transportation and storage segment:

Description of Assets	Ownership Interest	Miles of Natural Gas Pipeline	Pipeline Throughput Capacity (Bcf/d)	Working Storage Capacity (Bcf/d)
ET Fuel System	100%	3,150	5.2	11.2
Oasis Pipeline (1)	100%	750	2.0	—
HPL System	100%	3,920	5.3	52.5
ETC Katy Pipeline	100%	460	2.9	—
Regency Intrastate Gas	100%	450	2.1	—
Comanche Trail Pipeline	16%	195	1.1	—
Trans-Pecos Pipeline	16%	143	1.4	—
Old Ocean Pipeline, LLC	50%	240	0.2	—
Red Bluff Express Pipeline	70%	108	1.4	—

(1)	Includes bi-directional capabilities

The following information describes our principal intrastate transportation and storage assets:

•

The ET Fuel System serves some of the most prolific production areas in the United States and is comprised of intrastate natural gas pipeline and related natural gas storage facilities. The ET Fuel System has many interconnections with pipelines providing direct access to power plants, other intrastate and interstate pipelines, and has bi-directional capabilities. It is strategically located near high-growth production areas and provides access to the three major natural gas trading centers in Texas, the Waha Hub near Pecos, Texas, the Maypearl Hub in Central Texas and the Carthage Hub in East Texas.

The ET Fuel System also includes our Bethel natural gas storage facility, with a working capacity of 6.0 Bcf, an average withdrawal capacity of 300 MMcf/d and an injection capacity of 75 MMcf/d, and our Bryson natural gas storage facility, with a working capacity of 5.2 Bcf, an average withdrawal capacity of 120 MMcf/d and an average injection capacity of 96 MMcf/d. Storage capacity on the ET Fuel System is contracted to third parties under fee-based arrangements that extend through 2023.

In addition, the ET Fuel System is integrated with our Godley processing plant which gives us the ability to bypass the plant when processing margins are unfavorable by blending the untreated natural gas from the North Texas System with natural gas on the ET Fuel System while continuing to meet pipeline quality specifications.

•

The Oasis Pipeline is primarily a 36-inch natural gas pipeline. It has bi-directional capabilities with approximately 1.3 Bcf/d of throughput capacity moving west-to-east and greater than 750 MMcf/d of throughput capacity moving east-to-west. The Oasis pipeline connects to the Waha and Katy market hubs and has many interconnections with other pipelines, power plants, processing facilities, municipalities and producers.

The Oasis pipeline is integrated with our gathering system known as the Southeast Texas System and is an important component to maximizing our Southeast Texas System’s profitability. The Oasis pipeline enhances the Southeast Texas System by (i) providing access for natural gas gathered on the Southeast Texas System to other third-party supply and market points and interconnecting pipelines and (ii) allowing us to bypass our processing plants and treating facilities on the Southeast Texas System when processing margins are unfavorable by blending untreated natural gas from the Southeast Texas System with gas on the Oasis pipeline while continuing to meet pipeline quality specifications.

•

The HPL System is an extensive network of intrastate natural gas pipelines, an underground Bammel storage reservoir and related transportation assets. The system has access to multiple sources of historically significant natural gas supply reserves from South Texas, the Gulf Coast of Texas, East Texas and the western Gulf of Mexico, and is directly connected to major gas distribution, electric and industrial load centers in Houston, Corpus Christi, Texas City, Beaumont and other cities located along the Gulf Coast of Texas. The HPL System is well situated to gather and transport gas in many of the major gas producing areas in Texas including a strong presence in the key Houston Ship Channel and Katy Hub markets, allowing us to play an important role in the Texas natural gas markets. The HPL System also offers its shippers off-system opportunities due to its numerous interconnections with other pipeline systems, its direct access to multiple market hubs at Katy, the Houston Ship Channel, Carthage and Agua Dulce, as well as our Bammel storage facility.

The Bammel storage facility has a total working gas capacity of approximately 52.5 Bcf, a peak withdrawal rate of 1.3 Bcf/d and a peak injection rate of 0.6 Bcf/d. The Bammel storage facility is located near the Houston Ship Channel market area and the Katy Hub, and is ideally suited to provide a physical backup for on-system and off-system customers. As of December 31, 2020, we had approximately 19.0 Bcf committed under fee-based arrangements with third parties and approximately 28.7 Bcf stored in the facility for our own account.

•

The ETC Katy Pipeline connects three treating facilities, one of which we own, with our gathering system known as Southeast Texas System. The ETC Katy pipeline serves producers in East and North Central Texas and provided access to the Katy Hub. The ETC Katy pipeline expansions include the 36-inch East

Texas extension to connect our Reed compressor station in Freestone County to our Grimes County compressor station, the 36-inch Katy expansion connecting Grimes to the Katy Hub, and the 42-inch Southeast Bossier pipeline connecting our Cleburne to Carthage pipeline to the HPL System.

•	RIGS is a 450-mile intrastate pipeline that delivers natural gas from northwest Louisiana to downstream pipelines and markets.

•

Comanche Trail Pipeline is a 195-mile intrastate pipeline that delivers natural gas from the Waha Hub near Pecos, Texas to the United States/Mexico border near San Elizario, Texas. The Partnership owns a 16% membership interest in and operates Comanche Trail.

•

Trans-Pecos Pipeline is a 143-mile intrastate pipeline that delivers natural gas from the Waha Hub near Pecos, Texas to the United States/Mexico border near Presidio, Texas. The Partnership owns a 16% membership interest in and operates Trans-Pecos.

•

Old Ocean is a 240-mile intrastate pipeline system that delivers natural gas from Ellis County, Texas to Brazoria County, Texas. The Partnership owns a 50% membership interest in and operates Old Ocean.

•

The Red Bluff Express Pipeline is an approximately 108-mile intrastate pipeline that runs through the heart of the Delaware basin and connects our Orla Plant, as well as third-party plants to the Waha Oasis Header. The Partnership owns a 70% membership interest in and operates Red Bluff Express.

Interstate Transportation and Storage

The following details our pipelines in the interstate transportation and storage segment:

Description of Assets	Ownership Interest	Miles of Natural Gas Pipeline	Pipeline Throughput Capacity (Bcf/d)	Working Gas Capacity (Bcf/d)
Florida Gas Transmission	50%	5,362	3.5	—
Transwestern Pipeline	100%	2,614	2.1	—
Panhandle Eastern Pipe Line (1)	100%	6,298	2.8	73.4
Trunkline Gas Company	100%	2,190	0.9	13.0
Tiger Pipeline	100%	197	2.4	—
Fayetteville Express Pipeline	50%	185	2.0	—
Sea Robin Pipeline	100%	740	2.0	—
Stingray Pipeline	100%	287	0.4	—
Rover Pipeline	32.6%	719	3.4	—
Midcontinent Express Pipeline	50%	512	1.8	—
Gulf States Transmission	100%	10	0.1	—

(1)	Natural gas storage assets are owned by Southwest Gas.

The following information describes our principal interstate transportation and storage assets:

•

Florida Gas Transmission Pipeline (“FGT”) has mainline capacity of 3.5 Bcf/d and approximately 5,362 miles of pipelines extending from south Texas through the Gulf Coast region of the United States to south Florida. The FGT system receives natural gas from various onshore and offshore natural gas producing basins. FGT is the principal transporter of natural gas to the Florida energy market, delivering approximately 60% of the natural gas consumed in the state. In addition, FGT’s system operates and maintains multiple interconnects with major interstate and intrastate natural gas pipelines, which provide FGT’s customers access to diverse natural gas producing regions. FGT’s customers include electric utilities, independent power producers, industrial end-users and local distribution companies. FGT is owned by Citrus, a 50/50 joint venture with KMI.

•

Transwestern Pipeline transports natural gas supply from the Permian Basin in West Texas and eastern New Mexico, the San Juan Basin in northwestern New Mexico and southern Colorado, and the Anadarko Basin in the Texas and Oklahoma panhandles. The system has bi-directional capabilities and can access Texas and Midcontinent natural gas market hubs, as well as major western markets in Arizona, Nevada and California. Transwestern’s customers include local distribution companies, producers, marketers, electric power generators and industrial end-users.

•

Panhandle Eastern Pipe Line’s transmission system consists of four large diameter pipelines with bi-directional capabilities, extending approximately 1,300 miles from producing areas in the Anadarko Basin of Texas, Oklahoma and Kansas through Missouri, Illinois, Indiana, Ohio and into Michigan. Panhandle contracts for over 73 Bcf of natural gas storage.

•

Trunkline Gas Company’s transmission system consists of one large diameter pipeline with bi-directional capabilities, extending approximately 1,400 miles from the Gulf Coast areas of Texas and Louisiana through Arkansas, Mississippi, Tennessee, Kentucky, Illinois, Indiana and Michigan. Trunkline has one natural gas storage field located in Louisiana.

•	Tiger Pipeline is a bi-directional system that extends through the heart of the Haynesville Shale and ends near Delhi, Louisiana, interconnecting with multiple interstate pipelines.

•

Fayetteville Express Pipeline originates near Conway County, Arkansas and continues eastward to Panola County, Mississippi with multiple pipeline interconnections along the route. Fayetteville Express Pipeline is owned by a 50/50 joint venture with KMI.

•	Sea Robin Pipeline’s system consists of two offshore Louisiana natural gas supply pipelines extending 120 miles into the Gulf of Mexico.

•

Stingray Pipeline is an interstate natural gas pipeline system with related assets located in the western Gulf of Mexico and Johnson Bayou, Louisiana. Stingray has recently filed with the FERC to abandon a portion of its system to be used in non-gas service and the remaining portion to be operated as a non-FERC-regulated gathering system. The proceeding is pending a decision from FERC.

•

Rover Pipeline is a large diameter pipeline with total capacity to transport 3.4 Bcf/d natural gas from processing plants in West Virginia, Eastern Ohio and Western Pennsylvania for delivery to other pipeline interconnects in Ohio and Michigan, where the gas is delivered for distribution to markets across the United States, as well as to Ontario, Canada.

•

Midcontinent Express Pipeline originates near Bennington, Oklahoma and traverses northern Louisiana and central Mississippi to an interconnect with the Transcontinental Gas Pipeline system in Butler, Alabama. The Midcontinent Express Pipeline is owned by a 50/50 joint venture with KMI, the operator of the system.

•	Gulf States Transmission is a 10-mile interstate pipeline that extends from Harrison County, Texas to Caddo Parish, Louisiana.

Regasification Facility

Lake Charles LNG, our wholly-owned subsidiary, owns an LNG import terminal and regasification facility located on Louisiana’s Gulf Coast near Lake Charles, Louisiana. The import terminal has approximately 9.0 Bcf of above ground LNG storage capacity and the regasification facility has a send out capacity of 1.8 Bcf/d.

Liquefaction Project

LCL, a wholly-owned subsidiary of ETO, is in the process of developing an LNG liquefaction project at the site of our Lake Charles LNG import terminal and regasification facility. The project would utilize existing dock and storage facilities owned by Lake Charles LNG located on the Lake Charles site. LCL entered into a prior development agreement with Shell in March 2019; however, Shell withdrew from the project in March 2020 due to adverse market factors affecting Shell’s business following the onset of the COVID-19 pandemic. We intend to continue to develop the project, possibly in conjunction with one or more equity partners, and we plan to evaluate a variety of alternatives to advance the project, including the possibility of reducing the size of the project from three trains (16.45 million tonnes per annum of LNG capacity) to two trains (11.0 million tonnes per annum). The project as currently designed is fully permitted by federal, state and local authorities, has all necessary export licenses and benefits from the infrastructure related to the existing regasification facility at the same site, including four LNG storage tanks, two deep water docks and other assets. In light of the existing brownfield infrastructure and the advanced state of the development of the project, we plan to continue to pursue the project on a disciplined, cost effective basis, and ultimately we will determine whether to make a final investment decision to proceed with the project based on market conditions, capital expenditure considerations and our success in securing equity participation by third parties as well as long-term LNG offtake commitments on satisfactory terms. LCL is actively involved in a variety of activities related to the development of the project and has also been marketing LNG offtake to numerous potential customers in Asia and Europe.

The export of LNG produced by the liquefaction project from the United States would be undertaken under long-term export authorizations issued by the DOE to LCL. In March 2013, LCL obtained a DOE authorization to export LNG to countries with which the United States has or will have Free Trade Agreements (“FTA”) for trade in natural gas (the “FTA Authorization”). In July 2016, LCL also obtained a conditional DOE authorization to export LNG to countries that do not have an FTA for trade in natural gas (the “Non-FTA Authorization”). In October 2020, the DOE extended the FTA Authorization and Non-FTA Authorization to 30- and 25-year terms, respectively, following first deliveries on or before December 2025, consistent with the FERC authorization for the project. The FTA Authorization and Non-FTA Authorization have 25- and 20-year terms, respectively, commencing with the completion of construction of the liquefaction facility. In addition, LCL received its wetlands permits from the USACE to perform wetlands mitigation work and to perform modification and dredging work for the temporary and permanent dock facilities at the Lake Charles LNG facilities.

Midstream

The following details our assets in the midstream segment:

Description of Assets	Net Gas Processing Capacity (MMcf/d)
South Texas Region:
Southeast Texas System	410
Eagle Ford System	1,920
Ark-La-Tex Region	1,442
North Central Texas Region	700
Permian Region	2,740
Midcontinent Region	1,238
Eastern Region	200

The following information describes our principal midstream assets:

South Texas Region:

•

The Southeast Texas System is an integrated system that gathers, compresses, treats, processes, dehydrates and transports natural gas from the Austin Chalk trend and Eagle Ford shale formation. The Southeast Texas System is a large natural gas gathering system covering thirteen counties between Austin and Houston. This system is connected to the Katy Hub through the ETC Katy Pipeline and is also connected to the Oasis Pipeline. The Southeast Texas System includes two natural gas processing plants (La Grange and Alamo) with aggregate capacity of 410 MMcf/d. The La Grange and Alamo processing plants are natural gas processing plants that process the rich gas that flows through our gathering system to produce residue gas and NGLs. Residue gas is delivered into our intrastate pipelines and NGLs are delivered into our NGL pipelines to Lone Star.

Our treating facilities remove carbon dioxide and hydrogen sulfide from natural gas gathered into our system before the natural gas is introduced to transportation pipelines to ensure that the gas meets pipeline quality specifications.

•

The Eagle Ford Gathering System consists of 30-inch and 42-inch natural gas gathering pipelines with over 1.4 Bcf/d of capacity originating in Dimmitt County, Texas, and extending to both our King Ranch gas plant in Kleberg County, Texas and Jackson plant in Jackson County, Texas. The Eagle Ford Gathering System includes four processing plants (Chisholm, Kenedy, Jackson and King Ranch) with aggregate capacity of 1.92 Bcf/d. Our Chisholm, Kenedy, Jackson and King Ranch processing plants are connected to our intrastate transportation pipeline systems for deliveries of residue gas and are also connected with our NGL pipelines for delivery of NGLs to Lone Star.

Ark-La-Tex Region:

•

Our Northern Louisiana assets are comprised of several gathering systems in the Haynesville Shale with access to multiple markets through interconnects with several pipelines, including our Tiger Pipeline. Our Northern Louisiana assets include the Bistineau, Creedence, and Tristate Systems, which collectively include three natural gas treating facilities, with aggregate capacity of 1.4 Bcf/d.

•

The Ark-La-Tex assets gather, compress, treat and dehydrate natural gas in several parishes in north and west Louisiana and several counties in East Texas. These assets also include cryogenic natural gas processing facilities, a refrigeration plant, a conditioning plant, amine treating plants, a residue gas pipeline that provides market access for natural gas from our processing plants, including connections with pipelines that provide access to the Perryville Hub and other markets in the Gulf Coast region, and an NGL pipeline that provides connections to the Mont Belvieu market for NGLs produced from our processing plants. Collectively, the ten natural gas processing facilities (Dubach, Dubberly, Lisbon, Salem, Elm Grove, Minden, Ada, Brookeland, Lincoln Parish and Mt. Olive) have an aggregate capacity of 1.3 Bcf/d.

•

Through the gathering and processing systems described above and their interconnections with RIGS in north Louisiana, as well as other pipelines, we offer producers wellhead-to-market services, including natural gas gathering, compression, processing, treating and transportation.

North Central Texas Region:

•

The North Central Texas System is an integrated system located in four counties in North Central Texas that gathers, compresses, treats, processes and transports natural gas from the Barnett and Woodford Shales. Our North Central Texas assets include our Godley and Crescent plants, which process rich gas produced from the Barnett Shale and STACK play, with aggregate capacity of 700 MMcf/d. The Godley plant is integrated with the ET Fuel System.

Permian Region:

•

The Permian Basin Gathering System offers wellhead-to-market services to producers in eleven counties in West Texas, as well as two counties in New Mexico which surround the Waha Hub, one of Texas’s developing NGL-rich natural gas market areas. As a result of the proximity of our system to the Waha Hub, the Waha Gathering System has a variety of market outlets for the natural gas that we gather and process, including several major interstate and intrastate pipelines serving California, the midcontinent region of the United States and Texas natural gas markets. The NGL market outlets includes Lone Star’s liquids pipelines. The Permian Basin Gathering System includes eleven processing facilities (Waha, Coyanosa, Red Bluff, Halley, Jal, Keyston, Tippet, Orla, Panther, Rebel and Arrowhead) with an aggregate processing capacity of 2.4 Bcf/d and one natural gas conditioning facility with aggregate capacity of 200 MMcf/d.

•

We own a 50% membership interest in Mi Vida JV LLC, a joint venture which owns a 200 MMcf/d cryogenic processing plant in West Texas. We operate the plant and related facilities on behalf of the joint venture.

•

We own a 50% membership interest in Ranch Westex JV, LLC, which processes natural gas delivered from the NGL-rich Bone Spring and Avalon Shale formations in West Texas. The joint venture owns a 25 MMcf/d refrigeration plant and a 125 MMcf/d cryogenic processing plant.

Midcontinent Region:

•

The Midcontinent Systems are located in two large natural gas producing regions in the United States, the Hugoton Basin in southwest Kansas, and the Anadarko Basin in western Oklahoma and the Texas Panhandle and the STACK in central Oklahoma. These mature basins have continued to provide generally long-lived, predictable production volume. Our Midcontinent assets are extensive systems that gather, compress and dehydrate low-pressure gas. The Midcontinent Systems include sixteen natural gas processing facilities (Mocane, Beaver, Antelope Hills, Woodall, Wheeler, Sunray, Hemphill, Phoenix, Hamlin, Spearman, Red Deer, Lefors, Cargray, Gray, Rose Valley, and Hopeton) with an aggregate capacity of approximately 1.2 Bcf/d.

•

We operate our Midcontinent Systems at low pressures to maximize the total throughput volumes from the connected wells. Wellhead pressures are therefore adequate to allow for flow of natural gas into the gathering lines without the cost of wellhead compression.

•	We also own the Hugoton Gathering System that has 1,900 miles of pipeline extending over nine counties in Kansas and Oklahoma. This system is operated by a third party.

Eastern Region:

•

The Eastern Region assets are located in eleven counties in Pennsylvania, four counties in Ohio, three counties in West Virginia, and gather natural gas from the Marcellus and Utica basins. Our Eastern Region assets include approximately 600 miles of natural gas gathering pipeline, natural gas trunklines, fresh-water pipelines, and nine gathering and processing systems, as well as the 200 MMcf/d Revolution processing plant, which feeds into our Mariner East and Rover pipeline systems.

•

We also own a 51% membership interest in Aqua – ETC Water Solutions LLC, a joint venture that transports and supplies fresh water to natural gas producers drilling in the Marcellus Shale in Pennsylvania.

•

We own a 75% membership interest in ORS. On behalf of ORS, we operate its Ohio Utica River System, which consists of 47 miles of 36-inch, 13 miles of 30-inch and 3 miles of 24-inch gathering trunklines, that delivers up to 3.6 Bcf/d to Rockies Express Pipeline, Texas Eastern Transmission, Leach Xpress, Rover and DEO TPL-18.

NGL and Refined Products Transportation and Services

The following details the assets in our NGL and refined products transportation and services segment:

Description of Assets	Miles of Liquids Pipeline (1)	NGL Fractionation / Processing Capacity (MBbls/d)	Working Storage Capacity (MBbls)
Liquids Pipelines:
Lone Star Express	892	—	—
West Texas Gateway Pipeline	510	—	—
Lone Star	1,400	—	—
Mariner East	667	—	—
Mariner South	67	—	—
Mariner West	398	—	—
White Cliffs Pipeline(2)	540	—	—
Other NGL Pipelines	279	—	—
Liquids Fractionation and Services Facilities:
Mont Belvieu Facilities	182	940	50,000
Sea Robin Processing Plant(3)	—	26	—
Refinery Services(3)	100	35	—
Hattiesburg Storage Facilities	—	—	5,200
Cedar Bayou	—	—	1,600
NGL Terminals:
Nederland	—	—	1,900
Orbit Gulf Coast	70	—	1,200
Marcus Hook Terminal	—	132	6,000
Inkster	—	—	860
Refined Products Pipelines:
Eastern region pipelines	1,016	—	—
Midcontinent region pipelines	332	—	—
Southwest region pipelines	376	—	—
Inland Pipeline	690	—	—
JC Nolan Pipeline	504	—	—
Refined Products Terminals:
Eagle Point	—	—	6,700
Marcus Hook Terminal	—	—	930
Marcus Hook Tank Farm	—	—	1,900
Marketing Terminals	—	—	7,700
JC Nolan Terminal	—	—	134

(1)	Miles of pipeline as reported to PHMSA.
(2)	The White Cliffs Pipeline consists of two parallel, 12-inch common carrier pipelines: one crude oil pipeline and one NGL pipeline.
(3)	Additionally, the Sea Robin Processing Plant and Refinery Services have inlet volume capacities of 850 MMcf/d and 54 MMcf/d, respectively.

The following information describes our principal NGL and refined products transportation and services assets:

•

The Lone Star Express System is an interstate NGL pipeline consisting of 24-inch and 30-inch long-haul transportation pipeline, with throughput capacity of approximately 500 MBbls/d, that delivers mixed NGLs from processing plants in the Permian Basin, the Barnett Shale, and from East Texas to the Mont Belvieu NGL storage facility. In the third quarter of 2020, we completed an expansion of the pipeline, which added approximately 400 MBbls/d of NGL pipeline capacity from Lone Star’s pipeline system near Wink, Texas to the Lone Star Express 30-inch pipeline south of Fort Worth, Texas. It is expected to be in service by the fourth quarter of 2020.

•	The West Texas Gateway Pipeline transports NGLs produced in the Permian and Delaware Basins and the Eagle Ford Shale to Mont Belvieu, Texas and has a throughput capacity of approximately 240 MBbls/d.

•

The Mariner East pipeline transports NGLs from the Marcellus and Utica Shales areas in Western Pennsylvania, West Virginia and Eastern Ohio to destinations in Pennsylvania, including our Marcus Hook Terminal on the Delaware River, where they are processed, stored and distributed to local, domestic and waterborne markets. The first phase of the project, referred to as Mariner East 1, consisted of interstate and intrastate propane and ethane service and commenced operations in the fourth quarter of 2014 and the first quarter of 2016, respectively. The second phase of the project, referred to as Mariner East 2, began service in December 2018. The Mariner East pipeline has a throughput capacity of approximately 345 MBbls/d.

•

The Mariner South liquids pipeline system consists of three pipelines and delivers export-grade propane, butane and natural gasoline from Lone Star’s Mont Belvieu, Texas storage and fractionation complex to our marine terminal in Nederland, Texas and has a total throughput capacity of approximately 600 MBbls/d.

•

The Mariner West pipeline provides transportation of ethane from the Marcellus shale processing and fractionating areas in Houston, Pennsylvania to Marysville, Michigan and the Canadian border and has a throughput capacity of approximately 50 MBbls/d.

•

The White Cliffs NGL pipeline, in which we have 51% ownership interest and was acquired by ET in the SemGroup acquisition and contributed to ETO in January 2020, transports NGLs produced in the DJ Basin to Cushing, where it interconnects with the Southern Hills Pipeline to move NGLs to Mont Belvieu, Texas and has a throughput capacity of approximately 90 MBbls/d.

•

Other NGL pipelines include the 127-mile Justice pipeline with capacity of 375 MBbls/d, the 45-mile Freedom pipeline with a capacity of 56 MBbls/d, the 20-mile Spirit pipeline with a capacity of 20 MBbls/d and a 50% interest in the 87-mile Liberty pipeline with a capacity of 140 MBbls/d.

•

Our Mont Belvieu storage facility is an integrated liquids storage facility with approximately 50 MMBbls of salt dome capacity providing 100% fee-based cash flows. The Mont Belvieu storage facility has access to multiple NGL and refined products pipelines, the Houston Ship Channel trading hub, and numerous chemical plants, refineries and fractionators.

•

Our Mont Belvieu fractionators handle NGLs delivered from several sources, including the Lone Star Express pipeline and the Justice pipeline. Fractionator VI was placed in service in February 2019 and Fractionator VII was placed in service in the first quarter of 2020.

•

Sea Robin is a rich gas processing plant located on the Sea Robin Pipeline in southern Louisiana. The plant is connected to nine interstate and four intrastate residue pipelines, as well as various deep-water production fields.

•

Refinery Services consists of a refinery off-gas processing unit and an O-grade NGL fractionation / Refinery-Grade Propylene (“RGP”) splitting complex located along the Mississippi River refinery corridor in southern Louisiana. The off-gas processing unit cryogenically processes refinery off-gas, and the fractionation / RGP splitting complex fractionates the streams into higher value components. The O-grade fractionator and RGP splitting complex, located in Geismar, Louisiana, is connected by approximately 100 miles of pipeline to the Chalmette processing plant, which has a processing capacity of 54 MMcf/d.

•	The Hattiesburg storage facility is an integrated liquids storage facility with approximately 5.2 MMBbls of salt dome capacity, providing 100% fee-based cash flows.

•

The Cedar Bayou storage facility is an integrated liquids storage facility with approximately 1.6 MMBbls of tank storage, generating revenues from fixed fee storage contracts, throughput fees, and revenue from blending butane into refined gasoline.

•

The Nederland Terminal, in addition to crude oil activities, also provides approximately 1.9 MMBbls of storage and distribution services for NGLs in connection with the Mariner South and Mariner South 2 pipelines, which provide transportation of propane and butane products from the Mont Belvieu region to the Nederland Terminal, where such products can be exported via ship.

•

The Orbit Gulf Coast joint venture consists of a 70-mile, 20-inch ethane pipeline with a throughput capacity of approximately 180 MBbls/d, delivering from Lone Star’s Mont Belvieu, Texas storage and fractionation complex to our marine terminal in Nederland, Texas, as well as a 180 MBbls/d ethane refrigeration facility and 1.2 MMBbls of storage capacity.

•

The Marcus Hook Terminal includes fractionation, terminalling and storage assets, with a capacity of approximately 2 MMBbls of NGL storage capacity in underground caverns, 4 MMBbls of above-ground refrigerated storage, and related commercial agreements. The terminal has a total active refined products storage capacity of approximately 1 MMBbls. The facility can receive NGLs and refined products via marine vessel, pipeline, truck and rail, and can deliver via marine vessel, pipeline and truck. In addition to providing NGL storage and terminalling services to both affiliates and third-party customers, the Marcus Hook Terminal currently serves as an off-take outlet for our Mariner East 1 and Mariner East 2 pipeline systems.

•

The Inkster terminal, located near Detroit, Michigan, consists of multiple salt caverns with a total storage capacity of approximately 860 MBbls of NGLs. We use the Inkster terminal’s storage in connection with the Toledo North pipeline system and for the storage of NGLs from local producers and a refinery in Western Ohio. The terminal can receive and ship by pipeline in both directions and has a truck loading and unloading rack.

•

The Eastern region refined products pipelines consist of 6-inch to 16-inch diameters refined product pipelines in Eastern, Central and North Central Pennsylvania, 8-inch refined products pipeline in western New York and various diameters refined products pipeline in New Jersey (including 80 miles of the 16-inch diameter Harbor Pipeline).

•	The midcontinent region refined products pipelines primarily consist of 3-inch to 12-inch refined products pipelines in Ohio and 6-inch and 8-inch refined products pipeline in Michigan.

•	The Southwest region refined products pipelines are located in Eastern Texas and consist primarily of 8-inch diameter refined products pipeline.

•	The Inland refined products pipeline consists of 12, 10, 8 and 6-inch diameter pipelines in the western, northwestern, and northeastern regions of Ohio.

•

The JC Nolan Pipeline is a joint venture between a wholly-owned subsidiary of the Partnership and a wholly-owned subsidiary of Sunoco LP, which transports diesel fuel from a tank farm in Hebert, Texas to Midland, Texas, and was placed into service in July 2019 and has a throughput capacity of approximately 36 MBbls/d.

•

We have 37 refined products terminals with an aggregate storage capacity of approximately 8 MMBbls that facilitate the movement of refined products to or from storage or transportation systems, such as a pipeline, to other transportation systems, such as trucks or other pipelines. Each facility typically consists of multiple storage tanks and is equipped with automated truck loading equipment that is operational 24 hours a day.

•

In addition to crude oil service, the Eagle Point terminal can accommodate three marine vessels (ships or barges) to receive and deliver refined products to outbound ships and barges. The tank farm has a total active refined products storage capacity of approximately 7 MMBbls and provides customers with access to the facility via ship, barge and pipeline. The terminal can deliver via ship, barge, truck or pipeline, providing customers with access to various markets. The terminal generates revenue primarily by charging fees based on throughput, blending services and storage.

•	The Marcus Hook Terminal also has a tank farm with total refined products storage capacity of approximately 2 MMBbls of refined products storage. The terminal receives and delivers refined products via pipeline and primarily provides terminalling services to support movements on our refined products pipelines.

•

The JC Nolan Terminal, located in Midland, Texas, is a joint venture between a wholly-owned subsidiary of the Partnership and a wholly-owned subsidiary of Sunoco LP, which provides diesel fuel storage that was placed into service in August 2019.

•

This segment also includes the following joint ventures: 15% membership interest in the Explorer Pipeline Company, a 1,850-mile pipeline which originates from refining centers in Beaumont, Port Arthur, and Houston, Texas and extends to Chicago, Illinois; 31% membership interest in the Wolverine Pipe Line Company, a 1,055-mile pipeline that originates from Chicago, Illinois and extends to Detroit, Grand Haven, and Bay City, Michigan; 17% membership interest in the West Shore Pipe Line Company, a 650-mile pipeline which originates in Chicago, Illinois and extends to Madison and Green Bay, Wisconsin; a 14% membership interest in the Yellowstone Pipe Line Company, a 710-mile pipeline which originates from Billings, Montana and extends to Moses Lake, Washington.

Crude Oil Transportation and Services

The following details our pipelines and terminals in the crude oil transportation and services segment:

Description of Assets	Ownership Interest	Miles of Crude Pipeline(1)	Working Storage Capacity (MBbls)
Dakota Access Pipeline	36.4%	1,172	—
Energy Transfer Crude Oil Pipeline	36.4%	744	—
Bayou Bridge Pipeline	60%	212	—
Permian Express Pipelines	87.7%	1,760	—
Wattenberg Oil Trunkline	100%	75	360
White Cliffs Pipeline(2)	51%	527	100
Maurepas Pipeline	51%	106	—
Other Crude Oil Pipelines	100%	6,256	—
Nederland Terminal	100%	—	29,000
Fort Mifflin Terminal	100%	—	3,300
Eagle Point Terminal	100%	—	1,800
Midland Terminal	100%	—	1,000
Marcus Hook Terminal	100%	—	1,000
Houston Terminal	100%	—	18,200
Cushing Facility	100%	—	7,700
Patoka, Illinois Terminal	87.7%	—	1,900

(1)	Miles of pipeline as reported to PHMSA.
(2)	The White Cliffs Pipeline consists of two parallel, 12-inch common carrier crude oil pipelines: one crude oil pipeline and one NGL pipeline.

Our crude oil operations consist of an integrated set of pipeline, terminalling, trucking and acquisition and marketing assets that service the movement of crude oil from producers to end-user markets. The following details our assets in the crude oil transportation and services segment:

Crude Oil Pipelines

Our crude oil pipelines consist of approximately 10,850 miles of crude oil trunk and gathering pipelines in the southwest, northwest and midwest United States, including our wholly-owned interests in West Texas Gulf, Permian Express Terminal LLC, Mid-Valley and Wattenberg Oil Trunkline. Additionally, we have equity ownership interests in two crude oil pipelines. Our crude oil pipelines provide access to several trading hubs, including the largest trading hub for crude oil in the United States located in Cushing, Oklahoma, and other trading hubs located in Midland, Colorado City and Longview, Texas. Our crude oil pipelines also deliver to and connect with other pipelines that deliver crude oil to a number of refineries.

•

Bakken Pipeline. The Dakota Access and Energy Transfer Crude Oil pipelines are collectively referred to as the “Bakken Pipeline.” The Bakken Pipeline is a 1,916-mile pipeline with capacity of 570 MBbls/d, that transports domestically produced crude oil from the Bakken/Three Forks production areas in North Dakota to a storage and terminal hub outside of Patoka, Illinois, or to gulf coast connections including our crude terminal in Nederland, Texas.

The pipeline transports light, sweet crude oil from North Dakota to major refining markets in the Midwest and Gulf Coast regions.

The Dakota Access Pipeline went into service on June 1, 2017 and consists of approximately 1,172 miles of 12, 20, 24 and 30-inch diameter pipeline traversing North Dakota, South Dakota, Iowa and Illinois. Crude oil transported on the Dakota Access Pipeline originates at six terminal locations in the North Dakota counties of Mountrail, Williams and McKenzie. The pipeline delivers the crude oil to a hub outside of Patoka, Illinois where it can be delivered to the Energy Transfer Crude Oil Pipeline for delivery to the Gulf Coast or can be transported via other pipelines to refining markets throughout the Midwest.

The Energy Transfer Crude Oil Pipeline went into service on June 1, 2017 and consists of approximately 675 miles of mostly 30-inch converted natural gas pipeline and 69 miles of new 30-inch pipeline from Patoka, Illinois to Nederland, Texas, where the crude oil can be refined or further transported to additional refining markets.

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Bayou Bridge Pipeline. The Bayou Bridge Pipeline is a joint venture between ETO and Phillips 66, in which ETO has a 60% ownership interest and serves as the operator of the pipeline. Phase I of the pipeline, which consists of a 30-inch pipeline from Nederland, Texas to Lake Charles, Louisiana, went into service in April 2016. Phase II of the pipeline, which consists of 24-inch pipe from Lake Charles, Louisiana to St. James, Louisiana, which went into service in March 2019.

With the completion of Phase II, Bayou Bridge Pipeline has a capacity of approximately 480 MBbls/d of light and heavy crude oil from different sources to the St. James crude oil hub, which is home to important refineries located in the Gulf Coast region.

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Permian Express Pipelines. The Permian Express pipelines are part of the PEP joint venture and include the Permian Express 1, Permian Express 2, Permian Express 3, Permian Express 4, Permian Longview, Louisiana Access, Longview to Louisiana and Nederland Access pipelines. These pipelines are comprised of crude oil trunk pipelines and crude oil gathering pipelines in Texas and Oklahoma and provide takeaway capacity from the Permian Basin, with origins in multiple locations in Western Texas.

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White Cliffs Pipeline. White Cliffs Pipeline, which was acquired by ET in the SemGroup acquisition and contributed to ETO in January 2020, owns a 12-inch common carrier, crude oil pipeline, with a throughput capacity of 100 MBbls/d, that transports crude oil from Platteville, Colorado to Cushing, Oklahoma.

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Maurepas Pipeline. The Maurepas Pipeline, which was acquired by ET in the SemGroup acquisition and contributed to ETO in January 2020, consists of three pipelines, with an aggregate throughput capacity of 460 MBbls/d, which service refineries in the Gulf Coast region.

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Other Crude Oil pipelines include the Mid-Valley pipeline system which originates in Longview, Texas and passes through Louisiana, Arkansas, Mississippi, Tennessee, Kentucky and Ohio and terminates in Samaria, Michigan. This pipeline provides crude oil to a number of refineries, primarily in the Midwest United States.

In addition, we own a crude oil pipeline that runs from Marysville, Michigan to Toledo, Ohio, and a truck injection point for local production at Marysville. This pipeline receives crude oil from the Enbridge pipeline system for delivery to refineries located in Toledo, Ohio and to MPLX’s Samaria, Michigan tank farm, which supplies Marathon Petroleum Corporation’s refinery in Detroit, Michigan.

We also own and operate crude oil pipeline and gathering systems in Oklahoma and Kansas. We have the ability to deliver substantially all of the crude oil gathered on our Oklahoma and Kansas systems to Cushing. We are one of the largest purchasers of crude oil from producers in the area, and our crude oil acquisition and marketing activities business is the primary shipper on our Oklahoma crude oil system.

Crude Oil Terminals

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Nederland. The Nederland Terminal, located on the Sabine-Neches waterway between Beaumont and Port Arthur, Texas, is a large marine terminal providing storage and distribution services for refiners and other large transporters of crude oil and NGLs. The terminal receives, stores, and distributes crude oil, NGLs, feedstocks, petrochemicals and bunker oils (used for fueling ships and other marine vessels). The terminal currently has a total storage capacity of approximately 29 MMBbls in approximately 160 above ground storage tanks with individual capacities of up to 660 MBbls.

The Nederland Terminal can receive crude oil at four of its five ship docks and four barge berths. The four ship docks are capable of receiving over 2 MMBbls/d of crude oil. In addition to our crude oil pipelines, the terminal can also receive crude oil through a number of other pipelines, including the DOE. The DOE pipelines connect the terminal to the United States Strategic Petroleum Reserve’s West Hackberry caverns at Hackberry, Louisiana and Big Hill caverns near Winnie, Texas, which have an aggregate storage capacity of approximately 395 MMBbls.

The Nederland Terminal can deliver crude oil and other petroleum products via pipeline, barge and ship. The terminal has three ship docks and three barge berths that are capable of delivering crude oils for international transport. In total, the terminal is capable of delivering over 2 MMBbls/d of crude oil to our crude oil pipelines or a number of third-party pipelines including the DOE. The Nederland Terminal generates crude oil revenues primarily by providing term or spot storage services and throughput capabilities to a number of customers.

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Fort Mifflin. The Fort Mifflin terminal complex is located on the Delaware River in Philadelphia, Pennsylvania and includes the Fort Mifflin terminal, the Hog Island wharf, the Darby Creek tank farm and connecting pipelines. The Fort Mifflin terminal contains two ship docks with freshwater drafts and a total storage capacity of approximately 570 MBbls. Crude oil and some refined products enter the Fort Mifflin terminal primarily from marine vessels on the Delaware River.

The Hog Island wharf is located next to the Fort Mifflin terminal on the Delaware River and receives crude oil via two ship docks. The Darby Creek tank farm is a primary crude oil storage terminal that receives crude oil from the Fort Mifflin terminal and Hog Island wharf via our pipelines and has a total storage capacity of approximately 2.7 MMBbls.

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Eagle Point. The Eagle Point terminal is located in Westville, New Jersey and consists of docks, truck loading facilities and a tank farm. The docks are located on the Delaware River and can accommodate three marine vessels (ships or barges) to receive and deliver crude oil, intermediate products and refined products to outbound ships and barges. The tank farm has a total active storage capacity of approximately 1.8 MMBbls and can receive crude oil via barge and rail and deliver via ship and barge, providing customers with access to various markets. The terminal generates revenue primarily by charging fees based on throughput, blending services and storage.

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Midland. The Midland terminal is located in Midland, Texas and was acquired in November 2016 from Vitol. The facility includes approximately 1 MMBbls of crude oil storage, a combined 20 lanes of truck loading and unloading, and provides access to the Permian Express 2 transportation system.

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Marcus Hook Terminal. The Marcus Hook Terminal can receive crude oil via marine vessel and can deliver via marine vessel and pipeline. The terminal has a total active crude oil storage capacity of approximately 1 MMBbls.

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Patoka, Illinois Terminal. The Patoka, Illinois terminal is a tank farm owned by the PEP joint venture and is located in Marion County, Illinois. The facility includes 234 acres of owned land and provides for approximately 1.9 MMBbls of crude oil storage.

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Houston Terminal. The Houston Terminal, which was acquired by ET in the SemGroup acquisition and contributed to ETO in February 2020, consists of storage tanks located on the Houston Ship Channel with an aggregate storage capacity of 18.2 MMBbls used to store, blend and transport refinery products and refinery feedstocks via pipeline, barge, rail, truck and ship. This facility has five deep-water ship docks on the Houston Ship Channel capable of loading and unloading Suezmax cargo vessels and seven barge docks which can accommodate 23 barges simultaneously, three crude oil pipelines connecting to four refineries and numerous rail and truck loading spots.

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Cushing Facilities. The Cushing Facility, which was acquired by ET in the SemGroup acquisition and contributed to ETO in January 2020, has approximately 7.7 MMBbls of crude oil storage, of which 5.7 MMBbls are leased to customers and 2.0 MMBbls are available for crude oil operations, blending and marketing activities. The storage terminal has inbound connections with the White Cliffs Pipeline from Platteville, Colorado, the Great Salt Plains Pipeline from Cherokee, Oklahoma, the Cimarron Pipeline from Boyer, Kansas, and two-way connections with all of the other major storage terminals in Cushing. The Cushing terminal also includes truck unloading facilities.

Crude Oil Acquisition and Marketing

Our crude oil acquisition and marketing operations are conducted using our assets, which include approximately 363 crude oil transport trucks, 350 trailers and approximately 166 crude oil truck unloading facilities, as well as third-party truck, rail, pipeline and marine assets.

Investment in Sunoco LP

Sunoco LP is a distributor of motor fuels and other petroleum products which Sunoco LP supplies to third-party dealers and distributors, to independent operators of commission agent locations and other commercial consumers of motor fuel. Also included in the wholesale operations are transmix processing plants and refined products terminals. Transmix is the mixture of various refined products (primarily gasoline and diesel) created in the supply chain (primarily in pipelines and terminals) when various products interface with each other. Transmix processing plants separate this mixture and return it to salable products of gasoline and diesel.

Sunoco LP is the exclusive wholesale supplier of the Sunoco-branded motor fuel, supplying an extensive distribution network of approximately 5,556 Sunoco-branded company and third-party operated locations throughout the East Coast, Midwest, South Central and Southeast regions of the United States. Sunoco LP believes it is one of the largest independent motor fuel distributors of Chevron, ExxonMobil and Valero branded motor fuel in the United States. In addition to distributing motor fuels, Sunoco LP also distributes other petroleum products such as propane and lubricating oil, and Sunoco LP receives rental income from real estate that it leases or subleases.

Sunoco LP operations primarily consist of fuel distribution and marketing.

Sunoco LP’s Fuel Distribution and Marketing Operations

Sunoco LP’s fuel distribution and marketing operations are conducted by the following consolidated subsidiaries:

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Sunoco, LLC (“Sunoco LLC”), a Delaware limited liability company, primarily distributes motor fuel in 30 states throughout the East Coast, Midwest, South Central and Southeast regions of the United States. Sunoco LLC also processes transmix and distributes refined product through its terminals in Alabama, Texas, Arkansas and New York;

•	Sunoco Retail LLC (“Sunoco Retail”), a Pennsylvania limited liability company, owns and operates retail stores that sell motor fuel and merchandise primarily in New Jersey;

•	Aloha Petroleum LLC, a Delaware limited liability company, distributes motor fuel and operates terminal facilities on the Hawaiian Islands; and

•	Aloha Petroleum, Ltd. (“Aloha”), a Hawaii corporation, owns and operates retail stores on the Hawaiian Islands.

Sunoco LP purchases motor fuel primarily from independent refiners and major oil companies and distributes it across more than 30 states throughout the East Coast, Midwest, South Central and Southeast regions of the United States, as well as Hawaii to approximately:

•	78 company owned and operated retail stores;

•	539 independently operated consignment locations where Sunoco LP sells motor fuel to customers under commission agent arrangements with such operators;

•	6,803 convenience stores and retail fuel outlets operated by independent operators, which are referred to as “dealers” or “distributors,” pursuant to long-term distribution agreements; and

•	2,476 other commercial customers, including unbranded convenience stores, other fuel distributors, school districts and municipalities and other industrial customers.

Sunoco LP’s Other Operations

Sunoco LP’s other operations include retail operations in Hawaii and New Jersey, credit card services and franchise royalties.

Investment in USAC

The following details the assets of USAC:

USAC’s modern, standardized compression unit fleet is powered primarily by the Caterpillar, Inc.’s 3400, 3500 and 3600 engine classes, which range from 401 to 5,000 horsepower per unit. These larger horsepower units, which USAC defines as 400 horsepower per unit or greater, represented 86.3% of its total fleet horsepower as of December 31, 2020. The remainder of its fleet consists of smaller horsepower units ranging from 40 horsepower to 399 horsepower that are primarily used in gas lift applications.

The following table provides a summary of USAC’s compression units by horsepower as of December 31, 2020:

Unit Horsepower	Fleet Horsepower	Number of Units	Percent of Fleet Horsepower	Percent of Units
Small horsepower
<400	510,123	3,001	13.7%	55.0%
Large horsepower
>400 and <1,000	437,543	751	11.7%	13.8%
>1,000	2,778,515	1,702	74.6%	31.2%

Total large horsepower	3,216,058	2,453	86.3%	45.0%

Total horsepower	3,726,181	5,454	100.0%	100.0%

All Other

The following details the significant assets in the “All Other” segment.

Contract Services Operations

We own and operate a fleet of equipment used to provide treating services, such as carbon dioxide and hydrogen sulfide removal, natural gas cooling, dehydration and Btu management. Our contract treating services are primarily located in Texas, Louisiana and Arkansas.

Compression

We own DDT, which provides compression services to customers engaged in the transportation of natural gas, including our other segments.

Natural Resources Operations

Our Natural Resources operations primarily involve the management and leasing of coal properties and the subsequent collection of royalties. We also earn revenues from other land management activities, such as selling standing timber, leasing fee-based coal-related infrastructure facilities to certain lessees and end-user industrial plants, collecting oil and gas royalties and from coal transportation, or wheelage fees. As of December 31, 2020, we owned or controlled approximately 757 million tons of proven and probable coal reserves in central and northern Appalachia, properties in eastern Kentucky, southwestern Virginia and southern West Virginia, and in the Illinois Basin, properties in southern Illinois, Indiana, and western Kentucky and as the operator of end-user coal handling facilities.

Canadian Operations

Our Canadian operations, which were acquired in the SemGroup acquisition, include a 51% ownership interest in Energy Transfer Canada which owns and operates natural gas processing and gathering facilities in Alberta, Canada. The Canadian operations assets include four sour natural gas processing plants and two sweet natural gas processing plants that have a combined operating capacity of 1,290 MMcf/d and a network of approximately 848 miles of natural gas gathering and transportation pipelines. The principal process performed at the processing plants is to remove contaminants and render the gas salable to downstream pipelines and markets.

Business Strategy

We believe we have engaged, and will continue to engage, in a well-balanced plan for growth through strategic acquisitions, internally generated expansion, measures aimed at increasing the profitability of our existing assets and executing cost control measures where appropriate to manage our operations.

We intend to continue to operate as a diversified, growth-oriented limited partnership. We believe that by pursuing independent operating and growth strategies we will be best positioned to achieve our objectives. We balance our desire for growth with our goal of preserving a strong balance sheet, ample liquidity and investment grade credit metrics.

Following is a summary of the business strategies of our core businesses:

Growth through acquisitions. We intend to continue to make strategic acquisitions that offer the opportunity for operational efficiencies and the potential for increased utilization and expansion of our existing assets while supporting our investment grade credit ratings.

Engage in construction and expansion opportunities. We intend to leverage our existing infrastructure and customer relationships by constructing and expanding systems to meet new or increased demand for midstream and transportation services.

Increase cash flow from fee-based businesses. We intend to increase the percentage of our business conducted with third parties under fee-based arrangements in order to provide for stable, consistent cash flows over long contract periods while reducing exposure to changes in commodity prices.

Enhance profitability of existing assets. We intend to increase the profitability of our existing asset base by adding new volumes under long-term producer commitments, undertaking additional initiatives to enhance utilization and reducing costs by improving operations.

Competition

Natural Gas

The business of providing natural gas gathering, compression, treating, transportation, storage and marketing services is highly competitive. Since pipelines are generally the only practical mode of transportation for natural gas over land, the most significant competitors of our transportation and storage segment are other pipelines. Pipelines typically compete with each other based on location, capacity, price and reliability.

We face competition with respect to retaining and obtaining significant natural gas supplies under terms favorable to us for the gathering, treating and marketing portions of our business. Our competitors include major integrated oil and gas companies, interstate and intrastate pipelines and other companies that gather, compress, treat, process, transport and market natural gas. Many of our competitors, such as major oil and gas and pipeline companies, have capital resources and control supplies of natural gas substantially greater than ours.

In marketing natural gas, we have numerous competitors, including marketing affiliates of interstate pipelines, major integrated oil and gas companies, and local and national natural gas gatherers, brokers and marketers of widely varying sizes, financial resources and experience. Local utilities and distributors of natural gas are, in some cases, engaged directly, and through affiliates, in marketing activities that compete with our marketing operations.

NGL

In markets served by our NGL pipelines, we face competition with other pipeline companies, including those affiliated with major oil, petrochemical and natural gas companies, and barge, rail and truck fleet operations. In general, our NGL pipelines compete with these entities in terms of transportation fees, reliability and quality of customer service. We face competition with other storage facilities based on fees charged and the ability to receive and distribute the customer’s products. We compete with a number of NGL fractionators in Texas and Louisiana. Competition for such services is primarily based on the fractionation fee charged.

Crude Oil and Refined Products

In markets served by our crude oil and refined products pipelines, we face competition from other pipelines as well as rail and truck transportation. Generally, pipelines are the safest, lowest cost method for long-haul, overland movement of products and crude oil. Therefore, the most significant competitors for large volume shipments in the areas served by our pipelines are other pipelines. In addition, pipeline operations face competition from rail and trucks that deliver products in a number of areas that our pipeline operations serve. While their costs may not be competitive for longer hauls or large volume shipments, rail and trucks compete effectively for incremental and marginal volume in many areas served by our pipelines.

With respect to competition from other pipelines, the primary competitive factors consist of transportation charges, access to crude oil supply and market demand. Competitive factors in crude oil purchasing and marketing include price and contract flexibility, quantity and quality of services, and accessibility to end markets.

Our refined product terminals compete with other independent terminals with respect to price, versatility and services provided. The competition primarily comes from integrated petroleum companies, refining and marketing companies, independent terminal companies and distribution companies with marketing and trading operations.

Wholesale Fuel Distribution and Retail Marketing

In our wholesale fuel distribution business, we compete primarily with other independent motor fuel distributors. The markets for distribution of wholesale motor fuel and the large and growing convenience store industry are highly competitive and fragmented, which results in narrow margins. We have numerous competitors, some of which may have significantly greater resources and name recognition than we do. Significant competitive factors include the availability of major brands, customer service, price, range of services offered and quality of service, among others. We rely on our ability to provide value-added and reliable service and to control our operating costs in order to maintain our margins and competitive position.

In our retail business, we face strong competition in the market for the sale of retail gasoline and merchandise. Our competitors include service stations of large integrated oil companies, independent gasoline service stations, convenience stores, fast food stores, supermarkets, drugstores, dollar stores, club stores and other similar retail outlets, some of which are well-recognized national or regional retail systems. The number of competitors varies depending on the geographical area. It also varies with gasoline and convenience store offerings. The principal competitive factors affecting our retail marketing operations include gasoline and diesel acquisition costs, site location, product price, selection and quality, site appearance and cleanliness, hours of operation, store safety, customer loyalty and brand recognition. We compete by pricing gasoline competitively, combining our retail gasoline business with convenience stores that provide a wide variety of products, and using advertising and promotional campaigns.

Credit Risk and Customers

Credit risk refers to the risk that a counterparty may default on its contractual obligations resulting in a loss to the Partnership. Credit policies have been approved and implemented to govern the Partnership’s portfolio of counterparties with the objective of mitigating credit losses. These policies establish guidelines, controls and limits to manage credit risk within approved tolerances by mandating an appropriate evaluation of the financial condition of existing and potential counterparties, monitoring agency credit ratings, and by implementing credit practices that limit exposure according to the risk profiles of the counterparties. Furthermore, the Partnership may, at times, require collateral under certain circumstances to mitigate credit risk as necessary. The Partnership also uses industry standard commercial agreements which allow for the netting of exposures associated with transactions executed under a single commercial agreement. Additionally, we utilize master netting agreements to offset credit exposure across multiple commercial agreements with a single counterparty or affiliated group of counterparties.

The Partnership’s counterparties consist of a diverse portfolio of customers across the energy industry, including petrochemical companies, commercial and industrial end-users, oil and gas producers, municipalities, gas and electric utilities, midstream companies and independent power generators. Our overall exposure may be affected positively or negatively by macroeconomic or regulatory changes that impact our counterparties to one extent or another. Currently, management does not anticipate a material adverse effect in our financial position or results of operations as a consequence of counterparty non-performance.

Our natural gas transportation and midstream revenues are derived significantly from companies that engage in exploration and production activities. The discovery and development of new shale formations across the United States has created an abundance of natural gas and crude oil resulting in a negative impact on prices in recent years for natural gas and crude oil. As a result, some of our exploration and production customers have been adversely impacted; however, we are monitoring these customers and mitigating credit risk as necessary.

During the year ended December 31, 2020, none of our customers individually accounted for more than 10% of our consolidated revenues.

Regulation

Regulation of Interstate Natural Gas Pipelines. The FERC has broad regulatory authority over the business and operations of interstate natural gas pipelines. Under the Natural Gas Act of 1938 (“NGA”), the FERC generally regulates the transportation of natural gas in interstate commerce. For FERC regulatory purposes, “transportation” includes natural gas pipeline transmission (forwardhauls and backhauls), storage and other services. The Florida Gas Transmission, Transwestern, Panhandle, Trunkline, Tiger, Fayetteville Express, Rover, Sea Robin, Gulf States and Midcontinent Express pipelines transport natural gas in interstate commerce and thus each qualifies as a “natural-gas company” under the NGA subject to the FERC’s regulatory jurisdiction. We also hold certain natural gas storage facilities that are subject to the FERC’s regulatory oversight under the NGA.

The FERC’s NGA authority includes the power to:

•	approve the siting, construction and operation of new facilities;

•	review and approve transportation rates;

•	determine the types of services our regulated assets are permitted to perform;

•	regulate the terms and conditions associated with these services;

•	permit the extension or abandonment of services and facilities;

•	require the maintenance of accounts and records; and

•	authorize the acquisition and disposition of facilities.

Under the NGA, interstate natural gas companies must charge rates that are just and reasonable. In addition, the NGA prohibits natural gas companies from unduly preferring or unreasonably discriminating against any person with respect to pipeline rates or terms and conditions of service.

The maximum rates to be charged by NGA-jurisdictional natural gas companies and their terms and conditions for service are required to be on file with the FERC. Most natural gas companies are authorized to offer discounts from their FERC-approved maximum just and reasonable rates when competition warrants such discounts. Natural gas companies are also generally permitted to offer negotiated rates different from rates established in their tariff if, among other requirements, such companies’ tariffs offer a cost-based recourse rate to a prospective shipper as an alternative to the negotiated rate. Natural gas companies must make offers of rate discounts and negotiated rates on a basis that is not unduly discriminatory. Existing tariff rates may be challenged by complaint or on the FERC’s own motion, and if found unjust and unreasonable, may be altered on a prospective basis from no earlier than the date of the complaint or initiation of a proceeding by the FERC. The FERC must also approve all rate changes. We cannot guarantee that the FERC will allow us to charge rates that fully recover our costs or continue to pursue its approach of pro-competitive policies.

For two of our NGA-jurisdictional natural gas companies, ETC Tiger and FEP, the large majority of capacity in those pipelines is subscribed for lengthy terms under FERC-approved negotiated rates. However, as indicated above, cost-based recourse rates are also offered under their respective tariffs.

Pursuant to the FERC’s rules promulgated under the Energy Policy Act of 2005, it is unlawful for any entity, directly or indirectly, in connection with the purchase or sale of electric energy or natural gas or the purchase or sale of transmission or transportation services subject to FERC jurisdiction: (i) to defraud using any device, scheme or artifice; (ii) to make any untrue statement of material fact or omit a material fact; or (iii) to engage in any act, practice or course of business that operates or would operate as a fraud or deceit. The Commodity

Futures Trading Commission (“CFTC”) also holds authority to monitor certain segments of the physical and futures energy commodities market pursuant to the Commodity Exchange Act (“CEA”). With regard to our physical purchases and sales of natural gas, NGLs or other energy commodities; our transportation of these energy commodities; and any related hedging activities that we undertake, we are required to observe these anti-market manipulation laws and related regulations enforced by the FERC and/or the CFTC. These agencies hold substantial enforcement authority, including the ability to assess or seek civil penalties of up to $1.3 million per day per violation, to order disgorgement of profits and to recommend criminal penalties. Should we violate the anti-market manipulation laws and regulations, we could also be subject to related third-party damage claims by, among others, sellers, royalty owners and taxing authorities.

Failure to comply with the NGA, the Energy Policy Act of 2005, the CEA and the other federal laws and regulations governing our operations and business activities can result in the imposition of administrative, civil and criminal remedies.

Regulation of Intrastate Natural Gas and NGL Pipelines. Intrastate transportation of natural gas and NGLs is largely regulated by the state in which such transportation takes place. To the extent that our intrastate natural gas transportation systems transport natural gas in interstate commerce, the rates and terms and conditions of such services are subject to FERC jurisdiction under Section 311 of the Natural Gas Policy Act of 1978 (“NGPA”). The NGPA regulates, among other things, the provision of transportation services by an intrastate natural gas pipeline on behalf of a local distribution company or an interstate natural gas pipeline. The rates and terms and conditions of some transportation and storage services provided on the Oasis pipeline, HPL System, East Texas pipeline, ET Fuel System, Trans-Pecos pipeline and Comanche Trail pipeline are subject to FERC regulation pursuant to Section 311 of the NGPA. Under Section 311, rates charged for intrastate transportation must be fair and equitable, and amounts collected in excess of fair and equitable rates are subject to refund with interest. The terms and conditions of service set forth in the intrastate facility’s statement of operating conditions are also subject to FERC review and approval. Should the FERC determine not to authorize rates equal to or greater than our currently approved Section 311 rates, our business may be adversely affected. Failure to observe the service limitations applicable to transportation and storage services under Section 311, failure to comply with the rates approved by the FERC for Section 311 service, and failure to comply with the terms and conditions of service established in the pipeline’s FERC-approved statement of operating conditions could result in an alteration of jurisdictional status, and/or the imposition of administrative, civil and criminal remedies.

Our intrastate natural gas operations are also subject to regulation by various agencies in Texas, principally the TRRC. Our intrastate pipeline and storage operations in Texas are also subject to the Texas Utilities Code, as implemented by the TRRC. Generally, the TRRC is vested with authority to ensure that rates, operations and services of gas utilities, including intrastate pipelines, are just and reasonable and not discriminatory. The rates we charge for transportation services are deemed just and reasonable under Texas law unless challenged in a customer or TRRC complaint. We cannot predict whether such a complaint will be filed against us or whether the TRRC will change its regulation of these rates. Failure to comply with the Texas Utilities Code can result in the imposition of administrative, civil and criminal remedies.

Our NGL pipelines and operations are subject to state statutes and regulations which could impose additional environmental, safety and operational requirements relating to the design, siting, installation, testing, construction, operation, replacement and management of NGL transportation systems. In some jurisdictions, state public utility commission oversight may include the possibility of fines, penalties and delays in construction related to these regulations. In addition, the rates, terms and conditions of service for shipments of NGLs on our pipelines are subject to regulation by the FERC under the Interstate Commerce Act (“ICA”) and the Energy Policy Act of 1992 (the “EPAct of 1992”) if the NGLs are transported in interstate or foreign commerce whether by our pipelines or other means of transportation. Since we do not control the entire transportation path of all NGLs shipped on our pipelines, FERC regulation could be triggered by our customers’ transportation decisions.

Regulation of Sales of Natural Gas and NGLs. The price at which we buy and sell natural gas currently is not subject to federal regulation and, for the most part, is not subject to state regulation. The price at which we sell NGLs is not subject to federal or state regulation.

To the extent that we enter into transportation contracts with natural gas pipelines that are subject to FERC regulation, we are subject to FERC requirements related to the use of such capacity. Any failure on our part to comply with the FERC’s regulations and policies, or with an interstate pipeline’s tariff, could result in the imposition of civil and criminal penalties.

Our sales of natural gas are affected by the availability, terms and cost of pipeline transportation. As noted above, the price and terms of access to pipeline transportation are subject to extensive federal and state regulation. The FERC frequently proposes and implements new rules and regulations affecting those segments of the natural gas industry. These initiatives also may affect the intrastate transportation of natural gas under certain circumstances. The stated purpose of many of these regulatory changes is to promote competition among the various sectors of the natural gas industry and these initiatives generally reflect more light-handed regulation. We cannot predict the ultimate impact of these regulatory changes to our natural gas marketing operations, and we note that some of the FERC’s regulatory changes may adversely affect the availability and reliability of interruptible transportation service on interstate pipelines. We do not believe that we will be affected by any such FERC action in a manner that is materially different from other natural gas marketers with whom we compete.

Regulation of Gathering Pipelines. Section 1(b) of the NGA exempts natural gas gathering facilities from the jurisdiction of the FERC under the NGA. We own a number of natural gas pipelines in Texas, Louisiana and West Virginia that we believe meet the traditional tests the FERC uses to establish a pipeline’s status as a gathering pipeline not subject to FERC jurisdiction. However, the distinction between FERC-regulated transmission services and federally unregulated gathering services has been the subject of substantial litigation and varying interpretations, so the classification and regulation of our gathering facilities could be subject to change based on future determinations by the FERC, the courts and Congress. State regulation of gathering facilities generally includes various safety, environmental and, in some circumstances, nondiscriminatory take requirements and complaint-based rate regulation.

In Texas, our gathering facilities are subject to regulation by the TRRC under the Texas Utilities Code in the same manner as described above for our intrastate pipeline facilities. Louisiana’s Pipeline Operations Section of the Department of Natural Resources’ Office of Conservation is generally responsible for regulating intrastate pipelines and gathering facilities in Louisiana and has authority to review and authorize natural gas transportation transactions and the construction, acquisition, abandonment and interconnection of physical facilities.

Historically, apart from pipeline safety, Louisiana has not acted to exercise this jurisdiction respecting gathering facilities. In Louisiana, our Chalkley System is regulated as an intrastate transporter, and the Louisiana Office of Conservation has determined that our Whiskey Bay System is a gathering system.

We are subject to state ratable take and common purchaser statutes in all of the states in which we operate. The ratable take statutes generally require gatherers to take, without undue discrimination, natural gas production that may be tendered to the gatherer for handling. Similarly, common purchaser statutes generally require gatherers to purchase without undue discrimination as to source of supply or producer. These statutes are designed to prohibit discrimination in favor of one producer over another producer or one source of supply over another source of supply. These statutes have the effect of restricting the right of an owner of gathering facilities to decide with whom it contracts to purchase or transport natural gas.

Natural gas gathering may receive greater regulatory scrutiny at both the state and federal levels. For example, the TRRC has approved changes to its regulations governing transportation and gathering services performed by intrastate pipelines and gatherers, which prohibit such entities from unduly discriminating in favor of their affiliates. Many of the producing states have adopted some form of complaint-based regulation that generally allows natural gas producers and shippers to file complaints with state regulators in an effort to resolve grievances relating to natural gas gathering access and rate discrimination allegations. Our gathering operations could be adversely affected should they be subject in the future to the application of additional or different state or federal regulation of rates and services. Our gathering operations also may be or become subject to safety and operational regulations relating to the design, installation, testing, construction, operation, replacement and management of gathering facilities. Additional rules and legislation pertaining to these matters are considered or adopted from time to time. We cannot predict what effect, if any, such changes might have on our operations, but the industry could be required to incur additional capital expenditures and increased costs depending on future legislative and regulatory changes.

Regulation of Interstate Crude Oil, NGL and Products Pipelines. Interstate common carrier pipeline operations are subject to rate regulation by the FERC under the ICA, the EPAct of 1992, and related rules and orders. The ICA requires that tariff rates for petroleum pipelines be “just and reasonable” and not unduly discriminatory and that such rates and terms and conditions of service be filed with the FERC. This statute also permits interested persons to challenge proposed new or changed rates. The FERC is authorized to suspend the effectiveness of such rates for up to seven months, though rates are typically not suspended for the maximum allowable period. If the FERC finds that the new or changed rate is unlawful, it may require the carrier to pay refunds for the period that the rate was in effect. The FERC also may investigate, upon complaint or on its own motion, rates that are already in effect and may order a carrier to change its rates prospectively. Upon an appropriate showing, a shipper may obtain reparations for damages sustained for a period of up to two years prior to the filing of a complaint.

The FERC generally has not investigated interstate rates on its own initiative when those rates, like those we charge, have not been the subject of a protest or a complaint by a shipper. However, the FERC could investigate our rates at the urging of a third party if the third party is either a current shipper or has a substantial economic interest in the tariff rate level. Although no assurance can be given that the tariff rates charged by us ultimately will be upheld if challenged, management believes that the tariff rates now in effect for our pipelines are within the maximum rates allowed under current FERC policies and precedents.

For many locations served by our product and crude pipelines, we are able to establish negotiated rates. Otherwise, we are permitted to charge cost-based rates, or in many cases, grandfathered rates based on historical charges or settlements with our customers. To the extent we rely on cost-of-service ratemaking to establish or support our rates, the issue of the proper allowance for federal and state income taxes could arise. In July 2016, the United States Court of Appeals for the District of Columbia Circuit issued an opinion in United Airlines, Inc., et al. v. FERC, finding that the FERC had acted arbitrarily and capriciously when it failed to demonstrate that permitting an interstate petroleum products pipeline organized as a master limited partnership, or MLP, to include an income tax allowance in the cost of service underlying its rates, in addition to the discounted cash flow return on equity, would not result in the pipeline partnership owners double recovering their income taxes. The court vacated the FERC’s order and remanded to the FERC to consider mechanisms for demonstrating that there is no double recovery as a result of the income tax allowance. In December 2016, the FERC issued a Notice of Inquiry Regarding the Commission’s Policy for Recovery of Income Tax Costs. The FERC requested comments regarding how to address any double recovery resulting from the Commission’s current income tax allowance and rate of return policies. The comment period with respect to the notice of inquiry ended in April 2017.

In March 2018, the FERC issued a Revised Policy Statement on Treatment of Income Taxes in which the FERC found that an impermissible double recovery results from granting an MLP pipeline both an income tax allowance and a return on equity pursuant to the FERC’s discounted cash flow methodology. The FERC revised its previous policy, stating that it would no longer permit an MLP pipeline to recover an income tax allowance in its cost of service. The FERC stated it will address the application of the United Airlines decision to non-MLP partnership forms as those issues arise in subsequent proceedings. The FERC will also apply the revised Policy Statement and the Tax Cuts and Jobs Act of 2017 to initial crude oil pipeline cost-of-service rates and cost-of-service rate changes on a going-forward basis under the FERC’s existing ratemaking policies, including cost-of-service rate proceedings resulting from shipper-initiated complaints. In July 2018, the FERC dismissed requests for rehearing and clarification of the March 2018 Revised Policy Statement, but provided further guidance, clarifying that a pass-through entity will not be precluded in a future proceeding from arguing and providing evidentiary support that it is entitled to an income tax allowance and demonstrating that its recovery of an income tax allowance does not result in a double recovery of investors’ income tax costs. On July 31, 2020, the United States Court of Appeals for the District of Columbia Circuit issued an opinion upholding FERC’s decision denying a separate master limited partnership recovery of an income tax allowance and its decision not to require the master limited partnership to refund accumulated deferred income tax balances. In light of the rehearing order’s clarification regarding individual entities’ ability to argue in support of recovery of an income tax allowance and the court’s subsequent opinion upholding denial of an income tax allowance to a master limited partnership, the impacts the FERC’s policy on the treatment of income taxes may have on the rates an interstate pipeline held in a tax-pass-through entity can charge for the FERC regulated transportation services are unknown at this time. Please see “Item 1A. Risk Factors—Regulatory Matters.”

Effective January 2018, the 2017 Tax Cuts and Jobs Act changed several provisions of the federal tax code, including a reduction in the maximum corporate tax rate. With the lower tax rate, and as discussed immediately above, the maximum tariff rates allowed by the FERC under its rate base methodology may be impacted by a lower income tax allowance component. Many of our interstate pipelines, such as Tiger, Midcontinent Express and Fayetteville Express, have negotiated market rates that were agreed to by customers in connection with long-term contracts entered into to support the construction of the pipelines. Other systems, such as FGT, Transwestern and Panhandle, have a mix of tariff rate, discount rate, and negotiated rate agreements. In addition, several of these pipelines are covered by approved settlements, pursuant to which rate filings will be made in the future. As such, the timing and impact to these systems of any tax-related policy change is unknown at this time.

The EPAct of 1992 required the FERC to establish a simplified and generally applicable methodology to adjust tariff rates for inflation for interstate petroleum pipelines. As a result, the FERC adopted an indexing rate methodology which, as currently in effect, allows common carriers to change their rates within prescribed ceiling levels that are tied to changes in the Producer Price Index for Finished Goods, or PPI-FG. The FERC’s indexing methodology is subject to review every five years.

In December 2020, FERC issued an order setting the indexed rate at PPI-FG plus 0.78% during the five-year period commencing July 1, 2021 and ending June 30, 2026. That order is subject to rehearing and appeal, and several rehearing requests have been filed and are pending before FERC. The indexing methodology is applicable to existing rates, including grandfathered rates, with the exclusion of market-based rates. A pipeline is not required to raise its rates up to the index ceiling, but it is permitted to do so and rate increases made under the index are presumed to be just and reasonable unless a protesting party can demonstrate that the portion of the rate increase resulting from application of the index is substantially in excess of the pipeline’s increase in costs. Under the indexing rate methodology, in any year in which the index is negative, pipelines must file to lower their rates if those rates would otherwise be above the rate ceiling.

Finally, in November 2017, the FERC responded to a petition for declaratory order and issued an order that may have significant impacts on the way a marketer of crude oil or petroleum products that is affiliated with an interstate pipeline can price its services if those services include transportation on an affiliate’s interstate pipeline. In particular, the FERC’s November 2017 order prohibits buy/sell arrangements by a marketing affiliate if: (i) the transportation differential applicable to its affiliate’s interstate pipeline transportation service is at a discount to the affiliated pipeline’s filed rate for that service; and (ii) the pipeline affiliate subsidizes the loss. Several parties have requested that the FERC clarify its November 2017 order or, in the alternative, grant rehearing of the November 2017 order. The FERC extended the time frame to respond to such requests in January 2018 but has not yet taken final action. We are unable to predict how the FERC will respond to such requests. Depending on how the FERC responds, it could have an impact on the rates we are permitted to charge.

Regulation of Intrastate Crude Oil, NGL and Products Pipelines. Some of our crude oil, NGL and products pipelines are subject to regulation by the TRRC, the Pennsylvania Public Utility Commission and the Oklahoma Corporation Commission. The operations of our joint venture interests are also subject to regulation in the states in which they operate. The applicable state statutes require that pipeline rates be nondiscriminatory and provide no more than a fair return on the aggregate value of the pipeline property used to render services. State commissions generally have not initiated an investigation of rates or practices of petroleum pipelines in the absence of shipper complaints. Complaints to state agencies have been infrequent and are usually resolved informally. Although management cannot be certain that our intrastate rates ultimately would be upheld if challenged, we believe that, given this history, the tariffs now in effect are not likely to be challenged or, if challenged, are not likely to be ordered to be reduced.

In addition, as noted above, the rates, terms and conditions for shipments of crude oil, NGLs or products on our pipelines could be subject to regulation by the FERC under the ICA and the EPAct of 1992 if the crude oil, NGLs or products are transported in interstate or foreign commerce whether by our pipelines or other means of transportation. Since we do not control the entire transportation path of all crude oil, NGLs or products shipped on our pipelines, FERC regulation could be triggered by our customers’ transportation decisions.

Regulation of Pipeline Safety. Our pipeline operations are subject to regulation by the DOT, through PHMSA, pursuant to the Natural Gas Pipeline Safety Act of 1968, as amended (“NGPSA”), with respect to natural gas and the Hazardous Liquids Pipeline Safety Act of 1979, as amended (“HLPSA”), with respect to crude oil, NGLs and condensates. The NGPSA and HLPSA, as amended, govern the design, installation, testing, construction, operation, replacement and management of natural gas as well as crude oil, NGL and condensate pipeline facilities. Pursuant to these acts, PHMSA has promulgated regulations governing pipeline wall thickness, design pressures, maximum operating pressures, pipeline patrols and leak surveys, minimum depth requirements, and emergency procedures, as well as other matters intended to ensure adequate protection for the public and to prevent accidents and failures. Additionally, PHMSA has established a series of rules requiring pipeline operators to develop and implement integrity management programs for certain gas and hazardous liquid pipelines that, in the event of a pipeline leak or rupture, could affect high consequence areas (“HCAs”), which are areas where a release could have the most significant adverse consequences, including high population areas, certain drinking water sources and unusually sensitive ecological areas. Failure to comply with the pipeline safety laws and regulations may result in the assessment of sanctions, including administrative, civil or criminal penalties, the imposition of investigatory, remedial or corrective action obligations, the occurrence of delays in permitting or the performance of projects, or the issuance of injunctions limiting or prohibiting some or all of our operations in the affected area.

The HLPSA and NGPSA have been amended by the Pipeline Safety, Regulatory Certainty, and Job Creation Act of 2011 (“2011 Pipeline Safety Act”) and the Protecting Our Infrastructure of Pipelines and Enhancing Safety Act of 2016 (“2016 Pipeline Safety Act”). The 2011 Pipeline Safety Act increased the penalties for safety violations, established additional safety requirements for newly constructed pipelines and required studies of safety issues that could result in the adoption of new regulatory requirements by PHMSA for existing pipelines. The 2011 Pipeline Safety Act doubled the maximum administrative fines for safety violations from $100,000 to $200,000 for a single violation and from $1 million to $2 million for a related series of violations, but provided that these maximum penalty caps do not apply to certain civil enforcement actions. In January 2021, PHMSA issued a final rule increasing those maximum civil penalties to $222,504 per day, with a maximum of $2,225,034 for a series of violations. Upon reauthorization of PHMSA, Congress often directs the agency to complete certain rulemakings. For example, in the Consolidated Appropriations Bill for Fiscal Year 2021, Congress reauthorized PHMSA through fiscal year 2023 and directed the agency to move forward with several regulatory actions, including the “Pipeline Safety: Class Location Change Requirements” and the “Pipeline Safety: Safety of Gas Transmission and Gathering Pipelines” proposed rulemakings; Congress has also instructed PHMSA to issue final regulations to require operations of non-rural gas gathering lines and new and existing transmission and distribution pipelines to conduct certain leak detection and repair programs to require facility inspection and maintenance plans to align with those regulations. The timing and scope of such future rulemakings is uncertain.

In addition, states have adopted regulations, similar to existing PHMSA regulations, for intrastate gathering and transmission lines. The states in which we conduct operations typically have developed regulatory programs that parallel the federal regulatory scheme and are applicable to intrastate pipelines. Under such state regulatory programs, states have the authority to conduct pipeline inspections, to investigate accidents and to oversee compliance and enforcement, safety programs and record maintenance and reporting. Congress, PHMSA and individual states may pass or implement additional safety requirements that could result in increased compliance costs for us and other companies in our industry. For example, federal construction, maintenance and inspection standards under the NGPSA that apply to pipelines in relatively populated areas may not apply to gathering lines running through rural regions. However, in October 2019, PHMSA published three final rules that create or expand reporting, inspection, maintenance, and other pipeline safety obligations, including, among other things, extending pipeline integrity assessments to pipelines in certain locations, including newly-defined “Moderate Consequence Areas” (“MCAs”).

In another example of how future legal requirements could result in increased compliance costs, notwithstanding the applicability of the federal OSHA’s Process Safety Management (“PSM”) regulations and the EPA’s Risk Management Planning (“RMP”) requirements at regulated facilities, PHMSA and one or more state regulators, including the TRRC, have in recent years, expanded the scope of their regulatory inspections to include certain in-plant equipment and pipelines found within NGL fractionation facilities and associated storage facilities, in order to assess compliance of such equipment and pipelines with hazardous liquid pipeline safety requirements. To the extent that these actions are pursued by PHMSA, midstream operators of NGL fractionation facilities and associated storage facilities subject to such inspection may be required to make operational changes or modifications at their facilities to meet standards beyond current PSM and RMP requirements, which changes or modifications may result in additional capital costs, possible operational delays and increased costs of operation that, in some instances, may be significant.

Environmental Matters

General. Our operation of processing plants, pipelines and associated facilities, including compression, in connection with the gathering, processing, storage and transmission of natural gas and the storage and transportation of NGLs, crude oil and refined products is subject to stringent U.S. federal, tribal, state and local laws and regulations, including those governing, among other things, air emissions, wastewater discharges, the use, management and disposal of hazardous and nonhazardous materials and wastes, and the cleanup of contamination. Similar or more stringent laws also exist in Canada. Noncompliance with such laws and regulations, or incidents resulting in environmental releases, could cause us to incur substantial costs, penalties, fines and criminal sanctions, third-party claims for personal injury or property damage, capital expenditures to retrofit or upgrade our facilities and programs, or curtailment or cancellation of permits on operations. As with the industry generally, compliance with existing and anticipated environmental laws and regulations increases our overall cost of doing business, including our cost of planning, permitting, constructing and operating our plants, pipelines and other facilities. As a result of these laws and regulations, our construction and operation costs include capital, operating and maintenance cost items necessary to maintain or upgrade our equipment and facilities.

We have implemented procedures designed to ensure that governmental environmental approvals for both existing operations and those under construction are updated as circumstances require. Historically, our environmental compliance costs have not had a material adverse effect on our business, results of operations or financial condition; however, there can be no assurance that such costs will not be material in the future. For example, we cannot be certain that identification of presently unidentified conditions, more rigorous enforcement by regulatory agencies, enactment of more stringent environmental laws and regulations or unanticipated events will not arise in the future and give rise to environmental liabilities that could have a material adverse effect on our business, financial condition or results of operations.

Uncertainty about the future course of regulation exists because of the recent change in U.S. presidential administrations. In January 2021, the current administration issued an executive order directing all federal agencies to review and take action to address any federal regulations promulgated during the prior administration that may be inconsistent with the current administration’s policies. As a result, it is unclear the degree to which certain recent regulatory developments may be modified or rescinded. The executive order also established an Interagency Working Group on the Social Cost of Greenhouse Gases (“Working Group”), which is called on to, among other things, develop methodologies for calculating the “social cost of carbon,” “social cost of nitrous oxide” and “social cost of methane.” Recommendations from the Working Group are due beginning June 1, 2021, and final recommendations no later than January 2022. Further regulation of air emissions, as well as uncertainty regarding the future course of regulation, could eventually reduce the demand for oil and natural gas and, in turn, have a material adverse effect on our business, financial condition or results of operations.

Hazardous Substances and Waste Materials. To a large extent, the environmental laws and regulations affecting our operations relate to the release of hazardous substances and waste materials into soils, groundwater and surface water and include measures to prevent, minimize or remediate contamination of the environment. These laws and regulations generally regulate the generation, storage, treatment, transportation and disposal of hazardous substances and waste materials and may require investigatory and remedial actions at sites where such material has been released or disposed. For example, the Comprehensive Environmental Response, Compensation and Liability Act, as amended, (“CERCLA”), also known as the “Superfund” law, and comparable state laws, impose liability without regard to fault or the legality of the original conduct on certain classes of persons that contributed to a release of a “hazardous substance” into the environment. These persons include the owner and operator of the site where a release occurred and companies that disposed or arranged for the disposal of the hazardous substance that has been released into the environment. Under CERCLA, these persons may be subject to strict, joint and several liability, without regard to fault, for, among other things, the costs of investigating and remediating the hazardous substances that have been released into the environment, for damages to natural resources and for the costs of certain health studies. CERCLA and comparable state law also authorize the federal EPA, its state counterparts, and, in some instances, third parties to take actions in response to threats to the public health or the environment and to seek to recover from the responsible classes of persons the costs they incur. It is not uncommon for neighboring landowners and other third parties to file claims for personal injury and property damage allegedly caused by hazardous substances or other pollutants released into the environment. Although “petroleum” as well as natural gas and NGLs are excluded from CERCLA’s definition of a “hazardous substance,” in the course of our ordinary operations we generate wastes that may fall within that definition or that may be subject to other waste disposal laws and regulations. We may be responsible under CERCLA or state laws for all or part of the costs required to clean up sites at which such substances or wastes have been disposed.

We also generate both hazardous and nonhazardous wastes that are subject to requirements of the federal Resource Conservation and Recovery Act, as amended, (“RCRA”) and comparable state statutes. We are not currently required to comply with a substantial portion of the RCRA hazardous waste requirements at many of our facilities because the minimal quantities of hazardous wastes generated there make us subject to less stringent non-hazardous management standards. From time to time, the EPA has considered or third parties have petitioned the agency on the adoption of stricter handling, storage and disposal standards for nonhazardous wastes, including certain wastes associated with the exploration, development and production of crude oil and natural gas. For example, in 2016, the EPA entered into an agreement with several environmental groups to analyze certain Subtitle D criteria regulations pertaining to oil and gas wastes and, if necessary, revise them. In response to the decree, in April 2019, the EPA signed a determination that revision of the regulations is not necessary at this time. It is possible that some wastes generated by us that are currently classified as nonhazardous may in the future be designated as “hazardous wastes,” resulting in the wastes being subject to more rigorous and costly disposal requirements, or that the full complement of RCRA standards could be applied to facilities that generate lesser amounts of hazardous waste. Changes such as these examples in applicable regulations may result in a material increase in our capital expenditures or plant operating and maintenance expense and, in the case of our oil and natural gas exploration and production customers, could result in increased operating costs for those customers and a corresponding decrease in demand for our processing, transportation and storage services.

We currently own or lease sites that have been used over the years by prior owners and lessees and by us for various activities related to gathering, processing, storage and transmission of natural gas, NGLs, crude oil and refined products. Waste disposal practices within the oil and gas industry have improved over the years with the passage and implementation of various environmental laws and regulations. Nevertheless, some hydrocarbons and wastes have been disposed of or otherwise released on or under various sites during the operating history of those facilities that are now owned or leased by us. Notwithstanding the possibility that these releases may have occurred during the ownership or operation of these assets by others, these sites may be subject to CERCLA, RCRA and comparable state laws. Under these laws, we could be required to remove or remediate previously disposed wastes (including wastes disposed of or released by prior owners or operators) or contamination (including soil and groundwater contamination) or to prevent the migration of contamination.

As of December 31, 2020 and 2019, accruals of $306 million and $320 million, respectively, were recorded in our consolidated balance sheets as accrued and other current liabilities and other non-current liabilities to cover estimated material environmental liabilities.

The Partnership is subject to extensive and frequently changing federal, tribal, state and local laws and regulations, including those relating to the discharge of materials into the environment or that otherwise relate to the protection of the environment, waste management and the characteristics and composition of fuels. These laws and regulations require environmental assessment and remediation efforts at many of ETC Sunoco’s facilities and at formerly owned or third-party sites. Accruals for these environmental remediation activities amounted to $247 million and $252 million at December 31, 2020 and 2019, respectively, which is included in the total accruals above. These legacy sites that are subject to environmental assessments include formerly owned terminals and other logistics assets, retail sites that are no longer operated by ETC Sunoco, closed and/or sold refineries and other formerly owned sites. We have established a wholly-owned captive insurance company for these legacy sites that are no longer operating. The premiums paid to the captive insurance company include estimates for environmental claims that have been incurred but not reported, based on an actuarially determined fully developed claims expense estimate. In such cases, we accrue losses attributable to unasserted claims based on the discounted estimates that are used to develop the premiums paid to the captive insurance company. As of December 31, 2020, the captive insurance company held $189 million of cash and investments.

The Partnership’s accrual for environmental remediation activities reflects anticipated work at identified sites where an assessment has indicated that cleanup costs are probable and reasonably estimable. The accrual for known claims is undiscounted and is based on currently available information, estimated timing of remedial actions and related inflation assumptions, existing technology and presently enacted laws and regulations. It is often extremely difficult to develop reasonable estimates of future site remediation costs due to changing regulations, changing technologies and their associated costs, and changes in the economic environment. Engineering studies, historical experience and other factors are used to identify and evaluate remediation alternatives and their related costs in determining the estimated accruals for environmental remediation activities.

Under various environmental laws, including the RCRA, the Partnership has initiated corrective remedial action at certain of its facilities, formerly owned facilities and at certain third-party sites. At the Partnership’s major manufacturing facilities, we have typically assumed continued industrial use and a containment/remediation strategy focused on eliminating unacceptable risks to human health or the environment. The remediation accruals for these sites reflect that strategy. Accruals include amounts designed to prevent or mitigate off-site migration and to contain the impact on the facility property, as well as to address known, discrete areas requiring remediation within the plants. Remedial activities include, for example, closure of RCRA waste management units, recovery of hydrocarbons, handling of impacted soil, mitigation of surface water impacts and prevention or mitigation of off-site migration. A change in this approach as a result of changing the intended use of a property or a sale to a third party could result in a comparatively higher cost remediation strategy in the future.

In general, a remediation site or issue is typically evaluated on an individual basis based upon information available for the site or issue and no pooling or statistical analysis is used to evaluate an aggregate risk for a group of similar items (for example, service station sites) in determining the amount of probable loss accrual to be recorded. The estimates of environmental remediation costs also frequently involve evaluation of a range of estimates. In many cases, it is difficult to determine that one point in the range of loss estimates is more likely than any other. In these situations, existing accounting guidance allows us the minimum amount of the range to accrue. Accordingly, the low end of the range often represents the amount of loss which has been recorded. The Partnership’s consolidated balance sheet reflected $306 million in environmental accruals as of December 31, 2020.

In summary, total future costs for environmental remediation activities will depend upon, among other things, the identification of any additional sites, the determination of the extent of the contamination at each site, the timing and nature of required remedial actions, the nature of operations at each site, the technology available and needed to meet the various existing legal requirements, the nature and terms of cost-sharing arrangements with other potentially responsible parties, the availability of insurance coverage, the nature and extent of future environmental laws and regulations, inflation rates, terms of consent agreements or remediation permits with regulatory agencies and the determination of the Partnership’s liability at the sites, if any, in light of the number, participation level and financial viability of the other parties. The recognition of additional losses, if and when they were to occur, would likely extend over many years, but management can provide no assurance that it would be over many years. If changes in environmental laws or regulations occur or the assumptions used to estimate losses at multiple sites are adjusted, such changes could materially and adversely impact multiple facilities, formerly owned facilities and third-party sites at the same time. As a result, from time to time, significant charges against income for environmental remediation may occur. And while management does not believe that any such charges would have a material adverse impact on the Partnership’s consolidated financial position, it can provide no assurance.

Transwestern conducts soil and groundwater remediation at a number of its facilities. Some of the cleanup activities include remediation of several compressor sites on the Transwestern system for contamination by PCBs, and the costs of this work are not eligible for recovery in rates. The total accrued future estimated cost of remediation activities expected to continue through 2025 is $4 million, which is included in the total environmental accruals mentioned above. Transwestern received FERC approval for rate recovery of projected soil and groundwater remediation costs not related to PCBs effective April 1, 2007. Transwestern, as part of ongoing arrangements with customers, continues to incur costs associated with containing and removing potential PCB contamination. Future costs cannot be reasonably estimated because remediation activities are undertaken as potential claims are made by customers and former customers. Such future costs are not expected to have a material impact on our financial position, results of operations or cash flows, but management can provide no assurance.

Air Emissions. Our operations are subject to the federal Clean Air Act, as amended, and comparable state laws and regulations. These laws and regulations regulate emissions of air pollutants from various industrial sources, including our processing plants, and also impose various monitoring and reporting requirements. Such laws and regulations may require that we obtain pre-approval for the construction or modification of certain projects or facilities, such as our processing plants and compression facilities, expected to produce air emissions or to result in the increase of existing air emissions, that we obtain and strictly comply with air permits containing various emissions and operational limitations, or that we utilize specific emission control technologies to limit emissions. We will incur capital expenditures in the future for air pollution control equipment in connection with obtaining and maintaining operating permits and approvals for air emissions. In addition, our processing plants, pipelines and compression facilities are subject to increasingly stringent regulations, including regulations that require the installation of control technology or the implementation of work practices to control hazardous air pollutants. Moreover, the Clean Air Act requires an operating permit for major sources of emissions and this requirement applies to some of our facilities. Historically, our costs for compliance with existing Clean Air Act and comparable state law requirements have not had a material adverse effect on our results of operations; however, there can be no assurance that such costs will not be material in the future. The EPA and state agencies are often considering, proposing or finalizing new regulations that could impact our existing operations and the costs and timing of new infrastructure development. For example, in October 2015, the EPA published a final rule under the Clean Air Act, lowering the National Ambient Air Quality Standard (“NAAQS”) for ground-level ozone to 70 parts per billion for the 8-hour primary and secondary ozone standards. The EPA completed attainment/non-attainment designations in 2018, and states with moderate or high non-attainment areas must submit state implementation plans to the EPA by October 2021. By law, the EPA must review each NAAQS every five years. In December 2020, the EPA announced that it was retaining without revision the 2015 NAAQS for ozone. However, as mentioned above, in January 2021, the Biden administration issued an executive order directing federal agencies to review and take action to address any federal regulations or similar agency actions during the prior administration that may be inconsistent with the current administration’s stated priorities. The EPA was specifically ordered to, among other things, propose a Federal Implementation Plan for ozone standards for California, Connecticut, New York, Pennsylvania and Texas by January 2022. Reclassification of areas or imposition of more stringent standards may make it more difficult to construct new or modified sources of air pollution in newly designated non-attainment areas. Also, states are expected to implement more stringent requirements as a result of this new final rule, which could apply to our customers’ operations. Compliance with this or other new regulations could, among other things, require installation of new emission controls on some of our equipment, result in longer permitting timelines, and significantly increase our capital expenditures and operating costs, which could adversely impact our business.

Clean Water Act. The Federal Water Pollution Control Act of 1972, as amended, (“Clean Water Act”) and comparable state laws impose restrictions and strict controls regarding the discharge of pollutants, including hydrocarbon-bearing wastes, into state waters and waters of the United States. Pursuant to the Clean Water Act and similar state laws, a National Pollutant Discharge Elimination System, or state permit, or both, must be obtained to discharge pollutants into federal and state waters. In addition, the Clean Water Act and comparable state laws require that individual permits or coverage under general permits be obtained by subject facilities for discharges of storm water runoff. The Clean Water Act also prohibits the discharge of dredge and fill material in regulated waters, including wetlands, unless authorized by permit. In June 2015, the EPA and the USACE published a final rule attempting to clarify the federal jurisdictional reach over “waters of the United States” (“WOTUS”), but legal challenges to this rule followed. In January 2020, a new “waters of the United States” rule was finalized to replace the June 2015 rule, defining the following four categories of waters as WOTUS: traditional navigable waters and territorial seas; perennial and intermittent tributaries to those waters; lakes, ponds and impoundments of jurisdictional waters; and wetlands adjacent to jurisdictional waters. However, legal challenges to this rulemaking are ongoing, and it is possible that the Biden Administration could propose a broader interpretation of WOTUS. As a result of these developments, the scope of jurisdiction under the Clean Water Act is uncertain at this time, but to the extent any rule expands the scope of the Clean Water Act’s jurisdiction, our operations as well as our exploration and production customers’ drilling programs could incur increased costs and delays with respect to obtaining permits for dredge and fill activities in wetland areas.

Additionally, for over 35 years, the USACE has authorized construction, maintenance, and repair of pipelines under a streamlined Nationwide Permit (“NWP”) program. From time to time, environmental groups have challenged the NWP program, and, in April 2020, the U.S. District Court for the District of Montana determined that NWP 12 failed to comply with consultation requirements under the federal Endangered Species Act. The district court vacated NWP 12 and enjoined the issuance of new authorizations for oil and gas pipeline projects under the permit. While the district court’s order has subsequently been limited pending appeal, and NWP 12 authorizations remain available for certain oil and gas pipeline projects, we cannot predict the ultimate outcome of this case and its impacts on the NWP program. Additionally, in response to the vacatur, the Corps has announced a reissuance of NWP 13 for oil and natural gas pipeline activities, including certain revisions to the conditions for the use of NWP 12; however, the rulemaking may be subject to litigation or to further revision under the Biden Administration. While the full extent and impact of the vacatur is unclear at this time, we could face significant delays and financial costs if we must obtain individual permit coverage from USACE for our projects.

Spills. Our operations can result in the discharge of regulated substances, including NGLs, crude oil or other products. The Clean Water Act, as amended by the federal Oil Pollution Act of 1990, as amended, (“OPA”), and comparable state laws impose restrictions and strict controls regarding the discharge of regulated substances into state waters or waters of the United States. The Clean Water Act and comparable state laws can impose substantial administrative, civil and criminal penalties for non-compliance including spills and other non-authorized discharges. The OPA subjects owners of covered facilities to strict joint and potentially unlimited liability for removal costs and other consequences of a release of oil, where the release is into navigable waters, along shorelines or in the exclusive economic zone of the United States. Spill prevention control and countermeasure requirements of the Clean Water Act and some state laws require that containment dikes and similar structures be installed to help prevent the impact on navigable waters in the event of a release of oil. PHMSA, the EPA, or various state regulatory agencies, has approved our oil spill emergency response plans that are to be used in the event of a spill incident.

In addition, some states maintain groundwater protection programs that require permits for discharges or operations that may impact groundwater conditions. Our management believes that compliance with existing permits and compliance with foreseeable new permit requirements will not have a material adverse effect on our results of operations, financial position or expected cash flows.

Endangered Species. The Endangered Species Act, as amended, restricts activities that may affect endangered or threatened species or their habitat. Similar protections are offered to migratory birds under the Migratory Bird Treaty Act. We may operate in areas that are currently designated as a habitat for endangered or threatened species or where the discovery of previously unidentified endangered species, or the designation of additional species as endangered or threatened may occur in which event such one or more developments could cause us to incur additional costs, to develop habitat conservation plans, to become subject to expansion or operating restrictions, or bans in the affected areas. Moreover, such designation of previously unprotected species as threatened or endangered in areas where our oil and natural gas exploration and production customers operate could cause our customers to incur increased costs arising from species protection measures and could result in delays or limitations in our customers’ performance of operations, which could reduce demand for our services.

Climate Change. Climate change continues to attract considerable public, governmental and scientific attention. As a result, numerous proposals have been made and are likely to continue to be made at the international, national, regional and state levels of government to monitor and limit emissions of greenhouse gases (“GHGs”). These efforts have included consideration of cap-and-trade programs, carbon taxes and GHG reporting and tracking programs, and regulations that directly limit GHG emissions from certain sources. In the United States, no comprehensive climate change legislation has been implemented at the federal level to date. However, Canada has implemented a federal carbon pricing regime, and, in the United States, President Biden has announced that he intends to pursue substantial reductions in greenhouse gas emissions, particularly from the oil and gas sector. For example, on January 27, 2021, President Biden signed an executive order that commits to substantial action on climate change, calling for, among other things, the increased use of zero-emissions vehicles by the federal government, the elimination of subsidies provided to the fossil fuel industry, an increase in the production of offshore wind energy, and an increased emphasis on climate-related risks across government agencies and economic sectors. Additionally, the EPA has adopted rules under authority of the Clean Air Act that, among other things, establish Potential for Significant Deterioration (“PSD”) construction and Title V operating permit reviews for GHG emissions from certain large stationary sources that are also potential major sources of certain principal, or criteria, pollutant emissions, which reviews could require securing PSD permits at covered facilities emitting GHGs and meeting “best available control technology” standards for those GHG emissions. In addition, the EPA has adopted rules requiring the monitoring and annual reporting of GHG emissions from certain petroleum and natural gas system sources in the United States, including, among others, onshore processing, transmission, storage and distribution facilities. In October 2015, the EPA amended and expanded the GHG reporting requirements to all segments of the oil and natural gas industry, including gathering and boosting facilities and blowdowns of natural gas transmission pipelines.

Federal agencies also have begun directly regulating GHG emissions, such as methane, from oil and natural gas operations. In June 2016, the EPA published New Source Performance Standards (“NSPS”), known as Subpart OOOOa, that require certain new, modified or reconstructed facilities in the oil and natural gas sector to reduce these methane gas and volatile organic compound (“VOC”) emissions. These Subpart OOOOa standards expand previously issued NSPS published by the EPA in 2012 and known as Subpart OOOO, by using certain equipment-specific emissions control practices, requiring additional controls for pneumatic controllers and pumps as well as compressors, and imposing leak detection and repair requirements for natural gas compressor and booster stations. In September 2020, the EPA removed natural gas transmission and storage operations from this sector and rescinded the methane-specific requirements of the rule for production and processing facilities. However, President Biden has signed an executive order calling for the suspension, revision, or rescission of the September 2020 rule and the reinstatement or issuance of methane emissions standards for new, modified, and existing oil and has facilities, including the transmission and storage segments. Methane emission standards imposed on the oil and gas sector could result in increased costs to our operations as well as result in delays or curtailment in such operations, which costs, delays or curtailment could adversely affect our business. Several states have also adopted, or are considering adopting, regulations related to GHG emissions, some of which are more stringent than those implemented by the federal government. Additionally, in December 2015, the United States joined the international community at the 21st Conference of the Parties of the United Nations Framework Convention on Climate Change in Paris, France in signing the “Paris Agreement,” a treaty that requires member countries to submit individually-determined, non-binding emission reduction goals every five years beginning in 2020. Although the United States has withdrawn from this agreement, President Biden has signed executive orders recommitting the United States to the Paris Agreement and calling for the federal government to formulate the United States’ emissions reduction goal. However, the impacts of these orders are unclear at this time.

The January 2021 climate change executive order also directed the Secretary of the Interior to pause new oil and natural gas leasing on public lands or in offshore waters pending completion of a comprehensive review of the federal permitting and leasing practices, consider whether to adjust royalties associated with coal, oil, and gas resources extracted from public lands and offshore waters, or take other appropriate action, to account for corresponding climate costs. The executive order also directed the federal government to identify “fossil fuel subsidies” to take steps to ensure that, to the extent consistent with applicable law, federal funding is not directly subsidizing fossil fuels. As noted above, a separate executive order issued in January 2021 established a Working Group that is called on to, among other things, develop methodologies for calculating the “social cost of carbon,” “social cost of nitrous oxide” and “social cost of methane.” Recommendations from the Working Group are due beginning June 1, 2021, and final recommendations no later than January 2022.

The adoption and implementation of any international, federal or state legislation or regulations that require reporting of GHGs or otherwise restrict emissions of GHGs could result in increased compliance costs or additional operating restrictions, and could have a material adverse effect on our business, financial condition, demand for our services, results of operations, and cash flows. Litigation risks are also increasing, as several oil and gas companies have been sued for allegedly causing climate-related damages due to their production and sale of fossil fuel products or for allegedly being aware of the impacts of climate change for some time but failing to adequately disclose such risks to their investors or customers. There is also a risk that financial institutions could be required to adopt policies that have the effect of reducing the funding provided to the fossil fuel sector. For example, recently, the Federal Reserve announced that it has joined the Network for Greening the Financial System, a consortium of financial regulators focused on addressing climate-related risks in the financial sector. Ultimately, this could make it more difficult to secure funding for exploration and production or midstream activities. Finally, most scientists have concluded that increasing concentrations of GHG in the atmosphere may produce climate changes that have significant physical effects, such as increased frequency and severity of storms, droughts, and floods and other climate events that could have an adverse effect on our assets.

If such effects were to occur, our operations could be adversely affected in various ways, including damages to our facilities from powerful winds or rising waters, or increased costs for insurance. Another possible consequence of climate change is increased volatility in seasonal temperatures. The market for our NGLs and natural gas is generally improved by periods of colder weather and impaired by periods of warmer weather, so any changes in climate could affect the market for the fuels that we transport, and thus demand for our services. Despite the use of the term “global warming” as a shorthand for climate change, some studies indicate that climate change could cause some areas to experience temperatures substantially colder than their historical averages. As a result, it is difficult to predict how the market for our products could be affected by increased temperature volatility, although if there is an overall trend of warmer temperatures, it would be expected to have an adverse effect on our business.

Employee Health and Safety. We are subject to the requirements of the federal OSHA and comparable state laws that regulate the protection of the health and safety of workers. In addition, the Occupational Safety and Health Administration’s hazard communication standard requires that information be maintained about hazardous materials used or produced in operations and that this information be provided to employees, state and local government authorities and citizens. Historically, our costs for OSHA required activities, including general industry standards, recordkeeping requirements, and monitoring of occupational exposure to regulated substances, have not had a material adverse effect on our results of operations but there is no assurance that such costs will not be material in the future.

Natural Resource Reviews. The National Environmental Policy Act (“NEPA”) provides for an environmental impact assessment process in connection with certain projects that involve federal lands or require approvals by federal agencies. The NEPA process implicates a number of other environmental laws and regulations, including the Endangered Species Act, Migratory Bird Treaty Act, Rivers and Harbors Act, Clean Water Act, Bald and Golden Eagle Protection Act, Fish and Wildlife Coordination Act, Marine Mammal Protection Act and National Historic Preservation Act, often requiring coordination with numerous governmental authorities. The NEPA review process can be lengthy and subjective, resulting in delays in obtaining federal approvals for projects. Our projects that are subject to the NEPA can include pipeline construction and pipeline integrity projects that involve federal lands or require approvals by federal agencies. More stringent environmental impact analyses under or third-party challenges with respect to the sufficiency of any environmental impact statement or assessment prepared pursuant to NEPA could adversely impact such projects in the form of delays or increased compliance and mitigations costs.

Indigenous Protections. Part of our operations cross land that has historically been apportioned to various Native American/First Nations tribes (“Indigenous Peoples”), who may exercise significant jurisdiction and sovereignty over their lands. Indigenous Peoples may also have certain treaty rights and rights to consultation on projects that may affect such lands. Our operations may be impacted to the extent these tribal governments are found to have and choose to act upon such jurisdiction over lands where we operate. For example, in 2020, the Supreme Court ruled in McGirt v. Oklahoma that the Muscogee (Creek) Nation reservation in Eastern Oklahoma has not been disestablished. Although the court’s ruling indicates that it is limited to criminal law, as applied within the Muscogee (Creek) Nation reservation, the ruling may have significant potential implications for civil law, both in the Muscogee (Creek) Nation reservation and other reservations that may similarly be found to not have been disestablished. State courts in Oklahoma have applied the analysis in McGirt in ruling that the Cherokee, Chickasaw, Seminole, and Choctaw reservations likewise had not been disestablished.

On October 1, 2020, the EPA granted approval to the State of Oklahoma under Section 10211(a) of the Safe, Accountable, Flexible, Efficient Transportation Equity Act of 2005 (the “SAFETE Act”) to administer all of the State’s existing EPA-approved regulatory programs to Indian Country within the state except: Indian allotments to which Indians titles have not been extinguished; lands that are held in trust by the United States on behalf of any Indian or Tribe; lands that are owned in fee by any Tribe where title was acquired through a treaty with the United States to which such tribe is a party and that have never been allotted to any citizen or member of such Tribe. The approval extends the State’s authority for existing EPA-approved regulatory programs to all lands within the State to which the State applied such programs prior to the U.S. Supreme Court’s ruling in McGirt. However, several Tribes have expressed dissatisfaction with the consultation process performed in relation to this approval, and it is possible that EPA’s approval under the SAFETE Act could be challenged. Additionally, the

SAFETE Act provides that any Tribe in Oklahoma may seek “Treatment as a State” by the EPA, and it is possible that one or more of the Tribes in Oklahoma may seek such an approval from EPA. At this time, we cannot predict how these jurisdictional issues may ultimately be resolved.

Human Capital Management

As of December 31, 2020, ETO and its consolidated subsidiaries employed an aggregate of 11,421 employees, 1,217 of which are represented by labor unions. We believe that our relations with our employees are good.

Our employees are our greatest asset, and we seek to attract and retain top talent by fostering a culture that is guided by our core values in a manner that respects all people and cultures, promotes safety, and focuses on the protection of public health and the environment.

Ethics and Values. We are committed to operating our business in a manner that honors and respects all people and the communities in which we do business. We recognize that people are our most valued resource, and we are committed to hiring and investing in employees who strive for excellence and live by our core values: working safely, corporate stewardship, ethics and integrity, entrepreneurial mindset, our people, excellence and results, and social responsibility. We value our employees for what they bring to our organization by embracing those from all backgrounds, cultures, and experiences. We also believe that the keys to our successes have been the cultivation of an atmosphere of inclusion and respect within our family of partnerships and sustaining organizations that promote diversity and provide support across all communities. These are the principles upon which we build and strengthen relationships among our people, our stakeholders, and those within the communities we support.

Respecting All People and All Cultures. We believe strict adherence to our Code of Business Conduct and Ethics is not only right, but is in the best interest of the Partnership, its Unitholders, its customers, and the industry in general. In all instances, the policies of the Partnership require that the business of the Partnership be conducted in a lawful and ethical manner. Every employee acting on behalf of the Partnership must adhere to these policies. Please refer to “Item 10. Directors, Executive Officers and Corporate Governance” for additional information on our Code of Business Conduct and Ethics.

Commitment to Protecting Public Health, Safety and the Environment. Protecting public health and the environment is the primary initiative for our environmental management teams, both in the construction and operation of our assets. These teams consist of environmental engineers, scientists and geologists focused on ensuring that our environmental management systems responsibly and efficiently reduce emissions, protect and preserve the land, water and air around us, and remain in compliance with all applicable regulations. Our environmental, health and safety department’s more than 100 environmental and safety professionals provide environmental and safety training to our field representatives. This group also assists others throughout the organization in identifying continuous training for personnel, including the training that is required by applicable laws, regulations, standards, and permit conditions. Our safety standards and expectations are communicated to all employees and contractors with the expectation that each individual has the obligation to make safety the highest priority. Our safety culture aims to promote an open environment for discovering, resolving, and sharing safety challenges. We strive to eliminate unwanted safety events through a comprehensive process that promotes leadership, employee involvement, communication, personal responsibility to comply with standard operating procedures and regulatory requirements, effective risk reduction processes, maintaining clean facilities, contractor safety, and personal wellness. Energy Transfer’s goal is operational excellence, which means an injury- and incident-free workplace. To achieve this, we strive to hire and maintain the most qualified and dedicated workforce in the industry and make safety and safety accountability part of our daily operations. The OSHA Total Reportable Incident Rate (“TRIR”) is a key performance indicator by which we evaluate the success of our safety programs. TRIR provides companies with a look at their safety record performance for the year by calculating the number of recordable incidents per 200,000 hours worked. Out of more than 17 million hours worked, our TRIR was 0.87 for 2020, compared to 0.94 in 2019. We believe the Partnership’s low TRIR speaks to the investment in and focus on safety and environmental compliance as well as the reliability of our assets.

Regarding COVID-19, as an essential business providing critical energy infrastructure, the safety of our employees and the continued operation of our assets are our top priorities, and we will continue to operate in accordance with federal, state and local health guidelines and safety protocols. We have implemented several new policies and provided employees with training to help maintain the health and safety of our workforce.

For additional information on our Human Capital initiatives, please see our Community Engagement Report available on our website at http://www.energytransfer.com/corporate-responsibility/. Information contained on our website is not part of this report.

SEC Reporting

We file or furnish annual reports on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K and any related amendments and supplements thereto with the SEC. From time to time, we may also file registration and related statements pertaining to equity or debt offerings. The SEC maintains an Internet website at http://www.sec.gov that contains reports, proxy and information statements and other information regarding issuers that file electronically with the SEC.

We provide electronic access, free of charge, to our periodic and current reports, and amendments to these reports, on our internet website located at http://www.energytransfer.com. These reports are available on our website as soon as reasonably practicable after we electronically file such materials with the SEC. Information contained on our website is not part of this report.

ITEM 1A. RISK FACTORS

In addition to risks and uncertainties in the ordinary course of business that are common to all businesses, important factors that are specific to our structure as a limited partnership, our industry and our company could materially impact our future performance and results of operations. We have provided below a list of these risk factors that should be reviewed when considering an investment in our securities. Panhandle, Sunoco LP and USAC file Annual Reports on Form 10-K that include risk factors that can be reviewed for further information. The risk factors set forth below, and those included in Panhandle’s, Sunoco LP’s and USAC’s Annual Reports, are not all the risks we face, and other factors currently considered immaterial or unknown to us may impact our future operations.

Risk Relating to the Partnership’s Business

Results of Operations and Financial Condition

Income from our midstream, transportation, terminalling and storage operations is exposed to risks due to fluctuations in the demand for and price of natural gas, NGLs, crude oil and refined products that are beyond our control.

The prices for natural gas, NGLs, crude oil and refined products reflect market demand that fluctuates with changes in global and United States economic conditions and other factors, including:

•	the level of domestic natural gas, NGL, refined products and oil production;

•	the level of natural gas, NGL, refined products and oil imports and exports, including liquefied natural gas;

•	actions taken by natural gas and oil producing nations;

•	instability or other events affecting natural gas and oil producing nations;

•	the impact of weather, public health crises such as pandemics (including COVID-19), and other events of nature on the demand for natural gas, NGLs, refined products and oil;

•	the availability of storage, terminal and transportation systems, and refining, processing and treating facilities;

•	the price, availability and marketing of competitive fuels;

•	the demand for electricity;

•

activities by non-governmental organizations to limit certain sources of funding for the energy sector or restrict the exploration, development and production of oil and natural gas and related products;

•	the cost of capital needed to maintain or increase production levels and to construct and expand facilities;

•	the impact of energy conservation and fuel efficiency efforts; and

•	the extent of governmental regulations, taxation, fees and duties.

In the past, the prices of natural gas, NGLs, refined products and oil have been extremely volatile, and we expect this volatility to continue.

Any loss of business from existing customers or our inability to attract new customers due to a decline in demand for natural gas, NGLs, refined products or oil could have a material adverse effect on our revenues and results of operations. In addition, significant price fluctuations for natural gas, NGL, refined products and oil commodities could materially affect our profitability.

The outbreak of COVID-19 and recent geopolitical developments in the crude oil market could adversely impact our business, financial condition and results of operations.

On January 30, 2020, the World Health Organization (“WHO”) announced a global health emergency because of a new strain of coronavirus known as COVID-19 due to the risks it imposes on the international community as the virus spreads globally. In March 2020, the WHO classified the COVID-19 outbreak as a pandemic, based on the rapid increase in exposure globally. The global spread of COVID-19 caused a significant decline in economic activity and a reduced demand for goods and services, particularly in the energy industry, due to reduced operations and/or closures of businesses, “shelter in place” and other similar requirements imposed by government authorities, or other actions voluntarily undertaken by individuals and businesses concerned about exposure to COVID-19. The extent to which the COVID-19 pandemic continues to impact our business, operations and financial results depends on numerous evolving factors that we cannot accurately predict, including: the duration and scope of the pandemic; governmental, business and individuals’ actions taken in response to the pandemic and the associated impact on economic activity; the effect on the level of demand for natural gas, NGLs, refined products and/or crude oil; our ability to procure materials and services from third parties that are necessary for the operation of our business; our ability to provide our services, including as a result of travel restrictions on our employees and employees of third parties that we utilize in connection with our services; the potential for key executives or employees to fall ill with COVID-19; and the ability of our customers to pay for our services if their businesses suffer as a result of the pandemic.

In addition, policy disputes between the Organization of Petroleum Exporting Countries and Russia in the first quarter of 2020 resulted in Saudi Arabia significantly discounting the price of its crude oil, as well as Saudi Arabia and Russia significantly increasing the amount of crude oil they produce. These actions led to significant volatility in crude oil prices. More specifically, the spot price for West Texas Intermediate (WTI) crude oil, for physical delivery at Cushing, Oklahoma, decreased from $63.27 per barrel on January 6, 2020 to $(36.98) per barrel on April 20, 2020 and increased to more than $60 per barrel in February 2021.

Reduced demand for natural gas, NGLs, refined products and/or crude oil caused by the COVID-19 pandemic and a decline in WTI crude oil prices caused by the actions of foreign oil-producing nations or other market factors may result in the shut-in of production from U.S. oil and gas wells, which in turn may result in decreased utilization of our midstream services related to crude oil, NGLs, refined products and natural gas. In addition, reduced demand for crude oil has resulted in an increase in worldwide crude oil storage inventories, which limits our options for end-markets for the products we transport.

The factors discussed above could have a material adverse effect on our business, results of operations and financial condition. In addition, significant price fluctuations for natural gas, NGLs, refined products and oil commodities could materially affect the value of our inventory, as well as the linefill and tank bottoms that we account for as non-current assets. We may be forced to delay some of our capital projects and our customers, who may be in financial distress, may slow down decision-making, delay planned projects or seek to renegotiate or terminate agreements with us. To the extent our counterparties are successful, we may not be able to obtain new contract terms that are favorable to us or to replace contracts that are terminated.

Further, the effects of the pandemic and geopolitical developments have market impacts, such that additional capital may be more difficult for us to obtain or available only on terms less favorable to us. Our inability to fund capital expenditures could have a material impact on our results of operations.

At this time, we cannot estimate the magnitude and duration of potential social, economic and labor instability as a direct result of COVID-19, or of potential industry disruption as a direct result of geopolitical developments in the oil market. Should any of these potential impacts continue for an extended period of time, it will have a negative impact on the demand for our services and an adverse effect on our financial position and results of operations. To the extent these factors adversely affect our business and financial results, they may also have the effect of heightening many of the other risks described in this “Risk Factors” section, as well as the risks discussed or referenced in any applicable prospectus supplement, including in the documents we incorporate by reference herein or therein, such as those relating to our indebtedness, our need to generate sufficient cash flows to service our indebtedness and our ability to comply with the covenants contained in the agreements that govern our indebtedness.

An impairment of goodwill and intangible assets could reduce our earnings.

As of December 31, 2020, our consolidated balance sheet reflected $2.39 billion of goodwill and $5.75 billion of intangible assets. Goodwill is recorded when the purchase price of a business exceeds the fair value of the tangible and separately measurable intangible net assets. Accounting principles generally accepted in the United States require us to test goodwill for impairment on an annual basis or when events or circumstances occur, indicating that goodwill might be impaired. Long-lived assets such as intangible assets with finite useful lives are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount may not be recoverable. If we determine that any of our goodwill or intangible assets were impaired, we would be required to take an immediate charge to earnings with a correlative effect on partners’ capital and balance sheet leverage as measured by debt to total capitalization.

During the year ended December 31, 2020, the Partnership recognized goodwill impairments of $483 million related to our midstream operations, $1.28 billion related to our crude operations, $198 million related to our all other operations, $10 million related to our intrastate operations and $226 million related to our interstate operations, primarily due to decreases in projected future cash flow as a result of the overall market demand decline. In addition, USAC recognized a goodwill impairment of $619 million during the year ended December 31, 2020, which is included in the Partnership’s consolidated results of operations.

We depend on certain key producers for our supply of natural gas and the loss of any of these key producers could adversely affect our financial results.

Certain producers who are connected to our systems represent a material source of our supply of natural gas. We are not the only option available to these producers for disposition of the natural gas they produce. To the extent that these and other producers may reduce the volumes of natural gas that they supply us, we would be adversely affected unless we were able to acquire comparable supplies of natural gas from other producers.

Our intrastate transportation and storage and interstate transportation and storage operations depend on key customers to transport natural gas through our pipelines and the pipelines of our joint ventures.

During 2020, Trafigura US Inc. accounted for approximately 29% of our intrastate transportation and storage revenues. During 2020, Shell, Ascent Resources LLC and Antero Resources Corporation collectively accounted for 32% of our interstate transportation and storage revenues.

Our joint ventures, FEP and Citrus, also depend on key customers for the transport of natural gas through their pipelines. FEP has a small number of major shippers with one shipper accounting for approximately 64% of its revenues in 2020 while Citrus has long-term agreements with its top two customers which accounted for 54% of its 2020 revenue. For the Trans-Pecos and Comanche Trail pipelines, CFE International LLC is the primary shipper.

The failure of the major shippers on our and our joint ventures’ intrastate and interstate transportation and storage pipelines to fulfill their contractual obligations could have a material adverse effect on our cash flow and results of operations if we or our joint ventures were unable to replace these customers under arrangements that provide similar economic benefits as these existing contracts.

We may be unable to retain or replace existing midstream, transportation, terminalling and storage customers or volumes due to declining demand or increased competition in crude oil, refined products, natural gas and NGL markets, which would reduce our revenues and limit our future profitability.

The retention or replacement of existing customers and the volume of services that we provide at rates sufficient to maintain or increase current revenues and cash flows depends on a number of factors beyond our control, including the price of and demand for crude oil, refined products, natural gas and NGLs in the markets we serve and competition from other service providers.

A significant portion of our sales of natural gas are to industrial customers and utilities. As a consequence of the volatility of natural gas prices and increased competition in the industry and other factors, industrial customers, utilities and other gas customers are increasingly reluctant to enter into long-term purchase contracts. Many customers purchase natural gas from more than one supplier and have the ability to change suppliers at any time. Some of these customers also have the ability to switch between gas and alternate fuels in response to relative price fluctuations in the market. Because there are many companies of greatly varying size and financial capacity that compete with us in the marketing of natural gas, we often compete in natural gas sales markets primarily on the basis of price.

We also receive a substantial portion of our revenues by providing natural gas gathering, processing, treating, transportation and storage services. While a substantial portion of our services are sold under long-term contracts for reserved service, we also provide service on an unreserved or short-term basis. Demand for our services may be substantially reduced due to changing market prices. Declining prices may result in lower rates of natural gas production resulting in less use of services, while rising prices may diminish consumer demand and also limit the use of services. In addition, our competitors may attract our customers’ business. If demand declines or competition increases, we may not be able to sustain existing levels of unreserved service or renew or extend long-term contracts as they expire or we may reduce our rates to meet competitive pressures.

Revenue from our NGL transportation systems and refined products storage is also exposed to risks due to fluctuations in demand for transportation and storage service as a result of unfavorable commodity prices, competition from nearby pipelines, and other factors. We receive substantially all of our transportation revenues through dedicated contracts under which the customer agrees to deliver the total output from particular processing plants that are connected only to our transportation system. Reduction in demand for natural gas or NGLs due to unfavorable prices or other factors, however, may result lower rates of production under dedicated contracts and lower demand for our services. In addition, our refined products storage revenues are primarily derived from fixed capacity arrangements between us and our customers, a portion of our revenue is derived from fungible storage and throughput arrangements, under which our revenue is more dependent upon demand for storage from our customers.

The volume of crude oil and refined products transported through our crude oil and refined products pipelines and terminal facilities depends on the availability of attractively priced crude oil and refined products in the areas serviced by our assets. A period of sustained price reductions for crude oil or refined products could lead to a decline in drilling activity, production and refining of crude oil or import levels in these areas. A period of sustained increases in the price of crude oil or refined products supplied from or delivered to any of these areas could materially reduce demand for crude oil or refined products in these areas. In either case, the volumes of crude oil or refined products transported in our crude oil and refined products pipelines and terminal facilities could decline.

The loss of existing customers by our midstream, transportation, terminalling and storage facilities or a reduction in the volume of the services our customers purchase from us, or our inability to attract new customers and service volumes would negatively affect our revenues, be detrimental to our growth, and adversely affect our results of operations.

We and our subsidiaries, including Sunoco LP and USA Compression Partners, LP (“USAC”), are exposed to the credit risk of our customers and derivative counterparties, and an increase in the nonpayment and nonperformance by our customers or derivative counterparties could reduce our ability to make distributions to our unitholders.

We, Sunoco LP and USAC are subject to risks of loss resulting from nonpayment or nonperformance by our, Sunoco LP’s and USAC’s customers. Commodity price volatility and/or the tightening of credit in the financial markets may make it more difficult for customers to obtain financing and, depending on the degree to which this occurs, there may be a material increase in the nonpayment and nonperformance by our customers. In addition, our risk management activities are subject to the risks that a counterparty may not perform its obligation under the applicable derivative instrument, the terms of the derivative instruments are imperfect, and our risk management policies and procedures are not properly followed. Any material nonpayment or nonperformance by our customers or our derivative counterparties could reduce our ability to make distributions to our unitholders. Any substantial increase in the nonpayment and nonperformance by our customers could have a material effect on our, Sunoco LP’s and USAC’s results of operations and operating cash flows.

Due to recent market disruptions involving the COVID-19 pandemic, some of our counterparties may be forced to file for bankruptcy protection, in which case our existing contracts with those counterparties may be rejected by the bankruptcy court. Following the request of one of our FERC-regulated natural pipelines, the FERC commenced an investigation into whether the public interest requires abrogation or modification of a firm transportation agreement and an interruptible transportation agreement with one of our shippers. By order dated November 9, 2020, FERC held that the record did not support a finding that the public interest presently requires abrogation or modification of the subject firm transportation agreement. However, actual determination regarding the contract will depend upon further action by the counterparty and any further bankruptcy-related proceedings. If a counterparty is successful in rejecting an existing contract in bankruptcy, we expect that we would attempt to negotiate replacement contracts with those counterparties and, depending on the availability of alternatives to our services, these contracts may have terms that are less favorable to us than the contracts rejected in bankruptcy court.

The profitability of certain activities in our natural gas gathering, processing, transportation and storage operations are largely dependent upon natural gas commodity prices, price spreads between two or more physical locations and market demand for natural gas and NGLs.

For a portion of the natural gas gathered on our systems, we purchase natural gas from producers at the wellhead and then gather and deliver the natural gas to pipelines where we typically resell the natural gas under various arrangements, including sales at index prices. Generally, the gross margins we realize under these arrangements decrease in periods of low natural gas prices.

We also enter into percent-of-proceeds arrangements, keep-whole arrangements, and processing fee agreements pursuant to which we agree to gather and process natural gas received from the producers.

Under percent-of-proceeds arrangements, we generally sell the residue gas and NGLs at market prices and remit to the producers an agreed upon percentage of the proceeds based on an index price. In other cases, instead of remitting cash payments to the producer, we deliver an agreed upon percentage of the residue gas and NGL volumes to the producer and sell the volumes we keep to third parties at market prices. Under these arrangements, our revenues and gross margins decline when natural gas prices and NGL prices decrease. Accordingly, a decrease in the price of natural gas or NGLs could have an adverse effect on our revenues and results of operations.

Under keep-whole arrangements, we generally sell the NGLs produced from our gathering and processing operations at market prices. Because the extraction of the NGLs from the natural gas during processing reduces the Btu content of the natural gas, we must either purchase natural gas at market prices for return to producers or make a cash payment to producers equal to the value of this natural gas. Under these arrangements, our gross margins generally decrease when the price of natural gas increases relative to the price of NGLs.

When we process the gas for a fee under processing fee agreements, we may guarantee recoveries to the producer. If recoveries are less than those guaranteed to the producer, we may suffer a loss by having to supply liquids or its cash equivalent to keep the producer whole.

We also receive fees and retain gas in kind from our natural gas transportation and storage customers. Our fuel retention fees and the value of gas that we retain in kind are directly affected by changes in natural gas prices. Decreases in natural gas prices tend to decrease our fuel retention fees and the value of retained gas.

In addition, we receive revenue from our off-gas processing and fractionating system in south Louisiana primarily through customer agreements that are a combination of keep-whole and percent-of-proceeds arrangements, as well as from transportation and fractionation fees. Consequently, a large portion of our off-gas processing and fractionation revenue is exposed to risks due to fluctuations in commodity prices. In addition, a decline in NGL prices could cause a decrease in demand for our off-gas processing and fractionation services and could have an adverse effect on our results of operations.

For our midstream segment, we generally analyze gross margin based on fee-based margin (which includes revenues from processing fee arrangements) and non-fee-based margin (which includes gross margin earned on percent-of-proceeds and keep-whole arrangements). The amount of segment margin earned by our midstream segment from fee-based and non-fee-based arrangements (individually and as a percentage of total revenues) will be impacted by the volumes associated with both types of arrangements, as well as commodity prices; therefore, the dollar amounts and the relative magnitude of gross margin from fee-based and non-fee-based arrangements in future periods may be significantly different from results reported in previous periods.

Our midstream facilities and transportation pipelines provide services related to natural gas wells that experience production declines over time, which we may not be able to replace with natural gas production from newly drilled wells in the same natural gas basins or in other new natural gas producing areas.

In order to maintain or increase throughput levels on our gathering systems and transportation pipeline systems and asset utilization rates at our treating and processing plants, we must continually contract for new natural gas supplies and natural gas transportation services.

A substantial portion of our assets, including our gathering systems and our processing and treating plants, are connected to natural gas reserves and wells that experience declining production over time. Our gas transportation pipelines are also dependent upon natural gas production in areas served by our gathering systems or in areas served by other gathering systems or transportation pipelines that connect with our transportation pipelines. We may not be able to obtain additional contracts for natural gas supplies for our natural gas gathering systems, and we may be unable to maintain or increase the levels of natural gas throughput on our transportation pipelines. The primary factors affecting our ability to connect new supplies of natural gas to our gathering systems include our success in contracting for existing natural gas supplies that are not committed to other systems and the level of drilling activity and production of natural gas near our gathering systems or in areas that provide access to our transportation pipelines or markets to which our systems connect. We have no control over the level of drilling activity in our areas of operation, the amount of reserves underlying the wells and the rate at which production from a well will decline. In addition, we have no control over producers or their production and contracting decisions.

While a substantial portion of our services are provided under long-term contracts for reserved service, we also provide service on an unreserved basis. The reserves available through the supply basins connected to our gathering, processing, treating, transportation and storage facilities may decline and may not be replaced by other sources of supply. A decrease in development or production activity could cause a decrease in the volume of unreserved services we provide and a decrease in the number and volume of our contracts for reserved transportation service over the long run, which in each case would adversely affect our revenues and results of operations.

If we are unable to replace any significant volume declines with additional volumes from other sources, our results of operations and cash flows could be materially and adversely affected.

Our revenues depend on our customers’ ability to use our pipelines and third-party pipelines over which we have no control.

Our natural gas transportation, storage and NGL businesses depend, in part, on our customers’ ability to obtain access to pipelines to deliver gas to us and receive gas from us. Many of these pipelines are owned by parties not affiliated with us. Any interruption of service on our pipelines or third-party pipelines due to testing, line repair, reduced operating pressures, or other causes or adverse change in terms and conditions of service could have a material adverse effect on our ability, and the ability of our customers, to transport natural gas to and from our pipelines and facilities and a corresponding material adverse effect on our transportation and storage revenues. In addition, the rates charged by interconnected pipelines for transportation to and from our facilities affect the utilization and value of our storage services. Significant changes in the rates charged by those pipelines or the rates charged by other pipelines with which the interconnected pipelines compete could also have a material adverse effect on our storage revenues.

Shippers using our oil pipelines and terminals are also dependent upon our pipelines and connections to third-party pipelines to receive and deliver crude oil and products. Any interruptions or reduction in the capabilities of these pipelines due to testing, line repair, reduced operating pressures, or other causes could result in reduced volumes transported in our pipelines or through our terminals. Similarly, if additional shippers begin transporting volume over interconnecting oil pipelines, the allocations of pipeline capacity to our existing shippers on these interconnecting pipelines could be reduced, which also could reduce volumes transported in its pipelines or through our terminals. Allocation reductions of this nature are not infrequent and are beyond our control. Any such interruptions or allocation reductions that, individually or in the aggregate, are material or continue for a sustained period of time could have a material adverse effect on our results of operations, financial position, or cash flows.

The inability to continue to access lands owned by third parties could adversely affect our ability to operate and our financial results.

Our ability to operate our pipeline systems on certain lands owned by third parties will depend on our success in maintaining existing rights-of-way and obtaining new rights-of-way on those lands. We are parties to rights-of-way agreements, permits and licenses authorizing land use with numerous parties, including, private land owners, governmental entities, Native American tribes, rail carriers, public utilities and others. For more information, see our regulatory disclosure titled “Indigenous Protections.” Our ability to secure extensions of existing agreements, permits and licenses is essential to our continuing business operations, and securing additional rights-of-way will be critical to our ability to pursue expansion projects. We cannot provide any assurance that we will be able to maintain access to existing rights-of-way upon the expiration of the current grants, that all of the rights-of-way will be obtained in a timely fashion or that we will acquire new rights-of-way as needed.

Further, whether we have the power of eminent domain for our pipelines varies from state to state, depending upon the type of pipeline and the laws of the particular state and the ownership of the land to which we seek access. When we exercise eminent down rights or negotiate private agreements cases, we must compensate landowners for the use of their property and, in eminent domain actions, such compensation may be determined by a court. The inability to exercise the power of eminent domain could negatively affect our business if we were to lose the right to use or occupy the property on which our pipelines are located. For example, following a decision issued in May 2017 by the federal Tenth Circuit Court of Appeals, tribal ownership of even a very small fractional interest in an allotted land, that is, tribal land owned or at one time owned by an individual Indian landowner, bars condemnation of any interest in the allotment. Consequently, the inability to condemn such allotted lands under circumstances where existing pipeline rights-of-way may soon lapse or terminate serves as an additional impediment for pipeline operators. Any loss of rights with respect to our real property, through our inability to renew right-of-way contracts or otherwise, could have a material adverse effect on our business, results of operations, financial condition and ability to make cash distributions to unitholders.

Our storage operations are influenced by the overall forward market for crude oil and other products we store, and certain market conditions may adversely affect our financial and operating results.

Our storage operations are influenced by the overall forward market for crude oil and other products we store. A contango market (meaning that the price of crude oil or other products for future delivery is higher than the current price) is associated with greater demand for storage capacity, because a party can simultaneously purchase crude oil or other products at current prices for storage and sell at higher prices for future delivery. A backwardated market (meaning that the price of crude oil or other products for future delivery is lower than the current price) is associated with lower demand for storage capacity because a party can capture a premium for prompt delivery of crude oil or other products rather than storing it for future sale. A prolonged backwardated market, or other adverse market conditions, could have an adverse impact on its ability to negotiate favorable prices under new or renewing storage contracts, which could have an adverse impact on our storage revenues. As a result, the overall forward market for crude oil or other products may have an adverse effect on our financial condition or results of operations.

Competition for water resources or limitations on water usage for hydraulic fracturing could disrupt crude oil and natural gas production from shale formations.

Hydraulic fracturing is the process of creating or expanding cracks by pumping water, sand and chemicals under high pressure into an underground formation in order to increase the productivity of crude oil and natural gas wells. Water used in the process is generally fresh water, recycled produced water or salt water. There is competition for fresh water from municipalities, farmers, ranchers and industrial users. In addition, the available supply of fresh water can also be reduced directly by drought. Prolonged drought conditions increase the intensity of competition for fresh water. Limitations on oil and gas producers’ access to fresh water may restrict their ability to use hydraulic fracturing and could reduce new production. Such disruptions could potentially have a material adverse impact on our financial condition or results of operations.

A natural disaster, catastrophe or other event could result in severe personal injury, property damage and environmental damage, which could curtail our operations and otherwise materially adversely affect our cash flow.

Some of our operations involve risks of personal injury, property damage and environmental damage, which could curtail our operations and otherwise materially adversely affect our cash flow. For example, natural gas pipeline and other facilities operate at high pressures. Virtually all of our operations are exposed to potential natural disasters, including hurricanes, tornadoes, storms, floods and/or earthquakes.

If one or more facilities that are owned by us, or that deliver natural gas or other products to us, are damaged by severe weather or any other disaster, accident, catastrophe or event, our operations could be significantly interrupted. Similar interruptions could result from damage to production or other facilities that supply our facilities or other stoppages arising from factors beyond our control. These interruptions might involve significant damage to people, property or the environment, and repairs might take from a week or less for a minor incident to six months or more for a major interruption. Any event that interrupts the revenues generated by our operations, or which causes us to make significant expenditures not covered by insurance, could reduce our cash available for paying distributions to Unitholders.

As a result of market conditions, premiums and deductibles for certain insurance policies can increase substantially, and in some instances, certain insurance may become unavailable or available only for reduced amounts of coverage. As a result, we may not be able to renew existing insurance policies or procure other desirable insurance on commercially reasonable terms, if at all. If we were to incur a significant liability for which we were not fully insured, it could have a material adverse effect on our financial position and results of operations. In addition, the proceeds of any such insurance may not be paid in a timely manner and may be insufficient if such an event were to occur.

Terrorist attacks aimed at our facilities could adversely affect our business, results of operations, cash flows and financial condition.

The United States government has issued warnings that energy assets, including our nation’s pipeline infrastructure, may be the future target of terrorist organizations. Some of our facilities are subject to standards and procedures required by the Chemical Facility Anti-Terrorism Standards. We believe we are in compliance with all material requirements; however, such compliance may not prevent a terrorist attack from causing material damage to our facilities or pipelines. Any such terrorist attack on our facilities or pipelines, those of our customers, or in some cases, those of other pipelines could have a material adverse effect on our business, financial condition and results of operations.

Our business could be affected adversely by union disputes and strikes or work stoppages by unionized employees.

As of December 31, 2020, approximately 11% of our workforce is covered by a number of collective bargaining agreements with various terms and dates of expiration. There can be no assurances that we will not experience a work stoppage in the future as a result of labor disagreements. Any work stoppage could, depending on the affected operations and the length of the work stoppage, have a material adverse effect on our business, financial position, results of operations or cash flows.

Cybersecurity breaches and other disruptions could compromise our information and operations, and expose us to liability, which would cause our business and reputation to suffer.

In the ordinary course of our business, we collect and store sensitive data, including intellectual property, our proprietary business information and that of our customers, suppliers and business partners, and personally identifiable information of our employees, in our data centers and on our networks. The secure processing, maintenance and transmission of this information is critical to our operations and business strategy. Despite our security measures, our information technology and infrastructure may be vulnerable to attacks by hackers or breached due to employee error, malfeasance or other disruptions. Any such breach could compromise our networks and the information stored there could be accessed, publicly disclosed, lost or stolen. Any such access, disclosure or other loss of information could result in legal claims or proceedings, liability under laws that protect the privacy of personal information, regulatory penalties for divulging shipper information, disruption of our operations, damage to our reputation, and loss of confidence in our products and services, which could adversely affect our business.

Our information technology infrastructure is critical to the efficient operation of our business and essential to our ability to perform day-today operations. Breaches in our information technology infrastructure or physical facilities, or other disruptions, could result in damage to our assets, safety incidents, damage to the environment, potential liability or the loss of contracts, and have a material adverse effect on our operations, financial position and results of operations.

Our operations could be disrupted if our information systems fail, causing increased expenses and loss of sales.

Our business is highly dependent on financial, accounting and other data processing systems and other communications and information systems, including our enterprise resource planning tools. We process a large number of transactions on a daily basis and rely upon the proper functioning of computer systems. If a key system was to fail or experience unscheduled downtime for any reason, even if only for a short period, our operations and financial results could be affected adversely. Our systems could be damaged or interrupted by a security breach, fire, flood, power loss, telecommunications failure or similar event. We have a formal disaster recovery plan in place, but this plan may not entirely prevent delays or other complications that could arise from an information systems failure. Our business interruption insurance may not compensate us adequately for losses that may occur.

Product liability claims and litigation could adversely affect our business and results of operations.

Product liability is a significant commercial risk. Substantial damage awards have been made in certain jurisdictions against manufacturers and resellers based upon claims for injuries caused by the use of or exposure to various products. There can be no assurance that product liability claims against us would not have a material adverse effect on our business or results of operations.

Along with other refiners, manufacturers and sellers of gasoline, ETC Sunoco Holdings LLC (“ETC Sunoco”) is a defendant in numerous lawsuits that allege methyl tertiary butyl ether (“MTBE”) contamination in groundwater. Plaintiffs, who include water purveyors and municipalities responsible for supplying drinking water and private well owners, are seeking compensatory damages (and in some cases injunctive relief, punitive damages and attorneys’ fees) for claims relating to the alleged manufacture and distribution of a defective product (MTBE-containing gasoline) that contaminates groundwater, and general allegations of product liability, nuisance, trespass, negligence, violation of environmental laws and deceptive business practices. There has been insufficient information developed about the plaintiffs’ legal theories or the facts that would be relevant to an analysis of the ultimate liability to ETC Sunoco. An adverse determination of liability related to these allegations or other product liability claims against ETC Sunoco could have a material adverse effect on our business or results of operations.

We do not control, and therefore may not be able to cause or prevent certain actions by, certain of our joint ventures.

Certain of our operations are conducted through joint ventures, some of which have their own governing boards. With respect to our joint ventures, we share ownership and management responsibilities with partners that may not share our goals and objectives. Consequently, it may be difficult or impossible for us to cause the joint venture entity to take actions that we believe would be in their or the joint venture’s best interests. Likewise, we may be unable to prevent actions of the joint venture. Differences in views among joint venture partners may result in delayed decisions or failures to agree on major matters, such as large expenditures or contractual commitments, the construction or acquisition of assets or borrowing money, among others. Delay or failure to agree may prevent action with respect to such matters, even though such action may serve our best interest or that of the joint venture. Accordingly, delayed decisions and disagreements could adversely affect the business and operations of the joint ventures and, in turn, our business and operations.

The use of derivative financial instruments could result in material financial losses by us.

From time to time, we and/or our subsidiaries have sought to reduce our exposure to fluctuations in commodity prices and interest rates by using derivative financial instruments and other risk management mechanisms and by our trading, marketing and/or system optimization activities. To the extent that we hedge our commodity price and interest rate exposures, we forgo the benefits we would otherwise experience if commodity prices or interest rates were to change in our favor.

The accounting standards regarding hedge accounting are very complex, and even when we engage in hedging transactions that are effective economically (whether to mitigate our exposure to fluctuations in commodity prices, or to balance our exposure to fixed and variable interest rates), these transactions may not be considered effective for accounting purposes. Accordingly, our consolidated financial statements may reflect some volatility due to these hedges, even when there is no underlying economic impact at that point. It is also not always possible for us to engage in a hedging transaction that completely mitigates our exposure to commodity prices. Our consolidated financial statements may reflect a gain or loss arising from an exposure to commodity prices for which we are unable to enter into a completely effective hedge.

In addition, our derivatives activities can result in losses. Such losses could occur under various circumstances, including if a counterparty does not perform its obligations under the derivative arrangement, the hedge is imperfect, commodity prices move unfavorably related to our physical or financial positions or hedging policies and procedures are not followed.

Increasing levels of congestion in the Houston Ship Channel could result in a diversion of business to less busy ports.

Our Gulf Coast facilities are strategically situated on prime real estate located in the Houston Ship Channel, which is in close proximity to both supply sources and demand sources. In recent years, the success of the Port of Houston has led to an increase in vessel traffic driven in part by the growing overseas demand for U.S. crude, gasoline, liquefied natural gas and petrochemicals and in part by the Port of Houston’s recent decision to accept large container vessels, which can restrict the flow of other cargo. Increasing congestion in the Port of Houston could cause our customers or potential customers to divert their business to smaller ports in the Gulf of Mexico, which could result in lower utilization of our facilities.

The costs of providing pension and other postretirement health care benefits and related funding requirements are subject to changes in pension fund values, changing demographics and fluctuating actuarial assumptions and may have a material adverse effect on our financial results.

Certain of our subsidiaries provide pension plan and other postretirement healthcare benefits to certain of their employees. The costs of providing pension and other postretirement health care benefits and related funding requirements are subject to changes in pension and other postretirement fund values, changing demographics and fluctuating actuarial assumptions that may have a material adverse effect on the Partnership’s future consolidated financial results. While certain of the costs incurred in providing such pension and other postretirement healthcare benefits are recovered through the rates charged by the Partnership’s regulated businesses, the Partnership’s subsidiaries may not recover all of the costs and those rates are generally not immediately responsive to current market conditions or funding requirements. Additionally, if the current cost recovery mechanisms are changed or eliminated, the impact of these benefits on operating results could significantly increase.

Mergers among customers and competitors could result in lower volumes being shipped on our pipelines or products stored in or distributed through our terminals, or reduced crude oil marketing margins or volumes.

Mergers between existing customers could provide strong economic incentives for the combined entities to utilize their existing systems instead of our systems in those markets where the systems compete. As a result, we could lose some or all of the volumes and associated revenues from these customers and could experience difficulty in replacing those lost volumes and revenues, which could materially and adversely affect our results of operations, financial position, or cash flows.

Fraudulent activity or misuse of proprietary data involving our outsourcing partners could expose us to additional liability.

We utilize both affiliated entities and third parties in the processing of our information and data. Breaches of security measures or the accidental loss, inadvertent disclosure or unapproved dissemination of proprietary information, or sensitive or confidential data about us or our customers, including the potential loss or disclosure of such information or data as a result of fraud or other forms of deception, could expose us to a risk of loss, or misuse of this information, result in litigation and potential liability, lead to reputational damage, increase our compliance costs, or otherwise harm our business.

We compete with other businesses in our market with respect to attracting and retaining qualified employees.

Our continued success depends on our ability to attract and retain qualified personnel in all areas of our business. We compete with other businesses in our market with respect to attracting and retaining qualified employees. A tight labor market, increased overtime and a higher full-time employee ratio may cause labor costs to increase. A shortage of qualified employees may require us to enhance wage and benefits packages in order to compete effectively in the hiring and retention of such employees or to hire more expensive temporary employees. No assurance can be given that our labor costs will not increase, or that such increases can be recovered through increased prices charged to customers. We are especially vulnerable to labor shortages in oil and gas drilling areas when energy prices drive higher exploration and production activity.

Changes in currency exchange rates could adversely affect our results of operations for our Canadian operations.

A portion of our revenue is generated from operations in Canada, which use the Canadian dollar as the functional currency. Therefore, changes in the exchange rate between the U.S. dollar and the Canadian dollar could adversely affect our results of operations.

We are subject to the risks of doing business outside of the U.S.

The success of our business depends, in part, on continued performance in our non-U.S. operations. We currently have operations in Canada. In addition to the other risks described in this report on Form 10-K, there are numerous risks and uncertainties that specifically affect our non-U.S. operations. These risks and uncertainties include political and economic instability, changes in local governmental laws, regulations and policies, including those related to tariffs, investments, taxation, exchange controls, employment regulations and repatriation of earnings, and enforcement of contract and intellectual property rights. International transactions may also involve increased financial and legal risks due to differing legal systems and customs, including risks of non-compliance with U.S. and local laws affecting our activities abroad, including compliance with the U.S. Foreign Corrupt Practices Act. While these factors and the impact of these factors are difficult to predict, any one or more of them could adversely affect our financial and operational results.

Our trucking fleet operations are subject to the Federal Motor Carrier Safety Regulations which are enacted, reviewed and amended by the FMCSA. Our fleet currently has a “satisfactory” safety rating; however, if our safety rating were downgraded to “unsatisfactory,” our business and results of operations could be adversely affected.

All federally regulated carriers’ safety ratings are measured through a program implemented by the FMCSA known as the Compliance Safety Accountability (“CSA”) program. The CSA program measures a carrier’s safety performance based on violations observed during roadside inspections as opposed to compliance audits performed by the FMCSA. The quantity and severity of any violations are compared to a peer group of companies of comparable size and annual mileage. If a company rises above a threshold established by the FMCSA, it is subject to action from the FMCSA. There is a progressive intervention strategy that begins with a company providing the FMCSA with an acceptable plan of corrective action that the company will implement. If the issues are not corrected, the intervention escalates to on-site compliance audits and ultimately an “unsatisfactory” rating and the revocation of its operating authority by the FMCSA could have an adverse effect on our business, results of operations and financial condition.

Indebtedness

Our debt level and debt agreements may limit our ability to make distributions to Unitholders and may limit our future financial and operating flexibility.

As of December 31, 2020, we had approximately $51.37 billion of consolidated debt, excluding the debt of our unconsolidated joint ventures. Our level of indebtedness affects our operations in several ways, including, among other things:

•

a significant portion of our and our subsidiaries’ cash flow from operations will be dedicated to the payment of principal and interest on outstanding debt and will not be available for other purposes, including payment of distributions;

•

covenants contained in our and our subsidiaries’ existing debt agreements require us and them, as applicable, to meet financial tests that may adversely affect our flexibility in planning for and reacting to changes in our business;

•

our and our subsidiaries’ ability to obtain additional financing for working capital, capital expenditures, acquisitions and general partnership, corporate or limited liability company purposes, as applicable, may be limited;

•	we may be at a competitive disadvantage relative to similar companies that have less debt;

•	we may be more vulnerable to adverse economic and industry conditions as a result of our significant debt level; and

•

failure by us or our subsidiaries to comply with the various restrictive covenants of our respective debt agreements could negatively impact our ability to incur additional debt, including our ability to utilize the available capacity under our revolving credit facility, and our ability to pay our distributions.

Increases in interest rates could materially adversely affect our business, results of operations, cash flows and financial condition.

In addition to our exposure to commodity prices, we have significant exposure to changes in interest rates. Approximately $6.72 billion of our consolidated debt as of December 31, 2020 bears interest at variable interest rates and the remainder bears interest at fixed rates. To the extent that we have debt with floating interest rates, our results of operations, cash flows and financial condition could be materially adversely affected by increases in interest rates. We manage a portion of our interest rate exposures by utilizing interest rate swaps.

An increase in interest rates could impact demand for our storage capacity.

There is a financing cost for a storage capacity user to own crude oil while it is stored. That financing cost is impacted by the cost of capital or interest rate incurred by the storage user, in addition to the commodity cost of the crude oil in inventory. Absent other factors, a higher financing cost adversely impacts the economics of storing crude oil for future sale. As a result, a significant increase in interest rates could adversely affect the demand for our storage capacity independent of other market factors.

An increase in the LIBOR or a phase-out or replacement of LIBOR with a benchmark rate that is higher or more volatile than the LIBOR rate could increase our cost of borrowing and could adversely affect our financial position.

As of December 31, 2020, we had outstanding approximately $6.40 billion of debt that bears interest at variable interest rates that use the LIBOR as a benchmark rate. Due to the perceived structural risks inherent in unsecured benchmark rates such as LIBOR, in July 2014, the Financial Stability Board (FSB) recommended developing alternative, near risk-free reference rates. In response to the recommendation put forth by the FSB, the Board of Governors of the Federal Reserve System and the Federal Reserve Bank of New York convened the Alternative

Reference Rates Committee (“ARRC”) to identify alternatives to LIBOR. In June 2017, the ARRC selected the secured overnight financing rate (SOFR) as the preferred alternative reference rate to LIBOR. In July 2017, the U.K.’s Financial Conduct Authority (FCA), which oversees the LIBOR submission process for all currencies and regulates the authorized administrator of LIBOR, ICE Benchmark Administration (IBA), announced that it intends to stop persuading or compelling London banks to make these rate submissions after 2021. The cessation date for compulsory submission and publication of rates for certain tenors of LIBOR has since been extended by the IBA and FCA until June 2023. Additionally, the ARRC has published a series of principles for LIBOR fallback contract language which include a methodology for determining fallback rates, which are primarily comprised of SOFR as the replacement benchmark and a replacement benchmark spread.

It is unclear, if certain LIBOR tenors continue to be reported beyond 2021, whether they will be considered representative or whether SOFR as the identified successor benchmark rate will attain market acceptance as a replacement for LIBOR. It is not possible to predict the further effect of the rules, recommendations or administrative practices of the FCA, IBA or ARRC, any changes in the methods by which LIBOR is determined or any other reforms to LIBOR that may be enacted in the United Kingdom, the European Union or elsewhere. Any such developments may cause LIBOR to perform differently than in the past or cease to exist. In addition, any other legal or regulatory changes made by the FCA, the European Commission or any other successor governance or oversight body, or future changes adopted by such body, in the method by which LIBOR is determined or the change from LIBOR to an alternative benchmark rate may result in, among other things, a sudden or prolonged increase or decrease in LIBOR, a delay in the publication of LIBOR, and changes in the rules or methodologies in LIBOR, which may discourage market participants from continuing to administer or to participate in LIBOR’s determination, and, in certain situations, could result in LIBOR no longer being determined and published.

The adoption of SOFR, or any other alternative benchmark rate, may result in interest obligations which are more than or do not otherwise correlate over time with the payments that would have been made on such debt if U.S. dollar LIBOR was available in its current form. Further, the same costs and risks that may lead to the discontinuation or unavailability of U.S. dollar LIBOR may make one or more of the alternative methods impossible or impracticable to determine. Use of SOFR as an alternative benchmark rate and replacement for LIBOR could affect our debt securities, derivative instruments, receivables, debt payments and receipts. At this time, it is not possible to predict the effect of the establishment of any alternative benchmark rate(s). Any new benchmark rate will likely not replicate LIBOR exactly, and any changes to benchmark rates may have an uncertain impact on our cost of funds and our access to the capital markets. Any of these proposals or consequences could have a material adverse effect on our financing costs.

The credit and risk profile of our general partner and its owners could adversely affect our credit ratings and profile.

The credit and business risk profiles of our general partner, and of ET as the indirect owner of our general partner, may be factors in credit evaluations of us due to the significant influence of our general partner and ET over our business activities, including our cash distributions, acquisition strategy and business risk profile. Another factor that may be considered is the financial condition of our general partner and its owners, including the degree of their financial leverage and their dependence on cash flow from the Partnership. ET is dependent principally on the cash distributions from its equity interests in us. Any distributions by us to ET will be made only after satisfying our then current obligations to our creditors. Although we have taken certain steps in our organizational structure, financial reporting and contractual relationships to reflect the separateness of us, ETP GP and ETP LLC from the entities that control ETP GP (ET and its general partner), our credit ratings and business risk profile could be adversely affected if the ratings and risk profiles of such entities were viewed as substantially lower or riskier than ours.

A downgrade of our credit ratings could impact our and our subsidiaries’ liquidity, access to capital and costs of doing business, and maintaining credit ratings is under the control of independent third parties.

A downgrade of our credit ratings may increase our and our subsidiaries’ cost of borrowing and could require us to post collateral with third parties, negatively impacting our available liquidity. Our and our subsidiaries’ ability to access capital markets could also be limited by a downgrade of our credit ratings and other disruptions. Such disruptions could include:

•	economic downturns;

•	deteriorating capital market conditions;

•	declining market prices for crude oil, natural gas, NGLs and other commodities;

•	terrorist attacks or threatened attacks on our facilities or those of other energy companies; and

•	the overall health of the energy industry, including the bankruptcy or insolvency of other companies.

Credit rating agencies perform independent analysis when assigning credit ratings. The analysis includes a number of criteria including, but not limited to, business composition, market and operational risks, as well as various financial tests. Credit rating agencies continue to review the criteria for industry sectors and various debt ratings and may make changes to those criteria from time to time. Credit ratings are not recommendations to buy, sell or hold investments in the rated entity. Ratings are subject to revision or withdrawal at any time by the rating agencies, and we cannot assure you that we will maintain our current credit ratings.

Capital Projects and Future Growth

If we and our subsidiaries do not make acquisitions on economically acceptable terms, our future growth could be limited.

Our results of operations and our ability to grow and to make distributions to Unitholders will depend in part on our ability to make acquisitions that are accretive to our distributable cash flow per unit.

We may be unable to make accretive acquisitions for any of the following reasons, among others:

•	because we are unable to identify attractive acquisition candidates or negotiate acceptable purchase contracts with them;

•	because we are unable to raise financing for such acquisitions on economically acceptable terms; or

•	because we are outbid by competitors, some of which are substantially larger than us and have greater financial resources and lower costs of capital then we do.

Furthermore, even if we consummate acquisitions that we believe will be accretive, those acquisitions may in fact adversely affect our results of operations or result in a decrease in distributable cash flow per unit. Any acquisition involves potential risks, including the risk that we may:

•	fail to realize anticipated benefits, such as new customer relationships, cost-savings or cash flow enhancements;

•	decrease our liquidity by using a significant portion of our available cash or borrowing capacity to finance acquisitions;

•	significantly increase our interest expense or financial leverage if we incur additional debt to finance acquisitions;

•	encounter difficulties operating in new geographic areas or new lines of business;

•	incur or assume unanticipated liabilities, losses or costs associated with the business or assets acquired for which we are not indemnified or for which the indemnity is inadequate;

•	be unable to hire, train or retrain qualified personnel to manage and operate our growing business and assets;

•	less effectively manage our historical assets, due to the diversion of management’s attention from other business concerns; or

•	incur other significant charges, such as impairment of goodwill or other intangible assets, asset devaluation or restructuring charges.

If we consummate future acquisitions, our capitalization and results of operations may change significantly. As we determine the application of our funds and other resources, Unitholders will not have an opportunity to evaluate the economic, financial and other relevant information that we will consider.

Capital projects will require significant amounts of debt and equity financing, which may not be available to us on acceptable terms, or at all.

We plan to fund our growth capital expenditures, including any new pipeline construction projects and improvements or repairs to existing facilities that we may undertake, with proceeds from sales of our debt and equity securities and borrowings under our revolving credit facility; however, we cannot be certain that we will be able to issue our debt and equity securities on terms satisfactory to us, or at all. If we are unable to finance our expansion projects as expected, we could be required to seek alternative financing, the terms of which may not be attractive to us, or to revise or cancel our expansion plans.

A significant increase in our indebtedness that is proportionately greater than our issuance of equity could negatively impact our and our subsidiaries’ credit ratings or our ability to remain in compliance with the financial covenants under our revolving credit agreement, which could have a material adverse effect on our financial condition, results of operations and cash flows.

If we do not continue to construct new pipelines, our future growth could be limited.

Our results of operations and ability to grow and to increase distributable cash flow per unit will depend, in part, on our ability to construct pipelines that are accretive to our distributable cash flow. We may be unable to construct pipelines that are accretive to distributable cash flow for any of the following reasons, among others:

•	we are unable to identify pipeline construction opportunities with favorable projected financial returns;

•	we are unable to obtain necessary governmental approvals and contracts with qualified contractors and vendors on acceptable terms;

•	we are unable to raise financing for our identified pipeline construction opportunities; or

•	we are unable to secure sufficient transportation commitments from potential customers due to competition from other pipeline construction projects or for other reasons.

Furthermore, even if we construct a pipeline that we believe will be accretive, the pipeline may in fact adversely affect our results of operations or results from those projected prior to commencement of construction and other factors.

Expanding our business by constructing new pipelines and related facilities subjects us to risks.

One of the ways that we have grown our business is through the construction of additions to our existing gathering, compression, treating, processing and transportation systems. The construction of new pipelines and related facilities (or the improvement and repair of existing facilities) involves numerous regulatory, environmental, political and legal uncertainties beyond our control and requires the expenditure of significant amounts of capital that we will be required to finance through borrowings, the issuance of additional equity or from operating cash flow. If we undertake these projects, they may not be completed on schedule, at all, or at the budgeted cost. A variety of factors outside our control, such as weather, natural disasters and difficulties in obtaining permits and rights-of-way or other regulatory approvals, as well as the performance by third-party contractors, may result in increased costs or delays in construction. For example, in recent years, pipeline projects by many companies have been subject to several challenges by environmental groups, such as challenges to agency reviews under the NEPA and to the USACE NWP program. For more information on the NWP program, see our regulatory disclosure titled “Clean Water Act”. Separately, cost overruns or delays in completing a project could have a material adverse effect on our results of operations and cash flows. Moreover, our revenues may not increase immediately following the completion of a particular project. For instance, if we build a new pipeline, the construction will occur over an extended period of time, but we may not materially increase our revenues until long after the project’s completion. In addition, the success of a pipeline construction project will likely depend upon the level of oil and natural gas exploration and development drilling activity and the demand for pipeline transportation in the areas proposed to be serviced by the project as well as our ability to obtain commitments from producers in the area to utilize the newly constructed pipelines. In this regard, we may construct facilities to capture anticipated future growth in oil or natural gas production in a region in which such growth does not materialize. As a result, new facilities may be unable to attract enough throughput or contracted capacity reservation commitments to achieve our expected investment return, which could adversely affect our results of operations and financial condition.

The liquefaction project is dependent upon securing long-term contractual arrangements for the off-take of LNG on terms sufficient to support the financial viability of the project.

LCL, our wholly-owned subsidiary, is in the process of developing a liquefaction project at the site of our existing regasification facility in Lake Charles, Louisiana. The project would utilize existing dock and storage facilities owned by us located on the Lake Charles site. The parties’ determination as to the feasibility of the project will be particularly dependent upon the prospects for securing long-term contractual arrangements for the off-take of LNG which in turn will be dependent upon supply and demand factors affecting the price of LNG in foreign markets. The financial viability of the project will also be dependent upon a number of other factors, including the expected cost to construct the liquefaction facility, the terms and conditions of the financing for the construction of the liquefaction facility, the cost of the natural gas supply, the costs to transport natural gas to the liquefaction facility, the costs to operate the liquefaction facility and the costs to transport LNG from the liquefaction facility to customers in foreign markets (particularly Europe and Asia). Some of these costs fluctuate based on a variety of factors, including supply and demand factors affecting the price of natural gas in the United States, supply and demand factors affecting the costs for construction services for large infrastructure projects in the United States, and general economic conditions, there can be no assurance that the parties will determine to proceed to develop this project.

The construction of the liquefaction project remains subject to further approvals and some approvals may be subject to further conditions, review and/or revocation.

While LCL has received authorization from the DOE to export LNG to non-Free Trade Agreements (“non-FTA”) countries, the non-FTA authorization is subject to review, and the DOE may impose additional approval and permit requirements in the future or revoke the non-FTA authorization should the DOE conclude that such export authorization is inconsistent with the public interest. The FERC order (issued December 17, 2015) authorizing LCL to site, construct and operate the liquefaction project contains a condition requiring all phases of the liquefaction project to be completed and in-service within five years of the date of the order. The order also requires the modifications to our Trunkline pipeline facilities that connect to our Lake Charles facility and additionally requires execution of a transportation contract for natural gas supply to the liquefaction facility prior to the initiation of construction of the liquefaction facility. On December 5, 2019, the FERC granted an extension of time until and including December 16, 2025, to complete construction of the liquefaction project and pipeline facilities modifications and place the facilities into service.

Integration of assets acquired in past acquisitions or future acquisitions with our existing business will be a complex and time-consuming process. A failure to successfully integrate the acquired assets with our existing business in a timely manner may have a material adverse effect on our business, financial condition, results of operations or cash available for distribution to unitholders.

The difficulties of integrating past and future acquisitions with our business include, among other things:

•	operating a larger combined organization in new geographic areas and new lines of business;

•	hiring, training or retaining qualified personnel to manage and operate our growing business and assets;

•	integrating management teams and employees into existing operations and establishing effective communication and information exchange with such management teams and employees;

•	diversion of management’s attention from our existing business;

•	assimilation of acquired assets and operations, including additional regulatory programs;

•	loss of customers or key employees;

•	maintaining an effective system of internal controls in compliance with the Sarbanes-Oxley Act of 2002 as well as other regulatory compliance and corporate governance matters; and

•	integrating new technology systems for financial reporting.

If any of these risks or other unanticipated liabilities or costs were to materialize, then desired benefits from past acquisitions and future acquisitions resulting in a negative impact to our future results of operations. In addition, acquired assets may perform at levels below the forecasts used to evaluate their acquisition, due to factors beyond our control. If the acquired assets perform at levels below the forecasts, then our future results of operations could be negatively impacted.

Also, our reviews of proposed business or asset acquisitions are inherently imperfect because it is generally not feasible to perform an in-depth review of each such proposal given time constraints imposed by sellers. Even if performed, a detailed review of assets and businesses may not reveal existing or potential problems and may not provide sufficient familiarity with such business or assets to fully assess their deficiencies and potential. Inspections may not be performed on every asset, and environmental problems, may not be observable even when an inspection is undertaken.

We are affected by competition from other midstream, transportation, terminalling and storage companies.

We experience competition in all of our business segments. With respect to our midstream operations, we compete for both natural gas supplies and customers for our services. Our competitors include major integrated oil companies, interstate and intrastate pipelines and companies that gather, compress, treat, process, transport, store and market natural gas.

Our natural gas and NGL transportation pipelines and storage facilities compete with other interstate and intrastate pipeline companies and storage providers in the transportation and storage of natural gas and NGLs. The principal elements of competition among pipelines are rates, terms of service, access to sources of supply and the flexibility and reliability of service. Natural gas and NGLs also compete with other forms of energy, including electricity, coal, fuel oils and renewable or alternative energy. Competition among fuels and energy supplies is primarily based on price; however, non-price factors, including governmental regulation, environmental impacts, efficiency, ease of use and handling, and the availability of subsidies and tax benefits also affects competitive outcomes.

In markets served by our NGL pipelines, we compete with other pipeline companies and barge, rail and truck fleet operations. We also face competition with other storage and fractionation facilities based on fees charged and the ability to receive, distribute and/or fractionate the customer’s products.

Our crude oil and refined petroleum products pipelines face significant competition from other pipelines for large volume shipments. These operations also face competition from trucks for incremental and marginal volumes in the areas we serve. Further, our crude and refined product terminals compete with terminals owned by integrated petroleum companies, refining and marketing companies, independent terminal companies and distribution companies with marketing and trading operations.

We, Sunoco LP and USAC may not be able to fully execute our growth strategy if we encounter increased competition for qualified assets.

Our strategy contemplates growth through the development and acquisition of a wide range of midstream, transportation, storage and other energy infrastructure assets while maintaining a strong balance sheet. This strategy includes constructing and acquiring additional assets and businesses to enhance our ability to compete effectively and diversify our asset portfolio, thereby providing more stable cash flow. We regularly consider and enter into discussions regarding the acquisition of additional assets and businesses, stand-alone development projects or other transactions that we believe will present opportunities to realize synergies and increase our cash flow.

Consistent with our strategy, we may, from time to time, engage in discussions with potential sellers regarding the possible acquisition of additional assets or businesses. Such acquisition efforts may involve our participation in processes that involve a number of potential buyers, commonly referred to as “auction” processes, as well as situations in which we believe we are the only party or one of a very limited number of potential buyers in negotiations with the potential seller. We cannot give assurance that our acquisition efforts will be successful or that any acquisition will be completed on terms considered favorable to us.

In addition, we are experiencing increased competition for the assets we purchase or contemplate purchasing. Increased competition for a limited pool of assets could result in us losing to other bidders more often or acquiring assets at higher prices, both of which would limit our ability to fully execute our growth strategy. Inability to execute our growth strategy may materially adversely impact our results of operations.

Regulatory Matters

Increased regulation of hydraulic fracturing or produced water disposal could result in reductions or delays in crude oil and natural gas production in our areas of operation, which could adversely impact our business and results of operations.

The hydraulic fracturing process has come under considerable scrutiny from sections of the public as well as environmental and other groups asserting that chemicals used in the hydraulic fracturing process could adversely affect drinking water supplies and may have other detrimental impacts on public health, safety, welfare and the environment. In addition, the water disposal process has come under scrutiny from sections of the public as well as environmental and other groups asserting that the operation of certain water disposal wells has caused increased seismic activity. Additionally, several candidates for political office in both state and federal government have announced intentions to impose greater restrictions on hydraulic fracturing or produced water disposal. For example, the Biden Administration has issued orders temporarily suspending the issuance of new authorizations, and suspending the issuance of new leases pending completion of a review of current practices, for oil and gas development on federal lands and waters (but not tribal lands that the federal government merely holds in trust). Separately, the Colorado Oil and Gas Conservation Commission adopted new rules to cover a variety of matters related to public health, safety, welfare, wildlife, and environmental resources; most significantly, these rule changes establish more stringent setbacks (2,000-foot, instead of the prior 500-foot) on new oil and gas development and eliminate routine flaring and venting of natural gas at new existing wells across the state, each subject to only limited exceptions. While the final impacts of these developments cannot be predicted, the adoption of new laws or regulations imposing additional permitting, disclosures, restrictions or costs related to hydraulic fracturing or produced water disposal or prohibiting hydraulic fracturing in proximity to areas considered to be environmentally sensitive could make drilling certain wells impossible or less economically attractive. As a result, the volume of crude oil and natural gas we gather, transport and store for our customers could be substantially reduced which could have an adverse effect on our financial condition or results of operations.

Legal or regulatory actions related to the Dakota Access pipeline could cause an interruption to current or future operations, which could have an adverse effect on our business and results of operations.

On July 27, 2016, the Standing Rock Sioux Tribe and other Native American tribes (the “Tribes”) filed a lawsuit in the United States District Court for the District of Columbia (“District Court”) challenging permits issued by the USACE permitting Dakota Access, LLC (“Dakota Access”) to cross the Missouri River at Lake Oahe in North Dakota. The case was subsequently amended to challenge an easement issued by the USACE allowing the pipeline to cross land owned by the USACE adjacent to the Missouri River. As a result of this litigation, the District Court vacated the easement, ordered USACE to prepare an Environmental Impact Statement (“EIS”), and order the pipeline shutdown and drained of oil. Dakota Access and USACE appealed this decision and moved for a stay of the District Court’s orders. On August 5, 2020, the Court of Appeals granted a stay of the portion of the District Court order that required Dakota Access to shut the pipeline down and empty it of oil, but the Court of Appeals denied a stay of the easement vacatur. The August 5 order also stated that the Court of Appeals expected the USACE to clarify its position with respect to whether USACE intends to allow the continued operation of the pipeline notwithstanding the vacatur of the easement and that the District Court may consider additional relief, if necessary. Following this order, the Tribes filed a motion with the District Court seeking an injunction to prevent the continued operation of the pipeline. This motion has been briefed by the Tribes, USACE, and Dakota Access, but the District Court has not yet ruled on this motion. On January 26, 2021, the Court of Appeals affirmed the District Court’s order requiring an EIS and its order vacating the easement. In the same January 26 order, the Court of Appeals also overturned the District Court’s August 5, 2020 order that the pipeline be shut down and emptied of oil because of the lack of findings sufficient to satisfy the legal requirements for injunctive relief, including a finding of irreparable harm to the Tribes in the absence of an injunction. The District Court scheduled a status conference for February 10, 2021 to discuss the impact of the Court of Appeals’ ruling on the pending motion for injunctive relief, as well as USACE’s expectations as to how it will proceed in light of the Court of Appeals’ recent vacatur ruling. USACE filed a motion for a continuance of the status conference until April 9, 2021, and this motion was approved by the District Court on February 9, 2021. For further information, see Note 10 to our consolidated financial statements included in “Item 8. Financial Statements and Supplementary Data” in this report.

Our interstate natural gas pipelines are subject to laws, regulations and policies governing the rates they are allowed to charge for their services, which may prevent us from fully recovering our costs.

Laws, regulations and policies governing interstate natural gas pipeline rates could affect the ability of our interstate pipelines to establish rates, to charge rates that would cover future increases in its costs, or to continue to collect rates that cover current costs.

We are required to file tariff rates (also known as recourse rates) with the FERC that shippers may pay for interstate natural gas transportation services. We may also agree to discount these rates on a not unduly discriminatory basis or negotiate rates with shippers who elect not to pay the recourse rates. The FERC must approve or accept all rate filings for us to be allowed to charge such rates.

The FERC may review existing tariff rates on its own initiative or upon receipt of a complaint filed by a third party. The FERC may, on a prospective basis, order refunds of amounts collected if it finds the rates to have been shown not to be just and reasonable or to have been unduly discriminatory. The FERC has recently exercised this authority with respect to several other pipeline companies. If the FERC were to initiate a proceeding against us and find that our rates were not just and reasonable or were unduly discriminatory, the maximum rates we are permitted to charge may be reduced and the reduction could have an adverse effect on our revenues and results of operations.

The costs of our interstate pipeline operations may increase, and we may not be able to recover all of those costs due to FERC regulation of our rates. If we propose to change our tariff rates, our proposed rates may be challenged by the FERC or third parties, and the FERC may deny, modify or limit our proposed changes if we are unable to persuade the FERC that changes would result in just and reasonable rates that are not unduly discriminatory. We also may be limited by the terms of rate case settlement agreements or negotiated rate agreements with individual customers from seeking future rate increases, or we may be constrained by competitive factors from charging our tariff rates.

To the extent our costs increase in an amount greater than our revenues increase, or there is a lag between our cost increases and our ability to file for and obtain rate increases, our operating results would be negatively affected. Even if a rate increase is permitted by the FERC to become effective, the rate increase may not be adequate. We cannot guarantee that our interstate pipelines will be able to recover all of our costs through existing or future rates.

The ability of interstate pipelines held in tax-pass-through entities, like us, to include an allowance for income taxes as a cost-of-service element in their regulated rates has been subject to extensive litigation before the FERC and the courts for a number of years. Effective January 2018, the 2017 Tax Cuts and Jobs Act (the “Tax Act”) changed several provisions of the federal tax code, including a reduction in the maximum corporate tax rate. On March 15, 2018, in a set of related proposals, the FERC addressed treatment of federal income tax allowances in regulated entity rates. The FERC issued a Revised Policy Statement on Treatment of Income Taxes (“Revised Policy Statement”) stating that it will no longer permit master limited partnerships to recover an income tax allowance in their cost-of-service rates. The FERC issued the Revised Policy Statement in response to a remand from the United States Court of Appeals for the District of Columbia Circuit in United Airlines v. FERC, in which the court determined that the FERC had not justified its conclusion that a pipeline organized as a master limited partnership would not “double recover” its taxes under the current policy by both including an income-tax allowance in its cost of service and earning a return on equity (“ROE”) calculated using the discounted cash flow methodology. On July 18, 2018, the FERC issued an order denying requests for rehearing and clarification of its Revised Policy Statement because it is a non-binding policy and parties will have the opportunity to address the policy as applied in future cases. In the rehearing order, the FERC clarified that a pipeline organized as a master limited partnership will not be precluded in a future proceeding from arguing and providing evidentiary support that it is entitled to an income tax allowance and demonstrating that its recovery of an income tax allowance does not result in a double-recovery of investors’ income tax costs. On July 31, 2020, the United States Court of Appeals for the District of Columbia Circuit issued an opinion upholding FERC’s decision denying a separate master limited partnership recovery of an income tax allowance and its decision not to require the master limited partnership to refund accumulated deferred income tax balances. In light of the rehearing order’s clarification regarding individual entities’ ability to argue in support of recovery of an income tax allowance and the court’s subsequent opinion upholding denial of an income tax allowance to a master limited partnership, the impacts that FERC’s policy on the treatment of income taxes may have on the rates an interstate pipeline held in a tax-pass-through entity can charge for the FERC regulated transportation services are unknown at this time.

Even without application of FERC’s recent rate making-related policy statements and rulemakings, under the NGA, FERC or our shippers may challenge the cost-of-service rates we charge. The FERC’s establishment of a just and reasonable rate is based on many components, including ROE and tax-related components, including the allowance for income taxes and the amount for accumulated deferred income taxes, but also other pipeline costs that will continue to affect the FERC’s determination of just and reasonable cost-of-service rates. Moreover, we receive revenues from our pipelines based on a variety of rate structures, including cost-of-service rates, negotiated rates, discounted rates and market-based rates. Many of our interstate pipelines, such as ETC Tiger, Midcontinent Express and Fayetteville Express, have negotiated market rates that were agreed to by customers in connection with long-term contracts entered into to support the construction of the pipelines. Other systems, such as FGT, Transwestern and Panhandle, have a mix of tariff rate, discount rate, and negotiated rate agreements. The revenues we receive from natural gas transportation services we provide pursuant to cost-of-service based rates may decrease in the future as a result of changes to FERC policies, combined with the reduced corporate federal income tax rate established in the Tax Act. The extent of any revenue reduction related to our cost-of-service rates, if any, will depend on a detailed review of all of a pipeline’s cost-of-service components and the outcomes of any challenges to our rates by the FERC or our shippers.

By order issued January 16, 2019, the FERC initiated a review of Panhandle’s existing rates pursuant to Section 5 of the NGA to determine whether the rates currently charged by Panhandle are just and reasonable and set the matter for hearing. Panhandle filed a cost and revenue study on April 1, 2019 and an NGA Section 4 rate case on August 30, 2019. The Section 4 and section 5 proceedings were consolidated by order of the Chief Judge on October 1, 2019. A hearing in the combined proceedings commenced on August 25, 2020 and adjourned on September 15, 2020. By order dated January 19, 2021, the Chief Judge has extended the deadline for the initial decision to March 2021.

Our interstate natural gas pipelines are subject to laws, regulations and policies governing terms and conditions of service, which could adversely affect our business and results of operations.

In addition to rate oversight, the FERC’s regulatory authority extends to many other aspects of the business and operations of our interstate natural gas pipelines, including:

•	terms and conditions of service;

•	the types of services interstate pipelines may or must offer their customers;

•	construction of new facilities;

•	acquisition, extension or abandonment of services or facilities;

•	reporting and information posting requirements;

•	accounts and records; and

•	relationships with affiliated companies involved in all aspects of the natural gas and energy businesses.

Compliance with these requirements can be costly and burdensome. In addition, we cannot guarantee that the FERC will authorize tariff changes and other activities we might propose and to undertake in a timely manner and free from potentially burdensome conditions. Future changes to laws, regulations, policies and interpretations thereof may impair our access to capital markets or may impair the ability of our interstate pipelines to compete for business, may impair their ability to recover costs or may increase the cost and burden of operation.

In December 2017, the then-serving FERC Chairman announced that the FERC will review its policies on certification of natural gas pipelines, including an examination of its long-standing Policy Statement on Certification of New Interstate Natural Gas Pipeline Facilities, issued in 1999, that is used to determine whether to grant certificates for new pipeline projects. To that end, FERC issued a Notice of Inquiry on April 9, 2018, requesting comments on its certification policies, but no action has been taken in that docket. We are unable to predict what, if any, changes may be proposed that will affect our natural gas pipeline business or when such proposals, if any, might become effective. We do not expect that any change in this policy would affect us in a materially different manner than any other similarly sized natural gas pipeline company operating in the United States.

Rate regulation or market conditions may not allow us to recover the full amount of increases in the costs of our crude oil, NGL and refined products pipeline operations.

Transportation provided on our common carrier interstate crude oil, NGL and refined products pipelines is subject to rate regulation by the FERC, which requires that tariff rates for transportation on these oil pipelines be just and reasonable and not unduly discriminatory. If we propose new or changed rates, the FERC or interested persons may challenge those rates and the FERC is authorized to suspend the effectiveness of such rates for up to seven months and to investigate such rates. If, upon completion of an investigation, the FERC finds that the proposed rate is unjust or unreasonable, it is authorized to require the carrier to refund revenues in excess of the prior tariff during the term of the investigation. The FERC also may investigate, upon complaint or on its own motion, rates that are already in effect and may order a carrier to change its rates prospectively. Upon an appropriate showing, a shipper may obtain reparations for damages sustained for a period of up to two years prior to the filing of a complaint.

The primary ratemaking methodology used by the FERC to authorize increases in the tariff rates of petroleum pipelines is price indexing. The FERC’s ratemaking methodologies may limit our ability to set rates based on our costs or may delay the use of rates that reflect increased costs. On March 25, 2020, the FERC issued a Notice of Inquiry seeking comment on a proposal to change the preliminary screen for complaints against oil pipeline index rate increases to a “Percentage Comparison Test” consistent with the preliminary screen used by the FERC for protests against oil pipeline index rate increases. The FERC also requested comment on whether the appropriate threshold for the screen is a 10% or more differential between a proposed index rate increase and the annual percentage change in cost of service reported by the pipeline. Initial comments were due June 16, 2020, and reply comments were due July 16, 2020. The FERC has not yet taken any further action on the Notice of Inquiry. At this time, we cannot determine the effect of a change in the FERC’s preliminary screen for complaints against index rates changes, however, a revised screen would result in a threshold aligned with the existing threshold for protests against index rate increases. Any complaint or protest raised by a shipper could materially and adversely affect our financial condition, results of operations or cash flows.

On June 18, 2020, FERC issued a Notice of Inquiry requesting comments on a proposed oil pipeline index for the five-year period commencing July 1, 2021 and ending June 30, 2026, and requested comments on whether and how the index should reflect the Revised Policy Statement and FERC’s treatment of accumulated deferred income taxes as well as FERC’s revised ROE methodology. Comments on the indexing rate methodology Notice of Inquiry were due August 17, 2020, with reply comments due September 11, 2020.

On December 17, 2020, FERC issued an order establishing a new index of PPI-FG plus 0.78%. Rehearing of this order has been requested and remains pending before FERC.

Under the Energy Policy Act of 1992 (the “Energy Policy Act”), certain interstate pipeline rates were deemed just and reasonable or “grandfathered.” Revenues are derived from such grandfathered rates on most of our FERC-regulated pipelines. A person challenging a grandfathered rate must, as a threshold matter, establish a substantial change since the date of enactment of the Energy Policy Act, in either the economic circumstances or the nature of the service that formed the basis for the rate. If the FERC were to find a substantial change in circumstances, then the existing rates could be subject to detailed review and there is a risk that some rates could be found to be in excess of levels justified by the pipeline’s costs. In such event, the FERC could order us to reduce pipeline rates prospectively and to pay refunds to shippers.

If the FERC’s petroleum pipeline ratemaking methodologies procedures changes, the new methodology or procedures could adversely affect our business and results of operations.

State regulatory measures could adversely affect the business and operations of our midstream and intrastate pipeline and storage assets.

Our midstream and intrastate transportation and storage operations are generally exempt from FERC regulation under the NGA, but FERC regulation still significantly affects our business and the market for our products. The rates, terms and conditions of service for the interstate services we provide in our intrastate gas pipelines and gas storage are subject to FERC regulation under Section 311 of the NGPA. Our HPL System, East Texas pipeline, Oasis pipeline and ET Fuel System provide such services. Under Section 311, rates charged for transportation and storage must be fair and equitable. Amounts collected in excess of fair and equitable rates are subject to refund with interest, and the terms and conditions of service, set forth in the pipeline’s statement of operating conditions, are subject to FERC review and approval. Should the FERC determine not to authorize rates equal to or greater than our costs of service, our cash flow would be negatively affected.

Our midstream and intrastate gas and oil transportation pipelines and our intrastate gas storage operations are subject to state regulation. All of the states in which we operate midstream assets, intrastate pipelines or intrastate storage facilities have adopted some form of complaint-based regulation, which allow producers and shippers to file complaints with state regulators in an effort to resolve grievances relating to the fairness of rates and terms of access. The states in which we operate have ratable take statutes, which generally require gatherers to take, without undue discrimination, production that may be tendered to the gatherer for handling. Similarly, common purchaser statutes generally require gatherers to purchase without undue discrimination as to source of supply or producer. These statutes have the effect of restricting our right as an owner of gathering facilities to decide with whom we contract to purchase or transport natural gas. Should a complaint be filed in any of these states or should regulation become more active, our business may be adversely affected.

Our intrastate transportation operations located in Texas are also subject to regulation as gas utilities by the Texas Railroad Commission (“TRRC”). Texas gas utilities must publish the rates they charge for transportation and storage services in tariffs filed with the TRRC, although such rates are deemed just and reasonable under Texas law unless challenged in a complaint.

We are subject to other forms of state regulation, including requirements to obtain operating permits, reporting requirements, and safety rules (see description of federal and state pipeline safety regulation below). Violations of state laws, regulations, orders and permit conditions can result in the modification, cancellation or suspension of a permit, civil penalties and other relief.

Certain of our assets may become subject to regulation.

The distinction between federally unregulated gathering facilities and FERC-regulated transmission pipelines under the NGA has been the subject of extensive litigation and may be determined by the FERC on a case-by-case basis, although the FERC has made no determinations as to the status of our facilities. Consequently, the classification and regulation of our gathering facilities could change based on future determinations by the FERC, the courts or Congress. If our gas gathering operations become subject to FERC jurisdiction, the result may adversely affect the rates we are able to charge and the services we currently provide, and may include the potential for a termination of our gathering agreements with our customers.

Intrastate transportation of NGLs is largely regulated by the state in which such transportation takes place. Lone Star’s NGL Pipeline transports NGLs within the state of Texas and is subject to regulation by the TRRC. This NGLs transportation system offers services pursuant to an intrastate transportation tariff on file with the TRRC. In 2013, Lone Star’s NGL pipeline also commenced the interstate transportation of NGLs, which is subject to the FERC’s jurisdiction under the Interstate Commerce Act (“ICA”) and the Energy Policy Act. Both intrastate and interstate NGL transportation services must be provided in a manner that is just, reasonable, and non-discriminatory. The tariff rates established for interstate services were based on a negotiated agreement; however, if the FERC’s ratemaking methodologies were imposed, they may, among other things, delay the use of rates that reflect increased costs and subject us to potentially burdensome and expensive operational, reporting and other requirements. In addition, the rates, terms and conditions for shipments of crude oil, petroleum products and NGLs on our pipelines are subject to regulation by the FERC if the NGLs are transported in interstate or foreign commerce, whether by our pipelines or other means of transportation. Since we do not control the entire transportation path of all crude oil, petroleum products and NGLs on our pipelines, FERC regulation could be triggered by our customers’ transportation decisions.

In addition, if any of our pipelines were found to have provided services or otherwise operated in violation of the NGA, Natural Gas Policy Act of 1978 (“NGPA”), or ICA, this could result in the imposition of administrative and criminal remedies and civil penalties, as well as a requirement to disgorge charges collected for such services in excess of the rate established by the FERC. Any of the foregoing could adversely affect revenues and cash flow related to these assets.

We may incur significant costs and liabilities resulting from performance of pipeline integrity programs and related repairs.

Pursuant to authority under the NGPSA and Hazardous Liquids Pipeline Safety Act of 1979, as amended (“HLPSA”), PHMSA has established a series of rules requiring pipeline operators to develop and implement integrity management programs for natural gas transmission and hazardous liquid pipelines that, in the event of a pipeline leak or rupture, could affect high consequence areas (“HCAs”) which are areas where a release could have the most significant adverse consequences, including high population areas, certain drinking water sources, and unusually sensitive ecological areas. These regulations require operators of covered pipelines to:

•	perform ongoing assessments of pipeline integrity;

•	identify and characterize applicable threats to pipeline segments that could impact a high consequence area;

•	improve data collection, integration and analysis;

•	repair and remediate the pipeline as necessary; and

•	implement preventive and mitigating actions.

In addition, states have adopted regulations similar to existing PHMSA regulations for intrastate gathering and transmission lines. At this time, we cannot predict the ultimate cost of compliance with applicable pipeline integrity management regulations, as the cost will vary significantly depending on the number and extent of any repairs found to be necessary as a result of the pipeline integrity testing. We will continue our pipeline integrity testing programs to assess and maintain the integrity of our pipelines. The results of these tests could cause us to incur significant and unanticipated capital and operating expenditures for repairs or upgrades deemed necessary to ensure the continued safe and reliable operation of our pipelines. Any changes to pipeline safety laws by Congress and regulations by PHMSA that result in more stringent or costly safety standards could have a significant adverse effect on us and similarly situated midstream operators. For example, in October 2019, PHMSA published the first of three expected regulations relating to new or more stringent requirements for certain natural gas lines and gathering lines, that had originally been proposed in 2016 as part of PHMSA’s “Gas Megarule.” The rulemaking imposed numerous requirements, including, among other things, expanding certain of PHMSA’s current regulatory safety programs for natural gas pipelines in newly defined MCAs that contain as few as five dwellings within a potential impact area. PHMSA is still expected to issue the second and third parts of the Gas Megarule, but we cannot predict the timing of any such action. The safety and hazardous liquid pipelines rule would extend leak detection requirements to all non-gathering hazardous liquid pipelines and require operators to inspect affected pipelines following extreme weather events or natural disasters to address any resulting damage. Finally, the enhanced emergency procedures rule focuses on increased emergency safety measures. In particular, this rule increases the authority of PHMSA to issue an emergency order that addresses unsafe conditions or hazards that pose an imminent threat to pipeline safety. The changes adopted or proposed by these rulemakings or made in future legal requirements could have a material adverse effect on our results of operations and costs of transportation services.

Federal and state legislative and regulatory initiatives relating to pipeline safety that require the use of new or more stringent safety controls or result in more stringent enforcement of applicable legal requirements could subject us to increased capital costs, operational delays and costs of operation.

The NGPSA and HLPSA were amended by the Pipeline Safety, Regulatory Certainty, and Job Creation Act of 2011 (“2011 Pipeline Safety Act”). Among other things, the 2011 Pipeline Safety Act increased the penalties for safety violations and directed the Secretary of Transportation to promulgate rules or standards relating to expanded integrity management requirements, automatic or remote-controlled valve use, excess flow valve use, leak detection system installation, testing to confirm that the material strength of certain pipelines are above 30% of specified minimum yield strength, and operator verification of records confirming the MAOP of certain interstate natural gas transmission pipelines. In January 2021, PHMSA issued a final rule increasing the maximum administrative fines for safety violations were increased to account for inflation, with maximum civil penalties set at $222,504 per day, with a maximum of $2,225,034 for a series of violations. Upon reauthorization of PHMSA, Congress often directs the agency to complete certain rulemakings. For example, in the Consolidated Appropriations Bill for Fiscal Year 2021, Congress reauthorized PHMSA through fiscal year 2023 and directed the agency to move forward with several regulatory actions, including the “Pipeline Safety: Class Location Change Requirements” and the “Pipeline Safety: Safety of Gas Transmission and Gathering Pipelines” proposed rulemakings; Congress has also instructed PHMSA to issue final regulations to require operations of non-rural gas gathering lines and new existing transmission and distribution pipelines to conduct certain leak detection and repair programs to require facility inspection and maintenance plans to align with those regulations. The timing and scope of such future rulemakings is uncertain. The safety enhancement requirements and other provisions of Congressional mandates to PHMSA, as well as any implementation of PHMSA rules thereunder or any issuance or reinterpretation of guidance by PHMSA or any state agencies with respect thereto, could require us to install new or modified safety controls, pursue additional capital projects, or conduct maintenance programs on an accelerated basis, any or all of which tasks could result in our incurring increased operating costs that could be significant and have a material adverse effect on our results of operations or financial condition.

Our business involves the generation, handling and disposal of hazardous substances, hydrocarbons and wastes which activities are subject to environmental and worker health and safety laws and regulations that may cause us to incur significant costs and liabilities.

Our business is subject to stringent federal, tribal, state, and local laws and regulations governing the discharge of materials into the environment, worker health and safety and protection of the environment. These laws and regulations may require the acquisition of permits for the construction and operation of our pipelines, plants and facilities, result in capital expenditures to manage, limit or prevent emissions, discharges or releases of various materials from our pipelines, plants and facilities, impose specific health and safety standards addressing worker protection, and impose substantial liabilities for pollution resulting from our construction and operations activities. Several governmental authorities, such as the United States Environmental Protection Agency (“EPA”) and analogous state agencies have the power to enforce compliance with these laws and regulations and the permits issued under them and frequently mandate difficult and costly remediation measures and other actions. Failure to comply with these laws, regulations and permits may result in the assessment of significant administrative, civil and criminal penalties, the imposition of investigatory remedial and corrective action obligations, the occurrence of delays in permitting and completion of projects, and the issuance of injunctive relief. For example, following an inadvertent return that occurred in connection with the construction of our Mariner East 2 pipeline (“Mariner 2”), the Pennsylvania Department of Environmental Protection in September 2020 ordered the rerouting of a section of Mariner 2. We have challenged this order and cannot predict the final outcome; however, any rerouting of Mariner 2 or other of our pipeline projects may result in delays in the completion of these projects.

Certain environmental laws impose strict, joint and several liability for costs required to clean up and restore sites where hazardous substances, hydrocarbons or wastes have been disposed or released, even under circumstances where the substances, hydrocarbons or wastes have been released by a predecessor operator. Moreover, it is not uncommon for neighboring landowners and other third parties to file claims for personal injury and property and natural resource damage allegedly caused by noise, odor or the release of hazardous substances, hydrocarbons or wastes into the environment.

We may incur substantial environmental costs and liabilities because of the underlying risk arising out of our operations. Although we have established financial reserves for our estimated environmental remediation liabilities, additional contamination or conditions may be discovered, resulting in increased remediation costs, liabilities or natural resource damages that could substantially increase our costs for site remediation projects. Accordingly, we cannot assure you that our current reserves are adequate to cover all future liabilities, even for currently known contamination.

Uncertainty about the future course of regulation exists because of the recent change in U.S. presidential administrations. In January 2021, the current administration issued an executive order directing all federal agencies to review and take action to address any federal regulations promulgated during the prior administration that may be inconsistent with the current administration’s policies. As a result, it is unclear the degree to which certain recent regulatory developments may be modified or rescinded. The executive order also established a Working Group that is called on to, among other things, develop methodologies for calculating the “social cost of carbon,” “social cost of nitrous oxide” and “social cost of methane.” Recommendations from the Working Group are due beginning June 1, 2021, and final recommendations no later than January 2022. Further regulation of air emissions, as well as uncertainty regarding the future course of regulation, could eventually reduce the demand for oil and natural gas and, in turn, have a material adverse effect on our business, financial condition or results of operations.

Changes in environmental laws and regulations occur frequently, and any such changes that result in more stringent and costly waste handling, emission standards, or storage, transport, disposal or remediation requirements could have a material adverse effect on our operations or financial position. For example, in October 2015, the EPA published a final rule under the Clean Air Act, lowering the National Ambient Air Quality Standard (“NAAQS”) for ground-level ozone to 70 parts per billion for the 8-hour primary and secondary ozone standards, and the EPA finalized its attainment/non-attainment designations in 2018, though these are subject to change. Reclassification of areas or imposition of more stringent standards may make it more difficult to construct new or modified sources of air pollution in newly designated non-attainment areas. Also, states are expected to implement more stringent requirements as a result of this new final rule, which could apply to our customers’ operations. Compliance with this final rule or any other new regulations could, among other things, require installation of new emission controls on some of our equipment, result in longer permitting timelines or new restrictions or prohibitions with respect to permits or projects, and significantly increase our capital expenditures and operating costs, which could adversely impact our business. Historically, we have been able to satisfy the more stringent nitrogen oxide emission reduction requirements that affect our compressor units in ozone non-attainment areas at reasonable cost, but there is no assurance that we will not incur material costs in the future to meet the new, more stringent ozone standard.

Regulations under the Clean Water Act, Oil Pollution Act of 1990, as amended (“OPA”), and state laws impose regulatory burdens on terminal operations. Spill prevention control and countermeasure requirements of federal and state laws require containment to mitigate or prevent contamination of waters in the event of a refined product overflow, rupture, or leak from above-ground pipelines and storage tanks. The Clean Water Act also requires us to maintain spill prevention control and countermeasure plans at our terminal facilities with above-ground storage tanks and pipelines. In addition, OPA requires that most fuel transport and storage companies maintain and update various oil spill prevention and oil spill contingency plans. Facilities that are adjacent to water require the engagement of Federally Certified Oil Spill Response Organizations to be available to respond to a spill on water from above-ground storage tanks or pipelines.

Transportation and storage of refined products over and adjacent to water involves risk and potentially subjects us to strict, joint, and potentially unlimited liability for removal costs and other consequences of an oil spill where the spill is into navigable waters, along shorelines or in the exclusive economic zone of the United States.

In the event of an oil spill into navigable waters, substantial liabilities could be imposed upon us. The Clean Water Act imposes restrictions and strict controls regarding the discharge of pollutants into navigable waters, with the potential of substantial liability for the violation of permits or permitting requirements.

Terminal operations and associated facilities are subject to the Clean Air Act as well as comparable state and local statutes. Under these laws, permits may be required before construction can commence on a new source of potentially significant air emissions, and operating permits may be required for sources that are already constructed. If regulations become more stringent, additional emission control technologies.

Climate change legislation or regulations restricting emissions of greenhouse gases (“GHGs”) could result in increased operating costs and reduced demand for the services we provide.

Climate change continues to attract considerable public, governmental and scientific attention. As a result, numerous proposals have been made and are likely to continue to be made at the international, national, regional and state levels of government to monitor and limit emissions of GHGs. These efforts have included consideration of cap-and-trade programs, carbon taxes and GHG reporting and tracking programs, and regulations that directly limit GHG emissions from certain sources. In the United States, no comprehensive climate change legislation has been implemented at the federal level to date. However, Canada has implemented a federal carbon pricing regime, and, in the United States, President Biden has announced that he intends to pursue substantial reductions in greenhouse gas emissions, particularly from the oil and gas sector. For example, on January 27, 2021, President Biden signed an executive order that commits to substantial action on climate change, calling for, among other things, the increased use of zero-emissions vehicles by the federal government, the elimination of subsidies provided to the fossil fuel industry, an increase in the production of offshore wind energy, and an increased emphasis on climate-related risks across government agencies and economic sectors. Additionally, the EPA has adopted rules under authority of the Clean Air Act that, among other things, establish Potential for Significant Deterioration (“PSD”) construction and Title V operating permit reviews for GHG emissions from certain large stationary sources that are also potential major sources of certain principal, or criteria, pollutant emissions, which reviews could require securing PSD permits at covered facilities emitting GHGs and meeting “best available control technology” standards for those GHG emissions. In addition, the EPA has adopted rules requiring the monitoring and annual reporting of GHG emissions from certain petroleum and natural gas system sources in the United States, including, among others, onshore processing, transmission, storage and distribution facilities. In October 2015, the EPA amended and expanded the GHG reporting requirements to all segments of the oil and natural gas industry, including gathering and boosting facilities and blowdowns of natural gas transmission pipelines.

Federal agencies also have begun directly regulating GHG emissions, such as methane, from oil and natural gas operations. In June 2016, the EPA published New Source Performance Standards (“NSPS”), known as Subpart OOOOa, that require certain new, modified or reconstructed facilities in the oil and natural gas sector to reduce these methane gas and volatile organic compound (“VOC”) emissions. These Subpart OOOOa standards expand previously issued NSPS published by the EPA in 2012 and known as Subpart OOOO, by using certain equipment-specific emissions control practices, requiring additional controls for pneumatic controllers and pumps as well as compressors, and imposing leak detection and repair requirements for natural gas compressor and booster stations. In September 2020, the EPA finalized amendments to Subpart OOOOa that rescind the methane limits for new, reconstructed and modified oil and natural gas production sources while leaving in place the general emission limits for VOCs. In addition, the rulemaking removes from the oil and natural gas category the natural gas transmission and storage segment. However, President Biden has signed an executive order calling for the suspension, revision, or rescission of the September 2020 rule and the reinstatement or issuance of methane emissions standards for new, modified, and existing oil and gas facilities, including the transmission and storage. Methane emission standards imposed on the oil and gas sector could result in increased costs to our operations or those of our customers as well as result in delays or curtailment in such operations, which costs, delays or curtailment could adversely affect our business. Several states have also adopted, or are considering, adopting, regulations related to GHG emissions, some of which are more stringent than those implemented by the federal government.

Additionally, in December 2015, the United States joined the international community at the 21st Conference of the Parties of the United Nations Framework Convention on Climate Change in Paris, France in signing the “Paris Agreement,” a treaty that requires member countries to submit individually-determined, non-binding GHG emission reduction goals every five years beginning in 2020. Although the United States had withdrawn from this agreement, President Biden has signed executive orders recommitting the United States to the Paris Agreement and calling for the federal government to formulate the United States’ emissions reduction goal. However, the impacts of these orders are unclear at this time.

The adoption, strengthening and implementation of any international, federal or state legislation or regulations that require reporting of GHGs or otherwise restrict emissions of GHGs could result in increased compliance costs or additional operating restrictions, and could have a material adverse effect on our business, financial condition, demand for our services, results of operations, and cash flows. Litigation risks are also increasing, as several oil and gas companies have been sued for allegedly causing climate-related damages due to their production and sale of fossil fuel products or for allegedly being aware of the impacts of climate change for some time but failing to adequately disclose such risks to their investors or customers. There is also a risk that financial institutions could be required to adopt policies that have the effect of reducing the funding provided to the fossil fuel sector. For example, recently, the Federal Reserve announced that it has joined the Network for Greening the Financial System, a consortium of financial regulators focused on addressing climate-related risks in the financial sector. Ultimately, this could make it more difficult to secure funding for exploration and production or midstream activities. Finally, most scientists have concluded that increasing concentrations of GHG in the atmosphere may produce climate changes that have significant physical effects, such as increased frequency and severity of storms, droughts, and floods and other climate events that could have an adverse effect on our assets.

The swaps regulatory provisions of the Dodd-Frank Act and the rules adopted thereunder could have an adverse effect on our ability to use derivative instruments to mitigate the risks of changes in commodity prices and interest rates and other risks associated with our business.

Provisions of the Dodd-Frank Wall Street Reform and Consumer Protection Act (the “Dodd-Frank Act”) and rules adopted by the Commodity Futures Trading Commission (the “CFTC”), the SEC and other prudential regulators establish federal regulation of the physical and financial derivatives, including over-the-counter derivatives market and entities, such as us, participating in that market. While most of these regulations are already in effect, the implementation process is still ongoing and the CFTC continues to review and refine its initial rulemakings through additional interpretations and supplemental rulemakings. As a result, any new regulations or modifications to existing regulations could significantly increase the cost of derivative contracts, materially alter the terms of derivative contracts, reduce the availability and/or liquidity of derivatives to protect against risks we encounter, reduce our ability to monetize or restructure our existing derivative contracts, and increase our exposure to less creditworthy counterparties. Any of these consequences could have a material adverse effect on our financial condition, results of operations and cash available for distribution to our Unitholders.

The CFTC has re-proposed speculative position limits for certain futures and option contracts in the major energy markets and for swaps that are their economic equivalents, although certain bona fide hedging transactions would be exempt from these position limits provided that various conditions are satisfied. The CFTC has also finalized a related aggregation rule that requires market participants to aggregate their positions with certain other persons under common ownership and control, unless an exemption applies, for purposes of determining whether the position limits have been exceeded. If adopted, the revised position limits rule and its finalized companion rule on aggregation may create additional implementation or operational exposure. In addition to the CFTC federal speculative position limit regime, designated contract markets (“DCMs”) also maintain speculative position limit and accountability regimes with respect to contracts listed on their platform as well as aggregation requirements similar to the CFTC’s final aggregation rule. Any speculative position limit regime, whether imposed at the federal-level or at the DCM-level may impose added operating costs to monitor compliance with such position limit levels, addressing accountability level concerns and maintaining appropriate exemptions, if applicable.

The Dodd-Frank Act requires that certain classes of swaps be cleared on a derivatives clearing organization and traded on a DCM or other regulated exchange, unless exempt from such clearing and trading requirements, which could result in the application of certain margin requirements imposed by derivatives clearing organizations and their members. The CFTC and prudential regulators have also adopted mandatory margin requirements for uncleared swaps entered into between swap dealers and certain other counterparties. We currently qualify for and rely upon an end-user exception from such clearing and margin requirements for the swaps we enter into to hedge our commercial risks. However, the application of the mandatory clearing and trade execution requirements and the uncleared swaps margin requirements to other market participants, such as swap dealers, may adversely affect the cost and availability of the swaps that we use for hedging.

In addition to the Dodd-Frank Act, the European Union and other foreign regulators have adopted and are implementing local reforms generally comparable with the reforms under the Dodd-Frank Act. Implementation and enforcement of these regulatory provisions may reduce our ability to hedge our market risks with non-U.S. counterparties and may make transactions involving cross-border swaps more expensive and burdensome. Additionally, the lack of regulatory equivalency across jurisdictions may increase compliance costs and make it more difficult to satisfy our regulatory obligations.

Additional deepwater drilling laws and regulations, delays in the processing and approval of drilling permits and exploration, development, oil spill-response and decommissioning plans, and other related developments may have a material adverse effect on our business, financial condition, or results of operations.

The Federal Bureau of Ocean Energy Management (“BOEM”) and the federal Bureau of Safety and Environmental Enforcement (“BSEE”), each agencies of the United States Department of the Interior, have imposed more stringent permitting procedures and regulatory safety and performance requirements for new wells to be drilled in federal waters. Compliance with these more stringent regulatory requirements and with existing environmental and oil spill regulations, together with any uncertainties or inconsistencies in decisions and rulings by governmental agencies, delays in the processing and approval of drilling permits or exploration, development, oil spill-response and decommissioning plans, and possible additional regulatory initiatives could result in difficult and more costly actions and adversely affect or delay new drilling and ongoing development efforts. For instance, in January 2021, the Biden administration issued an executive order focused on climate change that, among other things, directed the Secretary of the Interior to pause new oil and natural gas leasing on public lands or in offshore waters pending completion of a comprehensive review of the federal permitting and leasing practices, consider whether to adjust royalties associated with coal, oil, and gas resources extracted from public lands and offshore waters, or take other appropriate action, to account for corresponding climate costs.

In addition, new regulatory initiatives may be adopted or enforced by the BOEM or the BSEE in the future that could result in additional costs, delays, restrictions, or obligations with respect to oil and natural gas exploration and production operations conducted offshore by certain of our customers. Separately, in October 2020, BOEM and BSEE published a proposed rule regarding financial assurance requirements for offshore leases, particularly regarding requirements for bonds above base amounts prescribed by regulation. At this time, we cannot determine with any certainty the amount of any additional financial assurance that may be ordered by BOEM and required of us in the future, or that such additional financial assurance amounts can be obtained. The final publication or implementation of this rule, as well as any new rules, regulations, or legal initiatives, could delay or disrupt our customers’ operations, increase the risk of expired leases due to the time required to develop new technology, result in increased supplemental bonding and costs, limit activities in certain areas, or cause our customers’ to incur penalties, or shut-in production or lease cancellation. Also, if material spill events were to occur in the future, the United States or other countries could elect to issue directives to temporarily cease drilling activities offshore and, in any event, may from time to time issue further safety and environmental laws and regulations regarding offshore oil and gas exploration and development. The overall costs imposed on our customers to implement and complete any such spill response activities or any decommissioning obligations could exceed estimated accruals, insurance limits, or supplemental bonding amounts, which could result in the incurrence of additional costs to complete. Separately, in January 2021, the Biden Administration has issued orders temporarily suspending the issuance of new authorizations and suspending the issuance of new leases pending completion of a review of current practices, for oil and gas development on federal lands and waters. The Biden Administration also published an order calling for an increase in the production of offshore wind energy, which may impact the use of federal waters. We cannot predict with any certainty the full impact of any new laws or regulations on our customers’ drilling operations or on the cost or availability of insurance to cover some or all of the risks associated with such operations. The occurrence of any one or more of these developments could result in decreased demand for our services, which could have a material adverse effect on our business as well as our financial position, results of operation and liquidity.

Our business is subject to federal, state and local laws and regulations that govern the product quality specifications of the petroleum products that we store and transport.

The petroleum products that we store and transport are sold by our customers for consumption into the public market. Various federal, state and local agencies have the authority to prescribe specific product quality specifications to commodities sold into the public market. Changes in product quality specifications could reduce our throughput volume, require us to incur additional handling costs or require the expenditure of significant capital. In addition, different product specifications for different markets impact the fungibility of products transported and stored in our pipeline systems and terminal facilities and could require the construction of additional storage to segregate products with different specifications. We may be unable to recover these costs through increased revenues.

In addition, our patented butane blending services are reliant upon gasoline vapor pressure specifications. Significant changes in such specifications could reduce butane blending opportunities, which would affect our ability to market our butane blending service licenses and which would ultimately affect our ability to recover the costs incurred to acquire and integrate our butane blending assets.

Risks Relating to Our Partnership Structure

Cash Distributions to Unitholders and Governance

Cash distributions are not guaranteed and may fluctuate with our performance and other external factors.

The amount of cash we can distribute to our Unitholders depends upon the amount of cash we generate from our operations and from our subsidiaries, Sunoco LP and USAC. The amount of cash we generate from our operations will fluctuate from quarter to quarter and will depend upon, among other things:

•	the amount of natural gas, NGLs, crude oil and refined products transported in our pipelines;

•	the level of throughput in our processing and treating operations;

•	the fees we charge and the margins we realize for our services;

•	the price of natural gas, NGLs, crude oil and refined products;

•	the relationship between natural gas, NGL and crude oil prices;

•	the weather in our operating areas;

•	the level of competition from other midstream, transportation and storage and other energy providers;

•	the level of our operating costs;

•	prevailing economic conditions; and

•	the level and results of our derivative activities.

In addition, the actual amount of cash we and our subsidiaries, including Sunoco LP and USAC, will have available for distribution will also depend on other factors, such as:

•	the level of capital expenditures we make;

•	the level of costs related to litigation and regulatory compliance matters;

•	the cost of acquisitions, if any;

•	the levels of any margin calls that result from changes in commodity prices;

•	our debt service requirements;

•	fluctuations in our working capital needs;

•	our ability to borrow under our revolving credit facility;

•	our ability to access capital markets;

•	restrictions on distributions contained in our debt agreements; and

•	the amount of cash reserves established by our general partner in its discretion for the proper conduct of our business.

Because of all these factors, we cannot guarantee that we will have sufficient available cash to pay a specific level of cash distributions to our Unitholders.

Furthermore, our Unitholders should be aware that the amount of cash we have available for distribution depends primarily upon our cash flow and is not solely a function of profitability, which is affected by non-cash items. As a result, we may declare and/or pay cash distributions during periods when we record net losses.

Our distribution policy results in us making substantial cash distributions, which may limit cash available for future preferred distributions, debt service or to repay debt at maturity.

Our distribution policy is consistent with our partnership agreement, which requires us to distribute, on a quarterly basis, 100% of our Available Cash (as defined in our partnership agreement) to our Unitholders of record and our general partner. Available Cash is generally all of our cash on hand as of the end of a quarter, adjusted for cash distributions and net changes to reserves. Our general partner will determine the amount and timing of such distributions and has broad discretion to establish and make additions to our reserves or the reserves of our operating subsidiaries in amounts it determines in its reasonable discretion to be necessary or appropriate:

•	to provide for the proper conduct of our business and the businesses of our operating subsidiaries (including reserves for future capital expenditures and for our anticipated future credit needs);

•	to provide funds for distributions to our preferred unitholders; or

•	to comply with applicable law or any of our loan or other agreements.

Our general partner’s absolute discretion in determining the level of cash reserves may adversely affect our ability to make cash distributions to our preferred unitholders.

Our partnership agreement permits the general partner to reduce available cash by establishing cash reserves for the proper conduct of our business, to comply with applicable law or agreements to which we are a party or to provide funds for future distributions to partners. These cash reserves may reduce the amount of cash available for distribution to preferred unitholders.

Unitholders may have liability to repay distributions.

Under certain circumstances, Unitholders may have to repay us amounts wrongfully distributed to them. Under Delaware law, we may not make a distribution to Unitholders if the distribution causes our liabilities to exceed the fair value of our assets. Liabilities to partners on account of their partnership interests and non-recourse liabilities are not counted for purposes of determining whether a distribution is permitted. Delaware law provides that a limited partner who receives such a distribution and knew at the time of the distribution that the distribution violated Delaware law, will be liable to the limited partnership for the distribution amount for three years from the distribution date.

The NYSE does not require a publicly traded partnership like us to comply with certain corporate governance requirements.

We have preferred units that are listed on the NYSE. Because we are a publicly traded partnership, the NYSE does not require us to have a majority of independent directors on our general partner’s board of directors or to establish a compensation committee or a nominating and corporate governance committee. Accordingly, our Unitholders do not have the same protections afforded to stockholders of corporations that are subject to all of the corporate governance requirements of the applicable stock exchange.

Our General Partner

The control of our general partner may be transferred to a third party without Unitholder consent.

The general partner may transfer its general partner interest to a third party without the consent of the Unitholders. Furthermore, the general partner of our general partner may transfer its general partner interest in our general partner to a third party without the consent of the Unitholders. Any new owner of the general partner or the general partner of the general partner would be in a position to replace the officers of the general partner with its own choices and to control the decisions taken by such officers.

Cost reimbursements due to our general partner may be substantial and may reduce our ability to pay the distributions to Unitholders.

Prior to making any distributions to our Unitholders, we will reimburse our general partner for all expenses it has incurred on our behalf. In addition, our general partner and its affiliates may provide us with services for which we will be charged reasonable fees as determined by the general partner. The reimbursement of these expenses and the payment of these fees could adversely affect our ability to make distributions to the Unitholders. Our general partner has sole discretion to determine the amount of these expenses and fees.

Our Subsidiaries

We have a holding company structure in which our subsidiaries conduct our operations and own our operating assets.

We are a holding company, and our subsidiaries conduct all of our operations and own all of our operating assets. We do not have significant assets other than the partnership interests and the equity in our subsidiaries. As a result, our ability to pay distributions to our Unitholders and to service our debt depends on the performance of our subsidiaries and their ability to distribute funds to us. The ability of our subsidiaries to make distributions to us may be restricted by, among other things, credit facilities and applicable state partnership laws and other laws and regulations. If we are unable to obtain funds from our subsidiaries, we may not be able to pay distributions to our Unitholders or to pay interest or principal on our debt when due.

The interruption of distributions to us from our operating subsidiaries and equity investees may affect our ability to satisfy our obligations and to make distributions to our partners.

We are a holding company with no business operations other than that of our operating subsidiaries. Our only significant assets are the equity interests we own in our operating subsidiaries and equity investees. As a result, we depend upon the earnings and cash flow of our operating subsidiaries and equity investees and any interruption of distributions to us may affect our ability to meet our obligations, including any obligations under our debt agreements, and to make distributions to our partners.

Sunoco LP and USAC may issue additional common units, which may increase the risk that either Sunoco LP or USAC will not have sufficient available cash to maintain or increase its per unit distribution level.

The partnership agreements of Sunoco LP and USAC allow each partnership to issue an unlimited number of additional limited partner interests. The issuance of additional common units or other equity securities by each respective partnership will have the following effects:

•	unitholders’ current proportionate ownership interest in each partnership will decrease;

•	the amount of cash available for distribution on each common unit or partnership security may decrease;

•	the ratio of taxable income to distributions may increase;

•	the relative voting strength of each previously outstanding common unit may be diminished; and

•	the market price of each partnership’s common units may decline.

The payment of distributions on any additional units issued by Sunoco LP and USAC may increase the risk that either partnership may not have sufficient cash available to maintain or increase its per unit distribution level, which in turn may impact the available cash that we have to meet our obligations.

A reduction in Sunoco LP’s distributions will disproportionately affect the amount of cash distributions to which ETO is entitled.

ETO indirectly owns all of the incentive distribution rights (“IDRs”) of Sunoco LP. These IDRs entitle the holder to receive increasing percentages of total cash distributions made by Sunoco LP as such entity reaches established target cash distribution levels as specified in its partnership agreement. ETO currently receives its pro rata share of cash distributions from Sunoco LP based on the highest sharing level of 50% in respect of the Sunoco LP IDRs.

A decrease in the amount of distributions by Sunoco LP to less than $0.65625 per unit per quarter would reduce ETO’s percentage of the incremental cash distributions from Sunoco LP above $0.546875 per unit per quarter from 50% to 25%. As a result, any such reduction in quarterly cash distributions from Sunoco LP would have the effect of disproportionately reducing the amount of all distributions that ETO receives, based on its ownership interest in the IDRs as compared to cash distributions received from its Sunoco LP common units.

A significant decrease in demand for motor fuel, including increased consumer preference for alternative motor fuels or improvements in fuel efficiency, in the areas Sunoco LP serves would reduce their ability to make distributions to its unitholders.

For the year ended December 31, 2020, sales of refined motor fuels accounted for approximately 96% of Sunoco LP’s total revenues and 72% of gross profit. A significant decrease in demand for motor fuel in the areas Sunoco LP serves could significantly reduce revenues and Sunoco LP’s ability to make distributions to its unitholders, including ETO. Sunoco LP revenues are dependent on various trends, such as trends in commercial truck traffic, travel and tourism in their areas of operation, and these trends can change. Regulatory action, including government imposed fuel efficiency standards, may also affect demand for motor fuel. Because certain of Sunoco LP’s operating costs and expenses are fixed and do not vary with the volumes of motor fuel distributed, their costs and expenses might not decrease ratably or at all should they experience such a reduction. As a result, Sunoco LP may experience declines in their profit margin if fuel distribution volumes decrease.

Any technological advancements, regulatory changes or changes in consumer preferences causing a significant shift toward alternative motor fuels could reduce demand for the conventional petroleum based motor fuels Sunoco LP currently sells. Additionally, a shift toward electric, hydrogen, natural gas or other alternative-power vehicles could fundamentally change customers’ shopping habits or lead to new forms of fueling destinations or new competitive pressures.

New technologies have been developed and governmental mandates have been implemented to improve fuel efficiency, which may result in decreased demand for petroleum-based fuel. Any of these outcomes could result in fewer visits to Sunoco LP’s convenience stores or independently operated commission agents and dealer locations, a reduction in demand from their wholesale customers, decreases in both fuel and merchandise sales revenue, or reduced profit margins, any of which could have a material adverse effect on Sunoco LP’s business, financial condition, results of operations and cash available for distribution to its unitholders.

Sunoco LP’s financial condition and results of operations are influenced by changes in the prices of motor fuel, which may adversely impact margins, customers’ financial condition and the availability of trade credit.

Sunoco LP’s operating results are influenced by prices for motor fuel. General economic and political conditions, acts of war or terrorism and instability in oil producing regions, particularly in the Middle East and South America, could significantly impact crude oil supplies and petroleum costs. Significant increases or high volatility in petroleum costs could impact consumer demand for motor fuel and convenience merchandise. Such volatility makes it difficult to predict the impact that future petroleum costs fluctuations may have on Sunoco LP’s operating results and financial condition. Sunoco LP is subject to dealer tank wagon pricing structures at certain locations further contributing to margin volatility. A significant change in any of these factors could materially impact both wholesale and retail fuel margins, the volume of motor fuel distributed or sold at retail, and overall customer traffic, each of which in turn could have a material adverse effect on Sunoco LP’s business, financial condition, results of operations and cash available for distribution to its unitholders.

Significant increases in wholesale motor fuel prices could impact Sunoco LP as some of their customers may have insufficient credit to purchase motor fuel from us at their historical volumes. Higher prices for motor fuel may also reduce access to trade credit support or cause it to become more expensive.

The industries in which Sunoco LP operates are subject to seasonal trends, which may cause its operating costs to fluctuate, affecting its cash flow.

Sunoco LP relies in part on customer travel and spending patterns and may experience more demand for gasoline in the late spring and summer months than during the fall and winter. Travel, recreation and construction are typically higher in these months in the geographic areas in which Sunoco LP or its commission agents and dealers operate, increasing the demand for motor fuel that they sell and distribute. Therefore, Sunoco LP’s revenues and cash flows are typically higher in the second and third quarters of our fiscal year. As a result, Sunoco LP’s results from operations may vary widely from period to period, affecting Sunoco LP’s cash flow.

The dangers inherent in the storage and transportation of motor fuel could cause disruptions in Sunoco LP’s operations and could expose them to potentially significant losses, costs or liabilities.

Sunoco LP stores motor fuel in underground and aboveground storage tanks. Sunoco LP transports the majority of its motor fuel in its own trucks, instead of by third-party carriers. Sunoco LP’s operations are subject to significant hazards and risks inherent in transporting and storing motor fuel. These hazards and risks include, but are not limited to, traffic accidents, fires, explosions, spills, discharges, and other releases, any of which could result in distribution difficulties and disruptions, environmental pollution, governmentally-imposed fines or clean-up obligations, personal injury or wrongful death claims, and other damage to its properties and the properties of others. Any such event not covered by Sunoco LP’s insurance could have a material adverse effect on its business, financial condition, results of operations and cash available for distribution to its unitholders.

Sunoco LP’s fuel storage terminals are subject to operational and business risks which may adversely affect their financial condition, results of operations, cash flows and ability to make distributions to its unitholders.

Sunoco LP’s fuel storage terminals are subject to operational and business risks, the most significant of which include the following:

•	the inability to renew a ground lease for certain of their fuel storage terminals on similar terms or at all;

•	the dependence on third parties to supply their fuel storage terminals;

•	outages at their fuel storage terminals or interrupted operations due to weather-related or other natural causes;

•	the threat that the nation’s terminal infrastructure may be a future target of terrorist organizations;

•	the volatility in the prices of the products stored at their fuel storage terminals and the resulting fluctuations in demand for storage services;

•	the effects of a sustained recession or other adverse economic conditions;

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the possibility of federal and/or state regulations that may discourage their customers from storing gasoline, diesel fuel, ethanol and jet fuel at their fuel storage terminals or reduce the demand by consumers for petroleum products;

•	competition from other fuel storage terminals that are able to supply their customers with comparable storage capacity at lower prices; and

•	climate change legislation or regulations that restrict emissions of GHGs could result in increased operating and capital costs and reduced demand for our storage services.

The occurrence of any of the above situations, amongst others, may affect operations at their fuel storage terminals and may adversely affect Sunoco LP’s business, financial condition, results of operations, cash flows and ability to make distributions to its unitholders.

Negative events or developments associated with Sunoco LP’s branded suppliers could have an adverse impact on its revenues.

Sunoco LP believes that the success of its operations is dependent, in part, on the continuing favorable reputation, market value, and name recognition associated with the motor fuel brands sold at Sunoco LP’s convenience stores and at stores operated by its independent, branded dealers and commission agents. Erosion of the value of those brands could have an adverse impact on the volumes of motor fuel Sunoco LP distributes, which in turn could have a material adverse effect on its business, financial condition, results of operations and ability to make distributions to its unitholders.

Sunoco LP currently depends on a limited number of principal suppliers in each of its operating areas for a substantial portion of its merchandise inventory and its products and ingredients for its food service facilities. A disruption in supply or a change in either relationship could have a material adverse effect on its business.

Sunoco LP currently depends on a limited number of principal suppliers in each of its operating areas for a substantial portion of its merchandise inventory and its products and ingredients for its food service facilities. If any of Sunoco LP’s principal suppliers elect not to renew their contracts, Sunoco LP may be unable to replace the volume of merchandise inventory and products and ingredients currently purchased from them on similar terms or at all in those operating areas. Further, a disruption in supply or a significant change in Sunoco LP’s relationship with any of these suppliers could have a material adverse effect on Sunoco LP’s business, financial condition and results of operations and cash available for distribution to its unitholders.

The wholesale motor fuel distribution industry and convenience store industry are characterized by intense competition and fragmentation and impacted by new entrants. Failure to effectively compete could result in lower margins.

The market for distribution of wholesale motor fuel is highly competitive and fragmented, which results in narrow margins. Sunoco LP has numerous competitors, some of which may have significantly greater resources and name recognition than it does. Sunoco LP relies on its ability to provide value-added, reliable services and to control its operating costs in order to maintain our margins and competitive position. If Sunoco LP fails to maintain the quality of its services, certain of its customers could choose alternative distribution sources and margins could decrease. While major integrated oil companies have generally continued to divest retail sites and the corresponding wholesale distribution to such sites, such major oil companies could shift from this strategy and decide to distribute their own products in direct competition with Sunoco LP, or large customers could attempt to buy directly from the major oil companies. The occurrence of any of these events could have a material adverse effect on Sunoco LP’s business, financial condition, results of operations and cash available for distribution to its unitholders.

The geographic areas in which Sunoco LP operates and supplies independently operated commission agent and dealer locations are highly competitive and marked by ease of entry and constant change in the number and type of retailers offering products and services of the type we and our independently operated commission agents and dealers sell in stores. Sunoco LP competes with other convenience store chains, independently owned convenience stores, motor fuel stations, supermarkets, drugstores, discount stores, dollar stores, club stores, mass merchants and local restaurants. Over the past two decades, several non-traditional retailers, such as supermarkets, hypermarkets, club stores and mass merchants, have impacted the convenience store industry, particularly in the geographic areas in which Sunoco LP operates, by entering the motor fuel retail business. These non-traditional motor fuel retailers have captured a significant share of the motor fuels market, and Sunoco LP expects their market share will continue to grow.

In some of Sunoco LP’s markets, its competitors have been in existence longer and have greater financial, marketing, and other resources than they or their independently operated commission agents and dealers do. As a result, Sunoco LP’s competitors may be able to better respond to changes in the economy and new opportunities within the industry. To remain competitive, Sunoco LP must constantly analyze consumer preferences and competitors’ offerings and prices to ensure that they offer a selection of convenience products and services at competitive prices to meet consumer demand. Sunoco LP must also maintain and upgrade our customer service levels, facilities and locations to remain competitive and attract customer traffic to our stores. Sunoco LP may not be able to compete successfully against current and future competitors, and competitive pressures faced by Sunoco LP could have a material adverse effect on its business, results of operations and cash available for distribution to its unitholders.

Sunoco LP may be subject to adverse publicity resulting from concerns over food quality, product safety, health or other negative events or developments that could cause consumers to avoid its retail locations or independently operated commission agent or dealer locations.

Sunoco LP may be the subject of complaints or litigation arising from food-related illness or product safety which could have a negative impact on its business. Negative publicity, regardless of whether the allegations are valid, concerning food quality, food safety or other health concerns, food service facilities, employee relations or other matters related to its operations may materially adversely affect demand for its food and other products and could result in a decrease in customer traffic to its retail stores or independently operated commission agent or dealer locations.

It is critical to Sunoco LP’s reputation that they maintain a consistent level of high quality at their food service facilities and other franchise or fast food offerings. Health concerns, poor food quality or operating issues stemming from one store or a limited number of stores could materially and adversely affect the operating results of some or all of their stores and harm the company-owned brands, continuing favorable reputation, market value and name recognition.

Sunoco LP does not own all of the land on which its retail service stations are located, and Sunoco LP leases certain facilities and equipment, and Sunoco LP is subject to the possibility of increased costs to retain necessary land use which could disrupt its operations.

Sunoco LP does not own all of the land on which its retail service stations are located. Sunoco LP has rental agreements for approximately 38% of the company, commission agent or dealer operated retail service stations where Sunoco LP currently controls the real estate. Sunoco LP also has rental agreements for certain logistics facilities. As such, Sunoco LP is subject to the possibility of increased costs under rental agreements with landowners, primarily through rental increases and renewals of expired agreements. Sunoco LP is also subject to the risk that such agreements may not be renewed. Additionally, certain facilities and equipment (or parts thereof) used by Sunoco LP are leased from third parties for specific periods. Sunoco LP’s inability to renew leases or otherwise maintain the right to utilize such facilities and equipment on acceptable terms, or the increased costs to maintain such rights, could have a material adverse effect on its financial condition, results of operations and cash flows.

Sunoco LP is subject to federal laws related to the Renewable Fuel Standard.

New laws, new interpretations of existing laws, increased governmental enforcement of existing laws or other developments could require us to make additional capital expenditures or incur additional liabilities. For example, certain independent refiners have initiated discussions with the EPA to change the way the Renewable Fuel Standard (“RFS”) is administered in an attempt to shift the burden of compliance from refiners and importers to blenders and distributors. Under the RFS, which requires an annually increasing amount of biofuels to be blended into the fuels used by U.S. drivers, refiners/importers are obligated to obtain renewable identification numbers (“RINS”) either by blending biofuel into gasoline or through purchase in the open market. If the obligation was shifted from the importer/refiner to the blender/distributor, the Partnership would potentially have to utilize the RINS it obtains through its blending activities to satisfy a new obligation and would be unable to sell RINS to other obligated parties, which may cause an impact on the fuel margins associated with Sunoco LP’s sale of gasoline. In addition, the RFS regulations are highly complex and evolving, and the RINS market is subject to significant price volatility as a result. The price of RINS to meet compliance obligations under the RFS could be substantial and adversely impact our financial condition.

The occurrence of any of the events described above could have a material adverse effect on Sunoco LP’s business, financial condition, results of operations and cash available for distribution to its unitholders.

Sunoco LP is subject to federal, state and local laws and regulations that govern the product quality specifications of refined petroleum products it purchases, stores, transports, and sells to its distribution customers.

Various federal, state, and local government agencies have the authority to prescribe specific product quality specifications for certain commodities, including commodities that Sunoco LP distributes. Changes in product quality specifications, such as reduced sulfur content in refined petroleum products, or other more stringent requirements for fuels, could reduce Sunoco LP’s ability to procure product, require it to incur additional handling costs and/or require the expenditure of capital. If Sunoco LP is unable to procure product or recover these costs through increased selling price, it may not be able to meet its financial obligations. Failure to comply with these regulations could result in substantial penalties for Sunoco LP.

USAC’s customers may choose to vertically integrate their operations by purchasing and operating their own compression fleet, increasing the number of compression units they currently own or using alternative technologies for enhancing crude oil production.

USAC’s customers that are significant producers, processors, gatherers and transporters of natural gas and crude oil may choose to vertically integrate their operations by purchasing and operating their own compression fleets in lieu of using USAC’s compression services. The historical availability of attractive financing terms from financial institutions and equipment manufacturers facilitates this possibility by making the purchase of individual compression units increasingly affordable to USAC’s customers. In addition, there are many technologies available for the artificial enhancement of crude oil production, and USAC’s customers may elect to use these alternative technologies instead of the gas lift compression services USAC provides. Such vertical integration, increases in vertical integration or use of alternative technologies could result in decreased demand for USAC’s compression services, which may have a material adverse effect on its business, results of operations, financial condition and reduce its cash available for distribution.

A significant portion of USAC’s services are provided to customers on a month-to-month basis, and USAC cannot be sure that such customers will continue to utilize its services.

USAC’s contracts typically have an initial term of between six months and five years, depending on the application and location of the compression unit. After the expiration of the initial term, the contract continues on a month-to-month or longer basis until terminated by USAC or USAC’s customers upon notice as provided for in the applicable contract. For the year ended December 31, 2020, approximately 30% of USAC’s compression services on a revenue basis were provided on a month-to-month basis to customers who continue to utilize its services following expiration of the primary term of their contracts. These customers can generally terminate their month-to-month compression services contracts on 30-days’ written notice. If a significant number of these customers were to terminate their month-to-month services, or attempt to renegotiate their month-to-month contracts at substantially lower rates, it could have a material adverse effect on USAC’s business, results of operations, financial condition and cash available for distribution.

USAC’s preferred units have rights, preferences and privileges that are not held by, and are preferential to the rights of, holders of its common units.

USAC’s preferred units rank senior to all of its other classes or series of equity securities with respect to distribution rights and rights upon liquidation. These preferences could adversely affect the market price for its common units or could make it more difficult for USAC to sell its common units in the future.

In addition, distributions on USAC’s preferred units accrue and are cumulative, at the rate of 9.75% per annum on the original issue price, which amounts to a quarterly distribution of $24.375 per preferred unit. If USAC does not pay the required distributions on its preferred units, USAC will be unable to pay distributions on its common units. Additionally, because distributions on USAC’s preferred units are cumulative, USAC will have to pay all unpaid accumulated distributions on the preferred units before USAC can pay any distributions on its common units. Also, because distributions on USAC’s common units are not cumulative, if USAC does not pay distributions on its common units with respect to any quarter, USAC’s common unitholders will not be entitled to receive distributions covering any prior periods if USAC later recommences paying distributions on its common units.

USAC’s preferred units are convertible into common units by the holders of USAC’s preferred units or by USAC in certain circumstances. USAC’s obligation to pay distributions on USAC’s preferred units, or on the common units issued following the conversion of USAC’s preferred units, could impact USAC’s liquidity and reduce the amount of cash flow available for working capital, capital expenditures, growth opportunities, acquisitions and other general Partnership purposes. USAC’s obligations to the holders of USAC’s preferred units could also limit its ability to obtain additional financing or increase its borrowing costs, which could have an adverse effect on its financial condition.

Risks Related to Conflicts of Interest

Our general partner has conflicts of interest and limited fiduciary responsibilities that may permit our general partner to favor its own interests to the detriment of Unitholders.

ET indirectly owns our general partner and as a result controls us. The directors and officers of our general partner and its affiliates have fiduciary duties to manage our general partner in a manner that is beneficial to ET, the sole owner of our general partner. At the same time, other than an implied contractual duty of good faith and fair dealing pursuant to our Partnership Agreement, we, and the officers and directors of our general partner, will not owe any duties, including fiduciary duties, to holders of our preferred units. Therefore, our general partner’s duties to us may conflict with the duties of its officers and directors to ET as its sole owner. As a result of these conflicts of interest, our general partner may favor its own interest or those of ET or their owners or affiliates over the interest of our Unitholders.

Such conflicts may arise from, among others, the following:

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our partnership agreement eliminates and replaces the liability and reduces the fiduciary duties of our general partner while also restricting the remedies available to our Unitholders for actions that, without these limitations, might constitute breaches of fiduciary duty. Unitholders are deemed to have consented to some actions and conflicts of interest that might otherwise be deemed a breach of fiduciary or other duties under applicable state law.

•	our general partner is allowed to take into account the interests of parties in addition to us in resolving conflicts of interest, thereby limiting its fiduciary duties to us.

•	our general partner is allowed to take into account the interests of parties in addition to us, including ET, in resolving conflicts of interest, thereby limiting its fiduciary duties to us.

•	our general partner’s affiliates, including ET, are not prohibited from engaging in other businesses or activities, including those in direct competition with us.

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our general partner determines the amount and timing of our asset purchases and sales, capital expenditures, borrowings, repayments of debt, issuances of equity and debt securities and cash reserves, each of which can affect the amount of cash that is distributed to Unitholders and to ET.

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neither our partnership agreement nor any other agreement requires ET or its affiliates to pursue a business strategy that favors us. The directors and officers of the general partners of ET have a fiduciary duty to make decisions in the best interest of their members, limited partners and Unitholders, which may be contrary to our best interests.

•	some of the directors and officers of ET who provide advice to us also may devote significant time to the businesses of ET and will be compensated by them for their services.

•	our general partner determines which costs, including allocated overhead costs, are reimbursable by us.

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our general partner is allowed to resolve any conflicts of interest involving us and our general partner and its affiliates, and any resolution of a conflict of interest by our general partner that is fair and reasonable to us will be deemed approved by all partners and will not constitute a breach of the partnership agreement.

•	our general partner controls the enforcement of obligations owed to us by it.

•	our general partner decides whether to retain separate counsel, accountants or others to perform services for us.

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our general partner is not restricted from causing us to pay it or its affiliates for any services rendered on terms that are fair and reasonable to us or entering into additional contractual arrangements with any of these entities on our behalf.

•	our general partner intends to limit its liability regarding our contractual and other obligations and, in some circumstances, may be entitled to be indemnified by us.

•	in some instances, our general partner may cause us to borrow funds in order to permit the payment of distributions, even if the purpose or effect of the borrowing is to make incentive distributions.

Although we control Sunoco LP and USAC through our ownership of Sunoco LP’s and USAC’s general partners, Sunoco LP’s and USAC’s general partners owe duties to Sunoco LP and Sunoco LP’s unitholders and USAC and USAC’s unitholders, respectively, which may conflict with our interests.

Conflicts of interest exist and may arise in the future as a result of the relationships between us and our affiliates, on the one hand, and Sunoco LP and USAC and their respective limited partners, on the other hand. The directors and officers of Sunoco LP’s and USAC’s general partners have duties to manage Sunoco LP and USAC, respectively, in a manner beneficial to us. At the same time, the general partners have fiduciary duties to manage Sunoco LP and USAC in a manner beneficial to Sunoco LP and USAC and their respective limited partners. The boards of directors of Sunoco LP’s and USAC’s general partner will resolve any such conflict and have broad latitude to consider the interests of all parties to the conflict. The resolution of these conflicts may not always be in our best interest.

For example, conflicts of interest with Sunoco LP and USAC may arise in the following situations:

•	the allocation of shared overhead expenses to Sunoco LP, USAC and us;

•	the interpretation and enforcement of contractual obligations between us and our affiliates, on the one hand, and Sunoco LP and USAC, on the other hand;

•	the determination of the amount of cash to be distributed to Sunoco LP’s and USAC’s partners and the amount of cash to be reserved for the future conduct of Sunoco LP’s and USAC’s businesses;

•	the determination whether to make borrowings under Sunoco LP’s and USAC’s revolving credit facilities to pay distributions to their respective partners;

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the determination of whether a business opportunity (such as a commercial development opportunity or an acquisition) that we may become aware of independently of Sunoco LP and USAC is made available for Sunoco LP and USAC to pursue; and

•	any decision we make in the future to engage in business activities independent of Sunoco LP and USAC.

Some of our executive officers and directors face potential conflicts of interest in managing our business.

Certain of our executive officers and directors are also officers and/or directors of ET. These relationships may create conflicts of interest regarding corporate opportunities and other matters. The resolution of any such conflicts may not always be in our or our Unitholders’ best interests. In addition, these overlapping executive officers and directors allocate their time among us and ET. These officers and directors face potential conflicts regarding the allocation of their time, which may adversely affect our business, results of operations and financial condition.

Affiliates of our general partner may compete with us.

Except as provided in our partnership agreement, affiliates and related parties of our general partner are not prohibited from engaging in other businesses or activities, including those that might be in direct competition with us.

Tax Risks to Stakeholders

Our tax treatment depends on our status as a partnership for federal income tax purposes, as well as our not being subject to a material amount of entity-level taxation. If the IRS were to treat us as a corporation for federal income tax purposes or if we become subject to a material amount of entity-level taxation for state tax purposes, then our cash available for distribution would be substantially reduced.

The anticipated after-tax economic benefit of an investment in our 6.250% Series A Fixed-to-Floating Rate Cumulative Redeemable Perpetual Preferred Units (“Series A Preferred Units”), 6.625% Series B Fixed-to-Floating Rate Cumulative Redeemable Perpetual Preferred Units (“Series B Preferred Units”), Series C Preferred Units, Series D Preferred Units, Series E Preferred Units, 6.750% Series F Fixed-Rate Reset Cumulative Redeemable Perpetual Preferred Units (“Series F Preferred Units”), and 7.125% Series G Fixed-Rate Reset Cumulative Redeemable Perpetual Preferred Units (“Series G Preferred Units,” collectively, the “ETO Preferred Units”) depends largely on our being treated as a partnership for federal income tax purposes. We have not requested, and do not plan to request, a ruling from the IRS, with respect to our classification as a partnership for federal income tax purposes. Despite the fact that we are a limited partnership under Delaware law, we would be treated as a corporation for federal income tax purposes unless we satisfy a “qualifying income” requirement. Based upon our current operations and current Treasury Regulations, we believe we satisfy the qualifying income requirement. Failing to meet the qualifying income requirement or a change in current law could cause us to be treated as a corporation for federal income tax purposes or otherwise subject us to taxation as an entity.

If we were treated as a corporation for federal income tax purposes, we would pay federal income tax at the corporate tax rate, and we would likely pay additional state income taxes at varying rates. Distributions to holders of our ETO Preferred Units (“ETO Preferred Unitholders”) would generally be taxed again as corporate distributions and instead of guaranteed payments for the use of capital, as described further below. Because a tax would be imposed upon us as a corporation, our cash available to pay our debt securities and for distribution to ETO Preferred Unitholders would be substantially reduced. Therefore, treatment of us as a corporation would result in a material reduction in the anticipated cash flow and after-tax return to the ETO Preferred Unitholders.

At the state level, several states have been evaluating ways to subject partnerships to entity-level taxation through the imposition of state income, franchise, or other forms of taxation. We currently own property or conduct business in many states that impose a margin or franchise tax. In the future, we may expand our operations. Imposition of a similar tax on us in the jurisdictions in which we operate or in other jurisdictions to which we may expand could substantially reduce our cash available to pay our debt securities and for distribution to our ETO Preferred Unitholders. Our partnership agreement provides that if a law is enacted or existing law is modified or interpreted in a manner that subjects us to taxation as a corporation or otherwise subjects us to entity-level taxation for U.S. federal, state, local or foreign income tax purposes, the target distribution amounts may be adjusted to reflect the impact of that law or interpretation on us.

The tax treatment of publicly traded partnerships or an investment in our ETO Preferred Units could be subject to potential legislative, judicial or administrative changes or differing interpretations, possibly applied on a retroactive basis.

The present United States federal income tax treatment of publicly traded partnerships, including us, or an investment in our ETO Preferred Units may be modified by administrative, legislative or judicial changes or differing interpretations at any time. Members of Congress have frequently proposed and considered substantive changes to the existing United States federal income tax laws that affect publicly traded partnerships, including proposals that would eliminate our ability to qualify for partnership tax treatment.

Any modification to the United States federal income tax laws and interpretations thereof may or may not be retroactively applied and could make it more difficult or impossible for us to meet the exception for certain publicly traded partnerships to be treated as partnerships for United States federal income tax purposes. We are unable to predict whether any changes or other proposals will ultimately be enacted. Any future legislative changes could negatively impact the value of an investment in us. You are urged to consult with your own tax advisor with respect to the status of regulatory or administrative developments and proposals and their potential effect on your investment in us.

If the IRS contests the federal income tax positions we take, the market for our ETO Preferred Units may be adversely affected and the costs of any such contest will reduce cash available to pay our debt securities and for distributions to our ETO Preferred Unitholders.

We have not requested a ruling from the IRS with respect to our treatment as a partnership for federal income tax purposes. The IRS may adopt positions that differ from the positions we take. It may be necessary to resort to administrative or court proceedings to sustain some or all of the positions we take. A court may not agree with some or all of the positions we take. Any contest with the IRS may materially and adversely impact the market for our ETO Preferred Units and the prices at which they trade. In addition, the costs of any contest between us and the IRS will result in a reduction in our cash available to pay our debt securities and for distribution to our ETO Preferred Unitholders and thus will be borne indirectly by our Unitholders.

If the IRS makes audit adjustments to our income tax returns for tax years beginning after December 31, 2017, it (and some states) may assess and collect any taxes (including any applicable penalties and interest) resulting from such audit adjustments directly from us, in which case our cash available to pay our debt securities and for distribution to our ETO Preferred Unitholders might be substantially reduced.

Pursuant to the Bipartisan Budget Act of 2015, for tax years beginning after December 31, 2017, if the IRS makes audit adjustments to our income tax returns, it (and some states) may assess and collect any taxes (including any applicable penalties and interest) resulting from such audit adjustment directly from us. To the extent possible under the new rules, our general partner may elect to either pay the taxes (including any applicable penalties and interest) directly to the IRS or, if we are eligible, issue an information statement to each ETO Preferred Unitholder and former ETO Preferred Unitholder with respect to an audited and adjusted return. Although our general partner may elect to have our Unitholders and former Unitholders, including ETO Preferred Unitholders and former ETO Preferred Unitholders, take such audit adjustment into account and pay any resulting taxes (including applicable penalties or interest) in accordance with their interests in us during the tax year under audit, there can be no assurance that such election will be practical, permissible or effective in all circumstances. As a result, our current ETO Preferred Unitholders may bear some or all of the tax liability resulting from such audit adjustment, even if such ETO Preferred Unitholders did not own ETO Preferred Units during the tax year under audit. If, as a result of any such audit adjustment, we are required to make payments of taxes, penalties and interest, our cash available to pay our debt securities and for distribution to our ETO Preferred Unitholders might be substantially reduced.

ETO Preferred Unitholders are required to pay taxes on their share of our income even if they do not receive any cash distributions from us.

ETO Preferred Unitholders are required to pay any federal income taxes and, in some cases, state and local income taxes on their share of our taxable income whether or not they receive cash distributions from us. ETO Preferred Unitholders may not receive cash distributions from us equal to their share of our taxable income or even equal to the actual tax liability that results from that income.

Tax-exempt entities and non-U.S. persons face unique tax issues from owning our ETO Preferred Units that may result in adverse tax consequences to them.

Investment in the ETO Preferred Units by tax-exempt investors, such as employee benefit plans and individual retirement accounts, and non-United States persons raises issues unique to them. The treatment of guaranteed payments for the use of capital to tax-exempt investors is not certain and such payments may be treated as unrelated business taxable income for federal income tax purposes. Distributions to non-United States ETO

Preferred Unitholders will be subject to withholding taxes. If the amount of withholding exceeds the amount of United States federal income tax actually due, non-United States ETO Preferred Unitholders may be required to file United States federal income tax returns in order to seek a refund of such excess.

The Tax Act imposes a withholding obligation of 10% of the amount realized upon a non-United States ETO Preferred Unitholder’s sale or exchange of an interest in a partnership that is engaged in a United States trade or business. However, due to challenges of administering a withholding obligation applicable to open market trading and other complications, the IRS has temporarily suspended the application of this withholding rule to open market transfers of interests in publicly traded partnerships pending promulgation of regulations or other guidance that resolves the challenges. It is not clear if or when such regulations or other guidance will be finalized. Non-United States ETO Preferred Unitholders should consult a tax advisor before investing in our ETO Preferred Units.

We have subsidiaries that will be treated as corporations for federal income tax purposes and subject to corporate-level income taxes.

Even though we (as a partnership for United States federal income tax purposes) are not subject to United States federal income tax, some of our operations are currently conducted through subsidiaries that are organized as corporations for United States federal income tax purposes. The taxable income, if any, of subsidiaries that are treated as corporations for United States federal income tax purposes, is subject to corporate-level United States federal income taxes, which may reduce the cash available for distribution to us and, in turn, the cash available to pay our debt securities to our ETO Preferred Unitholders. If the IRS or other state or local jurisdictions were to successfully assert that these corporations have more tax liability than we anticipate or legislation was enacted that increased the corporate tax rate, the cash available for distribution could be further reduced. The income tax return filings positions taken by these corporate subsidiaries require significant judgment, use of estimates, and the interpretation and application of complex tax laws. Significant judgment is also required in assessing the timing and amounts of deductible and taxable items. Despite our belief that the income tax return positions taken by these subsidiaries are fully supportable, certain positions may be successfully challenged by the IRS, state or local jurisdictions.

An ETO Preferred Unitholder whose ETO Preferred Units are the subject of a securities loan (e.g. a loan to a “short seller”) to cover a short sale of ETO Preferred Units may be considered as having disposed of those ETO Preferred Units. If so, the ETO Preferred Unitholder would no longer be treated for tax purposes as a partner with respect to those ETO Preferred Units during the period of the loan and may recognize gain or loss from the disposition.

Because there are no specific rules governing the federal income tax consequences of loaning a partnership interest, an ETO Preferred Unitholder whose ETO Preferred Units are the subject of a securities loan may be considered as having disposed of the loaned ETO Preferred Units. In that case, the ETO Preferred Unitholder may no longer be treated for tax purposes as a partner with respect to those ETO Preferred Units during the period of the loan and may recognize gain or loss from such disposition. ETO Preferred Unitholders desiring to assure their status as partners and avoid the risk of gain recognition from a loan of their ETO Preferred Units are urged to consult a tax advisor to determine whether it is advisable to modify any applicable brokerage account agreements to prohibit their brokers from borrowing their ETO Preferred Units.

ETO Preferred Unitholders will likely be subject to state and local taxes and income tax return filing requirements in jurisdictions where they do not live as a result of investing in our ETO Preferred Units.

In addition to United States federal income taxes, the ETO Preferred Unitholders may be subject to other taxes, including state and local taxes, unincorporated business taxes and estate, inheritance or intangible taxes that are imposed by the various jurisdictions in which we conduct business or own property now or in the future, even if they do not live in any of those jurisdictions. ETO Preferred Unitholders may be required to file state and local income tax returns and pay state and local income taxes in some or all of the jurisdictions. ETO Preferred Unitholders will likely be required to file state and local income tax returns and pay state and local income taxes in some or all of these various jurisdictions. Further, ETO Preferred Unitholders may be subject to penalties for failure to comply with those requirements. It is the responsibility of each ETO Preferred Unitholder to file all federal, state and local tax returns.

Treatment of distributions on our ETO Preferred Units as guaranteed payments for the use of capital is uncertain and such distributions may not be eligible for the 20% deduction for qualified publicly traded partnership income.

The tax treatment of distributions on our ETO Preferred Units is uncertain. We will treat ETO Preferred Unitholders as partners for tax purposes and will treat distributions on the ETO Preferred Units as guaranteed payments for the use of capital that will generally be taxable to ETO Preferred Unitholders as ordinary income. ETO Preferred Unitholders will recognize taxable income from the accrual of such a guaranteed payment (even in the absence of a contemporaneous cash distribution). Otherwise, except in the case of our liquidation, ETO Preferred Unitholders are generally not anticipated to share in our items of income, gain, loss or deduction, nor will we allocate any share of our nonrecourse liabilities to ETO Preferred Unitholders. If the ETO Preferred Units were treated as indebtedness for tax purposes, rather than as guaranteed payments for the use of capital, distributions likely would be treated as payments of interest by us to ETO Preferred Unitholders.

Although we expect that much of the income we earn is generally eligible for the 20% deduction for qualified publicly traded partnership income, it is uncertain whether a guaranteed payment for the use of capital may constitute an allocable or distributive share of such income. As a result, the guaranteed payment for use of capital received by our ETO Preferred Units may not be eligible for the 20% deduction for qualified publicly traded partnership income.

An ETO Preferred Unitholder will be required to recognize gain or loss on a sale of ETO Preferred Units equal to the difference between the amount realized by such ETO Preferred Unitholder and such ETO Preferred Unitholder’s tax basis in the ETO Preferred Units sold. The amount realized generally will equal the sum of the cash and the fair market value of other property such ETO Preferred Unitholder receives in exchange for such ETO Preferred Units. Subject to general rules requiring a blended basis among multiple partnership interests, the tax basis of an ETO Preferred Unit will generally be equal to the sum of the cash and the fair market value of other property paid by the ETO Preferred Unitholder to acquire such ETO Preferred Units. Gain or loss recognized by an ETO Preferred Unitholder on the sale or exchange of ETO Preferred Units held for more than one year generally will be taxable as long-term capital gain or loss. Because ETO Preferred Unitholders will generally not be allocated a share of our items of depreciation, depletion or amortization, it is not anticipated that such ETO Preferred Unitholders would be required to recharacterize any portion of their gain as ordinary income as a result of the recapture rules.

All ETO Preferred Unitholders are urged to consult a tax advisor with respect to the consequences of owning our ETO Preferred Units.

ITEM 1B. UNRESOLVED STAFF COMMENTS

None.

ITEM 2. PROPERTIES

A description of our properties is included in “Item 1. Business.” In addition, we own office buildings for our executive offices in Dallas, Texas and office buildings in Newton Square, Pennsylvania; Houston, Texas and San

Antonio, Texas. While we may require additional office space as our business expands, we believe that our existing facilities are adequate to meet our needs for the immediate future, and that additional facilities will be available on commercially reasonable terms as needed.

We believe that we have satisfactory title to or valid rights to use all of our material properties. Although some of our properties are subject to liabilities and leases, liens for taxes not yet due and payable, encumbrances securing payment obligations under non-competition agreements and immaterial encumbrances, easements and restrictions, we do not believe that any such burdens will materially interfere with our continued use of such properties in our business, taken as a whole. In addition, we believe that we have, or are in the process of obtaining, all required material approvals, authorizations, orders, licenses, permits, franchises and consents of, and have obtained or made all required material registrations, qualifications and filings with, the various state and local government and regulatory authorities which relate to ownership of our properties or the operations of our business.

Substantially all of our pipelines, which are described in “Item 1. Business,” are constructed on rights-of-way granted by the apparent record owners of the property. Lands over which pipeline rights-of-way have been obtained may be subject to prior liens that have not been subordinated to the right-of-way grants. We have obtained, where necessary, easement agreements from public authorities and railroad companies to cross over or under, or to lay facilities in or along, watercourses, county roads, municipal streets, railroad properties and state highways, as applicable. In some cases, properties on which our pipelines were built were purchased in fee. We also own and operate multiple natural gas and NGL storage facilities and own or lease other processing, treating and conditioning facilities in connection with our midstream operations.

ITEM 3. LEGAL PROCEEDINGS

ETC Sunoco Holdings LLC and Sunoco (R&M), LLC (collectively, “Sunoco Defendants”) are defendants in lawsuits alleging MTBE contamination of groundwater. The plaintiffs, state-level governmental entities, assert product liability, nuisance, trespass, negligence, violation of environmental laws, and/or deceptive business practices claims. The plaintiffs seek to recover compensatory damages, and in some cases also seek natural resource damages, injunctive relief, punitive damages, and attorneys’ fees.

As of December 31, 2020, Sunoco Defendants are defendants in five cases, including one case each initiated by the States of Maryland and Rhode Island, one by the Commonwealth of Pennsylvania and two by the Commonwealth of Puerto Rico. The more recent Puerto Rico action is a companion case alleging damages for additional sites beyond those at issue in the initial Puerto Rico action. The actions brought by the State of Maryland and Commonwealth of Pennsylvania have also named as defendants ETO, ETP Holdco Corporation, and Sunoco Partners Marketing & Terminals L.P. (“SPMT”).

It is reasonably possible that a loss may be realized in the remaining cases; however, we are unable to estimate the possible loss or range of loss in excess of amounts accrued. An adverse determination with respect to one or more of the MTBE cases could have a significant impact on results of operations during the period in which any such adverse determination occurs, but such an adverse determination likely would not have a material adverse effect on the Partnership’s consolidated financial position.

In April 2016, PHMSA issued a Notice of Probable Violation, Proposed Compliance Order, and Proposed Civil Penalty related to certain welding practices and procedures followed during construction of ETO’s Permian Express 2 pipeline system in Texas. PHMSA subsequently issued a Final Order, and the related civil penalty has been paid. Additional penalties could be assessed related to ongoing compliance actions; however, the Partnership does not currently anticipate additional penalties.

In late 2016, FERC Enforcement Staff began a non-public investigation of Rover’s removal of the Stoneman House, a potential historic structure, in connection with Rover’s application for permission to construct a new interstate natural gas pipeline and related facilities. In mid-2017, FERC Enforcement Staff began a non-public investigation regarding allegations that diesel fuel may have been included in the drilling mud at the Tuscarawas River horizontal directional drilling (“HDD”) operations. Rover and the Partnership are cooperating with the investigations. Enforcement Staff has provided Rover its non-public preliminary findings regarding those investigations. The company disagrees with those findings and intends to vigorously defend against any potential penalty. Given the stage of the proceedings, and the non-public nature of the investigation, the Partnership is unable at this time to provide an assessment of the potential outcome or range of potential liability, if any.

On November 3, 2017, the State of Ohio and the Ohio Environmental Protection Agency (“Ohio EPA”) filed suit against Rover and other defendants (collectively, the “Defendants”) seeking to recover approximately $2.6 million in civil penalties allegedly owed and certain injunctive relief related to permit compliance. The Defendants filed several motions to dismiss, which were granted on all counts. The Ohio EPA appealed, and on December 9, 2019, the Fifth District court of appeals entered a unanimous judgment affirming the trial court. The Ohio EPA sought review from the Ohio Supreme Court. On April 22, 2020, the Ohio Supreme Court granted the review. Briefing has concluded and oral arguments were held on January 26, 2021, but no opinion has yet been issued.

Energy Transfer received an Administrative Compliance Order from the New Mexico Environmental Department on August 28, 2020 to settle the outstanding NOVs at its Jal 3 gas plant. The NOVs covered emission events that occurred January 1, 2017 through August 31, 2018. The Compliance Order includes an assessed civil penalty of $4,023,779.80. The proceedings in this case are stayed until May 17, 2021 to allow the parties to discuss possible settlement of this matter. Negotiations with the NMED are ongoing.

In January 2019, we received notice from the DOJ on behalf of the EPA that a civil penalty enforcement action was being pursued under the Clean Water Act for an estimated 450 barrel crude oil release from the Mid-Valley Pipeline operated by SPLP and owned by Mid-Valley Pipeline Corporation. The release purportedly occurred in October 2014 on a nature preserve located in Hamilton County, Ohio, near Cincinnati, Ohio. After discovery and notification of the release, SPLP conducted substantial emergency response, remedial work and primary restoration in three phases and the primary restoration has been acknowledged to be complete. Operation and maintenance (O&M) activities will continue for several years. In December of 2019, SPLP reached an agreement in principal with the EPA regarding payment of a civil penalty which will be subject to public comment. The DOJ, on behalf of United States Department of Interior Fish and Wildlife, and the Ohio Attorney General, on behalf of the Ohio EPA, along with technical representatives from those agencies have been discussing natural resource damage assessment claims related to state endangered species and compensatory restoration. The timing and outcome of these matters cannot be reasonably determined at this time; however, we do not expect there to be a material impact to our results of operations, cash flows or financial position.

On September 10, 2018, a pipeline release and fire (the “Incident”) occurred on the Revolution pipeline, a natural gas gathering line located in Center Township, Beaver County, Pennsylvania. There were no injuries. On February 8, 2019, the Pennsylvania Department of Environmental Protection (“PADEP”) issued a Permit Hold on any requests for approvals/permits or permit amendments for any project in Pennsylvania pursuant to the state’s water laws. The Partnership filed an appeal of the Permit Hold with the Pennsylvania Environmental Hearing Board. On January 3, 2020, the Partnership entered into a Consent Order and Agreement with the Department in which, among other things, the Permit Hold was lifted, the Partnership agreed to pay a $28.6 million civil penalty and fund a $2 million community environmental project, and all related appeals were withdrawn. On November 11, 2020, the PADEP issued an Order, which requires additional approvals and work prior to placing the Revolution Pipeline back in service. The Partnership filed an appeal of this Order with the Environmental Hearing Board on December 8, 2020.

The Pennsylvania Office of Attorney General has commenced an investigation regarding the Incident, and the United States Attorney for the Western District of Pennsylvania has issued a federal grand jury subpoena for documents relevant to the Incident. The scope of these investigations is not further known at this time.

On June 4, 2019, the Oklahoma Corporation Commission’s (“OCC”) Transportation Division filed a complaint against SPLP seeking a penalty of up to $1 million related to a May 2018 rupture near Edmond, Oklahoma. The rupture occurred on the Noble to Douglas 8” pipeline in an area of external corrosion and caused the release of approximately fifteen barrels of crude oil. SPLP responded immediately to the release and remediated the surrounding environment and pipeline in cooperation with the OCC. The OCC filed the complaint alleging that SPLP failed to provide adequate cathodic protection to the pipeline causing the failure. SPLP is negotiating a settlement agreement with the OCC for a lesser penalty.

Additionally, we have received notices of violations and potential fines under various federal, state and local provisions relating to the discharge of materials into the environment or protection of the environment. While we believe that even if any one or more of the environmental proceedings listed above were decided against us, it would not be material to our financial position, results of operations or cash flows, we are required to report governmental proceedings if we reasonably believe that such proceedings will result in monetary sanctions in excess of $300,000.

For a description of other legal proceedings, see Note 10 to our consolidated financial statements included in “Item 8. Financial Statements and Supplementary Data.”

ITEM 4. MINE SAFETY DISCLOSURES

Not applicable.

PART II

ITEM 5. MARKET FOR REGISTRANT’S COMMON UNITS, RELATED UNITHOLDER

MATTERS AND ISSUER PURCHASES OF EQUITY SECURITIES

Description of Units

ETO Preferred Units

The Partnership currently has the following series of preferred units outstanding:

Series of Preferred Units	Units Issued and Outstanding	Liquidation Preference per Unit	Date Issued
6.250% Series A Fixed-to-Floating Rate Cumulative Perpetual Preferred Units	950,000	$1,000	November 2017
6.625% Series B Fixed-to-Floating Rate Cumulative Perpetual Preferred Units	550,000	1,000	November 2017
7.375% Series C Fixed-to-Floating Rate Cumulative Perpetual Preferred Units	18,000,000	25	April 2018
7.625% Series D Fixed-to-Floating Rate Cumulative Perpetual Preferred Units	17,800,000	25	July 2018
7.600% Series E Fixed-to-Floating Rate Cumulative Perpetual Preferred Units	32,000,000	25	April 2019
6.750% Series F Fixed-Rate Reset Cumulative Redeemable Perpetual Preferred Units	500,000	1,000	January 2020
7.125% Series G Fixed-Rate Reset Cumulative Redeemable Perpetual Preferred Units	1,100,000	1,000	January 2020

Additional information for each series of outstanding preferred units, including information on distributions and redemption, is available in Note 7 in the notes to our consolidated financial statements included in “Item 8. Financial Statements and Supplementary Data.”

Cash Distribution Policy

General. We will distribute all of our “Available Cash” to our Unitholders within 45 days following the end of each fiscal quarter. Our general partner does not receive a distribution.

Definition of Available Cash. Available Cash is defined in our Partnership Agreement and generally means, with respect to any calendar quarter, all cash on hand at the end of such quarter:

•	Less the amount of cash reserves that are necessary or appropriate in the reasonable discretion of the General Partner to:

•	provide for the proper conduct of our business (including reserves for future capital expenditures and for our future capital needs);

•	comply with applicable law and/or debt instrument or other agreement; or

•	provide funds for distributions to the Preferred Unitholders.

•

Plus all cash on hand on the date of determination of Available Cash for the quarter resulting from working capital borrowings made after the end of the quarter. Working capital borrowings are generally borrowings that are made under our credit facilities and in all cases used solely for working capital purposes or to pay distributions to partners.

Available Cash is more fully defined in our Partnership Agreement, which is an exhibit to this report.

ITEM 6. SELECTED FINANCIAL DATA

The selected financial data should be read in conjunction with “Item 7. Management’s Discussion and Analysis of Financial Condition and Results of Operations” and the historical consolidated financial statements and the accompanying notes thereto included elsewhere in this report. The amounts in the table below, except per unit data, are in millions.

As discussed in Note 2 to the consolidated financial statements in “Item 8. Financial Statements and Supplementary Data” the Partnership’s consolidated financial statements for all periods presented have been retrospectively adjusted to reflect the change in the accounting policy related to certain barrels of crude oil.

As discussed in Note 3 to the consolidated financial statements in “Item 8. Financial Statements and Supplementary Data” the sale and contribution transactions resulted in the retrospective adjustment to consolidate SemGroup and its former subsidiaries beginning December 5, 2019. Accordingly, the selected financial data below reflects the consolidated financial information of legacy ETO, adjusted for the effects of the events above.

	Years Ended December 31,
	2020	2019	2018	2017	2016
Statement of Operations Data:
Total revenues	$38,954	$54,213	$54,087	$40,523	$31,792
Operating income	2,999	7,222	5,457	2,714	1,933
Income from continuing operations	311	5,115	4,094	2,901	869
Balance Sheet Data (at period end):
Assets held for sale	—	—	—	3,313	3,588
Total assets	96,742	102,294	88,609	86,596	79,147
Liabilities associated with assets held for sale	—	—	—	75	48
Long-term debt, less current maturities	51,345	50,904	37,853	36,971	36,251
Total equity	32,950	37,425	36,788	37,079	29,101
Other Financial Data:
Capital expenditures:
Maintenance (accrual basis) (1)	520	658	510	479	474
Growth (accrual basis) (1)	3,239	4,610	5,120	5,601	5,775
Cash paid for acquisitions	—	257	429	583	1,398

ITEM 7. MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION

AND RESULTS OF OPERATIONS

(Tabular dollar and unit amounts, except per unit data, are in millions)

The following discussion of our historical consolidated financial condition and results of operations should be read in conjunction with our historical consolidated financial statements and accompanying notes thereto included in “Item 8. Financial Statements and Supplementary Data” of this report. This discussion includes forward-looking statements that are subject to risk and uncertainties. Actual results may differ substantially from the statements we make in this section due to a number of factors that are discussed in “Item 1A. Risk Factors” included in this report.

References to “we,” “us,” “our,” the “Partnership” and “ETO” shall mean Energy Transfer Operating, L.P. and its subsidiaries.

Overview

The primary activities and operating subsidiaries through which we conduct those activities are as follows:

•	natural gas operations, including the following:

•	natural gas midstream and intrastate transportation and storage;

•	interstate natural gas transportation and storage; and

•	crude oil, NGL and refined products transportation, terminalling services and acquisition and marketing activities, as well as NGL storage and fractionation services.

In addition, we own investments in other businesses, including Sunoco LP and USAC, both of which are publicly traded master limited partnerships.

Recent Developments

COVID-19

In 2020, the COVID-19 pandemic prompted several states and municipalities in which we operate to take extraordinary and wide-ranging actions to contain and combat the outbreak and spread of the virus, including mandates for many individuals to substantially restrict daily activities and for many businesses to curtail or cease normal operations. To the extent COVID-19 continues or worsens, governments may impose additional similar restrictions. As a provider of critical energy infrastructure, our business has been designated as a “critical infrastructure sector” and our employees as “essential critical infrastructure workers” pursuant to the Department of Homeland Security Guidance on Essential Critical Infrastructure Workforce(s). To date, our field operations have continued uninterrupted, and remote work and other COVID-19 related conditions have not significantly impacted our ability to maintain operations or caused us to incur significant additional expenses; however, we are unable to predict the magnitude or duration of current and potential future COVID-19 mitigation measures. As an essential business providing critical energy infrastructure, the safety of our employees and the continued operation of our assets are our top priorities and we will continue to operate in accordance with federal and state health guidelines and safety protocols. We have implemented several new policies and provided employee training to help maintain the health and safety of our workforce.

ET Contribution of SemGroup Assets to ETO

On December 5, 2019, ET completed the acquisition of SemGroup. During the first and second quarters of 2020, ET contributed certain SemGroup assets to ETO through sale and contribution transactions. The Partnership and SemGroup are under common control by ET subsequent to ET’s acquisition of SemGroup; therefore, these transactions were accounted for as reorganizations of entities under common control. Accordingly, the Partnership’s consolidated financial statements have been retrospectively adjusted to reflect the consolidation of the contributed SemGroup businesses beginning December 5, 2019 (the date ET acquired SemGroup).

Series F and Series G Preferred Units Issuance

On January 22, 2020, ETO issued 500,000 of its 6.750% Series F Preferred Units at a price of $1,000 per unit and 1,100,000 of its 7.125% Series G Preferred Units at a price of $1,000 per unit. The net proceeds were used to repay amounts outstanding under ETO’s revolving credit facility and for general partnership purposes.

ETO January 2020 Senior Notes Offering and Redemption

On January 22, 2020, ETO completed a registered offering (the “January 2020 Senior Notes Offering”) of $1.00 billion aggregate principal amount of the Partnership’s 2.900% Senior Notes due 2025, $1.50 billion aggregate principal amount of the Partnership’s 3.750% Senior Notes due 2030 and $2.00 billion aggregate principal amount of the Partnership’s 5.000% Senior Notes due 2050, (collectively, the “Notes”). The Notes are fully and unconditionally guaranteed by the Partnership’s wholly-owned subsidiary, Sunoco Logistics Operations, on a senior unsecured basis.

Utilizing proceeds from the January 2020 Senior Notes Offering, ETO redeemed its $400 million aggregate principal amount of 5.75% Senior Notes due September 1, 2020, its $1.05 billion aggregate principal amount of 4.15% Senior Notes due October 1, 2020, its $1.14 billion aggregate principal amount of 7.50% Senior Notes due October 15, 2020, its $250 million aggregate principal amount of 5.50% Senior Notes due February 15, 2020, ET’s $52 million aggregate principal amount of 7.50% Senior Notes due October 15, 2020 and Transwestern’s $175 million aggregate principal amount of 5.36% Senior Notes due December 9, 2020. See “Liquidity and Capital Resources—Recent Financing Transactions” below for more information on the January 2020 Senior Notes Offering.

Lake Charles LNG

On March 30, 2020, Shell announced that it would not proceed with a proposed equity interest in the Lake Charles LNG liquefaction project due to adverse market factors affecting Shell’s business following the onset of the COVID-19 pandemic. We intend to continue to develop the project, possibly in conjunction with one or more equity partners, and we plan to evaluate a variety of alternatives to advance the project, including the possibility of reducing the size of the project from three trains (16.45 million tonnes per annum of LNG capacity) to two trains (11.0 million tonnes per annum). The project as currently designed is fully permitted by federal, state and local authorities, has all necessary export licenses and benefits from the infrastructure related to the existing regasification facility at the same site, including four LNG storage tanks, two deep water docks and other assets. In light of the existing brownfield infrastructure and the advanced state of the development of the project, we plan to continue to pursue the project on a disciplined, cost effective basis, and ultimately we will determine whether to make a final investment decision to proceed with the project based on market conditions, capital expenditure considerations and our success in securing equity participation by third parties as well as long-term LNG offtake commitments on satisfactory terms.

Sunoco LP November 2020 Senior Notes Offering and Repurchase

On November 9, 2020, Sunoco LP completed a private offering of $800 million in aggregate principal amount of 4.500% senior notes due 2029. Sunoco LP used the proceeds to fund the tender offer on its 4.875% $1 billion senior notes due 2023. Approximately 56% of the 2023 senior notes were tendered. On January 15, 2021, Sunoco LP repurchased the remaining outstanding portion of its 2023 senior notes.

Regulatory Update

Interstate Natural Gas Transportation Regulation

Rate Regulation

Effective January 2018, the 2017 Tax Cuts and Jobs Act (the “Tax Act”) changed several provisions of the federal tax code, including a reduction in the maximum corporate tax rate. On March 15, 2018, in a set of related proposals, the FERC addressed treatment of federal income tax allowances in regulated entity rates. The FERC issued a Revised Policy Statement on Treatment of Income Taxes (“Revised Policy Statement”) stating that it will no longer permit master limited partnerships to recover an income tax allowance in their cost-of-service rates. The FERC issued the Revised Policy Statement in response to a remand from the United States Court of Appeals for the District of Columbia Circuit in United Airlines v. FERC, in which the court determined that the FERC had not justified its conclusion that a pipeline organized as a master limited partnership would not “double recover” its taxes under the current policy by both including an income-tax allowance in its cost of service and earning a return on equity calculated using the discounted cash flow methodology. On July 18, 2018, the FERC issued an order denying requests for rehearing and clarification of its Revised Policy Statement. In the rehearing order, the FERC clarified that a pipeline organized as a master limited partnership will not be precluded in a future proceeding from arguing and providing evidentiary support that it is entitled to an income tax allowance and demonstrating that its recovery of an income tax allowance does not result in a double-recovery of investors’ income tax costs. On July 31, 2020, the United States Court of Appeals for the District of Columbia Circuit issued an opinion upholding the FERC’s decision denying a separate master limited partnership recovery of an income tax allowance and its decision not to require the master limited partnership to refund accumulated deferred income tax balances. In light of the rehearing order’s clarification regarding individual entities’ ability to argue in support of recovery of an income tax allowance and the court’s subsequent opinion upholding denial of an income tax allowance to a master limited partnership, the impacts that FERC’s policy on the treatment of income taxes may have on the rates ETO can charge for FERC-regulated transportation services are unknown at this time.

Even without application of the FERC’s recent rate making-related policy statements and rulemakings, the FERC or our shippers may challenge the cost-of-service rates we charge. The FERC’s establishment of a just and reasonable rate is based on many components, including ROE and tax-related components, although changes in these components may tend to decrease our cost-of-service rate, other components in the cost-of-service rate calculation may increase and result in a newly calculated cost-of-service rate that is less than, the same as, or greater than the prior cost-of-service rate. Moreover, we receive revenues from our pipelines based on a variety of rate structures, including cost-of-service rates, negotiated rates, discounted rates and market-based rates. Many of our interstate pipelines, such as ETC Tiger Pipeline, LLC, Midcontinent Express and Fayetteville Express, have negotiated market rates that were agreed to by customers in connection with long-term contracts entered into to support the construction of the pipelines. Other systems, such as FGT, Transwestern and Panhandle, have a mix of tariff rate, discount rate, and negotiated rate agreements. The revenues we receive from natural gas transportation services we provide pursuant to cost-of-service based rates may decrease in the future as a result of the Revised Policy Statement, changes to ROE methodology, or other FERC policies, combined with the reduced corporate federal income tax rate established in the Tax Act. The extent of any revenue reduction related to our cost-of-service rates, if any, will depend on a detailed review of all of ETO’s cost-of-service components and the outcomes of any challenges to our rates by the FERC or our shippers.

On July 18, 2018, the FERC issued a final rule establishing procedures to evaluate rates charged by the FERC-jurisdictional gas pipelines in light of the Tax Act and the FERC’s Revised Policy Statement. By order issued January 16, 2019, the FERC initiated a review of Panhandle’s existing rates pursuant to Section 5 of the NGA to determine whether the rates currently charged by Panhandle are just and reasonable and set the matter for hearing. Panhandle filed a cost and revenue study on April 1, 2019 and an NGA Section 4 rate case on August 30, 2019. The Section 4 and Section 5 proceedings were consolidated by order of the Chief Judge on October 1, 2019. A hearing in the combined proceedings commenced on August 25, 2020 and adjourned on

September 15, 2020. By order dated January 19, 2021, the Chief Judge has extended the deadline for the initial decision to March 26, 2021.

Pipeline Certification

The FERC issued a Notice of Inquiry on April 19, 2018 (“Pipeline Certification NOI”), thereby initiating a review of its policies on certification of natural gas pipelines, including an examination of its long-standing Policy Statement on Certification of New Interstate Natural Gas Pipeline Facilities, issued in 1999, that is used to determine whether to grant certificates for new pipeline projects. We are unable to predict what, if any, changes may be proposed as a result of the Pipeline Certification NOI that will affect our natural gas pipeline business or when such proposals, if any, might become effective. Comments in response to the Pipeline Certification NOI were due on or before July 25, 2018. We do not expect that any change in this policy would affect us in a materially different manner than any other natural gas pipeline company operating in the United States.

Interstate Common Carrier Regulation

The FERC utilizes an indexing rate methodology which, as currently in effect, allows common carriers to change their rates within prescribed ceiling levels that are tied to changes in the Producer Price Index for Finished Goods, or PPI-FG. Many existing pipelines utilize the FERC liquids index to change transportation rates annually. The indexing methodology is applicable to existing rates, with the exclusion of market-based rates. The FERC’s indexing methodology is subject to review every five years. In a December 2020 order, FERC determined that during the five-year period commencing July 1, 2021 and ending June 30, 2026, common carriers charging indexed rates will be permitted to adjust their indexed ceilings annually by PPI-FG plus 0.78 percent. Requests for rehearing of the December 2020 order were filed on January 19, 2021, and remain pending before FERC. Accordingly, the FERC’s final determination of the index rate coupled with the anticipated and subsequent appeals of the December 2020 order could adversely impact the final determination of the FERC approved index.

FERC has also implemented changes related to its treatment of federal income taxes. The change in treatment impacts two rate components. Those components are the allowance for income taxes and the amount for accumulated deferred income taxes. These changes will primarily impact any cost-of-service related filing and our revenues associated with any cost-based service could be adversely affected by future FERC or judicial rulings. However, we believe that these impacts, if any, will be minimal.

Trends and Outlook

Recent market disruptions involving the COVID-19 pandemic have negatively impacted our earnings and cash flows from operations and may continue to do so. Reduced demand for natural gas, NGLs, refined products and/or crude oil caused by the COVID-19 pandemic and low WTI crude oil prices may result in the continued shut-in of production from U.S. oil and gas wells, which in turn may result in decreased volumes transported on our pipeline systems and decreased overall utilization of our midstream services.

With respect to commodity prices, natural gas prices have strengthened in recent months as a reduction in crude oil production has led to decreased supplies of associated natural gas from these wells. Meanwhile, crude oil prices saw a sharp decline as a result of actions by foreign oil-producing nations and a decrease in global demand as result of the COVID-19 pandemic but have subsequently risen and stabilized. We cannot predict the future impacts, or the duration of such impacts, from the COVID-19 pandemic.

The outlook for commodity prices is mixed and could have a varying impact on our business. Reduced demand and increased supply of crude oil has resulted in an increase in worldwide crude oil storage inventories, which is expected to keep crude oil prices depressed for the near term. With respect to natural gas markets, a relatively more moderate decrease in demand, coupled with the previously mentioned decreases in gas production associated with wells drilled to produce crude oil, have more than counterbalanced the reduction in demand. The overall outlook for our midstream services will depend, in part, on the timing and extent of recovery in the commodity markets.

While we anticipate that current and projected commodity prices and the related impact to activity levels in both the upstream and midstream sectors will impact our business, we cannot predict the ultimate magnitude of that impact and expect it to be varied across our operations, depending on the region, customer, type of service, contract term and other factors.

While the vast majority of our counterparties are investment grade rated companies, recent market disruptions increased the likelihood that some of our counterparties may be forced to file for bankruptcy protection. However, we believe that the recent increases in commodity prices, along with recent expense-cutting initiatives by many companies, have generally strengthened the credit profile for the majority of our producer counterparties.

Ultimately, the extent to which our business will be impacted by recent market developments depends on the factors described above as well as future developments beyond our control, which are highly uncertain and cannot be predicted. In response to these market events and uncertainties, we reduced 2020 growth capital spending, and we expect to continue to a lower level of growth capital spending going forward. See “Liquidity and Capital Resources” below for additional information on our forecasted capital expenditures. In 2020, we also reduced operating expenses, and we expect that our operating expenses going forward will continue to be lower relative to pre-2020 levels. While current market volatility makes the near-term unpredictable, we believe that overall the long-term demand for our services will continue given the essential nature of the midstream natural gas, NGLs, refined products and crude oil businesses, although we cannot predict any possible changes in such demand with reasonable certainty.

We currently have ample liquidity to fund our business and we do not anticipate any liquidity concerns in the immediate future (see “Liquidity and Capital Resources” below). In addition, while the trading price of ET common units declined significantly during the first nine months of 2020, thereby making equity capital market transactions less attractive in the near term, we continue to have access to the debt capital markets on generally favorable terms. In the event we seek additional equity or debt capital, our blended cost of capital for equity and debt is expected to be modestly higher in the near term; however, we will continue to evaluate growth projects and acquisitions as such opportunities may be identified in the future in light of this higher cost of capital.

In addition to the trends and outlook discussed above with respect to the Partnership’s existing business and finances, we also anticipate that the Partnership will continue to increase its focus on the development of alternative energy projects aimed at continuing to reduce its environmental footprint throughout its operations. In February 2021, the Partnership announced the creation of a new group focused on these efforts. The Partnership also recently announced its first-ever dedicated solar power contract, which will reduce the Partnership’s environmental footprint by integrating alternative energy sources when economically beneficial.

Results of Operations

We report Segment Adjusted EBITDA and consolidated Adjusted EBITDA as measures of segment performance. We define Segment Adjusted EBITDA and consolidated Adjusted EBITDA as total Partnership earnings before interest, taxes, depreciation, depletion, amortization and other non-cash items, such as non-cash compensation expense, gains and losses on disposals of assets, the allowance for equity funds used during construction, unrealized gains and losses on commodity risk management activities, inventory valuation adjustments, non-cash impairment charges, losses on extinguishments of debt and other non-operating income or expense items. Segment Adjusted EBITDA and consolidated Adjusted EBITDA reflect amounts for unconsolidated affiliates based on the same recognition and measurement methods used to record equity in earnings of unconsolidated affiliates. Adjusted EBITDA related to unconsolidated affiliates excludes the same items with respect to the unconsolidated affiliate as those excluded from the calculation of Segment Adjusted EBITDA and consolidated Adjusted EBITDA, such as interest, taxes, depreciation, depletion, amortization and other non-cash items. Although these amounts are excluded from Adjusted EBITDA related to unconsolidated affiliates, such exclusion should not be understood to imply that we have control over the operations and resulting revenues and expenses of such affiliates. We do not control our unconsolidated affiliates; therefore, we do not control the earnings or cash flows of such affiliates. The use of Segment Adjusted EBITDA or Adjusted EBITDA related to unconsolidated affiliates as an analytical tool should be limited accordingly.

Segment Adjusted EBITDA, as reported for each segment in the table below, is analyzed for each segment in the section titled “Segment Operating Results.” Adjusted EBITDA is a non-GAAP measure used by industry analysts, investors, lenders and rating agencies to assess the financial performance and the operating results of the Partnership’s fundamental business activities and should not be considered in isolation or as a substitution for net income, income from operations, cash flows from operating activities or other GAAP measures.

Year Ended December 31, 2020 Compared to the Year Ended December 31, 2019

Consolidated Results

	Years Ended December 31,
	2020	2019	Change
Segment Adjusted EBITDA:
Intrastate transportation and storage	$863	$999	$(136)
Interstate transportation and storage	1,680	1,792	(112)
Midstream	1,670	1,602	68
NGL and refined products transportation and services	2,802	2,666	136
Crude oil transportation and services	2,258	2,898	(640)
Investment in Sunoco LP	739	665	74
Investment in USAC	414	420	(6)
All other	115	106	9

Total Segment Adjusted EBITDA	10,541	11,148	(607)
Depreciation, depletion and amortization	(3,669)	(3,136)	(533)
Interest expense, net of interest capitalized	(2,323)	(2,262)	(61)
Impairment losses	(2,880)	(74)	(2,806)
Losses on interest rate derivatives	(203)	(241)	38
Non-cash compensation expense	(121)	(113)	(8)
Unrealized losses on commodity risk management activities	(71)	(5)	(66)
Inventory valuation adjustments	(82)	79	(161)
Losses on extinguishments of debt	(72)	(2)	(70)
Adjusted EBITDA related to unconsolidated affiliates	(628)	(626)	(2)
Equity in earnings of unconsolidated affiliates	119	302	(183)
Impairment of investment in an unconsolidated affiliate	(129)	—	(129)
Other, net	68	244	(176)

Income before income tax expense	550	5,314	(4,764)
Income tax expense	(239)	(199)	(40)

Net income	$311	$5,115	$(4,804)

Adjusted EBITDA (consolidated). For the year ended December 31, 2020 compared to the prior year, Adjusted EBITDA decreased 5.4%, primarily due to the impacts of lower volumes and market prices among several of our core operating segments resulting primarily from COVID-19 related demand reductions. These decreases were partially offset by an increase of $136 million from our NGL and refined products transportation and services segment primarily due to higher throughput volumes, an increase of $68 million from our midstream segment primarily due to the restructuring and assignment of certain gathering and processing contracts, and an increase of $74 million from our investment in Sunoco LP segment primarily due to increased gross profit per gallon sold and a decrease in operating costs. The decrease in Adjusted EBITDA was also offset by a net increase of approximately $569 million from recent acquisitions and assets placed in service.

Depreciation, Depletion and Amortization. Depreciation, depletion and amortization expense increased primarily due to additional depreciation from assets recently placed in service and recent acquisitions.

Interest Expense, Net of Interest Capitalized. Interest expense, net of interest capitalized, increased during the year ended December 31, 2020 compared to the prior year primarily due to the following:

•

an increase of $57 million recognized by the Partnership (excluding Sunoco LP and USAC) primarily related to an increase in aggregate debt as a result of the SemGroup acquisition and the $4.2 billion of senior notes issued in the ET-ETO senior notes exchange (discussed below under “Description of Indebtedness”), the impact of which was partially offset by higher capitalized interest and lower borrowing costs realized on floating rate and refinanced debt;

•

an increase of $2 million recognized by USAC was primarily due to a full year of interest expense incurred in the current period on its senior notes 2027 issued in March 2019, partially offset by reduced borrowings and lower weighted average interest rates under its credit agreement; and

•	an increase of $2 million recognized by Sunoco LP due to a slight increase in average long-term debt.

Impairment Losses. During the year ended December 31, 2020, the Partnership recognized goodwill impairments totaling $2.2 billion and fixed asset impairments totaling $58 million, primarily due to decreases in projected future cash flows as a result of overall market demand decline. In addition, USAC recognized a goodwill impairment of $619 million as well as an equipment impairment of $8 million based on changes in market conditions.

During the year ended December 31, 2019, the Partnership recognized goodwill impairments totaling $21 million primarily due to changes in assumptions related to projected future revenues and cash flows. Also during the year ended December 31, 2019, Sunoco LP recognized a $47 million write-down on assets held for sale related to its ethanol plant in Fulton, New York, and USAC recognized a $6 million fixed asset impairment related to certain idle compressor assets.

Losses on Interest Rate Derivatives. Our interest rate derivatives are not designated as hedges for accounting purposes; therefore, changes in fair value are recorded in earnings each period. Losses on interest rate derivatives decreased by $38 million during the year ended December 31, 2020, compared to the prior year primarily due to a $400 million reduction in notional amount of outstanding forward-starting interest rate derivatives, which was partially offset by lower average interest rates and expenses related to the early termination and settlement of forward-starting interest rate derivatives.

Unrealized Losses on Commodity Risk Management Activities. The unrealized losses on our commodity risk management activities include changes in fair value of commodity derivatives and the hedged inventory included in designated fair value hedging relationships. Information on the unrealized gains and losses within each segment are included in “Segment Operating Results” below, and additional information on the commodity-related derivatives, including notional volumes, maturities and fair values, is available in “Item 7A. Quantitative and Qualitative Disclosures About Market Risk” and in Note 13 to our consolidated financial statements included in “Item 8. Financial Statements and Supplementary Data.”

Inventory Valuation Adjustments. Inventory valuation reserve adjustments were recorded for the inventory associated with Sunoco LP primarily driven by changes in fuel prices between periods.

Losses on Extinguishments of Debt. Year ended December 31, 2020 amounts were related to ETO Senior Notes redemption in January 2020. In addition, Sunoco LP recognized a $13 million loss on extinguishment of debt related to the repurchase of its outstanding 2023 senior notes in 2020.

Impairment of Investments in Unconsolidated Affiliate. During the year ended December 31, 2020, the Partnership recorded an impairment to its investment in White Cliffs of $129 million due to a decrease in projected future revenues and cash flows as a result of the overall market demand decline that occurred subsequent to the SemGroup acquisition and related purchase price allocation in December 2019.

Adjusted EBITDA Related to Unconsolidated Affiliates and Equity in Earnings of Unconsolidated Affiliates. See additional information in “Supplemental Information on Unconsolidated Affiliates” and “Segment Operation Results” below.

Other, net. Other, net primarily includes amortization of regulatory assets and other income and expense amounts.

Income Tax Expense. For the year ended December 31, 2020 compared to the prior year, income tax expense increased due to higher earnings from the Partnership’s consolidated corporate subsidiaries in 2020 and the impact of a current state tax benefit (net of federal benefit) of $17 million in the prior year, which was primarily due to a change in estimate related to state income taxes in 2019.

Supplemental Information on Unconsolidated Affiliates

The following table presents financial information related to unconsolidated affiliates:

	Years Ended December 31,
	2020	2019	Change
Equity in earnings (losses) of unconsolidated affiliates:
Citrus	$162	$148	$14
FEP (1)	(139)	59	(198)
MEP	(6)	15	(21)
White Cliffs	20	4	16
Other	82	76	6

Total equity in earnings of unconsolidated affiliates	$119	$302	$(183)

Adjusted EBITDA related to unconsolidated affiliates(2):
Citrus	$347	$342	$5
FEP	76	75	1
MEP	28	60	(32)
White Cliffs	44	—	44
Other	133	149	(16)

Total Adjusted EBITDA related to unconsolidated affiliates	$628	$626	$2

	Years Ended December 31,
	2020	2019	Change
Distributions received from unconsolidated affiliates:
Citrus	$191	$178	$13
FEP	75	73	2
MEP	26	36	(10)
White Cliffs	29	—	29
Other	85	101	(16)

Total distributions received from unconsolidated affiliates	$406	$388	$18

(1)

For the year ended December 31, 2020, equity in earnings (losses) of unconsolidated affiliates includes the impact of non-cash impairments recorded by FEP, which reduced the Partnership’s equity in earnings by $208 million.

(2)

These amounts represent our proportionate share of the Adjusted EBITDA of our unconsolidated affiliates and are based on our equity in earnings or losses of our unconsolidated affiliates adjusted for our proportionate share of the unconsolidated affiliates’ interest, depreciation, depletion, amortization, non-cash items and taxes.

Segment Operating Results

We evaluate segment performance based on Segment Adjusted EBITDA, which we believe is an important performance measure of the core profitability of our operations. This measure represents the basis of our internal financial reporting and is one of the performance measures used by senior management in deciding how to allocate capital resources among business segments.

The tables below identify the components of Segment Adjusted EBITDA, which is calculated as follows:

•

Segment margin, operating expenses, and selling, general and administrative expenses. These amounts represent the amounts included in our consolidated financial statements that are attributable to each segment.

•

Unrealized gains or losses on commodity risk management activities and inventory valuation adjustments. These are the unrealized amounts that are included in cost of products sold to calculate segment margin. These amounts are not included in Segment Adjusted EBITDA; therefore, the unrealized losses are added back and the unrealized gains are subtracted to calculate the segment measure.

•

Non-cash compensation expense. These amounts represent the total non-cash compensation recorded in operating expenses and selling, general and administrative expenses. This expense is not included in Segment Adjusted EBITDA and therefore is added back to calculate the segment measure.

•

Adjusted EBITDA related to unconsolidated affiliates. Adjusted EBITDA related to unconsolidated affiliates excludes the same items with respect to the unconsolidated affiliate as those excluded from the calculation of Segment Adjusted EBITDA, such as interest, taxes, depreciation, depletion, amortization and other non-cash items. Although these amounts are excluded from Adjusted EBITDA related to unconsolidated affiliates, such exclusion should not be understood to imply that we have control over the operations and resulting revenues and expenses of such affiliates. We do not control our unconsolidated affiliates; therefore, we do not control the earnings or cash flows of such affiliates.

In the following analysis of segment operating results, a measure of segment margin is reported for segments with sales revenues. Segment margin is a non-GAAP financial measure and is presented herein to assist in the analysis of segment operating results and particularly to facilitate an understanding of the impacts that changes in sales revenues have on the segment performance measure of Segment Adjusted EBITDA. Segment margin is similar to the GAAP measure of gross margin, except that segment margin excludes charges for depreciation, depletion and amortization. Among the GAAP measures reported by the Partnership, the most directly comparable measure to segment margin is Segment Adjusted EBITDA; a reconciliation of segment margin to Segment Adjusted EBITDA is included in the following tables for each segment where segment margin is presented.

In addition, for certain segments, the sections below include information on the components of segment margin by sales type, which components are included in order to provide additional disaggregated information to facilitate the analysis of segment margin and Segment Adjusted EBITDA. For example, these components include transportation margin, storage margin, and other margin. These components of segment margin are calculated consistent with the calculation of segment margin; therefore, these components also exclude charges for depreciation, depletion and amortization.

For additional information regarding our business segments, see “Item 1. Business” and Notes 1 and 16 to our consolidated financial statements in “Item 8. Financial Statements and Supplementary Data.”

Segment Operating Results

Intrastate Transportation and Storage

	Years Ended December 31,
	2020	2019	Change
Natural gas transported (BBtu/d)	12,649	12,442	207
Revenues	$2,544	$3,099	$(555)
Cost of products sold	1,478	1,909	(431)

Segment margin	1,066	1,190	(124)
Unrealized (gains) losses on commodity risk management activities	(25)	2	(27)
Operating expenses, excluding non-cash compensation expense	(177)	(190)	13
Selling, general and administrative expenses, excluding non-cash compensation expense	(28)	(29)	1
Adjusted EBITDA related to unconsolidated affiliates	25	25	—
Other	2	1	1

Segment Adjusted EBITDA	$863	$999	$(136)

Volumes. For the year ended December 31, 2020 compared to the prior year, transported volumes increased primarily due to increased utilization of our Texas pipelines, partially offset by a decrease in volumes as a result of the bankruptcy filing of a transportation customer.

Segment Margin. The components of our intrastate transportation and storage segment margin were as follows:

	Years Ended December 31,
	2020	2019	Change
Transportation fees	$617	$614	$3
Natural gas sales and other (excluding unrealized gains and losses)	317	505	(188)
Retained fuel revenues (excluding unrealized gains and losses)	48	50	(2)
Storage margin, including fees (excluding unrealized gains and losses)	59	23	36
Unrealized gains (losses) on commodity risk management activities	25	(2)	27

Total segment margin	$1,066	$1,190	$(124)

Segment Adjusted EBITDA. For the year ended December 31, 2020 compared to the prior year, Segment Adjusted EBITDA related to our intrastate transportation and storage segment decreased due to the net impacts of the following:

•	a decrease of $188 million in realized natural gas sales and other due to lower realized gains from pipeline optimization activity; and

•	a decrease of $2 million in retained fuel revenues primarily due to lower natural gas prices; offset by

•	an increase of $36 million in realized storage margin primarily due to higher realized gains on financial derivatives used to hedge physical storage gas;

•

a decrease of $13 million in operating expenses primarily due to a $5 million decrease in outside services, a $4 million decrease in employee costs, a $3 million decrease in maintenance project costs and a $2 million decrease in ad valorem taxes; and

•

an increase of $3 million in transportation fees primarily due to volume ramp-ups on Red Bluff Express pipeline and new contracts partially offset by the expansion of certain contracts on Regency Intrastate Gas Systems,

Interstate Transportation and Storage

	Years Ended December 31,
	2020	2019	Change
Natural gas transported (BBtu/d)	10,325	11,346	(1,021)
Natural gas sold (BBtu/d)	16	17	(1)
Revenues	$1,861	$1,963	$(102)
Operating expenses, excluding non-cash compensation, amortization and accretion expenses	(567)	(569)	2
Selling, general and administrative expenses, excluding non-cash compensation, amortization and accretion expenses	(59)	(72)	13
Adjusted EBITDA related to unconsolidated affiliates	451	477	(26)
Other	(6)	(7)	1

Segment Adjusted EBITDA	$1,680	$1,792	$(112)

Volumes. For the year ended December 31, 2020 compared to the prior year, transported volumes decreased primarily due to lower crude production resulting in lower associated gas production and contract expirations on our Tiger Pipeline, as well as multiple weather events and maintenance of third-party facilities impacting our assets along the Gulf Coast.

Segment Adjusted EBITDA. For the year ended December 31, 2020 compared to the prior year, Segment Adjusted EBITDA related to our interstate transportation and storage segment decreased due to the net impacts of the following:

•

a decrease of $102 million in revenues primarily due to a decrease of $63 million from a contractual rate adjustment on commitments at our Lake Charles LNG facility effective January 2020, a decrease of $30 million due to additional revenue recognized in 2019 associated with a shipper bankruptcy, a decrease of $28 million due to lower utilization and lower rates on our Panhandle and Trunkline systems, a decrease of $12 million in transportation fees as a result of multiple weather events and maintenance on third-party facilities connected to our systems, and a decrease of $8 million resulting from contract expirations on ETC Tiger. These decreases were partially offset by higher reservation revenue on Transwestern and Rover resulting from higher contracted capacity and higher parking revenue resulting from timing of transactions; and

•

a decrease of $26 million in Adjusted EBITDA related to unconsolidated affiliates primarily due to lower earnings from our Midcontinent Express Pipeline primarily as a result of lower rates received following the expiration of certain contracts, partially offset by an increase from Citrus primarily due to higher revenues resulting from new contracts, rate increases on existing contracts, the recognition of a contract exit fee and lower operating expenses; partially offset by

•

a decrease of $2 million in operating expense primarily due to $22 million in refunds of ad valorem taxes on Transwestern and lower current year assessments, a $13 million decrease in employee costs and a $9 million decrease in maintenance project costs resulting from cost-cutting initiatives, partially offset by $38 million in bad debt expense associated with a shipper bankruptcy and a $5 million increase related to the valuation of inventory on Panhandle; and

•

a decrease of $13 million in selling, general and administrative expenses primarily resulting from a $17 million favorable settlement related to excise taxes on Rover and a $5 million decrease in employee costs due to cost-cutting initiatives, partially offset by a $4 million increase in legal and consulting fees related to an ongoing rate case and shipper bankruptcies and a $3 million increase in allocated overhead costs.

Midstream

	Years Ended December 31,
	2020	2019	Change
Gathered volumes (BBtu/d)	12,961	13,468	(507)
NGLs produced (MBbls/d)	611	571	40
Equity NGLs (MBbls/d)	35	31	4
Revenues	$5,026	$6,031	$(1,005)
Cost of products sold	2,598	3,577	(979)

Segment margin	2,428	2,454	(26)
Operating expenses, excluding non-cash compensation expense	(705)	(791)	86
Selling, general and administrative expenses, excluding non-cash compensation expense	(87)	(90)	3
Adjusted EBITDA related to unconsolidated affiliates	31	27	4
Other	3	2	1

Segment Adjusted EBITDA	$1,670	$1,602	$68

Volumes. For the year ended December 31, 2020 compared to the prior year, gathered volumes decreased primarily in the South Texas and Northeast regions, partially offset by the impact of the SemGroup acquisition in the Mid-Continent/Panhandle region and volume growth in the Ark-La-Tex and Permian regions. NGL production increased due to the impact of the SemGroup acquisition in the Mid-Continent/Panhandle region and ethane uplift in the Permian, South Texas and North Texas regions.

Segment Margin. The table below presents the components of our midstream segment margin.

	Years Ended December 31,
	2020	2019	Change
Gathering and processing fee-based revenues	$2,187	$2,132	$55
Non-fee-based contracts and processing	241	322	(81)

Total segment margin	$2,428	$2,454	$(26)

Segment Adjusted EBITDA. For the year ended December 31, 2020 compared to the prior year, Segment Adjusted EBITDA related to our midstream segment increased due to the net impacts of the following:

•

an increase of $55 million in fee-based margin due to the impact of the SemGroup acquisition in the Mid-Continent/Panhandle region and recognized $103 million related to the restructuring and assignment of certain gathering and processing contracts in the Ark-La-Tex region, which included the recognition of $75 million of deferred revenue received in prior periods. This increase was partially offset by the impact of volume declines in the South Texas region;

•

a decrease of $86 million in operating expenses due to cost-saving initiatives, including a decrease of $39 million in outside services, $25 million in materials, $14 million in employee costs and $8 million in office expenses; and

•	a decrease of $3 million in selling, general and administrative expenses due to a decrease in allocated overhead costs resulting from overall corporate cost reductions; partially offset by

•	a decrease of $70 million in non-fee-based margin due to unfavorable NGL prices of $75 million and favorable natural gas prices of $5 million; and

•	a decrease of $11 million in non-fee-based margin due to decreased throughput volume, primarily in the South Texas region.

NGL and Refined Products Transportation and Services

	Years Ended December 31,
	2020	2019	Change
NGL transportation volumes (MBbls/d)	1,436	1,289	147
Refined products transportation volumes (MBbls/d)	461	583	(122)
NGL and refined products terminal volumes (MBbls/d)	825	844	(19)
NGL fractionation volumes (MBbls/d)	835	706	129
Revenues	$10,513	$11,641	$(1,128)
Cost of products sold	7,139	8,393	(1,254)

Segment margin	3,374	3,248	126
Unrealized losses on commodity risk management activities	78	81	(3)
Operating expenses, excluding non-cash compensation expense	(650)	(656)	6
Selling, general and administrative expenses, excluding non-cash compensation expense	(82)	(93)	11
Adjusted EBITDA related to unconsolidated affiliates	82	86	(4)

Segment Adjusted EBITDA	$2,802	$2,666	$136

Volumes. For the year ended December 31, 2020 compared to the prior year, NGL transportation volumes increased due to higher throughput volumes on our Mariner East pipeline system. In addition, throughput barrels on our Texas NGL pipeline system increased due to higher receipt of liquids production from both wholly-owned and third-party gas plants primarily in the Permian and North Texas regions, as well as higher export volumes feeding into our Nederland Terminal resulting from the initiation of service on our propane export pipeline in the fourth quarter of 2020.

Refined products transportation volumes decreased for the year ended December 31, 2020 compared to prior year due to the closure of a third-party refinery during the third quarter of 2019, which negatively impacted supply to our refined products transportation system, and less domestic demand for jet fuel and other refined products. These decreases in volumes were partially offset by the initiation of service of our JC Nolan diesel fuel pipeline in the third quarter of 2019.

NGL and refined products terminal volumes decreased for the year ended December 31, 2020 compared to the prior year primarily due to the closure of a third-party refinery during the third quarter of 2019 and less domestic demand for jet fuel and other refined products. These decreases were partially offset by higher volumes from our Mariner East system, an increase in loaded vessels at our Nederland Terminal, and the initiation of service on our JC Nolan diesel fuel pipeline and natural gasoline export project, both of which commences service in the third quarter of 2019.

Average fractionated volumes at our Mont Belvieu, Texas fractionation facility increased for the year ended December 31, 2020 compared to the prior year primarily due to the commissioning of our sixth and seventh fractionators in February 2019 and February 2020, respectively.

Segment Margin. The components of our NGL and refined products transportation and services segment margin were as follows:

	Years Ended December 31,
	2020	2019	Change
Fractionators and refinery services margin	$726	$664	$62
Transportation margin	1,895	1,716	179
Storage margin	250	223	27
Terminal Services margin	541	630	(89)
Marketing margin	40	96	(56)
Unrealized gains on commodity risk management activities	(78)	(81)	3

Total segment margin	$3,374	$3,248	$126

Segment Adjusted EBITDA. For the year ended December 31, 2020 compared to the prior year, Segment Adjusted EBITDA related to our NGL and refined products transportation and services segment increased due to the net impacts of the following:

•

an increase of $179 million in transportation margin primarily due to a $128 million increase from higher throughput volumes on our Mariner East pipeline system, a $53 million increase from higher throughput volumes received from the Permian region, a $17 million increase due to the initiation of service on our JC Nolan diesel fuel pipeline in the third quarter of 2019, a $14 million increase from higher throughput volumes from the Barnett region, a $12 million increase from higher volumes from the South Texas region and a $3 million increase due to higher throughput on our Mariner West pipeline. These increases were partially offset by a $17 million decrease from lower throughput volumes received from the Eagle Ford region, a $16 million decrease due to less demand for jet fuel and other refined products, and a $13 million decrease resulting from the closure of a third-party refinery during the third quarter of 2019;

•

an increase of $62 million in fractionators and refinery services margin primarily due to a $57 million increase resulting from the commissioning of our sixth and seventh fractionators in February 2019 and February 2020, respectively, and higher NGL volumes from the Permian and Barnett regions feeding our Mont Belvieu fractionation facility, and a $9 million increase in rail and truck volumes feeding our refinery services facility. These increases were partially offset by a $7 million decrease due primarily to an expiration of a third-party blending contract during the second quarter of 2020;

•

an increase of $27 million in storage margin primarily due to a $16 million increase from throughput fees generated from exported volumes and an $11 million increase from component product storage fees; and

•

a decrease of $11 million in selling, general and administrative expenses primarily due to lower allocated overhead costs and lower employee costs resulting from cost-cutting initiatives; partially offset by

•

a decrease of $89 million in terminal services margin primarily due to a $90 million decrease resulting from an expiration of a third-party contract at our Nederland Terminal in the second quarter of 2020, a $29 million decrease due to lower third-party and intercompany volumes feeding our Marcus Hook Terminal, a $16 million decrease due to lower expense reimbursements in 2020, and a $14 million decrease due to less domestic demand for jet fuel and other refined products. These decreases were partially offset by a $60 million increase due to higher throughput on our Mariner East system; and

•

a decrease of $56 million in marketing margin primarily due to an $87 million decrease due to lower margin from our butane blending business, a $37 million decrease in gasoline blending and optimization due primarily to unfavorable market conditions primarily attributable to the COVID-19 pandemic. These decreases were partially offset by a $47 million increase due to higher optimization gains from the sale of NGL component products at our Mont Belvieu facility and a $21 million increase in NGL export and rack volumes.

Crude Oil Transportation and Services

	Years Ended December 31,
	2020	2019	Change
Crude transportation volumes (MBbls/d)	3,763	4,217	(454)
Crude terminals volumes (MBbls/d)	2,553	2,513	40
Revenue	$11,679	$18,447	$(6,768)
Cost of products sold	8,838	14,832	(5,994)

Segment margin	2,841	3,615	(774)
Unrealized (gains) losses on commodity risk management activities	12	(69)	81
Operating expenses, excluding non-cash compensation expense	(526)	(570)	44
Selling, general and administrative expenses, excluding non-cash compensation expense	(118)	(85)	(33)
Adjusted EBITDA related to unconsolidated affiliates	37	8	29
Other	12	(1)	13

Segment Adjusted EBITDA	$2,258	$2,898	$(640)

Volumes. For the year ended December 31, 2020 compared to the prior year, crude transportation volumes were lower on our Texas pipeline system and our Bakken pipeline, driven by lower production in these regions due to lower crude oil prices as well as lower refinery utilization caused by COVID-19 demand destruction, partially offset by contributions from assets acquired in 2019. Crude terminal volumes were higher due to contributions from assets acquired in 2019, partially offset by lower Permian and Bakken pipeline volumes, reduced refinery utilization, and reduced export demand at our Nederland Terminal.

Segment Adjusted EBITDA. For the year ended December 31, 2020 compared to the prior year, Segment Adjusted EBITDA related to our crude oil transportation and services segment decreased due to the net impacts of the following:

•

a decrease of $693 million in segment margin (excluding unrealized gains and losses on commodity risk management activities) primarily due to a $430 million decrease from our Texas crude pipeline system due to lower utilization and lower average tariff rates realized, a $286 million decrease (excluding a net change of $84 million in unrealized gains and losses on commodity risk management activities) from our crude oil acquisition and marketing business primarily due to a significant contraction in spreads in 2020 as compared to 2019 primarily impacting our Permian to Gulf Coast and Bakken to Gulf Coast trading operations, a $224 million decrease due to lower volumes on our Bakken Pipeline due to lower basin production, and a $35 million decrease in throughput at our crude terminals primarily driven by lower Permian and Bakken volumes, reduced refinery utilization from COVID-19 demand destruction, reduced export demand, and hurricanes impacting operations in the third quarter of 2020; partially offset by a $285 million increase related to assets acquired in 2019; and

•

an increase of $33 million in selling, general and administrative expenses primarily due to legal expenses, higher insurance expenses, and an increase related to assets acquired in 2019; partially offset by

•

a decrease of $44 million in operating expenses primarily due to lower volume-driven pipeline expenses and corporate cost-cutting initiatives, partially offset by increased costs related to assets acquired in 2019; and

•	an increase of $29 million in Adjusted EBITDA related to unconsolidated affiliates due to assets acquired in 2019.

Investment in Sunoco LP

	Years Ended December 31,
	2020	2019	Change
Revenues	$10,710	$16,596	$(5,886)
Cost of products sold	9,654	15,380	(5,726)

Segment margin	1,056	1,216	(160)
Unrealized (gains) losses on commodity risk management activities	6	(5)	11
Operating expenses, excluding non-cash compensation expense	(336)	(365)	29
Selling, general and administrative, excluding non-cash compensation expense	(98)	(123)	25
Adjusted EBITDA related to unconsolidated affiliates	10	4	6
Inventory valuation adjustments	82	(79)	161
Other, net	19	17	2

Segment Adjusted EBITDA	$739	$665	$74

The Investment in Sunoco LP segment reflects the consolidated results of Sunoco LP.

Segment Adjusted EBITDA. For the year ended December 31, 2020 compared to the prior year, Segment Adjusted EBITDA related to the Investment in Sunoco LP segment increased due to the net impacts of the following:

•

an increase in the gross profit on motor fuel sales of $32 million, primarily due to a 18% increase in gross profit per gallon sold and the receipt of a $13 million make-up payment under Sunoco LP’s fuel supply agreement with 7-Eleven, Inc., partially offset by a 13% decrease in gallons sold; and

•

a decrease in operating expenses and selling, general and administrative expenses, excluding non-cash compensation expense of $54 million, primarily attributable to lower employee costs, maintenance, advertising, credit card fees and utilities, which was partially offset by a $12 million charge for current expected credit losses on Sunoco LP’s accounts receivable in connection with the financial impact from COVID-19; and

•	an increase of $6 million in Adjusted EBITDA related to unconsolidated affiliates due to Sunoco LP’s investment in the JC Nolan joint venture; partially offset by

•	a decrease of $18 million in non-motor fuel sales and lease gross profit primarily due to reduced credit card transactions related to the COVID-19 pandemic and rent concessions in 2020.

Investment in USAC

	Years Ended December 31,
	2020	2019	Change
Revenues	$667	$698	$(31)
Cost of products sold	82	91	(9)

Segment margin	585	607	(22)
Operating expenses, excluding non-cash compensation expense	(124)	(134)	10
Selling, general and administrative, excluding non-cash compensation expense	(51)	(53)	2
Other, net	4	—	4

Segment Adjusted EBITDA	$414	$420	$(6)

The investment in USAC segment reflects the consolidated results of USAC.

Segment Adjusted EBITDA. For the year ended December 31, 2020 compared to last year, Segment Adjusted EBITDA related to our investment in USAC segment increased due to the net impacts of the following:

•	a decrease of $10 million in operating expenses primarily driven by a decrease in average revenue generating horsepower and reduced headcount; partially offset by

•

a decrease of $22 million in segment margin primarily driven by a decrease in revenues primarily due to a decrease in average revenue generating horsepower as a result of a decline in demand for compression services primarily driven by a decrease in U.S. crude oil and natural gas activities and a reduction of ancillary maintenance work, offset by a decrease in costs of products sold of $9 million.

All Other

	Years Ended December 31,
	2020	2019	Change
Revenue	$1,838	$1,689	$149
Cost of products sold	1,527	1,504	23

Segment margin	311	185	126
Unrealized (gains) losses on commodity risk management activities	1	(4)	5
Operating expenses, excluding non-cash compensation expense	(133)	(77)	(56)
Selling, general and administrative expenses, excluding non-cash compensation expense	(91)	(58)	(33)
Adjusted EBITDA related to unconsolidated affiliates	2	2	—
Other and eliminations	25	58	(33)

Segment Adjusted EBITDA	$115	$106	$9

Amounts reflected in our all other segment primarily include:

•	our natural gas marketing operations;

•	our wholly-owned natural gas compression operations;

•	our investment in coal handling facilities.

•	our Canadian operations, which were acquired in the SemGroup acquisition in December 2019 and include natural gas gathering and processing assets.

Segment Adjusted EBITDA. For the year ended December 31, 2020 compared to the prior year, Segment Adjusted EBITDA increased due to the net impacts of the following:

•	an increase of $97 million from the acquisition of Energy Transfer Canada; and

•	an increase of $26 million primarily due to insurance proceeds received on settled claims related to our MTBE litigation; partially offset by

•	a decrease of $22 million due to lower coal royalties and producer demand from our natural resources business;

•	a decrease of $35 million due to lower revenue from our compressor equipment business;

•	a decrease of $12 million from adverse market conditions due to COVID-19 related demand destruction;

•	a decrease of $25 million due to higher merger and acquisition expenses;

•	a decrease of $10 million due to intercompany eliminations; and

•	a decrease of $6 million due to the elimination of Sunoco LP’s interest in the JC Nolan Joint Venture.

Year Ended December 31, 2019 Compared to the Year Ended December 31, 2018

Consolidated Results

	Years Ended December 31,
	2019	2018	Change
Segment Adjusted EBITDA:
Intrastate transportation and storage	$999	$927	$72
Interstate transportation and storage	1,792	1,680	112
Midstream	1,602	1,627	(25)
NGL and refined products transportation and services	2,666	1,979	687
Crude oil transportation and services	2,898	2,385	513
Investment in Sunoco LP	665	638	27
Investment in USAC	420	289	131
All other	106	76	30

Total	11,148	9,601	1,547
Depreciation, depletion and amortization	(3,136)	(2,843)	(293)
Interest expense, net of interest capitalized	(2,262)	(1,709)	(553)
Impairment losses	(74)	(431)	357
Gains (losses) on interest rate derivatives	(241)	47	(288)
Non-cash compensation expense	(113)	(105)	(8)
Unrealized losses on commodity risk management activities	(5)	(11)	6
Inventory valuation adjustments	79	(85)	164
Losses on extinguishments of debt	(2)	(109)	107
Adjusted EBITDA related to unconsolidated affiliates	(626)	(655)	29
Equity in earnings of unconsolidated affiliates	302	344	(42)
Adjusted EBITDA related to discontinued operations	—	25	(25)
Other, net	244	30	214

Income from continuing operations before income tax expense	5,314	4,099	1,215
Income tax expense from continuing operations	(199)	(5)	(194)

Income from continuing operations	5,115	4,094	1,021
Loss from discontinued operations, net of income taxes	—	(265)	265

Net income	$5,115	$3,829	$1,286

Adjusted EBITDA (consolidated). For the year ended December 31, 2019 compared to the prior year, Adjusted EBITDA increased approximately $1.55 billion, or 16%. The increase was primarily due to the impact of multiple revenue-generating assets being placed in service and recent acquisitions, as well as increased demand for services on existing assets. The impact of new assets and acquisitions was approximately $784 million, of which the largest increases were from increased volumes to our Mariner East pipeline and terminal assets due to the addition of pipeline capacity in the fourth quarter of 2018 (a $274 million impact to the NGL and refined products transportation and services segment), the commissioning of our fifth and sixth fractionators (a $131 million impact to the NGL and refined products transportation and services segment), the ramp up of volumes on our Bayou Bridge system due to placing phase II in service in the second quarter of 2019 (a $60 million impact to our crude oil transportation and services segment), the Rover pipeline (a $78 million impact to the interstate transportation and storage segment), the addition of gas processing capacity to our Arrowhead gas plant (a $31 million impact to our midstream segment), placing our Permian Express 4 pipeline in service in October 2019 (a $26 million impact to our crude oil transportation and services segment) and the acquisition of USAC (a net impact of $131 million among the investment in USAC and all other segments). The remainder of the increase in Adjusted EBITDA was primarily due to stronger demand on existing assets, particularly due to increased throughput on our Bakken Pipeline system as well as increased production in the Permian, which impacted multiple segments. Additional discussion of these and other factors affecting Adjusted EBITDA is included in the analysis of Segment Adjusted EBITDA in the “Segment Operating Results” section below.

Depreciation, Depletion and Amortization. Depreciation, depletion and amortization expense increased primarily due to additional depreciation from assets recently placed in service and recent acquisitions.

Interest Expense, Net of Interest Capitalized. Interest expense, net of interest capitalized, increased during the year ended December 31, 2019 compared to December 31, 2018 primarily due to the following:

•

an increase of $475 million recognized by the Partnership (excluding Sunoco LP and USAC) primarily related to an increase in long-term debt, which included $4.2 billion of senior notes issued in the ET-ETO senior note exchange (discussed below under “Description of Indebtedness”), as well as additional senior note issuances and borrowings under our revolving credit facilities;

•

an increase of $49 million recognized by USAC primarily attributable to higher overall debt balances and higher interest rates on borrowings under the credit agreement. These increases were partially offset by the decrease in borrowings under the credit agreement; and

•	an increase of $29 million recognized by Sunoco LP due to an increase in total long-term debt.

Impairment Losses. During the year ended December 31, 2019, the Partnership recognized goodwill impairments of $12 million related to the Southwest Gas operations within the interstate transportation and storage segment and $9 million related to our North Central operations within the midstream segment, both of which were primarily due to changes in assumptions related to projected future revenues and cash flows. Also during the year ended December 31, 2019, Sunoco LP recognized a $47 million write-down on assets held for sale related to its ethanol plant in Fulton, New York, and USAC recognized a $6 million fixed asset impairment related to certain idle compressor assets.

During the year ended December 31, 2018, the Partnership recognized goodwill impairments of $378 million and asset impairments of $4 million related to our midstream operations and asset impairments of $9 million related to idle leased assets in our crude operations. Sunoco LP recognized a $30 million indefinite-lived intangible asset impairment related to contractual rights. USAC recognized a $9 million fixed asset impairment related to certain idle compressor assets. Additional discussion on these impairments is included in “Critical Accounting Estimates” below.

Gains (Losses) on Interest Rate Derivatives. Our interest rate derivatives are not designated as hedges for accounting purposes; therefore, changes in fair value are recorded in earnings each period. Losses on interest rate derivatives during the year ended December 31, 2019 resulted from a decrease in forward interest rates and gains in 2018 resulted from an increase in forward interest rates.

Unrealized Losses on Commodity Risk Management Activities. The unrealized losses on our commodity risk management activities include changes in fair value of commodity derivatives and the hedged inventory included in designated fair value hedging relationships. Information on the unrealized gains and losses within each segment are included in “Segment Operating Results” below, and additional information on the commodity-related derivatives, including notional volumes, maturities and fair values, is available in “Item 7A. Quantitative and Qualitative Disclosures About Market Risk” and in Note 13 to our consolidated financial statements included in “Item 8. Financial Statements and Supplementary Data.”

Inventory Valuation Adjustments. Inventory valuation reserve adjustments were recorded for the inventory associated with Sunoco LP primarily driven by changes in fuel prices between periods.

Losses on Extinguishments of Debt. Amounts were related to Sunoco LP’s senior note and term loan redemption in January 2018.

Adjusted EBITDA Related to Unconsolidated Affiliates and Equity in Earnings of Unconsolidated Affiliates. See additional information in “Supplemental Information on Unconsolidated Affiliates” and “Segment Operation Results” below.

Adjusted EBITDA Related to Discontinued Operations. Amounts were related to the operations of Sunoco LP’s retail business that were disposed of in January 2018.

Other, net. Other, net primarily includes amortization of regulatory assets and other income and expense amounts.

Income Tax Expense. For the year ended December 31, 2019 compared to the prior year, income tax expense increased due to an increase in income at our corporate subsidiaries and the recognition of a favorable state tax rate change in the prior period.

Supplemental Information on Unconsolidated Affiliates

The following table presents financial information related to unconsolidated affiliates:

	Years Ended December 31,
	2019	2018	Change
Equity in earnings of unconsolidated affiliates:
Citrus	$148	$141	$7
FEP	59	55	4
MEP	15	31	(16)
White Cliffs	4	—	4
Other	76	117	(41)

Total equity in earnings of unconsolidated affiliates	$302	$344	$(42)

Adjusted EBITDA related to unconsolidated affiliates(1):
Citrus	$342	$337	$5
FEP	75	74	1
MEP	60	81	(21)
Other	149	163	(14)

Total Adjusted EBITDA related to unconsolidated affiliates	$626	$655	$(29)

Distributions received from unconsolidated affiliates:
Citrus	$178	$171	$7
FEP	73	68	5
MEP	36	48	(12)
Other	101	110	(9)

Total distributions received from unconsolidated affiliates	$388	$397	$(9)

(1)

These amounts represent our proportionate share of the Adjusted EBITDA of our unconsolidated affiliates and are based on our equity in earnings or losses of our unconsolidated affiliates adjusted for our proportionate share of the unconsolidated affiliates’ interest, depreciation, depletion, amortization, non-cash items and taxes.

Segment Operating Results

Intrastate Transportation and Storage

	Years Ended December 31,
	2019	2018	Change
Natural gas transported (BBtu/d)	12,442	10,873	1,569
Revenues	$3,099	$3,737	$(638)
Cost of products sold	1,909	2,665	(756)

Segment margin	1,190	1,072	118
Unrealized losses on commodity risk management activities	2	38	(36)
Operating expenses, excluding non-cash compensation expense	(190)	(189)	(1)
Selling, general and administrative, excluding non-cash compensation expense	(29)	(27)	(2)
Adjusted EBITDA related to unconsolidated affiliates	25	32	(7)
Other	1	1	—

Segment Adjusted EBITDA	$999	$927	$72

Volumes. For the year ended December 31, 2019 compared to the prior year, transported volumes increased primarily due to the impact of reflecting RIGS as a consolidated subsidiary beginning April 2018 and the impact of the Red Bluff Express pipeline coming online in May 2018, as well as the impact of favorable market pricing spreads.

Segment Margin. The components of our intrastate transportation and storage segment margin were as follows:

	Years Ended December 31,
	2019	2018	Change
Transportation fees	$614	$525	$89
Natural gas sales and other (excluding unrealized gains and losses)	505	510	(5)
Retained fuel revenues (excluding unrealized gains and losses)	50	59	(9)
Storage margin, including fees (excluding unrealized gains and losses)	23	16	7
Unrealized losses on commodity risk management activities	(2)	(38)	36

Total segment margin	$1,190	$1,072	$118

Segment Adjusted EBITDA. For the year ended December 31, 2019 compared to the prior year, Segment Adjusted EBITDA related to our intrastate transportation and storage segment increased due to the net impacts of the following:

•

an increase of $64 million in transportation fees, excluding the impact of consolidating RIGS beginning April 2018 as discussed below, primarily due to the Red Bluff Express pipeline coming online in May 2018, as well as new contracts;

•

a net increase of $11 million primarily due to the consolidation of RIGS beginning April 2018, resulting in increases in transportation fees, retained fuel revenues and operating expenses of $24 million, $2 million and $6 million, respectively, partially offset by a decrease in Adjusted EBITDA related to unconsolidated affiliates of $9 million; and

•

an increase of $7 million in realized storage margin primarily due to a realized adjustment to the Bammel storage inventory of $25 million in 2018 and higher storage fees, partially offset by a $20 million decrease due to lower physical withdrawals; partially offset by

•	a decrease of $9 million in retained fuel revenues primarily due to lower gas prices; and

•	a decrease of $5 million in realized natural gas sales and other due to lower realized gains from pipeline optimization activity.

Interstate Transportation and Storage

	Years Ended December 31,
	2019	2018	Change
Natural gas transported (BBtu/d)	11,346	9,542	1,804
Natural gas sold (BBtu/d)	17	17	—
Revenues	$1,963	$1,682	$281
Operating expenses, excluding non-cash compensation, amortization and accretion expenses	(569)	(431)	(138)
Selling, general and administrative, excluding non-cash compensation, amortization and accretion expenses	(72)	(63)	(9)
Adjusted EBITDA related to unconsolidated affiliates	477	492	(15)
Other	(7)	—	(7)

Segment Adjusted EBITDA	$1,792	$1,680	$112

Volumes. For the year ended December 31, 2019 compared to the prior year, transported volumes increased as a result of the addition of new contracted volumes for delivery out of the Haynesville Shale, higher volumes on our Rover pipeline as a result of the full year availability of new supply connections, and higher throughput on Trunkline and Panhandle due to increased utilization of higher contracted capacity.

Segment Adjusted EBITDA. For the year ended December 31, 2019 compared to the prior year, Segment Adjusted EBITDA related to our interstate transportation and storage segment increased due to the net impacts of the following:

•	an increase in margin of $231 million from the Rover pipeline due to higher reservation and usage resulting from additional connections and utilization of additional compression;

•

an increase of $40 million in reservation and usage fees due to improved market conditions allowing us to successfully bring new volumes to the system at improved rates, primarily on our Transwestern, Tiger and Panhandle systems; and

•

an increase of $6 million from the Sea Robin pipeline due to higher rates resulting from the rate case filed in June 2019, as well as fewer third-party supply interruptions on the Sea Robin system; partially offset by

•

an increase of $138 million in operating expense primarily due to an increase in ad valorem taxes of $126 million on the Rover pipeline system resulting from placing the final portions of this asset into service in November 2018, an increase of $24 million in transportation expense on Rover due to an increase in transportation volumes, an increase of $5 million in allocated overhead costs and additional operating expense of $4 million for assets acquired in June 2019, partially offset by lower gas imbalance and system gas activity of $15 million and lower storage capacity leased on the Panhandle system of $8 million;

•

an increase of $9 million in selling, general and administrative expenses primarily due to an increase in insurance expense of $8 million, an increase in employee cost of $4 million, and an increase in allocated overhead costs of $3 million, partially offset by lower Ohio excise tax on our Rover system; and

•

a decrease of $15 million in adjusted EBITDA related to unconsolidated affiliates primarily resulting from a $20 million decrease due to lower earnings from MEP as a result of lower capacity being re-contracted at lower rates on expiring contracts, partially offset by a $5 million increase from our Citrus joint venture as we brought new volumes to the system in 2019.

Midstream

	Years Ended December 31,
	2019	2018	Change
Gathered volumes (BBtu/d):	13,468	12,126	1,342
NGLs produced (MBbls/d):	571	540	31
Equity NGLs (MBbls/d):	31	29	2
Revenues	$6,031	$7,522	$(1,491)
Cost of products sold	3,577	5,145	(1,568)

Segment margin	2,454	2,377	77
Operating expenses, excluding non-cash compensation expense	(791)	(705)	(86)
Selling, general and administrative, excluding non-cash compensation expense	(90)	(81)	(9)
Adjusted EBITDA related to unconsolidated affiliates	27	33	(6)
Other	2	3	(1)

Segment Adjusted EBITDA	$1,602	$1,627	$(25)

Volumes. For the year ended December 31, 2019 compared to the prior year, gathered volumes increased primarily due to increases in the Northeast, Permian, Ark-La-Tex, South Texas and North Texas regions. NGL production increased due to increases in the Permian and North Texas regions partially offset by ethane rejection in the South Texas region.

Segment Margin. The table below presents the components of our midstream segment margin. For the year ended December 31, 2018, the amounts previously reported for fee-based and non-fee-based margin have been adjusted to reflect reclassification of certain contractual minimum fees from fee-based margin to non-fee-based margin in order to conform to the current period classification.

	Years Ended December 31,
	2019	2018	Change
Gathering and processing fee-based revenues	$2,132	$1,855	$277
Non-fee-based contracts and processing (excluding unrealized gains and losses)	322	522	(200)

Total segment margin	$2,454	$2,377	$77

Segment Adjusted EBITDA. For the year ended December 31, 2019 compared to the prior year, Segment Adjusted EBITDA related to our midstream segment decreased due to the net impacts of the following:

•

a decrease of $200 million in non-fee-based margin due to lower NGL prices of $183 million and lower gas prices of $50 million, offset by an increase of $33 million in non-fee-based margin due to increased throughput volume in North Texas and Permian regions;

•

an increase of $86 million in operating expenses due to increases of $33 million in outside services, $29 million in maintenance project costs, $17 million in employee costs and $6 million in office expenses and materials; and

•

an increase of $9 million in selling, general and administrative expenses primarily due to a decrease of $5 million in capitalized overhead and an increase of $4 million in insurance expense; partially offset by

•	an increase of $277 million in fee-based margin due to volume growth in the Northeast, Permian, Ark-La-Tex, North Texas and South Texas regions.

NGL and Refined Products Transportation and Services

	Years Ended December 31,
	2019	2018	Change
NGL transportation volumes (MBbls/d)	1,289	1,027	262
Refined products transportation volumes (MBbls/d)	583	621	(38)
NGL and refined products terminal volumes (MBbls/d)	844	812	32
NGL fractionation volumes (MBbls/d)	706	527	179
Revenues	$11,641	$11,123	$518
Cost of products sold	8,393	8,462	(69)

Segment margin	3,248	2,661	587
Unrealized (gains) losses on commodity risk management activities	81	(86)	167
Operating expenses, excluding non-cash compensation expense	(656)	(604)	(52)
Selling, general and administrative expenses, excluding non-cash compensation expense	(93)	(74)	(19)
Adjusted EBITDA related to unconsolidated affiliates	86	82	4

Segment Adjusted EBITDA	$2,666	$1,979	$687

Volumes. For the year ended December 31, 2019 compared to the prior year, throughput barrels on our Texas NGL pipeline system increased due to higher receipt of liquids production from both wholly-owned and third-party gas plants primarily in the Permian and North Texas regions. In addition, NGL transportation volumes on our Northeast assets increased due to the initiation of service on the Mariner East 2 pipeline system.

Refined products transportation volumes decreased for the year ended December 31, 2019 compared to prior year due to the closure of a third-party refinery during the third quarter of 2019, negatively impacting supply to our refined products transportation system. These decreases in volumes are partially offset by the initiation of service on the JC Nolan Pipeline in the third quarter of 2019.

NGL and refined products terminal volumes increased for the year ended December 31, 2019 compared to the prior year primarily due to the initiation of service on our Mariner East 2 pipeline system which commenced operations in the fourth quarter of 2018.

Average volumes fractionated at our Mont Belvieu, Texas fractionation facility increased for the year ended December 31, 2019 compared to the prior year primarily due to the commissioning of our fifth and sixth fractionators in July 2018 and February 2019, respectively.

Segment Margin. The components of our NGL and refined products transportation and services segment margin were as follows:

	Years Ended December 31,
	2019	2018	Change
Fractionators and refinery services margin	$664	$511	$153
Transportation margin	1,716	1,233	483
Storage margin	223	211	12
Terminal Services margin	630	494	136
Marketing margin	96	126	(30)
Unrealized gains (losses) on commodity risk management activities	(81)	86	(167)

Total segment margin	$3,248	$2,661	$587

Segment Adjusted EBITDA. For the year ended December 31, 2019 compared to the prior year, Segment Adjusted EBITDA related to our NGL and refined products transportation and services segment increased due to the net impacts of the following:

•

an increase of $483 million in transportation margin primarily due to a $265 million increase resulting from the initiation of service on our Mariner East 2 pipeline in the fourth quarter of 2018, a $212 million increase resulting from higher throughput volumes received from the Permian region on our Texas NGL pipelines, a $29 million increase due to higher throughput volumes from the Barnett region, a $9 million increase from the Eagle Ford region, and a $9 million increase due to the initiation of service on the JC Nolan Pipeline. These increases were partially offset by a $21 million decrease resulting from Mariner East 1 pipeline downtime, a $13 million decrease due to the closure of a third-party refinery during the third quarter of 2019, negatively impacting refined product supply to our system, and a $5 million decrease due to the timing of deficiency fees on Mariner West;

•

an increase of $153 million in fractionation and refinery services margin primarily due to a $167 million increase resulting from the commissioning of our fifth and sixth fractionators in July 2018 and February 2019, respectively, and higher NGL volumes from the Permian region feeding our Mont Belvieu fractionation facility. This increase was partially offset by a reclassification between our fractionation and storage margins;

•

an increase of $136 million in terminal services margin primarily due to a $171 million increase from the initiation of service of our Mariner East 2 pipeline which commenced operations in the fourth quarter of 2018 and a $7 million increase due to increased tank lease revenue from third-party customers. These increases were partially offset by a $16 million decrease in volumes and expense reimbursements from third parties on Mariner East 1, a $16 million decrease due to lower volumes from third-party pipeline, truck and rail deliveries into our Marcus Hook Terminal, a $5 million decrease due to fewer vessels exported out of our Nederland Terminal, and a $4 million decrease due to the closure of a third-party refinery during the third quarter of 2019; and

•	an increase of $12 million in storage margin primarily due to a reclassification between our storage and fractionation margins; partially offset by

•

a decrease of $30 million in marketing margin primarily due to capacity lease fees incurred by our marketing affiliate on our Mariner East 2 pipeline, offset by increased gains from our butane blending business due to more favorable market conditions and increased volumes, as well as increased optimization gains from the sale of NGL component products at our Mont Belvieu facility;

•

an increase of $52 million in operating expenses primarily due to a $26 million increase in employee and ad valorem tax expenses on our terminals, fractionation, and transportation operations, a $14 million increase in utility costs to operate our pipelines and our fifth and sixth fractionators which commenced July 2018 and

February 2019, respectively, and an $8 million increase in maintenance project costs due to the timing of multiple projects on our transportation assets; and

•

an increase of $19 million in general and administrative expenses primarily due to a $10 million increase in allocated overhead costs, a $5 million increase in insurance expenses, a $4 million increase in legal fees, and a $2 million increase in employee costs.

Crude Oil Transportation and Services

	Years Ended December 31,
	2019	2018	Change
Crude transportation volumes (MBbls/d)	4,217	3,713	504
Crude terminals volumes (MBbls/d)	2,513	2,555	(42)
Revenue	$18,447	$17,332	$1,115
Cost of products sold	14,832	14,384	448

Segment margin	3,615	2,948	667
Unrealized (gains) losses on commodity risk management activities	(69)	55	(124)
Operating expenses, excluding non-cash compensation expense	(570)	(547)	(23)
Selling, general and administrative expenses, excluding non-cash compensation expense	(85)	(86)	1
Adjusted EBITDA related to unconsolidated affiliates	8	15	(7)
Other	(1)	—	(1)

Segment Adjusted EBITDA	$2,898	$2,385	$513

Segment Adjusted EBITDA. For the year ended December 31, 2019 compared to the prior year, Segment Adjusted EBITDA related to our crude oil transportation and services segment increased due to the net impacts of the following:

•

an increase of $543 million in segment margin (excluding unrealized gains and losses on commodity risk management activities) primarily due to a $282 million increase resulting from higher throughput on our Texas crude pipeline system primarily due to increased production from the Permian region and contributions from capacity expansion projects placed into service, a $219 million increase in throughput on our Bakken pipeline, a favorable change due to inventory valuation adjustment of $75 million, partially offset by a $90 million reduction due to lower pipeline basis spreads net of hedges. We also realized a $66 million increase from higher volumes on our Bayou Bridge Pipeline, a $31 million increase due to the inclusion of assets acquired in 2019, and a $26 million increase primarily from higher throughput, ship loading and tank rental fees at our Nederland Terminal; partially offset by a $54 million decrease from our Oklahoma assets resulting from lower volumes to the system as well as from the timing of a deficiency payment made in the prior year, a $12 million decrease due to the closure of a third-party refinery which was the primary customer utilizing one of our northeast crude terminals. The remainder of the offsetting decrease was primarily attributable to a change in the presentation of certain intrasegment transactions, which were eliminated in the current period presentation but were shown on a gross basis in revenues and operating expenses in the prior period; partially offset by

•

an increase of $23 million in operating expenses primarily due to a $30 million increase in throughput-related costs on existing assets, partially offset by a $14 million decrease in management fees as well as the impact of certain intrasegment transactions discussed above; and

•	a decrease of $7 million in Adjusted EBITDA related to unconsolidated affiliates due to lower margin from jet fuel sales by our joint ventures.

Investment in Sunoco LP

	Years Ended December 31,
	2019	2018	Change
Revenues	$16,596	$16,994	$(398)
Cost of products sold	15,380	15,872	(492)

Segment margin	1,216	1,122	94
Unrealized (gains) losses on commodity risk management activities	(5)	6	(11)
Operating expenses, excluding non-cash compensation expense	(365)	(435)	70
Selling, general and administrative, excluding non-cash compensation expense	(123)	(129)	6
Adjusted EBITDA related to unconsolidated affiliates	4	—	4
Inventory valuation adjustments	(79)	85	(164)
Adjusted EBITDA from discontinued operations	—	(25)	25
Other, net	17	14	3

Segment Adjusted EBITDA	$665	$638	$27

The Investment in Sunoco LP segment reflects the consolidated results of Sunoco LP.

Segment Adjusted EBITDA. For the year ended December 31, 2019 compared to the prior year, Segment Adjusted EBITDA related to the Investment in Sunoco LP segment increased due to the net impacts of the following:

•

a decrease in operating costs of $76 million, primarily as a result of the conversion of 207 retail sites to commission agent sites during April 2018. These expenses include other operating expense, general and administrative expense and lease expense; and

•	an increase of $25 million related to Adjusted EBITDA from discontinued operations related to the divestment of 1,030 company-operated fuel sites to 7-Eleven in January 2018; and

•	an increase of $4 million in Adjusted EBITDA related to unconsolidated affiliates due to Sunoco LP’s investment in the JC Nolan joint venture; partially offset by

•

a decrease in the gross profit on motor fuel sales of $76 million (excluding the change in inventory fair value adjustments and unrealized gains and losses on commodity risk management activities) primarily due to lower fuel margins, a one-time benefit of approximately $25 million related to a cash settlement with a fuel supplier recorded in 2018 and an $8 million one-time charge related to a reserve for an open contractual dispute recorded in 2019, partially offset by an increase in gallons sold.

Investment in USAC

	Years Ended December 31,
	2019	2018	Change
Revenues	$698	$508	$190
Cost of products sold	91	67	24

Segment margin	607	441	166
Operating expenses, excluding non-cash compensation expense	(134)	(110)	(24)
Selling, general and administrative, excluding non-cash compensation expense	(53)	(50)	(3)
Other, net	—	8	(8)

Segment Adjusted EBITDA	$420	$289	$131

The investment in USAC segment reflects the consolidated results of USAC from April 2, 2018, the date ET obtained control of USAC, through December 31, 2019. Changes between periods are due to the consolidation of USAC beginning April 2, 2018.

All Other

	Years Ended December 31,
	2019	2018	Change
Revenue	$1,689	$2,228	$(539)
Cost of products sold	1,504	2,006	(502)

Segment margin	185	222	(37)
Unrealized gains on commodity risk management activities	(4)	(2)	(2)
Operating expenses, excluding non-cash compensation expense	(77)	(56)	(21)
Selling, general and administrative expenses, excluding non-cash compensation expense	(58)	(87)	29
Adjusted EBITDA related to unconsolidated affiliates	2	1	1
Other and eliminations	58	(2)	60

Segment Adjusted EBITDA	$106	$76	$30

Amounts reflected in our all other segment during the periods presented above primarily include:

•	our natural gas marketing operations;

•	our wholly-owned natural gas compression operations;

•

a noncontrolling interest in PES. Prior to PES’s reorganization in August 2018, ETO’s 33% interest in PES was reflected as an unconsolidated affiliate; for the period subsequent to the August 2018 reorganization through 2019, ETO held an approximately 7.4% interest in PES and no longer reflected PES as an affiliate;

•	our investment in coal handling facilities; and

•	our Canadian operations, which were acquired in the SemGroup acquisition in December 2019 and include natural gas gathering and processing assets.

Segment Adjusted EBITDA. For the year ended December 31, 2019 compared to the prior year, Segment Adjusted EBITDA increased due to the net impacts of the following:

•	an increase of $8 million in gains from park and loan and storage activity;

•	an increase of $11 million in optimized gains on residue gas sales;

•	an increase of $7 million from settled derivatives;

•	an increase of $15 million from a legal settlement;

•	an increase of $12 million from payments related to the PES bankruptcy;

•	an increase of $6 million from the recognition of deferred revenue related to a bankruptcy;

•	an increase of $3 million from power trading activities;

•

an increase of $3 million from the Energy Transfer Canada joint venture for the period subsequent to our acquisition of SemGroup on December 5, 2019, net of an increase due to SemGroup related corporate expenses; and

•	a decrease of $21 million in merger and acquisition expenses; partially offset by

•	a decrease of $36 million due to the contribution of CDM to USAC in April 2018, subsequent to which CDM is reflected in the Investment in USAC segment;

•	a decrease of $8 million due to lower gas prices and increased power costs; and

•	a decrease of $11 million due to lower revenue from our compressor equipment business.

Liquidity and Capital Resources

Our ability to satisfy our obligations and pay distributions to our preferred unitholders will depend on our future performance, which will be subject to prevailing economic, financial, business and weather conditions, and other factors, many of which are beyond management’s control.

The Partnership currently expects capital expenditures in 2021 to be within the following ranges (excluding capital expenditures related to our investments in Sunoco LP and USAC:

	Growth		Maintenance
	Low	High	Low	High
Intrastate transportation and storage	$5	$10	$35	$40
Interstate transportation and storage (1)	25	50	120	125
Midstream	265	290	110	115
NGL and refined products transportation and services (1)	700	800	90	100
Crude oil transportation and services	280	305	100	110
All other (including eliminations)	75	100	55	60

Total capital expenditures	$1,350	$1,555	$510	$550

(1)

Includes capital expenditures related to our proportionate ownership of the Bakken, Rover, and Bayou Bridge pipeline projects and our proportionate ownership of the Orbit Gulf Coast NGL export project.

The assets used in our natural gas and liquids operations, including pipelines, gathering systems and related facilities, are generally long-lived assets and do not require significant maintenance capital expenditures. Accordingly, we do not have any significant financial commitments for maintenance capital expenditures in our businesses. From time to time we experience increases in pipe costs due to a number of reasons, including but not limited to, delays from steel mills, limited selection of mills capable of producing large diameter pipe timely, higher steel prices and other factors beyond our control. However, we include these factors in our anticipated growth capital expenditures for each year.

We generally fund maintenance capital expenditures and distributions with cash flows from operating activities. We generally expect to fund growth capital expenditures with proceeds of borrowings under our credit facilities, along with cash from operations.

Sunoco LP expects to invest approximately $120 million in growth capital expenditures and approximately $45 million on maintenance capital expenditures in 2021.

USAC currently plans to spend approximately $22 million in maintenance capital expenditures and currently has budgeted between $30 million and $40 million in expansion capital expenditures in 2021.

Cash Flows

Our cash flows may change in the future due to a number of factors, some of which we cannot control. These include regulatory changes, the price of our products and services, the demand for such products and services, margin requirements resulting from significant changes in commodity prices, operational risks, the successful integration of our acquisitions, and other factors.

Operating Activities

Changes in cash flows from operating activities between periods primarily result from changes in earnings (as discussed in “Results of Operations” above), excluding the impacts of non-cash items and changes in operating assets and liabilities. Non-cash items include recurring non-cash expenses, such as depreciation, depletion and amortization expense and non-cash compensation expense. The increase in depreciation, depletion and amortization expense during the periods presented primarily resulted from construction and acquisitions of assets, while changes in non-cash compensation expense resulted from changes in the number of units granted and changes in the grant date fair value estimated for such grants. Cash flows from operating activities also differ from earnings as a result of non-cash charges that may not be recurring such as impairment charges and allowance for equity funds used during construction. The allowance for equity funds used during construction increases in periods when we have a significant amount of interstate pipeline construction in progress. Changes in operating assets and liabilities between periods result from factors such as the changes in the value of derivative assets and liabilities, timing of accounts receivable collection, payments on accounts payable, the timing of purchases and sales of inventories, and the timing of advances and deposits received from customers.

Following is a summary of operating activities by period:

Year Ended December 31, 2020

Cash provided by operating activities in 2020 was $7.87 billion and income from continuing operations was $311 million. The difference between net income and cash provided by operating activities in 2020 primarily consisted of non-cash items totaling $7.14 billion offset by net changes in operating assets and liabilities of $212 million. The non-cash activity in 2020 consisted primarily of depreciation, depletion and amortization of $3.67 billion, impairment losses of $2.88 billion, non-cash compensation expense of $121 million, equity in earnings of unconsolidated affiliates of $119 million, inventory valuation adjustments of $82 million, losses on extinguishment of debt of $72 million, and deferred income taxes of $212 million. The Partnership also received distributions of $220 million from unconsolidated affiliates.

Year Ended December 31, 2019

Cash provided by operating activities in 2019 was $8.30 billion and income from continuing operations was $5.12 billion. The difference between net income and cash provided by operating activities in 2019 primarily consisted of non-cash items totaling $3.30 billion offset by net changes in operating assets and liabilities of $395 million. The non-cash activity in 2019 consisted primarily of depreciation, depletion and amortization of

$3.14 billion, impairment losses of $74 million, non-cash compensation expense of $113 million, equity in earnings of unconsolidated affiliates of $302 million, inventory valuation adjustments of $79 million, losses on extinguishment of debt of $2 million and deferred income taxes of $221 million. The Partnership also received distributions of $290 million from unconsolidated affiliates.

Year Ended December 31, 2018

Cash provided by operating activities in 2018 was $7.56 billion and income from continuing operations was $4.09 billion. The difference between net income and cash provided by operating activities in 2018 primarily consisted of non-cash items totaling $3.11 billion offset by net changes in operating assets and liabilities of $62 million. The non-cash activity in 2018 consisted primarily of depreciation, depletion and amortization of $2.84 billion, impairment losses of $431 million, non-cash compensation expense of $105 million, equity in earnings of unconsolidated affiliates of $344 million, inventory valuation adjustments of $85 million, losses on extinguishment of debt of $109 million and deferred income taxes of $8 million. The Partnership also received distributions of $328 million from unconsolidated affiliates.

Investing Activities

Cash flows from investing activities primarily consist of cash amounts paid for acquisitions, capital expenditures, cash distributions from our joint ventures, and cash proceeds from sales or contributions of assets or businesses. Changes in capital expenditures between periods primarily result from increases or decreases in our growth capital expenditures to fund our construction and expansion projects.

Following is a summary of investing activities by period:

Year Ended December 31, 2020

Cash used in investing activities in 2020 was $4.90 billion. Total capital expenditures (excluding the allowance for equity funds used during construction and net of contributions in aid of construction costs) were $5.06 billion. Additional detail related to our capital expenditures is provided in the table below. We received $19 million of cash proceeds from the sale of assets. The Partnership also received distributions of $186 million from unconsolidated affiliates.

Year Ended December 31, 2019

Cash used in investing activities in 2019 was $6.40 billion. Total capital expenditures (excluding the allowance for equity funds used during construction and net of contributions in aid of construction costs) were $5.88 billion. Additional detail related to our capital expenditures is provided in the table below. During 2019, we received $93 million of cash proceeds from the sale of a noncontrolling interest in a subsidiary, paid $250 million in net cash for the SemGroup acquisition, and paid $7 million in cash for all other acquisitions. We received $54 million of cash proceeds from the sale of assets. The Partnership also received distributions of $98 million from unconsolidated affiliates.

Year Ended December 31, 2018

Cash used in investing activities in 2018 was $6.90 billion. Total capital expenditures (excluding the allowance for equity funds used during construction and net of contributions in aid of construction costs) were $7.30 billion. Additional detail related to our capital expenditures is provided in the table below. We received $711 million of net cash proceeds related to the USAC acquisition and paid $429 million in cash for all other acquisitions. We received $87 million of cash proceeds from the sale of assets. The Partnership also received distributions of $69 million from unconsolidated affiliates.

The following is a summary of the Partnership’s capital expenditures (including only our proportionate share of the Bakken, Rover, and Bayou Bridge pipeline projects, our proportionate share of the Orbit Gulf Coast NGL export project, and net of contributions in aid of construction costs) by period:

	Capital Expenditures Recorded During Period
	Growth	Maintenance	Total
Year Ended December 31, 2020:
Intrastate transportation and storage	$13	$36	$49
Interstate transportation and storage	52	98	150
Midstream	376	111	487
NGL and refined products transportation and services	2,305	98	2,403
Crude oil transportation and services	209	82	291
Investment in Sunoco LP	89	35	124
Investment in USAC	96	23	119
All other (including eliminations)	99	37	136

Total capital expenditures	$3,239	$520	$3,759

Year Ended December 31, 2019:
Intrastate transportation and storage	$87	$37	$124
Interstate transportation and storage	239	136	375
Midstream	670	157	827
NGL and refined products transportation and services	2,854	122	2,976
Crude oil transportation and services	317	86	403
Investment in Sunoco LP (1)	108	40	148
Investment in USAC	170	30	200
All other (including eliminations)	165	50	215

Total capital expenditures	$4,610	$658	$5,268

Year Ended December 31, 2018:
Intrastate transportation and storage	$311	$33	$344
Interstate transportation and storage	695	117	812
Midstream	1,026	135	1,161
NGL and refined products transportation and services	2,303	78	2,381
Crude oil transportation and services	414	60	474
Investment in Sunoco LP (1)	72	31	103
Investment in USAC	182	23	205
All other (including eliminations)	117	33	150

Total capital expenditures	$5,120	$510	$5,630

(1)	Amounts related to Sunoco LP’s capital expenditures include capital expenditures related to discontinued operations.

Financing Activities

Changes in cash flows from financing activities between periods primarily result from changes in the levels of borrowings and equity issuances, which are primarily used to fund our acquisitions and growth capital expenditures. Distributions to partners increased between the periods as a result of increases in the number of common units outstanding.

Following is a summary of financing activities by period:

Year Ended December 31, 2020

Cash used in financing activities was $2.89 billion in 2020. During 2020, we received net proceeds of $1.58 billion from the issuance of preferred units. Net proceeds from the offering were used to repay outstanding borrowings under our credit facilities, to fund capital expenditures and acquisitions, as well as for general partnership purposes. In 2020, we had a net increase in in our debt level of $1.95 billion. In 2020, we paid distributions of $5.27 billion to our partners, we paid distributions of $1.34 billion to noncontrolling interests, including predecessor distributions, and we paid distributions of $49 million to our redeemable noncontrolling interests. In addition, we received capital contributions of $192 million in cash from noncontrolling interests in 2020. During 2020, we incurred debt issuance costs of $59 million.

Year Ended December 31, 2019

Cash used in financing activities was $2.03 billion in 2019. During 2019, we received net proceeds of $780 million from the issuance of preferred units. Net proceeds from the offerings were used to repay outstanding borrowings under our credit facilities, to fund capital expenditures and acquisitions as well as for general partnership purposes. In 2019, we had a net increase in our debt level of $4.70 billion. In 2019, we paid distributions of $6.28 billion to our partners, we paid distributions of $1.40 billion to noncontrolling interests, and we paid distributions of $53 million to our redeemable noncontrolling interests. In addition, we received capital contributions of $348 million in cash from noncontrolling interests in 2019. During 2019, we incurred debt issuance costs of $117 million.

Year Ended December 31, 2018

Cash used in financing activities was $3.31 billion in 2018. During 2018, we received $58 million in net proceeds from common unit offerings, $867 million in net proceeds from the issuance of preferred units, and our subsidiaries received $465 million related to redeemable noncontrolling interests. Net proceeds from the offerings were used to repay outstanding borrowings under our credit facilities, to fund capital expenditures and acquisitions as well as for general partnership purposes. In 2018, we had a net increase in our debt level of $801 million. In 2018, we paid distributions of $4.83 billion to our partners, including predecessor distributions, we paid distributions of $891 million to noncontrolling interests, and we paid distributions of $24 million to our redeemable noncontrolling interests. In addition, we received capital contributions of $649 million in cash from noncontrolling interests in 2018. During 2018, our subsidiaries repurchased $300 million of common units in cash. During 2018, we incurred debt issuance costs of $162 million.

Discontinued Operations

Cash flows from discontinued operations reflect cash flows related to Sunoco LP’s retail divestment.

Year Ended December 31, 2018

Cash provided by discontinued operations was $2.73 billion for the year ended December 31, 2018, which reflected the net impact of cash used in operating activities of $484 million, cash provided by investing activities of $3.21 billion, and changes in cash included in current assets held for sale of $11 million.

Description of Indebtedness

Our outstanding consolidated indebtedness was as follows:

	December 31,
	2020	2019
ETO Senior Notes	$37,783	$36,118
Transwestern Senior Notes	400	575
Panhandle Senior Notes	235	235
Bakken Senior Notes	2,500	2,500
Sunoco LP Senior Notes, Term Loan and lease-related obligations	3,139	2,935
USAC Senior Notes	1,475	1,475
HFOTCO Tax-Exempt Notes	225	225
Revolving credit facilities:
ETO $2.00 billion Term Loan facility due October 2022	2,000	2,000
ETO $5.00 billion Revolving Credit Facility due December 2023	3,103	4,214
Sunoco LP $1.50 billion Revolving Credit Facility due July 2023	—	162
USAC $1.60 billion Revolving Credit Facility due April 2023	474	403
Energy Transfer Canada Revolver due February 2024	57	92
Energy Transfer Canada Revolver Term Loan A due February 2024	261	269
Other long-term debt	3	2
Unamortized premiums, net of discounts and fair value adjustments	(10)	4
Deferred debt issuance costs	(279)	(279)

Total debt	51,366	50,930
Less: current maturities of long-term debt	21	26

Long-term debt, less current maturities	$51,345	$50,904

The terms of our consolidated indebtedness and that of our subsidiaries are described in more detail below and in Note 5 to our consolidated financial statements included in “Item 8. Financial Statements and Supplementary Data.”

Recent Financing Transactions

ETO January 2020 Senior Notes Offering and Redemption

On January 22, 2020, ETO completed a registered offering (the “January 2020 Senior Notes Offering”) of $1.00 billion aggregate principal amount of the Partnership’s 2.900% Senior Notes due 2025, $1.50 billion aggregate principal amount of the Partnership’s 3.750% Senior Notes due 2030 and $2.00 billion aggregate principal amount of the Partnership’s 5.000% Senior Notes due 2050, (collectively, the “Notes”). The Notes are fully and unconditionally guaranteed by the Partnership’s wholly-owned subsidiary, Sunoco Logistics Operations, on a senior unsecured basis.

Utilizing proceeds from the January 2020 Senior Notes Offering, ETO redeemed its $400 million aggregate principal amount of 5.75% Senior Notes due September 1, 2020, its $1.05 billion aggregate principal amount of

4.15% Senior Notes due October 1, 2020, its $1.14 billion aggregate principal amount of 7.50% Senior Notes due October 15, 2020, its $250 million aggregate principal amount of 5.50% Senior Notes due February 15, 2020, ET’s $52 million aggregate principal amount of 7.50% Senior Notes due October 15, 2020 and Transwestern’s $175 million aggregate principal amount of 5.36% Senior Notes due December 9, 2020.

Sunoco LP November 2020 Senior Notes Offering and Repurchase

On November 9, 2020, Sunoco LP completed a private offering of $800 million in aggregate principal amount of 4.500% senior notes due 2029. Sunoco LP used the proceeds to fund the tender offer on its 4.875% $1 billion senior notes due 2023. Approximately 56% of the 2023 senior notes were tendered. On January 15, 2021, Sunoco LP repurchased the remaining outstanding portion of its 2023 senior notes.

Credit Facilities, Term Loan and Commercial Paper

ETO Credit Facilities

Borrowings under the ETO Credit Facilities (defined as the ETO Term Loan, ETO Five-Year Credit Facility and ETO 364-Day Credit Facility, each of which is described below) are unsecured and initially guaranteed by Sunoco Logistics Operations. Borrowings under the ETO Credit Facilities will bear interest at a eurodollar rate or a base rate, at our option, plus an applicable margin. In addition, we will be required to pay a quarterly commitment fee to each lender equal to the product of the applicable rate and such lender’s applicable percentage of the unused portion of the aggregate commitments under the ETO Credit Facilities.

We typically repay amounts outstanding under the ETO Credit Facilities with proceeds from unit offerings or long-term notes offerings. The timing of borrowings depends on the Partnership’s activities and the cash available to fund those activities. The repayments of amounts outstanding under the ETO Credit Facilities depend on multiple factors, including market conditions and expectations of future working capital needs, and ultimately are a financing decision made by management. Therefore, the balance outstanding under the ETO Credit Facilities may vary significantly between periods. We do not believe that such fluctuations indicate a significant change in our liquidity position, because we expect to continue to be able to repay amounts outstanding under the ETO Credit Facilities with proceeds from unit offerings or long-term note offerings.

ETO Term Loan

On October 17, 2019, ETO entered into a term loan credit agreement (the “ETO Term Loan”) providing for a $2.00 billion three-year term loan credit facility. Borrowings under the term loan agreement mature on October 17, 2022 and are available for working capital purposes and for general partnership purposes. The term loan agreement is unsecured and is guaranteed by our subsidiary, Sunoco Logistics Operations.

As of December 31, 2020, the ETO Term Loan had $2.00 billion outstanding and was fully drawn. The weighted average interest rate on the total amount outstanding as of December 31, 2020 was 1.15%.

ETO Five-Year Credit Facility

ETO’s revolving credit facility (the “ETO Five-Year Credit Facility”) allows for unsecured borrowings up to $5.00 billion and matures on December 1, 2023. The ETO Five-Year Credit Facility contains an accordion feature, under which the total aggregate commitment may be increased up to $6.00 billion under certain conditions.

As of December 31, 2020, the ETO Five-Year Credit Facility had $3.10 billion outstanding, of which $1.66 billion was commercial paper. The amount available for future borrowings was $1.79 billion after accounting for outstanding letters of credit in the amount of $109 million. The weighted average interest rate on the total amount outstanding as of December 31, 2020 was 1.12%.

ETO 364-Day Facility

ETO’s 364-day revolving credit facility (the “ETO 364-Day Facility”) allows for unsecured borrowings up to $1.00 billion and matures on November 26, 2021. As of December 31, 2020, the ETO 364-Day Facility had no outstanding borrowings.

Sunoco LP Credit Facility

As of December 31, 2020, the Sunoco LP Credit Facility had no outstanding borrowings and $8 million in standby letters of credit. The amount available for future borrowings was $1.5 billion at December 31, 2020.

USAC Credit Facility

As of December 31, 2020, USAC had $474 million of outstanding borrowings and no outstanding letters of credit under the credit agreement. As of December 31, 2020, USAC had $1.1 billion of availability under its credit facility. The weighted average interest rate on the total amount outstanding as of December 31, 2020 was 3.27%.

Energy Transfer Canada Credit Facilities

Energy Transfer Canada is party to a credit agreement providing for a C$350 million (US$275 million at the December 31, 2020 exchange rate) senior secured term loan facility, a C$525 million (US$412 million at the December 31, 2020 exchange rate) senior secured revolving credit facility, and a C$300 million (US$236 million at the December 31, 2020 exchange rate) senior secured construction loan facility (the “KAPS Facility”). The term loan facility and the revolving credit facility mature on February 25, 2024. The KAPS Facility matures on June 13, 2024. Energy Transfer Canada may incur additional term loans and revolving commitments in an aggregate amount not to exceed C$250 million (US$196 million at the December 31, 2020 exchange rate), subject to receiving commitments for such additional term loans or revolving commitments from either new lenders or increased commitments from existing lenders.

Covenants Related to Our Credit Agreements

Covenants Related to ETO

The agreements relating to the ETO senior notes contain restrictive covenants customary for an issuer with an investment-grade rating from the rating agencies, which covenants include limitations on liens and a restriction on sale-leaseback transactions.

The ETO Credit Facilities (defined as the ETO Term Loan, ETO Five-Year Credit Facility and ETO 364-Day Credit Facility) contain covenants that limit (subject to certain exceptions) the Partnership’s and certain of the Partnership’s subsidiaries’ ability to, among other things:

•	incur indebtedness;

•	grant liens;

•	enter into mergers;

•	dispose of assets;

•	make certain investments;

•

make Distributions (as defined in the ETO Credit Facilities) during certain Defaults (as defined in the ETO Credit Facilities) and during any Event of Default (as defined in the ETO Credit Facilities);

•	engage in business substantially different in nature than the business currently conducted by the Partnership and its subsidiaries;

•	engage in transactions with affiliates; and

•	enter into restrictive agreements.

The ETO Credit Facilities applicable margin and rate used in connection with the interest rates and commitment fees, respectively, are based on the credit ratings assigned to our senior, unsecured, non-credit enhanced long-term debt. The applicable margin for eurodollar rate loans under the ETO Five-Year Credit Facility ranges from 1.125% to 2.000% and the applicable margin for base rate loans ranges from 0.125% to 1.000%. The applicable rate for commitment fees under the ETO Five-Year Credit Facility ranges from 0.125% to 0.300%. The applicable margin for eurodollar rate loans under the ETO 364-Day Facility ranges from 1.500% to 2.000% and the applicable margin for base rate loans ranges from 0.500% to 1.000%. The applicable rate for commitment fees under the ETO 364-Day Facility ranges from 0.125% to 0.225%.

The ETO Credit Facilities contain various covenants including limitations on the creation of indebtedness and liens and related to the operation and conduct of our business. The ETO Credit Facilities also limit us, on a rolling four quarter basis, to a maximum Consolidated Funded Indebtedness to Consolidated EBITDA ratio, as defined in the underlying credit agreements, of 5.0 to 1, which can generally be increased to 5.5 to 1 during a Specified Acquisition Period. Our Leverage Ratio was 4.31 to 1 at December 31, 2020, as calculated in accordance with the credit agreements.

The agreements relating to the Transwestern senior notes contain certain restrictions that, among other things, limit the incurrence of additional debt, the sale of assets and the payment of dividends and specify a maximum debt to capitalization ratio.

Failure to comply with the various restrictive and affirmative covenants of our revolving credit facilities could require us to pay debt balances prior to scheduled maturity and could negatively impact the Partnership’s or our subsidiaries’ ability to incur additional debt and/or our ability to pay distributions to Unitholders.

Covenants Related to Panhandle

Panhandle is not party to any lending agreement that would accelerate the maturity date of any obligation due to a failure to maintain any specific credit rating, nor would a reduction in any credit rating, by itself, cause an event of default under any of Panhandle’s lending agreements.

Panhandle’s restrictive covenants include restrictions on liens securing debt and guarantees and restrictions on mergers and on the sales of assets. A breach of any of these covenants could result in acceleration of Panhandle’s debt.

Covenants Related to Sunoco LP

The Sunoco LP Credit Facility contains various customary representations, warranties, covenants and events of default, including a change of control event of default, as defined therein. Sunoco LP’s Credit Facility requires Sunoco LP to maintain a Net Leverage Ratio of not more than 5.5 to 1. The maximum Net Leverage Ratio is subject to upwards adjustment of not more than 6.0 to 1 for a period not to exceed three fiscal quarters in the event Sunoco LP engages in certain specified acquisitions of not less than $50 million (as permitted under Sunoco LP’s Credit Facility agreement). The Sunoco LP Credit Facility also requires Sunoco LP to maintain an Interest Coverage Ratio (as defined in the Sunoco LP’s Credit Facility agreement) of not less than 2.25 to 1.

Covenants Related to USAC

The USAC Credit Facility contains covenants that limit (subject to certain exceptions) USAC’s ability to, among other things:

•	grant liens;

•	make certain loans or investments;

•	incur additional indebtedness or guarantee other indebtedness;

•	merge or consolidate;

•	sell our assets; or

•	make certain acquisitions.

The credit facility is also subject to the following financial covenants, including covenants requiring us to maintain:

•	a minimum EBITDA to interest coverage ratio of 2.5 to 1.0, determined as of the last day of each fiscal quarter; and

•

a maximum funded debt to EBITDA ratio, determined as of the last day of each fiscal quarter, for the annualized trailing three months of (i) 5.75 to 1 through the end of the fiscal quarter ending December 31, 2020 and (ii) 5.5 to 1 for the fiscal quarters ending March 31, 2021 and June 30, 2021, (iii) 5.25 to 1 for the fiscal quarters ending September 30, 2021 and December 31, 2021 and (iv) 5.0 to 1 thereafter, subject to a provision for increases to such thresholds, in the case of any fiscal quarter ending September 30, 2021 or thereafter, by 0.50 in connection with certain future acquisitions for the six consecutive month period following the period in which any such acquisition occurs, provided that, in any event, such ratio shall not exceed 5.5 to 1.

Covenants Related to the HFOTCO Tax Exempt Notes

The indentures covering HFOTCO’s tax exempt notes due 2050 (“IKE Bonds”) include customary representations and warranties and affirmative and negative covenants. Such covenants include limitations on the creation of new liens, indebtedness, making of certain restricted payments and payments on indebtedness, making certain dispositions, making material changes in business activities, making fundamental changes including liquidations, mergers or consolidations, making certain investments, entering into certain transactions with affiliates, making amendments to certain credit or organizational agreements, modifying the fiscal year, creating or dealing with hazardous materials in certain ways, entering into certain hedging arrangements, entering into certain restrictive agreements, funding or engaging in sanctioned activities, taking actions or causing the trustee to take actions that materially adversely affect the rights, interests, remedies or security of the bondholders, taking actions to remove the trustee, making certain amendments to the bond documents, and taking actions or omitting to take actions that adversely impact the tax exempt status of the IKE Bonds.

Compliance with our Covenants

We and our subsidiaries were in compliance with all requirements, tests, limitations, and covenants related to our debt agreements as of December 31, 2020.

Parent and Subsidiary Guarantee of Senior Notes

Sunoco Logistics Operations is the issuer of multiple series of senior notes that are guaranteed by ETO. Supplemental indentures were previously issued on all of the outstanding ETO senior notes to provide the guaranty by Sunoco Logistics Operations. These guarantees are full and unconditional on a senior unsecured basis. No other consolidated subsidiaries of the Partnership guarantee the senior notes. Neither Sunoco Logistics Operations nor ETO have material independent assets or operations, other than their investments in and receivables from affiliates which are not subject to these guarantees.

Certain of ETO’s and Sunoco Logistics Operations’ subsidiaries are less than wholly-owned. Consequently, such subsidiaries have noncontrolling interest holders whose rights and obligations are generally similar to ours, except in cases where redeemable and/or preferred noncontrolling interests exist. Additional information and balances related to noncontrolling interests are available in the consolidated financial statements and notes thereto included in “Item 8. Financial Statements and Supplementary Data.”

In addition, because none of ETO’s or Sunoco Logistics Operations’ other subsidiaries guarantee the senior notes, the senior notes are structurally subordinated to the claims of all creditors, including unsecured indebtedness, trade creditors and tort claimants, of those subsidiaries. In the event of the insolvency, bankruptcy, liquidation, reorganization, dissolution or winding up of the business of any of our subsidiaries (except for Sunoco Logistics Operations), creditors of such subsidiaries would generally have the right to be paid in full before any distribution is made to us or the holders of the senior notes. As of December 31, 2020, our subsidiaries (other than Sunoco Logistics Operations) had an aggregate of $8.8 billion of indebtedness outstanding.

Contractual Obligations

The following table summarizes our long-term debt and other contractual obligations as of December 31, 2020:

	Payments Due by Period
Contractual Obligations	Total	Less Than 1 Year	1-3 Years	3-5 Years	More Than 5 Years
Long-term debt	$51,655	$1,420	$13,018	$7,006	$30,211
Interest on long-term debt (1)	28,960	2,417	4,322	3,444	18,777
Payments on derivatives	451	212	239	—	—
Purchase commitments (2)	3,731	2,599	703	356	73
Transportation, natural gas storage and fractionation contracts	286	62	120	104	—
Operating lease obligations	1,554	99	164	151	1,140
Service concession arrangement(3)	364	15	31	32	286
Other(4)	196	26	50	41	79

Total(5)	$87,197	$6,850	$18,647	$11,134	$50,566

(1)

Interest payments on long-term debt are based on the principal amount of debt obligations as of December 31, 2020. With respect to variable rate debt, the interest payments were estimated using the interest rate as of December 31, 2020. To the extent interest rates change, our contractual obligations for interest payments will change. See “Item 7A. Quantitative and Qualitative Disclosures About Market Risk” for further discussion.

(2)

We define a purchase commitment as an agreement to purchase goods or services that is enforceable and legally binding (unconditional) on us that specifies all significant terms, including: fixed or minimum quantities to be purchased; fixed, minimum or variable price provisions; and the approximate timing of the transactions. We have long and short-term product purchase obligations for refined product and energy commodities with third-party suppliers. These purchase obligations are entered into at either variable or fixed prices. The purchase prices that we are obligated to pay under variable price contracts approximate market prices at the time we take delivery of the volumes. Our estimated future variable price contract payment obligations are based on the December 31, 2020 market price of the applicable commodity applied to future volume commitments. Actual future payment obligations may vary depending on market prices at the time of delivery. The purchase prices that we are obligated to pay under fixed price contracts are established at the inception of the contract. Our estimated future fixed price contract payment obligations are based on the contracted fixed price under each commodity contract. Obligations shown in the table represent estimated payment obligations under these contracts for the periods indicated.
(3)	Includes minimum guaranteed payments under service concession arrangements with New Jersey Turnpike Authority and New York Thruway Authority.
(4)

Expected contributions to fund our pension and postretirement benefit plans were included in “Other” above. Environmental liabilities, AROs, unrecognized tax benefits, contingency accruals and deferred revenue, which were included in “Other non-current liabilities” in our consolidated balance sheets, were excluded from the table above as the amounts do not represent contractual obligations or, in some cases, the amount and/or timing of the cash payments is uncertain.

(5)	Excludes non-current deferred tax liabilities of $3.39 billion due to uncertainty of the timing of future cash flows for such liabilities.

Cash Distributions

ETO Preferred Unit Distributions

Distributions on the Partnership’s Series A, Series B, Series C, Series D, Series E, Series F and Series G preferred units declared and/or paid by the Partnership were as follows:

Period Ended	Record Date	Payment Date	Series A (1)	Series B (1)	Series C	Series D	Series E		Series F (1)		Series G (1)
December 31, 2018	February 1, 2019	February 15, 2019	$31.2500	$33.1250	$0.4609	$0.4766	$—		$—		$—
March 31, 2019	May 1, 2019	May 15, 2019	—	—	0.4609	0.4766	—		—		—
June 30, 2019	August 1, 2019	August 15, 2019	31.2500	33.1250	0.4609	0.4766	0.5806	*	—		—
September 30, 2019	November 1, 2019	November 15, 2019	—	—	0.4609	0.4766	0.4750		—		—
December 31, 2019	February 3, 2020	February 18, 2020	31.2500	33.1250	0.4609	0.4766	0.4750		—		—
March 31, 2020	May 1, 2020	May 15, 2020	—	—	0.4609	0.4766	0.4750		21.19	*	22.36	*
June 30, 2020	August 3, 2020	August 17, 2020	31.2500	33.1250	0.4609	0.4766	0.4750		—		—
September 30, 2020	November 2, 2020	November 15, 2020	—	—	0.4609	0.4766	0.4750		33.75		35.625
December 31, 2020	February 1, 2021	February 16, 2021	31.2500	33.1250	0.4609	0.4766	0.4750		—		—

*	Represent prorated initial distributions. Prorated initial distributions on the recently issued Series F and Series G preferred units will be payable in May 2020.
(1)	ETO Series A Preferred Unit, ETO Series B Preferred Unit, ETO Series F Preferred Unit and ETO Series G Preferred Unit distributions are paid on a semi-annual basis.

Sunoco LP Cash Distributions

The following table illustrates the percentage allocations of available cash from operating surplus between Sunoco LP’s common unitholders and the holder of its IDRs based on the specified target distribution levels, after the payment of distributions to Class C unitholders. The amounts set forth under “marginal percentage interest in distributions” are the percentage interests of the IDR holder and the common unitholders in any available cash from operating surplus which Sunoco LP distributes up to and including the corresponding amount in the column “total quarterly distribution per unit target amount.” The percentage interests shown for common unitholders and IDR holder for the minimum quarterly distribution are also applicable to quarterly distribution amounts that are less than the minimum quarterly distribution.

		Marginal Percentage Interest in Distributions
	Total Quarterly Distribution Target Amount	Common Unitholders	Holder of IDRs
Minimum Quarterly Distribution	$0.4375	100%	—%
First Target Distribution	$0.4375 to $0.503125	100%	—%
Second Target Distribution	$0.503125 to $0.546875	85%	15%
Third Target Distribution	$0.546875 to $0.656250	75%	25%
Thereafter	Above $0.656250	50%	50%

Distributions on Sunoco LP’s units declared and/or paid by Sunoco LP were as follows:

Quarter Ended	Record Date	Payment Date	Rate
December 31, 2016	February 13, 2017	February 21, 2017	$0.8255
March 31, 2017	May 9, 2017	May 16, 2017	0.8255
June 30, 2017	August 7, 2017	August 15, 2017	0.8255
September 30, 2017	November 7, 2017	November 14, 2017	0.8255
December 31, 2017	February 6, 2018	February 14, 2018	0.8255
March 31, 2018	May 7, 2018	May 15, 2018	0.8255
June 30, 2018	August 7, 2018	August 15, 2018	0.8255
September 30, 2018	November 6, 2018	November 14, 2018	0.8255
December 31, 2018	February 6, 2019	February 14, 2019	0.8255
March 31, 2019	May 7, 2019	May 15, 2019	0.8255
June 30, 2019	August 6, 2019	August 14, 2019	0.8255
September 30, 2019	November 5, 2019	November 19, 2019	0.8255
December 31, 2019	February 7, 2020	February 19, 2020	0.8255
March 31, 2020	May 7, 2020	May 19, 2020	0.8255
June 30, 2020	August 7, 2020	August 19, 2020	0.8255
September 30, 2020	November 6, 2020	November 19, 2020	0.8255
December 31, 2020	February 8, 2021	February 19, 2021	0.8255

USAC Cash Distributions

Subsequent to the Energy Transfer Merger and USAC Transactions described in Note 1 and Note 3, respectively, ETO owned approximately 39.7 million USAC common units and 6.4 million USAC Class B units. Subsequent to the conversion of the USAC Class B Units to USAC common units on July 30, 2019, ETO owns approximately 46.1 million USAC common units. As of December 31, 2020, USAC had approximately 97.0 million common units outstanding. USAC currently has a non-economic general partner interest and no outstanding IDRs.

Distributions on USAC’s units declared and/or paid by USAC subsequent to the USAC transaction on April 2, 2018 were as follows:

Quarter Ended	Record Date	Payment Date	Rate
March 31, 2018	May 1, 2018	May 11, 2018	$0.5250
June 30, 2018	July 30, 2018	August 10, 2018	0.5250
September 30, 2018	October 29, 2018	November 9, 2018	0.5250
December 31, 2018	January 28, 2019	February 8, 2019	0.5250
March 31, 2019	April 29, 2019	May 10, 2019	0.5250
June 30, 2019	July 29, 2019	August 9, 2019	0.5250
September 30, 2019	October 28, 2019	November 8, 2019	0.5250
December 31, 2019	January 27, 2020	February 7, 2020	0.5250
March 31, 2020	April 27, 2020	May 8, 2020	0.5250
June 30, 2020	July 31, 2020	August 10, 2020	0.5250
September 30, 2020	October 26, 2020	November 6, 2020	0.5250
December 31, 2020	January 25, 2021	February 5, 2021	0.5250

Critical Accounting Estimates

The selection and application of accounting policies is an important process that has developed as our business activities have evolved and as the accounting rules have developed. Accounting rules generally do not involve a selection among alternatives, but involve an implementation and interpretation of existing rules, and the use of judgment applied to the specific set of circumstances existing in our business. We make every effort to properly comply with all applicable rules, and we believe the proper implementation and consistent application of the accounting rules are critical. Our critical accounting policies are discussed below. For further details on our accounting policies see Note 2 to our consolidated financial statements.

Use of Estimates. The preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and the accrual for and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. The natural gas industry conducts its business by processing actual transactions at the end of the month following the month of delivery. Consequently, the most current month’s financial results for the midstream, NGL and intrastate transportation and storage segments are estimated using volume estimates and market prices. Any differences between estimated results and actual results are recognized in the following month’s financial statements. Management believes that the operating results estimated for the year ended December 31, 2020 represent the actual results in all material respects.

Some of the other significant estimates made by management include, but are not limited to, the timing of certain forecasted transactions that are hedged, the fair value of derivative instruments, useful lives for depreciation, depletion and amortization, purchase accounting allocations and subsequent realizability of intangible assets, fair value measurements used in the goodwill impairment test, market value of inventory, assets and liabilities resulting from the regulated ratemaking process, contingency reserves and environmental reserves. Actual results could differ from those estimates.

Impairment of Long-Lived Assets, Goodwill, Intangible Assets and Investments in Unconsolidated Affiliates. Long-lived assets are required to be tested for recoverability whenever events or changes in circumstances indicate that the carrying amount of the asset may not be recoverable. Goodwill and intangibles with indefinite lives must be tested for impairment annually or more frequently if events or changes in circumstances indicate that the related asset might be impaired. An impairment of an investment in an unconsolidated affiliate is recognized when circumstances indicate that a decline in the investment value is other than temporary. An impairment loss should be recognized only if the carrying amount of the asset/goodwill is not recoverable and exceeds its fair value.

In order to test for recoverability when performing a quantitative impairment test, we must make estimates of projected cash flows related to the asset, which include, but are not limited to, assumptions about the use or disposition of the asset, estimated remaining life of the asset, and future expenditures necessary to maintain the asset’s existing service potential. In order to determine fair value, we make certain estimates and assumptions, including, among other things, changes in general economic conditions in regions in which our markets are located, the availability and prices of natural gas, our ability to negotiate favorable sales agreements, the risks that natural gas exploration and production activities will not occur or be successful, our dependence on certain significant customers and producers of natural gas, and competition from other companies, including major energy producers. While we believe we have made reasonable assumptions to calculate the fair value, if future results are not consistent with our estimates, we could be exposed to future impairment losses that could be material to our results of operations.

The Partnership determines the fair value of its reporting units using a discounted cash flow method, the guideline company method, or a weighted combination of these methods. Determining the fair value of a reporting unit requires judgment and the use of significant estimates and assumptions. Such estimates and assumptions include revenue growth rates, operating margins, weighted average costs of capital and future market conditions, among others. The Partnership believes the estimates and assumptions used in our impairment assessments are reasonable and based on available market information, but variations in any of the assumptions could result in materially different calculations of fair value and determinations of whether or not an impairment is indicated. Under the discounted cash flow method, the Partnership determines fair value based on estimated future cash flows of each reporting unit including estimates for capital expenditures, discounted to present value using the risk-adjusted industry rate, which reflect the overall level of inherent risk of the reporting unit. Cash flow projections are derived from one year budgeted amounts and five year operating forecasts plus an estimate of later period cash flows, all of which are evaluated by management. Subsequent period cash flows are developed for each reporting unit using growth rates that management believes are reasonably likely to occur. Under the guideline company method, the Partnership determines the estimated fair value of each of our reporting units by applying valuation multiples of comparable publicly-traded companies to each reporting unit’s projected EBITDA and then averaging that estimate with similar historical calculations using a three year average. In addition, the Partnership estimates a reasonable control premium, when appropriate, representing the incremental value that accrues to the majority owner from the opportunity to dictate the strategic and operational actions of the business.

One key assumption for the measurement of an impairment is management’s estimate of future cash flows and EBITDA. These estimates are based on the annual budget for the upcoming year and forecasted amounts for multiple subsequent years. The annual budget process is typically completed near the annual goodwill impairment testing date, and management uses the most recent information for the annual impairment tests. The forecast is also subjected to a comprehensive update annually in conjunction with the annual budget process and is revised periodically to reflect new information and/or revised expectations. The estimates of future cash flows and EBITDA are subjective in nature and are subject to impacts from the business risks described in “Item 1A. Risk Factors.” Therefore, the actual results could differ significantly from the amounts used for goodwill impairment testing, and significant changes in fair value estimates could occur in a given period. Such changes in fair value estimates could result in additional impairments in future periods; therefore, the actual results could differ significantly from the amounts used for goodwill impairment testing, and significant changes in fair value estimates could occur in a given period, resulting in additional impairments.

In addition, we may change our method of impairment testing, including changing the weight assigned to different valuation models. Such changes could be driven by various factors, including the level of precision or availability of data for our assumptions. Any changes in the method of testing could also result in an impairment or impact the magnitude of an impairment.

During the years ended December 31, 2020, 2019 and 2018, the Partnership recorded impairments totaling $3.01 billion, $74 million and $431 million, respectively, including $129 million in impairments in unconsolidated affiliates in 2020, and $66 million, $53 million and $52 million of long-lived asset impairments in 2020, 2019 and 2018, respectively. Additional information on the impairments recorded during these periods is available in “Item 8. Financial Statements and Supplementary Data.”

The goodwill impairments recorded by the Partnership during the years ended December 31, 2020, 2019 and 2018 represented all of the goodwill within the respective reporting units.

Management does not believe that any of the Partnership’s goodwill balances, long-lived assets or investments in unconsolidated affiliates is currently at significant risk of a material impairment; however, of the $2.39 billion of goodwill on the Partnership’s consolidated balance sheet as of December 31, 2020, approximately $368 million is recorded in reporting units for which the estimated fair value exceeded the carrying value by less than 20% in the most recent quantitative test.

Estimated Useful Lives of Long-Lived Assets. Depreciation and amortization of long-lived assets is provided using the straight-line method based on their estimated useful lives. Changes in the estimated useful lives of the assets could have a material effect on our results of operation. The Partnership’s results of operations have not been significantly impacted by changes in the estimated useful lives of our long-lived assets during the periods presented, and we do not anticipate any such significant changes in the future. However, changes in facts and circumstances could cause us to change the estimated useful lives of the assets, which could significantly impact the Partnership’s results of operations. Additional information on our accounting policies and the estimated useful lives associated with our long-lived assets is available in “Item 8. Financial Statements and Supplementary Data.”

Legal and Regulatory Matters. We are subject to litigation and regulatory proceedings as a result of our business operations and transactions. We utilize both internal and external counsel in evaluating our potential exposure to adverse outcomes from claims, orders, judgments or settlements. To the extent that actual outcomes differ from our estimates, or additional facts and circumstances cause us to revise our estimates, our earnings will be affected. We expense legal costs as incurred, and all recorded legal liabilities are revised, as required, as better information becomes available to us. The factors we consider when recording an accrual for contingencies include, among others: (i) the opinions and views of our legal counsel; (ii) our previous experience; and (iii) the decision of our management as to how we intend to respond to the complaints. As of December 31, 2020 and 2019, accruals of $77 million and $120 million, respectively, were reflected in our consolidated balance sheets related to these contingent obligations.

For more information on our litigation and contingencies, see Note 10 to our consolidated financial statements included in “Item 8. Financial Statements and Supplementary Data” in this report.

Environmental Remediation Activities. The Partnership’s accrual for environmental remediation activities reflects anticipated work at identified sites where an assessment has indicated that cleanup costs are probable and reasonably estimable. The accrual for known claims is undiscounted and is based on currently available information, estimated timing of remedial actions and related inflation assumptions, existing technology and presently enacted laws and regulations. It is often extremely difficult to develop reasonable estimates of future site remediation costs due to changing regulations, changing technologies and their associated costs, and changes in the economic environment. Engineering studies, historical experience and other factors are used to identify and evaluate remediation alternatives and their related costs in determining the estimated accruals for environmental remediation activities.

Losses attributable to unasserted claims are generally reflected in the accruals on an undiscounted basis, to the extent they are probable of occurrence and reasonably estimable. We have established a wholly-owned captive insurance company to bear certain risks associated with environmental obligations related to certain sites that are no longer operating. The premiums paid to the captive insurance company include estimates for environmental claims that have been incurred but not reported, based on an actuarially determined fully developed claims expense estimate. In such cases, we accrue losses attributable to unasserted claims based on the discounted estimates that are used to develop the premiums paid to the captive insurance company.

In general, each remediation site/issue is evaluated individually based upon information available for the site/issue and no pooling or statistical analysis is used to evaluate an aggregate risk for a group of similar items (e.g., service station sites) in determining the amount of probable loss accrual to be recorded. The Partnership’s estimates of environmental remediation costs also frequently involve evaluation of a range of estimates. In many cases, it is difficult to determine that one point in the range of loss estimates is more likely than any other. In these situations, existing accounting guidance requires that the minimum of the range be accrued. Accordingly, the low end of the range often represents the amount of loss which has been recorded. The Partnership’s consolidated balance sheets reflected $306 million and $320 million in environmental accruals as of December 31, 2020 and 2019, respectively.

Total future costs for environmental remediation activities will depend upon, among other things, the identification of any additional sites, the determination of the extent of the contamination at each site, the timing and nature of required remedial actions, the nature of operations at each site, the technology available and needed to meet the various existing legal requirements, the nature and terms of cost-sharing arrangements with other potentially responsible parties, the availability of insurance coverage, the nature and extent of future environmental laws and regulations, inflation rates, terms of consent agreements or remediation permits with regulatory agencies and the determination of the Partnership’s liability at the sites, if any, in light of the number, participation level and financial viability of the other parties. The recognition of additional losses, if and when they were to occur, would likely extend over many years. Management believes that the Partnership’s exposure to adverse developments with respect to any individual site is not expected to be material. However, if changes in environmental laws or regulations occur or the assumptions used to estimate losses at multiple sites are adjusted, such changes could impact multiple facilities, formerly owned facilities and third-party sites at the same time. As a result, from time to time, significant charges against income for environmental remediation may occur; however, management does not believe that any such charges would have a material adverse impact on the Partnership’s consolidated financial position.

Deferred Income Taxes. ETO recognizes benefits in earnings and related deferred tax assets for net operating loss carryforwards (“NOLs”) and tax credit carryforwards. If necessary, a charge to earnings and a related valuation allowance are recorded to reduce deferred tax assets to an amount that is more likely than not to be realized by the Partnership in the future. Deferred income tax assets attributable to state and federal NOLs and federal excess business interest expense carryforwards totaling $1.047 billion have been included in ETO’s consolidated balance sheet as of December 31, 2020. The state NOL carryforward benefits of $220 million ($174 million net of federal benefit) begin to expire in 2021 with a substantial portion expiring between 2033 and 2039. ETO’s corporate subsidiaries have federal NOLs of $3.73 billion ($784 million in benefits) of which $1.3 billion will expire between 2031 and 2037. A total of $787 million of the federal net operating loss carryforward is limited under IRC §382. Although we expect to fully utilize the IRC §382 limited federal net operating loss, the amount utilized in a particular year may be limited. Any federal NOL generated in 2018 and future years can be carried forward indefinitely. We have determined that a valuation allowance totaling $113 million ($89 million net of federal income tax effects) is required for the state NOLs at December 31, 2020 primarily due to significant restrictions on their use in the Commonwealth of Pennsylvania. A separate valuation allowance of $45 million is attributable to foreign tax credits. In making the assessment of the future realization of the deferred tax assets, we rely on future reversals of existing taxable temporary differences, tax planning strategies and forecasted taxable income based on historical and projected future operating results. The potential need for valuation allowances is regularly reviewed by management. If it is more likely than not that the recorded asset will not be realized, additional valuation allowances which increase income tax expense may be recognized in the period such determination is made. Likewise, if it is more likely than not that additional deferred tax assets will be realized, an adjustment to the deferred tax asset will increase income in the period such determination is made.

Forward-Looking Statements

This annual report contains various forward-looking statements and information that are based on our beliefs and those of our General Partner, as well as assumptions made by and information currently available to us. These forward-looking statements are identified as any statement that does not relate strictly to historical or current facts. When used in this annual report, words such as “anticipate,” “project,” “expect,” “plan,” “goal,” “forecast,” “estimate,” “intend,” “could,” “believe,” “may,” “will” and similar expressions and statements regarding our plans and objectives for future operations, are intended to identify forward-looking statements. Although we and our General Partner believe that the expectations on which such forward-looking statements are based are reasonable, neither we nor our General Partner can give assurances that such expectations will prove to be correct. Forward-looking statements are subject to a variety of risks, uncertainties and assumptions. If one or more of these risks or uncertainties materialize, or if underlying assumptions prove incorrect, our actual results may vary materially from those anticipated, estimated, projected or expected. Among the key risk factors that may have a direct bearing on our results of operations and financial condition are:

•	the volumes transported on our pipelines and gathering systems;

•	the level of throughput in our processing and treating facilities;

•	the fees we charge and the margins we realize for our gathering, treating, processing, storage and transportation services;

•	the prices and market demand for, and the relationship between, natural gas and NGLs;

•	energy prices generally;

•	impacts of world health events, including the COVID-19 pandemic;

•	the prices of natural gas and NGLs compared to the price of alternative and competing fuels;

•	the general level of petroleum product demand and the availability and price of NGL supplies;

•	the level of domestic oil, natural gas and NGL production;

•	the availability of imported oil, natural gas and NGLs;

•	actions taken by foreign oil and gas producing nations;

•	the political and economic stability of petroleum producing nations;

•	the effect of weather conditions on demand for oil, natural gas and NGLs;

•	availability of local, intrastate and interstate transportation systems;

•	the continued ability to find and contract for new sources of natural gas supply;

•	availability and marketing of competitive fuels;

•	the impact of energy conservation efforts;

•	energy efficiencies and technological trends;

•	governmental regulation and taxation;

•	changes to, and the application of, regulation of tariff rates and operational requirements related to our interstate and intrastate pipelines;

•	hazards or operating risks incidental to the gathering, treating, processing and transporting of natural gas and NGLs;

•	competition from other midstream companies and interstate pipeline companies;

•	loss of key personnel;

•	loss of key natural gas producers or the providers of fractionation services;

•	reductions in the capacity or allocations of third-party pipelines that connect with our pipelines and facilities;

•	the effectiveness of risk-management policies and procedures and the ability of our liquids marketing counterparties to satisfy their financial commitments;

•	the nonpayment or nonperformance by our customers;

•	regulatory, environmental, political and legal uncertainties that may affect the timing and cost of our internal growth projects, such as our construction of additional pipeline systems;

•

risks associated with the construction of new pipelines and treating and processing facilities or additions to our existing pipelines and facilities, including difficulties in obtaining permits and rights-of-way or other regulatory approvals and the performance by third-party contractors;

•	the availability and cost of capital and our ability to access certain capital sources;

•	a deterioration of the credit and capital markets;

•

risks associated with the assets and operations of entities in which we own a noncontrolling interests, including risks related to management actions at such entities that we may not be able to control or exert influence;

•	the ability to successfully identify and consummate strategic acquisitions at purchase prices that are accretive to our financial results and to successfully integrate acquired businesses;

•

changes in laws and regulations to which we are subject, including tax, environmental, transportation and employment regulations or new interpretations by regulatory agencies concerning such laws and regulations; and

•	the costs and effects of legal and administrative proceedings.

You should not put undue reliance on any forward-looking statements. When considering forward-looking statements, please review the risks described under “Item 1A. Risk Factors” in this annual report. Any forward-looking statement made by us in this Annual Report on Form 10-K is based only on information currently available to us and speaks only as of the date on which it is made. We undertake no obligation to publicly update any forward-looking statement, whether written or oral, that may be made from time to time, whether as a result of new information, future developments or otherwise.

Inflation

Interest rates on existing and future credit facilities and future debt offerings could be significantly higher than current levels, causing our financing costs to increase accordingly. Although increased financing costs could limit our ability to raise funds in the capital markets, we expect to remain competitive with respect to acquisitions and capital projects since our competitors would face similar circumstances.

Inflation in the United States has been relatively low in recent years and has not had a material effect on our results of operations. It may in the future, however, increase the cost to acquire or replace property, plant and equipment and may increase the costs of labor and supplies. Our operating revenues and costs are influenced to a greater extent by commodity price changes. To the extent permitted by competition, regulation and our existing agreements, we have and will continue to pass along a portion of increased costs to our customers in the form of higher fees.

ITEM 7A. QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK

Market risk includes the risk of loss arising from adverse changes in market rates and prices. We face market risk from commodity variations, risk and interest rate variations, and to a lesser extent, credit risks. From time to time, we may utilize derivative financial instruments as described below to manage our exposure to such risks.

Commodity Price Risk

We are exposed to market risks related to the volatility of commodity prices. To manage the impact of volatility from these prices, we utilize various exchange-traded and OTC commodity financial instrument contracts. These contracts consist primarily of futures, swaps and options and are recorded at fair value in our consolidated balance sheets.

We use futures and basis swaps, designated as fair value hedges, to hedge our natural gas inventory stored in our Bammel storage facility. At hedge inception, we lock in a margin by purchasing gas in the spot market or off peak season and entering into a financial contract. Changes in the spreads between the forward natural gas prices and the physical inventory spot price result in unrealized gains or losses until the underlying physical gas is withdrawn and the related designated derivatives are settled. Once the gas is withdrawn and the designated derivatives are settled, the previously unrealized gains or losses associated with these positions are realized.

We use futures, swaps and options to hedge the sales price of natural gas we retain for fees in our intrastate transportation and storage segment and operational gas sales on our interstate transportation and storage segment. These contracts are not designated as hedges for accounting purposes.

We use NGL and crude derivative swap contracts to hedge forecasted sales of NGL and condensate equity volumes we retain for fees in our midstream segment whereby our subsidiaries generally gather and process natural gas on behalf of producers, sell the resulting residue gas and NGL volumes at market prices and remit to producers an agreed upon percentage of the proceeds based on an index price for the residue gas and NGL. These contracts are not designated as hedges for accounting purposes.

We utilize swaps, futures and other derivative instruments to mitigate the risk associated with market movements in the price of refined products and NGLs to manage our storage facilities and the purchase and sale of purity NGL. These contracts are not designated as hedges for accounting purposes.

We use futures and swaps to achieve ratable pricing of crude oil purchases, to convert certain expected refined product sales to fixed or floating prices, to lock in margins for certain refined products and to lock in the price of a portion of natural gas purchases or sales. These contracts are not designated as hedges for accounting purposes.

We use financial commodity derivatives to take advantage of market opportunities in our trading activities which complement our transportation and storage segment’s operations and are netted in cost of products sold in our consolidated statements of operations. We also have trading and marketing activities related to power and natural gas in our all other segment which are also netted in cost of products sold. As a result of our trading activities and the use of derivative financial instruments in our transportation and storage segment, the degree of earnings volatility that can occur may be significant, favorably or unfavorably, from period to period. We attempt to manage this volatility through the use of daily position and profit and loss reports provided to our risk oversight committee, which includes members of senior management, and the limits and authorizations set forth in our commodity risk management policy.

The table below summarizes our commodity-related financial derivative instruments and fair values, including derivatives related to our consolidated subsidiaries, as well as the effect of an assumed hypothetical 10% change in the underlying price of the commodity. Dollar amounts are presented in millions.

	December 31, 2020			December 31, 2019
	Notional Volume	Fair Value Asset (Liability)	Effect of Hypothetical 10% Change	Notional Volume	Fair Value Asset (Liability)	Effect of Hypothetical 10% Change
Mark-to-Market Derivatives
(Trading)
Natural Gas (BBtu):
Fixed Swaps/Futures	1,603	$—	$—	1,483	$—	$—
Basis Swaps IFERC/NYMEX(1)	(44,225)	2	5	(35,208)	2	5
Power (Megawatt):
Forwards	1,392,400	4	—	3,213,450	6	8
Futures	18,706	(1)	—	(353,527)	1	2
Options — Puts	519,071	—	—	51,615	1	—
Options — Calls	2,343,293	1	—	(2,704,330)	1	—
(Non-Trading)
Natural Gas (BBtu):
Basis Swaps IFERC/NYMEX	(29,173)	—	1	(18,923)	(35)	15
Swing Swaps IFERC	11,208	(2)	—	(9,265)	—	4
Fixed Swaps/Futures	(53,575)	6	31	(3,085)	(1)	1
Forward Physical Contracts	(11,861)	4	5	(13,364)	3	3
NGL (MBbls) — Forwards/Swaps	(5,840)	(100)	39	(1,300)	(18)	18
Crude (MBbls) — Forwards/Swaps	—	—	—	4,465	13	2
Refined Products (MBbls) — Futures	(2,765)	(8)	3	(2,473)	(2)	16
Corn (thousand bushels)	—	—	—	(1,210)	—	—
Fair Value Hedging Derivatives
(Non-Trading)
Natural Gas (BBtu):
Basis Swaps IFERC/NYMEX	(30,113)	(1)	—	(31,780)	1	7
Fixed Swaps/Futures	(30,113)	(6)	8	(31,780)	23	7

(1)	Includes aggregate amounts for open positions related to Houston Ship Channel, Waha Hub, NGPL TexOk, West Louisiana Zone and Henry Hub locations.

The fair values of the commodity-related financial positions have been determined using independent third-party prices, readily available market information and appropriate valuation techniques. Non-trading positions offset physical exposures to the cash market; none of these offsetting physical exposures are included in the above tables. Price-risk sensitivities were calculated by assuming a theoretical 10% change (increase or decrease) in price regardless of term or historical relationships between the contractual price of the instruments and the underlying commodity price. Results are presented in absolute terms and represent a potential gain or loss in net income or in other comprehensive income. In the event of an actual 10% change in prompt month natural gas prices, the fair value of our total derivative portfolio may not change by 10% due to factors such as when the financial instrument settles and the location to which the financial instrument is tied (i.e., basis swaps) and the relationship between prompt month and forward months.

Interest Rate Risk

As of December 31, 2020, we and our subsidiaries had $6.72 billion of floating rate debt outstanding. A hypothetical change of 100 basis points would result in a maximum potential change to interest expense of $67 million annually; however, our actual change in interest expense may be less in a given period due to interest rate floors included in our variable rate debt instruments. We manage a portion of our interest rate exposure by utilizing interest rate swaps, including forward-starting interest rate swaps to lock-in the rate on a portion of anticipated debt issuances.

The following table summarizes our interest rate swaps outstanding, none of which were designated as hedges for accounting purposes (dollar amounts presented in millions):

		Notional Amount Outstanding
Term	Type (1)	December 31, 2020	December 31, 2019
July 2020 (2)(3)	Forward-starting to pay a fixed rate of 3.52% and receive a floating rate	$—	$400
July 2021 (2)	Forward-starting to pay a fixed rate of 3.55% and receive a floating rate	400	400
July 2022 (2)	Forward-starting to pay a fixed rate of 3.80% and receive a floating rate	400	400

(1)	Floating rates are based on 3-month LIBOR.
(2)	Represents the effective date. These forward-starting swaps have terms of 30 years with a mandatory termination date the same as the effective date.
(3)	The July 2020 interest rate swaps were terminated in January 2020.

A hypothetical change of 100 basis points in interest rates for these interest rate swaps would result in a net change in the fair value of interest rate derivatives and earnings (recognized in gains (losses) on interest rate derivatives) of $275 million as of December 31, 2020. For the forward-starting interest rate swaps, a hypothetical change of 100 basis points in interest rates would not affect cash flows until the swaps are settled.

Credit Risk

Credit risk refers to the risk that a counterparty may default on its contractual obligations resulting in a loss to the Partnership. Credit policies have been approved and implemented to govern the Partnership’s portfolio of counterparties with the objective of mitigating credit losses. These policies establish guidelines, controls and limits to manage credit risk within approved tolerances by mandating an appropriate evaluation of the financial condition of existing and potential counterparties, monitoring agency credit ratings, and by implementing credit practices that limit exposure according to the risk profiles of the counterparties. Furthermore, the Partnership may, at times, require collateral under certain circumstances to mitigate credit risk as necessary. The Partnership also uses industry standard commercial agreements which allow for the netting of exposures associated with transactions executed under a single commercial agreement. Additionally, we utilize master netting agreements to offset credit exposure across multiple commercial agreements with a single counterparty or affiliated group of counterparties.

The Partnership’s counterparties consist of a diverse portfolio of customers across the energy industry, including petrochemical companies, commercial and industrial end-users, oil and gas producers, municipalities, gas and electric utilities, midstream companies and independent power generators. Our overall exposure may be affected positively or negatively by macroeconomic or regulatory changes that impact our counterparties to one extent or another. Currently, management does not anticipate a material adverse effect in our financial position or results of operations as a consequence of counterparty non-performance.

For financial instruments, failure of a counterparty to perform on a contract could result in our inability to realize amounts that have been recorded on our consolidated balance sheets and recognized in net income or other comprehensive income.

ITEM 8. FINANCIAL STATEMENTS AND SUPPLEMENTARY DATA

The financial statements starting on page F-1 of this report are incorporated by reference.

ITEM 9. CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON ACCOUNTING

AND FINANCIAL DISCLOSURE

None.

ITEM 9A. CONTROLS AND PROCEDURES

Evaluation of Disclosure Controls and Procedures

An evaluation was performed under the supervision and with the participation of our management, including Marshall S. McCrea, III, and Thomas E. Long, Co-Chief Executive Officers of ETP LLC (Co-Principal Executive Officers), and Bradford D. Whitehurst (Principal Financial Officer), of the effectiveness of the design and operation of our disclosure controls and procedures (as such terms are defined in Rules 13a–15(e) and 15d–15(e) of the Exchange Act) as of the end of the period covered by this report. Based upon that evaluation, management, including Messrs. McCrea, Long and Whitehurst, concluded that our disclosure controls and procedures were adequate and effective as of December 31, 2020.

Management’s Report on Internal Control over Financial Reporting

The management of Energy Transfer Operating, L.P. and subsidiaries is responsible for establishing and maintaining adequate internal control over financial reporting, as such term is defined in Exchange Act Rule 13a-15(f). Under the supervision and with the participation of our management, including the Co-Chief Executive Officers and Chief Financial Officer of ETP LLC, we conducted an evaluation of the effectiveness of our internal control over financial reporting based on the framework in Internal Control – Integrated Framework (2013) issued by the Committee of Sponsoring Organizations of the Treadway Commission (“COSO framework”).

Based on our evaluation under the COSO framework, our management concluded that our internal control over financial reporting was effective as of December 31, 2020.

Changes in Internal Control over Financial Reporting

There has been no change in our internal control over financial reporting (as defined in Rules 13a–15(f) or Rule 15d–15(f)) that occurred in the three months ended December 31, 2020 that has materially affected, or is reasonably likely to materially affect, our internal control over financial reporting.

ITEM 9B. OTHER INFORMATION

None.

PART III

ITEM 10. DIRECTORS, EXECUTIVE OFFICERS AND CORPORATE GOVERNANCE

Board of Directors

Our General Partner, Energy Transfer Partners GP, L.P. (“ETP GP”), manages and directs all of our activities. The activities of ETP GP are managed and directed by its general partner, ETP LLC, which we refer to in this Item as “our General Partner.” Our officers and directors are officers and directors of ETP LLC. ET, as the sole member of ETP LLC, is entitled under the limited liability company agreement of ETP LLC to appoint all of the directors of ETP LLC. This agreement provides that the Board of Directors of ETP LLC shall consist of not more than 13 persons, at least three of whom are required to qualify as independent directors.

As of January 1, 2020, our Board of Directors is comprised of six persons, three of whom qualified as “independent” under the NYSE’s corporate governance standards. Our Board of Directors determined that Messrs. Smith, Skidmore and Williams all met the NYSE’s independence requirements. Our current directors who are not independent consist of Kelcy L. Warren, ETP LLC’s Executive Chairman, Matthew S. Ramsey, ETP LLC’s President and Chief Operating Officer and Marshall S. McCrea, III, ETP LLC’s Chief Commercial Officer.

As a limited partnership, we are not required by the rules of the NYSE to seek Unitholder approval for the election of any of our directors. We believe that ET has appointed as directors individuals with experience, skills and qualifications relevant to the business of the Partnership, such as experience in energy or related industries or with financial markets, expertise in natural gas operations or finance, and a history of service in senior leadership positions. We do not have a formal process for identifying director nominees, nor do we have a formal policy regarding consideration of diversity in identifying director nominees, but we believe ET has endeavored to assemble a group of individuals with the qualities and attributes required to provide effective oversight of the Partnership.

Board Leadership Structure. We have no policy requiring either that the positions of the Chairman of the Board and the Chief Executive Officer, or CEO, be separate or that they be occupied by the same individual. The Board of Directors believes that this issue is properly addressed as part of the succession planning process and that a determination on this subject should be made when it elects a new chief executive officer or at such other times as when consideration of the matter is warranted by circumstances. Previously, the Board of Directors believed that the CEO was best situated to serve as Chairman because he was the director most familiar with the Partnership’s business and industry, and most capable of effectively identifying strategic priorities and leading the discussion and execution of strategy. Beginning in 2021, the Board of Directors has established separate roles for the Executive Chairman and Co-Chief Executive Officers. Independent directors and management have different perspectives and roles in strategy development. Our independent directors bring experience, oversight and expertise from outside the Partnership and from a variety of industries, while the Executive Chairman and Co-Chief Executive Officers bring extensive experience and expertise specifically related to the Partnership’s business.

Risk Oversight. Our Board of Directors generally administers its risk oversight function through the board as a whole. Our Co-CEOs, who report to the Board of Directors, and the other executive officers, who report to our Co-CEOs, have day-to-day risk management responsibilities. Each of these executives attends the meetings of our Board of Directors, where the Board of Directors routinely receives reports on our financial results, the status of our operations, and other aspects of implementation of our business strategy, with ample opportunity for specific inquiries of management. In addition, at each regular meeting of the Board, management provides a report of the Partnership’s financial and operational performance, which often prompts questions or feedback from the Board of Directors. The Audit Committee provides additional risk oversight through its quarterly meetings, where it receives a report from the Partnership’s internal auditor, who reports directly to the Audit Committee, and reviews the Partnership’s contingencies with management and our independent auditors.

Corporate Governance

The Board of Directors has adopted both a Code of Business Conduct and Ethics applicable to our directors, officers and employees, and Corporate Governance Guidelines for directors and the Board. Current copies of our Code of Business Conduct and Ethics, Corporate Governance Guidelines and charters of the Audit and Compensation Committees of our Board of Directors are available on our website at www.energytransfer.com.

Please note that the preceding Internet address is for information purposes only and is not intended to be a hyperlink. Accordingly, no information found and/or provided at such Internet addresses or at our website in general is intended or deemed to be incorporated by reference herein.

Annual Certification

In 2020, our CEO provided to the NYSE the annual CEO certification regarding our compliance with the NYSE corporate governance listing standards.

Conflicts Committee

Our Partnership Agreement provides that the Board of Directors may, from time to time, appoint members of the Board to serve on the Conflicts Committee with the authority to review specific matters for which the Board of Directors believes there may be a conflict of interest in order to determine if the resolution of such conflict proposed by the General Partner is fair and reasonable to the Partnership and its Unitholders. As a policy matter, the Conflicts Committee generally reviews any proposed related-party transaction that may be material to the Partnership to determine if the transaction presents a conflict of interest and whether the transaction is fair and reasonable to the Partnership. Pursuant to the terms of our Partnership Agreement, any matters approved by the Conflicts Committee will be conclusively deemed to be fair and reasonable to the Partnership, approved by all partners of the Partnership and not a breach by the General Partner or its Board of Directors of any duties they may owe the Partnership or the Unitholders. These duties are limited by our Partnership Agreement (see “Risks Related to Conflicts of Interest” in “Item 1A. Risk Factors” in this annual report).

Audit Committee

The Board of Directors has established an Audit Committee in accordance with Section 3(a)(58)(A) of the Exchange Act. The Board of Directors appoints persons who are independent under the NYSE’s standards for audit committee members to serve on its Audit Committee. In addition, the Board determines that at least one member of the Audit Committee has such accounting or related financial management expertise sufficient to qualify such person as the audit committee financial expert in accordance with Item 407 (d)(5) of Regulation S-K. The Board has determined that based on relevant experience, Audit Committee member David K. Skidmore qualified as Audit Committee financial expert during 2020. A description of the qualifications of Mr. Skidmore may be found elsewhere in this Item under “Directors and Executive Officers of our General Partner.”

The Audit Committee meets on a regularly scheduled basis with our independent accountants at least four times each year and is available to meet at their request. The Audit Committee has the authority and responsibility to review our external financial reporting, review our procedures for internal auditing and the adequacy of our internal accounting controls, consider the qualifications and independence of our independent accountants, engage and direct our independent accountants, including the letter of engagement and statement of fees relating to the scope of the annual audit work and special audit work which may be recommended or required by the independent accountants, and to engage the services of any other advisors and accountants as the Audit Committee deems advisable. The Audit Committee reviews and discusses the audited financial statements with management, discusses with our independent auditors matters required to be discussed by auditing standards, and makes recommendations to the Board of Directors relating to our audited financial statements. The Audit Committee periodically recommends to the Board of Directors any changes or modifications to its charter that may be required. The Board of Directors adopts the charter for the Audit Committee. Messrs. Skidmore, Smith and Williams currently serve on the Audit Committee.

Compensation and Nominating/Corporate Governance Committees

We are not required under NYSE rules to appoint a compensation committee or a nominating/corporate governance committee because we are a limited partnership; however, our Board of Directors previously established a Compensation Committee to establish standards and make recommendations concerning the compensation of our officers and directors. Following the Energy Transfer Merger, the duties of the ETO compensation committee have been delegated to the Compensation Committee of ET.

Code of Business Conduct and Ethics

The Board of Directors has adopted a Code of Business Conduct and Ethics applicable to our officers, directors and employees. Specific provisions are applicable to the co-principal executive officers, principal financial officer, principal accounting officer and controller, or those persons performing similar functions, of our General Partner. Amendments to, or waivers from, the Code of Business Conduct and Ethics will be available on our website and reported as may be required under SEC rules. Any technical, administrative or other non-substantive amendments to the Code of Business Conduct and Ethics may not be posted.

Meetings of Non-management Directors and Communications with Directors

Our non-management directors meet in regularly scheduled sessions. The Chairman of our Audit Committee acts as the presiding director of such meetings.

We have established a procedure by which interested parties may communicate directly with the Board of Directors, any committee of the Board, any independent directors, or any one director serving on the Board of Directors by sending written correspondence addressed to the desired person or entity to the attention of our General Counsel at Energy Transfer Operating, L.P., 8111 Westchester Drive, Suite 600, Dallas, Texas 75225 or generalcounsel@energytransfer.com. Communications are distributed to the Board of Directors, or to any individual director or directors as appropriate, depending on the facts and circumstances outlined in the communication.

Directors and Executive Officers of Our General Partner

The following table sets forth certain information with respect to the executive officers and members of the Board of Directors of our General Partner as of February 19, 2021. Executive officers and directors are elected for one-year terms.

Name	Age	Position with Our General Partner
Kelcy L. Warren	65	Executive Chairman of the Board of Directors
Matthew S. Ramsey	65	Director, President and Chief Operating Officer
Thomas E. Long	64	Co-Chief Executive Officer (Co-Principal Executive Officer)
Marshall S. (Mackie) McCrea, III	61	Co-Chief Executive Officer and Director (Co-Principal Executive Officer)
Bradford D. Whitehurst	46	Chief Financial Officer (Principal Financial Officer)
James M. Wright, Jr.	52	General Counsel
A. Troy Sturrock	50	Senior Vice President and Controller (Principal Accounting Officer)
David K. Skidmore	65	Director
W. Brett Smith	61	Director
William P. Williams	83	Director

Messrs. Warren, McCrea and Ramsey also serve as directors of ET’s general partner. Mr. Ramsey also serves as chairman of the board of the general partner of Sunoco LP, and Mr. Long serves as a director of the board of the general partner of Sunoco LP.

Set forth below is biographical information regarding the foregoing officers and directors of our General Partner:

Kelcy L. Warren. Mr. Warren is the Executive Chairman of the Board of Directors of the general partner of ETO. Mr. Warren also serves as Executive Chairman of the Board of Directors of ET’s general partner. Mr. Warren also served as the Chief Executive Officer of PennTex Midstream Partners, LP’s general partner from November 2016 to July 2017. Prior to the combination of the operations of ETO and Heritage Propane in 2004, Mr. Warren co-founded the entities that acquired and operated the midstream assets that were contributed in the merger. From 1996 to 2000, Mr. Warren served as a Director of Crosstex Energy, Inc. and from 1993 to 1996, he served as President, Chief Operating Officer and a Director of Cornerstone Natural Gas, Inc. Mr. Warren was selected to serve as a director and as Executive Chairman because he previously served as the Partnership’s Chief Executive Officer and has more than 30 years in the natural gas industry. Mr. Warren also has relationships with chief executives and other senior management at natural gas transportation companies throughout the United States and brings a unique and valuable perspective to the Board of Directors.

Matthew S. Ramsey. Mr. Ramsey was appointed as a director of ET’s general partner in July 2012 and as a director of ETO’s general partner in November 2015. Mr. Ramsey was named President and Chief Operating Officer of ETO’s general partner in November 2015. He became the Chief Operating Officer of ET’s general partner in October 2018 following the merger of Energy Transfer Equity, L.P. and Energy Transfer Partners, L.P. Mr. Ramsey is also a director of Sunoco LP, having served as chairman of Sunoco LP’s board since April 2015, and of USAC, having served on that board since April 2018. Mr. Ramsey also served as President and Chief Operating Officer and Chairman of the board of directors of PennTex Midstream Partners, LP’s general partner, from November 2016 to July 2017. Mr. Ramsey previously served as President of RPM Exploration, Ltd., a private oil and gas exploration partnership, and previously served as a director of RSP Permian, Inc. where he served on the audit and compensation committees. Mr. Ramsey formerly served as President of DDD Energy, Inc. until its sale in 2002. From 1996 to 2000, Mr. Ramsey served as President and Chief Executive Officer of OEC Compression Corporation, Inc., a publicly traded oil field service company, providing gas compression services to a variety of energy clients. Previously, Mr. Ramsey served as Vice President of Nuevo Energy Company, an independent energy company. Additionally, he was employed by Torch Energy Advisors, Inc., a company providing management and operations services to energy companies including Nuevo Energy, last serving as Executive Vice President. Mr. Ramsey joined Torch Energy as Vice President of Land and was named Senior Vice President of Land in 1992. Mr. Ramsey holds a B.B.A. in Marketing from the University of Texas at Austin and a J.D. from South Texas College of Law. Mr. Ramsey is a graduate of Harvard Business School Advanced Management Program. Mr. Ramsey is licensed to practice law in the State of Texas. He is qualified to practice in the Western District of Texas and the United States Court of Appeals for the Fifth Circuit. Mr. Ramsey formerly served as a director of Southern Union Company. ET recognizes Mr. Ramsey’s vast experience in the oil and gas space and believes that he provides valuable industry insight as a member of our Board of Directors.

Thomas E. Long. Mr. Long has served as the Co-Chief Executive Officer of our general partner since January 2021. Mr. Long served as Chief Financial Officer of our general partner from February 2016 until January 2021 and has been a director of ET’s general partner since April 2019. He also joined the Board of Directors of ET’s general partner in April 2019. Mr. Long also served as the Chief Financial Officer and as a director of PennTex Midstream Partners, LP’s general partner from November 2016 to July 2017. Mr. Long also served as Chief Financial Officer of ETO and was previously Executive Vice President and Chief Financial Officer of Regency GP LLC from November 2010 to April 2015. From May 2008 to November 2010, Mr. Long served as Vice President and Chief Financial Officer of Matrix Service Company. Prior to joining Matrix, he served as Vice President and Chief Financial Officer of DCP Midstream Partners, LP, a publicly traded natural gas and natural gas liquids midstream business company located in Denver, Colorado. In that position, he was responsible for all financial aspects of the company since its formation in December 2005. From 1998 to 2005, Mr. Long served in several executive positions with subsidiaries of Duke Energy Corp., one of the nation’s largest electric power companies. Mr. Long has served as a director of Sunoco LP since May 2016, and as Chairman of the Board of USAC since April 2018.

Marshall S. (Mackie) McCrea, III. Mr. McCrea has served as the Co-Chief Executive Officer of our general partner since January 2021. Prior to that, he was the President and Chief Commercial Officer of our general partner, having served in that role since October 2018 following the merger of Energy Transfer Equity, L.P. and Energy Transfer Partners, L.P. Prior to that time, he had been the Group Chief Operating Officer and Chief Commercial Officer of the Energy Transfer family since November 2015. Mr. McCrea was appointed as a director of the general partner of ETO and as a director of ET’s general partner in December 2009. Prior to that, he served as President and Chief Operating Officer of ETO’s general partner from June 2008 to November 2015 and President—Midstream from March 2007 to June 2008. Previously he served as the Senior Vice President—Commercial Development since January 2004. In March 2005, Mr. McCrea was named President of La Grange Acquisition LP, ETO’s primary operating subsidiary, after serving as Senior Vice President-Business Development and Producer Services since 1997. Mr. McCrea also served as the Chairman of the Board of Directors of the general partner of Sunoco Logistics Partners L.P. from October 2012 to April 2017. Mr. McCrea was selected to serve as a director because he brings extensive project development and operational experience to the Board. He has held various positions in the natural gas business over the past 25 years and is able to assist the Board of Directors in creating and executing the Partnership’s strategic plan.

Bradford D. Whitehurst. Mr. Whitehurst was appointed Chief Financial Officer of Energy Transfer in January 2021. From August 2014 through December 2020 he served as Executive Vice President—Head of Tax. Prior to joining Energy Transfer, Mr. Whitehurst was a partner in the Washington, DC office of Bingham McCutchen LLP and an attorney in the Washington, DC offices of both McKee Nelson LLP and Hogan & Hartson. Mr. Whitehurst has specialized in partnership taxation and has advised ET and its subsidiaries in his role as outside counsel since 2006. He has served as a member of the board of directors of USAC since April 2018.

James M. Wright, Jr. Mr. Wright was elected General Counsel of our general partner in December 2015. He became Executive Vice President—Legal and Chief Compliance Officer of ET’s general partner in October 2018 following the merger of Energy Transfer Equity, L.P. and Energy Transfer Partners, L.P. Mr. Wright has been a part of the Energy Transfer legal team with increasing levels of responsibility since July 2005, and served as its Deputy General Counsel from May 2008 to December 2015. Prior to joining Energy Transfer, Mr. Wright gained significant experience at Enterprise Products Partners, L.P., El Paso Corp., Sonat Exploration Company and KPMG Peat Marwick LLP. Mr. Wright earned a Bachelor of Business Administration degree in Accounting and Finance from Texas A&M University and a JD from South Texas College of Law.

A. Troy Sturrock. Mr. Sturrock has served as the Senior Vice President and Controller of the general partner of ETO since August 2016 and previously served as Vice President and Controller of our General Partner since June 2015. Mr. Sturrock also served as a Senior Vice President of PennTex Midstream Partners, LP’s general partner, from November 2016 until July 2017, and as its Controller and Principal Accounting Officer from January 2017 until July 2017. He became Senior Vice President, Controller and Principal Accounting Officer of ET’s general partner in October 2018 following the merger of Energy Transfer Equity, L.P. and Energy Transfer Partners, L.P. Mr. Sturrock previously served as Vice President and Controller of Regency GP LLC from February 2008, and in November 2010 was appointed as the principal accounting officer. From June 2006 to February 2008, Mr. Sturrock served as the Assistant Controller and Director of financial reporting and tax for Regency GP LLC. Mr. Sturrock is a Certified Public Accountant.

David K. Skidmore. Mr. Skidmore has served as a director of our general partner since March 2013. He has been Vice President of Ventex Oil & Gas, Inc. since 1995 and has been actively involved in exploration and production throughout the Gulf Coast and mid-Continent regions for over 35 years. He founded Skidmore Exploration, Inc. in 1981 and has been an independent oil and gas producer since that time. From 1977 to 1981, he worked for Paraffine Oil Corporation and Texas Oil & Gas in Houston. He holds BS degrees in both Geology and Petroleum Engineering, is a Certified Petroleum Geologist and Registered Professional Engineer, and active member of the AAPG, and SPE. Mr. Skidmore is also a member of ETO’s audit committee. Mr. Skidmore was selected to serve as a director because of his continual involvement in geological, geophysical, legal, engineering and accounting aspects of an active oil and gas exploration company. As an energy professional, active oil and gas producer and successful business owner, Mr. Skidmore possesses valuable first-hand knowledge of the energy transportation business and market conditions affecting its economics.

W. Brett Smith. Mr. Smith was appointed to the Board of Directors of our general partner in February 2018 and has served on the audit committee since that time. He has served as President and Managing Partner of Rubicon Oil & Gas, LLC since October 2000. He has also served as President of Rubicon Oil & Gas II, LP since May 2005, President of Quientesa Royalty LP since February 2005 and President of Action Energy LP since October 2008. Mr. Smith was President of Rubicon Oil & Gas, LP from October 2000 to May 2005. For more than 30 years Mr. Smith has been active in assembling exploration prospects in the Permian Basin, Oklahoma, New Mexico and the Rocky Mountain areas. Mr. Smith previously served on the board of directors of Sunoco LP and was a member of its audit and compensation committees. Mr. Smith was selected to serve on the Board of Directors of our general partner based on his experience as an executive in the oil and gas exploration and production business, which gives him unique insight into the Partnership’s business, as well as his recent experience on the board of another publicly traded limited partnership.

William P. Williams. Mr. Williams began his career in the oil and gas industry in 1967 with Texas Power and Light Company as Manager of Pipeline Construction for Bi-Stone Fuel Company, a predecessor of Texas Utilities Fuel Company. In 1980, he was employed by Endevco as Vice President of Pipeline and Plant Construction, Engineering, and Operations. Prior to Endevco, he worked for Cornerstone Natural Gas followed by Vice President of Engineering and Operations at Energy Transfer Partners, L.P., ending his career as Vice President of Measurement on May 1, 2011. Mr. Williams was selected due to his experience in the pipeline industry and his familiarity with our business.

Compensation of the General Partner

Our General Partner does not receive any management fee or other compensation in connection with its management of the Partnership. Our General Partner and its affiliates performing services for the Partnership are reimbursed at cost for all expenses incurred on behalf of the Partnership, including the costs of employee compensation allocable to, but not paid directly by, the Partnership, if any, and all other expenses necessary or appropriate to the conduct of the business of, and allocable to, the Partnership. Our employees are employed by our subsidiaries, and thus, our General Partner does not incur additional reimbursable costs.

Our General Partner is ultimately controlled by the general partner of ET, which general partner entity is partially-owned by certain of our current and prior named executive officers. We pay quarterly distributions to our General Partner in accordance with our Partnership Agreement with respect to its ownership of a general partner interest and the incentive distribution rights specified in our Partnership Agreement. The amount of each quarterly distribution that we must pay to our General Partner is based solely on the provisions of our Partnership Agreement, which agreement specifies the amount of cash we distribute to our General Partner based on the amount of cash that we distribute to our limited partners each quarter. Accordingly, the cash distributions we make to our General Partner bear no relationship to the level or components of compensation of our General Partner’s executive officers. Our General Partner’s distribution rights are described in detail in Note 7 to our consolidated financial statements. Our named executive officers also own directly and indirectly certain of our limited partner interests and, accordingly, receive quarterly distributions. Such per unit distributions equal the per unit distributions made to all our limited partners and bear no relationship to the level of compensation of the named executive officers.

ITEM 11. EXECUTIVE COMPENSATION

Overview

As a limited partnership, we are managed by our General Partner. Our General Partner is owned by ET.

Compensation Discussion and Analysis

Named Executive Officers

ETO does not have officers or directors. Instead, we are managed by the board of directors of our General Partner, and the executive officers of our General Partner perform all of ETO’s management functions. In addition, our executive officers are also executive officers of ET. The board of directors of our General Partner does not have a separate compensation committee. Therefore, we do not administer any policies or programs relating to the compensation of ET’s named executive officers. The compensation of our executive officers is administered by the compensation committee of the board of directors of ET’s general partner (the “ET Compensation Committee”). This Compensation Discussion and Analysis is, therefore, focused on the total compensation of the executive officers of ET’s General Partner as set forth below. Compensation amounts discussed herein include all compensation paid to ET’s named executive officers, including amounts attributable to services performed for us. The persons we refer to in this discussion as the “named executive officers” are the following:

•	Kelcy L. Warren, Executive Chairman and former Chief Executive Officer during 2020 (Executive Chairman effective January 1, 2021);

•	Thomas E. Long, Chief Financial Officer during 2020 (Co-Chief Executive Officer and effective January 1, 2021);

•	Marshall S. (Mackie) McCrea, III, President and Chief Commercial Officer during 2020 (Co-Chief Executive Officer and effective January 1, 2021);

•	Matthew S. Ramsey, Chief Operating Officer; and

•	Thomas P. Mason, Executive Vice President, General Counsel and President—LNG.

Effective January 1, 2021, Mr. Warren assumed the role of Executive Chairman, and Messrs. Long and McCrea were appointed Co-Chief Executive Officers.

Bradford D. Whitehurst was appointed Chief Financial Officer of our General Partner effective January 8, 2021. Mr. Whitehurst is excluded from the compensation discussion and analysis and compensation tables herein, as he was not a named executive officer during 2020.

ET’s General Partner’s Philosophy for Compensation of Executives

In general, our General Partner’s philosophy for executive compensation is based on the premise that a significant portion of each executive’s compensation should be incentive-based or “at-risk” compensation and that executives’ total compensation levels should be highly competitive in the marketplace for executive talent and abilities. Our General Partner seeks a total compensation program for its executive officers, including the named executive officers, that provides for a slightly below the median market annual base compensation (i.e. approximately the 30th to 40th percentile of market) but incentive-based compensation composed of a combination of compensation vehicles to reward both short and long-term performance that are both targeted to pay-out at approximately the top-quartile of market. Our General Partner believes the incentive-based balance is achieved by (i) the payment of annual discretionary cash bonuses that consider the achievement of the Partnership’s financial performance objectives for a fiscal year set at the beginning of such fiscal year and the individual contributions of its executive officers, including the named executive officers to the success of the

Partnership and the achievement of the annual financial performance objectives and (ii) the annual grant of time-based restricted unit, phantom unit awards or cash restricted unit awards under the Partnership’s equity incentive plan(s) or the equity incentive programs of Sunoco LP, as applicable based on the allocation of executive officers awards, including awards to the named executive officers, which awards are intended to provide a longer term incentive and retention value to its key employees to focus their efforts on increasing the market price of its publicly traded units and to increase the cash distribution the Partnership and/or the other affiliated partnerships pay to their respective unitholders.

ET’s General Partner has historically granted restricted unit and/or phantom unit awards (“RSUs”) that vest, based generally upon continued employment, at a rate of 60% after the third year of service and the remaining 40% after the fifth year of service. In 2020, ET’s General Partner also granted cash restricted units (“CRSUs”) that vest, based generally upon continued employment, at a rate of 1/3 annually over a three-year period. For 2020, the awards to employees were generally split equally between RSUs and CRSUs. ET’s General Partner believes that these equity-based incentive arrangements are important in attracting and retaining executive officers and key employees as well as motivating these individuals to achieve stated business objectives. The equity-based compensation reflects the importance ET’s General Partner places on aligning the interests of its named executive officers with those of unitholders.

As discussed below, the ET Compensation Committee, is responsible for the compensation policies and compensation level of our executive officers, including the named executive officers. In this discussion, we refer to ET Compensation Committee and the ETO Compensation Committee prior to the Energy Transfer Merger as the “ET Compensation Committee.”

For a more detailed description of the compensation to the Partnership’s named executive officers, please see “—Compensation Tables” below.

Compensation Philosophy

ET’s compensation programs are structured to achieve the following:

•

reward executives with an industry-competitive total compensation package of base salaries and significant incentive opportunities yielding a total compensation package approaching the top-quartile of the market;

•

attract, retain and reward talented executive officers and key management employees by providing total compensation competitive with that of other executive officers and key management employees employed by publicly traded limited partnerships of similar size and in similar lines of business;

•	motivate executive officers and key employees to achieve strong financial and operational performance;

•	emphasize performance-based, or “at-risk,” compensation; and

•	reward individual performance.

Components of Executive Compensation

For the year ended December 31, 2020, the compensation paid to the named executive officers consisted of the following components:

•	annual base salary;

•	non-equity incentive plan compensation consisting solely of discretionary cash bonuses;

•	time-vested restricted/phantom unit awards and cash restricted units under the equity incentive plan(s);

•	payment of distribution equivalent rights (“DERs”) on unvested time-based restricted unit awards under our equity incentive plan;

•	vesting of previously issued time-based restricted unit and/or phantom unit awards issued pursuant to ET’s equity incentive plans or the equity incentive plans(s) of affiliates; and

•	401(k) plan employer contributions.

Methodology

The ET Compensation Committee considers relevant data available to it to assess our competitive position with respect to base salary, annual short-term incentives and long-term incentive compensation for the executive officers of its General Partner, including the named executive officers. The ET Compensation Committee also considers individual performance, levels of responsibility, skills and experience.

Periodically, the ET Compensation Committee engages a third-party independent compensation consultant to provide a full market competitive compensation analysis for compensation levels at peer companies in order to assist in the determination of compensation levels for our executive officers, including the named executive officers. Most recently, Longnecker & Associates (“Longnecker”) evaluated the market competitiveness of total compensation levels of a number of officers of the Partnership to provide market information with respect to compensation of those executives during the year ended December 31, 2019. In particular, the review by Longnecker was designed to (i) evaluate the market competitiveness of total compensation levels for certain members of senior management, including the named executive officers; (ii) assist in the determination of appropriate compensation levels for our senior management, including the named executive officers; and (iii) confirm that our compensation programs were yielding compensation packages consistent with our overall compensation philosophy.

In conducting its review, Longnecker specifically considered the larger size of the combined ET entities from an energy industry perspective. During 2019, Longnecker assisted in the development of the final “peer group” of leading companies in the energy industry that most closely reflect the profile of ET in terms of revenues, assets and market value as well as competition for talent at the senior management level and similarly situated general industry companies with similar revenues, assets and market value. In setting such peer group, the size of ET on a combined basis was considered. As part of the evaluation conducted by Longnecker, a determination was made to focus the analysis specifically on the energy industry peers. This decision was based on a determination that an energy industry peer group provided a more than sufficient amount of comparative data to consider and evaluate total compensation. This focus allowed Longnecker to report on specific industry related data comparing the levels of annual base salary, annual short-term cash bonus and long-term equity incentive awards at industry peer group companies with those of the named executive officers to ensure that compensation of the named executive officers is both consistent with the compensation philosophy and competitive with the compensation for executive officers of these other companies. The identified companies were:

Energy Peer Group:
• Conoco Phillips	• Marathon Petroleum Corporation
• Enterprise Products Partners, L.P.	• Kinder Morgan, Inc.
• Plains All American Pipeline, L.P.	• The Williams Companies, Inc.
• Valero Energy Corporation	• Phillips 66

The compensation analysis provided by Longnecker in 2019 covered all major components of total compensation, including annual base salary, annual short-term cash bonus and long-term incentive awards for the senior executives of these companies. In preparing the review materials, Longnecker utilized generally accepted compensation principles as determined by WorldatWork and gathered data from public disclosures of peer companies, including 10-K and proxy data and published survey data from multiple sources that are relevant to ET’s peer group, industry, financial size and operational breadth. The Longnecker review process also included significant engagement with management to fully understand job scope, responsibilities and roles of each of the executive officers, which discussions allow Longnecker the ability to completely evaluate specific aspects of an executive officer’s position to allow for more accurate comparisons.

Following Longnecker’s 2019 review, the ET Compensation Committee reviewed the information provided, including Longnecker’s specific conclusions and recommended considerations for all compensation going forward. The ET Compensation Committee considered and reviewed the results of the study performed by Longnecker to determine if the results indicated that the compensation programs were yielding a competitive total compensation model prioritizing incentive-based compensation and rewarding achievement of short and long-term performance objectives and considered Longnecker’s conclusions and recommendations. While Longnecker found that the Partnership is achieving its stated objectives with respect to the “at-risk” approach, they also found that certain adjustments could be considered moving forward to allow the Partnership to continue to achieve its targeted percentiles on base compensation and incentive compensation (short and long-term). Longnecker’s suggested adjustments as part of the 2019 were not implemented in 2020 as management and the ET Compensation Committee determined to postpone any changes in light of the impacts of the COVID-19 pandemic on ET and on the global energy market.

In addition to the information received as part of Longnecker’s 2019 review, the ET Compensation Committee also utilizes information obtained from other sources in its determination of compensation levels for our named executive officers, such as annual third party surveys, although third party survey data is not used by the ET Compensation Committee to benchmark the amount of total compensation or any specific element of compensation for the named executive officers.

In addition to the 2019 compensation analysis for executive officers, Longnecker also provided advice and feedback on certain other matters, including the appropriateness, targets and composition of the annual equity award pools and the annual bonus awards under the Energy Transfer Annual Bonus Plan (the “Bonus Plan”) and benchmarking on certain non-named executive officer hires and promotions.

In 2020, Longnecker also provided advice and recommendations on the total compensation packages for Messrs. McCrea and Long in connection with their joint appointment as Co-Chief Executive Officers, including with respect to certain one-time equity and cash awards, as applicable.

Base Salary. Base salary is designed to provide for a competitive fixed level of pay that attracts and retains executive officers and compensates them for their level of responsibility and sustained individual performance (including experience, scope of responsibility and results achieved). The salaries of the named executive officers are reviewed on an annual basis. As discussed above, the base salaries of our named executive officers are targeted to yield an annual base salary slightly below the median level of market (i.e. approximately the 30th to 40th percentile of market) and are determined by the ET Compensation Committee after taking into account the recommendations of Mr. Warren.

During the merit review process, the ET Compensation Committee considers the recommendations of Mr. Warren, any relevant compensation study data (with the data aged as appropriate) and the merit increase pool set for all employees of the Partnership and/or its employing affiliates. During 2020, given the challenging conditions within the industry, including the impacts of the COVID-19 pandemic, the ET Compensation Committee did not approve any increases to base salaries of the named executive officers. Thus, 2020 base salaries for the named executive officers were consistent with the prior year amounts: $1,114,555 for Mr. McCrea; $600,000 for Mr. Long; $696,598 for Mr. Ramsey; and $631,396 for Mr. Mason. Mr. Warren has voluntarily determined that his salary will be $1.00 per year (plus an amount sufficient to cover his allocated payroll deductions for health and welfare benefits).

In connection with their promotions to Co-Chief Executive Officer effective January 1, 2021, the ET Compensation Committee approved increases in the annual base salaries of Messrs. McCrea and Long to $1,300,000.

Annual Bonus. In addition to base salary, the ET Compensation Committee makes determinations whether to make discretionary annual cash bonus awards to executives, including our named executive officers, following the end of the year under the Bonus Plan.

The Bonus Plan is a discretionary annual cash bonus plan available to all employees, including the named executive officers. The purpose of the Bonus Plan is to reward employees for contributions towards the Partnership’s business goals and to aid in motivating employees. The Bonus Plan is administered by the ET Compensation Committee and the ET Compensation Committee has the authority to establish and interpret the rules and regulations relating to the Bonus Plan, to select participants, to determine and approve the size of any actual award amount, to make all determinations, including factual determinations, under the Bonus Plan, and to take all other actions necessary or appropriate for the proper administration of the Bonus Plan.

For each calendar year (the “Performance Period”), the ET Compensation Committee will evaluate and determine an overall funded cash bonus pool based on achievement of (i) an internal Adjusted EBITDA target (“Adjusted EBITDA Target”), (ii) an internal distributable cash flow target (“DCF Target”) and (iii) performance of each department compared to the applicable departmental budget (“Departmental Budget Target”). The Adjusted EBITDA Target and the DCF Target are defined for purposes of the Bonus Plan using the same definitions as used in the Partnership’s audited financial statements included in its annual and quarterly filings on Forms 10-K and 10-Q for the terms Adjusted EBITDA and Distributable Cash Flow. The performance criteria are weighted 60% on the achievement of the Adjusted EBITDA Target, 20% on the achievement of the DCF Target and 20% on the achievement of the Departmental Budget Target (collectively, “Budget Targets”). The total amount of cash to be allocated to the funded bonus pool will range from 0% to 120% for each of the budgeted DCF Target and Adjusted EBITDA Target and will range from 0% to 100% of the Departmental Budget Target. The maximum funding of the bonus pool is 116% of the total pool target and to achieve such funding each of the Adjusted EBITDA and the DCF Target must achieve 120% funding and the Department Budget target must achieve its 100% target. While the funded bonus pool will reflect an aggregation of performance under each target, in the event performance under the Adjusted EBITDA Target is below 80% of its target, no bonus pool will be funded. If the bonus pool is funded, a participant may earn a cash award for the Performance Period based upon the level of attainment of the Budget Targets and his or her individual performance. Awards are paid in cash as soon as practicable after the end of the Performance Period but in no event later than two and one-half months after the end of the Performance Period.

While the achievement of the Budget Targets sets a bonus pool under the Bonus Plan, actual bonus awards are discretionary. These discretionary bonuses, if awarded, are intended to reward our named executive officers for the achievement of the Budget Targets during the Performance Period in light of the contribution of each individual to our profitability and success during such year. The ET Compensation Committee also considers the recommendation of Mr. Warren in determining the specific annual cash bonus amounts for each of the named executive officers. The ET Compensation Committee does not establish its own financial performance objectives in advance for purposes of determining whether to approve any annual bonuses, and it does not utilize any formulaic approach to determine annual bonuses.

For 2020, the ET Compensation Committee approved short-term annual cash bonus pool targets for Mr. McCrea of 160% of his annual base earnings and for Messrs. Long, Ramsey and Mason of 130% of their annual base earnings. The named executive officer bonus pool targets remained the same for the 2020 Performance Period as they were for the 2019 period. In connection with their promotions to Co-Chief Executive Officer effective January 1, 2021, the ET Compensation Committee established bonus pool targets for Messrs. McCrea and Long of 160% of their annual base earnings.

In respect of a 2020 bonus pool funding, executive management recommended to the Compensation Committee that the bonus be paid at a 0% payout. This recommendation was made in consideration of a number of factors including (i) the challenging conditions within the industry, specifically the impacts of the COVID-19 pandemic on ET and the global energy market; (ii) the impact of market conditions on current capital projects and certain planned future capital growth projects; and (ii) the reduction of quarterly cash distributions payable to ET common unit holders by 50% in 2020. After considering quantitative and qualitative factors, including performance level achieved, the Compensation Committee exercised its negative discretion, to award a 0% payout of the non-equity incentive bonus.

Equity Awards. ET maintains and operates (i) the Second Amended and Restated Energy Transfer LP 2008 Incentive Plan (the “2008 Incentive Plan”); (ii) the Energy Transfer LP 2011 Long-Term Incentive Plan (the “2011 Incentive Plan”); the (iii) Energy Transfer LP 2015 Long-Term Incentive Plan (the “2015 Plan”); (iv) the Amended and Restated Energy Transfer LP Long-Term Incentive Plan (the “ET Plan,” together with the 2008 Incentive Plan, the 2011 Incentive Plan and the 2015 Plan, the “ET Incentive Plans”). The ET Incentive Plans authorize the ET Compensation Committee, in its discretion, to grant awards, as applicable, under each respective plan of RSUs upon such terms and conditions as it may determine appropriate and in accordance with general guidelines as defined by the ET Incentive Plans. ET has generally used time-vested restricted units and/or phantom units as the vehicle for its annual equity awards to eligible employees, including the named executive officers.

In addition, in 2020, ET adopted the Energy Transfer LP Long-Term Cash Restricted Unit Plan (the “CRU Plan”). The CRU Plan authorizes the ET Compensation Committee, in its discretion, to grant awards, as applicable, of CRSUs, upon such terms and conditions as it may determine appropriate and in accordance with general guidelines as defined by the CRU Plan. Like awards from the ET Incentive Plans, awards from the CRU Plan will be used to incentivize and reward eligible employees over a long-term basis, and the CRU Plan is included for purposes of these discussions as an “ET Incentive Plan.”

For 2020, the annual long-term incentive targets set by the ET Compensation Committee for the named executive officers were 900% of annual base salary for Mr. McCrea and 500% of annual base salary for Messrs. Long, Ramsey and Mason. The targets of the named executive officers were the same as the prior year’s targets.

The annual long-term incentive targets are used as the basis to determine the target number of units to be awarded to the eligible participant, including the named executive officers. A multiple of base salary is used to set the pool target, that number is then divided by a weighted average price determined by considering ET’s modified total unitholder return “(TUR”) performance as measured against the average return of ET’s identified peer group over defined time periods. The modified TUR is designed to create a recognition of a performance adjustment to the equity awards based on the prior periods measured to add an element of performance impact in setting grant date value even though the RSUs and CRSUs themselves are a time-vested vehicle. For purposes of establishing an initial price, ET utilizes a 60 trading-day trailing weighted average price of ET common units prior to November 13, 2020. This average trading price is then subject to adjustment when ET’s TUR is more than 5% greater or less than that of its identified peer group. If the TUR analysis yields a result that is within 5% percent of its identified peer group, the ET Compensation Committee will simply use the 60 trading day trailing weighted average price divided by the applicable salary multiple to establish a target pool for each eligible participant, including the named executive officers. If ET’s TUR is outside of the 5% deviation, the 60 trading day trailing weighted average will be adjusted up or down to a maximum of 15% from the trailing weighted average price based on ET’s performance as compared to the identified group. For 2019, the peer group included the following:

• Enterprise Products Partners, L.P.	• Kinder Morgan, Inc.
• The Williams Companies, Inc.	• Plains All American Pipeline, L.P.
• Phillips 66 Partners LP	• MPLX LP

For 2020, the Partnership’s TUR underperformed the identified peer group by between 14% and 16% based on the average of the identified three comparison periods: (i) year-to-date 2020, (ii) trailing twelve months, and (iii) full-year 2019. Consequently, the 2020 long-term incentive base price was increased to reduce the total available restricted pool by approximately 15%.

In December 2020, the ET Compensation Committee in consultation with Mr. Warren approved grants of phantom unit awards to Messrs. McCrea, Long, Ramsey and Mason of 746,350 units, 178,550 units, 207,300 units and 234,900 units, respectively. The ET Compensation Committee also approved grants cash restricted units to Messrs. Long, Ramsey and Mason of 178,500, 207,300 and 234,900 units, respectively. As with base salary and annual bonus, Mr. Warren does not accept or receive annual long-term incentive awards.

As more fully described below under “Affiliate and Subsidiary Equity Awards,” for 2020, in discussions between the General Partner, the ET Compensation Committee and the compensation committee of the general partner of Sunoco LP, it was determined that for 2020, Messrs. Long and Ramsey’s awards would be comprised of RSUs and CRSUs under the ET Incentive Plans and RSUs under the Sunoco LP 2018 Long-Term Incentive Plan (the “2018 Sunoco LP Plan”) in consideration of their roles and responsibilities for Sunoco LP and their status, as members of the Boards of Directors of the general partner of Sunoco LP. Messrs. Long and Ramsey’s total 2020 long-term awards were allocated approximately 80% to the ET Incentive Plans and approximately 20% to the 2018 Sunoco LP Plan. The awards of Messrs. McCrea and Mason for 2020 were allocated entirely to the ET Incentive Plans. While Mr. Long likely will not receive future long-term incentive awards under the 2018 Sunoco LP Plan in his role as Co-CEO, it is anticipated that Mr. Ramsey will continue to recognize an aggregation of RSUs and CRSUs under the ET Incentive Plans and the 2018 Sunoco LP Plan, as applicable. For purposes of establishing a pool value for awards to eligible participants, including Messrs. Ramsey and Long, Sunoco LP utilized the same practices in terms of peer group TUR analysis to set a grant date valuation.

The RSUs granted in 2020 provide for incremental vesting over a five-year period, with 60% vesting at the end of the third year and the remaining 40% vesting at the end of the fifth year. Vesting of the awards are generally subject to continued employment through each specified vesting date. The RSU awards entitle the recipients to receive, with respect to each ET unit subject to such award that has not either vested or been forfeited, a DER cash payment promptly following each such distribution by ET to its common unitholders.

The CRSUs granted in 2020 provide for incremental vesting over a three-year period, with 1/3 vesting at the end of each year. Each CRSU entitles the award recipient to receive cash equal to the market value of one ET common unit upon vesting. The CRSU do not include rights to DER cash payments.

In approving the grant of such RSUs and CRSUs, including to the named executive officers, the ET Compensation Committee considered several factors, including the long-term objective of retaining such individuals as key drivers of ET’s future success, the existing level of equity ownership of such individuals and the previous awards to such individuals of equity awards subject to vesting. Vesting of the 2020 awards would accelerate in the event of the death or disability of the recipient, including the named executive officers, or in the event of a change in control of ET as that term is defined under the ET Incentive Plans.

For 2020, Mr. McCrea did not receive an award of CRSUs; instead, he received a special one-time time vested cash award of $5,000,000 payable as follows:

•	$1,800,000.00 on December 31, 2020;

•	$1,600,000.00 on July 1, 2020; and

•	$1,600,00.00 on December 5, 2022.

This amount is intended to approximate 50% of Mr. McCrea’s targeted annual equity award and replace the award of CRSUs made to other named executive officers.

As discussed below under “Potential Payments Upon a Termination or Change of Control,” all outstanding equity awards would automatically accelerate upon a change in control event, which means vesting automatically accelerates upon a change of control irrespective of whether the officer is terminated. In addition, the award agreements for the restricted units and cash restricted units awarded in 2020, as well as other awards outstanding held by Partnership employees, including the named executive officers, also include certain acceleration provisions upon retirement with the ability to accelerate 40% of outstanding unvested awards under the ET Incentive Plans at age 65 and 50% at age 68. These acceleration provisions require that the participant have not less than five (5) years of employment service to the Partnership or an affiliate and require a six (6) month delay in the vesting after retirement pursuant to the requirements of Section 409(A) of the Code.

We believe that permitting the accelerated vesting of equity awards upon a change in control creates an important retention tool for us by enabling employees to realize value from these awards in the event that we undergo a change in control transaction. In addition, we believe permitting acceleration of vesting upon a change in control creates a sense of stability in the course of transactions that could create uncertainty regarding their future employment and encourage these officers to remain focused on their job responsibilities.

Affiliate and Subsidiary Equity Awards. In addition to their roles for ET and ETO during 2020, Messrs. Long and Ramsey have certain responsibilities for Sunoco LP, including as members of the Board of Directors of the general partner of Sunoco LP.

The Sunoco LP Compensation Committee in December 2020 approved grants of RSUs to Messrs. Long and Ramsey of 27,800 and 32,300 restricted units, respectively, under the 2018 Sunoco LP Plan. The terms and conditions of the restricted unit to Messrs. Long and Ramsey under the 2018 Sunoco LP Plan, as applicable, were the same and provided for vesting over a five-year period, with 60% vesting at the end of the third year and the remaining 40% vesting at the end of the fifth year, subject generally to continued employment through each specified vesting date. All of the awards would be accelerated in the event of their death, disability, upon a change in control or retirement at ages 65 or 68. The retirement acceleration provisions for these awards under the 2018 Sunoco Plan are the same as the retirement acceleration provisions under ET Incentive Plans with the ability to accelerate at retirement 40% of outstanding unvested awards at age 65 and 50% at age 68.

Special One-Time Awards to Co-Chief Executive Officers. In recognition of their assumption of their new roles as Co-Chief Executive Officers, the ET Compensation Committee approved certain one-time awards to Messrs. McCrea and Long which occurred in 2021 and therefore are not reflected within the executive compensation tables that follow this discussion.

Mr. McCrea received a special one-time award of 241,815 RSUs under the ET Incentive Plans and a special cash payment of $1,625,000 in connection with his appointment as Co-Chief Executive Officer.

Mr. Long received a special one-time award of 483,630 RSUs under the ET Incentive Plans in connection with his appointment as Co-Chief Executive Officer.

The RSU awards to Messrs. McCrea and Long were made at the same grant date valuation and vesting schedules used for the annual equity awards described above under “—Equity Awards” section above. These awards were approved by the ET Compensation Committee on December 30, 2020 to be effective immediately upon Messrs. McCrea and Long assuming their new roles on January 1, 2021 and will be reflected in the 2021 Summary Compensation Tables.

Unit Ownership Guidelines. The Board of Directors of our General Partner has adopted the Executive Unit Ownership Guidelines (the “Guidelines”), which set forth minimum ownership guidelines applicable to certain executives of ET with respect to ET and Sunoco LP common units representing limited partnership interests, as applicable. The applicable Guidelines are denominated as a multiple of base salary, and the amount of common units required to be owned increases with the level of responsibility. Under these Guidelines, the President and Chief Commercial Officer and the Chief Operating Officer are expected to own common units having a minimum value of five times his base salary, while each of the remaining named executive officers (other than the CEO) are expected to own common units having a minimum value of four times their respective base salary. In addition to the named executive officers, these Guidelines also apply to other covered executives, which executives are expected to own either directly or indirectly in accordance with the terms of the Guidelines, common units having minimum values ranging from two to four times their respective base salary.

The ET Compensation Committee believes that the ownership of ET and/or Sunoco LP common units, as reflected in these Guidelines, is an important means of tying the financial risks and rewards for its executives to ET’s total unitholder return, aligning the interests of such executives with those of Unitholders, and promoting ET’s interest in good corporate governance.

Covered executives are generally required to achieve their ownership level within five years of becoming subject to the Guidelines; however, certain covered executives, based on their tenure as an executive, were required to achieve compliance within two years of the December 2013 effective date of the Guidelines. Thus, compliance with the Guidelines was required for Messrs. McCrea and Mason beginning in December 2015, Mr. Long in December 2018 and Mr. Ramsey in December 2020. As of December 31, 2020, all of the named executive officers were compliant with the Guidelines.

Covered executives may satisfy the Guidelines through direct ownership of ET and/or Sunoco LP common units or indirect ownership by certain immediate family members. Direct or indirect ownership of ET and/or Sunoco LP common units shall count on a one-to-one ratio for purposes of satisfying minimum ownership requirements; however, unvested unit awards may not be used to satisfy the minimum ownership requirements.

Executive officers, including the named executive officers, who have not yet met their respective guideline must retain and hold all common units (less common units sold to cover the executive’s applicable taxes and withholding obligation) received in connection with long-term incentive awards. Once the required ownership level is achieved, ownership of the required common units must be maintained for as long as the covered executive is subject to the Guidelines. However, those individuals who have met or exceeded their applicable ownership level guideline may dispose of the common units in a manner consistent with applicable laws, rules and regulations, including regulations of the SEC and our internal policies, but only to the extent that such individual’s remaining ownership of common units would continue to exceed the applicable ownership level.

Qualified Retirement Plan Benefits. The Energy Transfer LP 401(k) Plan (the “ET 401(k) Plan”) is a defined contribution 401(k) plan, which covers substantially all of our employees, including the named executive officers. Employees may elect to defer up to 100% of their eligible compensation after applicable taxes, as limited under the Internal Revenue Code. We make a matching contribution that is not less than the aggregate amount of matching contributions that would be credited to a participant’s account based on a rate of match equal to 100% of each participant’s elective deferrals up to 5% of covered compensation. During 2020, in response to challenging conditions within the industry, including impacts of the COVID-19 pandemic, ET suspended its 401(k) matching contribution from July 1, 2020 through December 31, 2020. The amounts deferred by the participant are fully vested at all times, and the amounts contributed by the Partnership become vested based on years of service. We provide this benefit as a means to incentivize employees and provide them with an opportunity to save for their retirement.

The Partnership provides a 3% profit sharing contribution to employee 401(k) accounts for all employees with a base compensation below a specified threshold. The contribution is in addition to the 401(k) matching contribution and employees become vested based on years of service. As with the 401(k) matching contributions, ET suspended the profit sharing contribution from July 1, 2020 through December 31, 2020.

Health and Welfare Benefits. All full-time employees, including our named executive officers may participate in ETP GP’s health and welfare benefit programs including medical, dental, vision, flexible spending, life insurance and disability insurance.

Termination Benefits. Our named executive officers do not have any employment agreements that call for payments of termination or severance benefits or that provide for any payments in the event of a change in control of our General Partner; however, the award agreement to the named executive officers under the ET Incentive Plans, the 2018 Sunoco LP Plan and the Sunoco LP 2012 Long-Term Incentive Plan (the “2012 Sunoco LP Plan”) provide for immediate vesting of all unvested restricted unit awards in the event of a (i) change of control, as defined in the plan; (ii) death or (iii) disability, as defined in the applicable plan. Please refer to “Compensation Tables—Potential Payments Upon a Termination or Change of Control” for additional information.

In addition, ETP GP has also adopted the ETP GP Severance Plan and Summary Plan Description effective as of June 12, 2013, (the “Severance Plan”), which provides for payment of certain severance benefits in the event of

Qualifying Termination (as that term is defined in the Severance Plan). In general, the Severance Plan provides payment of two weeks of annual base salary for each year or partial year of employment service up to a maximum of fifty-two weeks or one year of annual base salary (with a minimum of four weeks of annual base salary) and up to three months of continued group health insurance coverage. The Severance Plan also provides that we may determine to pay benefits in addition to those provided under the Severance Plan based on special circumstances, which additional benefits shall be unique and non-precedent setting. The Severance Plan is available to all salaried employees on a nondiscriminatory basis; therefore, amounts that would be payable to our named executive officers upon a Qualified Termination have been excluded from “Compensation Tables – Potential Payments Upon a Termination or Change of Control” below.

Energy Transfer LP Non-Qualified Deferred Compensation Plan (the “ET NQDC Plan”) is a deferred compensation plan, which permits eligible highly compensated employees to defer a portion of their salary, bonus, and/or quarterly non-vested phantom unit distribution equivalent income until retirement, termination of employment or other designated distribution event. Each year under the ET NQDC Plan, eligible employees are permitted to make an irrevocable election to defer up to 50% of their annual base salary, 50% of their quarterly non-vested phantom unit distribution income, and/or 50% of their discretionary performance bonus compensation during the following year. Pursuant to the ET NQDC Plan, ET may make annual discretionary matching contributions to participants’ accounts; however, ET has not made any discretionary contributions to participants’ accounts and currently has no plans to make any discretionary contributions to participants’ accounts. All amounts credited under the ET NQDC Plan (other than discretionary credits) are immediately 100% vested. Participant accounts are credited with deemed earnings or losses based on hypothetical investment fund choices made by the participants among available funds.

Participants may elect to have their account balances distributed in one lump sum payment or in annual installments over a period of three or five years upon retirement, and in a lump sum upon other termination events. Participants may also elect to take lump-sum in-service withdrawals five years or longer in the future, and such scheduled in-service withdrawals may be further deferred prior to the withdrawal date. Upon a change in control (as defined in the ET NQDC Plan) of ET, all ET NQDC Plan accounts are immediately vested in full. However, distributions are not accelerated and, instead, are made in accordance with the ET NQDC Plan’s normal distribution provisions unless a participant has elected to receive a change of control distribution pursuant to his deferral agreement. None of our named executive officers currently participate in this plan.

Risk Assessment Related to our Compensation Structure. We believe that the compensation plans and programs for our named executive officers, as well as our other employees, are appropriately structured and are not reasonably likely to result in material risk to us. We believe these compensation plans and programs are structured in a manner that does not promote excessive risk-taking that could harm our value or reward poor judgment. We also believe we have allocated compensation among base salary and short and long-term compensation in such a way as to not encourage excessive risk-taking. In particular, we generally do not adjust base annual salaries for executive officers and other employees significantly from year to year, and therefore the annual base salary of our employees is not generally impacted by our overall financial performance or the financial performance of a portion of our operations. Our subsidiaries generally determine whether, and to what extent, their respective named executive officers receive a cash bonus based on achievement of specified financial performance objectives as well as the individual contributions of our named executive officers to the Partnership’s success. We and our subsidiaries use restricted units and phantom units rather than unit options for equity awards because restricted units and phantom units retain value even in a depressed market so that employees are less likely to take unreasonable risks to get, or keep, options “in-the-money.” Finally, the time-based vesting over five years for our long-term incentive awards ensures that the interests of employees align with those of Unitholders and our subsidiaries’ unitholders for our long-term performance.

Tax and Accounting Implications of Equity-Based Compensation Arrangements

Deductibility of Executive Compensation

We are a limited partnership and not a corporation for United States federal income tax purposes. Therefore, we believe that the compensation paid to the named executive officers is not subject to the deduction limitations under Section 162(m) of the Internal Revenue Code and therefore is generally fully deductible for United States federal income tax purposes.

Accounting for Non-Cash Compensation

For non-cash compensation arrangements, we record compensation expense over the vesting period of the awards, as discussed further in Note 8 to our consolidated financial statements.

Compensation Committee Interlocks and Insider Participation

We do not have a compensation committee and have not since the time of the Energy Transfer Merger. Messrs. Anderson, Grimm and Washburne are the members of the ET Compensation Committee. During 2020, no member of the ET Compensation Committee was an officer or employee of ET, ETO or any of our subsidiaries or served as an officer of any company with respect to which any named executive officers served on such company’s board of directors. Mr. Grimm is not a former employee of ours or any of our subsidiaries. Mr. Anderson was previously an employee of the Partnership until his retirement in October 2009.

Board Report on Compensation

Following the Energy Transfer Merger, the duties of the ETO Compensation Committee have been delegated to the ET Compensation Committee. The board of directors of our General Partner has reviewed and discussed the section entitled “Compensation Discussion and Analysis” with the management. Based on this review and discussion, we have recommended that the Compensation Discussion and Analysis be included in this annual report on Form 10-K.

The Board of Directors of Energy Transfer Partners,

L.L.C., the general partner of Energy Transfer

Partners GP, L.P., the general partner of Energy

Transfer Operating, L.P.

Kelcy L. Warren

Matthew S. Ramsey

Marshall S. (Mackie) McCrea, III

David K. Skidmore

W. Brett Smith

William P. Williams

The foregoing report shall not be deemed to be incorporated by reference by any general statement or reference to this annual report on Form 10-K into any filing under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, except to the extent that we specifically incorporate this information by reference, and shall not otherwise be deemed filed under those Acts.

Compensation Tables

Summary Compensation Table

Name and Principal Position	Year	Salary ($)	Bonus ($)	Equity Awards (1) ($)	Non-Equity Incentive Plan Compensation (2) ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)	All Other Compensation (3) ($)	Total ($)
Kelcy L. Warren (4)	2020	$6,392	$—	$—	$—	$—	$—	$6,392
Executive Chairman and former Chief Executive Officer	2019	6,156	—	—	—	—	—	6,156
	2018	6,138	—	—	—	—	—	6,138

Thomas E. Long	2020	623,077	—	2,781,255	—	—	21,603	3,425,935
Co-Chief Executive Officer and former Chief Financial Officer	2019	570,869	—	3,352,795	900,000	—	21,544	4,845,208
	2018	537,338	1,000,000	4,251,335	800,000	—	21,294	6,609,967

Marshall S. (Mackie) McCrea, III	2020	1,157,423	1,800,000	4,597,516	—	—	18,045	7,572,984
Co-Chief Executive Officer and former President and Chief Commercial Officer	2019	1,094,260	—	8,734,720	1,750,817	—	21,544	11,601,341
	2018	1,059,976	—	7,834,782	1,866,000	—	19,362	10,780,120

Matthew S. Ramsey	2020	723,390	—	3,229,770	—	—	22,097	3,975,257
Chief Operating Officer	2019	683,913	—	3,123,186	889,100	—	19,544	4,715,743
	2018	662,486	—	2,818,415	900,000	—	19,294	4,400,195

Thomas P. Mason	2020	655,680	—	2,609,350	—	—	20,007	3,285,037
Executive Vice President, General Counsel and President—LNG	2019	619,899	—	2,749,440	805,900	—	19,544	4,194,783
	2018	600,477	—	2,466,882	858,700	—	19,294	3,945,353

(1)

Equity award amounts reflect the aggregate grant date fair value of unit awards granted for the periods presented, computed in accordance with FASB ASC Topic 718, disregarding any estimates for forfeitures. For Messrs. Long and Ramsey amounts include equity awards of our subsidiary, Sunoco LP, as reflected in the “Grants of Plan-Based Awards Table.” See Note 9 to our consolidated financial statements included in “Item 8. Financial Statements and Supplementary Data” for additional assumptions underlying the value of the equity awards. Although the CRSU awards may only be settled in cash, they are based upon the value of ET common units and are accounted for as equity awards within these compensation tables.

(2)

ET maintains the Bonus Plan which provides for discretionary bonuses. Awards of discretionary bonuses are tied to achievement of targeted performance objectives and described in the Compensation Discussion and Analysis.

(3)

The amounts reflected for 2020 in this column include (i) matching contributions to the ET 401(k) Plan made on behalf of the named executive officers of $13,846 for Mr. Long, $10,288 for Mr. McCrea and $14,250 each for Messrs. Ramsey and Mason, and (ii) health savings account contributions made on behalf of the named executive officers of $2,000 each for Messrs. Long and McCrea, and (iii) the dollar value of life insurance premiums paid for the benefit of the named executive officers. The amounts reflected for all periods exclude distribution payments in connection with distribution equivalent rights on unvested unit awards, because the dollar value of such distributions are factored into the grant date fair value reported in the “Equity Awards” column of the Summary Compensation Table at the time that the unit awards and distribution equivalent rights were originally granted. For 2020, distribution payments in connection with distribution equivalent rights totaled $913,658 for Mr. Long, $2,284,899 for Mr. McCrea, $916,013 for Mr. Ramsey, and $774,910 for Mr. Mason.

(4)

Mr. Warren has voluntarily determined that his salary will be reduced to $1.00 per year (plus an amount sufficient to cover his allocated payroll deductions for health and welfare benefits). He also does not accept a cash bonus or any equity or incentive awards under any applicable incentive plans.

(5)

The amounts reflected in the bonus column for Mr. McCrea represents the first payment of Mr. McCrea’s time-vested cash award, which award represents 50% of Mr. McCrea’s total equity award target. This amount was paid on December 31, 2020.

Grants of Plan-Based Awards in 2020

Name	Grant Date	All Other Unit Awards: Number of Units (#)	Grant Date Fair Value of Unit Awards (1)
ET Unit Awards:
Kelcy L. Warren	N/A	—	$—
Thomas E. Long	12/30/2020	178,550	1,099,868
Marshal S. (Mackie) McCrea, III	12/30/2020	746,350	4,597,516
Matthew S. Ramsey	12/30/2020	207,300	1,276,968
Thomas P. Mason	12/30/2020	234,900	1,446,984
Sunoco LP Unit Awards:
Thomas E. Long	12/30/2020	27,800	797,860
Matthew S. Ramsey	12/30/2020	32,300	927,010

(1)

We have computed the grant date fair value of unit awards in accordance with FASB ASC Topic 718, as further described above and in Note 8 to our consolidated financial statements. For ET cash restricted unit awards, the grant date fair value is discounted for the expected distribution yield during the vesting period, as those awards do not include distribution equivalent rights.

Narrative Disclosure to Summary Compensation Table and Grants of the Plan-Based Awards Table

A description of material factors necessary to understand the information disclosed in the tables above with respect to salaries, bonuses, equity awards and 401(k) plan contributions can be found in the Compensation Discussion and Analysis that precedes these tables.

Outstanding Equity Awards at 2020 Fiscal Year-End

Name	Grant Date(1)	Unit Awards (1)
		Number of Units That Have Not Vested(2) (#)	Market or Payout Value of Units That Have Not Vested (3) ($)
ET Unit Awards:
Kelcy L. Warren	N/A	—	$—
Thomas E. Long	12/30/2020	178,550	1,103,439
	12/16/2019	215,000	1,328,700
	12/18/2018	136,475	843,416
	10/19/2018	115,200	711,936
	12/20/2017	48,430	299,297
	12/29/2016	30,236	186,858
Marshal S. (Mackie) McCrea, III	12/30/2020	746,350	4,612,443
	12/16/2019	682,400	4,217,232
	12/18/2018	605,740	3,743,473
	12/20/2017	214,952	1,328,403
	12/29/2016	172,231	1,064,388
Matthew S. Ramsey	12/30/2020	207,300	1,281,114
	12/16/2019	189,600	1,171,728
	12/18/2018	168,260	1,039,847
	12/20/2017	89,564	553,506
	12/29/2016	73,440	453,859
Thomas P. Mason	12/30/2020	234,900	1,451,682
	12/16/2019	214,800	1,327,464
	12/18/2018	190,640	1,178,155
	12/20/2017	54,120	334,462
	12/29/2016	40,645	251,186
ET Cash Restricted Unit Awards:
Thomas E. Long	12/30/2020	178,550	887,058
Matthew S. Ramsey	12/30/2020	207,300	1,029,892
Thomas P. Mason	12/30/2020	234,900	1,167,012
Sunoco LP Unit Awards:
Thomas E. Long	12/30/2020	27,800	$800,084
	12/16/2019	19,500	561,210
	12/19/2018	19,325	556,174
	12/21/2017	6,839	196,826
	12/29/2016	8,884	255,682
Matthew S. Ramsey	12/30/2020	32,300	929,594
	12/16/2019	22,600	650,428
	12/19/2018	23,825	685,684
Thomas P. Mason	12/21/2017	7,643	219,966
	12/29/2016	9,320	268,230

(1)

Certain of these outstanding awards represent former Energy Transfer Partners, L.P. awards that converted into ET awards upon the merger of Energy Transfer Equity, L.P. (now named Energy Transfer LP) and Energy Transfer Partners, L.P. (now named Energy Transfer Operating, L.P.) in October 2018. Furthermore, some of those converted awards had previously been converted in connection with the merger of Energy Transfer Partners, L.P. and Sunoco Logistics Partners L.P. in April 2017.

(2)	ET and Sunoco LP unit awards outstanding vest as follows:

•	at a rate of 60% in December 2023 and 40% in December 2025 for awards granted in December 2020;

•	at a rate of 60% in December 2022 and 40% in December 2024 for awards granted in December 2019;

•	at a rate of 60% in December 2021 and 40% in December 2023 for awards granted in October and December 2018;

•	100% in December 2022 for the remaining outstanding portion of awards granted in December 2017; and

•	100% in December 2021 for the remaining outstanding portion of awards granted in December 2016.

Such awards may be settled at the election of the ET Compensation Committee in (i) common units of ET (subject to the approval of the ET Incentive Plans prior to the first vesting date by a majority of ET’s unitholders pursuant to the rules of the New York Stock Exchange); (ii) cash equal to the Fair Market Value (as such term is defined in the ET Incentive Plans) of the ET common units that would otherwise be delivered pursuant to the terms of each named executive officers grant agreement; or (iii) other securities or property in an amount equal to the Fair Market Value of ET common units that would otherwise be delivered pursuant to the terms of the grant agreement, or a combination thereof as determined by the ET Compensation Committee in its discretion.

ET cash restricted unit awards granted in December 2020 vest 1/3 per year in December 2021, 2022 and 2023.

(3)

Market value was computed as the number of unvested awards as of December 31, 2020 multiplied by the closing price of respective common units of ET and Sunoco LP. For ET cash restricted unit awards, the grant date fair value is discounted for the expected distribution yield during the vesting period, as those awards do not include distribution equivalent rights.

Units Vested in 2020

	Unit Awards
Name	Number of Units Acquired on Vesting (#)	Value Realized on Vesting ($) (1)
ET Unit Awards:
Kelcy L. Warren	N/A	$—
Thomas E. Long	92,610	641,787
Marshall S. (Mackie) McCrea, III	465,098	3,223,129
Matthew S. Ramsey	193,626	1,341,828
Thomas P. Mason	114,858	795,966
Sunoco LP Unit Awards:
Thomas E. Long	15,908	459,900
Matthew S. Ramsey	814	25,584
Thomas P. Mason	18,873	545,618

(1)

Amounts presented represent the value realized upon vesting of these awards, which is calculated as the number of units vested multiplied by the applicable closing market price of applicable common units upon the vesting date.

We have not issued option awards.

Potential Payments Upon a Termination or Change of Control

Equity Awards. As discussed in our Compensation Discussion and Analysis above, any unvested equity awards (including cash restricted unit awards) granted pursuant the ET Incentive Plans will automatically become vested upon a change of control, which is generally defined as the occurrence of one or more of the following events: (i) any person or group becomes the beneficial owner of 50% or more of the voting power or voting securities of ET or its general partner; (ii) LE GP, LLC or an affiliate of LE GP, LLC ceases to be the general partner of ET; or (iii) the sale or other disposition, including by liquidation or dissolution, of all or substantially all of the assets of ET in one or more transactions to anyone other than an affiliate of ET.

In addition, as explained in Equity Awards section of our Compensation Discussion and Analysis above, the restricted unit awards, phantom unit awards and cash restricted unit awards under the ET Incentive Plans, the Sunoco LP Plan and the 2012 Sunoco LP Plan generally require the continued employment of the recipient during the vesting period, provided however, the unvested awards will be accelerated in the event of the death or disability of the award recipient prior to the applicable vesting period being satisfied. All awards outstanding to the named executive officers under the ET Incentive Plans, the 2018 Sunoco LP Plan or the 2012 Sunoco LP Plan would be accelerated in the event of a change in control of the Partnership.

The October 20108 equity award to Mr. Long included a provision in the applicable award agreement for acceleration of unvested restricted unit/restricted phantom unit awards upon a termination of employment by the general partner of the applicable partnership issuing the award without “cause.” For purposes of the awards the term “cause” shall mean: (i) a conviction (treating a nolo contendere plea as a conviction) of a felony (whether or not any right to appeal has been or may be exercised), (ii) willful refusal without proper cause to perform duties (other than any such refusal resulting from incapacity due to physical or mental impairment), (iii) misappropriation, embezzlement or reckless or willful destruction of property of the partnership or any of its affiliates, (iv) knowing breach of any statutory or common law duty of loyalty to the partnership or any of its or their affiliates, (v) improper conduct materially prejudicial to the business of the partnership or any of its or their affiliates, (vi) material breach of the provisions of any agreement regarding confidential information entered into with the partnership or any of its or their affiliates or (vii) the continuing failure or refusal to satisfactorily perform essential duties to the partnership or any of its or their affiliates.

In addition, the ET Compensation Committee and the compensation committee of the general partner of Sunoco LP, have approved a retirement provision, which provides that employees, including the named executive officers with at least ten years of service with the general partner, who leave the respective general partner voluntarily due to retirement (i) after age 65 but prior to age 68 are eligible for accelerated vesting of 40% of his or her award; or (ii) after 68 are eligible for accelerated vesting of 50% his or her award. The acceleration of the awards is subject to the applicable provisions of IRC Section 409(A).

Mr. Mason previously received a one-time special incentive retention bonus, for which he would be obligated to repay $3,150,000 if his employment terminates (other than as a result of (x) a termination without cause by ET or by Mr. Mason for Good Reason; (y) his death; or (z) his permanent disability) prior to February 24, 2021.

Deferred Compensation Plan. As discussed in our Compensation Discussion and Analysis above, all amounts under the ET NQDC Plan (other than discretionary credits) are immediately 100% vested. Upon a change of control (as defined in the ET NQDC Plan), distributions from the respective plan would be made in accordance with the normal distribution provisions of the respective plan. A change of control is generally defined in the ET NQDC Plan as any change of control event within the meaning of Treasury Regulation Section 1.409A-3(i)(5).

CEO Pay Ratio

In accordance with Section 953(b) of the Dodd-Frank Wall Street Reform and Consumer Protection Act, and Item 402(u) of Regulation S-K, set forth below is information about the relationship of the annual total compensation of Mr. Warren, the Chairman and Chief Executive Officer and the annual total compensation of our employees.

The annual total compensation of Mr. Warren, as reported in the Summary Compensation Tables of this Item 11was $6,392 for 2020.

The median total compensation of the employees supporting the Partnership (other than Mr. Warren) was $110,358 for 2020.

Based on this information, for 2020 the ratio of the annual total compensation of Mr. Warren to the median of the annual total compensation of the 8,149 employees supporting ETO as of December 31, 2020 was approximately 1 to 17 as Mr. Warren has voluntarily elected not to accept any salary, bonus or equity incentive compensation (other than a salary of $1.00 per year plus an amount sufficient to cover his allocated employee premium contributions for health and welfare benefits).

To identify the median of the annual total compensation of the employees supporting the Partnership, the following steps were taken:

1.

It was determined that, as of December 31, 2020, the applicable employee populations consisted of 8,149 with all of the identified individuals being employed in the United States. This population consisted of all of our full-time and part-time employees. We did not engage any independent contractors in 2020 that are required to be included in our employee population for the CEO pay ratio evaluation.

2.	To identify the “median employee” from our employee population, we compared the total earnings of our employees as reflected in our payroll records as reported on Form W-2 for 2020.

3.

We identified our median employee using W-2 reporting and applied this compensation measure consistently to all of our employees required to be included in the calculation. We did not make any cost of living adjustments in identifying the “median employee.”

4.

Once we identified our median employee, we combined all elements of the employee’s compensation for 2020 resulting in an annual compensation of $110,358. The difference between such employee’s total earnings and the employee’s total compensation represents the estimated value of the employee’s health care benefits (estimated for the employee and such employee’s eligible dependents at $11,119) and the employee’s 401(k) matching contribution and profit sharing contribution (estimated at $3,130 per employee, includes $1,972 per employee on average matching contribution and $1,158 per employee on average profit sharing contribution (employees earning over $175,000 in base are ineligible for profit sharing)).

5.	With respect to Mr. Warren, we used the amount reported in the “Total” column of our 2020 Summary Compensation Table under this Item 11.

Director Compensation

In 2020, the compensation arrangements for outside directors included a $100,000 annual retainer for services on the board. If a director served on the Audit Committee, such director would receive an annual cash retainer of $15,000 or $25,000 in the case of the chairman. If a director served on the ET Compensation Committee, such director would receive an annual retainer of $7,500 or $15,000 in the case of the chairman. The fees for membership on the Conflicts Committee are determined on a per instance basis for each Conflicts Committee assignment.

The outside directors of our General Partner are also entitled to an annual restricted unit award under the ET Incentive Plans equal to an aggregate of $100,000 divided by the closing price of ET common units on the date of grant. These ET common units will vest 60% after the third year and the remaining 40% after the fifth year after the grant date. The compensation expense recorded is based on the grant-date market value of ET common units and is recognized over the vesting period. Distributions are paid during the vesting period.

The compensation paid to the non-employee directors of our General Partner in 2020 is reflected in the following table:

Name	Fees Paid in Cash (1) ($)	Unit Awards (2) ($)	All Other Compensation ($)	Total ($)
David K. Skidmore	$125,000	$99,997	$—	$224,997
W. Brett Smith	115,000	99,997	—	214,997
William P. Williams	115,000	99,997	—	214,997

(1)	Fees paid in cash are based on amounts paid during the period.
(2)

Equity award amounts reflect the aggregate grant date fair value of unit awards granted for the periods presented, computed in accordance with FASB ASC Topic 718, disregarding any estimates for forfeitures. See Note 8 to our consolidated financial statements included in “Item 8. Financial Statements and Supplementary Data” for additional assumptions underlying the value of the equity awards.

As of December 31, 2020, Mr. Skidmore had 26,259 unvested ET restricted units outstanding, Mr. Smith had 18,243 unvested ET restricted units outstanding and Mr. Williams had 25,610 unvested ET restricted units outstanding.

ITEM 12. SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT AND RELATED UNITHOLDER MATTERS

Equity Compensation Plan Information

The Partnership does not currently have any equity compensation plans. In connection with the Energy Transfer Merger in October 2018, all of the Partnership’s equity compensation plans, as well as the Partnership’s obligations under those plans, were assumed by ET.

Energy Transfer Operating, L.P. Units

All of the Partnership’s common units are owned by ET and its subsidiaries as of December 31, 2020. In addition, the Partnership has Class K, Class L, Class M and Class N units issued and outstanding, all of which are held by wholly-owned subsidiaries of the Partnership.

ITEM 13. CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS, AND DIRECTOR INDEPENDENCE

For a discussion of director independence, see Item 10. “Directors, Executive Officers and Corporate Governance.”

As a policy matter, the Conflicts Committee generally reviews any proposed related-party transaction that may be material to the Partnership to determine whether the transaction is fair and reasonable to the Partnership. The Partnership’s board of directors makes the determinations as to whether there exists a related-party transaction in the normal course of reviewing transactions for approval as the Partnership’s board of directors is advised by its management of the parties involved in each material transaction as to which the board of directors’ approval is sought by the Partnership’s management. In addition, the Partnership’s board of directors makes inquiries to independently ascertain whether related parties may have an interest in the proposed transaction. While there are no written policies or procedures for the board of directors to follow in making these determinations, the Partnership’s board makes those determinations in light of its contractually-limited fiduciary duties to the Unitholders. The Partnership Agreement provides that any matter approved by the Conflicts Committee will be conclusively deemed to be fair and reasonable to the Partnership, approved by all the partners of the Partnership and not a breach by the General Partner or its Board of Directors of any duties they may owe the Partnership or the Unitholders (see “Risks Related to Conflicts of Interest” in “Item 1A. Risk Factors” in this annual report).

ET owns the general partner interest in ETP GP and all of the outstanding ETO Common Units.

See Note 15 to our consolidated financial statements included in “Item 8. Financial Statements and Supplementary Data” for a discussion of our related party transactions.

ITEM 14. PRINCIPAL ACCOUNTING FEES AND SERVICES

The following sets forth fees billed by Grant Thornton LLP for the audit of our annual financial statements and other services rendered (dollars in millions):

	Years Ended December 31,
	2020	2019
Audit fees (1)	$10.4	$10.8
Audit related fees	—	0.1

Total	$10.4	$10.9

(1)

Includes fees for audits of annual financial statements of our companies, reviews of the related quarterly financial statements, and services that are normally provided by the independent accountants in connection with statutory and regulatory filings or engagements, including reviews of documents filed with the SEC and services related to the audit of our internal control over financial reporting.

Pursuant to the charter of the Audit Committee, the Audit Committee is responsible for the oversight of our accounting, reporting and financial practices. The Audit Committee has the responsibility to select, appoint, engage, oversee, retain, evaluate and terminate our external auditors; pre-approve all audit and non-audit services to be provided, consistent with all applicable laws, to us by our external auditors; and establish the fees and other compensation to be paid to our external auditors. The Audit Committee also oversees and directs our internal auditing program and reviews our internal controls.

The Audit Committee has adopted a policy for the pre-approval of audit and permitted non-audit services provided by our principal independent accountants. The policy requires that all services provided by Grant Thornton LLP, including audit services, audit-related services, tax services and other services, must be pre-approved by the Audit Committee. All fees paid or expected to be paid to Grant Thornton LLP for fiscal years 2020 and 2019 were pre-approved by the Audit Committee in accordance with this policy.

The Audit Committee reviews the external auditors’ proposed scope and approach as well as the performance of the external auditors. It also has direct responsibility for and sole authority to resolve any disagreements between our management and our external auditors regarding financial reporting, regularly reviews with the external auditors any problems or difficulties the auditors encountered in the course of their audit work, and, at least annually, uses its reasonable efforts to obtain and review a report from the external auditors addressing the following (among other items):

•	the auditors’ internal quality-control procedures;

•	any material issues raised by the most recent internal quality-control review, or peer review, of the external auditors;

•	the independence of the external auditors;

•	the aggregate fees billed by our external auditors for each of the previous two years; and

•	the rotation of the lead partner.

PART IV

ITEM 15. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

The following documents are filed as a part of this Report:

Page
(1) Financial Statements – see Index to Financial Statements	D-187
(2) Financial Statement Schedules – None
(3) Exhibits – see Index to Exhibits	D-178

ITEM 16. FORM 10-K SUMMARY

None.

INDEX TO EXHIBITS

The exhibits listed on the following Exhibit Index are filed as part of this report. Exhibits required by Item 601 of Regulation S-K, but which are not listed below, are not applicable.

Exhibit Number	Description
2.1	Agreement and Plan of Merger, dated as of January 25, 2015, by and among Energy Transfer Partners, L.P., Energy Transfer Partners GP, L.P., Regency Energy Partners LP, Regency GP LP and, solely for purposes of certain provisions therein, Energy Transfer Equity, L.P. (incorporated by reference to Exhibit 2.1 to Form 8-K (File No. 001-11727) filed January 26, 2015)

2.2	Amendment No. 1 to Agreement and Plan of Merger, dated as of February 18, 2015, by and among Energy Transfer Partners, L.P., Energy Transfer Partners GP, L.P., Rendezvous I LLC, Rendezvous II LLC, Regency Energy Partners LP, Regency GP LP, ETE GP Acquirer LLC and, solely for purposes of certain provisions therein, Energy Transfer Equity, L.P. (incorporated by reference to Exhibit 2.2 to Form 8-K (File No. 001-11727) filed on February 19, 2015)

2.3	Contribution Agreement, dated October 24, 2016 by and among Energy Transfer Partners, L.P. and NGP X US Holdings, LP, PennTex Midstream Partners, LLC, MRD Midstream LLC, WHR Midstream LLC and certain individual investors and managers named therein (incorporated by reference to Exhibit 2.1 to Form 8-K (File No. 001-11727) filed October 26, 2016)

2.4	Membership Interest Purchase Agreement, dated as of August 2, 2016, by and between Bakken Holdings Company LLC and MarEn Bakken Company LLC (incorporated by reference to Exhibit 2.2 to Form 10-Q (File No. 001-11727) filed November 9, 2016)

2.5	First Amendment, dated December 14, 2016, to the Membership Interest Purchase Agreement, dated as of August 2, 2016, by and between Bakken Holdings Company LLC and MarEn Bakken Company LLC (incorporated by reference to Exhibit 2.12 to Form 10-K (File No. 001-11727) filed February 24, 2017)

2.6	Agreement and Plan of Merger, dated as of November 20, 2016, by and among Energy Transfer Partners, L.P., Energy Transfer Agreement and Plan of Merger, dated as of November 20, 2016, by and among Energy Transfer Partners, L.P., Energy Transfer Partners GP, L.P., Sunoco Logistics Partners L.P., Sunoco Partners LLC and, solely for purposes of certain provisions therein, Energy Transfer Equity, L.P. (incorporated by reference to Exhibit 2.1 to Form 8-K (File No. 001-11727) filed November 21, 2016)

2.7	Amendment No. 1 to Agreement and Plan of Merger, dated as of December 16, 2016, by and among Sunoco Logistics Partners L.P., Sunoco Partners LLC, SXL Acquisition Sub LLC, SXL Acquisition Sub LP, Energy Transfer Partners, L.P., Energy Transfer Partners GP, L.P., ETP Acquisition Sub, LLC and, solely for purposes of certain provisions therein, Energy Transfer Equity, L.P. (incorporated by reference to Exhibit 2.2 to Form 8-K (File No. 001-11727) filed December 21, 2016)

2.8	Contribution Agreement, dated as of January 15, 2018, by and among USA Compression Partners, LP, Energy Transfer Partners, L.P., Energy Transfer Partners GP, L.P., ETC Compression, LLC and, solely for certain purposes therein, Energy Transfer Equity, L.P. (incorporated by reference to Exhibit 2.1 to Form 8-K (File No. 001-31219) filed January 16, 2018)

2.9	Purchase Agreement, dated as of January 15, 2018, by and among USA Compression Holdings, LLC, Energy Transfer Equity, L.P., Energy Transfer Partners, L.L.C. and, solely for certain purposes therein, R/C IV USACP Holdings, L.P. and Energy Transfer Partners, L.P. (incorporated by reference to Exhibit 2.2 to Form 8-K (File No. 001-31219) filed January 16, 2018)

Exhibit Number	Description

2.10	Contribution Agreement, dated as of July 30, 2017, among Energy Transfer Interstate Holdings, LLC, ET Rover Pipeline LLC and BCP Renaissance L.L.C. (incorporated by reference to Exhibit 2.1 to Form 8-K (File No. 001-31219) filed August 2, 2017)

2.11	Agreement and Plan of Merger, dated as of August 1, 2018, among LE GP, LLC, Energy Transfer Equity, L.P., Streamline Merger Sub, LLC, Energy Transfer Partners, L.L.C. and Energy Transfer Partners, L.P. (incorporated by reference to Exhibit 2.1 to Form 8-K (File No. 001-31219) filed August 3, 2018)

3.1	Amended Certificate of Limited Partnership of Energy Transfer Partners, L.P. (formerly known as Sunoco Logistics Partners L.P.) (incorporated by reference to Exhibit 3.3 to Form 8-K (File No. 001-31219) filed April 28, 2017)

3.2	Third Amended and Restated Agreement of Limited Partnership of Energy Transfer Partners GP, L.P. (incorporated by reference to Exhibit 3.5 to Form 10-Q (File No. 001-11727) filed July 10, 2017)

3.2.1	Amendment No. 2, dated March 26, 2012, to the Third Amended and Restated Agreement of Limited Partnership of Energy Transfer Partners GP, L.P., dated as of April 17, 2007 (incorporated by reference to Exhibit 3.2 to Form 8-K (Filed No. 001-11727) filed March 28, 2012)

3.3	Fourth Amended and Restated Limited Liability Company Agreement of Energy Transfer Partners, L.L.C. (incorporated by reference to Exhibit 3.1 to Form 8-K (File No. 001-11727) filed August 10, 2010)

3.3.1	Amendment No. 1, dated March 26, 2012, to the Fourth Amended and Restated Limited Liability Company Agreement of Energy Transfer Partners, L.L.C., dated as of August 10, 2010 (incorporated by reference to Exhibit 3.3 to Form 8-K (File No. 001-11727) filed March 28, 2012)

3.4	Certificate of Limited Partnership of Sunoco Logistics Partners L.P. (incorporated by reference to Exhibit 3.1 to Form S-1 (File No. 333-71968) filed October 22, 2001)

3.4.1	Amendment to the Certificate of Limited Partnership of Sunoco Logistics Partners L.P., dated as of August 28, 2015 (incorporated by reference to Exhibit 3.1 to Form 8-K (Filed No. 001-31219) filed September 1, 2015)

3.4.2	Amendment to the Certificate of Limited Partnership of Sunoco Logistics Partners L.P. dated as of April 28, 2017 (incorporated by reference to Exhibit 3.3 to Form 8-K (File No. 001-31219) filed April 28, 2017)

3.5	Certificate of Formation of Energy Transfer Partners, L.L.C. (incorporated by reference to Exhibit 3.13 to Form 10-Q (Filed No. 001-11727) filed May 7, 2010)

3.5.1	Certificate of Amendment of Energy Transfer Partners, L.L.C. (incorporated by reference to Exhibit 3.13.1 to Form 10-Q (File No. 001-11727) filed May 7, 2010)

3.6	Restated Certificate of Limited Partnership of Energy Transfer Partners GP, L.P. (incorporated by reference to Exhibit 3.14 to Form 10-Q (Filed No. 001-11727) filed May 7, 2010)

3.7	Certificate of Merger of Streamline Merger Sub, LLC, with and into Energy Transfer Partners, L.P., dated as of October 19, 2018 (incorporated by reference to Exhibit 3.1 to Form 8-K (File No. 001-31219) filed October 19, 2018)

3.8	Fifth Amended and Restated Agreement of Limited Partnership of Energy Transfer Operating, L.P., dated as of October 19, 2018 (incorporated by reference to Exhibit 3.3 to Form 8-K (File No. 001-31219) filed October 19, 2018)

Exhibit Number	Description

3.8.1	Amendment No. 1, dated December 31, 2018, to Fifth Amended and Restated Agreement of Limited Partnership of Energy Transfer Operating, L.P., dated as of October 19, 2018 (incorporated by reference to Exhibit 3.1 to Form 8-K (File No. 001-31219) filed January 4, 2019)

3.8.2	Amendment No. 2, dated as of April 25, 2019, to Fifth Amended and Restated Agreement of Limited Partnership of Energy Transfer Operating, L.P. (incorporated by reference to Exhibit 3.1 to Form 8-K (File No. 001-31219) filed April 25, 2019)

3.8.3	Amendment No. 3, dated as of July 1, 2019, to Fifth Amended and Restated Agreement of Limited Partnership of Energy Transfer Operating, L.P. (incorporated by reference to Exhibit 3.1 to Form 8-K (File No. 001-31219) filed July 2, 2019)

3.8.4	Amendment No. 4, dated as of January 22, 2020, to the Fifth Amended and Restated Agreement of Limited Partnership of Energy Transfer Operating, L.P. (incorporated by reference to Exhibit 3.1 to Form 8-K (File No. 001-31219) filed January 22, 2020)

3.8.5	Amendment No. 5, dated as of April 30, 2020, to the Fifth Amended and Restated Agreement of Limited Partnership of Energy Transfer Operating, L.P. (incorporated by reference to Exhibit 3.1 to Form 8-K (File No. 001-31219) filed May 5, 2020)

4.1	Registration Rights Agreement, dated April 30, 2013, by and between Energy Transfer Partners, L.P. and Energy Transfer Equity, L.P. (incorporated by reference to Exhibit 4.2 to Form 8-K (File No. 001-11727) filed May 1, 2013)

4.2	Indenture dated January 18, 2005 among Energy Transfer Partners, L.P., the subsidiary guarantors named therein and Wachovia Bank, National Association, as trustee (incorporated by reference to Exhibit 4.1 to Form 8-K (File No. 001-11727) filed January 19, 2005)

4.3	Form of Senior Indenture of Energy Transfer Partners, L.P. (incorporated by reference to Exhibit 4.11 to Form S-3 (File No. 333-136429) filed August 9, 2006)

4.4	Form of Subordinated Indenture of Energy Transfer Partners, L.P. (incorporated by reference to Exhibit 4.12 to Form S-3 (File No. 333-136429) filed August 9, 2006)

4.5	Fifth Supplemental Indenture dated as of October 23, 2006 to Indenture dated January 18, 2005, among Energy Transfer Partners, L.P, the subsidiary guarantors named therein and Wachovia Bank, National Association, as trustee (incorporated by reference to Exhibit 4.1 to Form 8-K (File No. 001-11727) filed October 25, 2006)

4.6	Sixth Supplemental Indenture dated March 28, 2008, by and between Energy Transfer Partners, L.P., as issuer, and U.S. Bank National Association (as successor to Wachovia Bank, National Association), as trustee (incorporated by reference to Exhibit 4.2 to Form 8-K (File No. 001-11727) filed March 31, 2008)

4.7	Ninth Supplemental Indenture, dated as of May 12, 2011, to the Indenture dated January 18, 2005, by and between Energy Transfer Partners, L.P. and U.S. Bank National Association (as successor to Wachovia Bank, National Association), as trustee (incorporated by reference to Exhibit 4.2 to Form 8-K (File No. 001-11727) filed May 12, 2011)

4.8	Tenth Supplemental Indenture, dated as of January 17, 2012, to the Indenture dated January 18, 2005, by and between Energy Transfer Partners, L.P. and U.S. Bank National Association (as successor to Wachovia Bank, National Association), as trustee (incorporated by reference to Exhibit 4.2 to Form 8-K (File No. 001-11727) filed January 17, 2012)

Exhibit Number	Description

4.9	Eleventh Supplemental Indenture dated as of January 22, 2013 by and between Energy Transfer Partners, L.P., as issuer, and U.S. Bank National Association (as successor to Wachovia Bank, National Association), as trustee (incorporated by reference to Exhibit 4.2 to Form 8-K (File No. 001-11727) filed January 23, 2013)

4.10	Twelfth Supplemental Indenture, dated as of January 24, 2013, by and between Energy Transfer Partners, L.P., as issuer, and U.S. Bank National Association (as successor to Wachovia Bank, National Association), as trustee (incorporated by reference to Exhibit 4.2 to Form 8-K (File No. 001-11727) filed June 26, 2013)

4.11	Thirteenth Supplemental Indenture, dated as of September 19, 2013, by and between Energy Transfer Partners, L.P., as issuer, and U.S. Bank National Association (as successor to Wachovia Bank, National Association), as trustee (incorporated by reference to Exhibit 4.2 to Form 8-K (File No. 001-11727) filed September 19, 2013)

4.12	Fourteenth Supplemental Indenture, dated as of March 12, 2015, by and between Energy Transfer Partners, L.P., as issuer, and U.S. Bank National Association (as successor to Wachovia Bank, National Association), as trustee (incorporated by reference to Exhibit 4.2 to Form 8-K (File No. 001-11727) filed on March 12, 2015)

4.13	Fifteenth Supplemental Indenture, dated as of June 23, 2015, by and between Energy Transfer Partners, L.P., as issuer, and U.S. Bank National Association (as successor to Wachovia Bank, National Association), as trustee (incorporated by reference to Exhibit 4.3 to Form 8-K (File No. 001-11727) filed June 23, 2015)

4.14	Sixteenth Supplemental Indenture, dated as of January 17, 2017, between Energy Transfer Partners, L.P. and U.S. Bank National Association (as successor to Wachovia Bank, National Association), as trustee (incorporated by reference to Exhibit 4.2 to Form 8-K (File No. 001-11727) filed January 17, 2017)

4.15	Seventeenth Supplemental Indenture, dated as of December 1, 2017, between Energy Transfer Partners, L.P. and U.S. Bank National Association (as successor to Wachovia Bank, National Association), as trustee (incorporated by reference to Exhibit 10.8 to Form 8-K (File No. 001-31219) filed December 6, 2017)

4.16	Second Supplemental Indenture, dated December 1, 2017, among Energy Transfer Partners, L.P., and U.S. Bank National Association, as trustee (incorporated by reference to Exhibit 10.5 to Form 8-K (File No. 001-31219) filed December 6, 2017)

4.17	Indenture, dated as of May 15, 1994, between Sunoco, Inc. and U.S. Bank National Association, as successor trustee to Citibank, N.A., relating to Sunoco, Inc.’s 9.00% Debentures due 2024 (incorporated by reference to Exhibit 4.8 to Form 8-K (File No. 001-31219) filed October 5, 2012)

4.18	First Supplemental Indenture, dated as of October 5, 2012, among Energy Transfer Partners, L.P., Sunoco, Inc. and U.S. Bank National Association, as successor trustee to Citibank, N.A., to the Indenture, dated as of May 15, 1994 (incorporated by reference to Exhibit 4.9 to Form 8-K (File No. 001-11727) filed October 5, 2012)

4.19	Sixteenth Supplemental Indenture, dated as of September 21, 2017, by and among Sunoco Logistics Partners Operations L.P., as issuer, Energy Transfer Partners, L.P., as guarantor, and U.S. Bank National Association, as successor trustee (incorporated by reference to Exhibit 4.4 to Form 8-K (File No. 001-31219) filed September 25, 2017)

Exhibit Number	Description

4.20	Fifteenth Supplemental Indenture, dated as of September 21, 2017, by and among Sunoco Logistics Partners Operations L.P., as issuer, Energy Transfer Partners, L.P., as guarantor, and U.S. Bank National Association, as successor trustee (incorporated by reference to Exhibit 4.2 to Form 8-K (File No. 001-31219) filed September 25, 2017)

4.21	Third Supplemental Indenture, dated as of December 12, 2017, by and among Energy Transfer Partners, L.P., Sunoco Logistics Partners Operations L.P. and U.S. Bank National Association, as trustee (incorporated by reference to Exhibit 10.1 to Form 8-K (File No. 001-31219) filed December 15, 2017)

4.22	Eighteenth Supplemental Indenture, dated as of December 12, 2017, by and among Energy Transfer Partners, L.P., Sunoco Logistics Partners Operations L.P. and U.S. Bank National Association, as trustee (incorporated by reference to Exhibit 10.2 to Form 8-K (File No. 001-31219) filed December 15, 2017)

4.23	Tenth Supplemental Indenture, dated as of December 12, 2017, by and among Energy Transfer Partners, L.P., Regency Energy Finance Corp., Sunoco Logistics Partners Operations L.P. and Wells Fargo Bank, National Association, as trustee (incorporated by reference to Exhibit 10.3 to Form 8-K (File No. 001-31219) filed December 15, 2017)

4.24	Eleventh Supplemental Indenture, dated as of December 12, 2017, by and among Energy Transfer Partners, L.P., Regency Energy Finance Corp., Sunoco Logistics Partners Operations L.P. and Wells Fargo Bank, National Association, as trustee (incorporated by reference to Exhibit 10.4 to Form 8-K (File No. 001-31219) filed December 15, 2017)

4.25	Second Supplemental Indenture, dated as of December 1, 2017, by and between Energy Transfer Partners, L.P. and U.S. Bank National Association, as trustee (incorporated by reference to Exhibit 10.6 to Form 8-K (File No. 001-31219) filed December 6, 2017)

4.26	Indenture, dated as of June 8, 2018, among Energy Transfer Partners, L.P. as issuer, Sunoco Logistics Partners Operations L.P., as guarantor, and U.S. Bank National Association, as trustee (incorporated by reference to Exhibit 4.1 to Form 8-K (File No. 001-31219) filed June 8, 2018)

4.27	First Supplemental Indenture, dated as of June 8, 2018, by and among Energy Transfer Partners, L.P., as issuer, the subsidiary guarantors named therein, and U.S. Bank National Association, as trustee (incorporated by reference to Exhibit 4.2 to Form 8-K (File No. 001-31219) filed June 8, 2018)

4.28	Forms of Notes (included in Exhibit 4.27 hereto, incorporated by reference to Exhibit 4.3 to Form 8-K (File No. 001-31219) filed June 8, 2018)

4.29	Second Supplemental Indenture, dated as of January 15, 2019, by and among Energy Transfer Operating, L.P., as issuer, the subsidiary guarantors named therein, and U.S. Bank National Association, as trustee (incorporated by reference to Exhibit 4.2 to Form 8-K (File No. 001-31219) filed January 15, 2019)

4.30	Third Supplemental Indenture, dated as of March 25, 2019, by and among Energy Transfer Operating, L.P., as issuer, the subsidiary guarantors named therein, and U.S. Bank National Association, as trustee (incorporated by reference to Exhibit 4.2 to Form 8-K (File No. 001-31219) filed March 27, 2019)

4.31	Fourth Supplemental Indenture dated as of January 22, 2020, by and among Energy Transfer Operating, L.P., as issuer, the subsidiary guarantors named therein, U.S. Bank National Association, as trustee (incorporated by reference to Exhibit 4.2 to Form 8-K (File No. 001-31219) filed January 22, 2020)

Exhibit Number	Description

4.32	Form of Notes (included in Exhibit 4.31 hereto, incorporated by reference to Exhibit 4.3 to Form 8-K (File No. 001-31219) filed January 22, 2020)

4.33	Description of Registrant’s securities registered pursuant to Section 12 of the Securities Exchange Act of 1934—Description of Listed Senior Notes (incorporated by reference to Exhibit 4.31 to Form 10-K (File No. 001-31219) filed February 21, 2020)

4.34	Description of Registrant’s securities registered pursuant to Section 12 of the Securities Exchange Act of 1934—Description of Series C Preferred Units (incorporated by reference to Exhibit 4.32 to Form 10-K (File No. 001-31219) filed February 21, 2020)

4.35	Description of Registrant’s securities registered pursuant to Section 12 of the Securities Exchange Act of 1934—Description of Series D Preferred Units (incorporated by reference to Exhibit 4.33 to Form 10-K (File No. 001-31219) filed February 21, 2020)

4.36	Description of Registrant’s securities registered pursuant to Section 12 of the Securities Exchange Act of 1934—Description of Series E Preferred Units (incorporated by reference to Exhibit 4.34 to Form 10-K (File No. 001-31219) filed February 21, 2020)

10.1+	Energy Transfer Partners Deferred Compensation Plan (incorporated by reference to Exhibit 10.1 to Form 10-Q (File No. 001-11727) filed May 7, 2010)

10.2	Guarantee of Collection, dated as of April 30, 2013, by and between Regency Energy Partners LP, PEPL Holdings, LLC and Regency Energy Finance Corp. (incorporated by reference to Exhibit 10.3 to Form 8-K (File No. 001-11727) filed on April 30. 2013)

10.3	Cushion Gas Litigation Agreement, dated January 26, 2005, by and among AEP Energy Services Gas Holding Company II, L.L.C. and HPL Storage LP, as Sellers, and La Grange Acquisition, L.P., as Buyer, and AEP Asset Holdings LP, AEP Leaseco LP, Houston Pipe Line Company, LP and HPL Resources Company LP, as Companies (incorporated by reference to Exhibit 10.2 to Form 8-K (File No. 001-11727) filed February 1, 2005)

10.4	Note Purchase Agreement, dated as of May 24, 2007, by and among Transwestern Pipeline Company, LLC and the Purchasers parties thereto (incorporated by reference to Exhibit 10.56 to Form 10-Q (File No. 001-11727) filed July 10, 2007)

10.5	Note Purchase Agreement, dated December 9, 2009, by and among Transwestern Pipeline Company, LLC and the Purchasers parties thereto (incorporated by reference to Exhibit 10.1 to Form 8-K (File No. 001-11727) filed December 14, 2009)

10.6	Credit Agreement dated as of December 1, 2017 among Energy Transfer Partners, L.P., Wells Fargo Bank, National Association, as Administrative Agent, the other lenders party thereto and the other parties named therein (incorporated by reference to Exhibit 10.1 to Form 8-K (File No. 001-31219) filed December 6, 2017)

10.7	Amendment No. 1 to Five-Year Credit Agreement, Joinder and Increase and Extension Agreement, dated as of October 19, 2018, by and among Energy Transfer Partners, L.P., Sunoco Logistics Partners Operations L.P., and Wells Fargo Bank, National Association, as administrative agent (incorporated by reference to Exhibit 10.1 to Form 8-K (File No. 001-31219) filed October 19, 2018)

10.8	364-Day Credit Agreement, dated December 1, 2017, among Energy Transfer Partners, L.P., Wells Fargo Bank, National Association, as Administrative Agent, the other lenders party thereto and other parties thereto (incorporated by referenced to Exhibit 10.2 to Form 8-K (File No. 001-31219) filed December 6, 2017)

Exhibit Number	Description

10.8.1	Amendment No. 1 to 364-Day Credit Agreement, Joinder and Increase and Extension Agreement, dated as of October 19, 2018, by and among Energy Transfer Partners, L.P., Sunoco Logistics Partners Operations L.P., and Wells Fargo Bank, National Association, as administrative agent (incorporated by reference to Exhibit 10.2 to Form 8-K (File No. 001-31219) filed October 19, 2018)

10.8.2	Amendment No. 2 to 364-Day Credit Agreement and Extension Agreement dated as of November 19, 2019 among Energy Transfer Operating, L.P., Sunoco Logistics Partners Operations L.P., Wells Fargo Bank, National Association, as Administrative Agent, the other lenders party thereto and the other parties named therein (incorporated by reference to Exhibit 10.1 to Form 8-K (File No. 001-31219) filed November 21, 2019)

10.8.3	Amendment No. 3 to the 364-Day Credit Agreement and Extension Agreement dated November 18, 2020 among Energy Transfer Operating L.P., Sunoco Logistics Partners Operations L.P., Wells Fargo Bank, National Association, as Administrative Agent, the other lenders party thereto and the other parties named therein (incorporated by reference to Exhibit 10.1 to Form 8-K (File No. 001-31219) filed November 19, 2020)

10.9	Guaranty dated as of December 1, 2017 by Sunoco Logistics Partners Operations, L.P. and each other Subsidiary from time to time party thereto in favor of Wells Fargo Bank, National Association, as Administrative Agent for the Lenders under that certain Credit Agreement dated as of December 1, 2017 (incorporated by reference to Exhibit 10.3 to Form 8-K (File No. 001-31219) filed December 6, 2017)

10.10	Guaranty, dated as of December 1, 2017, by Sunoco Logistics Partners Operations, L.P. and each other Subsidiary from time to time party thereto in favor of Wells Fargo Bank, National Association, as Administrative Agent for the Lenders under that certain 364-Day Credit Agreement dated as of December 1, 2017 (incorporated by reference to Exhibit 10.4 to Form 8-K (File No. 001-31219) filed December 6, 2017)

10.11	Guarantee of Collection, made as of March 26, 2012, by Citrus ETP Finance LLC, to Energy Transfer Partners, L.P. (incorporated by reference to Exhibit 10.1 to Form 8-K (File No. 001-11727) filed March 28, 2012)

10.12	Support Agreement, dated March 26, 2012, by and among PEPL Holdings, LLC, Energy Transfer Partners, L.P., and Citrus ETP Finance LLC (incorporated by reference to Exhibit 10.2 to Form 8-K (File No. 001-11727) filed March 28, 2012)

10.13	Contingent Residual Support Agreement by and among Energy Transfer Partners, L.P., AmeriGas Finance LLC, AmeriGas Finance Corp., AmeriGas Partners, L.P. and, for certain limited purposes, UGI Corporation, dated January 12, 2012 (incorporated by reference to Exhibit 10.1 to Form 8-K (File No. 001-11727) filed on January 13, 2012), 2012 (incorporated by reference to Exhibit 10.1 to Registrant’s Form 8-K filed January 13, 2012)

10.14	Sixth Supplemental Indenture, dated as of April 30, 2015, by and among Regency Energy Partners LP, Regency Energy Finance Corp., the subsidiary guarantors party thereto, Panhandle Eastern Pipe Line Company, LP, as guarantor, and Wells Fargo Bank, National Association, as trustee (incorporated by reference to Exhibit 10.3 to Form 8-K (File No. 001-11727) filed April 30, 2015)

10.15	Eighth Supplemental Indenture, dated as of April 30, 2015, by and among Regency Energy Partners LP, Regency Energy Finance Corp., the subsidiary guarantors party thereto, Energy Transfer Partners, L.P., as parent guarantor, and Wells Fargo Bank, National Association, as trustee (incorporated by reference to Exhibit 10.4 to Form 8-K (File No. 001-11727) filed April 30, 2015)

Exhibit Number	Description

10.16	Seventh Supplemental Indenture, dated as of May 28, 2015, by and among Regency Energy Partners LP, Regency Energy Finance Corp., the subsidiary guarantors party thereto, Panhandle Eastern Pipe Line Company, LP, Energy Transfer Partners, L.P., as co-obligor, and Wells Fargo Bank, National Association, as trustee (incorporated by reference to Exhibit 10.1 to Form 8-K (File No. 001-11727) filed June 1, 2015)

10.17	Eighth Supplemental Indenture, dated as of August 10, 2015, by and among Energy Transfer Partners, L.P., Regency Energy Finance Corp. and Wells Fargo Bank, National Association, as trustee (incorporated by reference to Exhibit 10.2 to Form 8-K (File No. 001-11727) filed August 13, 2015)

10.18	Ninth Supplemental Indenture, dated as of December 1, 2017 by and among Energy Transfer Partners, L.P., Regency Energy Finance Corp. and Wells Fargo Bank, National Association, as trustee (incorporated by reference to Exhibit 10.9 to Form 8-K (File No. 001-31219) filed December 6, 2017)

10.19	Ninth Supplemental Indenture, dated as of August 10, 2015, by and among Energy Transfer Partners, L.P., Regency Energy Finance Corp. and Wells Fargo Bank, National Association, as trustee (incorporated by reference to Exhibit 10.3 to Form 8-K (File No. 001-11727) filed August 13, 2015)

10.20	Tenth Supplemental Indenture, dated as of December 1, 2017, by and among Energy Transfer Partners, L.P., Regency Energy Finance Corp. and Wells Fargo Bank, National Association, as trustee (incorporated by reference to Exhibit 10.10 to Form 8-K (File No. 001-31219) filed December 6, 2017)

10.21	Contribution Agreement, dated as of July 14, 2015, by and among Susser Holdings Corporation, Heritage Holdings, Inc., ETP Holdco Corporation, Sunoco LP, Sunoco GP LLC and Energy Transfer Partners, L.P. (incorporated by reference to Exhibit 10.1 to Form 8-K (File No. 001-11727) filed July 15, 2015)

10.22	Exchange and Repurchase Agreement, dated as of July 14, 2015, by and among Energy Transfer Equity, L.P., Energy Transfer Partners GP, L.P. and Energy Transfer Partners, L.P. (incorporated by reference to Exhibit 10.2 to Form 8-K (File No. 001-11727) filed July 15, 2015)

10.23	Contribution Agreement, dated as of November 15, 2015, by and among Sunoco, LLC, Sunoco, Inc., ETP Retail Holdings, LLC, Sunoco LP, Sunoco GP LLC, and solely with respect to Section 11.19 and other provisions related thereto, Energy Transfer Partners, L.P. (incorporated by reference to Exhibit 10.1 to Form 8-K (File No. 001-11727) filed November 19, 2015)

10.24+	Energy Transfer Partners Deferred Compensation Plan for Former Sunoco Executives effective October 5, 2012 (incorporated by reference to Exhibit 10.21 to Form 10-K (File No. 001-31219) filed February 25, 2016)

10.25	Form of Commercial Paper Dealer Agreement between Energy Transfer Partners, L.P., as Issuer, and the Dealer party thereto (incorporated by reference to Exhibit 99.1 to Form 8-K (File No. 001-11727) filed August 22, 2016)

10.26	Registration Rights Agreement, dated as of April 2, 2018, by and among Energy Transfer Partners, L.P., Energy Transfer Equity, L.P., USA Compression Partners, LP and USA Compression Holdings, LLC. (incorporated by reference to Exhibit 10.1 to Form 8-K (File No. 001-31219) filed April 3, 2018)

10.27	Transition Services Agreement, dated as of April 2, 2018, by and among USA Compression Partners, LP, CDM Resource Management LLC, CDM Environmental & Technical Services LLC and Energy Transfer Partners, L.P. (incorporated by reference to Exhibit 10.2 to Form 8-K (File No. 001-31219) filed April 3, 2018)

Exhibit Number	Description

10.28	Term Loan Credit Agreement dated as of October 17, 2019 among Energy Transfer Operating, L.P., Toronto Dominion (Texas) LLC, as Administrative Agent, the other lenders party thereto and the other parties named therein (incorporated by reference to Exhibit 10.1 to Form 8-K (File No. 001-31219) filed October 18, 2019)

10.29	Guaranty dated as of October 17, 2019 between Sunoco Logistics Partners Operations L.P. and Toronto Dominion (Texas) LLC, as Administrative Agent (incorporated by reference to Exhibit 10.2 to Form 8-K (File No. 001-31219) filed October 18, 2019)

21.1*	List of Subsidiaries

22.1	Issuers and Guarantors of Registered Securities (incorporated by reference to Exhibit 22.1 to Form 10-Q (File No. 001-31219) filed May 11, 2020)

23.1*	Consent of Grant Thornton LLP

31.1*	Certification of Co-Chief Executive Officer pursuant to Section 302 of the Sarbanes-Oxley Act of 2002

31.2*	Certification of Co-Chief Executive Officer pursuant to Section 302 of the Sarbanes-Oxley Act of 2002

31.3*	Certification of Chief Financial Officer pursuant to Section 302 of the Sarbanes-Oxley Act of 2002

32.1**	Certification of Co-Chief Executive Officer pursuant to 18 U.S.C. Section 1350, as adopted pursuant to Section 906 of the Sarbanes-Oxley Act of 2002

32.2**	Certification of Co-Chief Executive Officer pursuant to 18 U.S.C. Section 1350, as adopted pursuant to Section 906 of the Sarbanes-Oxley Act of 2002

32.3**	Certification of Chief Financial Officer pursuant to 18 U.S.C. Section 1350, as adopted pursuant to Section 906 of the Sarbanes-Oxley Act of 2002

101*	Interactive data files pursuant to Rule 405 of Regulation S-T: (i) our Consolidated Balance Sheets as of December 31, 2020 and 2019; (ii) our Consolidated Statements of Operations for the years ended December 31, 2020, 2019 and 2018; (iii) our Consolidated Statements of Comprehensive Income for the years ended December 31, 2020, 2019 and 2018; (iv) our Consolidated Statement of Partners’ Capital for the years ended December 31, 2020, 2019 and 2018; (v) our Consolidated Statements of Cash Flows for the years ended December 31, 2020, 2019 and 2018; and (vi) the notes to our Consolidated Financial Statements

104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

*	Filed herewith.
**	Furnished herewith.
+	Denotes a management contract or compensatory plan or arrangement.

SIGNATURES

Pursuant to the requirements of Section 13 or 15(d) of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

ENERGY TRANSFER OPERATING, L.P.
Dated: February 19, 2021

Pursuant to the requirements of the Securities Exchange Act of 1934, this report has been signed below by the following persons on behalf of the registrant and in the capacities and on the dates indicated:	By:	Energy Transfer Partners GP, L.P, its general partner.
	By:	Energy Transfer Partners, L.L.C., its general partner
	By:	/s/ A. Troy Sturrock
A. Troy Sturrock

Senior Vice President, Controller and Principal Accounting Officer (duly authorized to sign on behalf of the registrant)

Signature	Title	Date

/s/ Kelcy L. Warren Kelcy L. Warren	Executive Chairman	February 19, 2021

/s/ Marshall S. McCrea, III Marshall S. McCrea, III	Co-Chief Executive Officer and Director (Co-Principal Executive Officer)	February 19, 2021

/s/ Thomas E. Long Thomas E. Long	Co-Chief Executive Officer (Co-Principal Executive Officer)	February 19, 2021

/s/ Bradford D. Whitehurst Bradford D. Whitehurst	Chief Financial Officer (Principal Financial Officer)	February 19, 2021

/s/ A. Troy Sturrock A. Troy Sturrock	Senior Vice President and Controller (Principal Accounting Officer)	February 19, 2021

/s/ Matthew S. Ramsey Matthew S. Ramsey	President, Chief Operating Officer and Director	February 19, 2021

/s/ David K. Skidmore David K. Skidmore	Director	February 19, 2021

/s/ W. Brett Smith W. Brett Smith	Director	February 19, 2021

/s/ William P. Williams William P. Williams	Director	February 19, 2021

INDEX TO FINANCIAL STATEMENTS

Energy Transfer Operating, L.P. and Subsidiaries

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Board of Directors of Energy Transfer Partners, L.L.C. and

Unitholders of Energy Transfer Operating, L.P.

Opinion on the financial statements

We have audited the accompanying consolidated balance sheets of Energy Transfer Operating, L.P. (a Delaware limited partnership) and subsidiaries (the “Partnership”) as of December 31, 2020 and 2019, the related consolidated statements of operations, comprehensive income (loss), equity, and cash flows for each of the three years in the period ended December 31, 2020, and the related notes (collectively referred to as the “financial statements”). In our opinion, the financial statements present fairly, in all material respects, the financial position of the Partnership as of December 31, 2020 and 2019, and the results of its operations and its cash flows for each of the three years in the period ended December 31, 2020, in conformity with accounting principles generally accepted in the United States of America.

Basis for opinion

These financial statements are the responsibility of the Partnership’s management. Our responsibility is to express an opinion on the Partnership’s financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (“PCAOB”) and are required to be independent with respect to the Partnership in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Partnership is not required to have an audit of its internal control over financial reporting. As part of our audits we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Partnership’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.

Critical audit matters

The critical audit matters communicated below are matters arising from the current period audit of the financial statements that were communicated or required to be communicated to the audit committee and that (1) relate to accounts or disclosures that are material to the financial statements and (2) involved our especially challenging, subjective, or complex judgments. The communication of critical audit matters does not alter in any way our opinion on the financial statements, taken as a whole, and we are not, by communicating the critical audit matters below, providing separate opinions on the critical audit matters or on the accounts or disclosures to which they relate.

Goodwill Impairment Assessment

As described in Note 2 to the consolidated financial statements, the Partnership recognized $2.8 billion of goodwill impairment during 2020 and the remaining consolidated goodwill balance was $2.4 billion at December 31, 2020. Annually, or whenever events or changes in circumstances indicate potential asset impairment has occurred, the Partnership evaluates the recoverability of the carrying value of goodwill. The COVID-19 pandemic and the corresponding decrease in demand for crude oil, natural gas liquids and natural gas negatively impacted the Partnership’s current and projected operating results, cash flow and market capitalization. Therefore, the Partnership determined that a triggering event had occurred and completed an interim goodwill impairment assessment of its reporting units during the first and third quarters of 2020 along with the Partnership’s annual impairment assessment during the fourth quarter of 2020. The results of the quantitative impairment tests indicated that certain reporting units had a carrying value that exceeded their fair values. As a result, the Partnership recorded $2.8 billion of impairment charges to goodwill for these reporting units during the year ended December 31, 2020. In addition, as of December 31, 2020, there was $368 million of goodwill that was recorded within a reporting unit for which the estimated fair value exceeded the carrying value by less than 20% in the most recent quantitative test. We identified the Partnership’s determination of the fair value of the reporting units where carrying value exceeded their fair values and the 1 reporting unit where the estimated fair value exceeded the carrying value by less than 20% as a critical audit matter.

The determination of the fair value of the reporting units was a critical audit matter due to the significant judgments required by management when determining the fair value of a reporting unit. In particular, the fair value estimates were sensitive to significant assumptions such as management’s cash flow projections, discount rates, and the inherent uncertainty around the timing of increases or decreases in future projected results utilized to estimate the fair value of reporting units.

Our audit procedures related to the estimation of the fair value of the reporting units included the following procedures, among others. We tested the effectiveness of controls relating to management’s review of the assumptions used to develop the future cash flows, the discount rates used, and valuation methodologies applied. In addition to testing the effectiveness of controls, we also performed the following:

a.	Evaluated the reasonableness of management’s forecasted financial results by:

i.	Assessing the reasonableness of management’s forecast of future projected results and the underlying timing of recovery in comparison to relevant industry data and other supporting evidence obtained,

ii.

Testing forecasted revenues and gross margins by comparing forecasted amounts to actual historical results to identify material changes, corroborating the basis for increases or decreases in forecasted revenues and gross margins, as applicable, and

iii.	Testing significant operating expenses and cash expenditures by comparing to historical trends and evaluating significant deviations from recent actual amounts.

b.	Utilized an internal valuation specialist to evaluate:

i.	The methodologies used and whether they were acceptable for the underlying assets or operations and whether such methodologies were being applied correctly, and

ii.

The appropriateness of the discount rates by recalculating the weighted average costs of capital or developing independent ranges of acceptable discount rates and comparing those ranges to the amounts selected and applied by management.

Environmental Remediation

As discussed in Note 10 to the consolidated financial statements, the Partnership’s operations are subject to extensive federal, tribal, state and local environmental and safety laws and regulations that require expenditures for remediation at current and former facilities. At December 31, 2020, the Partnership’s consolidated environmental obligations totaled $306 million. We identified the identification, assessment and estimation of the environmental exposure associated with certain sites of ETC Sunoco Holdings LLC as a critical audit matter.

The determination that the identification, assessment and estimation of the environmental exposure was a critical audit matter was due to high estimation uncertainty primarily driven by the complexity of the actuarial methods utilized, the discount rate applied and the potential for changes in the timing and extent of remediation. This required an increased extent of effort when performing audit procedures, related to identification, assessment and estimation of the environmental exposure, including the need to involve an actuarial specialist.

Our audit procedures related to the identification, assessment and estimation of the Partnership’s environmental exposure included the following procedures, among others. We tested the effectiveness of controls relating to the identification and review of the historical claims, payments and reserve data provided to the third-party actuarial specialist and the reconciliation of that data used in the actuary report, and the review of the discount rate and actuarial methods applied. In addition to testing the effectiveness of controls, we performed the following procedures:

a.	Utilized an auditor engaged actuarial specialist to evaluate:

i.	The methodologies used and whether they were acceptable for the underlying operations, and

ii.	The qualifications of the actuarial specialist engaged by the Partnership based on their credentials and experience.

b.	Evaluated the discount rate used by comparing it to the historical rate of return related to the investment portfolio used to fund the underlying liabilities, and

c.	Evaluated the life-to-date payments, reserves, and payment patterns by agreeing the historical claims and payment amounts to underlying claims or general ledger.

/s/ GRANT THORNTON LLP

We have served as the Partnership’s auditor since 2004.

Dallas, Texas

February 19, 2021

ENERGY TRANSFER OPERATING, L.P. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

(Dollars in millions)

	December 31,
	2020	2019
ASSETS
Current assets:
Cash and cash equivalents	$366	$288
Accounts receivable, net	3,875	5,038
Accounts receivable from related companies	79	167
Inventories	1,739	1,532
Income taxes receivable	35	146
Derivative assets	9	23
Other current assets	222	291

Total current assets	6,325	7,485
Property, plant and equipment	93,620	89,294
Accumulated depreciation and depletion	(18,801)	(15,398)

	74,819	73,896
Investments in unconsolidated affiliates	3,055	3,454
Lease right-of-use assets, net	866	964
Other non-current assets, net	1,657	1,571
Long-term affiliate receivable	1,883	3,603
Intangible assets, net	5,746	6,154
Goodwill	2,391	5,167

Total assets	$96,742	$102,294

LIABILITIES AND EQUITY
Current liabilities:
Accounts payable	$2,809	$4,119
Accounts payable to related companies	177	31
Derivative liabilities	238	147
Operating lease current liabilities	53	60
Accrued and other current liabilities	2,769	3,336
Current maturities of long-term debt	21	26

Total current liabilities	6,067	7,719
Long-term debt, less current maturities	51,345	50,904
Non-current derivative liabilities	237	273
Non-current operating lease liabilities	837	901
Deferred income taxes	3,392	3,171
Other non-current liabilities	1,152	1,162
Commitments and contingencies
Redeemable noncontrolling interests	762	739
Equity:
Limited Partners:
Series A Preferred Unitholders (950,000 units authorized, issued and outstanding as of December 31, 2020 and 2019, respectively)	958	958
Series B Preferred Unitholders (550,000 units authorized, issued and outstanding as of December 31, 2020 and 2019, respectively)	556	556
Series C Preferred Unitholders (18,000,000 units authorized, issued and outstanding as of December 31, 2020 and 2019, respectively)	440	440
Series D Preferred Unitholders (17,800,000 units authorized, issued and outstanding as of December 31, 2020 and 2019, respectively)	434	434
Series E Preferred Unitholders (32,000,000 units authorized, issued and outstanding as of December 31, 2020 and 2019, respectively)	786	786
Series F Preferred Unitholders (500,000 units authorized, issued and outstanding as of December 31, 2020)	496	—
Series G Preferred Unitholders (1,100,000 units authorized, issued and outstanding as of December 31, 2020)	1,094	—
Common Unitholders and Other	20,084	24,226
Accumulated other comprehensive income (loss)	6	(18)

Total partners’ capital	24,854	27,382
Noncontrolling interests	8,096	8,018
Predecessor equity	—	2,025

Total equity	32,950	37,425

Total liabilities and equity	$96,742	$102,294

The accompanying notes are an integral part of these consolidated financial statements.

ENERGY TRANSFER OPERATING, L.P. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

(Dollars in millions, except per unit data)

	Years Ended December 31,
	2020	2019	2018
REVENUES:
Refined product sales	$10,514	$16,752	$17,458
Crude sales	9,442	15,917	14,425
NGL sales	6,797	8,290	9,986
Gathering, transportation and other fees	8,982	9,086	6,797
Natural gas sales	2,633	3,295	4,452
Other	586	873	969

Total revenues	38,954	54,213	54,087

COSTS AND EXPENSES:
Cost of products sold	25,487	39,801	41,603
Operating expenses	3,218	3,294	3,089
Depreciation, depletion and amortization	3,669	3,136	2,843
Selling, general and administrative	701	686	664
Impairment losses	2,880	74	431

Total costs and expenses	35,955	46,991	48,630

OPERATING INCOME	2,999	7,222	5,457
OTHER INCOME (EXPENSE):
Interest expense, net of interest capitalized	(2,323)	(2,262)	(1,709)
Equity in earnings of unconsolidated affiliates	119	302	344
Impairment of investments in unconsolidated affiliates	(129)	—	—
Losses on extinguishments of debt	(72)	(2)	(109)
Gains (losses) on interest rate derivatives	(203)	(241)	47
Other, net	159	295	69

INCOME FROM CONTINUING OPERATIONS BEFORE INCOME TAX EXPENSE	550	5,314	4,099
Income tax expense from continuing operations	239	199	5

INCOME FROM CONTINUING OPERATIONS	311	5,115	4,094
Loss from discontinued operations, net of income taxes	—	—	(265)

NET INCOME	311	5,115	3,829
Less: Net income attributable to noncontrolling interests	410	1,051	715
Less: Net income attributable to redeemable noncontrolling interests	49	51	39
Less: Net income (loss) attributable to predecessor	(6)	3	(5)

NET INCOME (LOSS) ATTRIBUTABLE TO PARTNERS	$(142)	$4,010	$3,080

The accompanying notes are an integral part of these consolidated financial statements.

ENERGY TRANSFER OPERATING, L.P. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME (LOSS)

(Dollars in millions)

	Years Ended December 31,
	2020	2019	2018
Net income	$311	$5,115	$3,829
Other comprehensive income (loss), net of tax:
Change in value of available-for-sale securities	5	11	(4)
Actuarial gain (loss) relating to pension and other postretirement benefits	21	24	(43)
Foreign currency translation adjustment	69	6	—
Change in other comprehensive income from unconsolidated affiliates	(13)	(10)	4

	82	31	(43)

Comprehensive income	393	5,146	3,786
Less: Comprehensive income attributable to noncontrolling interests	410	1,051	715
Less: Comprehensive income attributable to redeemable noncontrolling interests	49	51	39
Less: Comprehensive income (loss) attributable to predecessor	(6)	3	(5)

Comprehensive income (loss) attributable to partners	$(60)	$4,041	$3,037

The accompanying notes are an integral part of these consolidated financial statements.

ENERGY TRANSFER OPERATING, L.P. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF EQUITY

(Dollars in millions)

	Limited Partners
	Preferred Unitholders	Common Unitholders and Other	General Partner	AOCI	Non-controlling Interest	Predecessor Equity	Total
Balance, December 31, 2017	$1,491	$26,643	$244	$3	$5,882	$2,816	$37,079
Distributions to partners	(100)	(3,376)	(1,080)	—	—	—	(4,556)
Distributions to noncontrolling interests	—	—	—	—	(891)	(276)	(1,167)
Partnership units issued for cash	867	58	—	—	—	—	925
Subsidiary units repurchased	—	—	—	—	—	(300)	(300)
Energy Transfer Merger	—	1,370	(340)	—	1,474	(2,504)	—
Capital contributions from noncontrolling interests	—	—	—	—	649	—	649
Cumulative effect adjustment due to change in accounting principle	—	—	—	—	—	(54)	(54)
Deemed distribution, net	—	37	—	—	58	(497)	(402)
Acquisition of USAC	—	—	—	—	—	832	832
Other comprehensive loss, net of tax	—	—	—	(43)	—	—	(43)
Other, net	(3)	53	(17)	(2)	16	(12)	35
Net income (loss), excluding amounts attributable to redeemable noncontrolling interests	133	1,754	1,193	—	715	(5)	3,790

Balance, December 31, 2018	2,388	26,539	—	(42)	7,903	—	36,788
Distributions to partners	(197)	(6,087)	—	—	—	—	(6,284)
Distributions to noncontrolling interests	—	—	—	—	(1,399)	(2)	(1,401)
Partnership units issued for cash	780	—	—	—	—	—	780
SemGroup Acquisition	—	—	—	—	—	2,008	2,008
Capital contributions from noncontrolling interests	—	—	—	—	348	—	348
Sale of noncontrolling interest in subsidiary	—	—	—	—	93	—	93
Other comprehensive income, net of tax	—	—	—	24	—	15	39
Other, net	(1)	(32)	—	—	22	1	(10)
Net income, excluding amounts attributable to redeemable noncontrolling interests	204	3,806	—	—	1,051	3	5,064

Balance, December 31, 2019	3,174	24,226	—	(18)	8,018	2,025	37,425
Distributions to partners	(315)	(4,950)	—	—	—	—	(5,265)
Distributions to noncontrolling interests	—	—	—	—	(1,311)	(25)	(1,336)
Partnership units issued for cash	1,580	—	—	—	—	—	1,580
Capital contributions from noncontrolling interests	—	—	—	—	192	30	222
SemGroup Contribution	—	1,210	—	(22)	788	(1,976)	—
Other comprehensive income (loss), net of tax	—	—	—	46	36	(38)	44
Other, net	(4)	69	—	—	(37)	(10)	18
Net income (loss), excluding amounts attributable to redeemable noncontrolling interests	329	(471)	—	—	410	(6)	262

Balance, December 31, 2020	$4,764	$20,084	$—	$6	$8,096	$—	$32,950

The accompanying notes are an integral part of these consolidated financial statements.

ENERGY TRANSFER OPERATING, L.P. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

(Dollars in millions)

	Years Ended December 31,
	2020	2019	2018
OPERATING ACTIVITIES:
Net income	$311	$5,115	$3,829
Reconciliation of net income to net cash provided by operating activities:
Loss from discontinued operations	—	—	265
Depreciation, depletion and amortization	3,669	3,136	2,843
Deferred income taxes	212	221	(8)
Inventory valuation adjustments	82	(79)	85
Non-cash compensation expense	121	113	105
Impairment losses	2,880	74	431
Impairment of investments in unconsolidated affiliates	129	—	—
Losses on extinguishment of debt	72	2	109
Distributions on unvested awards	(9)	(9)	(33)
Equity in earnings of unconsolidated affiliates	(119)	(302)	(344)
Distributions from unconsolidated affiliates	220	290	328
Other non-cash	89	132	(113)
Net change in operating assets and liabilities, net of effects of acquisitions	212	(395)	62

Net cash provided by operating activities	7,869	8,298	7,559

INVESTING ACTIVITIES:
Cash proceeds from sale of noncontrolling interest in subsidiary	—	93	—
Cash proceeds from USAC acquisition, net of cash received	—	—	711
Cash funded in SemGroup Acquisition, net of cash held by SemGroup at acquisition	—	(250)	—
Cash paid for all other acquisitions	—	(7)	(429)
Capital expenditures, excluding allowance for equity funds used during construction	(5,130)	(5,960)	(7,407)
Contributions in aid of construction costs	67	80	109
Contributions to unconsolidated affiliates	(38)	(523)	(26)
Distributions from unconsolidated affiliates in excess of cumulative earnings	186	98	69
Proceeds from the sale of assets	19	54	87
Other	(3)	18	(16)

Net cash used in investing activities	(4,899)	(6,397)	(6,902)

FINANCING ACTIVITIES:
Proceeds from borrowings	24,440	22,583	28,538
Repayments of debt	(24,081)	(18,881)	(27,297)
Cash received from (paid to) related company	1,591	995	(440)
Common units issued for cash	—	—	58
Preferred units issued for cash	1,580	780	867
Redeemable noncontrolling interests issued for cash	—	—	465
Capital contributions from noncontrolling interests	192	348	649
Predecessor capital contributions from noncontrolling interests	30	—	—
Distributions to partners	(5,265)	(6,284)	(4,556)
Predecessor distributions to partners	—	—	(276)
Distributions to noncontrolling interests	(1,311)	(1,401)	(891)
Predecessor distributions to noncontrolling interests	(25)	—	—
Distributions to redeemable noncontrolling interests	(49)	(53)	(24)
Repurchases of common units	—	—	(24)
Subsidiary repurchases of common units	—	—	(300)
Debt issuance costs	(59)	(117)	(162)
Other	65	(1)	85

Net cash used in financing activities	(2,892)	(2,031)	(3,308)

DISCONTINUED OPERATIONS:
Operating activities	—	—	(484)
Investing activities	—	—	3,207
Changes in cash included in current assets held for sale	—	—	11

Net increase in cash and cash equivalents of discontinued operations	—	—	2,734

Increase (decrease) in cash and cash equivalents	78	(130)	83
Cash and cash equivalents, beginning of period	288	418	335

Cash and cash equivalents, end of period	$366	$288	$418

The accompanying notes are an integral part of these consolidated financial statements.

ENERGY TRANSFER OPERATING, L.P. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(Tabular dollar and unit amounts are in millions)

1.	OPERATIONS AND BASIS OF PRESENTATION:

The consolidated financial statements presented herein contain the results of Energy Transfer Operating, L.P. and its subsidiaries (the “Partnership,” “we,” “us,” “our” or “ETO”).

ETO is a consolidated subsidiary of Energy Transfer LP. In December 2019, ET completed the acquisition of SemGroup. During the first and second quarters of 2020, ET contributed SemGroup and its former subsidiaries to ETO through sale and contribution transactions. The contribution transactions were accounted for as reorganizations of entities under common control; therefore, the contributed entities’ assets and liabilities were not adjusted as of the contribution date. The Partnership’s consolidated financial statements have been retrospectively adjusted to reflect consolidation beginning December 5, 2019 for SemGroup assets contributed (the date ET acquired SemGroup). Predecessor equity included in the consolidated financial statements represents the equity of contributed entities prior to the contribution transactions.

In October 2018, we completed the merger of ETO with a wholly-owned subsidiary of ET in a unit-for-unit exchange (the “Energy Transfer Merger”). In connection with the transaction, the former common unitholders (other than ET and its subsidiaries) received 1.28 common units of ET for each common unit of ETO they owned.

Immediately prior to the closing of the Energy Transfer Merger, the following also occurred:

•	the IDRs in ETO were converted into 1,168,205,710 ETO common units; and

•	the general partner interest in ETO was converted to a non-economic general partner interest and ETO issued 18,448,341 ETO common units to ETP GP.

The Energy Transfer Merger was a combination of entities under common control; therefore, Sunoco LP, Lake Charles LNG and USAC’s (see Note 3 for more information) assets and liabilities were not adjusted. The Partnership’s consolidated financial statements have been retrospectively adjusted to reflect consolidation beginning January 1, 2018 of Sunoco LP and Lake Charles LNG and April 2, 2018 of USAC (the date ET acquired USAC, see Note 3). Predecessor equity included on the consolidated financial statements represents Sunoco LP, Lake Charles LNG and USAC’s equity prior to the Energy Transfer Merger.

Following the closing of the Energy Transfer Merger, Energy Transfer Equity, L.P. changed its name to “Energy Transfer LP” and its common units began trading on the New York Stock Exchange under the “ET” ticker symbol on Friday, October 19, 2018. In addition, Energy Transfer Partners, L.P. changed its name to “Energy Transfer Operating, L.P.” For purposes of maintaining clarity, the following references are used herein:

•

References to “ETO” refer to the entity named Energy Transfer Partners, L.P. prior to the close of the Energy Transfer Merger and Energy Transfer Operating, L.P. subsequent to the close of the Energy Transfer Merger; and

•	References to “ET” refer to the entity named Energy Transfer Equity, L.P. prior to the close of the Energy Transfer Merger and Energy Transfer LP subsequent to the close of the Energy Transfer Merger.

Our financial statements reflect the following reportable segments:

•	intrastate transportation and storage;

•	interstate transportation and storage;

•	midstream;

•	NGL and refined products transportation and services;

•	crude oil transportation and services;

•	investment in Sunoco LP;

•	investment in USAC; and

•	all other.

The Partnership owns and operates intrastate natural gas pipeline systems and storage facilities that are engaged in the business of purchasing, gathering, transporting, processing, and marketing natural gas and NGLs in the states of Texas, Louisiana, New Mexico and West Virginia.

The Partnership owns and operates interstate pipelines, either directly or through equity method investments, that transport natural gas to various markets in the United States.

The Partnership is engaged in the gathering and processing, compression, treating and transportation of natural gas, focusing on providing midstream services in some of the most prolific natural gas producing regions in the United States, including the Eagle Ford, Haynesville, Barnett, Fayetteville, Marcellus, Utica, Bone Spring and Avalon shales.

The Partnership owns and operates a logistics business, consisting of a geographically diverse portfolio of complementary pipeline, terminalling, and acquisition and marketing assets, which are used to facilitate the purchase and sale of crude oil, NGLs and refined products.

The Partnership owns a controlling interest in Sunoco LP which is engaged in the wholesale distribution of motor fuels to convenience stores, independent dealers, commercial customers, and distributors, as well as the retail sale of motor fuels and merchandise through Sunoco LP operated convenience stores and retail fuel sites. As of December 31, 2020, our interest in Sunoco LP consisted of 100% of the general partner and IDRs, as well as 28.5 million common units.

The Partnership owns a controlling interest in USAC which provides compression services to producers, processors, gatherers and transporters of natural gas and crude oil. As of December 31, 2020, our interest in USAC consisted of 100% of the general partner and 46.1 million common units.

Basis of Presentation. The consolidated financial statements of the Partnership have been prepared in accordance with GAAP and include the accounts of all controlled subsidiaries after the elimination of all intercompany accounts and transactions. Certain prior year amounts have been conformed to the current year presentation. These reclassifications had no impact on net income or total equity.

The consolidated financial statements of the Partnership presented herein include the results of operations of our controlled subsidiaries, including Sunoco LP and USAC.

For prior periods herein, certain balances have been reclassified to assets and liabilities held for sale and certain revenues and expenses to discontinued operations. These reclassifications had no impact on net income or total equity.

2.	ESTIMATES, SIGNIFICANT ACCOUNTING POLICIES AND BALANCE SHEET DETAIL:

Change in Accounting Policy

Effective January 1, 2020, the Partnership elected to change its accounting policy related to certain barrels of crude oil that were previously accounted for as inventory. Under the revised accounting policy, certain amounts of crude oil that are not available for sale have been reclassified from inventory to non-current assets. These crude oil barrels, which are owned by the Partnership’s crude oil acquisition and marketing business, include pipeline linefill and tank bottoms and are not considered to be available for sale because the volumes must be maintained in order to continue normal operation of the related pipelines or tanks and because there is no expectation of liquidation or sale of these volumes in the near term.

Under the previous accounting policy, all crude oil barrels were recorded as inventory under the weighted average cost method. Under the revised accounting policy, barrels related to pipeline linefill and tank bottoms are accounted for as long-lived assets and reflected as non-current assets on the consolidated balance sheet. These crude oil barrels will be tested for impairment consistent with the Partnership’s existing accounting policy for impairments of long-lived assets. The Partnership’s management believes that the change in accounting policy is preferable as it more closely aligns the accounting policies across the consolidated entity, given that similar assets in the Partnership’s natural gas, NGLs and refined products businesses are accounted for as non-current assets. In addition, management believes that reflecting these crude oil barrels as non-current assets better represents the economic results of the Partnership’s crude oil acquisition and marketing business by reducing volatility resulting from market price adjustments to crude oil barrels that are not expected to be sold or liquidated in the near term.

As a result of this change in accounting policy, the Partnership’s consolidated balance sheet for the prior period has been retrospectively adjusted as follows:

	December 31, 2019
	As Originally Reported*	Effect of Change	As Adjusted
Inventories	$1,935	$(403)	$1,532
Total current assets	7,888	(403)	7,485
Other non-current assets, net	1,075	496	1,571
Total assets	102,201	93	102,294
Total partners’ capital	27,289	93	27,382

*	Amounts reflect the retrospective consolidation of the SemGroup entities as discussed in Note 3.

In addition, the Partnership’s consolidated statements of operations, comprehensive income and cash flows for prior periods have been retrospectively adjusted as follows:

	Year Ended December 31,
	2019*	2018
As originally reported:
Consolidated Statements of Operations and Comprehensive Income
Cost of products sold	$39,727	$41,658
Operating income	7,296	5,402
Income from continuing operations before income tax expense	5,388	4,044
Net income	5,189	3,774
Comprehensive income	5,220	3,731
Comprehensive income attributable to partners	4,115	2,982
Consolidated Statements of Cash Flows
Net income	5,189	3,774
Net change in operating assets and liabilities	(469)	117
Effect of change:
Consolidated Statements of Operations and Comprehensive Income
Cost of products sold	74	(55)
Operating income	(74)	55
Income from continuing operations before income tax expense	(74)	55
Net income	(74)	55
Comprehensive income	(74)	55
Comprehensive income attributable to partners	(74)	55

	Year Ended December 31,
	2019*	2018
Consolidated Statements of Cash Flows
Net income	(74)	55
Net change in operating assets and liabilities	74	(55)
As adjusted:
Consolidated Statements of Operations and Comprehensive Income
Cost of products sold	39,801	41,603
Operating income	7,222	5,457
Income from continuing operations before income tax expense	5,314	4,099
Net income	5,115	3,829
Comprehensive income	5,146	3,786
Comprehensive income attributable to partners	4,041	3,037
Consolidated Statements of Cash Flows
Net income	5,115	3,829
Net change in operating assets and liabilities	(395)	62

*	Amounts reflect the retrospective consolidation of the SemGroup entities as discussed in Note 3.

Use of Estimates

The preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and the accrual for and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period.

The natural gas industry conducts its business by processing actual transactions at the end of the month following the month of delivery. Consequently, the most current month’s financial results for the midstream, NGL and intrastate transportation and storage operations are estimated using volume estimates and market prices. Any differences between estimated results and actual results are recognized in the following month’s financial statements. Management believes that the estimated operating results represent the actual results in all material respects.

Some of the other significant estimates made by management include, but are not limited to, the timing of certain forecasted transactions that are hedged, the fair value of derivative instruments, useful lives for depreciation and amortization, purchase accounting allocations and subsequent realizability of intangible assets, fair value measurements used in the goodwill impairment test, market value of inventory, assets and liabilities resulting from the regulated ratemaking process, contingency reserves and environmental reserves. Actual results could differ from those estimates.

Regulatory Accounting—Regulatory Assets and Liabilities

Our interstate transportation and storage segment is subject to regulation by certain state and federal authorities, and certain subsidiaries in that segment have accounting policies that conform to the accounting requirements and ratemaking practices of the regulatory authorities. The application of these accounting policies allows certain of our regulated entities to defer expenses and revenues on the balance sheet as regulatory assets and liabilities when it is probable that those expenses and revenues will be allowed in the ratemaking process in a period different from the period in which they would have been reflected in the consolidated statement of operations by an unregulated company. These deferred assets and liabilities will be reported in results of operations in the period in which the same amounts are included in rates and recovered from or refunded to customers. Management’s assessment of the probability of recovery or pass through of regulatory assets and liabilities will require judgment and interpretation of laws and regulatory commission orders. If, for any reason, we cease to meet the criteria for application of regulatory accounting treatment for these entities, the regulatory assets and liabilities related to those portions ceasing to meet such criteria would be eliminated from the consolidated balance sheet for the period in which the discontinuance of regulatory accounting treatment occurs.

Although Panhandle’s natural gas transmission systems and storage operations are subject to the jurisdiction of the FERC in accordance with the Natural Gas Act of 1938 and Natural Gas Policy Act of 1978, it does not currently apply regulatory accounting policies in accounting for its operations. Panhandle does not apply regulatory accounting policies primarily due to the level of discounting from tariff rates and its inability to recover specific costs.

Cash, Cash Equivalents and Supplemental Cash Flow Information

Cash and cash equivalents include all cash on hand, demand deposits, and investments with original maturities of three months or less. We consider cash equivalents to include short-term, highly liquid investments that are readily convertible to known amounts of cash and that are subject to an insignificant risk of changes in value.

We place our cash deposits and temporary cash investments with high credit quality financial institutions. At times, our cash and cash equivalents may be uninsured or in deposit accounts that exceed the Federal Deposit Insurance Corporation insurance limit.

The net change in operating assets and liabilities (net of effects of acquisitions) included in cash flows from operating activities is comprised as follows:

	Years Ended December 31,
	2020	2019	2018
Accounts receivable	$1,163	$(473)	$506
Accounts receivable from related companies	(290)	(17)	128
Inventories	(271)	(20)	237
Other current assets	189	107	7
Other non-current assets, net	(7)	(155)	(119)
Accounts payable	(1,327)	148	(769)
Accounts payable to related companies	517	(92)	(206)
Accrued and other current liabilities	161	23	365
Other non-current liabilities	8	(134)	(34)
Price risk management assets and liabilities, net	69	218	(53)

Net change in operating assets and liabilities, net of effects of acquisitions	$212	$(395)	$62

Non-cash investing and financing activities and supplemental cash flow information are as follows:

	Years Ended December 31,
	2020	2019	2018
NON-CASH INVESTING ACTIVITIES:
Accrued capital expenditures	$604	$1,334	$1,030
Lease assets obtained in exchange for new lease liabilities	42	68	—
Net gains (losses) from subsidiary common unit transactions	—	—	(127)
SUPPLEMENTAL CASH FLOW INFORMATION:
Cash paid for interest, net of interest capitalized	$2,086	$1,799	$1,537
Cash paid for income taxes (net of refunds)	(64)	30	508

Accounts Receivable

Our operations deal with a variety of counterparties across the energy sector, some of which are investment grade, and most of which are not. Internal credit ratings and credit limits are assigned to all counterparties and limits are monitored against credit exposure. Letters of credit or prepayments may be required from those counterparties that are not investment grade depending on the internal credit rating and level of commercial activity with the counterparty.

We have a diverse portfolio of customers; however, because of the midstream and transportation services we provide, many of our customers are engaged in the exploration and production segment. We manage trade credit risk to mitigate credit losses and exposure to uncollectible trade receivables. Prospective and existing customers are reviewed regularly for creditworthiness to manage credit risk within approved tolerances. Customers that do not meet minimum credit standards are required to provide additional credit support in the form of a letter of credit, prepayment, or other forms of security. We establish an allowance for credit losses on trade receivables based on the expected ultimate recovery of these receivables and consider many factors including historical customer collection experience, general and specific economic trends, and known specific issues related to individual customers, sectors, and transactions that might impact collectability. Changes in the allowance are recorded as a component of operating expenses; reductions in the allowance are recorded when receivables are subsequently collected or written-off. Past due receivable balances are written-off when our efforts have been unsuccessful in collecting the amount due.

Inventories

Inventories consist principally of natural gas held in storage, NGLs and refined products, crude oil and spare parts, all of which are valued at the lower of cost or net realizable value utilizing the weighted-average cost method.

Sunoco LP’s fuel inventories are stated at the lower of cost or market using the last-in-first-out (“LIFO”) method. As of December 31, 2020 and 2019, the carrying value of Sunoco LP’s fuel inventory included lower of cost or market reserves of $311 million and $229 million, respectively, and the inventory carrying value equaled or exceeded its replacement cost. For the years ended December 31, 2020, 2019 and 2018, the Partnership’s consolidated statements of operations did not include any material amounts of income from the liquidation of Sunoco LP’s LIFO fuel inventory.

Inventories consisted of the following:

	December 31,
	2020	2019
Natural gas, NGLs and refined products (1)	$1,013	$833
Crude oil	287	251
Spare parts and other	439	448

Total inventories	$1,739	$1,532

(1)	Due to changes in fuel prices, Sunoco LP recorded a write-down on the value of its fuel inventory of $82 million for the year ended December 31, 2020.

We utilize commodity derivatives to manage price volatility associated with our natural gas inventory. Changes in fair value of designated hedged inventory are recorded in inventory on our consolidated balance sheets and cost of products sold in our consolidated statements of operations.

Other Current Assets

Other current assets consisted of the following:

	December 31,
	2020	2019
Deposits paid to vendors	$75	$95
Prepaid expenses and other	147	196

Total other current assets	$222	$291

Property, Plant and Equipment

Property, plant and equipment are stated at cost less accumulated depreciation. Depreciation is computed using the straight-line method over the estimated useful or FERC-mandated lives of the assets, if applicable. Expenditures for maintenance and repairs that do not add capacity or extend the useful life are expensed as incurred. Expenditures to refurbish assets that either extend the useful lives of the asset or prevent environmental contamination are capitalized and depreciated over the remaining useful life of the asset. Additionally, we capitalize certain costs directly related to the construction of assets including internal labor costs, interest and engineering costs. Upon disposition or retirement of pipeline components or natural gas plant components, any gain or loss is recorded to accumulated depreciation. When entire pipeline systems, gas plants or other property and equipment are retired or sold, any gain or loss is included in our consolidated statements of operations.

Property, plant and equipment is reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of such assets may not be recoverable. If such a review should indicate that the carrying amount of long-lived assets is not recoverable, we reduce the carrying amount of such assets to fair value.

In 2020, the Partnership recognized a $58 million fixed asset impairment primarily due to decreases in projected future cash flow as a result of the overall market demand decline. USAC recorded an $8 million impairment of compression equipment as a result of its evaluations of the future deployment of its idle fleet.

In 2019, USAC recognized a $6 million fixed asset impairment related to certain idle compressor assets. Sunoco LP recognized a $47 million write-down on assets held for sale related to its ethanol plant in Fulton, New York.

In 2018, USAC recognized a $9 million fixed asset impairment related to certain idle compressor assets.

Capitalized interest is included for pipeline construction projects, except for certain interstate projects for which an allowance for funds used during construction (“AFUDC”) is accrued. Interest is capitalized based on the current borrowing rate of our revolving credit facilities when the related costs are incurred. AFUDC is calculated under guidelines prescribed by the FERC and capitalized as part of the cost of utility plant for interstate projects. It represents the cost of servicing the capital invested in construction work-in-process. AFUDC is segregated into two component parts—borrowed funds and equity funds.

Components and useful lives of property, plant and equipment were as follows:

	December 31,
	2020	2019
Land and improvements	$1,233	$1,232
Buildings and improvements (1 to 45 years)	4,204	2,631
Pipelines and equipment (5 to 83 years)	69,120	64,678
Product storage and related facilities and equipment (2 to 83 years)	6,393	5,898
Right of way (20 to 83 years)	5,091	4,851
Other (1 to 48 years)	1,808	1,509
Construction work-in-process	5,771	8,495

Property, plant and equipment, gross	93,620	89,294
Less: Accumulated depreciation and depletion	(18,801)	(15,398)

Property, plant and equipment, net	$74,819	$73,896

We recognized the following amounts for the periods presented:

	Years Ended December 31,
	2020	2019	2018
Depreciation, depletion and amortization expense	$3,266	$2,828	$2,522
Capitalized interest	189	166	294

Investments in Unconsolidated Affiliates

We own interests in a number of related businesses that are accounted for by the equity method. In general, we use the equity method of accounting for an investment for which we exercise significant influence over, but do not control, the investee’s operating and financial policies. An impairment of an investment in an unconsolidated affiliate is recognized when circumstances indicate that a decline in the investment value is other than temporary. During the year ended December 31, 2020, the Partnership recorded an impairment of its investment in White Cliffs of $129 million due to a decrease in projected future revenues and cash flows as a result of the overall market demand decline that occurred subsequent to the SemGroup acquisition and related purchase price allocation in December 2019.

Other Non-Current Assets, net

Other non-current assets, net are stated at cost less accumulated amortization. Other non-current assets, net consisted of the following:

	December 31,
	2020	2019
Crude pipeline linefill and tank bottoms	$517	$496
Regulatory assets	41	42
Pension assets	103	84
Deferred charges	188	178
Restricted funds	179	178
Other	629	593

Total other non-current assets, net	$1,657	$1,571

Restricted funds includes an immaterial amount of restricted cash primarily held in our wholly-owned captive insurance companies.

Intangible Assets

Intangible assets are stated at cost, net of amortization computed on the straight-line method. The Partnership removes the gross carrying amount and the related accumulated amortization for any fully amortized intangibles in the year they are fully amortized.

Components and useful lives of intangible assets were as follows:

	December 31, 2020		December 31, 2019
	Gross Carrying Amount	Accumulated Amortization	Gross Carrying Amount	Accumulated Amortization
Amortizable intangible assets:
Customer relationships, contracts and agreements (3 to 46 years)	$7,513	$(2,117)	$7,535	$(1,743)
Patents (10 years)	48	(40)	48	(35)
Trade Names (20 years)	66	(35)	66	(31)
Other (5 to 20 years)	19	(15)	19	(12)

Total amortizable intangible assets	7,646	(2,207)	7,668	(1,821)
Non-amortizable intangible assets:
Trademarks	295	—	295	—
Other	12	—	12	—

Total non-amortizable intangible assets	307	—	307	—

Total intangible assets	$7,953	$(2,207)	$7,975	$(1,821)

Aggregate amortization expense of intangible assets was as follows:

	Years Ended December 31,
	2020	2019	2018
Reported in depreciation, depletion and amortization expense	$403	$308	$321

Estimated aggregate amortization of intangible assets for the next five years is as follows:

Years Ending December 31:
2021	$393
2022	379
2023	363
2024	349
2025	335

We review amortizable intangible assets for impairment whenever events or changes in circumstances indicate that the carrying amount of such assets may not be recoverable. If such a review should indicate that the carrying amount of amortizable intangible assets is not recoverable, we reduce the carrying amount of such assets to fair value. We review non-amortizable intangible assets for impairment annually, or more frequently if circumstances dictate.

Sunoco LP performed impairment tests on its indefinite-lived intangible assets during the fourth quarter of 2018 and recognized a $30 million impairment charge on its contractual rights, included in other in the table above, primarily due to decreases in projected future revenues and cash flows from the date the intangible assets were originally recorded.

Goodwill

Goodwill is tested for impairment annually or more frequently if circumstances indicate that goodwill might be impaired. The annual impairment test is performed during the fourth quarter.

Changes in the carrying amount of goodwill were as follows:

	Intrastate Transportation and Storage	Interstate Transportation and Storage	Midstream	NGL and Refined Products Transportation and Services	Crude Oil Transportation and Services	Investment in Sunoco LP	Investment in USAC	All Other	Total
Balance, December 31, 2018	$10	$196	$492	$693	$1,167	$1,559	$619	$149	$4,885
Acquired	—	42	—	—	230	—	—	35	307
Impaired	—	(12)	(9)	—	—	—	—	—	(21)
Other	—	—	—	—	—	(4)	—	—	(4)

Balance, December 31, 2019	10	226	483	693	1,397	1,555	619	184	5,167
Acquired	—	—	—	—	—	9	—	—	9
Impaired	(10)	(226)	(483)	—	(1,279)	—	(619)	(198)	(2,815)
Other	—	—	—	—	(66)	—	—	96	30

Balance, December 31, 2020	$—	$—	$—	$693	$52	$1,564	$—	$82	$2,391

Goodwill is recorded at the acquisition date based on a preliminary purchase price allocation and generally may be adjusted when the purchase price allocation is finalized.

During the first quarter of 2020, due to the impacts of the COVID-19 pandemic, the decline in commodity prices and the decreases in the Partnership’s market capitalization, we determined that interim impairment testing should be performed on certain reporting units. The Partnership performed the interim impairment tests consistent with our approach for annual impairment testing, including using similar models, inputs and assumptions. As a result of the interim impairment test, the Partnership recognized goodwill impairments of $483 million related to our Ark-La-Tex and South Texas operations within the midstream segment, $183 million related to our Lake Charles LNG regasification operations within the interstate transportation and storage segment due to contractually scheduled reductions in payments for the remainder of the contract term, and $40 million related to our all other operations primarily due to decreases in projected future revenues and cash flows as a result of the overall market demand decline. In addition, USAC recognized a goodwill impairment of $619 million during the three months ended March 31, 2020, which is included in the Partnership’s consolidated results of operations.

During the third quarter of 2020, the Partnership performed interim impairment testing on certain reporting units within its midstream, interstate, crude, NGL and all other operations. As a result, the Partnership recognized goodwill impairments of $1.28 billion related to our crude operations, $132 million related to our Energy Transfer Canada operations within the all other segment and $43 million related to our interstate operations primarily due to decreases in projected future cash flow as a result of the overall market demand decline.

During the fourth quarter of 2020, the Partnership performed annual impairment testing on certain reporting units within its midstream, interstate, crude, NGL and all other operations. As a result, the Partnership recognized goodwill impairments of $10 million related to our intrastate operations, $11 million related to our PEI operations and $15 million related to our Natural Resources operations within the all other segment primarily due to decreases in projected future cash flow as a result of the overall market demand decline. No other impairments of the Partnership’s goodwill were identified.

During the third quarter of 2019, the Partnership recognized a goodwill impairment of $12 million related to the Southwest Gas operations within the interstate segment primarily due to decreases in projected future revenues and cash flows. During the fourth quarter of 2019, the Partnership recognized a goodwill impairment of $9 million related to our North Central operations within the midstream segment primarily due to changes in assumptions related to projected future revenues and cash flows.

During the fourth quarter of 2018, the Partnership recognized goodwill impairments of $378 million related to our Northeast operations within the midstream segment primarily due to changes in assumptions related to projected future revenues and cash flows from the dates the goodwill was originally recorded. These changes in assumptions reflect delays in the construction of third-party takeaway capacity in the Northeast.

The Partnership determines the fair value of our reporting units using the discounted cash flow method, the guideline company method, or a weighted combination of the discounted cash flow method and the guideline company method. Determining the fair value of a reporting unit requires judgment and the use of significant estimates and assumptions. Such estimates and assumptions include revenue growth rates, operating margins, weighted average costs of capital and future market conditions, among others. The Partnership believes the estimates and assumptions used in our impairment assessments are reasonable and based on available market information, but variations in any of the assumptions could result in materially different calculations of fair value and determinations of whether or not an impairment is indicated. Under the discounted cash flow method, the Partnership determines fair value based on estimated future cash flows of each reporting unit including estimates for capital expenditures, discounted to present value using the risk-adjusted industry rate, which reflect the overall level of inherent risk of the reporting unit. Cash flow projections are derived from one year budgeted amounts and five year operating forecasts plus an estimate of later period cash flows, all of which are evaluated by management. Subsequent period cash flows are developed for each reporting unit using growth rates that management believes are reasonably likely to occur. Under the guideline company method, the Partnership determines the estimated fair value of each of our reporting units by applying valuation multiples of comparable publicly-traded companies to each reporting unit’s projected EBITDA and then averaging that estimate with similar historical calculations using a three year average. In addition, the Partnership estimates a reasonable control premium representing the incremental value that accrues to the majority owner from the opportunity to dictate the strategic and operational actions of the business.

Management does not believe that any of the goodwill balances in its reporting units is currently at significant risk of impairment; however, of the $2.39 billion of goodwill on the Partnership’s consolidated balance sheet as of December 31, 2020, approximately $368 million is recorded in reporting units for which the estimated fair value exceeded the carrying value by less than 20% in the most recent quantitative test.

Asset Retirement Obligations

We have determined that we are obligated by contractual or regulatory requirements to remove facilities or perform other remediation upon retirement of certain assets. The fair value of any ARO is determined based on estimates and assumptions related to retirement costs, which the Partnership bases on historical retirement costs, future inflation rates and credit-adjusted risk-free interest rates. These fair value assessments are considered to be Level 3 measurements, as they are based on both observable and unobservable inputs. Changes in the liability are recorded for the passage of time (accretion) or for revisions to cash flows originally estimated to settle the ARO.

An ARO is required to be recorded when a legal obligation to retire an asset exists and such obligation can be reasonably estimated. We will record an ARO in the periods in which management can reasonably estimate the settlement dates.

As of December 31, 2020 and 2019, other non-current liabilities in the Partnership’s consolidated balance sheets included AROs of $270 million and $247 million, respectively. For the years ended December 31, 2020, 2019 and 2018 aggregate accretion expense related to AROs was $16 million, $5 million and $13 million, respectively.

Except for the AROs discussed above, management was not able to reasonably measure the fair value of AROs as of December 31, 2020 and 2019, in most cases because the settlement dates were indeterminable.

Although a number of onshore assets in our systems are subject to agreements or regulations that give rise to an ARO upon discontinued use of these assets, AROs were not recorded because these assets have an indeterminate removal or abandonment date given the expected continued use of the assets with proper maintenance or replacement. Our subsidiaries also have legal obligations for several other assets at previously owned refineries, pipelines and terminals, for which it is not possible to estimate when the obligations will be settled. Consequently, the retirement obligations for these assets cannot be measured at this time. At the end of the useful life of these underlying assets, our subsidiaries are legally or contractually required to abandon in place or remove the asset. We believe we may have additional AROs related to pipeline assets and storage tanks, for which it is not possible to estimate whether or when the AROs will be settled. Consequently, these AROs cannot be measured at this time. Sunoco LP also has AROs related to the estimated future cost to remove underground storage tanks.

Individual component assets have been and will continue to be replaced, but the pipeline and the natural gas gathering and processing systems will continue in operation as long as supply and demand for natural gas exists. Based on the widespread use of natural gas in industrial and power generation activities, management expects supply and demand to exist for the foreseeable future. We have in place a rigorous repair and maintenance program that keeps the pipelines and the natural gas gathering and processing systems in good working order. Therefore, although some of the individual assets may be replaced, the pipelines and the natural gas gathering and processing systems themselves will remain intact indefinitely.

As of December 31, 2020 and 2019, other non-current assets on the Partnership’s consolidated balance sheets included $34 million and $31 million, respectively, of funds that were legally restricted for the purpose of settling AROs.

Accrued and Other Current Liabilities

Accrued and other current liabilities consisted of the following:

	December 31,
	2020	2019
Interest payable	$598	$576
Customer advances and deposits	161	123
Accrued capital expenditures	604	1,334
Accrued wages and benefits	109	217
Taxes payable other than income taxes	446	263
Exchanges payable	127	67
Other	724	756

Total accrued and other current liabilities	$2,769	$3,336

Deposits or advances are received from our customers as prepayments for natural gas deliveries in the following month. Prepayments and security deposits may be required when customers exceed their credit limits or do not qualify for open credit.

Redeemable Noncontrolling Interests

Our redeemable noncontrolling interests relate to certain preferred unitholders of one of our consolidated subsidiaries that have the option to convert their preferred units to such subsidiary’s common units at the election of the holders and the noncontrolling interest holders in one of our consolidated subsidiaries that have the option to sell their interests to us. In accordance with applicable accounting guidance, the noncontrolling interest is excluded from total equity and reflected as redeemable noncontrolling interests on our consolidated balance sheets. See Note 6 for further information.

Environmental Remediation

We accrue environmental remediation costs for work at identified sites where an assessment has indicated that cleanup costs are probable and reasonably estimable. Such accruals are undiscounted and are based on currently available information, estimated timing of remedial actions and related inflation assumptions, existing technology and presently enacted laws and regulations. If a range of probable environmental cleanup costs exists for an identified site, the minimum of the range is accrued unless some other point in the range is more likely in which case the most likely amount in the range is accrued.

Fair Value of Financial Instruments

The carrying amounts of cash and cash equivalents, accounts receivable and accounts payable approximate their fair value.

Based on the estimated borrowing rates currently available to us and our subsidiaries for loans with similar terms and average maturities, the aggregate fair value and carrying amount of our debt obligations as of December 31, 2020 was $56.13 billion and $51.37 billion, respectively. As of December 31, 2019, the aggregate fair value and carrying amount of our debt obligations was $54.66 billion and $50.93 billion, respectively. The fair value of our consolidated debt obligations is a Level 2 valuation based on the observable inputs used for similar liabilities.

We have commodity derivatives, interest rate derivatives and embedded derivatives in our preferred units that are accounted for as assets and liabilities at fair value in our consolidated balance sheets. We determine the fair value of our assets and liabilities subject to fair value measurement by using the highest possible “level” of inputs. Level 1 inputs are observable quotes in an active market for identical assets and liabilities. We consider the valuation of marketable securities and commodity derivatives transacted through a clearing broker with a published price from the appropriate exchange as a Level 1 valuation. Level 2 inputs are inputs observable for similar assets and liabilities. We consider OTC commodity derivatives entered into directly with third parties as a Level 2 valuation since the values of these derivatives are quoted on an exchange for similar transactions. Additionally, we consider our options transacted through our clearing broker as having Level 2 inputs due to the level of activity of these contracts on the exchange in which they trade. We consider the valuation of our interest rate derivatives as Level 2 as the primary input, the LIBOR curve, is based on quotes from an active exchange of Eurodollar futures for the same period as the future interest swap settlements. Level 3 inputs are unobservable. During the year ended December 31, 2020, no transfers were made between any levels within the fair value hierarchy.

The following tables summarize the fair value of our financial assets and liabilities measured and recorded at fair value on a recurring basis as of December 31, 2020 and 2019 based on inputs used to derive their fair values:

	Fair Value Total	Fair Value Measurements at December 31, 2020
		Level 1	Level 2
Assets:
Commodity derivatives:
Natural Gas:
Basis Swaps IFERC/NYMEX	$12	$12	$—
Swing Swaps IFERC	1	—	1
Fixed Swaps/Futures	13	13	—
Forward Physical Contracts	5	—	5
Power:
Forwards	4	—	4
Futures	2	2	—
Options – Calls	1	1	—
NGLs – Forwards/Swaps	127	127	—
Refined Products – Futures	3	3	—
Crude – Forwards/Swaps	—	—	—

Total commodity derivatives	168	158	10
Other non-current assets	34	22	12

Total assets	$202	$180	$22

Liabilities:
Interest rate derivatives	$(448)	$—	$(448)
Commodity derivatives:
Natural Gas:
Basis Swaps IFERC/NYMEX	(11)	(11)	—
Swing Swaps IFERC	(3)	—	(3)
Fixed Swaps/Futures	(13)	(13)	—
Forward Physical Contracts	(1)	—	(1)
Power:
Forwards	—	—	—
Futures	(3)	(3)	—
NGLs – Forwards/Swaps	(227)	(227)	—
Refined Products – Futures	(11)	(11)	—

Total commodity derivatives	(269)	(265)	(4)

Total liabilities	$(717)	$(265)	$(452)

	Fair Value Total	Fair Value Measurements at December 31, 2019
		Level 1	Level 2
Assets:
Commodity derivatives:
Natural Gas:
Basis Swaps IFERC/NYMEX	$17	$17	$—
Swing Swaps IFERC	1	—	1
Fixed Swaps/Futures	65	65	—
Forward Physical Contracts	3	—	3
Power:
Power – Forwards	11	—	11
Futures	4	4	—
Options – Puts	1	1	—
Options – Calls	1	1	—
NGLs – Forwards/Swaps	260	260	—
Refined Products – Futures	8	8	—
Crude – Forwards/Swaps	13	13	—

Total commodity derivatives	384	369	15
Other non-current assets	31	20	11

Total assets	$415	$389	$26

Liabilities:
Interest rate derivatives	$(399)	$—	$(399)
Commodity derivatives:
Natural Gas:
Basis Swaps IFERC/NYMEX	(49)	(49)	—
Swing Swaps IFERC	(1)	—	(1)
Fixed Swaps/Futures	(43)	(43)	—
Power:
Forwards	(5)	—	(5)
Futures	(3)	(3)	—
NGLs – Forwards/Swaps	(278)	(278)	—
Refined Products – Futures	(10)	(10)	—

Total commodity derivatives	(389)	(383)	(6)

Total liabilities	$(788)	$(383)	$(405)

Contributions in Aid of Construction Costs

On certain of our capital projects, third parties are obligated to reimburse us for all or a portion of project expenditures. The majority of such arrangements are associated with pipeline construction and production well tie-ins. Contributions in aid of construction costs (“CIAC”) are netted against our project costs as they are received, and any CIAC which exceeds our total project costs, is recognized as other income in the period in which it is realized.

Shipping and Handling Costs

Shipping and handling costs are included in cost of products sold, except for shipping and handling costs related to fuel consumed for compression and treating which are included in operating expenses.

Costs and Expenses

Cost of products sold include actual cost of fuel sold, adjusted for the effects of our hedging and other commodity derivative activities, and the cost of appliances, parts and fittings. Operating expenses include all costs incurred to provide products to customers, including compensation for operations personnel, insurance costs, vehicle maintenance, advertising costs, purchasing costs and plant operations. Selling, general and administrative expenses include all partnership related expenses and compensation for executive, partnership, and administrative personnel.

We record the collection of taxes to be remitted to government authorities on a net basis, except for consumer excise taxes collected by Sunoco LP on sales of refined products and merchandise which are included in both revenues and costs and expenses in the consolidated statements of operations, with no effect on net income. For the years ended December 31, 2020, 2019 and 2018, excise taxes collected by Sunoco LP were $301 million, $386 million and $370 million, respectively.

Issuances of Subsidiary Units

We record changes in our ownership interest of our subsidiaries as equity transactions, with no gain or loss recognized in consolidated net income or comprehensive income. For example, upon our subsidiary’s issuance of common units in a public offering, we record any difference between the amount of consideration received or paid and the amount by which the noncontrolling interests are adjusted as a change in partners’ capital.

Income Taxes

ETO is a publicly traded limited partnership and is not taxable for federal and most state income tax purposes. As a result, our earnings or losses, to the extent not included in a taxable subsidiary, for federal and most state purposes are included in the tax returns of the individual partners. Net earnings for financial statement purposes may differ significantly from taxable income reportable to our preferred unitholders as a result of differences between the tax basis and financial basis of assets and liabilities, differences between the tax accounting and financial accounting treatment of certain items, and due to allocation requirements related to taxable income under our Fifth Amended and Restated Agreement of Limited Partnership (the “Partnership Agreement”).

As a publicly traded limited partnership, we are subject to a statutory requirement that our “qualifying income” (as defined by the Internal Revenue Code, related Treasury Regulations, and Internal Revenue Service (“IRS”) pronouncements) exceed 90% of our total gross income, determined on a calendar year basis. If our qualifying income does not meet this statutory requirement, ETO would be taxed as a corporation for federal and state income tax purposes. For the years ended December 31, 2020, 2019 and 2018, our qualifying income met the statutory requirement.

The Partnership conducts certain activities through corporate subsidiaries which are subject to federal, state and local income taxes. These corporate subsidiaries include ETP Holdco, Inland Corporation, Sunoco Property Company LLC and Aloha. The Partnership and its corporate subsidiaries account for income taxes under the asset and liability method.

Under this method, deferred tax assets and liabilities are recognized for the estimated future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax basis. Deferred tax assets and liabilities are measured using enacted tax rates in effect for the year in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rate is recognized in earnings in the period that includes the enactment date. Valuation allowances are established when necessary to reduce deferred tax assets to the amounts more likely than not to be realized.

The determination of the provision for income taxes requires significant judgment, use of estimates, and the interpretation and application of complex tax laws. Significant judgment is required in assessing the timing and amounts of deductible and taxable items and the probability of sustaining uncertain tax positions. The benefits of uncertain tax positions are recorded in our financial statements only after determining a more-likely-than-not probability that the uncertain tax positions will withstand challenge, if any, from taxing authorities. When facts and circumstances change, we reassess these probabilities and record any changes through the provision for income taxes.

Accounting for Derivative Instruments and Hedging Activities

For qualifying hedges, we formally document, designate and assess the effectiveness of transactions that receive hedge accounting treatment and the gains and losses offset related results on the hedged item in the statement of operations. The market prices used to value our financial derivatives and related transactions have been determined using independent third-party prices, readily available market information, broker quotes and appropriate valuation techniques.

At inception of a hedge, we formally document the relationship between the hedging instrument and the hedged item, the risk management objectives, and the methods used for assessing and testing effectiveness and how any ineffectiveness will be measured and recorded. We also assess, both at the inception of the hedge and on a quarterly basis, whether the derivatives that are used in our hedging transactions are highly effective in offsetting changes in cash flows. If we determine that a derivative is no longer highly effective as a hedge, we discontinue hedge accounting prospectively by including changes in the fair value of the derivative in net income for the period.

If we designate a commodity hedging relationship as a fair value hedge, we record the changes in fair value of the hedged asset or liability in cost of products sold in our consolidated statements of operations. This amount is offset by the changes in fair value of the related hedging instrument. Any ineffective portion or amount excluded from the assessment of hedge ineffectiveness is also included in the cost of products sold in the consolidated statements of operations.

Cash flows from derivatives accounted for as cash flow hedges are reported as cash flows from operating activities, in the same category as the cash flows from the items being hedged.

If we designate a derivative financial instrument as a cash flow hedge and it qualifies for hedge accounting, the change in the fair value is deferred in AOCI until the underlying hedged transaction occurs. Any ineffective portion of a cash flow hedge’s change in fair value is recognized each period in earnings. Gains and losses deferred in AOCI related to cash flow hedges remain in AOCI until the underlying physical transaction occurs, unless it is probable that the forecasted transaction will not occur by the end of the originally specified time period or within an additional two-month period of time thereafter. For financial derivative instruments that do not qualify for hedge accounting, the change in fair value is recorded in cost of products sold in the consolidated statements of operations.

We manage a portion of our interest rate exposures by utilizing interest rate swaps and similar instruments. Certain of our interest rate derivatives are accounted for as either cash flow hedges or fair value hedges. For interest rate derivatives accounted for as either cash flow or fair value hedges, we report realized gains and losses and ineffectiveness portions of those hedges in interest expense. For interest rate derivatives not designated as hedges for accounting purposes, we report realized and unrealized gains and losses on those derivatives in “Gains (losses) on interest rate derivatives” in the consolidated statements of operations.

Non-Cash Compensation

For awards of restricted units, we recognize compensation expense over the vesting period based on the grant-date fair value, which is determined based on the market price of the underlying common units on the grant date. For awards of cash restricted units, we remeasure the fair value of the award at the end of each reporting period based on the market price of the underlying common units as of the reporting date, and the fair value is recorded in other non-current liabilities on our consolidated balance sheets.

Pensions and Other Postretirement Benefit Plans

The Partnership recognizes the overfunded or underfunded status of defined benefit pension and other postretirement plans, measured as the difference between the fair value of the plan assets and the benefit obligation (the projected benefit obligation for pension plans and the accumulated postretirement benefit obligation for other postretirement plans). Each overfunded plan is recognized as an asset and each underfunded plan is recognized as a liability. Changes in the funded status of the plan are recorded in the year in which the change occurs within AOCI in equity or, for entities applying regulatory accounting, as a regulatory asset or regulatory liability.

Allocation of Income

For purposes of maintaining partner capital accounts, the Partnership Agreement specifies that items of income and loss shall generally be allocated among the partners in accordance with their percentage interests. The capital account provisions of our Partnership Agreement incorporate principles established for United States Federal income tax purposes and may not be comparable to the partners’ capital balances reflected under GAAP in our consolidated financial statements. Subsequent to the Energy Transfer Merger, our general partner owns a non-economic interest in us and, therefore, our net income for partners’ capital and statement of operations presentation purposes is allocated entirely to the Limited Partners.

3.	ACQUISITIONS, DIVESTITURES AND RELATED TRANSACTIONS:

ET Contribution of SemGroup Assets to ETO

As discussed in Note 1, former SemGroup subsidiaries were transferred from ET to ETO during the first and second quarters of 2020. The following table represents the fair value, as of December 5, 2019, of the SemGroup assets and liabilities transferred from ET to ETO:

At December 5, 2019
Total current assets	$794
Property, plant and equipment	3,891
Other non-current assets	617
Goodwill	295
Intangible assets	460

Total assets	$6,057

Total current liabilities	$629
Long-term debt, less current maturities (1)	2,576
Other non-current liabilities	197
Energy Transfer Canada Preferred shares	241

Total liabilities	3,643
Noncontrolling interest	822
Partners’ capital	1,592

Total liabilities and partners’ capital	$6,057

(1)

Long-term debt at December 5, 2019 includes SemGroup senior notes with an aggregate principal amount of $1.375 billion and SemGroup subsidiary debt of $593 million, all of which was redeemed in December 2019, subsequent to the close of the SemGroup Transaction.

During 2020, the Partnership has recorded impairments on certain of the contributed SemGroup assets. Those impairments include a $244 million impairment of goodwill and a $129 million impairment of other non-current assets.

ET Contribution of Assets to ETO

Immediately prior to the closing of the Energy Transfer Merger discussed in Note 1, ET contributed the following to ETO:

•	2,263,158 common units representing limited partner interests in Sunoco LP to ETO in exchange for 2,874,275 ETO common units;

•	100 percent of the limited liability company interests in Sunoco GP LLC, the sole general partner of Sunoco LP, and all of the IDRs in Sunoco LP, to ETO in exchange for 42,812,389 ETO common units;

•

12,466,912 common units representing limited partner interests in USAC and 100 percent of the limited liability company interests in USA Compression GP, LLC, the general partner of USAC, to ETO in exchange for 16,134,903 ETO common units; and

•

a 100 percent limited liability company interest in Lake Charles LNG and a 60 percent limited liability company interest in each of Energy Transfer LNG Export, LLC, ET Crude Oil Terminals, LLC and ETC Illinois LLC to ETO in exchange for 37,557,815 ETO common units.

USAC Acquisition

On April 2, 2018, ET acquired a controlling interest in USAC, a publicly traded partnership that provides compression services in the United States. Specifically, the Partnership acquired (i) all of the outstanding limited liability company interests in USA Compression GP, LLC (“USAC GP”), the general partner of USAC, and (ii) 12,466,912 USAC common units representing limited partner interests in USAC for cash consideration equal to $250 million (the “USAC Transaction”). Concurrently, USAC cancelled its IDRs and converted its economic general partner interest into a non-economic general partner interest in exchange for the issuance of 8,000,000 USAC common units to USAC GP.

Concurrent with these transactions, ETO contributed to USAC all of the issued and outstanding membership interests of CDM for aggregate consideration of approximately $1.7 billion, consisting of (i) 19,191,351 USAC common units, (ii) 6,397,965 units of a newly authorized and established class of units representing limited partner interests in USAC (“USAC Class B Units”) and (iii) $1.23 billion in cash, including customary closing adjustments (the “CDM Contribution”). The USAC Class B Units are a new class of partnership interests of USAC that have substantially all of the rights and obligations of a USAC common unit, except the USAC Class B Units will not participate in distributions for the first four quarters following the closing date of April 2, 2018. Each USAC Class B Unit will automatically convert into one USAC common unit on the first business day following the record date attributable to the quarter ending June 30, 2019.

As noted above, ET contributed its interests in USAC to ETO in October 2018. ET’s contribution of its interests in USAC was a transaction between entities under common control; therefore, the Partnership’s consolidated financial statements reflect USAC on a consolidated basis beginning April 2, 2018, the date that ET obtained control of USAC. The Partnership had previously deconsolidated CDM upon its contribution to USAC on April 2, 2018; however, due to the retrospective consolidation of USAC as of that date, CDM is reflected as a consolidated subsidiary for all periods presented herein.

Summary of Assets Acquired and Liabilities Assumed

The USAC Transaction was recorded using the acquisition method of accounting, which requires, among other things, that assets acquired and liabilities assumed be recognized on the balance sheet at their fair values as of the acquisition date.

The total purchase price was allocated as follows:

At April 2, 2018
Total current assets (2)	$786
Property, plant and equipment	1,332
Other non-current assets	15
Goodwill (1)	366
Intangible assets	222

Total assets	$2,721

Total current liabilities	$110
Long-term debt, less current maturities	1,527
Other non-current liabilities	2

Total liabilities	1,639
Noncontrolling interest	832
Partners’ capital	250

Total liabilities and partners’ capital	$2,721

(1)

None of the goodwill is expected to be deductible for tax purposes. Goodwill recognized from the business combination primarily relates to the value attributed to additional growth opportunities, synergies and operating leverage within USAC’s operations.

(2)	Includes cash and cash equivalents of $711 million held by USAC as of the acquisition date.

The fair values of the assets acquired and liabilities assumed were determined using various valuation techniques, including the income and market approaches.

Sunoco LP Retail Store Divestment

On January 23, 2018, Sunoco LP completed the disposition of assets pursuant to the purchase agreement with 7-Eleven, Inc. (the “7-Eleven Transaction”). As a result of the 7-Eleven Transaction, previously eliminated wholesale motor fuel sales to Sunoco LP’s retail locations are reported as wholesale motor fuel sales to third parties.

In connection with the 7-Eleven Transaction, Sunoco LP entered into a 15-year take-or-pay fuel supply arrangement with 7-Eleven and SEI Fuel. For the period from January 1, 2018 through January 22, 2018, Sunoco LP recorded sales to the sites that were subsequently sold to 7-Eleven of $199 million, which sales were eliminated in consolidation.

The Partnership has concluded that it meets the accounting requirements for reporting the financial position, results of operations and cash flows of the 7-Eleven Transaction and the operations of the related assets as discontinued operations.

There were no results of operations associated with discontinued operations for the years ended December 31, 2020 and 2019. The results of operations associated with discontinued operations for the year ended December 31, 2018 are presented in the following table:

Year Ended December 31, 2018
REVENUES	$349
COSTS AND EXPENSES
Cost of products sold	305
Operating expenses	61
Selling, general and administrative	7

Total costs and expenses	373

OPERATING LOSS	(24)
OTHER EXPENSE
Interest expense, net	2
Loss on extinguishment of debt	20
Other, net	61

LOSS FROM DISCONTINUED OPERATIONS BEFORE INCOME TAX EXPENSE	(107)
Income tax expense	158

LOSS FROM DISCONTINUED OPERATIONS, NET OF INCOME TAXES	$(265)

4.	INVESTMENTS IN UNCONSOLIDATED AFFILIATES:

Citrus

We own CrossCountry Energy, LLC, a wholly-owned subsidiary of ETO, which in turn owns a 50% interest in Citrus. The other 50% interest in Citrus is owned by a subsidiary of KMI. Citrus owns 100% of FGT, an approximately 5,362-mile natural gas pipeline system that originates in Texas and delivers natural gas to the Florida peninsula. Our investment in Citrus is reflected in our interstate transportation and storage segment.

FEP

We have a 50% interest in FEP which owns the Fayetteville Express Pipeline, an approximately 185-mile natural gas pipeline that originates in Conway County, Arkansas, continues eastward through White County, Arkansas and terminates at an interconnect with Trunkline in Panola County, Mississippi. Our investment in FEP is reflected in the interstate transportation and storage segment.

MEP

We own a 50% interest in MEP, which owns the Midcontinent Express Pipeline, an approximately 500-miles natural gas pipeline that extends from Southeast Oklahoma, across Northeast Texas, Northern Louisiana and Central Mississippi to an interconnect with the Transcontinental natural gas pipeline system in Butler, Alabama. Our investment in MEP is reflected in the interstate transportation and storage segment.

White Cliffs

We own a 51% interest in White Cliffs, which was acquired by ET in the SemGroup acquisition and contributed to ETO in January 2020. White Cliffs consists of two parallel, 12-inch common carrier pipelines: one crude oil pipeline and one NGL pipeline. These pipelines transport crude and NGLs from

Platteville, Colorado to Cushing, Oklahoma. The Partnership recorded an impairment of its investment in White Cliffs of $129 million during the year ended December 31, 2020 due to a decrease in projected future revenues and cash flows as a result of the overall market demand decline that occurred subsequent to the SemGroup acquisition and related purchase price allocation in December 2019.

The carrying values of the Partnership’s investments in unconsolidated affiliates as of December 31, 2020 and 2019 were as follows:

	December 31,
	2020	2019
Citrus	$1,867	$1,876
FEP	4	218
MEP	406	429
White Cliffs	274	436
Others	504	495

Total	$3,055	$3,454

The following table presents equity in earnings (losses) of unconsolidated affiliates:

	Years Ended December 31,
	2020	2019	2018
Citrus	$162	$148	$141
FEP (1)	(139)	59	55
MEP	(6)	15	31
White Cliffs	20	4	—
Other	82	76	117

Total equity in earnings of unconsolidated affiliates	$119	$302	$344

(1)

For the year ended December 31, 2020, equity in earnings (losses) of unconsolidated affiliates includes the impact of non-cash impairments recorded by FEP, which reduced the Partnership’s equity in earnings by $208 million.

Summarized Financial Information

The following tables present aggregated selected balance sheet and income statement data for our unconsolidated affiliates, Citrus, FEP, MEP and White Cliffs (on a 100% basis) for all periods presented, except as noted below:

	December 31,
	2020	2019
Current assets	$227	$247
Property, plant and equipment, net	7,339	7,680
Other assets	58	40

Total assets	$7,624	$7,967

Current liabilities	$600	$738
Non-current liabilities	3,298	3,242
Equity	3,726	3,987

Total liabilities and equity	$7,624	$7,967

	Years Ended December 31,
	2020	2019	2018
Revenue	$1,243	$1,192	$1,249
Operating income	6	683	723
Net income (loss)	(199)	443	460

In addition to the equity method investments described above we have other equity method investments which are not significant to our consolidated financial statements.

5.	DEBT OBLIGATIONS:

Our debt obligations consist of the following:

	December 31,
	2020	2019
ETO Debt
5.50% Senior Notes due February 15, 2020 (1)	$—	$250
5.75% Senior Notes due September 1, 2020 (1)	—	400
4.15% Senior Notes due October 1, 2020 (1)	—	1,050
7.50% Senior Notes due October 15, 2020 (1)	—	1,135
4.40% Senior Notes due April 1, 2021 (2)	600	600
4.65% Senior Notes due June 1, 2021 (2)	800	800
5.20% Senior Notes due February 1, 2022	1,000	1,000
4.65% Senior Notes due February 15, 2022	300	300
5.875% Senior Notes due March 1, 2022	900	900
5.00% Senior Notes due October 1, 2022	700	700
3.45% Senior Notes due January 15, 2023	350	350
3.60% Senior Notes due February 1, 2023	800	800
4.25% Senior Notes due March 15, 2023	995	995
4.20% Senior Notes due September 15, 2023	500	500
4.50% Senior Notes due November 1, 2023	600	600
5.875% Senior Notes due January 15, 2024	1,127	1,127
4.90% Senior Notes due February 1, 2024	350	350
7.60% Senior Notes due February 1, 2024	277	277
4.25% Senior Notes due April 1, 2024	500	500
4.50% Senior Notes due April 15, 2024	750	750
9.00% Debentures due November 1, 2024	65	65
4.05% Senior Notes due March 15, 2025	1,000	1,000
2.90% Senior Notes due May 15, 2025	1,000	—
5.95% Senior Notes due December 1, 2025	400	400
4.75% Senior Notes due January 15, 2026	1,000	1,000
3.90% Senior Notes due July 15, 2026	550	550
4.20% Senior Notes due April 15, 2027	600	600
5.50% Senior Notes due June 1, 2027	956	956
4.00% Senior Notes due October 1, 2027	750	750
4.95% Senior Notes due June 15, 2028	1,000	1,000
5.25% Senior Notes due April 15, 2029	1,500	1,500
8.25% Senior Notes due November 15, 2029	267	267
3.75% Senior Note due May 15, 2030	1,500	—
4.90% Senior Notes due March 15, 2035	500	500
6.625% Senior Notes due October 15, 2036	400	400
5.80% Senior Notes due June 15, 2038	500	500

7.50% Senior Notes due July 1, 2038	550	550
6.85% Senior Notes due February 15, 2040	250	250
6.05% Senior Notes due June 1, 2041	700	700
6.50% Senior Notes due February 1, 2042	1,000	1,000
6.10% Senior Notes due February 15, 2042	300	300
4.95% Senior Notes due January 15, 2043	350	350
5.15% Senior Notes due February 1, 2043	450	450
5.95% Senior Notes due October 1, 2043	450	450
5.30% Senior Notes due April 1, 2044	700	700
5.15% Senior Notes due March 15, 2045	1,000	1,000
5.35% Senior Notes due May 15, 2045	800	800
6.125% Senior Notes due December 15, 2045	1,000	1,000
5.30% Senior Notes due April 15, 2047	900	900
5.40% Senior Notes due October 1, 2047	1,500	1,500
6.00% Senior Notes due June 15, 2048	1,000	1,000
6.25% Senior Notes due April 15, 2049	1,750	1,750
5.00% Senior Notes due May 15, 2050	2,000	—
Floating Rate Junior Subordinated Notes due November 1, 2066	546	546
ETO $2.00 billion Term Loan facility due October 2022	2,000	2,000
ETO $5.00 billion Revolving Credit Facility due December 2023	3,103	4,214
Unamortized premiums, discounts and fair value adjustments, net	(17)	(5)
Deferred debt issuance costs	(215)	(207)

	42,654	42,120

Transwestern Debt
5.36% Senior Notes due December 9, 2020 (1)	—	175
5.89% Senior Notes due May 24, 2022	150	150
5.66% Senior Notes due December 9, 2024	175	175
6.16% Senior Notes due May 24, 2037	75	75
Deferred debt issuance costs	—	(1)

	400	574

Panhandle Debt
7.60% Senior Notes due February 1, 2024	82	82
7.00% Senior Notes due July 15, 2029	66	66
8.25% Senior Notes due November 15, 2029	33	33
Floating Rate Junior Subordinated Notes due November 1, 2066	54	54
Unamortized premiums, discounts and fair value adjustments, net	10	11

	245	246

Bakken Project Debt
3.625% Senior Notes due April 1, 2022	650	650
3.90% Senior Notes due April 1, 2024	1,000	1,000
4.625% Senior Notes due April 1, 2029	850	850
Unamortized premiums, discounts and fair value adjustments, net	(3)	(3)
Deferred debt issuance costs	(13)	(16)

	2,484	2,481

Sunoco LP Debt
4.875% Senior Notes Due January 15, 2023	436	1,000
5.50% Senior Notes Due February 15, 2026	800	800
6.00% Senior Notes Due April 15, 2027	600	600
5.875% Senior Notes Due March 15, 2028	400	400
4.50% Senior Notes due May 15, 2029	800	—
Sunoco LP $1.50 billion Revolving Credit Facility due July 2023	—	162
Lease-related obligations	103	135
Deferred debt issuance costs	(27)	(26)

	3,112	3,071

USAC Debt
6.875% Senior Notes due April 1, 2026	725	725
6.875% Senior Notes due September 1, 2027	750	750
USAC $1.60 billion Revolving Credit Facility due April 2023	474	403
Deferred debt issuance costs	(22)	(26)

	1,927	1,852

SemGroup Debt
HFOTCO Tax Exempt Notes due 2050	225	225
Energy Transfer Canada Revolver due February 25, 2024	57	92
Energy Transfer Canada Term Loan A due February 25, 2024	261	269
Unamortized premiums, discounts and fair value adjustments, net	—	1
Deferred debt issuance costs	(2)	(3)

	541	584

Other	3	2

Total debt	51,366	50,930
Less: Current maturities of long-term debt	21	26

Long-term debt, less current maturities	$51,345	$50,904

(1)	As of December 31, 2019, these notes were classified as long-term as management had the intent and ability to refinance the borrowings on a long-term basis. The notes were redeemed in January 2020.
(2)	As of December 31, 2020, these notes were classified as long-term as management had the intent and ability to refinance the borrowings on a long-term basis.

The following table reflects future maturities of long-term debt for each of the next five years and thereafter. These amounts exclude $289 million in unamortized net premiums, fair value adjustments and deferred debt issuance costs:

2021	$1,420
2022	5,731
2023	7,287
2024	4,598
2025	2,408
Thereafter	30,211

Total	$51,655

Long-term debt reflected on our consolidated balance sheets includes fair value adjustments related to interest rate swaps, which represent fair value adjustments that had been recorded in connection with fair value hedge accounting prior to the termination of the interest rate swap.

Notes and Debentures

ETO Senior Notes

The ETO senior notes were registered under the Securities Act of 1933 (as amended). The Partnership may redeem some or all of the ETO senior notes at any time, or from time to time, pursuant to the terms of the indenture and related indenture supplements related to the ETO senior notes. The balance is payable upon maturity. Interest on the ETO senior notes is paid semi-annually.

The ETO senior notes are unsecured obligations of the Partnership and as a result, the ETO senior notes effectively rank junior to any future indebtedness of ours or our subsidiaries that is both secured and unsubordinated to the extent of the value of the assets securing such indebtedness, and the ETO senior notes effectively rank junior to all indebtedness and other liabilities of our existing and future subsidiaries.

ETO January 2020 Senior Notes Offering and Redemption

On January 22, 2020, ETO completed a registered offering (the “January 2020 Senior Notes Offering”) of $1.00 billion aggregate principal amount of the Partnership’s 2.900% Senior Notes due 2025, $1.50 billion aggregate principal amount of the Partnership’s 3.750% Senior Notes due 2030 and $2.00 billion aggregate principal amount of the Partnership’s 5.000% Senior Notes due 2050, (collectively, the “Notes”). The Notes are fully and unconditionally guaranteed by the Partnership’s wholly-owned subsidiary, Sunoco Logistics Operations, on a senior unsecured basis.

Utilizing proceeds from the January 2020 Senior Notes Offering, ETO redeemed its $400 million aggregate principal amount of 5.75% Senior Notes due September 1, 2020, its $1.05 billion aggregate principal amount of 4.15% Senior Notes due October 1, 2020, its $1.14 billion aggregate principal amount of 7.50% Senior Notes due October 15, 2020, its $250 million aggregate principal amount of 5.50% Senior Notes due February 15, 2020, ET’s $52 million aggregate principal amount of 7.50% Senior Notes due October 15, 2020 and Transwestern’s $175 million aggregate principal amount of 5.36% Senior Notes due December 9, 2020.

Transwestern Senior Notes

The Transwestern senior notes are redeemable at any time in whole or pro rata, subject to a premium or upon a change of control event or an event of default, as defined. The balance is payable upon maturity. Interest is paid semi-annually.

Sunoco LP November 2020 Senior Notes Offering and Repurchase

On November 9, 2020, Sunoco LP completed a private offering of $800 million in aggregate principal amount of 4.500% senior notes due 2029. Sunoco LP used the proceeds to fund the tender offer on its 4.875% $1 billion senior notes due 2023. Approximately 56% of the 2023 senior notes were tendered. On January 15, 2021, Sunoco LP repurchased the remaining outstanding portion of its 2023 senior notes.

Credit Facilities, Term Loan and Commercial Paper

ETO Term Loan

On October 17, 2019, ETO entered into a term loan credit agreement (the “ETO Term Loan”) providing for a $2.00 billion three-year term loan credit facility. Borrowings under the term loan agreement mature on October 17, 2022 and are available for working capital purposes and for general partnership purposes. The term loan agreement is unsecured and is guaranteed by our subsidiary, Sunoco Logistics Operations.

As of December 31, 2020, the ETO Term Loan had $2.00 billion outstanding and was fully drawn. The weighted average interest rate on the total amount outstanding as of December 31, 2020 was 1.15%.

ETO Five-Year Credit Facility

ETO’s revolving credit facility (the “ETO Five-Year Credit Facility”) allows for unsecured borrowings up to $5.00 billion and matures on December 1, 2023. The ETO Five-Year Credit Facility contains an accordion feature, under which the total aggregate commitment may be increased up to $6.00 billion under certain conditions.

As of December 31, 2020, the ETO Five-Year Credit Facility had $3.10 billion outstanding, of which $1.66 billion was commercial paper. The amount available for future borrowings was $1.79 billion after accounting for outstanding letters of credit in the amount of $109 million. The weighted average interest rate on the total amount outstanding as of December 31, 2020 was 1.12%.

ETO 364-Day Facility

ETO’s 364-day revolving credit facility (the “ETO 364-Day Facility”) allows for unsecured borrowings up to $1.00 billion and matures on November 26, 2021. As of December 31, 2020, the ETO 364-Day Facility had no outstanding borrowings.

Sunoco LP Credit Facility

Sunoco LP maintains a $1.50 billion revolving credit facility (the “Sunoco LP Credit Facility”). As of December 31, 2020, the Sunoco LP Credit Facility had no outstanding borrowings and $8 million in standby letters of credit. The amount available for future borrowings was $1.5 billion at December 31, 2020.

USAC Credit Facility

USAC maintains a $1.60 billion revolving credit facility (the “USAC Credit Facility”), which matures on April 2, 2023 and permits up to $400 million of future increases in borrowing capacity. As of December 31, 2020, USAC had $474 million of outstanding borrowings and no outstanding letters of credit under the credit agreement. As of December 31, 2020, USAC had $1.1 billion of availability under its credit facility. The weighted average interest rate on the total amount outstanding as of December 31, 2020 was 3.27%.

Energy Transfer Canada Credit Facilities

Energy Transfer Canada is party to a credit agreement providing for a C$350 million (US$275 million at the December 31, 2020 exchange rate) senior secured term loan facility, a C$525 million (US$412 million at the December 31, 2020 exchange rate) senior secured revolving credit facility, and a C$300 million (US$236 million at the December 31, 2020 exchange rate) senior secured construction loan facility (the “KAPS Facility”). The term loan facility and the revolving credit facility mature on February 25, 2024. The KAPS Facility matures on June 13, 2024. Energy Transfer Canada may incur additional term loans and revolving commitments in an aggregate amount not to exceed C$250 million (US$196 million at the December 31, 2020 exchange rate), subject to receiving commitments for such additional term loans or revolving commitments from either new lenders or increased commitments from existing lenders.

Covenants Related to Our Credit Agreements

Covenants Related to ETO

The agreements relating to the ETO senior notes contain restrictive covenants customary for an issuer with an investment-grade rating from the rating agencies, which covenants include limitations on liens and a restriction on sale-leaseback transactions.

The ETO Credit Facilities (defined as the ETO Term Loan, ETO Five-Year Credit Facility and ETO 364-Day Credit Facility) contain covenants that limit (subject to certain exceptions) the Partnership’s and certain of the Partnership’s subsidiaries’ ability to, among other things:

•	incur indebtedness;

•	grant liens;

•	enter into mergers;

•	dispose of assets;

•	make certain investments;

•

make Distributions (as defined in the ETO Credit Facilities) during certain Defaults (as defined in the ETO Credit Facilities) and during any Event of Default (as defined in the ETO Credit Facilities);

•	engage in business substantially different in nature than the business currently conducted by the Partnership and its subsidiaries;

•	engage in transactions with affiliates; and

•	enter into restrictive agreements.

The ETO Credit Facilities applicable margin and rate used in connection with the interest rates and commitment fees, respectively, are based on the credit ratings assigned to our senior, unsecured, non-credit enhanced long-term debt. The applicable margin for eurodollar rate loans under the ETO Five-Year Credit Facility ranges from 1.125% to 2.000% and the applicable margin for base rate loans ranges from 0.125% to 1.000%. The applicable rate for commitment fees under the ETO Five-Year Credit Facility ranges from 0.125% to 0.300%. The applicable margin for eurodollar rate loans under the ETO 364-Day Facility ranges from 1.500% to 2.000% and the applicable margin for base rate loans ranges from 0.500% to 1.000%. The applicable rate for commitment fees under the ETO 364-Day Facility ranges from 0.125% to 0.225%.

The ETO Credit Facilities contain various covenants including limitations on the creation of indebtedness and liens and related to the operation and conduct of our business. The ETO Credit Facilities also limit us, on a rolling four quarter basis, to a maximum Consolidated Funded Indebtedness to Consolidated EBITDA ratio, as defined in the underlying credit agreements, of 5.0 to 1, which can generally be increased to 5.5 to 1 during a Specified Acquisition Period. Our Leverage Ratio was 4.31 to 1 at December 31, 2020, as calculated in accordance with the credit agreements.

The agreements relating to the Transwestern senior notes contain certain restrictions that, among other things, limit the incurrence of additional debt, the sale of assets and the payment of dividends and specify a maximum debt to capitalization ratio.

Failure to comply with the various restrictive and affirmative covenants of our revolving credit facilities could require us to pay debt balances prior to scheduled maturity and could negatively impact the Partnership’s or our subsidiaries’ ability to incur additional debt and/or our ability to pay distributions to Unitholders.

Covenants Related to Panhandle

Panhandle is not party to any lending agreement that would accelerate the maturity date of any obligation due to a failure to maintain any specific credit rating, nor would a reduction in any credit rating, by itself, cause an event of default under any of Panhandle’s lending agreements.

Panhandle’s restrictive covenants include restrictions on liens securing debt and guarantees and restrictions on mergers and on the sales of assets. A breach of any of these covenants could result in acceleration of Panhandle’s debt.

Covenants Related to Sunoco LP

The Sunoco LP Credit Facility contains various customary representations, warranties, covenants and events of default, including a change of control event of default, as defined therein. Sunoco LP’s Credit Facility requires Sunoco LP to maintain a Net Leverage Ratio of not more than 5.5 to 1. The maximum Net Leverage Ratio is subject to upwards adjustment of not more than 6.0 to 1 for a period not to exceed three fiscal quarters in the event Sunoco LP engages in certain specified acquisitions of not less than $50 million (as permitted under Sunoco LP’s Credit Facility agreement). The Sunoco LP Credit Facility also requires Sunoco LP to maintain an Interest Coverage Ratio (as defined in the Sunoco LP’s Credit Facility agreement) of not less than 2.25 to 1.

Covenants Related to USAC

The USAC Credit Facility contains covenants that limit (subject to certain exceptions) USAC’s ability to, among other things:

•	grant liens;

•	make certain loans or investments;

•	incur additional indebtedness or guarantee other indebtedness;

•	merge or consolidate;

•	sell our assets; or

•	make certain acquisitions.

The credit facility is also subject to the following financial covenants, including covenants requiring us to maintain:

•	a minimum EBITDA to interest coverage ratio of 2.5 to 1.0, determined as of the last day of each fiscal quarter; and

•

a maximum funded debt to EBITDA ratio, determined as of the last day of each fiscal quarter, for the annualized trailing three months of (i) 5.75 to 1 through the end of the fiscal quarter ending December 31, 2020 and (ii) 5.5 to 1 for the fiscal quarters ending March 31, 2021 and June 30, 2021, (iii) 5.25 to 1 for the fiscal quarters ending September 30, 2021 and December 31, 2021 and (iv) 5.0 to 1 thereafter, subject to a provision for increases to such thresholds, in the case of any fiscal quarter ending September 30, 2021 or thereafter, by 0.50 in connection with certain future acquisitions for the six consecutive month period following the period in which any such acquisition occurs, provided that, in any event, such ratio shall not exceed 5.5 to 1.

Covenants Related to the HFOTCO Tax Exempt Notes

The indentures covering HFOTCO’s tax exempt notes due 2050 (“IKE Bonds”) include customary representations and warranties and affirmative and negative covenants. Such covenants include limitations on the creation of new liens, indebtedness, making of certain restricted payments and payments on indebtedness, making certain dispositions, making material changes in business activities, making fundamental changes including liquidations, mergers or consolidations, making certain investments, entering into certain transactions with affiliates, making amendments to certain credit or organizational agreements, modifying the fiscal year, creating or dealing with hazardous materials in certain ways, entering into certain hedging arrangements, entering into certain restrictive agreements, funding or engaging in sanctioned activities, taking actions or causing the trustee to take actions that materially adversely affect the rights, interests, remedies or security of the bondholders, taking actions to remove the trustee, making certain amendments to the bond documents, and taking actions or omitting to take actions that adversely impact the tax exempt status of the IKE Bonds.

Compliance with our Covenants

We and our subsidiaries were in compliance with all requirements, tests, limitations, and covenants related to our debt agreements as of December 31, 2020.

6.	REDEEMABLE NONCONTROLLING INTERESTS

Certain redeemable noncontrolling interests in the Partnership’s subsidiaries are reflected as mezzanine equity on the consolidated balance sheet. Redeemable noncontrolling interests as of December 31, 2020 included a balance of $477 million related to the USAC Preferred Units described below and a balance of $15 million related to noncontrolling interest holders in one of the Partnership’s consolidated subsidiaries that have the option to sell their interests to the Partnership. In addition, redeemable noncontrolling interests includes a balance of $270 million in Energy Transfer Canada preferred shares contributed by ET subsequent to its acquisition of SemGroup.

USAC Series A Preferred Units

In 2018, USAC issued 500,000 USAC Preferred Units in a private placement at a price of $1,000 per USAC Preferred Unit, for total gross proceeds of $500 million in a private placement.

The USAC Preferred Units are entitled to receive cumulative quarterly distributions equal to $24.375 per USAC Preferred Unit, subject to increase in certain limited circumstances. The USAC Preferred Units will have a perpetual term, unless converted or redeemed. Certain portions of the USAC Preferred Units will be convertible into USAC common units at the election of the holders beginning in 2021. To the extent the holders of the USAC Preferred Units have not elected to convert their preferred units by the fifth anniversary of the issue date, USAC will have the option to redeem all or any portion of the USAC Preferred Units for cash. In addition, at any time on or after the tenth anniversary of the issue date, the holders of the USAC Preferred Units will have the right to require USAC to redeem all or any portion of the USAC Preferred Units, and the Partnership may elect to pay up to 50% of such redemption amount in USAC common units.

Energy Transfer Canada Redeemable Preferred Stock

Energy Transfer Canada has 300,000 shares of cumulative preferred stock issued and outstanding. The preferred stock is redeemable at Energy Transfer Canada’s option subsequent to January 3, 2021 at a redemption price of C$1,100 (US$864 at the December 31, 2020 exchange rate) per share. The preferred stock is redeemable by the holder contingent upon a change of control or liquidation of Energy Transfer Canada. The preferred stock is convertible to Energy Transfer Canada common shares in the event of an initial public offering by Energy Transfer Canada.

The preferred stock was recorded at fair value in connection with the SemGroup purchase accounting. Dividends on the preferred stock are payable in-kind through the quarter ending June 30, 2020. The dividends paid-in-kind increased the liquidation preference such that as of December 31, 2020, the preferred stock was convertible into 344,419 shares.

7.	EQUITY:

Limited Partner interests are represented by Common Units and other classes of units described below, as well as Series A Preferred Units, Series B Preferred Units, Series C Preferred Units, Series D Preferred Units, Series E Preferred Units, Series F Preferred Units, and Series G Preferred Units that entitle the holders thereof to the rights and privileges specified in the Partnership Agreement. No person is entitled to preemptive rights in respect of issuances of equity securities by us, except that ETP GP has the right, in connection with the issuance of any equity security by us, to purchase equity securities on the same terms as equity securities are issued to third parties sufficient to enable ETP GP and its affiliates to maintain the aggregate percentage equity interest in us as ETP GP and its affiliates owned immediately prior to such issuance.

Class K Units

As of December 31, 2020, a total of 101.5 million Class K Units were held by wholly-owned subsidiaries of ETO. Each Class K Unit is entitled to a quarterly cash distribution of $0.67275 per Class K Unit prior to ETO making distributions of available cash to any class of units, excluding any cash available distributions or dividends or capital stock sales proceeds received by ETO from ETP Holdco. If the Partnership is unable to pay the Class K Unit quarterly distribution with respect to any quarter, the accrued and unpaid distributions will accumulate until paid and any accumulated balance will accrue 1.5% per annum until paid.

Class L Units

On December 31, 2018, ETO issued a new class of limited partner interests titled Class L Units to two wholly-owned subsidiaries of the Partnership when the Partnership’s previously outstanding Class E units and Class G units held by such subsidiaries were converted into Class L Units. As a result of the conversion, the Class E units and Class G units were cancelled.

The Class L Units generally do not have any voting rights. The Class L Units are entitled to aggregate cash distributions equal to 7.65% per annum of the total amount of cash generated by us and our subsidiaries, other than ETP Holdco, and available for distribution. Distributions shall be paid quarterly, in arrears, within 45 days after the end of each quarter. As the Class L Units are owned by a wholly-owned subsidiary, the cash distributions on those units are eliminated in our consolidated financial statements.

Class M Units

On July 1, 2019, ETO issued a new class of limited partner interests titled Class M Units to ETP Holdco, a wholly-owned subsidiary of the Partnership, in exchange for the contribution of ETP Holdco’s equity ownership interest in Panhandle to the Partnership.

The Class M Units generally do not have any voting rights. The Class M Units are entitled to aggregate cash distributions equal to 8.00% per annum of the total amount of cash generated by us and our subsidiaries, other than ETP Holdco, and available for distribution. Distributions shall be paid quarterly, in arrears, within 45 days after the end of each quarter. As the Class M Units are owned by a wholly-owned subsidiary, the cash distributions on those units are eliminated in our consolidated financial statements.

Class N Units

In April and May, 2020, ETO issued a new class of limited partner interests titles Class N Units in connection with a series of internal transactions to simplify its capital structure. All of the Class N Units are held by ETP Holdco.

The Class N Units generally do not have any voting rights. each Class N Unit is entitled to a quarterly cash distribution of $0.2375 per Class N Unit prior to ETO making distributions of available cash to any class of units, excluding any cash available distributions or dividends or capital stock sales proceeds received by ETO from ETP Holdco. Distributions shall be paid quarterly, in arrears, within 45 days after the end of each quarter. If the Partnership is unable to pay the Class N Unit quarterly distribution with respect to any quarter, the accrued and unpaid distributions will accumulate until paid and any accumulated balance will accrue 1.5% per annum until paid. As the Class N Units are owned by a wholly-owned subsidiary, the cash distributions on those units are eliminated in our consolidated financial statements.

ETO Preferred Units

As of December 31, 2020 and 2019, our outstanding preferred units included 950,000 Series A Preferred Units, 550,000 Series B Preferred Units, 18,000,000 Series C Preferred Units, 17,800,000 Series D Preferred Units and 32,000,000 Series E Preferred Units. As of December 31, 2020, our outstanding preferred units also included 500,000 Series F Preferred Units and 1,100,000 Series G Preferred Units.

The following table summarizes changes in the amounts of our Series A, Series B, Series C, Series D, Series E, Series F and Series G preferred units for the years ended December 31, 2020, 2019 and 2018 were as follows:

	Preferred Unitholders
	Series A	Series B	Series C	Series D	Series E	Series F	Series G	Total
Balance, December 31, 2017	$944	$547	$—	$—	$—	$—	$—	$1,491
Distributions to partners	(44)	(27)	(18)	(11)	—	—	—	(100)
Units issued for cash	—	—	436	431	—	—	—	867
Other, net	(1)	—	(1)	(1)	—	—	—	(3)
Net income	59	36	23	15	—	—	—	133

Balance, December 31, 2018	958	556	440	434	—	—	—	2,388
Distributions to partners	(59)	(37)	(33)	(34)	(34)	—	—	(197)
Units issued for cash	—	—	—	—	780	—	—	780
Other, net	—	—	—	—	(1)	—	—	(1)
Net income	59	37	33	34	41	—	—	204

Balance, December 31, 2019	958	556	440	434	786	—	—	3,174
Distributions to partners	(59)	(37)	(33)	(34)	(61)	(27)	(64)	(315)
Units issued for cash	—	—	—	—	—	494	1,086	1,580
Other, net	—	—	—	—	—	(2)	(2)	(4)
Net income	59	37	33	34	61	31	74	329

Balance, December 31, 2020	$958	$556	$440	$434	$786	$496	$1,094	$4,764

ETO Series A Preferred Units

Distributions on the Series A Preferred Units will accrue and be cumulative from and including the date of original issue to, but excluding, February 15, 2023, at a rate of 6.250% per annum of the stated liquidation preference of $1,000. On and after February 15, 2023, distributions on the Series A Preferred Units will accumulate at a percentage of the $1,000 liquidation preference equal to an annual floating rate of the three-month LIBOR, determined quarterly, plus a spread of 4.028% per annum. The Series A Preferred Units are redeemable at ETO’s option on or after February 15, 2023 at a redemption price of $1,000 per Series A Preferred Unit, plus an amount equal to all accumulated and unpaid distributions thereon to, but excluding, the date of redemption.

ETO Series B Preferred Units

Distributions on the Series B Preferred Units will accrue and be cumulative from and including the date of original issue to, but excluding, February 15, 2028, at a rate of 6.625% per annum of the stated liquidation preference of $1,000. On and after February 15, 2028, distributions on the Series B Preferred Units will accumulate at a percentage of the $1,000 liquidation preference equal to an annual floating rate of the three-month LIBOR, determined quarterly, plus a spread of 4.155% per annum. The Series B Preferred Units are redeemable at ETO’s option on or after February 15, 2028 at a redemption price of $1,000 per Series B Preferred Unit, plus an amount equal to all accumulated and unpaid distributions thereon to, but excluding, the date of redemption.

ETO Series C Preferred Units

Distributions on the Series C Preferred Units will accrue and be cumulative from and including the date of original issue to, but excluding, May 15, 2023, at a rate of 7.375% per annum of the stated liquidation preference of $25. On and after May 15, 2023, distributions on the Series C Preferred Units will accumulate at a percentage of the $25 liquidation preference equal to an annual floating rate of the three-month LIBOR, determined quarterly, plus a spread of 4.530% per annum. The Series C Preferred Units are redeemable at ETO’s option on or after May 15, 2023 at a redemption price of $25 per Series C Preferred Unit, plus an amount equal to all accumulated and unpaid distributions thereon to, but excluding, the date of redemption.

ETO Series D Preferred Units

Distributions on the Series D Preferred Units will accrue and be cumulative from and including the date of original issue to, but excluding, August 15, 2023, at a rate of 7.625% per annum of the stated liquidation preference of $25. On and after August 15, 2023, distributions on the Series D Preferred Units will accumulate at a percentage of the $25 liquidation preference equal to an annual floating rate of the three-month LIBOR, determined quarterly, plus a spread of 4.738% per annum. The Series D Preferred Units are redeemable at ETO’s option on or after August 15, 2023 at a redemption price of $25 per Series D Preferred Unit, plus an amount equal to all accumulated and unpaid distributions thereon to, but excluding, the date of redemption.

ETO Series E Preferred Units

Distributions on the Series E Preferred Units will accrue and be cumulative from and including the date of original issue to, but excluding, May 15, 2024, at a rate of 7.600% per annum of the stated liquidation preference of $25. On and after May 15, 2024, distributions on the Series E Preferred Units will accumulate at a percentage of the $25 liquidation preference equal to an annual floating rate of the three-month LIBOR, determined quarterly, plus a spread of 5.161% per annum. The Series E Preferred Units are redeemable at ETO’s option on or after May 15, 2024 at a redemption price of $25 per Series E Preferred Unit, plus an amount equal to all accumulated and unpaid distributions thereon to, but excluding, the date of redemption.

ETO Series F Preferred Units

On January 22, 2020, the Partnership issued 500,000 of its 6.750% Series F Fixed-Rate Reset Cumulative Redeemable Perpetual Preferred Units representing limited partner interest in the Partnership, at a price to the public of $1,000 per unit. Distributions on the Series F Preferred Units are cumulative from and including the original issue date and will be payable semi-annually in arrears on the 15th day of May and November of each year, commencing on May 15, 2020 to, but excluding, May 15, 2025, at a rate equal to 6.750% per annum of the $1,000 liquidation preference. On and after May 15, 2025, the distribution rate on the Series F Preferred Units will equal a percentage of the $1,000 liquidation preference equal to the five-year U.S. treasury rate plus a spread of 5.134% per annum. The Series F Preferred Units are redeemable at ETO’s option on or after May 15, 2025 at a redemption price of $1,000 per Series F Preferred Unit, plus an amount equal to all accumulated and unpaid distributions thereon to, but excluding, the date of redemption.

ETO Series G Preferred Units

On January 22, 2020, the Partnership issued 1,100,000 of its 7.125% Series G Fixed-Rate Reset Cumulative Redeemable Perpetual Preferred Units representing limited partner interest in the Partnership, at a price to the public of $1,000 per unit. Distributions on the Series G Preferred Units are cumulative from and including the original issue date and will be payable semi-annually in arrears on the 15th day of May and November of each year, commencing on May 15, 2020 to, but excluding, May 15, 2030, at a rate equal to 7.125% per annum of the $1,000 liquidation preference. On and after May 15, 2030, the distribution rate on the Series G Preferred Units will equal a percentage of the $1,000 liquidation preference equal to the five-year U.S. treasury rate plus a spread of 5.306% per annum. The Series G Preferred Units are redeemable at ETO’s option on or after May 15, 2030 at a redemption price of $1,000 per Series G Preferred Unit, plus an amount equal to all accumulated and unpaid distributions thereon to, but excluding, the date of redemption.

Subsidiary Equity Transactions

Sunoco LP’s Equity Distribution Program

Sunoco LP is party to an equity distribution agreement for an at-the-market (“ATM”) offering pursuant to which Sunoco LP may sell its common units from time to time. For the years ended December 31, 2020, 2019 and 2018, Sunoco LP issued no units under its ATM program. As of December 31, 2020, $295 million of Sunoco LP common units remained available to be issued under the currently effective equity distribution agreement.

USAC’s Distribution Reinvestment Program

During the year ended December 31, 2020 and 2019, distributions of $1.9 million and $1 million, respectively, were reinvested under the USAC distribution reinvestment program resulting in the issuance of approximately 188,695 and 60,584 USAC common units, respectively.

USAC’s Warrant Private Placement

On April 2, 2018, USAC issued two tranches of warrants to purchase USAC common units (the “USAC Warrants”), which included USAC Warrants to purchase 5,000,000 common units with a strike price of $17.03 per unit and USAC Warrants to purchase 10,000,000 common units with a strike price of $19.59 per unit. The USAC Warrants may be exercised by the holders thereof at any time beginning on the one year anniversary of the closing date and before the tenth anniversary of the closing date. Upon exercise of the USAC Warrants, USAC may, at its option, elect to settle the USAC Warrants in common units on a net basis.

USAC’s Class B Units

The USAC Class B Units, all of which are owned by ETO, are a new class of partnership interests of USAC that have substantially all of the rights and obligations of a USAC common unit, except the USAC Class B Units will not participate in distributions for the first four quarters following the closing date of the USAC Transaction on April 2, 2018. Each USAC Class B Unit automatically converted into one USAC common unit on the first business day following the record date attributable to the quarter ending June 30, 2019.

On July 30, 2019, the 6,397,965 USAC Class B units held by the Partnership converted into 6,397,965 common units representing limited partner interests in USAC. These common units participate in distributions declared by USAC.

Cash Distributions

ETO Preferred Unit Distributions

Distributions on the ETO’s Series A, Series B, Series C, Series D and Series E preferred units declared and/or paid by ETO were as follows:

Period Ended	Record Date	Payment Date	Series A (1)	Series B (1)	Series C		Series D		Series E		Series F (1)		Series G (1)
June 30, 2018	August 1, 2018	August 15, 2018	$31.2500	$33.1250	$0.5634	*	$—		$—		$—		$—
September 30, 2018	November 1, 2018	November 15, 2018	—	—	0.4609		0.5931	*	—		—		—
December 31, 2018	February 1, 2019	February 15, 2019	31.2500	33.1250	0.4609		0.4766		—		—		—
March 31, 2019	May 1, 2019	May 15, 2019	—	—	0.4609		0.4766		—		—		—
June 30, 2019	August 1, 2019	August 15, 2019	31.2500	33.1250	0.4609		0.4766		0.5806	*	—		—
September 30, 2019	November 1, 2019	November 15, 2019	—	—	0.4609		0.4766		0.4750		—		—
December 31, 2019	February 3, 2020	February 18, 2020	31.2500	33.1250	0.4609		0.4766		0.4750		—		—
March 31, 2020	May 1, 2020	May 15, 2020	—	—	0.4609		0.4766		0.4750		21.19	*	22.36	*
June 30, 2020	August 3, 2020	August 17, 2020	31.2500	33.1250	0.4609		0.4766		0.4750		—		—
September 30, 2020	November 2, 2020	November 15, 2020	—	—	0.4609		0.4766		0.4750		33.75		35.625
December 31, 2020	February 1, 2021	February 16, 2021	31.2500	33.1250	0.4609		0.4766		0.4750		—		—

*	Represent prorated initial distributions.
(1)	ETO Series A Preferred Unit, ETO Series B Preferred Unit, ETO Series F Preferred Unit and ETO Series G Preferred Unit distributions are paid on a semi-annual basis.

Sunoco LP Cash Distributions

The following table illustrates the percentage allocations of available cash from operating surplus between Sunoco LP’s common unitholders and the holder of its IDRs based on the specified target distribution levels, after the payment of distributions to Class C unitholders. The amounts set forth under “marginal percentage interest in distributions” are the percentage interests of the IDR holder and the common unitholders in any available cash from operating surplus which Sunoco LP distributes up to and including the corresponding amount in the column “total quarterly distribution per unit target amount.” The percentage interests shown for common unitholders and IDR holder for the minimum quarterly distribution are also applicable to quarterly distribution amounts that are less than the minimum quarterly distribution.

		Marginal Percentage Interest in Distributions
	Total Quarterly Distribution Target Amount	Common Unitholders	Holder of IDRs
Minimum Quarterly Distribution	$0.4375	100%	—%
First Target Distribution	$0.4375 to $0.503125	100%	—%
Second Target Distribution	$0.503125 to $0.546875	85%	15%
Third Target Distribution	$0.546875 to $0.656250	75%	25%
Thereafter	Above $0.656250	50%	50%

Distributions on Sunoco LP’s units declared and/or paid by Sunoco LP were as follows:

Quarter Ended	Record Date	Payment Date	Rate
December 31, 2017	February 6, 2018	February 14, 2018	$0.8255
March 31, 2018	May 7, 2018	May 15, 2018	0.8255
June 30, 2018	August 7, 2018	August 15, 2018	0.8255
September 30, 2018	November 6, 2018	November 14, 2018	0.8255
December 31, 2018	February 6, 2019	February 14, 2019	0.8255
March 31, 2019	May 7, 2019	May 15, 2019	0.8255
June 30, 2019	August 6, 2019	August 14, 2019	0.8255
September 30, 2019	November 5, 2019	November 19, 2019	0.8255
December 31, 2019	February 7, 2020	February 19, 2020	0.8255
March 31, 2020	May 7, 2020	May 19, 2020	0.8255
June 30, 2020	August 7, 2020	August 19, 2020	0.8255
September 30, 2020	November 6, 2020	November 19, 2020	0.8255
December 31, 2020	February 8, 2021	February 19, 2021	0.8255

USAC Cash Distributions

Subsequent to the Energy Transfer Merger and USAC Transactions described in Note 1 and Note 3, respectively, ETO owned approximately 39.7 million USAC common units and 6.4 million USAC Class B units. Subsequent to the conversion of the USAC Class B Units to USAC common units on July 30, 2019, ETO owns approximately 46.1 million USAC common units. As of December 31, 2020, USAC had approximately 97.0 million common units outstanding. USAC currently has a non-economic general partner interest and no outstanding IDRs.

Distributions on USAC’s units declared and/or paid by USAC subsequent to the USAC transaction on April 2, 2018 were as follows:

Quarter Ended	Record Date	Payment Date	Rate
March 31, 2018	May 1, 2018	May 11, 2018	$0.5250
June 30, 2018	July 30, 2018	August 10, 2018	0.5250
September 30, 2018	October 29, 2018	November 9, 2018	0.5250
December 31, 2018	January 28, 2019	February 8, 2019	0.5250
March 31, 2019	April 29, 2019	May 10, 2019	0.5250
June 30, 2019	July 29, 2019	August 9, 2019	0.5250
September 30, 2019	October 28, 2019	November 8, 2019	0.5250
December 31, 2019	January 27, 2020	February 7, 2020	0.5250
March 31, 2020	April 27, 2020	May 8, 2020	0.5250
June 30, 2020	July 31, 2020	August 10, 2020	0.5250
September 30, 2020	October 26, 2020	November 6, 2020	0.5250
December 31, 2020	January 25, 2021	February 5, 2021	0.5250

Accumulated Other Comprehensive Income

The following table presents the components of AOCI, net of tax:

	December 31,
	2020	2019
Available-for-sale securities	$18	$13
Foreign currency translation adjustment	7	(5)
Actuarial loss related to pensions and other postretirement benefits	(7)	(25)
Investments in unconsolidated affiliates, net	(14)	(1)

Subtotal	4	(18)
Amounts attributable to noncontrolling interest	2	—

Total AOCI, net of tax	$6	$(18)

The table below sets forth the tax amounts included in the respective components of other comprehensive income:

	December 31,
	2020	2019
Available-for-sale securities	$(1)	$(1)
Foreign currency translation adjustment	8	2
Actuarial loss relating to pension and other postretirement benefits	3	8

Total	$10	$9

8.	NON-CASH COMPENSATION PLANS:

ETO Long-Term Incentive Plan

We have previously issued equity incentive plans for employees, officers and directors, which provide for various types of awards, including options to purchase ETO Common Units, restricted units, phantom units, distribution equivalent rights (“DERs”), Common Unit appreciation rights, and other unit-based awards.

The Partnership does not currently have any equity compensation plans. In connection with the Energy Transfer Merger in October 2018, all of the Partnership’s equity compensation plans, as well as the Partnership’s obligations under those plans, were assumed by ET. The Partnership recorded stock compensation expense of $121 million, $113 million, and $105 million for the years ended December 31, 2020, 2019 and 2018, respectively.

Subsidiary Long-Term Incentive Plans

Each of Sunoco LP and USAC has granted restricted or phantom unit awards (collectively, the “Subsidiary Unit Awards”) to employees and directors that entitle the grantees to receive common units of the respective subsidiary. In some cases, at the discretion of the respective subsidiary’s compensation committee, the grantee may instead receive an amount of cash equivalent to the value of common units upon vesting. Substantially all of the Subsidiary Unit Awards are time-vested grants, which generally vest over a three or five-year period, that entitles the grantees of the unit awards to receive an amount of cash equal to the per unit cash distributions made by the respective subsidiaries during the period the restricted unit is outstanding.

The following table summarizes the activity of the Subsidiary Unit Awards:

	Sunoco LP		USAC
	Number of Units	Weighted Average Grant-Date Fair Value Per Unit	Number of Units	Weighted Average Grant-Date Fair Value Per Unit
Unvested awards as of December 31, 2019	2.1	$29.21	1.8	$15.09
Awards granted	0.7	28.63	0.7	12.55
Awards vested	(0.5)	30.47	(0.2)	17.27
Awards forfeited	(0.2)	29.11	(0.2)	15.36

Unvested awards as of December 31, 2020	2.1	28.63	2.1	14.88

The following table summarizes the weighted average grant-date fair value per unit award granted:

	Years Ended December 31,
	2020	2019	2018
Sunoco LP	$28.63	$30.70	$27.67
USAC	12.55	15.88	15.47

The total fair value of Subsidiary Unit Awards vested for the years ended December 31, 2020, 2019 and 2018 was $16 million, $17 million and $22 million, respectively, based on the market price of Sunoco LP and USAC common units as of the vesting date for the years ended December 31, 2020, 2019 and 2018. As of December 31, 2020, estimated compensation cost related to Subsidiary Unit Awards not yet recognized was $39 million, and the weighted average period over which this cost is expected to be recognized in expense is 3.6 years.

9.	INCOME TAXES:

As a partnership, we are not subject to United States federal income tax and most state income taxes. However, the Partnership conducts certain activities through corporate subsidiaries which are subject to federal and state income taxes. The components of the federal and state income tax expense (benefit) of our taxable subsidiaries were summarized as follows:

	Years Ended December 31,
	2020	2019	2018
Current expense (benefit):
Federal	$(6)	$(20)	$(7)
State	32	(2)	20
Foreign	1	—	—

Total	27	(22)	13
Deferred expense (benefit):
Federal	178	176	183
State	41	45	(191)
Foreign	(7)	—	—

Total	212	221	(8)

Total income tax expense	$239	$199	$5

Historically, our effective tax rate has differed from the statutory rate primarily due to Partnership earnings that are not subject to United States federal and most state income taxes at the partnership level. A reconciliation of income tax expense at the United States statutory rate to the Partnership’s income tax benefit for the years ended December 31, 2020, 2019 and 2018 is as follows:

	Years Ended December 31,
	2020	2019	2018
Income tax expense at United States statutory rate	$116	$1,116	$861
Increase (reduction) in income taxes resulting from:
Partnership earnings not subject to tax	54	(925)	(730)
Noncontrolling interests	16	—	—
State income taxes (net of federal income tax effects)	58	14	(125)
Dividend received deduction	—	(3)	(5)
Foreign	(7)	—	—
Other	2	(3)	4

Income tax expense	$239	$199	$5

Deferred taxes result from the temporary differences between financial reporting carrying amounts and the tax basis of existing assets and liabilities. The table below summarizes the principal components of the deferred tax assets (liabilities) as follows:

	December 31,
	2020	2019
Deferred income tax assets:
Net operating losses, alternative minimum tax credit and other carryforwards	$1,047	$936
Pension and other postretirement benefits	—	7
Other	34	85

Total deferred income tax assets	1,081	1,028
Valuation allowance	(134)	(95)

Net deferred income tax assets	$947	$933

Deferred income tax liabilities:
Property, plant and equipment	$(263)	$(464)
Investments in affiliates	(3,994)	(3,547)
Trademarks	(77)	(72)
Other	(5)	(21)

Total deferred income tax liabilities	(4,339)	(4,104)

Net deferred income taxes	$(3,392)	$(3,171)

As of December 31, 2020, ETP Holdco had a federal net operating loss carryforward of $3.73 billion, of which $1.3 billion will expire in 2031 through 2037 while the remaining can be carried forward indefinitely. A total of $787 million of the federal net operating loss carryforward is limited under IRC §382. Although we expect to fully utilize the IRC §382 limited federal net operating loss, the amount utilized in a particular year may be limited. As of December 31, 2020, Sunoco Property Company LLC, a corporate subsidiary of Sunoco LP, had a state net operating loss carrryforward of $121 million, which we expect to fully utilize. Sunoco Property Company LLC has no federal net operating loss carryforward.

Our corporate subsidiaries have state net operating loss carryforward benefits of $174 million, net of federal tax, some of which will expire between 2021 and 2039, while others are carried forward indefinitely. Our corporate subsidiaries have Canadian net operating losses of $7 million that will begin to expire in 2033. Our corporate subsidiaries have cumulative excess business interest expense of $129 million available for carryforward indefinitely. A valuation allowance of $89 million is applicable to the state net operating loss carryforward benefits primarily attributable to significant restrictions on their use in the Commonwealth of Pennsylvania. A separate valuation allowance of $45 million is attributable to foreign tax credits.

The following table sets forth the changes in unrecognized tax benefits:

	Years Ended December 31,
	2020	2019	2018
Balance at beginning of year	$94	$624	$609
Additions attributable to tax positions taken in the current year	—	—	8
Additions attributable to tax positions taken in prior years	—	11	7
Reduction attributable to tax positions taken in prior years	—	(541)	—
Lapse of statute	(4)	—	—

Balance at end of year	$90	$94	$624

As of December 31, 2020, we have $90 million ($48 million after federal income tax benefits) related to tax positions which, if recognized, would impact our effective tax rate.

Our policy is to accrue interest expense and penalties on income tax underpayments (overpayments) as a component of income tax expense. During 2020, we recognized interest and penalties of $7 million. At December 31, 2020, we have interest and penalties accrued of $10 million, net of tax.

We appealed the adverse Court of Federal Claims decision against ETC Sunoco regarding the IRS’ denial of ethanol blending credits claims under Section 6426 to the Federal Circuit. The Federal Circuit affirmed the CFC’s denial on November 1, 2018. ETC Sunoco filed a petition for certiorari with the Supreme Court on May 24, 2019 to review the Federal Circuit’s affirmation of the CFC’s ruling, and the Court denied Sunoco’s petition on October 7, 2019. The petition for certiorari applied to ETC Sunoco’s 2004 through 2009 tax years, and 2010 through 2011 remained on extension with the IRS through September 28, 2020. We filed a petition for the 2010 and 2011 years in the Federal District Court for the Northern District of Texas on September 25, 2020. Due to the uncertainty surrounding the litigation, a reserve of $530 million was previously established for the full amount of the pending refund claims, and the receivable and reserve for this issue were netted in the consolidated balance sheet. Subsequent to the Supreme Court’s denial of the petition in October 2019, the receivable and reserve have been reversed, with no impact to the Partnership’s financial position and results of operations.

In November 2015, the Pennsylvania Commonwealth Court determined in Nextel Communications v. Commonwealth (“Nextel”) that the Pennsylvania limitation on NOL carryforward deductions violated the uniformity clause of the Pennsylvania Constitution and struck the NOL limitation in its entirety. In October 2017, the Pennsylvania Supreme Court affirmed the decision with respect to the uniformity clause violation; however, the Court reversed with respect to the remedy and instead severed the flat-dollar limitation, leaving the percentage-based limitation intact. Nextel subsequently filed a petition for writ of certiorari with the United States Supreme Court, and this was denied on June 11, 2018. Now certain Pennsylvania taxpayers are proceeding with litigation in Pennsylvania state courts on issues not addressed by the Pennsylvania Supreme Court in Nextel, specifically, whether the Due Process and Equal Protection Clauses of the United States Constitution and the Remedies Clause of the Pennsylvania Constitution require a court to grant the taxpayer relief. ETC Sunoco has recognized approximately $67 million ($53 million after federal income tax benefits) in tax benefit based on previously filed tax returns and certain previously filed tax returns and certain previously filed protective claims as relates to its cases currently held pending the Nextel matter. However, based upon the Pennsylvania Supreme Court’s October 2017 decision, and because of uncertainty in the breadth of the application of the decision, we have reserved $34 million ($27 million after federal income tax benefits) against the receivable.

In general, ETO and its subsidiaries are no longer subject to examination by the IRS, and most state jurisdictions, for the 2014 and prior tax years.

ETO and its subsidiaries also have various state and local income tax returns in the process of examination or administrative appeal in various jurisdictions. We believe the appropriate accruals or unrecognized tax benefits have been recorded for any potential assessment with respect to these examinations.

10.	REGULATORY MATTERS, COMMITMENTS, CONTINGENCIES AND ENVIRONMENTAL LIABILITIES:

FERC Proceedings

By order issued January 16, 2019, the FERC initiated a review of Panhandle’s existing rates pursuant to Section 5 of the Natural Gas Act (“NGA”) to determine whether the rates currently charged by Panhandle are just and reasonable and set the matter for hearing. On August 30, 2019, Panhandle filed a general rate proceeding under Section 4 of the NGA. The Natural Gas Act Section 5 and Section 4 proceedings were consolidated by the order of the Chief Judge dated October 1, 2019. A hearing in the combined proceedings commenced on August 25, 2020 and adjourned on September 15, 2020. By an order dated January 19, 2021, the Chief Judge has extended the deadline for the initial decision to March 2021.

Commitments

In the normal course of business, ETO purchases, processes and sells natural gas pursuant to long-term contracts and enters into long-term transportation and storage agreements. Such contracts contain terms that are customary in the industry. ETO believes that the terms of these agreements are commercially reasonable and will not have a material adverse effect on its financial position or results of operations.

Our joint venture agreements require that we fund our proportionate share of capital contributions to its unconsolidated affiliates. Such contributions will depend upon our unconsolidated affiliates’ capital requirements, such as for funding capital projects or repayment of long-term obligations.

We have certain non-cancelable rights-of-way (“ROW”) commitments, which require fixed payments and either expire upon our chosen abandonment or at various dates in the future. The table below reflects ROW expense included in operating expenses in the accompanying statements of operations:

	Years Ended December 31,
	2020	2019	2018
ROW expense	$47	$45	$46

PES Refinery Fire and Bankruptcy

We previously owned an approximately 7.4% indirect non-operating interest in PES, which owned a former refinery in Philadelphia. In addition, the Partnership previously provided logistics services to PES under commercial contracts and Sunoco LP previously purchased refined products from PES. In June 2019, an explosion and fire occurred at the refinery complex.

On July 21, 2019, PES Holdings, LLC and seven of its subsidiaries (collectively, the “Debtors”) filed voluntary petitions in the United States Bankruptcy Court for the District of Delaware seeking relief under the provisions of Chapter 11 of the United States Bankruptcy Code, as a result of the explosion and fire at the Philadelphia refinery complex. The Debtors have also defaulted on a $75 million note payable to a subsidiary of the Partnership. In June 2020, the Partnership received $12 million from PES on the note payable and recorded a reserve for the remaining $63 million note balance.

In addition, the Partnership’s subsidiaries retained certain environmental remediation liabilities when the refinery was sold to PES. As of December 31, 2020, the Partnership has funded these environmental remediation liabilities through its wholly-owned captive insurance company, based upon actuarially determined estimates for such costs, and these liabilities are included in the total environmental liabilities discussed below under “Environmental Remediation.” It may be necessary for the Partnership to record additional environmental remediation liabilities in the future depending upon the use of such property by the buyer; however, management is not currently able to estimate such additional liabilities.

PES has rejected certain of the Partnership’s commercial contracts pursuant to Section 365 of the Bankruptcy Code; however, the impact of the bankruptcy on the Partnership’s commercial contracts and related revenue loss (temporary or permanent) is unknown at this time. In addition, Sunoco LP has been successful at acquiring alternative supplies to replace fuel volume lost from PES and does not anticipate any material impact to its business going forward.

Litigation and Contingencies

We may, from time to time, be involved in litigation and claims arising out of our operations in the normal course of business. Natural gas and crude oil are flammable and combustible. Serious personal injury and significant property damage can arise in connection with their transportation, storage or use. In the ordinary course of business, we are sometimes threatened with or named as a defendant in various lawsuits seeking actual and punitive damages for product liability, personal injury and property damage. We maintain liability insurance with insurers in amounts and with coverage and deductibles management believes are reasonable and prudent, and which are generally accepted in the industry. However, there can be no assurance that the levels of insurance protection currently in effect will continue to be available at reasonable prices or that such levels will remain adequate to protect us from material expenses related to product liability, personal injury or property damage in the future.

We or our subsidiaries are a party to various legal proceedings and/or regulatory proceedings incidental to our businesses. For each of these matters, we evaluate the merits of the case, our exposure to the matter, possible legal or settlement strategies, the likelihood of an unfavorable outcome and the availability of insurance coverage. If we determine that an unfavorable outcome of a particular matter is probable and can be estimated, we accrue the contingent obligation, as well as any expected insurance recoverable amounts related to the contingency. As new information becomes available, our estimates may change. The impact of these changes may have a significant effect on our results of operations in a single period.

As of December 31, 2020 and 2019, accruals of approximately $77 million and $120 million, respectively, were reflected on our consolidated balance sheets related to contingent obligations that met both the probable and reasonably estimable criteria. In addition, we may recognize additional contingent losses in the future related to (i) contingent matters for which a loss is currently considered reasonably possible but not probable and/or (ii) losses in excess of amounts that have already been accrued for such contingent matters. In some of these cases, we are not able to estimate possible losses or a range of possible losses in excess of amounts accrued. For such matters where additional contingent losses can be reasonably estimated, the range of additional losses is estimated to be up to approximately $80 million.

The outcome of these matters cannot be predicted with certainty and there can be no assurance that the outcome of a particular matter will not result in the payment of amounts that have not been accrued for the matter. Furthermore, we may revise accrual amounts or our estimates of reasonably possible losses prior to resolution of a particular contingency based on changes in facts and circumstances or changes in the expected outcome.

Dakota Access Pipeline

On July 27, 2016, the Standing Rock Sioux Tribe (“SRST”) filed a lawsuit in the United States District Court for the District of Columbia (“District Court”) that challenged permits issued by the United States Army Corps of Engineers (“USACE”) that allowed Dakota Access, LLC (“Dakota Access”) to cross the Missouri River at Lake Oahe in North Dakota. The case was subsequently amended to challenge an easement issued by the USACE that allowed the pipeline to cross land owned by the USACE adjacent to the Missouri River. Dakota Access and the Cheyenne River Sioux Tribe (“CRST”) intervened. Separate lawsuits filed by the Oglala Sioux Tribe (“OST”) and the Yankton Sioux Tribe (“YST”) were consolidated with this action and several individual tribal members intervened (collectively, with SRST and CRST, the “Tribes”). On March 25, 2020, the District Court remanded the case back to the USACE for preparation of an Environment Impact Statement (“EIS”). On July 6, 2020, the District Court vacated the easement and ordered Dakota Access to be shut down and emptied of oil by August 5, 2020. Dakota Access and the USACE appealed to the United States Court of Appeals for the District of Columbia (“Court of Appeals”), which granted an administrative stay of the District Court’s July 6 order and ordered further briefing on whether to fully stay the July 6 order. On August 5, 2020, the Court of Appeals 1) granted a stay of the portion of the District Court order that required Dakota Access to shut the pipeline down and empty it of oil, 2) denied a motion to stay the March 25 order pending a decision on the merits by the Court of Appeals as to whether the USACE would be required to prepare an EIS, and 3) denied a motion to stay the District Court’s order to vacate the easement during this appeal process. The August 5 order also stated that the Court of Appeals expected the USACE to clarify its position with respect to whether the USACE intended to allow the continued operation of the pipeline notwithstanding the vacatur of the easement and that the District Court may consider additional relief, if necessary.

On August 10, 2020, the District Court ordered the USACE to submit a status report by August 31, 2020, clarifying its position with regard to its decision-making process with respect to the continued operation of the pipeline. On August 31, 2020, the USACE submitted a status report that indicated that it considered the presence of the pipeline at the Lake Oahe crossing without an easement to constitute an encroachment on federal land, and that it was still considering whether to exercise its enforcement discretion regarding this encroachment. Following the filing of this status report, the District Court ordered briefing on whether to enjoin the operation of the pipeline. That motion was fully briefed as of January 8, 2021. The District Court has yet to rule on this matter.

On January 26, 2021, the Court of Appeals affirmed the District Court’s March 25, 2020 order requiring an EIS and its July 6, 2020 order vacating the easement. In this same January 26 order, the Court of Appeals also overturned the District Court’s July 6, 2020 order that the pipeline shut down and be emptied of oil.

The District Court scheduled a status conference for February 10, 2021 to discuss the effects of the Court of Appeals’ January 26, 2021 order on the pending motion for injunctive relief, as well as USACE’s expectations as to how it will proceed regarding its enforcement discretion regarding the easement. At the request of the USACE, on February 9, 2021 the District Court granted a two-month continuance for the status conference until April 9, 2021.

The pipeline continues to operate pending rulings from the District Court. ET cannot determine when or how these lawsuits will be resolved or the impact they may have on the Dakota Access pipelines; however, ET expects after the law and complete record are fully considered, the issues in this litigation will be resolved in a manner that will allow the pipeline to continue to operate.

In addition, lawsuits and/or regulatory proceedings or actions of this or a similar nature could result in interruptions to construction or operations of current or future projects, delays in completing those projects and/or increased project costs, all of which could have an adverse effect on our business and results of operations.

Mont Belvieu Incident

On June 26, 2016, a hydrocarbon storage well located on another operator’s facility adjacent to Lone Star NGL LLC’s (“Lone Star”) facilities in Mont Belvieu, Texas experienced an over-pressurization resulting in a subsurface release. The subsurface release caused a fire at Lone Star’s South Terminal and damage to Lone Star’s storage well operations at its South and North Terminals. Normal operations have resumed at the facilities with the exception of one of Lone Star’s storage wells; however, Lone Star is still quantifying the extent of its incurred and ongoing damages and has obtained, and will continue to seek, reimbursement for these losses.

MTBE Litigation

ETC Sunoco Holdings LLC and Sunoco (R&M), LLC (collectively, “Sunoco Defendants”) are defendants in lawsuits alleging MTBE contamination of groundwater. The plaintiffs, state-level governmental entities, assert product liability, nuisance, trespass, negligence, violation of environmental laws, and/or deceptive business practices claims. The plaintiffs seek to recover compensatory damages, and in some cases also seek natural resource damages, injunctive relief, punitive damages, and attorneys’ fees.

As of December 31, 2020, Sunoco Defendants are defendants in five cases, including one case each initiated by the States of Maryland and Rhode Island, one by the Commonwealth of Pennsylvania and two by the Commonwealth of Puerto Rico. The more recent Puerto Rico action is a companion case alleging damages for additional sites beyond those at issue in the initial Puerto Rico action. The actions brought by the State of Maryland and Commonwealth of Pennsylvania have also named as defendants ETO, ETP Holdco Corporation, and Sunoco Partners Marketing & Terminals L.P. (“SPMT”).

It is reasonably possible that a loss may be realized in the remaining cases; however, we are unable to estimate the possible loss or range of loss in excess of amounts accrued. An adverse determination with respect to one or more of the MTBE cases could have a significant impact on results of operations during the period in which any such adverse determination occurs, but such an adverse determination likely would not have a material adverse effect on the Partnership’s consolidated financial position.

Regency Merger Litigation

On June 10, 2015, Adrian Dieckman (“Dieckman”), a purported Regency unitholder, filed a class action complaint related to the Regency-ETO merger (the “Regency Merger”) in the Court of Chancery of the State of Delaware (the “Regency Merger Litigation”), on behalf of Regency’s common unitholders against Regency GP LP, Regency GP LLC, ET, ETO, ETP GP, and the members of Regency’s board of directors.

The Regency Merger Litigation alleges that the Regency Merger breached the Regency partnership agreement. On March 29, 2016, the Delaware Court of Chancery granted the defendants’ motion to dismiss the lawsuit in its entirety. Plaintiff appealed, and the Delaware Supreme Court reversed the judgment of the Court of Chancery. Plaintiff then filed an Amended Verified Class Action Complaint, which defendants moved to dismiss. The Court of Chancery granted in part and denied in part the motions to dismiss, dismissing the claims against all defendants other than Regency GP LP and Regency GP LLC (the “Regency Defendants”). The Court of Chancery later granted plaintiff’s unopposed motion for class certification. Trial was held on December 10-16, 2019, and a post-trial hearing was held on May 6, 2020. On February 15, 2021, the Court of Chancery ruled in favor of the Regency Defendants on both remaining counts at issue in this litigation.

The Regency Defendants cannot predict whether the plaintiff will appeal this decision.

Rover

On November 3, 2017, the State of Ohio and the Ohio Environmental Protection Agency (“Ohio EPA”) filed suit against Rover and other defendants seeking to recover civil penalties allegedly owed and certain injunctive relief related to permit compliance. The defendants filed several motions to dismiss, which were granted on all counts. The Ohio EPA appealed, and on December 9, 2019, the Fifth District Court of Appeals entered a unanimous judgment affirming the trial court. The Ohio EPA sought review from the Ohio Supreme Court, which the defendants opposed in briefs filed in February 2020. On April 22, 2020, the Ohio Supreme Court granted the Ohio EPA’s request for review. Briefing has concluded and oral argument was held on January 26, 2021.

Revolution

On September 10, 2018, a pipeline release and fire (the “Incident”) occurred on the Revolution Pipeline, a natural gas gathering line located in Center Township, Beaver County, Pennsylvania. There were no injuries. On February 8, 2019, the Pennsylvania Department of Environmental Protection (“PADEP”) issued a Permit Hold on any requests for approvals/permits or permit amendments for any project in Pennsylvania pursuant to the state’s water laws. The Partnership filed an appeal of the Permit Hold with the Pennsylvania Environmental Hearing Board. On January 3, 2020, the Partnership entered into a Consent Order and Agreement with the PADEP in which, among other things, the Permit Hold was lifted, the Partnership agreed to pay a $28.6 million civil penalty and fund a $2 million community environmental project, and all related appeals were withdrawn. On November 11, 2020, the PADEP issued an order that required additional approvals and work prior to placing the Revolution Pipeline back in service. The Partnership filed an appeal of this order on December 8, 2020.

The Pennsylvania Office of Attorney General has commenced an investigation regarding the Incident, and the United States Attorney for the Western District of Pennsylvania has issued a federal grand jury subpoena for documents relevant to the Incident. The scope of these investigations is not further known at this time.

Chester County, Pennsylvania Investigation

In December 2018, the former Chester County District Attorney (the “Chester County DA”) sent a letter to the Partnership stating that his office was investigating the Partnership and related entities for “potential crimes” related to the Mariner East pipelines.

Subsequently, the matter was submitted to an Investigating Grand Jury in Chester County, Pennsylvania, which has issued subpoenas seeking documents and testimony. On September 24, 2019, the Chester County DA sent a Notice of Intent to the Partnership of its intent to pursue an abatement action if certain conditions were not remediated. The Partnership responded to the Notice of Intent within the proscribed time period.

In December 2019, the Chester County DA announced charges against a current employee related to the provision of security services. On June 25, 2020, a preliminary hearing was held on the charges against the employee, and the judge dismissed all charges.

Delaware County, Pennsylvania Investigation

On March 11, 2019, the Delaware County District Attorney’s Office (the “Delaware County DA”) announced that the Delaware County DA and the Pennsylvania Attorney General’s Office, at the request of the Delaware County DA, are conducting an investigation of alleged criminal misconduct involving the construction and related activities of the Mariner East pipelines in Delaware County. On March 16, 2020, the Pennsylvania Attorney General Office served a Statewide Investigating Grand Jury subpoena for documents relating to inadvertent returns and water supplies related to the Mariner East pipelines. While the Partnership will cooperate with the subpoena, it intends to vigorously defend itself.

Cline Class Action Lawsuit

On July 7, 2017, Perry Cline filed a class action complaint in the Eastern District of Oklahoma against Sunoco, Inc. (R&M) and Sunoco Partners Marketing & Terminals L.P. (collectively, “SPMT”) that alleged SPMT failed to make timely payments of oil and gas proceeds from Oklahoma wells and to pay statutory interest for those untimely payments. On October 3, 2019, the Court certified a class to include all persons who received untimely payments from Oklahoma wells on or after July 7, 2012 and who have not already been paid statutory interest on the untimely payments (the “Class”). Excluded from the Class are those entitled to payments of proceeds that qualify as “minimum pay,” prior period adjustments, and pass through payments, as well as governmental agencies and publicly traded oil and gas companies.

After a bench trial, on August 17, 2020, Judge John Gibney (sitting from the Eastern District of Virginia) issued an opinion that awarded the Class actual damages of $74.8 million for late payment interest for identified and unidentified royalty owners and interest-on-interest. This amount was later amended to $80.7 million to account for interest accrued from trial (the “Order”). Judge Gibney also awarded punitive damages in the amount of $75 million. The Class is also seeking attorneys’ fees.

On August 27, 2020, SPMT filed its Notice of Appeal with the 10th Circuit and appealed the entirety of the Order. SPMT cannot predict the outcome of the case, nor can SPMT predict the amount of time and expense that will be required to resolve the appeal, but intends to vigorously appeal the entirety of the Order.

Environmental Matters

Our operations are subject to extensive federal, tribal, state and local environmental and safety laws and regulations that require expenditures to ensure compliance, including related to air emissions and wastewater discharges, at operating facilities and for remediation at current and former facilities as well as waste disposal sites. Historically, our environmental compliance costs have not had a material adverse effect on our results of operations but there can be no assurance that such costs will not be material in the future or that such future compliance with existing, amended or new legal requirements will not have a material adverse effect on our business and operating results. Costs of planning, designing, constructing and operating pipelines, plants and other facilities must incorporate compliance with environmental laws and regulations and safety standards. Failure to comply with these laws and regulations may result in the assessment of administrative, civil and criminal penalties, the imposition of investigatory, remedial and corrective action obligations, natural resource damages, the issuance of injunctions in affected areas and the filing of federally authorized citizen suits. Contingent losses related to all significant known environmental matters have been accrued and/or separately disclosed. However, we may revise accrual amounts prior to resolution of a particular contingency based on changes in facts and circumstances or changes in the expected outcome.

Environmental exposures and liabilities are difficult to assess and estimate due to unknown factors such as the magnitude of possible contamination, the timing and extent of remediation, the determination of our liability in proportion to other parties, improvements in cleanup technologies and the extent to which environmental laws and regulations may change in the future. Although environmental costs may have a significant impact on the results of operations for any single period, we believe that such costs will not have a material adverse effect on our financial position.

Based on information available at this time and reviews undertaken to identify potential exposure, we believe the amount reserved for environmental matters is adequate to cover the potential exposure for cleanup costs.

In February 2017, we received letters from the DOJ on behalf of EPA and Louisiana Department of Environmental Quality (“LDEQ”) notifying SPLP and Mid-Valley Pipeline Company (“Mid-Valley”) that enforcement actions were being pursued for three separate crude oil releases: (a) an estimated 550 barrels released from the Colmesneil-to-Chester pipeline in Tyler County, Texas (“Colmesneil”) which allegedly occurred in February 2013; (b) an estimated 4,509 barrels released from the Longview-to-Mayersville pipeline in Caddo Parish, Louisiana (a/k/a Milepost 51.5) which allegedly occurred in October 2014; and (c) an estimated 40 barrels released from the Wakita 4-inch gathering line in Oklahoma which allegedly occurred in January 2015. In January 2019, a Consent Decree approved by all parties as well as an accompanying Complaint was filed in the United States District Court for the Western District of Louisiana seeking public comment and final court approval to resolve all penalties with the DOJ and LDEQ for the three releases. Subsequently, the court approved the Consent Decree and the penalty payment of $5.4 million was satisfied. The Consent Decree requires certain injunctive relief to be completed on the Longview-to-Mayersville pipeline within three years, but the injunctive relief is not expected to have any material impact on operations. In addition to resolution of the civil penalty and injunctive relief, we continue to discuss natural resource damages with the Louisiana trustees related to the Caddo Parish, Louisiana release.

In October 2018, the Pipeline and Hazardous Materials Safety Administration (“PHMSA”) issued a notice of proposed safety order (the “Notice”) to SPMT, a wholly-owned subsidiary of ETO. The Notice alleged that conditions exist on certain pipeline facilities owned and operated by SPMT in Nederland, Texas that pose a pipeline integrity risk to public safety, property or the environment. The Notice also made preliminary findings of fact and proposed corrective measures. SPMT responded to the Notice by submitting a timely written response on November 2, 2018, attended an informal consultation held on January 30, 2019 and entered into a consent agreement with PHMSA resolving the issues in the Notice as of March 2019. The Remedial Work Plan was approved by PHMSA on August 28, 2020.

On June 4, 2019, the Oklahoma Corporation Commission’s (“OCC”) Transportation Division filed a complaint against SPLP seeking a penalty of up to $1 million related to a May 2018 rupture near Edmond, Oklahoma. The release occurred on the Noble to Douglas 8” pipeline in an area of external corrosion and caused the release of approximately fifteen barrels of crude oil. SPLP responded immediately to the release and remediated the surrounding environment and pipeline in cooperation with the OCC. The OCC filed the complaint alleging that SPLP failed to provide adequate cathodic protection to the pipeline causing the failure. SPLP is negotiating a settlement agreement with the OCC for a lesser penalty. The OCC has accepted our counter offer in conjunction with a proposed consent order. The Consent Order was presented to the OCC at a hearing on August 18, 2020, and is awaiting final signature by the OCC Commissioners.

Environmental Remediation

Our subsidiaries are responsible for environmental remediation at certain sites, including the following:

•

certain of our interstate pipelines conduct soil and groundwater remediation related to contamination from past uses of PCBs. PCB assessments are ongoing and, in some cases, our subsidiaries could be contractually responsible for contamination caused by other parties.

•	certain gathering and processing systems are responsible for soil and groundwater remediation related to releases of hydrocarbons.

•

legacy sites related to Sunoco that are subject to environmental assessments, including formerly owned terminals and other logistics assets, retail sites that Sunoco no longer operates, closed and/or sold refineries and other formerly owned sites.

Sunoco is potentially subject to joint and several liability for the costs of remediation at sites at which it has been identified as a potentially responsible party (“PRP”). As of December 31, 2020, Sunoco had been named as a PRP at approximately 35 identified or potentially identifiable “Superfund” sites under federal and/or comparable state law. Sunoco is usually one of a number of companies identified as a PRP at a site. Sunoco has reviewed the nature and extent of its involvement at each site and other relevant circumstances and, based upon Sunoco’s purported nexus to the sites, believes that its potential liability associated with such sites will not be significant.

To the extent estimable, expected remediation costs are included in the amounts recorded for environmental matters in our consolidated balance sheets. In some circumstances, future costs cannot be reasonably estimated because remediation activities are undertaken as claims are made by customers and former customers. To the extent that an environmental remediation obligation is recorded by a subsidiary that applies regulatory accounting policies, amounts that are expected to be recoverable through tariffs or rates are recorded as regulatory assets on our consolidated balance sheets.

The table below reflects the amounts of accrued liabilities recorded in our consolidated balance sheets related to environmental matters that are considered to be probable and reasonably estimable. Currently, we are not able to estimate possible losses or a range of possible losses in excess of amounts accrued. Except for matters discussed above, we do not have any material environmental matters assessed as reasonably possible that would require disclosure in our consolidated financial statements.

	December 31,
	2020	2019
Current	$44	$46
Non-current	262	274

Total environmental liabilities	$306	$320

We have established a wholly-owned captive insurance company to bear certain risks associated with environmental obligations related to certain sites that are no longer operating. The premiums paid to the captive insurance company include estimates for environmental claims that have been incurred but not reported, based on an actuarially determined fully developed claims expense estimate. In such cases, we accrue losses attributable to unasserted claims based on the discounted estimates that are used to develop the premiums paid to the captive insurance company.

During the years ended December 31, 2020 and 2019, the Partnership recorded $29 million and $39 million, respectively, of expenditures related to environmental cleanup programs.

Our pipeline operations are subject to regulation by the United States Department of Transportation under PHMSA, pursuant to which PHMSA has established requirements relating to the design, installation, testing, construction, operation, replacement and management of pipeline facilities. Moreover, PHMSA, through the Office of Pipeline Safety, has promulgated a rule requiring pipeline operators to develop integrity management programs to comprehensively evaluate their pipelines, and take measures to protect pipeline segments located in what the rule refers to as “high consequence areas.” Activities under these integrity management programs involve the performance of internal pipeline inspections, pressure testing or other effective means to assess the integrity of these regulated pipeline segments, and the regulations require prompt action to address integrity issues raised by the assessment and analysis. Integrity testing and assessment of all of these assets will continue, and the potential exists that results of such testing and assessment could cause us to incur future capital and operating expenditures for repairs or upgrades deemed necessary to ensure the continued safe and reliable operation of our pipelines; however, no estimate can be made at this time of the likely range of such expenditures.

Our operations are also subject to the requirements of OSHA, and comparable state laws that regulate the protection of the health and safety of employees. In addition, the Occupational Safety and Health Administration’s hazardous communication standard requires that information be maintained about hazardous materials used or produced in our operations and that this information be provided to employees, state and local government authorities and citizens. We believe that our past costs for OSHA required activities, including general industry standards, record keeping requirements, and monitoring of occupational exposure to regulated substances have not had a material adverse effect on our results of operations but there is no assurance that such costs will not be material in the future.

11.	REVENUE:

Disaggregation of revenue

The major types of revenue within our reportable segments, are as follows:

•	intrastate transportation and storage;

•	interstate transportation and storage;

•	midstream;

•	NGL and refined products transportation and services;

•	crude oil transportation and services;

•	investment in Sunoco LP;

•	fuel distribution and marketing;

•	all other;

•	investment in USAC;

•	contract operations;

•	retail parts and services; and

•	all other.

Note 16 depicts the disaggregation of revenue by segment, with revenue amounts reflected in accordance with ASC Topic 606.

Intrastate transportation and storage revenue

Our intrastate transportation and storage segment’s revenues are determined primarily by the volume of capacity our customers reserve as well as the actual volume of natural gas that flows through the transportation pipelines or that is injected or withdrawn into or out of our storage facilities. Firm transportation and storage contracts require customers to pay certain minimum fixed fees regardless of the volume of commodity they transport or store. These contracts typically include a variable incremental charge based on the actual volume of transportation commodity throughput or stored commodity injected/withdrawn. Under interruptible transportation and storage contracts, customers are not required to pay any fixed minimum amounts, but are instead billed based on actual volume of commodity they transport across our pipelines or inject/withdraw into or out of our storage facilities. Payment for services under these contracts are typically due the month after the services have been performed.

The performance obligation with respect to firm contracts is a promise to provide a single type of service (transportation or storage) daily over the life of the contract, which is fundamentally a “stand-ready” service. While there can be multiple activities required to be performed, these activities are not separable because such activities in combination are required to successfully transfer the overall service for which the customer has contracted. The fixed consideration of the transaction price is allocated ratably over the life of the contract and revenue for the fixed consideration is recognized over time, because the customer simultaneously receives and consumes the benefit of this “stand-ready” service. Incremental fees associated with actual volume for each respective period are recognized as revenue in the period the incremental volume of service is performed.

The performance obligation with respect to interruptible contracts is also a promise to provide a single type of service, but such promise is made on a case-by-case basis at the time the customer requests the service and we accept the customer’s request. Revenue is recognized for interruptible contracts at the time the services are performed.

Our intrastate transportation and storage segment also generates revenues and margin from the sale of natural gas to electric utilities, independent power plants, local distribution companies, industrial end-users and other marketing companies on the HPL System. Generally, we purchase natural gas from the market, including purchases from our marketing operations, and from producers at the wellhead.

Interstate transportation and storage revenue

Our interstate transportation and storage segment’s revenues are determined primarily by the amount of capacity our customers reserve as well as the actual volume of natural gas that flows through the transportation pipelines or that is injected into or withdrawn out of our storage facilities. Our interstate transportation and storage segment’s contracts can be firm or interruptible. Firm transportation and storage contracts require customers to pay certain minimum fixed fees regardless of the volume of commodity transported or stored. In exchange for such fees, we must stand ready to perform a contractually agreed-upon minimum volume of services whenever the customer requests such services. These contracts typically include a variable incremental charge based on the actual volume of transportation commodity throughput or stored commodity injected or withdrawn. Under interruptible transportation and storage contracts, customers are not required to pay any fixed minimum amounts, but are instead billed based on actual volume of commodity they transport across our pipelines or inject into or withdraw out of our storage facilities. Consequently, we are not required to stand ready to provide any contractually agreed-upon volume of service, but instead provides the services based on existing capacity at the time the customer requests the services. Payment for services under these contracts are typically due the month after the services have been performed.

The performance obligation with respect to firm contracts is a promise to provide a single type of service (transportation or storage) daily over the life of the contract, which is fundamentally a “stand-ready” service. While there can be multiple activities required to be performed, these activities are not separable because such activities in combination are required to successfully transfer the overall service for which the customer has contracted. The fixed consideration of the transaction price is allocated ratably over the life of the contract and revenue for the fixed consideration is recognized over time, because the customer simultaneously receives and consumes the benefit of this “stand-ready” service. Incremental fees associated with actual volume for each respective period are recognized as revenue in the period the incremental volume of service is performed.

The performance obligation with respect to interruptible contracts is also a promise to provide a single type of services, but such promise is made on a case-by-case basis at the time the customer requests the service and we accept the customer’s request. Revenue is recognized for interruptible contracts at the time the services are performed.

Lake Charles LNG’s revenues are primarily derived from terminalling services for shippers by receiving LNG at the facility for storage and delivering such LNG to shippers, either in liquid state or gaseous state after regasification. Lake Charles LNG derives all of its revenue from a series of long-term contracts with a wholly-owned subsidiary of Shell. Terminalling revenue is generated from fees paid by Shell for storage and other associated services at the terminal. Payment for services under these contracts are typically due the month after the services have been performed.

The terminalling agreements are considered to be firm agreements, because they include fixed fee components that are charged regardless of the volumes transported by Shell or services provided at the terminal.

The performance obligation with respect to firm contracts is a promise to provide a single type of service (terminalling) daily over the life of the contract, which is fundamentally a “stand-ready” service. While there can be multiple activities required to be performed, these activities are not separable because such activities in combination are required to successfully transfer the overall service for which the customer has contracted. The fixed consideration of the transaction price is allocated ratably over the life of the contract and revenue for the fixed consideration is recognized over time, because the customer simultaneously receives and consumes the benefit of this “stand-ready” service. Incremental fees associated with actual volume for each respective period are recognized as revenue in the period the incremental volume of service is performed.

Midstream revenue

Our midstream segment’s revenues are derived primarily from margins we earn for natural gas volumes that are gathered, processed, and/or transported. The various types of revenue contracts our midstream segment enters into include:

Fixed fee gathering and processing: Contracts under which we provide gathering and processing services in exchange for a fixed cash fee per unit of volume. Revenue for cash fees is recognized when the service is performed.

Keepwhole: Contracts under which we gather raw natural gas from a third-party producer, process the gas to convert it to pipeline quality natural gas, and redeliver to the producer a thermal-equivalent volume of pipeline quality natural gas. In exchange for these services, we retain the NGLs extracted from the raw natural gas received from the producer as well as cash fees paid by the producer. The value of NGLs retained as well as cash fees is recognized as revenue when the services are performed.

Percent of Proceeds (“POP”): Contracts under which we provide gathering and processing services in exchange for a specified percentage of the producer’s commodity (“POP percentage”) and also in some cases additional cash fees. The two types of POP revenue contracts are described below:

•

In-Kind POP: We retain our POP percentage (non-cash consideration) and also any additional cash fees in exchange for providing the services. We recognize revenue for the non-cash consideration and cash fees at the time the services are performed.

•

Mixed POP: We purchase NGLs from the producer and retain a portion of the residue gas as non-cash consideration for services provided. We may also receive cash fees for such services. Under Topic 606, these agreements were determined to be hybrid agreements which were partially supply agreements (for the NGLs we purchased) and customer agreements (for the services provided related to the product that was returned to the customer). Given that these are hybrid agreements, we split the cash and non-cash consideration between revenue and a reduction of costs based on the value of the service provided vs. the value of the supply received.

Payment for services under these contracts are typically due the month after the services have been performed.

The performance obligations with respect to our midstream segment’s contracts are to provide gathering, transportation and processing services, each of which would be completed on or about the same time, and each of which would be recognized on the same line item on the income statement, therefore identification of separate performance obligations would not impact the timing or geography of revenue recognition.

Certain contracts of our midstream segment include throughput commitments under which customers commit to purchasing a certain minimum volume of service over a specified time period. If such volume of service is not purchased by the customer, deficiency fees are billed to the customer. In some cases, the customer is allowed to apply any deficiency fees paid to future purchases of services. In such cases, we defer revenue recognition until the customer uses the deficiency fees for services provided or becomes unable to use the fees as payment for future services due to expiration of the contractual period the fees can be applied or physical inability of the customer to utilize the fees due to capacity constraints.

Our midstream segment also generates revenues from the sale of residue gas and NGLs at the tailgate of our processing facilities primarily to affiliates and some third-party customers.

NGL and refined products transportation and services revenue

Our NGL and refined products segment’s revenues are primarily derived from transportation, fractionation, blending, and storage of NGL and refined products as well as acquisition and marketing activities. Revenues are generated utilizing a complementary network of pipelines, storage and blending facilities, and strategic off-take locations that provide access to multiple NGL markets. Transportation, fractionation, and storage revenue is generated from fees charged to customers under a combination of firm and interruptible contracts. Firm contracts are in the form of take-or-pay arrangements where certain fees will be charged to customers regardless of the volume of service they request for any given period. Under interruptible contracts, customers are not required to pay any fixed minimum amounts, but are instead billed based on actual volume of service provided for any given period. Payment for services under these contracts are typically due the month after the services have been performed.

The performance obligation with respect to firm contracts is a promise to provide a single type of service (transportation, fractionation, blending, or storage) daily over the life of the contract, which is fundamentally a “stand-ready” service. While there can be multiple activities required to be performed, these activities are not separable because such activities in combination are required to successfully transfer the overall service for which the customer has contracted. The fixed consideration of the transaction price is allocated ratably over the life of the contract and revenue for the fixed consideration is recognized over time, because the customer simultaneously receives and consumes the benefit of this “stand-ready” service.

Incremental fees associated with actual volume for each respective period are recognized as revenue in the period the incremental volume of service is performed.

The performance obligation with respect to interruptible contracts is also a promise to provide a single type of services, but such promise is made on a case-by-case basis at the time the customer requests the service and we accept the customer’s request. Revenue is recognized for interruptible contracts at the time the services are performed.

Acquisition and marketing contracts are in most cases short-term agreements involving purchase and/or sale of NGLs and other related hydrocarbons at market rates. These contracts were not affected by ASC 606.

Crude oil transportation and services revenue

Our crude oil transportation and services segment revenues are primarily derived from providing transportation, terminalling and acquisition and marketing services to crude oil markets throughout the southwest, midwest and northeastern United States. Crude oil transportation revenue is generated from tariffs paid by shippers utilizing our transportation services and is generally recognized as the related transportation services are provided. Crude oil terminalling revenue is generated from fees paid by customers for storage and other associated services at the terminal. Crude oil acquisition and marketing revenue is generated from sale of crude oil acquired from a variety of suppliers to third parties. Payment for services under these contracts are typically due the month after the services have been performed.

Certain transportation and terminalling agreements are considered to be firm agreements, because they include fixed fee components that are charged regardless of the volume of crude oil transported by the customer or services provided at the terminal. For these agreements, any fixed fees billed in excess of services provided are not recognized as revenue until the earlier of (i) the time at which the customer applies the fees against cost of service provided in a later period, or (ii) the customer becomes unable to apply the fees against cost of future service due to capacity constraints or contractual terms.

The performance obligation with respect to firm contracts is a promise to provide a single type of service (transportation or terminalling) daily over the life of the contract, which is fundamentally a “stand-ready” service. While there can be multiple activities required to be performed, these activities are not separable because such activities in combination are required to successfully transfer the overall service for which the customer has contracted. The fixed consideration of the transaction price is allocated ratably over the life of the contract and revenue for the fixed consideration is recognized over time, because the customer simultaneously receives and consumes the benefit of this “stand-ready” service. Incremental fees associated with actual volume for each respective period are recognized as revenue in the period the incremental volume of service is performed.

The performance obligation with respect to interruptible contracts is also a promise to provide a single type of service, but such promise is made on a case-by-case basis at the time the customer requests the service and/or product and we accept the customer’s request. Revenue is recognized for interruptible contracts at the time the services are performed.

Acquisition and marketing contracts are in most cases short-term agreements involving purchase and/or sale of crude oil at market rates. These contracts were not affected by ASC 606.

Sunoco LP’s fuel distribution and marketing revenue

Sunoco LP’s fuel distribution and marketing operations earn revenue from the following channels: sales to dealers, sales to distributors, unbranded wholesale revenue, commission agent revenue, rental income and other income. Motor fuel revenue consists primarily of the sale of motor fuel under supply agreements with third party customers and affiliates. Fuel supply contracts with Sunoco LP’s customers generally provide that Sunoco LP distribute motor fuel at a formula price based on published rates, volume-based profit margin, and other terms specific to the agreement. The customer is invoiced the agreed-upon price with most payment terms ranging less than 30 days. If the consideration promised in a contract includes a variable amount, Sunoco LP estimates the variable consideration amount and factors in such an estimate to determine the transaction price under the expected value method.

Revenue is recognized under the motor fuel contracts at the point in time the customer takes control of the fuel. At the time control is transferred to the customer the sale is considered final, because the agreements do not grant customers the right to return motor fuel. Under the new standard, to determine when control transfers to the customer, the shipping terms of the contract are assessed as shipping terms are considered a primary indicator of the transfer of control. For FOB shipping point terms, revenue is recognized at the time of shipment. The performance obligation with respect to the sale of goods is satisfied at the time of shipment since the customer gains control at this time under the terms. Shipping and/or handling costs that occur before the customer obtains control of the goods are deemed to be fulfillment activities and are accounted for as fulfillment costs. Once the goods are shipped, Sunoco LP is precluded from redirecting the shipment to another customer and revenue is recognized.

Commission agent revenue consists of sales from commission agent agreements between Sunoco LP and select operators. Sunoco LP supplies motor fuel to sites operated by commission agents and sells the fuel directly to the end customer. In commission agent arrangements, control of the product is transferred at the point in time when the goods are sold to the end customer. To reflect the transfer of control, Sunoco LP recognizes commission agent revenue at the point in time fuel is sold to the end customer.

Sunoco LP receives rental income from leased or subleased properties. Revenue from leasing arrangements for which Sunoco LP is the lessor are recognized ratably over the term of the underlying lease.

Sunoco LP’s all other revenue

Sunoco LP’s all other operations earn revenue from the following channels: motor fuel sales, rental income and other income. Motor fuel sales consist of fuel sales to consumers at company-operated retail stores. Other income includes merchandise revenue that comprises the in-store merchandise and food service sales at company-operated retail stores, and other revenue that represents a variety of other services within Sunoco LP’s all other operations including credit card processing, car washes, lottery, automated teller machines, money orders, prepaid phone cards and wireless services. Revenue from all other operations is recognized when (or as) the performance obligations are satisfied (i.e. when the customer obtains control of the good or the service is provided).

USAC’s contract operations revenue

USAC’s revenue from contracted compression, station, gas treating and maintenance services is recognized ratably under its fixed-fee contracts over the term of the contract as services are provided to its customers. Initial contract terms typically range from six months to five years, however USAC usually continues to provide compression services at a specific location beyond the initial contract term, either through contract renewal or on a month-to-month or longer basis. USAC primarily enters into fixed-fee contracts whereby its customers are required to pay the monthly fee even during periods of limited or disrupted throughput. Services are generally billed monthly, one month in advance of the commencement of the service month, except for certain customers who are billed at the beginning of the service month, and payment is generally due 30 days after receipt of the invoice. Amounts invoiced in advance are recorded as deferred revenue until earned, at which time they are recognized as revenue. The amount of consideration USAC receives and revenue it recognizes is based upon the fixed fee rate stated in each service contract.

Variable consideration exists in select contracts when billing rates vary based on actual equipment availability or volume of total installed horsepower.

USAC’s contracts with customers may include multiple performance obligations. For such arrangements, USAC allocates revenues to each performance obligation based on its relative standalone service fee. USAC generally determines standalone service fees based on the service fees charged to customers or using expected cost plus margin.

The majority of USAC’s service performance obligations are satisfied over time as services are rendered at selected customer locations on a monthly basis and based upon specific performance criteria identified in the applicable contract. The monthly service for each location is substantially the same service month to month and is promised consecutively over the service contract term. USAC measures progress and performance of the service consistently using a straight-line, time-based method as each month passes, because its performance obligations are satisfied evenly over the contract term as the customer simultaneously receives and consumes the benefits provided by its service. If variable consideration exists, it is allocated to the distinct monthly service within the series to which such variable consideration relates. USAC has elected to apply the invoicing practical expedient to recognize revenue for such variable consideration, as the invoice corresponds directly to the value transferred to the customer based on its performance completed to date.

There are typically no material obligations for returns or refunds. USAC’s standard contracts do not usually include material non-cash consideration.

USAC’s retail parts and services revenue

USAC’s retail parts and service revenue is earned primarily on freight and crane charges that are directly reimbursable by USAC’s customers and maintenance work on units at its customers’ locations that are outside the scope of its core maintenance activities. Revenue from retail parts and services is recognized at the point in time the part is transferred or service is provided and control is transferred to the customer. At such time, the customer has the ability to direct the use of the benefits of such part or service after USAC has performed its services. USAC bills upon completion of the service or transfer of the parts, and payment is generally due 30 days after receipt of the invoice. The amount of consideration USAC receives and revenue it recognizes is based upon the invoice amount. There are typically no material obligations for returns, refunds, or warranties. USAC’s standard contracts do not usually include material variable or non-cash consideration.

All other revenue

Our all other segment primarily includes our compression equipment business which provides full-service compression design and manufacturing services for the oil and gas industry. It also includes the management of coal and natural resources properties and the related collection of royalties. We also earn revenues from other land management activities, such as selling standing timber, leasing coal-related infrastructure facilities, and collecting oil and gas royalties. These operations also include end-user coal handling facilities. There were no material changes to the manner in which revenues within this segment are recorded under the new standard.

Contract Balances with Customers

The Partnership satisfies its obligations by transferring goods or services in exchange for consideration from customers. The timing of performance may differ from the timing the associated consideration is paid to or received from the customer, thus resulting in the recognition of a contract asset or a contract liability.

The Partnership recognizes a contract asset when making upfront consideration payments to certain customers or when providing services to customers prior to the time at which the Partnership is contractually allowed to bill for such services.

The Partnership recognizes a contract liability if the customer’s payment of consideration precedes the Partnership’s fulfillment of the performance obligations. Certain contracts contain provisions requiring customers to pay a fixed minimum fee, but allows customers to apply such fees against services to be provided at a future point in time. These amounts are reflected as deferred revenue until the customer applies the deficiency fees to services provided or becomes unable to use the fees as payment for future services due to expiration of the contractual period the fees can be applied or physical inability of the customer to utilize the fees due to capacity constraints. Additionally, Sunoco LP maintains some franchise agreements requiring dealers to make one-time upfront payments for long-term license agreements. Sunoco LP recognizes a contract liability when the upfront payment is received and recognizes revenue over the term of the license.

The following table summarizes the consolidated activity of our contract liabilities:

Contract Liabilities
Balance, December 31, 2018	$394
Additions	651
Revenue recognized	(680)

Balance, December 31, 2019	365
Additions	771
Revenue recognized	(846)

Balance, December 31, 2020	$290

The balances of Sunoco LP’s contract assets and contract liabilities as of December 31, 2020 and 2019 were as follows:

	December 31, 2020	December 31, 2019
Contract balances:
Contract asset	$121	$117
Accounts receivable from contracts with customers	256	366

Costs to Obtain or Fulfill a Contract

Sunoco LP recognizes an asset from the costs incurred to obtain a contract (e.g. sales commissions) only if it expects to recover those costs. On the other hand, the costs to fulfill a contract are capitalized if the costs are specifically identifiable to a contract, would result in enhancing resources that will be used in satisfying performance obligations in future and are expected to be recovered. These capitalized costs are recorded as a part of other current assets and other non-current assets and are amortized on a systematic basis consistent with the pattern of transfer of the goods or services to which such costs relate. The amount of amortization expense that Sunoco LP recognized for the years ended December 31, 2020, 2019 and 2018 was $18 million, $17 million and $14 million, respectively. Sunoco LP has also made a policy election of expensing the costs to obtain a contract, as and when they are incurred, in cases where the expected amortization period is one year or less.

Performance Obligations

At contract inception, the Partnership assesses the goods and services promised in its contracts with customers and identifies a performance obligation for each promise to transfer a good or service (or bundle of goods or services) that is distinct. To identify the performance obligations, the Partnership considers all the goods or services promised in the contract, whether explicitly stated or implied based on customary business practices. For a contract that has more than one performance obligation, the Partnership allocates the total contract consideration it expects to be entitled to, to each distinct performance obligation based on a standalone-selling price basis. Revenue is recognized when (or as) the performance obligations are satisfied, that is, when the customer obtains control of the good or service. Certain of our contracts contain variable components, which, when combined with the fixed component are considered a single performance obligation. For these types of contracts, only the fixed component of the contracts are included in the table below.

Sunoco LP distributes fuel under long-term contracts to branded distributors, branded and unbranded third-party dealers, and branded and unbranded retail fuel outlets. Sunoco LP branded supply contracts with distributors generally have both time and volume commitments that establish contract duration. These contracts have an initial term of approximately nine years, with an estimated, volume-weighted term remaining of approximately four years.

As part of the asset purchase agreement with 7-Eleven, Sunoco LP and 7-Eleven and SEI Fuel (collectively, the “Distributor”) have entered into a 15-year take-or-pay fuel supply agreement in which the Distributor is required to purchase a volume of fuel that provides Sunoco LP a minimum amount of gross profit annually. Sunoco LP expects to recognize this revenue in accordance with the contract as Sunoco LP transfers control of the product to the customer. However, in case of annual shortfall Sunoco LP will recognize the amount payable by the Distributor at the sooner of the time at which the Distributor makes up the shortfall or becomes contractually or operationally unable to do so. The transaction price of the contract is variable in nature, fluctuating based on market conditions. The Partnership has elected to take the practical expedient not to estimate the amount of variable consideration allocated to wholly unsatisfied performance obligations.

In some contractual arrangements, Sunoco LP grants dealers a franchise license to operate Sunoco LP’s retail stores over the life of a franchise agreement. In return for the grant of the retail store license, the dealer makes a one-time nonrefundable franchise fee payment to Sunoco LP plus sales based royalties payable to Sunoco LP at a contractual rate during the period of the franchise agreement. Under the requirements of ASC Topic 606, the franchise license is deemed to be a symbolic license for which recognition of revenue over time is the most appropriate measure of progress toward complete satisfaction of the performance obligation. Revenue from this symbolic license is recognized evenly over the life of the franchise agreement.

As of December 31, 2020, the aggregate amount of transaction price allocated to unsatisfied (or partially satisfied) performance obligations was $40.35 billion, and the Partnership expects to recognize this amount as revenue within the time bands illustrated below:

	Years Ending December 31,
	2021	2022	2023	Thereafter	Total
Revenue expected to be recognized on contracts with customers existing as of December 31, 2020	$5,120	$5,475	$5,051	$24,701	$40,347

Practical Expedients Utilized by the Partnership

The Partnership elected the following practical expedients in accordance with Topic 606:

•

Right to invoice: The Partnership elected to utilize an output method to recognize revenue that is based on the amount to which the Partnership has a right to invoice a customer for services performed to date, if that amount corresponds directly with the value provided to the customer for the related performance or its obligation completed to date. As such, the Partnership recognized revenue in the amount to which it had the right to invoice customers.

•

Significant financing component: The Partnership elected not to adjust the promised amount of consideration for the effects of significant financing component if the Partnership expects, at contract inception, that the period between the transfer of a promised good or service to a customer and when the customer pays for that good or service will be one year or less.

•

Unearned variable consideration: The Partnership elected to only disclose the unearned fixed consideration associated with unsatisfied performance obligations related to our various customer contracts which contain both fixed and variable components.

•	Incremental costs of obtaining a contract: The Partnership generally expenses sales commissions when incurred because the amortization period would have been less than one year. We record these costs within general and administrative expenses. The Partnership elected to expense the incremental costs of obtaining a contract when the amortization period for such contracts would have been one year or less.

•

Shipping and handling costs: The Partnership elected to account for shipping and handling activities that occur after the customer has obtained control of a good as fulfillment activities (i.e., an expense) rather than as a promised service.

•

Measurement of transaction price: The Partnership has elected to exclude from the measurement of transaction price all taxes assessed by a governmental authority that are both imposed on and concurrent with a specific revenue-producing transaction and collected by the Partnership from a customer (i.e., sales tax, value added tax, etc.).

•

Variable consideration of wholly unsatisfied performance obligations: The Partnership has elected to exclude the estimate of variable consideration to the allocation of wholly unsatisfied performance obligations.

12.	LEASE ACCOUNTING:

Lessee Accounting

The Partnership leases terminal facilities, tank cars, office space, land and equipment under non-cancelable operating leases whose initial terms are typically five to 15 years, with some real estate leases having terms of 40 years or more, along with options that permit renewals for additional periods. At the inception of each, we determine if the arrangement is a lease or contains an embedded lease and review the facts and circumstances of the arrangement to classify lease assets as operating or finance leases under Topic 842. The Partnership has elected not to record any leases with terms of 12 months or less on the balance sheet.

At present, the majority of the Partnership’s active leases are classified as operating in accordance with Topic 842. Balances related to operating leases are included in operating lease ROU assets, accrued and other current liabilities, operating lease current liabilities and non-current operating lease liabilities in our consolidated balance sheets. Finance leases represent a small portion of the active lease agreements and are included in finance lease ROU assets, current maturities of long-term debt and long-term debt, less current maturities in our consolidated balance sheets. The ROU assets represent the Partnership’s right to use an underlying asset for the lease term and lease liabilities represent the obligation of the Partnership to make minimum lease payments arising from the lease for the duration of the lease term.

Most leases include one or more options to renew, with renewal terms that can extend the lease term from one to 20 years or greater. The exercise of lease renewal options is typically at the sole discretion of the Partnership and lease extensions are evaluated on a lease-by-lease basis. Leases containing early termination clauses typically require the agreement of both parties to the lease. At the inception of a lease, all renewal options reasonably certain to be exercised are considered when determining the lease term. Presently, the Partnership does not have leases that include options to purchase or automatic transfer of ownership of the leased property to the Partnership. The depreciable life of lease assets and leasehold improvements are limited by the expected lease term.

To determine the present value of future minimum lease payments, we use the implicit rate when readily determinable. Presently, because many of our leases do not provide an implicit rate, the Partnership applies its incremental borrowing rate based on the information available at the lease commencement date to determine the present value of minimum lease payments. The operating and finance lease ROU assets include any lease payments made and exclude lease incentives.

Minimum rent payments are expensed on a straight-line basis over the term of the lease. In addition, some leases require additional contingent or variable lease payments, which are based on the factors specific to the individual agreement. Variable lease payments the Partnership is typically responsible for include payment of real estate taxes, maintenance expenses and insurance.

For short-term leases (leases that have term of twelve months or less upon commencement), lease payments are recognized on a straight-line basis and no ROU assets are recorded.

The components of operating and finance lease amounts recognized in the accompanying consolidated balance sheet as of December 31, 2020 and 2019 were as follows:

	December 31,
	2020	2019
Operating leases:
Lease right-of-use assets, net	$863	$935
Operating lease current liabilities	53	60
Accrued and other current liabilities	1	1
Non-current operating lease liabilities	837	901
Finance leases:
Property, plant and equipment, net	$1	1
Lease right-of-use assets, net	3	29
Accrued and other current liabilities	1	1
Current maturities of long-term debt	1	6
Long-term debt, less current maturities	6	26
Other non-current liabilities	1	2

The components of lease expense for the years ended December 31, 2020 and 2019 were as follows:

		Year Ended December 31,
	Income Statement Location	2020	2019
Operating lease costs:
Operating lease cost	Cost of goods sold	$14	$28
Operating lease cost	Operating expenses	75	73
Operating lease cost	Selling, general and administrative	17	16

Total operating lease costs		106	117
Finance lease costs:
Amortization of lease assets	Depreciation, depletion and amortization	3	6
Interest on lease liabilities	Interest expense, net of capitalized interest	1	1

Total finance lease costs		4	7

Short-term lease cost	Operating expenses	31	42
Variable lease cost	Operating expenses	16	17

Lease costs, gross		157	183

Less: Sublease income	Other revenue	48	47

Lease costs, net		$109	$136

The weighted average remaining lease terms and weighted average discount rates as of December 31, 2020 and 2019 were as follows:

	December 31,
	2020	2019
Weighted-average remaining lease term (years):
Operating leases	22	24
Finance leases	9	5
Weighted-average discount rate (%):
Operating leases	5%	5%
Finance leases	8%	5%

Cash flows and non-cash activity related to leases for the years ended December 31, 2020 and 2019 were as follows:

	Year Ended December 31,
	2020	2019
Operating cash flows from operating leases	$(117)	$(159)
Lease assets obtained in exchange for new finance lease liabilities	—	28
Lease assets obtained in exchange for new operating lease liabilities	42	40

Maturities of lease liabilities as of December 31, 2020 are as follows:

	Operating leases	Finance leases	Total
2021	$99	$2	$101
2022	85	2	87
2023	79	2	81
2024	76	1	77
2025	75	1	76
Thereafter	1,140	4	1,144

Total lease payments	1,554	12	1,566
Less: present value discount	664	3	667

Present value of lease liabilities	$890	$9	$899

Lessor Accounting

The Partnership leases or subleases a portion of its real estate portfolio to third-party companies as a stable source of long-term revenue. Our lessor and sublease portfolio consists mainly of operating leases with convenience store operators. At this time, most lessor agreements contain five-year terms with renewal options to extend and early termination options based on established terms specific to the individual agreement.

Rental income included in other revenue in our consolidated statement of operations for the years ended December 31, 2020 and 2019 was $144 million and $149 million, respectively.

Future minimum operating lease payments receivable as of December 31, 2020 are as follows:

Lease Payments
2021	$103
2022	64
2023	8
2024	3
2025	2
Thereafter	5

Total undiscounted cash flows	$185

13.	DERIVATIVE ASSETS AND LIABILITIES:

Commodity Price Risk

We are exposed to market risks related to the volatility of commodity prices. To manage the impact of volatility from these prices, we utilize various exchange-traded and OTC commodity financial instrument contracts. These contracts consist primarily of futures, swaps and options and are recorded at fair value in our consolidated balance sheets.

We use futures and basis swaps, designated as fair value hedges, to hedge our natural gas inventory stored in our Bammel storage facility. At hedge inception, we lock in a margin by purchasing gas in the spot market or off peak season and entering into a financial contract. Changes in the spreads between the forward natural gas prices and the physical inventory spot price result in unrealized gains or losses until the underlying physical gas is withdrawn and the related designated derivatives are settled. Once the gas is withdrawn and the designated derivatives are settled, the previously unrealized gains or losses associated with these positions are realized.

We use futures, swaps and options to hedge the sales price of natural gas we retain for fees in our intrastate transportation and storage segment and operational gas sales on our interstate transportation and storage segment. These contracts are not designated as hedges for accounting purposes.

We use NGL and crude derivative swap contracts to hedge forecasted sales of NGL and condensate equity volumes we retain for fees in our midstream segment whereby our subsidiaries generally gather and process natural gas on behalf of producers, sell the resulting residue gas and NGL volumes at market prices and remit to producers an agreed upon percentage of the proceeds based on an index price for the residue gas and NGL. These contracts are not designated as hedges for accounting purposes.

We utilize swaps, futures and other derivative instruments to mitigate the risk associated with market movements in the price of refined products and NGLs to manage our storage facilities and the purchase and sale of purity NGL. These contracts are not designated as hedges for accounting purposes.

We use futures and swaps to achieve ratable pricing of crude oil purchases, to convert certain expected refined product sales to fixed or floating prices, to lock in margins for certain refined products and to lock in the price of a portion of natural gas purchases or sales. These contracts are not designated as hedges for accounting purposes.

We use financial commodity derivatives to take advantage of market opportunities in our trading activities which complement our transportation and storage segment’s operations and are netted in cost of products sold in our consolidated statements of operations. We also have trading and marketing activities related to power and natural gas in our all other segment which are also netted in cost of products sold. As a result of our trading activities and the use of derivative financial instruments in our transportation and storage segment, the degree of earnings volatility that can occur may be significant, favorably or unfavorably, from period to period. We attempt to manage this volatility through the use of daily position and profit and loss reports provided to our risk oversight committee, which includes members of senior management, and the limits and authorizations set forth in our commodity risk management policy.

The following table details our outstanding commodity-related derivatives:

	December 31, 2020		December 31, 2019
	Notional Volume	Maturity	Notional Volume	Maturity
Mark-to-Market Derivatives
(Trading)
Natural Gas (BBtu):
Fixed Swaps/Futures	1,603	2021-2022	1,483	2020
Basis Swaps IFERC/NYMEX (1)	(44,225)	2021-2022	(35,208)	2020-2024
Power (Megawatt):
Forwards	1,392,400	2021-2029	3,213,450	2020-2029
Futures	18,706	2021-2022	(353,527)	2020
Options – Puts	519,071	2021	51,615	2020
Options – Calls	2,343,293	2021	(2,704,330)	2020-2021
(Non-Trading)
Natural Gas (BBtu):
Basis Swaps IFERC/NYMEX	(29,173)	2021-2022	(18,923)	2020-2022
Swing Swaps IFERC	11,208	2021	(9,265)	2020
Fixed Swaps/Futures	(53,575)	2021-2022	(3,085)	2020-2021
Forward Physical Contracts	(11,861)	2021	(13,364)	2020-2021
NGL (MBbls) – Forwards/Swaps	(5,840)	2021-2022	(1,300)	2020-2021
Crude (MBbls) – Forwards/Swaps	—	—	4,465	2020
Refined Products (MBbls) – Futures	(2,765)	2021	(2,473)	2020-2021
Corn (thousand bushels)	—	—	(1,210)	2020
Fair Value Hedging Derivatives
(Non-Trading)
Natural Gas (BBtu):
Basis Swaps IFERC/NYMEX	(30,113)	2021	(31,780)	2020
Fixed Swaps/Futures	(30,113)	2021	(31,780)	2020
Hedged Item – Inventory	30,113	2021	31,780	2020

(1)	Includes aggregate amounts for open positions related to Houston Ship Channel, Waha Hub, NGPL TexOk, West Louisiana Zone and Henry Hub locations.

Interest Rate Risk

We are exposed to market risk for changes in interest rates. To maintain a cost effective capital structure, we borrow funds using a mix of fixed rate debt and variable rate debt. We also manage our interest rate exposure by utilizing interest rate swaps to achieve a desired mix of fixed and variable rate debt. We also utilize forward starting interest rate swaps to lock in the rate on a portion of our anticipated debt issuances.

The following table summarizes our interest rate swaps outstanding, none of which were designated as hedges for accounting purposes:

Term	Type (1)	Notional Amount Outstanding
		December 31, 2020	December 31, 2019
July 2020 (2)(3)	Forward-starting to pay a fixed rate of 3.52% and receive a floating rate	$—	$400
July 2021 (2)	Forward-starting to pay a fixed rate of 3.55% and receive a floating rate	400	400
July 2022 (2)	Forward-starting to pay a fixed rate of 3.80% and receive a floating rate	400	400

(1)	Floating rates are based on 3-month LIBOR.
(2)	Represents the effective date. These forward-starting swaps have terms of 30 years with a mandatory termination date the same as the effective date.
(3)	The July 2020 interest rate swaps were terminated in January 2020.

Credit Risk

Credit risk refers to the risk that a counterparty may default on its contractual obligations resulting in a loss to the Partnership. Credit policies have been approved and implemented to govern the Partnership’s portfolio of counterparties with the objective of mitigating credit losses. These policies establish guidelines, controls and limits to manage credit risk within approved tolerances by mandating an appropriate evaluation of the financial condition of existing and potential counterparties, monitoring agency credit ratings, and by implementing credit practices that limit exposure according to the risk profiles of the counterparties. Furthermore, the Partnership may, at times, require collateral under certain circumstances to mitigate credit risk as necessary. The Partnership also uses industry standard commercial agreements which allow for the netting of exposures associated with transactions executed under a single commercial agreement. Additionally, we utilize master netting agreements to offset credit exposure across multiple commercial agreements with a single counterparty or affiliated group of counterparties.

The Partnership’s counterparties consist of a diverse portfolio of customers across the energy industry, including petrochemical companies, commercial and industrial end-users, oil and gas producers, municipalities, gas and electric utilities, midstream companies and independent power generators. Our overall exposure may be affected positively or negatively by macroeconomic or regulatory changes that impact our counterparties to one extent or another. Currently, management does not anticipate a material adverse effect in our financial position or results of operations as a consequence of counterparty non-performance.

The Partnership has maintenance margin deposits with certain counterparties in the OTC market, primarily with independent system operators and with clearing brokers. Payments on margin deposits are required when the value of a derivative exceeds our pre-established credit limit with the counterparty. Margin deposits are returned to us on or about the settlement date for non-exchange traded derivatives, and we exchange margin calls on a daily basis for exchange traded transactions. Since the margin calls are made daily with the exchange brokers, the fair value of the financial derivative instruments are deemed current and netted in deposits paid to vendors within other current assets in the consolidated balance sheets.

For financial instruments, failure of a counterparty to perform on a contract could result in our inability to realize amounts that have been recorded on our consolidated balance sheets and recognized in net income or other comprehensive income.

Derivative Summary

The following table provides a summary of our derivative assets and liabilities:

	Fair Value of Derivative Instruments
	Asset Derivatives		Liability Derivatives
	December 31, 2020	December 31, 2019	December 31, 2020	December 31, 2019
Derivatives designated as hedging instruments:
Commodity derivatives (margin deposits)	$25	$24	$(32)	$—

	25	24	(32)	—
Derivatives not designated as hedging instruments:
Commodity derivatives (margin deposits)	90	319	(166)	(350)
Commodity derivatives	53	41	(71)	(39)
Interest rate derivatives	—	—	(448)	(399)

	143	360	(685)	(788)

Total derivatives	$168	$384	$(717)	$(788)

The following table presents the fair value of our recognized derivative assets and liabilities on a gross basis and amounts offset on the consolidated balance sheets that are subject to enforceable master netting arrangements or similar arrangements:

		Asset Derivatives		Liability Derivatives
	Balance Sheet Location	December 31, 2020	December 31, 2019	December 31, 2020	December 31, 2019
Derivatives without offsetting agreements	Derivative liabilities	$—	$—	$(448)	$(399)
Derivatives in offsetting agreements:
OTC contracts	Derivative assets (liabilities)	53	41	(71)	(39)
Broker cleared derivative contracts	Other current assets (liabilities)	115	343	(198)	(350)

		168	384	(717)	(788)
Offsetting agreements:
Counterparty netting	Derivative assets (liabilities)	(44)	(18)	44	18
Counterparty netting	Other current assets (liabilities)	(64)	(318)	64	318

Total net derivatives		$60	$48	$(609)	$(452)

We disclose the non-exchange traded financial derivative instruments as derivative assets and liabilities on our consolidated balance sheets at fair value with amounts classified as either current or long-term depending on the anticipated settlement date.

The following tables summarize the amounts recognized with respect to our derivative financial instruments:

	Location of Gain (Loss) Recognized in Income on Derivatives	Amount of Gain (Loss) Recognized in Income Representing Hedge Ineffectiveness and Amount Excluded from the Assessment of Effectiveness
		Years Ended December 31,
		2020	2019	2018
Derivatives in fair value hedging relationships (including hedged item):
Commodity derivatives	Cost of products sold	$—	$—	$(3)

	Location of Gain (Loss) Recognized in Income on Derivatives	Amount of Gain (Loss) Recognized in Income on Derivatives
		Years Ended December 31,
		2020	2019	2018
Derivatives not designated as hedging instruments:
Commodity derivatives – Trading	Revenues	$—	$(3)	$—
Commodity derivatives – Trading	Cost of products sold	8	21	32
Commodity derivatives – Non-trading	Cost of products sold	(34)	(100)	(102)
Interest rate derivatives	Gains (losses) on interest rate derivatives	(203)	(241)	47

Total		$(229)	$(323)	$(23)

14.	RETIREMENT BENEFITS:

Savings and Profit Sharing Plans

We and our subsidiaries sponsor defined contribution savings and profit sharing plans, which collectively cover virtually all eligible employees, including those of ETO, Lake Charles LNG, Sunoco LP and USAC. Employer matching contributions are calculated using a formula based on employee contributions. We and our subsidiaries made matching contributions of $35 million, $66 million and $62 million to these 401(k) savings plans for the years ended December 31, 2020, 2019 and 2018, respectively.

As a result of the economic conditions in 2020, effective June 8, 2020, the Partnership ceased employer matching and profit sharing contributions through December 31, 2020. The Partnership resumed all such contributions in 2021.

Pension and Other Postretirement Benefit Plans

Panhandle

Postretirement benefits expense for the years ended December 31, 2020, 2019, and 2018 reflect the impact of changes Panhandle or its affiliates adopted as of September 30, 2013, to modify its retiree medical benefits program, effective January 1, 2014. The modification placed all eligible retirees on a common medical benefit platform, subject to limits on Panhandle’s annual contribution toward eligible retirees’ medical premiums. Prior to January 1, 2013, affiliates of Panhandle offered postretirement health care and life insurance benefit plans (other postretirement plans) that covered substantially all employees. Effective

January 1, 2013, participation in the plan was frozen and medical benefits were no longer offered to non-union employees. Effective January 1, 2014, retiree medical benefits were no longer offered to union employees.

Effective January 1, 2018, the plan was amended to extend coverage to a closed group of former employees based on certain criteria.

ETC Sunoco

ETC Sunoco has a plan which provides health care benefits for substantially all of its current retirees. The cost to provide the postretirement benefit plan is shared by ETC Sunoco. and its retirees. Access to postretirement medical benefits was phased out or eliminated for all employees retiring after July 1, 2010. ETC Sunoco has established a trust for its postretirement benefit liabilities. The funding of the trust eliminated substantially all of ETC Sunoco’s future exposure to variances between actual results and assumptions used to estimate retiree medical plan obligations.

SemGroup

SemGroup sponsors two defined benefit pension plans and a supplemental defined benefit pension plan (collectively, the “Semgroup Plans”) for certain employees. The Semgroup Plans are closed to new participants and do not accrue any additional benefits.

Obligations and Funded Status

Pension and other postretirement benefit liabilities are accrued on an actuarial basis during the years an employee provides services. The following table contains information at the dates indicated about the obligations and funded status of pension and other postretirement plans on a combined basis:

	December 31, 2020			December 31, 2019
	Pension Benefits			Pension Benefits
	Funded Plans	Unfunded Plans	Other Postretirement Benefits	Funded Plans	Unfunded Plans	Other Postretirement Benefits
Change in benefit obligation:
Benefit obligation at beginning of period	$52	$34	$208	$1	$37	$198
Service cost	—	—	1	—	—	1
Interest cost	2	1	5	2	1	7
Benefits paid, net	(2)	(5)	(16)	(1)	(7)	(16)
Actuarial (gain) loss and other	5	1	10	4	—	18
Settlements	(2)	—	—	(4)	—	—
SemGroup Acquisition	—	—	—	50	3	—

Benefit obligation at end of period	55	31	208	52	34	208
Change in plan assets:
Fair value of plan assets at beginning of period	43	—	270	1	—	241
Return on plan assets and other	5	—	28	6	—	35
Employer contributions	1	—	9	1	—	10
Benefits paid, net	(2)	—	(16)	(1)	—	(16)
Settlements	(2)	—	—	(4)	—	—
SemGroup Acquisition	—	—	—	40	—	—

Fair value of plan assets at end of period	45	—	291	43	—	270

Amount underfunded (overfunded) at end of period	$10	$31	$(83)	$9	$34	$(62)

Amounts recognized in the consolidated balance sheets consist of:
Non-current assets	$—	$—	$108	$—	$—	$88
Current liabilities	—	(4)	(2)	—	(5)	(2)
Non-current liabilities	(10)	(27)	(23)	(9)	(29)	(24)

	$(10)	$(31)	$83	$(9)	$(34)	$62

Amounts recognized in accumulated other comprehensive income (loss) (pre-tax basis) consist of:
Net actuarial gain (loss)	$—	$2	$(18)	$—	$1	$(5)
Prior service cost	—	—	21	—	—	40

	$—	$2	$3	$—	$1	$35

The following table summarizes information at the dates indicated for plans with an accumulated benefit obligation in excess of plan assets:

	December 31, 2020			December 31, 2019
	Pension Benefits			Pension Benefits
	Funded Plans	Unfunded Plans	Other Postretirement Benefits	Funded Plans	Unfunded Plans	Other Postretirement Benefits
Projected benefit obligation	$55	$31	N/A	$51	$34	N/A
Accumulated benefit obligation	55	31	208	52	34	208
Fair value of plan assets	45	—	291	43	—	270

Components of Net Periodic Benefit Cost

	December 31, 2020		December 31, 2019
	Pension Benefits	Other Postretirement Benefits	Pension Benefits	Other Postretirement Benefits
Net periodic benefit cost:
Service cost	$—	$1	$—	$1
Interest cost	3	5	3	7
Expected return on plan assets	(2)	(11)	(2)	(10)
Prior service cost amortization	—	19	—	26

Net periodic benefit cost	$1	$14	$1	$24

Assumptions

The weighted-average assumptions used in determining benefit obligations at the dates indicated are shown in the table below:

	December 31, 2020		December 31, 2019
	Pension Benefits	Other Postretirement Benefits	Pension Benefits	Other Postretirement Benefits
Discount rate	2.40%	2.04%	4.00%	2.71%

The weighted-average assumptions used in determining net periodic benefit cost for the periods presented are shown in the table below:

	December 31, 2020		December 31, 2019
	Pension Benefits	Other Postretirement Benefits	Pension Benefits	Other Postretirement Benefits
Discount rate	3.05%	2.94%	3.33%	3.76%
Expected return on assets:
Tax exempt accounts	4.57%	7.00%	3.37%	7.00%
Taxable accounts	—	4.75%	—	4.75%

The long-term expected rate of return on plan assets was estimated based on a variety of factors including the historical investment return achieved over a long-term period, the targeted allocation of plan assets and expectations concerning future returns in the marketplace for both equity and fixed income securities. Current market factors such as inflation and interest rates are evaluated before long-term market assumptions are determined. Peer data and historical returns are reviewed to ensure reasonableness and appropriateness.

The assumed health care cost trend weighted-average rates used to measure the expected cost of benefits covered by the plans are shown in the table below:

	December 31,
	2020	2019
Health care cost trend rate	7.30%	7.25%
Rate to which the cost trend is assumed to decline (the ultimate trend rate)	4.82%	4.83%
Year that the rate reaches the ultimate trend rate	2027	2026

Changes in the health care cost trend rate assumptions are not expected to have a significant impact on postretirement benefits.

Plan Assets

For the Panhandle plans, the overall investment strategy is to maintain an appropriate balance of actively managed investments with the objective of optimizing longer-term returns while maintaining a high standard of portfolio quality and achieving proper diversification. To achieve diversity within its other postretirement plan asset portfolio, Panhandle has targeted the following asset allocations: equity of 25% to 35%, fixed income of 65% to 75%.

The investment strategy of ETC Sunoco funded defined benefit plans is to achieve consistent positive returns, after adjusting for inflation, and to maximize long-term total return within prudent levels of risk through a combination of income and capital appreciation. The objective of this strategy is to reduce the volatility of investment returns and maintain a sufficient funded status of the plans. In anticipation of the pension plan termination, ETC Sunoco targeted the asset allocations to a more stable position by investing in growth assets and liability hedging assets.

The fair value of the pension plan assets by asset category at the dates indicated is as follows:

	Fair Value Total	Fair Value Measurements at December 31, 2020
		Level 1	Level 2	Level 3
Asset category:
Cash and cash equivalents	$1	$1	$—	$—
Mutual funds (1)	20	20	—	—
Fixed income securities	24	—	24	—

Total	$45	$21	$24	$—

(1)	Comprised of approximately 100% equities as of December 31, 2020.

	Fair Value Total	Fair Value Measurements at December 31, 2019
		Level 1	Level 2	Level 3
Asset category:
Cash and cash equivalents	$1	$1	$—	$—
Mutual funds (1)	19	19	—	—
Fixed income securities	23	—	23	—

Total	$43	$20	$23	$—

(1)	Comprised of approximately 100% equities as of December 31, 2019.

The fair value of other postretirement plan assets by asset category at the dates indicated is as follows:

	Fair Value Total	Fair Value Measurements at December 31, 2020
		Level 1	Level 2	Level 3
Asset category:
Cash and cash equivalents	$18	$18	$—	$—
Mutual funds (1)	202	202	—	—
Fixed income securities	71	—	71	—

Total	$291	$220	$71	$—

(1)	Primarily comprised of approximately 59% equities, 40% fixed income securities and 1% cash as of December 31, 2020.

	Fair Value Total	Fair Value Measurements at December 31, 2019
		Level 1	Level 2	Level 3
Asset category:
Cash and cash equivalents	$14	$14	$—	$—
Mutual funds (1)	177	177	—	—
Fixed income securities	79	—	79	—

Total	$270	$191	$79	$—

(1)	Primarily comprised of approximately 59% equities, 40% fixed income securities and 1% cash as of December 31, 2019.

The Level 1 plan assets are valued based on active market quotes. The Level 2 plan assets are valued based on the net asset value per share (or its equivalent) of the investments, which was not determinable through publicly published sources but was calculated consistent with authoritative accounting guidelines.

Contributions

We expect to contribute $6 million to pension plans and $8 million to other postretirement plans in 2021. The cost of the plans are funded in accordance with federal regulations, not to exceed the amounts deductible for income tax purposes.

Benefit Payments

Panhandle and ETC Sunoco’s estimate of expected benefit payments, which reflect expected future service, as appropriate, in each of the next five years and in the aggregate for the five years thereafter are shown in the table below:

Years	Pension Benefits - Funded Plans	Pension Benefits - Unfunded Plans	Other Postretirement Benefits (Gross, Before Medicare Part D)
2021	$3	$5	$18
2022	4	4	18
2023	4	4	16
2024	4	3	15
2025	2	3	14
2026 - 2030	12	9	58

The Medicare Prescription Drug Act provides for a prescription drug benefit under Medicare (“Medicare Part D”) as well as a federal subsidy to sponsors of retiree health care benefit plans that provide a prescription drug benefit that is at least actuarially equivalent to Medicare Part D.

Panhandle does not expect to receive any Medicare Part D subsidies in any future periods.

15.	RELATED PARTY TRANSACTIONS:

ET-ETO Promissory Note

As of December 31, 2020 and 2019, ETO’s promissory note receivable from ET had an outstanding balance of $1.9 billion and $3.7 billion, respectively. ETO had a long-term intercompany payable to ET with a balance of $104 million as of December 31, 2019. The balance of the intercompany payable to ET was paid off in 2020. The outstanding promissory note receivable and intercompany payable are reflected on a net basis in the Partnership’s consolidated balance sheets.

Interest income attributable to the promissory note receivable from ET, included in other, net in our consolidated statements of operations, for the years ended December 31, 2020 and 2019 was $147 million and $184 million, respectively.

The Partnership also has related party transactions with several of its equity method investees. In addition to commercial transactions, these transactions include the provision of certain management services and leases of certain assets.

The following table summarizes the revenues from related companies on our consolidated statements of operations:

	Years Ended December 31,
	2020	2019	2018
Revenues from related companies	$466	$492	$431

The following table summarizes the related company accounts receivable and accounts payable balances on our consolidated balance sheets:

	December 31,
	2020	2019
Accounts receivable from related companies:
ET	$—	$8
FGT	12	50
Phillips 66	30	36
Traverse Rover LLC	—	42
Other	37	31

Total accounts receivable from related companies	$79	$167

Accounts payable to related companies:
ET	$150	$—
Other	27	31

Total accounts payable to related companies	$177	$31

16.	REPORTABLE SEGMENTS:

Our reportable segments currently reflect the following segments, which conduct their business primarily in the United States:

•	intrastate transportation and storage;

•	interstate transportation and storage;

•	midstream;

•	NGL and refined products transportation and services;

•	crude oil transportation and services;

•	investment in Sunoco LP;

•	investment in USAC; and

•	all other.

Consolidated revenues and expenses reflect the elimination of all material intercompany transactions.

The investment in USAC segment reflects the results of USAC beginning April 2018, the date that the Partnership obtained control of USAC.

Revenues from our intrastate transportation and storage segment are primarily reflected in natural gas sales and gathering, transportation and other fees. Revenues from our interstate transportation and storage segment are primarily reflected in gathering, transportation and other fees. Revenues from our midstream segment are primarily reflected in natural gas sales, NGL sales and gathering, transportation and other fees. Revenues from our NGL and refined products transportation and services segment are primarily reflected in NGL sales and gathering, transportation and other fees. Revenues from our crude oil transportation and services segment are reflected in crude sales and gathering, transportation and other fees. Revenues from our investment in Sunoco LP segment are primarily reflected in refined product sales. Revenues from our investment in USAC segment are primarily reflected in gathering, transportation and other fees. Revenues from our all other segment are primarily reflected in natural gas sales.

We report Segment Adjusted EBITDA as a measure of segment performance. We define Segment Adjusted EBITDA as total Partnership earnings before interest, taxes, depreciation, depletion, amortization and other non-cash items, such as non-cash compensation expense, gains and losses on disposals of assets, the allowance for equity funds used during construction, unrealized gains and losses on commodity risk management activities, inventory valuation adjustments, non-cash impairment charges, losses on extinguishments of debt and other non-operating income or expense items. Segment Adjusted EBITDA reflect amounts for unconsolidated affiliates based on the same recognition and measurement methods used to record equity in earnings of unconsolidated affiliates. Adjusted EBITDA related to unconsolidated affiliates excludes the same items with respect to the unconsolidated affiliate as those excluded from the calculation of Segment Adjusted EBITDA and consolidated Adjusted EBITDA, such as interest, taxes, depreciation, depletion, amortization and other non-cash items. Although these amounts are excluded from Adjusted EBITDA related to unconsolidated affiliates, such exclusion should not be understood to imply that we have control over the operations and resulting revenues and expenses of such affiliates. We do not control our unconsolidated affiliates; therefore, we do not control the earnings or cash flows of such affiliates. The use of Segment Adjusted EBITDA or Adjusted EBITDA related to unconsolidated affiliates as an analytical tool should be limited accordingly.

The following tables present financial information by segment:

	Years Ended December 31,
	2020	2019	2018
Revenues:
Intrastate transportation and storage:
Revenues from external customers	$2,312	$2,749	$3,428
Intersegment revenues	232	350	309

	2,544	3,099	3,737
Interstate transportation and storage:
Revenues from external customers	1,841	1,941	1,664
Intersegment revenues	20	22	18

	1,861	1,963	1,682
Midstream:
Revenues from external customers	1,944	2,280	2,090
Intersegment revenues	3,082	3,751	5,432

	5,026	6,031	7,522
NGL and refined products transportation and services:
Revenues from external customers	8,501	9,920	10,119
Intersegment revenues	2,012	1,721	1,004

	10,513	11,641	11,123
Crude oil transportation and services:
Revenues from external customers	11,674	18,447	17,236
Intersegment revenues	5	—	96

	11,679	18,447	17,332
Investment in Sunoco LP:
Revenues from external customers	10,653	16,590	16,982
Intersegment revenues	57	6	12

	10,710	16,596	16,994
Investment in USAC:
Revenues from external customers	655	678	495
Intersegment revenues	12	20	13

	667	698	508
All other:
Revenues from external customers	1,374	1,608	2,073
Intersegment revenues	464	81	155

	1,838	1,689	2,228
Eliminations	(5,884)	(5,951)	(7,039)

Total revenues	$38,954	$54,213	$54,087

	Years Ended December 31,
	2020	2019	2018
Cost of products sold:
Intrastate transportation and storage	$1,478	$1,909	$2,665
Midstream	2,598	3,577	5,145
NGL and refined products transportation and services	7,139	8,393	8,462
Crude oil transportation and services	8,838	14,832	14,384
Investment in Sunoco LP	9,654	15,380	15,872
Investment in USAC	82	91	67
All other	1,527	1,504	2,006
Eliminations	(5,829)	(5,885)	(6,998)

Total cost of products sold	$25,487	$39,801	$41,603

	Years Ended December 31,
	2020	2019	2018
Depreciation, depletion and amortization:
Intrastate transportation and storage	$185	$184	$169
Interstate transportation and storage	411	387	334
Midstream	1,140	1,066	1,006
NGL and refined products transportation and services	667	613	466
Crude oil transportation and services	640	437	445
Investment in Sunoco LP	189	181	167
Investment in USAC	239	231	169
All other	198	37	87

Total depreciation, depletion and amortization	$3,669	$3,136	$2,843

	Years Ended December 31,
	2020	2019	2018
Equity in earnings (losses) of unconsolidated affiliates:
Intrastate transportation and storage	$18	$18	$19
Interstate transportation and storage	17	222	227
Midstream	24	20	26
NGL and refined products transportation and services	60	53	64
Crude oil transportation and services	(2)	(1)	6
All other	2	(10)	2

Total equity in earnings of unconsolidated affiliates	$119	$302	$344

	Years Ended December 31,
	2020	2019	2018
Segment Adjusted EBITDA:
Intrastate transportation and storage	$863	$999	$927
Interstate transportation and storage	1,680	1,792	1,680
Midstream	1,670	1,602	1,627
NGL and refined products transportation and services	2,802	2,666	1,979
Crude oil transportation and services	2,258	2,898	2,385
Investment in Sunoco LP	739	665	638
Investment in USAC	414	420	289
All other	115	106	76

Total Segment Adjusted EBITDA	10,541	11,148	9,601
Depreciation, depletion and amortization	(3,669)	(3,136)	(2,843)
Interest expense, net of interest capitalized	(2,323)	(2,262)	(1,709)
Impairment losses	(2,880)	(74)	(431)
Gains (losses) on interest rate derivatives	(203)	(241)	47
Non-cash compensation expense	(121)	(113)	(105)
Unrealized losses on commodity risk management activities	(71)	(5)	(11)
Inventory valuation adjustments	(82)	79	(85)
Losses on extinguishments of debt	(72)	(2)	(109)
Adjusted EBITDA related to unconsolidated affiliates	(628)	(626)	(655)
Equity in earnings of unconsolidated affiliates	119	302	344
Impairment of investments in unconsolidated affiliates	(129)	—	—
Adjusted EBITDA related to discontinued operations	—	—	25
Other, net	68	244	30

Income from continuing operations before income tax expense	550	5,314	4,099
Income tax expense from continuing operations	(239)	(199)	(5)

Income from continuing operations	311	5,115	4,094
Loss from discontinued operations, net of income taxes	—	—	(265)

Net income	$311	$5,115	$3,829

	December 31,
	2020	2019	2018
Segment assets:
Intrastate transportation and storage	$7,549	$6,648	$6,365
Interstate transportation and storage	17,730	18,111	15,081
Midstream	18,816	20,332	19,745
NGL and refined products transportation and services	21,578	19,145	18,267
Crude oil transportation and services	18,335	22,933	18,189
Investment in Sunoco LP	5,267	5,438	4,879
Investment in USAC	2,949	3,730	3,775
All other and eliminations	4,518	5,957	2,308

Total segment assets	$96,742	$102,294	$88,609

	Years Ended December 31,
	2020	2019	2018
Additions to property, plant and equipment (1):
Intrastate transportation and storage	$49	$124	$344
Interstate transportation and storage	150	375	812
Midstream	487	827	1,161
NGL and refined products transportation and services	2,403	2,976	2,381
Crude oil transportation and services	291	403	474
Investment in Sunoco LP	124	148	103
Investment in USAC	119	200	205
All other	136	215	150

Total additions to property, plant and equipment(1)	$3,759	$5,268	$5,630

(1)	Excluding acquisitions, net of contributions in aid of construction costs (capital expenditures related to the Partnership’s proportionate ownership on an accrual basis).

	December 31,
	2020	2019	2018
Investments in unconsolidated affiliates:
Intrastate transportation and storage	$89	$88	$83
Interstate transportation and storage	2,278	2,524	2,070
Midstream	110	112	124
NGL and refined products transportation and services	509	461	243
Crude oil transportation and services	22	242	28
All other	47	27	88

Total investments in unconsolidated affiliates	$3,055	$3,454	$2,636

17.	QUARTERLY FINANCIAL DATA (UNAUDITED):

Summarized unaudited quarterly financial data is presented below.

	Quarters Ended
	March 31	June 30	September 30 (1)	December 31	Total Year
2020:
Revenues	$11,627	$7,338	$9,955	$10,034	$38,954
Operating income	65	1,342	248	1,344	2,999
Net income (loss)	(914)	719	(362)	868	311
Net income (loss) attributable to partners	(720)	481	(530)	627	(142)

(1)

For the three months ended September 30, 2020, the net loss attributable to partners presented above reflects a change from the amount previously reported in the Partnership’s interim financial statements, due to an adjustment to the allocation of income between the general and limited partners and the noncontrolling interest in a less than wholly-owned subsidiary of the Partnership.

	Quarters Ended
	March 31	June 30	September 30	December 31	Total Year
2019:
Revenues	$13,121	$13,877	$13,495	$13,720	$54,213
Operating income	1,866	1,828	1,860	1,668	7,222
Income from continuing operations	1,219	1,282	1,250	1,364	5,115
Net income	1,219	1,282	1,250	1,364	5,115
Net income attributable to partners	950	1,003	977	1,080	4,010

PART II

Item 20. Indemnification of Directors and Officers.

As provided in ET’s Third Amended and Restated Agreement of Limited Partnership, as amended (the “Partnership Agreement”), ET will generally indemnify its general partner, officers, directors and affiliates of the general partner to the fullest extent permitted by the law against all losses, claims, damages or similar events; provided, that the indemnitee will not be indemnified and held harmless if there has been a final and non-appealable judgement entered by a court of competent jurisdiction determining that, in respect of the matter for which the indemnitee is seeking indemnification, the indemnitee acted in bad faith or engaged in fraud, willful misconduct, or in the case of a criminal matter, acted with knowledge that the indemnitee’s conduct was unlawful. Subject to any terms, conditions or restrictions set forth in the Partnership Agreement, Section 17-108 of the Delaware Revised Uniform Limited Partnership Act empowers a Delaware limited partnership to indemnify and hold harmless any partner or other person from and against all claims and demands whatsoever subject to such standards and restrictions as are set forth in the Partnership Agreement.

To the extent that the indemnification provisions of the Partnership Agreement purport to include indemnification for liabilities arising under the Securities Act of 1933, as amended, in the opinion of the SEC, such indemnification is contrary to public policy and is therefore unenforceable.

ET also maintains insurance coverage under a policy insuring its directors and officers against certain liabilities which they may incur in their capacity as such.

Item 21. Exhibits

Exhibit No.	Description

2.1	Agreement and Plan of Merger, dated as of March 5, 2021, by and among Energy Transfer LP, Energy Transfer Operating, L.P. and ETO Merger Sub LLC (included as Annex A to the prospectus included in this Registration Statement on Form S-4).

2.2	Agreement and Plan of Merger, dated as of February 16, 2021, by and among Energy Transfer LP, Elk Merger Sub LLC, Elk GP Merger Sub LLC, Enable Midstream Partners, LP, Enable GP, LLC, solely for the purpose of Section 2.1(a)(i), LE GP, LLC, and, solely for the purpose of Section 1.1(b)(i), CenterPoint Energy, Inc.

3.1	Certificate of Limited Partnership of Energy Transfer Equity, L.P.

3.2	Certificate of Amendment to Certificate of Limited Partnership of Energy Transfer LP.

3.3	Third Amended and Restated Agreement of Limited Partnership of Energy Transfer Equity, L.P., dated February 8, 2006.

3.4	Amendment No. 1 to the Third Amended and Restated Agreement of Limited Partnership of Energy Transfer Equity, L.P., dated November 1, 2006.

3.5	Amendment No. 2 to the Third Amended and Restated Agreement of Limited Partnership of Energy Transfer Equity, L.P., dated November 9, 2007.

3.6	Amendment No. 3 to the Third Amended and Restated Agreement of Limited Partnership of Energy Transfer Equity, L.P., dated May 26, 2010.

3.7	Amendment No. 4 to the Third Amended and Restated Agreement of Limited Partnership of Energy Transfer Equity, L.P., dated December 23, 2013.

Exhibit No.	Description

3.8	Amendment No. 5 to the Third Amended and Restated Agreement of Limited Partnership of Energy Transfer Equity, L.P., dated March 8, 2016.

3.9	Amendment No. 6 to the Third Amended and Restated Agreement of Limited Partnership of Energy Transfer Equity, L.P., dated October 19, 2018.

3.10	Amendment No. 7 to the Third Amended and Restated Agreement of Limited Partnership of Energy Transfer Equity, L.P., dated as of August 6, 2019.

3.11	Form of Amendment No. 8 to the Third Amended and Restated Agreement of Limited Partnership of Energy Transfer Equity, L.P. (included as Annex B to the prospectus included in this Registration Statement on Form S-4).

5.1	Opinion of Latham & Watkins LLP as to the legality of the issuance of the preferred units of Energy Transfer LP.

8.1	Opinion of Latham & Watkins LLP as to certain tax matters.

23.1	Consent of Grant Thornton LLP related to Energy Transfer LP.

23.2	Consent of Grant Thornton LLP related to Energy Transfer Operating, L.P.

23.3	Consent of Latham & Watkins LLP (included in Exhibit 5.1).

23.4	Consent of Latham & Watkins LLP (included in Exhibit 8.1).

24.1	Powers of Attorney (included on signature page contained in Part II of this Registration Statement on Form S-4).

Item 22. Undertakings

(a)	The undersigned registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

•	to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

•

to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of a prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

•

to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(2)

That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)

That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(5)

That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities, the undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

•	any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

•	any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

•

the portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

•	any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(b)

The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)

The undersigned registrant hereby undertakes as follows: that prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.

(d)

The registrant undertakes that every prospectus (i) that is filed pursuant to the paragraph immediately preceding, or (ii) that purports to meet the requirements of Section 10(a)(3) of the Securities Act of 1933 and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(e)

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

(f)

The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Item 4, 10(b), 11, or 13 of this Form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

(g)

The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this Registration Statement, or amendment thereto, to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Dallas, State of Texas, on March 5, 2021.

ENERGY TRANSFER LP

By:	LE GP, LLC, its General Partner

By:	/s/ Thomas E. Long
Thomas E. Long
Co-Chief Executive Officer

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints Thomas E. Long, Thomas P. Mason and William J. Healy, and each of them, any of whom may act without the joinder of the other, as his true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution for him in any and all capacities, to sign any or all amendments or post-effective amendments to this Registration Statement, and to file the same, with exhibits hereto and other documents in connection therewith or in connection with the registration of the securities under the Securities Act of 1933, as amended, with the Securities and Exchange Commission, granting unto such attorneys-in-fact and agents full power and authority to do and perform each and every act and thing requisite and necessary in connection with such matters and hereby ratifying and confirming all that such attorneys-in-fact and agents or his substitutes may do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities indicated, which are with LE GP, LLC, the general partner of Energy Transfer LP, on March 5, 2021.

Signature	Title

/s/ Kelcy L. Warren Kelcy L. Warren	Executive Chairman

/s/ Marshall S. McCrea, III Marshall S. McCrea, III	Co-Chief Executive Officer and Director (Co-Principal Executive Officer)

/s/ Thomas E. Long Thomas E. Long	Co-Chief Executive Officer and Director (Co-Principal Executive Officer)

/s/ Bradford D. Whitehurst Bradford D. Whitehurst	Chief Financial Officer (Principal Financial Officer)

/s/ Matthew S. Ramsey Matthew S. Ramsey	Chief Operating Officer and Director

/s/ A. Troy Sturrock A. Troy Sturrock	Senior Vice President and Controller (Principal Accounting Officer)

Signature	Title

/s/ Steven R. Anderson Steven R. Anderson	Director

/s/ Richard D. Brannon Richard D. Brannon	Director

Ray C. Davis	Director

/s/ Michael K. Grimm Michael K. Grimm	Director

/s/ John W. McReynolds John W. McReynolds	Director

James R. Perry	Director

/s/ Ray W. Washburne Ray W. Washburne	Director